Form 10-K, Exhibit 13
period 1996-12-31
NORWOOD FINANCIAL CORP
filed 1997-03-31
CIK 1013272

EXHIBIT 13


Summary of Selected Financial Data
Dollars in thousands except per share data            For the years ended December 31,
                                              ------------------------------------------------
                                               1996        1995       1994           1993            1992
                                              ------      ------     ------         ------          ------

Summary of Operations

Net interest income                          $10,189      $8,827     $7,651         $7,097          $7,515
Provision for loan losses                      1,710         619      1,070            915           1,650

Gains on sale of securities                      787         146        268            853             291
Non-interest income                            1,055         948        829            690             473
Non-interest expense                           7,981       6,852      5,935          5,450           4,139
                                              ------      ------     ------         ------          ------
  Income before income taxes                   2,340       2,450      1,743          2,275           2,490
Federal income tax                               468         648        391            573             546
                                              ------      ------     ------         ------          ------
NET INCOME                                    $1,872      $1,802     $1,352         $1,702          $1,944
                                              ======      ======     ======         ======          ======

Net income per share                           $2.19       $2.03      $1.50          $1.89           $2.16
Cash dividends declared                         0.84        0.78       0.76           0.75            0.67

Return on average assets                        0.78%       0.88%      0.69%          0.90%           1.06%
Return on average equity                        8.44%       8.17%      6.25%          8.55%          10.32%


Balances at Year-End
--------------------
Total assets                                $260,085    $217,899   $196,108       $193,607        $186,476
Total loans                                  174,554     152,094    140,701        135,995         135,911
Allowance for  loan losses                     2,615       2,125      1,893          1,864           2,342
Total deposits                               229,329     187,299    168,487        166,053         162,300
Shareholders' equity                          21,519      22,681     21,642         20,395          19,368

Book value per share                          $24.20      $25.77     $24.05         $22.65          $21.51

Shareholders' equity to total assets            8.27%      10.49%     11.04%         10.53%          10.39%
Tier 1 Capital to risk-adjusted assets         10.26%      13.93%     14.58%         14.06%          13.27%
Total Capital to risk-adjusted assets          11.51%      15.18%     15.83%         15.31%          14.52%
Allowance for loan losses to total loans        1.50%       1.40%      1.35%          1.37%           1.72%


MANAGEMENT DISCUSSION AND ANALYSIS

Introduction

      This management discussion and analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp. (the Company) and its subsidiary Wayne Bank (the Bank) for the years ended December 31, 1996, 1995 and 1994. This section should be used in conjunction with the consolidated financial statements and related foot notes.

      The Company is a Pennsylvania corporation organized in November 1995 at the direction of the Bank to facilitate the reorganization of the Bank into the holding company form of organization. On March 29, 1996, the Bank completed the reorganization and became a wholly owned subsidiary of the Company.

      On March 23, 1996 the Bank completed an assumption of liabilities and purchase of selected assets of three branches of Meridian Bank. Pursuant to the transaction the Bank assumed $20,200,000 of deposits; acquired real estate and an immaterial amount of loans. Management initially reinvested a substantial portion of the $17.3 million of cash received in investment and mortgage-backed securities with short to medium terms.

The Bank assumed deposits with an average cost of 3.68%.

Results of Operation - Summary

     Net income for the Company for the year 1996 was $1,872,000 compared to $1,802,000 for the year 1995. This represents an increase of $70,000 or 3.9%. On an earnings per share basis, 1996 was $2.19 increasing from $2.03 earned in 1995. Return on average assets and return on average equity were .78% and 8.44%, respectively for 1996 compared to .88% and 8.17%, respectively, in 1995.

      Earnings for the year were favorably impacted by increase in net interest income, higher levels of fee income and gains on investment securities. During the year 1996 the Bank did incur higher provision for loan losses, expenses associated with other real estate and costs of three branch offices acquired from Meridian Bank. Net interest income of $10,189,000 for the year 1996 showed an increase of $1,262,000 or 14.1% principally due to higher level of loans. During the year, the Bank took aggressive action to bolster its allowance for loan losses and reduce its level of non-performing loans and assets. This resulted in a provision for loan losses of $1,710,000 in 1996 compared to $619,000 in 1995. Fee income improved in 1996 with higher levels of service charges on deposits and trust fees. Operating expenses of $7,981,000 increased $1,100,000, or 16.0%. Increases were principally attributable to three new branch offices, implementation of auto leasing product and costs associated with resolving non-performing assets. Operating expenses were favorably impacted by lower Federal Deposit Insurance Corporation (FDIC) assessment factor in 1996, which was $218,000 less than 1995. During the year, the Company took advantage of current stock market conditions to sell a portion of its portfolio of stock holdings in other financial institutions at a gain on sale of $828,000. Total net gains on investment securities sales were $787,000 in 1996 compared to $146,000 in 1995.

      Net income for the year 1995 was $1,802,000 compared to $1,352,000 for the year 1994. This represents an increase of $450,000 or a 33.3% earnings growth in 1995. On an earnings per share basis, 1995 was $2.03, up from $1.50 per share earnings in 1994. Return on average assets showed similar improvement in the year 1995 with .88% compared to .69% in the prior year with a return on average equity of 8.17% in 1995, compared to 6.25% in 1994.

     Improved earnings in the year 1995, were principally due to growth in net interest income and a lower provision for loan losses. Net interest income increased $1,276,000 over the prior year, or 16.7% due to an increase in earning assets, primarily loans. Improvement in asset quality , evidenced by a continued decline in non-performing loans through 1995, and significant recoveries of loans charged-off in prior periods, allowed a reduction in the loan loss provision expense for 1995. The provision for loan losses at $619,000 was $451,000 lower than 1994. Favorable net interest income and provision for loan losses was partially offset during the year by lower non-recurring security gains taken in 1995 and an increase in operating expenses of $946,000, or 15.9%. Operating expenses increased principally due to higher salary and benefit costs, expenses related to investment in technology and staff training, and costs related to work-out of delinquent loans and other real estate. Operating expenses were favorably impacted by a lower FDIC assessment factor in 1995, which was $154,000 lower than 1994.

Financial Condition
Total Assets

      Total assets at December 31, 1996 were $260.1 million compared to $217.3 million at year-end 1995, an increase of $42.8 million or 19.7%. The increase was attributable to acquisition of offices from Meridian and a continued
increase in core deposit. For the year 1995, total assets increased $21.2 million or $10.8 to $217.3 million at year-end 1995 compared to $196.1 million at year-end 1994.
                                       6

Loans and Leases

      Loans and leases are the most significant component of the Company's earning assets. At December 31, 1996 total loans and leases outstanding were $174.6 million, an increase of $22.5 million or 14.8% over 1995. The Bank initiated an auto leasing product in 1996 and at December 31, the portfolio totaled $17.1 million. Significant loan volume was also generated by the Bank's indirect lending program, with total indirect financing at $24.7 million compared to $12.8 million at December 31, 1995. The mix of loans shifted to higher percentage of consumer credits which represented 61.9% of total loans and commercial and commercial real estate at 38.1% at December 31, 1996 compared to 51.7% and 48.3%, respectively at December 31, 1995. Commercial loans consist principally of loans made to small businesses within the Company's market area and are generally secured by real estate and other assets of the borrower.

      For the year 1996, total loans averaged $160.5 million with a yield of 9.10% compared to $146.0 million and 9.18% during 1995. The yield on loans decreased due to lower prime rate environment, and change in mix of loans. Total interest income on loans on a fully taxable equivalent basis was $14,611,000 an increase of 9.1% over 1995.

Non-Performing Assets and Allowance for Loan Losses

      The Bank took aggressive action during 1996 to reduce its level of non-performing loans. At December 31, 1996 non-performing loans totaled $3,493,000 and represented 1.98% of loans and leases compared to $3,880,000, and 2.55% of loans at year-end 1995, and $8,205,000, or 5.83% of loans in 1994.
Total non-performing assets which include other real estate owned were $5,776,000 at December 31 or 2.22% of total assets down from $5,824,000 and 2.68% in 1995.

     The allowance for loan losses totaled $2,615,000 at year-end 1996 or 1.50% of loans and leases compared to 1.40% in 1995 and 1.35% in 1994. Total loans charged-off in 1996 were $1,366,000 compared to $925,000 in 1995. For 1996 recoveries of loans previously charged-off were $147,000, down significantly from $537,000 recovered 1995. The year 1995 recoveries was principally attributable to $420,000 recovered on two credits. The provision for loan and lease losses was $1,710,000 in 1996 compared to $619,000 in 1995 and $1,070,000 in 1994. With the lower level of non-performing loans and higher allowance for loan losses, the coverage ratio of allowance for loans losses to non-performing loans improved to 74.9% in 1996 from 54.7% in 1995 and 23.1% at year-end 1994.

      The Bank's Loan Review Function assesses the adequacy of the allowance for loan losses on a quarterly basis. The process includes a review of the risks inherent in the loan portfolio. It includes a credit review and gives consideration to areas of exposure such as concentration of credit, economic and industry conditions, trends in delinquencies, collections and collateral value coverage. General reserve percentages are identified by loan type and credit grading and allocated accordingly. Larger credit exposures are analyzed individually. The allowance at December 31, 1996 is considered adequate for the loan mix and classifications. While the allowance for loan losses as a percentage of total loans is in line with the Bank's peer group and considered adequate by management, prudence dictates it should be increased going forward given the current level of non-performing loans. As a result the Bank may continue to incur provisions to obtain the appropriate level. The following table sets forth information with respect to the Bank's allowance for loan losses at the dates indicated:

                                                              At December 31,
                                                              ---------------
                                             1996      1995       1994     1993      1992
                                             ----      ----       ----     ----      ----
                                                            (Dollars in Thousands)

Allowance balances at beginning of period  $ 2,125    $1,893   $ 1,864   $ 2,342   $ 2,000
Charge-offs:
      Commercial and all other                (820)     (448)     (709)     (767)   (1,112)
      Real estate                             (226)     (353)     (306)     (587)     (130)
      Consumer                                (320)     (123)      (82)      (79)      (89)
                                            ------   -------    ------    ------    ------
Total                                       (1,366)     (924)   (1,097)   (1,433)   (1,331)
Recoveries:
      Commercial and all other                  70       513        31        24        12
      Real estate                               16         3         3         -         -
      Consumer                                  60        21        22        16        11
                                            ------   -------    ------    ------    ------

Total                                          146       537        56        40        23
Provisions charged to expense                1,710       619     1,070       915     1,650
                                            ------   -------    ------    ------    ------

Allowance balance at end of period          $2,615    $2,125    $1,893   $ 1,864   $ 2,342
                                            ------   -------    ------    ------    ------

Allowance for loan losses as a percent
   of total loans outstanding                 1.50%     1.40%     1.35%     1.37%     1.72%
Net loans charged off as a percent of
   average loans outstanding                  0.76%     0.27%     0.76%     1.03%     0.97%
Allowance for loan losses as a
   percent of non-performing loans            74.9%     54.7%     23.1%     21.7%     34.8%


      Other real estate owned (OREO) which represents foreclosed assets amounted to $2,283,000 at December 31, 1996 compared to $1,944,000 in 1995. The increase reflects the process of resolving non-performing loans through foreclosure and the eventual sale of the assets. Expenses associated with OREO totaled $436,000 in 1996 which includes maintenance, taxes, legal fees, net losses on sale as well as any adjustments to reflect carry values at the realizable market rates.

      The following table sets forth information regarding non-performing assets. The Bank had no troubled debt restructurings as defined in FAS No. 114. As of December 31, 1996, there were no loans not previously discussed where known information about possible credit problems of borrowers cause management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

                                                                 At December 31,
                                                                 ---------------
                                                1996      1995       1994     1993      1992
                                                ----      ----       ----     ----      ----
                                                               (Dollars in Thousands)

Loans accounted for on a non-accrual basis:
      Commercial and all other               $ 1,633    $1,572   $ 2,754   $ 3,276   $   611
      Real estate                              1,790     2,205     2,175     2,631     2,078
      Consumer                                    28        48         -         -         1
                                              ------   -------    ------    ------    ------
Total                                        $ 3,451    $3,825   $ 4,929   $ 5,907   $ 2,690
                                             =======    ======   =======   =======   =======

Accruing loans which are contractually
  past due 90 days or more:
      Commercial and all other               $    38        55   $   553   $   609   $ 2,444
      Real estate                                  -         -     2,716     2,061     1,450
      Consumer                                     4         -         7         5       141
                                              ------   -------    ------    ------    ------
Total                                        $    42    $   55   $ 3,276   $ 2,675   $ 4,035
                                             -------    ------   -------   -------   -------


Total non-performing loans                   $ 3,493    $ 3,880  $ 8,205   $ 8,582   $ 6,725
Other real estate owned                        2,283      1,944    1,377     1,715     1,520
                                             -------    -------  -------   -------   -------
Total non-performing assets                  $ 5,776    $ 5,824  $ 9,582   $10,297   $ 8,245
                                             =======    =======  =======   =======   =======

Total non-performing loans to total loans       1.98%      2.55%    5.83%     6.31%     4.95%

Total non-performing loans to total assets      1.34%      1.79%    4.18%     4.43%     3.61%

Total non-performing assets to total assets     2.22%      2.62%    4.89%     5.32%     4.42%

Investment Securities

      The investment portfolio consists principally of obligations of United States Government agencies, including mortgage backed securities, U.S. Treasury Securities and obligations of state and political subdivisions. In accordance with Statement of Financial Accounting Standards #115 "Accounting for Certain Investments in Debit and Equity Securities" the Company classifies its investments into two categories - held-to- maturity and available-for-sale. The Company does not have a trading account. Investments classified as held-to-maturity are those in which the Bank has the ability and the intent to hold until contractual maturity. At December 31, 1996 this account totaled $8,805,000 and consisted of longer term municipal obligations. Investments classified as available-for-sale are eligible to be sold at some point due to liquidity needs or changes in interest rates. These securities are adjusted to and carried at their market value with any unrealized gains or losses recorded as an adjustment to capital. At December 31, 1996, $48,906,000 in securities were so classified and carried at their market value.

     At December 31, 1996, the Company's investment portfolio totaled $57,711,000 with the percentage of obligations of U.S. Government agencies and corporations 44.8%, mortgage-backed securities, 19.7%, municipal obligations, 24.2%, U.S. Treasuries 6.9% and others of 4.4%. At December 31, 1996, the portfolio contained no collateralized mortgage obligations, structured notes, step-up bonds and no off-balance sheet derivatives were in use.

      The investment portfolio is used as a source of liquidity, tool for interest-rate risk management and for interest income. During 1996, investments averaged $54.6 million with a fully taxable equivalent yield of 7.06% compared to average of $34 million in 1995 with yield of 6.09%. During 1996, a portion of the funds generated from the acquisition of deposits associated from the Meridian branches were invested in mortgage-backed securities, other U.S. Government agency
                                       8
securities and municipals. The increase in the yield on the portfolio during 1996 was a result of lower yielding investments maturing invested at higher rates as well as investments in longer term maturities.

Deposits

      Total deposits at December 31, 1996 were $229.3 million an increase of $42 million or 22.4% over 1995. This growth in deposits includes $20.2 million in deposits acquired from Meridian Bank in March 1996. Non-interest bearing demand deposits represented 11.1% of total deposits compared to 10.5% at year-end 1995. All categories of deposits experienced increases in 1996 with the most significant in time deposits of 30.0%. Time deposits over $100,000 were $28.9 million in 1996 compared to $18.3 million in 1995 and principally related to school district deposits and other public funds with maturities generally less than one year.

     The cost of interest-bearing deposits was 4.16% for the year a decrease of 5 basis points from 4.21% in 1995. The decrease was principally due to higher costing time deposits maturing and repricing at lower rates and lower costing transaction accounts. However, as time deposits increased faster than the less expensive transaction accounts, the mix of deposits was correspondingly more expensive than in 1995 and this partially offset the impact of the lower rate environment.

     At December 31, 1995 total deposits were $187,299,000 which was an increase of $18,812,000 or 11.2% over year-end 1994. All categories showed increases with most significant of 19.5% in time deposits. This was the result of several promotions conducted by the Bank in 1995.

Interest-Sensitivity

     Interest rate sensitivity and the repricing characteristics of assets and liabilities are managed by the Bank's Asset and Liability Management Committee
(ALCO). The principal objective of ALCO is to maximize net interest income within acceptable levels of risk which are established by policy. Interest rate risk is managed by using financial modeling techniques to measure the impact of changes in interest rates.

     Net interest income, which is a primary source of the Bank's earnings, is affected by interest rate movements. To manage the impact of the rate changes the balance sheet must be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals. ALCO monitors these repricing characteristics and identifies strategies, including management of liability costs and maturities, structure of the investment portfolio, and various lending activities to insulate net interest income from the effects of changes in interest rates. The Bank employs net interest simulation modeling to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. At December 31, 1996, the level of net interest income at risk in a 200 basis points increase or decrease was within the policy limits.

      Imbalance in repricing opportunities at a given point in time reflect interest- sensitivity gaps - the difference between interest-sensitive assets and interest-sensitive liabilities. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indications of potential interest rate exposures over specific intervals.

      At December 31, 1996, the Bank had a positive 90 day gap position of $13,784,000. A positive gap means our interest-sensitive assets are higher than our interest-sensitive liabilities at the time interval. This would indicate that in a declining rate environment, the yield on earning assets would decrease faster than the cost of interest-bearing liabilities in the 90 day time frame. This risk is managed by ALCO strategies, including investment portfolio structure, pricing of deposit liabilities, loan pricing and structure of fixed and variable rate products.

     The Bank analyzes and measures the time periods in which interest-earning assets and interest-bearing liabilities will mature or reprice in accordance with their contractual terms. Management believes that the assumptions used to evaluate the vulnerability of the Bank's operations to changes in interest rates are reasonable. The interest rate sensitivity of the Bank's assets and liabilities could vary substantially if differing assumptions were used or if actual experience differs from the assumptions used in the analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed. Finally, the ability of borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

Liquidity

      Maintenance of liquidity is coordinated by ALCO. Bank liquidity can be viewed as the ability to fund customers borrowing needs and their deposit withdrawal requests while supporting asset growth. The Bank's primary sources of liquidity include deposit generation, asset maturities and cash flow from loan repayments and investments.

     At December 31, 1996, the Company had cash and cash equivalents of $15.1 million in form of cash, due from banks and federal funds sold. The Company had total securities available for sale of $48.9 million. This totals $64 million and represents 24.5% of total assets compared to 19.8% at year-end 1995. The Company also monitors other liquidity measures all of which were within policy guidelines at December 31, 1996. The Company believes its liquidity position is adequate.

      The Bank's primary source of liquidity is its ability to generate core deposits. This has been a consistent source of funding and has been enhanced by the acquisition and the opening of four new offices since 1994. Deposits, excluding time deposits greater than $100,000, increased $31.2 million during 1996, which was more than adequate to fund loan growth of $22.5 million. Funds from deposit growth in excess of loan needs are invested in shorter term investment securities which provide cash flow through pre- payments and scheduled maturities in future periods.

      The Bank also maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB) and other correspondent banks which support liquidity needs. The short-term borrowing capacity from FHLB was in excess of $50 million. There were no balances outstanding on these lines as of year-end 1996.

Results of Operation

Net Interest Income

     Net interest income is the amount by which interest income on earning assets exceeds interest paid on interest-bearing liabilities and is the most significant source of revenue for the Bank. For the year-ended December 31, 1996, net interest income, on a fully taxable equivalent basis was $10,615,000, an increase of $1,491,000, or 16.3% over 1995. The resultant tax equivalent net interest spread and net interest margin for the year 1996 were 4.26% and 4.82%, respectively, compared to 4.15% and 4.82%, respectively in 1995.

      Interest income earned on loans and investments on a tax equivalent basis for the year was $18,734,000 an increase of $2,715,000 or 16.7% over 1995. The increase was principally due to growth in earning assets of $30.8 million or 16.3% with a yield of 8.50% in 1996 compared to 8.46% in 1995. A decrease in yield on loans to 9.10% from 9.18% was offset by higher yielding investment portfolio. The yield on loans declined due to lower prime rate environment and change in mix of the loan portfolio. On average, loans and leases increased $14.5 million or 10%. The increase consisted principally of growth in lower yielding indirect automobile lending, $13.9 million and auto leasing, $5.4 million partially offset by lower levels of higher yielding real estate and commercial lending. The Bank anticipates this trend to continue during 1997.

      The total investment portfolio averaged $54.6 million in 1996 compared to $34.0 million in 1995. The increase reflects the deployment of the deposits acquired from the Meridian branches into the investment portfolio. The yield on the portfolio improved to 7.06% from 6.09% principally due to an increase in higher yielding municipal bonds and lengthening of maturities.

     The mix in earning assets changed during 1996 reflecting the increase in the investment portfolio. For 1996 loans comprised 72.8% of earning assets compared to 77.1% during 1995. This change in mix lowered the over-all yield on earning assets.

     The Company funds its growth in earning assets principally from growth in core deposits. Interest-bearing deposits increased $29.1 million on average in 1996. The costs of these deposits decreased to 4.16% in 1996 from 4.21% in 1995. All categories of deposits decreased in cost. Savings deposits were 2.79% down from 3.00% and time deposits declined to 5.43% from 5.51%. This decrease in cost was partially offset by change in deposit mix as higher costing time deposits represented 52% in 1996 compared to 50.1% in 1995. Other borrowed funds, which includes federal funds purchased and securities sold under agreement to repurchase averaged $4.9 million in 1996 at a rate of 5.03% compared to $2.6 million and 5.49% in 1995. Total interest expense for 1996 was $8,119,000 an increase of $1,224,000 or 17.8% with cost of 4.24% in 1996 and 4.30% in 1995.

     For the year ended December 31, 1995, net interest income was $9,124,000 compared to $7,859,000 in 1994, an increase of $1,265,000, or 16.1%. Interest income earned on loans and investments for the year was $16,019,000, an increase of $2,786,000, or 21.1%. The interest expense paid on deposits and other borrowings for the year increased $1,521,000 in 1995 compared to 1994. The fully taxable yield for earning assets for 1995 was 8.46% compared to 7.32% in 1994. This increase in asset yield was a function of increasing yields on both the loan portfolio and investment securities. In addition, the mix of earning assets improved to sustain a higher yield as average loans increased $9.7 million, or 7.1% over prior year and represented a higher percentage of earning assets in 1995 than in 1994. In addition, improvements in credit quality evidenced by a reduction in those loans in which the accrual of interest had stopped were significantly lower in 1995 than in 1994. The cost of interest bearing liabilities was 4.30% for the year, an increase of 81 basis points over the 3.49% paid in 1994. Cost of interest bearing deposits was more expensive in 1995 due to higher rates paid on interest bearing demand deposits and savings deposits as well as a change in the mix of deposits. For the year, the more expensive time deposits, principally certificates of deposit, increased $9.4 million, while the lower costing demand deposits decreased slightly on average during 1995.

     For 1995 the yield on earning assets increased more rapidly than the cost of interest bearing liabilities, producing a tax equivalent net interest spread of 4.15% compared to 3.82% in 1994. The net interest margin which factors in non-interest bearing fund sources also improved at 4.82% for 1995 compared to 4.35% in 1994.

Non-Interest Income

     Non-interest income excluding gains on investment sales was $1,055,000 for 1996, an increase of $174,000 or 19.7% over 1995. All categories of fee-based income reflected improvement over 1995. Service charges on deposits of $511,000 increased $105,000 due to increase in certain fees in 1996 and volume. The Bank periodically reviews all its fees and makes changes taking into account market conditions, competition, level of service and operating costs. Trust fees likewise were increased in 1996 and totaled $169,000 compared to $124,000 in 1995. The Bank, through Norwood Investment Corp., offers sales of mutual funds, fixed and variable rate annuities. These products are not insured by the Federal Deposit Insurance Corporation, not guaranteed by any government agency and may include loss of principle. For 1996 income for sale of these products totaled $32,000 compared to $14,000 in 1995. The company would anticipate an increase in income related to these products in 1997.

      Non-interest income excluding gains on investment sales was $881,000 for 1995 compared to $828,000 in 1994, an increase of $53,000, or 6.4%. The year 1995 reflected higher service charges on deposits due to increases in deposit volumes and increases in fees on loans. Fees on loans increased due to new Business Manager product as well as increases in other volumes. Trust income for the year was $124,000 compared to $148,000 in 1994 with total assets under Trust Administration of approximately $33,000,000. Income related to the sale of annuity products was significantly lower in 1995 at $14,000 compared to $112,000 in 1994.

Operating Expenses

      Total operating expenses for the year were $7,981,000 compared to $6,881,000 an increase of $1,100,000 or 16.0%. Expenses for 1996 were impacted by the acquisition of the Meridian Offices which accounted for $475,000 of the increase. Costs associated with non-performing assets increased in 1996 as OREO costs totaled $436,000 compared to $374,000 in 1995. In addition the Bank incurred legal fees of $173,000 related to problem loans compared to $144,000. The Bank also had start-up expenses associated with its auto leasing product and full year of staffing its indirect lending center of $175,000. There were additional legal and consulting fees related to formation of the holding company, initial registration to become a public company and changes to its employee benefit plans.

     FDIC insurance premiums decreased $218,000 for the year due to rate reduction as a result of the Bank Insurance Fund (BIF) reaching its required level of capitalization, thereby reducing deposit insurance premiums. On September 30, 1996, the president signed into law the Deposit Insurance Funds Act of 1996 (DIFA). DIFA includes provisions fully capitalizing the Savings Association Insurance Fund (SAIF) and providing for the eventual merger of thrift fund, SAIF, with BIF. The Bank is a member of BIF. DIFA requires depository institutions to pay a one-time special assessment on their SAIF-assessable deposits held as of March 31, 1995, neither the company nor its banking subsidiary have any SAIF-assessable deposits. DIFA also requires that all insured depository institutions share pro rata beginning in the year 2000, the Financing Corp. (FICO) bond obligation. For the transition period from January 1, 1997 until December 31, 1999 banks will pay semiannually on their BIF deposit base 20% of the assessment rate imposed upon thrifts. According to current FDIC estimates the FICO assessment will run 1.3 basis points for banks, subject to change. On the Bank's deposit base as of December 1996, 1.3 basis points equates to an assessment of $29,800. It should be noted that FICO assessment is distinct from the insurance premium, (if any) paid by banks for FDIC coverage.

      Salary and employee benefit expense totaled $3,782,000 and represented 47.5% of non-interest expense compared to $3,288,000 and 47.8% in 1995. At December 31, 1996, the company had total full-time equivalent staff of 124 compared to 113 in 1995, with the increase principally due to additional branches. In February 1997 the Company has filed with the Pension Benefit Guaranty Corporation to terminate its defined benefit plan. The Company plans to settle the obligations under the defined benefit plan in 1997. The effects of the settlement can not be determined at this time. In addition the bank has amended its deferred profit sharing plan to allow eligible employees to make 401(K) contributions. The bank will match 100% of the first 2% of annual salary contributed by the employee. The bank will continue its practice of making discretionary year end contributions to the plan. The Bank also adopted an Employee Stock Ownership Plan in 1996.

     Total operating expenses for the year 1995 were $6,881,000 compared to $5,935,000 in 1994, an increase of $946,000, or 15.9%. Staffing costs, which consist of salary and benefits, are the largest percentage of operating expenses for the Bank representing 48% of total expenses. For 1995, staffing costs were $3,288,000, an increase of $383,000 or 13.2% over prior year. This was due to increasing in staffing levels with total full-time equivalent employees of 113 in 1995 up from 100 in 1994. Increase in staff was principally in customer service and sales including lending, branch and trust department staff. The FDIC insurance assessment was $220,000 for 1995, reflecting a decrease of $154,000 from prior year due to a significant reduction in the rate assessment. Occupancy and equipment costs increased $55,000 during 1995, principally due to the opening of the Hamlin office in late 1994 and our continued investment in customer service related technology, including new account and loan automation systems. Expense for Other Real Estate Owned was $373,000 for 1995, an increase of $45,000 over the prior year. This reflects expenses to maintain these properties, as well as costs to write properties down to their realizable values in order to facilitate a sale. Significant costs were also incurred during the year to resolve the Bank's loan workout situations which required legal and other professional fees. These fees are incurred up front in order to quickly resolve problem loan situations.

Income Taxes

      Income tax expense for the year 1996 was $468,000 for an effective tax rate of 20.2% compared to an expense of $653,000 and an effective rate of 26.6% in 1995. The lower level of taxes was principally due to a decrease in pre-tax income of $114,000 and a higher level of obligations of state and political subdivisions in 1996 which provide income which is partially exempt from federal income taxes.

Stockholders' Equity and Dividends

      A strong capital position is essential to support continued balance sheet and earnings growth, to serve the needs of the Bank's depositors and borrowers and to yield an attractive return to stockholders. In addition a strong capital base provides added protection against unexpected losses.

      Total stockholder equity for the company at December 31, 1996 was $21,519,000 for a Tier 1 leverage ratio of 7.7%, Tier 1 capital 10.3% and total risk- based capital 11.5%. The current minimum regulatory guidelines for Tier 1 leverage capital is 4% and minimums for Tier 1 and total risk-based capital ratios are 4% and 8% respectively. At December 31, 1996 and 1995 the company and the Bank exceeded the minimum ratios.

      Common stock dividends declared in 1996 were $.84 per share compared to $.76 per share in 1995, an increase of 10.5%. The following table sets forth the price range and cash dividends paid per share regarding common stock for the periods indicated:

                     Price Range
                    ------------           Cash dividend
                    High     Low           paid per share
                    ----     ---           --------------

Year 1995
---------

First Quarter      $24.00   $23.50           $ .19
Second Quarter      31.00    26.75             .19
Third Quarter       30.50    28.50             .19
Fourth Quarter      33.25    30.75             .21


Year 1996
---------

First Quarter      $34.75   $33.25           $ .21
Second Quarter      34.00    32.50             .21
Third Quarter       33.50    32.25             .21
Fourth Quarter      33.50    32.25             .21

Consolidated Average Balance Sheets with Resultant Interest and Rates (Tax-Equivalent Basis, dollars in thousands)

                                                                         Year Ended December 31
                                      ----------------------------------------------------------------------------------------------
                                                    1996                           1995                             1994
                                      ------------------------------ ------------------------------    -----------------------------
                                      Average                  Ave   Average                   Ave      Average                Ave
                                      Balance(2)  Interest(1)  Rate  Balance(2)  Interest(1)   Rate    Balance(2) Interest(1)  Rate
                                      ----------  -----------  ----  ----------  -----------   ----    ----------------------  ----
ASSETS
Interest Earning Assets:
    Federal funds sold                 $  4,585   $    239      5.21% $  8,252   $    483      5.85 % $  4,833   $    197     4.08 %
    Interest bearing deposits
      with banks                            532         29      5.45     1,152         70                    0          0
   Investment securities
     available for sale                  44,307      2,991      6.75    15,397        794      5.16     16,268        898
   Investment securities:
       Taxable investments                   95          5      5.26    10,905        700      6.42     11,535        579      5.02
        Tax-exempt securities            10,236        859      8.39     7,709        576      7.47     11,923        612      5.13
                                       --------      -----      ----  --------      -----      ----  --------        ---      -----
            Total investment
              securitis                  10,331        864      8.36    18,614      1,276      6.85     23,458      1,191      5.08
    Loans (3) (4)                       160,517     14,611      9.10   145,990     13,396      9.18    136,314     10,947      8.03
                                       --------     ------      ----  --------     ------      ----    -------     ------     -----
             Total interest
               earning assets           220,272     18,734      8.50   189,405     16,019      8.46    180,873     13,233      7.32
Non-interest earning assets:
   Cash and due from banks                6,343                          5,534                           5,330
  Allowance for loan losses              (2,243)                        (2,118)                         (1,805)
   Other assets                          15,392                         11,886                          11,660
                                       --------                       --------                       --------
           Total non-interest
             earning assets              19,492                         15,302                          15,185
                                       --------                       --------                       --------
TOTAL ASSETS                           $239,764                        204,707                         196,058
                                       ========                        =======                         =======

LIABILITIES AND SHAREHOLDERS'
EQUITY
Interest bearing liablities:
   Interest bearing demand
     deposits                          $ 44,889      1,244      2.77  $ 39,056      1,101      2.82  $ 41,012        960      2.34
  Savings deposits                       43,402      1,213      2.79    38,296      1,148      3.00    39,815      1,069      2.68
   Time deposits                         95,679      5,197      5.43    77,535      4,274      5.51    68,142      3,046      4.47
                                       --------      -----      ----  --------      -----      ----  --------        ---      ----
           Total interest
             bearing deposits           183,970      7,654      4.16   154,887      6,523      4.21   148,969      5,075      3.41
Other borrowed funds                      4,907        247      5.03     2,639        145      5.49     2,131         75      3.52
Long-term debt                            2,581        218      8.45     2,706        227      8.39     2,795        224      8.01
                                       --------      -----      ----  --------      -----      ----  --------        ---      ----
        Total interest bearing
          liabilities                   191,458      8,119      4.24   160,232      6,895      4.30   153,895      5,374      3.49
Non-interest bearing liabilities
   Demand deposits                       22,874                         19,728                         18,739
    Other liabilities                     3,282                          2,635                          1,388
                                       --------                       --------                       --------
        Total non-interest
          bearing liabilities            26,156                         22,363                         20,127
Shareholders' equity                     22,150                         22,112                         22,036
                                       --------                       --------                       --------
TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY               $239,764                       $204,707                       $196,058
                                       ========                       ========                       ========
Net interest income(tax-equivalent
  basis)                                            10,615      4.26 %              9,124      4.15 %              7,859      3.82 %
                                                                ====                           ====                           ====
Tax-equivalent basis adjustment                       (427)                          (197)                          (208)
                                                    ------                       --------                          -----
Net Interest Income                                 10,188                       $  8,927                          7,651
                                                    ======                       ========                          =====

Net Interest margin(tax-equivalent
  basis)                                                        4.82 %                         4.82 %                         4.35 %
                                                                ====                           ====                           ====

(1) Interest and yields are presented on a tax-equivalent basis using a marginal tax rate of 34%.
(2) Average balances have been calculated based on daily balances.
(3) Loan balances include non-accrual loans and are net of unearned income.
(4) Loan yields include the effect of amortization of deferred fees, net of costs.



Rate/Volume Analysis. The following table shows the fully taxable equivalent effect of changes in volumes and rates on interest income and inteerst expense.

(dollars in thousands)                                           Increase/(Decrease)
                                              ---------------------------------------------------------
                                                   1996 compared to 1995          1995 compared to 1994
                                              ------------------------------   ------------------------
                                                      Variance due to                 Variance due to
                                              ------------------------------   ------------------------
                                              Volume        Rate        Net      Volume   Rate     Net
                                              ------        ----     ------      ----     ----  ------
ASSETS
Interest Earning Assets:
    Federal funds sold                         ($196)       ($48)     ($244)     $177     $109    $286
    Interest bearing deposits with banks         (34)         (7)       (41)       35       35      70
   Investment securities available for sale    1,886         311      2,197       (47)     (57)   (104)
   Investment securities:
       Taxable investments                      (588)       (107)      (695)      (33)     154     121
        Tax-exempt securities                    206          78        283      (259)     223     (36)
                                              ------        ----     ------      ----     ----  ------
            Total investment securities         (382)        (29)      (412)     (292)     377      85
    Loans                                      1,323        (108)     1,215       814    1,635   2,449
                                              ------        ----     ------      ----     ----  ------
             Total interest earning assets     2,597         118      2,715       687    2,099   2,786

Interest bearing liablities:
   Interest bearing demand deposits              162         (19)       143       (48)     189     141
  Savings deposits                               151         (79)        73       (43)     117      74
   Time deposits                               1,000         (63)       938       420      710   1,130
                                              ------        ----     ------      ----     ----  ------
           Total interest bearing deposits     1,313        (160)     1,153       329    1,016   1,345
Other borrowed funds                             115         (13)       102        21       49      70
Long-term debt                                   (11)          2         (9)       (7)      10       3
        Total interest bearing liabilities     1,320        (102)     1,218       230    1,297   1,527
                                              ------        ----     ------      ----     ----  ------

Net interest income (tax-equivalent basis)    $1,277        $220     $1,497      $457     $805  $1,262
                                              ======        ====     ======      ====     ====  ======

(1) Changes in net interest income that could not be specifically identified as either rate or volume change were allocated proportionately to changes in volume and changes in rate.

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------

Board of Directors
Norwood Financial Corp.

     We have audited the accompanying consolidated balance sheet of Norwood Financial Corp. and its subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Norwood Financial Corp. and its subsidiary at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As explained in the notes to the consolidated financial statements, the Company changed its method of accounting for the impairment of loans and related allowance for loan losses effective January 1, 1995, and accounting for investment securities, effective January 1, 1994.



/s/ S.R. Snodgrass, A.C.

Wexford, PA
February 14, 1997

                            NORWOOD FINANCIAL CORP.
                           CONSOLIDATED BALANCE SHEET

                                                                               December 31,
                                                                         1996             1995
                                                                    --------------  ---------------
ASSETS
Cash and due from banks                                             $    7,071,642  $     5,597,861
Interest bearing deposits with other institutions                        1,187,206                -
Federal funds sold                                                       6,850,000          850,000
Investment securities available for sale                                48,905,515       36,671,320
Investment securities (estimated market value of $9,040,338
   and $12,362,652)                                                      8,804,889       12,210,582

Loans (net of unearned income of $6,011,164 and $1,798,108)            174,553,734      152,094,620
Less allowance for loan losses                                           2,615,864        2,125,489
                                                                    --------------  ---------------
        Net loans                                                      171,937,870      149,969,131

Bank premises and equipment, net                                         7,779,389        7,016,648
Other real estate                                                        2,282,661        1,944,417
Accrued interest receivable                                              1,557,843        1,504,737
Other assets                                                             3,707,599        1,497,779
                                                                    --------------  ---------------

     TOTAL ASSETS                                                   $  260,084,614  $   217,262,475
                                                                    ==============  ===============

LIABILITIES
Deposits:
   Noninterest-bearing demand                                       $   25,255,685  $    19,655,970
   Interest-bearing demand                                              20,201,610       16,783,462
   Savings                                                              43,815,551       39,394,067
   Money market deposit accounts                                        26,681,690       24,244,298
   Time                                                                113,374,257       87,221,310
                                                                    --------------  ---------------
     Total deposits                                                    229,328,793      187,299,107

Short-term borrowings                                                    3,227,041        2,031,432
Other borrowings                                                         2,441,707        2,581,707
Accrued interest payable                                                 2,223,909        1,831,496
Other liabilities                                                        1,343,848          736,275
                                                                    --------------  ---------------
     TOTAL LIABILITIES                                                 238,565,298      194,480,017
                                                                    --------------  ---------------

STOCKHOLDERS' EQUITY
Common  stock,  $.10 par value in 1996 and  $1.00 par
  value in 1995;  authorized 10,000,000 shares in 1996
  and 1,800,000 shares in 1995; issued 900,346 shares
  in 1996 and 900,296 shares in 1995                                        90,346          900,296
Surplus                                                                  4,443,614        3,568,434
Retained earnings                                                       18,861,363       17,704,192
Treasury stock, at cost (11,230 and 19,754 shares)                        (344,570)        (561,410)
Net unrealized gain on securities                                          418,563        1,170,946
Unearned Employee Stock Ownership Plan (ESOP) shares                    (1,950,000)               -
                                                                    --------------  ---------------
     TOTAL STOCKHOLDERS' EQUITY                                         21,519,316       22,782,458
                                                                    --------------  ---------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $  260,084,614  $   217,262,475
                                                                    ==============  ===============


See accompanying notes to the consolidated financial statements.

                            NORWOOD FINANCIAL CORP.
                        CONSOLIDATED STATEMENT OF INCOME


                                                                Year Ended December 31,
                                                          1996           1995             1994
                                                     -------------  --------------  ----------------
INTEREST INCOME
   Interest and fees on loans                        $  14,611,078  $   13,395,892  $    10,947,397
   Investment securities:
     Taxable                                             2,617,801       1,508,372        1,479,704
     Exempt from federal income tax                        810,990         366,121          403,925
   Interest-bearing deposits with other institutions        28,890          69,617              -
   Federal funds sold                                      239,177         482,886          194,492
                                                     -------------  --------------  ---------------
               Total interest income                    18,307,936      15,822,888       13,025,518
                                                     -------------  --------------  ---------------

INTEREST EXPENSE
   Deposits                                              7,654,402       6,523,179        5,074,652
   Short-term borrowings                                   247,256         145,443           75,336
   Other borrowings                                        217,464         226,885          224,330
                                                     -------------  --------------  ---------------
               Total interest expense                    8,119,122       6,895,507        5,374,318
                                                     -------------  --------------  ---------------

NET INTEREST INCOME                                     10,188,814       8,927,381        7,651,200

PROVISION FOR LOAN LOSSES                                1,710,000         619,400        1,070,000
                                                     -------------  --------------  ---------------

NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                       8,478,814       8,307,981        6,581,200
                                                     -------------  --------------  ---------------

OTHER INCOME
   Service charges and fees                                709,253         500,664          420,456
   Trust department income                                 169,277         124,090          148,233
   Investment securities gains, net                        787,185         145,934          267,620
   Other                                                   176,629         256,382          261,028
                                                     -------------  --------------  ---------------
               Total other income                        1,842,344       1,027,070        1,097,337
                                                     -------------  --------------  ---------------

OTHER EXPENSES
   Salaries and benefits                                 3,781,690       3,287,999        2,905,012
   Occupancy expense, net                                  392,616         311,077          271,468
   Equipment expense                                       716,914         528,538          545,381
   Deposit insurance premiums                                2,000         219,946          374,260
   Other real estate owned operations                      435,768         373,945          327,977
   Advertising expense                                     205,089         181,137          204,501
   Professional fees                                       444,737         335,436          182,166
   Shares tax expense                                      221,241         200,480          560,200
   Other                                                 1,780,982       1,442,575          564,486
                                                     -------------  --------------  ---------------
               Total other expenses                      7,981,037       6,881,133        5,935,451
                                                     -------------  --------------  ---------------

INCOME BEFORE INCOME TAXES                               2,340,121       2,453,918        1,743,086

INCOME TAXES                                               468,389         652,266          391,271
                                                     -------------  --------------  ---------------

NET INCOME                                           $   1,871,732  $    1,801,652  $     1,351,815
                                                     =============  ==============  ===============

EARNINGS PER SHARE                                   $        2.19  $         2.03  $          1.50


See accompanying notes to the consolidated financial statements.

                            NORWOOD FINANCIAL CORP.
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                               Net
                                                                                            Unrealized      Unearned
                                       Common                    Retained      Treasury     Gain (Loss)       ESOP
                                       Stock         Surplus     Earnings       Stock      on Securities     Shares        Total
                                    ----------     ----------   -----------  -----------   -------------  -----------  ------------

Balance, December 31, 1993          $  900,296     $3,568,434   $15,926,049  $         -   $         -    $         -  $ 20,394,779
                                    ----------     ----------   -----------  -----------   -----------    -----------  ------------
Initial net unrealized
    gain on securities                                                                       1,446,695                    1,446,695
Net income                                                        1,351,815                                               1,351,815
Cash dividends declared
    ($.76 per share)                                               (684,226)                                               (684,226)
Net unrealized gain on securities                                                             (866,885)                    (866,885)
                                    ----------     ----------   -----------  -----------   -----------    -----------  ------------

Balance, December 31, 1994             900,296      3,568,434    16,593,638            -       579,810              -    21,642,178

Net income                                                        1,801,652                                               1,801,652
Cash dividends declared
    ($.78 per share)                                               (691,098)                                               (691,098)
Acquisition of treasury stock                                                   (561,410)                                  (561,410)
Net unrealized gain on securities                                                              591,136                      591,136
                                    ----------     ----------   -----------   ----------    ----------     ----------   ------------

Balance, December 31, 1995             900,296      3,568,434    17,704,192     (561,410)    1,170,946              -    22,782,458

Transfer in connection
    with holding company
    formation                         (810,000)       810,000                                                                     -
Net income                                                        1,871,732                                               1,871,732
Cash dividends declared
    ($.84 per share)                                               (714,561)                                               (714,561)
Purchase of treasury stock                                                    (1,733,383)                                (1,733,383)
Sale of shares of common
    stock to ESOP                                      52,123                  1,947,877                   (2,000,000)            -
Reissuance of treasury shares                             857                      2,346                                      3,203
Stock options exercised                     50         12,200                                                                12,250
Release of earned ESOP shares                                                                                  50,000        50,000
Net unrealized loss on securities                                                             (752,383)                    (752,383)
                                    ----------     ----------   -----------   ----------    ----------     ----------   ------------

Balance, December 31, 1996          $   90,346     $4,443,614   $18,861,363  $  (344,570)  $   418,563    $(1,950,000) $ 21,519,316
                                    ==========     ==========   ===========   ===========  ===========    ===========  ============


                            NORWOOD FINANCIAL CORP.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                               Year Ended December 31,
                                                                          1996           1995             1994
                                                                     ------------    ------------    ------------
OPERATING ACTIVITIES
   Net income                                                        $  1,871,732    $  1,801,652    $  1,351,815
   Adjustments to reconcile net income to net cash provided
     by operating activities:
          Provision for loan losses                                     1,710,000         619,400       1,070,000
          Depreciation and amortization                                   522,078         640,131         863,424
          Deferred income taxes                                           770,904        (218,926)        136,745
          Investment securities gains, net                               (787,185)       (145,934)       (267,620)
          Loss on sale of other real estate, net                          163,703         217,674         219,744
          Proceeds from sale of loans                                   5,114,774       3,362,900            --
          Decrease (increase) in accrued interest receivable              (53,106)        236,117        (373,138)
          Increase in accrued interest payable                            392,413         582,016          77,404
          Increase (decrease) of income taxes payable                    (736,963)        526,641         (96,735)
          Other, net                                                      391,168         201,562         355,942
                                                                     ------------    ------------    ------------
               Net cash provided by operating activities                9,359,518       7,823,233       3,337,581
                                                                     ------------    ------------    ------------

INVESTING ACTIVITIES
   Investment securities available for sale:
     Proceeds from sales                                                3,081,158       5,086,046         350,001
     Proceeds from maturities                                          11,376,177       5,173,000       2,250,000
     Purchases                                                        (27,022,574)     (4,865,909)     (9,553,459)
   Investment securities:
     Proceeds from maturities                                           3,665,000      20,695,000      22,269,687
     Purchases                                                           (250,000)    (35,440,621)    (19,926,288)
   Net increase in loans                                              (30,582,046)    (17,450,096)     (6,744,742)
   Purchase of bank premises and equipment, net                        (1,362,700)       (586,973)       (515,835)
   Proceeds from sales of other real estate                             1,475,500       1,208,949         873,962
   Proceeds received from branch acquisition                           17,715,680            --              --
                                                                     ------------    ------------    ------------
               Net cash used for investing activities                 (21,903,805)    (26,180,604)    (10,996,674)
                                                                     ------------    ------------    ------------

FINANCING ACTIVITIES
   Net increase in deposit                                             22,584,070      18,812,475       2,433,799
   Net decrease (increase) in short-term borrowings                     1,195,609         441,970      (1,307,621)
   Repayments of other borrowings                                        (140,000)       (130,000)       (115,283)
   Stock options exercised                                                 12,250            --              --
   Acquisition of treasury stock                                       (1,733,383)       (561,410)           --
   Sale of treasury stock                                                   3,203            --              --
   Cash dividends paid                                                   (716,475)       (677,241)       (684,226)
                                                                     ------------    ------------    ------------
               Net cash provided by financing activities               21,205,274      17,885,794         326,669
                                                                     ------------    ------------    ------------

Increase (decrease) in cash and cash equivalents                        8,660,987        (471,577)     (7,332,424)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                            6,447,861       6,919,438      14,251,862
                                                                     ------------    ------------    ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                               $ 15,108,848    $  6,447,861    $  6,919,438
                                                                     ============    ============    ============



See accompanying notes to the consolidated financial statements.

                            NORWOOD FINANCIAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   On December 12, 1995, the stockholders of the Wayne Bank (Bank) approved the reorganization of the Bank into a bank holding company structure. After approval by regulatory authorities, the reorganization was completed on March 29, 1996. Each issued and outstanding share of the common stock, par value $1.00, of the Bank immediately prior to the reorganization was converted into and exchanged for one share of common stock, par value $.10, of Norwood Financial Corp. (Company). As a result of this transaction, the Bank and its wholly-owned real estate subsidiary, WCB Realty Corp., became a wholly-owned subsidiary of the Company. The Bank is a state-chartered bank located in Honesdale, Pennsylvania. The Company derives substantially all of its income from the banking and bank related services which include interest earnings on commercial mortgage, residential real estate, commercial, and consumer loan financings, as well as interest earnings on investment securities and deposit services to its customers. The Company is subject to regulation and supervision by the Federal Reserve Board while the Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation and Pennsylvania Department of Banking.


   A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

   Basis of Presentation
   ---------------------

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and the Bank's wholly-owned subsidiaries, WCB Realty Corp., and Norwood Investment Corp. All intercompany transactions have been eliminated in consolidation. The investments in subsidiaries on the Company's financial statements are carried at the Company's equity in the underlying net assets.

   The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

   Investment Securities
   ---------------------

   The Company has classified investment securities into two categories: Held to maturity and Available for Sale. Debt securities acquired with the intent and ability to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount which are computed using the interest method and recognized as adjustments of interest income. Certain other debt securities have been classified as available for sale to serve principally for liquidity purposes. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on securities are recognized as income when earned.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

   Loans
   -----

   Loans are stated at their principal amount, net of unearned discount, unamortized loan fees and costs and the allowance for loan losses. Unearned discount on consumer loans is recognized as income over the term of the loans using a method of amortization which approximates a level yield. Interest on real estate mortgages and commercial loans is recognized as income when earned on the accrual method.

   Loans are placed on nonaccrual status when management believes that the borrower's financial condition, after giving consideration to economic and business conditions and collection efforts, is such that collection of interest is doubtful. Loans are returned to accrual status when past due interest is collected and the collection of principal is probable.

   Nonrefundable loan origination fees and certain direct loan origination costs are being deferred and the net amounts are being amortized as an adjustment to the related loan's yield. These amounts are being amortized over the contractual life of the related loans.

   The Company provides automobile financing to its customers through a variety of lease arrangements. Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual value less unearned income. Unearned income on direct financing leases is amortized over the terms by methods that approximate the interest method.

   Allowance for Loan Losses
   -------------------------

   Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118. Under this Standard, the Company estimates credit losses on impaired loans based on the present value of expected cash flows or fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Prior to 1995, the credit losses related to these loans were estimated based on undiscounted cash flows or the fair value of the underlying collateral. Statement 118 amends Statement 114 to permit a creditor to use existing methods for recognizing interest income on impaired loans eliminating the income recognition provisions of Statement 114. The adoption of these statements did not have a material effect on the Company's financial position or results of operation.

   Impaired loans are commercial and commercial real estate loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for

   -------------------------------------

   impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

   Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

   The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credit to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

   Premises and Equipment
   ----------------------

   Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on both the straight-line and declining balance methods over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

   Trust Department
   ----------------

   Trust Department assets held by the Bank in fiduciary or agency capacities for its customers are not included in the accompanying balance sheet since such items are not assets of the Bank. Commissions and fees for services performed by the Trust Department in a fiduciary capacity are reported on a cash basis. The annual results would not be materially different if such income were accrued.

   Other Real Estate
   -----------------

   Real estate acquired by foreclosure is classified separately on the balance sheet at the lower of the recorded investment in the property or its fair value minus estimated costs of sale. Prior to foreclosure, the value of the underlying collateral is written down by a charge to the allowance for loan losses if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on their disposition, are included in other expenses.

   Intangible Assets
   -----------------

   As of December 31, 1996, intangible assets are comprised of goodwill and core deposit acquisition premiums. Goodwill is amortized using the straight-line method over a fifteen year period. Core deposit acquisition premiums, which were developed by specific core deposit life studies, are amortized using the straight-line method over seven to nine years. The amortization of these premiums approximated $116,000 in 1996. Annual assessments of the carrying values and remaining amortization periods of intangible assets are made to determine possible carrying value impairment, and appropriate adjustments, as deemed necessary.





   Pension Plan
   ------------

   Salaries and employee benefits include contributions, determined actuarially, to a retirement plan covering all eligible employees of the Bank.

   Income Taxes
   ------------

   The Company and its subsidiary file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

   Earnings Per Share
   ------------------

   Earnings per share computations are based on the weighted average number of shares outstanding which was 853,045 889,570, and 900,296 for the years ended December 31, 1996, 1995, and 1994, respectively.

   Cash Flow Information
   ---------------------

   For the purposes of reporting cash flows, Cash and cash equivalents include Cash and due from banks and Federal funds sold.

   Cash payments for interest in 1996, 1995, and 1994 were $7,726,709, $6,313,491, and $5,296,914, respectively. Cash payments for income taxes for 1996, 1995, and 1994 were $786,495, $620,000, and $627,000, respectively.
   Noncash investing activity for 1996, 1995, and 1994 include foreclosed mortgage loans transferred to real estate owned of $2,073,743, $2,043,038, and $998,021, respectively.

   Reclassification of Comparative Amounts
   ---------------------------------------

   Certain comparative amounts for prior years have been reclassified to conform to current year presentation. Such reclassifications did not affect net income.

   Pending Accounting Pronouncement
   --------------------------------

   In June 1996, the Financial Accounting Standards Board (FASB) issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of Statement No. 125 are effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125." The adoption of these statements is not expected to have a material impact on financial position or results of operations.

BRANCH ACQUISITIONS

   On March 25, 1996, the Bank acquired certain assets and all the deposit liabilities of the Lakewood, Shohola, and Thompson branch offices of Meridian Bank. The transaction was accounted for as a purchase. The Bank assumed deposit liabilities of $20,169,279, and acquired cash funds and premises and equipment totaling $1,007,890.

   The premium paid to acquire these offices amounted to $1,790,023. This amount is shown in other assets and is amortized over seven to nine years for the identifiable and fifteen years for the unidentifiable amounts.

INVESTMENT SECURITIES

   Upon the adoption of Statement 115, the Bank initially transferred from the investment securities portfolio to the available for sale account classification investment securities with an amortized cost of $9,256,202 and an estimated market value of $11,448,164. The net appreciation of these securities, at adoption, was recorded net of federal income taxes to an unrealized securities gain (loss) account which is a component of stockholders' equity. During 1995, in accordance with the Financial Accounting Standards Board Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," the Bank was permitted an additional one time reclassification of investment securities. Accordingly, the Bank transferred from the held to maturity classification to the available for sale classification securities with an amortized cost of $23,825,388 and an estimated market value of $24,227,864.

   The amortized cost and estimated market values of investment securities are as follows:

                                                                  1996
                                       -------------------------------------------------------------
                                                          Gross           Gross          Estimated
                                        Amortized       Unrealized     Unrealized          Market
                                          Cost            Gains          Losses            Value
                                       -----------   -------------    ------------    --------------
AVAILABLE FOR SALE
  U. S. Treasury securities            $ 4,001,012   $     3,778      $  (11,330)     $   3,993,460
  Obligations of U.S. Government
      agencies and corporations         25,995,691        51,622        (189,733)        25,857,580
  Obligations of state and political
      subdivisions                       5,218,846        18,306         (63,236)         5,173,916
  Corporate obligations                    499,480         3,435              --            502,915
  Mortgage-backed securities            11,476,914         1,509        (119,357)        11,359,066
                                       -----------   -----------      ----------      -------------
      Total debt securities             47,191,943        78,650        (383,656)        46,886,937

  Equity securities                      1,050,629       967,949              --          2,018,578
                                       -----------   -----------      ----------      -------------

      Total                            $48,242,572   $ 1,046,599      $ (383,656)     $  48,905,515
                                       ===========   ===========      ==========      =============

                                                                1995
                                       --------------------------------------------------------
                                                        Gross           Gross        Estimated
                                        Amortized     Unrealized     Unrealized        Market
                                          Cost          Gains          Losses          Value
                                       -----------   -----------     ----------    ------------
AVAILABLE FOR SALE
  U. S. Treasury securities            $ 5,507,882   $   16,846       $(3,168)     $ 5,521,560
  Obligations of U.S. Government
      agencies and corporations         18,507,862      209,635            --       18,717,497
  Obligations of state and political
      subdivisions                         250,000        2,770            --          252,770
  Corporate obligations                    498,489       13,386            --          511,875
  Mortgage-backed securities             8,982,019       45,759            --        9,027,778
                                       -----------   ----------       -------      -----------
      Total debt securities             33,746,252      288,396        (3,168)      34,031,480

  Equity securities                      1,150,907    1,488,933            --        2,639,840
                                       -----------   ----------       -------      -----------

      Total                            $34,897,159   $1,777,329       $(3,168)     $36,671,320
                                       ===========   ==========       =======      ===========


                                                                  1996
                                       ---------------------------------------------------------
                                                          Gross           Gross      Estimated
                                        Amortized       Unrealized     Unrealized      Market
                                          Cost            Gains          Losses        Value
                                       -----------   --------------    ----------    -----------
HELD TO MATURITY
  Obligations of state and political
      subdivisions                     $ 8,804,889      $ 242,759      $ (7,310)      $9,040,338
                                       -----------      ---------      --------       ----------

      Total                            $ 8,804,889      $ 242,759      $ (7,310)      $9,040,338
                                       ===========      =========      ========       ==========


                                                                   1995
                                       ------------------------------------------------------------
                                                          Gross           Gross         Estimated
                                         Amortized       Unrealized     Unrealized         Market
                                           Cost            Gains          Losses           Value
                                       ------------     -----------    -----------     ------------
HELD TO MATURITY
  Obligations of state and political
      subdivisions                     $ 11,750,853      $182,415      $ (30,759)      $ 1,902,509
  Corporate obligations                     459,729           414              -           460,143
                                       ------------      --------      ---------       -----------

      Total                            $ 12,210,582      $182,829      $  (30,759)     $12,362,652
                                       ============      ========      ==========      ===========

                                       20

   The amortized cost and estimated market value of debt securities at December 31, 1996, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                             AVAILABLE FOR SALE               HELD TO MATURITY
                                         -----------------------------  --------------------------
                                                           Estimated                    Estimated
                                          Amortized          Market        Amortized      Market
                                            Cost             Value           Cost         Value
                                         -----------      ------------  ------------- ------------
Due in one year or less                  $   999,362      $ 1,003,895   $   500,000   $   499,455
Due after one year through five years     17,994,121       18,007,615       500,000       494,820
Due after five years through ten years    11,190,999       11,044,128            --            --
Due after ten years                        5,530,547        5,472,233     7,804,889     8,046,063
                                         -----------      -----------   -----------   -----------
                                          35,715,029       35,527,871     8,804,889     9,040,338
Mortgage-backed securities                11,476,914       11,359,066            --            --
                                         -----------      -----------   -----------   -----------

          Total                          $47,191,943      $46,886,937   $ 8,804,889   $ 9,040,338
                                         ===========      ===========   ===========   ===========

The following is a summary of proceeds received, gross gains, and gross losses realized on the sale of investment securities:

                                                For the Year Ended
                                       1996            1995            1994
                                  ------------     -----------      -----------

     Proceeds from sales           $3,081,158      $5,086,146       $  350,001
     Gross gains                      830,315         318,934          267,620
     Gross losses                      43,130         173,000                -

Investment securities with amortized costs and market value of approximately $27,994,898 and $28,096,760 at December 31, 1996, and $21,020,969 and
$21,326,542 at December 31, 1995, were pledged as collateral to secure U.S. Treasury demand notes, public deposits, securities sold under agreements to repurchase, and certain other deposits as required by law.

LOANS

   Major classifications of loans are summarized as follows:

                                                       1996             1995
                                                 --------------  ---------------
     Real estate:
          Residential                            $   54,547,014  $    55,560,062
          Commercial                                 36,851,822       39,261,588
          Construction                                1,602,349        1,380,070
     Commercial, financial, and agricultural         29,679,553       33,890,672
     Consumer loans to individuals                   37,502,691       23,800,336
     Lease financing                                 16,981,082              -
                                                 --------------  ---------------
                                                    177,164,511      153,892,728
     Less:
          Unearned income                             2,610,777        1,798,108
          Allowance for loan losses                   2,615,864        2,125,489
                                                 --------------  ---------------

               Net loans                         $  171,937,870  $   149,969,131
                                                 ==============  ===============

In the normal course of business, loans are extended to directors and executive officers and their associates. In management's opinion, all of these loans are on substantially the same terms and conditions as loans to other individuals and businesses of comparable creditworthiness. A summary of loan activity for those directors, executive officers, and their associates with loan balances in excess of $60,000 for the year ended December 31, 1996, is as follows:

                 December 31,                      Amounts      December 31,
                    1995          Additions       Collected         1996
                 ------------     ---------       ---------     ------------

                 $4,536,067       $832,015        $  907,503     $ 4,460,579

The Company's primary activity is with customers located within its local trade area of Wayne and Pike counties. Commercial, residential, consumer, and agricultural loans are granted. Although the Bank has a diversified loan portfolio at December 31, 1996 and 1995, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate area.

At December 31, 1996 and 1995, the recorded investment in loans which are considered to be impaired in accordance with Statement Nos. 114 and 118 was $2,877,248 and $3,713,104, respectively. Included in this amount is $439,964 and $611,107 of impaired loans for which the related allowance for loan losses is $51,899 and $34,432 at December 31, 1996 and 1995, respectively. Impaired loans for which no allowance for loan losses has been allocated due to the loans being collateral dependent and the fair value of the collateral exceeding the recorded investment in the related loans amounted to $2,437,284 and $3,101,997, respectively, at December 31, 1996 and 1995.

The average recorded investment in impaired loans during the year ended December 31, 1996 and 1995 were $3,228,069 and $3,378,316. For the years ended December 31, 1996 and 1995, interest income totaling $11,918 and $116,913, was recognized on impaired loans.

ALLOWANCE FOR LOAN LOSSES

   Changes in the allowance for loan losses for the years ended December 31, 1996 and 1995, are as follows:

                                        1996        1995        1994
                                     ----------  ----------  ----------

     Balance, January 1              $2,125,489  $1,893,440  $1,863,690
     Add:
          Provision                   1,710,000     619,400   1,070,000
          Recoveries                    146,975     537,362      56,853
     Less loans charged off           1,366,600     924,713   1,097,103
                                     ----------  ----------  ----------

     Balance, December 31            $2,615,864  $2,125,489  $1,893,440
                                     ==========  ==========  ==========

PREMISES AND EQUIPMENT

   Major classifications of premises and equipment are summarized as follows:

                                                     1996             1995
                                               --------------  ----------------
     Land                                      $    1,004,227  $       942,085
     Buildings                                      7,579,125        6,725,218
     Furniture and fixtures                         3,887,005        3,448,378
                                               --------------  ---------------
                                                   12,470,357       11,115,681
     Less accumulated depreciation                  4,690,968        4,099,033
                                               --------------  ---------------

               Total                           $    7,779,389  $     7,016,648
                                               ==============  ===============

   Depreciation expense amounted to $601,204, $469,058, and $434,279 for the years ended December 31, 1996, 1995, and 1994, respectively.

DEPOSITS

   Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $28,890,000 and $18,337,000 at December 31, 1996 and 1995, respectively.

SHORT-TERM BORROWINGS

   The outstanding balances and related information of other borrowings which includes securities sold under agreements to repurchase, federal funds purchased, and U.S. Treasury demand notes are summarized as follows:

                                          1996                           1995
                                         Amount            Rate         Amount         Rate
                                      -----------         ------     ------------     ------
Balance at year end                   $ 3,227,041         4.62%      $  2,031,432      4.64%
Average balances outstanding during
    the year                            4,901,934          5.0          2,630,878      5.53
Maximum amount outstanding at any
    month end                          11,968,856                       9,277,000


   Average amounts outstanding during the year represent daily average balances and average interest rates represent interest expense divided by the related average balance.

   Investment securities with amortized costs and market values of $5,047,476 and $5,124,295 at December 31, 1996, and $3,258,924 and $3,338,582 at
   December 31, 1995, were pledged as collateral for these agreements.

   The Bank maintains a revolving line of credit with a borrowing limit of approximately $5.3 million with the Federal Home Loan Bank of Pittsburgh. This credit line is subject to annual renewal, incurs no service charges, and is secured by a blanket security agreement on outstanding residential mortgage loans. At December 31, 1996, there were no outstanding borrowings on this line of credit.

OTHER BORROWINGS

   The Company's long-term debt consists of a mortgage bond with the Wayne County Development Authority at an average interest rate of 7.79% over the life of the bond issue. These bonds were issued to finance the Company's main office headquarters facility which is security for the bonds and requires annual debt service payments through the year 2007. At December 31, 1996, the book value of the assets securing the bonds was approximately $3,794,000.

   Scheduled maturities for long-term debt of each of the five years subsequent to December 31, 1996, are $150,000 in 1997, $160,000 in 1998, $175,000 in
   1999, $190,000 in 2000, and $200,000 in 2001. The Company has the option to redeem the debt, at par value, after December 15, 1997.

INCOME TAXES

   The provision for federal income taxes consists of:

                                                        1996         1995        1994
                                                     ----------- -----------  ----------
     Currently payable (refundable)                  $ (302,515) $   871,192  $  254,526
     Deferred                                           770,904     (218,926)    136,745
                                                     ----------  -----------  ----------

               Total provision for income taxes      $  468,389  $   652,266  $  391,271
                                                     ==========  ===========  ==========

   The components of the net deferred tax assets (liabilities) at December 31, 1996 and 1995, are as follows:

                                                        1996          1995
                                                     ----------     --------
   Deferred Tax Assets:
     Allowance for loan losses                       $  488,401     $420,115
     Deferred loan origination fees                      84,708      175,402
     Allowance for other real estate losses             104,074      112,442
     Accrued pension                                    134,199      100,664
     Allowance for loss on other assets                  85,000       85,000
     Deferred compensation/incentives                   109,835       51,524
     Core deposit intangible                             43,430       25,574
     Partnership credit carryforward                     58,000            -
     Minimum tax credit carryforward                     74,428            -
                                                     ----------     --------
           Total gross deferred tax assets            1,182,075      970,721
                                                     ----------     --------

   Deferred Tax Liabilities:
     Net unrealized gain on securities                  244,380      603,215
     Premises and equipment                             222,412      206,646
     Lease financings                                   966,781            -
     Other                                                2,605        2,894
                                                     ----------     --------
           Total gross deferred tax liabilities       1,436,178      812,755
                                                     ----------     --------

           Net deferred tax assets (liabilities)     $ (254,103)    $157,966
                                                     ==========     ========

   A reconciliation between the expected statutory income tax rate and the effective income tax rate on income before income taxes follows:

                                                1996                            1995                        1994
                                     --------------------------        ----------------------     ------------------------
                                                        % of                           % of                       % of
                                                       Pre-tax                       Pre-tax                     Pre-tax
                                       Amount          Income           Amount        Income       Amount        Income
                                     -----------      ---------        ---------     --------     --------       --------

Computed at statutory rate           $  795,641         34.0 %          834,332       34.0 %       592,649        34.0 %
Effect of tax-free income              (276,355)       (11.8)          (129,384)      (5.3)       (140,916)       (8.1)
Non-deductible interest to
  carry tax-exempt assets                32,420          1.4             17,748        0.7          20,096         1.2
Low-income housing tax credit           (58,000)        (2.5)           (58,043)      (2.4)        (56,200)       (3.2)
Other, net                              (25,317)        (1.1)           (12,387)       (.4)        (24,358)       (1.4)
                                     ----------         ----            -------       ----         -------        ----

Income tax expense and
  effective rate                     $  468,389         10.0 %          652,266       26.6 %       391,271        22.5 %
                                     ==========         ====            =======       ====         =======        ====

COMMITMENTS AND CONTINGENT LIABILITIES

   Commitments
   -----------

   In the normal course of business, there are various outstanding commitments and contingent liabilities which are not reflected in the accompanying consolidated financial statements. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These commitments were comprised of the following:


                                                           1996         1995
                                                       ------------  -----------

Commitments to extend credit                           $ 25,346,000  $16,821,000
Commercial letters of credit and financial guarantees     1,144,000    1,215,000
                                                       ------------  -----------

     Total                                             $ 26,490,000  $18,036,000
                                                       ============  ===========

   Such commitments and standby letters of credit involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements.

   The exposure to loss under these commitments is limited by subjecting them to credit approval and monitoring procedures. Substantially all of the commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of the loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses. Since many of the commitments are expected to expire without without being drawn upon, the total contractual amounts do not necessarily represent future funding requirements.

   Contingent Liabilities
   ----------------------

   The Company is involved in various legal actions from normal business activities. Management believes that the liability, if if any, arising from such actions will not have a material adverse effect on the Company's financial position.

EMPLOYEE BENEFIT PLANS

   Defined Benefit Pension Plan
   ----------------------------

   The Bank sponsors a trusteed, defined benefit pension plan covering substantially all employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the subsidiary bank and compensation during the last five years of employment. The Bank's funding policy is to make annual contributions as needed based upon the funding formula developed by the plan's actuary.

   Pension expense includes the following:

                                                           1996           1995             1994
                                                     -------------    -------------   -------------
     Service cost                                    $    170,345     $   139,615     $   165,306
     Interest cost on projected benefit obligation        183,003         170,358         163,519
     Return on plan assets                               (211,468)       (182,645)       (182,855)
     Net amortization                                      (5,485)         (5,485)         (6,602)
                                                     ------------     -----------     -----------

     Net periodic pension costs                      $    136,395     $   121,843     $   139,368
                                                     ============     ===========     ===========

   The actuarial present value of accumulated benefit obligations at December 31, 1996 and 1995, was $2,151,919 and $1,977,567 including vested benefit obligations of $2,111,999 and $1,950,957. The following table sets forth the funded status and amounts recognized in the balance sheet at:

                                                                         1996           1995
                                                                    ------------   ------------
Projected benefit obligation                                        $ 2,900,868    $ 2,706,520
Plan assets at fair value                                            (2,761,574)    (2,493,331)
                                                                    -----------    -----------
Projected benefit obligation in excess of plan assets                   139,294        213,189

Unrecognized prior service costs                                        (21,190)       (22,307)
Unrecognized transition amounts                                         112,818        119,420
Unrecognized net gain from past experience different from that as        89,828        (22,397)
                                                                    -----------    -----------

Accrued pension costs                                               $   320,750    $   287,905
                                                                    ===========    ===========

   The weighted discount rate used to measure the projected obligation is 7.00% for December 31, 1996 and 7.50% for December 31, 1995 and 1994 and the rate of future increase in future compensation levels is 6.00%, and the long-term rate of return on assets is 8.00% as of December 31, 1996 and 8.50% as of December 31, 1995 and 1994.

   On February 11, 1997, the Company decided to discontinue to provide the benefits under the defined benefit plan. The Company plans to settle the obligations under the defined benefit plan during 1997. The effects of the settlement cannot be determined at this time.

   Profit Sharing Plan
   -------------------

   The Company maintains a deferred profit sharing plan for all eligible employees. Contributions to the plan are made at the discretion of the Board of Directors. Contributions to the plan were $170,061, $139,901, and $155,887 for 1996, 1995, and 1994, respectively.

   Effective November 1, 1996, the Company amended the profit sharing plan to include the adoption of an integrated 401(k) plan. The plan permits employees to make pre-tax contributions up to 15% of the employee's compensation. The Company may make matching contributions as approved at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan after one year of employment. Employee contributions are vested at all times, and any Company contributions are fully vested after five years.

   Employee Stock Ownership Plan (ESOP)
   ------------------------------------

   On August 27, 1996, the Board of Directors approved the creation of a leveraged employee stock ownership plan ("ESOP") for the benefit of employees who meet the eligibility requirements which include having completed one year of service with the Company and having attained age twenty-one. The ESOP Trust purchased shares of the Company's common stock with proceeds from a loan from the Company. The Company makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments. The loan bears interest at the prime rate, adjusted annually. Interest is payable annually and principal is payable in equal annual installments over ten years. The loan is secured by the shares of the stock purchased.

   As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of debt service paid in the year. The Company accounts for its leveraged ESOP in accordance with Statement of Position 93-6. Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt.

   Compensation expense for the ESOP is $50,758 for the year ended December 31, 1996.

                                                   1996
                                               ------------
     Allocated shares                          $      1,515
     Shares released for allocation                       -
     Unreleased shares                               59,091
                                               ------------

     Total ESOP shares                               60,606
                                               ============

     Fair value of unreleased shares           $  1,905,685
                                               ============

REGULATORY RESTRICTIONS

   Cash Requirements
   -----------------

   Included in cash and due from banks are required federal reserves of $1,116,000 and $852,000 and at December 31, 1996 and 1995, respectively, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and/or balances maintained directly with the Federal Reserve Bank.

   Dividends
   ---------

   The Pennsylvania Banking Code restricts the availability of surplus for dividend purposes. At December 31, 1996, surplus funds of $3,568,434 were not available for dividends.

   Capital Requirements
   --------------------

   The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet capital requirements can initiate certain mandatory, and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1996, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

   As of December 31, 1996, the most recent notification from the federal regulators has categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company and the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios at least 100 to 200 basis points above those ratios set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank's category.

   The following table reflects the Company's ratios at December 31 (the Bank's ratios do not significantly differ from the Company):

                                                   1996                          1995
                                      -------------------------     -------------------------

   Total Capital (to Risk
       Weighted Assets)
-------------------------------
     Actual                           $ 21,784,370       11.5%      $ 23,445,111       15.2%
     For Capital Adequacy
         Purposes                       15,144,038        8.0         12,353,938         8.0

   Tier I Capital (to Risk
       Weighted Assets)
-------------------------------
     Actual                           $ 19,415,032       10.3%      $ 21,512,398       13.9%
     For Capital Adequacy
         Purposes                        7,572,019        4.0          6,176,969         4.0

   Tier I Capital (to Average
       Assets)
-------------------------------
     Actual                           $ 19,415,032        7.7%        21,512,398       10.5%
     For Capital Adequacy
         Purposes                       10,098,012        4.0          8,177,522         4.0


STOCK OPTION PLAN

   In December, 1994, the Board of Directors adopted a Stock Option Plan for the directors, officers, and employees of the Company which was approved by stockholders at the annual meeting held on April 25, 1995. An aggregate of 250,000 shares of authorized but unissued common stock of the Company were reserved for future issuance under the plan. The stock options typically have expiration terms ranging between one and ten years subject to certain extensions and early terminations. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted. Proceeds from the exercise of the stock options are credited to common stock for the aggregate par value and the excess is credited to additional paid in capital.

   Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards Statement No. 123, "Accounting for Stock-Based Compensation." This statement encourages, but does not require the Company to recognize compensation expense for all awards of equity instruments issued after December 31, 1995. The statement establishes a fair value based method of accounting for stock-based compensation plans. The standard applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities in amounts based on the price of the entity's common stock or other equity instruments. Statement No. 123 permits companies to continue to account for such transactions under Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees", but requires disclosure in a note to the financial statements pro forma net income and earnings per share as if the Company had applied the new method of accounting.

   Under APB Opinion 25, no compensation expense has been recognized with respect to the options granted under the stock option plan. Had compensation expense been determined on the basis of fair value pursuant to Statement No. 123, net income and earnings per share would have been reduced as follows:

                                          1996              1995
                                    --------------     -------------
     Net Income:
        As reported                 $    1,871,732     $   1,801,652
                                    ==============     =============

        Pro forma                   $    1,796,041     $   1,731,327
                                    ==============     =============

     Earnings Per Share:
        As reported                 $         2.19     $        2.03
                                    ==============     =============

        Pro forma                   $         2.11     $        1.95
                                    ==============     =============

   The following table presents share data related to the stock option plan:




                                                                             Shares Under Option
                                                                            -----------------------

                                                                             1996             1995
                                                                            ------           ------

     Outstanding, January 1                                                 14,985                -
          Granted                                                            9,875           14,985
          Exercised                                                           (500)               -
          Forfeited                                                         (3,550)               -

     Outstanding, December 31 (at prices ranging from $32.25 to $33.25      20,810           14,985


FAIR VALUE DISCLOSURE

   The estimated fair values of the Bank's financial instruments are as follows:

                                                           1996                            1995
                                              -----------------------------   ----------------------------

                                                Carrying           Fair          Carrying         Fair
                                                  Value            Value           Value          Value
                                              ------------     ------------   ------------   ------------
Financial assets:
  Cash and due from banks                     $  7,071,642     $  7,071,642   $  5,597,861   $  5,597,861
  Interest-bearing deposits with other
       institutions                              1,187,206        1,187,206             --             --
  Federal funds sold                             6,850,000        6,850,000        850,000        850,000
  Investment securities available for           48,905,515       48,905,515     36,671,320     36,671,320
  Investment securities                          8,804,889        9,040,338     12,210,582     12,362,652
  Net loans                                    154,956,789      161,795,000    149,969,131    155,343,000
  Accrued interest receivable                    1,557,843        1,557,843      1,504,737      1,504,737
                                              ------------     ------------   ------------   ------------

          Total                               $229,333,884     $236,407,544   $206,803,631   $212,329,570
                                              ============     ============   ============   ============

Financial liabilities:
  Deposits                                    $229,328,793     $229,347,000   $187,299,107   $187,603,000
  Short-term borrowings                          3,227,041        3,227,041      2,031,432      2,031,432
  Other borrowings                               2,441,707        2,632,000      2,581,707      2,962,000
  Accrued interest payable                       2,223,909        2,223,909      1,831,496      1,831,496
                                              ------------     ------------   ------------   ------------

          Total                               $237,221,450     $237,429,950   $193,743,742   $194,427,928
                                              ============     ============   ============   ============


   Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

   If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses and other factors as determined through various option pricing formulas or simulation modeling.

   As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

   As certain assets and liabilities such as lease receivables, deferred tax assets, and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Bank.

   The Bank employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

   Cash and Due From Banks,  Interest-Bearing  Deposits With Other Institutions,
   -----------------------------------------------------------------------------
   Federal Funds Sold, Accrued Interest Receivable,  Short-Term Borrowings,  and
   -----------------------------------------------------------------------------
   Accrued Interest Payable.
   ------------------------

   The fair value is equal to the current book value.

   Investment Securities
   ---------------------

   The fair value of investment securities available for sale and held to maturity is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

   Loans, Deposits, and Other Borrowings
   -------------------------------------

   The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and constructs discount rates that consider reinvestment opportunities, operating expenses, non-interest income, credit quality, and prepayment risk. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year end. Fair values for time deposits and other borrowings are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits and borrowings of similar remaining maturities.

   Commitments to Extend Credit and Standby Letters of Credit
   ----------------------------------------------------------

   These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented at Commitments and Contingent Liabilities.

PARENT COMPANY

   On March 29, 1996, the reorganization of the Bank into a holding company structure was completed. Each outstanding share of the common stock of the Bank, with a par value of $1.00 was converted into and exchanged for one common share of common stock of Norwood Financial Corp., with a par value of $.10. As a result of this transaction the Bank became a wholly-owned subsidiary of the Company.

                            CONDENSED BALANCE SHEET


                                                         December 31,
                                                             1996
                                                      -----------------
     ASSETS
     Cash on deposit in subsidiary bank               $       395,426
     Investment securities available for sale                 207,175
     Investment in subsidiary                              21,050,547
     Other assets                                              61,332
                                                      ---------------

               Total assets                           $    21,714,480
                                                      ===============

     LIABILITIES                                      $       195,164

     STOCKHOLDERS' EQUITY                                  21,519,316
                                                      ---------------

       Total liabilities and stockholders' equity     $    21,714,480
                                                      ===============

                                                                    For the Period
                                                                     March 29 to
                                                                     December 31,
                                                                         1996
                                                                  -----------------
   INCOME
     Dividends from subsidiary bank                               $     2,549,096
     Interest income                                                       41,250
     Gain on sale of investment securities                                  1,862
                                                                  ---------------
               Total income                                             2,592,208
                                                                  ---------------

   EXPENSES                                                                14,603
                                                                  ---------------

   Income before income taxes                                           2,577,605
   Income tax benefit                                                      (3,049)
                                                                  ---------------
   Income before equity in undistributed earnings of subsidiary         2,580,654

   Equity in undistributed earnings of subsidiary                      (1,189,908)
                                                                  ---------------

   NET INCOME                                                     $     1,390,746
                                                                  ===============


                        CONDENSED STATEMENT OF CASH FLOWS

                                                                    For the Period
                                                                     March 29 to
                                                                     December 31,
                                                                         1996
                                                                  -----------------
   OPERATING ACTIVITIES
     Net income                                                   $     1,390,746
     Adjustment to reconcile net income to net cash provided:
           Undistributed earnings of subsidiary                         1,189,908
           Other, net                                                     (13,194)
                                                                  ---------------
                 Net cash provided by operating activities              2,567,460
                                                                  ---------------

   INVESTING ACTIVITIES
     Sale of investment securities available for sale                      81,960
     Purchase of investment securities available for sale                (282,023)
                 Net cash used for investing activities                  (200,063)

   FINANCING ACTIVITIES
     Proceeds from sale of treasury stock                                   3,203
     Acquisition of treasury stock                                     (1,447,263)
     Stock options exercised                                               12,250
     Cash dividends paid                                                 (540,161)
                                                                  ---------------
                 Net cash used for financing activities                (1,971,971)
                                                                  ---------------

     Increase in cash and cash equivalents                                395,426

   CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                             -
                                                                  ---------------

   CASH AND CASH EQUIVALENTS AT END OF PERIOD                     $       395,426
                                                                  ===============

Investor Information

Stock ListinNorwood Financial Corp. stock is traded under the symbol NWFL. The following firms are known to make a market in the Company's stock:

      Hopper Soliday & Co., Inc.
      1703 Oregon Pike
      Lancaster, PA 17601

      717-560-3015

      Legg Mason Wood Walker, Inc.
      The Stadium Office Park
      330 Montage Mountain Road

      Suite 201
      Scranton, PA 18507
      717-346-9300

      Sandler O'Neill & Partners, LP
      2 World Trade Center, 104th Floor

      New York, NY 10048
      212-466-7800

      Janney Montgomery Scott, Inc.
      1801 Market Street
      Philadelphia, PA 19103

      215-665-6000

      F.J. Morrissey & Co., Inc.
      1700 Market Street

      Suite 1420
      Philadelphia, PA 19103

      215-563-8500

Transfer Agent: Wayne Bank acts as the transfer agent for the company stock. Stock holders who may have questions regarding their stock ownership should contact the Bank at (717)253-1455.

Dividend Calendar: Dividends on Norwood Financial Corp. common stock, if approved by the Board of Directors are customarily paid on February 1, May 1, August 1 and November 1.

      SEC Reports and additional information upon written request of any stockholder, investor or analyst, a copy of the Company's report on Form 10-K for its fiscal year ended December 31, 1995 including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission may be obtained by contacting Lewis J. Critelli, Senior Vice President and Chief Financial Officer, Norwood Financial Corp. 717 Main Street, P.O. Box 269, Honesdale, PA 18431, (717)253-8512.

                                       29