Form 10-K405, Exhibit 13
period 1997-12-31
NORWOOD FINANCIAL CORP
filed 1998-03-31
CIK 1013272

1997 ANNUAL REPORT

Norwood Financial Corp.
Five Year Financial Summary

Summary of Selected Financial Data
(Dollars in thousands, except per share data)                 At or for the years ended December 31,
                                                    -----------------------------------------------------------
                                                      1997        1996          1995       1994         1993
                                                    --------    --------    ---------    --------    ----------
Summary of Operations

Net interest income                                 $ 11,064    $ 10,142    $   8,927    $  7,651    $  7,097
Provision for loan losses                              1,355       1,710          619       1,070         915

Gains on sale of securities                               70         787          146         268         853
Gain on termination of pension plan                      597          --          --           --          --
Other income                                           1,258       1,044          819         829         690
Other expense                                          7,860       7,923        6,819       5,935       5,450
                                                    --------    --------    ---------    --------    --------
  Income before income taxes                           3,773       2,347        2,454       1,743       2,275
Federal income tax expense                             1,067         468         652          391         573
                                                    --------    --------    ---------    --------    --------
NET INCOME                                          $  2,706    $  1,872    $   1,802    $  1,352    $  1,702
                                                    ========    ========    =========    ========    ========

Basic and diluted earnings per share(1) (2)         $   1.63    $   1.10    $    1.01    $   0.75    $   0.95
Cash dividends declared per share(2)                    0.44        0.42         0.39        0.38        0.38

Return on average assets                                1.04%       0.78%        0.88%       0.69%       0.90%
Return on average equity                               11.92%       8.45%        8.17%       6.25%       8.55%

Balances at Year-End
Total assets                                        $263,250    $260,572    $ 217,262    $196,108    $193,607
Total loans                                          185,640     174,621      152,094     140,701     135,995
Allowance for loan losses                              3,250       2,616        2,125       1,893       1,864
Total deposits                                       226,754     229,462      187,299     168,487     166,053
Stockholders' equity                                  24,594      21,519       22,782      21,642      20,395

Book value per share                                $  13.82    $  12.10    $   12.94   $   12.02    $  11.33

Stockholders' equity to total assets                    9.34%       8.26%       10.49%      11.04%      10.53%
Tier 1 Capital to risk-adjusted assets                 11.27%      10.26%       13.93%      14.58%      14.06%
Total Capital to risk adjusted assets                  12.53%      11.51%       15.18%      15.83%      15.31%
Allowance for loan losses to total loans                1.75%       1.50%        1.40%       1.35%       1.37%
Non-Performing assets to total assets                   1.03%       2.22%        2.68%       4.89%       5.32%

(1) The earnings per share amounts prior to 1997 have been restated as required to comply with SFAS No. 128, for further discussion of earnings per share and the impact of SFAS No. 128, see Note 1 to the consolidated financial statements.
(2) Earnings and dividends per share have been adjusted to reflect the two-for-one stock split in the form of a 100% stock dividend in December 1997.

                             TO OUR SHAREHOLDERS...

         We are very pleased and proud to report to shareholders that all the goals set for 1997 were met and in some cases, surpassed.

         Net income for the year totaled $2,706,000. This represented a 44.6% increase over the $1,872,000 earned in 1996. Total non-performing assets were $2,712,000 at year end which represented a 47% reduction from year-end 1996. As a result, our earning asset ratio steadily improved over the course of 1997 and ended at 94.6% compared to 92.7% at the start of the year. Our loan and lease portfolio grew by $11 million and ended the year at $185.6 million. Net charge-offs, while still out of line with our peer group, declined from $1,219,000 to $721,000, but more importantly we were able to increase our allowance for loan loss to an all time high of $3,250,000, which represents 1.75% of loans, compared to $2,616,000 or 1.50% a year ago. Another indication of improving loan quality is that loan delinquency showed a downward trend throughout 1997 giving another clear indication all weak credits have been recognized.

         Operating expenses for 1997 declined by .8% compared to 1996. Our efficiency ratio, which measures how effectively income is generated improved to 62% from 64.6% in 1996. Finally, our return on assets was 1.04% compared to .78% in 1996 and return on equity increased to 11.92% versus 8.45% the prior year. As a result of this performance, the Board of Directors in December felt it appropriate to raise your quarterly cash dividend by 14.3%. Also at that December meeting, a 2-for-1 stock split in the form of a 100% stock dividend was declared which was payable February 2nd to all shareholders who owned shares as of the January 15th record date. The market accepted the news in a very positive fashion and your shares appreciated 24% as of year end.

         During 1997 a number of new products and services were offered to our customer base. We introduced the Wayne Bank VISA check card, an Investor Account, our First Place Checking Account Program, a Business Equity Line of Credit and the Wayne Bank Platinum VISA Credit Card.

         Over the course of 1997 a number of personnel changes were made which we feel strengthen the Company over the long term. During the third quarter we hired Wayne D. Wilcha, CPA as Vice President and Trust Officer to head our Trust Department. Wayne brings to us 5 years of public accounting experience and seven years of trust tax and trust administration experience. We also hired Joseph A. Kneller as Vice President and Information Systems Manager. Joe brings over 30 years of experience in bank operating systems and technology to the management team. During the fourth quarter, we restructured the organization chart and promoted Edward C. Kasper to Senior Vice President and Senior Loan Officer to head the Corporate Bank. John H. Sanders was promoted to Senior Vice President and head of the Retail Bank. We should also note Fred Marsh, Vice President and Cashier retired on December 31st, after a thirty year career at Wayne Bank. We wish Fred all the best in his retirement and thank him for his dedication to the Bank. He will be missed.

         During the second quarter, we completed the renovation of our new Installment Loan/Dealer Financial Center on the second floor of our administrative offices. This new unit improved operating efficiencies and allows us to better serve our consumer loan customers as we have diversified our loan portfolio over the past year and placed more emphasis in this area. Also during the quarter, we established an Internet Website. You can visit us at-www.waynebank.com.

         In closing, we feel we are in a strong position to face the challenges and opportunities we will confront in 1998. It is clearly evident that we must grow our balance sheet if we are to continue the positive earnings trend we enjoyed over the past year. During 1998, a major portion of time and effort is also going to be devoted to updating all our computer systems to make certain we are year 2000 compliant. We expect conversions to take place early in the fourth quarter of the year. It will be a true test to allocate the appropriate amount of time in training all employees with the new system, while not taking our eyes off customer focus. We will also introduce a discount brokerage service in the second quarter of the year so our customers can do all their financial transactions at one location. And finally, in order to expand marketability and enhance shareholder value, Norwood Financial Corp. Common Stock (NWFL) is now listed on the NASDAQ National Market.

         The Board, Management and Staff are committed to providing excellent customer service and enhancing the quality of life in the communities we serve. We sincerely appreciate your confidence and support

                            /s/ William W. Davis, Jr.    /s/ Russell Z. Ridd

Retail Banking

Wayne Bank does an exceptional job of servicing its customers through eight community offices and 10 automated teller machines located in Wayne and Pike counties. Our product line is continuously enhanced to offer our customers the best in value added services. In September, we proudly introduced our First Place Checking Plus account. This account has over 20 features which truly make it the "Best in Checking". A significant number of current customers have taken advantage of this product, as well as many new additions to the Wayne Bank family. In April, we introduced the Wayne Bank Visa Check Card, which allows our customers to access their checking account not only at automated teller machines, but also when paying for purchases made at over 12 million business locations worldwide. Our customers can also qualify for the Wayne Bank Visa Platinum Plus card which offers credit lines up to $100,000. The Investor
Account, which offers interest rates comparable to broker cash management accounts attracted close to $6 million in deposits.

   Throughout 1997, the Bank offered a series of retail loan promotions. These included special mortgage programs, a new home equity line of credit tied to prime rate and an unsecured installment loan holiday cash offer. In 1998, we will implement a new "Loan By Mail" program to increase convenience. In May, we opened our new Centralized Consumer Loan Center which supports our branches in servicing our customers. This new center improves loan turnaround time and processes applications with new technology which prepares all the loan documents.

   Our Centralized Loan Center also supports our indirect automobile lending and leasing product. We offer a choice of financing in five counties through sixty automobile dealers. Our auto leasing program experienced significant growth in 1997 and has over 1,500 customers. In addition to automobiles, we are one of the leading marine and recreational lenders in our market area.

Corporate Banking

Wayne Bank specializes in meeting the needs of the local business community. We recognize that each business is unique with its own individual character. Our commercial lenders are experts in working with the entrepreneur in assisting to grow their business. We understand that the small business owner needs a simple, convenient credit product, and with that in mind, we designed our new "Business Equity Line of Credit". This new line offers flexible payment terms, with no annual 30 day payout, renewal every five years and access to the line by simply writing a check.

   Wayne Bank participates in the Small Business Administration Guaranteed Loan Program. This is geared for start-up companies that may not have the financial track record to qualify for other loan products.

   We also offer construction and permanent financing for commercial real estate projects. We've financed many area businesses with a variety of terms and flexible payment schedules individualized for the customer. Our floor plan financing has assisted local dealers in managing their inventory.

   The Bank's deposit accounts for small business offer an effective manner to manage funds. In addition to traditional bank accounts, we offer cash management services for the most efficient use of funds.

   Wayne Bank is proud of its record in helping the local economy by assisting the business community. We were recently recognized by the United States Small Business Administration as a leader in small business lending in Pennsylvania.

Trust Services

The Trust Department offers a full range of trust and asset management services. The professional staff offers expertise in customized estate and tax planning. As executor of an estate we administer all the financial affairs of the estate as specified. In order to meet the unique needs of each client to reach their financial goals, we offer both investment advisory management services in which we would provide investment advice and custodial service in which the client makes their own investment decisions and we would supply the record keeping. For trust management services, our staff personally carries out the provisions of individualized trusts.

Norwood Investment Corp.

The ability to offer customers many investment options is a major goal. To that end, we formed Norwood Investment Corp. We are able to provide our customers with alternative investments, including access to many different mutual funds and fixed and variable rate annuities. During 1998 we plan to expand the product line to include discount brokerage services.

Enhanced Customer Service Through Technology

We believe investments in technology are key to improving customer service. During 1997, through technology we improved our process for new accounts which allows our customer service representative more time to talk with our customers. We centralized our consumer lending function which provides our branch managers more opportunities to meet with their customers. Our check imaging technology and "Simplify Your Life" statement system which we introduced in 1996, has greatly improved our ability to research items for our customers.

   Our investment in technology will continue in 1998. During the year we will be implementing new computer systems to improve our products and services. Each investment is measured against the criteria of "How will this allow us to better meet our customers' needs?"

Community Involvement

   As a community bank, we are committed to the growth of the markets which we serve. Wayne Bank Directors, Officers and Staff have a rich tradition of being looked upon as community leaders and that continues today. Giving something back to the community through financial support is only a part of our involvement in the community.

   Throughout the Bank, we have a commitment to get involved, make a difference and be part of the solution. During 1997, we took an active role in programs which work to bring new jobs to our area, educate our youth, preserve our local history, and conserve the environment. Our sponsorship of local artists and our participation in various music festivals and county fairs continued in 1997. We are proud of our communities and dedicated to helping them prosper in all ways.

                            OUR BOARD OF DIRECTORS:

Administrative Offices:
717 Main Street
P.O. Box 269
Honesdale, PA 18431

Community Offices:
717 Main Street
Honesdale, PA 18431

254 Willow Avenue
Honesdale, PA 18431

Belmont & Water Streets
Waymart, PA 18472

Route 6 East
Hawley, PA 18428

111 West Harford Street
Milford, PA 18337

Weis Market, Route 590
Hamlin, PA 18427

Richardson Avenue
Shohola, PA 18458

Route 370 & Lake Como Road
Lakewood, PA 18439

Automated Teller Machine Only:
Grand Union
Matamoras/Westfall

Mr. B's Minit Mart
Greeley

The Hideout
Lake Ariel

Our Board of Directors:

Russell L. Ridd
Chairman of the Board

William W. Davis, Jr.
President & Chief Executive Officer

John E. Marshall
Secretary of the Board
President, Marshall Machinery, Inc.

Charles E. Case
Vice President, C.R. Case & Sons, Inc.

Harold A. Shook
President, Shooky's Distributor

Daniel J. O'Neill
Superintendent, Wayne Highlands
School District

Dr. Kenneth A. Phillips
Optometrist

Gary P. Rickard
Partner, Clearfield Farms

John J. Weidner
President, Weidner Companies

MANAGEMENT'S DISCUSSION AND ANALYSIS

Introduction

         This management's discussion and analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp. (The Company) and its subsidiary Wayne Bank (the Bank) for the years ended December 31, 1997, 1996 and 1995. This section should be read in conjunction with the consolidated financial statements and related footnotes. Certain amounts have been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend declared on December 9, 1997 and payable February 2, 1998.

Results of Operations - Summary

         Net income for the Company for the year 1997 was $2,706,000 compared to $1,872,000 for the year 1996. This represents an increase of $834,000 or 44.6% over prior year. Basic and diluted earnings per share for 1997 were $1.63 increasing from $1.10 in 1996. Return on average assets and return on average equity showed similar improvement at 1.04% and 11.92% respectively in 1997 compared to .78% and 8.45% respectively in 1996.

         The increase in earnings was principally attributable to growth in net interest income, reduction in the provision for loan losses and higher levels of fee income. Net interest income on a fully taxable equivalent basis (fte) totaled $11,419,000 for 1997, an increase of $841,000 or 8% from 1996. The improvement in net interest income was due to the $22.5 million growth in average earning assets during 1997. The Company also made significant progress in reducing its level of non-performing loans during 1997, which totaled $2,175,000 at December 31, 1997, a decrease of 37.7% from year-end 1996. In addition, net charge-offs for 1997 totaled $721,000, down sharply from $1,219,000 in 1996. As a result, the Company reduced its provision for loan losses to $1,355,000 in 1997 compared to $1,710,000 in 1996.

         Fee based income for 1997 was $1,258,000 an increase of $214,000 or 20.5% over 1996. During 1997, the Company completed the modernization of its employee benefit plans and recorded a non-recurring gain on the termination of the defined benefit pension plan of $597,000, which was $343,000 after related taxes. Gains on sales of securities were down significantly in 1997 at $70,000 compared to $787,000 in 1996. During 1996, the Company took advantage of the then current stock market conditions to sell a portion of its portfolio of equity holdings in other financial institutions.

         Operating expenses decreased $62,000 from 1996 and totaled $7,861,000. Operating expenses were favorably impacted by the lower level of other real estate costs and losses, less legal and other professional fees.

         Net income for the Company for the year 1996 was $1,872,000 compared to $1,802,000 for the year 1995. Basic and diluted earnings per share for 1996 were $1.10 increasing from $1.01 in 1995. Return on average assets and return on average equity were .78% and 8.45%, respectively for 1996 compared to .88% and 8.15%, respectively, in 1995.

         Earnings for the year were favorably impacted by the increase in net interest income, higher levels of fee income and gains on securities sales. During 1996 the Company incurred a higher provision for loan losses, expenses associated with other real estate and costs of three branch offices acquired from Meridian Bank. Net interest income (fte) of $10,578,000 for the year 1996 showed an increase of $1,454,000 or 15.9% principally due to the higher level of loans. The Company took aggressive

[GRAPHIC OMITTED]

[GRAPHIC OMITTED]
action to bolster its allowance for loan losses and reduce its level of non-performing loans and assets in 1996. This resulted in a provision for loan losses of $1,710,000 in 1996 compared to $619,000 in 1995. Fee income improved in 1996 with higher levels of service charges on deposits and trust fees. Operating expenses of $7,923,000 increased $1,104,000, or 16.2%. Increases were principally attributable to three new branch offices purchased from Meridian Bank and accounted for under the purchase method of accounting, implementation of an auto leasing product and costs associated with resolving non-performing assets. Operating expenses were favorably impacted by lower Federal Deposit Insurance Corporation (FDIC) assessment factor in 1996, resulting in a decrease in premiums from $220,000 for the year-ended December 31, 1995 to $2,000 for the year ended December 31, 1996. During 1996, the Company took advantage of current stock market conditions to sell a portion of its portfolio of stock holdings in other financial institutions at a gain on sale of $828,000. Total net gains on securities sales were $787,000 in 1996 compared to $146,000 in 1995.

FINANCIAL CONDITION

Total Assets

         Total assets at December 31, 1997 were $263.3 million compared to $260.6 million at year-end 1996. An increase in loans of $11.0 million to $185.6 million was principally funded by growth in core deposits of $4.9 million, increased capital of $3.1 million and cash flow from maturities of short-term investments. Total balance sheet growth was constrained by the level of total deposit growth. As a result of the Company utilizing other funding sources, time deposits greater than $100,000 decreased $5.7 million to $23.3 million at year-end 1997 which was attributable to a lower level of school district time deposits. Core retail deposits increased $4.9 million during 1997.

Loans Receivable

         Loans receivable represent the largest percentage of the Company's earning assets. At December 31, 1997 total loan and lease outstandings were $185.6 million, an increase of $11 million or 6.3% over 1996. Loan growth was principally in retail lending centered in home equity financings, indirect automobile lending and auto leasing, which have increased $3 million, $3.2 million and $16.8 million respectively. Residential real estate lending totaled $40.0 million at year-end which is a decrease of $3.1 million from prior year. This decrease represents pre-payments and refinancings in the adjustable rate mortgage portfolio as fixed rate products have become more favorable during 1997. The Company sells the majority of its fixed rate residential loan production and had total fixed rate mortgages of $3.1 million at year-end with an additional $2.4 million sold in the secondary market during the year. The Company services $12.5 million of mortgage loans that have been sold in the secondary market.

         Commercial loans consist principally of loans made to small businesses within the Company's market and are usually secured by real estate and other assets of the borrower. Commercial and commercial real estate loans totaled $59.6 million at year-end 1997 compared to $66.5 million in 1996. The Company continued its shift in loan mix to a higher percentage of consumer credits, which represented 45.4% of the portfolio; residential real estate, 22.1% and commercial of 32.5% in 1997 compared to 37.2% and 24.7% and 38.1% respectively in 1996.

         For the year 1997, total loans averaged $183.6 million with an fte yield of 8.83% compared to $160.5 million and 9.08% during 1996. The yield on loans decreased principally due to a change in the loan mix towards consumer credits which generally have yields lower than commercial loans. Total interest income on loans was $16,205,000 on an fte basis which is an increase of 11.2% over 1996.

[GRAPHIC OMITTED]
                                       10

Non-Performing Assets and Allowance for Loan Losses

         Non-performing assets consist of non-performing loans and real estate acquired through foreclosure which is held for sale. Loans are placed on non-accrual status when management believes that a borrower's financial condition is such that collection of principal and interest is doubtful. Commercial and real estate related loans are generally placed on non-accrual when interest is 90 days delinquent.

         The Company, during 1997, continued to make progress in reducing its level of non-performing loans. At December 31, 1997, non-performing loans totaled $2,175,000 and represented 1.17% of total loans and leases compared to $3,493,000 and 2.00% at year-end 1996. Two credit relationships represent $1,067,000 or 49.1% of total non-performing loans at December 31, 1997. The Company is taking aggressive action to resolve these two situations. Total non-performing assets which includes other real estate totaled $2,712,000 and represented 1.04% of total assets down significantly from $5,776,000 and 2.22% at December 31, 1996. At year-end other real estate was $537,000 reflecting a decrease of $1,745,000 from the prior year principally due to sales of $1,975,000. Net losses resulting from these sales totalled $111,000 in 1997.

         The allowance for loan losses totaled $3,250,000 at year-end 1997 and represented 1.75% of total loans compared to $2,616,000 or 1.50% at year-end 1996. Net charge-offs for 1997 were $721,000 down significantly from $1,219,000 in 1996. The decrease in charge-offs was principally due to lower level of non-performing loans in 1997. With less charge-offs, the Company reduced its provision for loan losses to $1,355,000 from $1,710,000 in 1996. With a lower level of non-performing loans and higher allowance for loan losses, the coverage ratio of allowance for loan losses to non-performing loans improved to 149.5% in 1997 from 74.9% in 1996.

         The Company's loan review process assesses the adequacy of the allowance for loan losses on a quarterly basis. The process includes a review of the risks inherent in the loan portfolio. It includes a credit review and gives consideration to areas of exposure such as concentration of credit in specific industries, economic and industry conditions, trends in delinquencies, collections and collateral value coverage. General reserve percentages are identified by loan type and credit grading and allocated accordingly. Larger credit exposures are analyzed individually. Management considers the allowance for loan losses at December 31, 1997 adequate based on the loan mix and level of classifications.

         The following table sets forth information with respect to the Company's allowance for loan losses at the dates indicated: (in thousands)

                                                                  At December 31
                                              -------------------------------------------------------
                                                1997        1996        1995       1994        1993
                                              -------     -------     -------     -------     -------
Allowance balance at
         beginning of period                  $ 2,616     $ 2,125     $ 1,893     $ 1,864     $ 2,342
Charge-Offs:
         Commercial and all other                (380)       (820)       (448)       (709)       (767)
         Real Estate                             (119)       (226)       (353)       (306)       (587)
         Installment                             (264)       (320)       (123)        (82)        (79)
         Lease Financing                          (67)         --          --          --          --
                                              -------     -------     -------     -------     -------
Total                                            (830)     (1,366)       (924)     (1,097)     (1,433)
                                              -------     -------     -------     -------     -------
Recoveries:
         Commercial and all other                  72          71         513          31          24
         Real Estate                                3          16           3           3          --
         Installment                               34          60          21          22          16
                                              -------     -------     -------     -------     -------
Total                                             109         147         537          56          40
                                              -------     -------     -------     -------     -------
Provision expense                               1,355       1,710         619       1,070         915
                                              -------     -------     -------     -------     -------
Allowance balance at end of period            $ 3,250     $ 2,616     $ 2,125     $ 1,893     $ 1,864
                                              =======     =======     =======     =======     =======
Allowance for loan losses as a
         percent of total loans outstanding      1.75%       1.50%       1.40%       1.35%       1.37%
Net loans charged off as a percent
         of average loans outstanding            0.39%       0.76%       0.27%       0.76%       1.03%
Allowance for loan losses as a
         percent of non-performing loans        149.4%       74.9%       54.6%       23.1%       21.7%


         The following table sets forth information regarding non-performing assets. The Bank had no troubled debt restructurings as defined in FAS No. 114. As of December 31, 1997, there were no loans not previously discussed where known information about possible credit problems of borrowers cause management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

                                                                                    At December 31
                                                                   ----------------------------------------------------
                                                                    1997       1996       1995       1994        1993
                                                                   -------    -------    -------    -------    --------
                                                                                      (In Thousands)
Loans accounted for on a non-accrual basis:
         Commercial and all other                                  $   963    $ 1,633    $ 1,572    $ 2,754    $ 3,276
         Real estate                                                 1,112      1,790      2,205      2,175      2,631
         Consumer                                                       33         28         48         --         --
                                                                   -------    -------    -------    -------    -------
Total                                                              $ 2,108    $ 3,451    $ 3,825    $ 4,929    $ 5,907
                                                                   -------    -------    -------    -------    -------

Accruing loans which are contractually past due 90 days or more:
         Commercial and all other                                  $    44    $    38    $    55    $   553    $   609
         Real estat                                                     --         --         --      2,716      2,061
         Consumer                                                       23          4         --          7          5
                                                                   -------    -------    -------    -------    -------
Total                                                                   67    $    42    $    55    $ 3,276    $ 2,675
                                                                   =======    =======    =======    =======    =======

Total non-performing loans                                         $ 2,175    $ 3,493    $ 3,880    $ 8,205    $ 8,582
Other real estate owned                                                537      2,283      1,944      1,377      1,715
                                                                   -------    -------    -------    -------    -------
Total non-performing assets                                        $ 2,712    $ 5,776    $ 5,824    $ 9,582    $10,297
                                                                   =======    =======    =======    =======    =======
Total non-performing loans
         to total loans                                               1.17%      2.00%      2.55%      5.83%      6.31%
Total non-performing loans
          to total assets                                              .83%      1.34%      1.79%      4.18%      4.43%
Total non-performing assets
         to total assets                                              1.03%      2.22%      2.68%      4.89%      5.32%

Securities

         The securities portfolio consists principally of U.S. Government agencies, including mortgage backed securities, U.S. Treasury securities and obligations of state and political subdivisions. In accordance with Statement of Financial Accounting Standard #115 "Accounting for Certain Investments in Debt and Equity Securities" the Company classifies its investments into two categories: held-to-maturity and available-for sale. The Company does not have a trading account. Securities classified as held-to-maturity are those in which the Company has the ability and the intent to hold until contractual maturity. At December 31, 1997, this account totaled $8,159,000 and consisted of longer term municipal obligations. Securities classified as available-for-sale are eligible to be sold due to liquidity needs or changes in interest rates. These securities are adjusted to and carried at their fair value with any unrealized gains or losses recorded as an adjustment to capital. At December 31, 1997, $49,372,000 in securities were so classified and carried at their fair value.

         At December 31, 1997, the Company's securities portfolio totaled $57,531,000 with U.S. Government agencies representing 31.3%; mortgage-backed securities, 33.0%; municipal obligations, 16.7%; U.S. Treasuries 14.0% and equity securities of 5.0%. At December 31, 1997, the portfolio contained no collateralized mortgage obligations, structured notes, step-up bonds and no off-balance sheet derivatives were in use. The portfolio totaled $57,711,000 at year-end 1996.

         The Company took actions to shorten the average repricing term of the portfolio during 1997. This decision was based on a change in the mix of the loan portfolio towards a higher percentage of fixed rate loans. To offset the increase in fixed loans, the investment portfolio was restructured to reprice in a shorter time interval. The average repricing term was 5.4 years at December 31, 1997, down from 6.7 years in 1996. The Company sold $9.4 million of longer term municipals, mortgage-backed securities and U.S. Government agencies and redeployed the proceeds into shorter-term U.S. Treasuries, adjustable rate and balloon mortgage-backed securities. With a shorter repricing term and with the lower rate interest environment, the fte yield on the portfolio decreased to 6.85% from 7.06% in 1996.

         At December 31, 1997, the Company had $4.0 million of short-term CDs with the Federal Home Loan Bank all of which mature prior to March 31, 1998. These deposits represent a substitute to Federal Funds sold and offered slightly higher yields.

Deposits

         Total deposits at December 31, 1997 were $226.8 million compared to $229.5 million at year-end 1996. The decrease in deposits was principally due to a lower level of time deposits over $100,000 and the use of cash management sweep accounts by certain large balance demand deposit account customers. Time deposits over $100,000 which consist principally of school district and other public funds with maturities generally less than one year, were $23.3 million decreasing from $28.9 million at year-end 1996. These deposits are subject to competitive bid and the Company bases its bid on current interest rates, loan demand and security portfolio structure. In addition to demand deposits of $24.1 million the company has $2.7 million of cash management accounts which represent customers excess funds invested in overnight repurchase agreements.

         Core retail deposits increased $4.9 million from the prior year. This increase was principally in money market demand accounts and interest-bearing checking accounts.

Market Risk

         Interest rate sensitivity and the repricing characteristics of assets and liabilities are managed by the Asset and Liability Management Committee
(ALCO). The principal objective of ALCO is to maximize net interest income within acceptable levels of risk which are established by policy. Interest rate risk is monitored and managed by using financial modeling techniques to measure the impact of changes in interest rates.

         Net interest income, which is the primary source of the Company's earnings, is impacted by changes in interest rates and relationship of different interest rates. To manage the impact of the rate changes the balance sheet must be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals. ALCO monitors these repricing characteristics and identifies strategies; including management of liability costs and maturities, structure of the securities portfolio, and various lending activities to insulate net interest income from the effects of changes in interest rates. The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. At December 31, 1997, the level of net interest income at risk in a 200 basis points increase or decrease in interest rates was within the policy limits.

         Imbalance in repricing opportunities at a given point in time reflects interest-sensitivity gaps measured as the difference between interest-sensitive assets and interest-sensitive liabilities. An asset or liability is considered interest-sensitive if the rate it yields is subject to change or if it produces a cash-flow in a given period which must be redeployed by the Company. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indications of potential interest rate exposures over specific intervals.

         At December 31, 1997, the Bank had a positive 30 day gap position of $22.7 million. A positive gap means that interest-sensitive assets are higher than interest-sensitive liabilities at the time interval. This would indicate that in a declining rate environment, the yield on earning assets would decrease faster than the cost of interest-bearing liabilities in the 30 day time frame. This risk is managed by ALCO strategies, including securities portfolio structure, pricing of deposit liabilities, loan pricing and structure of fixed and variable rate products.

         The Company analyzes and measures the time periods in which interest-earning assets and interest-bearing liabilities will mature or reprice in accordance with their contractual terms and assumptions. Management believes that the assumptions used are reasonable. The interest rate sensitivity of assets and liabilities could vary substantially if differing assumptions were used or if actual experience differs from the assumptions used in the analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed. Finally, the ability of borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase. The operating results of the Company are not subject to foreign currency exchange or commodity price risk.

Liquidity

         Maintenance of liquidity is coordinated by ALCO. Liquidity can be viewed as the ability to fund customers borrowing needs and their deposit withdrawal requests while supporting asset growth. The Company's primary sources of liquidity include deposit generation, asset maturities and cash flow from loans and securities.

         At December 31, 1997, the Company had cash and cash equivalents of $10.9 million in the form of cash, due from banks and interest bearing deposits with other institutions. In addition, the Company had total securities available for sale of $49.4 million which could be used for liquidity needs. This totals $59.3 million and represents 22.5% of total assets. The Company also monitors other liquidity measures all of which were within policy guidelines at December 31, 1997. The Company believes its liquidity position is adequate.

         The Company's primary source of liquidity is its ability to generate core deposits. This has been a consistent source of funding and has been enhanced by the acquisition and the opening of three new offices since 1994. During 1997, growth in core deposits of $4.9 million funded 45% of loan growth. The remaining growth was funded by a $3.1 million increase in equity and the use of cash flow from maturities of short-term investments.

         The Company also maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB) and other correspondent banks which support liquidity needs. The short-term borrowing capacity from the FHLB was in excess of $53 million. At year-end 1997 the Company had a $2 million borrowing from the FHLB with a scheduled maturity in December 1999.

Results of Operations

Net Interest Income

          Net interest income is the most significant source of revenue for the Company and is the difference between income earned on loans and securities and interest paid on deposits and other borrowings. For the year-ended December 31, 1997 net interest income on a fully taxable basis (fte) was $11,419,000 an increase of $841,000 or 8% over 1996. The resultant fte net interest spread and net interest margin for the year 1997 were 4.10% and 4.70% respectively compared to 4.24% and 4.80% respectively in 1996.

         Total fte interest income for 1997 was $20,212,000, an increase of $1,522,000 or 8.1% from the prior year. As the earning asset yield declined 15 basis points to 8.33% from 8.48% in 1996, this increase in interest income was the result of a $22.5 million increase in average earning assets. Interest expense totaled $8,793,000 for 1997, an increase of $681,000 or 8.4% from 1996. The cost of interest bearing liabilities was 4.23% compared to 4.24% in the prior year. Net interest margin, which is a measurement of net return on interest-earning assets, declined 10 basis points to 4.70% principally due to lower yields on earning assets. However, this was partially offset by a higher percentage of average earning assets of 93.3% in 1997 compared to 91.9% for 1996.

         Interest income earned on loan receivables totaled $16,198,000 with a yield of 8.83% in 1997 compared to $14,558,000 with a yield of 9.08% in 1996. The decrease in yield was principally due to shift in loan mix with increases in lower yielding indirect automobile loans and automobile leases and decreases in higher yielding commercial loans. Average loans increased $23.1 million to $183.6 million.

[GRAPHIC OMITTED]
                                       14

Loans and leases represented 75.6% of earning assets in 1997 increasing from 72.9% in 1996.

         Total securities averaged $55.9 million in 1997 and with an fte interest income of $3,826,000 and yield of 6.85% compared to $54.6 million, $3,855,000 and 7.06% respectively in 1996. The decrease in yield was principally due to shortening of the average repricing term in 1997 and the lower interest rate environment.

         Interest-bearing deposits averaged $197.7 million increasing $13.8 million from average 1996. The average cost for 1997 was 4.14% compared to 4.16% in 1996. Decreases in costs of transaction and savings accounts were partially offset by an increase in the percentage of time deposits which represented 56.4% of the total interest bearing deposits compared to 52% in 1996. Short-term borrowings averaged $7.7 million at an average cost of 4.84% compared to $4.9 million at 5.03% in 1996.

         For the year-ended December 31, 1996 fte net interest income was $10,578,000 an increase of $1,455,000 over 1995. The resultant fte net interest spread and net interest margin for the year 1996 were 4.25% and 4.80% respectively compared to 4.16% and 4.82% respectively in 1995.

         Total fte interest income for 1996 was $18,690,000 an increase of $2,671,000 or 16.7% over 1995. The increase was principally due to growth in earning assets of $30.8 million, or 16.3%, with a yield of 8.48% in 1996 compared to 8.46% in 1995. A decrease in yield on loans to 9.08% from 9.18% was offset by a higher yielding securities portfolio. The yield on loans declined due to a lower prime rate environment and a change in the mix of the loan portfolio. On average, loans receivable increased $14.5 million or 10%, with growth principally in lower yielding indirect automobile lending and auto leasing.

         The total securities portfolio averaged $54.6 million in 1996 compared to $34.0 million in 1995. The increase reflects the deployment of the deposits acquired from the Meridian branches into the investment portfolio. The yield on the portfolio improved to 7.06% from 6.09% principally due to an increase in higher yielding municipal bonds and lengthening of maturities.

         Interest-bearing deposits increased $29.1 million on average in 1996. The costs of these deposits decreased to 4.16% in 1996 from 4.21% in 1995. The average cost of all categories of deposits decreased. This decrease was partially offset by a change in the deposit mix as higher costing time deposits represented 52% of total interest bearing deposits in 1996 compared to 50.1% in 1995. Other borrowed funds averaged $4.9 million in 1996 at a rate of 5.03% compared to $2.6 million and 5.49% in 1995. Total interest expense for 1996 was $8,112,000 an increase of $1,216,000 or 17.6% with cost of 4.24% in 1996 and
4.30% in 1995.

Other Income

         Other income excluding the non-recurring gain on the termination of the pension plan and gains on sales of securities totaled $1,258,000, an increase of $214,000 or 20.5% over 1996. The increase was principally due to a higher level of service charges and fees. In 1997, the Company instituted an ATM surcharge on non-bank customers which totaled $89,000. The Wayne Bank VISA check card introduced in April 1997 provided $17,000 of income. Sales of mutual funds and annuities through Norwood Investment Corp. totaled $75,000 in 1997 on product sold of $2.2 million increasing from revenues of $32,000 in 1996. During 1997, the Company completed its modernization of the employee benefit plans and recognized a gain on the termination of the Company's defined benefit pension plan of $597,000 which was $343,000 after taxes. Securities gains totaled $70,000 down significantly from $787,000 in 1996.

         Other income excluding securities gains was $1,044,000 for 1996, an increase of $225,000 over 1995. All categories of fee-based income reflected improvement over 1995. Service charges and fees of $709,000 increased $142,000 due to an increase in the deposit fee schedule in 1996 and increase in volume. Trust fees likewise were increased in 1996 and totaled $169,000 compared to $124,000 in 1995. For 1996 income from the sale of mutual funds and annuities through Norwood Investment Corp totaled $32,000 compared to $14,000 in 1995.

Other Expenses

         Other expenses totaled $7,861,000 for 1997 a decrease of $62,000 from 1996. Salaries and benefits which represent 46.3% of total expenses were $3,639,000, a decrease of $143,000 from 1996. This was principally due to lower level of full-time equivalent employees and lower costs related to the 401(k) plan. Expenses associated with other real estate were $269,000 declining from $516,000 in 1996 due to less losses realized on property sales in 1997 and lower other expenses. Occupancy and equipment expenses increased $77,000 and $90,000 respectively due to a full year impact of Meridian branches acquired in 1996 and computer equipment installed in 1996. Professional fees declined to $323,000 from $445,000 due to lower legal expenses related to problem loans of $23,000 and other legal fees decreased $35,000 due to expenses incurred in 1996 related to the holding company formation and initial Securities and Exchange Commission registration. All other expenses increased $291,000 or 18% principally due to increased costs related to auto leasing volume of $103,000 and increased amortization of intangible assets incurred with the Meridian branches of $175,000.

         Total other expenses for 1996 were $7,923,000 compared to $6,819,000 in 1995. Expenses for 1996 were impacted by the acquisition of the Meridian branches which accounted for $475,000 of the increase, in addition costs associated with non-performing assets increased in 1996 as other real estate costs totaled $516,000 compared to $416,000 in 1995. The Company incurred legal fees of $173,000 related to problem loans compared to $144,000 in 1995. The Company also had start-up expenses associated with its auto leasing product and a full year of staffing its indirect lending center of $175,000. There were additional legal and consulting fees related to formation of the holding company, initial registration to become a public company and changes to employee benefit plans.

         FDIC insurance premiums decreased $218,000 for the year due to the rate reduction as a result of the Bank Insurance Fund (BIF) reaching its required level of capitalization, thereby reducing deposit insurance premiums.

         Salary and employee benefit expense totaled $3,782,000 and represented 47.8% of other expense compared to $3,288,000 in 1995. At December 31, 1996, the Company had total full-time equivalent staff of 124 compared to 113 in 1995, with the increase principally due to additional branch staff. During 1996 the Company amended its deferred profit sharing plan to allow eligible employees to make 401(k) contributions. The Company also adopted an Employee Stock Ownership Plan in 1996.

Income Taxes

         Income tax expense for the year 1997 was $1,067,000 for an effective tax rate of 28.2% compared to an expense of $468,000 and an effective rate of 20.0% in 1996. The higher level of taxes was principally due to an increase in pre-tax income of $1,433,000 and a lower level of tax-exempt securities in 1997.

         Income tax expense for 1995 was $652,000 for an effective tax rate of 26.6%. During 1996 the Company had a higher level of tax-exempt income as well as $114,000 less pre-tax income as compared to 1995.

Capital and Dividends

         The Company believes a strong capital position is essential to support balance sheet growth, increase the revenue stream, serve the needs of the Company's customers and yield an attractive return to stockholders.
The capital base also provides added protection against losses.

         Total stockholders' equity at December 31, 1997 was $24.6 million, an increase of $3.1 million or 14.4% from 1996. The increase in equity was principally due to retention of earnings of $1,983,000 after dividends declared of $723,000, and an $861,000 increase in net unrealized gain on the Company's available-for-sale securities portfolio. At December 31, 1997 the Company had a leverage capital ratio of 8.34%, tier 1 risk-based capital of 11.27% and total risk-based capital of 12.53% compared to 7.71%, 10.26% and 11.51% respectively in 1996.

         The Company declared a two-for-one stock split in the form of 100% stock dividend on December 9, 1997 payable February 2, 1998. The following dividends, stock price and book value have been adjusted accordingly. Cash dividend declared in 1997 were $.435 per share compared to $.42 per share in 1996. The following table sets forth the price range and cash dividends declared per share regarding common stock for the period indicated:

                         Price Range       Cash Dividend
                         -----------       -------------
                     High         Low      paid per share
                     ----         ----     --------------
Year 1996
---------
First Quarter    $    17.37   $    16.62   $    .105
Second Quarter        17.00        16.25        .105
Third Quarter         16.75        16.12        .105
Fourth Quarter        16.75        16.12        .105

Year 1997
---------
First Quarter    $    17.25   $    16.50   $    .105
Second Quarter        17.00        16.75        .105
Third Quarter         17.50        17.00        .105
Fourth Quarter        20.50        17.00        .120

The book value of the common stock was $13.82 at December 31, 1997 compared to $12.10 at prior year end.

Inflation

         The impact of inflation upon banks differs from the impact upon non-financial institutions. The majority of assets and liabilities of a bank are monetary in nature and therefore change with movements in the inflation rate. The exact impact of inflation on the Bank is difficult to measure. Inflation may cause operating expenses to increase at a rate not matched by increased earnings. Inflation may also affect the borrowing needs of consumers, thereby affecting growth of the Bank's assets. Inflation may also affect the general level of interest rates, which could have an effect on the Bank's profitability. However, as discussed previously, the Bank strives to manage its interest-sensitive assets and liabilities offsetting the effects of inflation.

Year 2000 Issues

         The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and is developing an implementation plan to resolve the issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the application year. Any of the Company's programs that have a time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company has entered into a new multi-year agreement with a data processing provider for its core application systems. The conversion is planned to occur in the fourth quarter of 1998 and will address the Year 2000 issues. The Company presently believes that, with modifications to existing software and converting to new software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems as so modified and converted. However, if such modifications and conversions are not completed timely, the Year 2000 problem may have a material impact on the operations of the Company.

Consolidated Average Balance Sheets with Resultant Interest and Rates (Tax Equivalent Basis, dollars in thousands)

                                                                       Year Ended December 31
                                                1997                           1996                         1995
                                   ----------------------------   ---------------------------  ----------------------------
                                    Average                Ave     Average               Ave     Average               Ave
                                   Balance(2) Interest(1)  Rate   Balance(2) Interest(1) Rate  Balance(2) Interest(1)  Rate
                                   ---------- -----------  ----   ---------- ----------  ----  ---------- -----------  ----
ASSETS
Interest Earning Assets:
         Federal Funds Sold        $   2,490  $     141    5.66% $   4,585   $     239  5.21%  $   8,252 $     483     5.85%
         Interest bearing
          deposits with banks            713         40    5.61        532          29  5.45       1,152        70
         Securities held to
          maturity                     8,745        742    8.48     10,331         864  8.36      15,397       794     5.16
         Securities available
          for sale
        Taxable                       43,525      2,803    6.44     39,703       2,618  6.59      10,905       700     6.42
         Tax-exempt                    3,624        281    7.75      4,604         373  8.10       7,709       576     7.47
                                   ---------  ---------    ----  ---------   ---------  ----   --------- ---------     ----
            Total securities
            available for sale        47,149      3,084    6.54     44,307       2,991  6.75      18,614     1,276     6.85
         Loans (3,4)                 183,625     16,205    8.83    160,517      14,567  9.08     145,990    13,396     9.18
                                   ---------   --------          ---------   ---------         --------- ---------     ----
            Total interest
             earning assets          242,722     20,212    8.33    220,272      18,690  8.48     189,405    16,019     8.46
Non-interest earning assets:
         Cash and due from banks       6,440                         6,343                         5,534
         Allowance for loan losses    (2,918)                       (2,243)                       (2,118)
         Other Assets                 13,937                        15,392                        11,886
                                   ---------                     ---------                     ---------
           Total non-interest
             earning assets           17,459                        19,492                        15,302
                                   ---------                     ---------                     ---------
TOTAL ASSETS                       $ 260,181                     $ 239,764                     $ 204,707
                                   =========                     =========                     =========

LIABILITIES AND STOCKHOLDERS'
 EQUITY
Interest bearing liabilities:
         Interest bearing demand
          deposits                 $  47,245  $   1,241    2.63% $  44,889   $   1,244  2.77%  $  39,056 $   1,101     2.82%
         Savings deposits             44,570      1,203    2.70     43,402       1,213  2.79      38,296     1,148     3.00
         Time deposits               105,920      5,745    5.42     95,679       5,190  5.42      77,535     4,274     5.51
                                   ---------  ---------    ----  ---------   ---------  ----   --------- ---------     ----
            Total interest bearing
             deposits                197,735      8,189    4.14    183,970       7,647  4.16     154,887     6,523     4.21
Short-term borrowings                  7,726        374    4.84      4,907         247  5.03       2,639       145     5.49
Other borrowings                       2,486        230    9.25      2,581         218  8.45       2,706       227     8.39
                                   ---------   --------          ---------   ---------         --------- ---------     ----
            Total interest bearing
             liabilities             207,947      8,793    4.23    191,458       8,112  4.24%    160,232     6,895     4.30
Non-interest bearing liabilities
         Demand deposits              25,584                        22,874                        19,728
         Other liabilities             3,954                         3,282                         2,635
                                   ---------                     ---------                     ---------
            Total non-interest
              bearing liabilities     29,538                        26,156                        22,363
Stockholders' equity                  22,696                        22,150                        22,112
                                   ---------                     ---------                     ---------
TOTAL LIABILITIES AND
         STOCKHOLDERS' EQUITY      $ 260,181                     $ 239,764                     $ 204,707
                                   ---------                     ---------                     ---------

Net interest income
 (tax-equivalent basis)                          11,419    4.10%                10,578  4.24%                9,123    4.16%
                                                           ====                         ====                          ====
Tax equivalent basis adjustment                    (355)                          (436)                       (197)
                                              ---------                      ---------                   ---------
Net Interest Income                           $  11,064                      $  10,142                   $   8,926
                                              =========                      =========                   =========

Net Interest margin
 (tax-equivalent basis)                                    4.70%                        4.80%                         4.82%
                                                           ====                         ====                          ====


1. Interest and yields are presented on a tax-equivalent basis using a marginal tax rate of 34%.
2.   Average balances have been calculated based on daily balances.
3.   Loan balances include non-accrual loans and are net of unearned income.
4. Loan yields include the effect of amortization of deferred fees net of costs.


RATE/VOLUME ANALYSIS
The following table shows the fully taxable equivalent effect of changes in volumes and rates on interest income and interest expense.

                                                                            Increase/Decrease
                                                      ---------------------------------------------------------------
                                                          1997 compared to 1996            1996 compared to 1995
                                                      ------------------------------   ------------------------------
                                                             Variance due to                  Variance due to
                                                      ------------------------------   ------------------------------
(Dollars in thousands)
                                                       VOLUME      RATE        NET      VOLUME      RATE        NET
Interest Earning Assets:
         Federal funds sold                           ($  117)   $    19    ($   98)   ($  196)   ($   48)   ($  244)
         Interest bearing deposits with banks              10          1         11        (34)        (7)       (41)
         Securities held to maturity                     (134)        12       (122)      (317)       387         70
         Securities available for sale
             Taxable                                      247        (62)       185      1,898         20      1,918
             Tax-exempt                                   (77)       (15)       (92)      (248)        45       (203)
                                                      -------    -------    -------    -------    -------    -------
                Total securities available for sale       171        (78)        93      1,650         65      1,715
         Loans receivable                               2,049       (411)     1,638      1,320       (149)     1,171
                                                      -------    -------    -------    -------    -------    -------
                Total interest earning assets           1,978       (456)     1,522      2,422        249      2,671

Interest bearing liabilities:
         Interest bearing demand deposits                  64        (67)        (3)       162        (19)       143
         Savings deposits                                  32        (42)       (10)       146        (81)        65
         Time deposits                                    555         --        555        985        (69)       916
                                                      -------    -------    -------    -------    -------    -------
             Total interest bearing deposits              651       (109)       542      1,293       (169)     1,124
Short-term borrowings                                     137        (10)       127        115        (13)       102
Other borrowings                                           (8)        20         12        (11)         2         (9)
                                                      -------    -------    -------    -------    -------    -------
             Total interest bearing liabilities           780        (99)       681      1,398       (181)     1,217

Net interest income(tax-equivalent basis)             $ 1,198    ($  357)   $   841    $ 1,025    $   430    $ 1,454
                                                      =======    =======    =======    =======    =======    =======

(1) Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

                              BEARD & COMPANY, INC.
                          CERTIFIED PUBLIC ACCOUNTANTS

                          INDEPENDENT AUDITOR'S REPORT




To the Board of Directors and Stockholders
Norwood Financial Corp.
Honesdale, Pennsylvania



         We have audited the accompanying consolidated balance sheet of Norwood Financial Corp. and its subsidiary as of December 31, 1997, and the related consolidated statements of income, stockholders' equity and cash flow for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Norwood Financial Corp. and its subsidiary for the years ended December 31, 1996 and 1995 were audited by other auditors whose report, dated February 14, 1997, expressed an unqualified opinion on those statements.


         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


         In our opinion, the 1997 financial statements referred to above present fairly, in all material respects, the financial position of Norwood Financial Corp. and its subsidiary as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                                               /s/ Beard & Company, Inc.
                                               --------------------------
                                               Beard & Company, Inc.


Harrisburg, Pennsylvania
January 30, 1998

CONSOLIDATED BALANCE SHEETS

December 31,                                                                            1997           1996
                                                                                      -----------------------
                                                                                          (In Thousands)

ASSETS

Cash and due from banks                                                               $   6,571    $   7,072
Interest-bearing deposits with banks                                                      4,353        1,187
Federal funds sold                                                                           --        6,850
Securities available for sale                                                            49,372       48,906
Securities held to maturity, fair value 1997  $ 8,516; 1996 $ 9,040                       8,159        8,805
Loans receivable, net of allowance for loan losses 1997 $ 3,250; 1996 $ 2,616           182,390      172,005
Bank premises and equipment, net                                                          7,300        7,769
Other real estate                                                                           537        2,283
Accrued interest receivable                                                               1,358        1,558
Other assets                                                                              3,210        4,137
                                                                                      -----------------------

         Total assets                                                                 $ 263,250    $ 260,572
                                                                                      =======================
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
         Deposits:
                  Non-interest bearing demand                                         $  24,065    $  25,389
                  Interest-bearing demand                                                21,451       20,201
                  Money market deposit accounts                                          28,812       26,682
                  Savings                                                                43,406       44,025
                  Time                                                                  109,020      113,165
                                                                                      -----------------------
                  Total deposits                                                        226,754      229,462

         Short-term borrowings                                                            4,990        3,227
         Other borrowings                                                                 2,000        2,442
         Accrued interest payable                                                         2,365        2,224
         Other liabilities                                                                2,547        1,698
                                                                                      -----------------------
                  Total liabilities                                                     238,656      239,053

STOCKHOLDERS' EQUITY
         Common stock, par value $ .10 per share; authorized 10,000,000 shares;
                  issued 1997 1,801,592 shares; 1996 900,796 shares                         180           90
         Surplus                                                                          4,384        4,444
         Retained earnings                                                               20,844       18,861
         Treasury stock, at cost 1997 22,394 shares; 1996 11,230 shares                    (344)        (345)
         Net unrealized appreciation on securities available for sale, net of taxes       1,280          419
         Unearned Employee Stock Ownership Plan (ESOP) shares                            (1,750)      (1,950)
                                                                                      -----------------------
                  Total stockholders' equity                                             24,594       21,519
                                                                                      -----------------------
                  Total liabilities and stockholders' equity                          $ 263,250    $ 260,572
                                                                                      =======================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31,                                                 1997      1996      1995
                                                                        ---------------------------
                                                                  (In Thousands, Except Per Share Data)
Interest income:
         Loans receivable, including fees                               $16,198   $14,558   $13,396
         Securities:
                  Taxable                                                 2,803     2,618     1,508
                  Tax-exempt                                                675       811       366
         Interest-bearing deposits with other institutions                   40        28        70
         Federal funds sold                                                 141       239       483
                                                                        ---------------------------
                  Total interest income                                  19,857    18,254    15,823
                                                                        ---------------------------
Interest expense:
         Deposits                                                         8,189     7,647     6,523
         Short-term borrowings                                              374       247       146
         Other                                                              230       218       227
                                                                        ---------------------------
                  Total interest expense                                  8,793     8,112     6,896
                  Net interest income                                    11,064    10,142     8,927

Provision for loan losses                                                 1,355     1,710       619
                                                                        ---------------------------
                  Net interest income after provision for loan losses     9,709     8,432     8,308
                                                                        ---------------------------
Other income:
         Service charges and fees                                           859       709       567
         Income from fiduciary activities                                   165       169       124
         Net realized gains on sales of securities                           70       787       146
         Gain on termination of pension plan                                597        --        --
         Other                                                              234       166       128
                                                                        ---------------------------
                  Total other income                                      1,925     1,831       965
                                                                        ---------------------------
Other expenses:
         Salaries and employee benefits                                   3,639     3,782     3,288
         Occupancy                                                          693       616       541
         Furniture and equipment                                            594       504       340
         Other real estate owned operations                                 269       516       416
         Federal deposit insurance premiums                                  27         2       220
         Advertising                                                        163       210       182
         Taxes, other than income                                           240       221       201
         Professional fees                                                  323       445       336
         Amortization of intangible assets                                  291       116        40
         Other                                                            1,622     1,511     1,255
                                                                        ---------------------------
                  Total other expenses                                    7,861     7,923     6,819
                                                                        ---------------------------
                  Income before income taxes                              3,773     2,340     2,454

Income tax expense                                                        1,067       468       652
                                                                        ---------------------------
                  Net income                                            $ 2,706   $ 1,872   $ 1,802
                                                                        ===========================
Basic and diluted earnings per common share                             $  1.63   $  1.10   $  1.01
                                                                        ===========================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years Ended December 31, 1997, 1996 and 1995

                                                                                                 Net Unrealized
                                                                                                  Appreciation
                                                                                                  On Securities  Unearned
                                                      Common               Retained    Treasury     Available      ESOP
                                                       Stock    Surplus    Earnings      Stock       For Sale     Shares     Total
                                                      ------------------------------------------------------------------------------
                                                                                      (In Thousands)
Balance, December 31, 1994                            $   900  $  3,568    $ 16,593    $     --    $    580      $     --  $ 21,641
         Net income                                        --        --       1,802          --          --            --     1,802
         Cash dividends declared,
                  $ .39 per share                          --        --        (691)         --          --            --      (691)
         Purchase of treasury stock                        --        --          --        (561)         --            --      (561)
         Net change in unrealized
                  appreciation on securities
                  available for sale, net of taxes         --        --          --          --         591            --       591
                                                      ------------------------------------------------------------------------------
Balance, December 31, 1995                                900     3,568      17,704        (561)      1,171            --    22,782
         Transfer in connection with
                  formation of holding company           (810)      810          --          --          --            --        --
         Net income                                        --        --       1,872          --          --            --     1,872
         Cash dividends declared,
                  $ .42 per share                          --        --        (715)         --          --            --      (715)
         Purchase of treasury stock                        --        --          --      (1,733)         --            --    (1,733)
         Sale of shares of common
                  stock to ESOP                            --        53          --       1,947          --          (2,000)     --
         Issuance of treasury stock                        --         1          --           2          --            --         3
         Stock options exercised                           --        12          --          --          --            --        12
         Release of earned ESOP shares                     --        --          --          --          --            50        50
Net change in unrealized
                  appreciation on securities
                  available for sale, net of taxes         --        --          --          --          (752)         --      (752)
                                                      ------------------------------------------------------------------------------
Balance, December 31, 1996                                 90     4,444      18,861        (345)        419        (1,950)   21,519
         Net income                                        --        --       2,706          --          --            --     2,706
         Cash dividends declared,
                  $ .435 per share                         --        --        (723)         --          --            --      (723)
         Two-for-one stock split in the form
                  of a 100% stock dividend                 90       (90)         --          --          --            --        --
         Issuance of treasury stock                        --        --          --           1          --            --         1
         Release of earned ESOP shares                     --        30          --          --          --           200       230
         Net change in unrealized
                  appreciation on securities
                  available for sale, net of taxes         --        --          --          --           861          --       861
                                                      ------------------------------------------------------------------------------
Balance, December 31, 1997                            $   180  $  4,384    $ 20,844    $   (344)   $  1,280      $ (1,750) $ 24,594
                                                      ==============================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,                                                   1997              1996             1995
                                                                         -------------------------------------------
                                                                                        (In Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
         Net income                                                      $  2,706         $  1,872          $  1,802
         Adjustments to reconcile net income to net cash
                  provided by operating activities:
                  Provision for loan losses                                 1,355            1,710               619
                  Depreciation                                                709              600               480
                  Amortization of intangible assets                           291              116                40
                  Deferred income taxes                                     1,184              771              (219)
                  Net realized gain on sales of securities                    (70)            (787)             (146)
                  Losses on sale of other real estate, net                    111              216               267
                  Net gain on sale of mortgage loans                          (56)             (52)              (49)
                  Mortgage loans originated for sale                       (4,210)          (5,063)           (3,314)
                  Proceeds from sale of mortgage loans                      4,266            5,115             3,363
                  Decrease (increase) in accrued interest receivable          200              (53)              236
                  Increase in accrued interest payable                        141              392               582
                  Other, net                                                  (94)            (723)              848
                                                                         -------------------------------------------
                  Net cash provided by operating activities                 6,533            4,114             4,509
                                                                         -------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
         Securities available for sale:
                  Proceeds from sales                                       9,423            3,081             5,086
                  Proceeds from maturities and principal reductions on
                     mortgage-backed securities                            11,703           11,376             5,173
                  Purchases                                               (20,268)         (27,023)           (4,866)
         Securities held to maturity:
                  Proceeds from maturities                                    650            3,665            20,695
                  Purchases                                                    --             (250)          (35,440)
         Net increase in loans                                            (12,079)         (25,519)          (14,136)
         Purchase of bank premises and equipment                             (240)          (1,363)             (587)
         Proceeds from sales of other real estate                           1,975            1,475             1,209
         Proceeds received from branch acquisition                             --           17,716                --
                                                                         -------------------------------------------
                  Net cash used in investing activities                    (8,836)         (16,842)          (22,866)
                                                                         -------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
         Net increase (decrease) in deposits                               (2,708)          22,717            18,812
         Net increase in short-term borrowings                              1,763            1,196               442
         Repayments of other borrowings                                    (2,442)            (140)             (130)
         Proceeds from other borrowings                                     2,000               --                --
         Stock options exercised                                               --               12                --
         Acquisition of treasury stock                                         --           (1,733)             (561)
         Proceeds from issuance of treasury stock                               1                3                --
         Release of ESOP shares                                               200               50                --
         Cash dividends paid                                                 (696)            (716)             (677)
                                                                         -------------------------------------------
                  Net cash provided by (used in) financing activities      (1,882)          21,389            17,886
                                                                         -------------------------------------------
                  Increase (decrease) in cash and cash equivalents         (4,185)           8,661              (471)

Cash and cash equivalents:
         Beginning of year                                                 15,109            6,448             6,919
                                                                         -------------------------------------------
         End of year                                                     $ 10,924         $ 15,109          $  6,448
                                                                         ===========================================

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF ACCOUNTING POLICIES

Reorganization and nature of operations:

         On December 12, 1995, the stockholders of the Wayne Bank (Bank) approved the reorganization of the Bank into a bank holding company structure. After approval by regulatory authorities, the reorganization was completed on March 29, 1996. Each issued and outstanding share of the common stock, par value $ 1.00, of the Bank immediately prior to the reorganization was converted into and exchanged for one share of common stock, par value $ .10, of Norwood Financial Corp. (Company). As a result of this transaction, the Bank and its wholly-owned real estate subsidiary, WCB Realty Corp. became a wholly-owned subsidiary of the Company. The Bank is a state-chartered bank located in Honesdale, Pennsylvania. The Company derives substantially all of its income from the banking and bank related services which include interest earnings on commercial mortgage, residential real estate, commercial and consumer loan financings, as well as interest earnings on investment securities and deposit services to its customers. The Company is subject to regulation and supervision by the Federal Reserve Board while the Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.

Principles of consolidation:

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and the Bank's wholly-owned subsidiaries, WCB Realty Corp., Norwood Investment Corp. and WTRO Properties. All intercompany accounts and transactions have been eliminated in consolidation.

Estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Securities:

         Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized appreciation or depreciation is reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using a method which approximates the interest method over the period to maturity.

         Bonds, notes and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

         Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

Loans receivable:

         Loans generally are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is generally amortizing those amounts over the contractual life of the loan.

         The Company provides automobile financing to its customers through direct financing leases. These direct financing leases are carried at the Company's net investment, which includes the sum of aggregate rentals receivable and the estimated residual value of the leased automobiles less unearned income. Unearned income is amortized over the leases terms by methods that approximate the interest method.

         A loan is generally considered impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Allowance for loan losses:

         The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

         The allowance for loan losses related to impaired loans that are identified for evaluation is based on discounted cash flows using the loan's initial effective interest rate or the fair value, less selling costs, of the collateral for certain collateral dependent loans. By the time a loan becomes probable of foreclosure, it has been charged down to fair value, less estimated costs to sell.

         The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

Premises and equipment:

         Premises   and   equipment   are   stated  at  cost  less   accumulated
depreciation.   Depreciation   expense   is   calculated   principally   on  the
straight-line method over the respective assets estimated useful lives.

Other real estate:

         Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in the loss on foreclosed real estate.

Branch acquisition and intangible assets:

         On March 25, 1996, the Company acquired certain assets and all the deposit liabilities of three branch offices of Meridian Bank. The transaction was accounted for as a purchase. The Company assumed deposit liabilities of $20,169,279 and acquired cash funds and premises and equipment totaling $1,008,000. The premium paid to acquire these offices amounted to $1,790,000.

         Intangible assets are comprised of goodwill and core deposit acquisition premiums and are included in other assets. Goodwill is amortized over a fifteen year period. Core deposit acquisition premiums, which were developed by specific core deposit life studies, are being amortized over seven to nine years. The amortization of intangible assets amounted to $ 291,000, $116,000 and $ 40,000 for the years ended December 31, 1997, 1996 and 1995 respectively. Annual assessments of the carrying values and remaining amortization periods of intangible assets are made to determine possible carrying value impairment and appropriate adjustments, as deemed necessary.

Income taxes:

         Deferred income tax assets and liabilities are determined based on the differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. These differences are measured at the enacted tax rates that will be in effect when these differences reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company and its subsidiary file a consolidated federal income tax return.

Advertising costs:

         The Company follows the policy of charging the costs of advertising to expense as incurred.

Stock dividend and per share data:

         In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share". Statement No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of stock options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented to conform to the Statement No. 128 requirements.

         On December 9, 1997, the Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend on common stock outstanding, payable on February 1, 1998 to shareholders of record on January 15, 1998. The stock split resulted in the issuance of 900,796 additional common shares. The effect of this stock split has been recorded as of December 31, 1997. All per share data has been adjusted for the effect of the stock split.

Cash flow information:

         For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks and federal funds sold.

         Cash payments for interest for the years ended December 31, 1997, 1996 and 1995, were $ 8,652,000, $ 7,719,000 and $ 6,313,000 respectively. There were no cash payments for income taxes in 1997 compared to $ 787,000 and $ 620,000 in 1996 and 1995 respectively. Non-cash investing activities for 1997, 1996 and 1995 included foreclosed mortgage loans transferred to real estate owned of $ 341,000, $ 2,074,000 and $ 2,043,000 respectively.

Off-balance sheet financial instruments:

         In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, letters of credit and commitments to sell loans. Such financial instruments are recorded in the balance sheets when they become receivable or payable.

Trust assets:

         Assets held by the Company in a fiduciary capacity for customers are not included in the financial statements since such items are not assets of the Company. Trust income is reported on the accrual method.

Reclassifications:

         Certain items in the 1996 and 1995 consolidated financial statements have been reclassified to conform with the 1997 consolidated financial statement presentation. These reclassifications had no effect on net income or stockholders' equity.

SECURITIES
         The amortized cost and fair value of securities were as follows:

                                                       Gross                        Gross
                                                     Amortized     Unrealized     Unrealized        Fair
                                                       Cost       Appreciation   Depreciation       Value
                                                     -----------------------------------------------------
                                                                        (In Thousands)
December 31, 1997:
Available for sale:
         U.S. Treasury securities                     $  8,009      $     26       $     (1)      $  8,034
         U.S. Government agencies                       18,003            68            (47)        18,024
         States and political subdivisions               1,440            22             --          1,462
         Mortgage-backed securities                     18,903            71            (13)        18,961
                                                     -----------------------------------------------------
                                                        46,355           187            (61)        46,481
         Equity securities                               1,078         1,813             --          2,891
                                                     -----------------------------------------------------

                                                      $ 47,433      $  2,000       $    (61)      $ 49,372
                                                      ====================================================
Held to maturity:
         States and political subdivisions            $  8,159      $    361       $     (4)      $  8,516
                                                      ====================================================

December 31, 1996:
         Available for sale:
                  U.S. Treasury securities            $  4,001      $      4       $    (11)      $  3,994
                  U.S. Government agencies              25,995            52           (190)        25,857
                  States and political subdivisions      5,219            18            (63)         5,174
                  Corporate securities                     500             3             --            503
                  Mortgage-backed securities            11,477             2           (120)        11,359
                                                     -----------------------------------------------------
                                                        47,192            79           (384)        46,887
                  Equity securities                      1,051           968             --          2,019
                                                     -----------------------------------------------------
                                                      $ 48,243      $  1,047       $   (384)      $ 48,906
                                                      ====================================================

Held to maturity:
                  States and political subdivisions   $  8,805      $    242       $     (7)      $  9,040
                                                      ====================================================

Equity securities consist of Pennsylvania community banks, Federal Home Loan Bank and Federal Reserve Bank stock.

         The amortized cost and fair value of securities as of December 31, 1997, by contractual maturity are shown below. Expected maturities may differ from contractual maturities or call dates because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

                                         Securities Available  Securities Held
                                                 For Sale       To Maturity
                                         --------------------------------------
                                         Amortized  Fair   Amortized    Fair
                                          Cost      Value     Cost     Value
                                         --------------------------------------
                                                     (In Thousands)

Due in one year or less                  $ 3,498   $ 3,501   $    --   $    --
Due after one year through five years     13,263    13,292       500       500
Due after five years through ten years     9,189     9,212       290       304
Due after ten years                        1,502     1,515     7,369     7,712
                                         --------------------------------------
                                          27,452    27,520     8,159     8,516
Mortgage-backed securities                18,903    18,961        --        --
Equity securities                          1,078     2,891        --        --
                                         --------------------------------------
                                         $47,433   $49,372   $ 8,159   $ 8,516
                                         ======================================

         Gross realized gains and gross realized losses on sales of securities available-for-sale were $ 80,000 and $ 10,000 respectively in 1997, $ 830,000 and $ 43,000 respectively in 1996, and $ 319,000 and $ 173,000 respectively in 1995.

         Securities with a carrying value of $ 19,729,000 and $ 27,995,000 at December 31, 1997 and 1996 were pledged to secure public deposits, U.S. Treasury demand notes, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES
         The components of loans receivable at December 31 were as follows:

                                            1997       1996
                                          -------------------
                                            (In Thousands)
Real estate:
         Residential                      $ 54,227   $ 54,547
         Commercial                         32,986     36,852
         Construction                        2,046      1,602
Commercial, financial and agricultural      26,589     29,680
Consumer loans to individuals               37,082     37,503
Lease financing, net of unearned income     33,877     17,048
                                          -------------------
                                           186,807    177,232
Less:
         Unearned income                     1,167      2,611
         Allowance for loan losses           3,250      2,616
                                          -------------------
                                          $182,390   $172,005
                                          ===================

         The Bank's net investment in direct financing leases at December 31 consist of:
                                            1997       1996
                                         --------------------

Minimum lease payments receivable        $ 17,360    $ 10,137
Estimated unguaranteed residual values     22,524      10,311
Unearned income                            (6,007)     (3,400)
                                         --------------------
                                         $ 33,877    $ 17,048
                                         ====================

The following table presents changes in the allowance for loan losses:

                              Years Ended December 31,
                             1997       1996        1995
                            ------------------------------
                                    (In Thousands)

Balance, beginning          $ 2,616    $ 2,125    $ 1,893
Provision for loan losses     1,355      1,710        619
Recoveries                      109        147        537
Loans charged off              (830)    (1,366)      (924)
                            ------------------------------
Balance, ending             $ 3,250    $ 2,616    $ 2,125
                            ==============================

     The recorded investment in impaired loans, not requiring an allowance for loan losses was $ 1,704,000 and $ 2,437,000 at December 31, 1997 and 1996
respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $ 630,000 and $ 440,000 at December 31, 1997 and 1996 respectively. The related allowance for loan losses associated with these loans was $ 21,000 and $ 52,000 at December 31, 1997 and 1996 respectively. For the years ended December 31, 1997, 1996 and 1995, the average recorded investment in these impaired loans was $ 2,716,000, $ 3,228,000 and $ 3,378,000 and the interest income recognized on these impaired loans was $ 68,000, $ 12,000 and $117,000 respectively.

PREMISES AND EQUIPMENT

         Components of premises and equipment at December 31 are as follows:
                                     1997     1996
                                   -----------------
                                    (In Thousands)

Land                               $   989   $ 1,004
Buildings and improvements           7,789     7,569
Furniture and equipment              3,927     3,887
                                   -----------------
                                    12,705    12,460
Less accumulated depreciation        5,405     4,691
                                   -----------------

                                   $ 7,300   $ 7,769
                                   =================
DEPOSITS

     Aggregate time deposits in denominations of $ 100,000 or more were $23,324,000 and $ 28,890,000 at December 31, 1997 and 1996 respectively.

         At December 31, 1997, the scheduled maturities of time deposits are as follows (in thousands):

1998                           $ 76,045
1999                             23,570
2000                              4,550
2001                              4,855
                               --------
                               $109,020
                               ========

BORROWINGS

         Short-term borrowings at December 31 consist of the following:
                                                  1997    1996
                                                 ---------------
                                                  (In Thousands)

Securities sold under agreements to repurchase   $2,825   $2,659
Federal funds purchased                           1,085       --
U.S. Treasury demand notes 1,000                    568
Other                                                80       --
                                                 ---------------
                                                 $4,990   $3,227
                                                 ===============

The outstanding balances and related information of short-term borrowings are summarized as follows:

                                         Years Ended December 31,
                                             1997      1996
                                            -----------------
                                             (In Thousands)

Average balance during the year             $ 7,892   $ 4,902
Average interest rate during the year          5.11 %    5.04 %
Maximum month-end balance during the year   $13,456   $11,969

         Securities sold under agreements to repurchase generally mature within one day from the transaction date. Securities with amortized costs and fair values of $ 4,749,000 and $ 4,742,000 at December 31, 1997 and $ 5,047,000 and
$5,124,000 at December 31, 1996 were pledged as collateral for these agreements. The securities underlying the agreements were under the Company's control.

         The Company has a line of credit commitment available from the Federal Home Loan Bank (FHLB) of Pittsburgh for borrowings of up to $ 4,800,000 which expires in March 1998. There were no borrowings under this line of credit at December 31, 1997 and 1996.

         Other borrowings at December 31, 1997 of $ 2,000,000 consist of an advance from the FHLB bearing interest at a rate of 6.04% and which matures on December 23, 1999. Other borrowings of $ 2,442,000 at December 31, 1996 consisted of a mortgage bond payable with the Wayne County Development Authority at an average interest rate of 7.79% over the life of the bond issue. These bonds were issued to finance the Company's main office headquarters which also served as collateral for the bonds. During 1997, the Company elected to exercise their option and retire these bonds.

EMPLOYEE BENEFIT PLANS

         In the third quarter of 1997, the Company terminated its defined benefit pension plan which covered substantially all employees and officers. Upon termination, vested participants were allowed to roll their accumulated benefits into either the Company's profit-sharing plan, an IRA, an annuity contract, an alternative retirement investment account or were paid cash. At the time of the termination, the Company determined the amount that the plan assets exceeded the accumulated benefit obligation of eligible participants of which 25% $(102,000) was transferred to the Company's 401(k) plan. The remaining plan assets were transferred to the Company and it recognized a pre-tax gain of $ 597,000 in the third quarter of 1997 included in other income in the accompanying consolidated financial statements.

         Pension expense related to this plan for the years ended December 31, 1996 and 1995 was as follows:
                                                                1996     1995
                                                                --------------
                                                                (In Thousands)

Service cost                                                    $ 170    $ 140
Interest cost on projected benefit obligation                     183      170
Return on plan assets                                            (212)    (183)
Net amortization                                                   (5)      (5)
                                                                --------------
         Net periodic pension cost                              $ 136    $ 122
                                                                ==============

         The actuarial present value of accumulated benefit obligations at December 31, 1996 was $ 2,152,000, including vested benefit obligations of $2,112,000. The following table sets forth the funded status and amounts recognized in the balance sheet at December 31, 1996 (in thousands):

Projected benefit obligation                                          $ 2,901

 Plan assets at fair value                                             (2,762)
                                                                      -------
         Projected benefit  obligation in excess of plan assets           139

Unrecognized prior service costs                                          (21)
Unrecognized  transition  amounts                                         113
Unrecognized net gain from past experience different from that assumed     90
                                                                      -------
         Accrued pension costs                                        $   321
                                                                      =======

         The weighted discount rate used to measure the projected obligation was 7.00%, the rate of future increase in future compensation levels was 6.00%, and the long-term rate of return on assets was 8.00% for 1996 and 8.50% for 1995.

         The Company has a defined contributory profit-sharing plan which, effective November 1, 1996, included the adoption of a 401(k) plan. The plan permits employees to make pre-tax contributions up to 15% of the employee's compensation. The amount of contributions to the plan, including matching contributions, is at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan after one year of employment. Employee contributions are vested at all times, and any Company contributions are fully vested after five years. The Company's contributions are expensed as the cost is incurred, funded currently, and amounted to $ 132,000, $170,000 and $ 140,000 for the years ended December 31, 1997, 1996 and 1995 respectively.

         On August 27, 1996, the Board of Directors approved the creation of a leveraged employee stock ownership plan ("ESOP") for the benefit of employees who meet the eligibility requirements which include having completed one year of service with the Company and having attained age twenty-one. The ESOP Trust purchased shares of the Company's common stock with proceeds from a loan from the Company. The Bank makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments. The loan bears interest at the prime rate adjusted annually. Interest is payable annually and principal payable in equal annual installments over ten years. The loan is secured by the shares of the stock purchased.

         As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of debt service paid in the year. The Company accounts for its leveraged ESOP in accordance with Statement of Position 93-6. Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in the consolidated balance sheets. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and dividends on unallocated ESOP shares are recorded as a reduction of debt.

         Compensation expense for the ESOP was $ 237,000 and $ 51,000 for the years ended December 31, 1997 and 1996 respectively.

                                        1997          1996
                                     -----------------------
Allocated shares                         15,150        3,030
Shares released for allocation               --           --
Unreleased shares                       106,062      118,182
                                     -----------------------
         Total ESOP shares              121,212      121,212
                                     =======================
Fair value of unreleased shares      $2,201,000   $1,906,000
                                     =======================

INCOME TAXES

         The components of the provision for federal income taxes are as follows:

             Years Ended December 31,
           -----------------------------
            1997        1996      1995
           -----------------------------
                   (In Thousands)

Current    $  (117)   $  (303)   $   871
Deferred     1,184        771       (219)
           -----------------------------
           $ 1,067    $   468    $   652
           =============================

         Income tax expense of the Company is less than the amounts computed by applying statutory federal income tax rates to income before income taxes because of the following:

                                           Percentage Of Income
                                            Before Income Taxes
                                        --------------------------
                                          Years Ended December 31,
                                        --------------------------
                                        1997       1996       1995

Tax at statutory rates                  34.0 %     34.0 %    34.0 %
Tax exempt interest income,
net of interest expense disallowance    (5.4)     (10.4)     (4.6)
Low-income housing tax credit           (1.5)      (2.5)     (2.4)
Other                                    1.2       (1.1)     (0.4)
                                        ---------------------------
                                        28.3 %     20.0 %    26.6 %
                                        ===========================

         The income tax provision includes $ 24,000, $ 268,000 and $ 50,000 of income taxes relating to realized securities gains for the years ended December 31, 1997, 1996 and 1995 respectively.

         The net deferred tax liability included in other liabilities in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:
                                                      1997      1996
                                                    ------------------
                                                      (In Thousands)
Deferred tax assets:
         Allowance for loan losses                  $   698    $   488
         Deferred loan origination fees                  45         85
         Allowance for other real estate losses          82        104
         Accrued pension                                 --        134
         Allowance for loss on other assets              85         85
         Deferred compensation                           43        110
         Core deposit intangible                         87         44
         Partnership credit carryforward                116         58
         Minimum tax credit carryforward                912         74
         Other                                          116         37
                                                    ------------------
                  Total deferred tax assets           2,184      1,219
                                                    ------------------

Deferred tax liabilities:
         Net unrealized gain on securities              659        244
         Premises and equipment                         242        222
         Lease financing                              3,126        967
         Other                                           10         40
                                                    ------------------
                  Total deferred tax liabilities      4,037      1,473
                                                    ------------------
                  Net deferred tax liability        $(1,853)   $  (254)
                                                    ==================

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

         Certain directors and executive officers of the Bank, their families and their affiliates are customers of the Bank. Any transactions with such parties, including loans and commitments, were in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time and did not represent more than normal risks. At December 31, 1997 and 1996, such loans amounted to $ 3,437,000 and $ 4,461,000 respectively. During 1997, new loans to such related parties totaled $ 2,185,000 and repayments aggregated $ 3,209,000.

REGULATORY MATTERS AND STOCKHOLDERS' EQUITY

         The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material affect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.

         As of December 31, 1997, the most recent notification from the regulators has categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Company's or Bank's category.

         The Bank's actual capital amounts and ratios are also presented in the table:

                                                                                                     To Be Well
                                                                                                   Capitalized Under
                                                                                For Capital        Prompt Corrective
                                                             Actual           Adequacy Purposes    Action Provisions
                                                       -------------------------------------------------------------
                                                        Amount     Ratio      Amount  Ratio(1)     Amount Ratio(1)
                                                       -------------------------------------------------------------
                                                                              (In Thousands)
As of December 31, 1997:
         Total capital (to risk weighted assets)       $ 23,565    12.41%     15,191   8.00%     $18,989   10.00%
         Tier 1 capital (to risk weighted assets)        21,184    11.15%      7,600   4.00%      11,400    6.00%
         Tier 1 capital (to average assets)              21,184     8.13%     10,422   4.00%      13,028    5.00%

As of December 31, 1996:
         Total capital (to risk weighted assets)       $ 21,281    11.61%    $14,664   8.00%     $18,330   10.00%
         Tier 1 capital (to risk weighted assets)        18,986    10.36%      7,331   4.00%      10,966    6.00%
         Tier 1 capital (to average assets)              18,986     7.54%     10,072   4.00%      12,590    5.00%

--------------------
(1) Compliance with the requirement results from a value that must be greater than or equal to the ratio shown.

         The Company's ratios do not differ significantly from the Bank's ratios presented above. The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at December 31, 1997 was approximately $ 1,182,000.

         Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1997, $ 18,106,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above.














STOCK OPTION PLAN

         The Company adopted a Stock Option Plan for the directors, officers and employees of the Company which was approved by stockholders in 1995. An aggregate of 500,000 shares of authorized but unissued common stock of the Company were reserved for future issuance under the Plan. The stock options typically have expiration terms ranging between one and ten years subject to certain extensions and early terminations. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted.

         A  summary  of  the  Company's   stock  option   activity  and  related
information for the years ended December 31 follows:


                                                 1997                    1996                    1995
                                    --------------------------------------------------------------------
                                               Weighted                Weighted                Weighted
                                                Average                 Average                 Average
                                                Exercise               Exercise                Exercise
                                    Options      Price      Options     Price     Options      Price
                                    --------------------------------------------------------------------
Outstanding, beginning of year       41,620    $   16.54    29,970   $   16.63        --     $    --
Granted                              18,000        17.13    19,750       16.44    29,970       16.63
Exercised                                --           --    (1,000)      16.63        --          --
Forfeited                            (4,050)       16.63    (7,100)      16.63        --          --
                                    --------------------------------------------------------------------
Outstanding, end of year             55,570    $   16.72    41,620   $   16.54    29,970     $ 16.63
                                    ====================================================================
Exercisable at end of year           37,570    $   16.53    21,870   $   16.63        --          --
                                    ====================================================================


         Exercise prices for options outstanding as of December 31, 1997 ranged from $ 16.44 to $ 17.33 per share. The weighted average remaining contractual life is 9.0 years.

         As permitted by FASB Statement No. 123, "Accounting for Stock-Based Compensation," the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

         Pro form a information regarding net income and earnings per share is required by Statement 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997, 1996 and 1995 respectively: risk-free interest rates of 5.75%, 6.39% and 5.61%; dividend yields of 2.4%, 2.6% and 2.3% volatility factors of the expected market price of the Company's common stock of .21, .07. and .07; and a weighted-average expected life of the option of 8, 9 and 9 years.

         For purposes of pro form a disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro form a information follows (in thousands, except for earnings per share information):

                                             Years Ended December 31,
                                        ---------------------------------
                                          1997        1996        1995
                                        ---------------------------------
Net income:
         As reported                    $   2,706  $    1,872  $    1,802
                                        =================================
         Pro form a                     $   2,640  $    1,796  $    1,731
                                        =================================

Basic and diluted earnings per share:
         As reported                    $    1.63  $     1.10  $     1.01
                                        =================================

         Pro form a                     $    1.59  $     1.06  $     0.98
                                        =================================

EARNINGS PER SHARE

         The following table sets forth the computations of basic and diluted earnings per share:

                                                                                   Years Ended December 31,
                                                                             -------------------------------------
                                                                                1997         1996         1995
                                                                             -------------------------------------

Numerator, net income                                                        $2,706,000   $1,872,000   $1,802,000

Denominator:
         Denominator for basic earnings per share, weighted average shares    1,660,998    1,706,090    1,779,140
         Effect of dilutive securities, employee stock options                    3,474           13           --
                                                                             -------------------------------------
         Denominator for diluted earnings per share, adjusted
         weighted average shares and assumed conversions                      1,664,472    1,706,103    1,779,140
                                                                             =====================================
Basic and diluted earnings per common share                                  $     1.63   $     1.10   $     1.01
                                                                             =====================================

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

         The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instru-ments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

         A summary of the Bank's financial instrument commitments is as follows:

                                 December 31,
                                1997      1996
                               -----------------
                                (In Thousands)

Commitments to extend credit   $14,749   $25,346
Standby letters of credit          540     1,144
                               -----------------
                               $15,289   $26,490
                               =================

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer and generally consists of real estate.

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank holds collateral, when deemed necessary, supporting those commitments.

CONCENTRATIONS OF CREDIT RISK

         The Bank operates primarily in Wayne and Pike Counties, Pennsylvania and, accordingly, has extended credit primarily to commercial entities and individuals in this area whose ability to honor their contracts is influenced by the region's economy. These customers are also the primary depositors of the Bank. The Bank is limited in extending credit by legal lending limits to any single borrower or group of borrowers.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

         The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at December 31, 1997 and 1996:

 . For cash and due from banks, interest-bearing deposits with banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

 . For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

 . The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Disclosure of the fair value of leases receivable is not required and has not been included in the table below.

 . The fair value of accrued interest receivable and accrued interest payable is the carrying amount.

 . The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits for similar remaining maturities.

 .The fair value of short-term borrowings approximate their carrying amount.

 . The fair value of other borrowings are estimated using discounted cash flow analyses based upon the Company's current borrowing rates for similar types of borrowing arrangements.

 . The fair value of commitments to extend credit and for outstanding letters of credit is estimated using the fees currently charged to enter into similar agreements.

         The estimated fair value of the Company's financial instruments were as follows:

                                                               December 31, 1997     December 31, 1996
                                                              -----------------------------------------
                                                              Carrying     Fair      Carrying     Fair
                                                               Amount      Value      Amount      Value
                                                              -----------------------------------------
                                                                             (In Thousands)
Financial assets:
         Cash and due from banks, interest-bearing
                  deposits with banks and federal funds sold   $ 10,924   $ 10,924   $ 15,109   $ 15,109
         Securities                                              57,531     57,888     57,711     57,946
         Loans receivable, net                                  148,513    150,008    154,957    159,179
         Accrued interest receivable                              1,358      1,358      1,558      1,558

Financial liabilities:
         Deposits                                               226,754     26,775    229,462    229,480
         Short-term borrowings                                    4,990      4,990      3,227      3,227
         Other borrowings                                         2,000      2,012      2,442      2,632
         Accrued interest payable                                 2,365      2,365      2,224      2,224

Off-balance sheet financial instruments:
         Commitments to extend credit and outstanding
                  letters of credit                                  --         --         --         --

NORWOOD FINANCIAL CORP. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Balance Sheets
                                                      December 31
                                                     1997      1996
                                                    -----------------
                                                      (In Thousands)
ASSETS
Cash on deposit in bank subsidiary                  $   290   $   395
Interest bearing deposit with another institution       500        --
Securities available for sale                           330       207
Investment in bank subsidiary                        23,714    21,051
Other assets                                             43        61
                                                    -----------------
                                                    $24,877   $21,714
                                                    =================
         LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES                                         $   283   $   195

STOCKHOLDERS' EQUITY                                 24,594    21,519
                                                    -----------------

                                                    $24,877   $21,714
                                                    =================

Statements of Income
                                                              For The Period
                                                              March 29, 1996
                                                Year Ended         to
                                                December 31,   December 31,
                                                    1997          1996
                                                ---------------------------
                                                       (In Thousands)
Income:
         Dividends from bank subsidiary           $   723       $ 2,549
         Interest income from bank subsidiary         162            --
         Other interest income                         14            41
         Gain on sale of securities                    --             2
                                                ---------------------------
                                                       899         2,592

Expenses                                               54            14
                                                ---------------------------
                  Income before income taxes          845         2,578

Income tax expense (benefit)                           41            (3)
                                                ---------------------------
                                                      804         2,581

Equity in undistributed earnings of subsidiary      1,902         1,190
                                                ---------------------------

                  Net income                      $ 2,706       $ 1,391
                                                ===========================

Statements of Cash Flows

                                                                                For The Period
                                                                                March 29, 1996
                                                             Year Ended             to
                                                             December 31,       December 31,
                                                                1997               1996
                                                             ---------------------------------
                                                                     (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
         Net income                                           $ 2,706             $ 1,391
         Adjustments to reconcile net income to net cash
                  provided by operating activities:
                  Undistributed earnings of bank subsidiary    (1,902)              1,190
                  Other, net                                       86                 (64)
                                                             ---------------------------------
         Net cash provided by operating activities                890               2,517
                                                             ---------------------------------

CASH FLOWS PROVIDED BY INVESTING ACTIVITIES
         Sale of securities available for sale                     --                  82
         Purchase of securities available for sale                 --                (282)
                                                             ---------------------------------
         Net cash used in investing activities                     --                (200)
                                                             ---------------------------------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
         Stock options exercised                                   --                  12
         Proceeds from issuance of treasury stock                   1                   3
         Acquisition of treasury stock                             --              (1,447)
         Release of ESOP shares                                   200                  50
         Cash dividends paid                                     (696)               (540)
                                                             ---------------------------------
                  Net cash used in financing activities          (495)             (1,922)
                                                             ---------------------------------
                  Increase in cash and cash equivalents           395                 395

Cash and cash equivalents:
         Beginning                                                395                  --
                                                             ---------------------------------
         Ending                                               $   790             $   395
                                                             =================================


Norwood Financial Corp.
Officers

Russell L. Ridd                                      Lynne Wetzel
Chairman of the Board                                Assistant Vice President

William W. Davis, Jr.                                Laurie J. Bishop
President and Chief Executive Officer                Assistant Community Officer Manager

Lewis J. Critelli                                    John F. Carmody
Senior Vice President and Chief Financial Officer    Community Office Manager

Edward C. Kasper                                     Danny J. Davis
Senior Vice President                                Consumer Loan Officer

John H. Sanders                                      Thomas M. Didato
Senior Vice President                                Loan Review Officer

John E. Marshall                                     Ronald J. Ferrance, Jr.
Secretary                                            Installment Lending & Leasing Manager

Wayne Bank Officers                                  Joann Fuller
                                                     Deposit Operations Manager

Russell L. Ridd                                      Carolyn K. Gwozdziewycz
Chairman of the Board                                Consumer Loan Officer

William W. Davis, Jr.                                Debra Hedrick
President and Chief Executive Officer                Community Office Manager

Lewis J. Critelli                                    Robert H. Johnson
Senior Vice President and Chief Financial Officer    Community Officer Manager

Edward C. Kasper                                     Paul J. Kovatch
Senior Vice President & Senior Loan Officer/         Consumer Loan Officer
Corporate Bank
                                                     Norma S. Kuta
John H. Sanders                                      Community Office Manager
Senior Vice President/Retail Bank
                                                     Lisa M. Lalley
John E. Marshall                                     Loan Operations Manager
Secretary
                                                     William E. Murray
Joseph A. Kneller                                    Assistant Community Office Manager
Vice President
                                                     Diane L. Richter
Pauline A. Kovatch                                   Assistant Community Office Manager
Vice President and Assistant Secretary
                                                     Barbara A. Ridd
Frank R. Redington                                   Mortgage Loan Officer
Vice President
                                                     Janet V. Schields
Wayne D. Wilcha, CPA                                 Community Office Manager
Vice President and Trust Officer
                                                     Nancy M. Worobey
Peter Bochnovich                                     Community Office Manager
Assistant Vice President
                                                     William J. Zernhelt
Nancy A. Hart                                        Assistant Community Office Manager
Controller and Assistant Secretary
                                                     Norwood Investment Corp.
Kelley J. Lalley
Assistant Vice President                             William W. Davis, Jr.
                                                     President and Chief Executive Officer
Gerald J. LaPoint
Assistant Vice President and Assistant Secretary     Lewis J. Critelli
                                                     Senior Vice President
Anthony F. Torquato
Assistant Vice President                             Scott C. Rickard
                                                     Vice President
                                       36

Investor Information:

Stock Listing
         Norwood Financial Corp. stock is traded on the nasdaq National Market under the symbol NWFL. The following firms are known to make a market in the Company's stock:

Hopper Soliday & Co., Inc.
1703 Oregon Pike
Lancaster, PA 17601
717-560-3015

Legg Mason Wood Walker, Inc.
The Stadium Office Park
330 Montage Mountain Road
Suite 201
Scranton, PA 18507
717-346-9300

Sandler O'Neill & Partners, LP
2 World Trade Center, 104th Floor
New York, NY 10048
212-466-7800

Janney Montgomery Scott, Inc.
1801 Market Street
Philadelphia, PA 19103
215-665-6000

Transfer Agent:
         Illinois Stock Transfer Company, 223 West Jackson Blvd., Suite 210, Chicago, IL 60606. Stockholders who may have questions regarding their stock ownership should contact the Transfer Agent at (312) 427-2953.

Dividend Calendar:
         Dividends on Norwood Financial Corp. common stock, if approved by the Board of Directors are customarily paid on February 1, May 1, August 1 and November 1.

SEC Reports and additional information:
A copy of the Company's report on Form 10-K for its fiscal year ended December 31, 1997 including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission may be obtained upon written request of any stockholder, investor or analyst by contacting Lewis J. Critelli, Senior Vice President and Chief Financial Officer, Norwood Financial Corp. 717 Main Street, P.O. Box 269, Honesdale, PA 18431, (717) 253-8512