Form 10-K, Exhibit 13
period 1998-12-31
NORWOOD FINANCIAL CORP
filed 1999-03-30
CIK 1013272

Norwood Financial Corp
Five Year Financial Summary

Summary of Selected Financial Data
(Dollars in thousands, except per share data)          For the years ended December 31,
                                            --------------------------------------------------------
                                              1998        1997      1996         1995        1994
                                            -------     --------   --------     -------    --------
Summary of Operations
---------------------
Net interest income                        $ 11,741    $ 11,064    $ 10,142    $  8,927    $  7,651
Provision for loan losses                       720       1,355       1,710         619       1,070

Net realized gain on sale of securities          48          70         787         146         268
Gain on termination of pension plan            --           597        --          --          --
Other income                                  1,591       1,258       1,044         819         829

Other expense                                 8,031       7,861       7,923       6,819       5,935
                                            -------     -------     -------     -------     -------
Income before income taxes                    4,629       3,773       2,340       2,454       1,743
Income tax expense                            1,393       1,067         468         652         391
                                            -------     -------     -------     -------     -------
NET INCOME                                 $  3,236    $  2,706    $  1,872    $  1,802    $  1,352
                                            =======     =======     =======     =======     =======
Earnings per share-Basic                   $   1.93    $   1.63    $   1.10    $   1.01    $   0.75
                          Diluted          $   1.91    $   1.63    $   1.10    $   1.01    $   0.75
Cash dividends declared per share              0.50        0.44        0.42        0.39        0.38

Return on average assets                       1.21%       1.04%       0.78%       0.88%       0.69%
Return on average equity                      12.38%      11.92%       8.45%       8.17%       6.25%

Balances at Year-End
--------------------
Total assets                               $279,017    $263,149    $260,572    $217,262    $196,108
Loans receivable                            186,919     185,640     174,621     152,094     140,701
Allowance for loan losses                     3,333       3,250       2,616       2,125       1,893
Total deposits                              233,767     226,754     229,462     187,299     168,487
Stockholders' equity                         27,728      24,594      21,519      22,782      21,642

Book value per share                       $  15.56    $  13.82    $  12.10    $  12.94    $  12.02

Stockholders' equity to total assets           9.94%       9.34%       8.26%      10.49%      11.04%
Tier 1 Capital to risk weighted assets        12.30%      11.27%      10.26%      13.93%      14.58%
Total Capital to risk weighted assets         14.00%      12.53%      11.51%      15.18%      15.83%
Allowance for loan losses to total loans       1.78%       1.75%       1.50%       1.40%       1.35%
Non-performing assets to total assets          0.30%       1.03%       2.22%       2.68%       4.89%


To Our Shareholders

     We are extremely pleased to report that record earnings were attained in 1998 and, equally as important, a major conversion of all our operating systems was successfully completed, which not only addressed issues related to processing in the Year 2000, but also established the foundation for expanded product lines and improved customer service as we progress into the next millennium.

     Net income for 1998 reached $3,236,000 compared to $2,706,000 in 1997, an increase of $530,000 or 19.6%. Diluted earnings per share showed similar improvement at $1.91 per share in 1998 compared to $1.63 per share in 1997. Earnings per share are adjusted for the 2 for 1 stock split, which was paid in the form of a 100% stock dividend on February 2, 1998. Key measures of profitability strengthened with return on equity (ROE) of 12.38% and return on assets (ROA) of 1.21% for the current year compared to ROE of 11.92% and ROA of 1.04% in 1997.

     Total assets at December 31, 1998 were a record $279 million, an increase of $15.9 million over 1997. Loans totaled $186.9 million at year-end. Asset quality continued to improve with total non-performing loans representing .33% of portfolio as of December 31, 1998 declining from 1.17% in 1997. As a result of improvements in loan quality, the Company reduced the loan loss provision in 1998 to $720,000, down from $1,355,000 in 1997.

     Deposits grew $7 million to $233.7 million at December 31, 1998. Our First Place Plus and new Our Crowd 50 Plus Accounts continue to offer great value.

     Net interest income for the year 1998 totaled $11,741,000, an increase of $677,000 or 6.1% over 1997. A higher percentage of earning assets and lower cost of funds helped offset a steady decline in earning asset yields during the year. For 1998, fee income, excluding non-recurring gains, reached $1,591,000 compared to $1,258,000 in 1997. The increase was due to new products and services including First Place Checking Products, sales of annuities and mutual funds, Visa Check Card and loan and leasing related income. The Company's efficiency ratio, which measures how effectively income is generated, improved to 59% in 1998, from 62% in 1997.

     Total operating expenses for 1998 were $8,031,000 compared to $7,861,000 in the prior year. Expenses have been favorably impacted in 1998 by lower costs related to resolving non-performing assets.

     Overall,  we are very  pleased  with our  operating  results  for 1998.  We strengthened the balance sheet with higher levels of capital, lowered significantly the amounts of non-performing assets and diversified our loan portfolio. Earnings are at record levels, having grown almost 20%, and all key measures of profitability have improved from 1997.

     As the result of our improving performance, the Board voted to increase our quarterly dividend 16.7% from $.12 to $.14 per share. In addition, an automatic dividend reinvestment plan for shareholders was implemented, in which we encourage all shareholders to participate.

     All these accomplishments are the direct result of the combined efforts of our 120 employees working together to accomplish goals and objectives set by our Board of Directors. Many of our employees were recognized through promotions during 1998. Leading the way was Lewis J. Critelli who was promoted to Executive Vice President and Chief Financial Officer. Joseph A. Kneller was promoted to Senior Vice President and Information Systems Manager. The following individuals were promoted to Vice President: Peter Bochnovich, Anthony Torquato and Lynne Wetzel. Newly named Assistant Vice Presidents were: Barbara Ridd, Carolyn
Gwozdziewycz,  Ronald  Ferrance  and  Kelley  Lalley,  who  joined  the  Bank as
Community Office Manager of our Main Office. In addition, Nancy LaTournous was named Assistant Community Office Manager of our Waymart Office, Robert Dugan was promoted to Marketing Director and William Doney to Data Processing Manager.

     The Year 1999 will be challenging for the entire financial services industry. Global financial concerns and domestic issues will continue to cause uncertainty in the financial markets. We enter the year in a very strong financial position. The Board and Management are dedicated to serving our communities and enhancing shareholder value by building an exceptional community banking franchise.

     We sincerely appreciate your confidence and support.

                                        /s/ Russell L. Ridd
                                        ----------------------------------------
                                        Russell L. Ridd
                                        Chairman of the Board

                                        /s/ William W. Davis, Jr.
                                        ----------------------------------------
                                        William W. Davis, Jr.
                                        President and Chief Executive Officer

Our History

     Leading the way into the 21st century, Wayne Bank prides itself on never having lost the friendly personal touch that was our hallmark when we began as a simple storefront operation over a century ago. Today, our tellers still know most of their customers on a first name basis, and the bank is stronger and more secure than ever, having become a premier financial institution in Northeast Pennsylvania.

     Currently, the Company's assets total nearly $280 million. Staff includes 120 employees throughout eight community offices. That's quite a journey for a little storefront operation that got its start more than a hundred years ago with a mere $25,000.

     The Bank began on November 4, 1871 as the Wayne County Savings Bank, located on Main Street in the heart of Honesdale, a burgeoning canal town at the terminus of the Delaware and Hudson Canal. Early financing included everything from boat building and harness manufacturing to tanneries and farming.

     With the shutdown of the Canal at the end of the 19th century, the Bank changed with the times by financing the expansion of the county into other industries such as glassworks, textile factories and logging.

     In 1924, the Bank's roots grew even deeper with the move to the present location between 7th and 8th Streets on Main Street, Honesdale. The majesty of the building's limestone facade continues to represent the image of stateliness and security favored by banks in those days. The Bank's heart remains the massive 12-foot high, polished steel vault, which when opened looks like a giant complex timepiece, a must-see on any visitor's itinerary.

     By 1971, assets had grown to about $18.5 million, with 18 employees on staff. In 1993, with branches established throughout Wayne and neighboring Pike County, the name was changed to Wayne Bank.

     Norwood Financial Corp., a bank holding company, was created in 1996, with Wayne Bank a subsidiary. Stock is traded on the Nasdaq National Market under the symbol NWFL. In a world of sudden start-up financial institutions, and just as sudden disappearances, Wayne Bank possesses an impressive longevity that will provide security for our customers well into the 21st century.

Corporate Banking

     Wayne Bank has grown with the community while playing an integral part in helping our community to grow. From the beginning, we have dedicated ourselves to promoting the economic health of our region, and we continue to adapt to the growth and diversity of area business.

     Nurturing local business is the major focus of our Corporate Banking Division. Wayne Bank's commercial lenders are experts in recognizing and responding to the changing needs and specific character of local business - from Main Street retail stores, construction firms, resorts and summer camps, to machine shops, private communities and public municipalities. Working side by side with clients, our lenders enable entrepreneurs to realize their visions and maximize their potential.

     The outstanding success of Wayne Bank's Business Equity Line of Credit, a recognition of the need for simple convenient credit, is just one of the latest innovations in products designed to support our regional economy. Additionally, our deposit accounts for small business and cash management services have proven to be highly effective tools to help businesses manage funds.

     In recognition of Wayne Bank's tradition of economic support to area companies, the United States Small Business Administration has commended Wayne Bank as a leader in small business lending in Pennsylvania.

Trust Services

     Wayne Bank's Trust Department is a key component in our ability to offer a complete line of financial services. Trust professionals perform as Executor, Trustee, Investment Manager, Estate Planner or Tax Advisor. The goal of each of these services is to help clients accumulate and preserve wealth during their lifetimes and provide for future generations. Trust accounts are structured to meet each client's unique circumstances and objectives.

Retail Banking

     Wayne Bank has built its reputation on one-on-one customer service. With eight community offices and ten automated teller machines, our branch network affords us the daily opportunity to know our customers better and to react to their constantly-evolving financial needs.

     The success of our recently introduced First Place Checking Plus Account and the Wayne Bank Visa Check Card are just two indicators of how we structure our products to meet customer demands. During 1998, our new "Loan By Mail" program made the loan application process more convenient than ever. We also introduced the new "Our Crowd 50 Plus," an enhanced version of the Bank's popular 50 and better club. And 1998 saw the Bank continue to refine a variety of retail loan products, including a home equity line of credit at prime, mortgage programs, and an unsecured installment loan holiday cash offer. Wayne Bank's Investor Account has proven to be extremely popular with those who have a need for liquidity but who are looking for higher yields and the flexibility of a savings account.

     Our indirect automobile lending and leasing program offers a choice of financing in five counties through 65 automobile dealers. In addition to automobiles, Wayne Bank is one of the area's leading marine and recreational lenders.

Norwood Investment Corp

     In keeping with our philosophy of providing complete financial services under one roof, Wayne Bank formed Norwood Investment Corp in 1996. Customers now have the ability to choose from a full range of prominent mutual funds, previously attainable only through brokerages, in addition to fixed and variable rate annuities. In 1999, Norwood Investment Corp will also feature a variety of life insurance products.

Better Customer Service Through Technology

     Wayne Bank is moving into the 21st Century with expanded technological capabilities designed to offer customers more personalized choices on how and when to do their banking. In 1998 we undertook a major information processing upgrade to allow us to feature even more extensive online retail financial services, telephone banking and other electronic conveniences that will define banking in the future. By entering into a technology partnership with FiServ, a leading information service provider, Wayne Bank is now able to offer customers a wider array of products and to access a more sophisticated menu of financial and informational management tools and expertise.

The Communities
We Serve

     Wayne Bank is proud of the role we have played for well over a century in contributing to the success of the communities we serve. One simple equation, which worked for the Bank's founders, still applies today: deposits are reinvested back into the community as loans. This makes for a sound, healthy economy, and in turn, generates more deposits - and the cycle goes on.

     During 1998, Wayne Bank contributed financial support to numerous worthwhile causes including education, arts and environmental programs, little leagues, volunteer fire departments, pancake suppers, boy scouts and girl scouts, and various agricultural events. Our community involvement is evident not only through donations and working relationships with the business and retail sectors, but also at the individual level. As business and civic leaders, Wayne Bank directors and employees hold positions in such diverse groups as the Chamber of Commerce, Jaycees, Rotary Clubs and numerous advisory boards and volunteer groups and organizations. Wayne Bankers not only wholeheartedly support the community, but in many ways, we are an integral part of the community.

                             Our Board of Directors

Administrative Offices:       Automated Teller Machine Only:       Russell L. Ridd
                                                                   Chairman of the Board
717 Main Street               Grand Union
P.O. Box 269                  Matamoras/Westfall                   William W. Davis, Jr.
Honesdale, PA 18431                                                President & Chief Executive Officer
                              Mr. B's Minit Mart
Community Offices:            Greeley                              John E. Marshall
                                                                   Secretary of the Board
717 Main Street               The Hideout                          President, Marshall Machinery, Inc.
Honesdale, PA 18431           Lake Ariel
                                                                   Dr. Kenneth A. Phillips
254 Willow Avenue                                                  Optometrist
Honesdale, PA 18431
                                                                   Gary P. Rickard
Belmont & Water Streets                                            Partner, Clearfield Farms
Waymart, PA 18472
                                                                   Daniel J. O'Neill
Route 6 East                                                       Superintendent, Wayne Highlands School District
Hawley, PA 18428
                                                                   John J. Weidner
111 West Harford Street                                            President, Weidner Companies
Milford, PA 18337
                                                                   Harold A. Shook
Weis Market, Route 590                                             President, Shooky's Distributor
Hamlin, PA 18427
                                                                   Charles E. Case
Richardson Avenue                                                  Vice President, C.R. Case & Sons, Inc.
Shohola, PA 18458

Route 370 & Lake Como Road
Lakewood, PA 18439

                                   [MAP]



                       MANAGEMENT'S DISCUSSION & ANALYSIS


Introduction

     This management's discussion and analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp (The Company) and its subsidiary Wayne Bank (The Bank) for the years ended December 31, 1998, 1997 and 1996. This section should be read in conjunction with the consolidated financial statements and related footnotes. Certain amounts have been adjusted to reflect two-for-one stock split in the form of a 100% stock dividend declared
on December 9, 1997 and payable February 2, 1998.      [GRAPHIC OMITTED]

Forward Looking Statements

     The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes," "anticipates," "contemplates," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Results of Operation - Summary

     Net income for the Company for the year 1998 was $3,236,000 compared to $2,706,000 for the year 1997. This represents an increase of $530,000 or 19.6% over prior year. Basic and diluted earnings per share for 1998 were $1.93 and $1.91, respectively, increasing from $1.63 in 1997. Return on average assets and return on average equity showed similar improvement at 1.21% and 12.38%, respectively, in 1998 compared to 1.04% and 11.92% respectively in 1997.

     The increase in earnings was principally attributable to growth in net interest income, reduction in the provision for loan losses and higher levels of fee income. Net interest income on a fully taxable equivalent basis (fte) totaled $12,021,000 for 1998, an increase of $602,000 or 5.3% from 1997. The improvement in net interest income was due to $10.0 million growth in average earning assets during 1998, an increase in the earning asset ratio and lower costs of funds which offset a decline in asset yields. The Company made continued progress in reducing its level of non-performing loans during 1998, which totaled $622,000 at December 31, 1998, or .33% of total loans, compared to $2,175,000 and 1.17% at year-end 1997. As a result, the Company reduced its provision for loan losses to $720,000 in 1998 compared to $1,355,000 in 1997. [GRAPHIC OMITTED]

     Other income excluding securities and non-recurring gains for 1998 was $1,591,000 an increase of $333,000 or 26.5% over 1997. During 1997, the Company recorded a non-recurring gain on the termination of pension plan of $597,000 which was $343,000 after related taxes with no such gains in 1998. Gains on sales of securities were $48,000 in 1998 compared to $70,000 in 1997.

     During 1998 other expenses increased 2.2% over 1997 to $8,031,000. The Company incurred additional costs related to the data processing system conversion. See also "Year 2000". Expenses were favorably impacted by lower levels of other real estate costs and less legal fees related to non-performing assets.

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

     The increase in earnings was principally attributable to growth in net interest income, reduction in the provision for loan losses and higher levels of fee income. Net interest income on a fully taxable equivalent basis (fte) totaled $11,419,000 for 1997, an increase of $841,000 or 8.0% from 1996. The improvement in net interest income was due to the $22.5 million growth in average earning assets during 1997. Net charge-offs for 1997 totaled $721,000 down sharply from $1,219,000 in 1996. As a result, the Company reduced its provision for loan losses to $1,355,000 in 1997 compared to $1,710,000 in 1996.

     Other income excluding securities and non-recurring gains for 1997 was $1,258,000 an increase of $214,000 or 20.5% over 1996. During 1997, the Company recorded a non-recurring gain on the termination of the defined benefit pension plan of $597,000, which was $343,000 after related taxes. Gains on sales of securities were down significantly in 1997 at $70,000 compared to $787,000 in 1996.

[GRAPHIC OMITTED]

     Operating expenses decreased $62,000 from 1996 and totaled $7,861,000. Operating expenses were favorably impacted by the lower level of other real estate costs and losses, less legal and other professional fees.

Financial Condition
Total Assets

     Total assets at December 31, 1998 were $279.0 million compared to $263.1 million at year-end 1997, an increase of $15.9 million or 6.0%. The growth in assets was due to a higher level of securities funded by growth in deposits and shareholders' equity.

Loans Receivable

     Loans receivable, which includes automobile leases, represent the largest percentage of the Company's earning assets. At December 31, 1998 total loans receivable were $186.9 million compared to $185.6 million in 1997, an increase of $1.3 million. Loan growth in retail lending, which was centered in home equity financings, and indirect automobile lending was partially offset by lower levels of commercial and commercial real estate lending. Residential mortgages totaled $36.1 million at year-end which is a decrease of $3.9 million from prior year. This decrease represents pre-payments and refinancings in the adjustable rate mortgage portfolio as fixed rate products have become more favorable during 1998 due to lower interest rate environment. The

Company sells a portion of its longer term fixed rate residential loan production for interest rate risk management, and had total fixed rate mortgages of $9.3 million at year-end compared to $3.1 million at year-end 1997 with an additional $7.2 million sold in the secondary market during the year. The Company services $16.6 million of mortgage loans that it has sold into the secondary market.

     The Company's indirect portfolio increased $6.4 million to total $34.4 million at year-end, with growth principally in used automobiles. The weighted average maturity of the portfolio is 49 months with an average life of 26 months. The automobile leasing portfolio reflected no net growth at $33.9 million after $16.8 million growth in 1997. The Company slowed down the volume of originations in late 1997 to monitor its experience in early terminations and residual values of the vehicles. Total residual value at December 31, 1998 was $24.1 million compared to $22.5 million in 1997. The Company recorded residual provision expense of $120,000 in 1998 for a total lease residual reserve of $307,000 at year-end. There were $34,000 of residual losses in 1998.

     Commercial loans consist principally of loans made to small businesses within the Company's market and are usually secured by real estate and other assets of the borrower. Commercial and commercial real estate loans totaled $56.1 million at year-end 1998 compared to $59.6 million in 1997. This reduction is due in part to $1.4 million decrease in non-performing loans. During 1998, the Company experienced increased competition on commercial loans based on interest rates. As a result, certain loans have been renegotiated at lower rates or have refinanced elsewhere. [GRAPHIC OMITTED]

     For the year 1998, total loans averaged $186.9 million with an fte yield of 8.73% compared to $183.6 million and 8.83% during 1997. The yield on loans decreased principally due to change in mix to consumer credits which generally have yields less than commercial loans and reduction in the prime from 8.50% in 1997 to 7.75% by November of 1998. Total interest income on loans was $16,316,000 on an fte basis compared to $16,205,000 in 1997.

Non-Performing Assets and Allowance for Loan Losses

     Non-performing assets consist of non-performing loans and real estate acquired through foreclosure which is held for sale. Loans are placed on non-accrual status when management believes that a borrower's financial condition is such that collection of interest is doubtful. Commercial and real estate related loans are generally placed on non-accrual when interest is 90 days delinquent. When loans are placed on non-accrual, accrued interest income is reversed from current earnings.

     At December 31, 1998, non-performing loans totaled $622,000 and represented .33% of total loans receivable compared to $2,175,000 and 1.17% at year-end
1997.  Total  non-performing  assets which  includes  other real estate  totaled
$826,000  and  represented  .30%  of  total  assets,   down  significantly  from
$2,712,000 and 1.03% at December 31, 1997. At year-end 1998, non-performing assets consisted principally of residential real estate.

     The allowance for loan losses totaled $3,333,000 at year-end 1998 and represented 1.78% of total loans receivable compared to $3,250,000 or 1.75% at year-end 1997. Net charge-offs for 1998 were $637,000 decreasing from $721,000 in 1997. With a lower level of non-performing loans and less charge-offs, the Company reduced its provision for loan losses to $720,000 from $1,355,000 in 1997. The coverage ratio of allowance for loan losses to non-performing loans improved to 535.8% in 1998 from 149.5% in 1997.

     The Company's loan review process assesses the adequacy of the allowance for loan losses on a quarterly basis. The process includes a review of the risks inherent in the loan portfolio. It includes a credit review and gives consideration to areas of exposure such as concentration of credit in specific industries, economic and industry conditions, trends in delinquencies, collections and collateral value coverage. General reserve percentages are identified by loan type and credit grading and allocated accordingly. Larger credit exposures are analyzed individually. During 1998 the Company also performed a review of Year 2000 preparedness of its larger borrowers. See also "Year 2000". Management considers the allowance at December 31,1998 adequate for the loan mix and classifications.

     The following table sets forth information with respect to the Company's allowance for loan losses at the dates indicated:

                                                                At December 31,
                                              ---------------------------------------------------
                                              1998       1997         1996        1995       1994
                                              ----       ----         ----        ----       ----
                                                                 (In Thousands)
Allowance balance at beginning of period   $ 3,250     $ 2,616     $ 2,125     $ 1,893     $ 1,864
      Charge-Offs:
         Commercial and all other             (294)       (380)       (820)       (448)       (709)
         Real Estate                           (14)       (119)       (226)       (353)       (306)
         Instalment                           (366)       (264)       (320)       (123)        (82)
         Lease Financing                      (115)        (67)         --          --          --
                                            ------        ----      ------      ------      ------
             Total                            (789)       (830)     (1,366)       (924)     (1,097)
Recoveries:
         Commercial and all other               89          72          71         513          31
         Real Estate                             7           3          16           3           3
         Instalment                             50          34          60          21          22
         Lease Financing                         6          --          --          --          --
                                            ------      ------      ------      ------      ------
               Total                           152         109         147         537          56

Provision expense                              720       1,355       1,710         619       1,070
                                            ------      ------      ------      ------      ------
Allowance balance at end of period         $ 3,333     $ 3,250     $ 2,616     $ 2,125     $ 1,893
                                            ======      ======      ======      ======      ======
Allowance for loan losses as a percent
         of total loans outstanding           1.78%       1.75%       1.50%       1.40%       1.35%
Net loans charged off as a percent of
         average loans outstanding             .34%       0.39%       0.76%       0.27%       0.76%
Allowance for loan losses as a
         percent of non-performing loans     535.8%      149.5%       74.9%       54.7%       23.1%


The following table sets forth information regarding non-performing assets. The Bank had no troubled debt restructurings as defined in FAS No. 114. As of December 31, 1998, there were no loans not previously discussed where known information about possible credit problems of borrowers cause management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

                                                                                     At December 31,
                                                                   ---------------------------------------------
                                                                   1998       1997       1996      1995     1994
                                                                   ----       ----       ----      ----     ----
                                                                                    (In Thousands)
Loans accounted for on a non-accrual basis:
         Commercial and all other                                  $   65    $  963    $1,633    $1,572    $2,754
         Real estate                                                  503     1,112     1,790     2,205     2,175
         Instalment                                                    20        33        28        48        --
                                                                    -----     -----     -----     -----     -----
Total                                                              $  588    $2,108    $3,451    $3,825    $4,929
                                                                    =====     =====     =====     =====     =====

Accruing loans which are contractually past due 90 days or more:
         Commercial and all other                                  $   --    $   44    $   38    $   55    $  553
           Real estate                                                 --        --        --        --     2,716
Instalment                                                             34        23         4        --         7
                                                                    -----     -----     -----     -----     -----
         Total                                                     $   34    $   67    $   42    $   55    $3,276
                                                                    =====     =====     =====     =====     =====

Total non-performing loans                                         $  622    $2,175    $3,493    $3,880    $8,205
Other real estate owned                                               204       537     2,283     1,944     1,377
                                                                    -----     -----     -----     -----     -----
Total non-performing assets                                        $  826    $2,712    $5,776    $5,824    $9,582
                                                                    =====     =====     =====     =====     =====

Non-performing loans to total loans                                   .33%     1.17%     2.00%     2.55%     5.83%

Non-performing loans to total assets                                  .22%      .83%     1.34%     1.79%     4.18%

Non-performing assets to total assets                                 .30%     1.03%     2.22%     2.68%     4.89%


Securities

     The securities portfolio consists principally of United States Government agencies issues, including mortgage-backed securities; U.S. Treasury securities and municipal obligations. In accordance with SFAS#115 "Accounting for Certain Investments in Debt and Equity Securities" the Company classifies its investments into two categories: held-to-maturity (HTM) and available for sale
(AFS). The Company does not have a trading account. Securities classified as HTM are those in which the Company has the ability and the intent to hold until contractual maturity. At December 31, 1998, this account totaled $7,645,000 and consisted of longer term municipal obligations. Securities classified as AFS are eligible to be sold due to liquidity needs or changes in interest rates. These securities are adjusted to and carried at their fair value with any unrealized gains or losses recorded as an adjustment to capital. At December 31, 1998, $62,270,000 in securities were so classified and carried at their fair value.

     At December 31, 1998, the Company's securities portfolio (HTM and AFS) totaled $69,915,000 with the percentage of obligations of U.S. Government agencies 28.1%; mortgage-backed securities, 40.5%; municipal obligations, 16.4%; U.S. Treasuries, 8.0% and others of 7.0%. At December 31, 1998, the portfolio contained no collateralized mortgage obligations, structured notes, step-up bonds and no off-balance sheet derivatives were in use. The portfolio totaled $57,531,000 at year-end 1997.

     The Company took actions to shorten the average repricing term of the portfolio during 1998. To offset an increase in fixed rate loans, the investment portfolio was restructured to reprice in a shorter time interval. The average repricing term was 4.2 years at December 31, 1998, down from 5.4 years in 1997. The Company sold $5 million of longer term, higher coupon, mortgage-backed securities and redeployed the proceeds into shorter-term, lower coupon mortgage-backed securities. With a shorter repricing term and the lower rate interest environment, the fte yield on the portfolio decreased to 6.43% from 6.85% in 1997.

     At December 31, 1998, the Company had $900,000 of short-term CDs with another financial institution-all of which mature prior to March 31, 1999. In addition, federal funds sold totaled $3,360,000 at December 31, 1998.

Deposits

     Total deposits at December 31, 1998 were $233.8 million compared to $226.8 million at year-end 1997, an increase of $7 million or 3.1%. The increase was principally in core transactions accounts and time deposits over $100,000. Interest-bearing demand deposits increased $2.5 million or 11.5% reflecting growth in new retail checking account products. The tiered rate Investor Account for high-balance accounts totaled $9.3 million compared to $5.8 million at year-end 1997, with over $2.2 million of new money.

     Time deposits over $100,000, which consist principally of school district and other public funds with maturities generally less than one year, were $27.5 million at December 31, 1998, increasing from $23.3 million at year-end 1997. These deposits are subject to competitive bid and the Company bases its bid on current interest rates, loan demand and investment portfolio structure. In addition to demand deposits of $27.3 million the Company had $5.6 million of cash management accounts which represent commercial customers excess funds invested in over-night securities.

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

     Net interest income, which is the primary source of the Company's earnings, is impacted by changes in interest rates and relationship of different interest rates. To manage the impact of the rate changes, the balance sheet must be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals. The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. At December 31, 1998, the level of net interest income at risk in a 200 basis points increase or decrease was within the policy limits.

     Imbalance in repricing opportunities at a given point in time reflect interest-sensitivity gaps measured as the difference between rate-sensitive assets and rate-sensitive liabilities. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indications of potential interest rate exposures over specific intervals.

     At December 31, 1998, the Bank had a positive 90 day interest sensitivity gap of $8,384,000. A positive gap means that rate-sensitive assets are higher than rate-sensitive liabilities at the time interval. This would indicate that in a declining rate environment, the yield on earning assets would decrease faster than the cost of interest-bearing liabilities in the 90 day time frame. This risk is managed by ALCO strategies; including investment portfolio structure, pricing of deposit liabilities, loan pricing, structure of fixed and variable rate products and evaluation of loan sales.

     The Company analyzes and measures the time periods in which rate sensitive assets (RSA) and rate sensitive liabilities (RSL) will mature or reprice in accordance with their contractual terms and assumptions. Management believes that the assumptions used are reasonable. The interest rate sensitivity of assets and liabilities could vary substantially if differing assumptions were used or if actual experience differs from the assumptions used in the analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed. Finally, the ability of borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase. The operating results of the Company are not subject to Foreign Currency exchange or commodity price risk.

The following table displays interest-sensitivity as of December 31, 1998:

                                        3 Months    3 Through    1 Through       Over
                                        Or Less     12 Months     3 Years       3 Years       Total
                                        -------     ---------     -------       -------       -----
                                                              (In Thousands)
Federal funds sold and int
 bearing deposits                     $   4,644    $      --     $      --     $      --    $   4,644
Securities (1)                            8,730       11,916        19,146        26,988       66,780
Loans receivable (1)                     40,543       53,316        54,288        38,772      186,919
                                       --------     --------      --------      --------     --------
   Total rate sensitive assets
        (RSA)                         $  53,917    $  65,232     $  73,434     $  65,760    $ 258,343
                                       ========     ========      ========      ========     ========
Non-interest bearing demand (2)       $   3,408    $  10,224     $  13,632     $      --    $  27,264
Interest bearing demand (2)               1,196        3,588         9,570         9,572       23,926
Money Market deposit
 accounts (2)                             4,548       13,644        12,132            --       30,324
Savings (2)                               2,128        6,386        17,031        17,034       42,579
Time deposits                            28,477       58,716        17,464         5,017      109,674
Other borrowings                          5,776        4,000            --            --        9,776
                                       --------     --------      --------      --------     --------
   Total rate sensitive liabilities
        (RSL)                         $  45,533    $  96,558     $  69,829     $  31,623    $ 243,543
                                       ========     ========      ========      ========     ========
Interest sensitivity gap              $   8,384    ($ 31,326)    $   3,605     $  34,137
Cumulative gap                        $   8,384    ($ 22,942)    ($ 19,337)    $  14,800
Cumulative gap to total assets              3.0%        (8.2%)       (6.9%)          5.3%

(1) Included in the period in which interest rates were next scheduled to adjust or the period in which they were due. Annual prepayments were assumed based on historical experience and management judgement.

(2) These are non-maturity deposits generally subject to immediate withdrawal. However, management considers a certain amount to be core deposits with longer effective maturities. This is based on retention experience in changing interest rate environment.

Liquidity

     Maintenance of liquidity is coordinated by ALCO. Liquidity can be viewed as the ability to fund customer's borrowing needs and their deposit withdrawal requests while supporting asset growth. The Company's primary sources of liquidity include deposit generation, asset maturities and cash flow from loan repayments and securities.

     At December 31, 1998, the Company had cash and cash equivalents of $12.6 million in the form of cash, due from banks, Federal Funds sold and short-term deposits with other institutions. In addition, the Company had total securities available for sale of $62.3 million which could be used for liquidity needs. This totals $74.9 million and represents 26.8% of total assets compared to $60.3 million and 22.9% at December 31, 1997. The Company also monitors other liquidity measures all of which were within policy guidelines at December 31, 1998. The Company believes its liquidity position is adequate.

     The Company's primary source of liquidity is its ability to generate core deposits. During 1998, growth in deposits of $7 million was in excess of the $1.3 million of loan growth. These excess deposit funds of $5.7 million, as well as $3.1 million increase in equity and $2.8 million growth in other borrowings were used to fund the $12.8 million growth in securities.

     The Company also maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB) and other correspondent banks which support liquidity needs. The short-term borrowing capacity from FHLB was in excess of $55 million. At year-end 1998 the Company had $4 million borrowing from the FHLB with scheduled maturity in December 1999. [GRAPHIC OMITTED]

Results of Operation
Net Interest Income

     Net interest income is the difference between income earned on loans and securities and interest paid on deposits and other borrowings. For the year ended December 31, 1998 net interest income on a fully taxable basis (fte) was $12,021,000 an increase of $602,000 or 5.3% over 1997. The resultant fte net interest spread and net interest margin for the year 1998 were 4.08% and 4.76% respectively compared to 4.10% and 4.70% respectively in 1997.

     Total fte interest income for 1998 was $20,498,000, an increase of $286,000 or 1.4% from prior year. As the earning asset yield declined 22 basis points to 8.11% from 8.33% in 1997, this increase in interest income was the result of $10.0 million growth in average earning assets. Interest expense totaled $8,477,000 for 1998, a decrease of $316,000 or 3.6% from 1997. The Company was able to reduce its cost of interest bearing liabilities to 4.03% compared to 4.23% in the prior year. As a result of a 22 basis point decline in earning asset yields only partially offset by 20 basis point decline in cost of interest-bearing liabilities, net interest spread decreased to 4.08% from 4.10% in 1997. However, net interest margin, which is the measurement of net return on earning assets increased to 4.76% from 4.70%. This increase was caused by a higher earning asset ratio of 94.2% compared to 93.3% in 1997, and an increase in non-interest bearing liabilities of $2.0 million and equity of $3.4 million. The ratio of earning assets to interest-bearing liabilities improved to 120.1% in 1998 from 116.7% in 1997.

     Interest income earned on loans totaled $16,316,000 with a yield of 8.73% in 1998 compared to $16,205,000 with a yield of 8.83% in 1997. The decrease in yield was principally due to lower interest rate environment with an average prime rate of 8.36% in 1998 compared to 8.44% in 1997. Prime rate at December 31, 1998 was 7.75%. During 1998 there continued a shift in loan mix with increases in lower yielding retail loans and decreases in higher yielding commercial loans. Average loans increased $3.3 million to $186.9 million. Loans and leases represented 74.0% of earning assets in 1998 decreasing from 75.6% in 1997.

     Total securities (HTM and AFS) averaged $63.0 million in 1998 with an fte interest income of $4,051,000 and yield of 6.43% compared to $55.9 million, $3,826,000 and 6.85% respectively in 1997. The decrease in yield was principally due to shortening of the average repricing term in 1998, lower interest rate environment, and purchases of lower coupon mortgage-backed securities.

     Interest-bearing deposits averaged $200.7 million increasing $3 million from average 1997. The average cost of deposits for 1998 was 3.99% compared to 4.14% in 1997. The Company decreased its costs of transaction and savings accounts by 15 basis points and 26 basis points respectively. Also, the percentage of time deposits decreased to 52.3% of total interest bearing deposits compared to 53.6% in 1997. Short-term borrowings averaged $7.6 million at a cost of 4.63% compared to $7.7 million at 4.84% in 1997.

     Total fte interest income for 1997 was $20,212,000, an increase of $1,522,000 or 8.1% from prior year. As the earning asset yield declined 15 basis points to 8.33% from 8.48% in 1996, this increase in interest income was the result of $22.5 million increase in average earning assets. Interest expense totaled $8,793,000 for 1997, an increase of $681,000 or 8.4% from 1996. The cost of interest bearing liabilities was 4.23% compared to 4.24% in the prior year. Net interest margin declined 10 basis points to 4.70% principally due to lower yields on earning assets. However, this was partially offset by a higher percentage of earning assets of 93.3% in 1997 compared to 91.9% for 1996.

     Interest income earned on loans and leases totaled $16,205,000 with a yield of 8.83% in 1997 compared to $14,567,000 with a yield of 9.08% in 1996. The decrease in yield was principally due to shift in loan mix with increases in lower yielding indirect and automobile leases and decreases in higher yielding commercial loans. Average loans increased $23.1 million to $183.6 million.

     Total investments averaged $55.9 million in 1997 and with an fte interest income of $3,826,000 and yield of 6.85% compared to $54.6 million, $3,855,000 and 7.06% respectively in 1996. The decrease in yield was principally due to shortening of the average repricing term in 1997 and lower interest rate environment.

     Interest-bearing deposits averaged $197.7 million increasing $13.8 million from average 1996. The average cost for 1997 was 4.14% compared to 4.16% in 1996. Decreases in costs of transaction accounts and savings were partially offset by increase in percentage of time deposits at 53.6% of total compared to 52% in 1996. Short-term borrowings averaged $7.7 million at cost of 4.84% compared to $4.9 million at 5.03% in 1996.

Other Income

     Other income, excluding gains on sales of securities and non-recurring gain on termination of pension plan in 1997, totaled $1,591,000 in 1998, an increase of $333,000 or 26.5% over 1997. Other income represented 11.9% of total revenues increasing from 10.2% in 1997.

     Service charges and fees were $1,087,000 in 1998 compared to $859,000 in 1997, an increase of $228,000. The increase was principally due to growth in fee-based retail checking accounts of $44,000 and increase in overdraft fees of $107,000. The Company increased fees on deposit products effective August 1, 1998. The Wayne Bank Visa Check Card, which was introduced in April 1997, generated $50,000 in revenues, increasing $33,000 from 1997.

     Fees from the sale of mutual funds and annuities through Norwood Investment Corp totaled $139,000 on sales of $5.3 million compared to $75,000 on sales of $2.2 million in 1997. During 1998, the Company sold $7.2 million in residential mortgages for a gain of $100,000 compared to $57,000 in gains for 1997.

     Other income excluding non-recurring gain on termination of the pension plan and gains on sales of investment securities totaled $1,258,000 for 1997, an increase of $214,000 or 20.5% over 1996. The increase was principally due to higher level of service charges and fees. In 1997, the Company instituted an ATM surcharge on non-bank customers which totaled $89,000. Sales of mutual funds and annuities through Norwood Investment Corp totaled $75,000 in 1997 on product sold of $2.2 million increasing from revenues of $32,000 in 1996. During 1997, the Company recognized a gain on termination of pension of $597,000 which was $343,000 after taxes. Securities gains totaled $70,000 down significantly from $787,000 in 1996.

Other Income [GRAPHIC OMITTED]
------------
(In Thousands)
                               1998     1997     1996
                               ----     ----     ----
Service charges on
   deposit accounts          $  193   $  145   $  130
ATM Fees                        128      125       34
NSF Fees                        440      333      336
Other service chgs. & fees      326      256      209
Trust income                    173      165      169
Mutual funds & annuities        134       75       32
Gain on sales of loans          100       57       52
Other income                     97      102       82
                              -----    -----    -----
                              1,591    1,258    1,044
Net realized gains on
   sales of securities           48       70      787

Gain on termination of
   pension plan                  --      597       --
                              -----    -----    -----
Total other income           $1,639   $1,925   $1,831
                              =====    =====    =====


Other Expenses

     Other expenses totaled $8,031,000 for 1998 compared to $7,861,000 in 1997, an increase of 2.2%. Salaries and benefit cost which represents 48.4% of other expense was $3,886,000 for 1998, an increase of $247,000 or 6.8%. The increase was principally in the benefits area with higher costs related to Employee Stock Ownership Plan (ESOP) and 401(k) Plan. Other real estate owned costs decreased to $115,000 from $254,000 in 1997 due to lower net losses of $22,000 in 1998 compared to $111,000 in 1997. Legal expenses declined in 1998 to $74,000 from $189,000 in 1997 principally due to lower costs related to non-performing loans.

     In the fourth quarter of 1998 the Bank converted its data processing core application systems from an in-house system to an outsourced environment. The new core application systems should provide opportunities for new products and services and address Year 2000 processing. See also "Year 2000". As a result of conversion related costs and processing, data processing expense increased to $290,000 in 1998 compared to $150,000 in 1997.

     The efficiency ratio for 1998 improved to 59% from 62% in 1997.

     Other expenses totaled $7,861,000 for 1997 a decrease of $62,000 from 1996. Salaries and benefits were $3,639,000, a decrease of $143,000 from 1996. This was principally due to lower level of full-time equivalent employees and lower costs related to 401k plan. Expenses associated with other real estate were $254,000 declining from $510,000 in 1996 due to less losses realized on property sales in 1997 and lower other expenses. Occupancy and equipment expenses increased $77,000 and $143,000 respectively due to full year impact of Meridian branches acquired in 1996 and computer equipment installed in 1996. Professional fees declined to $323,000 from $445,000 due to lower legal expenses related to problem loans of $23,000 and other legal fees decreased $35,000 due to expenses incurred in 1996 related to holding company formation and initial Securities and Exchange Commission registration. All other expenses increased $291,000 or 18% principally due to increased costs related to auto leasing volume of $103,000 and increased amortization of intangible assets incurred with Meridian branches of $212,000.

Income Taxes

     Income tax expense for the year 1998 was $1,393,000 for an effective tax rate of 30.1% compared to an expense of $1,067,000 and an effective rate of 28.2% in 1997. The higher level of taxes was principally due to an increase in pre-tax income of $856,000 and a lower level of municipal obligations in 1998 which provide income which is partially exempt from federal income taxes.

     Income tax expense for 1997 was $1,067,000 for an effective tax rate of 28.2% compared to an expense of $468,000 and an effective rate of 20.0% in 1996. During 1997 the Company had a higher level of pre-tax income of $1,433,000 and lower levels of tax exempt income.

Capital and Dividends

     The Company believes a strong capital position is essential to support balance sheet growth, increase the revenue stream, serve the needs of the Company's customers and yield an attractive return to stockholders. The capital base also provides added protection against losses.

     Total stockholders' equity at December 31, 1998 was $27.7 million, an increase of $3.1 million or 12.7% from 1997. The increase in equity was principally due to retention of earnings of $2,396,000 after dividends declared of $840,000, and $375,000 increase in net unrealized gain on the Company's AFS securities. At December 31, 1998, the Company had leverage capital ratio of 9.09%, Tier 1 risk-based capital of 12.30% and total risk-based capital of 14.00% compared to 8.34%, 11.27% and 12.53% respectively in 1997.

     The Company declared a two-for-one stock split in the form of 100% stock dividend on December 9, 1997 payable February 2, 1998. The following dividends, stock price and book value have been adjusted accordingly. Common stock dividend declared in 1998 were $.50 per share compared to $.435 per share in 1997. The quotations reflect inter-dealer prices, without retail mark-up or commission, and may not represent actual transactions. The following table sets forth the price range and cash dividends declared per share regarding common stock for the period indicated:

                                Price Range         Cash dividend
                            ------------------      --------------
                            High           Low      paid per share
                            ----           ---      --------------
Year 1997
----------------
First Quarter          $   17.25       $   16.50       $    .105
Second Quarter             17.00           16.75            .105
Third Quarter              17.50           17.00            .105
Fourth Quarter             20.50           17.00            .120

Year 1998
----------------
First Quarter          $   34.00       $   20.75       $    .12
Second Quarter             34.00           27.75            .12
Third Quarter              27.00           22.00            .12
Fourth Quarter             24.00           20.50            .14


The book value of the common stock was $15.56 at December 31, 1998 compared to $13.82 at prior year end. At year-end the stock price was $22.25 compared to $20.75 at December 31, 1997.

Inflation

     The impact of inflation upon banks differs from the impact upon non-financial institutions. The majority of assets and liabilities of a bank are monetary in nature and therefore change with movements in interest rates. The exact impact of inflation on the Bank is difficult to measure. Inflation may cause operating expenses to increase at a rate not matched by increased earnings. Inflation may also affect the borrowing needs of consumers, thereby affecting growth of the Bank's assets. Inflation may also affect the general level of interest rates, which could have an effect on the Bank's profitability. However, as discussed previously, the Bank strives to manage its interest-sensitive assets and liabilities offsetting the effects of inflation.

Year 2000 Disclosure

     The following discussion of the implications of the Year 2000 problem for the Bank contains forward-looking statements based on uncertain information. The cost of the project and the date on which the Bank plans to complete the internal Year 2000 modifications are based on management's estimates.

     The Company has implemented a Year 2000 project plan which is administered by an executive and is overseen by the Board of Directors. As a major component of its Year 2000 preparedness, during 1998, the Company entered into a seven year $2.2 million agreement with a data servicing provider, FiServ, for its core application systems. The conversion occurred on October 31, 1998. The software provided by FiServ is supported by a contractual agreement that states the software will be Year 2000 compliant prior to January 1, 2000. The Company is participating in testing with FiServ and its other bank clients.

     In 1998, the Company also purchased $300,000 of personal computers to replace existing local area networks which may not have effectively handled the Year 2000. Additional communications and monitoring for the wide area network will be installed in the first quarter of 1999 at a cost of $48,000. The Company is also converting its ATM processing to the Mellon Network Services and its auto leasing operations to a new processor in the second quarter of 1999.

     Major commercial loan customer have been contacted in writing and interviewed to determine any potential exposure that might be present due to the customer's failure to prepare adequately for the Year 2000. Any potential risk exposure will be identified and adequate consideration given to adjusting the loan loss provision. Customer awareness is also a component of the Year 2000 plan, and the Company has distributed brochures in the third quarter of 1998. A second mailing of new material occurred in the first quarter of 1999, with additional communication scheduled throughout the year.

     The Company has contacted all other material technology vendors and suppliers, as well as all significant customers and non-information technology suppliers (i.e. utility systems, telephone systems, etc.), regarding their Year 2000 state of readiness. These third parties have delivered written or oral assurance to the Company that they expect to be Year 2000 compliant prior to the Year 2000. No contracts, excluding the FiServ agreement, include any type of remedy or penalty for breach of contract in the event that any of these parties are not Year 2000 compliant. Testing has been completed on the most significant vendor applications, except the utilities as noted above, however, final testing remains on a few critical applications. The Company has additional testing scheduled for the first quarter with IBM for certain operating systems, item processing software and the Federal Reserve for wire transfer. Testing has been performed on the Sungard System which processes the Company's trust accounts. This final testing and the development of contingency plans, is expected to be completed for all critical and important applications and services by June 30, 1999. The contingency plans address actions the Company may take as a result of failure in various systems. The plans include an evaluation of key services, prioritization of critical functions, re-deployment and additions to staff, offsite plans and alternative procedures for processing critical functions. The Company has also established liquidity contingency plans, including having additional cash available at its branch locations. We are unable to test the Year 2000 readiness of our significant suppliers of utilities. We are relying on the utility companies' internal testing and representations to provide the required services that drive our data systems.

     The following, among other things, could negatively affect the Bank:

(a) utility companies may be unable to provide the necessary service to drive our data systems or provide workable conditions for our offices;

(b) our primary software provider could have a major malfunction in its system or its' service could be disrupted due to its utility providers, or some combination of the two; or

(c)  the Bank may have to transact its business manually.

     The Bank will attempt to monitor these uncertainties by requesting updates throughout 1999. If the Bank identifies any concern related to any critical or important vendor, the contingency plans will be implemented immediately to assure continued service to the Bank's customers.

     Despite the best efforts of management to address this issue, the vast number of external entities that have direct and indirect business relationships with the Bank, such as utilities, customers, vendors, payment system providers and other financial institution, makes it impossible to assure that a failure to achieve compliance by one or more of these entities would not have material adverse impact on the operations of the Company.

                                                                                   Year Ended December 31
                                                        --------------------------------------------------------------------------
                                                                  1998                      1997                      1996
                                                        ----------------------    -----------------------   ----------------------
                                                        Average            Ave    Average            Ave    Average           Ave
                                                        Balance  Interest  Rate   Balance  Interest  Rate   Balance  Interest Rate
                                                         (2)       (1)              (2)      (1)              (2)       (1)
                                                       --------  -------  -----   -------   ------   ---    -------   ------  ----
ASSETS
Interest Earning Assets:
         Federal funds sold                           $   1,108 $     55  5.05%  $  2,490   $   141  5.66% $  4,585  $   239  5.21%
         Interest bearing deposits with banks             1,678       74  4.47        713        40  5.61       532       29  5.45
         Securities held to maturity                      8,014      676  8.44      8,745       742  8.48    10,331      864  8.36
         Securities available for sale
            Taxable                                      53,116    3,248  6.11     43,525     2,803  6.44    39,703    2,618  6.59
            Tax-exempt                                    1,883      127  6.74      3,624       281  7.75     4,604      373  8.10
                                                       --------   ------          -------    ------         -------   ------
               Total securities available for sale       54,999    3,375  6.14     47,149     3,084  6.54    44,307    2,991  6.75
         Loans receivable (3,4)                         186,877   16,316  8.73    183,625    16,205  8.83   160,517   14,567  9.08
                                                       --------   ------          -------    ------         -------   ------  ----
            Total interest earning assets               252,676   20,498  8.11    242,722    20,212  8.33   220,272   18,690  8.48
Non-interest earning assets:
         Cash and due from banks                          6,451                     6,440                     6,343
         Allowance for loan losses                       (3,277)                   (2,918)                   (2,243)
         Other assets                                    12,265                    13,937                    15,392
                                                       --------                   -------                   -------
            Total non-interest earning assets            15,439                    17,459                    19,492
                                                       --------                   -------                   -------
TOTAL ASSETS                                          $ 268,115                  $260,181                  $239,764
                                                       ========                   =======                   =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
         Interest-bearing demand and money market     $  52,691 $  1,306  2.48%  $ 47,245   $ 1,241  2.63% $ 44,889  $ 1,244  2.77%
         Savings                                         43,068    1,049  2.44     44,570     1,203  2.70    43,402    1,213  2.79
         Time                                           104,980    5,647  5.38    105,920     5,745  5.42    95,679    5,190  5.42
                                                       --------   ------          -------    ------         -------   ------
            Total interest-bearing deposits             200,739    8,002  3.99    197,735     8,189  4.14   183,970    7,647  4.16
Short-term borrowings                                     7,648      354  4.63      7,726       374  4.84     4,907      247  5.03
Other borrowings                                          2,000      121  6.05      2,486       230  9.25     2,581      218  8.45
                                                       --------   ------          -------    ------         -------   ------  ----
            Total interest bearing liabilities          210,387    8,477  4.03    207,947     8,793  4.23   191,458    8,112  4.24
Non-interest bearing liabilities
         Non-interest bearing demand deposits            25,490                    25,584                    22,874
         Other liabilities                                6,093                     3,954                     3,282
                                                       --------                   -------                   -------
            Total non-interest bearing liabilities       31,583                    29,538                    26,156
Stockholders' equity                                     26,145                    22,696                    22,150
                                                       --------                   -------                   -------
TOTAL LIABILITIES AND
         STOCKHOLDERS' EQUITY                         $ 268,115                  $260,181                  $239,764

Net interest income (tax-equivalent basis)                        12,021  4.08%              11,419  4.10%            10,578  4.25%
                                                                          ====                       ====                     ====
Tax equivalent basis adjustment                                     (280)                      (355)                    (436)
                                                                 -------                     ------                   ------
Net Interest Income                                             $ 11,741                    $11,064                  $10,142
                                                                 =======                     ======                   ======

Net Interest margin (tax-equivalent basis)                                4.76%                      4.70%                    4.80%
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

                                       22 (continued on next page)

RATE/VOLUME ANALYSIS

The following table shows the fully taxable equivalent effect of changes in volumes and rates on interest income and interest expense.

                                                                         Increase/Decrease
                                                         ------------------------------------------------
                                                         1998 compared to 1997      1997 compared to 1996
                                                              Variance due to        Variance due to
                                                         ---------------------     ----------------------
                                                                        (Dollars in thousands)
                                                          VOLUME   RATE     NET     VOLUME   RATE     NET
                                                          ------   ----     ---     ------   ----     ---
Interest Earning Assets:
         Federal funds sold                           ($   71)   ($   14)   ($   85)   ($  117)   $    19    ($   98)
         Interest bearing deposits with banks              45        (10)        35         10          1         11
         Securities held to maturity                      (62)        (4)       (66)      (134)        12       (122)
         Securities available for sale
             Taxable                                      592       (147)       445        247        (62)       185
             Tax-exempt                                  (121)       (33)      (154)       (77)       (15)       (92)
                                                       ------     ------     ------     ------      -----      -----
                Total securities available for sale       471       (180)       291        170        (77)        93
         Loans receivable (3,4)                           285       (174)       111      2,049       (411)     1,638
                                                       ------     ------     ------     ------      -----      -----
                Total interest earning assets             668       (382)       286      1,978       (456)     1,522

Interest bearing liabilities:
         Interest-bearing demand and money market         138        (73)        65         64        (67)        (3)
         Savings                                          (40)      (114)      (154)        32        (42)       (10)
         Time                                             (51)       (47)       (98)       555         --        555
                                                       ------     ------     ------     ------      -----      -----
             Total interest-bearing deposits               47       (234)      (187)       651       (109)       542
Short-term borrowings                                      (4)       (16)       (20)       137        (10)       127
Long term debt                                            (39)       (70)      (109)        (8)        20         12
                                                       ------     ------     ------     ------      -----      -----
             Total interest bearing liabilities             4       (320)      (316)       780        (99)       681

Net interest income (tax-equivalent basis)            $   664    ($   62)   $   602    $ 1,198    ($  357)   $   841
                                                       ======     ======     ======     ======      =====     ======

Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

                                                          [BEARD & COMPANY LOGO]

                          INDEPENDENT AUDITOR'S REPORT




To the Board of Directors and Stockholders
Norwood Financial Corp
Honesdale, Pennsylvania



     We have audited the accompanying consolidated balance sheets of Norwood Financial Corp and its subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Norwood Financial Corp and its subsidiary for the year ended December 31, 1996 were audited by other auditors whose report, dated February 14, 1997, expressed an unqualified opinion on those statements.

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

     In our opinion, the 1998 and 1997 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Norwood Financial Corp and its subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.





                                        /s/ Beard & Company, Inc.
                                        ----------------------------------------


Harrisburg, Pennsylvania
January 29, 1999

CONSOLIDATED BALANCE SHEETS


December 31,                                           1998       1997
                                                    --------   ---------
                                                       (In Thousands)

ASSETS

Cash and due from banks                            $   7,954   $   6,571
Interest-bearing deposits with banks                   1,284       4,353
Federal funds sold                                     3,360          --
Securities available for sale                         62,270      49,372
Securities held to maturity, fair value
  1998 $8,151; 1997 $8,516                             7,645       8,159
Loans receivable, net of allowance for
  loan losses 1998 $3,333; 1997 $3,250               183,586     182,390
Bank premises and equipment, net                       7,077       7,300
Other real estate                                        204         537
Accrued interest receivable                            1,441       1,358
Other assets                                           4,196       3,109
                                                    --------    --------
         Total assets                              $ 279,017   $ 263,149
                                                    ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
         Deposits:
                  Non-interest bearing demand      $  27,264   $  24,065
                  Interest-bearing demand             23,926      21,451
                  Money market deposit accounts       30,324      28,812
                  Savings                             42,579      43,406
                  Time                               109,674     109,020
                                                    --------    --------
                  Total deposits                     233,767     226,754

         Short-term borrowings                         7,776       4,990
         Long-term debt                                2,000       2,000
         Accrued interest payable                      2,283       2,365
         Other liabilities                             5,463       2,446
                                                    --------    --------
                  Total liabilities                  251,289     238,555
                                                    --------    --------
STOCKHOLDERS' EQUITY
         Common stock, par value $ .10 per
            share; authorized 10,000,000 shares;
            issued 1998 1,803,824 shares;
            1997 1,801,592 shares                        180         180
         Surplus                                       4,542       4,384
         Retained earnings                            23,240      20,844
         Treasury stock, at cost
            1998 22,347 shares; 1997 22,394 shares      (343)       (344)
         Accumulated other comprehensive income        1,655       1,280
         Unearned Employee Stock Ownership
          Plan (ESOP) shares                          (1,546)     (1,750)
                                                    --------    --------
                  Total stockholders' equity          27,728      24,594
                                                    --------    --------
                  Total liabilities and
                    stockholders' equity         $   279,017  $  263,149
                                                    ========    ========

See Notes to Consolidated Financial Statements.


CONSOLIDATED STATEMENTS OF INCOME
                                                                 Years Ended December 31,
                                                                 ------------------------
                                                             1998          1997          1996
                                                          ---------     ---------    ---------
                                                         (In Thousands, Except Per Share Data)
Interest income:
         Loans receivable, including fees                 $  16,311     $  16,198     $  14,558
         Securities:
                  Taxable                                     3,248         2,807         2,627
                  Tax-exempt                                    530           671           802
         Interest-bearing deposits with other institutions       74            40            28
         Federal funds sold                                      55           141           239
                                                           --------      --------      --------
                  Total interest income                      20,218        19,857        18,254
                                                           --------      --------      --------
Interest expense:
         Deposits                                             8,002         8,189         7,647
         Short-term borrowings                                  354           374           247
         Other                                                  121           230           218
                                                           --------      --------      --------
                  Total interest expense                      8,477         8,793         8,112
                                                           --------      --------      --------
                  Net interest income                        11,741        11,064        10,142

Provision for loan losses                                       720         1,355         1,710
                                                           --------      --------      --------
         Net interest income after provision
           for loan losses                                   11,021         9,709         8,432
                                                           --------      --------      --------
Other income:
         Service charges and fees                             1,087           859           709
         Income from fiduciary activities                       173           165           169
         Net realized gains on sales of securities               48            70           787
         Gain on termination of pension plan                     --           597            --
         Other                                                  331           234           166
                                                           --------      --------      --------
                  Total other income                          1,639         1,925         1,831
                                                           --------      --------      --------
Other expenses:
         Salaries and employee benefits                       3,886         3,639         3,782
         Occupancy                                              708           693           616
         Furniture and equipment                                823           743           600
         Other real estate owned operations                     115           254           510
         Advertising                                            120           163           210
         Taxes, other than income                               249           240           221
         Professional fees                                      254           323           445
         Amortization of intangible assets                      214           291           116
         Other                                                1,662         1,515         1,423
                                                           --------      --------      --------
                  Total other expenses                        8,031         7,861         7,923
                                                           --------      --------      --------
                  Income before income taxes                  4,629         3,773         2,340

Income tax expense                                            1,393         1,067           468
                                                           --------      --------      --------
                  Net income                               $  3,236      $  2,706      $  1,872
                                                           ========      ========      ========
EARNINGS PER SHARE
         Basic                                             $   1.93      $   1.63      $   1.10
                                                           ========      ========      ========
         Diluted                                           $   1.91      $   1.63      $   1.10
                                                           ========      ========      ========

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years Ended December 31, 1998, 1997 and 1996
                                                                                                   Accumulated
                                                                                                      Other       Unearned
                                                          Common             Retained   Treasury  Comprehensive     ESOP
                                                           Stock     Surplus Earnings     Stock      Income        Shares   Total
                                                           -----     ------- --------     -----      ------        ------   -----
                                                                                     (In Thousands)
Balance, December 31, 1995                              $   900    $  3,568   $ 17,704   $  (561)   $ 1,171        $  --  $ 22,782
                                                                                                                           -------
         Transfer in connection with
                  formation of holding company             (810)        810         --        --         --           --        --
         Comprehensive income:                                                                                             -------
                  Net income                                 --          --      1,872        --         --           --     1,872
                  Change in unrealized gains
                     (losses) on securities available
                     for sale, net of reclassification
                     adjustment and tax effects              --          --         --        --       (752)          --      (752)
                                                                                                                           -------
                  Total comprehensive income                                                                                 1,120
                                                                                                                           -------
         Cash dividends declared,
                  $.42 per share                             --          --       (715)       --         --           --      (715)
         Purchase of treasury stock                          --          --         --    (1,733)        --           --    (1,733)
         Sale of shares of common
                  stock to ESOP                              --          53         --     1,947         --      (2,000)        --
         Issuance of treasury stock                          --           1         --         2         --          --          3
         Stock options exercised                             --          12         --        --         --          --         12
         Release of earned ESOP shares                       --          --         --        --         --          50         50
                                                         ------      ------    -------    ------     ------       ------   -------
Balance, December 31, 1996                                   90       4,444     18,861      (345)       419       (1,950)   21,519
         Comprehensive income:                                                                                             -------
                  Net income                                 --          --      2,706        --         --           --     2,706
                  Change in unrealized gains
                     (losses) on securities available
                     for sale, net of reclassification
                     adjustment and tax effects              --          --         --        --        861           --       861
                                                                                                     ------
                  Total comprehensive income                                                                                 3,567
                                                                                                                           -------
         Cash dividends declared,
                  $.435 per share                            --          --       (723)       --         --           --      (723)
         Two-for-one stock split in the form
                  of a 100% stock dividend                   90         (90)        --        --         --           --        --
         Issuance of treasury stock                          --          --         --         1         --           --         1
         Release of earned ESOP shares                       --          30         --        --         --          200       230
                                                         ------      ------    -------    ------     ------       ------   -------
Balance, December 31, 1997                                  180       4,384     20,844      (344)     1,280       (1,750)   24,594
                                                                                                                           -------
         Comprehensive income:
                  Net income                                 --          --      3,236        --         --           --     3,236
                  Change in unrealized gains
                     (losses) on securities available
                     for sale, net of reclassification
                     adjustment and tax effects              --          --         --        --        375           --       375
                                                                                                                           -------
                  Total comprehensive income                                                                                 3,611
                                                                                                                           -------
         Cash dividends declared,
                  $.50 per share                             --          --       (840)       --         --           --      (840)
         Stock options exercised                             --          37         --        --         --           --        37
         Issuance of treasury stock                          --          --         --         1         --           --         1
         Release of earned ESOP shares                       --         121         --        --         --          204       325
                                                         ------      ------    -------    ------     ------       ------   -------
Balance, December 31, 1998                               $  180     $ 4,542   $ 23,240   $  (343)   $ 1,655      $(1,546) $ 27,728
                                                         ======     =======   ========   =======     ======       ======   =======

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,                                                  1998        1997        1996
                                                                       --------------------------------
                                                                                 (In Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
         Net income                                                    $  3,236    $  2,706    $  1,872
         Adjustments to reconcile net income to net cash
                  provided by operating activities:
                  Provision for loan losses                                 720       1,355       1,710
                  Depreciation                                              670         709         600
                  Amortization of intangible assets                         214         291         116
                  Deferred income taxes                                   1,317       1,184         771
                  Net realized gain on sales of securities                  (48)        (70)       (787)
                  Losses on sale of other real estate, net                   22         111         216
                  Net gain on sale of mortgage loans                       (100)        (56)        (52)
                  Mortgage loans originated for sale                     (7,126)     (4,210)     (5,063)
                  Proceeds from sale of mortgage loans                    7,226       4,266       5,115
                  (Increase) decrease in accrued interest receivable        (83)        200         (53)
                  Increase (decrease) in accrued interest payable           (82)        141         392
                  Other, net                                                980         (94)       (723)
                                                                        -------     -------     -------
                  Net cash provided by operating activities               6,946       6,533       4,114
                                                                        -------     -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES
         Securities available for sale:
                  Proceeds from sales                                     5,012       9,423       3,081
                  Proceeds from maturities and principal
                  reductions on mortgage-backed securities               16,031      11,703      11,376
                  Purchases                                             (33,417)    (20,268)    (27,023)
         Securities held to maturity:
                  Proceeds from maturities                                  515         650       3,665
                  Purchases                                                  --          --        (250)
         Net increase in loans                                           (3,203)    (12,079)    (25,519)
         Purchase of bank premises and equipment                           (446)       (240)     (1,363)
         Proceeds from sales of other real estate                         1,000       1,975       1,475
         Proceeds received from branch acquisition                           --          --      17,716
                                                                        -------     -------     -------
               Net cash used in investing activities                    (14,508)     (8,836)    (16,842)
                                                                        -------     -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES
         Net increase (decrease) in deposits                              7,013      (2,708)     22,717
         Net increase in short-term borrowings                            2,786       1,763       1,196
         Repayments of long-term debt                                        --      (2,442)       (140)
         Proceeds from long term debt                                        --       2,000          --
         Stock options exercised                                             37          --          12
         Acquisition of treasury stock                                       --          --      (1,733)
         Proceeds from issuance of treasury stock                             1           1           3
         Release of ESOP shares                                             204         200          50
         Cash dividends paid                                               (805)       (696)       (716)
                                                                        -------     -------     -------
               Net cash provided by (used in) financing activities        9,236      (1,882)     21,389
                                                                        -------     -------     -------
                  Increase (decrease) in cash and cash equivalents        1,674      (4,185)      8,661

Cash and cash equivalents:
         Beginning of year                                               10,924      15,109       6,448
                                                                        -------     -------     -------
         End of year                                                   $ 12,598    $ 10,924    $ 15,109
                                                                        =======     =======     =======

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF ACCOUNTING POLICIES

Reorganization and nature of operations:

     On December 12, 1995, the stockholders of the Wayne Bank (Bank) approved the reorganization of the Bank into a bank holding company structure. After approval by regulatory authorities, the reorganization was completed on March 29, 1996. Each issued and outstanding share of the common stock, par value $1.00, of the Bank immediately prior to the reorganization was converted into and exchanged for one share of common stock, par value $ .10, of Norwood Financial Corp (Company). As a result of this transaction, the Bank and its wholly-owned real estate subsidiary, WCB Realty Corp. became a wholly-owned subsidiary of the Company. The Bank is a state-chartered bank located in Honesdale, Pennsylvania. The Company derives substantially all of its income from the banking and bank related services which include interest earnings on commercial mortgage, residential real estate, commercial and consumer loan financings, as well as interest earnings on investment securities and deposit services to its customers. The Company is subject to regulation and supervision by the Federal Reserve Board while the Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.

Principles of consolidation:

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and the Bank's wholly-owned subsidiaries, WCB ealty Corp., Norwood Investment Corp and WTRO Properties. All intercompany accounts and transactions have been eliminated in consolidation.

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

Securities:

     Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains and losses are reported in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using a method which approximates the interest method over the period to maturity.

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

     A loan is generally considered impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The accrual of interest and amortization of fees is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

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

     Intangible assets are comprised of goodwill and core deposit acquisition premiums and are included in other assets. Goodwill is amortized over a fifteen year period. Core deposit acquisition premiums, which were developed by specific core deposit life studies, are being amortized over seven to nine years. The amortization of intangible assets amounted to $214,000, $291,000 and $116,000 for the years ended December 31, 1998, 1997 and 1996 respectively. Annual assessments of the carrying values and remaining amortization periods of intangible assets are made to determine possible carrying value impairment and appropriate adjustments, as deemed necessary.

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

Stock dividend and per share data:

     Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

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

     Cash payments for interest for the years ended December 31, 1998, 1997 and 1996, were $8,560,000, $8,652,000 and $7,719,000 respectively. Cash payments for income taxes for the years ended December 31, 1998, 1997 and 1996 were $29,000, $-0- and $787,000 respectively. Non-cash investing activities for 1998, 1997 and 1996 included foreclosed mortgage loans transferred to real estate owned and repossession of other assets of $1,579,000, $341,000 and $2,074,000 respectively.

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

Comprehensive income:

     The Company adopted SFAS No. 130, "Reporting Comprehensive Income," as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Company's net income or stockholders' equity.

     The components of other comprehensive income and related tax effects are as follows:

                                                                                   Years Ended December 31,
                                                                               1998         1997        1996
                                                                             ---------------------------------
                                                                                       (In Thousands)

Unrealized holding gains (losses) on available for sale securities           $  618       $ 1,346      $ (324)
Less reclassification adjustment for gains realized in income                    48            70         787
                                                                              -----        ------       -----
Net unrealized gains (losses)                                                   570         1,276      (1,111)

Income tax (benefit)                                                            195           415        (359)
                                                                              -----        ------       -----
Net of tax amount                                                            $  375       $   861      $ (752)
                                                                              =====        ======       =====


Segment reporting:

     The Company acts as an independent community financial service provider and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine network, the Company offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of safe deposit services. The Company also performs personal, corporate, pension and fiduciary services through its Trust Department.

     Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, mortgage banking and trust operations of the Company. As such, discrete information is not available and segment reporting would not be meaningful.

Recently issued accounting standards:

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which becomes effective for the Company January 1, 2000. The adoption of the Statement is not expected to have a significant impact on the financial condition or results of operations of the Company.

Reclassifications:

     Certain items in the 1997 and 1996 consolidated financial statements have been reclassified to conform with the 1998 consolidated financial statement presentation. These reclassifications had no effect on net income or stockholders' equity.

SECURITIES

The amortized cost and fair value of securities were as follows:

                                                                    Gross      Gross
                                                      Amortized  Unrealized  Unrealized    Fair
                                                        Cost        Gains      Losses      Value
                                                        ----        -----      ------      -----
                                                                     (In Thousands)
December 31, 1998:
         Available for sale:
                  U.S. Treasury securities            $  5,511   $     74    $     (4)   $  5,581
                  U.S. Government agencies              19,496        169         (37)     19,628
                  States and political subdivisions      3,703        125         (17)      3,811
                  Corporate obligations                  1,704         85          --       1,789
                  Mortgage-backed securities            28,211        180         (65)     28,326
                                                       -------    -------     -------     -------
                                                        58,625        633        (123)     59,135
                  Equity securities                      1,136      1,999          --       3,135
                                                       -------    -------     -------     -------
                                                      $ 59,761   $  2,632    $   (123)   $ 62,270
                                                       =======    =======     =======     =======
         Held to maturity:
                  States and political subdivisions   $  7,645   $    506    $     --    $  8,151
                                                       =======    =======     =======     =======
December 31, 1997:
         Available for sale:
                  U.S. Treasury securities            $  8,009   $     26    $     (1)   $  8,034
                  U.S. Government agencies              18,003         68         (47)     18,024
                  States and political subdivisions      1,440         22          --       1,462
                  Mortgage-backed securities            18,903         71         (13)     18,961
                                                       -------    -------     -------     -------
                                                        46,355        187         (61)     46,481
                  Equity securities                      1,078      1,813          --       2,891
                                                       -------    -------     -------     -------
                                                      $ 47,433   $  2,000    $    (61)   $ 49,372
                                                       =======    =======     =======     =======
         Held to maturity:
                  States and political subdivisions   $  8,159   $    361    $     (4)   $  8,516
                                                       =======    =======     =======     =======

Equity securities consist of Pennsylvania community banks and Federal Home Loan Bank stock.

The amortized cost and fair value of securities as of December 31, 1998, by contractual maturity or call date, are shown below. Expected maturities may differ from contractual maturities or call dates because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

                                        Securities Available   Securities Held
                                              For Sale           To Maturity
                                        ----------------------------------------
                                         Amortized   Fair    Amortized    Fair
                                          Cost      Value     Cost       Value
                                        ----------------------------------------
                                                       (In Thousands)

Due in one year or less                  $ 1,498   $ 1,514   $    --   $    --
Due after one year through five years     15,656    15,759        --        --
Due after five years through ten years     7,187     7,275       275       282
Due after ten years                        6,073     6,261     7,370     7,869
                                          ------    ------    ------    ------
                                          30,414    30,809     7,645     8,151
Mortgage-backed securities                28,211    28,326        --        --
Equity securities                          1,136     3,135        --        --
                                          ------    ------    ------    ------
                                         $59,761   $62,270   $ 7,645   $ 8,151
                                          ======    ======    ======    ======

Gross realized gains and gross realized losses on sales of securities available for sale were $54,000 and $6,000 respectively in 1998, $80,000 and $10,000 respectively in 1997 and $830,000 and $43,000 respectively in 1996.

Securities with a carrying value of $29,632,000 and $19,729,000 at December 31, 1998 and 1997 were pledged to secure public deposits, U.S. Treasury demand notes, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The components of loans receivable at December 31 were as follows:

                                                  1998              1997
                                             -----------------------------
                                                      (In Thousands)
Real estate:
         Residential                        $   52,038         $   54,227
         Commercial                             30,555             32,986
         Construction                            3,046              2,046
Commercial, financial and agricultural          25,539             26,589
Consumer loans to individuals                   42,266             37,082
Lease financing, net of unearned income         33,860             33,877
                                             ---------          ---------
                                               187,304            186,807
Less:
         Unearned income                           385              1,167
         Allowance for loan losses               3,333              3,250
                                             ---------          ---------
                                            $  183,586         $  182,390
                                             =========          =========

The Bank's net investment in direct financing leases at December 31 consists of:

                                                   1998             1997
                                                --------------------------
Minimum lease payments receivable              $  14,579        $   17,360
Estimated unguaranteed residual values            24,122            22,524
Unearned income                                   (4,841)           (6,007)
                                                --------         ---------
                                               $  33,860        $   33,877
                                                ========         =========

The following table presents changes in the allowance for loan losses:

Years Ended December 31,
                                       1998             1997              1996
                                     ------------------------------------------
                                                   (In Thousands)
Balance, beginning                  $  3,250        $   2,616         $   2,125
Provision for loan losses                720            1,355             1,710
Recoveries                               152              109               147
Loans charged off                       (789)            (830)           (1,366)
                                     -------         --------          --------
Balance, ending                     $  3,333        $   3,250         $   2,616
                                     =======         ========          ========

The recorded investment in impaired loans, not requiring an allowance for loan losses was $642,000 and $1,704,000 at December 31, 1998 and 1997 respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $-0- and $630,000 at December 31, 1998 and 1997 respectively. The related allowance for loan losses associated with these loans was $-0- and $21,000 at December 31, 1998 and 1997 respectively. For the years ended December 31, 1998, 1997 and 1996, the average recorded investment in these impaired loans was $669,000, $2,716,000 and $3,228,000 and the interest income recognized on these impaired loans was $77,000, $68,000 and $12,000 respectively.


PREMISES AND EQUIPMENT

Components of premises and equipment at December 31 are as follows:

                                     1998           1997
                                  -------------------------
                                         (In Thousands)
Land and improvements            $    944         $    989
Buildings and improvements          7,220            7,789
Furniture and equipment             2,163            3,927
                                  -------          -------
                                   10,327           12,705
Less accumulated depreciation       3,250            5,405
                                  -------          -------
                                 $  7,077         $  7,300
                                  =======          =======

DEPOSITS

Aggregate time deposits in denominations of $100,000 or more were $27,535,000 and $23,324,000 at December 31, 1998 and 1997 respectively.

At December 31, 1998, the scheduled maturities of time deposits are as follows (in thousands):

         1999          $  87,757
         2000             12,454
         2001              4,521
         2002              2,125
         2003              2,817
                       ---------
                       $ 109,674
                        ========
BORROWINGS

Short-term borrowings at December 31 consist of the following:

                                                      1998             1997
                                                    -------------------------
                                                           (In Thousands)
Securities sold under agreements to repurchase     $  7,612          $  2,825
Federal funds purchased                                  --             1,085
U.S. Treasury demand notes                              164             1,000
Other                                                    --                80
                                                    -------           -------
                                                   $  7,776          $  4,990
                                                    =======           =======

The outstanding balances and related information of short-term borrowings are summarized as follows:

Years Ended December 31,
                                                       1998            1997
                                                   ---------------------------
                                                          (In Thousands)

Average balance during the year                     $   7,648       $  7,726
Average interest rate during the year                    4.63 %         4.84 %
Maximum month-end balance during the year           $  14,284       $ 13,456

Securities sold under agreements to repurchase generally mature within one day to one year from the transaction date. Securities with amortized costs and fair values of $6,992,000 and $7,042,000 at December 31, 1998 and $4,749,000 and
$4,742,000 at December 31, 1997 were pledged as collateral for these agreements. The securities underlying the agreements were under the Company's control.

The Company has a line of credit commitment available from the Federal Home Loan Bank (FHLB) of Pittsburgh for borrowings of up to $15,000,000 which expires in March 1999. There were no borrowings under this line of credit at December 31, 1998 and 1997. Long-term debt at December 31, 1998 and 1997 of $2,000,000 consists of an advance from the FHLB bearing interest at a rate of 6.04% and which matures on December 23, 1999.

EMPLOYEE BENEFIT PLANS

In the third quarter of 1997, the Company terminated its defined benefit pension plan which covered substantially all employees and officers. Upon termination, vested participants were allowed to roll their accumulated benefits into either the Company's profit-sharing plan, an IRA, an annuity contract, an alternative retirement investment account or were paid cash. At the time of the termination, the Company determined the amount that the plan assets exceeded the accumulated benefit obligation of eligible participants of which 25% ($102,000) was transferred to the Company's 401(k) plan. The remaining plan assets were transferred to the Company and it recognized a pre-tax gain of $597,000 in the third quarter of 1997 included in other income in the accompanying consolidated financial statements.

The Company has a defined contributory profit-sharing plan which, effective November 1, 1996, included the adoption of a 401(k) plan. The plan permits employees to make pre-tax contributions up to 15% of the employee's compensation. The amount of contributions to the plan, including matching contributions, is at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan after one year of employment. Employee contributions are vested at all times, and any Company contributions are fully vested after five years. The Company's contributions are expensed as the cost is incurred, funded currently, and amounted to $175,000, $132,000 and $170,000 for the years ended December 31, 1998, 1997 and 1996 respectively.

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

     Compensation expense for the ESOP was $324,000, $237,000 and $51,000 for the years ended December 31, 1998, 1997 and 1996 respectively.

The status of the ESOP shares are as follows:

                                        1998             1997
                                     -------------------------
Allocated shares                       27,365           15,150
Shares released from allocation           120               --
Unreleased shares                      93,727          106,062
                                    ---------       ----------
         Total ESOP shares            121,212          121,212
                                    =========       ==========
Fair value of unreleased shares   $ 2,132,000      $ 2,201,000

INCOME TAXES

The components of the provision for federal income taxes are as follows:

Years Ended December 31,
                           1998             1997              1996
                        ------------------------------------------
                                       (In Thousands)
Current                 $     76         $   (117)        $  (303)
Deferred                   1,317            1,184             771
                         -------          -------          ------
                        $  1,393         $  1,067         $   468
                         =======          =======          ======

Income tax expense of the Company is less than the amounts computed by applying statutory federal income tax rates to income before income taxes because of the following:

                                                   Percentage Of Income
                                                   Before Income Taxes
                                                -------------------------
                                                 Years Ended December 31,
                                                1998      1997      1996
                                                ----      ----      ----
Tax at statutory rates                          34.0%     34.0%     34.0%
Tax exempt interest income, net of interest
   expense disallowance                         (3.6)     (5.4)    (10.4)
Low-income housing tax credit                   (1.3)     (1.5)     (2.5)
Other                                            1.0       1.2      (1.1)
                                               -----      ----     -----
                                                30.1%     28.3%     20.0%
                                               =====      ====     =====

The income tax provision includes $16,000, $24,000 and $268,000 of income taxes relating to realized securities gains for the years ended December 31, 1998, 1997 and 1996 respectively.

The net deferred tax liability included in other liabilities in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

                                                    1998        1997
                                                   -----------------
                                                     (In Thousands)
Deferred tax assets:
         Allowance for loan losses                $   782    $   698
         Deferred loan origination fees                29         45
         Allowance for other real estate losses        66         82
         Allowance for loss on other assets            --         85
         Deferred compensation                         41         43
         Core deposit intangible                       94         87
         Partnership credit carryforward              116        116
         Minimum tax credit carryforward              950        912
         Net operating loss carryforward              550         --
         Other                                        102        116
                                                  -------     ------
            Total deferred tax assets               2,730      2,184
                                                  -------     ------
Deferred tax liabilities:
         Net unrealized gain on securities            853        659
         Premises and equipment                       241        242
         Lease financing                            4,939      3,126
         Other                                          1         10
                                                  -------     ------
            Total deferred tax liabilities          6,034      4,037
                                                  -------     ------
            Net deferred tax liability            $(3,304)   $(1,853)
                                                   ======     ======

Net operating loss carryforwards of approximately $1,615,000 expire in 2018.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

Certain directors and executive officers of the Bank, their families and their affiliates are customers of the Bank. Any transactions with such parties, including loans and commitments, were in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time and did not represent more than normal risks. At December 31, 1998 and 1997, such loans amounted to $1,516,000 and $3,437,000 respectively. During
1998, new loans to such related parties totaled $36,000 and repayments aggregated $1,957,000.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1998, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the regulators has categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Company's or Bank's category.

The Bank's actual capital amounts and ratios are also presented in the table:

                                                                                                   To Be Well
                                                                                               Capitalized Under
                                                                               For Capital     Prompt Corrective
                                                           Actual          Adequacy Purposes   Action Provisions
                                                    --------------------------------------------------------------
                                                     Amount      Ratio      Amount     Ratio    Amount      Ratio
                                                     ------      -----      ------     -----    ------      -----
                                                                         (In Thousands)
As of December 31, 1998:
         Total capital (to risk weighted assets)    $27,058      13.51%    $16,022      8.00%  $20,028      10.00%
         Tier 1 capital (to risk weighted assets)    23,731      11.85       8,010      4.00    12,015       6.00
         Tier 1 capital (to average assets)          23,731       8.73      10,873      4.00    13,591       5.00

As of December 31, 1997:
         Total capital (to risk weighted assets)    $23,565      12.41%    $15,191      8.00%  $18,989      10.00%
         Tier 1 capital (to risk weighted assets)    21,184      11.15       7,600      4.00    11,400       6.00
         Tier 1 capital (to average assets)          21,184       8.13      10,422      4.00    13,028       5.00



The Company's ratios do not differ significantly from the Bank's ratios presented above.

The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at December 31, 1998 was approximately $1,260,000. Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1998, $20,442,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above.

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

A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                                          1998                      1997                     1996
                                  ------------------------------------------------------------------------
                                              Weighted                  Weighted                  Weighted
                                               Average                   Average                   Average
                                               Exercise                 Exercise                  Exercise
                                  Options       Price       Options      Price       Options        Price
                                  -------       -----       -------      -----       -------        -----
Outstanding, beginning of year    55,570    $   16.72       41,620    $   16.54       29,970    $   16.63
Granted                           15,500        24.00       18,000        17.13       19,750        16.44
Exercised                         (2,232)       16.46           --           --       (1,000)       16.63
Forfeited                         (1,388)       16.63       (4,050)       16.63       (7,100)       16.63
                                  ------     --------       ------     --------       ------     --------
Outstanding, end of year          67,450    $   18.40       55,570    $   16.72       41,620    $   16.54
                                  ======     ========       ======     ========       ======     ========
Exercisable at end of year        51,950    $   16.73       37,570    $   16.53       21,870        16.63
                                  ======     ========       ======     ========       ======     ========

Exercise prices for options outstanding as of December 31, 1998 ranged from $16.44 to $24.00 per share. The weighted average remaining contractual life is
8.5 years.

The Company applies APB Opinion 25 and related interpretations in accounting for the stock option plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB Statement No. 123, the Company's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                      Years Ended December 31,
                                1998          1997          1996
                              -------------------------------------
                              (In Thousands, except per share data)

Net income:
         As reported                    $    3,236   $     2,706    $   1,872
         Pro forma                           3,154         2,640        1,796

Earnings per share:
         As reported                          1.93          1.63         1.10
         Pro forma                            1.88          1.59         1.06

Earnings per share (assuming dilution):
         As report                            1.91          1.63         1.10
         Pro forma                            1.86          1.59         1.06

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                             Years Ended December 31,
                                           1998         1997       1996
                                        -------------------------------
(In Thousands)

Dividend yield                             2.46%        2.40%      2.60%
Expected life                            8 years      8 years     9 years
Expected volatility                       39.80%       21.00%      7.00%
Risk-free interest rate                    4.65%        5.75%      6.39%

EARNINGS PER SHARE

The following table sets forth the computations of basic and diluted earnings per share:

                                                                                   Years Ended December 31,
                                                                        1998                1997                 1996
                                                                   -----------------------------------------------------
Numerator, net income                                               $3,236,000         $ 2,706,000         $  1,872,000
                                                                   ============         ===========          ===========
Denominator:
         Denominator for
 basic earnings per share, weighted average shares                   1,679,411           1,660,998            1,706,090
    Effect of dilutive securities, employee stock options               16,674               3,474                   13
           Denominator for diluted earnings per share, adjusted
           weighted average shares and assumed conversions           1,696,085           1,664,472            1,706,103
                                                                     ---------           ---------            ---------
Basic earnings per common share                                     $     1.93         $      1.63          $      1.10
                                                                     =========          ==========           ==========
Diluted earnings per common share                                   $     1.91         $      1.63          $      1.10
                                                                     =========          ==========           ==========


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

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of the Bank's financial instrument commitments is as follows:


                                                  December 31,
                                            1998              1997
                                          --------------------------
                                                (In Thousands)

Commitments to extend credit             $  13,788        $   14,749
Standby letters of credit                      520               540
                                          --------         ---------
                                         $  14,308        $   15,289
                                          ========         =========

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each custome's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer and generally consists of real estate.

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

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at December 31, 1998 and 1997:


- For cash and due from banks, interest-bearing deposits with banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

- For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

- The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans wouldbe made to borrowers with similar credit ratings and for the same remaining maturities. Disclosure of the fair value of leases receivable is not required and has not been included in the table below.

- The fair value of accrued interest receivable and accrued interest payable is the carrying amount.

- The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits for similar remaining maturities.

-    The fair value of short-term borrowings approximate their carrying amount.

- The fair value of long-term debt is estimated using discounted cash flow analyses based upon the Company's current borrowing rates for similar types of borrowing arrangements.

- The fair value of commitments to extend credit and for outstanding letters of credit is estimated using the fees currently charged to enter into similar agreements.

The estimated fair value of the Company's financial instruments were as follows:

                                                       December 31, 1998     December 31, 1997
                                                      -------------------   ------------------
                                                       Carrying      Fair   Carrying      Fair
                                                        Amount      Value    Amount      Value
                                                        ------      -----    ------      -----
                                                                    (In Thousands)
Financial assets:
         Cash and due from banks, interest-bearing
         deposits with banks and federal funds sold   $ 12,598   $ 12,598   $ 10,924   $ 10,924
         Securities                                     69,915     70,421     57,531     57,888
         Loans receivable, net                         149,726    150,798    148,513    150,008
         Accrued interest receivable                     1,441      1,441      1,358      1,358

Financial liabilities:
         Deposits                                      233,767    234,318    226,754    226,775
         Short-term borrowings                           7,776      7,776      4,990      4,990
         Long-term debt                                  2,000      2,016      2,000      2,012
         Accrued interest payable                        2,283      2,283      2,365      2,365

Off-balance sheet financial instruments:
         Commitments to extend credit and
                  outstanding letters of credit             --         --         --         --



NORWOOD FINANCIAL CORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Balance Sheets                                         December 31,
                                                     1998       1997
                                                    ----------------
                                                      (In Thousands)
         ASSETS
Cash on deposit in bank subsidiary                  $   382   $   290
Interest bearing deposit with another institution       900       500
Securities available for sale                           307       330
Investment in bank subsidiary                        26,438    23,714
Other assets                                             51        43
                                                     ------    ------
                                                    $28,078   $24,877
                                                     ======    ======
         LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities                                         $   350   $   283

Stockholders' Equity                                 27,728    24,594
                                                     ------    ------
                                                    $28,078   $24,877
                                                     ======    ======


Statements of Income

                                                        For the Period
                                                          Year Ended
                                                          December 31,     March 29, 1996 To
                                                         1998      1997    December 31, 1996
                                                         -----------------------------------
                                                                   (In Thousands)
Income:
         Dividends from bank subsidiary                    $   839   $   723   $ 2,549
         Interest income from bank subsidiary                  139       162        --
         Other interest income                                  37        14        41
         Gain on sale of securities                             --        --         2
                                                            ------    ------    ------
                                                             1,015       899     2,592

Expenses                                                        75        54        14
                                                            ------    ------    ------
         Income before income taxes                            940       845     2,578

Income tax expense (benefit)                                    40        41        (3)
                                                            ------    ------    ------
                                                               900       804     2,581

Equity in excess of undistributed earnings of subsidiary     2,336     1,902    (1,190)
                                                            ------    ------    ------
         Net income                                        $ 3,236   $ 2,706   $ 1,391
                                                            ======    ======    ======

Statements of Cash Flows

                                                                  Year Ended    For the Period
                                                                 December 31,    March 29, 1996
                                                                1998     1997   December 31, 1996
                                                               -----------------------------------
                                                                           (In Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
         Net income                                              $ 3,236    $ 2,706    $ 1,391
         Adjustments to reconcile net income to net cash
                  provided by operating activities:
                  Undistributed earnings of bank subsidiary       (2,336)    (1,902)     1,190
                  Other, net                                         155         86        (64)
                                                                 -------     ------     ------
                     Net cash provided by operating activities     1,055        890      2,517
                                                                 -------     ------     ------
CASH FLOWS FROM INVESTING ACTIVITIES
         Sale of securities available for sale                        --         --         82
         Purchase of securities available for sale                    --         --       (282)
                                                                 -------     ------     ------
                     Net cash used in investing activities            --         --       (200)
                                                                 -------     ------     ------
CASH FLOWS FROM FINANCING ACTIVITIES
         Stock options exercised                                      37         --         12
         Acquisition of treasury stock                                --         --     (1,447)
         Proceeds from issuance of treasury stock                      1          1          3
         Release of ESOP shares                                      204        200         50
         Cash dividends paid                                        (805)      (696)      (540)
                                                                 -------     ------     ------
                     Net cash used in financing activities          (563)      (495)    (1,922)
                                                                 -------     ------     ------
                     Increase in cash and cash equivalents           492        395        395

Cash and cash equivalents:
         Beginning                                                   790        395         --
                                                                 -------     ------     ------
         Ending                                                  $ 1,282    $   790    $   395
                                                                  ======     ======     ======



Norwood Financial Corp Officers


Russell L. Ridd                    Chairman of the Board
William W. Davis, Jr.              President and Chief Executive Officer
Lewis J. Critelli                  Executive Vice President and Chief Financial Officer
Edward C. Kasper                   Senior Vice President
John H. Sanders                    Senior Vice President
Joseph A. Kneller                  Senior Vice President
John E. Marshall                   Secretary

Wayne Bank Officers

Russell L. Ridd                    Chairman of the Board
William W. Davis, Jr.              President and Chief Executive Officer
Lewis J. Critelli                  Executive Vice President and Chief Financial Officer
Edward C. Kasper                   Senior Vice President and Senior Loan Officer/Corporate Bank
John H. Sanders                    Senior Vice President/Retail Bank
Joseph A. Kneller                  Senior Vice President
John E. Marshall                   Secretary
Peter Bochnovich                   Vice President
Pauline A. Kovatch                 Vice President and Assistant Secretary
Frank R. Redington                 Vice President
Anthony F. Torquato                Vice President
Lynne Wetzel                       Vice President
Wayne D. Wilcha                    Vice President and Trust Officer
Ronald J. Ferrance, Jr.            Assistant Vice President
Carolyn K. Gwozdziewycz            Assistant Vice President
Kelley J. Lalley                   Assistant Vice President and Assistant Secretary
Barbara A. Ridd                    Assistant Vice President
Nancy A. Hart                      Controller and Assistant Secretary
Catherine Alunni                   Community Office Manager
Laurie J. Bishop                   Assistant Community Office Manager
John F. Carmody                    Community Office Manager
Thomas M. Didato                   Loan Review Officer and Assistant Secretary
William L. Doney                   Data Processing Manager
Robert Dugan                       Marketing Director
Joann Fuller                       Deposit Operations Manager
Gary Henry                         Community Office Manager
Alejandro M. Izquierdo             Community Office Manager
Norma S. Kuta                      Community Office Manager
Lisa M. Lalley                     Centralized Loan Processing/Documentation Manager
Nancy M. LaTournous                Assistant Community Office Manager
Melissa D. McDavitt                Community Office Manager
William E. Murray                  Assistant Community Office Manager
Diane L. Richter                   Assistant Community Office Manager
Nancy M. Worobey                   Community Office Manager

Norwood Investment Corp

William W. Davis, Jr.              President and Chief Executive Officer
Lewis J. Critelli                  Executive Vice President
Scott C. Rickard                   Vice President


Investor Information

Stock Listing

     Norwood Financial Corp stock is traded on the Nasdaq National Market under the symbol NWFL. The following firms are known to make a market in the Company's stock:

         Hopper Soliday & Co., Inc.
         1703 Oregon Pike
         Lancaster, PA 17601
         717-560-3015

         Legg Mason Wood Walker, Inc.
         The Stadium Office Park
         330 Montage Mountain Road
         Suite 201
         Scranton, PA 18507
         570-346-9300

         Sandler O'Neill & Partners, LP
         2 World Trade Center, 104th Floor
         New York, NY 10048
         212-466-7800

         Janney Montgomery Scott, Inc.
         1801 Market Street
         Philadelphia, PA 19103
         215-665-6000

         F.J. Morrissey & Co., Inc.
         1700 Market Street
         Suite 1420
         Philadelphia, PA 19103
         215-563-8500

Transfer Agent: Illinois Stock Transfer Company, 209 West Jackson Blvd., Suite 903, Chicago, IL 60606. Stockholders who may have questions regarding their stock ownership should contact the Transfer Agent at 312-427-2953.

Dividend Calendar: Dividends on Norwood Financial Corp common stock, if approved by the Board of Directors are customarily paid on or about February 1, May 1, August 1 and November 1.

Automatic Dividend Reinvestment Plan: The Plan, open to all shareholders, provides the opportunity to have dividends automatically reinvested into Norwood Stock. Participants in the Plan may also elect to make cash contributions to purchase additional shares of common stock. Shareholders do not incur brokerage commissions for the transactions. Please contact the transfer agent or Lewis J. Critelli for additional information.

SEC Reports and Additional Information: A copy of the Company's report on Form 10-K for its fiscal year ended December 31, 1998 including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission may be obtained upon written request of any stockholder, investor or analyst by contacting Lewis J. Critelli, Executive Vice President and Chief Financial Officer, Norwood Financial Corp, 717 Main Street, P.O. Box 269, Honesdale, PA 18431.