Form 10-K, Exhibit 13
period 1999-12-31
NORWOOD FINANCIAL CORP
filed 2000-03-23
CIK 1013272

EXHIBIT 13

(Five Year Financial Summary)---------------------------------------------------

Summary of Selected Financial Data
(dollars in thousands, except per share data)

                                                   For the years ended December 31,
                                          -------------------------------------------------
                                             1999     1998      1997      1996       1995
                                             ----     ----      ----      ----       ----
Summary of Operations
---------------------

Net interest income                        $12,134   $11,741   $11,064   $10,142    $8,927

NET INCOME                                  $3,508    $3,236    $2,706    $1,872    $1,802

Net income per share-Basic                   $2.09     $1.93     $1.63     $1.10     $1.01
                     Diluted                 $2.08     $1.91     $1.63     $1.10     $1.01
Cash dividends declared                       0.59      0.50      0.44      0.42      0.39

Return on average assets                      1.19%     1.21%     1.04%     0.78%     0.88%
Return on average equity                     12.81%    12.38%    11.92%     8.45%     8.17%

Balances at Year-End
--------------------

Total assets                              $314,827  $279,017  $263,149  $260,572  $217,262
Loans receivable                           205,160   186,919   185,640   174,621   152,094
Total deposits                             243,507   233,767   226,754   229,462   187,299
Shareholders' equity                        26,654    27,728    24,594    21,519    22,782

Allowance for loan losses to total loans      1.63%     1.78%     1.75%     1.50%     1.40%
Non-performing assets to total assets         0.24%     0.30%     1.03%     2.22%     2.68%

Tier 1 Capital to risk-adjusted assets       11.98%    12.30%    11.27%    10.26%    13.93%
Total Capital to risk-adjusted assets        13.50%    14.00%    12.53%    11.51%    15.18%

[GRAPHICS OMITTED] 99 ANNUAL REPORT

--------------------------------------------------(Norwood Financial Corp)-----3

[BOX GRAPHIC OMITTED] 1999 Annual Report

---------------------(Management's Discussion and Analysis)

Introduction

         This management's discussion and analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp. (The Company) and its subsidiary Wayne Bank (the Bank) for the years ended December 31, 1999, 1998 and 1997. This section should be used in conjunction with the consolidated financial statements and related footnotes.

Forward Looking Statements

         The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward- looking statements. When used in this discussion, the words "believes," anticipates," "contemplates," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Results of Operation - Summary

         Net income for the Company for the year 1999 was $3,508,000 compared to $3,236,000 for the year 1998. This represents an increase of $272,000 or 8.4% over prior year. Basic and diluted earnings per share for 1999 were $2.09 and $2.08 respectively increasing from $1.93 and $1.91 respectively in 1998. Return on average equity showed similar improvement at 12.81% in 1999 increasing from 12.38% in 1998. The return on average assets for the current year was 1.19% compared to 1.21% in 1998.

         The increase in earnings was principally attributable to higher levels of fee income, growth in net interest income and reduction in the provision for loan losses. Net interest income on a fully taxable equivalent basis (fte) totaled $12,475,000 for 1999, an increase of $454,000 or 3.8% from 1998. The improvement in net interest income was due to $25.9 million growth in average earning assets during 1999, and a lower cost of funds which partially offset a decline in asset yields. The Company made continued progress in reducing its level of non-performing assets during 1999, which totaled $767,000 at December 31, 1999, or .24% of total

                               [GRAPHICS OMITTED]
                   Graph discloses [Diluted]Earnings per Share

                                    95 $1.01
                                    96 $1.10
                                    97 $1.63
                                    98 $1.91
                                    99 $2.08
10

                                                --------------1999 Annual Report
                                               ....ANNUAL REPORT 99 Box Graphics


assets, compared to $826,000 and .30% at year-end 1998. As a result, the Company reduced its provision for loan losses to $470,000 in 1999 compared to $720,000 in 1998.

         Other income excluding securities gains for 1999 was $1,875,000 an increase of $248,000 or 15.2% over 1998. Other income represented 13.1% of total revenues in 1999, improving from 11.9% in 1998. Gains on sales of securities were $59,000 in 1999 compared to $48,000 in 1998.

         During 1999 other expenses increased $509,000 or 6.3% over 1998 to $8,576,000. The increase was principally due to increase in data processing costs related to new information systems, increase in losses related to disposing of automobiles from the leasing portfolio; $409,000 in 1999 compared to $157,000 in 1998, and the cost of opening a branch; $230,000. Expenses were favorably impacted by lower level of other real estate costs and less legal fees related to non-performing assets.

         Net income for the Company for the year 1998 was $3,236,000 compared to $2,706,000 for the year 1997. This represents an increase of $530,000 or 19.6% over prior year. Basic and diluted earnings per share for 1998 were $1.93 and $1.91 respectively increasing from $1.63 in 1997. Return on average assets and return on average equity showed similar improvement at 1.21% and 12.38% respectively in 1998 compared to 1.04% and 11.92% respectively in 1997.

         The increase in earnings was principally attributable to growth in net interest income, reduction in the provision for loan losses and higher levels of fee income. Net interest income (fte) totaled $12,021,000 for 1998, an increase of $602,000 or 5.3% from 1997. The improvement in net interest income was due to $10.0 million growth in average earning assets during 1998, increase in earning asset ratio, and lower cost of funds which offset a decline in asset yields. The Company made continued progress in reducing its level of non-performing loans during 1998, which totaled $622,000 at December 31, 1998, or .33% of total loans, compared to $2,175,000 and 1.17% at year-end 1997. As a result, the Company reduced its provision for loan losses to $720,000 in 1998 compared to $1,355,000 in 1997.

         Other income excluding securities gains for 1998 was $1,627,000 an increase of $369,000 or 29.2% over 1997. During 1997, the Company recorded a non-recurring gain on the termination of pension plan of $597,000 which was $343,000 after related taxes with no such gains in 1998. Gains on sales of securities were $48,000 in 1998 compared to $70,000 in 1997.

         During 1998, other expenses increased 2.6% over 1997 to $8,066,000. The increase was principally due to additional costs related to data processing system conversion. Expenses were favorably impacted by lower level of other real estate costs and legal fees related to non-performing assets.

                               [GRAPHICS OMITTED]
                   Graph discloses Net Income ($ In Thousands)

                                    95 $1,802
                                    96 $1,872
                                    97 $2,706
                                    98 $3,236
                                    99 $3,508

------------------------------------------------(Norwood Financial Corp)------11

[BOX GRAPHIC OMITTED] 99 Annual Report

Financial Condition

Total Assets

         Total assets at December 31, 1999 were $314.8 million compared to $279.0 million at year-end 1998, an increase of $35.8 million or 12.8%. The Company funded an $18.3 million growth in loans and $16.6 million increase in investments available for sale with borrowings from the Federal Home Loan Bank of Pittsburgh (FHLB) of $28.0 million and growth in deposits of $9.7 million.

Loans Receivable

         Loans receivable, which include automobile leases represent the largest percentage of the Company's earning assets. At December 31, 1999 total loans receivable were $205.2 million compared to $186.9 million in 1998, an increase of $18.3 million or 9.8%. Loan growth in retail lending which was centered in home equity financings, and indirect automobile lending was partially offset by lower levels of automobile leases. Residential mortgages totaled $38.8 million at year-end increasing from $36.1 million at December 31, 1998. This increase is net of pre-payments and refinancings principally in the adjustable rate mortgage portfolio. Fixed rate mortgage products were more favorable during the first half of 1999 due to lower interest rate environment with the fixed rate portfolio increasing $4.8 million to $14.1 million at December 31, 1999. With the increase in long-term interest rates during the third and fourth quarter of 1999, which impacts residential mortgage rates, the Company had a lower level of mortgage originations during the period. In the current interest rate environment, the Company may experience a continued slow down in mortgage lending in early 2000. There can be no assurances however to the direction of interest rates or the local real estate market. The Company sells a portion of its longer term fixed rate residential loan production for interest rate risk management, with $1.7 million sold in the secondary market during the year. The Company services $15.5 million of mortgage loans that it has previously sold into secondary market.

         The Company's indirect portfolio which consists of loans made through dealers increased $10.8 million to total $45.1 million at year-end, with the growth principally in used automobiles. The weighted average maturity of the portfolio is 47 months with an average life of 23 months.

         The Company began slowing down its volume of automobile lease originations in late 1997 and stopped originations entirely during the third quarter of 1999. This was done to monitor experience in early terminations, the amount of off-lease vehicles returned and the market values of vehicles returned compared to residual values. As a result, total leases declined $9.9 million in 1999 to $24.0 million at December 31, 1999.

                               [GRAPHICS OMITTED]
                       Graph discloses Total Assets ($ In Millions)

                                    95 $217
                                    96 $261
                                    97 $263
                                    98 $279
                                    99 $315

                               [GRAPHICS OMITTED]
                       Graph discloses Total Loans ($ In Millions)

                                    95 $152
                                    96 $175
                                    97 $186
                                    98 $187
                                    99 $205

                                                --------------1999 Annual Report
                                               ....ANNUAL REPORT 99 Box Graphics

Residual losses totaled $381,000 for 1999. The Company's reserve for residual losses totaled $311,000 at December 31, 1999 with residual value of $17.8 million compared to $307,000 and $24.1 million at prior year end. The Company liquidates its returned off-lease vehicles through various used car dealers and automobile auction centers. At December 31, 1999 the Company had an inventory of automobiles to liquidate of $974,000.

         Commercial loans consist principally of loans made to small businesses within the Company's market which are usually secured by real estate and other assets of the borrower.

         Commercial and commercial real estate loans totaled $67.2 million at year-end 1999 compared to $56.3 million in 1998, an increase of $10.9 million or 17.6%. The Company opened a new office in Monroe County in June 1999, which accounted for $5.3 million of the increase in commercial loans.

         For the year 1999, total loans averaged $196.0 million with an fte yield of 8.32% compared to $186.9 million and 8.73% during 1998. Total interest income on loans (fte) was $16,303,000 compared to $16,316,000 in 1998.

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

         At December 31, 1999, non-performing loans totaled $657,000 and represented .32% of total loans receivable compared to $622,000 and .33% at year-end 1998. Total non-performing assets which includes other real estate totaled $767,000 and represented .24% of total assets decreasing from $826,000 and .30% at December 31, 1998. At year-end 1999, non-performing assets consisted principally of residential real estate loans, with the largest such loan totaling $299,000.

         The allowance for loan losses totaled $3,344,000 at year-end 1999 and represented 1.63% of total loans receivable compared to $3,333,000 or 1.78% at year-end 1998. Net charge-offs for 1999 were $459,000, consisting principally of losses in the consumer loan and lease portfolios, decreasing from $637,000 in 1998. With the continued low level of non-performing loans and less charge-offs, the Company reduced its provision for loan losses to $470,000 from $720,000 in 1998. The coverage ratio of allowance for loan losses to non-performing loans was 508.9% at December 31, 1999.


                               [GRAPHICS OMITTED]
              Graph discloses Nonperforming Assets to Total Assets

                                    95 2.68%
                                    96 2.22%
                                    97 1.03%
                                    98  .30%
                                    99  .24%


-------------------------------------------------Norwood Financial Corp-------13

[GRAPHICS OMITTED] 99 ANNUAL REPORT

         The Company's loan review process assesses the adequacy of the allowance for loan losses on a quarterly basis. The process includes a review of the risks inherent in the loan portfolio. It includes a credit review and gives consideration to areas of exposure such as concentration of credit in specific industries, economic and industry conditions, trends in delinquencies, collections and collateral value coverage. General reserve percentages are identified by loan type and credit grading and are allocated accordingly. Larger credit exposures are analyzed individually. Management considers the allowance at December 31,1999 adequate for the loan mix and classifications.

         The following table sets forth information with respect to the Company's allowance for loan losses at the dates indicated:

                                                       At December 31
                                         -------------------------------------------

                                           1999     1998    1997     1996      1995
                                           ----     ----    ----     ----      ----
Allowance balance at beginning of period  $3,333   $3,250  $2,616   $2,125    $1,893

Charge-Offs:
         Commercial and all other            (12)    (294)    (380)   (820)     (448)
         Real Estate                         (17)     (14)    (119)   (226)     (353)
         Installment                        (419)    (366)    (264)   (320)     (123)
         Lease Financing                    (184)    (115)    ( 67)     --        --
                                          ------   ------  -------  ------    ------
Total                                       (632)  $ (789)    (830) (1,366)     (924)
          Recoveries:
         Commercial and all other             74       89       72      71       513
         Real Estate                          --        7        3      16         3
         Installment                          84       50       34      60        21
         Lease Financing                      16        6       --      --        --
                                          ------   ------  -------  ------    ------
Total                                        173      152      109     147       537

Provision expense                            470      720    1,355   1,710       619
                                          ------   ------  -------  ------    ------
Allowance balance at end of period         3,344   $3,333   $3,250  $2,616    $2,125
                                           =====   ======   ======  ======    ======
Allowance for loan losses as a percent
   of total loans outstanding               1.63%   1.78%    1.75%    1.50%     1.40%
Net loans charged off as a percent of
   average loans outstanding                 .23%    .34%    0.39%    0.76%     0.27%
Allowance for loan losses as a
   percent of non-performing loans         508.9%  535.8%   149.5%    74.9%     54.7%

         The following table sets forth information regarding non-performing assets. The Bank had no troubled debt restructurings as defined in FAS No. 114. As of December 31, 1999, there were no loans not previously discussed where known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

                                                --------------1999 Annual Report
                                               ....ANNUAL REPORT 99 Box Graphics

                                                                At December 31,
                                              ------------------------------------------------
                                                1999      1998      1997      1996      1995
                                                ----      ----      ----      ----      ----
                                                                (In Thousands)
Loans accounted for on a non-accrual basis:
         Commercial and all other             $   64    $   65    $  963    $1,633    $1,572
         Real estate                             513       503     1,112     1,790     2,205
         Installment                              19        20        33        28        48
                                              ------    ------    ------    ------    ------
Total                                         $  596    $  588    $2,108    $3,451    $3,825
Accruing loans which are contractually
    past due 90 days or more:
         Commercial and all other             $   --    $   --    $   44    $   38    $   55
         Real estate                              --        --        --        --        --
         Installment/leases                       61        34        23         4        --
                                              ------    ------    ------    ------    ------
Total                                         $   61    $   34    $   67    $   42    $   55
                                              ======    ======    ======    ======    ======

Total non-performing loans                    $  657    $  622    $2,175    $3,493    $3,880
Other real estate owned                          110       204       537     2,283     1,944
                                              ------    ------    ------    ------    ------
Total non-performing assets                   $  767    $  826    $2,712    $5,776    $5,824
                                              ======    ======    ======    ======    ======

Non-performing loans to total loans              .32%      .33%     1.17%     2.00%     2.55%
Non-performing loans to total assets             .21%      .22%      .83%     1.34%     1.79%
Non-performing assets to total assets            .24%      .30%     1.03%     2.22%     2.68%

Securities

         The securities portfolio consists principally of United States Government agencies issues, including mortgage backed securities, U.S. Treasury securities, municipal obligations, and corporate debt. In accordance with SFAS#115 "Accounting for Certain Investments in Debt and Equity Securities" the Company classifies its investments into two categories: held to maturity (HTM) and available for sale (AFS). The Company does not have a trading account. Securities classified as HTM are those in which the Company has the ability and the intent to hold until contractual maturity. At December 31, 1999, this account totaled $7.5 million and consisted of longer term municipal obligations. Securities classified as AFS are eligible to be sold due to liquidity needs or changes in interest rates. These securities are adjusted to and carried at their fair value with any unrealized gains or losses recorded as an adjustment to capital and reported in the equity section of the balance sheet as other comprehensive income. At December 31, 1999, $78.9 million in securities were so classified and carried at their fair value.

         During the second quarter of 1999, the Company funded $15 million of security purchases, principally mortgage-backed issues, with borrowings from the FHLB. The transaction generated $147,000 of net interest income for 1999. Any changes in interest rates could affect the yield and prepayment rates on the investments and cost of the borrowings.

-------------------------------------------------Norwood Financial Corp-------15

[GRAPHICS OMITTED] 99 ANNUAL REPORT

         Interest rates increased during 1999 with the benchmark 30 Year Treasury Bill yielding over 6.40% by year-end compared to 5.00% late in 1998. This increase in rates caused a slow down in the cashflow received from mortgage-backed securities and therefore extended the modified duration of the securities. At December 31, 1999, the modified duration was 4.9 years compared to 3.5 years at the prior year-end. Generally in a raising interest rate environment the fair value of the Company's available for sale portfolio decreases.

         At December 31, 1999, the Company's securities portfolio (HTM and AFS) totaled $86.3 million with the percentage of obligations of U.S. Government agencies 21.0%; mortgage-backed securities, 52.7%; municipal obligations, 14.1%; U.S. Treasuries, 4.6% and other of 7.6%. At December 31, 1999, the portfolio contained no collateralized mortgage obligations (CMOs), structured notes, step-up bonds and no off-balance sheet derivatives were in use. The portfolio totaled $69.9 million at year-end 1998.

Deposits

         Total deposits at December 31, 1999 were $243.5 million compared to $233.8 million at year-end 1998, an increase of $9.7 million or 4.2%. The increase was principally in core transaction accounts and time deposits over $100,000. The new branch office in Monroe County contributed $3.7 million of the increase in deposits. Interest bearing demand deposits increased $2.7 million or 11.4% to $26.7 million, reflecting growth in new retail checking account products. The tiered rate Investor Account for high-balance accounts totaled $10.5 million compared to $9.3 million at year-end 1998.

         Time deposits over $100,000, which consist principally of school district and other public funds with maturities generally less than one year, were $32.5 million at December 31, 1999, increasing from $27.6 million at year-end 1998. These deposits are subject to competitive bid and the Company bases its bid on current interest rates, loan demand, investment portfolio structure and relative cost of other funding sources. In addition to demand deposits of $26.8 million the Company has $7.6 million of cash management accounts which represent commercial customers excess funds invested in over-night securities, which the Company considers core-funding.

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

                                                --------------1999 Annual Report
                                               ....ANNUAL REPORT 99 Box Graphics


         Net interest income, which is the primary source of the Company's earnings, is impacted by changes in interest rates and the relationship of different interest rates. To manage the impact of the rate changes the balance sheet must be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals. The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. At December 31, 1999, the level of net interest income at risk in a 200 basis points increase or decrease was within the policy limits.

         Imbalance in repricing opportunities at a given point in time reflects interest-sensitivity gaps measured as the difference between rate-sensitive assets and rate-sensitive liabilities. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indications of potential interest rate exposures over specific intervals.

         At December 31, 1999, the Bank had a negative 90 day interest sensitivity gap of $14.3 million or 4.5% of total assets. A negative gap means that interest-sensitive liabilities are higher than interest-sensitive assets at the time interval. This would indicate that in a rising rate environment, the cost of interest-bearing liabilities would increase faster than the yield on earning assets in the 90 day time frame. This risk is managed by ALCO strategies; including shortening the investment portfolio, pricing of deposit liabilities to attract longer term time deposits, loan pricing to encourage variable rate products and evaluation of loan sales of longer term mortgages.

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

-------------------------------------------------Norwood Financial Corp-------17

[GRAPHICS OMITTED] 99 ANNUAL REPORT

The following  table displays  interest-sensitivity  as of December 31, 1999:
(in thousands)

                                       3 Months     3 Through   1 Through        Over
                                       Or Less      12 Months   3 Years         3 Years       Total
                                       -------      ---------   -------         -------       -----
Federal funds sold and int
  bearing deposits                     $ 2,368      $    --     $     --      $      --     $  2,368
Securities     (1)                       4,878        8,587       30,083         42,804       86,352
Loans receivable (1)                    43,842       47,331       98,907         15,080      205,160
                                        ------       ------       ------         ------      -------
    Total rate sensitive assets
    (RSA)                              $51,088      $55,918     $128,990       $ 57,884     $293,880
                                       =======      =======     ========       ========     ========

Non-interest bearing demand(2)         $ 3,356      $10,068      $13,424       $     --     $ 26,848
Interest bearing demand/savings (2)      6,692        9,780       39,123         13,157       68,752
Money Market deposit
  accounts (2)                           4,798       14,394       12,795             --       31,987
Time deposits                           33,282       37,399       45,179             --      115,860
Other borrowings                        17,259          332       21,009             --       38,600
                                        ------      -------     --------       --------     --------
    Total rate sensitive liabilities
    (RSL)                              $65,387      $71,973     $131,530       $ 13,157     $282,047
                                       =======      =======     ========       ========     ========

Interest sensitivity gap              ($14,299)     $16,055)      $2,540       $ 44,727
Cumulative gap                        ($14,299)    ($30,354)    ($32,894)      $ 11,833
Cumulative gap to total assets           (4.5%)       (9.6%)      (10.4%)           3.8%


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

         At December 31, 1999, the Company had cash and cash equivalents of $10.8 million in the form of cash,

                                                --------------1999 Annual Report
                                               ....ANNUAL REPORT 99 Box Graphics

due from banks, Federal Funds sold and short-term deposits with other institutions. In addition, the Company had total securities available for sale of $78.9 million which could be used for liquidity needs. This totals $89.7 million and represents 28.5% of total assets compared to $74.9 million and 26.8% of total assets at December 31, 1998. The Company also monitors other liquidity measures all of which were within policy guidelines at December 31, 1999. The Company believes its liquidity position is adequate.

         The Company maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB) and other correspondent banks which support liquidity needs. The borrowing capacity from FHLB was in excess of $57 million. At year-end 1999 the Company had $30 million in borrowings from the FHLB.

Results of Operations

Net Interest

         Net interest income is the difference between income earned on loans and securities and interest paid on deposits and other borrowings. For the year ended December 31, 1999 net interest income (fte) was $12,475,000 an increase of $454,000 or 3.8% over 1998. The resultant fte net interest spread and net interest margin for the year 1999 were 3.85% and 4.48% respectively compared to 4.08% and 4.76% respectively in 1998.

         Total fte interest income for 1999 was $21,590,000, an increase of $1,092,000 or 5.3% from prior year. As the earning asset yield declined 36 basis points to 7.75% from 8.11% in 1998, this increase in interest income was the result of $25.9 million growth in average earning assets. Interest expense totaled $9,115,000 for 1999, increasing $638,000 or 7.5% from 1998. The Company was able to reduce its cost of interest-bearing liabilities to 3.90% compared to 4.03% in the prior year. As a result of a 36 basis point decline in earning asset yields only partially offset by 13 basis point decline in cost of interest-bearing liabilities, net interest spread decreased to 3.85% from 4.08% in 1998. Net interest margin, which is the measurement of net return on earning assets also decreased to 4.48% in 1999 from 4.76%. The decrease in net interest margin was due in part to mix of earning asset growth, with 35% of the growth due to loans and 65% in securities, which at a yield of 6.27% is lower than the 8.32% for loans. The funding mix also contributed to the decline in net interest margin as borrowed funds increased $15.5 million at a cost of 5.52% and deposits, which have a lower cost, increased $9.7 million on average.


-------------------------------------------------Norwood Financial Corp-------19

[GRAPHICS OMITTED] 99 ANNUAL REPORT

         Interest income earned on loans totaled $16,303,000 with a yield of 8.32% in 1999 compared to $16,316,000 with a yield of 8.73% in 1998. The decrease in yield was due in part to lower interest rate environment with an average prime rate of 8.00% in 1999 compared to 8.36% in 1998. However, prime rate at December 31, 1999 was 8.50%, increasing from 7.75% at the prior year-end. Average loans increased $9.1 million to $196.0 million. Loans and leases represented 70.3% of earning assets in 1999 compared to 74% in 1998.

         Securities available for sale averaged $72.2 million in 1999 with an fte interest income of $4,524,000 and yield of 6.27% compared to $55.0 million, $3,375,000 and 6.14% respectively in 1998. The increase in yield was principally due to the higher interest rate environment in the second half of 1999, and the resulting extension in the average life of the portfolio.

         Interest-bearing deposits averaged $207.9 million increasing $7.2 million from average in 1998. The cost of deposits for 1999 was 3.78% compared to 3.99% in 1998. The Company decreased its costs of savings accounts by 25 basis points and time deposits by 23 basis points. Also, the percentage of time deposits decreased to 51.5% of total interest bearing deposits compared to 52.3% in 1998. Short-term borrowings, principally cash management accounts, averaged $8.2 million at a cost of 3.66% compared to $7.6 million at 4.63% in 1998. Other borrowings, which consist of advances from the FHLB increased on average to $17.5 million in 1999, compared to $2.0 in 1998. The increase in borrowings were used principally to fund purchases of mortgage-backed securities.

         For the year ended December 31, 1998 net interest income (fte) was $12,021,000 an increase of $602,000 or 5.3% over 1997. The resultant fte net interest spread and net interest margin for the year 1998 were 4.08% and 4.76% respectively compared to 4.10% and 4.70% respectively in 1997.

         Total fte interest income for 1998 was $20,498,000, an increase of $286,000 or 1.4% from prior year. As the earning asset yield declined 22 basis points to 8.11% from 8.33% in 1997, this increase in interest income was the result of $10.0 million growth in average earning assets. Interest expense totaled $8,477,000 for 1998, a decrease of $316,000 or 3.6% from 1997. The
Company was able to reduce its cost of interest bearing liabilities to 4.03% compared to 4.23% in the prior year. As a result of a 22 basis point decline in earning asset yields only partially offset by 20 basis point decline in cost of interest-bearing liabilities, net interest spread decreased to 4.08% from 4.10% in 1997. However, net interest margin, which is the measurement of net return on earning assets increased to 4.76% from 4.70%. This increase was caused by a higher earning asset ratio of 94.2% compared to 93.3% in 1997, and an increase in non-interest bearing

                                                --------------1999 Annual Report
                                               ....ANNUAL REPORT 99 Box Graphics


liabilities of $2.0 million and equity of $3.4 million. The ratio of earning assets to interest-bearing liabilities improved to 120.% in 1998 from 116.7% in 1997.

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

Other Income

         Other income, excluding gains on sales of securities, totaled $1,875,000 in 1999, an increase of $248,000 or 15.2% over 1998. Other income represented 13.1% of total revenues increasing from 11.9% in 1998. Service charges and fees were $1,235,000 in 1999 compared to $1,087,000 in 1998, an increase of $148,000. The increase is due in part to growth in fee-based retail checking accounts; $38,000 and increase in automated teller machine income; $14,000. The Wayne Bank Visa Check Card generated $64,000 in revenues, increasing from $50,000 in 1998 and merchant card processing fees totaled $79,000, an increase of $21,000 from 1998.

         Commissions on sales of mutual funds, annuities and discount brokerage through Norwood Investment Corp totaled $148,000 on sales of $6.4 million compared to $134,000 in revenues on sales of $5.3 million in 1998. The Company sold $1.7 million in residential mortgages for a gain of $19,000 declining from a gain of $100,000 on $7.2 million in sales in 1998. The decrease in volume sold is due to the increasing interest rate

-------------------------------------------------Norwood Financial Corp-------21

[GRAPHICS OMITTED] 99 ANNUAL REPORT

environment during 1999. Trust income totaled $255,000 for 1999, an increase of $82,000 or 47.4% over prior year. The increase is due in part to final termination charges on closed accounts and higher estate income.

         Other income for 1998, excluding gains on sales of securities and non-recurring gain on termination of pension plan recorded in 1997, totaled $1,627,000, an increase of $369,000 over 1997. Other income represented 11.9% of total revenues increasing from 10.2% in 1997.

         Service charges and fees were $1,087,000 in 1998 compared to $859,000 in 1997, an increase of $228,000. The increase was principally due to growth in fee-bearing retail checking accounts of $44,000, and increase in overdraft fees of $107,000. The Company increased fees on deposit products effective August 1, 1998. The Wayne Bank Visa Check Card, which was introduced in April 1997, generated $50,000 in revenues, increasing $33,000 from 1997.

         Commissions on mutual funds and annuities through Norwood Investment Corp. totaled $134,000 on sales of $5.3 million compared to $75,000 on sales of $2.2 million in 1997. During 1998, the Company sold $7.2 million in residential mortgages for a gain of $100,000 compared to $57,000 in gains for 1997.

Other Income
(000)
                                             1999      1998      1997
                                          -------   -------   -------
Service charges on
  Deposit Accounts                        $   213   $   193   $   145
ATM Fees                                      142       128       125
NSF Fees                                      478       440       333
Other Service Chgs. & Fees                    402       326       256
Trust Income                                  255       173       165
Mutual Funds & Annuities                      148       134        75
Gain on Sales of Loans                         19       100        57
Other Income                                  218       133       102
                                          -------   -------   -------
                                          $ 1,875   $ 1,627   $ 1,258
Net realized gains on
  sales of securities                          59        48        70
Gain on termination of
  pension plan                                 --        --       597
                                          -------   -------   -------
Total                                     $ 1,934   $ 1,675   $ 1,925
                                          =======   =======   =======

Other Expenses

         Other expenses totaled $8,576,000 for 1999 compared to $8,067,000 in 1998, an increase of $509,000 or 6.3%. Salary and employee benefit costs which represent 47.6% of other expense, were $4,081,000 for 1999,

                                                --------------1999 Annual Report
                                               ....ANNUAL REPORT 99 Box Graphics


an increase of $195,000 or 5.0%. The increase was principally due to staff expenses related to a new branch location opened in June 1999. Total expenses including staffing, rental and other expenses related to a new branch were $230,000. Other real estate owned costs decreased to $5,000 from $115,000 in 1998 due to lesser number of properties in 1999. Legal expenses declined in 1999 to $49,000 from $74,000 in 1998 principally due to lower costs related to non-performing loans.

         In the fourth quarter of 1998 the Bank converted its data processing core application systems from an in-house system to an outsourced environment. As a result of monthly fees, data processing expense increased to $409,000 in 1999 compared to $290,000 in 1998. This was partially offset by decrease in equipment costs. The Bank also incurred certain one-time costs associated with conversion of lease processing system and its ATM network, both of which occurred in the second quarter of 1999. Costs related to the disposition of automobiles from the leasing portfolio were $409,000 compared to $157,000 in 1998. The increase was principally due to greater number of cars returned in 1999, the short terms of the maturing leases and the lower market values compared to residual values. These losses were partially offset by lease termination fee income of $78,000 in 1999 and $45,000 in 1998.

         The  efficiency  ratio for 1999  improved  to 56.9% from 58.0% in 1998.

         Other expenses totaled $8,067,000 for 1998 compared to $7,861,000 in 1997, an increase of 2.6%. Salary and employee benefit costs which represents 48.2% of other expense was $3,886,000 for 1998, an increase of $247,000 or 6.8%. The increase was principally in the benefits area with higher costs related to Employee Stock Ownership Plan (ESOP) and 401(k) Plan. Other real estate owned costs decreased to $115,000 from $254,000 in 1997 due to lower net losses of $22,000 in 1998 compared to $111,000 in 1997. Legal expenses declined in 1998 to $74,000 from $189,000 in 1997 principally due to lower costs related to non-performing loans.

         In the fourth quarter of 1998 the Bank converted its data processing core application systems from an in-house system to an outsourced environment. As a result of conversion related costs and processing, data processing expense increased to $290,000 in 1998 compared to $150,000 in 1997.

Income Taxes

         Income tax expense for the year 1999 was $1,514,000 for an effective tax rate of 30.1% compared to an expense of $1,393,000 and an effective rate of 30.1% in 1998. The effective tax rate is lower than the

-------------------------------------------------Norwood Financial Corp-------23

[GRAPHICS OMITTED] 99 ANNUAL REPORT

statutory rate of 34% due to holdings of municipal obligations and certain loans which provide income partially exempt from Federal income taxes.

         Income tax expense for 1998 was $1,393,000 for an effective tax rate of 30.1% compared to an expense of $1,067,000 and an effective rate of 28.2% in 1997. During 1998 the Company had a higher level of pre-tax income of $856,000 and lower levels of tax exempt income which increased the effective rate.

Capital and Dividends

         Total stockholders' equity at December 31, 1999 was $26.7 million, compared to $27.7 million at year-end 1998. The change was principally due to retention of earnings of $2,523,000 after dividends declared of $985,000, a $2,974,000 decrease in other comprehensive income due to fair value changes on the Company's available for sale securities portfolio as a result of increasing interest rates and the purchase of 41,219 shares of treasury stock, at a cost of $941,000. At December 31, 1999 the Company had leverage capital ratio of 9.15%, Tier 1 risk-based capital of 11.98% and total risk-based capital of 13.50% compared to 9.09%, 12.30% and 14% respectively in 1998.

         The following table sets forth the price range and cash dividends declared per share regarding common stock for the period indicated:

                                             Price Range
                                             -----------       Cash dividend
                                            High        Low    paid per share
                                            ----        ---    --------------
Year 1998
         First Quarter                   $   34.00   $  20.75     $   .12
         Second Quarter                      34.00      27.75         .12
         Third Quarter                       27.00      22.00         .12
         Fourth Quarter                      24.00      20.50         .14

Year 1999
         First Quarter                   $   24.00   $  21.25     $   .14
         Second Quarter                      24.00      21.00         .14
         Third Quarter                       24.125     23.00         .14
         Fourth Quarter                      23.25      20.50         .17

         The book value of the common stock was $15.28 at December 31, 1999 compared to $15.56 at prior year end. At year-end the stock price was $20.75 compared to $22.25 at December 31, 1998.

                               [GRAPHICS OMITTED]
                     Graph discloses Cash Dividend Declared

                                    95 $ .39
                                    96 $ .42
                                    97 $ .44
                                    98 $ .50
                                    99 $ .59

                                                --------------1999 Annual Report
                                               ....ANNUAL REPORT 99 Box Graphics

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

Year 2000

         The Company relies on computers to conduct its business and information systems processing. Industry experts were concerned that on January 1, 2000, some computers might not be able to interpret the new year properly, causing computer malfunctions. The Company has operated and evaluated its computer systems following January 1, 2000 and has not identified any errors. Systems will continue to be monitored to assess whether they are at risk of misinterpreting any future dates. The Company has not been informed of any such problem experienced by its vendors or its customers, nor by any of the utilities that provide services to the Company.

         The Company will continue to monitor its significant vendors of goods and services with respect to Year 2000 problems they may encounter as those issues may effect the Company's ability to continue operations, or might adversely affect the Company's financial position, results of operations and cash flows. The Company does not believe at this time that these potential problems will materially impact the ability of the Company to continue its operations, however, no assurance can be given that this will be the case.

         The expectations of the Company contained in this section on Year 2000 are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by the forward looking statements. All forward looking statements in this section are based on information available to the Company on the date of this document, and the Company assumes no obligation to update such forward looking statements.


-------------------------------------------------Norwood Financial Corp-------25

[GRAPHICS OMITTED] 99 ANNUAL REPORT

Summary of Quarterly Results (unaudited)

(dollars in thousands, except per share amounts)

                                                                      1999
                                            ------------------------------------------------------
                                            December 31    September 30     June 30     March 31
                                            -----------    ------------     -------     --------
Net interest income                        $      3,109   $     3,186    $    3,016    $    2,823

Provision for loan losses                           130           110           100           130

Net realized gains on sales of securities            --             1            34            24
Other income                                        520           524           398           433

Other expenses                                    2,206         2,255         2,131         1,984
                                           ------------   --------------  ----------    ----------
Income before income taxes                        1,293         1,346         1,217         1,166
Income tax expense                                  367           426           368           353
                                           ------------   -----------    ----------    ----------
NET INCOME                                 $        926   $       920    $      849    $      813
                                           ============   ===========    ==========    ==========

Basic  earnings per share                  $       0.56   $      0.55    $     0.50    $     0.48
                                           ============   ===========    ==========    ==========

Diluted earnings per share                 $       0.55   $      0.55    $     0.50    $     0.48
                                           ============   ===========    ==========    ==========

                                                                      1998
                                            ------------------------------------------------------
                                            December 31    September 30     June 30     March 31
                                            -----------    ------------     -------     --------
Net interest income                        $      3,042   $        2,973  $    2,917    $    2,809

Provision for loan losses                           180              180         180           180

Net realized gains on sales of securities            21               12          --            15
Other income                                        430              446         408           343

Other expenses                                    2,122            1,977       2,011         1,957
                                           ------------   --------------  ----------    ----------
Income before income taxes                        1,191            1,274       1,134         1,030
Income tax expense                                  356              384         343           310
                                           ------------   --------------  ----------    ----------
NET INCOME                                 $        835   $          890  $      791    $      720
                                           ============   ==============  ==========    ==========

Basic  earnings per share                  $       0.50   $         0.53  $     0.47    $     0.43
                                           ============   ==============  ==========    ==========

Diluted earnings per share                 $       0.49   $         0.52  $     0.47    $     0.43
                                           ============   ==============  ==========    ==========

                                                --------------1999 Annual Report
                                               ....ANNUAL REPORT 99 Box Graphics

Consolidated Balance Sheets

Consolidated Average Balance Sheets with Resultant Interest and Rates (Tax-Equivalent Basis, dollars in thousands)

                                                                              Year Ended December 31
                               ----------------------------------------------------------------------------------------------
                                            1999                           1998                          1997
                               -----------------------------  -----------------------------  --------------------------------
                               Average                  Ave   Average                  Ave   Average                    Ave
                               Balance(2) Interest(1)   Rate  Balance(2) Interest(1)   Rate  Balance(2) Interest(1)     Rate
                               ---------- -----------   ----  ---------- -----------   ----  ---------- -----------     ----
ASSETS
Interest Earning Assets:
  Federal funds sold          $  2,031    $       94    4.63% $   1,108  $      56     5.05% $   2,490  $      141      5.66
  Interest bearing
    deposits with banks            755            14    1.99      1,678         75     4.47        713          40
  Securities held to maturity    7,633           655    8.57      8,014        676     8.44      8,745         742      8.48
  Securities available for sale
    Taxable                     69,401         4,335    6.25     53,116      3,248     6.11     43,525       2,803      6.44
    Tax-exempt                   2,800           189    6.75      1,883        127     6.74      3,624         281      7.75
                               -------         -----            -------      -----             -------       -----
      Total securities
        available for sale      72,201         4,524    6.27     54,999      3,375     6.14     47,149       3,084      6.54
  Loans receivable (3,4)       196,005        16,303    8.32    186,877     16,316     8.73    183,625      16,205      8.83
                               -------         -----            -------      -----             -------       -----
      Total interest
        earning assets         278,625        21,590    7.75    252,676     20,498     8.11    242,722      20,212      8.33
Non-interest
earning assets:
  Cash and due
    from banks                   7,409                            6,451                          6,440
  Allowance for
    loan losses                 (3,359)                          (3,277)                        (2,918)
  Other assets                  13,237                           12,265                         13,937
                              --------                        ---------                      ---------
      Total non-interest
        earning assets          17,287                           15,439                         17,459
                              --------                        ---------                      ---------
TOTAL ASSETS                  $295,912                        $ 268,115                      $ 260,181
                              ========                        =========                      =========

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest bearing
liablities:
  Interest- bearing
    demand and
    money market              $ 58,076         1,397    2.41  $  52,691      1,306     2.48  $  47,245       1,241      2.63
  Savings                       42,676           934    2.19     43,068      1,049     2.44     44,570       1,203      2.70
  Time                         107,152         5,520    5.15    104,980      5,647     5.38    105,920       5,745      5.42
                               -------         -----            -------      -----             -------       -----
     Total interest-
       bearing deposits        207,904         7,851    3.78    200,739      8,002     3.99    197,735       8,189      4.14
Short-term borrowings            8,187           300    3.66      7,648        354     4.63      7,726         374      4.84
Other borrowings                17,464           964    5.52      2,000        121     6.05      2,486         230      9.25
                               -------         -----            -------      -----             -------       -----
     Total interest
       bearing liabilities     233,555         9,115    3.90    210,387      8,477     4.03    207,947       8,793      4.23
Non-interest bearing
       liabilities:
  Non-interest bearing
    demand deposits             28,059                           25,490                         25,584
  Other liabilities              6,921                            6,093                          3,954
                              --------                        ---------                      ---------
      Total non-interest
        bearing liabilities     34,980                           31,583                         29,538
Shareholders' equity            27,377                           26,145                         22,696
                              --------                        ---------                      ---------
TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY      $295,912                        $ 268,115                      $ 260,181
                              ========                        =========                      =========



Net interest income
  (tax-equivalent basis)                      12,475    3.85%               12,021     4.08%                11,419      4.10%
                                                        ====                           ====                             ====
Tax-equivalent
  basis adjustment                              (341)                         (280)                           (355)
                                             -------                      --------                      ----------
Net Interest Income                          $12,134                      $ 11,741                      $   11,064
                                             =======                      ========                      ==========

Net Interest margin
  (tax-equivalent basis)                                4.48%                          4.76%                            4.70
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



RATE/VOLUME ANALYSIS
The following table shows fully taxable equivalent effect of changes in volumes and rates on interest income and interest expense.

                                                                        Increase/(Decrease)
                                                                  ----------------------------------------------------------------
(dollars in thousands)                                                 1999 compared to 1998          1998 compared to 1997
                                                                  ------------------------------   -------------------------------
                                                                          Variance due to                Variance due to
                                                                  ------------------------------   -------------------------------
                                                                    Volume     Rate        Net      Volume     Rate         Net
                                                                    ------     ----        ---      ------     ----         ---
INTEREST EARNING ASSETS
         Federal funds sold                                       $    43    ($    5)   $    38    ($   71)   ($   14)   ($   85)
         Interest bearing deposits with banks                         (30)       (31)       (61)        45        (10)        35
         Securities held to maturity                                  (33)        12        (21)       (62)        (4)       (66)
         Securities available for sale
                  Taxable                                           1,016         71      1,087        592       (147)       445
                  Tax-exempt                                           62          0         62       (121)       (33)      (154)
                                                                  -------    -------    -------    -------    -------    -------
                     Total  securities available for sale           1,078         71      1,149        471       (180)       291
         Loans receivable (3,4)                                       778       (791)       (13)       285       (174)       111
                                                                  -------    -------    -------    -------    -------    -------
                     Total interest earning assets                  1,836       (744)     1,092        668       (382)       286

Interest bearing liablities:
         Interest- bearing demand and money market                    130        (39)        91        138        (73)        65
         Savings                                                       (9)      (106)      (115)       (40)      (114)      (154)
         Time                                                         115       (242)      (127)       (51)       (47)       (98)
                                                                  -------    -------    -------    -------    -------    -------
         Total interest- bearing deposits                             236       (387)      (151)        47       (234)      (187)
Short-term borrowings                                                  24        (78)       (54)        (4)       (16)       (20)
Other borrowings                                                      855        (12)       843        (39)       (70)      (109)
                                                                  -------    -------    -------    -------    -------    -------
                     Total interest bearing liabilities             1,114       (476)       638          4       (320)      (316)
                                                                  -------    -------    -------    -------    -------    -------
Net interest income(tax-equivalent basis)                         $   722    ($  268)   $   454    $   664    ($   62)   $   602
                                                                  =======    =======    =======    =======    =======    =======

Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

                                                        An Independent Member of
                         Beard                                          BDO
                         & Company Inc.                                 Seidman
                         Certified Public Accountants                   Alliance



                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
Norwood Financial Corp.
Honesdale, Pennsylvania


         We have audited the accompanying consolidated balance sheets of Norwood Financial Corp. and its subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Norwood Financial Corp. and its subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


                                             /s/Beard & Company, Inc.

Harrisburg, Pennsylvania
January 28, 2000

                                                --------------1999 Annual Report
                                               ....ANNUAL REPORT 99 Box Graphics

------------(Consolidated Balance Sheets)

December 31,                                                                       1999         1998
                                                                                   ----         ----
                                                                                     (In Thousands)
                  ASSETS
Cash and due from banks                                                         $   8,430    $   7,954
Interest-bearing deposits with banks                                                  398        1,284
Federal funds sold                                                                  1,970        3,360
                                                                                ---------    ---------
                  Cash and cash equivalents                                        10,798       12,598
Securities available for sale                                                      78,875       62,270
Securities held to maturity, fair value 1999 $ 7,411; 1998 $ 8,151                  7,477        7,645
Loans receivable, net of allowance for loan losses 1999 $ 3,344; 1998 $ 3,333     201,816      183,586
Bank premises and equipment, net                                                    6,739        7,077
Other real estate                                                                     110          204
Accrued interest receivable                                                         1,646        1,441
Other assets                                                                        7,366        4,196
                                                                                ---------    ---------
                  TOTAL ASSETS                                                  $ 314,827    $ 279,017
                                                                                =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
         Deposits:
                  Non-interest bearing demand                                   $  26,848    $  27,264
                  Interest-bearing demand                                          26,660       23,926
                  Money market deposit accounts                                    31,987       30,324
                  Savings                                                          42,152       42,579
                  Time                                                            115,860      109,674
                                                                                ---------    ---------
                  TOTAL DEPOSITS                                                  243,507      233,767

    Short-term borrowings                                                           8,600        7,776
    Long-term debt                                                                 30,000        2,000
    Accrued interest payable                                                        2,385        2,283
    Other liabilities                                                               3,681        5,463
                                                                                ---------    ---------
                  TOTAL LIABILITIES                                               288,173      251,289
                                                                                ---------    ---------
STOCKHOLDERS' EQUITY
Common stock, par value $ .10 per share; authorized 10,000,000 shares;
         issued 1,803,824 shares                                                      180          180
Surplus                                                                             4,603        4,542
Retained earnings                                                                  25,763       23,240
Treasury stock, at cost 1999 59,889 shares; 1998 22,347 shares                     (1,214)        (343)
Accumulated other comprehensive income (loss)                                      (1,319)       1,655
Unearned Employee Stock Ownership Plan (ESOP) shares                               (1,359)      (1,546)
                                                                                ---------    ---------
Total stockholders' equity                                                         26,654       27,728
                                                                                ---------    ---------
Total liabilities and stockholders' equity                                      $ 314,827    $ 279,017
                                                                                =========    =========

See Notes to Consolidated Financial Statements.

[GRAPHICS OMITTED] 99 ANNUAL REPORT

Consolidated Statements of Income

Years Ended December 31,                                       1999           1998           1997
                                                            ---------       --------      ---------
                                                             (In Thousands, Except Per Share Data)
Interest income:
         Loans receivable, including fees                    $16,249        $16,311        $16,198
         Securities:
                  Taxable                                      4,335          3,248          2,807
                  Tax-exempt                                     557            530            671
         Interest-bearing deposits with other institutions        14             74             40
         Federal funds sold                                       94             55            141
                                                             -------        -------        -------
                  Total interest income                       21,249         20,218         19,857
                                                             -------        -------        -------
Interest expense:
         Deposits                                              7,851          8,002          8,189
         Short-term borrowings                                   300            354            374
         Other                                                   964            121            230
                                                             -------        -------        -------
         Total interest expense                                9,115          8,477          8,793
                                                             -------        -------        -------
         Net interest income                                  12,134         11,741         11,064

Provision for loan losses                                        470            720          1,355
                                                             -------        -------        -------
Net interest income after provision for loan losses           11,664         11,021          9,709
                                                             -------        -------        -------
Other income:
         Service charges and fees                              1,235          1,087            859
         Income from fiduciary activities                        255            173            165
         Net realized gains on sales of securities                59             48             70
         Gain on termination of pension plan                      --             --            597
         Other                                                   385            367            234
                                                             -------        -------        -------
                  Total other income                           1,934          1,675          1,925
                                                             -------        -------        -------
Other expenses:
         Salaries and employee benefits                        4,081          3,886          3,639
         Occupancy                                               712            708            693
         Furniture and equipment                                 475            534            594
         Data processing related operations                      409            290            150
         Other real estate owned                                   5            115            254
         Advertising                                              94            120            163
         Professional fees                                       186            254            323
         Taxes, other than income                                251            249            240
         Amortization of intangible assets                       185            214            291
         Other                                                 2,178          1,697          1,512
                                                             -------        -------        -------
         Total other expenses                                  8,576          8,067          7,861
                                                             -------        -------        -------
         Income before income taxes                            5,022          4,629          3,773

Income tax expense                                             1,514          1,393          1,067
                                                             -------        -------        -------
         Net income                                          $ 3,508        $ 3,236        $ 2,706
                                                             =======        =======        =======

Earnings per share:
         Basic                                               $  2.09        $  1.93        $  1.63
                                                             =======        =======        =======

         Diluted                                             $  2.08        $  1.91        $  1.63
                                                             =======        =======        =======


See Notes to Consolidated Financial Statements

                                                --------------1999 Annual Report
                                               ....ANNUAL REPORT 99 Box Graphics

Consolidated Sttements of Stockholders' Equity


Years Ended December 31, 1999, 1998 and 1997

                                                                                                     Accumulated
                                                                                                        Other
                                                                                                    Comprehensive Unearned
                                                           Common              Retained    Treasury     Income      ESOP
                                                           Stock    Surplus    Earnings     Stock       (Loss)      Shares   Total
                                                           -----    -------    --------     -----       ------      ------   -----
                                                                                    (In Thousands)
Balance, December 31, 1996                                $   90   $  4,444    $ 18,861    $   (345)   $    419    $(1,950) $21,519
                                                                                                                             ------
         Comprehensive income:
                  Net income                                  --         --       2,706          --          --         --    2,706
                  Change in unrealized gains
                    (losses) on securities available
                    for sale, net of reclassification
                    adjustment and tax effects                --         --          --          --         861         --      861
                                                                                                                             ------

                  Total comprehensive income                                                                                  3,567
                                                                                                                             ------

         Cash dividends declared,
                  $ .435 per share                            --         --        (723)         --          --         --     (723)
         Two-for-one stock split in the form
                  of a 100% stock dividend                    90        (90)         --          --          --         --       --
         Issuance of treasury stock                           --         --          --           1          --         --        1
         Release of earned ESOP shares                        --         30          --          --          --        200      230
                                                          ------   --------    --------     -------    --------    -------  --------
Balance, December 31, 1997                                   180      4,384      20,844        (344)      1,280     (1,750)  24,594
                                                                                                                             ------
         Comprehensive income:
                  Net income                                  --         --       3,236          --          --         --    3,236
                  Change in unrealized gains
                    (losses) on securities available
                    for sale, net of reclassification
                    adjustment and tax effects                --         --          --          --         375         --      375
                                                                                                                             ------
                  Total comprehensive income                                                                                  3,611
                                                                                                                            -------

         Cash dividends declared,
                  $ .50 per share                             --         --        (840)         --          --         --     (840)
         Stock options exercised                              --         37          --          --          --         --       37
         Issuance of treasury stock                           --         --          --           1          --         --        1
         Release of earned ESOP shares                        --        121          --          --          --        204      325
                                                          ------   --------    --------     -------    --------    -------  --------
Balance, December 31, 1998                                   180      4,542      23,240        (343)      1,655     (1,546)  27,728
                                                                                                                             ------
         Comprehensive income:
                  Net income                                  --         --       3,508          --          --         --    3,508
                  Change in unrealized gains
                    (losses) on securities available
                    for sale, net of reclassification
                    adjustment and tax effects                --         --          --          --      (2,974)        --   (2,974)
                                                                                                                             ------
                  Total comprehensive income                                                                                    534
                                                                                                                             ------
         Cash dividends declared,
                  $ .59 per share                             --         --        (985)         --          --         --     (985)
         Stock options exercised                              --         (9)         --          70          --         --       61
         Acquisition of treasury stock                        --         --          --        (941)         --         --     (941)
         Release of earned ESOP shares                        --         70          --          --          --        187      257
                                                          ------   --------    --------     -------    --------    -------  --------
Balance, December 31, 1999 $                                 180   $  4,603    $ 25,763     $(1,214)   $ (1,319)   $(1,359) $ 26,654
                                                          ======   ========    ========     =======    ========    =======  ========

See Notes to Consolidated Financial Statements


-------------------------------------------------Norwood Financial Corp-------31

[GRAPHICS OMITTED] 99 ANNUAL REPORT

Consolidated Statements of Cash Flows


Years Ended December 31,

                                                                               1999        1998       1997
                                                                             --------    --------    --------
                                                                                       (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
         Net income                                                          $  3,508    $  3,236   $  2,706
         Adjustments to reconcile net income to net cash
                  provided by operating activities:
                  Provision for loan losses                                       470         720       1,355
                  Depreciation                                                    670         670         709
                  Amortization of intangible assets                               185         214         291
                  Deferred income taxes                                           (63)      1,317       1,184
                  Net realized gain on sales of securities                        (59)        (48)        (70)
                  Losses on sale of other real estate, net                         (9)         22         111
                  Net gain on sale of mortgage loans                              (19)       (100)        (56)
                  Mortgage loans originated for sale                           (1,714)     (7,126)     (4,210)
                  Proceeds from sale of mortgage loans                          1,733       7,226       4,266
                  (Increase) decrease in accrued interest receivable             (205)        (83)        200
                  Increase (decrease) in accrued interest payable                 102         (82)        141
                  Earnings on life insurance policy                               (41)         --          --
                  Other, net                                                      750         980         (94)
                                                                             --------    --------    --------
                       Net cash provided by operating activities                5,309       6,946       6,533
                                                                             --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
         Securities available for sale:
                  Proceeds from sales                                           7,696       5,012       9,423
                  Proceeds from maturities and principal reductions on
                       mortgage-backed securities                              14,421      16,031      11,703
                  Purchases                                                   (43,240)    (33,417)    (20,268)
         Securities held to maturity, proceeds from maturities                    175         515         650
         Net increase in loans                                                (19,909)     (3,203)    (12,079)
         Purchase of life insurance policy                                     (3,070)         --          --
         Purchase of bank premises and equipment                                 (311)       (446)       (240)
         Proceeds from sales of other real estate                                 197       1,000       1,975
                                                                             --------    --------    --------
                       Net cash used in investing activities                  (44,041)    (14,508)     (8,836)
                                                                             --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
         Net increase (decrease) in deposits                                    9,740       7,013      (2,708)
         Net increase in short-term borrowings                                    824       2,786       1,763
         Repayments of long-term debt                                          (2,000)         --      (2,442)
         Proceeds from long-term debt                                          30,000          --       2,000
         Stock options exercised                                                   61          37          --
         Acquisition of treasury stock                                           (941)         --          --
         Proceeds from issuance of treasury stock                                  --           1           1
         Release of ESOP shares                                                   187         204         200
         Cash dividends paid                                                     (939)       (805)       (696)
                                                                             --------    --------    --------
                       Net cash provided by (used in) financing activities     36,932       9,236      (1,882)
                                                                             --------    --------    --------
                       Increase (decrease) in cash and cash equivalents        (1,800)      1,674      (4,185)

Cash and cash equivalents:
         Beginning of year                                                     12,598      10,924      15,109
                                                                             --------    --------    --------
         End of year                                                         $ 10,798    $ 12,598    $ 10,924
                                                                             ========    ========    ========

See Notes to Consolidated Financial Statements.

                                                --------------1999 Annual Report
                                               ....ANNUAL REPORT 99 Box Graphics

Notes to Consolidated Financial Statements

Summary of Accounting Policies

Nature of operations:

         Norwood Financial Corp. (Company) was formed in March 1996 and is a one bank holding company. Wayne Bank (Bank) is a wholly-owned subsidiary of the Company. The Bank is a state-chartered bank located in Honesdale, Pennsylvania. The Company derives substantially all of its income from the banking and bank related services which include interest earnings on commercial mortgage, residential real estate, commercial and consumer loan financings, as well as interest earnings on investment securities and deposit services to its customers. The Company is subject to regulation and supervision by the Federal Reserve Board while the Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.

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


-------------------------------------------------Norwood Financial Corp-------33

[GRAPHICS OMITTED] 99 ANNUAL REPORT

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

                                                --------------1999 Annual Report
                                               ....ANNUAL REPORT 99 Box Graphics

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

Other real estate:

         Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other real estate owned expenses.

Intangible assets:

         Intangible assets are comprised of goodwill and core deposit acquisition premiums and are included in other assets. Goodwill is amortized over a fifteen year period. Core deposit acquisition premiums, which were developed by specific core deposit life studies, are being amortized over seven to nine years. The amortization of intangible assets amounted to $ 185,000, $ 214,000 and $ 291,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Annual assessments of the carrying values and remaining amortization periods of intangible assets are made to determine possible carrying value impairment and appropriate adjustments, as deemed necessary.

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


-------------------------------------------------Norwood Financial Corp-------35

[GRAPHICS OMITTED] 99 ANNUAL REPORT

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

         Cash payments for interest for the years ended December 31, 1999, 1998 and 1997, were $ 9,013,000, $ 8,560,000 and $ 8,652,000, respectively. Cash payments for income taxes for the years ended December 31, 1999, 1998 and 1997 were $ 994,000, $ 29,000 and $ -0-, respectively. Non-cash investing activities for 1999, 1998 and 1997 included foreclosed mortgage loans transferred to real estate owned and repossession of other assets of $ 1,280,000, $ 1,579,000 and $ 341,000, respectively.

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

                                                --------------1999 Annual Report
                                               ....ANNUAL REPORT 99 Box Graphics

Comprehensive income:

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

         The components of other comprehensive income and related tax effects are as follows:

 Years Ended December 31,

                                                                                 1999       1998      1997
                                                                              -------    -------   -------
                                                                                      (In Thousands)
         Unrealized holding gains (losses) on available for sale securities   $(4,569)   $   618   $ 1,346
         Less reclassification adjustment for gains realized in income             59         48        70
                                                                              -------    -------   -------
              Net unrealized gains (losses)                                    (4,510)       570     1,276

Income tax (benefit)                                                           (1,536)       195       415
                                                                              -------    -------   -------
              Net of tax amount                                               $(2,974)   $   375   $   861
                                                                              =======    =======   =======

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

Recently issued accounting standards:

         In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities," which was amended by Statement No. 137 and which becomes effective for the Company January 1, 2001.


-------------------------------------------------Norwood Financial Corp-------37

[GRAPHICS OMITTED] 99 ANNUAL REPORT

The adoption of the Statement is not expected to have a significant impact on the financial condition or results of operations of the Company.

SECURITIES

The amortized cost and fair value of securities were as follows:

                                                                Gross          Gross
                                                     Amortized Unrealized   Unrealized    Fair
                                                        Cost     Gain        (Losses)     Value
                                                      --------   --------    --------    --------
                                                                    (In Thousands)
December 31, 1999:
         Available for sale:
                  U.S. Treasury securities            $  4,006   $      2    $    (20)   $  3,988
                  U.S. Government agencies              18,781         --        (611)     18,170
                  States and political subdivisions      4,925         --        (251)      4,674
                  Corporate obligations                  2,520         --        (213)      2,307
                  Mortgage-backed securities            47,766         --      (2,243)     45,523
                                                      --------   --------    --------    --------
                                                        77,998          2      (3,338)     74,662
                  Equity securities                      2,878      1,335          --       4,213
                                                      --------   --------    --------    --------
                                                      $ 80,876   $  1,337    $ (3,338)   $ 78,875
                                                      ========   ========    ========    ========
         Held to maturity:
                  States and political subdivisions   $  7,477   $     30    $    (96)   $  7,411
                                                      ========   ========    ========    ========

December 31, 1998:
         Available for sale:
                  U.S. Treasury securities            $  5,511   $     74    $     (4)   $  5,581
                  U.S. Government agencies              19,496        169         (37)     19,628
                  States and political subdivisions      3,703        125         (17)      3,811
                  Corporate obligations                  1,704         85          --       1,789
                  Mortgage-backed securities            28,211        180         (65)     28,326
                                                      --------   --------    --------    --------
                                                        58,625        633        (123)     59,135
                  Equity securities                      1,136      1,999          --       3,135
                                                      --------   --------    --------    --------
                                                      $ 59,761   $  2,632    $   (123)   $ 62,270
                                                      ========   ========    ========    ========
         Held to maturity:
                  States and political subdivisions   $  7,645   $    506    $     --    $  8,151
                                                      ========   ========    ========    ========

Equity securities consist of Pennsylvania community banks and Federal Home Loan Bank stock.

         The amortized cost and fair value of securities as of December 31, 1999, by contractual maturity or call date, are shown below. Expected maturities may differ from contractual maturities or call dates because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

                                                --------------1999 Annual Report
                                               ....ANNUAL REPORT 99 Box Graphics



                                       Securities Available  Securities Held
                                             For Sale          To Maturity
                                       --------------------  -----------------
                                        Amortized   Fair   Amortized    Fair
                                           Cost     Value    Cost       Value
                                           ----     -----    ----       -----
                                                   (In Thousands)

Due in one year or less                  $ 5,700   $ 5,653   $    --   $    --
Due after one year through five years     13,205    12,919        --        --
Due after five years through ten years     4,717     4,540       100       101
Due after ten years                        6,624     6,027     7,377     7,310
                                         -------   -------   -------   -------
                                          30,246    29,139     7,477     7,411
Mortgage-backed securities                47,766    45,523        --        --
Equity securities                          2,878     4,213        --        --
                                         -------   -------   -------   -------
                                         $80,876   $78,875   $ 7,477   $ 7,411
                                         =======   =======   =======   =======

         Gross realized gains and gross realized losses on sales of securities available-for-sale were $ 65,000 and $ 6,000, respectively, in 1999; $ 54,000 and $ 6,000, respectively, in 1998, and $ 80,000 and $ 10,000, respectively, in 1997.

         Securities with a carrying value of $ 41,285,000 and $ 29,632,000 at December 31, 1999 and 1998 were pledged to secure public deposits, U.S. Treasury demand notes, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

Loans Receivable and Allowance for Loan Losses The components of loans receivable at December 31 were as follows:

                                                             1999       1998
                                                             ----       ----
                                                              (In Thousands)
         Real estate:
                  Residential                             $  56,984   $ 52,392
                  Commercial                                 49,796     30,734
                  Construction                                3,339      3,046
         Commercial, financial and agricultural              17,440     25,559
         Consumer loans to individuals                       54,026     42,061
         Lease financing, net of unearned income             23,974     33,860
                                                           -------- -----------
                                                            205,559    187,652
         Less:
                  Unearned income and deferred fees             399        733
                  Allowance for loan losses                   3,344      3,333
                                                           -------- -----------
                                                           $201,816 $   183,586
                                                           ======== ===========



-------------------------------------------------Norwood Financial Corp-------39

[GRAPHICS OMITTED] 99 ANNUAL REPORT

The Bank's net investment in direct financing leases at December 31 consist of:

                                                       1999        1998
                                                    --------    --------
         Minimum lease payments receivable          $  9,061    $ 14,579
         Estimated unguaranteed residual values       17,759      24,122
         Unearned income                              (2,846)     (4,841)
                                                    --------    --------
                                                    $ 23,974    $ 33,860
                                                    ========    ========

The following table presents changes in the allowance for loan losses:

                                            Years Ended December 31,
                                         -----------------------------
                                           1999       1998       1997
                                         -------    -------    -------
(In Thousands)
Balance, beginning                       $ 3,333    $ 3,250    $ 2,616
Provision for loan losses                    470        720      1,355
Recoveries                                   173        152        109
Loans charged off                           (632)      (789)      (830)
                                         -------    -------    -------
Balance, ending                          $ 3,344    $ 3,333    $ 3,250
                                         =======    =======    =======

         The recorded investment in impaired loans, not requiring an allowance for loan losses was $ 360,000 and $ 642,000 at December 31, 1999 and 1998, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $ -0- at both December 31, 1999 and 1998. For the years ended December 31, 1999, 1998 and 1997, the average recorded investment in these impaired loans was $ 365,000, $ 669,000 and $ 2,716,000 and the interest income recognized on these impaired loans was $ -0-, $ 77,000 and $ 68,000, respectively.

Premesis and Equipment

Components of premises and equipment at December 31 are as follows:

                                                            1999        1999
                                                          --------    --------
                                                               (In Thousands)
         Land and improvements                            $    944    $    944
         Buildings and improvements                          7,225       7,220
         Furniture and equipment                             2,469       2,163
                                                          --------    --------
                                                            10,638      10,327
         Less accumulated depreciation                      (3,899)     (3,250)
                                                          --------    --------
                                                          $  6,739    $  7,077
                                                          ========    ========

                                                --------------1999 Annual Report
                                               ....ANNUAL REPORT 99 Box Graphics



Deposits

         Aggregate time deposits in denominations of $ 100,000 or more were $ 32,487,000 and $ 27,535,000 at December 31, 1999 and 1998, respectively. At
December 31, 1999, the scheduled maturities of time deposits are as follows (in thousands):

         2000     $       71,186
         2001             31,144
         2002              8,847
         2003              2,741
         2004              1,942
                  --------------
                  $      115,860
                  ==============

Borrowings

Short-term borrowings at December 31 consist of the following:

                                                            1999     1998
                                                          ------   ------
         (In Thousands)

         Securities sold under agreements to repurchase   $7,600   $7,612
         U.S. Treasury demand notes                        1,000      164
                                                          ------   ------
                                                          $8,600   $7,776
                                                          ======   ======

The outstanding balances and related information of short-term borrowings are summarized as follows:

                                                Years Ended December 31,
                                                      1999     1998
                                                      ----     ----
                                                      (In Thousands)

Average balance during the year                     $ 8,187   $ 7,648
Average interest rate during the year                  3.66%     4.63%
Maximum month-end balance during the year           $26,462   $14,284

         Securities sold under agreements to repurchase generally mature within one day to one year from the transaction date. Securities with amortized costs and fair values of $ 8,684,000 and $ 8,415,000 at December 31, 1999 and $ 6,992,000 and $ 7,042,000 at December 31, 1998 were pledged as collateral for these agreements. The securities underlying the agreements were under the Company's control.

         The Company has a line of credit commitment available from the Federal Home Loan Bank (FHLB) of Pittsburgh for borrowings of up to $ 15,000,000 which expires in March 2000. There were no borrowings under this line of credit at December 31, 1999 and 1998.


-------------------------------------------------Norwood Financial Corp-------41

[GRAPHICS OMITTED] 99 ANNUAL REPORT

         Other borrowings consisted of the following at December 31, 1999 and 1998 (in thousands):

                                                         1999      1998
                                                         ----      ----
Notes with the Federal Home Loan Bank (FHLB):
         Note due December 1999 at 6.04%               $    --   $ 2,000
         Fixed note due January 2000 at 5.28             3,000        --
         Fixed note due January 2000 at 5.78             4,000        --
         Fixed note due January 2000 at 6.04             2,000        --
         Fixed note due February 2000 at 5.72            3,000        --
         Fixed note due March 2000 at 5.78               3,000        --
         Convertible note due December 2006 at 6.19%     5,000        --
         Convertible note due April 2009 at 4.83%        5,000        --
         Convertible note due April 2009 at 5.07%        5,000        --
                                                       -------   -------
                                                       $30,000   $ 2,000
                                                       =======   =======

Employee Benefit Plans

         In 1997, the Company terminated its defined benefit pension plan which covered substantially all employees and officers. At the time of the termination, the Company determined the amount that the plan assets exceeded the accumulated benefit obligation of eligible participants of which 25% $(102,000) was transferred to the Company's 401(k) plan. The remaining plan assets were transferred to the Company and it recognized a pre-tax gain of $ 597,000 in 1997 included in other income in the accompanying consolidated financial statements.

         The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan. The plan permits employees to make pre-tax contributions up to 15% of the employee's compensation. The amount of contributions to the plan, including matching contributions, is at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan after one year of employment. Employee contributions are vested at all times, and any Company contributions are fully vested after five years. The Company's contributions are expensed as the cost is incurred, funded currently, and amounted to $ 115,000, $ 175,000 and $ 132,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

         In 1996, the Board of Directors approved the creation of a leveraged employee stock ownership plan ("ESOP") for the benefit of employees who meet the eligibility requirements which include having completed one year of service with the Company and having attained age twenty-one. The ESOP Trust purchased shares of the Company's common stock with proceeds from a loan from the Company. The Bank makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments. The loan bears interest at the prime rate adjusted annually. Interest is payable annually and principal payable in equal annual installments over ten years. The loan is secured by the shares of the stock purchased.

         As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of debt

                                                --------------1999 Annual Report
                                               ....ANNUAL REPORT 99 Box Graphics



service paid in the year. The Company accounts for its leveraged ESOP in accordance with Statement of Position 93-6. Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in the consolidated balance sheets. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and dividends on unallocated ESOP shares are recorded as a reduction of debt. Compensation expense for the ESOP was $ 285,000, $ 324,000 and $ 237,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

The status of the ESOP shares are as follows:

                                                  1999         1998
                                              ----------   ----------
Allocated shares                                  37,665       27,365
Shares released from allocation                    1,327          120
Unreleased shares                                 82,220       93,727
                                              ----------   ----------
Total ESOP shares                                121,212      121,212
                                              ----------   ----------
Fair value of unreleased shares               $1,706,000   $2,132,000
                                              ==========   ==========

Income Taxes
The components of the provision for federal income taxes are as follows:

                                               Years Ended December 31,
                                             1999       1998      1997
                                          -------    -------   -------
                                                  (In Thousands)

Current                                   $ 1,577    $    76   $  (117)
Deferred                                      (63)     1,317     1,184
                                          -------    -------   -------
                                          $ 1,514    $ 1,393   $ 1,067
                                          =======    =======   =======

         Income tax expense of the Company is less than the amounts computed by applying statutory federal income tax rates to income before income taxes because of the following:

                                                                                         Percentage Of Income
                                                                                         Before Income Taxes
                                                                                       ------------------------
                                                                                       Years Ended December 31,
                                                                                       ------------------------
                                                                                       1999      1998      1997
                                                                                       ----      ----      ----
         Tax at statutory rates                                                        34.0 %    34.0 %    34.0 %
         Tax exempt interest income, net of interest expense disallowance              (4.0)     (3.6)     (5.4)
         Low-income housing tax credit                                                 (1.2)     (1.3)     (1.5)
         Other                                                                          1.3       1.0       1.2
                                                                                       ----      ----      ----
                                                                                       30.1 %    30.1 %    28.3 %
                                                                                       ====      ====      ====

The income tax provision includes $ 20,000, $ 16,000 and $ 24,000 of income taxes relating to realized securities gains for the years ended December 31, 1999, 1998 and 1997, respectively.


-------------------------------------------------Norwood Financial Corp-------43

[GRAPHICS OMITTED] 99 ANNUAL REPORT

The net deferred tax liability included in other liabilities in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

                                                                 1999     1998
                                                                 ----     ----
                                                                 (In Thousands)
Deferred tax assets:
         Allowance for loan losses                             $  786   $  782
         Deferred loan origination fees                            90       29
         Allowance for other real estate losses                    38       66
         Net unrealized loss on securities                        680       --
         Deferred compensation                                     31       41
         Core deposit intangible                                  136       94
         Partnership credit carryforward                           --      116
         Minimum tax credit carryforward                          834      950
         Net operating loss carryforward                           --      550
         Other                                                     20      102
                                                              -------  -------
              Total Deferred tax assets                         2,615    2,730
                                                              -------  -------
Deferred tax liabilities:
         Net unrealized gain on securities                         --      853
         Premises and equipment                                   107      241
         Lease financing                                        4,211    4,939
         Other                                                      5        1
                                                              -------  -------
              Total deferred tax liabilities                    4,323    6,034
                                                              -------  -------
              Net deferred tax liability                      $(1,708) $(3,304)
                                                              =======  =======

Net operating loss carry forwards of approximately $ 1,570,000 were utilized in 1999.


Transactions with Executive Officers and Directors

         Certain directors and executive officers of the Bank, their families and their affiliates are customers of the Bank. Any transactions with such parties, including loans and commitments, were in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time and did not represent more than normal risks. At December 31, 1999 and 1998, such loans amounted to $ 3,339,000 and $ 1,516,000, respectively. During 1999, new loans to such related parties totaled $ 2,391,000 and repayments aggregated $ 568,000.

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

                                                --------------1999 Annual Report
                                               ....ANNUAL REPORT 99 Box Graphics


         Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1999, that the Company meets all capital adequacy requirements to which it is subject.
         As of December 31, 1999, the most recent notification from the regulators has categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Company's or Bank's category.
         The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. The Bank's actual capital amounts and ratios are also presented in the table:

                                                                                             To Be Well
                                                                                           Capitalized Under
                                                                      For Capital          Prompt Corrective
                                                 Actual            Adequacy Purposes       Action Provisions
                                            -----------------   -----------------------  --------------------
                                            Amount      Ratio      Amount      Ratio        Amount    Ratio
                                            ------      -----      ------      -----        ------    -----
                                                             (In Thousands)
As of December 31, 1999:
Total capital (to risk weighted assets)    $29,691      13.47%  $> 17,632      >8.00%     $>20,040   >10.00%
                                                                 -             -           -         -
Tier 1 capital (to risk weighted assets)    26,384      11.97%   >  8,816      >4.00%      >13,224   > 6.00%
                                                                 -             -           -         -
Tier 1 capital (to average assets)          26,384       8.97%   > 11,767      >4.00%      >14,709   > 5.00%
                                                                 -             -           -         -

As of December 31, 1998:
Total capital (to risk weighted assets)    $27,058      13.51%  $>16,022       >8.00%     $>20,028   >10.00%
                                                                 -             -           -         -
Tier 1 capital (to risk weighted assets)    23,731      11.85%   > 8,010       >4.00%      >12,015   > 6.00%
                                                                 -             -           -         -
Tier 1 capital (to average assets)          23,731       8.73%   =10,873       >4.00%      >13,591   > 5.00%
                                                                 -             -           -         -

The Company's ratios do not differ significantly from the Bank's ratios presented above.

         The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at December 31, 1999 and 1998 was approximately $ 1,888,000 and $ 1,260,000, respectively.

         Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1999, $ 22,910,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above.

Stock Option Plan

         The Company adopted a Stock Option Plan for the directors, officers and employees of the Company in 1995. An aggregate of 500,000 shares of authorized but unissued common stock of the Company were reserved for future issuance under the Plan. The stock options typically have expiration terms ranging between one and ten years subject to certain extensions and early terminations. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted.

-------------------------------------------------Norwood Financial Corp-------45

[GRAPHICS OMITTED] 99 ANNUAL REPORT

A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                                            1999                  1998                   1997
                                    ---------------------- ---------------------  ---------------------
                                                 Weighted              Weighted              Weighted
                                                 Average               Average               Average
                                                 Exercise              Exercise              Exercise
                                    Options       Price    Options      Price     Options      Price
                                    -------       -----    -------      -----     -------      -----

Outstanding, beginning of year       67,450    $   18.40    55,570    $   16.72    41,620    $   16.54
Granted                              16,500        22.24    15,500        24.00    18,000        17.13
Exercised                            (3,620)       16.52    (2,232)       16.46        --           --
Forfeited                                --           --    (1,388)       16.63    (4,050)       16.63
                                     ------    ---------    ------    ---------    ------    ---------
Outstanding, end of year             80,330    $   19.28    67,450    $   18.40    55,570    $   16.72
                                     ======    =========    ======    =========    ======    =========

Exercisable at end of year           63,830    $   18.51
                                     ======    =========

         Exercise prices for options outstanding as of December 31, 1999 ranged from $ 16.44 to $ 24.00 per share. The weighted average remaining contractual life is 8.0 years.

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

                                            Years Ended December 31,
                                     1999             1998              1997
                                                 (In Thousands)
                                   ---------------------------------------------
Net income:
         As reported               $     3,508   $   3,236    $        2,706
         Pro forma                       3,375       3,154             2,640

Earnings per share:
         As reported                      2.09        1.93              1.63
         Pro forma                        2.02        1.88              1.59

Earnings per share (assuming dilution):
         As reported                      2.08        1.91              1.63
         Pro forma                        2.00        1.86              1.59

The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option  pricing  model  with  the  following   weighted  average
assumptions:

Years Ended December 31,
                                         1999         1998        1997
                                        ----------------------------------
                                                 (In Thousands)
         Dividend yield                  2.46%        2.46%       2.40%
         Expected life                   8 years      8 years     8 years
         Expected volatility             16.40%       39.80%      21.00%
         Risk-free interest rate         4.65%        4.65%       5.75%

                                                --------------1999 Annual Report
                                               ....ANNUAL REPORT 99 Box Graphics


Earnings Per Share

The following table sets forth the computations of basic and diluted earnings per share:

                                                                                Years Ended December 31,
                                                                          1999         1998         1997
                                                                       ------------------------------------
Numerator, net income                                                  $3,508,000   $3,236,000   $2,706,000
                                                                       ==========   ==========   ==========
Denominator:
   Denominator for basic earnings per share, weighted average shares    1,674,653    1,679,411    1,660,998
   Effect of dilutive securities, employee stock options                   11,690       16,674        3,474
                                                                       ----------   ----------   ----------
     Denominator for diluted earnings per share, adjusted
     weighted average shares and assumed conversions                    1,686,343    1,696,085    1,664,472
                                                                       ==========   ==========   ==========
Basic earnings per common share                                        $     2.09   $     1.93   $     1.63
                                                                       ==========   ==========   ==========
Diluted earnings per common share                                      $     2.08   $     1.91   $     1.63
                                                                       ==========   ==========   ==========

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

                                             December 31,
                                            1999      1998
                                            ----      ----
(In Thousands)
Commitments to extend credit               $21,324   $13,788
Standby letters of credit                      868       520
                                           -------   -------
                                           $22,192   $14,308
                                           =======   =======

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

-------------------------------------------------Norwood Financial Corp-------47

[GRAPHICS OMITTED] 99 ANNUAL REPORT


Concentrations of Credit Risk

         The  Bank  operates  primarily  in  Wayne,  Pike and  Monroe  Counties,
Pennsylvania and, accordingly, has extended credit primarily to commercial entities and individuals in this area whose ability to honor their contracts is influenced by the region's economy. These customers are also the primary depositors of the Bank. The Bank is limited in extending credit by legal lending limits to any single borrower or group of borrowers.

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

         The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at December 31, 1999 and 1998:

         o For cash and due from banks, interest-bearing deposits with banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

         o For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         o The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Disclosure of the fair value of leases receivable is not required and has not been included in the table below.

     o The fair value of accrued interest receivable and accrued interest payable is the carrying amount.

     o The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits for similar remaining maturities.

                                                --------------1999 Annual Report
                                               ....ANNUAL REPORT 99 Box Graphics


     o The fair value of short-term borrowings approximate their carrying amount.

     o The fair value of long-term debt is estimated using discounted cash flow analyses based upon the Company's current borrowing rates for similar types of borrowing arrangements.

     o The fair value of commitments to extend credit and for outstanding letters of credit is estimated using the fees currently charged to enter into similar agreements.

The estimated fair value of the Company's financial instruments were as follows:

                                                                   December 31, 1999    December 31, 1998
                                                                 --------------------- --------------------
                                                                  Carrying     Fair     Carrying     Fair
                                                                   Amount      Value     Amount      Value
                                                                   ------      -----     ------      -----
                                                                               (In Thousands)
Financial assets:
         Cash and due from banks, interest-bearing
                  deposits with banks and federal funds sold     $ 10,798   $ 10,798   $ 12,598   $ 12,598
         Securities                                                86,352     86,286     69,915     70,421
         Loans receivable, net                                    177,842    176,555    149,726    150,798
         Accrued interest receivable                                1,646      1,646      1,441      1,441

Financial liabilities:
         Deposits                                                 243,507    244,033    233,767    234,318
         Short-term borrowings                                      8,600      8,600      7,776      7,776
         Long-term debt                                            30,000     29,693      2,000      2,016
         Accrued interest payable                                   2,385      2,385      2,283      2,283

Off-balance sheet financial instruments:
                  Commitments to extend credit and outstanding
                  letters of credit                                    --         --         --         --


Norwood Financial Corp. (Parent Company Only) Financial Inforation

Balance Sheets                                                    December 31,
                                                                1999      1998
                                                                ----      ----
                                                                (In Thousands)
                  ASSETS
         Cash on deposit in bank subsidiary                  $   510   $   382
         Interest bearing deposit with another institution        --       900
         Securities available for sale                           531       307
         Investment in bank subsidiary                        25,978    26,438
         Other assets                                             37        51
                                                             -------   -------
                                                             $27,056   $28,078
                                                             =======   =======
LIABILITIES AND STOCKHOLDERS' EQUITY
         Liabilities                                         $   402   $   350
         Stockholders equity                                  26,654    27,728
                                                             -------   -------
                                                             $27,056   $28,078
                                                             =======   =======

-------------------------------------------------Norwood Financial Corp-------49

[GRAPHICS OMITTED] 99 ANNUAL REPORT

Statements of Income

                                                                      Year Ended December 31,
                                                                      1999     1998     1997
                                                                      ----     ----     ----
                                                                          (In Thousands)
Income:
         Dividends from bank subsidiary                              $  983   $  839   $  723
         Interest income from bank subsidiary                           119      139      162
         Other interest income                                           32       37       14
                                                                     ------   ------   ------
                                                                      1,134    1,015      899
         Expenses                                                        65       75       54
                                                                     ------   ------   ------
                  Income before income taxes                          1,069      940      845
Income tax expense                                                       29       40       41
                                                                     ------   ------   ------
                                                                      1,040      900      804
Equity in undistributed earnings of subsidiary                        2,468    2,336    1,902
                                                                     ------   ------   ------
                  Net income                                         $3,508   $3,236   $2,706
                                                                     ======   ======   ======

Statements of Cash Flows

                                                                 Year Ended December 31,
                                                                1999       1998       1997
                                                                ----       ----       ----
                                                                       (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
         Net income                                           $ 3,508    $ 3,236    $ 2,706
         Adjustments to reconcile net income to net cash
                  provided by operating activities:
                  Undistributed earnings of bank subsidiary    (2,468)    (2,336)    (1,902)
                  Other, net                                      112        155         86
                                                              -------    -------    -------
                  Net cash provided by operating activities     1,152      1,055        890
                                                              -------    -------    -------
CASH FLOWS USED IN INVESTING ACTIVITIES
         Purchase of securities available for sale               (292)        --         --
                                                              -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
         Stock options exercised                                   61         37         --
         Acquisition of treasury stock                           (941)        --         --
         Proceeds from issuance of treasury stock                  --          1          1
         Release of ESOP shares                                   187        204        200
         Cash dividends paid                                     (939)      (805)      (696)
                                                              -------    -------    -------
Net cash used in financing activities                          (1,632)      (563)      (495)
                                                              -------    -------    -------
Increase in cash and cash equivalents                            (772)       492        395

Cash and cash equivalents:
         Beginning                                              1,282        790        395
                                                              -------    -------    -------
         Ending                                               $   510    $ 1,282    $   790
                                                              =======    =======    =======

50