Form 10-K405, Exhibit 13
period 2000-12-31
NORWOOD FINANCIAL CORP
filed 2001-03-22
CIK 1013272

EXHIBIT 13

               Norwood Financial Corp Five Year Financial Summary

Summary Of Operations                                     For the Years Ended December 31

Summary of Selected Financial Data
(Dollars in Thousands, Except Per Share Data)       2000      1999      1998      1997      1996
-------------------------------------------------------------------------------------------------
Net Interest Income                              $ 13,067  $ 12,134  $ 11,741  $ 11,064  $ 10,142
-------------------------------------------------------------------------------------------------
Provision For Loan Losses                             480       470       720     1,355     1,710
-------------------------------------------------------------------------------------------------

Net Realized Gain On Sale Of Securities                35        59        48        70       787
-------------------------------------------------------------------------------------------------
Other Income                                        2,454     1,895     1,649     1,855     1,044
-------------------------------------------------------------------------------------------------

Other Expense                                       9,712     8,596     8,089     7,861     7,923
-------------------------------------------------------------------------------------------------
Income Before Income Taxes                          5,364     5,022     4,629     3,773     2,340
-------------------------------------------------------------------------------------------------
Income Tax Expense                                  1,504     1,514     1,393     1,067       468
-------------------------------------------------------------------------------------------------
NET INCOME                                       $  3,860  $  3,508  $  3,236  $  2,706  $  1,872
-------------------------------------------------------------------------------------------------

Net Income Per Share - Basic                     $   2.32  $   2.09  $   1.93  $   1.63  $   1.10
-------------------------------------------------------------------------------------------------
Net Income Per Share - Diluted                   $   2.31  $   2.08  $   1.91  $   1.63  $   1.10
-------------------------------------------------------------------------------------------------
Cash Dividends Declared                              0.71      0.59      0.50      0.44      0.42
-------------------------------------------------------------------------------------------------

Return On Average Assets                             1.21%     1.19%     1.21%     1.04%     0.78%
-------------------------------------------------------------------------------------------------
Return On Average Equity                            13.75%    12.81%    12.38%    11.92%     8.45%
-------------------------------------------------------------------------------------------------

Balances At Year-End

Total Assets                                     $326,731  $314,827  $279,017  $263,149  $260,572
-------------------------------------------------------------------------------------------------
Loans Receivable                                  216,477   205,160   186,919   185,640   174,621
-------------------------------------------------------------------------------------------------
Total Deposits                                    252,959   243,507   233,767   226,754   229,462
-------------------------------------------------------------------------------------------------
Stockholders' Equity                               31,370    26,654    27,728    24,594    21,519
-------------------------------------------------------------------------------------------------

Book Value Per Share                             $  17.99  $  15.28  $  15.56% $  13.82  $  12.10
-------------------------------------------------------------------------------------------------

Tier 1 Capital To Risk Adjusted Assets              12.78%    11.98%    12.30%    11.27%    10.26%
-------------------------------------------------------------------------------------------------
Total Capital To Risk Adjusted Assets               14.27%    13.50%    14.00%    12.53%    11.51%
-------------------------------------------------------------------------------------------------
Allowance For Loan Losses To Toal Loans              1.52%     1.63%     1.78%     1.75%     1.50%
-------------------------------------------------------------------------------------------------
Non-Performing Assets To Total Assets                0.22%     0.24%     0.30%     1.03%     2.22%
-------------------------------------------------------------------------------------------------

Management's Discussion and Analysis

Introduction

This management's discussion and analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp (the Company) and its subsidiary Wayne Bank (the Bank) for the years ended December 31, 2000, 1999 and 1998. This section should be read in conjunction with the consolidated financial statements and related footnotes.

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

Results of Operation - Summary

Net income for the Company for the year 2000 was $3,860,000 compared to $3,508,000 for the year 1999. This represents an increase of $352,000 or 10.0% over the prior year. Basic and diluted earnings per share for 2000 were $2.32 and $2.31 increasing from $2.09 and $2.08 respectively in 1999. Return on average equity showed similar improvement at 13.75% in 2000 increasing from 12.81% in 1999. The return on average assets for the current year was 1.21% compared to 1.19% in 1999.

The increase in earnings was principally attributable to higher levels of net interest income and growth in fee income. Net interest income on a fully taxable equivalent basis (fte) totaled $13,424,000 for 2000, an increase of $949,000 or 7.6% from 1999. The improvement in net interest income was due to a $21.6 million growth in average earning assets during 2000, and higher earning asset yields which offset an increase in the average cost of funds.

Other income, excluding net realized gains on securities, for 2000 was $2,454,000 an increase of $559,000 or 29.5% over 1999. Other income represented 15.8% of total revenues in 2000, improving from 13.5% in 1999. Net realized gains on sales of securities were $35,000 in 2000 compared to $59,000 in 1999.

During 2000 other expenses increased $1,116,000 or 13.0% over 1999 to $9,712,000. The increase was principally due to an increase in the losses on lease residuals; $910,000 in 2000 compared to $385,000 in 1999, the expense of operating additional branches and the implementation of new operating systems including an internet banking service.

Net income for the Company for the year 1999 was $3,508,000 compared to $3,236,000 for the year 1998. This represents an increase of $272,000 or 8.4% over prior year. Basic and diluted earnings per share for 1999 were $2.09 and $2.08 respectively increasing from $1.93 and $1.91 respectively in 1998. Return on average equity showed similar improvement at 12.81% in 1999 increasing from 12.38% in 1998. The return on average assets for 1999 was 1.19% compared to 1.21% in 1998.

The increase in earnings was principally attributable to higher levels of fee income, growth in net interest income and reduction in the provision for loan losses. Net interest income on a fully taxable equivalent basis (fte) totaled $12,475,000 for 1999, an increase of $454,000 or 3.8% from 1998. The improvement in net interest income was due to $25.9 million growth in average earning assets during 1999, and a lower average cost of funds which partially offset a decline in earning asset yields. The Company made continued progress in reducing its level of non-performing assets during 1999, which totaled $767,000 at December 31, 1999, or .24% of total assets, compared to $826,000 and .30% at year-end 1998. As a result, the Company reduced its provision for loan losses to $470,000 in 1999 compared to $720,000 in 1998.

Other income excluding net realized gains on sales of securities for 1999 was $1,895,000 an increase of $246,000 or 14.9% over 1998. Other income represented 13.5% of total revenues in 1999, improving from 12.1% in 1998. Net realized gains on sales of securities were $59,000 in 1999 compared to $48,000 in 1998.



During 1999 other expenses increased $507,000 or 6.3% over 1998 to $8,596,000. The increase was principally due to increase in data processing costs related to new information systems, increase in the loss on lease residuals; $385,000 in 1999 compared to $156,000 in 1998, and the cost of opening a branch; $230,000. Expenses were favorably impacted by a lower level of other real estate costs and less legal fees related to disposing of non-performing assets.

-------------------------------------  1  --------------------------------------

Total Assets

Total assets at December 31, 2000 were $326.7 million compared to $314.8 million at year-end 1999, an increase of $11.9 million or 3.8%. The Company funded an $11.3 million growth in loans principally with a $9.5 million increase in deposits.

Loans Receivable

Loans receivable, which includes automobile leases, represent the largest percentage of the Company's earning assets. At December 31, 2000 total loans receivable were $216.5 million compared to $205.2 million in 1999, an increase of $11.3 million or 5.5%. Loan growth in commercial, commercial real estate and consumer loans, which includes indirect automobile lending, was partially offset by lower levels of automobile lease financing. Residential real estate, including home equity lending totaled $59.5 million at year-end 2000 compared to $57.0 million at December 31, 1999. This change is net of pre-payments and refinancings principally in the adjustable rate mortgage portfolio. Fixed rate mortgage products were more favorable during 2000 with the fixed rate portfolio increasing $4.5 million to $19.1 million at December 31, 2000. With the increase in long-term interest rates during the second half of 2000, which impacts residential mortgage rates, the Company had a lower level of mortgage originations during the period than in 1999. With a subsequent decrease in the current interest rate environment, the Company may experience additional mortgage lending in early 2001 as well as additional mortgage refinancing activity. There can be no assurances however to direction of interest rates or the local real estate market. The Company sells a portion of its longer term fixed rate residential loan production for interest rate risk management, with $1.6 million sold in the secondary market during the year.

The Company's indirect lending portfolio included in consumer loans to individuals increased $11.1 million to total $56.2 million at year-end, with the growth principally in financing used automobiles. Originations declined in the fourth quarter principally as a result of a general slow down in the automobile market.

The Company stopped automobile lease originations during the third quarter of 1999. This was done to monitor experience in early terminations, amount of off-lease vehicles returned and the market values of vehicles returned compared to residual values. As a result, total leases declined $10.4 million in 2000 to $13.6 million at December 31, 2000. The Company maintains a reserve for residual losses which totaled $400,000 at December 31, 2000 with residual value in the remaining portfolio of $10.7 million compared to a $311,000 reserve and $17.9 million of residual value at the prior year end. The Company liquidates its returned off-lease vehicles through various used car dealers and automobile auction centers. At December 31, 2000 the Company had an inventory of automobiles to liquidate of $568,000 decreasing from $974,000 at December 31, 1999.

Commercial loans consist principally of loans made to small businesses within the Company's market and are usually secured by real estate and other assets of the borrower. Commercial and commercial real estate loans totaled $73.9 million at year-end 2000 increasing from $67.2 million in 1999, an increase of $6.7 million or 10.0%.

For the year 2000, total loans receivable averaged $211.2 million with an fte yield of 8.63% compared to $196.0 million and 8.32% during 1999. Total interest income on loans (fte) was $18,217,000 compared to $16,303,000 in 1999.

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

At December 31, 2000, non-performing loans totaled $680,000 and represented .31% of total loans receivable compared to $657,000 and .32% at year-end 1999. Total non-performing assets which includes other real estate totaled $707,000 and represented .22% of total assets decreasing from $767,000 and .24% at December 31, 1999. At year-end 2000, non-performing assets consisted principally of residential real estate, with the largest such loan totaling $285,000. This loan was subsequently paid off in January 2001.

The allowance for loan losses totaled $3,300,000 at year-end 2000 and represented 1.52% of total loans receivable compared to $3,344,000 or 1.63% at year-end 1999. Net charge-offs for 2000 were $524,000, consisting principally of losses on the sale of repossessed automobiles, compared to net charge-offs of $459,000 in 1999. The provision for loan losses for 2000 was $480,000 and $470,000 in 1999. The coverage ratio of allowance for loan losses to non-performing loans was 484.6% at December 31, 2000.

The Company's loan review process assesses the adequacy of the allowance for loan losses on a quarterly basis. The process includes a review of the risks inherent in the loan portfolio. It includes a credit review and gives consideration to areas of

-------------------------------------  2  --------------------------------------
exposure such as concentration of credit in specific industries, economic and industry conditions, trends in delinquencies, collections and collateral value coverage. General reserve percentages are identified by loan type and credit grading and allocated accordingly. Larger credit exposures are analyzed individually. Management considers the allowance at December 31, 2000 adequate for the loan mix and classifications. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses, if any, that might be incurred in the future.

The following table sets forth information with respect to the Company's allowance for loan losses for the years indicated:


Year-Ended December 31,                2000        1999        1998        1997        1996
Allowance balance
at beginning of period              $ 3,344     $ 3,333     $ 3,250     $ 2,616     $ 2,125

Charge-Offs:
Commercial and
all other                                --         (12)       (294)       (380)       (820)

Real Estate                              (9)        (17)        (14)       (119)       (226)

Consumer                               (589)       (419)       (366)       (264)       (320)

Lease Financing                        (170)       (184)       (115)        (67)         --
                                    -------------------------------------------------------
Total                                  (768)       (632)       (789)       (830)     (1,366)

Recoveries:
Commercial and
all other                                54          74          89          72          71

Real Estate                              73          --           7           3          16

Consumer                                 88          83          50          34          60

Lease Financing                          29          16           6          --          --
                                    -------------------------------------------------------
Total                                   244         173         152         109         147

Provision expense                       480         470         720       1,355       1,710
                                    -------------------------------------------------------
Allowance balance at
end of period                       $ 3,300     $ 3,344     $ 3,333     $ 3,250     $ 2,616
                                    =======================================================
Allowance for loan
losses as a percent of
total loans outstanding                1.52%       1.63%       1.78%       1.75%       1.50%

Net loans charged off
as a percent of  average
loans outstanding                       .25%        .23%        .34%        .39%        .76%

Allowance for loan
losses as a percent of
non-performing loans                  484.6%      508.9%      535.8%      149.5%       74.9%

The following table sets forth information regarding non-performing assets. The Bank had no troubled debt restructurings as defined in FAS No. 114. As of December 31, 2000, there were no loans not previously discussed where known information about possible credit problems of borrowers cause management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

At December 31,              2000      1999      1998      1997      1996
                                           (In Thousands)
Loans accounted for
on a non-accrual basis:

Commercial and
all other                  $   64    $   64    $   65    $  963    $1,633

Real estate                   518       513       503     1,112     1,790

Consumer                       --        19        20        33        28
                           ----------------------------------------------
Total                         582       596       588     2,108     3,451

Accruing loans which are
contractually past
due 90 days or more:

Commercial and
all other                  $   --    $   --    $   --    $   44    $   38

Real estate                    34        --        --        --        --

Consumer/leases                64        61        34        23         4
                           ----------------------------------------------
Total                      $   98    $   61    $   34    $   67    $   42
                           ----------------------------------------------
Total non-performing
loans                      $  680    $  657    $  622    $2,175    $3,493

Other real estate
owned                          27       110       204       537     2,283
                           ----------------------------------------------
Total non-performing
assets                     $  707    $  767    $  826    $2,712    $5,776
                           ==============================================
Non-performing loans
to total loans                .31%      .32%      .33%     1.17%     2.00%

Non-performing loans
to total assets               .21%      .21%      .22%      .83%     1.34%

Non-performing assets
to total assets               .22%      .24%      .30%     1.03%     2.22%


Securities

The securities portfolio consists principally of United States Government agencies issues, including mortgage backed securities; municipal obligations, and corporate debt. In accordance with SFAS#115 "Accounting for Certain
Investments in Debt and Equity Securities" the Company classifies its investments into two categories: held to maturity (HTM) and available for sale
(AFS). The Company does not have a trading account. Securities classified as HTM are those in which the Company has the ability and the intent to hold

-------------------------------------  3  --------------------------------------
until contractual maturity. At December 31, 2000, the HTM portfolio totaled $7.5 million and consisted of longer term municipal obligations. Securities classified as AFS are eligible to be sold due to liquidity needs or changes in interest rates. These securities are adjusted to and carried at their fair value with any unrealized gains or losses recorded as an adjustment to capital and reported in the equity section of the balance sheet as other comprehensive income. At December 31, 2000, $79.6 million in securities were so classified and carried at their fair value, with unrealized appreciation; net of tax of $488,000, included in accumulated other comprehensive income in stockholders' equity.

At December 31, 2000, the modified duration which is a measure of cash flow of the portfolio, was 5.3 years compared to 4.9 years at the prior year-end. The increase was due to reduced cash flow from mortgage-backed securities which were impacted by the higher interest rate environment in 2000 as compared to 1999. Total purchases for the year were $19.6 million. The purchases were funded principally by sales of securities and other cash flow from the portfolio of $21.6 million.

At December 31, 2000, the Company's securities portfolio (HTM and AFS) totaled $87.1 million with the mix as follows: U.S. Government agencies 24.0%; mortgage-backed securities, 43.8%; municipal obligations, 18.4%; corporate debt securities, 9.1% and equity securities of other financial institutions 4.7%. At December 31, 2000, the portfolio contained no collateralized mortgage obligations (CMOs), structured notes, step-up bonds and no off-balance sheet derivatives were in use. The portfolio totaled $86.4 million at year-end 1999.

Deposits

The Company, throughout the ten branches of the Bank, provides a full range of deposit products to its retail and business customers. These include interest-bearing and non-interest bearing transaction accounts, statement savings and money market accounts. Certificates of Deposit (CD) terms range up to five years. The Bank participates in the Jumbo CD ($100,000 and over) markets with local municipalities and school districts, which are typically on a competitive bid basis.

Total deposits at December 31, 2000 were $253.0 million increasing from $243.5 million at year-end 1999, an increase of $9.5 million or 3.9%. The increase was principally in core transactions accounts and retail time deposits. Interest bearing demand deposits increased $3.9 million or 14.6% to $30.6 million, reflecting growth in new retail checking account products. Retail time deposits increased $6.6 million, due to a number of promotional CD products offered in 2000, with maturities principally one year or less.

Time deposits over $100,000, which consist principally of school district and other public funds, with maturities generally less than one year, were $31.7 million at December 31, 2000, declining slightly from $32.5 million at year-end 1999. These deposits are subject to competitive bid and the Company bases its bid on current interest rates, loan demand, investment portfolio structure and relative cost of other funding sources.

In addition to non-interest bearing demand deposits of $28.7 million the Company has $6.8 million of cash management accounts which represent commercial customers excess funds invested in over-night securities, which the Company considers core-funding.

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

Net interest income, which is the primary source of the Company's earnings, is impacted by changes in interest rates and the relationship of different interest rates. To manage the impact of the rate changes the balance sheet must be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals. The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. At December 31, 2000, the level of net interest income at risk in a 200 basis points increase or decrease was within the policy limits.

Imbalance in repricing opportunities at a given point in time reflect interest-sensitivity gaps measured as the difference between rate-sensitive assets and rate-sensitive liabilities. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indications of potential interest rate exposures over specific intervals.

At December 31, 2000, the Bank had a negative 90 day interest sensitivity gap of $3.6 million or 1.1% of total assets. A negative gap means that rate-sensitive liabilities are higher than rate-sensitive assets at the time interval. This would indicate that in a declining rate environment, the cost of interest-bearing liabilities would decrease faster than the yield on earning assets in the 90 day time frame. The repricing intervals are managed by ALCO strategies; including shortening the investment portfolio, pricing of deposit liabilities to attract longer term time deposits, loan pricing to encourage variable rate products and evaluation of loan sales of longer term mortgages.

The Company analyzes and measures the time periods in which rate sensitive assets (RSA) and rate sensitive liabilities (RSL) will mature or reprice in accordance with their contractual terms and assumptions. Management believes that the assumptions used are reasonable. The interest rate sensitivity of assets and liabilities could vary substantially if differing assumptions were used or if

-------------------------------------  4  --------------------------------------
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

The following table displays interest-sensitivity as of December 31, 2000 (in thousands)

                           3 Months or  3 Through    1 through   >3 Years        Total
                             Less      12 Months     3 Years
                           -------------------------------------------------------------
Federal Funds sold
and Interest bearing
deposits                   $   2,703    $      --    $      --    $      --    $   2,703

Securities (1)                 4,533        8,102       24,099       50,396       87,130

Loans Receivable (1)          50,140       49,112       78,304       38,921      216,477
                           -------------------------------------------------------------
Total rate sensitive
assets (RSA)               $  57,376    $  57,214    $ 102,403    $  89,317    $ 306,310
                           =============================================================

Interest bearing
demand and
savings (2)                $   7,014    $  10,436    $  27,337    $  27,340    $  72,127

Money Market
deposit accounts (2)           4,446       13,340       11,857           --       29,643

Time deposits                 34,537       71,223       13,475        3,266      122,501

Other                         15,000       10,860        5,000        5,000       35,860
                           -------------------------------------------------------------
Total rate sensitive
liabilities(RSL)           $  60,997    $ 105,859    $  57,669    $  35,606    $ 260,121
                           =============================================================
Interest sensitivity gap   ($  3,621)   ($ 48,645)   $  44,734    $  53,711    $  46,179

Cumulative gap             ($  3,621)   ($ 52,266)   ($  7,532)   $  46,179

Cumulative gap to
total assets                    -1.1%       -16.0%        -2.3%        14.1%

(1) Included in the period in which interest rates are next scheduled to adjust or in which they are due. Prepayment speeds are based on historical experience and management judgment.

(2) Non-maturity deposits are generally subject to immediate withdrawal. However, based on retention experience in various interest rate environments management considers the deposits to have longer effective maturities.

Liquidity

Maintenance of liquidity is coordinated by ALCO. Liquidity can be viewed as the ability to fund customers, borrowing needs and their deposit withdrawal requests while supporting asset growth. The Company's primary sources of liquidity include deposit generation, asset maturities and cash flow from loan and securities repayments.

At December 31, 2000, the Company had cash and cash equivalents of $11.7 million in the form of cash, due from banks, federal funds sold and short-term deposits with other institutions. In addition, the Company had total securities available for sale of $79.6 million which could be used for liquidity needs. This totals $91.3 million and represents 28% of total assets compared to $89.6 million and 28.5% of total assets at December 31, 1999. The Company also monitors other liquidity measures all of which were within policy guidelines at December 31, 2000. The Company believes its liquidity position is adequate.

The Company maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB) and other correspondent banks which support liquidity needs. The borrowing capacity from FHLB was $95.3 million. At year-end 2000 the Company had $28 million in borrowings from the FHLB, decreasing from $30 million at December 31, 1999.

Results of Operations

Net Interest Income

Net interest income is the difference between income earned on loans and securities and interest paid on deposits and other borrowings. For the year ended December 31, 2000 net interest income on a fully taxable basis (fte) was $13,424,000 an increase of $949,000 or 7.6% over 1999. The resultant fte net interest spread and net interest margin for 2000 were 3.84% and 4.47% respectively compared to 3.85% and 4.48% respectively in 1999.

Total fte interest income for 2000 was $24,301,000, an increase of $2,711,000 or 12.6% from the prior year. In the generally higher interest rate environment in 2000, with prime rate at 9.50% at December 31, 2000, the earning asset yield increased 34 basis points to 8.09% from 7.75% in 1999. The increase in interest income was also favorably impacted by the earnings on the $21.6 million growth in average earning assets. Interest expense totaled $10,877,000 for 2000, increasing $1,762,000 or 19.3% from 1999. With a higher cost of other borrowings and a competitive market for time deposits the Company's cost of interest-bearing liabilities increased to 4.25% from 3.90% in the prior year. As a result

-------------------------------------  5  --------------------------------------
of a 34 basis point increase in the earning asset yield offset by 35 basis point increase in cost of interest-bearing liabilities, net interest spread was relatively stable at 3.84% compared to 3.85% in 1999. Net interest margin, which is the measurement of the net return on earning assets, also decreased 1 basis point to 4.47% in 2000 from 4.48%. The net interest margin was favorably impacted by the mix of earning asset growth, with 70% of the growth due to loans and 30% in securities, with the loans at a yield of 8.63%, which is higher than the 6.68% yield on securities. The funding mix however was more expensive as other borrowings increased $16.4 million at a cost of 5.99% and deposits, which have a lower cost, increased $7.2 million on average. Interest income earned on loans totaled $18,217,000 with a yield of 8.63% in 2000 increasing $1,914,000 from $16,303,000 with a yield of 8.32% in 1999. The increase in yield was due in part to the higher interest rate environment with an average prime rate of 9.35% in 2000 compared to 8.00% in 1999. Average loans increased $15.2 million to $211.2 million. Loans receivable represented 70.3% of earning assets in 2000.

Securities available for sale averaged $80.8 million in 2000 with fte interest income of $5,399,000 and a yield of 6.68% compared to $72.2 million, $4,524,000 and 6.27% respectively in 1999. The increase in yield was principally due to the higher interest rate environment in 2000.

Interest-bearing deposits averaged $215.1 million increasing $7.2 million from the average in 1999. The cost of interest bearing deposits for 2000 was 3.97% compared to 3.78% in 1999. The increase in cost was principally due to rates paid on time deposits, with a cost of 5.45% in 2000 increasing from 5.15% in 1999. Short-term borrowings, principally cash management accounts, averaged $6.9 million at a cost of 4.38% compared to $8.2 million at 3.66% in 1999.

Other borrowings, which consist of advances from the FHLB, increased on average to $33.9 million in 2000, compared to $17.5 million in 1999. The increase in borrowings was used principally to fund loan growth.

For the year ended December 31, 1999 net interest income on a fully taxable basis (fte) was $12,475,000 an increase of $454,000 or 3.8% over 1998. The resultant fte net interest spread and net interest margin for the year 1999 were 3.85% and 4.48% respectively compared to 4.08% and 4.76% respectively in 1998.

Total fte interest income for 1999 was $21,590,000 an increase of $1,092,000 or 5.3% from prior year. As the earning asset yield declined 36 basis points to 7.75% from 8.11% in 1998, this increase in interest income was the result of $25.9 million growth in average earning assets. Interest expense totaled $9,115,000 for 1999, increasing $638,000 or 7.5% from 1998. The Company was able to reduce its cost of interest-bearing liabilities to 3.90% compared to 4.03% in 1998. As a result of a 36 basis point decline in the earning asset yield only partially offset by 13 basis point decline in cost of interest-bearing liabilities, net interest spread decreased to 3.85% from 4.08% in 1998. Net interest margin, which is the measurement of net return on earning assets also decreased to 4.48% in 1999 from 4.76%. The decrease in net interest margin was due in part to mix of earning asset growth, with 35% of the growth due to loans and 65% in securities, which at a yield of 6.27% is lower than the 8.32% yield on loans. The funding mix also contributed to the decline in net interest margin as borrowed funds increased $15.5 million at a cost of 5.52% and deposits, which have a lower cost, increased $9.7 million on average.

Interest income earned on loans totaled $16,303,000 with a yield of 8.32% in 1999 compared to $16,316,000 with a yield of 8.73% in 1998. The decrease in yield was due in part to lower interest rate environment with an average prime rate of 8.00% in 1999 compared to 8.36% in 1998. Average loans increased $9.1 million to $196.0 million. Loans represented 70.3% of earning assets in 1999 compared to 74% in 1998.

Securities available for sale averaged $72.2 million in 1999 with an fte interest income of $4,524,000 and yield of 6.27% compared to $55.0 million, $3,375,000 and 6.14% respectively in 1998. The increase in yield was principally due to the higher interest rate environment in the second half of 1999, and the extension in the average life of the portfolio.

Interest-bearing deposits averaged $207.9 million increasing $7.2 million from average in 1998. The cost of deposits for 1999 was 3.78% compared to 3.99% in 1998. The Company decreased its cost of savings accounts by 25 basis points and time deposits by 23 basis points. Also, the percentage of time deposits decreased to 51.5% of total interest bearing deposits compared to 52.3% in 1998. Short-term borrowings, principally cash management accounts, averaged $8.2 million at a cost of 3.66% compared to $7.6 million at 4.63% in 1998.
Other borrowings, which consist of advances from the FHLB, increased on average to $17.5 million in 1999, compared to $2.0 million in 1998. The increase in borrowings was used principally to fund purchases of mortgage-backed securities.



Other Income

Other income excluding net realized gains on sales of securities totaled $2,454,000 in 2000, an increase of $559,000 or 29.5% over 1999. Other income represented 15.8% of total revenues increasing from 13.5% in 1999. Service charges and fees were $1,486,000 in 2000 and $1,235,000 in 1999, an increase of $251,000. The

-------------------------------------  6  --------------------------------------
increase is due in part to growth in fee-based retail checking accounts, $46,000; and account analysis fees on certain types of commercial accounts, $40,000. The Wayne Bank Visa Check Card generated $97,000 in revenues, increasing from $64,000 in 1999 and merchant card processing fees totaled $114,000, an increase of $35,000 from 1999. In addition, a loan promotion generated $49,000 of revenue in 2000.

Other sources of fee income totaled $680,000 in 2000 compared to $405,000 in 1999. Commissions on sales of mutual funds, annuities and discount brokerage through Norwood Investment Corp totaled $201,000 on sales of $6.8 million compared to $149,000 in revenues on sales of $6.4 million in 1999. The Company sold its portfolio of mortgage servicing rights (MSR) for a net gain of $105,000 with a total gain on MSR and residential mortgage loans sold of $231,000 compared to $19,000 on loans sold in 1999. Earnings on the increase in the cash surrender value (CSV) of bank owned life insurance (BOLI) purchased in the fourth quarter of 1999, the proceeds of which were used to fund employee benefit plans, was $166,000 compared to $41,000 in 1999. Income on fiduciary activities totaled $288,000 for 2000, an increase of $33,000 or 12.9% over prior year. The increase is due in part to higher estate income.

Other income excluding net realized gains on sales of securities totaled $1,895,000 in 1999, an increase of $246,000 or 14.9% over 1998. Service charges and fees were $1,235,000 in 1999 compared to $1,087,000 in 1998 an increase of $148,000. The increase is due in part to growth in fee-based retail checking accounts, $38,000; and an increase in automated teller machine income; $14,000. The Wayne Bank Visa Check Card generated $64,000 in revenues, increasing from $50,000 in 1998 and merchant card processing fees totaled $79,000, an increase of $21,000 from 1998.

Commissions on sales of mutual funds, annuities and discount brokerage through Norwood Investment Corp totaled $149,000 on sales of $6.4 million compared to $139,000 in revenues on sales of $5.3 million in 1998. The Company sold $1.7 million in residential mortgages for a gain of $19,000, declining from a gain of $100,000 on $7.2 million in sales in 1998. The decrease in volume sold is due to the increasing interest rate environment during 1999. Trust income totaled $255,000 for 1999, an increase of $82,000 or 47.4% over prior year. The increase is due in part to termination charges and higher estate income.

Other Income
(000)
                                 2000     1999     1998
                               ------------------------
Service charges on

Deposit Accounts               $  292   $  213   $  193
ATM Fees                          144      142      128
NSF Fees                          509      478      440
Other Service Chgs. & Fees        541      402      326
Trust Income                      288      255      173
Mutual Funds & Annuities          201      148      134
Gain on Sales of MSR & Loans      231       19      100
Earnings on Life Insurance        166       41     --
Other Income                       82      197      155
                               ------------------------
                               $2,454   $1,895   $1,649
Net realized gains on
sales of securities                35       59       48

Total                          $2,489   $1,954   $1,697
                               ========================

Other Expenses

Other expenses totaled $9,712,000 in 2000 an increase of $1,116,000 or 12.9% over 1999. Salaries and employee benefit costs which represent 44.8% of other expenses, were $4,355,000 for 2000, an increase of $274,000 or 6.7%. The increase was principally due to staff expenses related to new branch locations and increasing costs of various employee benefit plans. Advertising expenses increased $91,000 to $185,000 reflecting marketing efforts in Monroe County. Expenses incurred in 2000, and not in 1999, including staffing, occupancy, rental and other expenses related to the new branches totaled $191,000.

Losses on lease residuals were $910,000 compared to $385,000 in 1999. The increase was principally due to greater number of cars returned in 2000, the short terms of the maturing leases and the lower market values compared to residual values. These losses were partially offset by lease termination fee income included in other income of $72,000 in 2000 and $78,000 in 1999. Professional fees, including legal costs, were $248,000 in 2000 compared to $186,000 in 1999, with the increase principally due to legal costs related to a general corporate matter which was settled in 2000.

Other expenses totaled $8,596,000 for 1999 compared to $8,089,000 in 1998, an increase of $507,000 or 6.3%. Salaries and employee benefit costs which represent 47.6% of other expenses, were $4,081,000 for 1999, an increase of $195,000 or 5.0%. The increase was principally due to staff expenses related to a new branch location opened in June 1999. Total expenses including staffing, rental and other expenses related to the new branch were $230,000. Other real estate owned costs decreased to $5,000 from $115,000 in 1998 due to lesser number of properties carried and sold in 1999. Legal expenses, included in professional fees, declined in 1999 to $49,000 from $74,000 in 1998 principally due to lower costs related to non-performing loans.

In the fourth quarter of 1998 the Bank converted its data processing core application systems from an in-house system to an

-------------------------------------  7  --------------------------------------
outsourced environment. As a result of monthly fees, data processing expense increased to $409,000 in 1999 compared to $290,000 in 1998. This was partially offset by decrease in equipment costs. The Bank also incurred certain one-time costs associated with conversion of the lease processing system and its ATM network, both of which occurred in the second quarter of 1999. Losses on lease residuals totaled $385,000 compared to $156,000 in 1998. The increase was principally due to greater number of cars returned in 1999, the short terms of the maturing leases and the lower market values compared to residual values. These losses were partially offset by lease termination fee income, included in other income, of $78,000 in 1999 and $45,000 in 1998.

Income Taxes

Income tax expense for the year 2000 was $1,504,000 for an effective tax rate of 28.0% compared to an expense of $1,514,000 and an effective rate of 30.1% in 1999. The decrease in the effective tax rate is principally due to higher levels of interest income on municipal securities and increase in the cash surrender value of BOLI which is not subject to Federal Income Tax.

Income tax expense for 1999 was $1,514,000 for an effective tax rate of 30.1% compared to an expense of $1,393,000 and an effective rate of 30.1% in 1998. The effective tax rate is lower than the statutory rate of 34% due to holdings of municipal securities and certain loans which generate income partially exempt from Federal Income Taxes.

Capital and Dividends

Total stockholders' equity at December 31, 2000, was $31.4 million, compared to $26.7 million at year-end 1999. The increase was principally due to retention of earnings of $2,678,000 after dividends declared of $1,182,000, and a $1,807,000 increase in other comprehensive income due to fair value changes in the Company's AFS securities portfolio principally as a result of decreasing interest rates. Because of interest rate volatility the Company's accumulated other comprehensive income could materially fluctuate for each interim period and year-end. At December 31, 2000 the Company had a leverage capital ratio of 9.44%, Tier 1 risk-based capital of 12.78% and total risk-based capital of 14.27% compared to 9.15%, 11.98% and 13.50% respectively in 1999.

The following table sets forth the price range and cash dividends declared per share regarding common stock for the period indicated: (unaudited)

                                 Price Range           Cash dividend
                            High             Low       paid per share
                        ---------------------------------------------
Year 2000
First Quarter           $  21.25         $  19.00          $  .17
Second Quarter             20.00            17.50             .17
Third Quarter              20.500           20.375            .17
Fourth Quarter             20.875           15.75             .20

Year 1999
First Quarter           $  24.00         $  21.25          $  .14
Second Quarter             24.00            21.00             .14
Third Quarter              24.125           23.00             .14
Fourth Quarter             23.25            20.50             .17

The book value of the common stock was $17.99 at December 31, 2000, compared to $15.28 at prior year end. At year-end the stock price was $17.25 compared to $20.75 at December 31, 1999.


NORWOOD FINANCIAL CORP Summary of Quarterly Results (unaudited) (dollars in thousands, except per share amounts)


2000                   December 31  September 30    June 30       March 31
--------------------------------------------------------------------------

Net Interest income      $3,311        $3,337        $3,300        $3,119

Provision for
loan losses                 145           120           120            95
Net realized gains
on sales of securities       33             1            --             1
Other income                578           689           610           577
Other expense             2,369         2,454         2,519         2,370
                         ------------------------------------------------
Income before
income taxes              1,408         1,453         1,271         1,232
Income tax expense          399           414           347           344
                         ------------------------------------------------
NET INCOME               $1,009        $1,039        $  924        $  888
                         ================================================
Basic earnings
per share                $ 0.61        $ 0.62        $ 0.56        $ 0.53
                         ================================================
Diluted earnings
per share                $ 0.61        $ 0.61        $ 0.56        $ 0.53
                         ================================================


1999                   December 31  September 30    June 30       March 31
--------------------------------------------------------------------------

Net Interest income      $3,109        $3,186        $3,016        $2,823
Provision for
loan losses                 130           110           100           130
Net realized gains
on sales of securities       --             1            34            24
Other income                507           546           400           442
Other expense             2,193         2,277         2,133         1,993
                         ------------------------------------------------
Income before
income taxes              1,293         1,346         1,217         1,166
Income tax expense          367           426           369           352
                         ------------------------------------------------
NET INCOME               $  926        $  920        $  848        $  814
                         ================================================
Basic earnings
per share                $ 0.56        $ 0.55        $ 0.50        $ 0.48
                         ================================================
Diluted earnings
per share                $ 0.55        $ 0.55        $ 0.50        $ 0.48
                         ================================================

-------------------------------------  8  --------------------------------------

Norwood Financial Corp
Consolidated Average Balance Sheets with Resultant Interest and Rates (Tax-Equivalent Basis, dollars in thousands)

Year Ended December 31                          2000                            1999                           1998
                                 ---------------------------------------------------------------------------------------------------
Average                                         Ave.      Average               Ave.      Average               Ave.
                                 Balance(2)  Interest(1)    Rate  Balance(2)  Interest      Rate  Balance(2)  Interest       Rate
ASSETS
Interest Earning Assets
   Federal Funds sold            $    521     $     31      5.95% $  2,031     $    94      4.63% $  1,108     $    56       5.05%
   Interest bearing
     deposits with banks              210            6      2.86       755          15      1.99     1,678          75       4.47
   Securities held to maturity      7,480          648      8.66     7,633         654      8.57     8,014         676       8.44
   Securities available for sale
      Taxable                      76,537        5,082      6.64    69,401       4,335      6.25    53,116       3,248       6.11
      Tax-exempt                    4,292          317      7.39     2,800         189      6.75     1,883         127       6.74
                                 ---------------------            --------------------            --------------------
          Total securities
            available for sale     80,829        5,399      6.68    72,201       4,524      6.27    54,999       3,375       6.14
   Loans Receivable(3,4)          211,174       18,217      8.63   196,005      16,303      8.32   186,877      16,316       8.73
                                 ---------------------            --------------------            --------------------
          Total Interest
            earnings assets       300,214       24,301      8.09   278,625      21,590      7.75   252,676      20,498       8.11
Non-interest earning assets
   Cash and due from banks          7,130                            7,409                           6,451
   Allowance for loan losses       (3,354)                          (3,359)                         (3,277)
   Other assets                    15,245                           13,237                          12,265
                                 --------                         --------                        --------
          Total non-interest
            earning assets         19,021                           17,287                          15,439
                                 --------                         --------                        --------
TOTAL ASSETS                     $319,235                         $295,912                        $268,115
                                 ========                         ========                        ========

LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest bearing liabilities:
   Interest-bearing demand and
      Money Market               $ 60,822        1,515      2.49  $ 58,076       1,397      2.41  $ 52,691       1,306       2.48
        Savings                    42,492          933      2.20    42,676         934      2.19    43,068       1,049       2.44
        Time                      111,778        6,097      5.45   107,152       5,520      5.15   104,980       5,647       5.38
                                 ---------------------            --------------------            --------------------
          Total interest
            bearing deposits      215,092        8,545      3.97   207,904       7,851      3.78   200,739       8,002       3.99
Short-term borrowings               6,914          303      4.38     8,187         300      3.66     7,648         354       4.63
Other borrowings                   33,883        2,029      5.99    17,464         964      5.52     2,000         121       6.05
                                 ---------------------            --------------------            --------------------
          Total interest-
            bearing liabilities   255,889       10,877      4.25   233,555       9,115      3.90   210,387       8,477       4.03
                                               -------                          ------                           -----
Non-interest bearing
  demand deposits                  29,525                           28,059                          25,490
Other liabilities                   5,746                            6,921                           6,093
                                 --------                         --------                        --------
          Total non-interest
            bearing liabilities    35,271                           34,980                          31,583
Stockholders' equity               28,075                           27,377                          26,145
                                 --------                         --------                        --------
TOTAL LIABILITIES &
  STOCKHOLDERS' EQUITY           $319,235                         $295,912                        $268,115
                                 ========                         ========                        ========

Net interest income
  (tax-equivalent basis)                        13,424      3.84%               12,475      3.85%               12,021       4.08%
                                                            ====                            ====                             ====
Tax-equivalent basis adjustment                   (357)                           (341)                           (280)
                                               -------                         -------                         -------
Net interest income                            $13,067                         $12,134                         $11,741
                                               =======                         =======                         =======
Net Interest margin
  (tax-equivalent basis)                                    4.47%                           4.48%                             4.76%
                                                            ====                            ====                              ====




-------------
1. Interest and yields are presented on a tax-equivalent basis using a marginal tax rate of 34%.
2.   Average balances have been calculated based on daily balances.
3.   Loan balances include non-accrual loans and are net of unearned income.
4. Loan yields include the effect of amortization of deferred fees net of costs.

-------------------------------------  9  --------------------------------------

RATE/VOLUME ANALYSIS
The following table shows fully taxable equivalent effect of changes in volumes and rate on interest income and interest expense.


(dollars in thousands)                           2000 Compared to 1999        1999 Compared to 1998
                                                     Variance Due to               Variance Due to
                                               -------------------------      ----------------------------
INTEREST EARNING ASSETS:                       Volume      Rate      Net      Volume       Rate        Net
----------------------------------------------------------------------------------------------------------
Federal funds sold                           ($   84)   $    21   ($   63)   $    43      ($  5)   $    38
Interest bearing deposits with banks             (14)         5        (9)       (30)       (31)       (61)
Securities held to maturity                      (13)         7        (6)       (33)        12        (21)
Securities available for sale
    Taxable                                      463        284       747      1,016         71      1,087
    Tax-exempt                                   109         19       128         62         --         62
                                             -------------------------------------------------------------
    Total securities available for sale          572        303       875      1,078         71      1,149
Loans Receivable                               1,293        621     1,914        778       (791)       (13)
                                             -------------------------------------------------------------
    Total interest earning assets              1,754        957     2,711      1,836       (744)     1,092

Interest bearing liabilities:
    Interest-bearing demand and money
    market                                        67         51       118        130        (39)        91
    Savings                                       (4)         3        (1)        (9)      (106)      (115)
    Time                                         245        331        576       115       (242)      (127)
                                             -------------------------------------------------------------
      Total interest-bearing deposits            308        385       693        236       (387)      (151)
Short-term borrowings                            (51)        54         3         24        (78)       (54)
Other borrowings                                 977         89     1,066        854        (11)       843
                                             -------------------------------------------------------------
    Total interest bearing liabilities         1,234        528     1,762      1,114       (476)       638
                                             -------------------------------------------------------------
Net interest income (tax-equivalent basis)   $   520    $   429   $   949    $   722      ($268)   $   454
                                             =============================================================

Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

-------------------------------------  10  -------------------------------------

[LOGO]
Beard Miller
Company LLP
-----------
Certified Public Accountants and Consultants



                          INDEPENDENT AUDITOR'S REPORT




To the Board of Directors and Stockholders
Norwood Financial Corp.
Honesdale, Pennsylvania



         We have audited the accompanying consolidated balance sheets of Norwood Financial Corp. and its subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Norwood Financial Corp. and its subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America..


                                        /s/Beard Miller Company LLP


Harrisburg, Pennsylvania
January 26, 2000

-------------------------------------  11  -------------------------------------

                                                          NORWOOD FINANCIAL CORP

CONSOLIDATED BALANCE SHEETS

December 31,                                                                         2000         1999
                                                                                ----------------------
                                                                                       (In Thousands)
         ASSETS
Cash and due from banks                                                         $   8,991    $   8,430
Interest-bearing deposits with banks                                                  153          398
Federal funds sold                                                                  2,550        1,970
                                                                                ----------------------
Cash and cash equivalents                                                          11,694       10,798
Securities available for sale                                                      79,646       78,875
Securities held to maturity, fair value 2000 $ 7,786; 1999 $ 7,411                  7,484        7,477
Loans receivable, net of allowance for loan losses 2000 $ 3,300; 1999 $ 3,344     213,177      201,816
Bank premises and equipment, net                                                    6,201        6,739
Accrued interest receivable                                                         1,983        1,646
Other assets                                                                        6,546        7,476
                                                                                ----------------------
                  Total assets                                                  $ 326,731    $ 314,827
                                                                                ======================
         LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
         Deposits:
                  Non-interest bearing demand                                   $  28,688    $  26,848
                  Interest-bearing demand                                          30,556       26,660
                  Money market deposit accounts                                    29,643       31,987
                  Savings                                                          41,571       42,152
                  Time                                                            122,501      115,860
                                                                                ----------------------
                           Total deposits                                         252,959      243,507
                                                                                ----------------------
        Short-term borrowings                                                      7,860        8,600
         Long-term debt                                                            28,000       30,000
         Accrued interest payable                                                   3,128        2,385
         Other liabilities                                                          3,414        3,681
                                                                                ----------------------
                           Total liabilities                                      295,361      288,173
                                                                                ----------------------
STOCKHOLDERS' EQUITY
         Common stock, par value $ .10 per share; authorized
                  10,000,000 shares; issued 1,803,824 shares                          180          180
         Surplus                                                                    4,629        4,603
         Retained earnings                                                         28,441       25,763
         Treasury stock, at cost 2000 59,831 shares; 1999 59,889 shares            (1,213)      (1,214)
         Accumulated other comprehensive income (loss)                                488       (1,319)
         Unearned Employee Stock Ownership Plan (ESOP) shares                      (1,155)      (1,359)
                                                                                ----------------------
                           Total stockholders' equity                              31,370       26,654
                                                                                ----------------------
                           Total liabilities and stockholders' equity           $ 326,731   $  314,827
                                                                                ======================

See Notes to Consolidated Financial Statements

-------------------------------------  12  -------------------------------------

NORWOOD FINANCIAL CORP

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31,                                                            2000      1999      1998
------------------------------------------------------------------------------------------------------------

                                                                          (In Thousands, Except Per Share Data)
Interest income:
         Loans receivable, including fees                                        $18,188   $16,249   $16,311
         Securities:
                  Taxable                                                          5,082     4,335     3,248
                  Tax-exempt                                                         637       557       530
         Other                                                                        37       108       129
                                                                                 ---------------------------
                           Total interest income                                  23,944    21,249    20,218
                                                                                 ---------------------------
Interest expense:
         Deposits                                                                  8,545     7,851     8,002
         Short-term borrowings                                                       303       300       354
         Long-term debt                                                            2,029       964       121
                                                                                 ---------------------------
                           Total interest expense                                 10,877     9,115     8,477
                                                                                 ---------------------------
                           Net interest income                                    13,067    12,134    11,741
Provision for loan losses                                                            480       470       720
                                                                                 ---------------------------
                           Net interest income after provision for loan losses    12,587    11,664    11,021
                                                                                 ---------------------------
Other income:
         Service charges and fees                                                  1,486     1,235     1,087
         Income from fiduciary activities                                            288       255       173
         Net realized gains on sales of securities                                    35        59        48
         Other                                                                       680       405       389
                                                                                 ---------------------------
                           Total other income                                      2,489     1,954     1,697
                                                                                 ---------------------------
Other expenses:
         Salaries and employee benefits                                            4,355     4,081     3,886
         Occupancy                                                                   720       712       708
         Furniture and equipment                                                     514       475       534
         Data processing related operations                                          432       409       290
         Losses on lease residuals                                                   910       385       156
         Advertising                                                                 185        94       120
         Professional fees                                                           248       186       254
         Taxes, other than income                                                    271       251       249
         Amortization of intangible assets                                           178       185       214
         Other                                                                     1,899     1,818     1,678
                                                                                 ---------------------------
                           Total other expenses                                    9,712     8,596     8,089
                                                                                 ---------------------------
                           Income before income taxes                              5,364     5,022     4,629
Income tax expense                                                                 1,504     1,514     1,393
                                                                                 ---------------------------
                           Net income                                            $ 3,860   $ 3,508   $ 3,236
                                                                                 ===========================
Earnings per share:
         Basic                                                                   $  2.32   $  2.09   $  1.93
                                                                                 ===========================
         Diluted                                                                 $  2.31   $  2.08   $  1.91
                                                                                 ===========================

See Notes to Consolidated Financial Statements.

-------------------------------------  13  -------------------------------------

                                                          NORWOOD FINANCIAL CORP

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years Ended December 31, 2000, 1999 and 1998

                                                                                                       Accumu-
                                                                                                       lated
                                                                                                       Other
                                                                                                       Compre-
                                                                                                       hensive    Unearned
                                                          Common               Retained    Treasury    Income       ESOP
                                                           Stock   Surplus     Earnings     Stock      (Loss)      Shares    Total
                                                        ---------------------------------------------------------------------------
                                                                                             (In Thousands)
Balance, December 31, 1997                              $    180   $  4,384    $ 20,844    $   (344) $  1,280    $ (1,750) $ 24,594
                                                                                                                           --------
  Comprehensive income:
           Net income                                         --         --       3,236          --        --          --     3,236
           Change in unrealized gains
                    (losses) on securities available
                    for sale, net of reclassification
                    adjustment and tax effects                --         --          --          --       375          --       375
                                                                                                                           --------
                    Total comprehensive income                                                                                3,611
                                                                                                                           --------
  Cash dividends declared,
           $ .50 per share                                    --         --        (840)         --        --          --      (840)
  Stock options exercised                                     --         37          --          --        --          --        37
  Issuance of treasury stock                                  --         --          --           1        --          --         1
  Release of earned ESOP shares                               --        121          --          --        --         204       325
                                                        ---------------------------------------------------------------------------
Balance, December 31, 1998                                   180      4,542      23,240        (343)    1,655      (1,546)   27,728
                                                                                                                           --------
  Comprehensive income:
           Net income                                         --         --       3,508          --        --          --     3,508
           Change in unrealized gains
                    (losses) on securities available
                    for sale, net of reclassification
                    adjustment and tax effects                --         --          --          --    (2,974)         --    (2,974)
                                                                                                                           --------
                    Total comprehensive income                                                                                  534
  Cash dividends declared,
           $ .59 per share                                    --         --        (985)         --        --          --      (985)
  Stock options exercised                                     --         (9)         --          70        --          --        61
  Acquisition of treasury stock                               --         --          --        (941)       --          --      (941)
  Release of earned ESOP shares                               --         70          --          --        --         187       257
                                                        ---------------------------------------------------------------------------
  Balance, December 31, 1999                                 180      4,603      25,763      (1,214)   (1,319)     (1,359)   26,654
                                                                                                                           --------
  Comprehensive income:
           Net income                                         --         --       3,860          --        --          --     3,860
           Change in unrealized gains
                    (losses) on securities available
                    for sale, net of reclassification
                    adjustment and tax effects                --         --          --          --     1,807          --     1,807
                                                                                                                           --------
                    Total comprehensive income                                                                                5,667
                                                                                                                           --------
  Cash dividends declared,
           $ .71 per share                                    --         --      (1,182)         --        --          --    (1,182)
  Issuance of treasury stock                                  --         --          --           1        --          --         1
  Release of earned ESOP shares                               --         26          --          --        --         204       230
                                                        ---------------------------------------------------------------------------
Balance, December 31, 2000                               $   180   $  4,629    $ 28,441    $ (1,213) $    488    $ (1,155) $ 31,370
                                                        ===========================================================================

See Notes to Consolidated Financial Statements.

-------------------------------------  14  -------------------------------------

NORWOOD FINANCIAL CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,                                                            2000        1999        1998
----------------------------------------------------------------------------------------------------------------
                                                                                           (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
         Net income                                                             $  3,860    $  3,508    $  3,236
                  Adjustments to reconcile net income to net cash
                           provided by operating activities:
                           Provision for loan losses                                 480         470         720
                           Depreciation                                              612         670         670
                           Amortization of intangible assets                         178         185         214
                           Deferred income taxes                                    (298)        (63)      1,317
                           Net realized gains on sales of securities                 (35)        (59)        (48)
                           Earnings on life insurance policy                        (166)        (41)         --
                           Gain (loss) on sale of assets                             (80)         (9)         22
                           Gain on sale of mortgage loans                           (231)        (19)       (100)
                           Mortgage loans originated for sale                     (1,415)     (1,714)     (7,126)
                           Proceeds from sale of mortgage loans                    1,646       1,733       7,226
                           Increase in accrued interest receivable                  (337)       (205)        (83)
                           Increase (decrease) in accrued interest payable           743         102         (82)
                           Other, net                                              1,075         751         980
                                                                                --------------------------------
                                    Net cash provided by operating activities      6,032       5,309       6,946
                                                                                --------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
         Securities available for sale:
                  Proceeds from sales                                             13,811       7,696       5,012
                  Proceeds from maturities and principal reductions on
                           mortgage-backed securities                              7,832      14,421      16,031
                  Purchases                                                      (19,653)    (43,240)    (33,417)
         Securities held to maturity, proceeds from maturities                        --         175         515
         Net increase in loans                                                   (13,002)    (19,909)     (3,203)
         Purchase of life insurance policy                                            --      (3,070)         --
         Purchase of bank premises and equipment                                    (351)       (311)       (446)
         Proceeds from sales of assets                                               439         197       1,000
                                                                                --------------------------------
                                    Net cash used in investing activities        (10,924)    (44,041)    (14,508)
                                                                                --------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
         Net increase in deposits                                                  9,452       9,740       7,013
         Net increase (decrease) in short-term borrowings                           (740)        824       2,786
         Repayments of long-term debt                                            (15,000)     (2,000)         --
         Proceeds from long-term debt                                             13,000      30,000          --
         Stock options exercised                                                      --          61          37
         Proceeds from (acquisition of) treasury stock                                 1        (941)          1
         Release of ESOP shares                                                      204         187         204
         Cash dividends paid                                                      (1,129)       (939)       (805)
                                                                                --------------------------------
                           Net cash provided by financing activities               5,788      36,932       9,236
                                                                                --------------------------------
                           Increase (decrease) in cash and cash equivalents          896      (1,800)      1,674
Cash and cash equivalents:
         Beginning of year                                                        10,798      12,598      10,924
                                                                                --------------------------------
         End of year                                                            $ 11,694    $ 10,798    $ 12,598
                                                                                ================================

See Notes to Consolidated Financial Statements.

-------------------------------------  15  -------------------------------------

                                                          NORWOOD FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SUMMARY OF ACCOUNTING POLICIES

Nature of operations:

Norwood  Financial  Corp.  (Company) is a one bank holding  company.  Wayne Bank
(Bank) is a wholly-owned subsidiary of the Company. The Bank is a state-chartered bank located in Honesdale, Pennsylvania. The Company derives substantially all of its income from the bank related services which include interest earnings on commercial mortgage, residential real estate, commercial and consumer loan financings, as well as interest earnings on investment securities and deposit services to its customers. The Company is subject to regulation  and  supervision  by the  Federal  Reserve  Board  while the Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.

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

Loans receivable:

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees. Interest income is accrued on the unpaid principal balance. Loan origination fees are deferred and recognized as an adjustment of the yield (interest income) of the related loans.

The Company is generally amortizing these amounts over the contractual life of the loan. The Company has a portfolio of direct financing leases. These direct financing leases are carried at the Company's net investment, which includes the sum of aggregate rentals receivable and the estimated residual value of the leased automobiles less unearned income. Unearned income is amortized over the leases terms by methods that approximate the interest method.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Allowance for loan losses:

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be

-------------------------------------  16  -------------------------------------

NORWOOD FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Premises and equipment:

Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is calculated principally on the straight-line method over the respective assets' estimated useful lives.

Other real estate:

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses. Other real estate is included in other assets.

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

Earnings per share:

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

Cash flow information:

For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks and federal funds sold. Cash payments for interest for the years ended December 31, 2000, 1999 and 1998, were $ 10,134,000, $ 9,013,000 and $ 8,560,000, respectively. Cash payments for income taxes for the years ended December 31, 2000, 1999 and 1998 were $ 2,200,000, $ 994,000 and $ 29,000, respectively.
Non-cash  investing  activities  for  2000,  1999 and 1998

-------------------------------------  17  -------------------------------------

                                                          NORWOOD FINANCIAL CORP
included foreclosed mortgage loans transferred to real estate owned and repossession of other assets of $1,099,000, $ 1,280,000 and $ 1,579,000, respectively.

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

The components of other comprehensive income and related tax effects are as follows:


                                            Years Ended December 31,
                                            2000      1999       1998
                                         ----------------------------
                                                  (In Thousands)
Unrealized holding gains (losses)
on available for sale securities         $ 2,790   $(4,451)   $   618
Less reclassification adjustment
for gains realized in income                  35        59         48
                                         ----------------------------
         Net unrealized gains (losses)     2,755    (4,510)       570

Income tax (benefit)                         948    (1,536)       195
                                         ----------------------------
 Net of tax amount                       $ 1,807   $(2,974)   $   375
                                         ============================

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

New accounting standards:

In June 1998, the Financial Accounting Standards Board issued Statement No. 133 (as amended by Statement Nos. 137 and 138), "Accounting for Derivative
Instruments  and  Hedging   Activities".   This  statement  and  its  amendments
establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The statement requires that changes in the fair value of derivatives be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company adopted the statement on January 1, 2001. The adoption of the statement did not have a significant impact on the financial condition or results of operations of the Company.

In September 2000, the Financial Accounting Standards Board issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement replaces SFAS No. 125 of the same name. It revises the standards of securitizations and other transfers of financial assets and collateral and requires certain disclosures, but carries over most of the provisions of SFAS No. 125 without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. This statement is to be applied prospectively with certain exceptions. Other than these exceptions, earlier or retroactive application of its accounting provision is not permitted. The adoption of the statement did not have a significant impact on the Company.

-------------------------------------  18  -------------------------------------

NORWOOD FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


SECURITIES
The amortized cost and fair value of securities were as follows:

                                                                   Gross       Gross
                                                      Amortized  Unrealized   Unrealized   Fair
                                                         Cost      Gains       (Losses)    Value
                                                      -------------------------------------------
                                                                    (In Thousands)
December 31, 2000:
         Available for sale:
                  U.S. Government agencies            $ 20,963   $     41    $   (125)   $ 20,879
                  States and political subdivisions      8,523         70         (84)      8,509
                  Corporate obligations                  7,969        113        (129)      7,953
                  Mortgage-backed securities            38,543         27        (418)     38,152
                                                      -------------------------------------------
                                                        75,998        251        (756)     75,493
                  Equity securities                      2,894      1,266          (7)      4,153
                                                      -------------------------------------------
                                                      $ 78,892   $  1,517    $   (763)   $ 79,646
                                                      ===========================================
         Held to maturity:
                  States and political subdivisions   $  7,484   $    302    $     --    $  7,786
                                                      ===========================================
December 31, 1999:
         Available for sale:
                  U.S. Treasury securities            $  4,006   $      2    $    (20)   $  3,988
                  U.S. Government agencies              18,781         --        (611)     18,170
                  States and political subdivisions      4,925         --        (251)      4,674
                  Corporate obligations                  2,520         --        (213)      2,307
                  Mortgage-backed securities            47,766         --      (2,243)     45,523
                                                      -------------------------------------------
                                                        77,998          2      (3,338)     74,662
                  Equity securities                      2,878      1,335          --       4,213
                                                      -------------------------------------------
                                                      $ 80,876   $  1,337    $  (3,338)  $ 78,875
                                                      ===========================================
         Held to maturity:
                  States and political subdivisions   $  7,477   $     30    $    (96)   $  7,411
                                                      ===========================================

Equity securities consist of bank holding companies and Federal Home Loan Bank stock.

-------------------------------------  19  -------------------------------------

                                                          NORWOOD FINANCIAL CORP

The amortized cost and fair value of securities as of December 31, 2000, by contractual maturity or call date, are shown below. Expected maturities may differ from contractual maturities or call dates because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

                                       Securities Available   Securities Held
                                             For Sale           To Maturity
                                         -------------------------------------
                                         Amortized  Fair   Amortized    Fair
                                           Cost     Value      Cost     Value
                                         -------------------------------------
                                                    (In Thousands)

Due in one year or less                  $ 2,001   $ 1,994   $    --   $    --
Due after one year through five years     22,125    22,265        --        --
Due after five years through ten years     4,305     4,303       100       101
Due after ten years                        9,024     8,779     7,384     7,685
                                         -------------------------------------
                                          37,455    37,341     7,484     7,786

Mortgage-backed securities                38,543    38,152        --        --
Equity securities                          2,894     4,153        --        --
                                         -------------------------------------
                                         $78,892   $79,646   $ 7,484   $ 7,786
                                         =====================================

Gross realized gains and gross realized losses on sales of securities available-for-sale were $ 51,000 and $ 16,000, respectively, in 2000, $ 65,000 and $ 6,000, respectively, in 1999 and $ 54,000 and $ 6,000, respectively, in 1998.

Securities with a carrying value of $ 37,799,000 and $ 41,285,000 at December 31, 2000 and 1999 were pledged to secure public deposits, U.S. Treasury demand notes, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The components of loans receivable at December 31 were as follows:

                                                                2000       1999
                                                             -------------------
                                                                (In Thousands)
Real estate:
         Residential                                         $ 59,517   $ 56,967
         Commercial                                            56,815     51,562
         Construction                                           2,425      3,339
Commercial, financial and agricultural                         17,102     15,672
Consumer loans to individuals                                  67,286     54,045
Lease financing, net of unearned income                        13,644     23,974
                                                              216,789    205,559
                                                             -------------------
Less:
Unearned income and deferred fees                                 312        399
Allowance for loan losses                                       3,300      3,344
                                                             -------------------
                                                             $213,177   $201,816
                                                             ===================

-------------------------------------  20  -------------------------------------

NORWOOD FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The Bank's net investment in direct financing leases at December 31 consists of:

                                             2000        1999
                                         --------------------
                                              (In Thousands)

Minimum lease payments receivable        $  4,172    $  9,061
Estimated unguaranteed residual values     10,681      17,759
Unearned income                            (1,209)     (2,846)
                                         --------------------
                                         $ 13,644    $ 23,974
                                         ====================

The following table presents changes in the allowance for loan losses:

                                     Years Ended December 31,
                                     2000       1999       1998
                                  -----------------------------
                                          (In Thousands)

Balance, beginning                $ 3,344    $ 3,333    $ 3,250
Provision for loan losses             480        470        720
Recoveries                            244        173        152
Loans charged off                    (768)      (632)      (789)
                                  -----------------------------
Balance, ending                   $ 3,300    $ 3,344    $ 3,333
                                  =============================

The recorded investment in impaired loans, not requiring an allowance for loan losses was $ 354,000 and $ 360,000 at December 31, 2000 and 1999, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $ -0- at both December 31, 2000 and 1999. For the years ended December 31, 2000, 1999 and 1998, the average recorded investment in these impaired loans was $ 364,000, $ 365,000 and $ 669,000 and the interest income recognized on these impaired loans was $ -0-, $ -0- and $ 77,000, respectively.

PREMISES AND EQUIPMENT

Components of premises and equipment at December 31 are as follows:


                                  2000        1999
                                --------------------
                                  (In Thousands)

Land and improvements           $    924    $    944
Buildings and improvements         6,923       7,225
Furniture and equipment            2,755       2,469
                                --------------------
                                  10,602      10,638
Less accumulated depreciation     (4,401)     (3,899)
                                --------------------
                                $  6,201    $  6,739
                                ====================

-------------------------------------  21  -------------------------------------

                                                          NORWOOD FINANCIAL CORP


DEPOSITS

Aggregate time deposits in denominations of $ 100,000 or more were $ 31,731,000 and $ 32,487,000 at December 31, 2000 and 1999, respectively.

At December 31, 2000, the scheduled maturities of time deposits are as follows (in thousands):

         2001                               $  105,760
         2002                                    9,115
         2003                                    4,359
         2004                                    1,959
         2005                                    1,308
                                            ----------
                                            $  122,501
                                            ==========


BORROWINGS

Short-term borrowings at December 31 consist of the following:

                                                              2000     1999
                                                             --------------
                                                              (In Thousands)

Securities sold under agreements to repurchase               $6,860   $7,600
U.S. Treasury demand notes                                    1,000    1,000
                                                             --------------
                                                             $7,860   $8,600
                                                             ===============


The outstanding balances and related information of short-term borrowings are summarized as follows:

                                                      Years Ended December 31,
                                                        2000         1999
                                                      -----------------------
                                                         (In Thousands)

Average balance during the year                        $6,914       $8,187
Average interest rate during the year                    4.38%        3.66%
Maximum month-end balance during the year              $9,347       $8,600


Securities sold under agreements to repurchase generally mature within one day to one year from the transaction date. Securities with amortized costs and fair values of $ 8,838,000 and $ 8,814,000 at December 31, 2000 and $ 8,684,000 and $
8,415,000 at December 31, 1999 were pledged as collateral for these agreements. The securities underlying the agreements were under the Company's control.

The Company has a line of credit commitment available from the Federal Home Loan Bank (FHLB) of Pittsburgh for borrowings of up to $ 20,000,000 which expires in March 2001. There were no borrowings under this line of credit at December 31, 2000 and 1999.

-------------------------------------  22  -------------------------------------

NORWOOD FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BORROWINGS (CONTINUED)

Long-term debt consisted of the following at December 31, 2000 and 1999 (in thousands):

                                                          2000       1999
                                                        -----------------
Notes with the Federal Home Loan Bank (FHLB):
         Fixed note due January 2000 at 5.28%           $    --   $ 3,000
         Fixed note due January 2000 at 5.78%                --     4,000
         Fixed note due January 2000 at 6.04%                --     2,000
         Fixed note due February 2000 at 5.72%               --     3,000
         Fixed note due March 2000 at 5.78%                  --     3,000
         Fixed note due January 2001 at 6.68%             2,000        --
         Adjustable note due February 2001 at 6.6825%     6,000        --
         Convertible note due April 2005 at 6.13%         5,000        --
         Convertible note due December 2006 at 6.19%      5,000     5,000
         Convertible note due April 2009 at 4.83%         5,000     5,000
         Convertible note due April 2009 at 5.07%         5,000     5,000
                                                        -----------------
                                                        $28,000   $30,000
                                                        =================

The Bank's maximum borrowing capacity with the Federal Home Loan Bank was $ 95,275,000 of which $ 28,000,000 was outstanding at December 31, 2000. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.

EMPLOYEE BENEFIT PLANS

The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan. The plan permits employees to make pre-tax contributions up to 15% of the employee's compensation. The amount of contributions to the plan, including matching contributions, is at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan after one year of employment. Employee contributions are vested at all times, and any Company contributions are fully vested after five years. The Company's contributions are expensed as the cost is incurred, funded currently, and amounted to $ 145,000, $115,000 and $ 175,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

The Company has a leveraged employee stock ownership plan ("ESOP") for the benefit of employees who meet the eligibility requirements which include having completed one year of service with the Company and having attained age twenty-one. The ESOP Trust purchased shares of the Company's common stock with proceeds from a loan from the Company. The Bank makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments. The loan bears interest at the prime rate adjusted annually. Interest is payable annually and principal payable in equal annual installments over ten years. The loan is secured by the shares of the stock purchased. As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of debt service paid in the year. The Company accounts for its leveraged ESOP in accordance with Statement of Position 93-6. Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in the consolidated balance sheets. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and dividends on unallocated ESOP shares are recorded as a reduction of debt. Compensation expense for the ESOP was $ 214,000, $285,000 and $ 324,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

-------------------------------------  23  -------------------------------------

                                                          NORWOOD FINANCIAL CORP

The status of the ESOP shares are as follows:
                                                    2000         1999
                                                -----------------------
         Allocated shares                           49,083       37,665
         Shares released from allocation             2,523        1,327
         Unreleased shares                          69,606       82,220
                                                -----------------------
                  Total ESOP shares                121,212      121,212
                                                =======================
Fair value of unreleased shares                 $1,201,000   $1,706,000
                                                =======================

INCOME TAXES

The components of the provision for federal income taxes are as follows:

Years Ended December 31,

                                             2000       1999       1998
                                          -----------------------------
                                                   (In Thousands)

Current                                   $ 1,802    $ 1,577    $    76
Deferred                                     (298)       (63)     1,317
                                          -----------------------------
                                          $ 1,504    $ 1,514    $ 1,393
                                          =============================

Income tax expense of the Company is less than the amounts computed by applying statutory federal income tax rates to income before income taxes because of the following:

                                                                          Percentage Of Income
                                                                          Before Income Taxes
                                                                      ---------------------------
                                                                        Years Ended December 31,
                                                                        2000     1999      1998
                                                                      ---------------------------
Tax at statutory rates                                                 34.0  %   34.0  %   34.0 %
Tax exempt interest income, net of interest expense disallowance       (4.1)     (4.0)     (3.6)
Low-income housing tax credit                                          (1.1)     (1.2)     (1.3)
Other                                                                  (0.8)      1.3       1.0
                                                                      ---------------------------
                                                                       28.0  %   30.1  %   30.1 %
                                                                      ===========================

The income tax provision includes $ 12,000, $ 20,000 and $ 16,000 of income taxes relating to realized securities gains for the years ended December 31, 2000, 1999 and 1998, respectively.

-------------------------------------  24  -------------------------------------

NORWOOD FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAXES (CONTINUED)

The net deferred tax liability included in other liabilities in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

                                                      2000       1999
                                                   ------------------
                                                      (In Thousands)

Deferred tax assets:
         Allowance for loan losses                 $   865    $   786
         Deferred loan origination fees                 --         90
         Net unrealized loss on securities              --        680
         Deferred compensation                          58         31
         Core deposit intangible                       153        136
         Minimum tax credit carryforward                --        834
         Other                                          30         58
                                                   ------------------
                  Total deferred tax assets          1,106      2,615
                                                   ------------------
Deferred tax liabilities:
         Net unrealized gain on securities             266         --
         Premises and equipment                        195        107
         Lease financing                             2,991      4,211
         Other                                          10          5
                                                   ------------------
                  Total deferred tax liabilities     3,462      4,323
                                                   ------------------
                  Net deferred tax liability       $(2,356)   $(1,708)
                                                   ==================

Net operating loss carryforwards of approximately $ 1,570,000 were utilized in 1999.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

Certain directors and executive officers of the Bank, their families and their affiliates are customers of the Bank. Any transactions with such parties, including loans and commitments, were in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time and did not represent more than normal risks. At December 31, 2000 and 1999, such loans amounted to $ 4,325,000 and $ 3,339,000, respectively. During 2000, new loans to such related parties totaled $1,548,000 and repayments aggregated $ 562,000.

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

-------------------------------------  25  -------------------------------------

                                                          NORWOOD FINANCIAL CORP
believes, as of December 31, 2000, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 2000, the most recent notification from the regulators has categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Company's or Bank's category.

The Bank's actual capital amounts and ratios are presented in the table:

                                                                                                    To Be Well
                                                                                                 Capitalized Under
                                                                              For Capital        Prompt Corrective
                                                            Actual         Adequacy Purposes     Action Provisions
                                                     --------------------------------------------------------------
                                                      Amount     Ratio      Amount    Ratio      Amount     Ratio
                                                     --------------------------------------------------------------
                                                                         (Dollars In Thousands)
As of December 31, 2000:
         Total capital (to risk weighted assets)     $33,081     14.25%   $>18,573    >8.00%   $>23,216     >10.00%
                                                                           -          -         -           -
         Tier 1 capital (to risk weighted assets)     29,632     12.76%    > 9,286    >4.00%    >13,929     > 6.00%
                                                                           -          -         -           -
         Tier 1 capital (to average assets)           29,632      9.14%    >12,971    >4.00%    >16,214     > 5.00%
                                                                           -          -         -           -

As of December 31, 1999:
         Total capital (to risk weighted assets)     $29,691     13.47%   $>17,632    >8.00%   $>20,040     >10.00%
                                                                           -          -         -           -
         Tier 1 capital (to risk weighted assets)     26,384     11.97%    > 8,816    >4.00%    >13,224     > 6.00%
                                                                           -          -         -           -
         Tier 1 capital (to average assets)           26,384      8.97%    >11,767    >4.00%    >14,709     > 5.00%
                                                                           -          -         -           -


The Company's ratios do not differ significantly from the Bank's ratios presented above.

The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at December 31, 2000 and 1999 was approximately $2,315,000 and $ 1,888,000, respectively. Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2000, $ 25,581,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above.

STOCK OPTION PLANS

The Company adopted a Stock Option Plan for the officers and employees of the Company in 1995. An aggregate of 500,000 shares of authorized but unissued common stock of the Company were reserved for issuance under the Plan. In 1999, the Company adopted the Directors Stock Compensation Plan, with an aggregate of 17,600 shares reserved for issuance under the plan. The stock options typically have expiration terms ranging between one and ten years subject to certain extensions and early terminations. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted.

-------------------------------------  26  -------------------------------------

NORWOOD FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STOCK OPTION PLANS (CONTINUED)

A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                                          2000             1999              1998
                                    -------------------------------------------------------------------
                                               Weighted                Weighted                Weighted
                                               Average                 Average                 Average
                                               Exercise                Exercise                Exercise
                                    Options     Price      Options      Price      Options      Price
                                    -------------------------------------------------------------------

Outstanding, beginning of year       80,330   $   19.28     67,450    $   18.40     55,570    $   16.72
Granted                              16,000       16.31     16,500        22.24     15,500        24.00
Exercised                                --          --     (3,620)       16.52     (2,232)       16.46
Forfeited                                --          --         --           --     (1,388)       16.63
                                    -------------------------------------------------------------------
Outstanding, end of year             96,330   $   18.79     80,330    $   19.28     67,450    $   18.40
                                    ====================================================================
Exercisable at end of year           80,330   $   19.28
                                    ===================


Exercise  prices for options  outstanding  as of December 31, 2000 ranged from $
16.31 to $ 24.00 per share. The weighted average  remaining  contractual life is
7.5 years.

The Company applies APB Opinion 25 and related interpretations in accounting for the stock option plans. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method prescribed by FASB Statement No. 123, the Company's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                                   Years Ended December 31,
                                                  2000       1999      1998
                                                 --------------------------
                                                        (In Thousands)
         Net income:
                  As reported                    $3,860    $ 3,508    $3,236
                  Pro forma                       3,796      3,375     3,154

         Earnings per share:
                  As reported                      2.32       2.09      1.93
                  Pro forma                        2.28       2.02      1.88

         Earnings per share (assuming dilution):
                  As reported                      2.31       2.08      1.91
                  Pro forma                        2.27       2.00      1.86

The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option  pricing  model  with  the  following   weighted  average
assumptions:

    Years Ended December 31,
                                                     2000       1999      1998
                                                   ---------------------------
    Dividend yield                                   3.54%     2.46%     2.46%
    Expected life                                  8 years   8 years   8 years
    Expected volatility                             19.10%    16.40%    39.80%
    Risk-free interest rate                          5.26%     4.65%     4.65%
    Weighted average fair value of options granted  $3.29     $3.87     $4.30

-------------------------------------  27  -------------------------------------

                                                          NORWOOD FINANCIAL CORP


EARNINGS PER SHARE

The following table sets forth the computations of basic and diluted earnings per share:

                                                                                   Years Ended December 31,
                                                                                2000         1999         1998
                                                                             ------------------------------------
Numerator, net income                                                        $3,860,000   $3,508,000   $3,236,000
                                                                             ====================================

Denominator:
         Denominator for basic earnings per share, weighted average shares    1,665,553    1,674,653    1,679,411
         Effect of dilutive securities, employee stock options                    5,963       11,690       16,674
                                                                             ------------------------------------
                  Denominator for diluted earnings per share, adjusted
                           weighted average shares and assumed conversions    1,671,516    1,686,343    1,696,085
                                                                             ====================================

Basic earnings per common share                                              $     2.32   $     2.09   $     1.93
                                                                             ====================================
Diluted earnings per common share                                            $     2.31   $     2.08   $     1.91
                                                                             ====================================


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


A summary of the Bank's financial instrument commitments is as follows:

                                  December 31,
                                2000      1999
                               -----------------
                                (In Thousands)

Commitments to extend credit   $16,401   $21,324
Standby letters of credit          753       868
                               -----------------
                               $17,154   $22,192
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

-------------------------------------  28  -------------------------------------

NORWOOD FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at December 31, 2000 and 1999:

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

The estimated fair values of the Company's financial instruments are as follows:

                                                                December 31, 2000     December 31, 1999
                                                               ------------------------------------------
                                                               Carrying     Fair     Carrying      Fair
                                                                Amount      Value     Amount       Value
                                                               ------------------------------------------
                                                                            (In Thousands)
Financial assets:
         Cash and due from banks, interest-bearing
                  deposits with banks and federal funds sold   $ 11,694   $ 11,694   $ 10,798   $ 10,798
         Securities                                              87,130     87,432     86,352     86,286
         Loans receivable, net                                  199,533    200,211    177,842    176,555
         Accrued interest receivable                              1,983      1,983      1,646      1,646

Financial liabilities:
         Deposits                                               252,959    252,903    243,507    244,033
         Short-term borrowings                                    7,860      7,860      8,600      8,600
         Long-term debt                                          28,000     28,270     30,000     29,693
         Accrued interest payable                                 3,128      3,128      2,385      2,385
Off-balance sheet financial instruments:
         Commitments to extend credit and outstanding
                  letters of credit                                  --         --         --         --

-------------------------------------  29  -------------------------------------

                                                          NORWOOD FINANCIAL CORP


NORWOOD FINANCIAL CORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION


Balance Sheets

                                                               December 31,
                                                            -----------------
                                                              2000      1999
                                                            -----------------
                                                                (In Thousands)
         ASSETS

Cash on deposit in bank subsidiary                          $   682   $   510
Securities available for sale                                   190       531
Investment in bank subsidiary                                30,911    25,978
Other assets                                                     16        37
                                                            -----------------
                                                            $31,799   $27,056
                                                            =================

         LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES                                                 $   429   $   402

STOCKHOLDERS' EQUITY                                         31,370    26,654
                                                            -----------------
                                                            $31,799   $27,056
                                                            =================

Statements of Income

                                                      Year Ended December 31,
                                                      -----------------------
                                                       2000     1999     1998
                                                      -----------------------
                                                           (In Thousands)
Income:
         Dividends from bank subsidiary              $1,182   $  983   $  839
         Interest income from bank subsidiary           120      119      139
         Other interest income                           18       32       37
         Net realized gains on sales of securities       15       --       --
                                                     ------------------------
                                                      1,335    1,134    1,015

Expenses                                                143       65       75
                                                     ------------------------
         Income before income taxes                   1,192    1,069      940

Income tax expense                                        2       29       40
                                                     ------------------------
                                                      1,190    1,040      900

Equity in undistributed earnings of subsidiary        2,670    2,468    2,336
                                                     ------------------------
         Net income                                  $3,860   $3,508   $3,236
                                                     ========================

-------------------------------------  30  -------------------------------------

NORWOOD FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NORWOOD FINANCIAL CORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)


Statements of Cash Flows

                                                                               Year Ended December 31,
                                                                              2000       1999       1998
                                                                            ------------------------------
                                                                                   (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
         Net income                                                         $ 3,860    $ 3,508    $ 3,236
         Adjustments to reconcile net income to net cash
                  provided by operating activities:
                  Undistributed earnings of bank subsidiary                  (2,670)    (2,468)    (2,336)
                  Net realized gain on sale of securities                       (15)        --         --
                  Other, net                                                     40        112        155
                                                                            ------------------------------
                           Net cash provided by operating activities          1,215      1,152      1,055
                                                                            ------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
         Investment in bank subsidiary                                         (400)        --         --
         Purchase of securities available for sale                              (78)      (292)        --
         Proceeds from sale and maturity of securities available for sale       359         --         --
                                                                            ------------------------------
                           Net cash used in investing activities               (119)      (292)        --
                                                                            ------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
         Stock options exercised                                                 --         61         37
         Acquisition of treasury stock                                           --       (941)        --
         Proceeds from issuance of treasury stock                                 1         --          1
         Release of ESOP shares                                                 204        187        204
         Cash dividends paid                                                 (1,129)      (939)      (805)
                                                                            ------------------------------
                  Net cash used in financing activities                        (924)    (1,632)      (563)
                                                                            ------------------------------
                  Increase (decrease) in cash and cash equivalents              172       (772)       492

Cash and cash equivalents:
         Beginning                                                              510      1,282        790
                                                                            ------------------------------
         Ending                                                             $   682    $   510    $ 1,282
                                                                            ==============================

                                       31