Form 10-K405, Exhibit 13
period 2001-12-31
NORWOOD FINANCIAL CORP
filed 2002-03-25
CIK 1013272

Strength.                     Stability.                                Service.



Summary Of Operations

Summary Of Selected Financial Data
(Dollars In Thousands, Except Per Share Data)

                                                           For the years ended December 31
                                               2001        2000        1999        1998           1997
                                           -----------------------------------------------------------

Net Interest Income                        $ 13,554    $ 13,067    $ 12,134    $ 11,741    $    11,064
Provision For Loan Losses                       695         480         470         720          1,355
------------------------------------------------------------------------------------------------------
Other Income                                  2,802       2,489       1,954       1,697          1,925
Other Expense                                 9,858       9,712       8,596       8,089          7,861
------------------------------------------------------------------------------------------------------
Income Before Income Taxes                    5,803       5,364       5,022       4,629          3,773
Income Tax Expense                            1,601       1,504       1,514       1,393          1,067
NET INCOME                                 $  4,202    $  3,860    $  3,508    $  3,236    $     2,706
------------------------------------------------------------------------------------------------------
Net Income Per Share-- Basic               $   2.50    $   2.32    $   2.09    $   1.93    $      1.63
Net Income Per Share-- Diluted             $   2.48    $   2.31    $   2.08    $   1.91    $      1.63
Cash Dividends Declared                        0.82        0.71        0.59        0.50           0.44
------------------------------------------------------------------------------------------------------
Return On Average Assets                       1.25%       1.21%       1.19%       1.21%          1.04%
Return On Average Equity                      12.54%      13.75%      12.81%      12.38%         11.92%
------------------------------------------------------------------------------------------------------
Balances At Year-End                       $346,029    $326,731    $314,827    $279,017    $   263,149
Total Assets                                214,194     216,477     205,160     186,919        185,640
Loans Receivable                            274,923     252,959     243,507     233,767        226,754
Total Deposits                               35,116      31,370      26,654      27,728         24,594
Stockholders` Equity
------------------------------------------------------------------------------------------------------
Book Value Per Share                       $  20.05    $  17.99    $  15.28    $  15.56    $     13.82
Tier 1 Capital To Risk Adjusted Assets        13.78%      12.78%      11.98%      12.30%         11.27%
Total Capital To Risk Adjusted Assets         15.30%      14.27%      13.50%      14.00%         12.53%
Allowance For Loan Losses To Total Loans       1.50%       1.52%       1.63%       1.78%          1.75%
Non-Performing Assets To Total Assets          0.21%       0.22%       0.24%       0.30%          1.03%
------------------------------------------------------------------------------------------------------

                                                           2001 Financial Report
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------

Introduction

         This management's discussion and analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp (The Company) and its subsidiary Wayne Bank (the Bank) for the years ended December 31, 2001, 2000, and 1999. This section should be read in conjunction with the consolidated financial statements and related footnotes.

Forward Looking Statements

         The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words believes, anticipates, contemplates, expects, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward -looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Results of Operations - Summary

         Net income for the Company for the year 2001 was $4,202,000 compared to $3,860,000 for the year 2000. This represents an increase of $342,000 or 8.9% over the prior year. Basic and diluted earnings per share for 2001 were $2.50 and $2.48 increasing from $2.32 and $2.31, respectively, in 2000. The return on average assets (ROAA) for the year ended December 31, 2001 was 1.25%, with a return on average equity (ROAE) of 12.54%.

         The increase in earnings was principally attributable to a higher level of net interest income and growth in other income. Net interest income, on a fully taxable equivalent basis (fte) totaled $14,041,000 in 2001, compared to $13,424,000 in 2000. The improvement in net interest income was due to a $17.2 million growth in average earning assets during 2001.

         Other income for 2001 was $2,802,000, an increase of $313,000 or 12.6% over 2000. Other income represented 16.7% of total revenues in 2001, improving from 15.6% in 2000. Operating expenses totaled $9,858,000 in 2001

                               [GRAPHICS OMITTED]

--------------------------------------------------------------------------------
                                                          Norwood Financial Corp

2001 Financial Report
--------------------------------------------------------------------------------

compared to $9,712,000 in 2000, an increase of $146,000 or 1.5%. The increase in expenses was principally due to costs associated with investments in technology, including an expanded Internet banking customer base and the implementation of a new on-line teller system.

         Net income for the Company for the year 2000 was $3,860,000 compared to $3,508,000 for the year 1999. This represents an increase of $352,000 or 10.0% over prior year. Basic and diluted earnings per share for 2000 were $2.32 and $2.31 increasing from $2.09 and $2.08, respectively, in 1999. Return on average equity showed similar improvement at 13.75% in 2000 increasing from 12.81% in 1999. The return on average assets for the 2000 was 1.21% compared to 1.19% in 1999.

         The increase in earnings was principally attributable to higher levels of net interest income and growth in other income. Net interest income on a fully taxable equivalent basis (fte) totaled $13,424,000 for 2000, an increase of $949,000 or 7.6% from 1999. The improvement in net interest income was due to a $21.6 million growth in average earning assets during 2000, and higher earning asset yields which offset an increase in the average cost of funds.

         Other income, for 2000 was $2,489,000, an increase of $535,000 or 27.4% over 1999. Other income represented 15.6% of total revenues in 2000, improving from 13.5% in 1999. During 2000 other expenses increased $1,116,000 or 13.0% over 1999 to $9,712,000. The increase was principally due to an increase in losses on lease residuals; $910,000 in 2000 compared to $385,000 in 1999, the expense of operating additional branches and the implementation of new information systems including an Internet banking service.

FINANCIAL CONDITION
-------------------

Total Assets

         Total assets at December 31, 2001 were $346.0 million compared to $326.7 million at year-end 2000, an increase of $19.3 million or 5.9%.

                               [GRAPHICS OMITTED]

Loans Receivable

         Loans receivable, which includes automobile leases, represent the most significant percentage of the Company's assets, at 61.9%. At December 31, 2001 total loans receivable were $214.2 million compared to $216.5 million in 2000, a decrease of $2.3 million. Loan growth in commercial, commercial real estate and residential real estate was offset by net run-off in indirect automobile financing, included in consumer loans to individuals, and lease financing.

         Residential real estate, which includes home equity lending totaled $64.6 million at December 31, 2001, compared to $59.5 million at year-end 2000. This increase of $5.1 million is net of prepayments and refinancing activity. In the relatively low interest rate environment during 2001, fixed rate mortgage products were preferred by customers and accounted for the majority of the activity. The Company sells a portion of its longer-term fixed rate residential loan production for interest rate risk management, with $2.2 million sold in the secondary market during 2001.

         The Company's indirect lending portfolio declined $8.2 million to $48.0 million at December 31, 2001. A portion of

--------------------------------------------------------------------------------
Norwood Financial Corp

                                                           2001 Financial Report
--------------------------------------------------------------------------------

the net decrease may be attributable to the significant financing incentives offered by the automakers in the fourth quarter of 2001. In addition, the Company is focusing its efforts on increasing direct and real estate lending through its branch network.

         The Company stopped automobile lease originations during the third quarter of 1999. This was done to monitor experience in early terminations, amount of off- lease vehicles returned and the market values of vehicles returned compared to residual values. As a result, total leases declined $7.5 million in 2001 to $6.1 million at December 31, 2001. Residual losses on sold vehicles totaled $630,000 for 2001. The Company maintains a reserve for residual losses, which totaled $225,000 at December 31, 2001 with a residual value in the remaining portfolio of $5.1 million compared to a $400,000 reserve, and $10.7 million of residual value at the prior year-end. The Company liquidates its returned off-lease vehicles through various used car dealers and automobile auction centers. At December 31, 2001, the Company had an inventory of automobiles to liquidate of $620,000 .

         Commercial loans consist principally of loans made to small businesses within the Company's market and are usually secured by real estate and other assets of the borrower. Commercial and commercial real estate loans totaled $81.1 million at year-end 2001, increasing from $73.9 million in 2000, an increase of $7.2 million or 9.7%. The growth in commercial lending was centered in the Pike and Monroe County market areas.

         For the year 2001, total loans receivable averaged $214.9 million with an fte yield of 8.35% compared to $211.2 million and 8.63% during 2000. Total interest income on loans (fte) was $17,934,000 compared to $18,217,000 in 2000.

Non-Performing Assets and Allowance for Loan Losses

         Non-performing assets consist of non-performing loans and real estate acquired through foreclosure, which is held for sale. Loans are placed on non-accrual status when management believes that a borrower's financial condition is such that collection of interest is doubtful. Commercial and real estate related loans are generally placed on non-accrual when interest is 90 days delinquent. When loans are placed on non-accrual, accrued interest income is reversed from current earnings.

                               [GRAPHICS OMITTED]

         At December 31, 2001, non-performing loans totaled $683,000 and represented .32% of total loans receivable compared to $680,000 and .31% at year-end 2000. Total non-performing assets which includes foreclosed real estate totaled $737,000 and represented .21% of total assets compared to $707,000 and ..22% at December 31, 2000. At year-end 2001, non-performing assets consisted principally of loans secured by real estate, with the largest such loan totaling $344,000.

         The allowance for loan losses totaled $3,216,000 at year-end 2001 and represented 1.50% of total loans receivable compared to $3,300,000 and 1.52% of total loans at year-end

--------------------------------------------------------------------------------
                                                          Norwood Financial Corp

2001 Financial Report
--------------------------------------------------------------------------------


2000. Net charge-offs for 2001 were $779,000, consisting principally of losses on the sale of repossessed automobiles, compared to net charge-offs of $524,000 in 2000. The provision for loan losses for 2001 was $695,000 increasing from $480,000 in 2000 due to a higher level of net charge-offs in 2001. The coverage ratio of the allowance for loan losses to non-performing loans was 470.9% at December 31, 2001.

         The Company's loan review process assesses the adequacy of the allowance for loan losses on a quarterly basis. The process includes a review of the risks inherent in the loan portfolio. It includes a credit review and gives consideration to areas of exposure such as concentration of credit in specific industries, economic and industry conditions, trends in delinquencies, collections and collateral value coverage. General reserve percentages are identified by loan type and credit grading and allocated accordingly. Larger credit exposures are analyzed individually. Management considers the allowance at December 31, 2001 adequate for the loan mix and classifications. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses, if any, that might be incurred in the future.

         The following table sets forth information with respect to the Company's allowance for loan losses at the dates indicated:


                                                        2001    2000    1999    1998    1997
                                                        --------------------------------------
Year-ended December 31,
(dollars in thousands)
Allowance balance
at beginning of period                                  $3,300  $3,344  $3,333  $3,250  $2,616
Charge-Offs:
   Commercial and all other                                (12)      -     (12)   (294)   (380)
   Real Estate                                             (11)     (9)    (17)    (14)   (119)
   Consumer                                               (711)   (589)   (419)   (366)   (264)
   Lease Financing                                        (152)   (170)   (184)   (115)    (67)
                                                        --------------------------------------
Total                                                     (886)   (768)   (632)   (789)   (830)
Recoveries:
   Commercial and all other                                  8      54      74      89      72
   Real estate                                               1      73       -       7       3
   Consumer                                                 85      88      83      50      34
   Lease Financing                                          13      29      16       6       -
                                                        --------------------------------------
Total                                                      107     244     173     152     109
Provision Expense                                          695     480     470     720   1,355
                                                        --------------------------------------
Allowance balance
at end of period                                        $3,216  $3,300  $3,344  $3,333  $3,250
                                                        ======================================
Allowance for loan
losses as a percent of total loans outstanding            1.50%   1.52%   1.63%   1.78%   1.75%
Net loans charged off as a percent
of average loans outstanding                               .36%    .25%    .23%    .34%    .39%
Allowance for loan
losses as a percent of non-performing loans              470.9%  484.6%  508.9%  535.8%  149.5%

--------------------------------------------------------------------------------
Norwood Financial Corp

                                                           2001 Financial Report
--------------------------------------------------------------------------------

         The following table sets forth information regarding non-performing assets. The Bank had no troubled debt restructurings as defined in SFAS No. 114. As of December 31, 2001, there were no loans not previously discussed where known information about possible credit problems of borrowers cause management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

As of  December  31,            2001     2000     1999     1998     1997
                              ------------------------------------------
(Dollars  in Thousands)
Loans accounted for on
a non-accrual basis:

Commercial and all other      $   64   $   64   $   64   $   65   $  963
Real estate                      597      518      513      503    1,112
Consumer                          11       --       19       20       33
                              ------   ------   ------   ------   ------
Total                            672      582      596      588    2,108

Accruing loans which are
contractually past due
90 days or more:
Commercial and all other          --       --       --       --       44
Real estate                       --       34       --       --       --
Consumer/leases                   11       64       61       34       23
                              ------   ------   ------   ------   ------
Total                             11       98       61       34       67
                              ------   ------   ------   ------   ------
Total non-performing loans       683      680      657      622    2,175
Foreclosed real estate            54       27      110      204      537
                              ------   ------   ------   ------   ------
Total non-performing assets   $  737   $  707   $  767   $  826   $2,712
                              ======   ======   ======   ======   ======
Non-performing loans
to total loans                   .32%     .31%     .32%     .33%    1.17%

Non-performing loans
to total assets                  .20%     .21%     .21%     .22%     .83%

Non-performing assets
to total assets                  .21%     .22%     .24%     .30%    1.03%

Securities

         The securities portfolio consists principally of issues of United States Government agencies, including mortgage-backed securities; municipal obligations, and corporate debt. In accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" the Company classifies its investments into two categories: held to maturity (HTM) and available for sale
(AFS). The Company does not have a trading account. Securities classified as HTM are those in which the Company has the ability and the intent to hold the security until contractual maturity. At December 31, 2001, the HTM portfolio totaled $6.2 million and consisted of longer-term municipal obligations. Securities classified as AFS are eligible to be sold due to liquidity needs or interest rate risk management. These securities are adjusted to and carried at their fair value with any unrealized gains or losses recorded as an adjustment to capital and reported in the equity section of the balance sheet as other comprehensive income. At December 31, 2001, $95.8 million in securities were so classified and carried at their fair value, with unrealized appreciation; net of tax, of $1,002,000, included in Accumulated other comprehensive income in stockholders' equity.

         At December 31, 2001, the modified duration, which is a measure of cash flow of the portfolio, was 3.5 years compared to 5.3 years at the prior year-end. The decrease was due to increased cash flow from the mortgage-backed securities, which were impacted by the lower interest rate environment in 2001 as compared to 2000. Total purchases for the year were $63.8 million. The purchases were funded principally by sales of securities and other cash flow from the portfolio of $47.1 million.

         At December 31, 2001, the Company's securities portfolio (HTM and AFS) totaled $102 million with the mix as follows:

--------------------------------------------------------------------------------
                                                          Norwood Financial Corp

2001 Financial Report
--------------------------------------------------------------------------------


         U.S.  Government  agencies 15.3%;  mortgage-backed  securities,  50.4%;
municipal obligations, 18.5%; corporate debt securities, 14.0% and equity securities of other financial institutions 1.8%. The portfolio has $8.6 million of adjustable rate instruments at December 31, 2001. The portfolio contained, no structured notes, step-up bonds and no off-balance sheet derivatives were in use. The portfolio totaled $84.6 million at year-end 2000.

Deposits

         The Company, through the ten branches of the Bank, provides a full range of deposit products to its retail and business customers. These products include interest-bearing and non-interest bearing transaction accounts, statement savings and money market accounts. Certificates of Deposit (CD) terms range up to five years and include Individual Retirement Accounts. The Bank participates in the Jumbo CD ($100,000 and over) markets with local municipalities and school districts, which are typically awarded on a competitive bid basis.

         Total deposits at December 31, 2001 were $274.9 million increasing from $253 million at year-end 2000, an increase of $21.9 million or 8.7%. The increase was principally in core transactions accounts and retail time deposits. Interest bearing demand deposits increased $4.4 million or 14.3% to $34.9 million, reflecting growth in new retail checking account products. Retail time deposits increased $7.6 million, due in part to the introduction of an add-on CD product which allows deposits and one withdrawal during the term of the CD.

         Time deposits over $100,000, which consist principally of school district and other public funds, with maturities generally less than one year, were $27.1 million at December 31, 2001, declining from $31.7 million at year-end 2000. These deposits are subject to competitive bid and the Company bases its bid on current interest rates, loan demand, investment portfolio structure and relative cost of other funding sources.

         In addition to non-interest bearing demand deposits of $31.7 million, which are principally commercial, the Company has $6.2 million of cash management accounts. These balances represent commercial customers' excess funds invested in over-night securities, which the Company considers core-funding.

Market Risk

         Interest rate sensitivity and the repricing characteristics of assets and liabilities are managed by the Asset and Liability Management Committee
(ALCO). The principal objective of ALCO is to maximize net interest income within acceptable levels of risk, which are established by policy. Interest rate risk is monitored and managed by using financial modeling techniques to measure the impact of changes in interest rates.

         Net interest income, which is the primary source of the Company's earnings, is impacted by changes in interest rates and the relationship of different interest rates. To manage the impact of the rate changes, the balance sheet must be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals.

--------------------------------------------------------------------------------
Norwood Financial Corp

                                                           2001 Financial Report
--------------------------------------------------------------------------------

         The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. At December 31, 2001, the level of net interest income at risk in a 200 basis points increase or decrease was within the Company's policy limits.

         Imbalance in repricing opportunities at a given point in time reflect interest-sensitivity gaps measured as the difference between rate-sensitive assets and rate-sensitive liabilities. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indications of potential interest rate exposures over specific intervals.

         At December 31, 2001, the Bank had a positive 90 day interest sensitivity gap of $14.5 million or 4.2% of total assets. A positive gap means that rate-sensitive assets are greater than rate-sensitive liabilities at the time interval. This would indicate that in a declining rate environment, the yield on interest-earning assets would decrease faster than the cost of interest-bearing liabilities in the 90 day time frame. The repricing intervals are managed by ALCO strategies; including shortening the investment portfolio, pricing of deposit liabilities to attract longer term time deposits, loan pricing to encourage variable rate products and evaluation of loan sales of longer term mortgages.

The following table displays interest-sensitivity as of December 31, 2001 (in thousands)

                                                        3 Months  3 through   1 through
                                                        or less   12 Months   3 Years     3 Years     Total
                                                        ----------------------------------------------------
Federal Funds sold and Interest bearing deposits        $ 7,691   $     --    $    --     $    --   $  7,691
Securities(1)                                            17,700     24,637     29,000      32,082    103,419
Loans Receivable(1)                                      61,383     43,691     49,987      59,133    214,194
                                                        ----------------------------------------------------
Total rate sensitive assets (RSA)                       $86,774   $ 68,328    $78,987     $91,215   $325,304
                                                        ====================================================

Interest bearing demand and savings(2)                  $11,544   $ 10,936    $28,670     $28,683   $ 79,833
Money Market deposit accounts(2)                          7,301     11,592     15,467          --     34,360
Time deposits                                            29,819     55,371     37,298       6,527    129,015
Other                                                    23,641      5,000      3,000          --     31,641
                                                        ----------------------------------------------------
Total rate sensitive liabilities (RSL)                  $72,305   $ 82,899    $84,435     $35,210   $274,849
                                                        ====================================================

Interest sensitivity gap                                $14,469   $(14,571)   $(5,448)    $56,005   $ 50,455
Cumulative gap                                          $14,469       (102)    (5,550)    $50,455
Cumulative gap to total assets                              4.2%       0.0%       (1.6)%     14.6%

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

--------------------------------------------------------------------------------
                                                          Norwood Financial Corp

2001 Financial Report
--------------------------------------------------------------------------------


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

Liquidity

         Maintenance of liquidity is coordinated by ALCO. Liquidity can be viewed as the ability to fund customers' borrowing needs and their deposit withdrawal requests while supporting asset growth. The Company's primary sources of liquidity include deposit generation, asset maturities and cash flow from loan repayments and securities.

         At December 31, 2001, the Company had cash and cash equivalents of $17.3 million in the form of cash, due from banks, federal funds sold and short-term deposits with other institutions. In addition, the Company had total securities available for sale of $95.8 million, which could be used for liquidity needs. This totals $113.1 million and represents 32.7% of total assets compared to $88.8 million and 27.2% of total assets at December 31, 2000. The Company also monitors other liquidity measures, all of which were within policy guidelines at December 31, 2001. The Company believes its liquidity position is adequate.

         The Company maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB) and other correspondent banks, which support liquidity needs. At December 31, 2001, the borrowing capacity from FHLB was $95.9 million. At year-end 2001 the Company had $25 million in borrowings from the FHLB, decreasing from $28 million at December 31, 2000.

Results of Operations
---------------------

Net Interest Income
         Net interest income is the difference between income earned on loans and securities and interest paid on deposits and borrowings. For the year ended December 31, 2001 net interest income on a fully taxable basis (fte) was $14,041,000 an increase of $617,000 or 4.6% over 2000. The resulting fte net interest spread and

                               [GRAPHICS OMITTED]

--------------------------------------------------------------------------------
Norwood Financial Corp

                                                           2001 Financial Report
--------------------------------------------------------------------------------


net interest margin for 2001 were 3.76% and 4.42%, respectively, compared to 3.84% and 4.47%, respectively, in 2000.

         Total fte interest income for 2001 was $24,251,000, a decrease of $50,000 from the prior year. Interest rates declined significantly during 2001. At December 31, 2001, the Prime Rate was 4.75%, Federal Funds target rate was 1.75% and the Two Year Treasury Note was 3.02%, compared to 9.50%, 6.50% and 4.86%, respectively at year-end 2000. As a result, the earning asset yield decreased 45 basis points to 7.64% from 8.09% in 2000. This decline was partially offset by the earnings on $17.2 million growth in average earning assets. Interest expense totaled $10,210,000 for 2001, declining from $10,877,000 in 2000. With the generally lower interest rate environment in 2001, the Company's cost of interest-bearing liabilities decreased to 3.88% from 4.25% in the prior year. As a result of a 45 basis point decrease in the earning asset yield partially offset by a 37 basis point decrease in cost of interest-bearing liabilities, net interest spread declined 8 basis points to 3.76% compared to 3.84% in 2000. Net interest margin, which is the measurement of the net return on earning assets, also decreased 5 basis points to 4.42% in 2001 from 4.47%. The net interest margin was unfavorably impacted by the mix of earning asset growth, with 78% of the growth due to securities and short-term investments and 22% in loans, with the investments at a yield of 5.98%, which is lower than the 8.35% yield on loans.

         Interest income earned on loans totaled $17,934,000 with a yield of 8.35% in 2001 decreasing from $18,217,000 with a yield of 8.63% in 2000. The decline in the yield was due in part to the lower interest rate environment with an average prime rate of 6.15% in 2001 compared to 9.35% in 2000. Average loans increased $3.7 million to $214.9 million. Loans receivable represented 67.7% of average earning assets in 2001.

         Securities available for sale averaged $87.2 million in 2001 with an fte interest income of $5,450,000 and a yield of 6.25% compared to $80.8 million, $5,399,000 and 6.68% respectively in 2000. The decrease in yield was principally due to the lower interest rate environment in 2001. During 2001, cash flows on mortgage-backed securities increased in the lower interest rate environment. These amounts were generally reinvested in lower coupon mortgage-backed securities, short-term corporate bonds and tax-exempt municipal obligations.

         Interest-bearing deposits averaged $230.9 million increasing $15.8 million from the average in 2000. The cost of interest bearing deposits for 2001 was 3.65% compared to 3.97% in 2000. Other borrowings, which consist of advances from the FHLB, decreased on average to $26.9 million in 2001, compared to $33.9 in 2000. The Company used deposit growth to pay-off the borrowings.

         Federal Funds sold, which represents overnight investments of liquidity increased in 2001, as deposit growth exceeded loan activity. For 2001, Federal Funds averaged $8.3 million at a yield of 3.15% compared to $500,000 and 5.95% in 2000.

         For the year ended December 31, 2000 net interest income (fte) was $13,424,000 an increase of $949,000 or 7.6% over 1999. The resultant fte net interest spread and net interest margin for 2000 were 3.84% and 4.47%, respectively, compared to 3.85% and 4.48%, respectively, in 1999.

--------------------------------------------------------------------------------
                                                          Norwood Financial Corp

2001 Financial Report
--------------------------------------------------------------------------------

         Total fte interest income for 2000 was $24,301,000, an increase of $2,711,000 or 12.6% from the prior year. In the generally higher interest rate environment in 2000, with prime rate at 9.50% at December 31, 2000, the earning asset yield increased 34 basis points to 8.09% from 7.75% in 1999. The increase in interest income was also favorably impacted by the earnings on the $21.6 million growth in average earning assets. Interest expense totaled $10,877,000 for 2000, increasing $1,762,000 or 19.3% from 1999. With a higher cost of other borrowings and a competitive market for time deposits, the Company's cost of interest-bearing liabilities increased to 4.25% from 3.90% in the prior year. As a result of a 34 basis point increase in the earning asset yield offset by a 35 basis point increase in cost of interest-bearing liabilities, net interest spread was relatively stable at 3.84% compared to 3.85% in 1999. Net interest margin, which is the measurement of the net return on earning assets also decreased 1 basis point to 4.47% in 2000 from 4.48%. The net interest margin was favorably impacted by the mix of earning asset growth, with 70% of the growth due to loans and 30% in securities, with the loans at a yield of 8.63%, which is higher than the 6.68% yield on securities. The funding mix however was more expensive as other borrowings increased $16.4 million at a cost of 5.99% and deposits, which have a lower cost, increased $7.2 million on average.

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

         Securities available for sale averaged $80.8 million in 2000 with an fte interest income of $5,399,000 and a yield of 6.68% compared to $72.2 million, $4,524,000 and 6.27% respectively in 1999. The increase in yield was principally due to the higher interest rate environment in 2000.

         Interest bearing deposits averaged $215.1 million, increasing $7.2 million from the average in 1999. The cost of interest bearing deposits for 2000 was 3.97% compared to 3.78% in 1999. The increase in cost was principally due to rates paid on time deposits, with a cost of 5.45% in 2000 increasing from 5.15% in 1999. Short-term borrowings, principally cash management accounts, averaged $6.9 million at a cost of 4.38% compared to $8.2 million at 3.66% in 1999.

         Other borrowings, which consist of advances from the FHLB increased on average to $33.9 million in 2000, compared to $17.5 million in 1999. The increase in borrowings was used principally to fund loan growth.

Other Income

         Other income totaled $2,802,000 in 2001, an increase of $313,000 or 12.6% over 2000. Other income represented 16.6% of total revenues increasing from 15.6% in 2000.

         Service charges and fees were $1,661,000 in 2001 compared to $1,486,000 in 2000, an increase of $175,000. The increase is due in part to growth in fee-based retail checking accounts, which increased by $52,000, and the Wayne Bank Visa Check Card which generated $134,000 in revenues,

--------------------------------------------------------------------------------
Norwood Financial Corp

                                                           2001 Financial Report
--------------------------------------------------------------------------------


increasing from $97,000 in 2000. In addition, loan related fees, which include documentation charges and fees related to a loan promotion, increased $62,000.

         Commissions on sales of mutual funds, annuities and discount brokerage through Norwood Investment Corp totaled $267,000 on sales of $9.2 million compared to $201,000 in revenues on sales of $6.8 million in 2000. In 2000, the Company sold its portfolio of mortgage servicing rights (MSR) for a net gain of $105,000 with a total gain on MSR and residential mortgage loans sold of $231,000 compared to a $48,000 gain on loans sold in 2001. Earnings on the increase in the cash surrender value (CSV) of bank owned life insurance (BOLI), the proceeds of which were used to fund employee benefit plans, was $179,000 compared to $166,000 in 2000. Income on fiduciary activities totaled $256,000 for 2001, compared to $288,000 in 2000. The decrease was due in part to a lower level of estate income in 2001.

         The Company had $212,000 in net realized gains on sales of securities in 2001, compared to $35,000 in 2000. The increase was due to gains on the sale of selected longer-term mortgage-backed securities, shorter-term corporate bonds and an equity holding of another bank.

         Other income totaled $2,489,000 in 2000, an increase of $535,000 or 27.4% over 1999. Other income represented 15.6% of total revenues increasing from 13.5% in 1999.

         Service charges and fees were $1,486,000 in 2000 compared to $1,235,000 in 1999 an increase of $251,000. The increase was due in part to a $46,000 growth in fee-based retail checking accounts and $40,000 of account analysis fees on certain types of commercial accounts. The Wayne Bank Visa Check Card generated $97,000 of revenue, increasing from $64,000 in 1999 and merchant card processing fees totaled $114,000, an increase of $35,000 from 1999. In addition, a loan promotion generated $49,000 of revenue in 2000.

         Other sources of fee income were $681,000 in 2000 compared to $405,000 in 1999. Commissions on sales of mutual funds, annuities and discount brokerage through Norwood Investment Corp totaled $201,000 on sales of $6.8 million compared to $148,000 in revenues on sales of $6.4 million in 1999. The Company sold its portfolio of mortgage servicing rights (MSR) for a net gain of $105,000 with a total gain on MSR and residential mortgage loans sold of $231,000 compared to $19,000 on loans sold in 1999. Earnings on the increase in the cash surrender value (CSV) of bank owned life insurance (BOLI) purchased in the fourth quarter of 1999, the proceeds of which were used to fund employee benefit plans, was $166,000 compared to $41,000 in 1999. Income on fiduciary activities totaled $288,000 for 2000, an increase of $33,000 or 12.9% over prior year. The increase is due in part to higher estate income.

Other Income (dollars in thousands)

For the year-ended December 31   2001     2000     1999
                                 ----     ----     ----

Service charges on
Deposit Accounts               $  358   $  292   $  213
ATM Fees                          167      144      142
NSF Fees                          507      509      478
Merchant Card Processing          111      114       79
Other Service Chgs. & Fees        384      330      259
Visa Check Card                   134       97       64
Fiduciary activities              256      288      255
Mutual Funds & Annuities          267      201      148
Gain on Sales of MSR & Loans       48      231       19
CSV on Life Insurance             179      166       41
Other Income                      179       82      197
                               ------   ------   ------
                                2,590    2,454    1,895
Net realized gains on
sales of securities               212       35       59
                               ------   ------   ------
Total                          $2,802   $2,489   $1,954
                               ======   ======   ======

--------------------------------------------------------------------------------
                                                          Norwood Financial Corp

2001 Financial Report
--------------------------------------------------------------------------------


Other Expenses

         Other expenses totaled $9,858,000 in 2001, an increase of $146,000 or 1.5% over $9,712,000 in 2000. Salaries and employee benefit costs, which represented 47.1% of total other expense, were $4,642,000, for 2001, an increase of $287,000 or 6.6%. The increase was principally due to increasing costs of various employee benefit plans, incentive plans and higher staffing levels. Data processing related expense for 2001 was $521,000 compared to $432,000 in 2000. The increase was due to higher account charges from a third party provider, expanded customer activity in telephone and Internet banking and the installation of an on-line teller system.

         Losses on lease residuals were $630,000 in 2001 decreasing from $910,000 in 2000. The decrease was principally due to a lower reserve at year-end, as the leasing portfolio at December 31, 2001 was $6.1 million compared to $13.6 million at prior year-end. These losses are partially offset by lease termination fee income, included in other income, of $64,000 in 2001 and $72,000 in 2000. Professional fees were $211,000 in 2001 compared to $248,000 in 2000, with the decrease due to lower legal fees.

         The efficiency ratio, excluding losses on lease residuals, was 54.8% in 2001, improving from 55.3% in 2000.


         Other expenses totaled $9,712,000 in 2000 an increase of $1,116,000 or 12.9% over 1999. Salaries and employee benefit costs, which represent 44.8% of other expenses, were $4,355,000 for 2000, an increase of $274,000 or 6.7%. The increase was principally due to staff expenses related to new branch locations and increasing costs of various employee benefit plans. Advertising expenses increased $91,000 to $185,000, reflecting marketing efforts in Monroe County. Expenses incurred in 2000, and not in 1999, which include staffing, occupancy, rental and other expenses related to the new branches, totaled $191,000.

         Losses on lease residuals were $910,000 compared to $385,000 in 1999. The increase was principally due to a greater number of cars returned to the Bank in 2000, the short terms of the maturing leases and the lower market values compared to residual values. These losses were partially offset by lease termination fee income included in other income of $72,000 in 2000 and $78,000 in 1999. Professional fees, including legal costs, were $248,000 in 2000 compared to $186,000 in 1999, with the increase principally due to legal costs related to a general corporate matter, which was settled in 2000.

Income Taxes

         Income tax expense for the year 2001 was $1,601,000 for an effective tax rate of 27.6% compared to an expense of $1,504,000 and an effective rate of 28.0% in 2000. The decrease in the effective tax rate is principally due to higher levels of interest income on municipal securities, which is not subject to federal income tax.

         Income tax expense for 2000 was $1,504,000 for an effective tax rate of 28.0% compared to an expense of $1,514,000 and an effective rate of 30.1% in 1999. The decreased effective tax rate is principally due to higher levels of interest income on municipal securities and the increase in the cash surrender value of BOLI, which is not subject to Federal Income Tax.

--------------------------------------------------------------------------------
Norwood Financial Corp

                                                           2001 Financial Report
--------------------------------------------------------------------------------


Capital and Dividends

         Total stockholders' equity at December 31, 2001 was $35.1 million, compared to $31.4 million at year-end 2000. The increase was principally due to retention of earnings of $2,824,000 after dividends declared of $1,378,000, and a $514,000 increase in accumulated other comprehensive income due to market value changes in the Company's AFS securities portfolio principally as a result of decreasing interest rates. At December 31, 2001 the Company had a leverage capital ratio of 9.93%, Tier 1 risk-based capital of 13.78% and total risk-based capital of 15.30% compared to 9.44%, 12.78% and 14.27% respectively in 2000.

         The following table sets forth the price range and cash dividends declared per share regarding common stock for the period indicated:

                           Price Range
                           -----------             Cash dividend
                        High          Low          paid per share
                        ----          ---          --------------
Year 2001
First Quarter         $20.50        $17.25             $.20
Second Quarter         22.70         19.625             .20
Third Quarter          27.10         21.25              .20
Fourth Quarter         26.75         25.00              .22

Year 2000
First Quarter         $21.25        $19.00             $.17
Second Quarter         20.00         17.50              .17
Third Quarter          20.50         20.375             .17
Fourth Quarter         20.875        15.75              .20


         The book value of the common stock was $20.05 at December 31, 2001 compared to $17.99 at prior year-end. At year-end the stock price was $26.11 compared to $17.25 at December 31, 2000.


NORWOOD FINANCIAL CORP
----------------------

Summary of Quarterly Results (unaudited)
(Dollars in thousands, except per share amounts)

    2001
                       December 31  September 30   June 30      March 31
                       -----------  ------------   -------      --------

Net interest income       $3,478       $3,429       $3,361       $3,286
Provision for
loan losses                  150          175          200          170
Other income                 772          670          694          666
Other expense              2,523        2,421        2,464        2,450
                          ------       ------       ------       ------
Income before
income taxes               1,577        1,503        1,391        1,332
Income tax expense           454          409          375          363
                          ------       ------       ------       ------
NET INCOME                $1,123       $1,094       $1,016       $  969
                          ======       ======       ======       ======
Basic earnings
per share                 $ 0.67       $ 0.65       $ 0.60       $ 0.58
                          ======       ======       ======       ======
Diluted earnings
per share                 $ 0.66       $ 0.64       $ 0.60       $ 0.58
                          ======       ======       ======       ======


    2000
                       December 31  September 30   June 30      March 31
                       -----------  ------------   -------      --------

Net interest income      $3,311        $3,337      $3,300        $3,119
Provision for
loan losses                 145           120         120            95
Other income                611           690         610           578
Other expense             2,369         2,454       2,519         2,370
                         ------        ------      ------        ------
Income before
income taxes              1,408         1,453       1,271         1,232
Income tax
expense                     399           414         347           344
                         ------        ------      ------        ------
NET INCOME               $1,009        $1,039      $  924        $  888
                         ======        ======      ======        ======

Basic earnings
per share                $ 0.61        $ 0.62      $ 0.56        $ 0.53
                         ======        ======      ======        ======
Diluted earnings
per share                $ 0.61        $ 0.61      $ 0.56        $ 0.53
                         ======        ======      ======        ======


--------------------------------------------------------------------------------
                                                          Norwood Financial Corp

2001 Financial Report
--------------------------------------------------------------------------------

NORWOOD FINANCIAL CORP. CONSOLIDATED AVERAGE
--------------------------------------------
BALANCE SHEETS WITH RESULTANT INTEREST AND RATES
------------------------------------------------

(Tax-Equivalent Basis, dollars in thousands)
Year Ended December 31

                                               2001                              2000                             1999
                                  -----------------------------    ------------------------------   --------------------------------
Average                             Ave.                             Ave                              Ave
                                  Balance(2) Interest(1)   Rate    Balance(2)  Interest(1)   Rate   Balance(2)  Interest(1)   Rate
                                  ---------- ----------- --------  ----------  ----------- -------- ----------  ----------- --------
ASSETS
Interest Earning Assets
   Federal funds sold             $   8,322       262      3.15%   $   521           31      5.95%  $  2,031      $    94      4.63%
   Interest bearing deposits
      with banks                        162         6      3.70        210            6      2.86        755           15      1.99
   Securities held to maturity        6,822       599      8.78      7,480          648      8.66      7,633          654      8.57
   Securities available for sale
      Taxable                        76,139     4,646      6.10     76,537        5,082      6.64     69,401        4,335      6.25
      Tax-exempt                     11,086       804      7.25      4,292          317      7.39      2,800          189      6.75
        Total securities available
          for sale                   87,225     5,450      6.25     80,829        5,399      6.68     72,201        4,524      6.27
                                   ------------------             ---------------------             ---------------------
   Loans Receivable(3,4)            214,905    17,934      8.35    211,174       18,217      8.63    196,005       16,303      8.32
                                   ------------------             ---------------------             ---------------------
        Total interest earning
          assets                    317,436    24,251      7.64    300,214       24,301      8.09    278,625       21,590      7.75
Non-interest earning assets
   Cash and due from banks            7,559                          7,130                             7,409
   Allowance for loan losses         (3,268)                        (3,354)                           (3,359)
   Other assets                      14,264                         15,245                            13,237
                                   --------                       --------                          --------
        Total non-interest earning
          assets                     18,555                         19,021                            17,287
                                   --------                       --------                          --------
TOTAL ASSETS                       $335,991                       $319,235                          $295,912
                                   ========                       ========                          ========
LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest- bearing liabilities:
   Interest-bearing demand
     and Money Market              $ 66,101     1,298      1.96   $ 60,822        1,515      2.49   $ 58,076        1,397      2.41
   Savings                           42,631       792      1.86     42,492          933      2.20     42,676          934      2.19
   Time                             122,161     6,329      5.18    111,778        6,097      5.45    107,152        5,520      5.15
                                   ------------------             ---------------------             ---------------------
        Total interest-bearing
          deposits                  230,893     8,419      3.65    215,092        8,545      3.97    207,904        7,851      3.78
Short-term borrowings                 7,781       295      3.80      6,914          303      4.38      8,187          300      3.66
Other borrowings                     24,450     1,496      5.57     33,883        2,029      5.99     17,464          964      5.52
                                   ------------------             ---------------------             ---------------------
        Total interest-bearing
          liabilities               263,124    10,210      3.88    255,889       10,877      4.25    233,555        9,115      3.90
                                              -------                           -------                           -------
Non-interest bearing
   demand                            31,407                         29,525                            28,059
Other liabilities `                   7,942                          5,746                             6,921
                                   --------                       --------                          --------
     Total non-interest bearing
       liabilities                   39,349                         35,271                            34,980
Shareholders' equity                 33,518                         28,075                            27,377
                                   --------                       --------                          --------
TOTAL LIABILITIES &
  SHAREHOLDERS' EQUITY             $335,991                       $319,235                          $295,912
                                   ========                       ========                          ========
Net interest income
    (tax-equivalent basis)                     14,041      3.76%                 13,424      3.84%                $12,475      3.85%
                                                           ====                              ====                              ====
Tax-equivalent basis adjustment                  (487)                             (357)                             (341)
                                              -------                           -------                           -------
Net interest income                           $13,554                           $13,067                           $12,134
                                              =======                           =======                           =======
Net Interest margin(tax-equivalent basis)                  4.42%                             4.47%                             4.48%
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

--------------------------------------------------------------------------------
Norwood Financial Corp

                                                           2001 Financial Report
--------------------------------------------------------------------------------


RATE/VOLUME ANALYSIS
--------------------

The following table shows fully taxable equivalent effect of changes in volume and rate on interest income and interest expense.

                                                                            Increase/(Decrease)
                                                    -------------------------------------------------------------
                                                          2001 Compared to 2000          2000 Compared to 1999
(dollars in thousands)                                       Variance Due to                Variance Due to
                                                    -------------------------------   ---------------------------
INTEREST EARNING ASSETS:                             Volume       Rate        Net     Volume       Rate       Net
-----------------------------------------------------------------------------------------------------------------

Federal funds sold                                  $   252    $   (21)   $   231     $  (84)   $    21       (63)
Interest bearing deposits with banks                     (2)         2          -        (14)         5        (9)
Securities held to maturity                             (58)         9        (49)       (13)         7        (6)
Securities available for sale
         Taxable                                        (26)      (410)      (436)       463        284       747
         Tax-exempt                                     493         (6)       487        109         19       128
                                                    -------------------------------------------------------------
         Total securities available for sale            467       (416)        51        572        303       875
Loans Receivable (3/4)                                  318       (601)      (283)     1,293        621     1,914
                                                    -------------------------------------------------------------
         Total interest earning assets                  977     (1,027)       (50)     1,754        957     2,711

Interest bearing liabilities:
         Interest-bearing demand and money market       123       (340)      (217)        67         51       118
         Savings                                          3       (144)      (141)        (4)         3        (1)
         Time                                           547       (315)       232        245        331       576
                                                    -------------------------------------------------------------
      Total interest-bearing deposits                   673       (799)      (126)       308        385       694
Short-term borrowings                                   (76)        68         (8)       (51)        54         3
Other borrowings                                       (399)      (134)      (533)       977         89     1,065
                                                    -------------------------------------------------------------
         Total interest bearing liabilities             198       (865)      (667)     1,234        528     1,762
                                                    -------------------------------------------------------------
Net interest income (tax-equivalent basis)          $   779    $  (162)   $   617    $   520    $   429   $   949
                                                    =============================================================

Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.


--------------------------------------------------------------------------------
                                                          Norwood Financial Corp

Beard Miller
Company LLP
-----------
Certified Public Accountants and Consultants
--------------------------------------------------------------------------------

                          Independent Auditor's Report

To the Board of Directors and Stockholders
Norwood Financial Corp.
Honesdale, Pennsylvania

         We have audited the accompanying consolidated balance sheets of Norwood Financial Corp. and its subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Norwood Financial Corp. and its subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

                                        /s/Beard Miller Company LLP


Harrisburg,  Pennsylvania
January 25, 2002


--------------------------------------------------------------------------------
Norwood Financial Corp

CONSOLIDATED BALANCE SHEETS
---------------------------

December 31,                                                                       2001         2000
                                                                              ----------------------
                                                                                   (In Thousands)
ASSETS
Cash and due from banks                                                       $   9,645    $   8,991
Interest bearing deposits with banks                                                111          153
Federal funds sold                                                                7,580        2,550
                                                                              ----------------------
         Cash and Cash Equivalents                                               17,336       11,694
Securities available for sale                                                    95,793       77,065
Securities held to maturity, fair value 2001 $6,464; 2000 $7,786                  6,226        7,484
Loans receivable, net of allowance for loan losses 2001 $3,216; 2000 $3,300     210,978      213,177
Investment in FHLB stock, at cost                                                 1,400        2,581
Bank premises and equipment, net                                                  6,037        6,201
Accrued interest receivable                                                       1,879        1,983
Other assets                                                                      6,380        6,546
                                                                              ----------------------
         Total Assets                                                         $ 346,029    $ 326,731
                                                                              ======================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
         Deposits:
                  Non-interest bearing demand                                 $  31,715    $  28,688
                  Interest-bearing demand                                        34,939       30,556
                  Money market deposit accounts                                  34,360       29,643
                  Savings                                                        44,894       41,571
                  Time                                                          129,015      122,501
                                                                              ----------------------
                  Total Deposits                                                274,923      252,959

         Short-term borrowings                                                    6,641        7,860
         Long-term debt                                                          25,000       28,000
         Accrued interest payable                                                 2,326        3,128
         Other liabilities                                                        2,023        3,414
                                                                              ----------------------
                  Total Liabilities                                             310,913      295,361
                                                                              ----------------------
STOCKHOLDERS' EQUITY
         Common stock, par value $.10 per share; authorized
             10,000,000 shares; issued 1,803,824 shares                             180          180
         Surplus                                                                  4,687        4,629
         Retained earnings                                                       31,265       28,441
         Treasury stock, at cost 2001 52,591 shares; 2000 59,831 shares          (1,066)      (1,213)
         Accumulated other comprehensive income                                   1,002          488
         Unearned Employee Stock Ownership Plan (ESOP) shares                      (952)      (1,155)
                                                                              ----------------------
                  Total Stockholders' Equity                                     35,116       31,370
                                                                              ----------------------
                  Total Liabilities and Stockholders' Equity                  $ 346,029    $ 326,731
                                                                              ======================

         See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                                                          Norwood Financial Corp

CONSOLIDATED STATEMENTS OF INCOME
---------------------------------

Years Ended December 31,                                                  2001      2000      1999
                                                                        ---------------------------
                                                                   (In Thousands, Except per Share Data)
INTEREST INCOME
         Loans receivable, including fees                               $17,924   $18,188   $16,249
Securities:
                  Taxable                                                 4,646     5,082     4,335
Tax exempt                                                                  926       637       557
         Other                                                              268        37       108
                                                                        ---------------------------
                  Total Interest Income                                  23,764    23,944    21,249
                                                                        ---------------------------
INTEREST EXPENSE
         Deposits                                                         8,419     8,545     7,851
         Short-term borrowings                                              295       303       300
         Long-term debt                                                   1,496     2,029       964
                                                                        ---------------------------
                  Total Interest Expense                                 10,210    10,877     9,115
                                                                        ---------------------------
                  Net Interest Income                                    13,554    13,067    12,134
PROVISION FOR LOAN LOSSES                                                   695       480       470
                                                                        ---------------------------
                  Net Interest Income after Provision for Loan Losses    12,859    12,587    11,664
                                                                        ---------------------------
OTHER INCOME
         Service charges and fees                                         1,661     1,486     1,235
         Income from fiduciary activities                                   256       288       255
         Net realized gains on sales of securities                          212        35        59
         Other                                                              673       680       405
                                                                        ---------------------------
                  Total Other Income                                      2,802     2,489     1,954
                                                                        ---------------------------
OTHER EXPENSES
         Salaries and employee benefits                                   4,642     4,355     4,081
         Occupancy                                                          796       720       712
         Furniture and equipment                                            525       514       475
         Data processing related operations                                 521       432       409
         Losses on lease residuals                                          630       910       385
         Advertising                                                        131       185        94
         Professional fees                                                  211       248       186
         Taxes, other than income                                           287       271       251
         Amortization of intangible assets                                  178       178       185
         Other                                                            1,937     1,899     1,818
                                                                        ---------------------------
                  Total Other Expenses                                    9,858     9,712     8,596
                                                                        ---------------------------
                  Income before Income Taxes                              5,803     5,364     5,022

INCOME TAX EXPENSE                                                        1,601     1,504     1,514
                                                                        ---------------------------
                  Net Income                                            $ 4,202   $ 3,860   $ 3,508
                                                                        ===========================
EARNINGS PER SHARE
         Basic                                                          $  2.50   $  2.32   $  2.09
                                                                        ===========================
         Diluted                                                        $  2.48   $  2.31   $  2.08
                                                                        ===========================


See notes to consolidated financial statements.

--------------------------------------------------------------------------------
Norwood Financial Corp

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
-----------------------------------------------

                                                                                           Accumu-
                                                                                           lated
                                                                                           Other
                                                                                           Compre
                                                                                          -hensive    Unearned
                                            Common               Retained     Treasury     Income       ESOP
                                            Stock     Surplus    Earnings       Stock      (Loss)      Shares      Total
                                          -------------------------------------------------------------------------------
                                                                           (In Thousands)
BALANCE - DECEMBER 31, 1998               $    180   $  4,542    $ 23,240    $   (343)   $  1,655    $ (1,546)   $ 27,728
                                                                                                                 --------
  Comprehensive income:
         Net income                                         -       3,508           -           -           -       3,508
         Change in unrealized gains
            (losses) on securities
            available for sale, net of
            reclassification adjustment
            and tax effects                      -          -           -           -      (2,974)          -      (2,974)
                                                                                                                 --------
            Total Comprehensive Income                                                                               534
                                                                                                                 --------
     Cash dividends declared,
         $.59 per share                          -          -        (985)          -           -           -        (985)
         Stock options exercised                 -         (9)          -          70           -           -          61
         Acquisition of treasury stock           -          -           -        (941)          -           -        (941)
         Release of earned ESOP shares           -         70           -           -           -         187         257
                                          -------------------------------------------------------------------------------
BALANCE - DECEMBER 31, 1999                    180      4,603      25,763      (1,214)     (1,319)     (1,359)     26,654
                                                                                                                 --------
Comprehensive income:
         Net income                              -          -       3,860           -           -           -       3,860
         Change in unrealized gains
            (losses) on securities
            available for sale, net of
            reclassification adjustment
            and tax effects                      -          -           -           -       1,807           -       1,807
                                                                                                                 --------
            Total Comprehensive Income                                                                              5,667
                                                                                                                 --------
         Cash dividends declared,
            $.71 per share                       -          -      (1,182)          -           -           -      (1,182)
         Issuance of treasury stock              -          -           -           1           -           -           1
         Release of earned ESOP shares           -         26           -           -           -         204         230
                                          -------------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2000                    180      4,629      28,441      (1,213)        488      (1,155)     31,370
                                                                                                                 --------
Comprehensive income:
         Net income                              -          -       4,202           -           -           -       4,202
         Change in unrealized gains
            (losses) on securities
            available for sale, net of
            reclassification adjustment
            and tax effects                      -          -           -           -         514           -         514
                                                                                                                 --------
            Total Comprehensive Income                                                                              4,716
                                                                                                                 --------
         Cash dividends declared
            $.82 per  share                      -          -      (1,378)          -           -           -      (1,378)
         Stock options exercised                 -        (22)          -         147           -           -         125
         Release of earned ESOP shares           -         80           -           -           -         203         283
                                          -------------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2001               $    180   $  4,687    $ 31,265    $ (1,066)   $  1,002    $   (952)   $ 35,116
                                          ===============================================================================

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                                                          Norwood Financial Corp

2001 Financial Report
--------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------

Years Ended December 31,                                                       2001        2000        1999
                                                                           --------------------------------
                                                                                    (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                 $  4,202    $  3,860    $  3,508
         Adjustments to reconcile net income to net cash
         provided by operating activities:
         Provision for loan losses                                              695         480         470
         Depreciation                                                           613         612         670
         Amortization of intangible assets                                      178         178         185
         Deferred income taxes                                               (1,485)       (298)        (63)
         Net realized gains on sales of securities                             (212)        (35)        (59)
         Earnings on life insurance policy                                     (179)       (166)        (41)
         Gain on sale of bank premises and equipment and
         foreclosed real estate                                                   -         (80)         (9)
         Gain on sale of mortgage loans                                         (48)       (231)        (19)
         Mortgage loans originated for sale                                  (2,172)     (1,415)     (1,714)
         Proceeds from sale of mortgage loans                                 2,220       1,646       1,733
         (Increase) decrease in accrued interest receivable                     104        (337)       (205)
         Increase (decrease) in accrued interest payable                       (802)        743         102
         Other, net                                                           1,739       1,075         751
                                                                           --------------------------------
                  Net Cash Provided by Operating Activities                   4,853       6,032       5,309
                                                                           --------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
         Proceeds from sales                                                 14,632      13,811       7,696
         Proceeds from maturities and principal reductions on
                           mortgage-backed securities                        31,302       7,832      14,421
         Purchases                                                          (63,787)    (19,653)    (41,499)
Securities held to maturity, proceeds from maturities                         1,275           -         175
(Increase) decrease in investment in FHLB stock                               1,181           -      (1,741)
Net (increase) decrease in loans                                                 18     (13,002)    (19,909)
Purchase of life insurance policy                                              (240)          -      (3,070)
Purchase of bank premises and equipment                                        (445)       (351)       (311)
Proceeds from sales of premises and equipment and foreclosed real estate        121         439         197
                                                                           --------------------------------
                           Net Cash Used in Investing Activities            (15,943)    (10,924)    (44,041)
                                                                           --------------------------------
Cash Flows from Financing Activities
         Net increase in deposits                                            21,964       9,452       9,740
         Net increase (decrease) in short-term borrowings                    (1,219)       (740)        824
         Repayments of long-term debt                                        (8,000)    (15,000)     (2,000)
         Proceeds from long-term debt                                         5,000      13,000      30,000
         Stock options exercised                                                125           -          61
         Proceeds from (acquisition of) treasury stock                            -           1        (941)
         Release of ESOP shares                                                 203         204         187
         Cash dividends paid                                                 (1,341)     (1,129)       (939)
                                                                           --------------------------------
                  Net Cash Provided by Financing Activities                  16,732       5,788      36,932
                                                                           --------------------------------
                  Net Increase (Decrease) in Cash and Cash Equivalents        5,642         896      (1,800)

Cash and Cash Equivalents
                  Beginning                                                  11,694      10,798      12,598
                                                                           --------------------------------
                  Ending                                                   $ 17,336    $ 11,694    $ 10,798
                                                                           ================================

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
Norwood Financial Corp

                                                           2001 Financial Report
--------------------------------------------------------------------------------


Notes to Consolidated Financial Statements
------------------------------------------

Note 1 - Nature of Operations

         Norwood Financial Corp. (Company) is a one bank holding company. Wayne Bank (Bank) is a wholly-owned subsidiary of the Company. The Bank is a state-chartered bank located in Honesdale, Pennsylvania. The Company derives substantially all of its income from the bank related services which include interest earnings on commercial mortgages, residential real estate, commercial and consumer loans, as well as interest earnings on investment securities and deposit services to its customers. The Company is subject to regulation and supervision by the Federal Reserve Board while the Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.

Note 2 - Summary of Accounting Policies

Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and the Bank's wholly-owned subsidiaries, WCB Realty Corp., Norwood Investment Corp. and WTRO Properties. All intercompany accounts and transactions have been eliminated in consolidation.

Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Securities

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

--------------------------------------------------------------------------------
                                                          Norwood Financial Corp

2001 Financial Report
--------------------------------------------------------------------------------


Note 2 - Summary of Accounting Policies (continued)

         Federal law requires a member institution of the Federal Home Loan Bank system to hold stock of its district Federal Home Loan Bank according to a predetermined formula. The stock is carried at cost.

Loans Receivable

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

         The Company has a portfolio of direct financing leases. These direct financing leases are carried at the Company's net investment, which includes the sum of aggregate rentals receivable and the estimated residual value of the leased automobiles less unearned income. Unearned income is amortized over the leases' terms by methods that approximate the interest method.

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

Allowance for Loan Losses

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

--------------------------------------------------------------------------------
Norwood Financial Corp

                                                           2001 Financial Report
--------------------------------------------------------------------------------

Note 2 - Summary of Accounting Policies (continued)

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

         Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential real estate loans for impairment disclosures.

Premises and Equipment

         Premises   and   equipment   are   stated  at  cost  less   accumulated
depreciation.   Depreciation   expense   is   calculated   principally   on  the
straight-line method over the respective assets' estimated useful lives.

Foreclosed Real Estate

         Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of its carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses. Foreclosed real estate is included in other assets.

Intangible Assets

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

Income Taxes

         Deferred income tax assets and liabilities are determined based on the differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. These differences are measured at the enacted tax rates that

--------------------------------------------------------------------------------
                                                          Norwood Financial Corp

2001 Financial Report
--------------------------------------------------------------------------------


Note 2 - Summary of Accounting Policies (continued)

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

Advertising Costs

         The Company follows the policy of charging the costs of advertising to expense as incurred.

Earnings per Share

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

Cash Flow Information

         For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks and federal funds sold. Cash payments for interest for the years ended December 31, 2001, 2000 and 1999 were $11,012,000, $10,134,000 and $9,013,000, respectively. Cash payments for income taxes for the years ended December 31, 2001, 2000 and 1999 were $3,225,000, $2,200,000 and $994,000, respectively.
Non-cash investing activities for 2001, 2000 and 1999 included foreclosed mortgage loans transferred to real estate owned and repossession of other assets of $1,427,000, $1,099,000 and $1,280,000, respectively.

Off-Balance Sheet Financial Instruments

         In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, letters of credit and commitments to sell loans. Such financial instruments are recorded in the balance sheets when they become receivable or payable.

Trust Assets

         Assets held by the Company in a fiduciary capacity for customers are not included in the financial statements since such items are not assets of the Company. Trust income is reported on the accrual method.

Comprehensive Income

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

--------------------------------------------------------------------------------
Norwood Financial Corp

                                                           2001 Financial Report
--------------------------------------------------------------------------------


The components of other comprehensive income and related tax effects are as follows:


Years Ended December 31,                   2001      2000      1999
                                         ---------------------------
                                                (In Thousands)
Unrealized holding gains (losses)
on available for sale securities         $   976   $ 2,790   $(4,451)
Reclassification adjustment
for gains realized in income                 212        35        59
                                         ---------------------------
         Net Unrealized Gains (Losses)       764     2,755    (4,510)

Income tax (benefit)                         250       948    (1,536)
                                         ---------------------------
         Net of Tax Amount               $   514   $ 1,807   $(2,974)
                                         ===========================

Segment Reporting

         The Company acts as an independent community financial service provider and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine network, the Company offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of safe deposit services. The Company also performs personal,corporate, pension and fiduciary services through its Trust Department.

         Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, mortgage banking and trust operations of the Company. As such, discrete information is not available and segment reporting would not be meaningful.

Reclassifications

         Certain items in the 2000 and 1999 financial statements have been reclassified to conform to the 2001 financial statement presentation format. These reclassifications had no effect on net income.

New Accounting Standards

         In June of 2001, the Financial Accounting Standards Board issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets."

         Statement No. 141 requires all business combinations to be accounted for using the purchase method of accounting as use of the pooling-of-interests method is prohibited. In addition, this Statement requires that negative goodwill that exists after the basis of certain acquired assets is reduced to zero should be recognized as an extraordinary gain. The provisions of this Statement apply to all business combinations initiated after June 30, 2001.

         Statement No. 142 prescribes that goodwill associated with a business combination and intangible assets with an indefinite useful life should not be amortized but should be tested for impairment at least annually. The Statement requires intangibles that are separable from goodwill and that have a determinable useful life to be amortized over the determinable useful life. The provisions of this Statement became effective for the Company in January of 2002. Upon adoption of this Statement, goodwill and other intangible assets arising from acquisitions completed before July 1, 2001 should be accounted for in accordance with the provisions of this Statement. This transition provision could require a reclassification of a previously separately recognized intangible to goodwill and vice versa if the intangibles in question do not meet the new criteria for classification as a separately recognizable intangible.

--------------------------------------------------------------------------------
                                                          Norwood Financial Corp

2001 Financial Report
--------------------------------------------------------------------------------

Note 2 - Summary of Accounting Policies (continued)

         At December 31, 2001, the Company had intangible assets with a net book value of $639,000, which will continue to be amortized under the new rules. Amortization expense related to these assets was $178,000 for each of the years ended December 31, 2001, 2000 and 1999.

         In July of 2001, the Financial Accounting Standards Board issued Statement 143, "Accounting for Asset Retirement Obligations," which addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This Statement will become effective for the Company on January 1, 2003 and is not expected to have a significant impact on the Company's financial condition or results of operations.

         In August of 2001, the Financial Accounting Standards Board issued Statement 144, "Accounting for the Impairment of or Disposal of Long-Lived Assets." This Statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions for the Disposal of a Segment of a Business." This Statement also amends ARB No. 51, "Consolidated Financial Statements." The provisions of this Statement were effective for the Company on January 1, 2002 and did not have a significant impact on the Company's financial condition or results of operations.

Note 3 - Securities

The amortized cost and fair value of securities were as follows:

                                                      Gross     Gross
                                        Amortized  Unrealized Unrealized     Fair
                                          Cost       Gains      Losses       Value
                                        -------------------------------------------
                                                       (In Thousands)
December 31, 2001
AVAILABLE FOR SALE:
    U.S. Government agencies            $ 15,462   $    185    $      -    $ 15,647
    States and political subdivisions     12,791        108        (259)     12,640
    Corporate obligations                 14,140        360        (256)     14,244
    Mortgage-backed securities            51,559        194        (294)     51,459
                                        -------------------------------------------
                                          93,952        847        (809)     93,990
    Equity securities                        323      1,480           -       1,803
                                        -------------------------------------------
                                        $ 94,275   $  2,327    $   (809)   $ 95,793
                                        ===========================================
HELD TO MATURITY:
    States and political subdivisions   $  6,226   $    238    $      -    $  6,464
                                        ===========================================
December 31, 2000
AVAILABLE FOR SALE:
    U.S. Government agencies            $ 20,963   $     41    $   (125)   $ 20,879
    States and political subdivisions      8,523         70         (84)      8,509
    Corporate obligations                  7,969        113        (129)      7,953
    Mortgage-backed securities            38,543         27        (418)     38,152
                                        -------------------------------------------
                                          75,998        251        (756)     75,493
    Equity securities                        313      1,266          (7)      1,572
                                        -------------------------------------------
                                        $ 76,311   $  1,517    $   (763)   $ 77,065
                                        ===========================================
HELD TO MATURITY:
    States and political subdivisions   $  7,484   $    302    $      -    $  7,786
                                        ===========================================

Equity securities consist of stock in bank holding companies.

         The amortized cost and fair value of securities as of December 31, 2001, by contractual maturity, are shown below.

--------------------------------------------------------------------------------
Norwood Financial Corp

                                                           2001 Financial Report
--------------------------------------------------------------------------------


Note 3 - Securities (continued)

Expected maturities may differ
from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

                                   Available for Sale     Held to Maturity
                                   ------------------     ----------------
                                   Amortized   Fair      Amortized   Fair
                                     Cost      Value        Cost     Value
                                   ---------------------------------------
                                              (In Thousands)
Due in one year or less            $ 2,255   $ 2,335      $     -   $     -
Due after one year
through five years                  18,975    19,326            -         -
Due after five years
through ten years                    8,266     8,391          953     1,026
Due after ten years                 12,897    12,479        5,273     5,438
                                   ----------------------------------------
                                    42,393    42,531        6,226     6,464

Mortgage-backed securities          51,559    51,459            -         -
Equity securities                      323     1,803            -         -
                                   ----------------------------------------
                                   $94,275   $95,793      $ 6,226    $6,464
                                   ========================================

         Gross realized gains and gross realized losses on sales of securities available for sale were $216,000 and $4,000, respectively, in 2001, $51,000 and $16,000, respectively, in 2000 and $65,000 and $6,000, respectively, in 1999.

         Securities with a carrying value of $27,937,000 and $37,799,000 at December 31, 2001 and 2000, respectively, were pledged to secure public deposits, U.S. Treasury demand notes, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

Note 4 - Loans Receivable and Allowance for Loan Losses

The components of loans receivable at December 31 were as follows:

                                           2001        2000
                                       ----------------------
                                           (In Thousands)
Real estate:
   Residential                         $  64,635    $  59,517
   Commercial                             63,609       56,815
   Construction                            4,642        2,425
Commercial, financial
   and agricultural                       17,442       17,102
Consumer loans to individuals             58,143       67,286
Lease financing, net of
   unearned income                         6,126       13,644
                                       ----------------------
                                         214,597      216,789
Less:
Unearned income
and deferred fees                           (403)        (312)
Allowance for loan losses                 (3,216)      (3,300)
                                       ----------------------
                                       $ 210,978    $ 213,177
                                       ======================

The Bank's net investment in direct financing leases at

December 31 consists of:                     2001        2000
                                         --------------------
                                            (In Thousands)
        Minimum lease
          payments receivable            $  1,416    $  4,172
        Estimated unguaranteed
          residual values                   5,092      10,681
        Unearned income                      (382)     (1,209)
                                         --------------------
                                         $  6,126    $ 13,644
                                         ====================

The following table presents changes in the allowance for loan losses:

Years Ended December 31,             2001       2000       1999
                                  -----------------------------
                                          (In Thousands)

Balance, beginning                $ 3,300    $ 3,344    $ 3,333
Provision for loan losses             695        480        470
Recoveries                            107        244        173
Loans charged off                    (886)      (768)      (632)
                                  -----------------------------
Balance, ending                   $ 3,216    $ 3,300    $ 3,344
                                  =============================

--------------------------------------------------------------------------------
                                                          Norwood Financial Corp

                                                           2001 Financial Report
--------------------------------------------------------------------------------


Note 4 - Loans Receivable and Allowance for Loan Losses (continued)

         The recorded investment in impaired loans, not requiring an allowance for loan losses was $618,000 and $354,000 at December 31, 2001 and 2000, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $64,000 and $-0- at December 31, 2001 and 2000, respectively. The related allowance for loan losses associated with these loans was $7,000 and $-0-, respectively, at December 31, 2001 and 2000. For the years ended December 31, 2001, 2000 and 1999, the average recorded investment in these impaired loans was $694,000, $364,000 and $365,000 and the interest income recognized on these impaired loans was $22,000, $-0- and $-0-, respectively.

Note 5 - Premises and Equipment

Components of premises and equipment at December 31 are as follows:

                                         2001                2000
                                     ----------------------------
                                            (In Thousands)
Land and improvements                $    924            $    924
Buildings and improvements              6,938               6,923
Furniture and equipment                 3,189               2,755
                                     ----------------------------
                                       11,051              10,602
Accumulated depreciation               (5,014)             (4,401)
                                     ----------------------------
                                     $  6,037            $  6,201
                                     ============================

Note 6 - Deposits

Aggregate time deposits in denominations of $100,000 or more were $27,424,000 and $31,731,000 at December 31, 2001 and 2000, respectively.

At December 31, 2001, the scheduled maturities of time deposits are as follows (in thousands):

                  2002           $  85,190
                  2003              32,080
                  2004               5,218
                  2005               2,296
                  2006               4,231
                                 ---------
                                 $ 129,015
                                 =========
Note 7 - Borrowings

Short-term borrowings at December 31 consist of the following:

                                          2001                2000
                                        --------------------------
                                             (In Thousands)
Securities sold under
agreements to repurchase                $6,246              $6,860
U.S. Treasury demand notes                 395               1,000
                                        --------------------------
                                        $6,641              $7,860
                                        ==========================

The outstanding balances and related information of short-term borrowings are summarized as follows:


Years Ended December 31,                   2001           2000
                                        ----------------------
                                           (In Thousands)
     Average balance during the year    $ 7,781        $ 6,914
     Average interest rate during
     the year                              3.80%          4.38%
     Maximum month-end balance
     during the year                    $ 9,411        $ 9,347

         Securities sold under agreements to repurchase generally mature within one day to one year from the transaction date. Securities with amortized costs and fair values of $8,027,000 and $7,917,000 at December 31, 2001 and $8,838,000
and $8,814,000 at December 31, 2000 were pledged as collateral for these agreements. The securities underlying the agreements were under the Company's control.

         The Company has a line of credit commitment available from the Federal Home Loan Bank (FHLB) of Pittsburgh for borrowings of up to $20,000,000 which expires in December 2002. There were no borrowings under this line of credit at December 31, 2001 and 2000.


--------------------------------------------------------------------------------
Norwood Financial Corp

                                                           2001 Financial Report
--------------------------------------------------------------------------------


Note 7 - Borrowings (continued)

Long-term debt consisted of the following at December 31, 2001 and 2000 (in thousands):

                                                           2001        2000
                                                       --------------------
         Notes with the Federal Home
              Loan Bank (FHLB):
              Fixed note due January 2001 at 6.68% $ - $ 2,000 Adjustable note due February 2001
              at 6.6825%                                      -       6,000
              Fixed note due February 2002 at 5.09%       2,000           -
              Convertible note due April 2005 at 6.13%    5,000       5,000
              Convertible note due December 2006
              at 6.19%                                    5,000       5,000
              Convertible note due April 2009 at 4.83%    5,000       5,000
              Convertible note due April 2009 at 5.07%    5,000       5,000
              Convertible note due January 2011
               at 5.24%                                   3,000           -
                                                       --------------------
                                                       $ 25,000    $ 28,000
                                                       ====================

         The convertible notes contain an option which allows the FHLB, at quarterly intervals, to change the note to an adjustable-rate advance at three-month LIBOR plus 11 to 16 basis points. If the notes are converted, the option allows the Bank to put the funds back to the FHLB at no charge.

         The Bank's maximum borrowing capacity with the Federal Home Loan Bank was $95,883,000 of which $25,000,000 was outstanding at December 31, 2001. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.

Note 8 - Employee Benefit Plans

         The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan. The plan permits employees to make pre-tax contributions up to 15% of the employee's compensation. The amount of contributions to the plan, including matching contributions, is at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan after one year of employment. Employee contributions are vested at all times, and any Company contributions are fully vested after five years. The Company's contributions are expensed as the cost is incurred, funded currently, and amounted to $166,000, $145,000 and $115,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

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

--------------------------------------------------------------------------------
                                                          Norwood Financial Corp

2001 Financial Report
--------------------------------------------------------------------------------


Note 8 - Employee Benefit Plans (continued)

Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and dividends on unallocated ESOP shares are recorded as a reduction of debt. Compensation expense for the ESOP was $269,000, $214,000 and $285,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

The status of the ESOP shares at December 31 are as follows:

                                            2001         2000
                                      -----------------------
    Allocated shares                      60,141       49,083
    Shares released from allocation        2,981        2,523
    Unreleased shares                     58,090       69,606
                                      -----------------------
           Total ESOP shares             121,212      121,212
                                      =======================
Fair value of unreleased shares       $1,517,000   $1,201,000
                                      =======================

Note 9 - Income Taxes

The components of the provision for federal income taxes are as follows:

Years Ended December 31,      2001           2000           1999
                           -------------------------------------
                                       (In Thousands)
    Current                $ 3,086        $ 1,802        $ 1,577
    Deferred                (1,485)          (298)           (63)
                           -------------------------------------
                           $ 1,601        $ 1,504        $ 1,514
                           =====================================

Income tax expense of the Company is less than the amounts computed by applying statutory federal income tax rates to income before income taxes because of the following:

                                                      Percentage of Income
                                                      Before Income Taxes
                                                -------------------------------
Years Ended December 31,                        2001         2000         1999
                                                -------------------------------
         Tax at statutory rates                 34.0%        34.0%        34.0%
         Tax exempt interest
         income, net of interest
         expense disallowance                   (4.9)        (4.1)        (4.0)
         Low-income housing tax credit          (1.0)        (1.1)        (1.2)
         Earnings on life insurance             (1.2)        (1.1)        (0.3)
         Other                                   0.7          0.3          1.6
                                                -------------------------------
                                                27.6%        28.0%        30.1%
                                                ===============================

         The income tax provision includes $72,000, $12,000 and $20,000 of income taxes relating to realized securities gains for the years ended December 31, 2001, 2000 and 1999, respectively. The net deferred tax liability included in other liabilities in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

                                                 2001            2000
                                             ------------------------
                                                  (In Thousands)
Deferred tax assets:
   Allowance for loan losses                 $    829         $   865
   Deferred compensation                           94              58
   Intangible assets                              170             153
   Other                                           30              30
                                             ------------------------
        Total Deferred Tax Assets               1,123           1,106
                                             ------------------------
Deferred tax liabilities:
   Net unrealized gain on securities              516             266
   Premises and equipment                         176             195
   Lease financing                              1,513           2,991
   Other                                           39              10
                                             ------------------------
        Total Deferred Tax Liabilities          2,244           3,462
                                             ------------------------
        Net Deferred Tax Liability            $(1,121)        $(2,356)
                                              =======================

Note 10 - Transactions with Executive Officers and Directors

         Certain directors and executive officers of the Bank, their families and their affiliates are customers of the Bank. Any transactions with such parties, including loans and commitments, were in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time and did not represent more than normal risks. At December 31, 2001 and 2000, such loans amounted to $3,522,000 and $4,325,000, respectively. During 2001, new loans to such related parties totaled $1,590,000 and repayments aggregated $2,393,000.

--------------------------------------------------------------------------------
Norwood Financial Corp

                                                           2001 Financial Report
--------------------------------------------------------------------------------


Note 11 - Regulatory Matters and Stockholders' Equity

         The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material affect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2001, that the Company meets all capital adequacy requirements to which it is subject.

         As of December 31, 2001, the most recent notification from the regulators has categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Company's or Bank's category.

         The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at December 31, 2001 and 2000 was approximately $3,021,000 and $2,315,000, respectively.

         Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31,

The Bank's actual capital amounts and ratios are presented in the table:

                                                                                          To be Well
                                                                                       Capitalized under
                                                                    For Capital        Prompt Corrective
                                                   Actual         Adequacy Purposes    Action Provisions
                                              -----------------------------------------------------------
                                              Amount   Ratio      Amount    Ratio      Amount      Ratio
                                              -----------------------------------------------------------
                                                                 (Dollars in Thousands)
As of December 31, 2001:
Total capital (to risk-weighted assets)     $ 36,440   15.22%   $ >19,150   >8.00%   $ >23,937    >10.00%
                                                                  -         -          -          -
Tier 1 capital (to risk-weighted assets)      32,838   13.72%      >9,575   >4.00%     >14,362     >6.00%
                                                                  -         -          -           -
Tier 1 capital (to average assets)            32,838    9.56%     >13,734   >4.00%     >17,167     >5.00%
                                                                  -         -          -           -

As of December 31, 2000:
Total capital (to risk-weighted assets)     $ 33,081   14.25%     >18,573   >8.00%     >23,216    >10.00%
                                                                  -          -         -          -
Tier 1 capital (to risk-weighted assets)      29,632   12.76%      >9,286   >4.00%     >13,929     >6.00%
                                                                   -        -          -           -
Tier 1 capital (to average assets)            29,632    9.14%     >12,971   >4.00%     >16,214     >5.00%
                                                                  -         -          -           -


The Company's ratios do not differ significantly from the Bank's ratios presented above.

--------------------------------------------------------------------------------
                                                          Norwood Financial Corp

                                                           2001 Financial Report
--------------------------------------------------------------------------------


Note 11 - Regulatory Matters and Stockholders' Equity (continued)

         2001, $28,409,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above. Under Federal Reserve regulations, the Bank is limited as to the amount it may lend affiliates, including the Company, unless such loans are collateralized by specific obligations.

Note 12 - Stock Option Plan

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

         A  summary  of  the  Company's   stock  option   activity  and  related
information for the years ended December 31 follows:

                                  2001                  2000                   1999
                            -----------------------------------------------------------------
                                  Weighted              Weighted               Weighted
                                  Average               Average                Average
                                  Exercise              Exercise               Exercise
                            -----------------------------------------------------------------
                            Options        Price   Options       Price   Options        Price
Outstanding,
beginning of year            96,330    $   18.79    80,330   $   19.28    67,450    $   18.40
Granted                      15,500        26.75    16,000       16.31    16,500        22.24
Exercised                    (7,240)       17.32         -         N/A    (3,620)       16.52
Forfeited                    (1,000)       16.31         -         N/A         -          N/A
                            -----------------------------------------------------------------
Outstanding,
end of year                 103,590    $   20.10    96,330   $   18.79    80,330    $   19.28
                            =================================================================
Exercisable,
at end of year               88,090    $   18.94
                             ===================

         Exercise prices for options outstanding as of December 31, 2001 ranged from $16.31 to $26.75 per share. The weighted average remaining contractual life is 7.1 years.

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

Years Ended December 31,             2001      2000       1999
                                  ----------------------------
                              (In Thousands, Except Per Share Data)
Net income:
         As reported              $ 4,202   $ 3,860    $ 3,508
         Pro forma                  4,157     3,796      3,375

Earnings per share:
         As reported                 2.50      2.32       2.09
         Pro forma                   2.47      2.28       2.02

Earnings per share
(assuming dilution):
         As reported                 2.48      2.31       2.08
         Pro forma                   2.45      2.27       2.00

The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option  pricing  model  with  the  following   weighted  average
assumptions:


Years Ended December 31,             2001            2000              1999
                                   --------        --------          --------

Dividend yield                        3.55%           3.54%             2.46%
Expected life                      8 years         8 years           8 years
Expected volatility                  19.39%          19.10%            16.40%
Risk-free interest rate               4.97%           5.26%             4.65%
Weighted average fair
   value of options granted          $5.26           $3.29             $3.87


--------------------------------------------------------------------------------
Norwood Financial Corp

                                                           2001 Financial Report
--------------------------------------------------------------------------------


Note 13 - Earnings per Share

The following table sets forth the computations of basic and diluted earnings per share:

Years Ended December 31,                2001        2000         1999
                                    ------------------------------------

    Numerator, net income           $4,202,000   $3,860,000   $3,508,000
                                    ====================================
    Denominator:
       Denominator for
          basic earnings
          per share, weighted
          average shares             1,680,354    1,665,553    1,674,653
    Effect of dilutive
       securities, employee
       stock options                    14,272        5,963       11,690
                                    ------------------------------------
       Denominator for
          diluted earnings
          per share, adjusted
          weighted average
          shares and
          assumed conversions        1,694,626    1,671,516    1,686,343
                                    ====================================
    Basic earnings per
    common share                    $     2.50   $     2.32   $     2.09
                                    ====================================
    Diluted earnings per
    common share                    $     2.48   $     2.31   $     2.08
                                    ====================================


Note 14 - Off-Balance-Sheet Financial Instruments

         The Bank is a party to financial instruments with off-balance -sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of the Bank's financial instrument commitments is as follows:


December 31,                                     2001         2000
                                            ----------------------

         (In Thousands)
         Commitments to grant loans         $   6,929    $   1,400
         Unfunded commitments
            under lines of credit              17,312       15,001
         Standby letters of credit                713          753
                                            ----------------------
                                            $  24,954    $  17,154
                                            ======================

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

--------------------------------------------------------------------------------
                                                          Norwood Financial Corp

2001 Financial Report
--------------------------------------------------------------------------------


Note 14 - Off-Balance-Sheet Financial Instruments (continued)

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank holds collateral, when deemed necessary, supporting those commitments.

Note 15 - Concentrations of Credit Risk

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

Note 16 - Disclosures about Fair Value of Financial Instruments

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

         The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at December 31, 2001 and 2000:

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

--------------------------------------------------------------------------------
Norwood Financial Corp

                                                           2001 Financial Report
--------------------------------------------------------------------------------


Note 16 - Disclosures about Fair Value of Financial Instruments (continued)

o    The fair value of the investment in FHLB stock is the carrying amount.

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

The estimated fair values of the Company's financial instruments are as follows:

                                          December 31, 2001     December 31, 2000
                                          ---------------------------------------
                                          Carrying     Fair     Carrying     Fair
                                           Amount      Value     Amount      Value
                                          ---------------------------------------
                                                       (In Thousands)
Financial assets:
   Cash and due from banks,
     interest-bearing deposits
     with banks and federal funds sold   $ 17,336   $ 17,336   $ 11,694   $ 11,694
Securities                                102,019    102,257     84,549     84,851
   Loans receivable, net                  204,852    211,392    199,533    200,211
   Investment in FHLB stock                 1,400      1,400      2,581      2,581
   Accrued interest receivable              1,879      1,879      1,983      1,983
Financial liabilities:
   Deposits                               274,923    275,961    252,959    252,903
   Short-term borrowings                    6,641      6,641      7,860      7,860
   Long-term debt                          25,000     26,111     28,000     28,270
   Accrued interest payable                 2,326      2,326      3,128      3,128
Off-balance sheet
   financial instruments:
Commitments to extend credit
  and outstanding letters of credit             -          -          -          -

--------------------------------------------------------------------------------
                                                          Norwood Financial Corp

2001 Financial Report
--------------------------------------------------------------------------------


Note 17 - Norwood Financial Corp.
(Parent Company Only)
Financial Information


Balance Sheets

December 31,                                         2001      2000
                                                  -----------------
                                                   (In Thousands)
          ASSETS

Cash on deposit in bank subsidiary                $   943   $   682
Securities available for sale                         280       190
Investment in bank subsidiary                      34,394    30,911
Other assets                                            6        16
                                                  -----------------
                                                  $35,623   $31,799
                                                  =================

          LIABILITIES AND
          STOCKHOLDERS' EQUITY

Liabilities                                       $   507   $   429

Stockholders' equity                               35,116    31,370
                                                  -----------------
                                                  $35,623   $31,799
                                                  =================


Statements of Income
Year Ended December 31,              2001     2000     1999
                                   ------------------------
         (In Thousands)
         Income:
         Dividends from
         bank subsidiary           $1,378   $1,182   $  983
         Interest income from
         bank subsidiary              102      120      119
         Other interest income          8       18       32
         Net realized gains on
         sales of securities            -       15        -
                                   ------------------------
                                    1,488    1,335    1,134

         Expenses                     105      143       65
                                   ------------------------
                                    1,383    1,192    1,069
         Income tax expense            10        2       29
                                   ------------------------
                                    1,373    1,190    1,040

         Equity in undistributed
         earnings of subsidiary     2,829    2,670    2,468
                                   ------------------------
         Net Income                $4,202   $3,860   $3,508
                                   ========================



  Statements of Cash Flows

Year Ended December 31,                   2001       2000       1999
                                       -----------------------------
                                                (In Thousands)
CASH FLOWS FROM
OPERATING ACTIVITIES
         Net income                    $ 4,202    $ 3,860    $ 3,508
   Adjustments to reconcile
   net income to net cash
   provided by operating activities:
   Undistributed earnings of
   bank subsidiary                      (2,829)    (2,670)    (2,468)
         Net realized gain on
         sale of securities                  -        (15)         -
         Other, net                        101         40        112
                                       -----------------------------
         Net Cash Provided by
         Operating Activities            1,474      1,215      1,152
                                       -----------------------------
CASH FLOWS FROM
INVESTING ACTIVITIES
   Investment in bank subsidiary          (200)      (400)         -
   Purchase of securities
   available for sale                        -        (78)      (292)
   Proceeds from sale and
   maturity of securities
   available for sale                        -        359          -
                                       -----------------------------
         Net Cash Used in
         Investing Activities             (200)      (119)      (292)
                                       -----------------------------
CASH FLOWS FROM
FINANCING ACTIVITIES
   Stock options exercised                 125          -         61
   Acquisition of treasury stock             -          -       (941)
   Proceeds from issuance of
   treasury stock                            -          1          -
   Release of ESOP shares                  203        204        187
   Cash dividends paid                  (1,341)    (1,129)      (939)
                                       -----------------------------
         Net Cash Used in
         Financing Activities           (1,013)      (924)    (1,632)
                                       -----------------------------
Increase (Decrease) in Cash
and Cash Equivalents                       261        172       (772)
   Cash and cash equivalents:
      Beginning                            682        510      1,282
                                       -----------------------------
      Ending                           $   943    $   682    $   510
                                       =============================

--------------------------------------------------------------------------------
                                                          Norwood Financial Corp