Form 10-K, Exhibit 13
period 2002-12-31
NORWOOD FINANCIAL CORP
filed 2003-03-21
CIK 1013272

2002 ANNUAL REPORT

FOSTERING GROWTH AND PROGRESS


SUMMARY OF OPERATIONS

Summary Of Selected Financial Data
(Dollars In Thousands, Except Per Share Data)

                                                                FOR THE YEARS ENDED DECEMBER 31
------------------------------------------------------------------------------------------------------------
                                               2002           2001           2000        1999           1998
------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                        $ 13,951       $ 13,554       $ 13,067    $ 12,134       $ 11,741
PROVISION FOR LOAN LOSSES                       630            695            480         470            720
------------------------------------------------------------------------------------------------------------
OTHER INCOME                                  3,004          2,802          2,489       1,954          1,697
OTHER EXPENSE                                10,349          9,858          9,712       8,596          8,089
------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                    5,976          5,803          5,364       5,022          4,629
INCOME TAX EXPENSE                            1,623          1,601          1,504       1,514          1,393
NET INCOME                                  $ 4,353       $  4,202       $  3,860    $  3,508       $  3,236
------------------------------------------------------------------------------------------------------------
NET INCOME PER SHARE-- BASIC                $  2.55       $   2.50       $   2.32    $   2.09       $   1.93
NET INCOME PER SHARE-- DILUTED              $  2.52       $   2.48       $   2.31    $   2.08       $   1.91
CASH DIVIDENDS DECLARED                        0.90           0.82           0.71        0.59           0.50
------------------------------------------------------------------------------------------------------------
RETURN ON AVERAGE ASSETS                       1.21%          1.25%          1.21%       1.19%          1.21%
RETURN ON AVERAGE EQUITY                      11.60%         12.54%         13.75%      12.81%         12.38%
------------------------------------------------------------------------------------------------------------
BALANCES AT YEAR-END
TOTAL ASSETS                               $367,468       $346,029       $326,731    $314,827       $279,017
LOANS RECEIVABLE                            217,970        214,194        216,477     205,160        186,919
TOTAL DEPOSITS                              291,852        274,923        252,959     243,507        233,767
STOCKHOLDERS' EQUITY                         40,125         35,116         31,370      26,654         27,728
TRUST ASSETS UNDER MANAGEMENT                60,102         57,533         54,542      57,980         52,493
------------------------------------------------------------------------------------------------------------
BOOK VALUE PER SHARE                       $  22.64       $  20.05       $  17.99    $  15.28       $  15.56
TIER 1 CAPITAL TO RISK ADJUSTED ASSETS        15.06%         13.78%         12.78%      11.98%         12.30%
TOTAL CAPITAL TO RISK ADJUSTED ASSETS         16.57%         15.30%         14.27%      13.50%         14.00%
ALLOWANCE FOR LOAN LOSSES TO TOTAL LOANS       1.44%          1.50%          1.52%       1.63%          1.78%
NON-PERFORMING ASSETS TO TOTAL ASSETS          0.07%          0.21%          0.22%       0.24%          0.30%
------------------------------------------------------------------------------------------------------------

                               [GRAPHICS OMITTED]

MANAGEMENT'S DISCUSSION AND ANALYSIS

Introduction
         This management's discussion and analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp (The Company) and its subsidiary Wayne Bank (the Bank) for the years ended December 31, 2002, 2001, and 2000. This section should be read in conjunction with the consolidated financial statements and related footnotes.

Forward-Looking Statements
         The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words believes, anticipates, contemplates, expects, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Critical Accounting Policies
         Note 2 to the Company's consolidated financial statements (incorporated by reference in Item 8 of the 10-K) lists significant accounting policies used in the development and presentation of its financial statements. This discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an understanding and evaluation of the Company and its results of operations.

         The most significant estimate in the preparation of the Company's financial statements are for the allowance for loan losses and accounting for stock options. Please refer to the discussion of the allowance for loan losses calculation under "Non-Performing Assets and Allowance for Loan Losses" in the "Financial Condition" section below. The Company accounts for their stock option plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation is reflected in net income, as all options granted had an exercise price equal to the market value of the underlying common stock on the grant date. The Company currently has no intentions of adopting the expense recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

Results of Operations - Summary
         Net income for the Company for the year 2002 was $4,353,000 compared to $4,202,000 for the year 2001. This represents an increase of $151,000 or 3.6% over the prior year. Basic and diluted earnings per share for 2002 were $2.55 and $2.52 increasing from $2.50 and $2.48, respectively, in 2001. The return on average assets (ROAA) for the year ended December 31, 2002 was 1.21%, with a return on average equity (ROAE) of 11.60%.

         The increase in earnings was principally attributable to a higher level of net interest income and growth in other income. Net interest income, on a fully taxable equivalent basis (fte), totaled $14,479,000 in 2002, compared to $14,041,000 in 2001. The improvement in net interest income was due to $22.1 million growth in average earning assets during 2002, which offset a declining net interest margin.

                               [GRAPHICS OMITTED]

         Other income for 2002 was $3,004,000, an increase of $202,000 or 7.2% over 2001. Other income represented 17.2% of total revenues in 2002, improving from 16.6% in 2001. Other expenses totaled $10,349,000 in 2002 compared to $9,858,000 in 2001, an increase of $491,000 or 5.0%. The increase in expenses was principally due to a higher level of losses on lease residuals and increased cost of various employee benefit plans.

         Net income for the Company for the year 2001 was $4,202,000 compared to $3,860,000 for the year 2000. This represents an increase of $342,000 or 8.9% over the prior year. Basic and diluted earnings per share for 2001 were $2.50 and $2.48 increasing from $2.32 and $2.31, respectively, in 2000. The return on average assets (ROAA) for the year ended December 31, 2001 was 1.25% with a return on average equity (ROAE) of 12.54%.

         The increase in earnings was principally attributable to a higher level of net interest income and growth in other income. Net interest income, on a fully taxable equivalent basis (fte), totaled $14,041,000 in 2001, compared to $13,424,000 in 2000. The improvement in net interest income was due to a $17.2 million growth in average earning assets during 2001.

         Other income for 2001 was $2,802,000, an increase of $313,000 or 12.6% over 2000. Other income represented 16.6% of total revenues in 2001, improving from 15.6% in 2000. Operating expenses totaled $9,858,000 in 2001 compared to $9,712,000 in 2000, an increase of $146,000 or 1.5%. The increase in expenses was principally due to costs associated with investments in technology, including an expanded Internet banking customer base and implementation of a new on-line teller system.

                               [GRAPHICS OMITTED]

FINANCIAL CONDITION

Total Assets
         Total assets at December 31, 2002, were $367.5 million compared to $346.0 million at year-end 2001, an increase of $21.5 million or 6.2%.

Loans Receivable
         Loans receivable, which include automobile leases, represent the most significant percentage of the Company's assets, at 59.3% of total assets. At December 31, 2002, total loans receivable were $218.0 million compared to $214.2 million at year-end 2001, an increase of $3.8 million. Loan growth in commercial and residential real estate was partially offset by a net run-off in indirect automobile financing, included in consumer loans to individuals, and lease financing.

         Residential real estate, which includes home equity lending, totaled $69.0 million at December 31, 2002, compared to $64.6 million at year-end 2001. This increase of $4.4 million is net of prepayments and refinancing activity. In the low interest rate environment during 2002, fixed rate mortgage products were preferred by customers and accounted for the majority of the activity. The Company sells a portion of its longer-term fixed rate residential loan production for interest rate risk management, with $5.4 million sold into the secondary market during 2002.

         The Company's indirect lending portfolio (included in consumer loans to individuals) declined $8.6 million to $39.4 million at December 31, 2002. A portion of the net decrease may be attributable to the significant financing incentives offered by the automakers throughout 2002. In addition, the Company is focusing its efforts on increasing direct and real estate lending through its branch network.

         The Company stopped automobile lease originations during the third quarter of 1999. This was done to monitor experience in early terminations, amount of off-lease vehicles returned and the market values of vehicles returned compared to residual values. As a result, total leases declined $4.5 million in 2002 to $1.6 million at December 31, 2002. Losses on lease residuals (included in other expense) totaled $870,000 for 2002. The Company maintains a reserve for residual losses (included in other liabilities), which totaled $213,000 at December 31, 2002, with a residual value in the remaining portfolio of $1.3 million compared to a $225,000 reserve, and $5.1 million of residual value at the prior year-end. The Company liquidates its returned off-lease vehicles through various used car dealers and automobile auction centers. At December 31, 2002, the Company had an inventory of automobiles to liquidate of $166,000 (included in other assets), decreasing significantly from $620,000 at December 31, 2001.

         Commercial loans consist principally of loans made to small businesses within the Company's market and are usually secured by real estate and other assets of the borrower. Commercial and commercial real estate loans totaled $94.7 million at December 31 2002, increasing from $81.1 million in 2001, an increase of $13.6 million or 16.8%. The growth in commercial lending was centered in the Pike and Monroe County market areas.

                               [GRAPHICS OMITTED]

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

         At December 31, 2002, non-performing loans totaled $221,000 and represented .10% of total loans receivable compared to $683,000 and .32% at year-end 2001. Total non-performing assets which includes foreclosed real estate totaled $242,000 and represented .07% of total assets, declining significantly from $737,000 and .21% at December 31, 2001. During 2002, the Company sold its two largest non-performing assets, which were loans secured by commercial properties.

         The allowance for loan losses totaled $3,146,000 at year-end 2002 and represented 1.44% of total loans receivable compared to $3,216,000 and 1.50% of total loans at year-end 2001. Net charge-offs for 2002 were $700,000, consisting principally of losses on the sale of repossessed automobiles, compared to net charge-offs of $779,000 in 2001. The provision for loan losses for 2002 was $630,000 compared to $695,000 in 2001 with the decrease due to a lower level of net charge-offs in 2002 and less non-performing loans.

         The Company's loan review process assesses the adequacy of the allowance for loan losses on a quarterly basis. The process includes a review of the risks inherent in the loan portfolio. It includes an analysis of impaired loans and a historical review of losses. Other factors considered in the analysis include: concentration of credit in specific industries; economic and industry conditions; trends in delinquencies, large dollar exposures and growth. Management considers the allowance at December 31, 2002, adequate for the loan mix and classifications. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses, if any, that might be incurred in the future.

The following table sets forth information with respect to the Company's allowance for loan losses at the dates indicated:

                                                            Year-ended December 31,
                                         -----------------------------------------------------------
                                                                 (in thousands)
                                            2002        2001        2000        1999            1998
                                         -----------------------------------------------------------
Allowance balance
         as beginning of period          $ 3,216     $ 3,300     $ 3,344     $ 3,333         $ 3,250
Charge-Offs:
         Commercial and all other            (34)        (12)          -         (12)           (294)
         Real Estate                        (122)        (11)         (9)        (17)            (14)
         Consumer                           (608)       (711)       (589)       (419)           (366)
         Lease Financing                     (30)       (152)       (170)       (184)           (115)
                                         -----------------------------------------------------------
Total                                       (794)       (886)       (768)       (632)           (789)
Recoveries:
         Commercial and all other              -           8          54          74              89
         Real Estate                          13           1          73           -               7
         Consumer                             72          85          88          83              50
         Lease Financing                       9          13          29          16               6
                                         -----------------------------------------------------------
Total                                         94         107         244         173             152
Provision expense                            630         695         480         470             720
                                         -----------------------------------------------------------
Allowance balance
         at end of period                $ 3,146     $ 3,216     $ 3,300     $ 3,344         $ 3,333
                                         ===========================================================

Allowance for loan losses as a percent
   of total loans outstanding               1.44%       1.50%       1.52%       1.63%           1.78%
Net loans charged off as a percent of
  average loans outstanding                  .33%        .36%        .25%        .23%            .34%
Allowance for loan losses as a
  percent of non-performing loans        1,423.5%      470.9%      484.6%      508.9%          535.8%

         The following table sets forth information regarding non-performing assets. The Bank had no troubled debt restructurings as defined in SFAS No. 114. As of December 31, 2002, there were no loans not previously discussed where known information about possible credit problems of borrowers cause management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

                                                  Year-ended December 31,
                                          --------------------------------------
                                                      (in thousands)
                                           2002    2001    2000    1999    1998
                                          --------------------------------------
Non-accrual loans:
         Commercial and all other          $  -    $ 64    $ 64    $ 64    $ 65
         Real estate                        213     597     518     513     503
          Consumer                            3      11       -      19      20
                                          --------------------------------------
Total                                       216     672     582     596     588

Accruing loans which are contractually
    past due 90 days or more                  5      11      98      61      34
                                          --------------------------------------
Total non-performing loans                  221     683     680     657     622
Foreclosed real estate                       21      54      27     110     204
                                          --------------------------------------
Total non-performing assets                $242    $737    $707    $767    $826
                                          ======================================

Non-performing loans to total loans         .10%    .32%    .31%    .32%    .33%

Non-performing loans to total assets        .06%    .20%    .21%    .21%    .22%

Non-performing assets to total assets       .07%    .21%    .22%    .24%    .30%

Securities
         The securities portfolio consists principally of issues of United States Government agencies, including mortgage-backed securities; municipal obligations, and corporate debt. In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company classifies its investments into two categories: held to maturity (HTM) and available for sale (AFS). The Company does not have a trading account. Securities classified as HTM are those in which the Company has the ability and the intent to hold the security until contractual maturity. At December 31, 2002, the HTM portfolio totaled $6.2 million and consisted of longer-term municipal obligations. Securities classified as AFS are eligible to be sold due to liquidity needs or interest rate risk management. These securities are adjusted to and carried at their fair value with any unrealized gains or losses recorded as an adjustment to capital and reported in the equity section of the balance sheet as other comprehensive income. At December 31, 2002, $114.8 million in securities were so classified and carried at their fair value, with unrealized appreciation; net of tax, of $2,491,000, included in Accumulated other comprehensive income in stockholders' equity.

         At December 31, 2002, the average life of the portfolio was 2.3 years compared to 3.5 years at the prior year-end. The decrease was due to increased cash flow from the mortgage-backed securities, which were impacted by the low interest rate environment in 2002 and the purchase of short-term callable US Government Agency bonds. Total purchases for the year were $69.4 million with securities called, maturities and cash flow of $46.3 million and sales of $6.5 million. The purchases were funded principally by cash flow from the portfolio and deposit growth.

         At December 31, 2002, the Company's securities portfolio (HTM and AFS) totaled $121.0 million with the mix as follows: U.S. Government agencies 27.4%; mortgage-backed securities, 44.1%; municipal obligations, 17.7%; corporate obligations, 9.4% and equity securities of other financial institutions, 1.4%. The portfolio had $13.2 million of adjustable rate instruments at December 31, 2002. The portfolio contained no structured notes, step-up bonds and no off-balance sheet derivatives were in use. The portfolio totaled $102 million at year-end 2001.

Deposits
         The Company, through the ten branches of the Bank, provides a full range of deposit products to its retail and business customers. These products include interest-bearing and non-interest bearing transaction accounts, statement savings and money market accounts. Time deposits consist of certificates of deposit (CD) with terms of up to five years and include Individual Retirement Accounts. The Bank participates in the Jumbo CD ($100,000 and over) markets with local municipalities and school districts, which are typically awarded on a competitive bid basis.

         Total deposits at December 31, 2002, were $291.9 million increasing from $274.9 million at year-end 2001, an increase of $17.0 million or 6.2%. The increase was principally in core transaction accounts and retail time deposits. Interest bearing demand deposits, which are principally retail checking accounts, increased $5.5 million, or 15.6%, to $40.4 million. The Company's premium money market product, the Investor Account (included in money market deposit accounts), increased $3.8 million, or 33.4% to $15.3 million. In addition, savings deposit products increased $6.7 million, or 15%, to $51.6 million.

         Time deposits over $100,000, which consist principally of school district and other public funds, with maturities generally less than one year, were $29.5 million at December 31, 2002, compared to $27.4 million at year-end 2001.

These deposits are subject to competitive bid and the Company bases its bid on current interest rates, loan demand, investment portfolio structure and relative cost of other funding sources.

         As of December 31, 2002, non-interest bearing demand deposits totaled $33.5 million, increasing $1.7 million from the prior year-end. These are principally commercial deposits. In addition, the Company has $7.5 million of cash management accounts included in short-term borrowings. These balances represent commercial customers' excess funds invested in over-night securities, which the Company considers core-funding.

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

         Net interest income, which is the primary source of the Company's earnings, is impacted by changes in interest rates and the relationship of different interest rates. To manage the impact of the rate changes, the balance sheet must be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals. The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. At December 31, 2002, the level of net interest income at risk in a 200 basis points increase or decrease was within the Company's policy limits.

         Imbalance in repricing opportunities at a given point in time reflect interest-sensitivity gaps measured as the difference between rate-sensitive assets and rate-sensitive liabilities. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indications of potential interest rate exposures over specific intervals.

         At December 31, 2002, the Bank had a positive 90 day interest sensitivity gap of $31.7 million or 8.6% of total assets. A positive gap means that rate-sensitive assets are greater than rate-sensitive liabilities at the time interval. This would indicate that in a declining rate environment, the yield on interest-earning assets would decrease faster than the cost of interest-bearing liabilities in the 90 day time frame. The repricing intervals are managed by ALCO strategies, including adjusting the average life of the investment portfolio, pricing of deposit liabilities to attract longer term time deposits, loan pricing to encourage variable rate products and evaluation of loan sales of longer term mortgages.

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


The following table displays interest-sensitivity as of December 31, 2002 (in thousands)

                                     3 Months   3 through    1 through  Greater Than
                                     or Less   12 Months      3 Years     3 Years      Total
                                     ---------------------------------------------------------
Federal Funds sold and
  Interest bearing deposits          $  6,665    $      -     $      -    $      -    $  6,665
Securities (1)                         29,034      32,698       39,885      19,430     121,047
Loans Receivable (1)                   71,019      35,145       50,141      61,665     217,970
                                     ---------------------------------------------------------
  Total rate sensitive assets
    (RSA)                            $106,718    $ 67,843     $ 90,026    $ 81,095    $345,682
                                     =========================================================

Non-maturity interest
  Bearing deposits(2)                $ 22,872    $ 29,618     $ 78,454    $   --      $130,944
Time Deposits                          31,258      63,693       20,239      12,265     127,455
Other                                  20,862       2,637        3,517       5,000      32,016
                                     ---------------------------------------------------------
  Total rate sensitive liabilities
    (RSL)                            $ 74,992    $ 95,948     $102,210    $ 17,265    $290,415
                                     =========================================================

Interest sensitivity gap             $ 31,726    ($28,105)    ($12,184)   $ 63,830   $ 55,267
Cumulative gap                         31,726       3,621       (8,563)     55,267
RSA/RSL-cumulative                      142.3%      102.1%       96.9%       119.0%

(1) Included in the period in which interest rates are next scheduled to adjust or in which they are due. Prepayment speeds are based on historical experience and management judgment.

(2) Non-maturity deposits are generally subject to immediate withdrawal. However, based on retention experience in various interest rate environments, management considers the deposits to have longer effective maturities.

Liquidity
         Liquidity can be viewed as the ability to fund customers' borrowing needs and their deposit withdrawal requests while supporting asset growth. The Company's primary sources of liquidity include deposit generation, cash flow from asset maturities, loan repayments and securities.

         At December 31, 2002, the Company had cash and cash equivalents of $16.2 million in the form of cash, due from banks, federal funds sold and short-term deposits with other institutions. In addition, the Company had total securities available for sale of $114.8 million, which could be used for liquidity needs. This totals $131.0 million and represents 35.7% of total assets compared to $113.1 million and 32.7% of total assets at December 31, 2001. The Company also monitors other liquidity measures, all of which were within the Company's policy guidelines at December 31, 2002. The Company believes its liquidity position is adequate.

         The Company maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB) and other correspondent banks, which support liquidity needs. The approximate borrowing capacity from the FHLB was $120.4 million. At year-end 2002, the Company had $23 million in borrowings from the FHLB, decreasing from $25 million at December 31, 2001.

         The Company's financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments, at

December 31, 2002 totaled $33,501,000. This consisted of $10,438,000 in commercial real estate, construction, and land development loans, $4,290,000 in home equity lines of credit, $1,298,000 in standby letters of credit and the remainder in other unused commitments. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk.

         Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Company has no investment in or financial relationship wtih any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

The  following  table   represents  the  aggregate  on  and  off  balance  sheet
contractual obligations to make future payments.

Contractual Obligations

                                         December 31, 2002
                  --------------------------------------------------------------
                  Less Than
                    1 Year     1-3 Years    4-5 Years    Over 5 Years    Total
                  --------------------------------------------------------------
                                         (In Thousands)
Time Deposits     $ 94,952     $ 20,239     $ 12,264     $      --     $ 127,455
Long Term Debt          --        5,000        5,000        13,000        23,000
Operating Leases       101          156          27             --           284
                  --------------------------------------------------------------
                  $ 95,053     $ 25,395     $ 17,291     $ 13,000  $     150,739
                  ==============================================================

The Company is not aware of any known trends or any known demands, commitments, events or uncertainties, which would result in any material increase or decrease in liquidity.

Results of Operations

Net Interest Income
         Net interest income is the difference between income earned on loans and securities and interest paid on deposits and borrowings. For the year ended December 31, 2002, net interest income on a fully taxable basis (fte) was $14,479,000 an increase of $438,000 or 3.1%, over 2001. The resulting fte net interest spread and net interest margin for 2002 were 3.82% and 4.26%, respectively, compared to 3.76% and 4.42%, respectively, in 2001.

         Interest income (fte) for the year ended December 31, 2002 totaled $22,092,000 compared to $24,251,000 in 2001. The decrease was principally due to lower interest rates in 2002, with an average prime rate of 4.67% and Federal Funds target rate of 1.67%, compared to 6.86% and 3.86%, respectively, on average, for 2001. As a result of the lower interest rates, the yield on earning assets declined 113 basis points, to 6.51% in 2002.

         The earning asset yield was also unfavorably impacted by a change in the asset mix, as a result of deposits increasing more than loans. On average in 2002, loans represented 63.0% of earning assets compared to 67.7% in 2001. The offset was an increase in lower yielding Federal Funds sold, 4.6% of average earning assets compared to 2.6% in 2001, and AFS securities, 30.5% of average earning assets, increasing from 27.5%.

         Interest income earned on loans totaled $15,651,000 with a yield of 7.32% in 2002 decreasing from $17,934,000 with a yield of 8.35% in 2001. The decline in the yield was due in part to the lower interest rate environment with an average prime rate of 4.67% in 2002 compared to 6.86% in 2001. Loans averaged $213.8 million in 2002, compared to $214.9 million in 2001.

         Securities available for sale averaged $103.6 million in 2002 with an fte interest income of $5,633,000 and a yield of 5.44% compared to $87.2 million, $5,450,000 and 6.25%, respectively, in 2001. The decrease in yield was principally due to the lower interest rate environment in 2002. During 2002, cash flows on mortgage-backed securities increased in the lower interest rate environment. These amounts were generally reinvested in lower coupon mortgage-backed securities, callable US Government agency securities and short-term tax-exempt municipal obligations.

         Interest expense for the year-end December 31, 2002 totaled $7,613,000, declining from $10,210,000 in 2001. The average cost of interest-bearing liabilities in 2002 was 2.69%, a decrease of 119 basis points from 3.88% in 2001. In the lower rate environment of 2002, the Company was able to reduce its cost of interest bearing deposits to 2.45% from 3.65% in 2001.

         Federal Funds sold, which represent overnight investments of liquidity, increased in 2002, as deposit growth exceeded loan activity. For 2002, Federal Funds averaged $15.6 million at a yield of 1.66% compared to $8.3 million and 3.15% in 2001.

         For the year ended December 31, 2001, net interest income on a fully taxable basis (fte) was $14,041,000, an increase of $617,000 or 4.6% over 2000. The resulting fte net interest spread and net interest margin for 2001 were 3.76% and 4.42%, respectively, compared to 3.84% and 4.47% over 2000.

         Total fte interest income for 2001 was $24,251,000, a decrease of $50,000 from the prior year. Interest rates declined significantly during 2001. At December 31, 2001, the prime rate was 4.75%, federal funds target rate was 1.75% and the Two Year Treasury Note was 3.02%, compared to 9.50%, 6.50% and 4.86%, respectively at year-end 2000. As a result, the earning asset yield decreased 45 basis points to 7.64% from 8.09% in 2000. This decline was partially offset by the earnings on $17.2 million growth in average earning assets. Interest expense totaled $10,210,000 for 2001, declining from $10,877,000 in 2000. With the generally lower interest rate environment in 2001, the Company's cost of interest-bearing liabilities decreased to 3.88% from 4.25% in the prior year. As a result of a 45 basis point decrease in the earning asset yield partially offset by a 37 basis point decrease in cost of interest-bearing liabilities, net interest spread declined 8 basis points to 3.76% compared to 3.84% in 2000. Net interest margin, which is the measurement of the net return on earning assets, also decreased 5 basis points to 4.42% in 2001 from 4.47%. The net interest margin was unfavorably impacted by the mix of earning asset growth, with 78% of the growth due to securities and short-term investments and 22% in loans, with the securities and short-term investments at a yield of 5.98%, which is lower than the 8.35% yield on loans.

         Interest income earned on loans totaled $17,934,000 with a yield of 8.35% in 2001 decreasing from $18,217,000 with a yield of 8.63% in 2000. The decline in the yield was due in part to the lower interest rate environment with an average prime rate of 6.86% in 2001 compared to 9.35% in 2000. Average loans increased $3.7 million to $214.9 million. Loans receivable represented 67.7% of average earning assets in 2001.

         Securities available for sale averaged $87.2 million in 2001 with an fte interest income of $5,450,000 and a yield of 6.25% compared to $80.8 million, $5,399,000 and 6.68%, respectively, in 2000. The decrease in yield was principally due to the lower interest rate environment in 2001. During 2001, cash flows on mortgage-backed securities increased in the lower interest rate environment. These amounts were generally reinvested in lower coupon mortgage-backed securities, short-term corporate bonds and tax-exempt municipal obligations.

         Interest-bearing deposits averaged $230.9 million increasing $15.8 million from the average in 2000. The cost of interest bearing deposits for 2001 was 3.65% compared to 3.97% in 2000. Other borrowings, which consist of advances from the FHLB, decreased on average to $24.5 million in 2001, compared to $33.9 in 2000. The Company used deposit growth to pay-off the borrowings.

         Federal Funds sold, which represent overnight investments of liquidity increased in 2001, as deposit growth exceeded loan activity. For 2001, Federal Funds averaged $8.3 million at a yield of 3.15% compared to $521,000 and 5.95% in 2000.

Other Income
         Other income totaled $3,004,000 in 2002, an increase of $202,000 or 7.2% over the $2,802,000 in 2001. Other income represented 17.2% of total revenues increasing from 16.6% in 2001.

         Service charges and fees were $1,788,000 in 2002 compared to $1,661,000 in 2001, an increase of $127,000. The increase is due in part to growth in fee-based retail deposit accounts, with service charges increasing $66,000, and debit card activity, which generated $166,000 in revenues, increasing from $134,000 in 2001. In addition, fees related to non-sufficient funds (nsf) in checking accounts increased $64,000, due to increased volume.

         Income from fiduciary activities was $236,000 in 2002 compared to $256,000 in 2001, with the decrease principally due to a lower level of estate fees in 2002. Commissions on sales of annuities and mutual funds were $136,000 on sales of $4.9 million in 2002, declining from revenues of $267,000 on sales of $9.2 million in 2001. In 2002, the Company sold $5.4 million of residential mortgages into the secondary market at a gain of $82,000 compared to $2.2 million of loans sold, at a gain of $48,000 in 2001. The loans sold were principally 30-year mortgages with coupons above the current market rate.

         The Company had net gains on sales of securities of $427,000 compared to $212,000 in 2001. The Company sold selected equity holdings of other financial institutions, which appeared attractively priced and corporate bonds.

         Other income totaled $2,802,000 in 2001, an increase of $313,000 or 12.6% over 2000. Other income represented 16.6% of total revenues increasing from 15.6% in 2000.

         Service charges and fees were $1,661,000 in 2001 compared to $1,486,000 in 2000, an increase of $175,000. The increase is due in part to growth in fee-based retail checking accounts, which increased by $52,000, and the Wayne Bank Visa Check Card which generated $134,000 in revenues, increasing from $97,000 in 2000. In addition, loan related fees, which include documentation charges and fees related to a loan promotion, increased $62,000.

         Commissions on sales of mutual funds, annuities and discount brokerage through Norwood Investment Corp totaled $267,000 on sales of $9.2 million compared to $201,000 in revenues on sales of $6.8 million in 2000. In 2000, the Company sold its portfolio of mortgage servicing rights (MSR) for a net gain of $105,000 with a total gain on MSR and residential mortgage loans sold of $231,000, compared to a $48,000 gain on loans sold in 2001. Earnings on the cash surrender value (CSV) of bank owned life insurance (BOLI), the proceeds of which were used to fund employee benefit plans, were $199,000 compared to $166,000 in 2000. Income on fiduciary activities totaled $256,000 for 2001, compared to $288,000 in 2000. The decrease was due in part to a lower level of estate income in 2001.

         The Company had $212,000 in net realized gains on sales of securities in 2001, compared to $35,000 in 2000. The increase was due to gains on the sale of selected longer-term mortgage-backed securities, shorter-term corporate bonds and an equity holding of another bank.

Other Income  (dollars in thousands)

For the year-ended December 31                            2002     2001     2000
                                                       -------------------------
Service charges on Deposit Accounts                     $  415   $  358   $  292
ATM Fees                                                   187      167      144
NSF Fees                                                   571      507      509
Merchant Card Processing                                    88      111      114
Loan related service fees                                  254      240      183
Debit Card                                                 166      134       97
Fiduciary activities                                       236      256      288
Mutual Funds & Annuities                                   136      267      201
Gain on Sales of MSR & Loans                                82       48      231
CSV on Life Insurance                                      203      199      166
Other Income                                               239      303      229
Net realized gains on sales of securities                  427      212       35
                                                        ------------------------
Total                                                   $3,004   $2,802   $2,489
                                                        ========================

Other Expenses
         Other expenses totaled $10,349,000 in 2002, an increase of $491,000 or 5.0% over $9,858,000 in 2001. Salaries and employee benefit costs, which represented 46.8% of total other expense, were $4,847,000, for 2002, an increase of $205,000 or 4.4%. The increase was principally due to increasing costs of health insurance and other benefit plans.

         Losses on lease residuals were $870,000 in 2002 increasing from $630,000 in 2001. The increase was principally due to higher number of cars liquidated in 2002 and a soft used car market. The scheduled lease terminations for 2003 are 66, significantly less than the 259 scheduled in 2002. These losses were partially offset by lease termination fee income, included in other income, of $36,000 in 2002 and $64,000 in 2001. Professional fees were $186,000 in 2002 compared to $211,000 in 2001, with the decrease due to lower consulting and legal fees as a result of less expense related to problem loans.

         Other expenses totaled $9,858,000 in 2001, an increase of $146,000 or 1.5% over $9,712,000 in 2000. Salaries and employee benefit costs, which represented 47.1% of total other expense, were $4,642,000 for 2001, an increase of $287,000 or 6.6%. The increase was principally due to increasing costs of various employee benefit plans, incentive plans and higher staffing levels. Data processing related expense for 2001 was $521,000 compared to $432,000 in 2000. The increase was due to higher account charges from a third party provider, expanded customer activity in telephone and Internet banking and the installation of an on-line teller system.

         Losses on lease residuals were $630,000 in 2001 decreasing from $910,000 in 2000. The decrease was principally due to a lower reserve at year-end, as the leasing portfolio at December 31,2001, was $6.1 million compared to $13.6 million at prior year-end. These losses were partially offset by lease termination fee income, included in other income, of $64,000 in 2001 and $72,000 in 2000. Professional fees were $211,000 in 2001 compared to $248,000 in 2000, with the decrease due to lower legal fees as a result of litigation settled in 2000.

Income Taxes
         Income tax expense for the year 2002 was $1,623,000 for an effective tax rate of 27.2%, compared to an expense of $1,601,000 and an effective rate of 27.6% in 2001. The decrease in the effective tax rate is principally due to higher levels of interest income on municipal securities, which is not subject to Federal Income Tax.

         Income tax expense for the year 2001 was $1,601,000 for an effective tax rate of 27.6%, compared to an expense of $1,504,000 and an effective rate of 28.0% in 2000. The decrease in the effective tax rate is principally due to higher levels of interest income on municipal securities, which is not subject to Federal Income Tax.

Capital and Dividends
Total stockholders' equity at December 31, 2002, was $40.1 million, compared to $35.1 million at year-end 2001. The increase was principally due to retention of earnings of $2,817,000 after cash dividends declared of $1,536,000, and a $1,489,000 increase in accumulated other comprehensive income due to market value changes in the Company's AFS securities portfolio principally as a result of decreasing interest rates. At December 31, 2002 the Company had a leverage capital ratio of 10.13%, Tier 1 risk-based capital of 15.06% and total risk-based capital of 16.57% compared to 9.93%, 13.78% and 15.30%, respectively, in 2001.

The following table sets forth the price range and cash dividends declared per share regarding common stock for the period indicated:

                                     Closing Price Range
                                   -----------------------      Cash dividend
                                       High          Low        paid per share
                                   -------------------------------------------
                  Year 2002
                  ---------
                  First Quarter    $  27.00      $  25.50            $ .22
                  Second Quarter      29.50         26.10              .22
                  Third Quarter       30.40         28.30              .22
                  Fourth Quarter      30.25         28.35              .24

                  Year 2001
                  ---------
                  First Quarter    $  20.50         17.25            $ .20
                  Second Quarter      22.70         19.625             .20
                  Third Quarter       27.10         21.25              .20
                  Fourth Quarter      26.75         25.00              .22

The book value of the common  stock was $22.64 per share at  December  31,  2002 compared to $20.05 at prior year-end. At year-end 2002, the stock price was $29.79 per share, compared to $26.11 at December 31, 2001.

NORWOOD  FINANCIAL  CORP
Summary of Quarterly  Results  (unaudited)
(Dollars in thousands, except per share amounts)

2002
                                              December 31  September 30  June 30   March 31
                                              ---------------------------------------------
Net interest income                              $3,479      $3,528      $3,494      $3,450
Provision for loan losses                           150         150         150         180
Other income                                        620         755         931         698
Other expense                                     2,385       2,540       2,856       2,568
                                              ---------------------------------------------

Income before income taxes                        1,564       1,593       1,419       1,400
Income tax expense                                  435         439         378         371
                                              ---------------------------------------------
NET INCOME                                       $1,129      $1,154      $1,041      $1,029
                                                 ==========================================

Basic earnings per share                         $ 0.66      $ 0.68      $ 0.61      $ 0.61
                                                 ==========================================

Diluted earnings per share $                       0.65      $ 0.67      $ 0.60      $ 0.60
                                                 ==========================================

2001
                                              December 31  September 30  June 30   March 31
                                              ---------------------------------------------
Net interest income                              $3,478      $3,429      $3,361      $3,286
Provision for loan losses                           150         175         200         170
Other income                                        772         670         694         666
Other expense                                     2,523       2,421       2,464       2,450
                                              ---------------------------------------------

Income before income taxes                        1,577       1,503       1,391       1,332
Income tax expense                                  454         409         375         363
                                              ---------------------------------------------
NET INCOME                                       $1,123      $1,094      $1,016      $  969
                                                 ==========================================

Basic earnings per share                         $ 0.67      $ 0.65      $ 0.60      $ 0.58
                                                 ==========================================

Diluted earnings per share                       $ 0.66      $ 0.64      $ 0.60      $ 0.58
                                                 ==========================================

Norwood Financial Corp.
Consolidated Average Balance Sheets with Resultant Interest and Rates

(Tax-Equivalent Basis, dollars in thousands)

                                                                                Year Ended December 31
                                          ------------------------------------------------------------------------------------------
                                                       2002                           2001                            2000
                                          ------------------------------------------------------------------------------------------
                                          Average                 Avg.   Average                 Avg.   Average                 Avg.
                                          Balance(2) Interest(1)  Rate   Balance(2) Interest(1)  Rate   Balance(2) Interest(1)  Rate
                                          ------------------------------------------------------------------------------------------
ASSETS
Interest Earning Assets
  Federal funds sold                     $ 15,573     $     258   1.66%  $  8,322    $   262     3.15%  $   521    $     31    5.95%
  Interest bearing deposits with banks        346             5   1.45        162          6     3.70       210           6    2.86
  Securities held to maturity               6,212           545   8.77      6,822        599     8.78     7,480         648    8.66
  Securities available for sale
    Taxable                                89,956         4,623   5.14     76,139      4,646     6.10    76,537       5,082    6.64
    Tax-exempt                             13,616         1,010   7.42     11,086        804     7.25     4,292         317    7.39
                                         ----------------------          -------------------           --------------------
    Total securities available for sale   103,572         5,633   5.44     87,225      5,450     6.25    80,829       5,399    6.68
  Loans Receivable(3,4)                   213,814        15,651   7.32    214,905     17,934     8.35   211,174      18,217    8.63
                                         ----------------------          -------------------           --------------------
    Total interest earnings assets        339,517        22,092   6.51    317,436     24,251     7.64   300,214      24,301    8.09
Non-interest earning assts
  Cash and due from banks                   8,452                           7,559                         7,130
  Allowance for loan losses                (3,228)                         (3,268)                       (3,354)
  Other assets                             14,093                          14,264                        15,245
                                         --------                        --------                      --------
    Total non-interest earning assets      19,317                          18,555                        19,021
                                         --------                        --------                      --------
TOTAL ASSETS                             $358,834                        $335,991                      $319,235
                                         ========                        ========                      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest- bearing liabilities:
  Interest-bearing demand
    and Money Market                     $ 74,696           730   0.98   $ 66,101      1,298     1.96  $ 60,822       1,515    2.49
  Savings                                  48,361           648   1.34     42,631        792     1.86    42,492         933    2.20
  Time                                    127,571         4,761   3.73    122,161      6,329     5.18   111,778       6,097    5.45
                                         ----------------------          -------------------           --------------------
    Total interest- bearing deposits      250,628         6,139   2.45    230,893      8,419     3.65   215,092       8,545    3.97
Short-term borrowings                       9,550           176   1.84      7,781        295     3.79     6,914         303    4.38
Other borrowings                           23,230         1,298   5.59     24,450      1,496     6.12    33,883       2,029    5.99
                                         ----------------------          -------------------           --------------------
    Total interest-bearing liabilities    283,408         7,613   2.69    263,124     10,210     3.88   255,889      10,877    4.25
Non-interest bearing demand                33,966                          31,407                        29,525
Other liabilities                           3,949                           7,942                         5,746
                                         --------                        --------                      --------
    Total non-interest bearing
      liabilities                          37,915                          39,349                        35,271
                                         --------                        --------                      --------
Shareholders' equity                       37,511                          33,518                        28,075
                                         --------                        --------                      --------
TOTAL LIABILITIES &
  SHAREHOLDERS' EQUITY                   $358,834                        $335,991                      $319,235
                                         ========                        ========                      ========

Net interest income
(tax-equivalent basis)                                   14,479   3.82%               14,041     3.76%             $ 13,424    3.84%
                                                                  ====                           ====                          ====
Tax -equivalent basis adjustment                           (528)                        (487)                          (357)
                                                        -------                      -------                       --------
Net interest income                                     $13,951                      $13,554                       $ 13,067
                                                        =======                      =======                       ========
Net interest margin(tax-equivalent basis)                         4.26%                          4.42%                         4.47%
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

RATE/VOLUME ANALYSIS
The following table shows fully taxable equivalent effect of changes in volume and rate on interest income and interest expense.

                                                                              Increase/(Decrease)
                                                  --------------------------------------------------------------
                                                      2002 Compared to 2001            2001 Compared to 2000
(dollars in  thousands)                                  Variance Due to                  Variance Due to
                                                  ------------------------------   -----------------------------
INTEREST EARNING ASSETS:                           Volume       Rate        Net     Volume       Rate        Net
-------------------------------------------------------------------------------    -----------------------------
Federal funds sold                                $   158    $  (162)   $    (4)   $   252    $   (21)   $   231
Interest bearing deposits with banks                    4         (5)        (1)        (2)         2          -
Securities held to maturity                           (54)         -        (54)       (58)         9        (49)
Securities available for sale
  Taxable                                             772       (795)       (23)       (26)      (410)      (436)
  Tax-exempt                                          186         20        206        493         (6)       487
                                                  -----------------------------    -----------------------------
    Total securities available for sale               958       (775)       183        467       (416)        51
Loans Receivable                                      (91)    (2,192)    (2,283)       318       (601)      (283)
                                                  -----------------------------    -----------------------------
                  Total interest earning assets       976     (3,135)    (2,159)       977     (1,027)       (50)

INTEREST BEARING LIABILITIES:
-------------------------------------------------------------------------------    -----------------------------
  Interest-bearing demand and money market            151       (719)      (568)       123       (340)      (217)
  Savings                                              97       (241)      (144)         3       (144)      (141)
  Time                                                270     (1,838)    (1,568)       547       (315)       232
                                                  -----------------------------    -----------------------------
    Total interest-bearing deposits                   518     (2,798)    (2,280)       673       (799)      (126)
Short-term borrowings                                  56       (175)      (119)       (76)        68         (8)
Other borrowings                                      (72)      (126)      (198)      (399)      (134)      (533)
                                                  -----------------------------    -----------------------------
    Total interest bearing liabilities                502     (3,099)    (2,597)       198       (865)      (667)

Net interest income (tax-equivalent basis)        $   474    $   (36)   $   438    $   779    $  (162)   $   617
                                                  =============================    ==============================

Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

Beard Miller
Company LLP
--------------------------------------------
Certified Public Accountants and Consultants
--------------------------------------------

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
Norwood Financial Corp.
Honesdale, Pennsylvania

         We have audited the accompanying consolidated balance sheets of Norwood Financial Corp. and its subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Norwood Financial Corp. and its subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


                                        /s/Beard Miller Company LLP


Harrisburg, Pennsylvania
January 24, 2003

CONSOLIDATED BALANCE SHEETS

                                                                                       December 31,
                                ASSETS                                                2002       2001
                                                                                 ----------------------
                                                                                      (In Thousands)
Cash and due from banks                                                          $   9,579    $   9,645
Interest bearing deposits with banks                                                   230          111
Federal funds sold                                                                   6,435        7,580
                                                                                 ----------------------
  Cash and Cash Equivalents                                                         16,244       17,336

Securities available for sale                                                      114,843       95,793
Securities held to maturity, fair value 2002 $6,504; 2001 $6,464                     6,204        6,226
Loans receivable, net of allowance for loan losses 2002 $3,146; 2001 $3,216        214,824      210,978
Investment in FHLB stock, at cost                                                    1,637        1,400
Bank premises and equipment, net                                                     5,986        6,037
Accrued interest receivable                                                          1,799        1,879
Other assets                                                                         5,931        6,380
                                                                                 ----------------------
  Total Assets                                                                   $ 367,468    $ 346,029
                                                                                 ======================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

  Deposits:
    Non-interest bearing demand                                                  $  33,453    $  31,715
    Interest-bearing demand                                                         40,407       34,939
    Money market deposit accounts                                                   38,908       34,360
    Savings                                                                         51,629       44,894
    Time                                                                           127,455      129,015
                                                                                 ----------------------
      Total Deposits                                                               291,852      274,923

    Short-term borrowings                                                            9,016        6,641
    Long-term debt                                                                  23,000       25,000
    Accrued interest payable                                                         1,654        2,326
    Other liabilities                                                                1,821        2,023
                                                                                 ----------------------
      Total Liabilities                                                            327,343      310,913
                                                                                 ----------------------

STOCKHOLDERS' EQUITY

  Common stock, par value $.10 per share; authorized 10,000,000 shares;
           issued 1,803,824 shares                                                     180          180
  Surplus                                                                            4,762        4,687
  Retained earnings                                                                 34,082       31,265
  Treasury stock, at cost 2002 31,506 shares; 2001 52,591 shares                      (640)      (1,066)
  Accumulated other comprehensive income                                             2,491        1,002
  Unearned Employee Stock Ownership Plan (ESOP) shares                                (750)        (952)
                                                                                 ----------------------
    Total Stockholders' Equity                                                      40,125       35,116
                                                                                 ----------------------
    Total Liabilities and Stockholders' Equity                                   $ 367,468    $ 346,029
                                                                                 ======================

CONSOLIDATED STATEMENTS OF INCOME

                                                               Years Ended December 31,
                                                            ---------------------------
                                                               2002      2001      2000
                                                            ---------------------------
                                                        (In Thousands, Except per Share Data)

INTEREST INCOME
  Loans receivable, including fees                          $15,651   $17,924   $18,188
  Securities:
    Taxable                                                   4,623     4,646     5,082
    Tax exempt                                                1,027       926       637
    Other                                                       263       268        37
                                                            ---------------------------
      Total Interest Income                                  21,564    23,764    23,944
                                                            ---------------------------
INTEREST EXPENSE
  Deposits                                                    6,139     8,419     8,545
  Short-term borrowings                                         176       295       303
  Long-term debt                                              1,298     1,496     2,029
                                                            ---------------------------
      Total Interest Expense                                  7,613    10,210    10,877
                                                            ---------------------------
      Net Interest Income                                    13,951    13,554    13,067

PROVISION FOR LOAN LOSSES                                       630       695       480
                                                            ---------------------------
      Net Interest Income after Provision for Loan Losses    13,321    12,859    12,587
                                                            ---------------------------
OTHER INCOME
  Service charges and fees                                    1,788     1,661     1,486
  Income from fiduciary activities                              236       256       288
  Net realized gains on sales of securities                     427       212        35
  Other                                                         553       673       680
                                                            ---------------------------
      Total Other Income                                      3,004     2,802     2,489
                                                            ---------------------------
OTHER EXPENSES
  Salaries and employee benefits                              4,847     4,642     4,355
  Occupancy                                                     759       796       720
  Furniture and equipment                                       517       525       514
  Data processing related operations                            556       521       432
  Losses on lease residuals                                     870       630       910
  Advertising                                                   168       131       185
  Professional fees                                             178       211       248
  Taxes, other than income                                      222       287       271
  Amortization of intangible assets                             178       178       178
  Other                                                       2,054     1,937     1,899
                                                            ---------------------------
      Total Other Expenses                                   10,349     9,858     9,712
                                                            ---------------------------
      Income before Income Taxes                              5,976     5,803     5,364

INCOME TAX EXPENSE                                            1,623     1,601     1,504
                                                            ---------------------------
      Net Income                                            $ 4,353   $ 4,202   $ 3,860
                                                            ===========================

EARNINGS PER SHARE
  Basic                                                     $  2.55   $  2.50   $  2.32
                                                            ===========================
  Diluted                                                   $  2.52   $  2.48   $  2.31
                                                            ===========================

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                 Accumulated
                                                                                    Other       Unearned
                                          Common            Retained    Treasury Comprehensive    ESOP
                                          Stock    Surplus  Earnings     Stock   Income (Loss)   Shares     Total
                                          -------------------------------------------------------------------------
                                                                          (In Thousands)
BALANCE - DECEMBER 31, 1999               $ 180    $ 4,603  $ 25,763   $(1,214)    $ (1,319)    $ (1,359)  $ 26,654
                                                                                                           --------
Comprehensive income:
  Net income                                  -          -     3,860         -            -            -      3,860
  Change in unrealized gains
    on securities available for sale,
    net of reclassification
    adjustment and tax effects                -          -         -         -        1,807            -      1,807
                                                                                                           --------
  Total Comprehensive Income                                                                                  5,667
                                                                                                           --------

  Cash dividends declared, $.71 per share     -          -    (1,182)        -            -            -     (1,182)
  Issuance of treasury stock                  -          -         -         1            -            -          1
  Release of earned ESOP shares, net          -         26         -         -            -          204        230
                                          -------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2000                 180      4,629    28,441     (1,213)        488       (1,155)    31,370
                                                                                                           --------
Comprehensive income:
  Net income                                  -          -     4,202         -            -            -      4,202
  Change in unrealized gains on
    securities available for sale,
    net of reclassification
    adjustment and tax effects                -          -         -         -          514            -        514
                                                                                                           --------
  Total Comprehensive Income                                                                                  4,716
                                                                                                           --------
  Cash dividends declared, $.82 per share     -          -    (1,378)        -            -            -     (1,378)
  Stock options exercised                     -        (22)        -       147            -            -        125
  Release of earned ESOP shares, net          -         80         -         -            -          203        283
                                          -------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2001                 180      4,687    31,265    (1,066)       1,002         (952)    35,116
                                                                                                           --------
Comprehensive income:
  Net income                                  -          -     4,353         -            -            -      4,353
  Change in unrealized gains on
    securities available for sale,
    net of reclassification
    adjustment and tax effects                -          -         -         -        1,489            -      1,489
                                                                                                           --------
  Total Comprehensive Income                                                                                  5,842
                                                                                                           --------
  Cash dividends declared, $.90 per share     -          -    (1,536)        -            -            -     (1,536)
  Stock options exercised                     -        (78)        -       434            -            -        356
  Tax benefit of stock options
    exercised                                 -          5         -         -            -            -          5
  Acquisition of treasury stock               -          -         -        (8)           -            -         (8)
  Release of earned ESOP shares, net          -        148         -         -            -          202        350
                                          -------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2002               $ 180    $ 4,762  $ 34,082   $  (640)     $ 2,491     $   (750)  $ 40,125
                                          =========================================================================

                                 See notes to consolidated finanical statements.

START HERE
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         Years Ended December 31,
                                                                   --------------------------------
                                                                       2002        2001        2000
                                                                   --------------------------------
                                                                             (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                       $  4,353    $  4,202    $  3,860
  Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses                                         630         695         480
      Depreciation                                                      617         613         612
      Amortization of intangible assets                                 178         178         178
      Deferred income taxes                                          (1,159)     (1,485)       (298)
      Net amortization of securities premiums and discounts             233          99           6
      Net realized gains on sales of securities                        (427)       (212)        (35)
      Earnings on life insurance policy                                (183)       (179)       (166)
      Gain on sale of bank premises and equipment and
        foreclosed real estate                                          (49)          -         (80)
      Gain on sale of mortgage loans                                    (82)        (48)       (231)
      Mortgage loans originated for sale                             (5,409)     (2,172)     (1,415)
      Proceeds from sale of mortgage loans                            5,491       2,220       1,646
      Tax benefit of stock options exercised                              5           -           -
      Release of ESOP shares                                            350         283         230
      Decrease in accrued interest receivable and other assets        1,183       1,813       1,597
      Decrease in accrued interest payable and other liabilities       (530)     (1,010)       (210)
                                                                   --------------------------------
      Net Cash Provided by Operating Activities                       5,201       4,997       6,174
                                                                   --------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Securities available for sale:
    Proceeds from sales                                               6,455      14,632      13,811
    Proceeds from maturities and principal reductions on
      mortgage-backed securities                                     46,336      31,302       7,832
    Purchases                                                       (69,393)    (63,787)    (19,653)
  Securities held to maturity, proceeds from maturities                  30       1,275           -
  (Increase) decrease in investment in FHLB stock                      (237)      1,181           -
  Net (increase) decrease in loans                                   (5,660)         77     (12,940)
  Purchase of life insurance policy                                       -        (240)          -
  Purchase of bank premises and equipment                              (572)       (445)       (351)
  Proceeds from sales of premises and equipment and foreclosed
    real estate                                                         590         121         439
                                                                   --------------------------------
      Net Cash Used in Investing Activities                         (22,451)    (15,884)    (10,862)
                                                                   --------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits                                           16,929      21,964       9,452
  Net increase (decrease) in short-term borrowings                    2,375      (1,219)       (740)
  Repayments of long-term debt                                       (2,000)     (8,000)    (15,000)
  Proceeds from long-term debt                                            -       5,000      13,000
  Stock options exercised                                               356         125           -
  Proceeds from (acquisition of) treasury stock                          (8)          -           1
  Cash dividends paid                                                (1,494)     (1,341)     (1,129)
                                                                   --------------------------------
      Net Cash Provided by Financing Activities                      16,158      16,529       5,584
                                                                   --------------------------------
      Net Increase (Decrease) in Cash and Cash Equivalents           (1,092)      5,642         896

CASH AND CASH EQUIVALENTS - BEGINNING                                17,336      11,694      10,798
                                                                   --------------------------------
CASH AND CASH EQUIVALENTS - ENDING                                 $ 16,244    $ 17,336    $ 11,694
                                                                   ================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Intangible Assets
         Intangible assets are included in other assets and are being amortized over periods from seven to fifteen years. Annual assessments of the carrying values and remaining amortization periods of intangible assets are made to determine possible carrying value impairment and appropriate adjustments, as deemed necessary.

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

         Cash payments for interest for the years ended December 31, 2002, 2001 and 2000 were $8,285,000, $11,012,000 and $10,134,000, respectively. Cash payments for income taxes for the years ended December 31, 2002, 2001 and 2000 were $3,117,000, $3,225,000 and $2,200,000, respectively. Non-cash investing activities for 2002, 2001 and 2000 included foreclosed mortgage loans transferred to real estate owned and repossession of other assets of $1,183,000, $1,427,000 and $1,099,000, respectively.

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

The components of other comprehensive income and related tax effects are as follows:

                                                    Years Ended December 31,
                                                    ------------------------
                                                      2002     2001     2000
                                                    ------------------------
                                                         (In Thousands)

Unrealized holding gains on available for sale
  securities                                        $2,690   $  976   $2,790
Reclassification adjustment for gains realized in
  income                                               427      212       35
                                                    ------------------------
   Net Unrealized Gains                              2,263      764    2,755

Income tax                                             774      250      948
                                                    ------------------------
   Net of Tax Amount                                $1,489   $  514   $1,807
                                                    ========================

Segment Reporting
                  The Company acts as an independent community financial service provider and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine network, the Company offers a full array of commercial and retail financial

NOTE  2  -  SUMMARY  OF  ACCOUNTING  POLICIES  (CONTINUED)

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

Reclassifications
                  Certain items in the 2001 and 2000 financial statements have been reclassified to conform to the 2002 financial statement presentation format. These reclassifications had no effect on net income.

New Accounting Standards
                  In October 2002, the Financial Accounting Standards Board issued Statement No. 147, "Acquisitions of Certain Financial Institutions." This Statement provides guidance on accounting for the acquisition of a financial institution, including the acquisition of part of a financial institution. The Statement defines criteria for determining whether the acquired financial institution meets the conditions for a "business combination". If the acquisition meets the conditions of a "business combination", the specialized accounting guidance under Statement No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions" will not apply after September 30, 2002 and the amount of any unidentifiable intangible asset will be reclassified to goodwill upon adoption of Statement No. 147. The transition provisions were effective on October 1, 2002. At December 31, 2002, the Company had intangible assets with a net book value of $461,000, which will continue to be amortized under the new rules. Amortization expense related to these assets was $178,000 for each of the years ended December 31, 2002, 2001 and 2000.

                  In July of 2001, the Financial Accounting Standards Board issued Statement 143, "Accounting for Asset Retirement Obligations," which addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This Statement became effective for the Company on January 1, 2003 and did not have a significant impact on the Company's financial condition or results of operations.

         In July 2002, the Financial Accounting Standards Board issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which nullifies EITF Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement delays recognition of these costs until liabilities are incurred, rather than at the date of commitment to the plan, and requires fair value measurement. It does not impact the recognition of liabilities incurred in connection with a business combination or the disposal of long-lived assets. The provisions of this Statement are effective for exit or disposal activities initiated after December 31, 2002 and are not expected to have a significant impact on the Company's financial condition or results of operations.

NOTE 3 - SECURITIES

The amortized cost and fair value of securities were as follows:

                                                 December 31, 2002
                                      -----------------------------------------------
                                                   Gross        Gross
                                       Amortized Unrealized   Unrealized       Fair
                                          Cost     Gains        Losses         Value
                                      -----------------------------------------------
                                                      (In Thousands)
AVAILABLE FOR SALE:
  U.S. Government agencies            $  32,974   $     223    $       -    $  33,197
  States and political subdivisions      14,835         329           (4)      15,160
  Corporate obligations                  11,102         394          (93)      11,403
  Mortgage-backed securities             51,836       1,526           (4)      53,358
                                      -----------------------------------------------
                                        110,747       2,472         (101)     113,118
  Equity securities                         315       1,410            -        1,725
                                      -----------------------------------------------
                                      $ 111,062   $   3,882    $    (101)   $ 114,843
                                      ===============================================
HELD TO MATURITY:
  States and political subdivisions   $   6,204   $     300    $       -    $   6,504
                                      ===============================================

                                                  December 31, 2001
                                      -----------------------------------------------
AVAILABLE FOR SALE:
  U.S. Government agencies            $  15,462   $     185    $       -    $  15,647
  States and political subdivisions      12,791         108         (259)      12,640
  Corporate obligations                  14,140         360         (256)      14,244
  Mortgage-backed securities             51,559         194         (294)      51,459
                                      -----------------------------------------------
                                         93,952         847         (809)      93,990
  Equity securities                         323       1,480            -        1,803
                                      -----------------------------------------------
                                      $  94,275   $   2,327         (809)   $  95,793
                                      ===============================================
HELD TO MATURITY:
  States and political subdivisions   $   6,226   $     238    $       -    $   6,464
                                      ===============================================

Equity securities consist of stock in bank holding companies.

         The amortized cost and fair value of securities as of December 31, 2002 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

                                           Available for Sale   Held to Maturity
                                         -----------------------------------------
                                          Amortized   Fair     Amortized    Fair
                                             Cost     Value      Cost       Value
                                         -----------------------------------------
                                                      (In Thousands)
Due in one year or less                  $  2,504   $  2,546   $      -   $      -
Due after one year through five years      41,714     42,275        926        953
Due after five years through ten years      1,678      1,698          -          -
Due after ten years                        13,015     13,241      5,278      5,551
                                         -----------------------------------------
                                           58,911     59,760      6,204      6,504
Mortgage-backed securities                 51,836     53,358          -          -
Equity securities                             315      1,725          -          -
                                         -----------------------------------------
                                         $111,062   $114,843   $  6,204   $  6,504
                                         =========================================

            Gross realized gains and gross realized losses on sales of securities available for sale were $432,000 and $5,000, respectively, in 2002, $216,000 and $4,000, respectively, in 2001, and $51,000 and $16,000, respectively, in 2000.

   Securities with a carrying value of $28,663,000 and $27,937,000 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits, U.S. Treasury demand notes, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

NOTE 4 - LOANS  RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The components of loans receivable at December 31 were as follows:

                                                            2002         2001
                                                         ----------------------
                                                             (In Thousands)
Real estate:
  Residential                                            $  69,040    $  64,635
  Commercial                                                79,623       63,609
  Construction                                               4,109        4,642
Commercial, financial and agricultural                      15,074       17,442
Consumer loans to individuals                               48,951       58,143
Lease financing, net of unearned income                      1,592        6,126
                                                         ----------------------
                                                           218,389      214,597
Unearned income and deferred fees                             (419)        (403)
Allowance for loan losses                                   (3,146)      (3,216)
                                                         ----------------------
                                                         $ 214,824    $ 210,978
                                                         ======================


The Bank's net investment in direct financing leases at December 31 consists of:

                                                                2002       2001
                                                             ------------------
                                                               (In Thousands)
Minimum lease payments receivable                            $   325    $ 1,416
Estimated unguaranteed residual values                         1,347      5,092
Unearned income                                                  (80)      (382)
                                                             ------------------
                                                             $ 1,592    $ 6,126
                                                             ==================


The following table presents changes in the allowance for loan losses:

                                                     Years Ended December 31,
                                                 -----------------------------
                                                    2002       2001       2000
                                                 -----------------------------
                                                          (In Thousands)

Balance, beginning                               $ 3,216    $ 3,300    $ 3,344
  Provision for loan losses                          630        695        480
  Recoveries                                          94        107        244
  Loans charged off                                 (794)      (886)      (768)
                                                 -----------------------------
Balance, ending                                  $ 3,146    $ 3,216    $ 3,300
                                                ==============================


         The recorded investment in impaired loans, not requiring an allowance for loan losses was $256,000 and $618,000 at December 31, 2002 and 2001, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $-0- and $64,000 at December 31, 2002 and 2001, respectively. The related allowance for loan losses associated with these loans was $-0- and $7,000, respectively, at December 31, 2002 and 2001. For the years ended December 31, 2002, 2001 and 2000, the average recorded investment in these impaired loans was $262,000, $694,000 and $364,000 and the interest income recognized on these impaired loans was $23,000, $22,000 and $-0-, respectively.

         Loans on which the accrual of interest has been discontinued amounted to $216,000 and $672,000 at December 31, 2002 and 2001, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $5,000 and $11,000 at December 31, 2002 and 2001, respectively.

NOTE 5 - PREMISES AND EQUIPMENT

Components of premises and equipment at December 31 are as follows:

                                                             2002        2001
                                                         --------------------
                                                             (In Thousands)
Land and improvements                                    $    924    $    924
Buildings and improvements                                  6,957       6,938
Furniture and equipment                                     3,583       3,189
                                                         --------------------
                                                           11,464      11,051
Accumulated depreciation                                   (5,478)     (5,014)
                                                         --------------------
                                                         $  5,986    $  6,037
                                                         ====================

NOTE 6 - DEPOSITS

Aggregate time deposits in denominations of $100,000 or more were $29,533,000 and $27,424,000 at December 31, 2002 and 2001, respectively.

At December 31, 2002, the scheduled maturities of time deposits are as follows (in thousands):

                                                         2003    $  94,952
                                                         2004       16,714
                                                         2005        3,525
                                                         2006        9,397
                                                         2007        2,867
                                                                 ---------
                                                                 $ 127,455
                                                                 =========

NOTE 7 - BORROWINGS

Short-term borrowings at December 31 consist of the following:

                                                                 2002     2001
                                                               ---------------
                                                                (In Thousands)
 Securities sold under agreements to repurchase                $8,016   $6,246
 U.S. Treasury demand notes                                     1,000      395
                                                               ---------------
                                                               $9,016   $6,641
                                                              ================


The outstanding balances and related information of short-term borrowings are summarized as follows:

                                                       Years Ended December 31,
                                                       ------------------------
                                                             2002      2001
                                                       ------------------------
                                                        (Dollars In Thousands)
 Average balance during the year                          $ 9,552   $ 7,781
 Average interest rate during the year                       1.84%     3.80%
 Maximum month-end balance during the year                $15,168   $ 9,411

         Securities sold under agreements to repurchase generally mature within one day to one year from the transaction date. Securities with amortized cost and fair value of $10,303,000 and $10,388,000 at December 31, 2002 and $8,027,000 and $7,917,000 at December 31, 2001 were pledged as collateral for these agreements. The securities underlying the agreements were under the Company's control.

         The Company has a line of credit commitment available from the Federal Home Loan Bank (FHLB) of Pittsburgh for borrowings of up to $20,000,000 which expires in December 2003. There were no borrowings under this line of credit at December 31, 2002 and 2001.

Long-term debt consisted of the following at December 31, 2002 and 2001:

                                                                 2002      2001
                                                              -----------------
                                                                 (In Thousands)
Notes with the Federal Home Loan Bank (FHLB):
  Fixed note due February 2002 at 5.09%                       $     -   $ 2,000
  Convertible note due April 2005 at 6.13%                      5,000     5,000
  Convertible note due December 2006 at 6.19%                   5,000     5,000
  Convertible note due April 2009 at 4.83%                      5,000     5,000
  Convertible note due April 2009 at 5.07%                      5,000     5,000
  Convertible note due January 2011 at 5.24%                    3,000     3,000
                                                              -----------------
                                                              $23,000   $25,000
                                                              =================

         The convertible notes contain an option which allows the FHLB, at quarterly intervals, to change the note to an adjustable-rate advance at three-month LIBOR plus 11 to 16 basis points. If the notes are converted, the option allows the Bank to put the funds back to the FHLB at no charge.

         The Bank's maximum borrowing capacity with the Federal Home Loan Bank was $120,419,000 of which $23,000,000 was outstanding at December 31, 2002. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.

NOTE 8 - EMPLOYEE BENEFIT PLANS

         The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan. The plan permits employees to make pre-tax contributions up to 15% of the employee's compensation. The amount of contributions to the plan, including matching contributions, is at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan after one year of employment. Employee contributions are vested at all times, and any Company contributions are fully vested after five years. The Company's contributions are expensed as the cost is incurred, funded currently, and amounted to $170,000, $166,000 and $145,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

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

Compensation expense for the ESOP was $348,000, $269,000 and $214,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

The status of the ESOP shares at December 31 are as follows:

                                                           2002         2001
                                                       -----------------------
Allocated shares                                           68,607       60,141
Shares released from allocation                             6,382        2,981
Unreleased shares                                          46,223       58,090
                                                       -----------------------
         Total ESOP shares                                121,212      121,212
                                                       -----------------------
Fair value of unreleased shares                        $1,377,000   $1,517,000
                                                       =======================

NOTE 9 - INCOME TAXES
The components of the provision for federal income taxes are as follows:

                                                     Years Ended December 31,
                                                 -----------------------------
                                                    2002       2001       2000
                                                 -----------------------------
                                                         (In Thousands)
Current                                          $ 2,782    $ 3,086    $ 1,802
Deferred                                          (1,159)    (1,485)      (298)
                                                 -----------------------------
                                                 $ 1,623    $ 1,601    $ 1,504
                                                 =============================

Income tax expense of the Company is less than the amounts computed by applying statutory federal income tax rates to income before income taxes because of the following:

                                                          Percentage of Income
                                                          before Income Taxes
                                                        ----------------------
                                                        Years Ended December 31,
                                                        ----------------------
                                                        2002     2001     2000
                                                        ----------------------
Tax at statutory rates                                  34.0%    34.0%    34.0%
Tax exempt interest income, net of interest
   expense disallowance                                 (5.8)    (4.9)    (4.1)
Low-income housing tax credit                           (1.0)    (1.0)    (1.1)
Earnings on life insurance                              (1.1)    (1.2)    (1.1)
Other                                                    1.1      0.7      0.3
                                                        ----------------------
                                                        27.2%    27.6%    28.0%
                                                        ======================


         The income tax provision includes $145,000, $72,000 and $12,000 of income taxes relating to realized securities gains for the years ended December 31, 2002, 2001 and 2000, respectively.

         The net deferred tax liability included in other liabilities in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

                                                               2002       2001
                                                            ------------------
                                                              (In Thousands)
 Deferred tax assets:
   Allowance for loan losses                                $   847    $   829
   Deferred compensation                                        126         94
   Intangible assets                                            187        170
   Other                                                          9         30
                                                            ------------------
     Total Deferred Tax Assets                                1,169      1,123
                                                            ------------------

 Deferred tax liabilities:
   Net unrealized gain on securities                          1,290        516
   Premises and equipment                                       160        176
   Lease financing                                              362      1,513
   Other                                                         93         39
                                                            ------------------
     Total Deferred Tax Liabilities                           1,905      2,244
                                                            ------------------
     Net Deferred Tax Liability                             $  (736)   $(1,121)
                                                            ==================

NOTE 10 - TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

         Certain directors and executive officers of the Company, their families and their affiliates are customers of the Bank. Any transactions with such parties, including loans and commitments, were in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time and did not represent more than normal risks. At December 31, 2002 and 2001 such loans amounted to $1,693,000 and $3,522,000, respectively. During 2002, new loans to such related parties totaled $1,031,000 and repayments aggregated $2,860,000.

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

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2002, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

         As of December 31, 2002, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

NOTE 11 - REGULATORY  MATTERS AND  STOCKHOLDERS'  EQUITY  (CONTINUED)

The Bank's actual capital amounts and ratios are presented in the table:

                                                                                       To be Well Capitalized
                                                                                             under Prompt
                                                                  For Capital Adequacy    Corrective Action
                                                     Actual              Purposes            Provisions
                                                -------------------------------------------------------------
                                                Amount   Ratio        Amount   Ratio        Amount   Ratio
                                                -------------------------------------------------------------
                                                                 (Dollars in Thousands)
As of December 31, 2002
  Total capital (to risk-weighted assets)     $ 39,477   16.31%    $ >19,358   >8.00%     $>24,198  >10.00%
                                                                     -         -           -        -
  Tier 1 capital (to risk-weighted assets)      35,891   14.83       > 9,679   >4.00       >14,519  > 6.00
                                                                     -         -           -        -
  Tier 1 capital (to average assets)            35,891    9.82       >14,614   >4.00       >18,268  > 5.00
                                                                     -         -           -        -

As of December 31, 2001:
  Total capital (to risk-weighted assets)     $ 36,440   15.22%    $ >19,150   >8.00%     $>23,937  >10.00%
                                                                     -         -           -        -
  Tier 1 capital (to risk-weighted assets)      32,838   13.72       > 9,575   >4.00       >14,362  > 6.00
                                                                     -         -           -        -
  Tier 1 capital (to average assets)            32,838    9.56       >13,734   >4.00       >17,167  > 5.00
                                                                     -         -           -        -

The Company's ratios do not differ significantly from the Bank's ratios presented above.

         The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at December 31, 2002 and 2001 was approximately $3,845,000 and $3,021,000, respectively.

         Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2002 $31,283,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above. Under Federal Reserve regulations, the Bank is limited as to the amount it may lend affiliates, including the Company, unless such loans are collateralized by specific obligations.

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

A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                                         2002                     2001                   2000
                                  -------------------------------------------------------------------
                                               Weighted                Weighted               Weighted
                                               Average                 Average                Average
                                               Exercise                Exercise               Exercise
                                  Options        Price    Options        Price    Options       Price
                                  -------------------------------------------------------------------
Outstanding, beginning of year    103,590    $   20.10     96,330    $   18.79     80,330   $   19.28
  Granted                          15,000        30.00     15,500        26.75     16,000       16.31
  Exercised                       (21,370)       16.68     (7,240)       17.32          -         N/A
  Forfeited                             -          N/A     (1,000)       16.31          -         N/A
                                 --------------------------------------------------------------------
Outstanding, end of year           97,220    $   22.38    103,590    $   20.10     96,330   $   18.79
                                 ====================================================================
Exercisable, at end of year        82,220    $   20.99
                                 =====================

Exercise prices for options outstanding as of December 31, 2002 ranged from $16.31 to $30.00 per share. The weighted average remaining contractual life is
6.9 years.

         The Company accounts for the stock option plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

                                                    Years Ended December 31,
                                            -----------------------------------
                                                 2002         2001         2000
                                            -----------------------------------
                                           (In Thousands, Except Per Share Data)
Net income, as reported                     $   4,353    $   4,202    $   3,860
  Total stock-based employee compensation
    expense determined under fair value
    based method for all awards, net of
    related taxes                                 (74)         (45)         (64)
                                            -----------------------------------
Pro forma net income                        $   4,279    $   4,157    $   3,796
                                            ===================================

Earnings per share (basic):
  As reported                               $    2.55    $    2.50    $    2.32
  Pro forma                                 $    2.51    $    2.47    $    2.28

Earnings per share (assuming dilution):
  As reported                               $    2.52    $    2.48    $    2.31
  Pro forma                                 $    2.47    $    2.45    $    2.27


The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option  pricing  model  with  the  following   weighted  average
assumptions:

                                                  Years Ended December 31,
                                            ------------------------------------
                                                2002        2001        2000
                                            ------------------------------------
Dividend yield                                  3.13%       3.55%       3.54%
Expected life                                8 years     8 years     8 years
Expected volatility                            11.81%      19.39%      19.10%
Risk-free interest rate                         3.81%       4.97%       5.26%
Weighted average fair value of options
  granted                                      $3.66       $5.26       $3.29

NOTE 13 - EARNINGS PER SHARE

The following table sets forth the computations of basic and diluted earnings per share:

                                                            Years Ended December 31,
                                                            ------------------------
                                                             2002     2001     2000
                                                            ------------------------
                                                    (In Thousands, Except Per Share Data)
Numerator, net income                                      $4,353   $4,202   $3,860
                                                           ========================
Denominator:
  Denominator for basic earnings per share, weighted
    average shares                                          1,704    1,681    1,666
  Effect of dilutive securities, employee stock options        27       14        6
                                                           ------------------------

Denominator for diluted earnings per share, adjusted
  weighted average shares and assumed conversions           1,731    1,695    1,672
                                                           ========================

Basic earnings per common share                            $ 2.55   $ 2.50   $ 2.32
                                                           ========================

Diluted earnings per common share                          $ 2.52   $ 2.48   $ 2.31
                                                           ========================


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

A summary of the Bank's financial instrument commitments is as follows:

                                                                December 31,
                                                             -----------------
                                                                2002      2001
                                                             -----------------
                                                               (In Thousands)
Commitments to grant loans                                   $10,438   $ 6,929
Unfunded commitments under lines of credit                    21,765    17,312
Standby letters of credit                                      1,298       713
                                                             -----------------
                                                             $33,501   $24,954
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

         The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at December 31, 2002 and 2001:


o For cash and due from banks, interest-bearing deposits with banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

o For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

o The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Disclosure of the fair value of leases receivable is not required and has not been included in the following table.

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


The estimated fair values of the Company's financial instruments are as follows:

                                                    December 31, 2002    December 31, 2001
                                                 -----------------------------------------
                                                  Carrying     Fair     Carrying     Fair
                                                   Amount      Value     Amount      Value
                                                 -----------------------------------------
                                                              (In Thousands)
Financial assets:
  Cash and due from banks, interest-bearing
    deposits with banks and federal funds sold   $ 16,244   $ 16,244   $ 17,336   $ 17,336
  Securities                                      121,047    121,347    102,019    102,257
  Loans receivable, net                           213,232    222,723    204,852    211,392
  Investment in FHLB stock                          1,637      1,637      1,400      1,400
  Accrued interest receivable                       1,799      1,799      1,879      1,879

Financial liabilities:
  Deposits                                        291,852    292,757    274,923    275,961
  Short-term borrowings                             9,016      9,016      6,641      6,641
  Long-term debt                                   23,000     25,610     25,000     26,111
  Accrued interest payable                          1,654      1,654      2,326      2,326

Off-balance sheet financial instruments:
  Commitments to extend credit and outstanding
    letters of credit                                   -          -          -          -

NOTE 17 - NORWOOD FINANCIAL CORP. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                                                  December 31,
                                                              -----------------
BALANCE SHEETS                                                   2002      2001
                                                              -----------------
                                                                (In Thousands)
                                     ASSETS

  Cash on deposit in bank subsidiary                          $ 1,544   $   943
  Securities available for sale                                   370       280
  Investment in bank subsidiary                                38,739    34,394
  Other assets                                                      2         6
                                                              -----------------
                                                              $40,655   $35,623
                                                              =================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

  Liabilities                                                 $   530   $   507
  Stockholders' equity                                         40,125    35,116
                                                              -----------------
                                                              $40,655   $35,623
                                                              =================

STATEMENTS OF INCOME
                                                       Year Ended December 31,
                                                   ----------------------------
                                                      2002       2001      2000
                                                   ----------------------------
                                                           (In Thousands)
  Income:
    Dividends from bank subsidiary                 $ 1,536    $ 1,378   $ 1,182
    Interest income from bank subsidiary                42        102       120
    Other interest income                               15          8        18
    Net realized gains on sales of securities            -          -        15
                                                   ----------------------------
                                                     1,593      1,488     1,335
  Expenses                                             144        105       143
                                                   ----------------------------
                                                     1,449      1,383     1,192
  Income tax expense (benefit)                         (31)        10         2
                                                   ----------------------------
                                                     1,480      1,373     1,190

  Equity in undistributed earnings of subsidiary     2,873      2,829     2,670
                                                   ----------------------------
    Net Income                                     $ 4,353    $ 4,202   $ 3,860
                                                   ============================

STATEMENTS OF CASH FLOWS                               Year Ended December 31,
                                                  -----------------------------
                                                     2002       2001       2000
                                                  -----------------------------
                                                          (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                      $ 4,353    $ 4,202    $ 3,860
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Undistributed earnings of bank subsidiary      (2,873)    (2,829)    (2,670)
    Net realized gain on sale of securities             -          -        (15)
    Release of ESOP shares                            350        283        230
    Tax benefit of stock options exercised              5          -          -
    Other, net                                        (33)        21         14
                                                  -----------------------------
  Net Cash Provided by Operating Activities         1,802      1,677      1,419
                                                  -----------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in bank subsidiary                         -       (200)      (400)
  Purchase of securities available for sale           (55)         -        (78)
  Proceeds from sale and maturity of securities
    available for sale                                  -          -        359
                                                  -----------------------------
  Net Cash Used in Investing Activities               (55)      (200)      (119)
                                                  -----------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Stock options exercised                             356        125          -
  (Acquisition) issuance of treasury stock             (8)         -          1
  Cash dividends paid                              (1,494)    (1,341)    (1,129)
                                                  -----------------------------
  Net Cash Used in Financing Activities            (1,146)    (1,216)    (1,128)
                                                  -----------------------------
  Increase in Cash and Cash Equivalents               601        261        172

CASH AND CASH EQUIVALENTS - BEGINNING                 943        682        510
                                                  -----------------------------
CASH AND CASH EQUIVALENTS - ENDING                $ 1,544    $   943    $   682
                                                  =============================

INVESTOR INFORMATION

Stock Listing
Norwood Financial Corp stock is traded on the Nasdaq National Market under the symbol NWFL. The following firms are known to make a market in the Company's stock:

Ferris Baker Watts                  F.J. Morrissey & Co, Inc.
Baltimore, MD                       West Conshohocken, PA
410-659-4616                        800-842-8928

Legg Mason Wood Walker, Inc.        Janney Montgomery Scott, LLC
Scranton, PA  18507                 Scranton, PA  18503
570-346-9300                        800-638-4417

Ryan Beck & Co.                     Boenning & Scattergood, Inc.
Livingston, NJ                      West Conshohoken, PA
800-395-7926                        800-496-1170

Transfer Agent
Illinois Stock Transfer Company, 209 West Jackson Blvd., Suite 903, Chicago, IL 60606. Stockholders who may have questions regarding their stock ownership should contact the Transfer Agent at 312-427-2953

Dividend Calendar
Dividends on Norwood Financial Corp common stock, if approved by the Board of Directors are customarily paid on or about February 1, May 1, August 1 and November 1.

Automatic Dividend Reinvestment Plan
The Plan, open to all shareholders, provides the opportunity to have dividends automatically reinvested into Norwood stock. Participants in the Plan may also elect to make cash contributions to purchase additional shares of common stock. Shareholders do not incur brokerage commissions for the transactions. Please contact the transfer agent or Lewis J. Critelli for additional information.

SEC Reports and Additional Information
A copy of the Company's report on Form 10-K for its fiscal year ended December 31, 2002 including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission may be obtained upon written request of any stockholder, investor or analyst by contacting Lewis J. Critelli, Executive Vice President and Chief Financial Officer, Norwood Financial Corp, 717 Main Street, PO Box 269, Honesdale, PA 18431, 570-253-1455