Form 10-K, Exhibit 13
period 2003-12-31
NORWOOD FINANCIAL CORP
filed 2004-03-22
CIK 1013272

NORWOOD FINANCIAL CORP / 2003 ANNUAL REPORT

                               [GRAPHIC OMITTED]



                                                           A MAIN STREET BANK 03

NORWOOD FINANCIAL CORP                                    SUMMARY OF OPERATIONS

Summary of Selected Financial Data (dollars in thousands, except per share data)

  For the years ended December 31,              2003      2002     2001        2000        1999
  -----------------------------------------------------------------------------------------------
  Net interest income                        $ 13,322  $ 13,951  $ 13,554    $ 13,067    $ 12,134
  Provision for loan losses                       660       630       695         480         470
  -----------------------------------------------------------------------------------------------
  Other income                                  3,493     3,004     2,802       2,489       1,954
  Other expense                                 9,808    10,349     9,858       9,712       8,596
  -----------------------------------------------------------------------------------------------
  Income before income taxes                    6,347     5,976     5,803       5,364       5,022
  Income tax expense                            1,694     1,623     1,601       1,504       1,514
  Net Income                                 $  4,653  $  4,353  $  4,202    $  3,860    $  3,508
  -----------------------------------------------------------------------------------------------
  Net income per share-Basic*                $   1.79  $   1.70  $   1.67 $      1.55 $      1.39
  Net income per share-Diluted*              $   1.75  $   1.68  $   1.65 $      1.54 $      1.39
  Cash dividends declared*                       0.65  $   0.60  $   0.55 $      0.47 $      0.39
  Dividend pay-out ratio                         36.3%     35.3%     32.9%       30.3%       28.1%
  -----------------------------------------------------------------------------------------------
  Return on average assets                       1.22%     1.21%     1.25%       1.21%       1.19%
  Return on average equity                      11.24%    11.60%    12.54%      13.75%      12.81%
  -----------------------------------------------------------------------------------------------
  Balances at Year-End
  Total assets                               $387,483  $367,468  $346,029    $326,731    $314,827
  Loans receivable                            233,733   217,970   214,194     216,477     205,160
  Total deposits                              306,669   291,852   274,923     252,959     243,507
  Shareholders' equity                         42,831    40,125    35,116      31,370      26,654
  Trust assets under management                73,991    60,102    57,533      54,542      57,980
  -----------------------------------------------------------------------------------------------
  Book value per share*                      $  15.96  $  15.09  $  13.37    $  11.99    $  10.19
  Tier 1 Capital to risk-adjusted assets .      15.58%    15.06%    13.78%      12.78%      11.98%
  Total Capital to risk-adjusted assets ..      17.09%    16.57%    15.30%      14.27%      13.50%
  Allowance for loan losses to total loans       1.40%     1.44%     1.50%       1.52%       1.63%
  Non-performing assets to total assets ..       0.04%     0.07%     0.21%       0.22%       0.24%
  -----------------------------------------------------------------------------------------------

  * Per share data has been adjusted to reflect the effect of a three-for-two stock split in the form of a 50% stock dividend paid on June 16, 2003.

[GRAPHIC OMITTED]                               A MAIN STREET BANK 03

                                                President's Message      - 2-3 -

                                                Branch Managers          - 4-5 -

                                                Commercial Managers      - 6-7 -

                                                Board of Directors       - 8-9 -

                                                Branch locations          - 10 -

                                                Financial Report Index    - 10 -

                                                               [GRAPHIC OMITTED]


LEFT TO RIGHT:

LEWIS J. CRITELLI
Executive Vice President &
  Chief Financial Officer

EDWARD C. KASPER
Senior Vice President

WAYNE D. WILCHA
Senior Vice President &
  Trust officer

JOSEPH A. KNELLER
Senior Vice President

JOHN H. SANDERS
Senior Vice President

WILLIAM W. DAVIS, JR.
President &
  Chief Executive Officer

A Letter to Our Shareholders

         When reflecting upon this past year, it is with great pride that we report 2003 was another record setting year for your Company. Norwood Financial Corp and its subsidiary, Wayne Bank, announced earnings for the year-ended December 31, 2003, of $4,653,000, which represented a 6.9% increase over the $4,353,000 earned in the similar period of 2002. Earnings per share, on a fully diluted basis, were $1.75 in 2003 compared to $1.68 in 2002. Cash dividends declared in 2003 were $.65 per share, an increase of 8.3% over the $.60 per share declared in the prior year. All per share amounts have been adjusted to reflect the 50% stock dividend which was paid on June 16, 2003. It should be noted this is the twelfth consecutive year that your Company has increased its dividend. The return on average assets for the year was a strong 1.22% with a return on equity of 11.24%.

         Total assets as of December 31, 2003, were $387.5 million, with loans receivable of $233.7 million, deposits of $306.7 million and stockholders' equity of $42.8 million. Total assets have increased $20.0 million when compared to December 31, 2002.

         Loans receivable totaled $233.7 million as of December 31, 2003, an increase of $15.8 million, or 7.2%, from December 31, 2002. The growth was principally in commercial and residential real estate, with both portfolios showing increases over 10%. The real-estate related growth was partially offset by a continued decline in indirect automobile lending as the Company has chosen to de-emphasize this product line. Asset quality ratios remain strong. As of December 31, 2003, non-performing loans represented .06% of total loans, declining from .10% at the end of the prior year. Net charge-offs also decreased in 2003, with $539,000 in net charge-offs, compared to $700,000 in 2002.

         Net interest income for the year-ended December 31, 2003, on a fully taxable equivalent basis, was $13,945,000, declining from $14,479,000 in the similar period in 2002. The decrease in net interest income was due in part to the decline in the yield on earning assets in the current low interest rate environment, a significant amount of loan refinancing activity at lower rates, and increased cash flow from the securities portfolio reinvested at lower yields. However, net interest income, fully taxable equivalent, for the fourth quarter of 2003 totaled $3,629,000 and reflected an increase as compared to $3,588,000 in the similar period of 2002.

         Other income for the current year totaled $3,493,000, an increase of $489,000 over the $3,004,000 earned in 2002. The year-ended December 31, 2003, includes $692,000 in gains on sales of securities compared to $427,000 in the prior year. The gains were principally due to the sale of corporate bonds, equity holdings of other financial institutions and mortgage-backed securities. Operating expenses declined $541,000 to $9,808,000 for the year ended December 31, 2003, principally due to a lower level of losses on auto lease residuals.

         Our strategic plan to fully utilize digital imaging technology for records storage was activated early in the year. Our goal is to transform paper based documentation to computerized images. This technology enables our staff to immediately retrieve stored document images for customer service and opens valuable floor space previously devoted to file storage. We will be imaging and archiving new and existing documents as a routine procedure going forward.

         Near year-end, efforts were completed to interface check image archives to our Internet banking service to deliver images of recently paid checks directly to users of our "Direct Link" Internet banking product. This convenience is currently provided free to customers and enables them to view and print both the front and back of paid checks presented to us daily on their home computer.

         During the course of the year, a lot of time and effort was exerted to enhance our website, www.waynebank.com. We encourage you to visit the site, as it now provides many more conveniences. You may apply for a mortgage, car loan, personal loan and review all our deposit rates offered on savings accounts, certificates of deposit, etc. This technology is truly wonderful.

         We also pursued our plans to continually update our ATM network by installing a new unit at our Main Office in Honesdale. Subsequent to year-end, in early January we also installed a new unit at the Ski Big Bear Resort at Masthope. It is particularly pleasing to report that all approvals have finally been received and construction has commenced on our new Marshalls Creek office, which is scheduled to open in April of 2004.

         None of this could have been accomplished without the dedication of a creative and ingenious employee group who strive to make Wayne Bank the bank of choice in Northeastern Pennsylvania. It is particularly pleasing to note, that during the past year the following employees were promoted: In the Centralized Lending area, Ray Hebden was promoted to Assistant Vice President. The Community Office Manager of our Milford office, Mary Alice Petzinger, was promoted to Assistant Vice President. Our Retail Loan Operations Manager, Jennifer Witowic was promoted to Assistant Vice President. Paula Lasky was promoted to Community Office Manager of the Lords Valley office. Renee Gilbert was promoted to Community Office Manager of our Hamlin office and Denise Finagan was promoted to Assistant Community Office Manager of our Waymart Office. In June of 2003, we were very pleased to hire Elisa Rosario to manage our Stroud Mall office.

         One of our Directors, Mr. Harold Shook, has decided not to stand for re-election and will retire from the Board. While Harold is a man of few words, over the course of the last fifteen years everyone truly listened when he spoke. He has great business acumen and knowledge of our marketplace. He will be sorely missed, while the entire Board wishes him much success and health during his retirement.

         Finally, it is most pleasing to note, that Cohen Bros. & Company has initiated coverage of Norwood Financial Corp Stock. Cohen Bros. & Co. is a boutique investment bank and institutional research house specializing in the financial services industry. Their award winning research analysts focus on small and mid-cap ideas in the bank, thrift, insurance and specialty finance sectors. To get a copy of the report, please give us a call at 570-253-8511, or email william.davis@waynebank.com.

         In closing, we look forward to 2004 and plan to continue to look for ways to enhance your investment in Norwood Financial. Thank you for your continued support.

Sincerely yours,


/s/ William W. Davis, Jr.                                         /s/ Russell L. Ridd

William W. Davis, Jr., President and Chief Executive Officer      Russell L. Ridd, Chairman of the Board

                               [GRAPHIC OMITTED]

OUR                                             "PEOPLE LIKE TO DO BUSINESS WITH
BRANCH MANAGERS                                        SOMEONE THEY KNOW"
LIVE, WORK AND
VOLUNTEER IN THEIR
COMMUNITIES.
THEY ARE
BASKETBALL COACHES,
ROTARIANS, CHURCH
VOLUNTEERS AND
EMERGENCY CREW
MEMBERS.

BRANCH MANAGERS:
LEFT TO RIGHT

CAROLYN
  GWOZDZIEWYCZ
HAWLEY

    o

MARY ALICE
  PETZINGER
MILFORD

    o

PAULA LASKY
LORDS VALLEY

    o

NANCY WOROBEY
LAKEWOOD

    o

MELISSA SPEAKER
SHOHOLA

    o

KELLEY LALLEY
HONESDALE

    o

NORMA KUTA
WAYMART

    o

INSET:
ELISA ROSARIO
STROUDSBURG


COMMUNITY BRANCHES, COMMUNITY LEADERS

         For Wayne Bank's branch managers, every moment counts. These energetic, warm-hearted people live in the communities where they work, and they support and help to lead these communities. Wayne Bank's motto, "Helping the Community Grow," is second nature to them. It's why the branch managers have come to embody Wayne Bank for their neighbors.

         Carolyn Gwozdziewycz of the Hawley branch is on the board of Wayne Memorial Extended Care, the assisted living/nursing home division of Wayne Memorial Hospital, a major regional healthcare provider. She is also Treasurer of the Board of Wayne County Public Library. Melissa Speaker of Shohola is involved in her local volunteer fire department. Paula Lasky's Lords Valley chapter of the Rotary Club recently completed The Dictionary Project, which donated over 800 books to third graders in Pike County. Kelley Lalley of the Honesdale branch coaches a children's basketball team and is a member of the Wayne Economic Development Council, an organization working toward the completion of a business park in southern Wayne County. Nancy Worobey of Lakewood is active in the Preston Alumni Society and the women's group at her church. Mary Alice Petzinger serves on the Board of Directors of the Pike County Chamber of Commerce and participates with her fellow employees at the Milford branch in monthly charitable projects, including Toys for Tots, in conjunction with the Unites States Marine Corps. Norma Kuta of the Waymart branch is active at the Damascus Community Center, is involved in the Red Cross Bloodmobile, and serves as a volunteer at the Dorflinger-Suydam historical site. Elisa Rosario of Stroudsburg helps raise scholarship money for local children through the Kiwanis, is on the board of Meals on Wheels, and emceed the Balloon Festival for the Stroudsburg area Chamber of Commerce.

         This energetic devotion to the community, admirable in its own right, also helps to build the bank. "We're all so involved," said Paula Lasky. "It helps to bring business into the bank, because everyone knows us, and people like to do business with someone they know."

                               [GRAPHIC OMITTED]

        WE SERVE THREE OF THE FASTEST GROWING COUNTIES IN PENNSYLVANIA.

         The area has seen rapid growth in recent years. Said Carolyn Gwozdziewycz, "The expansion has been phenomenal. We have a wonderful mix of people coming in, young families and retirees looking for a high quality of life. We've helped so many people build their dream home."

         Melissa Speaker of Shohola agreed. "The main comment when people move here is that it's a beautiful area. It is, and it's a great place to live. Real estate sells fast, and we've seen a lot of new construction."

         Elisa Rosario of Stroudsburg said, "I'm new to the area myself, so I relate to our new customers. I welcome them with open arms, and try to meet their needs. I tell them, `We have all the amenities of a city bank!'"

         With so much development, each branch office strives to offer the full range of banking services a community needs. Said Kelley Lalley of the Honesdale branch, "We do everything from $1,000 personal loans up to $1,000,000commercial loans. As a community banker, and someone who grew up here, I know many of the bank's customers personally. I enjoy helping them meet their goals."

         Wayne Bank and the community it serves continue to grow together. As Carolyn Gwozdziewycz explained, "I have customers who came in for a mortgage or a checking account, and then they needed other services, and before you know it, they're inviting you over, and you've become friends."

         Paula Lasky concurred. "I like helping young families get started in a new home. The bank's motto is `Helping the Community Grow.' We really mean that. We have all different kinds of people here in the community, and there's always something we can do for them."

         Carolyn concluded, "A lot of people who are moving here have no family or friends in the area. So we at the bank like to make them feel at home, and we become almost their family here. We are the embodiment of Wayne Bank in our communities, and we like that."

"OUR ROLE IS TO MAKE PEOPLE COMFORTABLE WITH THEIR LOVED ONES' FINANCIAL FUTURES. WHEN THEY LEAVE, WE WANT THEM TO SAY, AS ONE RECENT CLIENT DID, "NOW I KNOW EVERYTHING WILL BE ALRIGHT." GIVING PEOPLE PEACE OF MIND IS VERY REWARDING."

- WAYNE WILCHA
    SVP TRUST OFFICER

                               [GRAPHIC OMITTED]

                        "EVERY LOAN IS IMPORTANT TO US,
                                        EVERY CUSTOMER"

OUR COMMERCIAL GROWTH IS BOOMING AS ENTREPRENEURS JUMP ON NEW OPPORTUNITIES TO SERVE THE EVER - EXPANDING POPULATIONS OF WAYNE, PIKE AND MONROE COUNTIES.

IN A ONE YEAR PERIOD FROM 2001 TO 2002, PIKE COUNTY'S POPULATION GREW AT AN ASTONISHING RATE OF 3.8%. THE AREA'S COMMERCIAL GROWTH IS KEEPING PACE EVERY STEP OF THE WAY.

                       HELPING THE COMMUNITY GROW STRONG.

         Wayne Bank serves an area that has grown steadily for more than a decade. The past two years have also seen more pronounced growth as the events of September 11, 2001, began to shift the population of the greater New York area away from the city. Commerce has scrambled to meet the needs of this new wave of residents, and Wayne Bank has been flexible and aggressive in helping the community grow strong.

         John Carmody of the Honesdale office said, "We've seen notable commercial growth in the past few years, and as the national economy rebounds, we anticipate an additional local uptick. Wayne Bank is positioned to take advantage of opportunities when they come to the community."

         Ed Kasper, Senior Vice President for Commercial Lending, concurred. "Our commercial lending was up 15-18 million dollars in 2003. We have contributed significantly to local business growth."

         John Carmody added, "Our loans run the gamut, too, from one man carpentry or plumbing operations to companies with several hundred employees. Every loan is important to us, every customer."

         "The bank is extremely competitive," said Bill Henigan of the Stroudsburg office. "We have taken a flexible attitude about rates and structuring. We try to figure out how to make a loan, rather than how to not make a loan."

         This responsiveness to the community is a credo for Wayne Bank's commercial account managers, in their personal lives as well as their lending. John Carmody is Director and past President of the Wayne County Builders Association and recently completed "Leadership Wayne", a program that resulted in a new local office called SCORE, which stands for the Service Corps of
Retired Executives, a group that provides free business counseling to entrepreneurs.

                               [GRAPHIC OMITTED]

                 WAYNE COUNTY'S GROWTH RATE IS NEARLY 2% A YEAR

"WAYNE BANK EMPHASIZES SERVICE, AND CUSTOMERS ARE DRAWN TO THAT. OUR GROWTH DEMONSTRATES THE SUCCESS OF THAT APPROACH."

        - BILL KERSTETTER


COMMERCIAL MANAGERS:
LEFT TO RIGHT

BILL HENIGAN
STROUDSBURG

    o

JOHN CARMODY
HONESDALE

    o

ED KASPER
HONESDALE

    o

BILL KERSTETTER
MILFORD

         Ed Kasper is on the Board of Directors of the Human Resource Center, a local organization that assists people who have mental and physical disabilities. With Ed's assistance, the Human Resource Center was able to obtain a loan to build a workshop for its clients.

         Bill Henigan is incoming President of his local chapter of Kiwanis, and is also active in the Lions and other civic organizations. In addition to programs for children who need eyeglasses, and for children with Type 1 diabetes, Bill was recently involved in sponsoring the travel of a family with limited resources whose child needed medical attention in Philadelphia.

         Bill Kerstetter of the Milford office serves on the Board of the Milford-Matamoras Rotary Club, and is a founding member of Pike County United Way. He is an associate Board member of the Pike County Public Library, a township supervisor and an elder in his church.

         Naturally the lenders' interest in the vitality of their community helps to shape the loans they make. From smaller projects like a gym that built a new facility after it outgrew its original quarters, to a large loan for a conference center that employs dozens of area residents, Wayne Bank attracts and retains a variety of entrepreneurial customers. Why? The answer is emphatic.

         "Service!" exclaimed Bill Kerstetter. "Wayne Bank emphasizes service, and customers are drawn to that. Our growth demonstrates the success of that approach."

         Bill Henigan elaborated. "With commercial lending, the customer doesn't just get their loan and ride off into the sunset. You continue to be active with them - after their initial loan, they'll want to upgrade their phone system or get new computers. I visit my commercial customers at least quarterly, to see how they're doing and to see what else they might need. I also ask them if they have any fellow entrepreneurs who might need our services. We are a community, and we're all growing together."

                               [GRAPHIC OMITTED]

OUR BOARD OF DIRECTORS COMPRISES BUSINESS AND CIVIC LEADERS FROM ACROSS OUR MARKET AREA. THESE CORNERSTONES OF THE COMMUNITY GUIDE OUR BUSINESS AND NURTURE OUR NEIGHBORHOODS FOR THE BENEFIT OF EVERYONE WHO LIVES HERE.

THE BOARD OF DIRECTORS OF WAYNE BANK

CHARLES E. CASE

         Charles is the retired former owner of CR Case and Sons, Inc. of Honesdale. He is an active supporter of youth sports in Honesdale, and of the business community of Wayne County.

RUSSELL L. RIDD
Chair of the Board of Directors

         He retired as President and Chief Executive Officer of the Bank in 1993. Mr. Ridd has been active in civic and business organizations for over 40 years. Mr. Ridd currently serves as Chair of the Board of Trustees of the Dorflinger-Suydam Wildlife Sanctuary. During his tenure on the Board of Wayne Bank, he has always encouraged the Bank's involvement in civic projects.

WILLIAM W. DAVIS, JR.
President & Chief Executive Officer

         He is a Past President of the Wayne County Chamber of Commerce. He serves on the boards of the Wayne County Community Foundation, the Northeastern Child Care Services, Inc., DBA, Treasure House, Pocono Medical Center, and the Dorflinger-Suydam Wildlife Sanctuary. Mr. Davis is a founding member of the Greater Honesdale Partnership.

JOHN E. MARSHALL
Secretary of the Board

         John is President of Marshall Machinery, Inc., a farm equipment and sales company. Mr. Marshall is a strong supporter of youth agricultural projects, including 4-H and the Wayne County Fair.

                               [GRAPHIC OMITTED]

                                              BOARD OF DIRECTORS:
                                              LEFT TO RIGHT

                                              CHARLES E. CASE

                                                  o

                                              RUSSELL L. RIDD
                                              CHAIRMAN OF THE BOARD

                                                  o

                                              WILLIAM W. DAVIS, JR.
                                              PRESIDENT &
                                              CHIEF EXECUTIVE OFFICER

                                                  o

                                              JOHN E. MARSHALL
                                              SECRETARY OF THE BOARD

                                                  o

                                              HAROLD A. SHOOK

                                                  o

                                              DANIEL J. O'NEILL

                                                  o

                                              GARY P. RICKARD

                                                  o

                                              DR. KENNETH A. PHILLIPS

                                                  o

                                              RICHARD L. SNYDER

HAROLD A. SHOOK

         Harold is President of Shooky's Distributors in Hawley. Mr. Shook supports promotional activities for business and tourism in the Hawley-Lake Wallenpaupack area.

DANIEL J. O'NEILL

         Daniel is the retired Superintendent of the Wayne Highlands School District in Honesdale. He has taken a leadership role in a variety of fundraisers for civic organizations, and for individuals and groups in need. Also retired from a distinguished military career, he is a member of many civic boards, including Wayne County Chamber of Commerce, Greater Honesdale Partnership, Wayne County Community Foundation and Wayne County Sports Hall of Fame.

GARY P. RICKARD

         Gary is involved in local civic and business organizations, including agricultural organizations, and opens his dairy farm to tours from area schools.

DR. KENNETH A. PHILLIPS

         Kenneth is active in Waymart civic organizations and is a strong advocate of youth sports. He has supported many fundraisers in the Waymart area, including that for the children's baseball field. Mr. Phillips is an inductee of the Wayne County Sports Hall of Fame.

RICHARD L. SNYDER

         Richard is a retired executive and certified public accountant. He served in a number of executive positions with Pricewaterhouse Coopers LLP, Bell Equipment/Alcom Combustion Company and Phillip Morris Companies. Mr. Snyder plays a leadership role in the campaign to preserve the heritage of Milford. He is President of the Milford Enhancement Committee and active in the arts in Pike County and surrounding areas.

                           TEN CONVENIENCT LOCATIONS

Administrative Office:

717 Main Street
P.o. Box 269
Honesdale, PA 18431


Community Offices:              [MAP OF WAYNE, PIKE AND
                                 MONROE COUNTIES SHOWING
717 Main Street                    OFFICE LOCATIONS]
Honesdale, PA 18431

254 Willow Avenue
Honesdale, PA 18431

Belmont & Water Streets
Waymart, PA 18472

Route 6
Hawley, PA 18428

111 West Harford Street
Milford, PA 18337

Weis Market, Route 590
Hamlin, PA 18427

Richardson Avenue
Shohola, PA 18458

Route 370 &
Lake Como Road
Lakewood, PA 18439

Stroud Mall & Route 611
Stroudsburg, PA 18360

Route 739,
Lords Valley Shopping Plaza
Lords Valley, PA 18428

Grand Union
Matamoras/Westfall
(ATM only)

                                 NORWOOD
                                 --------------
                                 FINANCIAL CORP







                         Consolidated Financial Report         03
                         -----------------------------------------------------
                         Management's Discussion & Analysis  . 13-27 .
                         Independent Auditor's Report        . 28 .
                         Balance Sheets                      . 29 .
                         Statements of Income                . 30 .
                         Statements of  Stockholders' Equity . 31 .
                         Statements of Cash Flow             . 32 .
                         Notes to Consolidated Financial
                              Statements                     .33-49 .
                        Investor Information                 . 50 .

MANAGEMENT'S DISCUSSION AND ANALYSIS

INTRODUCTION

         This Management's Discussion and Analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp (The Company) and its subsidiary Wayne Bank (the Bank) for the years ended December 31, 2003, 2002, and 2001. This section should be read in conjunction with the consolidated financial statements and related footnotes.

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

         The most significant estimates in the preparation of the Company's financial statements are for the allowance for loan losses and accounting for stock options. Please refer to the discussion of the allowance for loan losses calculation under "Non-performing Assets and Allowance for Loan Losses" in the "Financial Condition" section below. The Company accounts for their stock option plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation is reflected in net income, as all options granted had an exercise price equal to the market value of the underlying common stock on the grant date.

RESULTS OF OPERATION - SUMMARY

         Net income for the Company for the year 2003 was $4,653,000 compared to $4,353,000 for the year 2002. This represents an increase of $300,000 or 6.9% over the prior year. Basic and diluted earnings per share for 2003 were $1.79 and $1.75 respectively, increasing from $1.70 and $1.68, respectively, in 2002. The return on average assets (ROAA) for the year ended December 31, 2003 was 1.22%, with a return on average equity (ROAE) of 11.24%.

         The increase in earnings was principally attributable to growth in other income and a lower level of operating expenses, offsetting a decline in net interest income. Net interest income, on a fully taxable equivalent basis
(fte), totaled $13,945,000 in 2003, compared to $14,479,000 in 2002. The decline in net interest income was due to a decrease in earning asset yields as a result of an increase in cash-flows in the investment portfolio and refinancings in the loan portfolio with the proceeds reinvested at lower yields. The decline in earning assets yields was partially offset by a $21.4 million increase in average earning assets and a lower cost of funds.

         Loans receivable increased $15.7 million to total $233.7 million as of December 31, 2003. The growth was principally in commercial and residential real estate loans. This growth in loans was funded by a $14.8 million growth in deposits. Credit quality remained strong with a lower level of non-performing assets and less net charge-offs for the year ended December 31, 2003 as compared to the prior year.

     [BAR GRAPH SHOWING NET INCOME FOR LAST FIVE FISCAL YEARS IN THOUSANDS]

                                  99 - $3,508
                                  00 - $3,860
                                  01 - $4,202
                                  02 - $4,353
                                  03 - $4,653

                            NORWOOD FINANCIAL CORP | 2003 ANNUAL REPORT   - 13 -

     [BAR GRAPH SHOWING BASIC EARNINGS PER SHARE FOR PAST FIVE FISCAL YEARS]

                                  99 - $1.39
                                  00 - $1.55
                                  01 - $1.67
                                  02 - $1.70
                                  03 - $1.79

         Other income for 2003 was $3,493,000, an increase of $489,000 or 16.3% over 2002. The increase was due in part to an increase in gains on sales of securities which totaled $692,000 in 2003, compared to $427,000 in 2002. The gains were principally in equity holdings of other financial institutions, corporate bonds and mortgage-backed securities. Other income represented 20.0% of total revenues in 2003, improving from 17.2% in 2002. Other expenses totaled $9,808,000 in 2003 compared to $10,349,000 in 2002, a decrease of $541,000 or
5.2%. The decrease in expenses was principally due to a lower level of losses on lease residuals, $50,000 in 2003 compared to $870,000 in 2002. The decrease was due to the significantly lower number of vehicles in the leasing portfolio during 2003.

         Net income for the Company for the year 2002 was $4,353,000 compared to $4,202,000 for the year 2001. This represents an increase of $151,000 or 3.6% over the prior year. Basic and diluted earnings per share for 2002 were $1.70 and $1.68 increasing from $1.67 and $1.65, respectively, in 2001. The return on average assets (ROAA) for the year ended December 31, 2002 was 1.21%, with a return on average equity (ROAE) of 11.60%.

         The increase in earnings was principally attributable to a higher level of net interest income and growth in other income. Net interest income, on a fully taxable equivalent basis (fte), totaled $14,479,000 in 2002, compared to $14,041,000 in 2001. The improvement in net interest income was due to a $22.1 million growth in average earning assets during 2002, which offset a declining net interest margin.

         Other income for 2002 was $3,004,000, an increase of $202,000 or 7.2% over 2001. Other income represented 17.2% of total revenues in 2002, improving 16.6% in 2001. Other expenses totaled $10,349,000 in 2002 compared to $9,858,000 in 2001, an increase of $491,000 or 5.0%. The increase in expenses was principally due to a higher level of losses on lease residuals and increased cost of various employee benefit plans.

         [BAR GRAPH SHOWING TOTAL ASSETS IN MILLIONS AT END OF EACH OF
                            LAST FIVE FISCAL YEARS]

                                  99 - $315
                                  00 - $327
                                  01 - $346
                                  02 - $367
                                  03 - $387


FINANCIAL CONDITION

TOTAL ASSETS

         Total assets at December 31, 2003, were $387.5 million compared to $367.5 million at year-end 2002, an increase of $20.0 million or 5.4%.

LOANS RECEIVABLE

         Loans receivable, represent the most significant percentage of the Company's assets, at 60.3% of total assets. At December 31, 2003, total loans receivable were $233.7 million compared to $218.0 million at year-end 2002, an increase of $15.7 million. Loan growth in commercial and residential real estate was partially offset by a net run-off in indirect automobile financing, included in consumer loans to individuals.

         Residential real estate, which includes home equity lending, totaled $77.5 million at December 31, 2003, compared to $69.0 million at year-end 2002. This increase of $8.5 million is net of prepayments, refinancing activity and sales into the secondary market. In the low interest rate environment of 2003, fixed rate mortgage products were preferred by customers and accounted for the majority of the activity. The Company sells a portion of its longer-term fixed rate residential loan production for interest rate risk management, with $7.1 million of 30 year fixed rate loans sold into the secondary market during 2003 at a gain of $192,000, included in other income. The Company holds the majority of its fifteen and twenty year fixed rate residential mortgage production in its portfolio.

         The Company's indirect lending portfolio (included in consumer loans to individuals) declined $11.1 million to $28.3 million at December 31, 2003. A portion of the net decrease may be attributable to the significant financing incentives offered by the automakers throughout 2003, increased competition from other banks and a slow down in the market. In addition, the Company is focusing its efforts on increasing direct and real estate lending through its branch network and anticipates a decrease in indirect financing again in 2004.


- 14 - NORWOOD FINANCIAL CORP | 2003 ANNUAL REPORT

         The Company stopped automobile lease originations during the third quarter of 1999. This was done to monitor experience in early terminations, amount of off-lease vehicles returned and the market values of vehicles returned compared to residual values. As a result, total leases declined $1.3 million in 2003 to $300,000 as of December 31, 2003. Losses on lease residuals (included in other expense) totaled $50,000 for 2003. The Company maintains a reserve for residual losses (included in other liabilities), which totaled $66,000 at December 31, 2003, with a residual value in the remaining portfolio of $297,000 compared to a $213,000 reserve, and $1.3 million of residual value at the prior year-end. The Company liquidates its returned off-lease vehicles through various used car dealers and automobile auction centers. As of December 31, 2003, the Company had an inventory of automobiles to liquidate of $180,000 (included in other assets). The Company expects all leases to mature and have the majority of vehicles liquidated by year-end 2004.

         Commercial loans consist principally of loans made to small businesses within the Company's market and are usually secured by real estate and other assets of the borrower. Commercial and commercial real estate loans totaled $113.3 million at December 31 2003, increasing from $94.7 million in 2002, an increase of $18.6 million or 19.6%. The majority of the increase was in loans secured by real estate with adjustable interest rates based on a spread to the prime rate. The growth in commercial lending was centered in the Pike and Monroe County market areas.

NON-PERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES

   [BAR GRAPH SHOWING NPAS TO ASSETS AT END OF EACH OF LAST FIVE FISCAL YEARS]

                                  99 - 0.24%
                                  00 - 0.22%
                                  01 - 0.21%
                                  02 - 0.07%
                                  03 - 0.40%


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

         As of December 31, 2003, non-performing loans totaled $143,000 and represented .06% of total loans receivable compared to $221,000 and .10% as of year-end 2002. Total non-performing assets, which includes foreclosed real estate totaled $143,000 and represented .04% of total assets, declining from $242,000 and .07% as of December 31, 2002. As of December 31, 2003, the Company had no foreclosed real estate. The non-performing loans as of December 31, 2003 consist principally of loans secured by residential real estate. The Company does not anticipate any significant losses, related to these loans due to collateral values.

         The allowance for loan losses totaled $3,267,000 at year-end 2003 and represented 1.40% of total loans receivable compared to $3,146,000 and 1.44% of total loans as of year-end 2002. Net charge-offs for 2003 were $539,000, consisting principally of losses on the sale of repossessed automobiles and a commercial credit secured by automobiles, compared to net charge-offs of $700,000 in 2002. The provision for loan losses for 2003 was $660,000, compared to $630,000 in 2002.

         The Company's loan review process assesses the adequacy of the allowance for loan losses on a quarterly basis. The process includes a review of the risks inherent in the loan portfolio. It includes an analysis of impaired loans and a historical review of losses. Other factors considered in the analysis include; concentration of credit in specific industries in the commercial portfolio; the local and regional economic conditions; trends in delinquencies, large dollar exposures and loan growth. As of December 31, 2003, the Company considered its concentration of credit risk profile to be moderate. The local economy improved in 2003, with a lower unemployment rate in its primary market area of Wayne, Pike and Monroe Counties. The Company has modestly increased its number of large commercial credits and has had double digit growth in real estate related loans. As a result of its analysis, after applying these factors, management considers the allowance as of December 31, 2003, adequate. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses, if any that might be incurred in the future.


                            NORWOOD FINANCIAL CORP | 2003 ANNUAL REPORT   - 15 -

The following table sets forth information with respect to the Company's allowance for loan losses at the dates indicated:

                                                             Year-ended December 31,
                                            --------------------------------------------------------
                                                                 (in thousands)
                                              2003        2002        2001        2000        1999
                                            --------------------------------------------------------
Allowance balance
         at beginning of period             $ 3,146     $ 3,216     $ 3,300     $ 3,344     $ 3,333
Charge-Offs:
         Commercial and all other              (121)        (34)        (12)         --         (12)
         Real Estate                             --        (122)        (11)         (9)        (17)
         Consumer                              (478)       (608)       (711)       (589)       (419)
         Lease Financing                        (36)        (30)       (152)       (170)       (184)
                                            --------------------------------------------------------
Total                                          (635)       (794)       (886)       (768)       (632)
Recoveries:
         Commercial and all other                 5          --           8          54          74
         Real Estate                             24          13           1          73          --
         Consumer                                64          72          85          88          83
         Lease Financing                          3           9          13          29          16
                                            --------------------------------------------------------
Total                                            96          94         107         244         173
Provision expense                               660         630         695         480         470
                                            --------------------------------------------------------
Allowance balance
         at end of period                   $ 3,267     $ 3,146     $ 3,216     $ 3,300     $ 3,344
                                            ========================================================
Allowance for loan losses as a percent
         of total loans outstanding            1.40%       1.44%       1.50%       1.52%       1.63%
Net loans charged off as a percent of
         average loans outstanding              .24%        .33%        .36%        .25%        .23%
Allowance for loan losses as a
         percent of non-performing loans    2,284.6%    1,423.5%      470.9%      484.6%      508.9%

         The following table sets forth information regarding non-performing assets. The Bank had no troubled debt restructurings as defined in SFAS No. 114. As of December 31, 2003, the Company has executed judgment and scheduled foreclosure on a commercial real estate credit with a balance of $213,000. The loan is considered impaired and collateral dependent. However, due to collateral values, the Company does not anticipate any loss.

                                                  As of December 31,
                                         ---------------------------------------
                                                    (in thousands)
                                         2003    2002    2001    2000    1999
                                         ---------------------------------------
Non-accrual loans:
         Commercial and all other        $ --    $ --    $ 64    $ 64    $ 64
         Real estate                      125     213     597     518     513
         Consumer                          --       3      11      --      19
Total                                     125     216     672     582     596

Accruing loans which are contractually
         past due 90 days or more          18       5      11      98      61

Total non-performing loans                143     221     683     680     657
Foreclosed real estate                     --      21      54      27     110

Total non-performing assets              $143    $242    $737    $707    $767

Non-performing loans to total loans       .06%    .10%    .32%    .31%    .32%

Non-performing loans to total assets      .04%    .06%    .20%    .21%    .21%

Non-performing assets to total assets     .04%    .07%    .21%    .22%    .24%

- 16 - NORWOOD FINANCIAL CORP | 2003 ANNUAL REPORT

SECURITIES

         The securities portfolio consists principally of issues of United States Government agencies, including mortgage-backed securities; municipal obligations, and corporate debt. In accordance with SFAS#115 "Accounting for Certain Investments in Debt and Equity Securities" the Company classifies its investments into two categories: held to maturity (HTM) and available for sale
(AFS). The Company does not have a trading account. Securities classified as HTM are those in which the Company has the ability and the intent to hold the security until contractual maturity. As of December 31, 2003, the HTM portfolio totaled $5.7 million and consisted of longer-term municipal obligations. Securities classified as AFS are eligible to be sold due to liquidity needs or interest rate risk management. These securities are adjusted to and carried at their fair market value with any unrealized gains or losses recorded as an adjustment to capital and reported in the equity section of the balance sheet as other comprehensive income. As of December 31, 2003, $124.8 million in securities were so classified and carried at their fair market value, with unrealized appreciation; net of tax, of $1,431,000, included in Accumulated other comprehensive income in stockholders' equity.

         As of December 31, 2003, the average life of the portfolio was 2.1 years compared to 2.3 years at the prior year-end. The decrease was due to increased cash flow from the mortgage-backed securities, which was impacted by the low interest rate environment in 2003 and the purchase of short-term securities. Total purchases for the year were $106.8 million with securities called, maturities and cash flow of $72.9 million and sales of $22.5 million. The purchases were funded principally by cash flow from the portfolio and a reduction in Federal Funds sold. The Company had overnight federal funds sold of $6.4 million as of December 31, 2002 and -$0- as of December 31, 2003.

         As of December 31, 2003,  the Company's  securities  portfolio (HTM and
AFS) totaled $130.6 million with the mix as follows: U.S. Treasuries, 1.6%; U.S. Government agencies 36.4%; mortgage-backed securities, 31.0%; municipal obligations, 18.9%; corporate debt securities, 10.5% and equity securities of other financial institutions 1.6%. The portfolio had $14.5 million of floating rate instruments, principally adjustable rate mortgage backed securities as of December 31, 2003. The portfolio contained no structured notes, step-up bonds and no off-balance sheet derivatives were in use. The U.S. Government Agency Portfolio consists principally of Federal Home Loan Bank callable notes with final maturities of less than 5 years The mortgage backed securities are pass-through bonds with the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corp (Freddie Mac), and Guaranteed National Mortgage Association (GNMA).

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

         Total deposits at December 31, 2003, were $306.7 million increasing from $291.9 million as of year-end 2002, an increase of $14.8 million or 5.1%. The increase was principally in core transaction accounts. The Company's money market accounts which include the premium product Investor Account, increased $7.6 million, or 19.5% to $46.5 million. In addition, savings deposit products increased $4.3 million, or 8.3%, to $55.9 million.

         Time deposits over $100,000, which consist principally of school district and other public funds, with maturities generally less than one year, were $29.3 million as of December 31, 2003, compared to $29.5 million at year-end 2002. These deposits are subject to competitive bid and the Company bases its bid on current interest rates, loan demand, investment portfolio structure and relative cost of other funding sources.

                            NORWOOD FINANCIAL CORP | 2003 ANNUAL REPORT   - 17 -

         As of December 31, 2003, non-interest bearing demand deposits totaled $39.5 million, increasing $6.1 million or 18.1% from the prior year-end. These are principally commercial deposits, and have increased due to growth in the commercial loan portfolio. In addition, the Company has $7.5 million of cash management accounts included in short-term borrowings. These balances represent commercial customers' excess funds invested in overnight securities. The Company considers these accounts as a source of core funding.

         The Company believes a portion of its deposit growth over the prior two years may be due in part to the relatively weak stock market performance since March 2000. Bank deposit growth may slow in 2004, as the stock market becomes more attractive to investors. However, the Company believes it can continue to increase its core deposits by establishing new commercial loan relationships, and by seeking new branch locations in high growth areas.

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

         Net interest income, which is the primary source of the Company's earnings, is impacted by changes in interest rates and the relationship of different interest rates. To manage the impact of the rate changes, the balance sheet must be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals. The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. As of December 31, 2003, the level of net interest income at risk in a 200 basis points increase or decrease was within the Company's policy limits, of a decline of no more than 8% of net interest income.

         Imbalance in repricing opportunities at a given point in time reflect interest-sensitivity gaps measured as the difference between rate-sensitive assets and rate-sensitive liabilities. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indications of potential interest rate exposures over specific intervals.

         At December 31, 2003, the Bank had a positive 90 day interest sensitivity gap of $30.2 million or 7.8% of total assets compared to 8.6% as of December 31,2002. A positive gap means that rate-sensitive assets are greater than rate-sensitive liabilities at the time interval. This would indicate that in a declining rate environment, the yield on interest-earning assets may decrease faster than the cost of interest-bearing liabilities in the 90 day time frame. The Company has experienced a decline in its net interest margin, in part, due to the asset-sensitive position. The repricing intervals are managed by ALCO strategies, including adjusting the average life of the investment portfolio, pricing of deposit liabilities to attract longer term time deposits, loan pricing to encourage variable rate products and evaluation of loan sales of longer term mortgages.

         The Company analyzes and measures the time periods in which rate sensitive assets (RSA) and rate sensitive liabilities (RSL) will mature or reprice in accordance with their contractual terms and assumptions. Management believes that the assumptions used are reasonable. The interest rate sensitivity of assets and liabilities could vary substantially if differing assumptions were used or if actual experience differs from the assumptions used in the analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed. Finally, the ability of borrowers to

- 18 - NORWOOD FINANCIAL CORP | 2003 ANNUAL REPORT service their adjustable-rate debt may decrease in the event of an interest rate increase. The operating results of the Company are not subject to foreign currency exchange or commodity price risk.

The following table displays interest-sensitivity as of December 31, 2003 (dollars in thousands)

                                            3 Months      3 through    1 through     Greater Than
                                            or Less      12 Months     3 Years         3  Years     Total
                                            ---------------------------------------------------------------
Federal funds sold and
         interest bearing deposits          $      64    $      --     $      --     $      --   $       64
Securities (1)                                 15,387       35,006        44,589        35,589      130,571
Loans receivable (1)                           88,471       44,981        55,371        44,910      233,733
                                            ---------------------------------------------------------------
         Total rate sensitive assets
                  (RSA)                     $ 103,922    $  79,987     $  99,960     $  80,499   $  364,368
                                            ===============================================================
Non-maturity interest
         bearing deposits(2)                $  25,032    $  32,384     $  85,886     $      --   $  143,302
Time deposits                                  29,967       54,343        29,867         9,673      123,850
Other                                          18,721        3,916         5,222         8,000       35,859
                                            ---------------------------------------------------------------
         Total rate sensitive liabilities
                  (RSL)                     $  73,720    $  90,643     $ 120,975     $  17,673   $  303,011
                                            ===============================================================

Interest sensitivity gap                    $  30,202    ($ 10,656)    ($ 21,015)    $  62,826   $   61,357
Cumulative gap                                 30,202       19,546        (1,469)       61,357
RSA/RSL-cumulative                              141.0%       111.9%         99.5%        120.2%

As of December 31, 2002
Interest sensitivity gap                    $  31,726    ($ 28,105)    ($ 12,184)    $  63,830    $  55,267
Cumulative gap                                 31,726        3,621      (  8,563)       55,267
RSA/RSL-cumulative                              142.3%       102.1%         96.9%        119.0%

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

LIQUIDITY

         Liquidity can be viewed as the ability to fund customers' borrowing needs and their deposit withdrawal requests while supporting asset growth. The Company's primary sources of liquidity include deposit generation, asset maturities, and cash flow from payments on loans and securities.

         As of December 31, 2003, the Company had cash and cash equivalents of $9.2 million in the form of cash, due from banks, federal funds sold and short-term deposits with other institutions. In addition, the Company had total securities available for sale of $124.8 million, which could be used for liquidity needs. This totals $134.0 million and represents 34.6% of total assets compared to $131.0 million and 35.7% of total assets as of December 31, 2002. The Company also monitors other liquidity measures, all of which were within the Company's policy guidelines as of December 31, 2003. Based upon these measures, the Company believes its liquidity position is adequate.

         The Company maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB), the Atlantic Central Bankers Bank (ACBB) and other correspondent banks, which support liquidity needs. The approximate borrowing capacity from FHLB was $120.7 million. As of year-end 2003, the Company had $23 million in long-term borrowings from the FHLB, and $420,000 of short-term, overnight borrowings.

                            NORWOOD FINANCIAL CORP | 2003 ANNUAL REPORT   - 19 -

         The Company's financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments, as of December 31, 2003 totaled $40,594,000. This consisted of $12,197,000 in commercial real estate, construction and land developments loans, $5,829,000 in home equity lines of credit, $2,128,000 in standby letters of credit and the remainder in other unused commitments. Because these instruments have fixed maturity dates and because a portion of them will expire without being drawn upon, they do not represent any significant liquidity risk.

         Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

The  following  table   represents  the  aggregate  on  and  off  balance  sheet
contractual obligations to make future payments.

CONTRACTUAL OBLIGATIONS

                                           Payments due by period
                            ---------------------------------------------------------
                                              December 31, 2003
                            ---------------------------------------------------------
                                      Less than
                              Total     1 Year    1-3 Years   4-5 Years  Over 5 Years
                            ---------------------------------------------------------
                                               (in thousands)
Time deposits               $123,850   $ 84,310   $ 29,867   $  9,673     $     --
Long-term debt                23,000         --     10,000     10,000        3,000
Operating leases               1,915        139        236        144        1,396
                            ---------------------------------------------------------
                            $148,765   $ 84,449   $ 40,103   $ 19,817     $  4,396
                            =========================================================

RESULTS OF OPERATIONS

NET INTEREST INCOME

         Net interest income is the difference between income earned on loans and securities and interest paid on deposits and borrowings. For the year ended December 31, 2003, net interest income on a fully taxable basis (fte) was $13,945,000, a decrease of $534,000 or 3.7%, compared to $14,479,000 in 2002.
The resulting fte net interest spread and net interest margin for 2003 were 3.51% and 3.86%, respectively, compared to 3.82% and 4.26%, respectively, in 2002.

                 [BAR GRAPH SHOWING FTE NET INTEREST INCOME FOR
                      PAST FIVE FISCAL YEARS IN THOUSANDS]

                                  99 - $12,475
                                  00 - $13,424
                                  01 - $14,041
                                  02 - $14,479
                                  03 - $13,945


         Interest income (fte) for the year ended December 31, 2003 totaled $19,968,000 compared to $22,092,000 in 2002. The decrease was principally due to lower interest rates in 2003, with an average prime rate of 4.12% and Federal Funds target rate of 1.12%, compared to 4.67% and 1.67%, respectively, on average, for 2002. As a result of the lower interest rates, the yield on earning assets declined 98 basis points, to 5.53% in 2003.

         The earning asset yield was also unfavorably impacted by increased cash flows and maturities in the investment portfolio, which were reinvested at lower yields. The reinvestment purchases were also relatively short-term instruments with average lives of less than three years. Loan yields were also unfavorably impacted by increased refinancing activity and cash flows. This was partially offset by an improvement in the earning asset mix with an increase in the securities available for sale portfolio of $16.9 million funded in part by a reduction in lower yielding Federal Funds sold of $7.2 million.

         Interest income earned on loans totaled $14,579,000 with a yield of 6.46% in 2003, decreasing from $15,651,000 with a yield of 7.32% in 2002. The decline in the yield was due in part to the lower interest rate environment with an average prime rate of 4.12% in 2003 compared to 4.67% in 2002. Loans averaged $225.7 million in 2003, compared to $213.8 million in 2002.

- 20 - NORWOOD FINANCIAL CORP | 2003 ANNUAL REPORT

         Securities available for sale averaged $120.5 million in 2003 with fte interest income of $4,711,000 and a yield of 3.91% compared to $103.6 million, $5,633,000 and 5.44%, respectively, in 2002. During 2003, cash flows on mortgage-backed securities increased as a result of mortgage refinancing activity in the continued low interest rate environment. Total cash flow from maturities and principal reductions on mortgage-backed securities was $72.9 million in 2003 compared to $46.3 million in 2002. In addition, there was $22.5 million in proceeds from sales in 2003 compared to $6.5 million in 2002. These amounts were generally reinvested in lower coupon mortgage-backed securities, callable US Government agency securities and short-term tax-exempt municipal obligations. The yields on the reinvestments were typically 125 basis points less than the yield on cash flow. The Company reinvested in short-term securities in anticipation of an increase in rates in late 2004.

         Interest expense for the year-end December 31, 2003 totaled $6,023,000, declining from $7,613,000 in 2002. The average cost of interest-bearing liabilities in 2003 was 2.02%, a decrease of 67 basis points from 2.69% in 2002. The Company was able to reduce its cost of interest bearing deposits to 1.75% from 2.45% in 2002 by lowering rates paid on all types of deposits.

         For 2003, Federal Funds sold averaged $8.4 million at a yield of 1.12% compared to $15.6 million and 1.66% in 2002. The decrease was used to fund securities available for sale, typically at yields of 150 basis points higher than the federal funds rate.

         The net interest margin for 2003 was also unfavorably impacted by a decrease in the loan to deposit ratio, which averaged 74.0% in 2003 compared to 75.1% in 2002.

         For the year ended December 31, 2002, net interest income on a fully taxable basis (fte) was $14,479,000 an increase of $438,000 or 3.1% over 2001. The resulting fte net interest spread and net interest margin for 2002 were 3.82% and net interest margin for 2002 were 3.82% and 4.26%, respectively, compared to 3.76% and 4.26%, respectively, in 2001.

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

         The earning asset yield was also unfavorably impacted by a change in the asset mix, as a result of deposits increasing more than loans. On average in 2002 loans represented 63.0% of earning assets compared to 67.7% in 2001. The offset was an increase in lower yielding Federal Funds sold, 4.6% of average earning assets compared to 2.6% in 2001, and AFS securities, 31.1% of average earning assets, increasing from 27.5%.

         Interest income earned on loans totaled $15,651,000 with a yield of 7.32% in 2002 decreasing from $17,934,000 with a yield of 8.35% in 2001. The decline in the yield was due in part to the lower interest rate environment with an average prime rate of 4.67% in 2002 compared to 6.86% in 2001. Loans averaged $213.8 million in 2002, compared to $214.9 million in 2001.

         Securities available for sale averaged $103.6 million in 2002 with fte interest income of $5,634,000 and a yield of 5.44% compared to $87.2 million, $5,450,000 and 6.25%, respectively, in 2001. The decrease in yield was principally due to the lower interest rate environment in 2002. During 2002, cash flows on mortgage-backed securities increased in the lower interest rate environment. These amounts were generally reinvested in the lower coupon mortgage-backed securities, callable U.S. Government agency securities and short-term tax-exempt municipal obligations.

                            NORWOOD FINANCIAL CORP | 2003 ANNUAL REPORT   - 21 -

         Interest expense for the year-end December 31, 2002 totaled $7,613,000, declining from $10,210,000 in 2001. The average cost of interest-bearing liabilities in 2002 was 2.69%, a decrease of 119 basis points from 3.88% in 2001. In the lower rate environment of 2002, the Company was able to reduce its cost of interest bearing deposits to 2.45% from 3.65% in 2001.

         Federal Funds sold, which represents overnight investments of liquidity, increased in 2002, as deposit growth exceeded loan activity. For 2002, Federal Funds averaged $15.6 million at a yield of 1.65% compared to $8.3 million and 3.15% in 2001.

OTHER INCOME

         Other income totaled $3,493,000 in 2003, an increase of $489,000 or 16.3% over the $3,004,000 in 2002. Other income represented 20.0% of total revenues increasing from 17.2% in 2002.

         Service charges and fees were $1,846,000 in 2003 compared to $1,788,000 in 2002, an increase of $58,000. The increase was due in part to loan documentation fees, which increased $48,000 to $286,000 due to volume, and to debit card activity, which generated $180,000 in revenues, increasing from $166,000 in 2002. These items were partially offset by a $23,000 decrease in retail checking fees as a result of more customers opting for the Bank's "Simply Free" non-interest bearing checking account. In addition, fees related to non-sufficient funds (nsf) in checking accounts increased $28,000 to $599,000 due to a lower percentage of fees waived in 2003.

         Income from fiduciary activities was $250,000 in 2003 compared to $236,000 in 2002, with the increase principally due to higher market value of trust accounts in 2003 which totaled $74.0 million as of December 31, 2003, compared to $60.1 million at the end of 2002. In 2003, the Company sold $7.1 million of residential mortgages into the secondary market at a gain of $192,000 compared to $5.4 million of loans sold, at a gain of $82,000 in 2002. The loans sold were principally 30-year mortgages with coupons above the current market rate, and the sales were done for interest rate management, to reduce the Company's exposure to long term fixed rate assets.

         The Company had net gains on sales of securities of $692,000 compared to $427,000 in 2002. The Company sold selected equity holdings of other financial institutions, which appeared attractively priced, corporate bonds and fast paying underperforming mortgage-backed securities. The proceeds of the sales, which were $22.5 million, were reinvested in available for sale securities.

         Earnings on the cash surrender value (CSV) of Bank-Owned Life Insurance (BOLI, included in other assets), were $271,000 in 2003, increasing from $203,000 in 2002. The increase was principally due to the purchase of an additional $2.55 million in BOLI, during the third quarter of 2003, the proceeds of which were used to fund employee benefit plans.

         The Company's merchant processing net revenue decreased in 2003 to $61,000 from $88,000 in 2002. The decrease is due in part to a reduction in margin received by the bank from Visa and MasterCard.

         Other income totaled $3,004,000 in 2002, an increase of $202,000 or 7.2% over the $2,802,000 in 2001. Other income represented 17.2% of total revenues increasing from 16.6% in 2001.

         Service charges and fees were $1,788,000 in 2002 compared to $1,661,000 in 2001, an increase of $127,000. The increase is due in part to growth in fee-based retail deposit accounts, with service charges increasing $66,000, and debit card activity, which generated $166,000 in revenues, increasing from $134,000 in 2001. In addition, fees related to non-sufficient funds (nsf) in checking accounts increased $64,000 due to increased volume.

- 22 - NORWOOD FINANCIAL CORP | 2003 ANNUAL REPORT

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

         The Company had net gains on sales of securities of $427,000 in 2002 compared to $212,000 in 2001. The Company sold selected equity holdings of other financial institutions, which appeared attractively priced and corporate bonds.

Other Income (dollars in thousands)
For the year-ended December 31                        2003       2002       2001
                                                    ----------------------------

Service charges on deposit accounts                 $  409     $  415     $  358
ATM Fees                                               202        187        167
NSF Fees                                               599        571        507
Merchant card processing                                61         88        111
Loan related service fees                              286        254        240
Visa check card                                        180        166        134
Fiduciary activities                                   250        236        256
Mutual funds & annuities                               112        136        267
Gain on sales of mortgage loans                        192         82         48
CSV on life insurance                                  271        203        199
Other income                                           239        239        303
                                                    ----------------------------
                                                     2,801      2,577      2,590
Net realized gains on sales of securities              692        427        212
                                                    ----------------------------
Total                                               $3,493     $3,004     $2,802
                                                    ============================

OTHER EXPENSES

         Other expenses totaled $9,808,000 in 2003, a decrease of $541,000 or 5.2% from $10,349,000 in 2002. Salaries and employee benefit costs, which represented 50.1% of total other expense, were $4,916,000, for 2003, an increase of $69,000 or 1.4%. The increase was principally due to increasing costs of retirement plans and health insurance.

         Losses on lease residuals were $50,000 in 2003 decreasing significantly from $870,000 in 2002. The decrease was principally due to the lower number of cars liquidated in 2003 compared to 2002. These losses were partially offset by lease termination fee income, included in other income, of $16,000 in 2003 and $36,000 in 2002.

         Furniture and equipment expense for 2003 totaled $602,000, increasing from $517,000. The increase was due in part to a full year of maintenance costs on the item processing and document imaging system installed in 2002. Professional fees were $277,000 in 2003 compared to $178,000 in 2002. The increase was due in part to $45,000 of legal expenses related to the resolution of a problem credit and for general corporate matters. Also consulting expense, included in professional fees increased $28,000 due to a project related to loan processing and investment banking fees.

         Other expenses totaled $10,349,000 in 2002, an increase of $491,000 or 5.0% over $9,858,000 in 2001. Salaries and employee benefit costs, which represented 46.8% of total other expense, were $4,847,000 for 2002, an increase of $205,000 or 4.4%. The increase was principally due to increasing costs of health insurance and other benefit plans.

                            NORWOOD FINANCIAL CORP | 2003 ANNUAL REPORT   - 23 -

         Losses on lease residuals were $870,000 in 2002 increasing from $630,000 in 2001. The increase was principally due to higher number of cars liquidated in 2002 and a soft used car market. The scheduled lease terminations for 2003 are 66, significantly less than the 259 scheduled in 2002. These losses were partially offset by lease termination fee income, included in other income, of $36,000 in 2002 and $64,000 in 2001. Professional fees were $186,000 in 2002 compared to $211,000 in 2001, with the decrease due to lower consulting and legal fees.

INCOME TAXES

         Income tax expense for the year 2003 was $1,694,000 for an effective tax rate of 26.7%, compared to an expense of $1,623,000 and an effective rate of 27.2% in 2002. ____ The decrease in the effective tax rate is principally due to higher levels of interest income on municipal securities, and the cash surrender value of life insurance, which is not subject to Federal Income Tax.

         Income tax expense for the year 2002 was $1,632,000 for an effective tax rate of 27.2%, compared to an expense of $1,601,000 and an effective rate of 27.6% in 2001. The decrease in the effective tax rate is principally due to higher levels of interest income on municipal securities, which is not subject to Federal Income Tax.

CAPITAL AND DIVIDENDS

         Total stockholders' equity as of December 31, 2003, was $42.8 million, compared to $40.1 million as of year-end 2002. The increase was principally due to retention of earnings of $2,960,000 after cash dividends declared of $1,693,000. This was partially offset by a $1,060,000 decrease in accumulated other comprehensive income due to market value changes in the Company's AFS securities portfolio principally as a result of changing interest rates. As of December 31, 2003 the Company had a leverage capital ratio of 10.52%, Tier 1 risk-based capital of 15.58% and total risk-based capital of 17.09% compared to 10.13%, 15.06% and 16.57%, respectively, in 2002.

         The Company's stock is traded on the Nasdaq market under the symbol, NWFL. As of December 31, 2003, there were approximately 1,200 shareholders based on transfer agent mailings.

 [BAR GRAPH SHOWING BOOK VALUE PER SHARE AT END OF EACH LAST FIVE FISCAL YEARS]

                                  99 - $10.49
                                  00 - $11.99
                                  01 - $13.37
                                  02 - $15.09
                                  03 - $15.96


         The following table sets forth the price range and cash dividends declared per share regarding common stock for the period indicated:

                                               Closing Price Range
                                             -----------------------   Cash dividend
                                                High          Low      paid per share
                                             ----------------------------------------
Year 2003
---------
First Quarter                                $  20.83      $   19.39     $   .16
Second Quarter                                  24.20          19.84         .16
Third Quarter                                   29.70          23.47         .16
Fourth Quarter                                  27.59          24.88         .17

Year 2002
---------
First Quarter                                $  18.00      $   17.00     $ .1467
Second Quarter                                  19.67          17.40       .1467
Third Quarter                                   20.27          18.87       .1467
Fourth Quarter                                  20.17          18.90         .16

         The book value of the common stock was $15.96 as of December 31, 2003 compared to $15.09 as of December 31, 2002. As of year-end 2003, the stock price was $26.15, compared to $19.86 as of December 31, 2002.

- 24 - NORWOOD FINANCIAL CORP | 2003 ANNUAL REPORT

NORWOOD  FINANCIAL  CORP
Summary of Quarterly  Results  (unaudited)
(Dollars in thousands, except per share amounts)

2003
                                           December 31   September 30   June 30     March 31
                                           -------------------------------------------------
Interest income                             $4,844         $4,760       $4,816       $4,925
Interest expense                             1,347          1,461        1,568        1,647
                                           -------------------------------------------------
Net interest income                          3,497          3,299        3,248        3,278
Provision for loan losses                      165            165          165          165
Other income                                   648            729          679          745
Net realized gains on sales of securities      150            156          243          143
Other expense                                2,450          2,417        2,475        2,466
                                           -------------------------------------------------
Income before income taxes                   1,680          1,602        1,530        1,535
Income tax expense                             453            408          408          425
                                           -------------------------------------------------
NET INCOME                                  $1,227         $1,194       $1,122       $1,110
                                           =================================================

Basic earnings per share                    $ 0.47         $ 0.46       $ 0.43       $ 0.43
                                           =================================================
Diluted earnings per share                  $ 0.46         $ 0.45       $ 0.42       $ 0.42
                                           =================================================

2002
                                           December 31   September 30   June 30     March 31
                                           -------------------------------------------------
Interest Income                             $5,272         $5,387       $5,423       $5,482
Interest Expense                             1,793          1,859        1,929        2,032
                                           -------------------------------------------------
Net interest income                          3,479          3,528        3,494        3,450
Provision for loan losses                      150            150          150          180
Other income                                   620            672          598          687
Net realized gains on sales of securities     --               83          333           11
Other expense                                2,385          2,540        2,856        2,568
                                           -------------------------------------------------

Income before income taxes                   1,564          1,593        1,419        1,400
Income tax expense                             435            439          378          371
                                           -------------------------------------------------
NET INCOME                                  $1,129         $1,154       $1,041       $1,029
                                           =================================================

Basic earnings per share                    $ 0.44         $ 0.45       $ 0.41       $ 0.41
                                           =================================================

Diluted earnings per share                  $ 0.43         $ 0.44       $ 0.40       $ 0.40
                                           =================================================

                            NORWOOD FINANCIAL CORP | 2003 ANNUAL REPORT   - 25 -

Norwood Financial Corp. Consolidated Average Balance
Sheets with Resultant Interest and Rates

(Tax-Equivalent Basis, dollars in thousands)

Year Ended December 31                                 2003                                2002
                                         ---------------------------------------------------------------------
                                           Average                 Average      Average              Average
                                          Balance(2)  Interest(1)   Rate       Balance(2) Interest(1) Rate
                                         ---------------------------------------------------------------------
ASSETS
Interest Earning Assets:
  Federal funds sold                      $  8,369    $    94       1.12%       $ 15,573   $   258     1.66%
  Interest bearing deposits with banks         154          1       0.65             346         5     1.45
  Securities held to maturity                6,156        583       9.47           6,212       545     8.77
  Securities available for sale
        Taxable                            103,506      3,677       3.55          89,956     4,623     5.14
        Tax-exempt                          17,025      1,034       6.07          13,616     1,010     7.42
                                          -------------------                   ------------------
            Total securities available
                         for sale          120,531      4,711       3.91         103,572     5,633     5.44
  Loans receivable (3,4)                   225,680     14,579       6.46         213,814    15,651     7.32
                                          -------------------                   ------------------
            Total interest earning assets  360,890     19,968       5.53         339,517    22,092     6.51
Non-interest earning assets:
  Cash and due from banks                    9,364                                 8,452
  Allowance for loan losses                 (3,273)                               (3,228)
  Other assets                              13,982                                14,093
                                          --------                              --------
            Total non-interest earning
              assets                        20,073                                19,317
                                          --------                              --------
TOTAL ASSETS                              $380,963                              $358,834
                                          ========                              ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liablities:
  Interest-bearing demand
     and money market                     $ 82,596        532       0.64        $ 74,696       730     0.98
  Savings                                   55,055        428       0.78          48,361       648     1.34
  Time                                     127,995      3,678       2.87         127,571     4,761     3.73
                                          -------------------                   ------------------
            Total interest-bearing
              deposits                     265,646      4,638       1.75         250,628     6,139     2.45
Short-term borrowings                        9,081         99       1.09           9,550       176     1.84
Long term debt                              23,000      1,286       5.59          23,230     1,298     5.59
                                          -------------------                   ------------------
            Total interest bearing
              liabilities                  297,727      6,023       2.02         283,408     7,613     2.69
                                                      -------                              -------
Non-interest bearing liabilities
Non-interest bearing demand deposits        39,119                                33,966
Other liabilities                            2,729                                 3,949
                                          --------                              --------
            Total non-interest bearing
               liabilities                  41,848                                37,915
                                          --------                              --------
Stockholders' equity                        41,388                                37,511
                                          --------                              --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                      $380,963                              $358,834
                                          ========                              ========
Net interest income
   (tax-equivalent basis)                              13,945       3.51%                   14,479     3.82%
                                                                    ====                               ====
Tax-equivalent basis adjustment                          (623)                                (528)
                                                      -------                              -------
Net Interest Income                                   $13,322                              $13,951
                                                      =======                              =======
Net Interest margin(tax-equivalent basis)                           3.86%                              4.26%
                                                                    ====                               ====
Year Ended December 31                                2001
                                         -------------------------------
                                         Average                Average
                                         Balance(2)  Interest(1)  Rate
                                         -------------------------------
ASSETS
Interest Earning Assets:
  Federal funds sold                      $  8,322    $   262     3.15%
  Interest bearing deposits with banks         162          6     3.70
  Securities held to maturity                6,822        599     8.78
  Securities available for sale
        Taxable                             76,139      4,646     6.10
        Tax-exempt                          11,086        804     7.25
                                          -------------------
            Total securities available
                         for sale           87,225      5,450     6.25
  Loans receivable (3,4)                   214,905     17,934     8.35
                                          -------------------
            Total interest earning assets  317,436     24,251     7.64
Non-interest earning assets:
  Cash and due from banks                    7,559
  Allowance for loan losses                 (3,268)
  Other assets                              14,264
                                          --------
            Total non-interest earning
              assets                        18,555
                                          --------
TOTAL ASSETS                              $335,991
                                          ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liablities:
  Interest-bearing demand
     and money market                     $ 66,101      1,298     1.96
  Savings                                   42,631        792     1.86
  Time                                     122,161      6,329     5.18
                                          -------------------
            Total interest-bearing
              deposits                     230,893      8,419     3.65
Short-term borrowings                        7,781        295     3.79
Long term debt                              24,450      1,496     6.12
                                          -------------------
            Total interest bearing
              liabilities                  263,124     10,210     3.88
                                                      -------
Non-interest bearing liabilities
Non-interest bearing demand deposits        31,407
Other liabilities                            7,942
                                          --------
            Total non-interest bearing
               liabilities                  39,349
                                          --------
Stockholders' equity                        33,518
                                          --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                      $335,991
                                          ========
Net interest income
   (tax-equivalent basis)                              14,041     3.76%
                                                                  ====
Tax-equivalent basis adjustment                          (487)
                                                      -------
Net Interest Income                                   $13,554
                                                      =======
Net Interest margin(tax-equivalent basis)                         4.42
                                                                  ====


1. Interest and yields are presente on a tax-equivalent basis using a marginal tax rate of 34%.

2.   Average balances have been calculated based on daily balances.

3.   Loan balances include non-accrual loans and are net of unearned income.

4. Loan yields include the effect of amortization of deferred fees net of costs.


- 26 - NORWOOD FINANCIAL CORP | 2003 ANNUAL REPORT

RATE/VOLUME ANALYSIS

The following table shows fully taxable equivalent effect of changes in volumes and rates on interest income and interest expense.

                                                                            Increase/(Decrease)
                                                 -------------------------------------------------------------------------
(dollars in thousands)                                   2003 compared to 2002                2002 compared to 2001
                                                            Variance due to                     Variance due to
                                                 -------------------------------------------------------------------------
                                                  Volume          Rate         Net       Volume         Rate        Net
                                                 ------------------------------------    ---------------------------------
INTEREST EARNING ASSETS:
--------------------------------------------------------------------------------------------------------------------------
Federal funds sold                               $  (96)       $   (68)      $  (164)    $   158      $  (162)    $    (4)
Interest bearing deposits with banks                 (2)            (2)           (4)          4           (5)         (1)
Securities held to maturity                          (5)            43            38         (54)          --         (54)
Securities available for sale
    Taxable                                         626         (1,572)         (946)        772         (795)        (23)
    Tax-exempt                                      227           (203)           24         186           20         206
                                                 -------------------------------------------------------------------------
        Total  securities available for sale        853         (1,775)         (922)        958         (775)        183
Loans receivable (3,4)                              836         (1,908)       (1,072)        (91)      (2,192)     (2,283)
                                                 -------------------------------------------------------------------------
        Total interest earning assets             1,586         (3,710)       (2,124)        975       (3,134)     (2,159)

INTEREST BEARING LIABLITIES:
--------------------------------------------------------------------------------------------------------------------------
Interest-bearing demand and money market             71           (269)         (198)        151         (719)       (568)
     Savings                                         80           (300)         (220)         97         (241)       (144)
     Time                                            16         (1,099)       (1,083)        270       (1,838)     (1,568)
                                                 -------------------------------------------------------------------------
         Total interest- bearing deposits           167         (1,668)       (1,501)        518       (2,798)     (2,280)
Short-term borrowings                                (8)           (69)          (77)         56         (175)       (119)
Long term debt                                      (13)             1           (12)        (72)        (126)       (198)
                                                 -------------------------------------------------------------------------
         Total interest bearing liabilities         146         (1,736)       (1,590)        502       (3,099)     (2,597)
Net interest income (tax-equivalent basis)       $1,439        $(1,973)      $  (534)    $   473      $   (35)    $   438
                                                 =========================================================================

Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

                            NORWOOD FINANCIAL CORP | 2003 ANNUAL REPORT   - 27 -

                     [BEARD MILLER COMPANY LLP LETTERHEAD]


                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
Norwood Financial Corp.
Honesdale, Pennsylvania


         We have audited the accompanying consolidated balance sheets of Norwood Financial Corp. and its subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Norwood Financial Corp. and its subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.


                                                     /s/BEARD MILLER COMPANY LLP



Harrisburg, Pennsylvania
January 23, 2004


- 28 - NORWOOD FINANCIAL CORP / 2003 ANNUAL REPORT

CONSOLIDATED BALANCE SHEETS


                                                                                                        December 31,
                                                                                                   2003                 2002
                                                                                               -----------------------------
                                                                                                      (In Thousands)
                                     ASSETS
   Cash and due from banks                                                                     $  9,110             $  9,579
   Interest bearing deposits with banks                                                              64                  230
   Federal funds sold                                                                                 -                6,435
                                                                                               -----------------------------

       Cash and Cash Equivalents                                                                  9,174               16,244

   Securities available for sale                                                                124,823              114,843
   Securities held to maturity, fair value 2003 $5,975; 2002 $6,504                               5,748                6,204
   Loans receivable, net of allowance for loan losses 2003 $3,267; 2002 $3,146                  230,466              214,824
   Investment in FHLB stock, at cost                                                              2,002                1,637
   Bank premises and equipment, net                                                               5,596                5,986
   Accrued interest receivable                                                                    1,783                1,799
   Other assets                                                                                   7,891                5,931
                                                                                               -----------------------------

       Total Assets                                                                            $387,483             $367,468
                                                                                               =============================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

   Deposits:
      Non-interest bearing demand                                                              $ 39,517             $ 33,453
      Interest-bearing demand                                                                    40,926               40,407
      Money market deposit accounts                                                              46,481               38,908
      Savings                                                                                    55,895               51,629
      Time                                                                                      123,850              127,455
                                                                                               -----------------------------

       Total Deposits                                                                           306,669              291,852

   Short-term borrowings                                                                         12,859                9,016
   Long-term debt                                                                                23,000               23,000
   Accrued interest payable                                                                       1,309                1,654
   Other liabilities                                                                                815                1,821
                                                                                               -----------------------------

       Total Liabilities                                                                        344,652              327,343
                                                                                               -----------------------------

STOCKHOLDERS' EQUITY

   Common stock, par value $.10 per share; authorized 10,000,000 shares;                            270                  180
      issued 2003:  2,705,715 shares; 2002: 1,803,824 shares
   Surplus                                                                                        4,933                4,762
   Retained earnings                                                                             37,042               34,082
   Treasury stock, at cost 2003 21,318 shares; 2002 31,506 shares                                  (295)                (640)
   Accumulated other comprehensive income                                                         1,431                2,491
   Unearned Employee Stock Ownership Plan (ESOP) shares                                            (550)                (750)
                                                                                               -----------------------------

       Total Stockholders' Equity                                                                42,831               40,125
                                                                                               -----------------------------

       Total Liabilities and Stockholders' Equity                                              $387,483             $367,468
                                                                                               =============================

See notes to consolidated financial statements.

                              NORWOOD FINANCIAL CORP / 2003 ANNUAL REPORT - 29 -

CONSOLIDATED STATEMENTS OF INCOME

                                                                                        Years Ended December 31,
                                                                        ----------------------------------------------------
                                                                             2003                  2002                 2001
                                                                        ----------------------------------------------------
                                                                                 (In Thousands, Except per Share Data)
INTEREST INCOME
   Loans receivable, including fees                                       $14,506               $15,651              $17,924
   Securities:
      Taxable                                                               3,677                 4,623                4,646
      Tax exempt                                                            1,067                 1,027                  926
   Other                                                                       95                   263                  268
                                                                        ----------------------------------------------------

       Total Interest Income                                               19,345                21,564               23,764
                                                                        ----------------------------------------------------

INTEREST EXPENSE
   Deposits                                                                 4,638                 6,139                8,419
   Short-term borrowings                                                       99                   176                  295
   Long-term debt                                                           1,286                 1,298                1,496
                                                                        ----------------------------------------------------

       Total Interest Expense                                               6,023                 7,613               10,210
                                                                        ----------------------------------------------------

       Net Interest Income                                                 13,322                13,951               13,554

PROVISION FOR LOAN LOSSES                                                     660                   630                  695
                                                                        ----------------------------------------------------

       Net Interest Income after Provision for Loan Losses                 12,662                13,321               12,859
                                                                        ----------------------------------------------------

OTHER INCOME
   Service charges and fees                                                 1,846                 1,788                1,661
   Income from fiduciary activities                                           250                   236                  256
   Net realized gains on sales of securities                                  692                   427                  212
   Earnings on life insurance policies                                        271                   203                  199
   Other                                                                      434                   350                  474
                                                                        ----------------------------------------------------

       Total Other Income                                                   3,493                 3,004                2,802
                                                                        ----------------------------------------------------

OTHER EXPENSES
   Salaries and employee benefits                                           4,916                 4,847                4,642
   Occupancy                                                                  799                   759                  796
   Furniture and equipment                                                    602                   517                  525
   Data processing related operations                                         549                   556                  521
   Losses on lease residuals                                                   50                   870                  630
   Advertising                                                                170                   168                  131
   Professional fees                                                          277                   178                  211
   Postage and telephone                                                      465                   425                  431
   Taxes, other than income                                                   256                   222                  287
   Amortization of intangible assets                                           83                   178                  178
   Other                                                                    1,641                 1,629                1,506
                                                                        ----------------------------------------------------

       Total Other Expenses                                                 9,808                10,349                9,858
                                                                        ----------------------------------------------------

       Income before Income Taxes                                           6,347                 5,976                5,803

INCOME TAX EXPENSE                                                          1,694                 1,623                1,601
                                                                        ----------------------------------------------------

       Net Income                                                       $   4,653             $   4,353             $  4,202
                                                                        =====================================================

EARNINGS PER SHARE
   Basic                                                                $    1.79             $    1.70             $   1.67
                                                                        =====================================================

   Diluted                                                              $    1.75             $    1.68             $   1.65
                                                                        =====================================================

See notes to consolidated financial statements.

- 30 - NORWOOD FINANCIAL CORP / 2003 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                           Years Ended December 31, 2003, 2002 and 2001
                                -------------------------------------------------------------------------------------------------
                                                                                             Accumulated
                                 Number of                                                      Other       Unearned
                                  Shares       Common              Retained     Treasury     Comprehensive    ESOP
                                  Issued       Stock     Surplus   Earnings      Stock       Income (Loss)   Shares       Total
                                -------------------------------------------------------------------------------------------------
                                                                    (Dollars in Thousands)
BALANCE - DECEMBER 31, 2000      1,803,824        $180    $4,629     $28,441     $(1,213)         $488       $(1,155)     $31,370
                                                                                                                        ----------
Comprehensive income:
  Net income                             -           -         -       4,202           -             -             -        4,202
  Change in unrealized gains on
    securities available for sale,
    net of reclassification
    adjustment and tax effects           -           -         -           -           -           514             -          514
                                                                                                                        ----------

  Total Comprehensive Income                                                                                                4,716
                                                                                                                        ----------

  Cash dividends declared,
    $.55 per share                       -           -         -      (1,378)          -             -             -       (1,378)
  Stock options exercised                -           -       (22)          -         147             -             -          125
  Release of earned ESOP
    shares, net                          -           -        80           -           -             -           203          283
                                -------------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2001      1,803,824         180     4,687      31,265      (1,066)        1,002          (952)      35,116
                                                                                                                        ----------
Comprehensive income:
  Net income                             -           -         -       4,353           -             -             -        4,353
  Change in unrealized gains on
    securities available for sale,
    net of reclassification
    adjustment and tax effects           -           -         -           -           -         1,489             -        1,489
                                                                                                                        ----------

  Total Comprehensive Income                                                                                                5,842
                                                                                                                        ----------

  Cash dividends declared,
    $.60 per share                       -           -         -      (1,536)          -             -             -       (1,536)
  Stock options exercised                -           -       (78)          -         434             -             -          356
  Tax benefit of stock
    options exercised                    -           -         5           -           -             -             -            5
  Acquisition of treasury stock          -           -         -           -          (8)            -             -           (8)
  Release of earned ESOP
    shares, net                          -           -       148           -           -             -           202          350
                                -------------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2002      1,803,824         180     4,762      34,082        (640)        2,491          (750)      40,125
                                                                                                                        ----------
Comprehensive income:
  Net income                             -           -         -       4,653           -             -             -        4,653
  Change in unrealized gains on
    securities available for sale,
    net of reclassification
    adjustment and tax effects           -           -         -           -           -        (1,060)            -       (1,060)
                                                                                                                        ----------
  Total Comprehensive Income                                                                                                3,593
                                                                                                                        ----------

  Cash dividends declared,
    $.65 per share                       -           -         -      (1,693)          -             -             -       (1,693)
  Three-for-two stock split
    in the form of a
    50% stock dividend             901,891          90       (91)          -           -             -             -           (1)
  Stock options exercised                -           -       (24)          -         358             -             -          334
  Tax benefit of stock
    options exercised                    -           -        20           -           -             -             -           20
  Acquisition of treasury stock          -           -         -           -         (46)            -             -          (46)
  Release of treasury stock
    for ESOP                             -           -        30           -          33             -             -           63
  Release of earned ESOP
    shares, net                          -           -       236           -           -             -           200          436
                                -------------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2003      2,705,715        $270    $4,933     $37,042     $  (295)       $1,431       $  (550)     $42,831
                                 ================================================================================================

See notes to consolidated financial statements.

                              NORWOOD FINANCIAL CORP / 2003 ANNUAL REPORT - 31 -

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        Years Ended December 31,
                                                                         ---------------------------------------------------
                                                                           2003                  2002                 2001
                                                                         ---------------------------------------------------
                                                                                            (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                            $  4,653              $  4,353             $  4,202
   Adjustments to reconcile net income to net cash
   provided by operating activities:
         Provision for loan losses                                            660                   630                  695
         Depreciation                                                         611                   617                  613
         Amortization of intangible assets                                     83                   178                  178
         Deferred income taxes                                               (249)               (1,159)              (1,485)
         Net amortization of securities premiums and discounts                500                   233                   99
         Net realized gains on sales of securities                           (692)                 (427)                (212)
         Net increase in investment in life insurance                        (247)                 (183)                (179)
         Gain on sale of bank premises and equipment and
              foreclosed real estate                                          (20)                  (49)                   -
         Gain on sale of mortgage loans                                      (192)                  (82)                 (48)
         Mortgage loans originated for sale                                (7,060)               (5,409)              (2,172)
         Proceeds from sale of mortgage loans                               7,252                 5,491                2,220
         Tax benefit of stock options exercised                                20                     5                    -
         Release of ESOP shares                                               436                   350                  283
         Decrease in accrued interest receivable and other assets           1,315                 1,183                1,813
         Decrease in accrued interest payable and other liabilities          (570)                 (530)              (1,010)
                                                                         ---------------------------------------------------

         Net Cash Provided by Operating Activities                          6,500                 5,201                4,997
                                                                         ---------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Securities available for sale:
      Proceeds from sales                                                  22,544                 6,455               14,632
      Proceeds from maturities and principal reductions on
         mortgage-backed securities                                        72,879                46,336               31,302
      Purchases                                                          (106,842)              (69,393)             (63,787)
   Securities held to maturity, proceeds from maturities                      494                    30                1,275
   (Increase) decrease in investment in FHLB stock                           (365)                 (237)               1,181
   Net (increase) decrease in loans                                       (16,912)               (5,660)                  77
   Purchase of life insurance                                              (2,550)                    -                 (240)
   Purchase of bank premises and equipment                                   (221)                 (572)                (445)
   Proceeds from sales of premises and equipment and foreclosed
      real estate                                                              84                   590                  121
                                                                         ---------------------------------------------------

         Net Cash Used in Investing Activities                            (30,889)              (22,451)             (15,884)
                                                                         --------              --------             --------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                                                14,817                16,929               21,964
   Net increase (decrease) in short-term borrowings                         3,843                 2,375               (1,219)
   Repayments of long-term debt                                                 -                (2,000)              (8,000)
   Proceeds from long-term debt                                                 -                     -                5,000
   Stock options exercised                                                    334                   356                  125
   Proceeds from (acquisition of) treasury stock, net                         (13)                   (8)                   -
   Cash dividends paid                                                     (1,662)               (1,494)              (1,341)
                                                                         ---------------------------------------------------

         Net Cash Provided by Financing Activities                         17,319                16,158               16,529
                                                                         ---------------------------------------------------

         Net Increase (Decrease) in Cash and Cash Equivalents              (7,070)               (1,092)               5,642

CASH AND CASH EQUIVALENTS - BEGINNING                                      16,244                17,336               11,694
                                                                         ---------------------------------------------------

CASH AND CASH EQUIVALENTS - ENDING                                       $  9,174               $16,244              $17,336
                                                                         ===================================================

See notes to consolidated financial statements.

- 32 - NORWOOD FINANCIAL CORP. / 2003 ANNUAL REPORT

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

Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

Significant Group Concentrations of Credit Risk

     Most of the Company's activities are with customers located within northeastern Pennsylvania. Note 3 discusses the types of securities that the Company invests in. Note 4 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer.

Securities

     Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains and losses are reported in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using a method which approximates the interest method over the term of the security.

     Bonds, notes and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the term of the security.

     Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

                             NORWOOD FINANCIAL CORP. / 2003 ANNUAL REPORT - 33 -

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

     The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

- 34 - NORWOOD FINANCIAL CORP. / 2003 ANNUAL REPORT

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

Transfers of Financial Assets

     Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

Bank Owned Life Insurance

     The Company invests in bank owned life insurance ("BOLI") as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on a chosen group of employees. The Company is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies and is included in other assets in the amount of $6,676,000 and $3,879,000 at December 31, 2003 and 2002, respectively. Income from the increase in cash surrender value of the policies is included in other income on the income statement.

Intangible Assets

     Intangible assets are included in other assets and are being amortized over periods from seven to fifteen years. Annual assessments of the carrying values and remaining amortization periods of intangible assets are made to determine possible carrying value impairment and appropriate adjustments, as deemed necessary. At December 31, 2003, the Company had intangible assets with a net book value of $377,000, which will continue to be amortized.


                             NORWOOD FINANCIAL CORP. / 2003 ANNUAL REPORT - 35 -

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

Earnings per Share

     On April 8, 2003, the Board of Directors declared a three-for-two stock split in the form of a 50% stock dividend on common stock outstanding, payable June 16, 2003 to shareholders of record on May 30, 2003. The stock split resulted in the issuance of 901,912 additional common shares, including 21 fractional shares paid in cash. All per share data has been adjusted for the effect of the stock split.

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

Stock Option Plans

     The Company accounts for its stock option plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

                                                                               Years Ended December 31,
                                                                   -----------------------------------------------
                                                                         2003              2002             2001
                                                                   -----------------------------------------------
                                                                       (In Thousands, Except per Share Data)

         Net income, as reported                                        $4,653            $4,353           $4,202
         Total stock-based employee compensation
              expense determined under fair value based
              method for all awards, net of related taxes                  (50)              (74)             (45)
                                                                        -----------------------------------------

         Pro forma net income                                           $4,603            $4,279           $4,157
                                                                        =========================================

         Earnings per share (basic):
              As reported                                                $1.79             $1.70            $1.67
              Pro forma                                                  $1.77             $1.67            $1.65

         Earnings per share (assuming dilution):
              As reported                                                $1.75             $1.68            $1.65
              Pro forma                                                  $1.74             $1.65            $1.63

- 36 -  NORWOOD FINANCIAL CORP. / 2003 ANNUAL REPORT

Cash Flow Information

     For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks and federal funds sold.

     Cash payments for interest for the years ended December 31, 2003, 2002 and 2001 were $6,368,000, $8,285,000 and $11,012,000, respectively. Cash payments for income taxes for the years ended December 31, 2003, 2002 and 2001 were $1,802,000, $3,117,000 and $3,225,000, respectively. Non-cash investing
activities  for  2003,  2002  and  2001  included   foreclosed   mortgage  loans
transferred to foreclosed real estate and repossession of other assets of $610,000, $1,183,000 and $1,427,000, respectively.

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

     The components of other comprehensive income and related tax effects are as follows:

                                                                          Years Ended December 31,
                                                                       --------------------------------
                                                                          2003        2002       2001
                                                                       --------------------------------
                                                                              (In Thousands)
           Unrealized holding gains (losses) on available for sale
                securities                                              $  (901)     $2,690      $976
           Reclassification adjustment for gains realized in income         692         427       212
                                                                        -----------------------------

                  Net Unrealized Gains (Losses)                          (1,593)      2,263       764

           Income tax (benefit)                                            (533)        774       250
                                                                        -----------------------------

                    Net of Tax Amount                                   $(1,060)     $1,489      $514
                                                                        =============================


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

                             NORWOOD FINANCIAL CORP. / 2003 ANNUAL REPORT - 37 -

     Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, mortgage banking and trust operations of the Company. As such, discrete information is not available and segment reporting would not be meaningful.

New Accounting Standards

     In November 2002, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under certain specified guarantees. Under FIN 45, the Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit, as discussed in Note 14. Adoption of FIN 45 did not have a significant impact on the Company's financial condition or results of operations.

     In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 was revised in December 2003. This Interpretation provides new guidance for the consolidation of variable interest entities (VIEs) and requires such entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among parties involved. The Interpretation also adds disclosure requirements for investors that are involved with unconsolidated VIEs. The disclosure requirements apply to all financial statements issued after December 31, 2003. The consolidation requirements apply to companies that have interests in special-purpose entities for periods ending after December 15, 2003. Consolidation of other types of VIEs is required in financial statements for periods ending after March 15, 2004. The adoption of this Interpretation did not have and is not expected to have an impact on the Company's financial condition or results of operations.

     In April 2003, the Financial Accounting Standards Board (FASB) issued Statement No. 149, "Amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities." This Statement clarifies the definition of a derivative and incorporates certain decisions made by the Board as part of the Derivatives Implementation Group process. This Statement is effective for contracts entered into or modified and for hedging relationships designated after June 30, 2003 and should be applied prospectively. The provisions of the Statement that relate to implementation issues addressed by the Derivatives Implementation Group that have been effective should continue to be applied in accordance with their respective dates. Adoption of this standard did not have an impact on the Company's financial condition or results of operations.

     In May 2003, the Financial Accounting Standards Board issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of these instruments were previously classified as equity. This Statement was effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective beginning July 1, 2003. The adoption of this standard did not have an impact on the Company's financial condition or results of operations.

- 38 -  NORWOOD FINANCIAL CORP. / 2003 ANNUAL REPORT

NOTE 3 - SECURITIES

     The amortized cost and fair value of securities were as follows:

                                                                              December 31, 2003
                                                          ------------------------------------------------------------------
                                                                              Gross               Gross
                                                          Amortized        Unrealized           Unrealized             Fair
                                                             Cost             Gains               Losses              Value
                                                          ------------------------------------------------------------------
                                                                                (In Thousands)
AVAILABLE FOR SALE:
     U.S. Treasuries                                      $  2,051            $   14               $   -            $  2,065
     U.S. Government agencies                               47,791               157                (316)             47,632
     States and political subdivisions                      18,578               382                 (30)             18,930
     Corporate obligations                                  13,374               291                   -              13,665
     Mortgage-backed securities                             40,413               359                (264)             40,508
                                                          ------------------------------------------------------------------
                                                           122,207             1,203                (610)            122,800
     Equity securities                                         428             1,595                   -               2,023
                                                          ------------------------------------------------------------------

                                                          $122,635            $2,798               $(610)           $124,823
                                                          ==================================================================

HELD TO MATURITY:
     States and political subdivisions                    $  5,748            $  227               $   -            $  5,975
                                                          ==================================================================

                                                                              December 31, 2002
                                                        ------------------------------------------------------------------
AVAILABLE FOR SALE:
     U.S. Government agencies                           $ 32,974            $   223           $      -          $   33,197
     States and political subdivisions                    14,835                329                 (4)             15,160
     Corporate obligations                                11,102                394                (93)             11,403
     Mortgage-backed securities                           51,836              1,526                 (4)             53,358
                                                        ------------------------------------------------------------------
                                                         110,747              2,472               (101)            113,118
     Equity securities                                       315              1,410                  -               1,725
                                                        ------------------------------------------------------------------

                                                        $111,062             $3,882              $(101)           $114,843
                                                        ==================================================================
HELD TO MATURITY:
     States and political subdivisions                  $  6,204             $  300            $     -          $    6,504
                                                        ==================================================================

     The following table shows the Company's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003:

                                      Less than 12 Months              12 Months or More                    Total
                                     --------------------------------------------------------------------------------------
                                      Fair         Unrealized         Fair         Unrealized         Fair        Unrealized
                                      Value          Losses           Value          Losses          Value          Losses
                                     --------------------------------------------------------------------------------------
                                                                        (In Thousands)
U.S. Government agencies             $18,677           $(316)           $  -           $  -         $18,677           $(316)
States and political
     subdivisions                      3,542             (30)              -              -           3,542             (30)
Mortgage-backed securities            20,509            (262)            773             (2)         21,282            (264)
                                     --------------------------------------------------------------------------------------

                                     $42,728           $(608)           $773           $ (2)        $43,501           $(610)
                                     ======================================================================================

     In management's opinion, the unrealized losses reflect changes in interest rates subsequent to the acquisition of specific securities. Management believes that the unrealized losses represent temporary impairment of the securities.

     The amortized cost and fair value of securities as of December 31, 2003 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

                                                             Available for Sale                     Held to Maturity
                                                   --------------------------------------------------------------------------
                                                         Amortized             Fair             Amortized             Fair
                                                            Cost               Value              Cost                Value
                                                   --------------------------------------------------------------------------
                                                                                (In Thousands)
Due in one year or less                                   $  2,592          $  2,634              $   35              $   35
Due after one year through five years                       58,662            58,912                   -                   -
Due after five years through ten years                      11,669            11,634                   -                   -
Due after ten years                                          8,871             9,112               5,713               5,940
                                                          ------------------------------------------------------------------
                                                            81,794            82,292               5,748               5,975
Mortgage-backed securities                                  40,413            40,508                   -                   -
                                                          ------------------------------------------------------------------

                                                          $122,207          $122,800              $5,748              $5,975
                                                          ==================================================================

                             NORWOOD FINANCIAL CORP. / 2003 ANNUAL REPORT - 39 -

     Gross realized gains and gross realized losses on sales of securities available for sale were $723,000 and $31,000, respectively, in 2003, $432,000 and $5,000, respectively, in 2002, and $216,000 and $4,000, respectively, in 2001.

     Securities with a carrying value of $34,775,000 and $28,663,000 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits, U.S. Treasury demand notes, securities sold under agreements to repurchase and for other purposes as required or permitted by law.


NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

     The components of loans receivable at December 31 were as follows:

                                                                     2003             2002
                                                                   -------------------------
                                                                       (In Thousands)

                   Real estate:
                        Residential                                $ 77,459         $ 69,040
                        Commercial                                   96,276           79,623
                        Construction                                  5,904            4,109
                   Commercial, financial and agricultural            17,022           15,074
                   Consumer loans to individuals                     37,219           48,951
                   Lease financing, net of unearned income              316            1,592
                                                                   -------------------------
                                                                    234,196          218,389
                   Unearned income and deferred fees                   (463)            (419)
                   Allowance for loan losses                         (3,267)          (3,146)
                                                                   -------------------------

                                                                   $230,466         $214,824
                                                                   =========================

     The Bank's net investment in direct financing leases at December 31 consists of:

                                                                       2003             2002
                                                                       ---------------------
                                                                          (In Thousands)

                   Minimum lease payments receivable                   $ 24           $  325
                   Estimated unguaranteed residual values               297            1,347
                   Unearned income                                       (5)             (80)
                                                                       ---------------------

                                                                       $316           $1,592
                                                                       =====================

     The following table presents changes in the allowance for loan losses:

                                                                   Years Ended December 31,
                                                          -----------------------------------------
                                                           2003              2002             2001
                                                          -----------------------------------------
                                                                       (In Thousands)

                   Balance, beginning                     $3,146            $3,216           $3,300
                        Provision for loan losses            660               630              695
                        Recoveries                            96                94              107
                        Loans charged off                   (635)             (794)            (886)
                                                          -----------------------------------------

                   Balance, ending                        $3,267            $3,146           $3,216
                                                          =========================================

     The recorded investment in impaired loans, not requiring an allowance for loan losses was $263,000 and $256,000 at December 31, 2003 and 2002, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $-0- at December 31, 2003 and 2002. For the years ended December 31, 2003, 2002 and 2001, the average recorded investment in these impaired loans was $337,000, $262,000 and $694,000 and the interest income recognized on these impaired loans was $30,000, $23,000 and $22,000, respectively.

     Loans on which the accrual of interest has been discontinued amounted to $125,000 and $216,000 at December 31, 2003 and 2002, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $18,000 and $5,000 at December 31, 2003 and 2002, respectively.

- 40 - NORWOOD FINANCIAL CORP. / 2003 ANNUAL REPORT

NOTE 5 - PREMISES AND EQUIPMENT

     Components of premises and equipment at December 31 are as follows:

                                                    2003             2002
                                                  -------------------------
                                                        (In Thousands)

             Land and improvements                $    925         $    924
             Buildings and improvements              6,844            6,957
             Furniture and equipment                 3,650            3,583
                                                  -------------------------
                                                    11,419           11,464
             Accumulated depreciation               (5,823)          (5,478)
                                                  -------------------------

                                                  $  5,596         $  5,986
                                                  =========================

NOTE 6 - DEPOSITS

     Aggregate  time  deposits  in   denominations  of  $100,000  or  more  were
$29,372,000 and $29,533,000 at December 31, 2003 and 2002, respectively.

     At December 31, 2003, the scheduled maturities of time deposits are as follows (in thousands):

                   2004                              $ 84,310
                   2005                                18,208
                   2006                                11,659
                   2007                                 3,729
                   2008                                 5,944
                                                     --------

                                                     $123,850
                                                     ========


NOTE 7 - BORROWINGS

     Short-term borrowings at December 31 consist of the following:

                                                                                                    2003             2002
                                                                                                   ------------------------
                                                                                                      (In Thousands)

                   Securities sold under agreements to repurchase                                  $11,806           $8,016
                   Short-term FHLB advances                                                            420                -
                   U.S. Treasury demand notes                                                          633            1,000
                                                                                                   ------------------------

                                                                                                   $12,859           $9,016
                                                                                                   ========================

     The outstanding balances and related information of short-term borrowings are summarized as follows:

                                                                                           Years Ended December 31,
                                                                                    ----------------------------------------
                                                                                          2003                   2002
                                                                                    ----------------------------------------
                                                                                            (Dollars in Thousands)

                   Average balance during the year                                      $ 9,081                $ 9,552
                   Average interest rate during the year                                   1.09 %                 1.84 %
                   Maximum month-end balance during the year                            $12,859                $15,168
                   Weighted average interest rate at the end of the year                   0.99 %                 1.32 %

     Securities sold under agreements to repurchase generally mature within one day to one year from the transaction date. Securities with an amortized cost and fair value of $12,793,000 and $12,712,000 at December 31, 2003 and $10,303,000
and $10,388,000 at December 31, 2002 were pledged as collateral for these agreements. The securities underlying the agreements were under the Company's control.

     The Company has a line of credit commitment available from the Federal Home Loan Bank (FHLB) of Pittsburgh for borrowings of up to $20,000,000 which expires in December 2004. There was $420,000 outstanding under this line at December 31, 2003 and no borrowings at December 31, 2002. The Company has a line of credit commitment available from Atlantic Central Bankers Bank for $7,000,000. There were no borrowings under this line of credit at December 31, 2003 and 2002.

                             NORWOOD FINANCIAL CORP. / 2003 ANNUAL REPORT - 41 -

     Long-term debt consisted of the following at December 31, 2003 and 2002:

                                                                                  2003             2002
                                                                                 ------------------------
                                                                                    (In Thousands)
                   Notes with the Federal Home Loan Bank (FHLB):
                        Convertible note due April 2005 at 6.13%                 $ 5,000          $ 5,000
                        Convertible note due December 2006 at 6.19%                5,000            5,000
                        Convertible note due April 2009 at 4.83%                   5,000            5,000
                        Convertible note due April 2009 at 5.07%                   5,000            5,000
                        Convertible note due January 2011 at 5.24%                 3,000            3,000
                                                                                 ------------------------

                                                                                 $23,000          $23,000
                                                                                 ========================

     The convertible notes contain an option which allows the FHLB, at quarterly intervals, to change the note to an adjustable-rate advance at three-month LIBOR plus 11 to 16 basis points. If the notes are converted, the option allows the Bank to put the funds back to the FHLB at no charge.

     The Bank's maximum borrowing capacity with the Federal Home Loan Bank was $120,708,000 of which $23,420,000 was outstanding at December 31, 2003. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.


NOTE 8 - EMPLOYEE BENEFIT PLANS

     The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan. The plan permits employees to make pre-tax contributions up to 15% of the employee's compensation. The amount of contributions to the plan, including matching contributions, is at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan after one year of employment. Employee contributions are vested at all times, and any Company contributions are fully vested after five years. The Company's contributions are expensed as the cost is incurred, funded currently, and amounted to $192,000, $170,000 and $166,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

     The Company has a leveraged employee stock ownership plan ("ESOP") for the benefit of employees who meet the eligibility requirements which include having completed one year of service with the Company and having attained age twenty-one. The ESOP Trust purchased shares of the Company's common stock with proceeds from a loan from the Company. The Bank makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments. The loan bears interest at the prime rate adjusted annually. Interest is payable annually and principal payable in equal annual installments over ten years. The loan is secured by the shares of the stock purchased. Interest incurred was $28,000 and $42,000 for the years ended December 31, 2003 and 2002, respectively.

     As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of debt service paid in the year. The Company accounts for its leveraged ESOP in accordance with Statement of Position 93-6. Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in the consolidated balance sheets. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and dividends on unallocated ESOP shares are recorded as a reduction of debt. Dividends recorded as a reduction of debt were $44,000 and $51,000 for the years ended December 31, 2003 and 2002, respectively. The total employer contribution was $184,000 and $191,000 for the years ended December 31, 2003 and 2002, respectively.

     Compensation expense for the ESOP was $428,000, $348,000 and $269,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

- 42 - NORWOOD FINANCIAL CORP. / 2003 ANNUAL REPORT

     The status of the ESOP shares at December 31 are as follows:

                                                                                                 2003                 2002
                                                                                             -------------------------------

                   Allocated shares                                                             114,083              102,911
                   Shares released from allocation                                               15,203                9,573
                   Unreleased shares                                                             52,532               69,334
                                                                                             -------------------------------

                          Total ESOP shares                                                     181,818              181,818
                                                                                             ===============================

                   Fair value of unreleased shares                                           $1,374,000           $1,377,000
                                                                                             ===============================

NOTE 9 - INCOME TAXES

     The components of the provision for federal income taxes are as follows:

                                                                                        Years Ended December 31,
                                                                                  -----------------------------------------
                                                                                   2003              2002             2001
                                                                                  -----------------------------------------
                                                                                             (In Thousands)

                   Current                                                        $1,943            $2,782           $3,086
                   Deferred                                                         (249)           (1,159)          (1,485)
                                                                                  -----------------------------------------

                                                                                  $1,694            $1,623           $1,601
                                                                                  =========================================

     Income tax expense of the Company is less than the amounts computed by applying statutory federal income tax rates to income before income taxes because of the following:

                                                                                          Percentage of Income
                                                                                          before Income Taxes
                                                                             -----------------------------------------------
                                                                                        Years Ended December 31,
                                                                             -----------------------------------------------
                                                                                2003              2002             2001

                   Tax at statutory rates                                         34.0   %          34.0   %         34.0   %
                   Tax exempt interest income, net of interest expense
                        disallowance                                              (6.0)             (5.8)            (4.9)
                   Low-income housing tax credit                                  (0.9)             (1.0)            (1.0)
                   Earnings on life insurance                                     (1.4)             (1.1)            (1.2)
                   Other                                                           1.0               1.1              0.7
                                                                             -----------------------------------------------

                                                                                  26.7   %          27.2   %         27.6   %
                                                                             ===============================================

     The income tax provision includes $235,000, $145,000 and $72,000 of income taxes relating to realized securities gains for the years ended December 31, 2003, 2002 and 2001, respectively.

     The net deferred tax liability included in other liabilities in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

                                                                       2003             2002
                                                                      -----------------------
                                                                        (In Thousands)

                   Deferred tax assets:
                        Allowance for loan losses                     $  900           $  847
                        Deferred compensation                            166              126
                        Intangible assets                                172              187
                        Other                                              -                9
                                                                      -----------------------

                          Total Deferred Tax Assets                    1,238            1,169
                                                                      -----------------------

                   Deferred tax liabilities:
                        Net unrealized gain on securities                757            1,290
                        Premises and equipment                           234              160
                        Lease financing                                   73              362
                        Other                                            128               93
                                                                      -----------------------

                          Total Deferred Tax Liabilities               1,192            1,905
                                                                      -----------------------

                          Net Deferred Tax Asset (Liability)          $   46           $ (736)
                                                                      =======================

                             NORWOOD FINANCIAL CORP. / 2003 ANNUAL REPORT - 43 -

NOTE 10 - TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

     Certain directors and executive officers of the Company, their families and their affiliates are customers of the Bank. Any transactions with such parties, including loans and commitments, were in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time and did not represent more than normal risks. At December 31, 2003 and 2002 such loans amounted to $1,545,000 and $1,693,000, respectively. During 2003, new loans to such related parties totaled $203,000 and repayments aggregated $351,000.


NOTE 11 - REGULATORY MATTERS AND STOCKHOLDERS' EQUITY

     The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2003, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios are presented in the table:

                                                                                                       To be Well
                                                                                                    Capitalized under
                                                                         For Capital Adequacy       Prompt Corrective
                                                       Actual                  Purposes             Action Provisions
                                                --------------------------------------------------------------------------
                                                Amount       Ratio        Amount       Ratio        Amount       Ratio
                                                --------------------------------------------------------------------------
                                                                       (Dollars in Thousands)
As of December 31, 2003:
     Total capital (to risk-weighted
         assets)                               $43,839        16.97%    $=>20,668      =>8.00%    $=>25,835      =>10.00%
     Tier 1 capital (to risk-weighted
         assets)                                40,028        15.49      =>10,334      =>4.00      =>15,501       =>6.00
     Tier 1 capital (to average assets)         40,028        10.24      =>15,629      =>4.00      =>19,536       =>5.00

As of December 31, 2002:
     Total capital (to risk-weighted
         assets)                               $39,477        16.31%    $=>19,358      =>8.00%    $=>24,198      =>10.00%
     Tier 1 capital (to risk-weighted
         assets)                                35,891        14.83     =>  9,679      =>4.00      =>14,519       =>6.00
     Tier 1 capital (to average assets)         35,891         9.82      =>14,614      =>4.00      =>18,268       =>5.00

     The Company's ratios do not differ significantly from the Bank's ratios presented above.

     The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at December 31, 2003 and 2002 was approximately $4,386,000 and $3,845,000, respectively.

- 44 - NORWOOD FINANCIAL CORP. / 2003 ANNUAL REPORT

     Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2003, $34,336,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above. Under Federal Reserve regulations, the Bank is limited as to the amount it may lend affiliates, including the Company, unless such loans are collateralized by specific obligations.


NOTE 12 - STOCK OPTION PLANS

     The Company adopted a Stock Option Plan for the officers and employees of the Company in 1995. An aggregate of 750,000 shares of authorized but unissued common stock of the Company were reserved for future issuance under the Plan. In 1999, the Company adopted the Directors Stock Compensation Plan with an aggregate of 26,400 shares reserved for issuance under the Plan. The stock options typically have expiration terms of ten years subject to certain extensions and early terminations and vest over periods ranging from six months to one year from the date of grant. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted.

     A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                                            2003                            2002                           2001
                                 -------------------------------------------------------------------------------------------
                                                    Weighted                        Weighted                       Weighted
                                                     Average                        Average                         Average
                                                    Exercise                        Exercise                       Exercise
                                     Options          Price          Options         Price          Options          Price
                                 -------------------------------------------------------------------------------------------
Outstanding, beginning of year       145,830          $14.92         155,385         $13.40         144,495          $12.53
     Granted                          21,644           25.15          22,500          20.00          23,250           17.83
     Exercised                       (25,867)          12.90         (32,055)         11.12         (10,860)          11.55
     Forfeited                             -            N/A                -           N/A           (1,500)          10.88
                                 -------------------------------------------------------------------------------------------

Outstanding, end of year             141,607          $16.85         145,830         $14.92         155,385          $13.40
                                 ===========================================================================================

Exercisable, at end of year          119,963          $15.36
                                 ============================

     Exercise prices for options outstanding as of December 31, 2003 ranged from $10.88 to $25.15 per share. The weighted average remaining contractual life is
6.8 years.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                             Years Ended December 31,
                                                                     ----------------------------------------
                                                                         2003           2002          2001
                                                                     ----------------------------------------

                   Dividend yield                                        2.68%          3.13%         3.55%
                   Expected life                                      8 years        8 years       8 years
                   Expected volatility                                  27.97%         11.81%        19.39%
                   Risk-free interest rate                               3.97%          3.81%         4.97%
                   Weighted average fair value of options granted       $6.97          $2.44         $3.51

                             NORWOOD FINANCIAL CORP. / 2003 ANNUAL REPORT - 45 -

NOTE 13 - EARNINGS PER SHARE

     The following table sets forth the computations of basic and diluted earnings per share:

                                                                                       Years Ended December 31,
                                                                           -------------------------------------------------
                                                                            2003                  2002                 2001
                                                                           -------------------------------------------------
                                                                                  (In Thousands, Except per Share Data)

Numerator, net income                                                      $4,653                $4,353               $4,202
                                                                           =================================================

Denominator:
     Denominator for basic earnings per share, weighted
         average shares                                                     2,605                 2,556                2,522
     Effect of dilutive securities, employee stock options                     47                    41                   21
                                                                           -------------------------------------------------

Denominator for diluted earnings per share, adjusted weighted
     average shares and assumed conversions                                 2,652                 2,597                2,543
                                                                           =================================================

Basic earnings per common share                                            $1.79                 $1.70                $1.67
                                                                           =================================================

Diluted earnings per common share                                          $1.75                 $1.68                $1.65
                                                                           =================================================

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

     A summary of the Bank's financial instrument commitments is as follows:

                                                                                    December 31,
                                                                           ----------------------------
                                                                            2003                 2002
                                                                           ----------------------------
                                                                                  (In Thousands)
                   Commitments to grant loans                              $12,197              $10,438
                   Unfunded commitments under lines of credit               26,269               21,765
                   Standby letters of credit                                 2,128                1,298
                                                                           ----------------------------

                                                                           $40,594              $33,501
                                                                           ============================

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

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit when deemed necessary. Management believes that


- 46 - NORWOOD FINANCIAL CORP. / 2003 ANNUAL REPORT the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2003 for guarantees under standby letters of credit issued is not material.


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

     The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at December 31, 2003 and 2002:

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

                             NORWOOD FINANCIAL CORP. / 2003 ANNUAL REPORT - 47 -

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

     The estimated fair values of the Company's financial instruments are as follows:

                                                                      December 31, 2003              December 31, 2002
                                                                 -----------------------------------------------------------
                                                                    Carrying          Fair          Carrying         Fair
                                                                     Amount          Value           Amount          Value
                                                                 -----------------------------------------------------------
                                                                                        (In Thousands)
Financial assets:
     Cash and due from banks, interest-bearing
         deposits with banks and federal funds sold               $   9,174      $   9,174        $  16,244       $  16,244
     Securities                                                     130,571        130,798          121,047         121,347
     Loans receivable, net                                          233,417        239,602          213,232         222,723
     Investment in FHLB stock                                         2,002          2,002            1,637           1,637
     Accrued interest receivable                                      1,783          1,783            1,799           1,799

Financial liabilities:
     Deposits                                                       306,669        307,339          291,852         292,757
     Short-term borrowings                                           12,859         12,859            9,016           9,016
     Long-term debt                                                  23,000         24,960           23,000          25,610
     Accrued interest payable                                         1,309          1,309            1,654           1,654

Off-balance sheet financial instruments:
     Commitments to extend credit and outstanding
         letters of credit                                                -              -                -               -

- 48 - NORWOOD FINANCIAL CORP. / 2003 ANNUAL REPORT

NOTE 17 - NORWOOD FINANCIAL CORP. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS

                                                                                 December 31,
                                                                           ------------------------
                                                                            2003             2002
                                                                           ------------------------
                                                                                (In Thousands)
                                     ASSETS

          Cash on deposit in bank subsidiary                               $ 1,118          $ 1,544
          Securities available for sale                                        605              370
          Investment in bank subsidiary                                     41,648           38,739
          Other assets                                                          10                2
                                                                           ------------------------

                                                                           $43,381          $40,655
                                                                           ========================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

          Liabilities                                                      $   550          $   530

          Stockholders' equity                                              42,831           40,125
                                                                           ------------------------

                                                                           $43,381          $40,655
                                                                           ========================

STATEMENTS OF INCOME

                                                                                            Years Ended December 31,
                                                                                  -----------------------------------------
                                                                                   2003              2002             2001
                                                                                  -----------------------------------------
                                                                                                 (In Thousands)

          Income:
               Dividends from bank subsidiary                                     $1,693            $1,536           $1,378
               Interest income from bank subsidiary                                   29                42              102
               Other interest income                                                  16                15                8
                                                                                  -----------------------------------------

                                                                                   1,738             1,593            1,488
          Expenses                                                                   187               144              105
                                                                                  -----------------------------------------

                                                                                   1,551             1,449            1,383
          Income tax expense (benefit)                                               (49)              (31)              10
                                                                                  -----------------------------------------
                                                                                   1,600             1,480            1,373
          Equity in undistributed earnings of subsidiary                           3,053             2,873            2,829
                                                                                  -----------------------------------------

                 Net Income                                                       $4,653            $4,353           $4,202
                                                                                  =========================================

STATEMENTS OF CASH FLOWS

                                                                                           Years Ended December 31,
                                                                                  -----------------------------------------
                                                                                   2003              2002             2001
                                                                                  -----------------------------------------
                                                                                                 (In Thousands)
          CASH FLOWS FROM OPERATING ACTIVITIES
               Net income                                                         $4,653            $4,353           $4,202
               Adjustments to reconcile net income to
                   net cash provided by operating
                   activities:
                        Undistributed earnings of bank subsidiary                 (3,053)           (2,873)          (2,829)
                        Release of ESOP shares                                       436               350              283
                        Tax benefit of stock options exercised                        20                 5                -
                        Other, net                                                   (13)              (33)              21
                                                                                  -----------------------------------------

                 Net Cash Provided by Operating Activities                         2,043             1,802            1,677
                                                                                  -----------------------------------------

          CASH FLOWS FROM INVESTING ACTIVITIES
               Investment in bank subsidiary                                      (1,000)                -             (200)
               Purchase of securities available for sale                             (95)              (55)               -
                                                                                  -----------------------------------------

                 Net Cash Used in Investing Activities                            (1,095)              (55)            (200)
                                                                                  -----------------------------------------

          CASH FLOWS FROM FINANCING ACTIVITIES
               Stock options exercised                                               334               356              125
               Acquisition of treasury stock                                         (46)               (8)               -
               Cash dividends paid                                                (1,662)           (1,494)          (1,341)
                                                                                  -----------------------------------------

                 Net Cash Used in Financing Activities                            (1,374)           (1,146)          (1,216)
                                                                                  -----------------------------------------

                 Net Increase (Decrease) in Cash and Cash Equivalents               (426)              601              261

          CASH AND CASH EQUIVALENTS - BEGINNING                                    1,544               943              682
                                                                                  -----------------------------------------

          CASH AND CASH EQUIVALENTS - ENDING                                      $1,118            $1,544          $   943
                                                                                  =========================================

                             NORWOOD FINANCIAL CORP. / 2003 ANNUAL REPORT - 49 -

INVESTOR INFORMATION

STOCK LISTING

         Norwood Financial Corp stock is traded on the Nasdaq Market under the symbol NWFL. The following firms are known to make a market in the Company's stock:

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

SEC REPORTS AND ADDITIONAL INFORMATION

         A copy of the Company's report on Form 10-K for its fiscal year ended December 31, 2003 including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission may be obtained upon written request of any stockholder, investor or analyst by contacting Lewis J. Critelli, Executive Vice President and Chief Financial Officer, Norwood Financial Corp, 717 Main Street, PO Box 269, Honesdale, PA 18431, 570-253-1455

- 50 - NORWOOD FINANCIAL CORP. / 2003 ANNUAL REPORT

                             NORWOOD FINANCIAL CORP

NORWOOD FINANCIAL CORP
Russell L. Ridd                        Chairman of the Board
William W. Davis, Jr.                  President & Chief Executive Officer
Lewis J. Critelli                      Executive Vice President
                                         & Chief Financial Officer
Edward C. Kasper                       Senior Vice President
John H. Sanders                        Senior Vice President
Joseph A. Kneller                      Senior Vice President
John E. Marshall                       Secretary

WAYNE BANK
Russell L. Ridd                        Chairman of the Board
William W. Davis, Jr.                  President & Chief Executive Officer
Lewis J. Critelli                      Executive Vice President &
                                         Chief Financial Officer
Edward C. Kasper                       Senior Vice President &
                                       Senior Loan Officer/Corporate Bank
John H. Sanders                        Senior Vice President/Retail Bank
Joseph A. Kneller                      Senior Vice President
Wayne D. Wilcha                        Senior Vice President & Trust Officer
John E. Marshall                       Secretary
Robert J. Behrens, Jr.                 Vice President
Carolyn K. Gwozdziewycz                Vice President
Nancy A. Hart                          Vice President, Controller &
                                          Assistant Secretary
William J. Henigan, Jr.                Vice President
William R. Kerstetter                  Vice President
Barbara A. Ridd                        Vice President
Eli T. Tomlinson                       Vice President
Lynne Wetzel                           Vice President
John F. Carmody                        Assistant Vice President
James D. Dyson                         Assistant Vice President
Joann Fuller                           Assistant Vice President
Raymond C. Hebden                      Assistant Vice President
Kathleen A. Horan                      Assistant Vice President
Norma J. Kuta                          Assistant Vice President
Kelley J. Lalley                       Assistant Vice President &
                                          Assistant Secretary
Mary Alice Petzinger                   Assistant Vice President
Elisa Rosario                          Assistant Vice President
Jennifer  M. Witowic                   Assistant Vice President
Laurie J. Bishop                       Assistant Community Office Manager
Christopher T. Bresset                 Consumer Lending Officer
Denise Finagan                         Assistant Community Office Manager
Lorraine M. Gallik                     Commercial Loan
                                       Administration Manager
Karen R. Gasper                        Internal Auditor
Renee Gilbert                          Community Office Manager
Gary D. Henry                          Consumer Lending Officer &
                                          Remarketing Manager
Annette A. Jurkowski                   Trust Operations Manager
Thomas Kowalski                        Resource Recovery Manager
Paula Lasky                            Community Office Manager
Jill Melody                            Assistant Community Office Manager
William E.                             Murray Mortgage Originator
Sarah J. Rapp                          Human Resources Officer
Diane L. Richter                       Assistant Community Office Manager
Melissa D. Speaker                     Community Office Manager
Toni M. Stenger                        Assistant Community Office Manager
Doreen A. Swingle                      Residential Mortgage Lending Officer
Nancy M. Worobey                       Community Office Manager

NORWOOD INVESTMENT CORP
William W. Davis, Jr.                  President & Chief Executive Officer
Lewis J. Critelli                      Executive Vice President
Scott C. Rickard                       Investment Representative,
                                       Invest Financial Corporation

MONROE COUNTY ASSOCIATE BOARD
Michael J. Baxter
Sara Cramer
Andrew Forte
Ralph A. Matergia, Esq.
Randy R. Motts
James H. Ott
Ron Sarajian
Ray Price
Marvin Papillon

                                     NORWOOD
                                     --------------
                                     FINANCIAL CORP

                           VISIT US:www.waynebank.com