Form 10-K, Exhibit 13
period 2004-12-31
NORWOOD FINANCIAL CORP
filed 2005-03-22
CIK 1013272

Two Thousand and Four

                            NORWOOD FINANCIAL CORP.

                         Annual Report to Shareholders




                               [GRAPHIC OMITTED]



       WE'RE NOT SIMPLY ABOUT IMPROVING HOMES, RETIREMENTS AND BUSINESSES,
                           WE'RE ABOUT IMPROVING LIVES

                             Summary of Operations
                             NORWOOD FINANCIAL CORP
                            Selected Financial Data




(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  For the years ended Dec. 31,                  2004      2003     2002        2001        2000
  -----------------------------------------------------------------------------------------------
  Net interest income                         $14,012  $ 13,322  $ 13,951  $ 13,554    $ 13,067
  Provision for loan losses                       455       660       630       695         480
  -----------------------------------------------------------------------------------------------
  Other income                                  3,088     2,801     2,577     2,590       2,454
  Net realized gains on sales of securities       458       692       427       212          35
  Other expense                                10,090     9,808    10,349     9,858       9,712
  -----------------------------------------------------------------------------------------------
  Income before income taxes                    7,013     6,347     5,976     5,803       5,364
  Income tax expense                            2,003     1,694     1,623     1,601       1,504
  Net Income                                 $  5,010  $  4,653  $  4,353  $  4,202    $  3,860
  -----------------------------------------------------------------------------------------------
  Net income per share-Basic                 $   1.89  $   1.79  $   1.70  $   1.67    $   1.55
  Net income per share-Diluted               $   1.85  $   1.75  $   1.68  $   1.65    $   1.54
  Cash dividends declared*                   $   0.69  $   0.65  $   0.60  $   0.55    $   0.47
  Dividend pay-out ratio                         36.5%     36.3%     35.3%     32.9%       30.3%
  -----------------------------------------------------------------------------------------------
  Return on average assets                       1.27%     1.22%     1.21%     1.25%       1.21%
  Return on average equity                      11.39%    11.24%    11.60%    12.54%      13.75%
  -----------------------------------------------------------------------------------------------
  BALANCES AS OF YEAR-END
  Total assets                               $411,626  $387,483  $367,468  $346,029    $326,731
  Loans receivable                            254,757   233,733   217,970   214,194     216,477
  Allowance for loan losses                     3,448     3,267     3,146     3,216       3,300
  Total deposits                              318,645   306,669   291,852   274,923     252,959
  Shareholders' equity                         45,685    42,831    40,125    35,116      31,370
  Trust assets under management                83,397    73,991    60,102    57,533      54,542
  -----------------------------------------------------------------------------------------------
  Book value per share                       $  16.95  $  15.96  $  15.09  $  13.37    $  11.99
  Tier 1 Capital to risk-adjusted assets        15.91     15.58%    15.06%    13.78%      12.78%
  Total Capital to risk-adjusted assets         17.34%    17.09%    16.57%    15.30%      14.27%
  Allowance for loan losses to total loans       1.35%     1.40%     1.44%     1.50%       1.52%
  Non-performing assets to total assets          0.02%     0.04%     0.07%     0.21%       0.22%
  -----------------------------------------------------------------------------------------------

                               2004 ANNUAL REPORT
                             NORWOOD FINANCIAL CORP
                                AN INTRODUCTION

Happiness is greasing the wheels of joy for every one of your customers. At Wayne Bank, we strive to go beyond meeting the basic needs of our account holders. We treat each of our customers as an individual. We address their dreams of home ownership, an expanded business, a comfortable retirement, and we help them to make those dreams a reality. No matter which of the counties we serve or which type of account an individual holds, Wayne Bank gives each customer prompt, knowledgeable service, high-quality products and the friendliness that turns a customer into a customer for life. In this year's Annual Report, Wayne Bank would like to introduce you to some of the people we are proud to call customers and friends.

[GRAPHIC OMITTED]                              PRESIDENT'S LETTER           2-3
                                               HOME IMPROVEMENT             4-5
                                               FINANCIAL SERVICES           6-7
                                               COMMERCIAL LOANS             8-9
                                               NEWEST BRANCH                10
                                               AREA MAP                     11
                                               BOARD OF DIRECTORS           12
                                               FINANCIAL SECTION           13-44

NORWOOD FINANCIAL CORP ANNUAL REPORT 2004: THREE COUNTIES, THREE TYPES OF CUSTOMERS, ONE MESSAGE. AT WAYNE BANK, EVERY CUSTOMER COUNTS


     In this report you will meet Tom and Ben Hogan of Hogan Homes, a father-son team who produce beautifully crafted homes in the fast-growing Milford area of Pike County, and who like to direct their buyers to Wayne Bank for a good mortgage.

     Meet Justin and Marilyn O'Donnell, who planned their estate and set up trust accounts with Wayne Bank as part of their retirement on wild, pristine Lake Underwood in Wayne County.

     Meet Dr. Mahesh Chhabria and Dr. James Kerrigan of Neurology Associates of Monroe County, who secured a commercial loan from Wayne Bank to build state of the art medical offices, which in turn allowed them to expand the services they offer to patients.

     Wayne Bank is proud to be a part of the communities we serve. We believe that our internal atmosphere of good communication, service and a desire to do well by one another shows through to the community. Those traits are what the people you will meet in this report mean when they say Wayne Bank treats them the way they should be treated -- like people.

                                [GRAPHIC OMITTED]

SENIOR MANAGEMENT TEAM               NORWOOD FINANCIAL CORP
FROM LEFT TO RIGHT
Joseph A. Kneller                 William W. Davis, Jr.                         Lewis J. Critelli
Senior Vice President             President & Chief Executive Officer           Executive Vice President &
                                                                                Chief Financial Officer

John H. Sanders                   Wayne D. Wilcha                               Edward C. Kasper
Senior Vice President             Senior Vice President & Trust Officer         Senior Vice President

A LETTER TO OUR SHAREHOLDERS

     We are extremely pleased to report to you that your Company surpassed two milestones in 2004. We passed $400,000,000 in total assets for the first time. Even more importantly, our net income for the year exceeded the $5,000,000 mark for the first time. Norwood Financial Corp and its subsidiary Wayne Bank earned $5,010,000 for the year ended December 31, 2004, which represents a 7.7% increase over the $4,653,000 earned in 2003. Earnings per share on a fully diluted basis were $1.85 in 2004 compared to $1.75 in 2003. Cash dividends declared in 2004 totaled $.69 per share, an increase of 6.2% over the $.65 per share declared in the prior year. The return on average assets for the year was a strong 1.27%, with a return on average equity of 11.39%.

     Total assets as of December 31, 2004, were $411.6 million, with loans receivable of $254.8 million, deposits of $318.6 million and shareholders' equity of $45.7 million. Total assets have increased $24.1 million when compared to December 31, 2003.

     Loans receivable increased $21 million, or 9% from the prior year. We had another year of strong commercial real estate growth, with the portfolio increasing over 15%. We also had a very successful home equity loan campaign conducted throughout our branch network. In fact, home equity outstandings grew over 50% in 2004. The growth in these types of loans was partially offset by the continued planned decline in indirect auto lending as we are focusing more on real estate lending through our branch network. Asset quality ratios are excellent. We had a lower level of non-performing loans for the year and, even more importantly, our net charge-offs in 2004 declined 49% to $274,000 compared to the $539,000 charged off in 2003.

     Net interest income on a fully taxable equivalent basis for the year totaled $14,653,000, an increase of 5.1% over 2003. The net interest margin for 2004 increased five basis points to 3.91%. This growth in net interest was due to the increase in short-term interest rates in 2004, and an improvement in asset mix, as we had more loans on the balance sheet in 2004. Other income, excluding gains on sales of securities, totaled $3,088,000 in 2004 compared to $2,801,000. Our Wealth Management and Trust Division had a record year with over $300,000 in revenue. We introduced our popular Overdraft Manager program in the third quarter, which has also increased our revenue. Operating expenses increased 2.9% to $10,090,000 for the year. We liquidated the final vehicles from our leasing portfolio in September, and we are now completely out of the automobile leasing business.We would ask that you read the financial section for a complete report on our 2004 results.

     We had a very  productive  year.  Our Marshalls  Creek branch had its grand opening in August. The staff is busy meeting many new customers, as well as servicing existing customers. Our new title insurance company, Norwood Settlement Services, made a positive contribution to our net income. In July, we introduced the Overdraft Manager Service, which has quickly become very popular with our customers. During the year, we also redecorated our Milford Branch lobby and did outside work at our Willow, Lords Valley and Waymart offices.

     Technology strategies employed in recent years have enabled Wayne Bank to grow, improve service quality and increase competitiveness while containing costs. Service enhancements, new products, and growth in service facilities achieved in 2004 exemplify the leveraging of our technology resources.

     Our 2003 project to convert paper files to digital form for retention and retrieval efficiencies continued throughout 2004. With this technology, all community offices can retrieve accurate reproductions of transactions through our data network in a fraction of the time and effort that was required in the past. Customers using our Direct Link Internet Banking service are enjoying the convenience of viewing paid check images 24 hours a day, 7 days a week.

     In 1996, Wayne Bank initiated conversion of checks to digital images to improve customer service and add efficiencies to daily operations. Wayne Bank was a pioneer in the conversion of checks to digital images which has received widespread acceptance over time. Recognizing nationwide benefits in digital imaging technology, Congress enacted the "Check 21" Act on October 28, 2004, which will bring the check payments system to a whole new level of electronic clearing and settlement. Wayne Bank, due to its early efforts, is experienced and well positioned for this new era of nationwide electronic check clearing.

     It is particularly pleasing to note that during the past year the following employees were promoted: John Carmody to Vice President of Commercial Lending; The Community Office Manager of our Milford Office and Regional Branch Coordinator of our Pike County Offices, Mary Alice Petzinger was promoted to Vice President. Karen Gasper was named Internal Auditor and Assistant Vice President. Marianne Glamann was appointed Assistant Manager of our new office in Marshalls Creek. Two new managers joined our staff in 2004. Renee Wyant was named Stroud Mall Office Manager and also the Regional Branch Coordinator for all Monroe County offices. Sandra Cella is responsible for managing both the Lords Valley and Shohola Offices.

     It also should be noted that Ralph Matergia joined the Norwood Financial Corp and Wayne Bank Boards of Directors in 2004. Ralph brings to our Board a wide range of business experience, as well as legal expertise and an in-depth knowledge of Monroe County. He's been an attorney in the Monroe County area for over 25 years and is the founding partner of the law firm, Matergia and Dunn.

     We look forward to 2005 and plan to continue to look for ways to enhance your investment in Norwood Financial. We sincerely appreciate your support, and as always, we welcome any comments or suggestions you may have on how to enhance your investment. And, thank you for also being a customer of Wayne Bank.

Sincerely yours,

    /s/ William W. Davis, Jr.                                                /s/ Russell L. Ridd

William W. Davis, Jr., President and Chief Executive Officer              Russell L. Ridd, Chairman of the Board

                               [GRAPHIC OMITTED]

                      Happiness is Handing the New Owners
                          THE KEYS TO A BEAUTIFUL HOME
                            That You Built for Them.

The bright, spacious house is almost finished. After seven months of work, weather, sourcing an unusual countertop material, obtaining permits, and precise attention to detail in every area, the 3,000 square foot home is just a few days away from completion. Ben's crew will complete the mantel over the fireplace and finish painting the hallway. Tom will call the buyers and make sure they have wrapped up the last details of the closing. There are plenty of variables in completing and closing on a house, but the Hogans know at least one thing is certain: the bank will be ready and have the details right. They know it because they have worked with Wayne Bank for years.


[GRAPHIC OMITTED]             "I ONLY BUILD HOUSES FOR PEOPLE I LIKE," SAYS TOM
                              HOGAN. "AND BECAUSE I LIKE  THEM, I SEND  THEM TO
                              WAYNE  BANK FOR THEIR MORTGAGE, BECAUSE I KNOW
                              THEY'LL BE TREATED RIGHT THERE."

"WE ALWAYS SEND OUR BUYERS TO WAYNE BANK, BECAUSE WE KNOW BILL MURPHY WILL GIVE THEM A FAIR DEAL. WE DO OUR OWN BANKING WITH WAYNE BANK, SO WE KNOW THEY ARE INFINITELY MORE FRIENDLY THAN OTHER BANKS, AND THEY REALLY DO THINK OF YOU AS PEOPLE, NOT JUST AN ACCOUNT NUMBER."

     The father and son team at Hogan Homes builds fifteen to twenty houses a year. Tom started the business in 1967 because he liked to work outdoors, and he enjoyed tools. His oldest son, Ben, took to the work too and has become the supervisor of the construction crews. Located in the rapidly growing town of Milford, in Pike County, Hogan Homes is a family business connecting the wave of new residents to the community's already strong roots in institutions like Wayne Bank. What do the Hogans and the bank have in common? Craftsmanship, attention to detail, a strong work ethic and an understanding that communities are made of real people.

     "I only build houses for people I like," says Tom Hogan, whose crisp shirt with a handful of pens in the breast pocket speaks of quick energy and readiness to get down to business. "And because I like them, I send them to Wayne Bank for their mortgage. Because I know they'll be treated right there. I tell my buyers, `Building a home can be a great experience. You have to approach it with the right mindset.' Bill Murray, the lending officer, and Mary Alice Petzinger at the Milford Branch understand that."

     Tom turns philosophical for a moment. "When you build a home, you have to pay attention to detail. You have to do things right. Back when Pike County was quiet, we were doing things right, and now that we're in the middle of this growth, we're still doing things right. You have to be patient and get the details right. That's what we're about. Not slapping things together and rushing on to the next thing. Doing it right."

     It's not hard to see why the Hogans work well with Wayne Bank. They share the values of quality service, quality products and treating each customer as an individual and a real person. It's natural that they should work together to build their community.

     "You can't blame people for wanting to live here!" Tom exclaims. "It's pretty and it was a nice place to raise my kids. Of course everybody wants that.
They feel safe here,  and they can build a  beautiful  house like  this...."  He looks around at the new home, and Ben nods with satisfaction. It's a job well done, and the Hogans know it. They will be happy to hand the keys to the new owners next Wednesday, and even though they do it twenty times a year, when they see how excited the new residents are, the Hogans will smile.

                               [GRAPHIC OMITTED]

                             Happiness is Marilyn,
                           A BUCKET FULL OF PUPPIES,
                            and Otters in Your Lake.

Justin O'Donnell comes into the sun room and puts a square bucket on the slate floor. Four Brittany Spaniel puppies climb over each other to get out. In half a minute, they are everywhere, under the furniture, wandering over to look at the fireplace, headed for Marilyn's fresh-baked cherry cake in the kitchen. Justin chuckles. The little bird dogs will grow up learning to hunt in the woods around Lake Underwood in Wayne County, where Justin trained their parents and where he raises his own quail to host hunts for friends. Otters frolic in the pristine waters just behind the house, and maroon-headed mergansers dive under the water and reappear farther down the lake.

[GRAPHIC OMITTED]                           LAKE UNDERWOOD COULD NOT HAVE A MORE
                                            APPRECIATIVE  AUDIENCE THAN MARILYN
                                            AND JUSTIN O'DONNELL.


WE STILL HAD ACCOUNTS IN VIRGINIA, AND IT WAS INCONVENIENT TO SAY THE LEAST. PLUS WHEN YOU'RE DEALILNG WITH A BIG BANK, YOU'RE JUST ANOTHER CUSTOMER. WHEN YOU DEAL WITH WAYNE BANK, THEY LET YOU KNOW YOU'RE IMPORTANT TO THEM. WITH ALL MY YEARS IN BANKING, I KNOW THE DIFFERENCE BETWEEN GOOD SERVICE AND...NOT GOOD SERVICE. AND WAYNE BANK GIVES US GREAT SERVICE.

     Justin says, "I started to come up here with a friend to hunt and fish. Then a piece of land became available. I brought Marilyn up to see it. It was an early summer morning, and the mountain laurel was in bloom. The kids decided to take their first swim. Marilyn said, `This would be a great place to retire.'"

     He continues, "I started to build a hunting camp, and Marilyn took one look at the foundation and said, `That's not big enough for the family!' I said, `It's supposed to be a hunting camp...' but she just shook her head." Justin laughs. "So I expanded it. We came up here every long weekend. Then when we wanted a house with fewer steps to climb, Marilyn designed what she wanted, and I built it myself." Justin now divides his time between hunting and running a small excavation business he started as a hobby.

     In addition to making their home beautiful with antiques and lovely photographs of their seven children and thirteen grandchildren, Marilyn says she keeps busy with a local sewing group. "And the telephone," Justin adds. "You won't see any children around here today, but she's always mothering people over the telephone." With a modest smile Marilyn says, "Our children have all done so well. We've been blessed."

     And how did the O'Donnells come to Wayne Bank? Justin says, "I spent thirty-five years as a banker and retired as CEO of First Virginia Bank. When we moved here, we decided to move our accounts to Wayne Bank because they had a branch here in Lakewood. I called to congratulate Bill Davis when he became president of the Bank, and he introduced me to Wayne Wilcha, the Trust Officer.

     I've been impressed with the bank from a quality standpoint. Then too, I think well of Bill and Wayne. Wayne is very professional, very attentive. He helped us revise our wills and prepare an estate plan. Set up some trust accounts."

     Justin smiles fondly at his wife. "People think we're strange, wanting to be up here. All our friends are in Florida! But we prefer the weather here, prefer the scenery."

     Marilyn nods in agreement and smiles back at him. "Yes." At the same time, they both add, "We're very comfortable here, it's paradise."

                               [GRAPHIC OMITTED]

                             Happiness is No Steps,
                         DOUBLING YOUR MRI CAPABILITIES
                       and Optimum Space for Your Staff.

     A fountain murmurs soothingly in the lobby of Neurology Associates of Monroe County. As patients arrive for their consultations, the water provides a refreshing sound and sight: the gentle splashing brings a moment of peace to minds sometimes suffering the turmoil of illness. The fountain is just one example of how Dr. Mahesh Chhabria and Dr. James Kerrigan's medical practice embraces patients, staff and doctors as individual people with needs beyond basic space and survival. Every aspect of the doctors' new facility in Monroe County has been designed with the benefit of the user in mind: comfort for patients and an efficient and pleasant space for staff members.


[GRAPHIC OMITTED]           DR.  CHHABRIA SAYS,  "WE HAVE DEPOSIT  ACCOUNTS AND
                            OUR LOAN WITH WAYNE BANK, AND WE FIND THE PEOPLE AT
                            THE BANK  EXCELLENT IN ALL POSSIBLE WAYS."


WITH A COMMERCIAL LOAN FROM WAYNE BANK, DRS. CHHABRIA AND KERRIGAN BUILT A STATE OF THE ART MEDICAL OFFICE. THEIR NEW SPACE ALLOWED THEM TO ADD THREE PHYSICIANS TO THE PRACTICE, AS WELL AS DOUBLE THEIR MRI CAPABILITIES. THE NEW FACILITY SEES MORE THAN 10,000 PATIENTS A YEAR.

     Dr. Kerrigan says, "We interviewed several banks in the process of building the new center. The officers at Wayne Bank -- Bill Henigan at Stroudsburg, Bill Davis and Ed Kasper -- were notably personable, accommodating and easy to work with."

     Dr. Chhabria concurs. "The people at Wayne Bank went out of their way to customize our loan to meet our needs, and their rates were very attractive. We also have deposit accounts with Wayne Bank, and we find the people at the bank excellent in all possible ways."

     Neurology Associates draws most of its patient base from a substantial portion of the area served by Wayne Bank: Monroe and Pike Counties. Patients also travel from Carbon and Northhampton Counties and from New Jersey. The new facility rewards their trip. In addition to the five doctors in the practice, expanded space in the new building has permitted the group to add a physician's assistant and a neuroradiologist. The facility provides ample space for other members of the staff to enjoy a pleasant work space designed for efficiency.

     "It's a significant improvement over our old facilities," says Dr. Kerrigan. "It's like night and day."

     Dr. Chhabria notes that the facility has inspired new dreams for the physicians. "We are planning both a Sleep Center and a Pain Center here, fueled by the abilities of the new doctors we have been able to add since our move. We will be able to serve patients in exciting new ways."

     Dr. Kerrigan adds, "We chose this location because there are many other doctors' offices nearby, which is very convenient for our patients. Even apparently small things like good parking mean a lot. Many people have commented how much they like having no steps to climb when they come to see us!"

     "We have the largest neurology practice in the area," Dr. Chhabria says reflectively. "That was possible because Wayne Bank was so receptive, so willing to help us."

                            A Steaming Cup of Coffee
                         A PLATE OF WARM MUFFINS AND A
                 Steady Flow of New Accounts At Marshalls Creek.

Since the railroad first connected Monroe County to New York City in 1856, people from the metropolitan area have been coming to the Poconos. They come first to visit, but when they encounter the natural beauty and the hometown atmosphere, many decide to stay. Recent growth in Monroe County has been fueled by people moving west from the New York City area to settle in the mountains.


   [GRAPHIC OMITTED]                                 [GRAPHIC OMITTED]
MONROE COUNTY IS THE SECOND                     MARSHALL'S CREEK IS WAYNE BANK'S
FASTEST GROWING COUNTY IN PENNSYLVANIA          NEWEST COMMUNITY OFFICE

     The Marshalls Creek branch of Wayne Bank opened on July 19, 2004. Located in fast-growing Middle Smithfield Township in Monroe County, the Marshalls Creek branch serves a growing community with a full complement of banking services, including checking and savings accounts, CDs, mortgages and home equity loans.

     Marianne Glamann, assistant manager of the Marshalls Creek office, reports that most of their customers moved to the area within the past two years. "We're seeing a lot of new customers who have switched from other banks because they were not happy with all the fees there, and they felt like just a number. When they come in here, we make them feel at home. We have three tellers, one customer service representative, and me. We are all friendly and knowledgeable and caring, and people really respond to that. The other day I was helping someone open a new account, and we had cups of coffee and some muffins from Perkins. People love that personal touch."

     A steady and growing flow of business attests to the success of Marianne's approach. In addition to the excellent banking products and quality customer service, Marianne says the bank appeals strongly to the growing Hispanic community in the area, because many of the staff speak Spanish. "If people can come in and do their banking in Spanish, that makes them feel very comfortable."

     The personal touch starts at the top at Wayne Bank. CEO Bill Davis drops in to say hello whenever he's passing through the area, and Marianne says she can always email him with a question and expect to hear back soon. "I've been with the bank ten years, first as a customer service representative at the Milford branch, and now as assistant manager here. We're a different kind of bank. I have customers come in all the time and tell me they like Wayne Bank because we treat them like people, the way they should be treated."

               [MAP OF WAYNE, PIKE & MONROE COUNTIES, PENNSYLVANIA
                     SHOWING BRANCH LOCATIONS APPEARS HERE]

                              OUR BRANCH LOCATIONS

ADMINISTRATIVE OFFICE:
                                 Belmont & Water Streets        Route 370 &  Lake Como Road
717 Main Street                  Waymart, PA 18472              Lakewood, PA 18439
P.O. Box 269
Honesdale, PA 18431              Route 6                        Stroud Mall
                                 Hawley, PA 18428               Stroudsburg, PA 18360
COMMUNITY OFFICES:
                                 111 West Harford Street        Route 739,
717 Main Street                  Milford, PA 18337              Lords Valley Shopping Plaza
Honesdale, PA 18431                                             Lords Valley, PA 18428
                                 Weis Market, Route 590
245 Willow Avenue                Hamlin, PA 18427               Route 209
Honesdale, PA 18431                                             5165 Milford Road
                                 Richardson Avenue              Marshalls Creek, PA 18335
                                 Shohola, PA 18458

                               [GRAPHIC OMITTED]

                             OUR BOARD OF DIRECTORS    NORWOOD FINANCIAL CORP

FROM LEFT TO RIGHT

Dr. Kenneth A. Phillips        Russell L. Ridd                           Gary P. Rickard
Member since 1988              Chairman of the Board                     Member since 1978
                               Member since 1980

Charles E. Case                Richard L. Snyder                         John E. Marshall
Member since 1970              Member since 2000                         Secretary of the Board
                                                                         Member since 1983

Ralph A. Matergia              William W. Davis, Jr.                     Daniel J. O'Neill
Member since 2004              President & Chief Executive Officer       Member since 1985
                               Member since 1996

                                    NORWOOD
                                 FINANCIAL CORP



---------------------------------------------------------------------
CONSOLIDATED FINANCIAL REPORTS                                  04
---------------------------------------------------------------------

MANAGEMENT'S DISCUSSION & ANALYSIS                              15-30

BALANCE SHEETS                                                  31

STATEMENTS OF INCOME                                            32

STATEMENTS OF STOCKHOLDERS' EQUITY                              34

STATEMENTS OF CASH FLOWS                                        35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                      36-55

INVESTOR INFORMATION                                            56

                        [PAGE INTENTIONALLY LEFT BLANK]

MANAGEMENT'S DISCUSSION AND ANALYSIS

INTRODUCTION

     This Management's Discussion and Analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp (The Company) and its subsidiary Wayne Bank (the Bank) as of December 31, 2004 and 2003, and for the three years in the period ended December 31, 2004. This section should be read in conjunction with the consolidated financial statements and related footnotes.

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

     The most significant estimates in the preparation of the Company's financial statements are for the allowance for loan losses and accounting for stock options. Please refer to the discussion of the allowance for loan losses calculation under "Non-performing Assets and Allowance for Loan Losses" in the "Financial Condition" section. The Company accounts for its stock option plans under the recognition and measurement principles of APB opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation is reflected in net income, as all options granted had an exercise price equal to the market value of the underlying common stock on the grant date.

[BAR GRAPH WITH FOLLOWING DATA POINTS:

2000 - $3,860
2001 - $4,202
2002 - $4,353
2003 - $4,653
2004 - $5,010]

NET INCOME
($000)


RESULTS OF OPERATION - SUMMARY

     Net income for the Company for the year 2004 was $5,010,000 compared to $4,653,000 for the year 2003. This represents an increase of $357,000 or 7.7% over the prior year. Basic and diluted earnings per share for 2004 were $1.89 and $1.85 respectively, increasing from $1.79 and $1.75, respectively, in 2003. The return on average assets (ROAA) for the year ended December 31, 2004 was 1.27%, with a return on average equity (ROAE) of 11.39%.

     The increase in earnings was principally attributable to an increase in net interest income and a lower level of provision for loan losses. Net interest income, on a fully taxable equivalent basis (fte), totaled $14,653,000 in 2004, compared to $13,945,000 in 2003, an increase of $708,000 or 5.1%. The Company was able to decrease its provision for loan losses to $455,000 for the year ending December 31, 2004 from $660,000 for the prior year. The decrease was due to a lower level of net charge-offs in 2004, $274,000, declining from $539,000 in 2003. Also, non-performing loans decreased from .06% of total loans to .03% as of December 31, 2004.

     Loans receivable increased $21.1 million to total $254.8 million as of December 31, 2004. The growth was principally in commercial and residential real estate loans. This growth in loans was funded by a $12.0 million growth in deposits, and a $7.9 million decrease in the securities available for sale portfolio.

     Other income for 2004 was $3,546,000, an increase of $53,000 over 2003. The Company had a lower level of gains on sales of securities and loans in 2004, $525,000 compared to $884,000 in 2003. This was offset by a $276,000 increase in service charges and fees and $51,000 increase in income from fiduciary activities. Other income, excluding gains on sales of securities, represented 17.4% of total revenues in 2004, improving from 16.7% in 2003. Other expenses totaled $10,090,000 in 2004 compared to $9,808,000 in 2003, an increase of $282,000 or 2.9%. The increase was primarily due to costs related to a new branch opened in July 2004 and an increase in employee benefits plan costs.

[BAR GRAPH WITH FOLLOWING DATA POINTS:
2000 - $1.54
2001 - $1.65
2002 - $1.68
2003 - $1.75
2004 - $1.85]

DILUTED EARNINGS
PER SHARE

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

     The increase in earnings was principally attributable to growth in other income and a lower level of operating expenses, offsetting a decline in net interest income. Net interest income, on a fully taxable equivalent basis (fte), totaled $13,945,000 in 2003, compared to $14,479,000 in 2002. The decline in net interest income was due to a decrease in earning asset yields as a result of an increase in cash flows in the investment portfolio and refinancings in the loan portfolio with the proceeds reinvested at lower yields. This was partially offset by a $21.4 million increase in average earning assets.

     Loans receivable increased $15.7 million to total $233.7 million as of December 31, 2003. The growth was principally in commercial and residential real estate loans. This growth in loans was funded by a $14.8 million growth in deposits. Credit quality remained strong with lower a level of non-performing assets and net charge-offs for the year ended December 31, 2003 as compared to a prior year.

     Other income for 2003 was $3,493,000, an increase of $489,000 or 16.3% over 2002. The increase was due in part to an increase in gains on sales of securities which totaled $692,000 in 2003, compared to $427,000 in 2002. The gains were principally in equity holdings of other financial institutions, corporate bonds and mortgage-backed securities. Other income, excluding gains on the sales of securities, represented 16.7% of total revenues in 2003, improving from 15.1% in 2002. Other expenses totaled $9,808,000 in 2003 compared to $10,349,000 in 2002, a decrease of $541,000 or 5.2%. The decrease in expenses was principally due to a lower level of losses on lease residuals, $50,000 in 2003 compared to $870,000 in 2002. The decrease was due to the significantly lower number of vehicles in the leasing portfolio.

[BAR GRAPH WITH FOLLOWING DATA POINTS:
2000 - $327
2001 - $346
2002 - $367
2003 - $387
2004 - $412]

TOTAL ASSETS
(IN MILLIONS)


FINANCIAL CONDITION

TOTAL ASSETS

         Total assets at December 31, 2004, were $411.6 million compared to $387.5 million at year-end 2003, an increase of $24.1 million or 6.2%.

LOANS RECEIVABLE

     Loans receivable represent the most significant percentage of the Company's assets at 61.9% of total assets. As of December 31, 2004, total loans receivable were $254.8 million compared to $233.7 million at year-end 2003, an increase of $21.1 million, or 9.0%. Loan growth in commercial and residential real estate was partially offset by a net run-off in indirect automobile financing, which is included in consumer loans to individuals.

     Residential real estate, which includes home equity lending, totaled $90.6 million as of December 31, 2004, compared to $77.5 million as of year-end 2003. This increase of $13.1 million is net of prepayments, refinancing activity and sales of mortgage loans into the secondary market. In the relatively low interest rate environment of 2004, fixed rate mortgage products were preferred by customers and accounted for the majority of the activity. The Company sells a portion of its long-term fixed rate residential loan production for interest rate risk management, with $4.1 million of 30 year fixed rate loans sold into the secondary market during 2004 at a gain of $67,000, included in other income. The Company holds the majority of its fifteen and twenty year fixed rate residential mortgage production in its portfolio. The Company had significant growth in home equity lending in 2004, as a result of a promotional campaign. Home equity outstandings included in residential real estate increased $13.2 million to $36.8 million as of December 31, 2004.

     The Company's indirect lending portfolio (included in consumer loans to individuals) declined $8.2 million to $20.2 million as of December 31, 2004. A portion of the net decrease may be attributable to the significant financing incentives offered by the automakers throughout 2004, and increased competition from other banks. In addition, the Company is focusing its efforts on increasing direct and real estate lending through its branch network and, as a result, anticipates a decrease in indirect financing again in 2005.

     During the third quarter of 2004, the Company liquidated its final leased vehicles. Losses on lease residuals (included in other expense) totaled $90,000 in 2004. The Company anticipates no further leasing activity.

     Commercial loans consist principally of loans made to small businesses within the Company's market and are usually secured by real estate or other assets of the borrower. Commercial and commercial real estate loans totaled $131.4 million as of December 31 2004, increasing from $113.3 million as of December 31, 2003, an increase of $18.1 million or 16.0%. The majority of the increase was in loans secured by real estate with adjustable rates based on a spread to the prime rate. The growth in commercial lending was centered in the Pike and Monroe County market areas.

[BAR GRAPH WITH FOLLOWING DATA POINTS:
2000 - 0.22%
2001 - 0.21%
2002 - 0.07%
2003 - 0.04%
2004 - 0.02%]

NPAS TO ASSETS


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

     As of December 31, 2004, non-performing loans totaled $67,000 and represented .03% of total loans receivable compared to $143,000 and .06% as of year-end 2003. Total non-performing assets, which includes foreclosed real estate totaled $67,000 and represented .02% of total assets, declining from $143,000 and .04% as of December 31, 2003. As of December 31, 2004 and 2003, the Company had no foreclosed real estate. The non-performing loans as of December 31, 2004 consist principally of loans secured by residential real estate. The Company does not anticipate any significant losses related to these loans.

     The allowance for loan losses totaled $3,448,000 as of December 31, 2004 and represented 1.35% of total loans receivable compared to $3,267,000 and 1.40% of total loans as of year-end 2003. Net charge-offs for 2004 were $274,000, consisting principally of losses on the sale of repossessed automobiles, compared to net charge-offs of $539,000 in 2003. In 2004, the Company sold a block of charged-off automobile loans and leases for a recovery of $39,000. The provision for loan losses for 2004 was $455,000, compared to $660,000 in 2003.

     The Company's loan review process assesses the adequacy of the allowance for loan losses on a quarterly basis. The process includes a review of the risks inherent in the loan portfolio. It includes an analysis of impaired loans and an historical review of losses. Other factors considered in the analysis include; concentration of credit in specific industries in the commercial portfolio; the local and regional economic condition; trends in delinquencies, large dollar exposures and growth in the portfolio. As of December 31, 2004, the Company considered its concentration of credit risk profile to be moderate. The local economy was stable in 2004, with no significant change in the unemployment rate in its primary market area of Wayne, Pike and Monroe Counties. The Company has modestly increased its number of large commercial credits and has had double digit growth in real estate related loans. As a result of its analysis, after applying these factors, management considers the allowance as of December 31, 2004, adequate. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses, if any, that might be incurred in the future.

The following table sets forth information with respect to the Company's allowance for loan losses at the dates indicated:

                                                             YEAR-ENDED DECEMBER 31,
                                           --------------------------------------------------------
                                                                 (IN THOUSANDS)
                                             2004        2003        2002        2001        2000
                                           --------------------------------------------------------
Allowance balance at beginning of period   $ 3,267     $ 3,146     $ 3,216     $ 3,300     $ 3,344
Charge-Offs:
         Commercial and all other              (19)       (121)        (34)        (12)         --
         Real Estate                           (10)         --        (122)        (11)         (9)
         Consumer                             (342)       (478)       (608)       (711)       (589)
         Lease Financing                       (11)        (36)        (30)       (152)       (170)
                                           --------------------------------------------------------
Total                                         (382)       (635)       (794)       (886)       (768)
                                           --------------------------------------------------------

Recoveries:
         Commercial and all other               13           5          --           8          54
         Real Estate                             8          24          13           1          73
         Consumer                               78          64          72          85          88
         Lease Financing                         9           3           9          13          29
                                           --------------------------------------------------------
Total                                          108          96          94         107         244
                                           --------------------------------------------------------
Provision expense                              455         660         630         695         480
                                           --------------------------------------------------------
Allowance balance at end of period         $ 3,448     $ 3,267     $ 3,146     $ 3,216     $ 3,300
                                           ========================================================
Allowance for loan losses as a percent
         of total loans outstanding           1.35%       1.40%       1.44%       1.50%       1.52%
Net loans charged off as a percent of
         average loans outstanding             .11%        .24%        .33%        .36%        .25%
Allowance coverage
         of non-performing loans             51.5x       22.8x       14.2x        4.7x        4.8x

         The following table sets forth information regarding non-performing assets. The Bank had no troubled debt restructurings as defined in FAS No. 114. As of December 31, 2004, the Company has no impaired or collateral dependent loans.

                                                    AS OF DECEMBER 31,
                                           ------------------------------------
                                                     (IN THOUSANDS)
                                            2004   2003    2002    2001    2000
                                           ------------------------------------
Non-accrual loans:
         Commercial and all other          $ --    $ --    $ --    $ 64    $ 64
         Real estate                         32     125     213     597     518
         Consumer                             8      --       3      11      --
                                           ------------------------------------
Total                                        40     125     216     672     582

Accruing loans which are contractually
         past due 90 days or more            27      18       5      11      98
                                           ------------------------------------

Total non-performing loans                   67     143     221     683     680
Foreclosed real estate                       --      --      21      54      27
                                           ------------------------------------
Total non-performing assets                $ 67    $143    $242    $737    $707
                                           ====================================

Non-performing loans to total loans         .03%    .06%    .10%    .32%    .31%

Non-performing loans to total assets        .02%    .04%    .06%    .20%    .21%

Non-performing assets to total assets       .02%    .04%    .07%    .21%    .22%

SECURITIES

     The securities portfolio consists principally of issues of United States Government agencies, including mortgage-backed securities; municipal obligations, and corporate debt. In accordance with FAS#115 "Accounting for Certain Investments in Debt and Equity Securities" the Company classifies its investments into two categories: held to maturity (HTM) and available for sale
(AFS). The Company does not have a trading account. Securities classified as HTM are those in which the Company has the ability and the intent to hold the security until contractual maturity. As of December 31, 2004, the HTM portfolio totaled $5.7 million and consisted entirely of municipal obligations. Securities classified as AFS are eligible to be sold due to liquidity needs or interest rate risk management. These securities are adjusted to and carried at their fair market value with any unrealized gains or losses recorded as an adjustment to capital and reported in the equity section of the balance sheet as accumulated other comprehensive income. As of December 31, 2004, $116.9 million in securities were so classified and carried at their fair market value, with unrealized appreciation, net of tax, of $333,000, included in Accumulated other comprehensive income in stockholders' equity.

     As of December 31, 2004, the average life of the portfolio was 2.6 years compared to 2.1 years as of the prior year-end. The Company has maintained a relatively short average life in the portfolio in order to generate cash flow to fund loan growth. Total purchases for the year were $43.3 million with securities called, maturities and cash flow of $37.8 million and sales of $11.7 million. The purchases were funded principally by cash flow from the portfolio. The Company had overnight federal funds sold of $13.1 million as of December 31, 2004 and no such balance as of December 31, 2003. As of December 31, the carrying value of the Company's securities portfolio (HTM and AFS) totaled $122.7 million with the mix as follows:

                                                     2004                 2003
                                           ------------------------------------------
                                                    (DOLLARS IN THOUSANDS)
                                           CARRYING     % OF    CARRYING      % OF
                                              VALUE   PORTFOLIO    VALUE    PORTFOLIO
                                           ------------------------------------------
US Treasury Securities                     $  2,014      1.6%    $  2,065      1.6%
US Government agencies                       47,151     38.5%      47,632     36.5%
States & political subdivisions              24,256     19.8%      24,678     18.9%
Corporate obligations                        15,308     12.5%      13,665     10.5%
Mortgage-backed securities                   32,060     26.1%      40,508     31.0%
Equity securities                             1,868      1.5%       2,023      1.5%
                                           ------------------------------------------
Total                                      $122,657    100.0%    $130,571    100.0%
                                           ==========================================

     The portfolio had $13.2 million of floating rate instruments, principally adjustable rate mortgage backed securities as of December 31, 2004. The portfolio contained no structured notes, step-up bonds and no off-balance sheet derivatives were in use. The U.S. Government agency portfolio consists principally of Federal Home Loan Bank callable notes with final maturities of generally less than five years. The mortgage backed securities are pass-through bonds with Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corp (Freddie Mac), and Guaranteed National Mortgage Association
(GNMA). During 2004, the Company reduced its exposure to mortgage-backed securities issued by FNMA and Freddie Mac.

DEPOSITS

     The Company, through the eleven branches of the Bank, provides a full range of deposit products to its retail and business customers. These products include interest-bearing and non-interest bearing transaction accounts, statement savings and money market accounts. Time deposits consist of certificates of deposit (CD) with terms of up to five years and include Individual Retirement Accounts. The Bank participates in the Jumbo CD ($100,000 and over) markets with local municipalities and school districts, which are typically awarded on a competitive bid basis.

     Total deposits as of December 31, 2004, were $318.6 million increasing from $306.7 million as of year-end 2003, an increase of $11.9 million or 3.9%. The increase was principally in core transaction accounts. The Company's money market deposit accounts increased $4.6 million, or 10%, to $51.1 million. In addition, savings deposit products increased $4.2 million, or 7.5%, to $60.1 million.

     Time deposits over $100,000, which consist principally of school district and other public funds, with maturities generally less than one year, were $33.3 million as of December 31, 2004, compared to $29.4 million at year-end 2003. The increase was principally due to a higher level of jumbo CDs with local school districts. These deposits are subject to competitive bid and the Company bases its bid on current interest rates, loan demand, investment portfolio structure and relative cost of other funding sources.

     As of December 31, 2004, non-interest bearing demand deposits totaled $44.4 million, increasing $4.9 million or 12.5% from the prior year-end. This growth is partially attributable to an increase in commercial deposits, related to the increase in the commercial loan portfolio. In addition, a portion of the growth is due to the Bank's "Simply Free" retail checking product. The Company also has $11.9 million of cash management accounts included in short-term borrowings. These balances represent commercial customers' funds invested in over-night securities. The Company considers these accounts as a source of core funding.

     The Company believes a portion of its deposit growth over the prior three years may be due in part to the relatively weak stock market performance since March 2000 and a low interest rate environment which offered limited opportunities to earn higher yields. Bank deposit growth did slow in 2004, as the stock market became more attractive to investors and competition for deposits increased among banks. However, the Company believes it can continue to increase its core deposits by establishing new commercial loan relationships, and by seeking new branch locations in high growth areas.

BORROWINGS

         Short-term borrowings totaled $23.0 million as of December 31, 2004 compared to $12.9 million as of the prior year-end. The increase of $11.1 million was principally due to $8 million of short-term advances from the FHLB. Long-term borrowings were $23 million as of December 31, 2004 and 2003.

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

     Net interest income, which is the primary source of the Company's earnings, is impacted by changes in interest rates and the relationship of different interest rates. To manage the impact of the rate changes, the balance sheet must be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals. The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. As of December 31, 2004, the level of net interest income at risk in a 200 basis points change in interest rates was within the Company's policy limits. The Company's policy allows for a decline of no more than 8% of net interest income.

     Imbalance in repricing opportunities at a given point in time reflect interest-sensitivity gaps measured as the difference between rate-sensitive assets and rate-sensitive liabilities. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indications of potential interest rate exposures over specific intervals.

     At December 31, 2004, the Bank had a positive 90 day interest sensitivity gap of $32.5 million or 7.9% of total assets. A positive gap means that rate-sensitive assets are greater than rate-sensitive liabilities at the time interval. This would indicate that in a rising rate environment, the yield on interest-earning assets would increase faster than the cost of interest-bearing liabilities in the 90 day time frame. The repricing intervals are managed by ALCO strategies, including adjusting the average life of the investment portfolio, pricing of deposit liabilities to attract longer term time deposits, loan pricing to encourage variable rate products and evaluation of loan sales of long term fixed rate mortgages.

     The Company analyzes and measures the time periods in which rate sensitive assets (RSA) and rate sensitive liabilities (RSL) will mature or reprice in accordance with their contractual terms and assumptions. Management believes that the assumptions used are reasonable. The interest rate sensitivity of assets and liabilities could vary substantially if differing assumptions were used or if actual experience differs from the assumptions used in the analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Interest rates may change at different rates changing the shape of the yield curve. In 2004, short-term interest rates increased to a greater extent than long term rates. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed. Finally, the ability of borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase. The operating results of the Company are not subject to foreign currency exchange or commodity price risk.

The following table displays interest-sensitivity as of December 31, 2004 (in thousands):

                                            3 MONTHS    3-12                     GREATER THAN
                                            OR LESS     MONTHS      1-3 YEARS       3 YEARS      TOTAL
                                         ---------------------------------------------------------------
Federal funds sold and interest
         bearing deposits                $  13,178    $      --     $      --      $     --    $  13,178
Securities                                   9,687       18,507        71,898        22,565      122,657
Loans receivable                            93,054       42,717        58,803        60,183      254,757
                                         ---------------------------------------------------------------
Total Rate Sensitive Assets (RSA)        $ 115,919    $  61,224     $ 130,701      $ 82,748    $ 390,592
                                         ===============================================================

Non-maturity interest bearing deposits   $  26,640    $  34,272     $  91,613      $     --    $ 152,525
Time deposits                               29,492       46,103        36,363         9,802      121,760
Borrowings                                  27,287       12,581         6,114            --       45,982
                                         ---------------------------------------------------------------
Total Rate Sensitive Liabilities (RSL)   $  83,419    $  92,956     $ 134,090      $  9,802    $ 320,267
                                         ===============================================================

Interest sensitivity gap                 $  32,500    $ (31,732)    $  (3,389)     $ 72,946    $  70,325
Cumulative gap                              32,500          768        (2,621)       70,325
RSA/RSL-Cumulative                           139.0%       100.4%         99.2%        122.0%

As of December 31, 2003
Interest sensitivity gap                 $  30,202    $ (10,656)    $ (21,015)     $ 62,826    $  61,357
Cumulative gap                              30,202       19,546        (1,469)       61,357
RSA/RSL-Cumulative                           141.0%       111.9%         99.5%        120.2%

     Securities and loans receivable are included in the period in which interest rates are next scheduled to adjust or in which they are due. Prepayment speeds are based on historical experience and management judgment.

     Non-maturity deposits are generally subject to immediate withdrawal. However, based on retention experience in various interest rate environments, management considers deposits to have longer effective maturities.

LIQUIDITY

     Liquidity can be viewed as the ability to fund customers' borrowing needs and their deposit withdrawal requests while supporting asset growth. The
Company's primary sources of liquidity include deposit generation, asset maturities, and cash flow from payments on loans and securities.

     As of December 31, 2004, the Company had cash and cash equivalents of $20.7 million in the form of cash, due from banks, federal funds sold and short-term deposits with other institutions. In addition, the Company had total securities available for sale of $116.9 million, which could be used for liquidity needs. This totals $137.6 million and represents 33.4% of total assets compared to $134.0 million and 34.6% of total assets as of December 31, 2003. The Company also monitors other liquidity measures, all of which were within the Company's policy guidelines as of December 31, 2004. Based upon these measures, the Company believes its liquidity position is adequate.

     The Company maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB), the Atlantic Central Bankers Bank (ACBB) and other correspondent banks, which support liquidity needs. The approximate borrowing capacity from FHLB was $142.3 million. As of year-end 2004, the Company had $23 million in long-term borrowings and $8 million of short-term borrowings from the FHLB.

     The Company's financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments, as of

December 31, 2004 totaled $48,150,000. This consisted of $15,748,000 in commercial real estate, construction and land developments loans, $9,140,000 in home equity lines of credit, $1,791,000 in standby letters of credit and the remainder in other unused commitments. Because these instruments have fixed maturity dates and because many of them will expire without being drawn upon, they do not represent any significant liquidity risk.

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

CONTRACTUAL OBLIGATIONS
                                                  DECEMBER 31, 2004
                                ----------------------------------------------------
                                         LESS THAN                            OVER
                                TOTAL      1 YEAR    1-3 YEARS   4-5 YEARS   5 YEARS
                                ----------------------------------------------------
                                                  (in thousands)
Time deposits                   $121,670   $75,595    $36,278     $ 9,802    $   --
Long term debt                    23,000     5,000      5,000      10,000     3,000
Operating leases                   2,215       187        268         168     1,592
                                ----------------------------------------------------
                                $146,885   $80,782    $41,541     $19,970    $4,592
                                ----------------------------------------------------

RESULTS OF OPERATION

[BAR GRAPH WITH FOLLOWING DATA POINTS:
2000 - $13,424
2001 - $14,014
2002 - $14,479
2003 - $13,945
2004 - $14,653]

NET INTEREST INCOME
(FTE) (000)

NET INTEREST INCOME

     Net interest income is the difference between income earned on loans and securities and interest paid on deposits and borrowings. For the year ended December 31, 2004, net interest income on a fully taxable equivalent basis (fte) totaled $14,653,000, an increase of $708,000 or 5.1%, compared to $13,945,000 in
2003. The resulting fte net interest spread and net interest margin for 2004 were 3.60% and 3.91%, respectively, increasing from 3.51% and 3.86%, respectively, in 2003.

     Interest income (fte) for the year ended December 31, 2004 totaled $19,647,000 compared to $19,968,000 in 2003. The yield (fte) on earning assets for 2004 was 5.25% declining from 5.53% in 2003. The decrease in yield is due in part to the cumulative effect of lower rate assets that have been put on the balance sheet over the last three years. This has been partially offset by the recent increase in short-term interest rates with the Federal Funds rate increasing from 1.00% on January 1, 2004 to 2.25% as of December 31, 2004, and the prime rate increasing from 4.00% to 5.25% over the same time period. The decrease in the earning asset yield was also partially offset by growth in average earning assets of $13.6 million. In addition, the mix of earning assets improved, with loans representing 65.6% of average earning assets compared to 62.5% in 2003.

     Interest income (fte) earned on loans totaled $14,912,000 for 2004, an increase of $333,000 over the $14,579,000 earned in 2003. An increase in average volume of $20.1 million to $245.8 million for 2004 offset a 39 basis point decline in yield to 6.07%.

     Securities available for sale averaged $118.3 million with fte net interest income of $4,159,000 and a yield of 3.52% compared to $120.5 million, $4,711,000 and 3.91%, respectively in 2003. Total cash flow from maturities, calls and principal reductions on mortgage-backed securities totaled $37.8 million in 2004 compared to $72.9 million in 2003. In addition, there was $11.7 million in proceeds from sales of securities compared to $22.5 million in 2003. These amounts were generally re-invested in short-term callable US Government agency securities, municipal obligations and corporate debt. Proceeds were also used to fund loan growth.

     Interest expense for the year ended December 31, 2004 totaled $4,994,000, declining from $6,023,000 in 2003. The average cost of interest-bearing liabilities declined 37 basis points to 1.65% in 2004 from 2.02% in 2003. The Company was able to reduce its cost of interest-bearing deposits to 1.33% in 2004 from 1.75% in 2003, with decreases in each category. The cost of deposits was also favorably impacted by a change in deposit mix, with a higher percentage of lower-costing transaction and savings accounts in 2004. Average transaction accounts (including non-interest bearing demand deposits) and savings accounts to total average deposits was 62.3% in 2004 compared to 58.0% in 2003.

     For 2004, Federal Funds sold averaged $4.6 million at a yield of 1.46% compared to $8.4 million at a yield of 1.12% in 2003. The decrease in Federal Funds sold was used to fund loan growth.

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

     The earning asset yield was also unfavorably impacted by increased cash flows and maturities in the investment portfolio, which were reinvested at lower yields. The reinvestment purchases were also relatively short-term instruments with average lives of less than three years. Loan yields were also unfavorably impacted by increased refinancing activity and cash flows. This was partially offset by an improvement in the earning asset mix with an increase in the securities available for sale portfolio of $16.9 million funded in part by a reduction in Federal Funds sold of $7.2 million.

     Interest income earned on loans totaled $14,579,000 with a yield of 6.46% in 2003, decreasing from $15,651,000 with a yield of 7.32% in 2002. The decline in the yield was due in part to the lower interest rate environment with an average prime rate of 4.12% in 2003 compared to 4.67% in 2002. Loans averaged $225.7 million in 2003, compared to $213.8 million in 2002.

     Securities available for sale averaged $120.5 million in 2003 with an fte interest income of $4,711,000 and a yield of 3.91% compared to $103.6 million, $5,634,000 and 5.44%, respectively, in 2002. During 2003, cash flows on mortgage-backed securities increased as a result of mortgage refinancing activity in the continued low interest rate environment. Total cash flow from maturities and principal reductions on mortgage-backed securities were $72.9 million in 2003 compared to $46.3 million in 2002. In addition, there was $22.5 million in proceeds from sales compared to $6.5 million. These amounts were generally reinvested in lower coupon mortgage-backed securities, callable US Government agency securities and short-term tax-exempt municipal obligations. The yields on the reinvestments were typically 125 basis points less than the cash flow yield. The Company reinvested in short-term securities in anticipation of an increase in rates in late 2004.

     Interest expense for the year-ended December 31, 2003 totaled $6,023,000, declining from $7,613,000 in 2002. The average cost of interest-bearing liabilities in 2003 was 2.02%, a decrease of 67 basis points from 2.69% in 2002. The Company was able to reduce its cost of interest bearing deposits to 1.75% from 2.45% in 2002.

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

OTHER INCOME

     Other income totaled $3,546,000 for the year-ended December 31, 2004 compared to $3,493,000 in 2003. Service charges and fees were $2,122,000 in 2004 compared to $1,846,000 in 2003, an increase of $276,000 or 15%. The increase was principally due to a higher level of overdraft (nsf) fees as a result of the Overdraft Manager Service introduced in July 2004. Overdraft fees increased $293,000, to $892,000 for 2004.

     Income from fiduciary activities totaled $301,000 in 2004, increasing from $250,000 in 2003. In 2004, there was a higher level of estate fees collected. Also, the market value of trust accounts was higher, at $83.4 million as of December 31, 2004 compared to $74.0 million as of December 31, 2003. Commissions on sales of annuities and mutual funds totaled $154,000 in 2004 increasing from $112,000 in 2003, principally due to an increase in volume sold.

     Earnings on the cash surrender value (CSV) of Bank-owned Life Insurance (BOLI, included in other assets) was $316,000 in 2004 compared to $271,000 in 2003. The increase was due to the full effect in 2004 of the purchase of $2.55 million in BOLI during the third quarter of 2003. The proceeds were used to fund employee benefit plans.

     The Company had a lower level of net realized gains on sales of securities in 2004, $458,000, declining from $692,000 in 2003. Total securities sold in 2004 were $11.7 million compared to $22.5 million.

     Total gains on sales of mortgage loans, included in Other, were $67,000 in 2004, declining from $192,000 in 2003. The Company sold a lower level of fixed rate loans in 2004, $4.1 million, compared to $7.1 million in 2003. The loans sold were principally 30 year fixed rate mortgages with coupons above the current market rate and the sales were for interest rate management, to reduce the Company's exposure in long-term fixed rate assets.

     Other income totaled $3,493,000 in 2003, an increase of $489,000 or 16.3% over the $3,004,000 in 2002. Other income represented 16.7% of total revenues increasing from 15.1% in 2002.

     Service charges and fees were $1,846,000 in 2003 compared to $1,788,000 in 2002, an increase of $58,000. The increase is due in part to loan documentation fees, which increased $48,000 to $286,000 due to volume, and debit card activity, which generated $180,000 in revenues, increasing from $166,000 in 2002. These items were partially offset by a $23,000 decrease in retail checking fees as a result of more customers opting for the Bank's "Simply Free" non-interest bearing checking account. In addition, fees related to non-sufficient funds (nsf) in checking accounts increased $28,000 to $599,000 due to a lower percentage of fees waived in 2003.

     Income from fiduciary activities was $250,000 in 2003 compared to $236,000 in 2002. The increase was principally due to higher market value of trust accounts in 2003 which was $74.0 million as of December 31, 2003, compared to $60.1 million at the end of 2002. In 2003, the Company sold $7.1 million of residential mortgages into the secondary market at a gain of $192,000 compared to $5.4 million of loans sold, at a gain of $82,000 in 2002. The loans sold were principally 30-year mortgages with coupons above the current market rate, and the sales were done for interest rate management, to reduce the Company's exposure in long term fixed rate assets.

     The Company had net gains on sales of securities of $692,000 compared to $427,000 in 2002. The Company sold selected equity holdings of other financial institutions, which appeared attractively priced, corporate bonds and fast paying underperforming mortgage-backed securities. The proceeds of the sales, which were $22.5 million, were reinvested in available for sale securities.

         Earnings on the CSV of BOLI, were $271,000 in 2003, increasing from $203,000 in 2002. The increase was principally due to the purchase of an additional $2.55 million in BOLI, during the third quarter of 2003, the proceeds of which were used to fund employee benefit plans.

         The Company's merchant processing net revenue decreased in 2003 to $61,000 from $88,000 in 2002. The decrease is due in part to a reduction in margin received by the bank from Visa and MasterCard.

Other Income (dollars in thousands)
For the year-ended December 31                       2004       2003       2002
                                                    ----------------------------
Service charges on deposit accounts                 $  375     $  409     $  415
ATM Fees                                               219        202        187
NSF Fees                                               892        599        571
Merchant card processing                                35         61         88
Loan related service fees                              324        286        254
Visa Check Card                                        213        180        166
Fiduciary activities                                   301        250        236
Mutual funds & annuities                               154        112        136
Gain on sales of mortgage loans                         67        192         82
CSV on life insurance                                  316        271        203
Other income                                           192        239        239
                                                    ----------------------------
                                                     3,088      2,801      2,577
Net realized gains on sales of securities              458        692        427
                                                    ----------------------------
Total                                               $3,546     $3,493     $3,004
                                                    ============================

OTHER EXPENSES

     Other expenses totaled $10,090,000 in 2004, an increase of $282,000 or 2.9%, over the $9,808,000 for 2003. Salaries and employee benefits, which represented 50.9% of total other expenses, were $5,133,000 in 2004, an increase of $217,000, or 4.4%, over $4,916,000 in 2003. The increase was principally due to increasing costs related to the Company's Employee Stock Ownership Plan, which increased $102,000 due to appreciation in Company stock price and health insurance premiums which increased $51,000.

     Furniture and equipment costs declined to $542,000 from $602,000 in 2003. The decrease was partially due to a lower level of depreciation expense, $324,000 in 2004 compared to $387,000 in 2003. This was the result of equipment which was fully depreciated in 2003. Data processing related expenses increased $49,000 to $598,000 in 2004. The increase was due in part to contractual rate with the Company's primary data processing provider, Fiserv, and new products and services. Professional fees and services totaled $323,000 in 2004 compared to $277,000 in 2003. The increase was principally due to consulting services related to profitability analysis and loan processing. Losses on lease residuals totaled $90,000 in 2004 compared to $50,000. The final leased vehicles were disposed of in 2004 and the Company does not anticipate any lease expense in 2005.

     Other expenses totaled $9,808,000 in 2003, a decrease of $541,000 or 5.2% from $10,349,000 in 2002. Salaries and employee benefit costs, which represented 50.1% of total other expense, were $4,916,000, for 2003, an increase of $69,000 or 1.4%. The increase was principally due to increasing costs of retirement plans and health insurance.

     Losses on lease residuals were $50,000 in 2003, decreasing significantly from $870,000 in 2002. The decrease was principally due to the lower number of cars liquidated in 2003 compared to 2002.

These losses were partially offset by lease termination fee income, included in other income, of $16,000 in 2003 and $36,000 in 2002.

     Furniture and equipment expense for 2003 totaled $602,000, increasing from $517,000. The increase was due in part to a full year of maintenance costs on the item processing system installed in 2002. Professional fees were $277,000 in 2003 compared to $178,000 in 2002. The increase was due in part to $45,000 of legal expenses related to the resolution of a problem credit and for general corporate matters. Also consulting expense, included in professional fees, increased $28,000 due to a project related to loan processing and investment banking fees.

INCOME TAXES

     Income tax expense for the year 2004 was $2,003,000 for an effective tax rate of 28.6% compared to an expense of $1,694,000 and an effective tax rate of 26.7% in 2003. The increase in effective tax rate is due in part to the expiration of low-income housing tax credit of $58,000 in 2003 with no such credit available in 2004.

         Income tax expense for the year 2003 was $1,694,000 for an effective tax rate of 26.6%, compared to an expense of $1,623,000 and an effective rate of 27.2% in 2002. The decrease in the effective tax rate is principally due to higher levels of interest income on municipal securities, and the cash surrender value of life insurance, which is not subject to Federal Income Tax.

[BAR GRAPH WITH FOLLOWING DATA POINTS:
2000 - $11.99
2001 - $13.37
2002 - $15.09
2003 - $15.96
2004 - $16.95]

BOOK VALUE
PER SHARE

CAPITAL AND DIVIDENDS

         Total stockholders' equity as of December 31, 2004, was $45.7 million, compared to $42.8 million as of year-end 2003. The increase was principally due to retention of earnings of $3,180,000 after cash dividends declared of $1,830,000. This was partially offset by a $1,098,000 decrease in accumulated other comprehensive income due to market value changes in the Company's AFS securities portfolio principally as a result of changing interest rates. As of December 31, 2004 the Company had a leverage capital ratio of 10.52%, Tier 1 risk-based capital of 15.53% and total risk-based capital of 17.06% compared to 10.52%, 15.53% and 17.06%, respectively, in 2003. The average equity to average asset ratio for 2004, 2003 and 2002 was 11.15%, 10.86% and 10.45% respectively.

         The Company's stock is traded on the Nasdaq market under the symbol, NWFL. As of December 31, 2004, there were approximately 1,300 shareholders based on transfer agent mailings.

         The following table sets forth the price range and cash dividends declared per share regarding common stock for the period indicated:

                                      CLOSING PRICE RANGE
                                    ------------------------       CASH DIVIDEND
                                       HIGH           LOW         PAID PER SHARE
                                    --------------------------------------------
Year 2004
First Quarter                       $   30.50       $   26.15       $   .17
Second Quarter                          32.00           26.87           .17
Third Quarter                           31.00           27.55           .17
Fourth Quarter                          35.35           29.37           .18

Year 2003
First Quarter                       $   20.83       $   19.39       $   .16
Second Quarter                          24.20           19.84           .16
Third Quarter                           29.70           23.47           .16
Fourth Quarter                          27.59           24.88           .17

     The book value of the common stock was $16.95 as of December 31, 2004 compared to $15.96 as of December 31, 2003. As of year-end 2004, the stock price was $35.35, compared to $26.15 as of December 31, 2003.

NORWOOD  FINANCIAL  CORP
SUMMARY OF QUARTERLY  RESULTS  (UNAUDITED)

(Dollars in thousands, except per share amounts)
2004
                                               DECEMBER 31   SEPTEMBER 30   JUNE 30   MARCH 31
                                               ----------------------------------------------

Interest income                                $4,940          $4,782       $4,595     $4,689
Interest expense                                1,299           1,224        1,215      1,256
                                               ----------------------------------------------
         Net interest income                    3,641           3,558        3,380      3,433
Provision for loan losses                          65             100          165        125
Other income                                      829             820          678        761
Net realized gains on sales of securities         145              51           84        178
Other expense                                   2,542           2,509        2,444      2,595
                                               ----------------------------------------------

Income before income taxes                      2,008           1,820        1,533      1,652
Income tax expense                                645             500          406        452
                                               ----------------------------------------------
NET INCOME                                     $1,363          $1,320       $1,127     $1,200
                                               ==============================================

Basic earnings per share                       $ 0.51          $ 0.50       $ 0.43     $ 0.46
                                               ==============================================

Diluted earnings per share                     $ 0.50          $ 0.49       $ 0.42     $ 0.45
                                               ==============================================

2003
                                               DECEMBER 31   SEPTEMBER 30   JUNE 30   MARCH 31
                                               ----------------------------------------------

Interest income                                $4,844          $4,760       $4,816     $4,925
Interest expense                                1,347           1,461        1,568      1,647
                                               ----------------------------------------------

         Net interest income                    3,497           3,299        3,248      3,278
Provision for loan losses                         165             165          165        165
Other income                                      648             729          679        745
Net realized gains on sales of securities         150             156          243        143
Other expense                                   2,450           2,417        2,475      2,466
                                               ----------------------------------------------

Income before income taxes                      1,680           1,602        1,530      1,535
Income tax expense                                453             408          408        425
                                               ----------------------------------------------

NET INCOME                                     $1,227          $1,194       $1,122     $1,110
                                               ==============================================

Basic earnings per share                       $ 0.47          $ 0.46       $ 0.43     $ 0.43
                                               ==============================================

Diluted earnings per share                     $ 0.46          $ 0.45       $ 0.42     $ 0.42
                                               ==============================================

NORWOOD FINANCIAL CORP CONSOLIDATED AVERAGE
 BALANCE SHEETS WITH RESULTANT INTEREST AND RATES

(Tax-Equivalent Basis, dollars in thousands)


Year Ended December 31                                 2004                                2003
                                         ---------------------------------------------------------------------
                                           AVERAGE                  AVE         AVERAGE               AVE
                                          BALANCE(2)  INTEREST(1)   RATE       BALANCE(2) INTEREST(1) RATE
                                         ---------------------------------------------------------------------
ASSETS
Interest Earning Assets:
  Federal funds sold                      $  4,468    $    68       1.46%       $  8,369   $    94     1.12%
  Interest bearing deposits with banks         120          2       1.67             154         1     0.65
  Securities held to maturity                5,732        506       8.83           6,165       583     9.47
  Securities available for sale
        Taxable                            100,180      3,127       3.12         103,506     3,677     3.55
        Tax-exempt                          18,080      1,032       5.71          17,025     1,034     6.07
                                          -------------------                   ------------------
            Total securities available
                         for sale          118,260      4,159       3.52         120,531     4,711     3.91
  Loans receivable (3,4)                   245,783     14,912       6.07         225,680    14,579     6.46
                                          -------------------                   ------------------
            Total interest earning assets  374,543     19,647       5.25         360,890    19,968     5.53
Non-interest earning assets:
  Cash and due from banks                    8,542                                 9,364
  Allowance for loan losses                 (3,376)                               (3,273)
  Other assets                              14,846                                13,982
                                          --------                              --------
            Total non-interest earning
              assets                        20,012                                20,073
                                          --------                              --------
TOTAL ASSETS                              $394,555                              $380,963
                                          ========                              ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liablities:
  Interest-bearing demand
     and money market                     $ 89,851        549       0.61        $ 82,596       532     0.64
  Savings                                   58,243        273       0.47          55,055       428     0.78
  Time                                     118,512      2,733       2.31         127,995     3,678     2.87
                                          -------------------                   ------------------
            Total interest-bearing
              deposits                     266,606      3,555       1.33         265,646     4,638     1.75
Short-term borrowings                       12,965        151       1.16           9,081        99     1.09
Long term debt                              23,000      1,288       5.60          23,000     1,286     5.59
                                          -------------------                   ------------------
            Total interest bearing
              liabilities                  302,571      4,994       1.65         297,727     6,023     2.02
                                                      -------                              -------
Non-interest bearing liabilities
Non-interest bearing demand deposits        47,399                                39,119
Other liabilities                              596                                 2,729
                                          --------                              --------
            Total non-interest bearing
               liabilities                  47,995                                41,848
                                          --------                              --------
Stockholders' equity                        43,989                                41,388
                                          --------                              --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                      $394,555                              $380,963
                                          ========                              ========
Net interest income
   (tax-equivalent basis)                              14,653       3.60%                   13,945     3.51%
                                                                    ====                               ====
Tax-equivalent basis adjustment                          (641)                                (623)
                                                      -------                              -------
Net Interest Income                                   $14,012                              $13,322
                                                      =======                              =======
Net Interest margin(tax-equivalent basis)                           3.91%                              3.86%
                                                                    ====                               ====
Year Ended December 31                                 2002
                                         ----------------------------------
                                           AVERAGE                  AVE
                                          BALANCE(2)  INTEREST(1)   RATE
                                         ----------------------------------
ASSETS
Interest Earning Assets:
  Federal funds sold                      $ 15,573   $   258     1.66%
  Interest bearing deposits with banks         346         5     1.45
  Securities held to maturity                6,212       545     8.77
  Securities available for sale
        Taxable                             89,956     4,623     5.14
        Tax-exempt                          13,616     1,010     7.42
                                          ------------------
            Total securities available
                         for sale          103,572     5,633     5.44
  Loans receivable (3,4)                   213,814    15,651     7.32
                                          ------------------
            Total interest earning assets  339,517    22,092     6.51
Non-interest earning assets:
  Cash and due from banks                    8,452
  Allowance for loan losses                 (3,228)
  Other assets                              14,093
                                          --------
            Total non-interest earning
              assets                        19,317
                                          --------
TOTAL ASSETS                              $358,834
                                          ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liablities:
  Interest-bearing demand
     and money market                     $ 74,696       730     0.98
  Savings                                   48,361       648     1.34
  Time                                     127,571     4,761     3.73
                                          ------------------
            Total interest-bearing
              deposits                     250,628     6,139     2.45
Short-term borrowings                        9,550       176     1.84
Long term debt                              23,230     1,298     5.59
                                          ------------------
            Total interest bearing
              liabilities                  283,408     7,613     2.69
                                                     -------
Non-interest bearing liabilities
Non-interest bearing demand deposits        33,966
Other liabilities                            3,949
                                          --------
            Total non-interest bearing
               liabilities                  37,915
                                          --------
Stockholders' equity                        37,511
                                          --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                      $358,834
                                          ========
Net interest income
   (tax-equivalent basis)                             14,479     3.82%
                                                                 ====
Tax-equivalent basis adjustment                         (528)
                                                     -------
Net Interest Income                                  $13,951
                                                     =======
Net Interest margin(tax-equivalent basis)                        4.26%
                                                                 ====

1. Interest and yields are presented on a tax-equivalent basis using a marginal tax rate of 34%
2.   Average balances have been calculated based on daily balances.
3.   Loan balances include non-accrual loans and are net of unearned income.
4. Loan yields include the effect of amortization of deferred fees net of costs.

RATE/VOLUME ANALYSIS

     The following table shows fully taxable equivalent effect of changes in volumes and rates on interest income and interest expense.

                                                                            INCREASE/(DECREASE)
                                                 -------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                   2004 COMPARED TO 2003                2003 COMPARED TO 2002
                                                            VARIANCE DUE TO                     VARIANCE DUE TO
                                                 -------------------------------------------------------------------------
                                                  VOLUME          RATE         NET       VOLUME         RATE        NET
                                                 ------------------------------------    ---------------------------------
INTEREST EARNING ASSETS:
--------------------------------------------------------------------------------------------------------------------------
Federal funds sold                               $  (49)       $    23       $   (26)    $   (96)     $   (68)    $  (164)
Interest bearing deposits with banks                 --              1             1          (2)          (2)         (4)
Securities held to maturity                         (39)           (38)          (77)         (5)          43          38
Securities available for sale
    Taxable                                        (115)          (435)         (550)        626       (1,572)       (946)
    Tax-exempt                                       62            (64)           (2)        227         (203)         24
                                                 -------------------------------------------------------------------------
        Total  securities available for sale        (53)          (490)         (552)        853       (1,775)       (922)
Loans receivable                                  1,252           (919)          333         836       (1,908)     (1,072)
                                                 -------------------------------------------------------------------------
        Total interest earning assets             1,111         (1,432)         (321)      1,586       (3,710)     (2,124)

INTEREST BEARING LIABLITIES:
--------------------------------------------------------------------------------------------------------------------------
Interest-bearing demand and money market             45            (28)           17          71         (269)       (198)
     Savings                                         24           (179)         (155)         80         (300)       (220)
     Time                                          (258)          (687)         (945)         16       (1,099)     (1,083)
                                                 -------------------------------------------------------------------------
         Total interest- bearing deposits          (189)          (894)       (1,083)        167       (1,668)     (1,501)
Short-term borrowings                                45              7            52          (8)         (69)        (77)
Long term debt                                       --              2             2         (13)           1         (12)
                                                 -------------------------------------------------------------------------
         Total interest bearing liabilities        (144)          (885)       (1,029)        146       (1,736)     (1,590)
                                                 -------------------------------------------------------------------------
Net interest income (tax-equivalent basis)       $1,255        $  (547)      $   708     $ 1,550      $(1,974)    $  (534)
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


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Stockholders
Norwood Financial Corp.
Honesdale, Pennsylvania

         We have audited the accompanying consolidated balance sheets of Norwood Financial Corp. and its subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Norwood Financial Corp. and its subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.


                       /s/ Beard Miller Company LLP




Reading, Pennsylvania
January 21, 2005

CONSOLIDATED BALANCE SHEETS
                                                                                       DECEMBER 31,
                                                                                 ----------------------
                                                                                     2004         2003
                                                                                 ----------------------
                                                                                      (In Thousands)
                                     ASSETS
Cash and due from banks                                                          $   7,488    $   9,110
Interest bearing deposits with banks                                                   118           64
Federal funds sold                                                                  13,060           --
                                                                                 ----------------------
         Cash and Cash Equivalents                                                  20,666        9,174

Securities available for sale                                                      116,933      124,823
Securities held to maturity, fair value 2004 $5,878; 2003 $5,975                     5,724        5,748
Loans receivable, net of allowance for loan losses 2004 $3,448 2003 $3,267         251,309      230,466
Investment in FHLB stock, at cost                                                    2,225        2,002
Bank premises and equipment, net                                                     5,489        5,596
Accrued interest receivable                                                          1,641        1,783
Other assets                                                                         7,639        7,891
                                                                                 ----------------------
                  TOTAL ASSETS                                                   $ 411,626    $ 387,483
                                                                                 ======================

                      LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
         Deposits:
                  Non-interest bearing demand                                    $  44,450    $  39,517
                  Interest-bearing demand                                           41,336       40,926
                  Money market deposit accounts                                     51,125       46,481
                  Savings                                                           60,064       55,895
                  Time                                                             121,670      123,850
                                                                                 ----------------------
                           Total Deposits                                          318,645      306,669

         Short-term borrowings                                                      22,982       12,859
         Long-term debt                                                             23,000       23,000
         Accrued interest payable                                                    1,200        1,309
         Other liabilities                                                             114          815
                                                                                 ----------------------
                  TOTAL LIABILITIES                                                365,941      344,652
                                                                                 ----------------------

STOCKHOLDERS' EQUITY
         Common stock, par value $.10 per share; authorized 10,000,000 shares;
                  issued 2,705,715 shares                                              270          270
         Surplus                                                                     5,336        4,933
         Retained earnings                                                          40,222       37,042
         Treasury stock, at cost 2004 8,913 shares; 2003 21,318 shares                (149)        (295)
         Accumulated other comprehensive income                                        333        1,431
         Unearned Employee Stock Ownership Plan (ESOP) shares                         (327)        (550)
                                                                                 ----------------------
                  Total Stockholders' Equity                                        45,685       42,831
                                                                                 ----------------------
                  Total Liabilities and Stockholders' Equity                     $ 411,626    $ 387,483
                                                                                 ======================

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME

                                                           YEARS ENDED DECEMBER 31,
                                                        ---------------------------
                                                         2004       2003        2002
                                                        ---------------------------
                                                    (In Thousands, Except per Share Data)
Interest Income
         Loans receivable, including fees               $14,794   $14,506   $15,651
         Securities:
                  Taxable                                 3,127     3,677     4,623
                  Tax exempt                              1,015     1,067     1,027
         Other                                               70        95       263
                                                        ---------------------------
                  Total Interest Income                  19,006    19,345    21,564
                                                        ---------------------------

Interest Expense
         Deposits                                         3,555     4,638     6,139
         Short-term borrowings                              151        99       176
         Long-term debt                                   1,288     1,286     1,298
                                                        ---------------------------
                  Total Interest Expense                  4,994     6,023     7,613
                                                        ---------------------------

                  Net Interest Income                    14,012    13,322    13,951

Provision for Loan Losses                                   455       660       630
                                                        ---------------------------
                  Net Interest Income after Provision
                      for Loan Losses                    13,557    12,662    13,321
                                                        ---------------------------

Other Income
         Service charges and fees                         2,122     1,846     1,788
         Income from fiduciary activities                   301       250       236
         Net realized gains on sales of securities          458       692       427
         Earnings on life insurance policies                316       271       203
         Other                                              349       434       350
                                                        ---------------------------
                  Total Other Income                      3,546     3,493     3,004
                                                        ---------------------------
Other Expenses
         Salaries and employee benefits                   5,133     4,916     4,847
         Occupancy                                          813       799       759
         Furniture and equipment                            542       602       517
         Data processing related operations                 598       549       556
         Losses on lease residuals                           90        50       870
         Advertising                                        156       170       168
         Professional fees                                  323       277       178
         Postage and telephone                              471       465       425
         Taxes, other than income                           276       256       222
         Amortization of intangible assets                   52        83       178
         Other                                            1,636     1,641     1,629
                                                        ---------------------------
                  Total Other Expenses                   10,090     9,808    10,349
                                                        ---------------------------
                  Income before Income Taxes              7,013     6,347     5,976

Income Tax Expense                                        2,003     1,694     1,623
                                                        ---------------------------
                  Net Income                            $ 5,010   $ 4,653   $ 4,353
                                                        ===========================
Earnings per Share
Basic                                                   $  1.89   $  1.79   $  1.70
                                                        ===========================

Diluted                                                 $  1.85   $  1.75   $  1.68
                                                        ===========================

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                           YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                -------------------------------------------------------------------------------------------------
                                                                                             ACCUMULATED
                                 NUMBER OF                                                      OTHER       UNEARNED
                                  SHARES       COMMON              RETAINED     TREASURY     COMPREHENSIVE    ESOP
                                  ISSUED       STOCK     SURPLUS   EARNINGS      STOCK          INCOME       SHARES       TOTAL
                                -------------------------------------------------------------------------------------------------
                                                                    (Dollars in Thousands)
BALANCE - DECEMBER 31, 2001      1,803,824        $180    $4,687     $31,265     $(1,066)       $1,002         $(952)     $35,116
                                                                                                                          --------
Comprehensive income:
  Net income                             -           -         -       4,353           -             -             -        4,353
  Change in unrealized gains on
    securities available for sale,
    net of reclassification
    adjustment and tax effects           -           -         -           -           -         1,489             -        1,489
                                                                                                                          --------

  Total Comprehensive Income                                                                                                5,842
                                                                                                                          --------

  Cash dividends declared,
    $.60 per share                       -           -         -      (1,536)          -             -             -       (1,536)
  Stock options exercised                -           -       (78)          -         434             -             -          356
  Tax benefit of stock
    options exercised                    -           -         5           -           -             -             -            5
  Acquisition of treasury stock          -           -         -           -          (8)            -             -           (8)
  Release of earned ESOP
    shares, net                          -           -       148           -           -             -           202          350
                                -------------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2002      1,803,824         180     4,762      34,082        (640)        2,491          (750)      40,125
                                                                                                                          --------
Comprehensive income:
  Net income                             -           -         -       4,653           -             -             -        4,653
  Change in unrealized gains on
    securities available for sale,
    net of reclassification
    adjustment and tax effects           -           -         -           -           -        (1,060)            -       (1,060)
                                                                                                                          --------
  Total Comprehensive Income                                                                                                3,593
                                                                                                                          --------

  Cash dividends declared,
    $.65 per share                       -           -         -      (1,693)          -             -             -       (1,693)
  Three-for-two stock split
    in the form of a
    50% stock dividend             901,891          90       (91)          -           -             -             -           (1)
  Stock options exercised                -           -       (24)          -         358             -             -          334
  Tax benefit of stock
    options exercised                    -           -        20           -           -             -             -           20
  Acquisition of treasury stock          -           -         -           -         (46)            -             -          (46)
  Release of treasury stock
    for ESOP                             -           -        30           -          33             -             -           63
  Release of earned ESOP
    shares, net                          -           -       236           -           -             -           200          436
                                -------------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2003      2,705,715         270     4,933      37,042        (295)        1,431          (550)      42,831
                                                                                                                          --------

Comprehensive income:
  Net income                             -           -         -       5,010           -             -             -        5,010
  Change in unrealized gains on
    securities available for sale,
    net of reclassification
    adjustment and tax effects           -           -         -           -           -        (1,098)            -       (1,098)
                                                                                                                          --------
  Total Comprehensive Income                                                                                                3,912
                                                                                                                          --------

  Cash dividends declared,
    $.69 per share                       -           -         -      (1,830)          -             -             -       (1,830)
  Stock options exercised                -           -       (21)          -         227             -             -          206
  Tax benefit of stock
    options exercised                    -           -        22           -                         -             -           22
  Acquisition of treasury stock          -           -         -           -        (118)            -             -         (118)
  Release of treasury stock
    for ESOP                             -           -        40           -          37             -             -           77
  Release of earned ESOP
    shares, net                          -           -       362           -           -             -           223          585
                                -------------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2004      2,705,715        $270    $5,336     $40,222     $  (149)       $  333       $  (327)     $45,685

                                 ================================================================================================

See notes to consolidated financial statements.
34

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     YEARS ENDED DECEMBER 31,
                                                                               -----------------------------------
                                                                                  2004         2003         2002
                                                                               -----------------------------------
                                                                                            (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                     $   5,010    $   4,653    $   4,353
Adjustments to reconcile net income to net cash provided
         by operating activities:
                  Provision for loan losses                                          455          660          630
                  Depreciation                                                       544          611          617
                  Amortization of intangible assets                                   52           83          178
                  Deferred income taxes                                              (81)        (249)      (1,159)
                  Net amortization of securities premiums and discounts              540          500          233
                  Net realized gains on sales of securities                         (458)        (692)        (427)
                  Net increase in investment in life insurance                      (283)        (247)        (183)
                  Gain on sale of bank premises and equipment and
                           foreclosed real estate                                    (12)         (20)         (49)
                  Gain on sale of mortgage loans                                     (67)        (192)         (82)
                  Mortgage loans originated for sale                              (4,101)      (7,060)      (5,409)
                  Proceeds from sale of mortgage loans                             4,168        7,252        5,491
                  Release of ESOP shares                                             585          436          350
                  Decrease in accrued interest receivable and other assets           906        1,335        1,188
                  Decrease in accrued interest payable and other liabilities        (200)        (600)        (530)
                                                                               -----------------------------------
                  NET CASH PROVIDED BY OPERATING ACTIVITIES                        7,058        6,470        5,201
                                                                               -----------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
         Securities available for sale:
                  Proceeds from sales                                             11,687       22,544        6,455
                  Proceeds from maturities and principal reductions on
                           mortgage-backed securities                             37,779       72,879       46,336
                  Purchases                                                      (43,331)    (106,842)     (69,393)
         Securities held to maturity, proceeds from maturities                        35          494           30
         Increase  in investment in FHLB stock                                      (223)        (365)        (237)
         Net increase in loans                                                   (21,579)     (16,912)      (5,660)
         Purchase of life insurance                                                   --       (2,550)          --
         Purchase of bank premises and equipment                                    (445)        (221)        (572)
         Proceeds from sales of premises and equipment and foreclosed
                  real estate                                                         42           84          590
                                                                               -----------------------------------
                  NET CASH USED IN INVESTING ACTIVITIES                          (16,035)     (30,889)     (22,451)
                                                                               -----------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
         Net increase in deposits                                                 11,976       14,817       16,929
         Net increase in short-term borrowings                                    10,123        3,843        2,375
         Repayments of long-term debt                                                 --           --       (2,000)
         Stock options exercised                                                     206          334          356
         ESOP purchase of shares from treasury stock                                  77           63           --
         Acquisition of treasury stock                                              (118)         (46)          (8)
         Cash dividends paid                                                      (1,795)      (1,662)      (1,494)
                                                                               -----------------------------------
                  NET CASH PROVIDED BY FINANCING ACTIVITIES                       20,469       17,349       16,158
                                                                               -----------------------------------
                  NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            11,492       (7,070)      (1,092)

CASH AND CASH EQUIVALENTS - BEGINNING                                              9,174       16,244       17,336
                                                                               -----------------------------------
CASH AND CASH EQUIVALENTS - ENDING                                             $  20,666    $   9,174    $  16,244
                                                                               ===================================

See notes to consolidated financial statements.

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

Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

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

     Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than- temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

     Federal law requires a member institution of the Federal Home Loan Bank system to hold stock of its district Federal Home Loan Bank according to a predetermined formula. This restricted stock is carried at cost.

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

     The Company has a portfolio of direct financing leases. These direct financing leases are carried at the Company's net investment, which includes the sum of aggregate rentals receivable and the estimated residual value of the leased automobiles less unearned income. Unearned income is amortized over the leases' terms.

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

     The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

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

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential real estate loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is calculated principally on the straight-line method over the respective assets estimated useful lives as follows:

                                                         Years
                                                         -----
             Buildings and improvements                 10 - 40
             Furniture and equipment                    3 - 10

Transfers of Financial Assets

     Transfers of financial assets, including loan and loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

Bank Owned Life Insurance

     The Company invests in bank owned life insurance ("BOLI") as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on a chosen group of employees. The Company is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies and is included in other assets in the amount of $6,959,000 and $6,676,000 at December 31, 2004 and 2003, respectively. Income from the increase in cash surrender value of the policies is included in other income on the income statement.

Intangible Assets

     Intangible assets represent goodwill arising from acquisitions. Goodwill represents the excess cost of an acquisition over the fair value of the net assets acquired. On January 1, 2002, the Company adopted SFAS 142, "Goodwill and Other Intangible Assets," and SFAS 147, "Accounting for Certain Acquisitions of Banking and Thrift Institutions." At December 31, 2004 and 2003, the Company had intangible assets of $325,000 and $377,000, net of accumulated amortization of $455,000 and $403,000, which are included in other assets. These intangible assets will continue to be amortized on a straight-line basis over fifteen years under the provisions of SFAS 142 and SFAS 147. Amortization expense related to intangible assets was $52,000, $83,000 and $178,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

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

Earnings per Share

     On April 8, 2003, the Board of Directors declared a three-for-two stock split in the form of a 50% stock dividend on common stock outstanding, payable June 16, 2003 to shareholders of record on May 30, 2003. The stock split resulted in the issuance of 901,891 additional common shares. All per share data has been adjusted for the effect of the stock split.

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

                                                             YEARS ENDED DECEMBER 31,
                                                       -----------------------------------
                                                           2004        2003        2002
                                                       -----------------------------------
                                                       (In Thousands, Except per Share Data)
Net income, as reported                                $   5,010    $   4,653    $   4,353
Total stock-based employee compensation
         expense determined under fair value based
         method for all awards, net of related taxes        (143)         (50)         (74)
                                                       -----------------------------------

Pro forma net income                                   $   4,867    $   4,603    $   4,279
                                                       ===================================

Earnings per share (basic):
         As reported                                   $    1.89    $    1.79    $    1.70
         Pro forma                                     $    1.84    $    1.77    $    1.67

Earnings per share (assuming dilution):
         As reported                                   $    1.85    $    1.75    $    1.68
         Pro forma                                     $    1.80    $    1.74    $    1.65

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                        YEARS ENDED DECEMBER 31,
                                                    ----------------------------
                                                       2004      2003       2002
                                                    ----------------------------

Dividend yield                                        2.61%      2.68%     3.13%
Expected life                                         7 years  8 years   8 years
Expected volatility                                  34.66%     27.97%    11.81%
Risk-free interest rate                               3.80%      3.97%     3.81%
Weighted average fair value of options granted      $ 9.97     $ 6.97    $  2.44

Cash Flow Information

     For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks and federal funds sold.

     Cash payments for interest for the years ended December 31, 2004, 2003 and 2002 were $5,103,000, $6,368,000 and $8,285,000, respectively. Cash payments for income taxes for the years ended December 31, 2004, 2003 and 2002 were $1,941,000, $1,802,000 and $3,117,000, respectively. Non-cash investing
activities  for  2004,  2003  and  2002  included   foreclosed   mortgage  loans
transferred to foreclosed real estate and repossession of other assets of $281,000, $610,000 and $1,183,000, respectively.

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

The components of other comprehensive income and related tax effects are as follows:

                                                                        YEARS ENDED DECEMBER 31,
                                                                     -----------------------------
                                                                       2004       2003       2002
                                                                     -----------------------------
                                                                              (In Thousands)

Unrealized holding gains (losses) on available for sale securities   $(1,204)   $  (901)   $ 2,690
Reclassification adjustment for gains realized in income                 458        692        427
                                                                     -----------------------------
                  Net Unrealized Gains (Losses)                       (1,662)    (1,593)     2,263

Income tax (benefit)                                                    (564)      (533)       774
                                                                     -----------------------------
                  Net of Tax Amount                                  $(1,098)   $(1,060)   $ 1,489
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

Reclassifications

     Certain items in the 2003 and 2002 financial statements have been reclassified to conform to the 2004 financial statement presentation format. These reclassifications had no effect on net income.

New Accounting Standards

     In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123(R), "Share-Based Payment." Statement No. 123(R) revised Statement No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. Statement No. 123(R) will require compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. This statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Company is currently evaluating the impact from this standard on its results of operations and financial position.

     In March 2004, the SEC released Staff Accounting Bulletin (SAB) No. 105, "Application of Accounting Principles to Loan Commitments." SAB 105 provides guidance about the measurements of loan commitments recognized at fair value under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." SAB 105 also requires companies to disclose their accounting policy for those loan commitments including methods and assumptions used to estimate fair value and associated hedging strategies. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of SAB 105 did not have a material effect on our consolidated financial statements.

     In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3 (SOP 03-3), "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities acquired in a transfer, including business combinations, if those differences are attributable, at least in part, to credit quality. SOP 03-3 is effective for loans or debt securities acquired in fiscal years beginning after December 15, 2004. The Company intends to adopt the provisions of SOP 03-3 effective January 1, 2005, and does not expect the initial implementation to have a material effect on the Company's consolidated financial statements.

NOTE 3 - SECURITIES

The amortized cost and fair value of securities were as follows:

                                                                             DECEMBER 31, 2004
                                                              ---------------------------------------------
                                                                              GROSS      GROSS
                                                              AMORTIZED     UNREALIZED  UNREALIZED   FAIR
                                                                 COST         GAINS      LOSSES      VALUE
                                                              ---------------------------------------------
                                                                                (In Thousands)
AVAILABLE FOR SALE:

         U.S. Treasuries                                      $  2,030       $   --    $   (16)    $  2,014
         U.S. Government agencies                               47,764            6       (619)      47,151
         States and political subdivisions                      18,377          234        (79)      18,532
         Corporate obligations                                  15,428           55       (175)      15,308
         Mortgage-backed securities                             32,269           82       (291)      32,060
                                                              ---------------------------------------------
                                                               115,868          377     (1,180)     115,065
         Equity securities                                         539        1,329         --        1,868
                                                              ---------------------------------------------
                                                              $116,407       $1,706    $(1,180)    $116,933
                                                              =============================================

HELD TO MATURITY:
         States and political subdivisions                    $  5,724       $  154    $    --     $  5,878
                                                              =============================================

                                                                             DECEMBER 31, 2003
                                                              ---------------------------------------------
                                                                              GROSS      GROSS
                                                              AMORTIZED     UNREALIZED  UNREALIZED   FAIR
                                                                 COST         GAINS      LOSSES      VALUE
                                                              ---------------------------------------------
                                                                                (In Thousands)
AVAILABLE FOR SALE:
         U.S. Treasuries                                      $  2,051       $   14    $  --       $  2,065
         U.S. Government agencies                               47,791          157     (316)        47,632
         States and political subdivisions                      18,578          382      (30)        18,930
         Corporate obligations                                  13,374          291       --         13,665
         Mortgage-backed securities                             40,413          359     (264)        40,508
                                                              ---------------------------------------------
                                                               122,207        1,203     (610)       122,800
         Equity securities                                         428        1,595       --          2,023
                                                              ---------------------------------------------
                                                              $122,635       $2,798    $(610)      $124,823
                                                              =============================================

HELD TO MATURITY:
         States and political subdivisions                    $  5,748       $  227    $  --       $  5,975
                                                              =============================================

     The following table shows the Company's investments' gross unrealized losses and fair value, aggregated by length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004:

                                       LESS THAN 12 MONTHS        12 MONTHS OR MORE        TOTAL
                                    ---------------------------------------------------------------------
                                      FAIR       UNREALIZED     FAIR    UNREALIZED   FAIR      UNREALIZED
                                      VALUE        LOSSES       VALUE     LOSSES     VALUE       LOSSES
                                    ---------------------------------------------------------------------
                                                                  (In Thousands)

U. S. Treasuries                    $  2,014    $    (16)   $     --    $     --    $  2,014    $    (16)
U.S. Government agencies              36,349        (421)      6,796        (198)     43,145        (619)
States and political subdivisions      5,342         (69)        373         (10)      5,715         (79)
Corporate obligations                 13,247        (175)         --           --     13,247        (175)
Mortgage-backed securities            18,540        (124)      6,496        (167)     25,036        (291)
                                    ---------------------------------------------------------------------
                                    $ 75,492    $   (805)   $ 13,665    $   (375)   $ 89,157    $ (1,180)
                                    =====================================================================

     The  Company  has  86  securities  in  an  unrealized  loss  position.   In
management's opinion, the unrealized losses reflect changes in interest rates subsequent to the acquisition of specific securities. Management believes that the unrealized losses represent temporary impairment of the securities, as the Company has the intent and ability to hold these investments until maturity or market price recovery.

     The amortized cost and fair value of securities as of December 31, 2004 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

                                              AVAILABLE FOR SALE     HELD TO MATURITY
                                            ------------------------------------------
                                             AMORTIZED     FAIR     AMORTIZED     FAIR
                                               COST        VALUE       COST      VALUE
                                            ------------------------------------------
                                                            (In Thousands)
Due in one year or less                     $  2,925      $ 2,911     $   --   $    --
Due after one year through five years         68,658       67,902         --        --
Due after five years through ten years         6,127        6,172        162       179
Due after ten years                            5,889        6,020      5,562     5,699
                                            ------------------------------------------
                                              83,599       83,005      5,724     5,878
Mortgage-backed securities                    32,269       32,060         --        --
                                            ------------------------------------------
                                            $115,868     $115,065     $5,724   $ 5,878
                                            ==========================================


     Gross realized gains and gross realized losses on sales of securities available for sale were $475,000 and $17,000, respectively, in 2004, $723,000 and $31,000, respectively, in 2003, and $432,000 and $5,000, respectively, in 2002.

     Securities with a carrying value of $45,424,000 and $34,775,000 at December 31, 2004 and 2003, respectively, were pledged to secure public deposits, U.S. Treasury demand notes, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

         The components of loans receivable at December 31 were as follows:

                                                   2004         2003
                                                 ---------------------
                                                    (In Thousands)
Real estate:
         Residential                            $  90,606    $  77,459
         Commercial                               111,164       96,276
         Construction                               4,890        5,904
Commercial, financial and agricultural             20,263       17,022
Consumer loans to individuals                      28,193       37,219
Lease financing, net of unearned income              --            316
                                                 ---------------------
                                                  255,116      234,196
Unearned income and deferred fees                    (359)        (463)
Allowance for loan losses                          (3,448)      (3,267)
                                                 ---------------------
                                                 $251,309     $230,466
                                                 =====================


         The Bank's net investment in direct financing leases at December 31 consists of:

                                                             2004          2003
                                                             -------------------
                                                                (In Thousands)

Minimum lease payments receivable                            $--          $  24
Estimated unguaranteed residual values                        --            297
Unearned income                                               --             (5)
                                                             -------------------
                                                             $--          $ 316
                                                             ===================

     The following table presents changes in the allowance for loan losses:

                                                   YEARS ENDED DECEMBER 31,
                                              ---------------------------------
                                                2004         2003          2002
                                              ---------------------------------
                                                        (In Thousands)

Balance, beginning                            $ 3,267      $ 3,146      $ 3,216
         Provision for loan losses                455          660          630
         Recoveries                               108           96           94
         Loans charged off                       (382)        (635)        (794)
                                              ---------------------------------
Balance, ending                               $ 3,448      $ 3,267      $ 3,146
                                              =================================


     The recorded investment in impaired loans, not requiring an allowance for loan losses was $-0- and $263,000 at December 31, 2004 and 2003, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $-0- at December 31, 2004 and 2003. For the years ended December 31, 2004, 2003 and 2002, the average recorded investment in these impaired loans was $-0-, $337,000 and $262,000 and the interest income recognized on these impaired loans was $-0-, $30,000 and $23,000, respectively.

     Loans on which the accrual of interest has been discontinued amounted to $40,000 and $125,000 at December 31, 2004 and 2003, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $27,000 and $18,000 at December 31, 2004 and 2003, respectively.

NOTE 5 - PREMISES AND EQUIPMENT

     Components of premises and equipment at December 31 are as follows:

                                                          2004            2003
                                                       ------------------------
                                                              (In Thousands)

Land and improvements                                  $    925        $    925
Buildings and improvements                                6,897           6,844
Furniture and equipment                                   3,977           3,650
                                                       ------------------------
                                                         11,799          11,419
         Accumulated depreciation                        (6,310)         (5,823)
                                                       ------------------------
                                                       $  5,489        $  5,596
                                                       ========================

     Certain facilities are leased under various operating leases. Rental expense for these leases was $147,000, $109,000 and $109,000 for the years ended December 31, 2004, 2003 and 2002. Future minimum rental commitments under noncancellable leases as of December 31, 2004 were as follows(in thousands):

                   2005                      $  187
                   2006                         149
                   2007                         119
                   2008                          89
                   2009                          79
                   Thereafter                 1,592
                                             ------
                                             $2,215
                                             ======
                                                                              45

NOTE 6 - DEPOSITS

     Aggregate  time  deposits  in   denominations  of  $100,000  or  more  were
$33,283,000 and $29,372,000 at December 31, 2004 and 2003, respectively.

At December 31, 2004, the scheduled maturities of time deposits are as follows (in thousands):

                   2005                      $ 75,595
                   2006                        30,895
                   2007                         5,378
                   2008                         6,648
                   2009                         3,154
                                             --------
                                             $121,670
                                             ========
NOTE 7 - BORROWINGS

Short-term borrowings at December 31 consist of the following:

                                                                2004      2003
                                                             -------------------
                                                                (In Thousands)

Securities sold under agreements to repurchase               $13,982     $11,806
Short-term FHLB advances                                       8,000         420
U.S. Treasury demand notes                                     1,000         633
                                                             -------------------
                                                             $22,982     $12,859
                                                             ===================

The outstanding balances and related information of short-term borrowings are summarized as follows:

                                                            Years Ended December 31,
                                                           -------------------------
                                                              2004           2003
                                                           -------------------------
                                                            (Dollars in Thousands)

Average balance during the year                            $   12,965    $    9,081
Average interest rate during the year                            1.17%         1.09%
Maximum month-end balance during the year                  $   22,982    $   12,859
Weighted average interest rate at the end of the year            1.83%         0.99%

     Securities sold under agreements to repurchase generally mature within one day to one year from the transaction date. Securities with an amortized cost and fair value of $15,757,000 and $15,495,000 at December 31, 2004 and $12,793,000
and $12,712,000 at December 31, 2003 were pledged as collateral for these agreements. The securities underlying the agreements were under the Company's control.

     The Company has a line of credit commitment available from the Federal Home Loan Bank (FHLB) of Pittsburgh for borrowings of up to $20,000,000 which expires in December 2005. There were no borrowings under this line at December 31, 2004 and $420,000 at December 31, 2003. The Company has a line of credit commitment available from Atlantic Central Bankers Bank for $7,000,000. There were no borrowings under this line of credit at December 31, 2004 and 2003. The Company also has two $4,000,000 short-term advances from the FHLB outstanding as of December 31, 2004 at interest rates of 2.51% and 2.30%.

Long-term debt consisted of the following at December 31, 2004 and 2003:

                                                             2004          2003
                                                            --------------------
                                                                (In Thousands)
Notes with the Federal Home Loan Bank (FHLB):
   Convertible note due April 2005 at 6.13%                 $ 5,000      $ 5,000
   Convertible note due December 2006 at 6.19%                5,000        5,000
   Convertible note due April 2009 at 4.83%                   5,000        5,000
   Convertible note due April 2009 at 5.07%                   5,000        5,000
   Convertible note due January 2011 at 5.24%                 3,000        3,000
                                                            --------------------
                                                            $23,000      $23,000
                                                            ====================

     The convertible notes contain an option which allows the FHLB, at quarterly intervals, to change the note to an adjustable-rate advance at three-month LIBOR plus 11 to 16 basis points. If the notes are converted, the option allows the Bank to put the funds back to the FHLB at no charge.

Contractual maturities of long-term debt at December 31, 2004 (in thousands):

                          2005                     $ 5,000
                          2006                       5,000
                          2007                          --
                          2008                          --
                          2009                      10,000
                          Thereafter                 3,000
                                                   -------
                                                   $23,000
                                                   =======

     The Bank's maximum borrowing capacity with the Federal Home Loan Bank was $142,340,000 of which $31,000,000 was outstanding at December 31, 2004. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.

NOTE 8 - EMPLOYEE BENEFIT PLANS

     The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan. The plan permits employees to make pre-tax contributions up to 15% of the employee's compensation. The amount of contributions to the plan, including matching contributions, is at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan after one year of employment. Employee contributions are vested at all times, and any Company contributions are fully vested after five years. The Company's contributions are expensed as the cost is incurred, funded currently, and amounted to $185,000, $192,000 and $170,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

     The Company has a non-qualified supplemental executive retirement plan for the benefit of certain executive officers. At December 31, 2004 and 2003, other liabilities include approximately $580,000 and $450,000 accrued under the Plan. Compensation expense includes approximately $130,000, $124,000 and $110,000 relating to the supplemental executive retirement plan for 2004, 2003 and 2002, respectively. To fund the benefits under this plan, the Company is the owner of single premium life insurance policies on participants in the non-qualified retirement plan. At December 31, 2004 and 2003, the cash value of these policies was $6,959,000 and $6,676,000, respectively.

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

     As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of debt service paid in the year. The Company accounts for its leveraged ESOP in accordance with Statement of Position 93-6. Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in the consolidated balance sheets. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and dividends on unallocated ESOP shares are recorded as a reduction of debt. Dividends recorded as a reduction of debt were $34,000 and $44,000 for the years ended December 31, 2004 and 2003, respectively. The total employer contribution was $185,000 and $184,000 for the years ended December 31, 2004 and 2003, respectively.

     Compensation expense for the ESOP was $530,000, $428,000 and $348,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

The status of the ESOP shares at December 31 are as follows:

                                                          2004             2003
                                                     ---------------------------

Allocated shares                                        132,934          114,083
Shares released from allocation                          17,066           15,203
Unreleased shares                                        31,818           52,532
                                                     ---------------------------
Total ESOP shares                                       181,818          181,818
                                                     ===========================
Fair value of unreleased shares                      $1,125,000       $1,374,000
                                                     ===========================

NOTE 9 - INCOME TAXES

         The components of the provision for federal income taxes are as follows:

                                                YEARS ENDED DECEMBER 31,
                                      -----------------------------------------
                                        2004              2003             2002
                                      -----------------------------------------
                                                   (In Thousands)

Current                               $ 2,084          $ 1,943          $ 2,782
Deferred                                  (81)            (249)          (1,159)
                                      -----------------------------------------
                                      $ 2,003          $ 1,694          $ 1,623
                                      =========================================

     Income tax expense of the Company is less than the amounts computed by applying statutory federal income tax rates to income before income taxes because of the following:

                                                         PERCENTAGE OF INCOME
                                                          BEFORE INCOME TAXES
                                                        ------------------------
                                                        YEARS ENDED DECEMBER 31,
                                                        ------------------------
                                                        2004      2003      2002
                                                        ------------------------
Tax at statutory rates                                  34.0%     34.0%     34.0%
Tax exempt interest income, net of interest
         expense disallowance                           (5.6)     (6.0)     (5.8)
Low-income housing tax credit                             --      (0.9)     (1.0)
Earnings on life insurance                              (1.4)     (1.4)     (1.1)
Other                                                    1.6       1.0       1.1
                                                        ------------------------
                                                        28.6%     26.7%     27.2%
                                                        ========================


     The income tax provision includes $156,000, $235,000 and $145,000 of income taxes relating to realized securities gains for the years ended December 31, 2004, 2003 and 2002, respectively.

     The net deferred tax asset included in other assets in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

                                                                 2004       2003
                                                               -----------------
                                                                  (IN THOUSANDS)
Deferred tax assets:
         Allowance for loan losses                             $  983     $  900
         Deferred compensation                                    204        166
         Intangible assets                                        146        172
         Other                                                      1         --
                                                               -----------------
                  Total Deferred Tax Assets                     1,334      1,238
                                                               -----------------

Deferred tax liabilities:
         Net unrealized gain on securities                        193        757
         Premises and equipment                                   253        234
         Lease financing                                         --           73
         Deferred loan fees                                       197        128
                                                               -----------------
                  Total Deferred Tax Liabilities                  643      1,192
                                                               -----------------
                  Net Deferred Tax Asset                       $  691     $   46
                                                               =================

NOTE 10 - TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

     Certain directors and executive officers of the Company, their families and their affiliates are customers of the Bank. Any transactions with such parties, including loans and commitments, were in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time and did not represent more than normal risks. At December 31, 2004 and 2003 such loans amounted to $2,483,000 and $1,545,000, respectively. During 2004, new loans to such related parties totaled $1,321,000 and repayments and other reductions aggregated $383,000.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2004, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios are presented in the table:

                                                                                                       To be Well
                                                                                                    Capitalized under
                                                                         For Capital Adequacy       Prompt Corrective
                                                       Actual                  Purposes             Action Provisions
                                                --------------------------------------------------------------------------
                                                Amount       Ratio        Amount       Ratio        Amount       Ratio
                                                --------------------------------------------------------------------------
                                                                       (Dollars in Thousands)
As of December 31, 2004:
     Total capital (to risk-weighted
         assets)                               $47,234        16.81%    $=>22,473      =>8.00%    $=>28,092      =>10.00%
     Tier 1 capital (to risk-weighted
         assets)                                43,331        15.42      =>11,237      =>4.00      =>16,855       =>6.00
     Tier 1 capital (to average assets)         43,331        10.65      =>16,278      =>4.00      =>20,348       =>5.00

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

     The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at December 31, 2004 and 2003 was approximately $306,000 and $4,386,000, respectively.

     Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2004, $37,587,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above. Under Federal Reserve regulations, the Bank is limited as to the amount it may lend affiliates, including the Company, unless such loans are collateralized by specific obligations.

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

     A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                                         2004                  2003                     2002
                                  --------------------------------------------------------------------
                                              WEIGHTED               WEIGHTED                  WEIGHTED
                                               AVERAGE                AVERAGE                   AVERAGE
                                              EXERCISE               EXERCISE                  EXERCISE
                                  OPTIONS       PRICE    OPTIONS       PRICE      OPTIONS       PRICE
                                  --------------------------------------------------------------------
Outstanding, beginning of year    141,607    $   16.85    145,830    $   14.92    155,385    $   13.40
         Granted                   19,500        31.50     21,644        25.15     22,500        20.00
         Exercised                (14,860)       13.80    (25,867)       12.90    (32,055)       11.12
         Forfeited                 (3,393)       16.97         --         N/A          --         N/A
                                  --------------------------------------------------------------------
Outstanding, end of year          142,854    $   19.16    141,607    $   16.85    145,830    $   14.92
                                  ====================================================================
Exercisable, at end of year       123,354    $   17.21
                                  ====================

     Exercise prices for options outstanding as of December 31, 2004 ranged from $10.88 to $31.50 per share. The weighted average remaining contractual life is
6.5 years.

NOTE 13 - EARNINGS PER SHARE

     The following table sets forth the computations of basic and diluted earnings per share:

                                                                       YEARS ENDED DECEMBER 31,
                                                                -------------------------------------
                                                                  2004          2003           2002
                                                                -------------------------------------
                                                                (In Thousands, Except per Share Data)
Numerator, net income                                            $5,010        $4,653        $4,353
                                                                 ==================================

Denominator:
         Denominator for basic earnings per share,
                  weighted average shares                         2,647         2,605         2,556
         Effect of dilutive securities, employee stock options       56            47            41
                                                                 ----------------------------------

Denominator for diluted earnings per share, adjusted weighted
         average shares and assumed conversions                   2,703         2,652         2,597
                                                                 ==================================

Basic earnings per common share                                  $ 1.89        $ 1.79        $ 1.70
                                                                 ==================================

Diluted earnings per common share                                $ 1.85        $ 1.75        $ 1.68
                                                                 ==================================

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

     A summary of the Bank's financial instrument commitments is as follows:

                                                               DECEMBER 31,
                                                           ---------------------
                                                            2004          2003
                                                           ---------------------
                                                               (In Thousands)

Commitments to grant loans                                 $15,748       $12,197
Unfunded commitments under lines of credit                  30,611        26,269
Standby letters of credit                                    1,791         2,128
                                                           ---------------------
                                                           $48,150       $40,594
                                                           =====================

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

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit when deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2004 for guarantees under standby letters of credit issued is not material. .

NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at December 31, 2004 and 2003:

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

     The estimated fair values of the Company's financial instruments are as follows:

                                                           DECEMBER 31, 2004    DECEMBER 31, 2003
                                                          -----------------------------------------

                                                          CARRYING    FAIR     CARRYING     FAIR
                                                           AMOUNT     VALUE     AMOUNT      VALUE
                                                          -----------------------------------------
                                                                       (In Thousands)
Financial assets:
         Cash and due from banks, interest-bearing
           deposits with banks and federal
           funds sold                                     $ 20,666   $ 20,666   $  9,174   $  9,174
         Securities                                        122,657    122,811    130,571    130,798
         Loans receivable, net                             251,309    253,369    230,150    236,335
         Investment in FHLB stock                            2,225      2,225      2,002      2,002
         Accrued interest receivable                         1,641      1,641      1,783      1,783

Financial liabilities:
         Deposits                                          318,645    318,454    306,669    307,339
         Short-term borrowings                              22,982     22,982     12,859     12,859
         Long-term debt                                     23,000     24,030     23,000     24,960
         Accrued interest payable                            1,200      1,200      1,309      1,309

Off-balance sheet financial instruments:
         Commitments to extend credit and outstanding
                  letters of credit                            --          --         --         --

NOTE 16 - NORWOOD FINANCIAL CORP. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS                                                            DECEMBER 31,
                                                                       -----------------
                                                                         2004      2003
                                                                       -----------------
         Assets                                                         (In Thousands)

Cash on deposit in bank subsidiary                                     $ 1,668   $ 1,118
Securities available for sale                                              744       605
Investment in bank subsidiary                                           43,792    41,648
Other assets                                                                68        10
                                                                       -----------------
                                                                       $46,272   $43,381
                                                                       =================

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities                                                            $   587   $   550
Stockholders' equity                                                    45,685    42,831
                                                                       -----------------
                                                                       $46,272   $43,381
                                                                       =================

                              STATEMENTS OF INCOME

                                                    YEARS ENDED DECEMBER 31,
                                                 -----------------------------
                                                   2004      2003        2002
                                                 -----------------------------
Income:                                                 (In Thousands)
   Dividends from bank subsidiary                $ 1,830    $ 1,693    $ 1,536
   Interest income from bank subsidiary               19         29         42
   Other interest income                              22         16         15
                                                 -----------------------------
                                                   1,871      1,738      1,593
Expenses                                             147        187        144
                                                 -----------------------------
                                                   1,724      1,551      1,449
Income tax expense (benefit)                         (36)       (49)       (31)
                                                 -----------------------------
                                                   1,760      1,600      1,480
Equity in undistributed earnings of subsidiary     3,250      3,053      2,873
                                                 -----------------------------
Net Income                                       $ 5,010    $ 4,653    $ 4,353
                                                 =============================

Statements of CASH FLOWS

                                                                                YEARS ENDED DECEMBER 31,
                                                                             -----------------------------
                                                                                2004      2003       2002
                                                                             -----------------------------
                                                                                     (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
         Net income                                                          $ 5,010    $ 4,653    $ 4,353
         Adjustments to reconcile net income to
                  net cash provided by operating  activities:
                           Undistributed earnings of bank subsidiary          (3,250)    (3,053)    (2,873)
                           Release of ESOP shares                                585        436        350
                           Other, net                                            (40)       (56)       (28)
                                                                             -----------------------------
                  NET CASH PROVIDED BY OPERATING ACTIVITIES                    2,305      1,980      1,802
                                                                             -----------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
         Investment in bank subsidiary                                            --     (1,000)        --
         Purchase of securities available for sale                              (125)       (95)       (55)
                                                                             -----------------------------
                  NET CASH USED IN INVESTING ACTIVITIES                         (125)    (1,095)       (55)
                                                                             -----------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
         Stock options exercised                                                 206        334        356
         ESOP purchase of shares from treasury stock                              77         63         --
         Acquisition of treasury stock                                          (118)       (46)        (8)
         Cash dividends paid                                                  (1,795)    (1,662)    (1,494)
                                                                             -----------------------------
                  NET CASH USED IN FINANCING ACTIVITIES                       (1,630)    (1,311)    (1,146)
                                                                             -----------------------------
                  NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS           550       (426)       601

CASH AND CASH EQUIVALENTS - BEGINNING                                          1,118      1,544        943
                                                                             -----------------------------
CASH AND CASH EQUIVALENTS - ENDING                                           $ 1,668    $ 1,118    $ 1,544
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

SEC REPORTS AND ADDITIONAL INFORMATION

     A copy of the Company's report on Form 10-K for its fiscal year ended December 31, 2004 including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission may be obtained upon written request of any stockholder, investor or analyst by contacting Lewis J. Critelli, Executive Vice President and Chief Financial Officer, Norwood Financial Corp, 717 Main Street, PO Box 269, Honesdale, PA 18431, 570-253-1455


                             DIRECTORY OF OFFICERS


NORWOOD FINANCIAL CORP

Russell L. Ridd         Chairman of the Board           Kelly J. Lalley         Assistant VIce President &
                                                                                Assistant Secretary

William W. Davis, Jr.   President & Chief Executive     Jennifer M. Witowic     Assistant Vice President
                        Officer                                                 Manager

Lewis J. Critelli       Executive Vice President &      Laurie J. Bishop        Assistant Community Office Manager
                        Chief Financial Officer

Edward C. Kasper        Senior Vice President           Sandra Cella            Community Office Manager

John H. Sanders         Senior Vice President           Denise Finagan          Assistant Community Office Manager

Joseph A. Kneller       Senior Vice President           Lorraine M. Gallik      Commercial Loan Administration Manager

John E. Marshall        Secretary                       Renee Gilbert           Community Office Manager

                                                        Marianne Glamann        Assistant Community Office Manager

WAYNE BANK

Russell L. Ridd         Chairman of the Board           Gary D. Henry           Consumer Lending Officer

William W. Davis, Jr.   President & Chief Executive     Annette A. Jurkowski    Trust Operations Manager
                        Officer

Lewis J. Critelli       Executive Vice President &      Thomas Kowalski         Resource Recovery Manager
                        Chief Financial Officer

Edward C. Kasper        Senior Vice President &         Jill Melody             Assistant Community Office Manager
                        Senior Loan Officer/
                        Corporate Bank

John H. Sanders         Senior Vice President/Retail    William E. Murray       Mortgage Originator
                        Bank

Joseph A. Kneller       Senior Vice President           Sarah J. Rapp           Human Resources Officer

Wayne D. Wilcha         Senior Vice President &         Diane L. Richter        Assistant Community Office Manager
                        Trust Officer

John E. Marshall        Secretary                       Toni M. Stenger         Assistant Community Office Manager

Robert J. Behrens, Jr.  Vice President                  Doreen A. Swingle       Residential Mortgage Lending Officer

John F. Carmody         Vice President                  Nancy M. Worobey        Community Office Manager

Carolyn K. Gwozdziewycz Vice President                  Renee Wyant             Community Office Manager

Nancy A. Hart           Vice President, Controller &
                        Assistant Secretary             NORWOOD INVESTMENT CORP

William J. Henigan, Jr. Vice President                  William W. Davis, Jr.   President & Chief Executive Officer

William R. Kerstetter   Vice President                  Lewis J. Critelli       Executive Vice President

Mary Alice Petzinger    Vice President                  Scott C. Rickard        Investment Representative,
                                                                                Invest Financial Corporation

Barabara A. Ridd        Vice President

Eli T. Tomlinson        Vice President                  MONROE COUNTY ASSOCIATE BOARD

James D. Dyson          Assistant Vice President        Michael J. Baxter       James H. Ott

JoAnn Fuller            Assistant Vice President        Sara Cramer             Ron Sarajian

Karen R. Gasper         Internal Auditor &              Andrew Forte            Ray Price
                        Assistant Vice President
                                                        Ralph A. Matergia, Esq. Marvin Papillon
Raymond C. Hebden       Assistant Vice President
                                                        Randy R. Motts          Robert L. Weseloh, CPA
Katherine A. Horan      Assistant Vice President

Norma J. Kuta           Assistant Vice President

                                    NORWOOD
                                 FINANCIAL CORP

                                  VISIT US AT:
                               WWW.WAYNEBANK.COM