Form 10-K, Exhibit 13
period 2005-12-31
NORWOOD FINANCIAL CORP
filed 2006-03-20
CIK 1013272

NORWOOD FINANCIAL CORP.



                                      2005
                         ANNUAL REPORT TO SHAREHOLDERS

                             NORWOOD FINANCIAL CORP
                       SUMMARY OF SELECTED FINANCIAL DATA



  For the years ended Dec. 31,                  2005      2004     2003      2002      2001
  -----------------------------------------------------------------------------------------------
  Net interest income                        $ 15,263 $ 14,012  $ 13,322  $ 13,951  $ 13,554
  Provision for loan losses                       350      455       660       630       695

  Other income                                  3,506    3,088     2,801     2,577     2,590
  Net realized gains on sales of securities        42      458       692       427       212

  Other expense                                10,623   10,090     9,808    10,349     9,858
  Income before income taxes                    7,838    7,013     6,347     5,976     5,803
  Income tax expense                            2,341    2,003     1,694     1,623     1,601
  Net Income                                 $  5,497 $  5,010  $  4,653  $  4,353  $  4,202

  Net income per share-Basic                 $   2.06 $   1.89  $   1.79  $   1.70  $   1.67
  Net income per share-Diluted               $   2.02 $   1.85  $   1.75  $   1.68  $   1.65
  Cash dividends declared                    $   0.75 $   0.69  $   0.65  $   0.60  $   0.55
  Dividend pay-out ratio                        36.41%   36.51%    36.31%    35.29%    32.93%

  Return on average assets                       1.31%    1.27%     1.22%     1.21%     1.25%
  Return on average equity                      11.72%   11.39%    11.24%    11.60%    12.54%

  BALANCES AS OF YEAR-END
  Total assets                               $433,556 $411,626  $387,483  $367,468  $346,029
  Loans receivable                            290,890  254,757   233,733   217,970   214,194
  Allowance for loan losses                     3,669    3,448     3,267     3,146     3,216
  Total deposits                              340,603  318,645   306,669   291,852   274,923
  Shareholders' equity                         48,108   45,685    42,831    40,125    35,116
  Trust assets under management                86,972   83,397    73,991    60,102    57,533

  Book value per share                       $  17.92 $  16.95  $  15.96  $  15.09  $  13.37

  Tier 1 Capital to risk-adjusted assets        15.29%   15.91%    15.58%    15.06%    13.78%
  Total Capital to risk-adjusted assets         16.63%   17.34%    17.09%    16.57%    15.30%
  Allowance for loan losses to total loans       1.26%    1.35%     1.40%     1.44%     1.50%
  Non-performing assets to total assets          0.08%    0.02%     0.04%     0.07%     0.21%


                                    NORWOOD
                                 FINANCIAL CORP


                                      2005
                         ANNUAL REPORT TABLE OF CONTENTS
--------------------------------------------------------------------------------


A LETTER TO OUR SHAREHOLDERS                                                2-8

YOUR BOARD OF DIRECTORS                                                       9

WAYNE BANK BRANCH LOCATIONS                                                  10

FINANCIAL REPORT INDEX                                                       11

[GRAPHIC OMITTED]
William W. Davis, Jr.
President and Chief Executive Officer

It is our pleasure to report to you that your Company had an extremely productive year in 2005.

[BAR GRAPH WITH FOLLOWING DATA POINTS:

2001 - $346
2002 - $367
2003 - $387
2004 - $412
2005 - $434]

NORWOOD FINANCIAL CORP - TOTAL ASSETS ($ IN MILLIONS)
AS OF YEAR-END DECEMBER 31

A LETTER TO OUR SHAREHOLDERS

It is our pleasure to report to you that your Company had an extremely productive year in 2005. Our earnings for the year ended December 31, 2005 totaled a record $5,497,000, which represents an increase of 9.7% over the $5,010,000 earned in 2004. Earnings per share on a fully diluted basis were $2.02 compared to $1.85 in 2004. Cash dividends declared in 2005 totaled $.75 per share, an increase of 8.7% over 2004. This marks the fourteenth consecutive year that your Company has increased its dividend. The return on average assets for the year was 1.31%, with a return on average equity of 11.72%. Both of these key performance measures improved over the prior year.

Total assets as of December 31, 2005 were $433.6 million, with loans receivable of $290.9 million, deposits of $340.6 million and shareholders' equity of $48.1 million. Total assets have increased $21.9 million from December 31, 2004.

Loans receivable have increased $36.1 million, or 14.2% from the prior year. The increase was principally due to excellent growth in commercial real estate loans, which showed an increase in excess of 20%. We also had a strong year in residential mortgage originations and home equity lending through our branch system.

                                       3


[BAR GRAPH WITH FOLLOWING DATA POINTS:                          [BAR GRAPH WITH FOLLOWING DATA POINTS:

2001 - $4,202                                                   2001 - $1.65
2002 - $4,353                                                   2002 - $1.68
2003 - $4,653                                                   2003 - $1.75
2004 - $5,010                                                   2004 - $1.85
2005 - $5,497]                                                  2005 - $2.02]

NORWOOD FINANCIAL CORP - NET INCOME ($ IN THOUSANDS)            NORWOOD FINANCIAL CORP - DILUTED EARNINGS PER SHARE
FOR THE YEAR-ENDED DECEMBER 31                                  FOR THE YEAR-ENDED DECEMBER 31

--------------------------------------------------------------------------------

Our non-performing loans totaled $353,000, or .12% of total loans compared to $67,000 or .03% as of December 31, 2004. The increase is due to one loan relationship in which we are actively pursuing a resolution. Our net charge-offs, though, were down significantly in 2005, at $129,000 compared to $274,000 in 2004. As a result, we were able to reduce our provision for loan loss expense to $350,000 in 2005 from $455,000 in 2004.

For the years, net interest income (fte) totaled $15,889,000 with a net interest margin of 3.99% improving from $14,653,000 and a net interest margin of 3.91% for 2004. The increase was principally due to our strong loan growth, and to a lesser extent, the higher short-term interest rates. Other income for the year excluding net gains on sales of securities, totaled $3,506,000 compared to $3,088,000 in 2004. The increase principally was due to the many customers using our Overdraft Manager Service, growth in our Wealth Management and Trust Division and other fees. Net gains on sales of securities were significantly lower in 2005 at $42,000 compared to $458,000 in 2004. Other expenses totaled $10,623,000, a 5.3% increase over 2004. The increase was principally due to growth in the cost of employee benefit plans, and expenses associated with the Company's Sarbanes-Oxley Compliance. We strongly encourage you to read the Financial Section of this Annual Report for a more detailed analysis of our results.

--------------------------------------------------------------------------------

[GRAPHIC OMITTED]                         Norwood's strong financial performance
                                          in 2005 was the result of growing the
Lewis J. Critelli                         loan portfolio, managing interest rate
Executive Vice President and              risk, diversifying our revenue stream
Chief Financial Officer                   and controlling operating expenses.

--------------------------------------------------------------------------------

The Company's productivity results from the extraordinary ability of our employees to recognize and transform opportunity into additional shareholder value. And opportunity abounds -- Wayne Bank serves three of the fastest growing
counties  in  Pennsylvania:   Wayne,  Pike  and

                       [BAR GRAPH WITH FOLLOWING DATA POINTS:

                                2001 - $214.2
                                2002 - $218.0
                                2003 - $233.7
                                2004 - $254.8
                                2005 - $290.9

                        NORWOOD FINANCIAL CORP - TOTAL LOANS ($ IN MILLIONS) AS OF YEAR-END DECEMBER 31

--------------------------------------------------------------------------------

Monroe. Both commercial and residential growth have mirrored the expansion of the population in these areas, and in keeping with its long history, Wayne Bank has been an active participant in the growth of these communities. Permit me to detail the ways in which the Company has addressed the community's needs.

--------------------------------------------------------------------------------

[GRAPHIC OMITTED]                    Wayne Bank played a major role in the
                                     significant commercial growth experienced
Edward C. Kasper                     by the Wayne, Pike and Monroe county area
Senior Vice President                in 2005.  The commercial department closed
                                     loans aggregating over $77 million.

--------------------------------------------------------------------------------

Wayne County, our historic home site of our headquarters in Honesdale, this year saw a continuation of recent development, including a new Home Depot store which opened in November adjacent to the Wal-Mart Super Center. A hotel and restaurants are planned for the shopping area, continuing development into the future. The 252-acre Sterling Business Park, located in Sterling Township, received conditional use approval for all twenty-three proposed lots in May 2005. During 2005, the Commonwealth of Pennsylvania and the federal government approved over $5.7 million in grants and loans towards the Park's infrastructure. Upon build-out, the Park should create over 1,500 jobs and over $105 million dollars of capital investment in the Company's market area. Wayne Bank is the lead institution in a seven-bank consortium providing bridge and operational financing to the Park's owner, Wayne Economic Development Corporation (WEDCO). Wayne Memorial Hospital is in the midst of a $20 million expansion including a new Emergency Room, a much-needed improvement designed to serve the growing population. In addition to new industry coming into the area, Wayne County's traditional summer youth camps sector continues to prosper.

Pike County, located to the east of Wayne, has seen extensive retail growth in the Milford-to-Port Jervis, NY corridor. Residential real estate sales and construction

                      [BAR GRAPH WITH FOLLOWING DATA POINTS:

                                2001 - $779
                                2002 - $700
                                2003 - $539
                                2004 - $274
                                2005 - $129]

                       NORWOOD FINANCIAL CORP - NET CHARGE-OFFS ($ IN THOUSANDS) FOR THE YEAR-ENDED DECEMBER 31

--------------------------------------------------------------------------------

remain strong, as vacationers to the area fall under the spell of Northeastern Pennsylvania's beauty, and return as part-time or full-time residents. Milford's identity as the cultural and historic center of the County has been amplified by an ever-growing number of galleries, antique shops, fine restaurants and the Art After Dark series, lending cultural charm to the area's natural splendor.

--------------------------------------------------------------------------------

[GRAPHIC OMITTED]                     Qaulity technological and operations
                                      support are fundamental components of our
Joseph A. Kneller                     success.  We are well positioned in this
Senior Vice President                 regard, employing an effective combination
                                      of modern systems, local facilities and
                                      qualified people to meet the service
                                      expectations of our clients.

--------------------------------------------------------------------------------

In neighboring Monroe County, the tourism industry and residential growth continue to surge, resulting in new projects such as the 401-suite indoor water park Great Wolf Lodge in Scotrun. Monroe has seen substantial investment in the revitalization of many older resort properties in anticipation of the arrival of the gaming industry and its attendant growth in revenues, jobs and visitors. The long-anticipated Route 209 by-pass around Marshalls Creek is under construction and should enhance development in the Northeastern part of the county. A new office park is also planned for the juncture of Routes 80 and 209. Monroe and Pike counties were recently cited by the U.S. Census Bureau as two of the most prosperous counties in the state, with average income ranking eighth and sixth respectively, among the Commonwealth's 67 counties.

The Company has viewed this regional prosperity as an increased opportunity to serve our customer's' needs -- for commercial real estate financing, mortgage and home equity loans for residential construction and home improvement projects, wealth management products and retail service across the three-county area.

In the spirit, Wayne Bank's historical emphasis on financing the growth of the community has continued this

                      [BAR GRAPH WITH FOLLOWING DATA POINTS:

                                2001 - $274.9
                                2002 - $291.9
                                2003 - $306.7
                                2004 - $318.6
                                2005 - $340.6]

                       NORWOOD FINANCIAL CORP - TOTAL DEPOSITS ($ IN MILLIONS) AS OF YEAR-END DECEMBER 31

--------------------------------------------------------------------------------

[GRAPHIC OMITTED]          For many years the Bank has provided high-quality
                           retail loan and deposit products to the consumer of
John H. Sanders            Wayne, Pike and Monroe counties.  It is our intention
Senior Vice President      to treat every consumer with personalized service so
                           that each one is completely satisfied.

--------------------------------------------------------------------------------

year, with infrastructure financing for sewer and water projects, loans to business development efforts such as the Sterling Business Park, and financing the numerous hotels, restaurants and shopping centers. These loans promote the growth of industry, which in turn creates jobs for local residents.

Loans to consumers also allow the Bank to have a significant impact on the community by financing new construction and the refurbishing of existing homes to house the growing population of the area. The Company actively supports the local home-building industry and is active in the county Realtor and Builders Associations.

Finally, as new residents move to Northeastern Pennsylvania, they want to consolidate their financial affairs with an institution that has a local presence in their new community. Wayne Bank is able to provide comprehensive wealth management and retail banking services for our customers, emphasizing the friendly, reliable and service-oriented relationship that has always characterized the Company. Our growth in recent years -- visible in our lengthy list of convenient branch locations all over the service area -- attests to the success of our caring, human, customer- oriented approach. Our newest branch office in Tannersville, Monroe County, will be completed in 2006.

Technology provides a further instance in which the Company has embraced the opportunity to expand service to our customers. The past year saw massive growth of Internet technology at Wayne Bank, and the enthusiastic reception of this technology by our customers. Internet banking clients now total 4,500, an increase of over

                      [BAR GRAPH WITH FOLLOWING DATA POINTS:

                                2001 - $14,041
                                2002 - $14,479
                                2003 - $13,945
                                2004 - $14,653
                                2005 - $15,889]

                       NORWOOD FINANCIAL CORP - NET INTEREST INCOME
                       (FULLY TAXABLE EQUIVALENT, $ IN THOUSANDS)
                       FOR THE YEAR-ENDED DECEMBER 31

--------------------------------------------------------------------------------

1,000 this year. Thirty percent of all checking account holders now conduct at least some of their banking online. The introduction of online bill-paying in June 2005 met with a similar response, enrolling 350 customers in the first 6 months. Our statistics show that more than 1,000 customers a day visit Wayne Bank online, from short sessions to view the status of an account to longer stays to transfer funds, pay bills, reconcile check books or transfer information to money management software. Wayne Bank customers transferred nearly $1 million in funds via our online banking platform in 2005, using this convenient resource to quickly and efficiently conduct their banking right from their desk at home or work. The website also lists our mortgage and home equity loan rates as well as all of our deposit products. Customers are also using our safe and secure online loan applications which truly means we can service our customers 24 hours a day. The Bank even has customers, deployed overseas who utilize the Internet to manage their household's finances from thousands of miles away! With usage increasing steadily throughout the year, the Company expects to see significant growth in Internet banking in the future.

--------------------------------------------------------------------------------

[GRAPHIC OMITTED]                       The Wealth Management and Trust Services
                                        Division is the Bank's hidden jewel.
Wayne D. Wilcha                         Our investment management products,
Senior Vice President and               trust administration and executor
Trust Officer                           services give the Bank the ability to
                                        provide one-stop shopping for out
                                        customer's financial needs.

--------------------------------------------------------------------------------

With these examples in mind, it is obvious why the Company attributes its record performance to the talent and dedication of our employees. Wayne Bankers focus each day on serving our customers in a positive, effective and efficient manner. It is particularly pleasing to note that during the past year the following employees were promoted: Karen Verbeke was promoted to Community Office Manager of the Shoholo Office; Teresa Melluci was promoted to Assistant Community Office Manager of our Stroud Mall Branch; Marianne Glamann was promoted to Community Office Manager of our Marshalls Creek Office

                      [BAR GRAPH WITH FOLLOWING DATA POINTS:

                                2001 - $13.37
                                2002 - $15.09
                                2003 - $15.96
                                2004 - $16.95
                                2005 - $17.92]

                       NORWOOD FINANCIAL CORP - BOOK VALUE PER SHARE AS OF YEAR-END DECEMBER 31

--------------------------------------------------------------------------------

and Sandra Halas was promoted to Wealth Management Investment Officer. We also hired Karyn Vashlishan as the Bank's Compliance officer, Barry Searer joined the Bank as Wealth Management Consultant and Linda Moran as Marketing Officer.

As we announced previously, Charlie Case retired from the Board in November. Charlie joined the Board in 1970 and was also a member of our Audit and Compensation Committees. He has an in-depth knowledge of our market place and the history of the Bank. His guidance will be sorely missed. We wish him a healthy and happy retirement.

Inspired by the fine example of employees and directors like these, the Company's staff members are leaders in the communities they call home, serving on several Chamber of Commerce and the boards of hospitals, libraries and human services organizations. Members of the Wayne Bank family support their communities through the local YMCAs, Lions, Rotary and Kiwanis Club, historical societies, charitable foundations, cultural and human services boards and economic development committees. In addition to the generous contributions of time and money expended by our employees, the Company itself donates to many charitable causes in the three-county area, including fire companies, hospital campaigns, library fundraisers, food drives and numerous youth programs such as baseball, soccer, football and cheerleading teams.

Whether through economic development, charitable giving or encouragement of cultural events, Wayne Bank is proud to have a positive impact on the communities we serve. Nowhere is that spirit of dedication and innovation more marked than in our principal purpose and goal -- to increase the value of our Company for its shareholders.

Sincerely yours,


/s/ William W. Davis, Jr.                 /s/ Russell L. Ridd

William W. Davis, Jr., President          Russell L. Ridd, Chairman of the Board
and Chief Executive Officer

[Graphic Omitted]            [Graphic Omitted]          [Graphic Omitted]

William W. Davis, Jr.        Russell L. Ridd            John E. Marshall
President & CEO,             Chairman of the Board,     Secretary of the Board
Member since 1996            Member since 1980          Member since 1983
___________________         ___________________         _____________________



[Graphic Omitted]                  2005                 [Graphic Omitted]
                                  NORWOOD
Dr. Kenneth A. Phillips         FINANCIAL CORP          Ralph A. Matergia, Esq.
Member since 1988               YOUR BOARD OF           Member since 2004
___________________               DIRECTORS             _____________________



[Graphic Omitted]            [Graphic Omitted]          [Graphic Omitted]

Richard L. Snyder            Gary P. Rickard            Daniel J. O'Neill
Member since 2000            Member since 1978          Member since 1985
___________________         ___________________         _____________________

WAYNE BANK BRANCH LOCATIONS

ADMINISTRATIVE OFFICE:
717 Main Street
P.O. Box 269
Honesdale, PA 18431
                                 [GRAPHIC OMITTED - MAP]
COMMUNITY OFFICES:
717 Main Street
Honesdale, PA 18431

245 Willow Avenue
Honesdale, PA 18431

Belmont & Water Streets
Waymart, PA 18472

Route 6
Hawley, PA 18428

111 West Harford Street
Milford, PA 18337

Weis Market, Route 590
Hamlin, PA 18427

Richardson Avenue
Shohola, PA 18458

Route 370 &  Lake Como Road
Lakewood, PA 18439

Stroud Mall
Stroudsburg, PA 18360

Route 739,
Lords Valley Shopping Plaza
Lords Valley, PA 18428

Route 209
5165 Milford Road
Marshalls Creek, PA 18335

* OPENING SOON!
Route 611
Tannersville Branch

Visit Us Online at:
www.waynebank.com

                                       11
                                    NORWOOD
                                 --------------
                                 FINANCIAL CORP


                                      2005
                         CONSOLIDATED FINANCIAL REPORT
--------------------------------------------------------------------------------


MANAGEMENT'S DISCUSSION & ANALYSIS                                         12-28
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                       29
CONSOLIDATED BALANCE SHEETS                                                   30
CONSOLIDATED STATEMENTS OF INCOME                                             31
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                               32
CONSOLIDATED STATEMENTS OF CASH FLOWS                                         33
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                 34-53
INVESTOR INFORMATION                                                          54

MANAGEMENT'S DISCUSSION AND ANALYSIS

INTRODUCTION
     This Management's Discussion and Analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp. (The Company) and its subsidiary Wayne Bank (the Bank) as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004, and 2003. This section should be read in conjunction with the consolidated financial statements and related footnotes.


FORWARD-LOOKING STATEMENTS
     The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words believes, anticipates, contemplates, expects, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the effect of opening a new branch, the ability to control costs and expenses, demand for real estate and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CRITICAL ACCOUNTING POLICIES
     Note 2 to the Company's consolidated financial statements (incorporated by reference in Item 8 of the Form 10-K) lists significant accounting policies used in the development and presentation of its financial statements. This discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an understanding and evaluation of the Company and its results of operations.

     Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, accounting for stock options, the valuation of deferred tax assets and the determination of other-than-temporary impairment losses on securities. Please refer to the discussion of the allowance for loan losses calculation under "Non-performing Assets and Allowance for Loan Losses" in the "Financial
Condition" section. The Company accounts for stock option plans under the recognition and measurement principles of APB opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation is reflected in net income, as all options granted had an exercise price equal to the market value of the underlying common stock on the grant date. The Company will adopt SFAS No. 123R "Share-Based Payment" as of January 1, 2006. The Company expects the adoption of SFAS No. 123R to have a negative impact on its consolidated financial position, results of operations and cash flows. See Note 2 of the Notes to Consolidated Financial Statements for information related to the pro forma effects on the Company's reported net income and net income per share of applying the fair value recognition provisions of the previous SFAS No. 123 to stock-based compensation.

     The deferred income taxes reflect temporary differences in the recognition of the revenue and expenses for tax reporting and financial statement purposes, principally because certain items are recognized in different periods for financial reporting and tax return purposes. Although realization is not assured, the Company believes it is more likely than not that all deferred tax assets will be realized.

     In estimating other-than-temporary impairment losses on securities, the Company considers 1) the length of time and extent to which the fair value has been less than cost 2) the financial condition of the issuer and 3) the intent and ability of the Company to hold the security to allow for a recovery to fair value.

RESULTS OF OPERATIONS - SUMMARY
     Net income for the Company for the year 2005 totaled $5,497,000 compared to $5,010,000 earned in 2004. This represents an increase of $487,000, or 9.7%, over the prior year. Basic and diluted earnings per share for 2005 were $2.06 and $2.02 respectively, increasing from $1.89 and $1.85, respectively, in 2004. The return on average assets (ROA) for the year ended December 31, 2005 was 1.31% improving from 1.27% for 2004. Likewise, return on average equity (ROE) for 2005 was 11.72%, increasing from 11.39% in 2004.

     The increase in earnings was principally attributable to an increase in net interest income and a lower level of provision for loan losses. Net interest income, on a fully taxable equivalent basis (fte) totaled $15,889,000 in 2005, compared to $14,653,000 in 2004, an increase of $1,236,000, or 8.4%.

     The primary driver for the increase in net interest income was an increase in average loans receivable of $28.3 million, or 11.5%, for the year 2005 compared to the average for 2004. The Company reduced its provision for loan losses to $350,000 for the year ended December 31, 2005 from $455,000 for 2004. The decrease was due in part to a lower level of net charge-offs in 2005, $129,000 compared to $274,000 in 2004.

     Loans receivable increased $36.1 million to total $290.9 million as of December 31, 2005. The growth was principally related to loans secured by real estate, both commercial, and to a lesser extent, residential. The loan growth was funded by a $22.0 million growth in deposits, and a $13.1 million decrease in Federal Funds sold.

     Other income for 2005 was $3,548,000 and $3,546,000 in 2004. The Company had a significantly lower level of net realized gains on sales of securities, $42,000 in 2005 compared to $458,000 in 2004. This was principally offset by a $385,000 increase in service charges and fees. Other income, excluding gains on sales of securities represented 18.1% of total revenues in 2005, improving from 17.4% in 2004. Other expenses totaled $10,623,000 in 2005 compared to $10,090,000 in 2004, an increase of $533,000 or 5.3%. The increase was principally due to higher professional fees and costs related to employee benefit plans.

                                       14
         The following table sets forth the significant changes in net income for the year ended December 31, 2005 compared to the year ended December 31, 2004:

(in thousands)
              Net income for 2004                         $ 5,010

              Net interest income                           1,251
              Provision for loan losses                       105
              Net realized gains on sales of securities      (416)
              Other income                                    418
              Salaries and employee benefits                 (277)
              Professional fees                              (121)
              All other expenses                             (135)
              Income tax expense                             (338)
                                                          -------
              Net income for 2005                         $ 5,497
                                                          =======


     Net income for the Company for the year 2004 was $5,010,000 compared to $4,653,000 for the year 2003. This represents an increase of $357,000 or 7.7% over the prior year. Basic and diluted earnings per share for 2004 were $1.89 and $1.85 respectively, increasing from $1.79 and $1.75, respectively, in 2003. The return on average assets (ROA) for the year ended December 31, 2004 was 1.27%, with a return on average equity (ROE) of 11.39%.

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

     Other income for 2004 was $3,546,000, an increase of $53,000 over 2003. The Company had a lower level of gains on sales of securities and loans in 2004, $525,000 compared to $884,000 in 2003. This was offset by $276,000 increase in service charges and fees and $51,000 increase in income from fiduciary activities. Other income, excluding gains on sales of securities, represented 17.4% of total revenues in 2004, improving from 16.7% in 2003. Other expenses totaled $10,090,000 in 2004 compared to $9,808,000 in 2003, an increase of $282,000 or 2.9%. The increase was primarily due to costs related to a new branch opened in July 2004 and an increase in employee benefits plan costs.

FINANCIAL CONDITION

TOTAL ASSETS
     Total assets as of December 31, 2005, were $433.6 million compared to $411.6 million as of year-end 2004, an increase of $22 million or 5.3%.

LOANS RECEIVABLE
     As of December 31, 2005, total loans receivable were $290.9 million compared to $254.8 million as of year-end 2004, an increase of $36.1 million, or 14.2%. Loan growth in commercial and residential real estate was partially offset by a net run-off in indirect automobile financing, which is included in consumer loans to individuals. Loans receivable represented 67.1% of the Company's total assets as of December 31, 2005 increasing from 61.9% as of December 31, 2004.

     Residential real estate loans, which includes home equity loans, totaled $100.7 million as of December 31, 2005, compared to $90.6 million as of year-end 2004. The increase of $10.1 million is net of prepayments, refinancing activity and sales of mortgage loans into the secondary market. In the relatively low interest rate environment of 2005, fixed rate mortgage products were preferred by customers and accounted for the majority of the activity. The Company does not originate any non-traditional mortgage products such as interest-only loans or option adjustable-rate-mortgages. The Company sells a portion of its long-term fixed rate residential loan production for interest rate risk management purposes, with $6.7 million of 30 year fixed rate loans sold into the secondary market during 2005 at a gain of $64,000, included in other income. The Company holds the majority of its fifteen and twenty year fixed rate residential mortgage production in its portfolio. The Company also had growth in home equity lending in 2005 through its branch system. Total outstandings increased $6.4 million to $43.2 million as of December 31, 2005.

     The Company's indirect lending portfolio (included in consumer loans to individuals) declined $3.3 million to $16.9 million as of December 31, 2005. The Company has de-emphasized this product line due to credit losses and increased pricing competition.

     Commercial loans consist principally of loans made to small businesses within the Company's market and are usually secured by real estate or other assets of the borrower. Commercial and commercial real estate loans totaled $160.3 million as of December 31, 2005, increasing from $131.4 million as of December 31, 2004, an increase of $28.9 million or 22%. The majority of the increase was in loans secured by real estate and such loans typically included the personal guarantees of the principals. The terms for commercial real estate are typically 15 years, with adjustable rates based on a spread to the prime rate. The growth in commercial lending was centered in the Pike and Monroe County market areas.

NON-PERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES
     Non-performing assets consist of non-performing loans and real estate acquired through foreclosure, which is held for sale. Loans are placed on non-accrual status when management believes that a borrower's financial condition is such that collection of interest is doubtful. Commercial and real estate related loans are generally placed on non-accrual when interest is 90 days delinquent. When loans are placed on non-accrual, any previouslyl accrued interest income is reversed from current earnings.

     As of December 31, 2005, non-performing loans totaled $353,000 and represented .12% of total loans receivable compared to $67,000 and .03% as of year-end 2004. The increase is attributable to a loan relationship with one borrower. The loans are secured by real estate and the Company is actively pursuing a resolution.

     Total non-performing assets, which includes foreclosed real estate totaled $353,000 and represented .08% of total assets, compared to $67,000 and .02% as of December 31, 2004. As of December 31, 2005 and 2004, the Company had no foreclosed real estate.

     The allowance for loan losses totaled $3,669,000 as of December 31, 2005 and represented 1.26% of total loans receivable compared to $3,448,000 and 1.35% of total loans as of year-end 2004. Net charge-offs for 2005 were $129,000, consisting principally of losses on the sale of repossessed automobiles, compared to net charge-offs of $274,000 in 2004. The provision for loan losses for 2005 was $350,000, compared to $455,000 in 2004.

     The Company's loan review process assesses the adequacy of the allowance for loan losses on a quarterly basis. The process includes a review of the risks inherent in the loan portfolio. It includes an analysis of impaired loans and a historical review of losses. Other factors considered in the analysis include; concentrations of credit in specific industries in the commercial portfolio, the local and regional economic conditions, trends in delinquencies, increase in large dollar loans of over $2 million and growth in the portfolio. As of December 31, 2005, the Company considered its concentration of credit risk profile to be moderate. The local economy was stable in 2005, with a slight decrease in the unemployment rate in its primary market area of Wayne, Pike and Monroe Counties. The Company has modestly increased its number of large commercial credits and had double digit growth in real estate related loans. As a result of its analysis, after applying these factors, management considers the allowance as of December 31, 2005, adequate. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses, if any, that might be incurred in the future.

     The following table sets forth information with respect to the Company's allowance for loan losses at the dates indicated:

                                                          Year-ended December 31,
                                           --------------------------------------------------------
                                                               (in thousands)
                                             2005       2004         2003       2002        2001
                                           --------------------------------------------------------
Allowance balance as beginning of period   $ 3,448     $ 3,267     $ 3,146     $ 3,216     $ 3,300
Charge-Offs:
         Commercial and all other               (4)        (19)       (121)        (34)        (12)
         Real Estate                            (6)        (10)         --        (122)        (11)
         Consumer                             (200)       (342)       (478)       (608)       (711)
         Lease Financing                        --         (11)        (36)        (30)       (152)
                                           -------------------------------------------------------
Total                                         (210)       (382)       (635)       (794)       (886)
                                           -------------------------------------------------------
Recoveries:
         Commercial and all other               12          13           5          --           8
         Real Estate                            18           8          24          13           1
         Consumer                               46          78          64          72          85
         Lease Financing                         5           9           3           9          13
                                           -------------------------------------------------------
Total                                           81         108          96          94         107
                                           -------------------------------------------------------
Provision expense                              350         455         660         630         695
                                           -------------------------------------------------------
Allowance balance at end of period         $ 3,669     $ 3,448     $ 3,267     $ 3,146     $ 3,216
                                           =======================================================

Allowance for loan losses as a percent
         of total loans outstanding           1.26%       1.35%       1.40%       1.44%       1.50%
Net loans charged off as a percent of
         average loans outstanding             .05%        .11%        .24%        .33%        .36%
Allowance coverage
         of non-performing loans             10.4x       51.5x       22.8x       14.2x        4.7x

     The following table sets forth information regarding non-performing assets. The Bank had no troubled debt restructurings as defined in SFAS No. 114. As of December 31, 2005, the Company had $310,000 impaired and collateral dependent loans.

                                                    As of December 31,
                                         ---------------------------------------
                                                      (in thousands)
                                           2005    2004    2003    2002     2001
                                           -------------------------------------
Non-accrual loans:
         Commercial and all other           $--     $--     $--     $--    $ 64
         Real estate                        330      32     125     213     597
         Consumer                            11       8     --        3      11
                                           -------------------------------------
Total                                       341      40     125     216     672

Accruing loans which are contractually
         past due 90 days or more            12      27      18       5      11
                                           -------------------------------------

Total non-performing loans                  353      67     143     221     683

Foreclosed real estate                       --      --      --      21      54
                                           -------------------------------------
Total non-performing assets                $353    $ 67    $143    $242    $737
                                           =====================================

Non-performing loans to total loans         .12%    .03%    .06%    .10%    .32%

Non-performing loans to total assets        .08%    .02%    .04%    .06%    .20%

Non-performing assets to total assets       .08%    .02%    .04%    .07%    .21%

SECURITIES
     The securities portfolio consists principally of issues of United States Government agencies, including mortgage-backed securities, municipal obligations, and corporate debt. In accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" the Company classifies its investments into two categories: held to maturity (HTM) and available for sale
(AFS). The Company does not have a trading account. Securities classified as HTM are those in which the Company has the ability and the intent to hold the security until contractual maturity. As of December 31, 2005, the HTM portfolio totaled $1.5 million and consisted entirely of municipal obligations. Securities classified as AFS are eligible to be sold due to liquidity needs or for interest rate risk management. These securities are adjusted to and carried at their fair market value with any unrealized gains or losses reported in the equity section of the balance sheet as other comprehensive income. As of December 31, 2005, $115.8 million in securities were so classified and carried at their fair market value, with unrealized depreciation; net of tax, of $772,000, included in accumulated other comprehensive income (loss) in stockholders' equity.

         As of December 31, 2005, the average life of the portfolio was 2.1 years compared to 2.6 years as of the prior year-end. The Company has maintained a relatively short average life in the portfolio in order to generate cash flow to support loan growth. Total purchases for the year totaled $18.9 million with securities called, maturities and cash flow of $16.1 million and sales of $6.1 million. The purchases were funded principally by cash flow from the portfolio. The Company had overnight federal funds sold of $-0- as of December 31, 2005 compared to $13.1 million as of December 31, 2004. The decrease in Fed Funds sold was principally used to fund loan growth. As of December 31, 2005, the Company's securities portfolio (HTM and AFS) totaled $117.3 million with the mix as follows:

                                                   2005                        2004
                                           -----------------------------------------------------
                                                           (dollars in thousands)
                                           Carrying                    Carrying
                                            Amount  % of portfolio      Amount    % of portfolio
                                           -----------------------------------------------------
US Treasury Securities                     $  1,989       1.7%         $  2,014       1.6%
US Government agencies                       51,996      44.3%           47,151      38.5%
States & political subdivisions              21,175      18.1%           24,256      19.8%
Corporate obligations                        10,450       8.9%           15,308      12.5%
Mortgage-backed securities                   29,954      25.5%           32,060      26.1%
Equity securities                             1,702       1.5%            1,868       1.5%
                                           -----------------------------------------------------
Total                                      $117,266     100.0%         $122,657     100.0%
                                           =====================================================

     The portfolio had $11.4 million of floating rate instruments, principally adjustable rate mortgage backed securities as of December 31, 2005. The portfolio contained no structured notes, step-up bonds and no off-balance sheet derivatives were in use. The U.S. Government agency portfolio consists principally of Federal Home Loan Bank callable notes with final maturities of generally less than three years. The mortgage backed securities are pass-through bonds with Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corp (Freddie Mac), and Government National Mortgage Association
(GNMA). During 2005, the Company reduced its exposure to mortgage-backed securities issued by FNMA and Freddie Mac and to corporate debt obligations.

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

     Total deposits as of December 31, 2005, totaled $340.6 million increasing from $318.6 million as of year-end 2004, an increase of $22.0 million or 6.9%. The increase was principally in non-interest bearing demand deposits and time deposits. The Company's money market deposit accounts increased $1.1 million, to $52.2 million. Savings deposit products decreased $6.8 million, to $53.3 million as of December 31, 2005 reflecting depositors preference for short-term time deposits in 2005, to take advantage of higher short-term interest rates.

     Time deposits over $100,000, which consist principally of school district and other public funds, with maturities generally less than one year, were $48.9 million as of December 31, 2005, compared to $33.3 million at year-end 2004. The increase was principally due to a higher level of jumbo CDs with local school districts. These deposits are subject to competitive bid and the Company bases its bid on current interest rates, loan demand, investment portfolio structure and relative cost of other funding sources. The Company also had short-term time deposits of $7.8 million from commercial customers as of December 31, 2005.

     As of December 31, 2005, non-interest bearing demand deposits totaled $50.9 million, increasing $6.4 million or 14.5% from the prior year-end. This growth is partially attributable to an increase in commercial deposits, related to the increase in the commercial loan portfolio. In addition, a portion of the growth is due to the Bank's "Simply Free" retail checking product. The Company also has $12.5 million of cash management accounts included in short-term borrowings. These balances represent commercial customers' funds invested in over-night securities. The Company considers these accounts as a source of core funding.

     The Company believes a portion of its deposit growth over the prior three years may be due in part to the relatively weak stock market performance since March 2000 and a low interest rate environment which offered limited opportunities to earn higher yields. Bank deposit growth in core deposits did slow in 2005, as the stock market became more attractive to investors, competition for deposits increased among banks, and customers took advantage of higher short term time deposit rates. However, the Company believes it can continue to increase its core deposits by establishing new commercial loan relationships, developing new retail banking products and by seeking new branch locations in high growth areas.

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

     Net interest income, which is the primary source of the Company's earnings, is impacted by changes in interest rates and the relationship of different interest rates. To manage the impact of the rate changes, the balance sheet must be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals. The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. As of December 31, 2005, the level of net interest income at risk in a 200 basis points increase or decrease was within the Company's policy limits, of a decline of less than 8% of net interest income.

     Imbalance in repricing opportunities at a given point in time reflect interest-sensitivity gaps measured as the difference between rate-sensitive assets and rate-sensitive liabilities. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indications of potential interest rate exposures over specific intervals.

     At December 31, 2005, the Bank had a positive 90 day interest sensitivity gap of $24.4 million or 5.7% of total assets. A positive gap indicates that rate-sensitive assets are greater than rate-sensitive liabilities at the time interval. This would indicate that in a rising rate environment, the yield on interest-earning assets would increase faster than the cost of interest-bearing liabilities in the 90 day time frame. The repricing intervals are managed by ALCO strategies, including adjusting the average life of the investment portfolio, pricing of deposit liabilities to attract various term time deposits, loan pricing to encourage variable or fixed rate products and evaluation of loan sales of long term fixed rate mortgages.

     The Company analyzes and measures the time periods in which rate sensitive assets (RSA) and rate sensitive liabilities (RSL) will mature or reprice in accordance with their contractual terms and assumptions. Management believes that the assumptions used are reasonable and consistent with past experience. The interest rate sensitivity of assets and liabilities could vary substantially if differing assumptions were used or if actual experience differs from the assumptions used in the analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Interest rates may change at different rates changing the shape of the yield curve. This was evident in 2005 as short term interest rates increased while longer term rates stayed relatively flat. As a result the yield curve flattened during 2005. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed. Finally, the ability of borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase. The operating results of the Company are not subject to foreign currency exchange or commodity price risk.

The following table displays interest-sensitivity as of December 31, 2005 (in thousands):

                                         3 Months        3-12                     Greater than
                                          or Less       Months       1-3 Years     3 Years       Total
                                         ---------------------------------------------------------------
Federal Funds Sold and interest
  bearing deposits                       $      70    $      --     $      --     $      --    $      70
Securities                                  10,402       32,557        55,197        19,110      117,266
Loans Receivable                           105,717       45,262        56,901        83,010      290,890
                                         ---------------------------------------------------------------
Total Rate Sensitive Assets (RSA)        $ 116,189    $  77,819     $ 112,098     $ 102,120    $ 408,226
                                         ===============================================================

Non-maturity interest bearing deposits   $  22,740    $  24,590     $  65,117     $  33,796    $ 146,243
Time Deposits                               42,153       54,235        40,339         6,742      143,469
Other                                       26,894        4,670         5,000         5,000       41,564
                                         ---------------------------------------------------------------
Total Rate Sensitive Liabilities (RSL)   $  91,787    $  83,495     $ 110,456     $  45,538    $ 331,276
                                         ===============================================================

Interest Sensitivity Gap                 $  24,402    $  (5,676)    $   1,642     $  56,582    $  76,950
Cumulative gap                              24,402       18,726        20,368        76,950
RSA/RSL-Cumulative                           126.5%       110.7%        107.1%       123.2%

As of December 31, 2004
Interest Sensitivity gap                 $  32,500    $ (31,732)    $  (3,389)    $  72,946    $  70,325
Cumulative gap                              32,500          768        (2,621)       70,325
RSA/RSL-Cumulative                           139.0%       100.4%         99.2%        122.0%

LIQUIDITY
     Liquidity is the ability to fund customers' borrowing needs and their deposit withdrawal requests while supporting asset growth. The Company's primary sources of liquidity include deposit generation, asset maturities, and cash flow from payments on loans and securities.

     As of December 31, 2005, the Company had cash and cash equivalents of $9.8 million in the form of cash, due from banks, federal funds sold and short-term deposits with other institutions. In addition, the Company had total securities available for sale of $115.8 million, which could be used for liquidity needs. This totals $125.6 million and represents 29% of total assets compared to $137.6 million and 33.4% of total assets as of December 31, 2004. The change was principally due to the lower level of Fed Funds sold as of December 31, 2005. The Company used the proceeds from reducing Fed Funds sold to fund loan growth. The Company also monitors other liquidity measures, all of which were within the Company's policy guidelines as of December 31, 2005. Based upon these measures, the Company believes its liquidity position is adequate.

     The Company maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB), the Atlantic Central Bankers Bank (ACBB) and other correspondent banks, which support liquidity needs. The total available under all the lines was $37 million, with $5.1 million outstanding. The approximate borrowing capacity from FHLB was $155.7 million. As of year-end 2005, the Company had $23 million in long-term borrowings from the FHLB, decreasing from $31 million in total borrowings from the FHLB which included $8 million of short-term notes as of December 31, 2004.

OFF-BALANCE SHEET ARRANGEMENTS
     The Company's financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments, as of December 31, 2005 totaled $52.8 million. They consisted of $16.1 million in commercial real estate, construction and land developments loans, $10.2 million in home equity lines of credit, $6.8 million in standby letters of credit and the remainder in other unused commitments. Because these instruments have fixed maturity dates and because many of them will expire without being drawn upon, they do not represent any significant liquidity risk.

     Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

CONTRACTUAL OBLIGATIONS
     The following table represents the aggregate on and off balance sheet contractual obligations to make future payments.

                                            December 31, 2005
                        --------------------------------------------------------
                                   Less than                             Over
                         Total      1 Year      1-3 Years    4-5 Years  5 Years
                        --------------------------------------------------------
                                              (in thousands)
Time deposits           $143,469   $ 96,335      $40,393     $ 6,741   $     --
Long-term debt            23,000      5,000        5,000      10,000      3,000
Operating leases           2,510        187          338         293      1,692
                        --------------------------------------------------------
                        $168,979   $101,522      $45,731     $17,034    $ 4,692
                        ========================================================

RESULTS OF OPERATIONS

NET INTEREST INCOME
     The following analysis should be read in conjunction with the "Consolidated Average Balance Sheets with Resultant Interest and Rates" and "Rate/Volume Analysis" tables.

     Net interest income is the difference between income earned on loans and securities and interest paid on deposits and borrowings. Net interest income is the most significant source of revenue for the Company, and represented 81.8% of total revenue for the year ended December 31, 2005. Net interest income (fte) totaled $15,889,000 for the current year, an increase of $1,236,000, or 8.4%, over year-ended December 31, 2004. The resulting fte net interest spread and net interest margin for 2005 were 3.58% and 3.99%, respectively, compared to 3.60% and 3.91%, respectively, in 2004.

     Interest income (fte) for the year ended December 31, 2005 totaled $22,394,000 compared to $19,647,000 in 2004. The yield (fte) on average earning assets for 2005 was 5.62% increasing from 5.25% in 2004. The increase in interest income was principally due to growth in average earning assets, higher percentage of loans on the balance sheet, and an increase in the prime rate. Average earning assets increased $23.6 million or 6.3%. The mix of earning assets improved with loans representing 68.8% of average earning assets during 2005 compared to 65.6% during 2004. Prime rate and short-term interest rates have reflected a steady increase from June 2004 through December 2005. During that period, the prime rate has increased from 4.00% to 7.25%. This has improved the yield on the Company's floating rate loans, principally commercial real estate, tied to prime rate. As of December 31, 2005, $79.6 million of loans were immediately repricable.

     Interest income earned on loans totaled $17,727,000 with a yield of 6.47%, increasing from $14,912,000 and a yield of 6.07% during 2004. An increase in average volume of $28.3 million, or 11.5% and increasing interest rates were responsible for the improvement in income and yield.

     The securities available for sale portfolio averaged $116.6 million during 2005, with interest income of $4,139,000 and a yield of 3.55%. This represented very little change from 2004, which had an average balance of $118.3 million, interest income of $4,159,000 and a yield of 3.52%. Total cash flow from sales, maturities, calls and principal reductions on mortgage-backed securities totaled $17.9 million in 2005 declining from $49.5 million in 2004. Proceeds in 2005 were generally reinvested in short-term callable U. S. Government agency instruments and mortgage-backed securities. The Company has kept the portfolio relatively short due to a flattening treasury yield curve in 2005.

     Interest expense for the year-ended December 31, 2005 totaled $6,505,000 compared to $4,994,000 in 2004. The average cost of interest-bearing liabilities increased 39 basis points to 2.04% for 2005 from 1.65% in 2004. The increase was due to rising short-term interest rates. This impacted the Company's cost of time deposits which increased 51 basis points to 2.82%. This cost is expected to continue to increase in 2006 as lower cost instruments reach maturity and are replaced at higher rates.

     The Company also expects to see additional increases in the cost of money market accounts and short-term borrowings as those rates tend to follow increases in the Fed Funds rates.

     For the year ended December 31, 2004, net interest income on a fully taxable equivalent basis (fte) totaled $14,653,000, an increase of $708,000 or 5.1%, compared to $13,945,000 in 2003. The resulting fte net interest spread and net interest margin for 2004 were 3.60% and 3.91%, respectively, increasing from 3.51% and 3.86%, respectively, in 2003.

     Interest income (fte) for the year ended December 31, 2004 totaled $19,647,000 compared to $19,968,000 in 2003. The yield (fte) on earning assets for 2004 was 5.25% declining from 5.53% in 2003. The decrease in yield was due in part to the cumulative effect of lower rate assets that were put on the balance sheet over the last three years. This was partially offset by the increase in short-term interest rates with the Federal Funds rate increasing from 1.00% on January 1, 2004 to 2.25% as of December 31, 2004, and the prime rate increasing from 4.00% to 5.25% over the same time period. The decrease in the earning asset yield was partially offset by growth in average earning assets of $13.6 million. In addition, the mix of earning assets improved, with loans representing 65.6% of average earning assets during 2004, compared to 62.5% in 2003.

     Interest income (fte) earned on loans totaled $14,912,000 for 2004, an increase of $333,000 over the $14,579,000 earned in 2003. An increase in average volume of $20.1 million to $245.8 million for 2004 offset a 39 basis point decline in yield to 6.07%.

     Securities available for sale averaged $118.3 million with an fte net interest income of $4,159,000 and a yield of 3.52% compared to $120.5 million, $4,711,000 and 3.91%, respectively in 2003. Total cash flow from maturities, calls and principal reductions on mortgage-backed securities totaled $37.8 million in 2004 compared to $72.9 million in 2003. In addition, there was $11.7 million in proceeds from sales of securities compared to $22.5 million in 2003. These amounts were generally re-invested in short-term callable US Government agency securities, municipal obligations and corporate debt. Proceeds were also used to fund loan growth.

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

OTHER INCOME
     Other income totaled $3,548,000 for the year ended December 31, 2005 compared to $3,546,000 in 2004.

     Service charges and fees increased $385,000 to $2,507,000 for 2005. The increase was principally due to a higher level of overdraft (nsf) fees which increased $373,000. Service charges on deposit accounts decreased $53,000 to $322,000 reflecting growth in the Bank's no-fee retail checking product.

     Income from fiduciary activities totaled $343,000 in 2005, increasing $42,000 from 2004. The increase was partially due to $10,000 growth in estate fees. In addition, the market value of assets under management increased $3.6 million to $87.0 million.

     The Company had a lower level of net realized gains on sales of securities in 2005 at $42,000 declining from $458,000 in 2004. Total securities sold in 2005 totaled $6.1 million compared to $11.7 million in 2004. The decrease in gains is due in part to the increase in interest rates in 2005, which adversely impacts the value of securities.

     Total gains on sales of mortgage loans, included in Other were $64,000 on sales of $6.7 million in 2005, compared to $67,000 on sales of $4.1 million in 2004. The loans sold were principally 30 year fixed rate residential mortgages. The sales were for interest rate risk management to reduce the Company's exposure in long-term fixed rate assets.

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

     Income from fiduciary activities totaled $301,000 in 2004, increasing from $250,000 in 2003. In 2004, there was a higher level of estate fees collected. Also, the market value of trust accounts was higher, at $83.4 million as of December 31, 2004 compared to $74.0 million as of December 31, 2003. Commissions on sales of annuities and mutual funds totaled $154,000 in 2004 increasing from $112,000 in 2003 principally due to an increase in volume sold.

     Increase in the cash surrender value (CSV) of bank-owned life insurance (BOLI, included in other assets) was $316,000 in 2004 compared to $271,000 in 2003. The increase was due to the full-year effect in 2004 of the purchase of $2.55 million in BOLI during the third quarter of 2003. The earnings were used to offset the expense of employee benefit plans.

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

Other Income (dollars in thousands)
For the year-ended December 31
                                                      2005      2004       2003
                                                    ----------------------------
Service charges on
         deposit accounts                           $  322     $  375     $  409
ATM Fees                                               215        219        202
NSF Fees                                             1,265        892        599
Safe Deposit Box Rental                                 56         57         57
Loan related service fees                              350        324        286
Debit Card                                             253        213        180
Fiduciary activities                                   343        301        250
Mutual funds & annuities                               150        154        112
Gain on sales of mortgage loans                         64         67        192
CSV on life insurance                                  296        316        271
Other income                                           192        170        243
                                                    ----------------------------
                                                     3,506      3,088      2,801
Net realized gains on sales of securities               42        458        692
                                                    ----------------------------
Total                                               $3,548     $3,546     $3,493
                                                    ============================

OTHER EXPENSES
     Other expenses for the year ended December 31, 2005 totaled $10,623,000, an increase of $533,000, or 5.3%, over the $10,090,000 in 2004. Salaries and employee benefits, which represented 50.9% of total other expense, increased $277,000, or 5.4% to $5,410,000 in 2005. The increase was principally due to increasing costs related to the Company's Employee Stock Ownership Plan (ESOP), which increased $57,000 due to appreciation in the Company's stock price and health insurance premiums which increased $59,000.

     Occupancy costs increased $115,000 to $928,000 for 2005. This was principally due to the full year effect of the Marshalls Creek Office which opened in August 2004 and increases in real estate taxes. Data processing related expenses totaled $625,000 in 2005 compared to $598,000 in 2004. The increase reflects costs associated with enhancing the Bank's on-line banking service. The Company disposed of its final leased vehicles in 2004, therefore, there was no loss on lease residuals in 2005, compared to $90,000 in 2004. Professional fees totaled $444,000 in 2005 increasing from $323,000 in 2004. This includes an increase of $76,000 to $238,000 for accounting services reflecting expenses associated with the internal control documentation required by the Sarbanes-Oxley Act.

     Other expenses totaled $10,090,000 in 2004, an increase of $282,000 or 2.9%, over the $9,808,000 for 2003. Salaries and employee benefits, which represented 50.9% of total other expenses, were $5,133,000 in 2004, an increase of $217,000, or 4.4%, over $4,916,000 in 2003. The increase was principally due to increasing costs related to the Company's Employee Stock Ownership Plan, which increased $102,000 due to appreciation in the Company's stock price and health insurance premiums which increased $51,000.

     Furniture and equipment costs declined to $542,000 from $602,000 in 2003. The decrease was partially due to a lower level of depreciation expense, $324,000 in 2004 compared to $387,000 in 2003. This was the result of equipment which was fully depreciated in 2003. Data processing related expenses increased $49,000 to $598,000 in 2004. The increase was due in part to a contractual rate increase with the Company's primary data processing provider, Fiserv, and new products and services. Professional fees and services totaled $323,000 in 2004 compared to $277,000 in 2003. The increase was principally due to consulting services related to profitability analysis and loan processing. Losses on lease residuals totaled $90,000 in 2004 compared to $50,000 in 2003. The final leased vehicles were disposed of in 2004.

INCOME TAXES
         Income  tax  expense  for the year  ended  December  31,  2005  totaled
$2,341,000 for an effective tax rate of 29.9% compared to an expense of $2,003,000 an effective tax rate of 28.6% in 2004. The increase in the effective tax rate was principally due to a lower level of tax exempt interest in 2005.

     Income tax expense for the year 2004 was $2,003,000 for an effective tax rate of 28.6% compared to an expense of $1,694,000 and an effective tax rate of 26.7% in 2003. The increase in effective tax rate is due in part to the expiration of a low-income housing tax credit of $58,000 in 2003 with no such credit available in 2004.

CAPITAL AND DIVIDENDS
     Total stockholders' equity as of December 31, 2005, was $48.1 million, compared to $45.7 million as of year-end 2004. The increase was principally due to retention of earnings of $3,500,000 after cash dividends declared of $1,997,000. This was partially offset by a $1,105,000 decrease in accumulated other comprehensive income due to market value changes in the Company's AFS securities portfolio principally as a result of changing interest rates. As of December 31, 2005, the Company had a leverage capital ratio of 11.05%, Tier 1 risk-based capital of 15.29% and total risk-based capital of 16.63% compared to, 11.11%, 15.91% and 17.34%, respectively, in 2004.

     The Company's stock is traded on the Nasdaq market under the symbol, NWFL. As of December 31, 2005, there were approximately 1,400 shareholders based on transfer agent mailings.

     The following table sets forth the price range and cash dividends declared per share regarding common stock for the period indicated:

                                              Closing Price Range
                                            -------------------------     Cash dividend
                                                 High          Low      declared per share
                                            ----------------------------------------------
Year 2005
---------
First Quarter                               $   35.89       $   28.85       $   .18
Second Quarter                                  34.09           30.00           .18
Third Quarter                                   33.00           30.79           .18
Fourth Quarter                                  33.33           30.80           .21

Year 2004
---------
First Quarter                               $   30.50       $   26.15       $   .17
Second Quarter                                  32.00           26.87           .17
Third Quarter                                   31.00           27.55           .17
Fourth Quarter                                  35.35           29.37           .18


         The book value of the common stock was $17.92 as of December 31, 2005 compared to $16.95 as of December 31, 2004. As of year-end 2005, the stock price was $32.25, compared to $35.35 as of December 31, 2004.

NORWOOD FINANCIAL CORP.
SUMMARY OF QUARTERLY RESULTS (UNAUDITED)
(Dollars in thousands, except per share amounts)

2005
                                                    December 31   September 30   June 30   March 31
                                                    ------------------------------------------------
Interest income                                      $ 5,904        $ 5,578      $ 5,313   $ 4,973
Interest expense                                       1,941          1,644        1,517     1,403
                                                    ------------------------------------------------
   Net interest income                                 3,963          3,934        3,796     3,570
Provision for loan losses                                 70             90           90       100
Other income                                             896            905          862       843
Net realized gains (losses) on sales of securities       (41)             3            3        77
Other expense                                          2,668          2,627        2,677     2,651
                                                    ------------------------------------------------

Income before income taxes                             2,080          2,125        1,894     1,739
Income tax expense                                       638            643          564       496
                                                    ------------------------------------------------
NET INCOME                                           $ 1,442        $ 1,482      $ 1,330   $ 1,243
                                                    ================================================
Basic earnings per share                             $  0.54        $  0.56      $  0.50   $  0.47
                                                    ================================================

Diluted earnings per share                           $  0.53        $  0.54      $  0.49   $  0.46
                                                    ================================================
2004
                                                    December 31   September 30   June 30   March 31
                                                    ------------------------------------------------
Interest Income                                      $ 4,940        $ 4,782      $ 4,595   $ 4,689
Interest Expense                                       1,299          1,224        1,215     1,256
                                                    ------------------------------------------------
    Net interest income                                3,641          3,558        3,380     3,433
Provision for loan losses                                 65            100          165       125
Other income                                             829            820          678       761
Net realized gains on sales of securities                145             51           84       178
Other expense                                          2,542          2,509        2,444     2,595
                                                    ------------------------------------------------

Income before income taxes                             2,008          1,820        1,533     1,652
Income tax expense                                       645            500          406       452
                                                    ------------------------------------------------
NET INCOME                                           $ 1,363        $ 1,320      $ 1,127   $ 1,200
                                                    ================================================

Basic earnings per share                             $  0.51        $  0.50      $  0.43   $  0.46
                                                    ================================================

Diluted earnings per share                           $  0.50        $  0.49      $  0.42   $  0.45
                                                    ================================================

NORWOOD FINANCIAL CORP. CONSOLIDATED AVERAGE BALANCE SHEETS WITH RESULTANT INTEREST AND RATES
(Tax-Equivalent Basis, dollars in thousands)

Year Ended December 31                                 2005                                2004
                                         ---------------------------------------------------------------------
                                           Average                  Ave         Average                 Ave
                                          Balance(2)  Interest(1)   Rate       Balance(2) Interest(1)   Rate
                                         ---------------------------------------------------------------------
ASSETS
Interest Earning Assets:
  Federal funds sold                      $  3,730    $   129       3.46%       $  4,468    $    68       1.46%
  Interest bearing deposits with banks         123          3       2.44             120          2       1.67
  Securities held to maturity                3,608        396      10.98           5,732        506       8.83
  Securities available for sale
        Taxable                             98,038      3,116       3.18         100,180      3,127       3.12
        Tax-exempt                          18,602      1,023       5.50          18,080      1,032       5.71
                                          -------------------                   -------------------
            Total securities available
                         for sale          116,640      4,139       3.55         118,260      4,159       3.52
  Loans receivable (3,4)                   274,053     17,727       6.47         245,783     14,912       6.07
                                          -------------------                   -------------------
            Total interest earning assets  398,154     22,394       5.62         374,543     19,647       5.25
Non-interest earning assets:
  Cash and due from banks                    8,569                                 8,542
  Allowance for loan losses                 (3,597)                               (3,376)
  Other assets                              16,049                                14,846
                                          --------                              --------
            Total non-interest earning
              assets                        21,021                                20,012
                                          --------                              --------
TOTAL ASSETS                              $419,175                              $394,555
                                          ========                              ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-Bearing Liabilities:
  Interest-bearing demand
     and money market                     $ 93,747        969       1.03        $ 89,851        549       0.61
  Savings                                   57,128        268       0.47          58,243        273       0.47
  Time                                     128,704      3,634       2.82         118,512      2,733       2.31
                                          -------------------                   -------------------
            Total interest-bearing
              deposits                     279,579      4,871       1.74         266,606      3,555       1.33
Short-term borrowings                       15,783        416       2.64          12,965        151       1.16
Long term debt                              23,000      1,218       5.30          23,000      1,288       5.60
                                          -------------------                   -------------------
            Total interest bearing
              liabilities                  318,362      6,505       2.04         302,571      4,994       1.65
                                                      -------                               -------
Non-interest bearing liabilities
Non-interest bearing demand deposits        52,109                                47,399
Other liabilities                            1,804                                   596
                                          --------                              --------
            Total non-interest bearing
               liabilities                  53,913                                47,995
                                          --------                              --------
Stockholders' equity                        46,900                                43,989
                                          --------                              --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                      $419,175                              $394,555
                                          ========                              ========
Net interest income
   (tax-equivalent basis)                              15,889       3.58%                    14,653       3.60%
                                                                    ====                                  ====
Tax-equivalent basis adjustment                          (626)                                 (641)
                                                      -------                               -------
Net Interest Income                                   $15,263                               $14,012
                                                      =======                               =======
Net Interest margin(tax-equivalent basis)                           3.99%                                 3.91%
                                                                    ====                                  ====
Year Ended December 31                                 2003
                                         ----------------------------------
                                           Average                  Ave
                                          Balance(2)  Interest(1)   Rate
                                         ----------------------------------
ASSETS
Interest Earning Assets:
  Federal funds sold                      $  8,369   $    94     1.12%
  Interest bearing deposits with banks         154         1     0.65
  Securities held to maturity                6,156       583     9.47
  Securities available for sale
        Taxable                            103,506     3,677     3.55
        Tax-exempt                          17,025     1,034     6.07
                                          ------------------
            Total securities available
                         for sale          120,531     4,711     3.91
  Loans receivable (3,4)                   225,680    14,579     6.46
                                          ------------------
            Total interest earning assets  360,890    19,968     5.53
Non-interest earning assets:
  Cash and due from banks                    9,364
  Allowance for loan losses                 (3,273)
  Other assets                              13,982
                                          --------
            Total non-interest earning
              assets                        20,073
                                          --------
TOTAL ASSETS                              $380,963
                                          ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Liabilities:
  Interest-bearing demand
     and money market                     $ 82,596       532     0.64
  Savings                                   55,055       428     0.78
  Time                                     127,995     3,678     2.87
                                          ------------------
            Total interest-bearing
              deposits                     265,646     4,638     1.75
Short-term borrowings                        9,081        99     1.09
Long term debt                              23,000     1,286     5.59
                                          ------------------
            Total interest bearing
              liabilities                  297,727     6,023     2.02
                                                     -------
Non-interest bearing liabilities
Non-interest bearing demand deposits        39,119
Other liabilities                            2,729
                                          --------
            Total non-interest bearing
               liabilities                  41,848
                                          --------
Stockholders' equity                        41,388
                                          --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                      $380,963
                                          ========
Net interest income
   (tax-equivalent basis)                             13,945     3.51%
                                                                 ====
Tax-equivalent basis adjustment                         (623)
                                                     -------
Net Interest Income                                  $13,322
                                                     =======
Net Interest margin(tax-equivalent basis)                        3.86%
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

                                                                            INCREASE/(DECREASE)
                                                 -------------------------------------------------------------------------
(dollars in thousands)                                   2005 COMPARED TO 2004                2004 COMPARED TO 2003
                                                 -------------------------------------------------------------------------
                                                            VARIANCE DUE TO                     VARIANCE DUE TO
                                                 -------------------------------------------------------------------------
                                                  VOLUME          RATE         NET       VOLUME         RATE        NET
                                                 ------------------------------------    ---------------------------------
INTEREST EARNING ASSETS:
--------------------------------------------------------------------------------------------------------------------------
Federal funds sold                               $  (16)       $    77       $    61   $  (49)       $    23       $   (26)
Interest bearing deposits with banks                 --              1             1       --              1             1
Securities held to maturity                        (215)           105          (110)     (39)           (38)          (77)
Securities available for sale
Taxable                                             (68)            57           (11)    (115)          (435)         (550)
Tax-exempt                                           29            (38)           (9)      62            (64)           (2)
                                                 -------------------------------------------------------------------------
        Total  securities available for sale        (39)            19           (20)     (53)          (490)         (552)
Loans receivable                                  1,787          1,028         2,815    1,252           (919)          333
                                                 -------------------------------------------------------------------------
        Total interest earning assets             1,517          1,230         2,747    1,111         (1,432)         (321)
                                                 -------------------------------------------------------------------------

INTEREST BEARING LIABILITIES:
--------------------------------------------------------------------------------------------------------------------------
Interest-bearing demand and money market             25            395           420       45            (28)           17
Savings                                              (5)            --            (5)      24           (179)         (155)
Time                                                250            651           901     (258)          (687)         (945)
                                                 -------------------------------------------------------------------------
         Total interest-bearing deposits            270          1,046         1,316     (189)          (894)       (1,083)
Short-term borrowings                                39            226           265       45              7            52
Long term debt                                       --            (70)          (70)      --              2             2
                                                 -------------------------------------------------------------------------
         Total interest bearing liabilities         309          1,202         1,511     (144)          (885)       (1,029)
                                                 -------------------------------------------------------------------------
Net interest income (tax-equivalent basis)       $1,208        $    28       $ 1,236   $1,255        $  (547)      $   708
                                                 =========================================================================


         Changes  in  net  interest   income  that  could  not  be  specifically
identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

---
bmc
---

Report of Independent Registered Public Accounting Firm


To the Board of Directors and Stockholders
Norwood Financial Corp.
Honesdale, Pennsylvania

         We have audited the accompanying consolidated balance sheets of Norwood Financial Corp. and its subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Norwood Financial Corp. and its subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.



                                        /s/ Beard Miller Company LLP





Beard Miller Company LLP
Reading, Pennsylvania
January 20, 2006

CONSOLIDATED BALANCE SHEETS

                                                                                      DECEMBER 31,
                                                                                 ----------------------
                                                                                    2005         2004
                                                                                 ----------------------
                                                                                 (In Thousands, Except
                                                                                       Share Data)
                                   ASSETS
Cash and due from banks                                                       $   9,746    $   7,488
Interest bearing deposits with banks                                                 70          118
Federal funds sold                                                                 --         13,060
                                                                              ----------------------

         Cash and Cash Equivalents                                                9,816       20,666

Securities available for sale                                                   115,814      116,933
Securities held to maturity, fair value 2005 $1,480; 2004 $5,878                  1,452        5,724
Loans receivable, net of allowance for loan losses 2005 $3,669; 2004 $3,448     287,221      251,309
Investment in FHLB stock, at cost                                                 1,620        2,225
Bank premises and equipment, net                                                  5,393        5,489
Accrued interest receivable                                                       1,812        1,641
Other assets                                                                     10,428        7,639
                                                                              ----------------------

      TOTAL ASSETS                                                            $ 433,556    $ 411,626
                                                                              ======================

                         LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
    Non-interest bearing demand                                               $  50,891    $  44,450
    Interest-bearing demand                                                      40,738       41,336
    Money market deposit accounts                                                52,194       51,125
    Savings                                                                      53,311       60,064
    Time                                                                        143,469      121,670
                                                                              ----------------------

      Total Deposits                                                            340,603      318,645

  Short-term borrowings                                                          18,564       22,982
  Long-term debt                                                                 23,000       23,000
  Accrued interest payable                                                        1,691        1,200
  Other liabilities                                                               1,590          114
                                                                              ----------------------
      TOTAL LIABILITIES                                                         385,448      365,941
                                                                              ----------------------

STOCKHOLDERS' EQUITY
  Common stock, par value $.10 per share; authorized 10,000,000 shares;
     issued 2,705,715 shares                                                        270          270
  Surplus                                                                         5,648        5,336
  Retained earnings                                                              43,722       40,222
  Treasury stock, at cost 2005 21,189 shares; 2004 8,913 shares                    (633)        (149)
  Accumulated other comprehensive income (loss)                                    (772)         333
  Unearned Employee Stock Ownership Plan (ESOP) shares                             (127)        (327)
                                                                              ----------------------

      TOTAL STOCKHOLDERS' EQUITY                                                 48,108       45,685
                                                                              ----------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $ 433,556    $ 411,626
                                                                              ======================


See notes to consolidated financial statements.

                                       31

CONSOLIDATED STATEMENTS OF INCOME
                                                                  Years Ended December 31,
                                                               ---------------------------
                                                                  2005     2004     2003
                                                               ---------------------------
                                                                   (In Thousands, Except
                                                                       per Share Data)
INTEREST INCOME
         Loans receivable, including fees                      $17,583   $14,794   $14,506
         Securities:
                  Taxable                                        3,116     3,127     3,677
                  Tax exempt                                       937     1,015     1,067
         Other                                                     132        70        95
                                                               ---------------------------
                           Total Interest Income                21,768    19,006    19,345
                                                               ---------------------------

INTEREST EXPENSE
         Deposits                                                4,871     3,555     4,638
         Short-term borrowings                                     416       151        99
         Long-term debt                                          1,218     1,288     1,286
                                                               ---------------------------
                           Total Interest Expense                6,505     4,994     6,023
                                                               ---------------------------
                           Net Interest Income                  15,263    14,012    13,322
PROVISION FOR LOAN LOSSES                                          350       455       660
                                                               ---------------------------

         Net Interest Income after Provision for Loan Losses    14,913    13,557    12,662
                                                               ---------------------------

OTHER INCOME
         Service charges and fees                                2,507     2,122     1,846
         Income from fiduciary activities                          343       301       250
         Net realized gains on sales of securities                  42       458       692
         Earnings on life insurance policies                       296       316       271
         Other                                                     360       349       434
                                                               ---------------------------
                           Total Other Income                    3,548     3,546     3,493
                                                               ---------------------------
OTHER EXPENSES
         Salaries and employee benefits                          5,410     5,133     4,916
         Occupancy                                                 928       813       799
         Furniture and equipment                                   575       542       602
         Data processing related operations                        625       598       549
         Losses on lease residuals                                  --        90        50
         Advertising                                               159       156       170
         Professional fees                                         444       323       277
         Postage and telephone                                     470       471       465
         Taxes, other than income                                  334       276       256
         Amortization of intangible assets                          52        52        83
         Other                                                   1,626     1,636     1,641
                                                               ---------------------------
                           Total Other Expenses                 10,623    10,090     9,808
                                                               ---------------------------
                           Income before Income Taxes            7,838     7,013     6,347

INCOME TAX EXPENSE                                               2,341     2,003     1,694
                                                               ---------------------------
                           Net Income                          $ 5,497   $ 5,010   $ 4,653
                                                               ===========================

EARNINGS PER SHARE
Basic                                                          $  2.06   $  1.89   $  1.79
                                                               ===========================

Diluted                                                        $  2.02   $  1.85   $  1.75
                                                               ===========================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                           YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                                -------------------------------------------------------------------------------------------------
                                                                                             ACCUMULATED
                                 NUMBER OF                                                      OTHER       UNEARNED
                                  SHARES       COMMON              RETAINED     TREASURY     COMPREHENSIVE    ESOP
                                  ISSUED       STOCK     SURPLUS   EARNINGS      STOCK       INCOME (LOSS)   SHARES       TOTAL
                                -------------------------------------------------------------------------------------------------
                                                                    (Dollars in Thousands)

BALANCE - DECEMBER 31, 2002      1,803,824        $180    $4,762     $34,082       $(640)      $ 2,491         $(750)     $40,125
                                                                                                                          --------
Comprehensive income:
  Net income                             -           -         -       4,653           -             -             -        4,653
  Change in unrealized gains (losses)
    on securities available for sale,
    net of reclassification
    adjustment and tax effects           -           -         -           -           -        (1,060)            -       (1,060)
                                                                                                                          --------
    Total Comprehensive Income                                                                                              3,593
                                                                                                                          --------

  Cash dividends declared,
    $.65 per share                       -           -         -      (1,693)          -             -             -       (1,693)
  Three-for-two stock split
    in the form of a
    50% stock dividend             901,891          90       (91)          -           -             -             -           (1)
  Stock options exercised                -           -       (24)          -         358             -             -          334
  Tax benefit of stock
    options exercised                    -           -        20           -           -             -             -           20
  Acquisition of treasury stock          -           -         -           -         (46)            -             -          (46)
  Release of treasury stock
    for ESOP                             -           -        30           -          33             -             -           63
  Release of earned ESOP
    shares, net                          -           -       236           -           -             -           200          436
                                -------------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2003      2,705,715         270     4,933      37,042        (295)        1,431          (550)      42,831
                                                                                                                          --------

Comprehensive income:
  Net income                             -           -         -       5,010           -             -             -        5,010
  Change in unrealized gains (losses)
    on securities available for sale,
    net of reclassification
    adjustment and tax effects           -           -         -           -           -        (1,098)            -       (1,098)
                                                                                                                          --------
    Total Comprehensive Income                                                                                              3,912
                                                                                                                          --------

  Cash dividends declared,
    $.69 per share                       -           -         -      (1,830)          -             -             -       (1,830)
  Stock options exercised                -           -       (21)          -         227             -             -          206
  Tax benefit of stock
    options exercised                    -           -        22           -                         -             -           22
  Acquisition of treasury stock          -           -         -           -        (118)            -             -         (118)
  Release of treasury stock
    for ESOP                             -           -        40           -          37             -             -           77
  Release of earned ESOP
    shares, net                          -           -       362           -           -             -           223          585
                                -------------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2004      2,705,715         270     5,336      40,222        (149)          333          (327)      45,685
                                                                                                                          --------
Comprehensive income:
  Net income                             -           -         -       5,497           -             -             -        5,497
  Change in unrealized gains (losses)
    on securities available for sale,
    net of reclassification
    adjustment and tax effects           -           -         -           -           -        (1,105)            -       (1,105)
                                                                                                                          --------

    Total Comprehensive Income                                                                                              4,392
                                                                                                                          --------

  Cash dividends declared,
    $.75 per share                       -           -         -      (1,997)          -             -             -       (1,997)
  Stock options exercised                -           -       (78)          -         228             -             -          150
  Tax benefit of stock
    options exercised                    -           -        18           -           -             -             -           18
  Acquisition of treasury stock          -           -         -           -        (819)            -             -         (819)
  Release of treasury stock
    for ESOP                             -           -         7           -         107             -             -          114
  Release of earned ESOP
    shares, net                          -           -       365           -           -             -           200          565
                                -------------------------------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2005      2,705,715        $270    $5,648     $43,722       $(633)       $ (772)        $(127)     $48,108
                                 ================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          Years Ended December 31,
                                                                                  -----------------------------------
                                                                                     2005         2004        2003
                                                                                  -----------------------------------
                                                                                    (In Thousands, Except per Share Data)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                        $   5,497    $   5,010    $   4,653
Adjustments to reconcile net income to net cash provided
         by operating activities:
                  Provision for loan losses                                             350          455          660
                  Depreciation                                                          535          544          611
                  Amortization of intangible assets                                      52           52           83
                  Deferred income taxes                                                 (37)         (81)        (249)
                  Net amortization of securities premiums and discounts                 431          540          500
                  Net realized gains on sales of securities                             (42)        (458)        (692)
                  Net increase in investment in life insurance                         (254)        (283)        (247)
                  Gain on sale of bank premises and equipment and foreclosed
                      real estate                                                        (5)         (12)         (20)
                  Gain on sale of mortgage loans                                        (64)         (67)        (192)
                  Mortgage loans originated for sale                                 (6,650)      (4,101)      (7,060)
                  Proceeds from sale of mortgage loans                                6,714        4,168        7,252
                  Tax benefit of stock options exercised                                 18           22           20
                  Release of ESOP shares                                                565          585          436
                  (Increase) decrease in accrued interest receivable
                      and other assets                                               (1,725)         884        1,315
                  Increase (decrease) in accrued interest payable and other
                      liabilities                                                     1,575         (200)        (600)
                                                                                  -----------------------------------
                           Net Cash Provided by Operating Activities                  6,960        7,058        6,470
                                                                                  -----------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
         Securities available for sale:
                  Proceeds from sales                                                 6,073       11,687       22,544
                  Proceeds from maturities and principal reductions on
                           mortgage-backed securities                                11,799       37,779       72,879
                  Purchases                                                         (18,878)     (43,331)    (106,842)
         Securities held to maturity, proceeds from maturities                        4,330           35          494
         (Increase) decrease in investment in FHLB stock                                605         (223)        (365)
         Net increase in loans                                                      (36,374)     (21,579)     (16,912)
         Purchase of life insurance                                                    --           --         (2,550)
         Purchase of bank premises and equipment                                       (446)        (445)        (221)
         Proceeds from sales of premises and equipment and foreclosed
            real estate                                                                  12           42           84
                                                                                  -----------------------------------
                           Net Cash Used in Investing Activities                    (32,879)     (16,035)     (30,889)
                                                                                  -----------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
         Net increase in deposits                                                    21,958       11,976       14,817
         Net increase (decrease) in short-term borrowings                            (4,418)      10,123        3,843
         Proceeds from long-term debt                                                 5,000         --           --
         Repayments of long-term debt                                                (5,000)        --           --
         Stock options exercised                                                        150          206          334
         ESOP purchase of shares from treasury stock                                    114           77           63
         Acquisition of treasury stock                                                 (819)        (118)         (46)
         Cash dividends paid                                                         (1,916)      (1,795)      (1,662)
                                                                                  -----------------------------------
                           Net Cash Provided by Financing Activities                 15,069       20,469       17,349
                                                                                  -----------------------------------

                           Net Increase (Decrease) in Cash and Cash Equivalents     (10,850)      11,492       (7,070)

CASH AND CASH EQUIVALENTS - BEGINNING                                                20,666        9,174       16,244
                                                                                  -----------------------------------
CASH AND CASH EQUIVALENTS - ENDING                                                $   9,816    $  20,666    $   9,174
                                                                                  ===================================

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS
     Norwood Financial Corp. (Company) is a one bank holding company. Wayne Bank
(Bank) is a wholly-owned subsidiary of the Company. The Bank is a state-chartered bank located in Honesdale, Pennsylvania. The Company derives substantially all of its income from the bank related services which include interest earnings on commercial mortgages, residential real estate mortgages, commercial and consumer loans, as well as interest earnings on investment securities and fees from deposit services to its customers. The Company is subject to regulation and supervision by the Federal Reserve Board while the Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and the Bank's wholly-owned subsidiaries, WCB Realty Corp., Norwood Investment Corp. and WTRO Properties. All intercompany accounts and transactions have been eliminated in consolidation.

Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets and the determination of other-than-temporary impairment losses on securities.

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

     Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

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

     The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated

NOTE 2 - SUMMARY  OF  SIGNIFICANT   ACCOUNTING  POLICIES  (CONTINUED)
component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

Bank Owned Life Insurance
     The Company invests in bank owned life insurance ("BOLI") as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on a chosen group of employees. The Company is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies and is included in other assets in the amount of $7,213,000 and $6,959,000 at

NOTE 2 -  SUMMARY  OF SIGNIFICANT   ACCOUNTING  POLICIES  (CONTINUED)
December 31, 2005 and 2004, respectively. Income from the increase in cash surrender value of the policies is included in other income on the income statement.

Intangible Assets
     Intangible assets represent goodwill arising from acquisitions. Goodwill represents the excess cost of an acquisition over the fair value of the net assets acquired. On January 1, 2002, the Company adopted SFAS 142, "Goodwill and Other Intangible Assets," and SFAS 147, "Accounting for Certain Acquisitions of Banking and Thrift Institutions." At December 31, 2005 and 2004, the Company had intangible assets of $273,000 and $325,000, which is net of accumulated amortization of $507,000 and $455,000, which are included in other assets. These intangible assets will continue to be amortized on a straight-line basis over fifteen years under the provisions of SFAS 142 and SFAS 147. Amortization expense related to intangible assets was $52,000, $52,000, and $83,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Future amortization expense for the next five years will be $52,000 per year.

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

Stock Option Plans
     The Company accounts for its stock option plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation. No stock options were granted in 2005.

                                                                     YEARS ENDED DECEMBER 31,
                                                                -----------------------------------
                                                                   2005       2004          2003
                                                                -----------------------------------
                                                               (In Thousands, Except Per Share Data)
Net income, as reported                                         $   5,497    $   5,010    $   4,653
         Total stock-based employee compensation
                  expense determined under fair value based
                  method for all awards, net of related taxes        (194)        (143)         (50)
                                                                -----------------------------------
Pro forma net income                                            $   5,303    $   4,867    $   4,603
                                                                ===================================

Earnings per share (basic):
         As reported                                            $    2.06    $    1.89    $    1.79
         Pro forma                                              $    1.99    $    1.84    $    1.77

Earnings per share (assuming dilution):
         As reported                                            $    2.02    $    1.85    $    1.75
         Pro forma                                              $    1.95    $    1.80    $    1.74

The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option  pricing  model  with  the  following   weighted  average
assumptions:

                                                                     YEARS ENDED DECEMBER 31,
                                                                -----------------------------------
                                                                   2005       2004          2003
                                                                -----------------------------------
Dividend yield                                                    -  %       2.61%         2.68%
Expected life                                                     -        7 years      8 years
Expected volatility                                               -  %      34.66%        27.97%
Risk-free interest rate                                           -  %       3.80%         3.97%
Weighted average fair value of options granted                $   -         $9.97         $6.97

No stock options were granted in the year ended December 31, 2005.

Cash Flow Information
     For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks and federal funds sold.

     Cash payments for interest for the years ended December 31, 2005, 2004 and 2003 were $6,014,000, $5,103,000, and $6,368,000, respectively. Cash payments for income taxes for the years ended December 31, 2005, 2004 and 2003 were $2,449,000, $1,941,000, and $1,802,000, respectively. Non-cash investing
activities  for  2005,  2004  and  2003  included   foreclosed   mortgage  loans
transferred to foreclosed real estate and repossession of other assets of $112,000, $281,000, and $610,000, respectively.

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

Comprehensive Income
     Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

     The components of other comprehensive income and related tax effects are as follows:

                                                                     YEARS ENDED DECEMBER 31,
                                                                -----------------------------------
                                                                   2005       2004          2003
                                                                -----------------------------------
                                                                          (In Thousands)
Unrealized holding losses on available for sale securities       $(1,636)    $(1,204)     $  (901)
Reclassification adjustment for gains realized in income              42         458          692
                                                                 --------------------------------
         Net Unrealized Losses                                    (1,678)     (1,662)      (1,593)

Income tax benefit                                                  (573)       (564)        (533)
                                                                 --------------------------------
         Net of Tax Amount                                       $(1,105)    $(1,098)     $(1,060)
                                                                 ================================

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

New Accounting Standards
SFAS 123(R)
     In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123(R), "Share-Based Payment." Statement No. 123(R) revised Statement No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No.25, "Accounting for Stock Issued to Employees", and its related implementation guidance. Statement No. 123(R) will require compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. This statement is effective as of the beginning of the first annual reporting period that begins after June 15, 2005.

     The Company expects the adoption of SFAS No. 123R to have a negative impact on its consolidated financial position, results of operations, and cash flows. See Note 2, "Summary of Significant Accounting Policies," of the Notes to Consolidated Financial Statements for information related to the pro forma effects on the Company's reported net income and net income per share of applying the fair value recognition provisions of the previous SFAS No. 123 to stock-based compensation.

FSP FAS No. 115-1 and FAS 124-1
     In March 2004, the EITF reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF 03-1 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under SFAS 115 and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. In November 2005, the FASB approved the issuance of FASB Staff Position FAS No. 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The FSP addresses when an investment is considered impaired, whether the impairment is other-than-temporary and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary. The FSP is effective for reporting periods beginning after December 15, 2005 with earlier application permitted. For the Company, the effective date will be the first quarter of fiscal 2006. The adoption of this accounting principle is not expected to have a significant impact on the Company's consolidated financial position or results of operations.

FSP FAS No. 123R-3
     In November 2005, the FASB issued final FASB Staff Position FAS No.123R-3, "Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards." The FSP provides an alternative method of calculating excess tax benefits (the APIC pool) from the method defined in FAS No. 123R for share-based payments. A one-time election to adopt the transition method in this FSP is available to those entities adopting FAS No.123R using either the modified retrospective or modified prospective method. Up to one year from the initial adoption of FAS No. 123R or the effective date of the FSP is provided to make this one-time election. However, until an entity makes its election, it must follow the guidance in FAS No.123R. FSP No.123R-3 is effective upon initial adoption of FAS No.123R and will become effective for the Company the first quarter of fiscal 2006. The Company is currently evaluating the potential impact of calculating the APIC pool with this alternative method and has not determined which method will be adopted, nor the expected impact on the consolidated financial position or results of operations.

FSP FAS No. 123R-2
     In October 2005, the FASB issued FASB Staff Position FAS No. 123(R)-2, "Practical Accommodation to the Application of Grant Date as Defined in FAS No. 123(R)" ("FSP No. 123(R)-2"). FSP No. 123(R)-2 provides guidance on the application of grant date as defined in SFAS No. 123(R). In accordance with this standard a grant date of an award exists if a) the award is a unilateral grant and b) the key terms and conditions of the award are expected to be communicated to an individual recipient within a relatively short time period from the date of approval. The Company will adopt this standard when it adopts SFAS No. 123(R), and it will not have a material impact on the consolidated financial position or results of operations.

NOTE 3 - SECURITIES
The amortized cost and fair value of securities were as follows:

                                                                             DECEMBER 31, 2005
                                                              ---------------------------------------------
                                                                              GROSS      GROSS
                                                              AMORTIZED     UNREALIZED  UNREALIZED   FAIR
                                                                 COST         GAINS      LOSSES      VALUE
                                                              ---------------------------------------------
                                                                                (In Thousands)
AVAILABLE FOR SALE:
         U.S. Treasuries                                      $  2,008       $    -    $    (19)   $  1,989
         U.S. Government agencies                               53,180            -      (1,184)     51,996
         States and political subdivisions                      19,810          141        (228)     19,723
         Corporate obligations                                  10,708            2        (260)     10,450
         Mortgage-backed securities                             30,675           17        (738)     29,954
                                                              ---------------------------------------------
                                                               116,381          160      (2,429)    114,112
         Equity securities                                         586        1,118          (2)      1,702
                                                              ---------------------------------------------
                                                              $116,967       $1,278    $ (2,431)   $115,814
                                                              =============================================
HELD TO MATURITY:
         States and political subdivisions                    $  1,452       $   28    $     -     $  1,480
                                                              =============================================
                                                                             DECEMBER 31, 2004
                                                              ---------------------------------------------
                                                                              GROSS      GROSS
                                                              AMORTIZED     UNREALIZED  UNREALIZED   FAIR
                                                                 COST         GAINS      LOSSES      VALUE
                                                              ---------------------------------------------
                                                                                (In Thousands)
AVAILABLE FOR SALE:

         U.S. Treasuries                                      $  2,030       $   --    $   (16)    $  2,014
         U.S. Government agencies                               47,764            6       (619)      47,151
         States and political subdivisions                      18,377          234        (79)      18,532
         Corporate obligations                                  15,428           55       (175)      15,308
         Mortgage-backed securities                             32,269           82       (291)      32,060
                                                              ---------------------------------------------
                                                               115,868          377     (1,180)     115,065
         Equity securities                                         539        1,329         --        1,868
                                                              ---------------------------------------------
                                                              $116,407       $1,706    $(1,180)    $116,933
                                                              =============================================

HELD TO MATURITY:
         States and political subdivisions                    $  5,724       $  154    $    --     $  5,878
                                                              =============================================

     The following tables show the Company's investments' gross unrealized losses and fair value, aggregated by length of time that individual securities have been in a continuous unrealized loss position:

                                                                DECEMBER 31, 2005
                                    ----------------------------------------------------------------------
                                       LESS THAN 12 MONTHS        12 MONTHS OR MORE        TOTAL
                                    ---------------------------------------------------------------------
                                      FAIR       UNREALIZED     FAIR    UNREALIZED   FAIR      UNREALIZED
                                      VALUE        LOSSES       VALUE     LOSSES     VALUE       LOSSES
                                    ---------------------------------------------------------------------
                                                                  (In Thousands)

U.S. Treasuries                    $      -     $      -        $  1,989    $   (19)    $  1,989  $   (19)
U.S. Government agencies             11,378         (122)         40,618     (1,062)      51,996   (1,184)
States and political subdivisions     6,014          (78)          4,797       (150)      10,811     (228)
Corporate obligations                     -            -           9,452       (260)       9,452     (260)
Mortgage-backed securities           14,675         (225)         14,380       (513)      29,055     (738)
Equity securities                        34           (2)              -           -          34       (2)
                                   ----------------------------------------------------------------------
                                   $ 32,101     $   (427)       $ 71,236    $(2,004)    $103,337  $(2,431)
                                   ======================================================================
                                                                DECEMBER 31, 2004
                                    ----------------------------------------------------------------------
                                       LESS THAN 12 MONTHS        12 MONTHS OR MORE        TOTAL
                                    ---------------------------------------------------------------------
                                      FAIR       UNREALIZED     FAIR    UNREALIZED   FAIR      UNREALIZED
                                      VALUE        LOSSES       VALUE     LOSSES     VALUE       LOSSES
                                    ---------------------------------------------------------------------
                                                                  (In Thousands)

U.S. Treasuries                     $  2,014    $    (16)   $     --    $     --    $  2,014    $    (16)
U.S. Government agencies              36,349        (421)      6,796        (198)     43,145        (619)
States and political subdivisions      5,342         (69)        373         (10)      5,715         (79)
Corporate obligations                 13,247        (175)         --           --     13,247        (175)
Mortgage-backed securities            18,540        (124)      6,496        (167)     25,036        (291)
                                    ---------------------------------------------------------------------
                                    $ 75,492    $   (805)   $ 13,665    $   (375)   $ 89,157    $ (1,180)
                                    =====================================================================

     At December 31, 2005, the Company has 41 securities in the less than twelve months category and 82 securities in the twelve months or more category. In management's opinion, the unrealized losses reflect changes in interest rates subsequent to the acquisition of specific securities. Management believes that the unrealized losses represent temporary impairment of the securities, as the Company has the intent and ability to hold these investments until maturity or market price recovery.

     The amortized cost and fair value of securities as of December 31, 2005 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

                                                Available for Sale      Held to Maturity
                                                -----------------------------------------
                                                Amortized    Fair     Amortized    Fair
                                                  Cost       Value       Cost     Value
                                                -----------------------------------------
                                                             (In Thousands)
Due in one year or less                          $ 23,981   $ 23,701   $    --   $    --
Due after one year through five years              50,643     49,299        --        --
Due after five years through ten years              6,632      6,636       647       666
Due after ten years                                 4,450      4,522       805       814
                                                 ---------------------------------------
                                                   85,706     84,158     1,452     1,480
Mortgage-backed securities                         30,675     29,954        --        --
                                                 ---------------------------------------
                                                 $116,381   $114,112   $ 1,452   $ 1,480
                                                 =======================================

     Gross realized gains and gross realized losses on sales of securities available for sale were $107,000 and $65,000, respectively, in 2005, $475,000 and $17,000, respectively, in 2004 and $723,000 and $31,000, respectively, in 2003.

     Securities with a carrying value of $41,959,000 and $45,424,000 at December 31, 2005 and 2004, respectively, were pledged to secure public deposits, U.S. Treasury demand notes, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

NOTE 4 - LOANS  RECEIVABLE  AND ALLOWANCE FOR LOAN LOSSES
     The components of loans receivable at December 31 were as follows:

                                                         2005            2004
                                                      -------------------------
                                                             (In Thousands)
Real estate:
   Residential                                        $ 100,705       $  90,606
   Commercial                                           133,495         111,164
   Construction                                           5,944           4,890
Commercial, financial and agricultural                   26,755          20,263
Consumer loans to individuals                            24,353          28,193
                                                      -------------------------
                                                        291,252         255,116
Unearned income and deferred fees                          (362)           (359)
Allowance for loan losses                                (3,669)         (3,448)
                                                      -------------------------
                                                      $ 287,221       $ 251,309
                                                      =========================

The following  table  presents  changes in the allowance for loan losses:

                                                    YEARS ENDED DECEMBER 31,
                                              ---------------------------------
                                                 2005        2004          2003
                                              ---------------------------------
                                                        (In Thousands)

Balance, beginning                            $ 3,448      $ 3,267      $ 3,146
         Provision for loan losses                350          455          660
         Recoveries                                81          108           96
         Loans charged off                       (210)        (382)        (635)
                                              ---------------------------------
Balance, ending                               $ 3,669      $ 3,448      $ 3,267
                                              =================================

     The recorded investment in impaired loans, not requiring an allowance for loan losses was $310,000 and $-0- at December 31, 2005 and 2004, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $-0- and $-0- at December 31, 2005 and 2004, respectively. For the years ended December 31, 2005, 2004 and 2003, the average recorded investment in these impaired loans was $316,000, $-0-, and $337,000 and the interest income recognized on these impaired loans was $11,000, $-0-, and $30,000, respectively.

     Loans on which the accrual of interest has been discontinued amounted to $341,000 and $40,000 at December 31, 2005 and 2004, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $12,000 and $27,000 at December 31, 2005 and 2004, respectively.

NOTE 5 - PREMISES AND EQUIPMENT
     Components of premises and equipment at December 31 are as follows:

                                                        2005              2004
                                                     --------------------------
                                                           (In Thousands)

Land and improvements                                $    925          $    925
Buildings and improvements                              7,318             6,897
Furniture and equipment                                 3,956             3,977
                                                     --------------------------
                                                       12,199            11,799
Accumulated depreciation                               (6,806)           (6,310)
                                                     --------------------------
                                                     $  5,393          $  5,489
                                                     ==========================

     Certain facilities are leased under various operating leases. Rental expense for these leases was $203,000, $147,000, and $109,000 for the years ended December 31, 2005, 2004 and 2003. Future minimum rental commitments under noncancellable leases as of December 31, 2005 were as follows (in thousands):

                                                             2006         $  187
                                                             2007            184
                                                             2008            154
                                                             2009            147
                                                             2010            146
                                                             Thereafter    1,692
                                                                          ------
                                                                          $2,510
                                                                          ======

NOTE 6 - DEPOSITS
     Aggregate  time  deposits  in   denominations  of  $100,000  or  more  were
$48,857,000 and $33,283,000 at December 31, 2005 and 2004, respectively.

     At December 31, 2005, the scheduled maturities of time deposits are as follows (in thousands):

                                                                 2006   $ 96,335
                                                                 2007     32,466
                                                                 2008      7,927
                                                                 2009      3,399
                                                                 2010      3,342
                                                                        --------
                                                                        $143,469
                                                                        ========

                                       45
NOTE 7 - BORROWINGS
     Short-term borrowings at December 31 consist of the following:

                                                               2005        2004
                                                             -------------------
                                                                (In Thousands)

Securities sold under agreements to repurchase               $12,464     $13,982
Federal funds purchased                                        5,100        --
Short-term FHLB advances                                        --         8,000
U.S. Treasury demand notes                                     1,000       1,000
                                                             -------------------
                                                             $18,564     $22,982
                                                             ===================

     The outstanding balances and related information of short-term borrowings are summarized as follows:

                                                        Years Ended December 31,
                                                        ------------------------
                                                           2005       2004
                                                        ------------------------
                                                         (Dollars In Thousands)
Average balance during the year                         $ 15,059    $ 12,965
Average interest rate during the year                       2.76%       1.17%
Maximum month-end balance during the year               $ 24,956    $ 22,982
Weighted average interest rate at the end of the year       3.76%       1.83%

     Securities sold under agreements to repurchase generally mature within one day to one year from the transaction date. Securities with an amortized cost and fair value of $14,768,000 and $14,396,000 at December 31, 2005 and $15,757,000
and $15,495,000 at December 31, 2004 were pledged as collateral for these agreements. The securities underlying the agreements were under the Company's control.

     The Company has a line of credit commitment available from the Federal Home Loan Bank (FHLB) of Pittsburgh for borrowings of up to $20,000,000 which expires in December 2006. There were no borrowings under this line at December 31, 2005 and 2004. The Company has a line of credit commitment available from Atlantic Central Bankers Bank for $7,000,000 and Wachovia Bank for $2,000,000. There were no borrowings under these lines of credit at December 31, 2005 and 2004. The Company has a line of credit commitment (Federal Funds) available from the Bank of Lancaster County for $8,000,000. There was $5,100,000 of borrowings under this line of credit at December 31, 2005 and $-0- at December 31, 2004. The Company had two $4,000,000 short-term advances from the FHLB outstanding as of December 31, 2004 at interest rates of 2.51% and 2.30%. There were no similar type borrowings as of December 31, 2005.

     Long-term debt consisted of the following at December 31, 2005 and 2004:

                                                               2005     2004
                                                            --------------------
                                                               (In Thousands)
Notes with the Federal Home Loan Bank (FHLB):
  Convertible note due April 2005 at 6.13%                  $    --      $ 5,000
  Convertible note due December 2006 at 6.19%                 5,000        5,000
  Fixed rate note due April 2008 at 4.17%                     5,000           --
  Convertible note due April 2009 at 4.83%                    5,000        5,000
  Convertible note due April 2009 at 5.07%                    5,000        5,000
  Convertible note due January 2011 at 5.24%                  3,000        3,000
                                                            --------------------
                                                            $23,000      $23,000
                                                            ====================

     The convertible notes contain an option which allows the FHLB, at quarterly intervals, to change the note to an adjustable-rate advance at three-month LIBOR plus 11 to 16 basis points. If the notes are converted, the option allows the Bank to put the funds back to the FHLB at no charge.

     Contractual maturities of long-term debt at December 31, 2005 are as follows (in thousands):

                                                            2006         $ 5,000
                                                            2007              --
                                                            2008           5,000
                                                            2009          10,000
                                                            2010              --
                                                            Thereafter     3,000
                                                                         -------
                                                                         $23,000
                                                                         =======

     The Bank's maximum borrowing capacity with the Federal Home Loan Bank was $155,671,000 of which $23,000,000 was outstanding at December 31, 2005. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.

NOTE 8 - EMPLOYEE BENEFIT PLANS
     The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan. The plan permits employees to make pre-tax contributions between 2% and 100% of the employee's compensation. The amount of contributions to the plan, including matching contributions, is at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan after one year of employment. Employee contributions are vested at all times, and any Company contributions are fully vested after five years. The Company's contributions are expensed as the cost is incurred, funded currently, and amounted to $207,000, $185,000, and $192,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

     The Company has a non-qualified supplemental executive retirement plan for the benefit of certain executive officers. At December 31, 2005 and 2004, other liabilities include approximately $720,000 and $580,000 accrued under the Plan. Compensation expense includes approximately $140,000, $130,000, and $124,000 relating to the supplemental executive retirement plan for 2005, 2004 and 2003, respectively. To fund the benefits under this plan, the Company is the owner of single premium life insurance policies on participants in the non-qualified retirement plan. At December 31, 2005 and 2004, the cash value of these policies was $7,213,000 and $6,959,000, respectively.

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

     As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of debt service paid in the year. The Company accounts for its leveraged ESOP in accordance with Statement of Position 93-6. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and dividends on unearned ESOP shares are recorded as a reduction of debt. Dividends recorded as a reduction of debt were $23,000 and $34,000 for the years ended December 31, 2005 and 2004, respectively. The total employer contribution was $193,000 and $185,000 for the years ended December 31, 2005 and 2004, respectively.

     Compensation expense for the ESOP was $588,000, $530,000, and $428,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

     The status of the ESOP shares at December 31 are as follows:

                                                             2005          2004
                                                         -----------------------
Allocated shares                                          143,929        132,934
Shares released from allocation                            24,253         17,066
Unreleased shares                                          13,636         31,818
                                                         -----------------------
                  Total ESOP shares                       181,818        181,818
                                                         =======================

Fair value of unreleased shares                          $440,000     $1,125,000
                                                         =======================

NOTE 9 - INCOME TAXES
     The components of the provision for federal income taxes are as follows:

                                                YEARS ENDED DECEMBER 31,
                                      -----------------------------------------
                                        2005              2004            2003
                                      -----------------------------------------
                                                    (IN THOUSANDS)
Current                               $ 2,378          $ 2,084          $ 1,943
Deferred                                  (37)             (81)            (249)
                                      -----------------------------------------
                                      $ 2,341          $ 2,003          $ 1,694
                                      =========================================

     Deferred income taxes reflect temporary differences in the recognition of the revenue and expenses for tax reporting and financial statement purposes, principally because certain items, such as, the allowance for loan losses and loan fees are recognized in different periods for financial reporting and tax return purposes. A valuation allowance has not been established for deferred tax assets. Realization of the deferred tax assets is dependent on generating sufficient taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. Deferred tax assets are recorded in other assets.

     Income tax expense of the Company is less than the amounts computed by applying statutory federal income tax rates to income before income taxes because of the following:

                                                                           PERCENTAGE OF INCOME
                                                                           BEFORE INCOME TAXES
                                                                       ------------------------------
                                                                         YEARS ENDED DECEMBER 31,
                                                                       ------------------------------
                                                                       2005        2004         2003
                                                                       ------------------------------
Tax at statutory rates                                                 34.0%       34.0%        34.0%
Tax exempt interest income, net of interest expense disallowance       (4.7)       (5.6)        (6.0)
Increase in fair market value of ESOP                                   1.6         1.7          1.3
Low-income housing tax credit                                             -        -            (0.9)
Earnings on life insurance                                             (1.1)       (1.4)        (1.4)
Other                                                                   0.1        (0.1)        (0.3)
                                                                       ------------------------------
                                                                       29.9%       28.6%        26.7%
                                                                       ==============================

     The income tax provision includes $14,000, $156,000, and $235,000 of income taxes relating to realized securities gains for the years ended December 31, 2005, 2004, and 2003, respectively.

     The net deferred tax asset included in other assets in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

                                                                 2005      2004
                                                               -----------------
                                                                 (In Thousands)
Deferred tax assets:
         Allowance for loan losses                             $1,070     $  983
         Deferred compensation                                    252        204
         Intangible assets                                        120        146
         Net unrealized losses on securities                      380         --
         Other                                                      4          1
                                                               -----------------
                  Total Deferred Tax Assets                     1,826      1,334
                                                               -----------------

Deferred tax liabilities:
         Net unrealized gains on securities                        --        193
         Premises and equipment                                   254        253
         Deferred loan fees                                       271        197
                                                               -----------------
                  Total Deferred Tax Liabilities                  525        643
                                                               -----------------
                  Net Deferred Tax Asset                       $1,301     $  691
                                                               =================

NOTE 10 - TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS
     Certain directors and executive officers of the Company, their families and their affiliates are customers of the Bank. Any transactions with such parties, including loans and commitments, were in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time and did not represent more than normal risks. At December 31, 2005 and 2004 such loans amounted to $3,130,000 and $2,483,000, respectively. During 2005, new loans to such related parties totaled $711,000 and repayments and other reductions aggregated $64,000.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2005, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2005, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are presented in the table:

                                                                                                       TO BE WELL
                                                                                                    CAPITALIZED UNDER
                                                                         FOR CAPITAL ADEQUACY       PROMPT CORRECTIVE
                                                       ACTUAL                  PURPOSES             ACTION PROVISIONS
                                                --------------------------------------------------------------------------
                                                AMOUNT       RATIO        AMOUNT       RATIO        AMOUNT       RATIO
                                                --------------------------------------------------------------------------
                                                                       (Dollars in Thousands)
AS OF DECEMBER 31, 2005:
     Total capital (to risk-weighted
         assets)                               $51,033        16.41%    $=>24,879      =>8.00%    $=>31,098      =>10.00%
     Tier 1 capital (to risk-weighted
         assets)                                46,986        15.11      =>12,438      =>4.00      =>18,658       =>6.00
     Tier 1 capital (to average assets)         46,986        10.84      =>17,338      =>4.00      =>21,673       =>5.00

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

     The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at December 31, 2005 and 2004 was approximately $308,000 and $306,000, respectively.

     Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2005, $41,190,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above. Under Federal Reserve regulations, the Bank is limited as to the amount it may lend affiliates, including the Company, unless such loans are collateralized by specific obligations.

NOTE 12 - STOCK OPTION PLANS
     The Company adopted a Stock Option Plan for the officers and employees of the Company in 1995. An aggregate of 750,000 shares of authorized but unissued common stock of the Company were reserved for future issuance under the Plan. In 1999, the Company adopted the Directors Stock Compensation Plan with an aggregate of 26,400 shares reserved for issuance under the Plan. The stock options typically have expiration terms of ten years subject to certain extensions and early terminations and vest over periods ranging from six months to one year from the date of grant. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted. There were no options granted under either plan in 2005, as both plans have expired.

         A  summary  of  the  Company's   stock  option   activity  and  related
information for the years ended December 31 follows:

                                         2005                  2004                  2003
                                  ---------------------------------------------------------------------
                                              WEIGHTED              WEIGHTED               WEIGHTED
                                               AVERAGE               AVERAGE                AVERAGE
                                              EXERCISE              EXERCISE               EXERCISE
                                  OPTIONS       PRICE   OPTIONS       PRICE    OPTIONS       PRICE
                                  ---------------------------------------------------------------------
Outstanding, beginning of year    142,854    $   19.16  141,607    $   16.85    145,830    $   14.92
         Granted                       --           --   19,500        31.50     21,644        25.15
         Exercised                 (9,239)       16.21  (14,860)       13.80    (25,867)       12.90
         Forfeited                     --           --   (3,393)       16.97         --           --
                                  ---------------------------------------------------------------------
Outstanding, end of year          133,615    $   19.37  142,854    $   19.16    141,607    $   16.85
                                  =====================================================================
Exercisable, at end of year       133,615    $   19.37
                                  ====================

         Exercise prices for options outstanding as of December 31, 2005 ranged from $10.88 to $31.50 per share. The weighted average remaining contractual life is 5.7 years.

NOTE 13 - EARNINGS PER SHARE

The following table sets forth the computations of basic and diluted earnings per share:

                                                                       Years Ended December 31,
                                                                   -------------------------------
                                                                     2005        2004        2003
                                                                   -------------------------------
                                                                (In Thousands, Except per Share Data)
Numerator, net income                                               $5,497      $5,010       $4,653
                                                                   ===============================
Denominator:
         Denominator for basic earnings per share, weighted
                  average shares                                    2,667       2,647        2,605
         Effect of dilutive securities, employee stock options         56          56           47
                                                                   -------------------------------
Denominator for diluted earnings per share, adjusted
         weighted average shares and assumed conversions            2,723       2,703        2,652
                                                                   ===============================

Basic earnings per common share                                    $ 2.06      $ 1.89       $ 1.79
                                                                   -------------------------------
Diluted earnings per common share                                  $ 2.02      $ 1.85       $ 1.75
                                                                   ===============================

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

     A summary of the Bank's financial instrument commitments is as follows:

                                                                 December 31,
                                                           ---------------------
                                                             2005          2004
                                                           ---------------------
                                                               (In Thousands)

Commitments to grant loans                                 $16,078       $15,748
Unfunded commitments under lines of credit                  29,969        30,611
Standby letters of credit                                    6,791         1,791
                                                           ---------------------
                                                           $52,838       $48,150
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

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit when deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2005 and 2004 for guarantees under standby letters of credit issued is not material.

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

     The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at December 31, 2005 and 2004:

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

o The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity time deposits is estimated using the rates currently offered for deposits for similar remaining maturities.

o    The fair value of short-term borrowings approximates their carrying amount.

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

The estimated fair values of the Company's financial instruments are as follows:

                                                           DECEMBER 31, 2005    DECEMBER 31, 2004
                                                          -----------------------------------------

                                                          CARRYING    FAIR     CARRYING     FAIR
                                                           AMOUNT     VALUE     AMOUNT      VALUE
                                                          -----------------------------------------
                                                                       (In Thousands)
Financial assets:
         Cash and due from banks, interest-bearing
           deposits with banks and federal
           funds sold                                     $  9,816   $  9,816   $ 20,666   $ 20,666
         Securities                                        117,266    117,294    122,657    122,811
         Loans receivable, net                             287,221    282,623    251,309    253,369
         Investment in FHLB stock                            1,620      1,620      2,225      2,225
         Accrued interest receivable                         1,812      1,812      1,641      1,641

Financial liabilities:
         Deposits                                          340,603    340,124    318,645    318,454
         Short-term borrowings                              18,564     18,564     22,982     22,982
         Long-term debt                                     23,000     23,194     23,000     24,030
         Accrued interest payable                            1,691      1,691      1,200      1,200

Off-balance sheet financial instruments:
         Commitments to extend credit and outstanding
                  letters of credit                            --          --        --          --

NOTE 16 - NORWOOD FINANCIAL CORP. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS                                         DECEMBER 31,
                                                   --------------------
                                                      2005       2004
                                                   --------------------
                                                      (In Thousands)
                       ASSETS
Cash on deposit in bank subsidiary                 $   989      $ 1,668
Securities available for sale                          753          744
Investment in bank subsidiary                       46,316       43,792
Other assets                                           700           68
                                                   --------------------
                                                   $48,758      $46,272
                                                   ====================

        LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities                                        $   650      $   587
Stockholders' equity                                48,108       45,685
                                                   --------------------
                                                   $48,758      $46,272
                                                   ====================
                 STATEMENTS OF INCOME
                                                     YEARS ENDED DECEMBER 31,
                                                  -----------------------------
                                                     2005      2004      2003
                                                  -----------------------------
                                                         (In Thousands)
Income:
  Dividends from bank subsidiary                  $ 1,997    $ 1,830    $ 1,693
  Interest income from bank subsidiary                 16         19         29
  Other interest income                                26         22         16
                                                  -----------------------------
                                                    2,039      1,871      1,738
Expenses                                              198        147        187
                                                  -----------------------------
                                                    1,841      1,724      1,551
Income tax expense (benefit)                          (53)       (36)       (49)
                                                  -----------------------------
                                                    1,894      1,760      1,600
Equity in undistributed earnings of subsidiary      3,603      3,250      3,053
                                                  -----------------------------
NET INCOME                                        $ 5,497    $ 5,010    $ 4,653
                                                  =============================

STATEMENTS OF CASH FLOWS                                   YEARS ENDED DECEMBER 31,
                                                         -----------------------------
                                                           2005       2004       2003
                                                         -----------------------------
                                                                (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                             $ 5,497    $ 5,010    $ 4,653
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Undistributed earnings of bank subsidiary           (3,603)    (3,250)    (3,053)
      Release of ESOP shares                                 565        585        436
      Other, net                                            (615)       (40)       (56)
                                                         -----------------------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                1,844      2,305      1,980
                                                         -----------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in bank subsidiary                               --         --     (1,000)
  Purchase of securities available for sale                  (52)      (125)       (95)
                                                         -----------------------------
  NET CASH USED IN INVESTING ACTIVITIES                      (52)      (125)    (1,095)
                                                         -----------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Stock options exercised                                    150        206        334
  ESOP purchase of shares from treasury stock                114         77         63
  Acquisition of treasury stock                             (819)      (118)       (46)
  Cash dividends paid                                     (1,916)    (1,795)    (1,662)
                                                         -----------------------------
  NET CASH USED IN FINANCING ACTIVITIES                   (2,471)    (1,630)    (1,311)
                                                         -----------------------------
  NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS      (679)       550       (426)

CASH AND CASH EQUIVALENTS - BEGINNING                      1,668      1,118      1,544
                                                         -----------------------------
CASH AND CASH EQUIVALENTS - ENDING                       $   989    $ 1,668    $ 1,118
                                                         =============================

INVESTOR INFORMATION

STOCK LISTING

     Norwood Financial Corp. stock is traded on the Nasdaq Market under the symbol NWFL. The following firms are known to make a market in the Company's stock:

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

DIVIDEND CALENDAR
     Dividends on Norwood Financial Corp. common stock, if approved by the Board of Directors are customarily paid on or about February 1, May 1, August 1 and November 1.

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

SEC REPORTS AND ADDITIONAL INFORMATION
     A copy of the Company's report on Form 10-K for its fiscal year ended December 31, 2005 including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission may be obtained upon written request of any stockholder, investor or analyst by contacting Lewis J. Critelli, Executive Vice President and Chief Financial Officer, Norwood Financial Corp., 717 Main Street, PO Box 269, Honesdale, PA 18431, 570-253-1455.


                                NORWOOD FINANCIAL CORP - DIRECTORY OF OFFICERS

Russell L. Ridd         Chairman of the Board           Laurie J. Bishop        Assistant Community Office Manager


William W. Davis, Jr.   President & Chief Executive     Denise Finagan          Assistant Community Office Manager
                        Officer

Lewis J. Critelli       Executive Vice President &      Lorraine M. Gallik      Commercial Loan Administration Manager
                        Chief Financial Officer

Edward C. Kasper        Senior Vice President           Marianne M. Glamann     Community Office Manager

John H. Sanders         Senior Vice President           Sandra Halas            Wealth Management Investment Officer

Joseph A. Kneller       Senior Vice President           Gary D. Henry           Consumer Lending Officer

John E. Marshall        Secretary                       Annette A. Jurkowski    Wealth Management Operations Manager

WAYNE BANK
                                                        Thomas Kowalski         Resource Recovery Manager
Russell L. Ridd         Chairman of the Board

William W. Davis, Jr.   President & Chief Executive     Jill Melody             Assistant Community Office Manager
                        Officer

Lewis J. Critelli       Executive Vice President &      Teresa Melucci          Assistant Community Office Manager
                        Chief Financial Officer
                                                        Linda M. Moran          Marketing Officer

Edward C. Kasper        Senior Vice President &         William E. Murray       Mortgage Originator
                        Senior Loan Officer/
                        Corporate Bank                  Sarah J. Rapp           Human Resources Officer

                                                        Diane L. Richter        Assistant Community Office Manager
John H. Sanders         Senior Vice President/Retail
                        Bank                            Barry L. Searer         Wealth Management Consultant

                                                        Toni M. Stenger         Assistant Community Office Manager
Joseph A. Kneller       Senior Vice President
                                                        Doreen A. Swingle       Residential Mortgage Lending Officer
Wayne D. Wilcha         Senior Vice President &
                        Trust Officer                   Karen Vashlishan        Compliance Officer

John E. Marshall        Secretary                       Karen Verbeke           Community Office Manager

                                                        Nancy M. Worobey        Community Office Manager
Robert J. Behrens, Jr.  Vice President
                                                        Renee Wyant             Community Office Manager
John F. Carmody         Vice President

Carolyn K. Gwozdziewycz Vice President                  NORWOOD INVESTMENT CORP

Nancy A. Hart           Vice President, Controller &    William W. Davis, Jr.   President & Chief Executive Officer
                        Assistant Secretary
                                                        Lewis J. Critelli       Executive Vice President
William J. Henigan, Jr. Vice President
                                                        Scott C. Rickard        Investment Representative,
William R. Kerstetter   Vice President                                          Invest Financial Corporation

Mary Alice Petzinger    Vice President

                                                        MONROE COUNTY ASSOCIATE BOARD
Barabara A. Ridd        Vice President
                                                        Michael J. Baxter       James H. Ott
Eli T. Tomlinson        Vice President
                                                        Sara Cramer             Ron Sarajian
James D. Dyson          Assistant Vice President
                                                        Andrew Forte            Ray Price
JoAnn Fuller            Assistant Vice President
                                                        Ralph A. Matergia, Esq. Marvin Papillon
Karen R. Gasper         Internal Auditor &
                        Assistant Vice President        Randy R. Motts          Robert L. Weseloh, CPA

Raymond C. Hebden       Assistant Vice President

Katherine A. Horan      Assistant Vice President

Norma J. Kuta           Assistant Vice President

Kelly J. Lalley         Assistant Vice President &
                        Assistant Secretary

Jennifer M. Witowic     Assistant Vice President
