Form 10-K, Exhibit 13
period 2006-12-31
NORWOOD FINANCIAL CORP
filed 2007-03-22
CIK 1013272

[GRAPHIC OMITTED]

                          MAIN STREET HONESDALE, 1912

     Wayne County Fair Parade proceeds down Main Street in Honesdale, 1912. Fair President W.J. Ferguson rides on the first carriage with Amos Ward, Marshall. Note the ox-drawn cart and muddy street.

--------------------------------------------------------------------------------


               A HERITAGE OF HARD WORK, DILIGENCE AND ACHIEVEMENT


                               [GRAPHIC OMITTED]





NORWOOD FINANCIAL CORP.              o                       2006 ANNUAL REPORT

                               [GRAPHIC OMITTED]

                            MAIN STREET - CIRCA 1942




Color postcard depicting Honesdale in the 1930s-40s. Note Wayne Bank, the yellow-pillared building on the right.

-------------------------------------------------------------------------------

                       SUMMARY OF SELECTED FINANCIAL DATA
                 (dollars in thousands, except per share data)


  For the years ended December 31,              2006      2005       2004        2003        2002
  --------------------------------------------------------------------------------------------------
  Net interest income                        $ 16,183   $ 15,263    $ 14,012    $ 13,322    $ 13,951
  Provision for loan losses                       220        350         455         660         630
  Other income                                  3,517      3,506       3,088       2,801       2,577
  Net realized gains on sales of securities        66         42         458         692         427

  Other expense                                10,957     10,623      10,090       9,808      10,349
  Income before income taxes                    8,589      7,838       7,013       6,347       5,976
  Income tax expense                            2,679      2,341       2,003       1,694       1,623
  Net Income                                 $  5,910   $  5,497    $  5,010    $  4,653    $  4,353

  Net income per share-Basic                 $   2.11   $   1.96*   $   1.80*   $   1.70*   $   1.62*
  Net income per share-Diluted               $   2.07   $   1.92*   $   1.77*   $   1.67*   $   1.60*
  Cash dividends declared                        0.85       0.71*       0.66*       0.62*       0.57*
  Dividend pay-out ratio                        40.28%     36.41%      36.51%      36.31%      35.29%

  Return on average assets                       1.33%      1.31%       1.27%       1.22%       1.21%
  Return on average equity                      11.85%     11.72%      11.39%      11.24%      11.60%

  BALANCES AS OF YEAR END
  Total assets                               $454,356   $433,556    $411,626    $387,483    $367,468
  Loans receivable                            315,567    290,890     254,757     233,733     217,970
  Allowance for loan losses                     3,828      3,669       3,448       3,267       3,146
  Total deposits                              358,103    340,603     318,645     306,669     291,852
  Shareholders' equity                         52,231     48,108      45,685      42,831      40,125
  Trust assets under management                96,879     86,972      83,397      73,991      60,102

  Book value per share                       $  18.67   $  17.07*   $  16.14*   $  15.20*   $  14.37*

  Tier 1 Capital to risk-adjusted assets        15.67%     15.29%      15.91%      15.58%      15.06%
  Total Capital to risk-adjusted assets         16.99%     16.63%      17.34%      17.09%      16.57%
  Allowance for loan losses to total loans       1.21%      1.26%       1.35%       1.40%       1.44%
  Non-performing assets to total assets          0.09%      0.08%       0.02%       0.04%       0.07%

* References to share and per-share amounts reflect the 5% stock dividend distributed to shareholders on May 26, 2006.


                                    NORWOOD
                                 FINANCIAL CORP


                      2006 ANNUAL REPORT TABLE OF CONTENTS



A LETTER TO OUR SHAREHOLDERS                                                2-7

YOUR BOARD OF DIRECTORS                                                     4-5

WAYNE BANK BRANCH LOCATIONS                                                   8

FINANCIAL REPORT INDEX                                                        9


                               [GRAPHIC OMITTED]

Portrait of the Honesdale Semi-Pro Baseball Club. Note Christy Mathewson second from the left. Mathewson was one of the first five players ever elected to the Baseball Hall of Fame.

                               [GRAPHIC OMITTED]


A Letter to our Shareholders


     We hope you enjoy the photographs throughout this year's Annual Report, reflecting various eras in our community's history. We feel they reflect the ongoing sense of community and strong work ethic our local people have demonstrated generation after generation and into the present time. These values are important to Wayne Bank and to our community, and we are proud to offer examples from our work this year that demonstrate the Bank's dedication to building community through initiative and dedicated labor.

--------------------------------------------------------------------------------

     WE ARE PLEASED TO REPORT that your Company had a very strong financial performance in 2006. Our earnings for the year ended December 31, 2006 totaled $5,910,000 which is an increase of $413,000, or 7.5%, over the $5,497,000 earned in 2005. Earnings per share on a fully diluted basis were $2.07 compared to $1.92 in 2005. The return on average assets for the year was 1.33% with a return on average equity of 11.85%. Both of these measures of performance improved over the prior year.

     As a result of this excellent performance, the Board of Directors approved two increases to dividends declared for our shareholders during 2006. Cash dividends declared per share totaled $.85 in 2006, an increase of $.14 or 19.7% over the $.71 per share declared in 2005. In addition, the Company also distributed a 5% stock dividend in May 2006.

     Total assets as of December 31, 2006 were $454.4 million with loans receivable of $315.6 million, deposits of $358.1 million and shareholders' equity of $52.2 million. Total assets have increased $20.8 million from December 31, 2005.

     We had steady loan activity throughout 2006. Loans receivable increased $24.7 million, or 8.5% from the prior year. We had balanced growth during the year with the commercial loan portfolio increased $12.6 million and residential mortgages, including home equity financing, growing $13.1 million. The majority of our loan growth was funded with a $17.5 million increase in deposits.

     Credit quality ratios were consistently strong during the year. Non-performing loans totaled $409,000 and represented .13% of loans as of December 31, 2006 compared to $353,000 and .12% as of year ended 2005. Our net charge-offs decreased by over 50%, and totaled $61,000 in 2006


NET INCOME
----------
($ in thousands) for the year ended December 31

[BAR GRAPH WITH FOLLOWING DATA POINTS:

2002 - $4,353
2003 - $4,653
2004 - $5,010
2005 - $5,497
2006 - $5,910]



NORWOOD FINANCIAL CORP               2                        2006 ANNUAL REPORT
compared to $129,000 in 2005. As a result of the lower level of charge-offs, our provision expense in 2006 was $220,000 compared to $350,000 in 2005. The allowance for loan losses totaled $3,828,000 and 1.21% as of December 31, 2006 compared to $3,669,000 and 1.26% as of year end 2005.

     The Company faced a challenging interest rate environment during 2006, in which short term interest rates, which effect CD rates, were higher than long term rates, which impacts loan pricing. For the year, net interest income (fully taxable equivalent) totaled $16,708,000, an increase of $819,000 over the $15,889,000 earned in 2005. Our net interest margin, (fte) for the year was 3.96% decreasing only 3 basis points from 3.99% in the prior year. The slight decrease in net interest margin was principally due to an increase in deposit costs, most evident in the CD portfolio, which was partially offset by loan volume and higher yields on loans and investments.

     For the year, other income totaled $3,583,000 compared to $3,548,000 in 2005. The increase was principally due to $147,000 in gains on sales of mortgage loans and servicing rights in 2006 increasing from $64,000 in similar gains in 2005. Other expenses totaled $10,957,000 in 2006, an increase of $334,000 or 3.1% over the prior year. The increase was principally due to rising salary and employee benefit costs. We strongly encourage you to read Management's Discussion and Analysis and the Audited Financial Statements and Footnotes for more details on our performance.

   DILUTED EARNINGS PER SHARE
   --------------------------
   For the year ended December 31

   [BAR GRAPH WITH FOLLOWING DATA POINTS:

   2002 - $1.60
   2003 - $1.67
   2004 - $1.77
   2005 - $1.92
   2006 - $2.07]



     Wayne Bank takes pride in seeing businesses, in particular locally owned businesses, flourish in all the communities we serve. In accord with our slogan, "Helping the Community Grow," we have helped to finance start-up businesses as well as the expansion of existing businesses. The Bank played a major role in the significant commercial growth experienced in our market area during 2006. Wayne Bank also launched a Free Business Checking account in December of 2006 and began to offer small business owners loans at the


                               [GRAPHIC OMMITTED]

                           Do Your Part - Circa 1944

     The bank lobby circa 1944 - evident are the various war bond signs and the flags of our allies, along with the scale which still resides in the lobby today. Above right is our original bond wallet as issued by Wayne Bank.

NORWOOD FINANCIAL CORP               3                        2006 ANNUAL REPORT

                               [GRAPHIC OMITTED]
                        Picture - The Board of Directors

--------------------------------------------------------------------------------

branch level for those who were looking for loans of $50,000 or less. We are able to offer "Same Day Approval" on these loans due to the fact that Wayne Bank is locally owned--many of the inconveniences that go with large financial institutions are not a dilemma with Wayne Bank. We pride ourselves on giving our customers exceptional service with quick decision-making and rapid-fire processing.

     Throughout its long history, Wayne Bank has helped thousands of individuals and families enjoy the benefits of homeownership. That tradition continues into the 21st century. In 2006 we generated almost $50 million in loans for new home construction, purchases and refurbishing. New, more flexible Residential Mortgage and Home Equity Lending Programs were also introduced to meet the needs of our communities. The Bank actively supports the local home building industry--our officers are active in area realtors' and builders' associations.


                               BOOK VALUE PER SHARE
                               --------------------
                               as of year end December 31

                      [BAR GRAPH WITH FOLLOWING DATA POINTS:

                                2002 - $14.37
                                2003 - $15.20
                                2004 - $16.14
                                2005 - $17.07
                                2006 - $18.67]


     The Wealth Management and Trust Services Division staff believes that "slow and steady wins the race." This philosophy of controlled growth allows us to provide the level of services our clients deserve and expect. The department ended the year with a record dollar value of assets under management, increasing almost $10 million dollars from the previous year. This resulted in a record high level of total revenue.

     Many of the Bank's key business objectives are centered upon the effective deployment of information technology. Technology investments made in recent years have led to improvements in productivity that influenced the Bank's ability to control costs and stay competitive during 2006. For example, a modern wire transfer system introduced during the third quarter reduces handling by 70% while enhancing accuracy for all wires and adding cost savings for foreign interchange transactions.

     Direct Link, our Internet banking service, now includes bill payment capability, expanded access to account information and the addition of Direct Protect authentication to enhance online security. New telecommunications, security and customer service devices have been introduced throughout our community office network. Our transaction processing unit continues its work to align the bank with paper reduction strategies such as the Federal Reserve's Check 21 program, converting checks to digital form for interbank exchange and archives. Great strides have been made in converting internal file systems to digitized format and providing Direct Link users with detailed transaction histories for their loans.

NORWOOD FINANCIAL CORP                 4                      2006 ANNUAL REPORT

                               [GRAPHIC OMITTED]

     The Norwood Financial Corp. Board of Directors (left to right) William W. Davis, Jr., Russell Ridd, Daniel J. O'Neill, John E. Marshall, Richard L. Snyder, Susan Gumble-Cottell, Dr. Kenneth A. Phillips, Ralph A. Matergia, Esq. and Gary P. Rickard, in the newly renovated lobby of the main branch in Honesdale, PA.

--------------------------------------------------------------------------------

                       TOTAL DEPOSITS
                       --------------
                       ($ in millions) as of year end December 31

                      [BAR GRAPH WITH FOLLOWING DATA POINTS:

                                2002 - $291.9
                                2003 - $306.7
                                2004 - $318.6
                                2005 - $340.6
                                2006 - $358.1]


--------------------------------------------------------------------------------

     Wayne Bank employs over 120 people throughout Wayne, Pike and Monroe Counties. Year after year, we steadfastly achieve the results we desire due to the combined efforts of our Board of Directors, officers and employees. It is always a pleasure to recognize the achievements of our staff. In 2006 the following Wayne Bank employees were promoted to Vice President: Ray Hebden, JoAnn Fuller and Jennifer Witowic. In addition, Teresa Melucci was promoted to Branch Manager in our Stroudsburg location, Renee Gilbert was promoted to Branch Manager in our Tannersville location and Sandy Mruczkewycz was hired as Branch Manager of the Lords Valley location. Lastly, Jeff Shrader was hired and appointed to Vice President, Regional Manager of the Monroe County Branches. Notably, we had 16 staff members who have achieved between 5 and 30 years of service, a remarkable feat when so many people are transient these days.


                            TIMERBERING - CIRCA 1895

                               [GRAPHIC OMITTED]

     Men at work at Dyberry Sawmill. At left, a formal portrait of Horace C. Hand, Cashier of Wayne County Savings Bank from its inception in 1871 to January 1898, a service of 27 years. Mr. Hand was elected President of the Bank in 1898.

NORWOOD FINANCIAL CORP                 5                      2006 ANNUAL REPORT

                               [GRAPHIC OMITTED]
                             Senior Management 2006


Senior Management at the Bank's entrance in Honsedale, PA.

     Front row, from left to right are: Wayne D. Wilcha, William W. Davis, Jr., and Lewis J. Critelli. Back row, from left to right are: Edward C. Kasper, Joseph A. Kneller and John H. Sanders.

--------------------------------------------------------------------------------


                             TOTAL LOANS
                             -----------
                             ($ in millions) as of December 31

                       [BAR GRAPH WITH FOLLOWING DATA POINTS:

                                2002 - $218.0
                                2003 - $233.7
                                2004 - $254.8
                                2005 - $290.9
                                2006 - $315.6

--------------------------------------------------------------------------------

     In 2006, we were extremely pleased to have Susan Gumble-Cottell join the Board of Directors of Wayne Bank and Norwood Financial Corp. Sue's experience includes ten years as President and CEO of Gumble Brothers, Inc., a building materials company located in Paupack. She is a welcome addition to our board, bringing a variety of business knowledge from both Florida and the Lake Region of the Poconos in addition to her real estate background and experience as a local business owner.

     Wayne Bank is proud to have served its community since 1871. Our community is supported by many nonprofit organizations to which our Directors, officers and employees give their time and energy. We have taken a leadership role in working with the Wayne County YMCA. Wayne Memorial Hospital, Wayne County Builders Association, the Wayne County Chamber of Commerce, Wayne County Historical Society, the Wayne County Community Foundation, the Greater Honesdale Partnership, the Pike County Chamber of Commerce, the Pike County United Way, Pocono Builders Association, Pocono Mountain Chamber of Commerce, the Pocono Mountain Association of Realtors, the Dorflinger-Suydan Wildlife Sanctuary, and the Villaume Foundation, to name just a few.

     Although Norwood Financial Corp. is headquartered in Honesdale, with 6 branches located within Wayne County, we have grown steadily and have 3 branches in Pike County as well as 3 branches in Monroe County. Our newest Monroe County branch, in Tannersville, opened in December of 2006. According to the 2000
Census, "Monroe [44.9%]. Pike [65.6%], and Wayne [19.5%] counties have the highest population growth rates in the Commonwealth" of Pennsylvania. Our branch expansion serves that population growth.


       NET INTEREST INCOME
       -------------------
       (Fully taxable equivalent, $ in thousands) for the year ended December 31


      [BAR GRAPH WITH FOLLOWING DATA POINTS:

               2002 - $14,479
               2003 - $13,945
               2004 - $14,653
               2005 - $15,889
               2006 - $16,708

--------------------------------------------------------------------------------

NORWOOD FINANCIAL CORP                 6                     2006 ANNUAL REPORT

                     NET CHARGE-OFFS
                     ---------------
                     ($ in thousands) for the year ended December 31

            [BAR GRAPH WITH FOLLOWING DATA POINTS:

                     2002 - $700
                     2003 - $539
                     2004 - $274
                     2005 - $129
                     2006 - $ 61


--------------------------------------------------------------------------------


     We also remodeled the Honesdale Community Branch lobby to create a very stately look with better functionality for the privacy of customers. (The photograph on pages 4 & 5 features the new decor). Two plasma television screens were installed in the lobby to advertise our services and a coin sorter machine was also added as an amenity for our customers.

     As you can see, Norwood Financial had a very notable 2006 with strong financial results, a new branch opening and new product launches. Our consistent performance has been noticed by the investment community. We were pleased that Wayne Bank was one of only forty companies awarded "Honor Roll" status by Keefe Bruyette & Woods, a prominent investment banking firm. Keefe Bruyette & Woods includes in its "Honor Roll" those banking institutions that have continually reported increases in earnings per share over the last decade, regardless of the economic environment. The report also highlighted that Norwood's compound annual growth rate in stock price for the period 2000 to 2005 exceeded 23%.

     We are always looking for new ways to improve customer service, help our communities prosper, and enhance your shareholder value. In closing, we are proud of our accomplishments and look forward to new challenges and rewards in 2007.


/s/ William W. Davis, Jr.

William W. Davis, Jr., President and Chief Executive Officer

/s/ Russell L. Ridd

Russell L. Ridd, Chairman of the Board

                               [GRAPHIC OMITTED]
                               4th of July - 1925
                A group of children celebrating on a front porch


NORWOOD FINANCIAL CORP                 7                      2006 ANNUAL REPORT

717 Main Street
P.O. Box 269
Honesdale, PA 18431
                                 [GRAPHIC OMITTED - MAP]
717 Main Street
Honesdale, PA 18431

245 Willow Avenue
Honesdale, PA 18431

Belmont & Water Streets
Waymart, PA 18472

Route 6
Hawley, PA 18428

111 West Harford Street
Milford, PA 18337

Weis Market, Route 590
Hamlin, PA 18427

Richardson Avenue
Shohola, PA 18458

Route 370 &  Lake Como Road
Lakewood, PA 18439

Stroud Mall - ROute 611
Stroudsburg, PA 18360

Route 739
Lords Valley Shopping Plaza
Lords Valley, PA 18428

Route 209
5165 Milford Road
Marshalls Creek, PA 18335

Route 611
Tannersville, PA  18327

NORWOOD FINANCIAL CORP                 8                      2006 ANNUAL REPORT

                                    NORWOOD
                                 --------------
                                 FINANCIAL CORP


                                      2006
                         CONSOLIDATED FINANCIAL REPORT
--------------------------------------------------------------------------------


MANAGEMENT'S DISCUSSION & ANALYSIS                                         11-28
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                       29
CONSOLIDATED BALANCE SHEETS                                                   30
CONSOLIDATED STATEMENTS OF INCOME                                             31
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                               32
CONSOLIDATED STATEMENTS OF CASH FLOWS                                         33
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                 34-55
INVESTOR INFORMATION                                                          56

MANAGEMENT'S DISCUSSION AND ANALYSIS

INTRODUCTION

     This Management's Discussion and Analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp (The Company) and its subsidiary Wayne Bank (the Bank) as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005, and 2004. All share and per share amounts have been adjusted to reflect the effect of the 5% stock dividend distributed to shareholders on May 26, 2006. This section should be read in conjunction with the consolidated financial statements and related footnotes.

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

     For periods ending prior to January 1, 2006, the Company accounted for stock option plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Under APB Opinion No. 25, no stock-based employee compensation was reflected in net income, as all options granted had an exercise price equal to the market value of the underlying common stock on the grant date. The Company adopted SFAS No. 123 (R), "Share-Based Payment" as of January 1, 2006, which requires that transactions be recognized as compensation cost in the income statement based on their fair values on the measurement date, which, for the Company is the grant date. The Norwood Financial Corp.


NORWOOD FINANCIAL CORP                 11                     2006 ANNUAL REPORT

2006 Stock Option Plan was approved on April 25, 2006 and the Company granted 47,700 options during 2006. For the year ended December 31, 2006 salaries and employee benefit expense includes $136,000 related to the adoption of Statement No. 123 (R). See Notes 2 and 12 for additional discussion of this pronouncement's impact on the Company's consolidated financial statements.

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

     In estimating other-than-temporary impairment losses on securities, the Company considers 1) the length of time and extent to which the fair value has been less than cost 2) the financial condition of the issuer and 3) the intent and ability of the Company to hold the security to allow for a recovery to fair value. The Company believes that the unrealized losses, at December 31, 2006 and 2005 represent temporary impairment of the securities.

RESULTS OF OPERATIONS - SUMMARY

     Net income for the Company for the year ended December 31, 2006 totaled $5,910,000 an increase of $413,000 or 7.5% over the $5,497,000 earned for 2005.
Basic and diluted earnings per share for 2006 were $2.11 and $2.07 respectively, increasing from $1.96 and $1.92, respectively in 2005. The return on average assets (ROA) for the year ended December 31, 2006 was 1.33% improving from 1.31% for 2005. Return on average equity also showed improvement at 11.85% in 2006 compared to 11.72% in 2005.

     The increase in earnings was principally attributable to an increase in net interest income and a lower level of provision for loan losses. Net interest income on a fully taxable equivalent basis (fte) totaled $16,708,000 in 2006, compared to $15,889,000 in 2005, an increase of $819,000, or 5.2%.

     Net interest income was favorably impacted by a $27.5 million, or 10.0%, increase in average loans receivable for 2006 compared to average loans receivable in 2005. The Company reduced its provision for loan losses to $220,000 for the year ended December 31, 2006 from $350,000 for 2005. The decrease was principally due to a lower level of net charge-offs, $61,000 in 2006 declining from $129,000 in 2005.

     Loans receivable increased $24.7 million, to total $315.6 million as of December 31, 2006. The Company had balanced growth throughout the year with the commercial loan portfolio, including commercial real estate, increasing $12.7 million and loans secured by residential real estate growing $13.1 million. The majority of the loan growth was funded with a $17.5 million increase in deposits, principally short-term time deposits.

     Other income for 2006 totaled $3,583,000 compared to $3,548,000 for 2005. The increase was principally due to $147,000 of gains on sales of mortgage loans and servicing rights in 2006 compared to $64,000 in similar gains in 2005. Other expenses totaled $10,957,000, an increase of $334,000 or 3.1% over 2005. The increase was primarily due to rising salary and employee benefit costs. The resulting efficiency ratio for 2006 was 54.0% improving from 54.7% in 2005.


NORWOOD FINANCIAL CORP                 12                     2006 ANNUAL REPORT

     The following table sets forth changes in net income (in thousands):

         Net income for  2005                     $  5,497

         Net interest income                           920
         Provision for loan losses                     130
         Gains on sales of mortgage loans               83
         All other income                              (48)
         Salaries and employee benefits               (245)
         Professional fees                             104
         All other expenses                           (193)
         Income tax expense                           (338)
                                                  --------
         Net income for 2006                      $  5,910
                                                  ========

     Net income for the Company for the year 2005 totaled $5,497,000 compared to $5,010,000 earned in 2004. This represents an increase of $487,000, or 9.7%, over the prior year. Basic and diluted earnings per share for 2005 were $1.96 and $1.92 respectively, increasing from $1.80 and $1.77, respectively, in 2004. The return on average assets (ROA) for the year ended December 31, 2005 was 1.31% improving from 1.27% for 2004. Likewise, return on average equity (ROE) for 2005 was 11.72%, increasing from 11.39% in 2004.

     The increase in earnings was principally attributable to an increase in net interest income and a lower level of provision for loan losses. Net interest income, on a fully taxable equivalent basis (fte) totaled $15,889,000 in 2005, compared to $14,653,000 in 2004, an increase of $1,236,000, or 8.4%.

     The primary driver for the increase in net interest income was an increase in average loans receivable of $28.3 million, or 11.5%, for the year 2005 compared to the average loans receivable for 2004. The Company reduced its provision for loan losses to $350,000 for the year ended December 31, 2005 from $455,000 for 2004. The decrease was due in part to a lower level of net charge-offs in 2005, $129,000 compared to $274,000 in 2004.

     Loans receivable increased $36.1 million to total $290.9 million as of December 31, 2005. The growth was principally related to loans secured by real estate, both commercial, and to a lesser extent, residential. The loan growth was funded by a $22.0 million growth in deposits, and a $13 million decrease in Federal Funds sold.

     Other income for 2005 was $3,548,000 compared to $3,546,000 in 2004. The Company had a significantly lower level of net realized gains on sales of securities, $42,000 in 2005 compared to $458,000 in 2004. This was principally offset by $385,000 increase in service charges and fees. Other income, excluding gains on sales of securities represented 18.1% of total revenues in 2005, improving from 17.4% in 2004. Other expenses totaled $10,623,000 in 2005 compared to $10,090,000 in 2004, an increase of $533,000 or 5.3%. The increase was principally due to higher professional fees and costs related to employee benefit plans.


NORWOOD FINANCIAL CORP                 13                     2006 ANNUAL REPORT

     The following table sets forth changes in net income for the year ended December 31, 2005 compared to the year ended December 31, 2004:

(in thousands)
         Net income for 2004                               $ 5,010

         Net interest income                                 1,251
         Provision for loan losses                             105
         Net realized gains on sales of securities            (416)
         All other income                                      418
         Salaries and employee benefits                       (277)
         Professional fees                                    (121)
         All other expenses                                   (135)
         Income tax expense                                   (338)
                                                           -------
         Net income for 2005                               $ 5,497
                                                           =======
FINANCIAL CONDITION

TOTAL ASSETS

     Total assets as of December 31, 2006, were $454.4 million compared to $433.6 million as of year-end 2005, an increase of $21 million or 4.8%.

LOANS RECEIVABLE

     As of December 31, 2006, total loans receivable were $315.6 million compared to $290.9 million as of year-end 2005, an increase of $24.7 million, or 8.5%. Loan growth in commercial and residential real estate was partially offset by a net run-off in indirect automobile financing, which is included in consumer loans to individuals. Loans receivable represented 69.5% of the Company's total assets as of December 31, 2006 compared to 67.1% at year end 2005.

     Residential real estate loans, which includes home equity lending, totaled $113.8 million as of December 31, 2006, compared to $100.7 million as of year-end 2005. The increase of $13.1 million is net of prepayments, refinancing activity and sales of mortgage loans into the secondary market. In the relatively low interest rate environment of 2006, fixed rate mortgage products were preferred by the Bank's customers and accounted for the majority of the activity. The Company does not originate any non-traditional mortgage products such as interest-only loans or option adjustable rate mortgages. The Company sells a portion of its long-term fixed rate residential loan production for interest rate risk management, with $2.1 million of 30 year fixed rate loans sold into the secondary market during 2006. The Company holds the majority of its fifteen and twenty year fixed rate residential mortgage production in its portfolio. The Company also had growth in home equity lending in 2006 through its branch system. Total outstandings increased $6.3 million to $49.5 million as of December 31, 2006.

     Commercial loans consist principally of loans made to small businesses within the Company's market and are usually secured by real estate or other assets of the borrower. Commercial and commercial real estate loans totaled $172.9 million as of December 31, 2006, increasing from $160.3 million as of December 31, 2005, an increase of $12.6 million or 7.9%. Loans secured by commercial real estate increased $5.4 million. The terms for commercial real estate loans are typically 15 years, with adjustable rates based on a spread to the

NORWOOD FINANCIAL CORP                 14                     2006 ANNUAL REPORT
prime rate. The majority of the Company's commercial real estate portfolio is owner occupied and includes the personal guarantees of the principals. The growth in commercial lending was centered in the Pike and Monroe County market areas. Commercial loans consisting principally of lines of credit and term loans secured by equipment or other assets increased $7.3 million.

     The Company's indirect lending portfolio (included in consumer loans to individuals) declined $2.9 million to $14.0 million as of December 31, 2006. The Company has de-emphasized this product line due to credit losses and increased pricing competition.

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

     As of December 31, 2006, non-performing loans totaled $409,000 and represented .13% of total loans receivable compared to $353,000 and .12% as of year-end 2005. The balance is principally attributable to two credits to one borrower. The loans are secured by real estate and the Company is actively pursuing a resolution. Total non-performing assets, which includes foreclosed real estate totaled $409,000 and represented .09% of total assets, compared to $353,000 and .08% as of December 31, 2005. As of December 31, 2006 and 2005, the Company had no foreclosed real estate.

     The allowance for loan losses totaled $3,828,000 as of December 31, 2006 and represented 1.21% of total loans receivable compared to $3,669,000 and 1.26% of total loans as of year-end 2005. Net charge-offs for 2006 were $61,000, consisting principally of losses on the sale of repossessed automobiles, compared to net charge-offs of $129,000 in 2005. The provision for loan losses for 2006 was $220,000, compared to $350,000 in 2005.

     The Company's loan review process assesses the adequacy of the allowance for loan losses on a quarterly basis. The process includes a review of the risks inherent in the loan portfolio. It includes an analysis of impaired loans and a historical review of losses. Other factors considered in the analysis include; concentrations of credit in specific industries in the commercial portfolio; the local and regional economic condition; trends in delinquencies, internal risk rating classifications, and large dollar loans of over $2 million and growth in the portfolio. As of December 31, 2006, the Company considered its concentration of credit risk profile to be acceptable. The local economy was stable in 2006, with a slight decrease in the unemployment rate in its primary market area of Wayne, Pike and Monroe Counties. The Company has modestly increased its number of large commercial credits and had double digit growth in commercial and real estate related loans. As a result of its analysis, after applying these factors, management considers the allowance as of December 31, 2006 adequate. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses, if any, that might be incurred in the future.

NORWOOD FINANCIAL CORP                 15                     2006 ANNUAL REPORT

     The following table sets forth information with respect to the Company's allowance for loan losses at the dates indicated:

                                                            Year-ended December 31,
                                             -------------------------------------------------------
                                                                (in thousands)
                                               2006        2005        2004        2003        2002
                                             -------------------------------------------------------

Allowance balance at beginning of period     $ 3,669     $ 3,448     $ 3,267     $ 3,146     $ 3,216
Charge-offs:
         Commercial and all other                 --          (4)        (19)       (121)        (34)
         Real Estate                              --          (6)        (10)         --        (122)
         Consumer                               (150)       (200)       (342)       (478)       (608)
         Lease Financing                          --          --         (11)        (36)        (30)
                                             -------------------------------------------------------
Total                                           (150)       (210)       (382)       (635)       (794)
                                             -------------------------------------------------------
Recoveries:
         Commercial and all other                 18          12          13           5          --
         Real Estate                               2          18           8          24          13
         Consumer                                 65          46          78          64          72
         Lease Financing                           4           5           9           3           9
                                             -------------------------------------------------------
Total                                             89          81         108          96          94
                                             -------------------------------------------------------
Provision expense                                220         350         455         660         630
                                             -------------------------------------------------------
Allowance balance at end of period           $ 3,828     $ 3,669     $ 3,448     $ 3,267     $ 3,146
                                             =======================================================
Allowance for loan losses as a percent
         of total loans outstanding             1.21%       1.26%       1.35%       1.40%       1.44%
Net loans charged off as a percent of
         average loans outstanding               .02%        .05%        .11%        .24%        .33%
Allowance coverage of non-performing loans       9.4x       10.4x       51.5x       22.8x       14.2x

     The following table sets forth information regarding non-performing assets. The Bank had no troubled debt restructurings as defined in FAS No. 114. As of December 31, 2006, the Company had $290,000 impaired and collateral dependent loans compared to $310,000 at year-end 2005.

                                                   As of December 31,
                                          -------------------------------------
                                                     (in thousands)
                                           2006    2005    2004    2003    2002
                                          -------------------------------------
Non-accrual loans:
         Commercial and all other         $  --   $  --   $  --   $  --   $  --
         Real estate                        392     330      32     125     213
         Consumer                            17      11       8      --       3
                                          -------------------------------------
Total                                       409     341      40     125     216

Accruing loans which are contractually
         past due 90 days or more            --      12      27      18       5
                                          -------------------------------------
Total non-performing loans                  409     353      67     143     221

Foreclosed real estate                       --      --      --      --      21
                                          -------------------------------------
Total non-performing assets               $ 409   $ 353   $  67   $ 143   $ 242
                                          =====================================
Non-performing loans to total loans         .13%    .12%    .03%    .06%    .10%

Non-performing loans to total assets        .09%    .08%    .02%    .04%    .06%

Non-performing assets to total assets       .09%    .08%    .02%    .04%    .07%

NORWOOD FINANCIAL CORP                 16                     2006 ANNUAL REPORT

SECURITIES

     The securities portfolio consists principally of issues of United States Government agencies, including mortgage-backed securities, municipal obligations, and corporate debt. In accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" the Company classifies its investments into two categories: held to maturity (HTM) and available for sale
(AFS). The Company does not have a trading account. Securities classified as HTM are those in which the Company has the ability and the intent to hold the security until contractual maturity. As of December 31, 2006, the HTM portfolio totaled $954,000 and consisted entirely of municipal obligations. Securities classified as AFS are eligible to be sold due to liquidity needs or interest rate risk management. These securities are adjusted to and carried at their fair market value with any unrealized gains or losses recorded as an adjustment to capital and reported in the equity section of the balance sheet as other comprehensive income (loss), net of deferred income taxes. As of December 31, 2006, $112.9 million in securities were so classified and carried at their fair market value, with unrealized depreciation; net of tax, of $44,000, included in Accumulated other comprehensive loss in stockholders' equity.

     As of December 31, 2006, the average life of the portfolio was 2.1 years. The Company has maintained a relatively short average life in the portfolio in order to generate cash flows to support loan growth. Purchases for the year totaled $32.3 million with securities called, maturities and principal reductions of $36.0 million and proceeds from sales of $96,000. The purchases were funded principally by cash flow from the portfolio. As of December 31, the carrying value of the Company's securities portfolio (HTM and AFS) totaled $113.9 million with the mix as follows:

                                                           2006                           2005
                                            -----------------------------------------------------------------
                                                                 (dollars in thousands)
                                               Carrying                         Carrying
                                                Value         % of portfolio       Value       % of portfolio
                                            -----------------------------------------------------------------
US Treasury Securities                      $        --             --%         $   1,989            1.7%
US Government agencies                           47,581            41.9            51,996           44.3
States and political subdivisions                17,419            15.3            21,175           18.1
Corporate obligations                             8,439             7.4            10,450            8.9
Mortgage-backed securities                       38,652            33.8            29,954           25.5
Equity securities                                 1,775             1.6             1,702            1.5
                                            ------------------------------------------------------------
Total                                       $   113,866           100.0%        $ 117,266          100.0%
                                            ============================================================

     The portfolio had $17.7 million of floating rate instruments, principally adjustable rate mortgage backed securities as of December 31, 2006 compared to $11.4 million at year end 2005. The portfolio contained no structured notes, step-up bonds and no off-balance sheet derivatives were in use. The U.S. Government agency portfolio consists principally of callable notes with final maturities of generally less than five years. The mortgage backed securities are pass-through bonds with the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corp (Freddie Mac), and Guaranteed National Mortgage Association (GNMA). During 2006, the Company increased its holdings of mortgage-backed securities with the expectation that the bonds will provide regular cash flow.

DEPOSITS

     The Company, through the twelve branches of the Bank, provides a full range of deposit products to its retail and business customers. These products include interest-bearing and non-interest bearing transaction accounts, statement savings and money market accounts. Time deposits consist of certificates of deposit (CDs) with terms of up to five years and include Individual Retirement Accounts. The Bank participates in the Jumbo CD ($100,000 and over) markets with local municipalities and school districts, which are typically awarded on a competitive bid basis.

NORWOOD FINANCIAL CORP                 17                     2006 ANNUAL REPORT

     Total deposits as of December 31, 2006, totaled $358.1 million increasing from $340.6 million as of year-end 2005, an increase of $17.5 million or 5.1%. The increase was principally in time deposits as the Bank offered competitive rates on short-term CDs. The Company's money market deposit and savings deposit products decreased $10.3 million reflecting depositors' preference for short-term time deposits in 2006 to take advantage of higher short-term interest rates.

     Time deposits over $100,000, which consist principally of school district and other public funds, with maturities generally less than one year, were $56.7 million as of December 31, 2006, compared to $48.9 million at year-end 2005. The increase was principally due to a higher level of jumbo CDs with local school districts. These deposits are subject to competitive bid and the Company bases its bid on current interest rates, loan demand, investment portfolio structure and the relative cost of other funding sources. The Company also had short-term time deposits of $9.1 million from commercial customers as of December 31, 2006.

     As of December 31, 2006, non-interest bearing demand deposits totaled $53.9 million, increasing $3.0 million or 5.8% from the prior year-end. This growth is partially attributable to an increase in commercial deposits, related to the increase in the commercial loan portfolio. In addition, a portion of the growth is due to the Bank's "Simply Free" retail checking product. Interest-bearing demand accounts totaled $36.6 million as of December 31, 2006 compared to $40.7 million at year end 2005. The decrease is principally due to certain municipal accounts converting to cash management accounts. Cash management accounts included in short-term borrowings, totaled $20.7 million at year end 2006 compared to $12.5 million. These balances represent commercial and municipal customers' funds invested in over-night securities. The Company considers these accounts as a source of core funding.

     The Company believes a portion of its deposit growth over the prior three years may have been due in part to the relatively low interest rate environment which offered limited opportunities to earn higher yields. Bank deposit growth in core deposits did slow in 2006, as the stock market became more attractive to investors, competition for deposits increased among banks, and customers took advantage of higher time deposit rates. However, the Company believes it can continue to increase its core deposits by establishing new commercial loan relationships, and by seeking new branch locations in high growth areas.

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

     Net interest income, which is the primary source of the Company's earnings, is impacted by changes in interest rates and the relationship of different interest rates. To manage the impact of the rate changes, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals. The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. As of December 31, 2006, the level of net interest income at risk in a 200 basis points increase or decrease was within the Company's policy limits, of a decline less than 8% of net interest income.

     Imbalance in repricing opportunities at a given point in time reflect interest-sensitivity gaps measured as the difference between rate-sensitive assets and rate-sensitive liabilities. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indications of potential interest rate exposures over specific intervals.

     At December 31, 2006, the Bank had a positive 90 day interest sensitivity gap of $24.0 million or 5.3% of total assets. A positive gap indicates that the
balance  sheet  has  more   rate-sensitive   assets  (RSA)  than

NORWOOD FINANCIAL CORP                 18                     2006 ANNUAL REPORT
rate-sensitive liabilities (RSL) at the time interval. This would indicate that in a rising rate environment, the yield on interest-earning assets would increase faster than the cost of interest-bearing liabilities in the 90 day time frame. The level of RSA and RSL for an interval is managed by ALCO strategies, including adjusting the average life of the investment portfolio through purchase and sales, pricing of deposit liabilities to attract longer term time deposits, loan pricing to encourage variable rate products and evaluation of loan sales of long term fixed rate mortgages.

     The Company  analyzes  and  measures  the time periods in which RSA and RSL
will  mature  or  reprice  in  accordance  with  their   contractual  terms  and
assumptions. Management believes that the assumptions used are reasonable. The interest rate sensitivity of assets and liabilities could vary substantially if differing assumptions were used or if actual experience differs from the assumptions used in the analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Interest rates may change at different rates changing the shape of the yield curve. This was evident in 2006 as the Federal Funds rate increased 100 basis points, while the two to ten year treasury bond yields increased about 40 basis points. As a result the yield curve was inverted for most of 2006 as short-term rates were higher than long-term rates. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed. Finally, the ability of borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase. We do not believe that the operating results of the Company are subject to foreign currency exchange or commodity price risk.

     The following table displays interest-sensitivity as of December 31, 2006 (in thousands):

                                          3 Months         3-12                       Greater than
                                          or Less         Months      1-3 Years         3 Years        Total
                                         ---------------------------------------------------------------------
Interest-bearing deposits                $      67      $      --     $      --       $       --     $      67
Securities                                  19,348         32,837        34,324           27,357       113,866
Loans Receivable                            95,019         48,739        70,478          101,331       315,567
                                         ---------------------------------------------------------------------
Total Rate Sensitive Assets (RSA)        $ 114,434      $  81,576     $ 104,802       $  128,688     $ 429,500
                                         =====================================================================

Non-maturity interest bearing deposits   $  20,583      $  22,435     $  59,406       $   29,368     $ 131,792
Time Deposits                               55,976         86,304        22,024            8,151       172,455
Other                                       13,913          7,264        14,559               --        35,736
                                         ---------------------------------------------------------------------
Total Rate Sensitive Liabilities (RSL)   $  90,472      $ 116,003     $  95,989       $   37,519     $ 339,983
                                         =====================================================================

Interest Sensitivity Gap                 $  23,962      $ (34,427)    $   8,813       $   91,169     $  89,517
Cumulative Gap                              23,962        (10,465)       (1,652)          89,517
RSA/RSL-Cumulative                           126.5%          94.9%         99.5%           126.3%

As of December 31, 2005
Interest Sensitivity Gap                 $  24,402      $  (5,676)    $   1,642       $   56,582     $  76,950
Cumulative Gap                              24,402         18,726        20,368           76,950
RSA/RSL-Cumulative                           126.5%         110.7%        107.1%           123.2%

LIQUIDITY

     Liquidity is the ability to fund customers' borrowing needs and their deposit withdrawal requests while supporting asset growth. The Company's primary sources of liquidity include deposit generation, asset maturities, and cash flow from payments on loans and securities.

NORWOOD FINANCIAL CORP                 19                     2006 ANNUAL REPORT

     As of December 31, 2006, the Company had cash and cash equivalents of $9.5 million in the form of cash, due from banks, and short-term deposits with other institutions. In addition, the Company had total securities available for sale of $112.9 million, which could be used for liquidity needs. This totals $122.4 million and represents 26.9% of total assets compared to $125.6 million and 29% of total assets as of December 31, 2005. The change was principally due to the lower level of securities available for sale as of December 31, 2006. The Company used the proceeds from the investment portfolio to fund loan growth. The Company also monitors other liquidity measures, all of which were within the Company's policy guidelines as of December 31, 2006. Based upon these measures, the Company believes its liquidity position is adequate.

     The Company maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB), the Atlantic Central Bankers Bank (ACBB) and other correspondent banks, which support liquidity needs. The total available under all the lines was $46 million, with $-0- outstanding at December 31, 2006. The maximum borrowing capacity from FHLB was $216.9 million. As of year-end 2006, the Company had $13 million in term borrowings from the FHLB, decreasing from $23 million in similar borrowings from the FHLB as of December 31, 2005.

OFF-BALANCE SHEET ARRANGEMENTS

     The Company's financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments, as of December 31, 2006 totaled $54.0 million. They consisted of $18.3 million in commercial real estate, construction and land developments loans, $10.6 million in home equity lines of credit, $7.2 million in standby letters of credit and $17.9 million in other unused commitments principally commercial lines of credit. Because these instruments have fixed maturity dates and because many of them will expire without being drawn upon, they do not represent any significant liquidity risk.

     Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

CONTRACTUAL OBLIGATIONS

     The following table represents the aggregate on and off balance sheet contractual obligations to make future payments (in thousands):

(In thousands)                                                  December 31, 2006
                                   ------------------------------------------------------------------------
                                     Total      Less than 1 year     1-3 years    4-5 years    Over 5 years
                                   ------------------------------------------------------------------------
Time deposits                       $ 172,455       $ 142,281        $ 22,024    $   8,150      $      --
Long-term debt                         13,000              --          10,000        3,000             --
Operating leases                        4,011             271             472          467          2,801
                                   ----------------------------------------------------------------------
                                    $ 189,466       $  142,552       $ 32,496    $  11,617      $   2,801
                                   ======================================================================

RESULTS OF OPERATIONS

NET INTEREST INCOME

     The following analysis should be read in conjunction with the "Consolidated Average Balance Sheets with Resultant Interest and Rates" and "Rate/Volume Analysis" tables.

     Net interest income is the most significant source of revenue for the Company and represented 81.9% of total revenue for the year ended December 31, 2006. Net interest income on a fully taxable equivalent basis (fte)

NORWOOD FINANCIAL CORP                 20                     2006 ANNUAL REPORT
totaled $16,708,000, for the year ended December 31, 2006 compared to $15,889,000 for 2005, an increase of $819,000, or 5.2%. The resulting fte net interest spread and fte net interest margin were 3.36% and 3.96%, respectively in 2006 compared to 3.58% and 3.99% respectively in 2005.

     Interest income (fte) for the year ended December 31, 2006 totaled $26,474,000 an increase of $4,080,000 over $22,394,000 in 2005. The fte yield on average earning assets for 2006 was 6.27% increasing from 5.62% in 2005. The increase in interest income was principally due to higher yields on loans and investments, growth in average earning assets and a higher percentage of loans on the balance sheet. The prime rate of interest and other short-term interest rates reflected a steady increase from June 2004 to June 2006. During that period the prime rate increased from 4.00% to 8.25%. This has improved the yield on the Company's floating rate loans, principally commercial real estate and commercial lines of credit, which are tied to the prime rate. As of December 31, 2006, $78.8 million of loans were immediately repricable. Average earning assets for 2006 totaled $422.0 million, an increase of $23.9 million over the average for 2005. The mix of earning assets also improved with higher yield loans representing 71.2% of average earning assets in 2006 compared to 68.8% in 2005.

     Interest income (fte) earned on loans totaled $21,600,000 for the year ended December 31, 2006 with a resulting fte yield of 7.16% compared to $17,727,000 with a fte yield of 6.47% in 2005. Rising short-term interest rates and an increase in average volume of $27.4 million, or 10.0%, were responsible for the improvement in income and yield.

     The securities available for sale portfolio averaged $116.6 million during 2006, with fte interest income of $4,637,000 and a fte yield of 3.98% compared to $116.6 million with fte interest income of $4,139,000 and a fte yield of 3.55% in 2005. The increase in yield was due to re-investment of cash flows from the portfolio into higher yielding instruments, due to the increase in short-term interest rates.

     Interest expense for the year ended December 31, 2006 totaled $9,766,000, an increase of $3,261,000 over $6,505,000 in 2005. The increase was principally due to higher short term interest rates and a more expensive mix of interest-bearing liabilities in 2006. The Company incurred higher costs for time deposits, in 2006 at 3.96% compared to 2.82% in 2005. The cost of time deposits was influenced by competitive pressures, and higher short-term rates. The Company expects the cost of short-term deposits to increase again in 2007. Higher interest rates also impacted the cost of money market accounts and short-term borrowings. The mix of average interest-bearing liabilities was also more expensive in 2006, with average time deposits and short-term borrowings representing 49.3% of the total compared to 45.4% on average in 2005.

     Net interest income represented 81.8% of total revenue for the year ended December 31, 2005. Net interest income (fte) totaled $15,889,000 for 2005, an increase of $1,236,000, or 8.4%, over the amount earned in the year-ended December 31, 2004. The resulting fte net interest spread and net interest margin for 2005 were 3.58% and 3.99%, respectively, compared to 3.60% and 3.91%, respectively, in 2004.

     Interest income (fte) for the year ended December 31, 2005 totaled $22,394,000 compared to $19,647,000 in 2004. The yield (fte) on average earning assets for 2005 was 5.62% increasing from 5.25% in 2004. The increase in interest income was principally due to growth in average earning assets, a higher percentage of loans on the balance sheet, and an increase in the prime rate. Average earning assets increased $23.6 million or 6.3%. The mix of earning assets improved with loans representing 68.8% of average earning assets during 2005 compared to 65.6% during 2004. Prime rate and short-term interest rates reflected a steady increase from June 2004 through December 2005. During that period, the prime rate increased from 4.00% to 7.25%. This improved the yield on the Company's floating rate loans, principally commercial real estate, tied to prime rate. As of December 31, 2005, $79.6 million of loans were immediately repricable.

NORWOOD FINANCIAL CORP                 21                     2006 ANNUAL REPORT

     Interest income earned on loans during 2005 totaled $17,727,000 with a yield of 6.47%, increasing from $14,912,000 and a yield of 6.07% during 2004. An increase in average volume of $28.3 million, or 11.5% and increasing interest rates were responsible for the improvement in income and yield.

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

OTHER INCOME

     Other income totaled $3,583,000 for the year-ended December 31, 2006 compared to $3,548,000 in 2005. Service charges and fees decreased $52,000 to $2,455,000. The decrease was partially due to $26,000 decline in service charges on deposit accounts reflecting growth in the Bank's no fee retail checking products. Loan related services decreased $79,000 due in part to a lower level of letter of credit fees and no-fee loan promotions conducted in 2006.

     Income from fiduciary activities totaled $355,000 in 2006 increasing $12,000 from 2005. The increase was principally due to $9.9 million growth in assets under management which totaled $96.9 million as of December 31, 2006.

     Gains on sales of mortgage loans and servicing rights, included in Other, totaled $147,000 in 2006 compared to $64,000 in 2005. The increase was due to the gain on sale of $13.7 million of mortgage servicing rights on loans previously sold in the secondary market to FNMA. The Company does not expect similar gains on the sale of servicing rights in 2007.

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

     Income from fiduciary activities totaled $343,000 in 2005, increasing $42,000 from 2004. The increase was partially due to a $10,000 growth in estate fees. In addition, the market value of assets under management increased $3.6 million to $87.0 million.

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

NORWOOD FINANCIAL CORP                 22                     2006 ANNUAL REPORT

Other Income (dollars in thousands)
For the year-ended December 31

                                                        2006     2005     2004
                                                       ------------------------
Service charges on deposit accounts                    $  296   $  322   $  375
ATM Fees                                                  224      215      219
NSF Fees                                                1,260    1,265      892
Safe Deposit Box Rental                                    55       56       57
Loan related service fees                                 271      350      324
Debit Card                                                282      253      213
Fiduciary activities                                      355      343      301
Mutual funds & annuities                                  131      150      154
Gain on sales of mortgage loans and servicing assets      147       64       67
CSV on life insurance                                     309      296      316
Other income                                              187      192      170
                                                       ------------------------
                                                        3,517    3,506    3,088
Net realized gains on sales of securities                  66       42      458
                                                       ------------------------
Total                                                  $3,583   $3,548   $3,546
                                                       ========================

OTHER EXPENSES

     Other expenses for the year ended December 31, 2006 totaled $10,957,000, an increase of $334,000 or 3.15% over $10,623,000 in 2005.

     Salaries and employee benefits expense, which represented 51.6% of total expense, increased $245,000 or 4.5% to $5,655,000 in 2006. The cost of health insurance premiums paid by the Company for its employees increased $105,000 in 2006. The Company incurred $136,000 of expense related to stock options granted in 2006 as a result of adopting FASB Statement No. 123 (R) "Share Based Payment". The Company had expense of $444,000 related to its employee stock ownership plan (ESOP) in 2006 compared to $588,000 in 2005. The ESOP had a ten year life and was fully funded as of September 30, 2006.

     Furniture and equipment expense decreased $96,000 to $479,000 in 2006 principally due to lower maintenance expense. Data processing related operations totaled $700,000 in 2006 compared to $625,000 in 2005. The increase was due to enhancement to the Bank's on-line banking product and implementation of software related to image based check processing. Advertising expense increased $65,000 to $224,000 in 2006 reflecting increased use of radio advertising. Professional fees decreased $104,000 due to a lower level of corporate legal fees and accounting services.

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

NORWOOD FINANCIAL CORP                 22                     2006 ANNUAL REPORT

2004, therefore, there was no loss on lease residuals in 2005, compared to $90,000 in 2004. Professional fees totaled $444,000 in 2005 increasing from $323,000 in 2004. This includes an increase of $76,000 to $238,000 for accounting services reflecting expenses associated with the internal control documentation required by Sarbanes-Oxley.

INCOME TAXES

     Income tax expense for the year ended December 31, 2006 totaled $2,679,000 for an effective tax rate of 31.2% compared to an expense of $2,341,000 and an effective tax rate of 29.9% for 2005. The higher effective tax rate was principally due to a lower level of tax exempt interest income and the tax effect of compensation expense related to stock options.

     Income tax expense for the year ended December 31, 2005 totaled $2,341,000 for an effective tax rate of 29.9% compared to an expense of $2,003,000 an effective tax rate of 28.6% in 2004. The increase in the effective tax rate was principally due to a lower level of tax exempt interest income in 2005.

CAPITAL AND DIVIDENDS

     Total stockholders' equity as of December 31, 2006, was $52.2 million, compared to $48.1 million as of year-end 2005. The increase was principally due to retention of earnings of $3,542,000 after cash dividends declared of $2,368,000. Accumulated other comprehensive income increased $728,000 due to market value changes in the Company's AFS securities portfolio principally as a result of changing interest rates. As of December 31, 2006 the Company had a leverage capital ratio of 11.43%, Tier 1 risk-based capital of 15.67% and total risk-based capital of 16.99% compared to, 11.05%, 15.29% and 16.63%, respectively, at year end 2005.

     The Company's stock is traded on the Nasdaq Global market under the symbol, NWFL. As of December 31, 2006, there were approximately 1,400 shareholders based on transfer agent mailings.

     The following table sets forth the price range and cash dividends declared per share regarding common stock for the period indicated:

                              Closing Price Range
                           ------------------------      Cash dividend
                              High           Low      declared per share
                           ---------------------------------------------
Year 2005
---------
First Quarter              $ 34.18        $  24.24         $  .1714
Second Quarter               32.47           28.57            .1714
Third Quarter                31.43           29.32            .1714
Fourth Quarter               31.74           29.33            .20

Year 2006
---------
First Quarter              $ 31.16        $  29.59        $   .20
Second Quarter               33.75           30.24            .21
Third Quarter                32.00           31.07            .21
Fourth Quarter               31.68           30.22            .23

     The book value of the common stock was $18.67 as of December 31, 2006 compared to $17.07 as of December 31, 2005. As of year-end 2006, the stock price was $31.50, compared to $31.71 as of December 31, 2005.

NORWOOD FINANCIAL CORP                 24                     2006 ANNUAL REPORT

STOCK PERFORMANCE GRAPH

     Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in the Nasdaq Stock Market index and (b) the cumulative total stockholder return on stocks included in the Nasdaq Bank index, as prepared for Nasdaq by the Center for Research in Securities Prices ("CRSP") at the University of Chicago. All three investment comparisons assume the investment of $100 at the market close on December 31, 2001 and the reinvestment of dividends paid. The graph provides comparison at December 31, 2001 and each fiscal year through December 31, 2006.


     [Line graph appears here showing 5-year cumulative total return on $100 invested in the Common Stock compared to cumulative total returns on $100 invested in the Nasdaq Bank Index and Nasdaq Index, respectively. Line graph starts at December 31, 2001 and shows the cumulative total returns at December 31, 2002, 2003, 2004, 2005 and 2006. Plot points are shown below]


                                     12/31/01       12/31/02       12/31/03        12/31/04       12/31/05        12/31/06
----------------------------------------------------------------------------------------------------------------------------
Norwood Financial Corp.                100.0           117.8          161.2           220.8          206.0           217.0
----------------------------------------------------------------------------------------------------------------------------
Nasdaq Stock Market (US Companies)     100.0            69.1          103.4           112.5          114.9           126.2
----------------------------------------------------------------------------------------------------------------------------
Nasdaq Bank Stocks                     100.0           102.4          131.7           150.7          147.2           165.2
----------------------------------------------------------------------------------------------------------------------------

     There can be no assurance that the Company's future stock performance will be the same or similar to the historical performance shown in the above graph. The Company neither makes nor endorses any predictions as to stock performance.

NORWOOD FINANCIAL CORP                 25                     2006 ANNUAL REPORT

NORWOOD FINANCIAL CORP.
SUMMARY OF QUARTERLY RESULTS (UNAUDITED)
(Dollars in thousands, except per share amounts)

2006
                                         December 31   September 30     June 30   March 31
                                         -------------------------------------------------
Interest income                             $6,956        $6,647        $6,350     $5,996
Interest expense                             2,830         2,545         2,321      2,070
                                         ------------------------------------------------
         Net interest income                 4,126         4,102         4,029      3,926
Provision for loan losses                       50            45            55         70
Other income                                   862           849           989        817
Net realized gains on sales of securities     --              45            14          7
Other expense                                2,620         2,730         2,841      2,766
                                         ------------------------------------------------
Income before income taxes                   2,318         2,221         2,136      1,914
Income tax expense                             739           699           660        581
                                         ------------------------------------------------
NET INCOME                                  $1,579        $1,522        $1,476     $1,333
                                         ================================================
Basic earnings per share                    $ 0.56        $ 0.54        $ 0.53     $ 0.48
                                         ================================================
Diluted earnings per share                  $ 0.55        $ 0.53        $ 0.52     $ 0.47
                                         ================================================

2005
                                         December 31   September 30     June 30   March 31
                                         -------------------------------------------------
Interest income                             $ 5,904       $5,578        $5,313    $4,973
Interest expense                              1,941        1,644         1,517     1,403
                                         ------------------------------------------------
  Net interest income                         3,963        3,934         3,796     3,570
Provision for loan losses                        70           90            90       100
Other income                                    896          905           862       843
Net realized gain (loss) on sales
  of securities                                 (41)           3             3        77
Other expense                                 2,668        2,627         2,677     2,651
                                         ------------------------------------------------

Income before income taxes                    2,080        2,125         1,894     1,739
Income tax expense                              638          643           564       496
                                         ------------------------------------------------
NET INCOME                                  $ 1,442       $1,482        $1,330    $1,243
                                         ================================================
Basic earnings per share                    $  0.52       $ 0.53        $ 0.47    $ 0.44
                                         ================================================
Diluted earnings per share                  $  0.51       $ 0.52        $ 0.46    $ 0.43
                                         ================================================


NORWOOD FINANCIAL CORP                 26                     2006 ANNUAL REPORT

NORWOOD FINANCIAL CORP. CONSOLIDATED AVERAGE BALANCE SHEETS WITH RESULTANT INTEREST AND RATES
(Tax-Equivalent Basis, dollars in thousands)


Year Ended December 31                                 2006                                2005
                                         ---------------------------------------------------------------------
                                           Average                  Ave         Average                 Ave
                                          Balance(2)  Interest(1)   Rate       Balance(2) Interest(1)   Rate
                                         ---------------------------------------------------------------------
ASSETS
Interest Earning Assets:
  Federal funds sold                      $  2,778    $   142       5.11%       $  3,730    $   129       3.46%
  Interest bearing deposits with banks          98          5       5.10             123          3       2.44
  Securities held to maturity                  981         90       9.17           3,608        396      10.98
  Securities available for sale
        Taxable                             99,571      3,712       3.73          98,038      3,116       3.18
        Tax-exempt                          17,070        925       5.42          18,602      1,023       5.50
                                          -------------------                   -------------------
            Total securities available
                         for sale          116,641      4,637       3.73         116,640      4,139       3.55
  Loans receivable (3,4)                   301,533     21,600       7.16         274,053     17,727       6.47
                                          -------------------                   -------------------
            Total interest earning assets  422,031     26,474       6.27         398,154     22,394       5.62
Non-interest earning assets:
  Cash and due from banks                    8,857                                 8,569
  Allowance for loan losses                 (3,785)                               (3,597)
  Other assets                              16,976                                16,049
                                          --------                              --------
            Total non-interest earning
              assets                        22,048                                21,021
                                          --------                              --------
TOTAL ASSETS                              $444,079                              $419,175
                                          ========                              ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-Bearing Liabilities:
  Interest-bearing demand
     and money market                     $ 96,882    $ 1,688       1.74        $ 93,747        969       1.03
  Savings                                   49,937        232       0.46          57,128        268       0.47
  Time                                     146,344      5,798       3.96         128,704      3,634       2.82
                                          -------------------                   -------------------
            Total interest-bearing
              deposits                     293,163      7,718       2.63         279,579      4,871       1.74
Short-term borrowings                       19,284        823       4.27          15,783        416       2.64
Long term debt                              23,419      1,225       5.23          23,000      1,218       5.30
                                          -------------------                   -------------------
            Total interest bearing
              liabilities                  335,866      9,766       2.91         318,362      6,505       2.04
                                                      -------                               -------
Non-interest bearing liabilities
Non-interest bearing demand deposits        54,798                                52,109
Other liabilities                            3,526                                 1,804
                                          --------                              --------
            Total non-interest bearing
               liabilities                  58,324                                53,913
                                          --------                              --------
Stockholders' equity                        49,889                                46,900
                                          --------                              --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                      $444,079                              $419,175
                                          ========                              ========
Net interest income
   (tax-equivalent basis)                              16,708       3.36%                    15,889       3.58%
                                                                    ====                                  ====
Tax-equivalent basis adjustment                          (525)                                 (626)
                                                      -------                               -------
Net Interest Income                                   $16,183                               $15,263
                                                      =======                               =======
Net Interest margin(tax-equivalent basis)                           3.96%                                 3.99%
                                                                    ====                                  ====

Year Ended December 31                                 2004
                                         ---------------------------------
                                            Average                 Ave
                                           Balance(2) Interest(1)   Rate
                                         ---------------------------------
ASSETS
Interest Earning Assets:
  Federal funds sold                        $  4,648    $    68       1.46%
  Interest bearing deposits with banks           120          2       1.67
  Securities held to maturity                  5,732        506       8.83
  Securities available for sale
        Taxable                              100,180      3,127       3.12
        Tax-exempt                            18,080      1,032       5.71
                                            -------------------
            Total securities available
                         for sale            118,260      4,159       3.52
  Loans receivable (3,4)                     245,783     14,912       6.07
                                            -------------------
            Total interest earning assets    374,543     19,647       5.25
Non-interest earning assets:
  Cash and due from banks                      8,542
  Allowance for loan losses                   (3,376)
  Other assets                                14,846
                                            --------
            Total non-interest earning
              assets                          20,012
                                            --------
TOTAL ASSETS                                $394,555
                                            ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-Bearing Liabilities:
  Interest-bearing demand
     and money market                       $ 89,851        549       0.61
  Savings                                     58,243        273       0.47
  Time                                       118,512      2,733       2.31
                                            -------------------
            Total interest-bearing
              deposits                       266,606      3,555       1.33
Short-term borrowings                         12,965        151       1.16
Long term debt                                23,000      1,288       5.60
                                            -------------------
            Total interest bearing
              liabilities                    302,571      4,994       1.65
                                                        -------
Non-interest bearing liabilities
Non-interest bearing demand deposits          47,399
Other liabilities                                596
                                            --------
            Total non-interest bearing
               liabilities                    47,995
                                            --------
Stockholders' equity                          43,989
                                            --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                        $394,555
                                            ========
Net interest income
   (tax-equivalent basis)                                14,653       3.60%
                                                                      ====
Tax-equivalent basis adjustment                            (641)
                                                        -------
Net Interest Income                                     $14,012
                                                        =======
Net Interest margin(tax-equivalent basis)                             3.91%
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

NORWOOD FINANCIAL CORP                 27                     2006 ANNUAL REPORT

RATE/VOLUME ANALYSIS

     The following table shows the fully taxable equivalent effect of changes in volumes and rates on interest income and interest expense.

                                                                            INCREASE/(DECREASE)
                                                 -------------------------------------------------------------------------
(dollars in thousands)                                   2006 COMPARED TO 2005                2005 COMPARED TO 2004
                                                 -------------------------------------------------------------------------
                                                            VARIANCE DUE TO                     VARIANCE DUE TO
                                                 -------------------------------------------------------------------------
                                                  VOLUME          RATE         NET       VOLUME         RATE        NET
                                                 ------------------------------------    ---------------------------------
INTEREST EARNING ASSETS:
--------------------------------------------------------------------------------------------------------------------------
Federal funds sold                               $  (38)       $    51       $    13   $  (16)       $    77       $    61
Interest bearing deposits with banks                 (1)             3             2       --              1             1
Securities held to maturity                        (250)           (56)         (306)    (215)           105          (110)
Securities available for sale
   Taxable                                           49            547           596      (68)            57           (11)
   Tax-exempt                                       (83)           (15)          (98)      29            (38)           (9)
                                                 -------------------------------------------------------------------------
        Total  securities available for sale        (34)           532           498      (39)            19           (20)
Loans receivable                                  1,870          2,003         3,873    1,787          1,028         2,815
                                                 -------------------------------------------------------------------------
        Total interest earning assets             1,547          2,533         4,080    1,517          1,230         2,747
                                                 -------------------------------------------------------------------------

INTEREST BEARING LIABILITIES:
--------------------------------------------------------------------------------------------------------------------------
Interest-bearing demand and money market             33            686           719       25            395           420
Savings                                             (33)            (3)          (36)      (5)            --            (5)
Time                                                549          1,615         2,164      250            651           901
                                                 -------------------------------------------------------------------------
         Total interest-bearing deposits            549          2,298         2,847      270          1,046         1,316
Short-term borrowings                               107            300           407       39            276           265
Long term debt                                       22            (15)            7       --            (70)          (70)
                                                 -------------------------------------------------------------------------
         Total interest bearing liabilities         678          2,583         3,261      309          1,202         1,511
                                                 -------------------------------------------------------------------------
Net interest income (tax-equivalent basis)       $  869        $   (50)      $   819   $1,208        $    28       $ 1,236
                                                 =========================================================================

         Changes  in  net  interest   income  that  could  not  be  specifically
identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.


NORWOOD FINANCIAL CORP                 28                     2006 ANNUAL REPORT

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Norwood Financial Corp.
Honesdale, Pennsylvania

     We have audited the accompanying consolidated balance sheets of Norwood Financial Corp. and its subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Norwood Financial Corp. and its subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for share-based payments in 2006.

                                        /s/ Beard Miller Company LLP



Beard Miller Company LLP
Reading, Pennsylvania
February 26, 2007


NORWOOD FINANCIAL CORP                 29                     2006 ANNUAL REPORT

CONSOLIDATED BALANCE SHEETS

                                                                                      DECEMBER 31,
                                                                                 ----------------------
                                                                                    2006        2005
                                                                                 ----------------------
                                                                                     (IN THOUSANDS,
                                                                                   EXCEPT SHARE DATA)
                                        ASSETS
Cash and due from banks                                                          $   9,450    $   9,746
Interest bearing deposits with banks                                                    67           70
                                                                                 ----------------------
         Cash and Cash Equivalents                                                   9,517        9,816

Securities available for sale                                                      112,912      115,814
Securities held to maturity, fair value 2006 $971; 2005 $1,480                         954        1,452
Loans receivable, net of allowance for loan losses 2006 $3,828; 2005 $3,669        311,739      287,221
Investment in FHLB stock, at cost                                                    1,687        1,620
Bank premises and equipment, net                                                     6,020        5,393
Bank owned life insurance                                                            7,479        7,213
Accrued interest receivable                                                          2,129        1,812
Other assets                                                                         1,919        3,215
                                                                                 ----------------------
                  TOTAL ASSETS                                                   $ 454,356    $ 433,556
                                                                                 ======================

                        LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
         Deposits:
                  Non-interest bearing demand                                    $  53,856    $  50,891
                  Interest-bearing demand                                           36,600       40,738
                  Money market deposit accounts                                     50,048       52,194
                  Savings                                                           45,144       53,311
                  Time                                                             172,455      143,469
                                                                                 ----------------------
                           TOTAL DEPOSITS                                          358,103      340,603

         Short-term borrowings                                                      22,736       18,564
         Long-term debt                                                             13,000       23,000
         Accrued interest payable                                                    2,894        1,691
         Other liabilities                                                           5,392        1,590
                                                                                 ----------------------
                           TOTAL LIABILITIES                                       402,125      385,448
                                                                                 ----------------------
STOCKHOLDERS' EQUITY
         Common stock, par value $.10 per share; authorized 10,000,000 shares;
                  issued 2006: 2,840,872  2005: 2,705,715 shares                       284          270
         Surplus                                                                    10,149        5,648
         Retained earnings                                                          43,125       43,722
         Treasury stock, at cost 2006 43,721 shares; 2005 21,189 shares             (1,283)        (633)
         Accumulated other comprehensive loss                                          (44)        (772)
         Unearned Employee Stock Ownership Plan (ESOP) shares                           --         (127)
                                                                                 ----------------------
                           TOTAL STOCKHOLDERS' EQUITY                               52,231       48,108
                                                                                 ----------------------
                           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $ 454,356    $ 433,556
                                                                                 ======================

See notes to consolidated financial statements

NORWOOD FINANCIAL CORP                 30                     2006 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF INCOME

                                                                     YEARS ENDED DECEMBER 31,
                                                               ------------------------------------
                                                                 2006          2005          2004
                                                               ------------------------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
         Loans receivable, including fees                      $21,422        $17,583       $14,794
         Securities:
                  Taxable                                        3,712          3,116         3,127
                  Tax exempt                                       668            937         1,015
         Other                                                     147            132            70
                                                               ------------------------------------
                           TOTAL INTEREST INCOME                25,949         21,768        19,006
                                                               ------------------------------------

INTEREST EXPENSE
         Deposits                                                7,718          4,871         3,555
         Short-term borrowings                                     823            416           151
         Long-term debt                                          1,225          1,218         1,288
                                                               ------------------------------------
                           TOTAL INTEREST EXPENSE                9,766          6,505         4,994
                                                               ------------------------------------
                           NET INTEREST INCOME                  16,183         15,263        14,012

PROVISION FOR LOAN LOSSES                                          220            350           455
                                                               ------------------------------------
         NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES    15,963         14,913        13,557
                                                               ------------------------------------

OTHER INCOME
         Service charges and fees                                2,455          2,507         2,122
         Income from fiduciary activities                          355            343           301
         Net realized gains on sales of securities                  66             42           458
         Earnings on life insurance policies                       309            296           316
         Other                                                     398            360           349
                                                               ------------------------------------
                           TOTAL OTHER INCOME                    3,583          3,548         3,546
                                                               ------------------------------------

OTHER EXPENSES
         Salaries and employee benefits                          5,655          5,410         5,133
         Occupancy                                                 968            928           813
         Furniture and equipment                                   479            575           542
         Data processing related operations                        700            625           598
         Losses on lease residuals                                --             --              90
         Advertising                                               224            159           156
         Professional fees                                         340            444           323
         Postage and telephone                                     471            470           471
         Taxes, other than income                                  354            334           276
         Amortization of intangible assets                          52             52            52
         Other                                                   1,714          1,626         1,636
                                                               ------------------------------------
                           TOTAL OTHER EXPENSES                 10,957         10,623        10,090
                                                               ------------------------------------
                           INCOME BEFORE INCOME TAXES            8,589          7,838         7,013

INCOME TAX EXPENSE                                               2,679          2,341         2,003
                                                               ------------------------------------

                           NET INCOME                          $ 5,910        $ 5,497       $ 5,010
                                                               ====================================

EARNINGS PER SHARE
Basic                                                          $  2.11        $  1.96       $  1.80
                                                               ====================================

Diluted                                                        $  2.07        $  1.92       $  1.77
                                                               ====================================

See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP                 31                     2006 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                           YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
                                -------------------------------------------------------------------------------------------------
                                                                                             ACCUMULATED
                                 NUMBER OF                                                      OTHER       UNEARNED
                                  SHARES       COMMON              RETAINED     TREASURY     COMPREHENSIVE    ESOP
                                  ISSUED       STOCK     SURPLUS   EARNINGS      STOCK       INCOME (LOSS)   SHARES       TOTAL
                                -------------------------------------------------------------------------------------------------
                                                       (Dollars in Thousands, Except Per Share Data)

BALANCE - DECEMBER 31, 2003      2,705,715        $270   $ 4,933     $37,042     $  (295)      $ 1,431         $(550)     $42,831
                                                                                                                          --------

Comprehensive income:
  Net income                             -           -         -       5,010           -             -             -        5,010
  Change in unrealized gains
    on securities available for sale,
    net of reclassification
    adjustment and tax effects           -           -         -           -           -        (1,098)            -       (1,098)
                                                                                                                          --------
    Total Comprehensive Income                                                                                              3,912
                                                                                                                          --------

  Cash dividends declared,
    $.66 per share                       -           -         -      (1,830)          -             -             -       (1,830)
  Stock options exercised                -           -       (21)          -         227             -             -          206
  Tax benefit of stock
    options exercised                    -           -        22           -                         -             -           22
  Acquisition of treasury stock          -           -         -           -        (118)            -             -         (118)
  Release of treasury stock
    for ESOP                             -           -        40           -          37             -             -           77
  Release of earned ESOP
    shares, net                          -           -       362           -           -             -           223          585
                                -------------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2004      2,705,715         270     5,336      40,222        (149)          333          (327)      45,685
                                                                                                                          --------
Comprehensive income:
  Net income                             -           -         -       5,497           -             -             -        5,497
  Change in unrealized gains
    on securities available for sale,
    net of reclassification
    adjustment and tax effects           -           -         -           -           -        (1,105)            -       (1,105)
                                                                                                                          --------

    Total Comprehensive Income                                                                                              4,392
                                                                                                                          --------

  Cash dividends declared,
    $.71 per share                       -           -         -      (1,997)          -             -             -       (1,997)
  Stock options exercised                -           -       (78)          -         228             -             -          150
  Tax benefit of stock
    options exercised                    -           -        18           -           -             -             -           18
  Acquisition of treasury stock          -           -         -           -        (819)            -             -         (819)
  Release of treasury stock
    for ESOP                             -           -         7           -         107             -             -          114
  Release of earned ESOP
    shares, net                          -           -       365           -           -             -           200          565
                                -------------------------------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2005      2,705,715         270     5,648      43,722        (633)         (772)         (127)      48,108

Comprehensive income:
  Net income                             -           -         -       5,910           -             -             -        5,910
  Change in unrealized gains (losses)
    on securities available for sale,
    net of reclassification
    adjustment and tax effects           -           -         -           -           -           728             -          728
                                                                                                                          --------

    Total Comprehensive Income                                                                                              6,638
                                                                                                                          --------

  Cash dividends declared,
    $.85 per share                       -           -         -      (2,368)          -             -             -       (2,368)
  5% stock dividend at $30.59
    per share                      135,157          14     4,121      (4,139)          -             -             -           (4)
  Acquisition of treasury stock          -           -         -           -        (890)            -             -         (890)
  Stock options exercised                -           -       (68)          -         128             -             -           60
  Tax benefit of stock
    options exercised                    -           -        10           -           -             -             -           10
  Release of treasury stock
    for ESOP                             -           -         8           -         112             -             -          120
  Compensation expense related
    to stock options                     -           -       136           -           -             -             -          136
  Release of earned ESOP
    shares, net                          -           -       294           -           -             -           127          421
                                -------------------------------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2006      2,840,872        $284   $10,149     $43,125     $(1,283)      $   (44)        $   -      $52,231
                                 ================================================================================================



See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP                 32                     2006 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              YEARS ENDED DECEMBER 31,
                                                                                          --------------------------------
                                                                                            2006        2005         2004
                                                                                          --------------------------------
                                                                                                    (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                                $  5,910    $  5,497    $  5,010
Adjustments to reconcile net income to net cash provided by operating activities:
                  Provision for loan losses                                                    220         350         455
                  Depreciation                                                                 503         535         544
                  Amortization of intangible assets                                             52          52          52
                  Deferred income taxes                                                       (108)        (37)        (81)
                  Net amortization of securities premiums and discounts                        301         431         540
                  Net realized gains on sales of securities                                    (66)        (42)       (458)
                  Net increase in investment in life insurance                                (266)       (254)       (283)
                  Gain on sale of bank premises and equipment and
                           foreclosed real estate                                              (12)         (5)        (12)
                  Gain on sale of mortgage loans and servicing rights                         (147)        (64)        (67)
                  Mortgage loans originated for sale                                        (2,065)     (6,650)     (4,101)
                  Proceeds from sale of mortgage loans                                       2,212       6,714       4,168
                  Tax benefit of stock options exercised                                      --            18          22
                  Release of ESOP shares                                                       421         565         585
                  Compensation expense related to stock options                                136        --          --
                  Decrease (increase) in accrued interest receivable and
                           other assets                                                      1,137      (1,725)        884
                  Increase (decrease) in accrued interest payable and other Liabilities      4,543       1,575        (200)
                                                                                          --------------------------------
                           Net Cash Provided by Operating Activities                        12,771       6,960       7,058
                                                                                          --------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
         Securities available for sale:
                  Proceeds from sales                                                           96       6,073      11,687
                  Proceeds from maturities and principal reductions on
                           mortgage-backed securities                                       35,962      11,799      37,779
                  Purchases                                                                (32,291)    (18,878)    (43,331)
         Securities held to maturity, proceeds from maturities                                 505       4,330          35
         (Increase) decrease in investment in FHLB stock                                       (67)        605        (223)
         Net  increase in loans                                                            (24,892)    (36,374)    (21,579)
         Purchase of bank premises and equipment                                            (1,130)       (446)       (445)
         Proceeds from sales of premises and equipment and foreclosed real estate               64          12          42
                                                                                          --------------------------------

                           Net Cash Used in Investing Activities                           (21,753)    (32,879)    (16,035)
                                                                                          --------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
         Net increase in deposits                                                           17,500      21,958      11,976
         Net increase (decrease) in short-term borrowings                                    4,172      (4,418)     10,123
         Proceeds  from long-term debt                                                        --         5,000        --
         Repayments of long-term debt                                                      (10,000)     (5,000)       --
         Stock options exercised                                                                60         150         206
         Tax benefit of stock options exercised                                                 10        --          --
         ESOP purchase of shares from treasury stock                                           120         114          77
         Acquisition of treasury stock                                                        (890)       (819)       (118)
         Cash dividends paid                                                                (2,289)     (1,916)     (1,795)
                                                                                          --------------------------------
                           Net Cash Provided by Financing Activities                         8,683      15,069      20,469
                                                                                          --------------------------------
                           Net Increase (Decrease) in Cash and Cash Equivalents               (299)    (10,850)     11,492

CASH AND CASH EQUIVALENTS - BEGINNING                                                        9,816      20,666       9,174
                                                                                          --------------------------------
CASH AND CASH EQUIVALENTS - ENDING                                                        $  9,517    $  9,816    $ 20,666
                                                                                          ================================

See notes to consolidated financial statements

NORWOOD FINANCIAL CORP                 33                     2006 ANNUAL REPORT

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

ESTIMATES
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, and the determination of other-than-temporary impairment on securities.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK
     Most of the Company's activities are with customers located within northeastern Pennsylvania. Note 3 discusses the types of securities that the Company invests in. Note 4 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer.

CONCENTRATIONS OF CREDIT RISK
     The Bank operates primarily in Wayne, Pike and Monroe Counties in Pennsylvania and, accordingly, has extended credit primarily to commercial entities and individuals in this area whose ability to honor their contracts is influenced by the region's economy. These customers are also the primary depositors of the Bank. The Bank is limited in extending credit by legal lending limits to any single borrower or group of borrowers.

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

NORWOOD FINANCIAL CORP                 34                     2006 ANNUAL REPORT

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

NORWOOD FINANCIAL CORP                 35                     2006 ANNUAL REPORT

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

BANK OWNED LIFE INSURANCE
     The Company invests in bank owned life insurance ("BOLI") as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on a chosen group of employees. The Company is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies. Income from the increase in cash surrender value of the policies is included in other income on the consolidated statement of income.

NORWOOD FINANCIAL CORP                 36                     2006 ANNUAL REPORT

INTANGIBLE ASSETS
     Intangible assets represent goodwill arising from acquisitions. Goodwill represents the excess cost of an acquisition over the fair value of the net assets acquired. On January 1, 2002, the Company adopted SFAS 142, "Goodwill and Other Intangible Assets," and SFAS 147, "Accounting for Certain Acquisitions of Banking and Thrift Institutions." At December 31, 2006 and 2005, the Company had intangible assets of $221,000 and $273,000, which is net of accumulated amortization of $559,000 and $507,000, which are included in other assets. These intangible assets will continue to be amortized on a straight-line basis over fifteen years under the provisions of SFAS 142 and SFAS 147. Amortization expense related to intangible assets was $52,000 for each of the years ended December 31, 2006, 2005 and 2004.

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

EARNINGS PER SHARE
     On April 11, 2006, the Company declared a 5% stock dividend on common stock outstanding payable May 26, 2006 to shareholders of record on May 12, 2006. The stock dividend resulted in the issuance of 135,157 additional common shares. All share amounts and per share data have been adjusted for the effect of the stock dividend

     Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

STOCK OPTION PLANS
     In December 2004,  the Financial  Acounting  Standards  Board (FASB) issued
Statement No. 123 (R), "Share-Based Payment." Statement No. 123 (R) replaces Statement No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." Statement No. 123
(R) requires the fair value of share-based payment transactions to be recognized as compensation costs in the financial statements over the period that an employee provides service in exchange for the award. The fair value of the share-based payments is estimated using the Black-Scholes option-pricing model. The Company adopted Statement No. 123 (R) effective January 1, 2006, using the modified-prospective transition method. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method. The Company did not issue any stock options in 2005. All outstanding options as of December 31, 2005 were fully vested.

NORWOOD FINANCIAL CORP                 37                     2006 ANNUAL REPORT

NOTE 2 -  SUMMARY  OF SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)
     For the years ended December 31, 2005 and 2004, the Company accounted for its stock option plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

                                                                     YEARS ENDED DECEMBER 31,
                                                                ----------------------------------
                                                                   2005                     2004
                                                                ----------------------------------
                                                                (THOUSANDS, EXCEPT PER SHARE DATA)
         Net income, as reported                                $   5,497                $   5,010
                  Total stock-based employee compensation
                  expense determined under fair value based
                  method for all awards, net of related taxes        (194)                    (143)
                                                                ----------------------------------
         Pro forma net income                                   $   5,303                $   4,867
                                                                ----------------------------------
         Earnings per share (basic):
                  As reported                                   $    1.96                $    1.80
                  Pro forma                                     $    1.89                $    1.75
                                                                ----------------------------------
         Earnings per share (assuming dilution):
                  As reported                                   $    1.92                $    1.77
                  Pro forma                                     $    1.85                $    1.71
                                                                ==================================

CASH FLOW INFORMATION
     For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks and federal funds sold.

     Cash payments for interest for the years ended December 31, 2006, 2005 and 2004 were $8,563,000, $6,014,000, and $5,103,000, respectively. Cash payments for income taxes for the years ended December 31, 2006, 2005 and 2004 were $2,677,000, $2,449,000, and $1,941,000, respectively. Non-cash investing
activities  for  2006,  2005  and  2004  included   foreclosed   mortgage  loans
transferred to foreclosed real estate and repossession of other assets of $154,000, $112,000, and $281,000, respectively.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
     In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, letters of credit and commitments to sell loans. Such financial instruments are recorded in the consolidated balance sheets when they become receivable or payable.

NORWOOD FINANCIAL CORP                 38                     2006 ANNUAL REPORT

TRUST ASSETS
     Assets held by the Company in a fiduciary capacity for customers are not included in the financial statements since such items are not assets of the Company. Trust income is reported on the accrual method.

COMPREHENSIVE INCOME
     Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income.

     The components of other comprehensive income and related tax effects are as follows:

                                                                        YEARS ENDED DECEMBER 31,
                                                                      ----------------------------
                                                                        2006      2005      2004
                                                                      ----------------------------
                                                                             (IN THOUSANDS)
Unrealized holding gains/ (losses) on available for sale securities   $ 1,173   $(1,636)   $(1,204)
Reclassification adjustment for gains realized in income                   66        42        458
                                                                      ----------------------------
         Net Unrealized Gains/( Losses)                                 1,107    (1,678)    (1,662)

Income tax expense (benefit)                                              379      (573)      (564)
                                                                      ----------------------------
         Net of Tax Amount                                            $   728   $(1,105)   $(1,098)
                                                                      ============================

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

NEW ACCOUNTING STANDARDS
     In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends FASB Statement No. 133 and FASB Statement No. 140, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments. Specifically, SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company is required to adopt the provisions of SFAS No. 155, as applicable, beginning in fiscal year 2007. Management does not believe the adoption of SFAS No. 155 will have a material impact on the Company's consolidated financial position and results of operations.

NORWOOD FINANCIAL CORP                 39                     2006 ANNUAL REPORT

     In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets - An Amendment of FASB Statement No. 140" ("SFAS 156"). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006, which for the Company will be as of the beginning of fiscal 2007. The Company does not believe that the adoption of SFAS 156 will have a significant effect on its consolidated financial statements.

     In February 2006, the FASB issued FASB Staff Position No. FAS 123(R)-4, "Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event." This position amends SFAS 123R to incorporate that a cash settlement feature that can be exercised only upon the occurrence of a contingent event that is outside the employee's control does not meet certain conditions in SFAS 123R until it becomes probable that the event will occur. The guidance in this FASB Staff Position shall be applied upon initial adoption of Statement 123R. The Company is currently evaluating the impact that the adoption of SFAS 123R will have on its consolidated financial statements.

     In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109" (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We are currently evaluating the impact of adopting FIN 48 on our consolidated financial statements.

     In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on our consolidated financial position, results of operations and cash flows.

     On September 13, 2006, the Securities and Exchange Commission "SEC" issued Staff Accounting Bulletin No. 108 ("SAB 108"). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, Companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company's balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statements misstatements as material if they are material according to either the income statement or balance sheet approach. The Company has analyzed SAB 108 and determined that upon adoption it will have no impact on the reported results of operations or financial condition.

NORWOOD FINANCIAL CORP                 40                     2006 ANNUAL REPORT

   In September 2006, the FASB's Emerging Issues Task Force (EIFT) issued EITF Issue No. 06-4, "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements" ("EITF 06-4). EITF 06-4 requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The consensus highlights that the employer (who is also the policyholder) has a liability for the benefit it is providing to its employee. As such, if the policyholder has agreed to maintain the insurance policy in force for the employee's benefit during his or her retirement, then the liability recognized during the employee's active service period should be based on the future cost of insurance to be incurred during the employee's retirement. Alternatively, if the policy holder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in SFAS No. 106 or Accounting Principals Board (APB) Opinion No. 12, as appropriate. For transition, an entity can choose to apply the guidance using either of the following approaches: (a) a change in accounting principle through retrospective application to all periods presented or (b) a change in accounting principle through a cumulative-effect adjustment to the balance in retained earnings at the beginning of the year of adoption. The disclosures are required in fiscal years beginning after December 15, 2007, with early adoption permitted. The Company does not believe that the implementation of this guidance will have a material impact on the Company's consolidated financial statements.

     In October 2006, the FASB issued FASB Staff Position No. 123(R)-5, "Amendment of FASB Staff Position FAS 123(R)-1" ("FSP 123(R)-5"). FSP 123(R)-5 amends FSP 123(R)-1 for equity instruments that were originally issued as employee compensation and then modified, with such modification made solely to reflect an equity restructuring that occurs when the holders are no longer employees. The Company does not expect the adoption of FSP 123(R)-5 to have a material impact on its financial condition, results of operations or cash flows.

     In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115." SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for our Company January 1, 2008. The Company is evaluating the impact that the adoption of SFAS No. 159 will have on our consolidated financial statements.

NORWOOD FINANCIAL CORP                 41                     2006 ANNUAL REPORT

NOTE 3 - SECURITIES
     The amortized cost and fair value of securities were as follows:

                                                                             DECEMBER 31, 2006
                                                              ---------------------------------------------
                                                                              GROSS      GROSS
                                                              AMORTIZED     UNREALIZED  UNREALIZED   FAIR
                                                                 COST         GAINS      LOSSES      VALUE
                                                              ---------------------------------------------
                                                                                (IN THOUSANDS)
AVAILABLE FOR SALE:
         U.S. Government agencies                             $ 48,117      $   10    $   (546)   $  47,581
         States and political subdivisions                      16,572          73        (180)      16,465
         Corporate obligations                                   8,552          --        (113)       8,439
         Mortgage-backed securities                             39,123          98        (569)      38,652
                                                              ---------------------------------------------
                                                               112,364         181      (1,408)     111,137
         Equity securities                                         593       1,182          --        1,775
                                                              ---------------------------------------------
                                                              $112,957      $1,363    $ (1,408)   $ 112,912
                                                              =============================================
HELD TO MATURITY:
         States and political subdivisions                    $    954      $   17    $     --    $     971
                                                              =============================================
                                                                             DECEMBER 31, 2005
                                                              ---------------------------------------------
                                                                              GROSS      GROSS
                                                              AMORTIZED     UNREALIZED  UNREALIZED   FAIR
                                                                 COST         GAINS      LOSSES      VALUE
                                                              ---------------------------------------------
                                                                                (IN THOUSANDS)
AVAILABLE FOR SALE:
         U.S. Treasuries                                      $  2,008       $    -    $    (19)   $  1,989
         U.S. Government agencies                               53,180            -      (1,184)     51,996
         States and political subdivisions                      19,810          141        (228)     19,723
         Corporate obligations                                  10,708            2        (260)     10,450
         Mortgage-backed securities                             30,675           17        (738)     29,954
                                                              ---------------------------------------------
                                                               116,381          160      (2,429)    114,112
         Equity securities                                         586        1,118          (2)      1,702
                                                              ---------------------------------------------
                                                              $116,967       $1,278    $ (2,431)   $115,814
                                                              =============================================
HELD TO MATURITY:
         States and political subdivisions                    $  1,452       $   28    $     -     $  1,480
                                                              =============================================

     The following tables show the Company's investments' gross unrealized losses and fair value, aggregated by length of time that individual securities have been in a continuous unrealized loss position:

                                                                DECEMBER 31, 2006
                                    ----------------------------------------------------------------------
                                       LESS THAN 12 MONTHS        12 MONTHS OR MORE        TOTAL
                                    ---------------------------------------------------------------------
                                      FAIR       UNREALIZED     FAIR    UNREALIZED   FAIR      UNREALIZED
                                      VALUE        LOSSES       VALUE     LOSSES     VALUE       LOSSES
                                    ---------------------------------------------------------------------
                                                                  (IN THOUSANDS)
U.S. Government agencies            $  9,966    $    (32)   $ 34,605    $   (514)   $ 44,571    $   (546)
States and political subdivisions      3,104          (8)      8,064        (172)     11,168        (180)
Corporate obligations                   --          --         7,440        (113)      7,440        (113)
Mortgage-backed securities             4,952         (35)     21,419        (534)     26,371        (569)
                                   ----------------------------------------------------------------------
                                    $ 18,022    $    (75)   $ 71,528    $ (1,333)   $ 89,550    $ (1,408)
                                   ======================================================================

NORWOOD FINANCIAL CORP                 42                     2006 ANNUAL REPORT

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
                                   ======================================================================

     At December 31, 2006, the Company had 20 securities in the less than twelve month category and 92 securities in the twelve months or more category. In management's opinion, the unrealized losses reflect changes in interest rates subsequent to the acquisition of specific securities. Management believes that the unrealized losses represent temporary impairment of the securities, as the Company has the intent and ability to hold these investments until maturity or market price recovery.

     The amortized cost and fair value of debt securities as of December 31, 2006 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

                                                              AVAILABLE FOR SALE      HELD TO MATURITY
                                                             -----------------------------------------
                                                              AMORTIZED     FAIR      AMORTIZED    FAIR
                                                               COST        VALUE      COST       VALUE
                                                             -----------------------------------------
                                                                            (IN THOUSANDS)
Due in one year or less                                      $ 32,157     $ 31,835   $    --     $  --
Due after one year through five years                          30,106       29,632        --        --
Due after five years through ten years                          8,883        8,923       414       429
Due after ten years                                             2,095        2,095       540       542
                                                             -----------------------------------------
                                                               73,241       72,485       954       971
Mortgage-backed securities                                     39,123       38,652        --        --
                                                             -----------------------------------------
                                                             $112,364     $111,137   $   954     $ 971
                                                             =========================================

     Gross realized gains and gross realized losses on sales of securities available for sale were $66,000 and $-0-, respectively, in 2006, $107,000 and $65,000, respectively, in 2005, and $475,000 and $17,000, respectively, in 2004.

     Securities with a carrying value of $50,677,000 and $41,959,000 at December 31, 2006 and 2005, respectively, were pledged to secure public deposits, U.S. Treasury demand notes, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

NORWOOD FINANCIAL CORP                 43                     2006 ANNUAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

     The components of loans receivable at December 31 were as follows:

                                                      2006        2005
                                                   ----------------------
                                                       (IN THOUSANDS)
Real estate:
         Residential                               $ 113,783    $ 100,705
         Commercial                                  138,881      133,495
         Construction                                  7,714        5,944
Commercial, financial and agricultural                34,019       26,755
Consumer loans to individuals                         21,520       24,353
                                                   ----------------------
                                                     315,917      291,252
Unearned income and deferred fees                       (350)        (362)
Allowance for loan losses                             (3,828)      (3,669)
                                                   ----------------------
                                                   $ 311,739    $ 287,221
                                                   ======================

The following table presents changes in the allowance for loan losses:

                                                    YEARS ENDED DECEMBER 31,
                                              ---------------------------------
                                                 2006       2005         2004
                                              ---------------------------------
                                                       (IN THOUSANDS)

Balance, beginning                            $ 3,669      $ 3,448      $ 3,267
         Provision for loan losses                220          350          455
         Recoveries                                89           81          108
         Loans charged off                       (150)        (210)        (382)
                                              ---------------------------------
Balance, ending                               $ 3,828      $ 3,669      $ 3,448
                                              =================================

     The recorded investment in impaired loans, not requiring an allowance for loan losses was $290,000 and $310,000 at December 31, 2006 and 2005, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $-0- at December 31, 2006 and 2005. For the years ended December 31, 2006, 2005 and 2004, the average recorded investment in these impaired loans was $286,000, $316,000, and $-0-, and the interest income recognized on these impaired loans was $1,000, $11,000, and $-0-, respectively.

     Loans on which the accrual of interest has been discontinued amounted to $409,000 and $341,000 at December 31, 2006 and 2005, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $-0- and $12,000 at December 31, 2006 and 2005, respectively.

NOTE 5 - PREMISES AND EQUIPMENT
     Components of premises and equipment at December 31 are as follows:

                                                         2006             2005
                                                     --------------------------
                                                             (In Thousands)
Land and improvements                                $    925          $    925
Buildings and improvements                              7,766             7,318
Furniture and equipment                                 4,638             3,956
                                                     --------------------------
                                                       13,329            12,199
Accumulated depreciation                               (7,309)           (6,806)
                                                     --------------------------
                                                     $  6,020          $  5,393
                                                     ==========================

NORWOOD FINANCIAL CORP                 44                     2006 ANNUAL REPORT

     Certain facilities are leased under various operating leases. Rental expense for these leases was $222,000, $203,000, and $147,000, for the years ended December 31, 2006, 2005 and 2004. Future minimum rental commitments under noncancellable leases as of December 31, 2006 were as follows (in thousands):

                                                             2007         $  271
                                                             2008            241
                                                             2009            231
                                                             2010            228
                                                             2011            239
                                                             Thereafter    2,801
                                                                          ------
                                                                          $4,011
                                                                          ======
NOTE 6 - DEPOSITS
     Aggregate time deposits in denominations of $100,000 or more were $56,736,000 and $48,857,000 at December 31, 2006 and 2005, respectively.

     At December 31, 2006, the scheduled maturities of time deposits are as follows (in thousands):

                                                                 2007   $142,281
                                                                 2008     17,713
                                                                 2009      4,311
                                                                 2010      3,897
                                                                 2011      4,253
                                                                        --------
                                                                        $172,455
                                                                        ========

NOTE 7 - BORROWINGS
     Short-term borrowings at December 31 consist of the following:

                                                              2006         2005
                                                             -------------------
                                                               (IN THOUSANDS)

Securities sold under agreements to repurchase               $21,736     $12,464
Federal funds purchased                                         --         5,100
U.S. Treasury demand notes                                     1,000       1,000
                                                             -------------------
                                                             $22,736     $18,564
                                                             ===================

     The outstanding balances and related information of short-term borrowings are summarized as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                         -----------------------
                                                           2006          2005
                                                         -----------------------
                                                         (DOLLARS IN THOUSANDS)
Average balance during the year                          $22,209      $15,059
Average interest rate during the year                       4.39%        2.76%
Maximum month-end balance during the year                $29,677      $24,956
Weighted average interest rate at the end of the year       4.20%         3.76%

     Securities sold under agreements to repurchase generally mature within one day to one year from the transaction date. Securities with an amortized cost and fair value of $24,535,000 and $24,270,000 at December 31, 2006 and $14,768,000
and $14,396,000 at December 31, 2005 were pledged as collateral for these agreements. The securities underlying the agreements were under the Company's control.


NORWOOD FINANCIAL CORP                 45                     2006 ANNUAL REPORT

     The Company has a line of credit commitment available from the Federal Home Loan Bank (FHLB) of Pittsburgh for borrowings of up to $20,000,000 which expires in December 2011. There were no borrowings under this line at December 31, 2006 and 2005. The Company has a line of credit commitment available from PNC for $12,000,000, Atlantic Central Bankers Bank for $7,000,000 and Wachovia Bank for $2,000,000. There were no borrowings under these lines of credit at December 31, 2006 and 2005. The Company had a line of credit commitment available from the Bank of Lancaster County for $5,000,000 at December 31, 2006 and for $8,000,000 at December 31, 2005. There was $-0- outstanding under this line of credit at December 31, 2006 and $5,100,000 at December 31, 2005.

     Long-term debt consisted of the following at December 31, 2006 and 2005:

                                                               2006        2005
                                                             -------------------
                                                                (IN THOUSANDS)
Notes with the Federal Home Loan Bank (FHLB):
    Convertible note due December 2006 at 6.19%              $    --     $ 5,000
    Fixed rate note due April 2008 at 4.17%                    5,000       5,000
    Convertible note due April 2009 at 5.53% and 4.83%         5,000       5,000
    Convertible note due April 2009 at 5.07%                      --       5,000
    Convertible note due January 2011 at 5.24%                 3,000       3,000
                                                             -------------------
                                                             $13,000     $23,000
                                                             ===================

     The convertible notes contain an option which allows the FHLB, at quarterly intervals, to change the note to an adjustable-rate advance at three-month LIBOR plus 11 to 16 basis points. If the notes are converted, the option allows the Bank to put the funds back to the FHLB at no charge.

     Contractual maturities of long-term debt at December 31, 2006 are as follows (in thousands):

                                                            2007         $    --
                                                            2008           5,000
                                                            2009           5,000
                                                            2010              --
                                                            2011           3,000
                                                            Thereafter        --
                                                                         -------
                                                                         $13,000
                                                                         =======

     The Bank's maximum borrowing capacity with the Federal Home Loan Bank was $216,869,000 of which $13,000,000 was outstanding at December 31, 2006. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.

NOTE 8 - EMPLOYEE BENEFIT PLANS
     The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan. The plan permits employees to make pre-tax contributions between 2% and 10% of the employee's compensation. The amount of contributions to the plan, including matching contributions, is at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan after one year of employment. Employee contributions are vested at all times, and any Company contributions are fully vested after five years. The Company's contributions are expensed as the cost is incurred, funded currently, and amounted to $181,000, $207,000, and $185,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

NORWOOD FINANCIAL CORP                 46                     2006 ANNUAL REPORT

     The Company has a non-qualified supplemental executive retirement plan for the benefit of certain executive officers. At December 31, 2006 and 2005, other liabilities include approximately $858,000 and $720,000 accrued under the Plan. Compensation expense includes approximately $138,000, $140,000, and $130,000, relating to the supplemental executive retirement plan for 2006, 2005 and 2004, respectively. To fund the benefits under this plan, the Company is the owner of single premium life insurance policies on participants in the non-qualified retirement plan. At December 31, 2006 and 2005, the cash value of these policies was $7,479,000 and $7,213,000, respectively.

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

     As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of debt service paid in the year. The Company accounts for its leveraged ESOP in accordance with Statement of Position 93-6. Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in the consolidated balance sheets. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and dividends on unallocated ESOP shares are recorded as a reduction of debt. Dividends recorded as a reduction of debt were $12,000 and $23,000 for the years ended December 31, 2006 and 2005, respectively. The total employer contribution was $143,000 and $193,000 for the years ended December 31, 2006 and 2005, respectively.

     Compensation expense for the ESOP was $444,000, $588,000, and $530,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

     The status of the ESOP shares at December 31 are as follows:

                                                          2006            2005
                                                       -------------------------

Allocated shares                                        162,690          151,125
Shares released from allocation                          28,219           25,466
Unreleased shares                                            --           14,318
                                                       -------------------------
         TOTAL ESOP SHARES                              190,909          190,909
                                                       -------------------------
Fair value of unreleased shares                        $     --         $440,000
                                                       =========================

NOTE 9 - INCOME TAXES
     The components of the provision for federal income taxes are as follows:

                                              YEARS ENDED DECEMBER 31,
                                      -----------------------------------------
                                         2006           2005            2004
                                      -----------------------------------------
                                                    (IN THOUSANDS)

Current                               $ 2,787          $ 2,378          $ 2,084
Deferred                                 (108)             (37)             (81)
                                      -----------------------------------------
                                      $ 2,679          $ 2,341          $ 2,003
                                      =========================================

NORWOOD FINANCIAL CORP                 47                     2006 ANNUAL REPORT

     Deferred income taxes reflect temporary differences in the recognition of revenue and expenses for tax reporting and financial statement purposes, principally because certain items, such as, the allowance for loan losses and loan fees are recognized in different periods for financial reporting and tax return purposes. A valuation allowance has not been established for deferred tax assets. Realization of the deferred tax assets is dependent on generating sufficient taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. Deferred tax assets are recorded in other assets.

     Income tax expense of the Company is less than the amounts computed by applying statutory federal income tax rates to income before income taxes because of the following:

                                                                                         PERCENTAGE OF INCOME
                                                                                         BEFORE INCOME TAXES
                                                                                ----------------------------------------
                                                                                       YEARS ENDED DECEMBER 31,
                                                                                ----------------------------------------
                                                                                 2006            2005              2004
                                                                                ----------------------------------------

         Tax at statutory rates                                                 34.0%            34.0%             34.0%
         Tax exempt interest income, net of interest expense disallowance       (3.6)            (4.7)             (5.6)
         Increase in fair market value of ESOP                                   1.2              1.6               1.7
         Incentive stock options compensation expense                            0.5               -                -
         Earnings on life insurance                                             (1.0)            (1.1)             (1.4)
         Other                                                                   0.1              0.1              (0.1)
                                                                                ----------------------------------------
                                                                                31.2%            29.9%             28.6%
                                                                                ========================================

     The income tax provision includes $22,000, $14,000, and $156,000, of income taxes relating to realized securities gains for the years ended December 31, 2006, 2005, and 2004, respectively.

     The net deferred tax asset included in other assets in the accompanying consolidated balance sheets includes the following amounts of deferred tax assets and liabilities:

                                                                 2006      2005
                                                               -----------------
                                                                 (IN THOUSANDS)
         Deferred tax assets:
         Allowance for loan losses                             $1,142     $1,070
         Deferred compensation                                    292        252
         Intangible assets                                         94        120
         Net unrealized losses on securities                        1        380
         Other                                                     21          4
                                                               -----------------
                  Total Deferred Tax Assets                     1,550      1,826
                                                               -----------------

Deferred tax liabilities:
         Premises and equipment                                   215        254
         Deferred loan fees                                       305        271
                                                               -----------------
                  Total Deferred Tax Liabilities                  520        525
                                                               -----------------
Net Deferred Tax Asset                                         $1,030     $1,301
                                                               =================

NORWOOD FINANCIAL CORP                 48                     2006 ANNUAL REPORT

NOTE 10 - TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS
     Certain directors and executive officers of the Company, their families and their affiliates are customers of the Bank. Any transactions with such parties, including loans and commitments, were in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time and did not represent more than normal risks. At December 31, 2006 and 2005 such loans amounted to $5,959,000 and $3,130,000, respectively. During 2006, new loans to such related parties totaled $3,360,000 and repayments and other reductions aggregated $531,000.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2006, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2006, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios are presented in the table:

                                                                                                       TO BE WELL
                                                                                                    CAPITALIZED UNDER
                                                                         FOR CAPITAL ADEQUACY       PROMPT CORRECTIVE
                                                       ACTUAL                  PURPOSES             ACTION PROVISIONS
                                                --------------------------------------------------------------------------
                                                AMOUNT       RATIO        AMOUNT       RATIO        AMOUNT       RATIO
                                                --------------------------------------------------------------------------
                                                                       (Dollars in Thousands)
AS OF DECEMBER 31, 2006:
     Total capital (to risk-weighted
         assets)                               $55,017        16.73%    $=>26,308      =>8.00%    $=>32,885      =>10.00%
     Tier 1 capital (to risk-weighted
         assets)                                50,800        15.45      =>13,153      =>4.00      =>19,728       =>6.00
     Tier 1 capital (to average assets)         50,800        11.15      =>18,224      =>4.00      =>22,780       =>5.00

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

     The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at December 31, 2006 and 2005 was approximately $253,000 and $308,000, respectively.

NORWOOD FINANCIAL CORP                 49                     2006 ANNUAL REPORT

     Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2006, $44,816,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above. Under Federal Reserve regulations, the Bank is limited as to the amount it may lend affiliates, including the Company, unless such loans are collateralized by specific obligations.

NOTE 12 - STOCK OPTION PLANS
     The Company's shareholders approved the Norwood Financial Corp 2006 Stock Option Plan at the Annual Meeting on April 26, 2006. An aggregate of 250,000 shares of authorized but unissued Common Stock of the Company were reserved for future issuance under the Plan. This includes up to 40,000 shares for awards to outside directors. The options granted under this plan have an exercise price equal to the fair market value of the common stock on the grant date and vest over a twelve month period. Under this plan, the Company granted 47,700 options in 2006, which included 7,675 options granted to outside directors. The Company adopted a Stock Option Plan for the officers and employees of the Company in 1995. An aggregate of 750,000 shares of authorized but unissued common stock of the Company were reserved for future issuance under the Plan. In 1999, the Company adopted the Directors Stock Compensation Plan with an aggregate of 26,400 shares reserved for issuance under the Plan. The stock options typically have expiration terms of ten years subject to certain extensions and early terminations and vest over periods ranging from six months to one year from the date of grant. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted. There were no options granted under either plan in 2005, as both plans have expired.

     As of December 31, 2006, there was approximately $251,000 of total unrecognized compensation cost related to nonvested options under the plan. For the year ended December 31, 2006, salaries and employee benefits expense includes $136,000 related to the adoption of Statement No. 123 (R). Net income for 2006 was reduced by approximately $129,000.

     A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                                                 2006                          2005                  2004
                                  ---------------------------------------------------------------------------------
                                              WEIGHTED                             WEIGHTED               WEIGHTED
                                               AVERAGE     AVERAGE                  AVERAGE                AVERAGE
                                              EXERCISE    INTRINSIC                EXERCISE               EXERCISE
                                  OPTIONS       PRICE      VALUE       OPTIONS       PRICE    OPTIONS       PRICE
                                  ---------------------------------------------------------------------------------
Outstanding, beginning of year    140,295    $   18.45                  149,997    $ 18.25    148,687    $   16.05
         Granted                   47,700        30.91                       --         --     20,475        30.00
         Exercised                 (4,351)       13.05                   (9,701)     15.44    (15,603)       13.14
         Forfeited                     --           --                       --         --     (3,562)       16.16
                                  ---------------------------------------------------------------------------------
Outstanding, end of year          183,645    $   21.81    $1,780,000    140,296    $ 18.45    149,997    $   18.25
                                  =================================================================================
Exercisable, at end of year       135,945    $   18.62    $1,751,000
                                  ==================================

NORWOOD FINANCIAL CORP                 50                     2006 ANNUAL REPORT

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                      Years Ended December 31,
                                                   ----------------------------
                                                      2006      2005     2004
                                                   ----------------------------
Dividend yield                                        2.70%       --%    2.61%
Expected life                                      7 years        --   7 years
Expected volatility                                  25.12%       --%    34.66%
Risk-free interest rate                               4.85%       --%    3.80%
Weighted average fair value of options granted       $8.11       $--    $9.50

     The expected volatility is based on historical volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Company's history and expectation of dividend payouts.

     Proceeds from stock option exercises totaled $60,000 in 2006. Shares issued in connection with stock options exercises are issued from available treasury shares. If no treasury shares are available, new shares are issued from available authorized shares. During 2006, all the shares issued in connection with stock option exercises, 4,351 shares in total, were issued from available treasury shares.

     As of December 31, 2006, outstanding stock options consist of the following:

                                             Options       Exercise   Remaining          Options        Exercise
                                           Outstanding      Price    Life, Years       Exercisable      Price
                                           --------------------------------------------------------------------
                                            13,695           $10.88      1.0              13,695         $10.88
                                            18,900            15.24      2.0              18,900          15.24
                                            16,537            14.12      3.0              16,537          14.12
                                             9,450            10.36      4.0               9,450          10.36
                                            18,113            16.98      5.0              18,113          16.98
                                            18,113            19.05      6.0              18,113          19.05
                                            20,662            23.95      7.0              20,662          23.95
                                            20,475            30.00      8.0              20,475          30.00
                                            25,200            30.38      9.3                  --             --
                                            22,500            31.50     10.0                  --             --
                                           -------                                       -------
Outstanding, end of year                   183,645           $21.81      6.0             135,945         $18.62
                                           =======                                       =======

NORWOOD FINANCIAL CORP                 51                     2006 ANNUAL REPORT

NOTE 13 - EARNINGS PER SHARE
     The following table sets forth the computations of basic and diluted earnings per share:

                                                                             YEARS ENDED DECEMBER 31,
                                                                     -------------------------------------
                                                                         2006         2005        2004
                                                                     -------------------------------------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Numerator, net income                                                   $5,910       $5,497       $5,010
                                                                     =====================================
Denominator:
         Denominator for basic earnings per share, weighted
                  average shares                                         2,795        2,800        2,779
         Effect of dilutive securities, employee stock options              55           59           59
                                                                     -------------------------------------
Denominator for diluted earnings per share, adjusted weighted average
         shares and assumed conversions                                  2,850        2,859        2,838
                                                                     =====================================

Basic earnings per common share                                         $ 2.11       $ 1.96       $ 1.80
                                                                     =====================================

Diluted earnings per common share                                       $ 2.07       $ 1.92       $ 1.77
                                                                     =====================================

NOTE 14 - OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     A summary of the Bank's financial instrument commitments is as follows:

                                                                DECEMBER 31,
                                                           ---------------------
                                                            2006           2005
                                                           ---------------------
                                                              (IN THOUSANDS)

Commitments to grant loans                                 $12,611       $16,078
Unfunded commitments under lines of credit                  34,152        29,969
Standby letters of credit                                    7,215         6,791
                                                           ---------------------
                                                           $53,978       $52,838
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

NORWOOD FINANCIAL CORP                 52                     2006 ANNUAL REPORT

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit when deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2006 and 2005 for guarantees under standby letters of credit issued is not material.

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

     The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at December 31, 2006 and 2005:

o For cash and due from banks and interest-bearing deposits with banks the carrying amount is a reasonable estimate of fair value.

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

o The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits for similar remaining maturities.

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

NORWOOD FINANCIAL CORP                 53                     2006 ANNUAL REPORT

     The estimated fair values of the Company's financial instruments are as follows:

                                                                                 DECEMBER 31, 2006    DECEMBER 31, 2005
                                                                                -----------------------------------------
                                                                                CARRYING     FAIR     CARRYING     FAIR
                                                                                 AMOUNT     VALUE      AMOUNT      VALUE
                                                                                -----------------------------------------
                                                                                              (IN THOUSANDS)
Financial assets:
         Cash and due from banks and interest-bearing
                  deposits with banks                                           $  9,517   $  9,517   $  9,816   $  9,816
         Securities                                                              113,866    113,883    117,266    117,294
         Loans receivable, net                                                   311,739    305,779    287,221    282,623
         Investment in FHLB stock                                                  1,687      1,687      1,620      1,620
         Accrued interest receivable                                               2,129      2,129      1,812      1,812

Financial liabilities:
         Deposits                                                                358,103    357,691    340,603    340,124
         Short-term borrowings                                                    22,736     22,736     18,564     18,564
         Long-term debt                                                           13,000     12,974     23,000     23,194
         Accrued interest payable                                                  2,894      2,894      1,691      1,691

Off-balance sheet financial instruments:
         Commitments to extend credit and outstanding
                  letters of credit                                                 --         --         --         --

NORWOOD FINANCIAL CORP                 54                     2006 ANNUAL REPORT

NOTE 16 - NORWOOD FINANCIAL CORP. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS
                                                                DECEMBER 31,
                                                            --------------------
                                                             2006          2005
                                                            --------------------
                                                               (IN THOUSANDS)
                                   ASSETS
Cash on deposit in bank subsidiary                          $   552      $   989
Securities available for sale                                   808          753
Investment in bank subsidiary                                50,781       46,316
Other assets                                                    731          700
                                                            --------------------
                                                            $52,872      $48,758
                                                            ====================
             LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities                                                 $   641      $   650
Stockholders' equity                                         52,231       48,108
                                                            --------------------
                                                            $52,872      $48,758
                                                            ====================
                              STATEMENTS OF INCOME

                                                           YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                           2006     2005      2004
                                                        -----------------------------
                                                               (IN THOUSANDS)
Income:
   Dividends from bank subsidiary                       $ 2,369    $ 1,997    $ 1,830
   Interest income from bank subsidiary                       5         16         19
   Other interest income                                     28         26         22
   Net realized gain on sales of securities                  15         --         --
                                                        -----------------------------
                                                          2,417      2,039      1,871
Expenses                                                    175        198        147
                                                        -----------------------------
                                                          2,242      1,841      1,724
Income tax expense (benefit)                                (43)       (53)       (36)
                                                        -----------------------------
                                                          2,285      1,894      1,760
Equity in undistributed earnings of subsidiary            3,625      3,603      3,250
                                                        -----------------------------
         Net Income                                     $ 5,910    $ 5,497    $ 5,010
                                                        =============================

                            STATEMENTS OF CASH FLOWS

                                                                           YEARS ENDED DECEMBER 31,
                                                                        ------------------------------
                                                                           2006     2005      2004
                                                                        ------------------------------
                                                                               (IN THOUSANDS)
Cash Flows from Operating Activities
         Net income                                                      $ 5,910    $ 5,497    $ 5,010
         Adjustments to reconcile net income to
                  net cash provided by operating activities:
                           Undistributed earnings of bank subsidiary      (3,625)    (3,603)    (3,250)
                           Release of ESOP shares                            421        565        585
                           Other, net                                       (131)      (615)       (40)
                                                                        ------------------------------
                  Net Cash Provided by Operating Activities                2,575      1,844      2,305
                                                                        ------------------------------

Cash Flows from Investing Activities
         Proceeds from sale of securities                                     30       --         --
         Purchase of securities available for sale                           (43)       (52)      (125)
                                                                        ------------------------------
                  Net Cash Used in Investing Activities                      (13)       (52)      (125)
                                                                        ------------------------------

Cash Flows from Financing Activities
         Stock options exercised                                              60        150        206
         ESOP purchase of shares from treasury stock                         120        114         77
         Acquisition of treasury stock                                      (890)      (819)      (118)
         Cash dividends paid                                              (2,289)    (1,916)    (1,795)
                                                                        ------------------------------
                  Net Cash Used in Financing Activities                   (2,999)    (2,471)    (1,630)
                                                                        ------------------------------
                  Net Increase (Decrease) in Cash and Cash Equivalents      (437)      (679)       550
                                                                        ------------------------------
Cash and Cash Equivalents - Beginning                                        989      1,668      1,118
                                                                        ------------------------------
Cash and Cash Equivalents - Ending                                       $   552    $   989    $ 1,668
                                                                        ==============================

NORWOOD FINANCIAL CORP                 55                     2006 ANNUAL REPORT

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

SEC REPORTS AND ADDITIONAL INFORMATION
     A copy of the Company's report on Form 10-K for its fiscal year ended December 31, 2006 including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission may be obtained upon written request of any stockholder, investor or analyst by contacting Lewis J. Critelli, Executive Vice President and Chief Financial Officer, Norwood Financial Corp., 717 Main Street, PO Box 269, Honesdale, PA 18431, 570-253-1455.

NORWOOD FINANCIAL CORP                 56                     2006 ANNUAL REPORT

                               [GRAPHIC OMITTED]
                            Main Street Parade - 1899

     Lower Main Street during a Flag Day Parade, 1899. Note Wayne County Savings
Bank across the street.

--------------------------------------------------------------------------------

                              DIRECTORY OF OFFICERS

NORWOOD FINANCIAL CORP.
-----------------------
Russell L. Ridd         Chairman of the Board           Kelly J. Lalley         Assistant Vice President & Assistant
                                                                                Secretary

William W. Davis, Jr.   President & Chief Executive     Laurie J. Bishop        Assistant Community Office Manager
                        Officer

Lewis J. Critelli       Executive Vice President &      Renee M. Gilbert        Community Office Manager
                        Chief Financial Officer

Edward C. Kasper        Senior Vice President           Marianne M. Glamann     Community Office Manager

John H. Sanders         Senior Vice President           Teresa Melucci          Community Office Manager

Joseph A. Kneller       Senior Vice President           Sandra Mruczkewycz      Community Office Manager

John E. Marshall        Secretary                       Sandra Halas            Wealth Management Invetment Manager

WAYNE BANK                                              Gary D. Henry           Consumer Lending Officer
----------
Russell L. Ridd         Chairman of the Board           Annette A. Jurkowski    Wealth Management Operations Manager

William W. Davis, Jr.   President & Chief Executive     Thomas Kowalski         Resource Recovery Manager
                        Officer

Lewis J. Critelli       Executive Vice President &      Jill Melody             Assistant Community Office Manager
                        Chief Financial Officer
                                                        Linda M. Moran          Marketing Officer

Edward C. Kasper        Senior Vice President &         William E. Murray       Mortgage Originator
                        Senior Loan Officer/
                        Corporate Bank                  Sarah J. Rapp           Human Resources Officer

                                                        Diane L. Richter        Assistant Community Office Manager
John H. Sanders         Senior Vice President/Retail
                        Bank                            Toni M. Stenger         Assistant Community Office Manager

Joseph A. Kneller       Senior Vice President           Doreen A. Swingle       Residential Mortgage Lending Officer

Wayne D. Wilcha         Senior Vice President &         Karen Vashlishan        Compliance Officer
                        Trust Officer
John E. Marshall        Secretary                       Karen Verbeke           Community Office Manager

Robert J. Behrens, Jr.  Vice President                  Nancy M. Worobey        Community Office Manager

John F. Carmody         Vice President

JoAnn Fuller            Vice President

Carolyn K. Gwozdziewycz Vice President                  NORWOOD INVESTMENT CORP
                                                        -----------------------
Nancy A. Hart           Vice President, Controller &    William W. Davis, Jr.   President & Chief Executive Officer
                        Assistant Secretary
                                                        Lewis J. Critelli       Executive Vice President
Raymond C. Hebden       Vice President
                                                        Scott C. Rickard        Investment Representative,
William J. Henigan, Jr. Vice President                                          Invest Financial Corp.

William R. Kerstetter   Vice President                  Amy E. Kasper           Investment Representative,
                                                                                Invest Financial Corp.
Mary Alice Petzinger    Vice President
                                                        MONROE COUNTY ASSOCIATE BOARD
Barabara A. Ridd        Vice President & Assistant      -----------------------------
                        Secretary                       Michael J. Baxter       James H. Ott
Jeffrey R. Shrader      Vice President
                                                        Sara Cramer             Ron Sarajian
Eli T. Tomlinson        Vice President
                                                        Andrew Forte            Ray Price
Jennifer M. Witowic     Vice President
                                                        Ralph A. Matergia, Esq. Marvin Papillon
Karen R. Gasper         Internal Auditor &
                        Assistant Vice President        Randy R. Motts

Norma J. Kuta           Assistant Vice President

                               [GRAPHIC OMITTED]



--------------------------------------------------------------------------------



     We would like to thank Gloria McCullough and the Wayne County Historical Society for providing these photographs and their provenance. Wayne Bank very much appreciates this kindness and generosity.





                          visit us: www.waynebank.com