Form 10-K, Exhibit 13
period 2007-12-31
NORWOOD FINANCIAL CORP
filed 2008-03-14
CIK 1013272

2007
                                                                 NORWOOD
                                                                 FINANCIAL CORP

                                                                 ANNUAL REPORT
                                                                 TO SHAREHOLDERS

-------------------------------------------------------------------------------

NORWOOD
FINANCIAL CORP
SUMMARY OF SELECTED FINANCIAL DATA



(dollars in thousands, except per share data)


  For the years ended December 31,              2007       2006      2005       2004        2003
  --------------------------------------------------------------------------------------------------
  Net interest income                        $ 17,272   $ 16,183    $ 15,263    $ 14,012    $ 13,322
  Provision for loan losses                       315        220         350         455         660

  Other income                                  3,507      3,517       3,506       3,088       2,801
  Net realized gains on sales of securities        17         66          42         458         692

  Other expense                                11,341     10,957      10,623      10,090       9,808
  Income before income taxes                    9,140      8,589       7,838       7,013       6,347
  Income tax expense                            2,629      2,679       2,341       2,003       1,694
  NET INCOME                                 $  6,511   $  5,910    $  5,497    $  5,010    $  4,653

  Net income per share-Basic                 $   2.34   $   2.11    $   1.96    $   1.80    $   1.70
  Net income per share-Diluted                   2.30       2.07        1.92        1.77        1.67
  Cash dividends declared                        0.94       0.85        0.71        0.66        0.62
  Dividend pay-out ratio                        40.17%     40.28%      36.41%      36.51%      36.31%

  Return on average assets                       1.39%      1.33%       1.31%       1.27%       1.22%
  Return on average equity                      12.10%     11.85%      11.72%      11.39%      11.24%

  BALANCES AT YEAR-END
  Total assets                               $480,610   $454,356    $433,556    $411,626    $387,483
  Loans receivable                            331,296    315,567     290,890     254,757     233,733
  Allowance for loan losses                     4,081      3,828       3,669       3,448       3,267
  Total deposits                              370,000    358,103     340,603     318,645     306,669
  Shareholders' equity                         55,819     52,231      48,108      45,685      42,831
  Trust assets under management               101,714     96,879      86,972      83,397      73,991

  Book value per share                       $  20.27   $  18.67    $  17.07    $  16.14    $  15.20

  Tier 1 Capital to risk-adjusted assets        16.26%     15.67%      15.29%      15.91%      15.58%
  Total Capital to risk-adjusted assets         17.60%     16.99%      16.63%      17.34%      17.09%
  Allowance for loan losses to total loans       1.23%      1.21%       1.26%       1.35%       1.40%
  Non-performing assets to total assets          0.03%      0.09%       0.08%       0.02%       0.04%
  --------------------------------------------------------------------------------------------------

                                 NORWOOD
                                 -------
                                 FINANCIAL CORP



                                                          PRESIDENT'S LETTER
                                                          PAGES 2-7

                                                          BOARD OF DIRECTORS
                                                          PAGES 6-7

                                                          BRANCH LOCATIONS
                                                          PAGE 8

                                                          FINANCIAL REPORT INDEX
                                                          PAGE 9

2007
NORWOOD
FINANCIAL CORP

ANNUAL REPORT
TO SHAREHOLDERS

MOVING FORWARD WITH CONFIDENCE,
WHILE ALWAYS BEING GUIDED BY OUR PAST,

------------------------------------------------------------------------------------------------------------------------------------
It is truly a pleasure to report to             million, deposits of $370.0             with full collection of principal,
you that your Company had a                     million and shareholders' equity        interest and fees.  We would also
very strong financial performance               of $55.8 million.  Total assets         like to note that Norwood never
in 2007.  We had record earnings                increased $26.3 million from            participated in the Subprime
for the year ended December 31,                 December 31, 2006.                      mortgage market.  The Company
2007 of $6,511,000 which                                                                had net charge-offs of $62,000
represented an increase of                      Loans receivable increased $15.7        for the year-ended December
$601,000, or 10.2% over the                     million, or 5.0% from the prior         31, 2007 representing only .02%
$5,910,000 earned in 2006.                      year.  The increase in loans was        of average loans.  Though loan
Earnings per share on a fully                   centered in residential mortgage        quality indicators remain strong,
diluted basis were $2.30 for the                activity, including home equity         we felt it was prudent to increase
current year compared to $2.07                  lending and to a lesser extent, in      the provision for loan losses to
in 2006.  The Company declared                  the commercial real estate loan         $315,000 for the year ended
cash dividends totaling $.94 per                portfolio.  The majority of the loan    December 31, 2007, from
share in 2007, an increase of $.09              growth was funded with an $11.9         $220,000 for the similar period
per share, or 10.6%, over the $.85              million increase in deposits,           in 2006, as we do recognize the
per share declared in 2006.  This               principally in money market             stress on the local and national
marks the sixteenth consecutive                 accounts and non-interest bearing       economy.  The allowance for loan
year of increased cash dividends                checking accounts.                      losses increased $253,000 from
for our shareholders.  The return                                                       December 31, 2006 to $4,081,000
on average assets for the year was              Non-performing loans totaled            and represented 1.23% of total
1.39% with a return on average                  $163,000 and represented .05%           loans as of December 31, 2007.
equity of 12.10%.  Both of these                of total loans as of December 31,
peformed measures improved                      2007 compared to $409,000, or           For the year, net interest income
over the prior year.                            .13%, as of December 31, 2006.          (fully taxable equivalent) totaled
                                                Our improvement over the prior          $17,811,000 with a net interest
Total assets as of December 31,                 year was the result of resolving        margin (fte) of 3.98% compared
2007 were $480.6 million with                   our largest non-performing loan         to $16,708,000, and a net
loans receivable of $331.3                      during the third quarter of 2007        interest margin (fte) of 3.96% in

                                                               [PICTURE OMITTED]
                                                           WILLIAM W. DAVIS, JR.
                                           President and Chief Executive Officer

------------------------------------------------------------------------------------------------------------------------------------

2006.  The slight increase in net               due to costs associated with the            NET INCOME ($000)
interest margin for the year was                Tannersville Office which opened            [Bar graph with following data points]
principally due to an increase in               in December 2006.                           $4,653  $5,010  $5,497  $5,910  $6,511
the yield on the investment                                                                 2003    2004    2005    2006    2007
securities portfolio and an                     WE STRONGLY ENCOURAGE
increased amount of loans on the                YOU TO READ THE
balance sheet.  These increases                 FINANCIAL SECTION OF
were partially offset by an increase            THIS ANNUAL REPORT FOR
in the cost of deposits, principally            A MORE DETAILED ANALYSIS
higher costing time deposits                    OF OUR RESULTS.

For the year, other income                      Wayne Bank's primary market               TOTAL DEPOSITS * LOANS o (IN MILLIONS)
totaled $3,524,000 compared to                  area consists of three of the fastest     [Bar graph with following data points]
$3,583,000 in the prior year.  The              growing counties in Pennsylvania          * $306.7    $318.6  $340.6  $358.1  $370.0
decrease was principally due to a               - Wayne, Pike and Monroe.                 o $233.7    $254.8  $290.9  $315.6  $331.3
lower level of gains on the sales               This tri-county region serves as a           2003      2004    2005    2006    2007
of mortgage loans which totaled                 haven for people in neighboring
$23,000 in 2007 and $147,000                    states as the area provides great
in the prior year, which included               relief from larger congested areas
$110,000 gain on the sale of                    such as Philadelphia and New
mortgage servicing rights.  This                York.  They travel to the region
decrease was partially offset by a              to take advantage of the natural
$68,000 increase in Wealth                      beauty of the mountains, pristine           NET INTEREST INCOME (FTE %$ IN 000)
Management/Trust revenues.                      lakes and waterfalls and wooded             [Bar graph with following data points]
                                                areas.  The amenities are many              $13,945 $14,653 $15,589 $16,708 $17,811
For the year, other expenses                    with ski resorts, craft shops, art          2003    2004    2005    2006    2007
totaled $11,341,000, an increase                galleries, golf courses, museums,
of $384,000 or 3.5% over the prior              an indoor water park, resorts,
year.  The increase was principally             and most recently the advent of a


casino in Monroe County.  With                  services allow the Bank to meet               Checking account to cultivate
tourism being high on the list of               all of our customers needs.                   more business relationships.  To
major industries, it is no wonder                                                             strengthen our business
that many of these visitors decide                                                            relationships even more, Wayne
to purchase a home in the area.                                                               Bank will introduce a new product
We have worked diligently to                    DILUTED EARNINGS (PER SHARE)                  branded "Business Link" in 2008.
position Wayne Bank as the first                [Bar graph with following data points]        The service is Remote Deposit
choice in banking for those new                 $1.67  $1.77  $1.92  $2.07  $2.30             Capture that allows a business to
to the region.  Wayne Bank offers                 03     04     05     06     07              virtually deposit their checks via
land loans, a terrific construction                                                           the Internet without having to
mortgage program, tiered loan                                                                 go to the bank, again saving time.
rates, Jumbo loans for the more                                                               We believe this service will retain
expensive homes and home equity                                                               our current business accounts and
products to suit the needs of the                                                             help us expand Wayne Bank's
growing populace.  Wayne Bank                                                                 footprint without the additional
did not enter into the Subprime                                                               investment in branch locations.
lending arena, which generated                  The Internet has become more
significant loan volume for some                popular with our customers and                Technology is top-of-mind at
financial institutions, but was                 Wayne Bank's team works to                    Wayne Bank as we look to ways
based on weak underwriting.                     make our services more conve-                 to streamline processes within
Our mortgage lending programs.                  nient, accessible and user-friendly.          our organization that add
are built on solid credit                       Along those lines, we are                     efficiencies.  We recently converted
fundamentals that are best for                  constantly updating and                       to a digital image filing system
both the customer and the Bank.                 adding more information to                    which enables us to respond timely
                                                Wayne Bank's website                          to the needs of our customers
We also play a significant role in              (waynebank.com) and now feature               who request copies of documents,
the commercial development of                   a short, online loan application.             transaction histories or other
our market area.  The Bank is                   These services are in addition                information.  Additionally, Wayne
involved in many of the major                   to Direct Link, Free Internet                 Bank is in the planning stage of
projects throughout Wayne,                      Banking with Free Bill Pay that is            implementing a branch capture
Pike and Monroe Counties.                       available for both businesses and             device, so that our branch network
We provide commercial financing                 consumers alike.  The Bank will               will be able to make their check
to a wide range of businesses which             continue to improve our website's             deposits virtually to our corporate
support the regional economy;                   capabilities to keep up with the              headquarters eliminating the need
including the hotel industry, retail            demands of our customers for                  for couriers and increasing our
shopping areas, local resorts,                  this marketing channel.  Many                 deposit cut-off times to provide
summer camps, building                          customers are using Direct Link,              better customer service.
contractors, and residential                    Wayne Bank's Internet banking
property owner associations.                    service to handle some or all of              Wayne Bank's success is due to
                                                their banking transactions and we             the talent and dedication of our
The Wealth Management and                       expect this trend to continue.                employees as they focus, each and
Trust Services Division provides                                                              everyday, to serve our customers
our clients with a level of service             An ongoing focus is to grow our               in a positive, effective and efficient
second to none.  Our investment                 small business customer base, and             manner.  During the past year, we
management products, trust                      to that end we launched a very                recognized the achievements and
administration and executor                     attractive FREE Business                      accordingly promoted a number


[PICTURE OMITTED]

SENIOR MANAGEMENT TEAM
------------------------------------------------------------------------------------------------------------------------------------
EDWARD C. KASPER / WAYNE D. WILCHA / WILLIAM W. DAVIS, JR. / JOSEPH A. KNELLER / LEWIS J. CRITELLI / JOHN H. SANDERS
------------------------------------------------------------------------------------------------------------------------------------

of employees to Vice President.                 the Shohola Community Office                    in Monroe county.  He is also
Those recipients include Linda                  Manager was named the Teller                    extremely involved with tourism
Moran, Karyn Vashlishan and                     Training Officer.                               and hospitality trade associations
Kelley Lalley.  In addition, Sandy                                                              in the Pocono region.
Halas was promoted to Assistant                 In 2007, we were extremely pleased
Vice President, as well as the new              to have Andrew Forte join the                   Since its founding in 1871, Wayne
appointments of Gary Sipe, Vice                 Board of Directors of Wayne Bank                Bank has been a leader in
President, Wealth Management                    and Norwood Financial Corp.                     community involvement.  We
Investment Officer; Neicy Ramos,                Andy has strong financial                       are a notable presence in the
Business Development Officer                    management background, is a                     communities we serve and that is
in Monroe County and Wendy                      CPA and is pursuing his doctorate               due in part to the volunteerism
Davis, Assistant Community                      at pace University.  He currently               and support our reemployees
Officer Manager in Shohola.  In                 is President of Forte, Inc. which               contribute to the local area.  The
addition, Karen Verbeke formerly                operates the Stroudsmoor Inn                    Senior Management team leads


[PICTURES OMITTED]

NORWOOD FINANCIAL 2007 BOARD OF DIRECTORS

------------------------------------------------------------------------------------------------------------------------------------
(FROM LEFT TO RIGHT) WILLIAM W. DAVIS, JR. / JOHN E. MARSHALL / GARY P. RICKARD / DANIEL J. O'NEILL
------------------------------------------------------------------------------------------------------------------------------------

the way by serving as Directors                 Sanctuary and the Dorflinger-                   nonprofit organizations through
or board members for many                       Suydam Wildlife Sanctuary are                   volunteering and financial support
organizations such as the Wayne                 notable in our support as they                  such as the American Cancer
County YMCA, Wayne County                       provide natural history,                        Society's Relay for Life, The
Memorial Hospital, Wayne                        conservation, culture and                       American Red Cross and the
County Builders Association,                    education to the area through                   United Way, just to mention a few.
the Wayne County Chamber of                     their programs.  In addition,                   We are proud to support the local
Commerce, the Wayne County                      Wayne Bank supports the Pike                    area and are committed to making
Historical Society, the Greater                 County Chamber of Commerce,                     our community a better place to
Honesdale Partnership and the                   Pocono Builders Association and                 live and work.
Wayne Economic Development                      the Pocono Mountain Chamber
Corporation.  Conservation                      of Commerce.  Additionally,                     We marked another milestone in
groups such as Lacawac                          employees support many                          2007, as Russell L. Ridd retired as


[PICTURES OMITTED]

------------------------------------------------------------------------------------------------------------------------------------
DR. KENNETH A. PHILLIPS / RALPH A. MATERGIA, ESQ. / ANDREW A. FORTE / SUSAN GUMBLE-COTTELL / RICHARD L. SNYDER
------------------------------------------------------------------------------------------------------------------------------------

our Chairman of the Board.  Russell             At the Annual Reorganizational                  needs.  We truly appreciate your
had a 44 year career with the Bank.             Meeting in April, John E.                       support and confidence and look
He joined the Bank in 1963, was                 Marshall was appointed                          forward to hearing any of your
appointed President and Director                Chairman of the Board of                        comments and suggestions!
in 1980 and Chairman in 1993.                   Directors of Norwood and Wayne
During Russell's career, the Bank               Bank.  John brings many years of                Sincerely yours,
grew from $10 million in assets                 experience to the position having
to $460 million.  The Board                     served as a Director since 1983.
passed a resolution designating                                                                 /s/ William W. Davis, Jr.
Russell, Director Emeritus of                   We look forward to another year                 William W. Davis, Jr.
Norwood Financial Corp and                      of innovation and achievement                   President & Chief Executive Officer
Wayne Bank.  We sincerely wish                  in 2008.  Please think of Wayne
Russell well in his retirement.                 Bank first, for all you financial


[MAP OMITTED]

------------------------------------------------------------------------------------------------------------------------------------
BRANCH LOCATIONS AND SERVICE AREA COVERED
------------------------------------------------------------------------------------------------------------------------------------

Administrative Office:                          Route 6 East                                    Route 611 & Stroud Mall
717 Main Street                                 Hawley, PA 18428                                Stroudsburg, PA 18360
P.O. Box 269
Honesdale, PA 18431                             111 West Harford Street                         637 Route 739
                                                Milford, PA 18337                               Lords Valley Shopping Plaza
Community Offices:                                                                              Lords Valley, PA 18428
717 Main Street                                 Weis Market, Route 590
Honesdale, PA 18431                             Hamlin, PA 18427                                Route 209, 5165 Milford Road
                                                                                                Marshalls Creek, PA 18335
245 Willow Avenue                               107 Richardson Avenue
Honesdale, PA 18431                             Shohola, PA 18458                               Route 611, Fountain Springs East II
                                                                                                Tannersville, PA 18372
Belmont & Water Streets                         Route 370 & Lake Como Road
Waymart, PA 18472                               Lakewood, PA 18439                              Online at: waynebank.com


                                    NORWOOD
                                    -------
                                 FINANCIAL CORP



                                      2007
                         CONSOLIDATED FINANCIAL REPORT
                         -----------------------------

MANAGEMENT'S DISCUSSION & ANALYSIS                                         10-27

MANAGEMENT'S REPORT ON CONTROL OVER FINANCIAL REPORTING                       28

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                      29

CONSOLIDATED BALANCE SHEETS                                                   31

CONSOLIDATED STATEMENTS OF INCOME                                             32

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                               33

CONSOLIDATED STATEMENTS OF CASH FLOWS                                         34

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                 35-55

INVESTOR INFORMATION                                                          56

MANAGEMENT'S DISCUSSION AND ANALYSIS

INTRODUCTION
         This Management's Discussion and Analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp (The Company) and its subsidiary Wayne Bank (the Bank) as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006, and 2005. All share and per share amounts have been adjusted to reflect the effect of the 5% stock dividend distributed to shareholders on May 26, 2006. This section should be read in conjunction with the consolidated financial statements and related footnotes.

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

         For periods ending prior to January 1, 2006, the Company accounted for stock option plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Under APB Opinion No. 25, no stock-based employee compensation was reflected in net income, as all options granted had an exercise price equal to the market value of the underlying common stock on the grant date. The Company adopted SFAS No. 123(R), "Share-Based Payment", as of January 1, 2006, using the modified prospective transition method. Under this method companies are required to record compensation expense, based on the fair value of options over the vesting period. See Note 2 for additional discussion of this pronouncement's impact on the Company's consolidated financial statements.

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

         In estimating other-than-temporary impairment losses on securities, the Company considers 1) the length of time and extent to which the fair value has been less than cost 2) the financial condition of the issuer and 3) the intent and ability of the Company to hold the security to allow for a recovery to fair value. The Company believes that the unrealized losses, at December 31, 2007 and 2006 represent temporary impairment of the securities.

RESULTS OF OPERATION - SUMMARY
         Net income for the Company for the year ended December 31, 2007 totaled $6,511,000, an increase of $601,000 or 10.2% over the $5,910,000 earned in 2006.
Basic and diluted earnings per share were $2.34 and $2.30 respectively increasing from $2.11 and $2.07, respectively in 2006. The return on average assets (ROA) for the year ended December 31, 2007 was 1.39% improving from 1.33% for 2006. Return on average equity (ROE) increased to 12.10% for the current year from 11.85% in 2006.

         The increase in earnings was principally attributable to an increase in net interest income which totaled $17,811,000 on a fully taxable equivalent
(fte) basis in 2007 compared to $16,708,000 (fte) in 2006. This represents an increase of $1,103,000, or 6.6%. Net interest income was favorably impacted by a $21.9 million, or 7.3% increase in average loans receivable for 2007 compared to average loans receivable in 2006. The yield on the securities portfolio increased 76 basis points which also favorably impacted net interest income. These two items were partially offset by a 59 basis point increase in the cost of interest bearing deposits, principally short-term time deposits.

         Loans receivable increased $15.7 million to total $331.3 million as of December 31, 2007. The increase in loans was centered in residential mortgage activity and to a lesser extent, in the commercial real estate portfolio. The majority of the loan growth was funded with an $11.9 million increase in
deposits,   principally  in  money  market  accounts  and  non-interest  bearing checking.

         The Company's loan quality metrics remained strong with non-performing loans decreasing to .05% of total loans at December 31, 2007 from .13% as of the prior year end. Net charge-offs were only $62,000 for the year, or .02% of average loans. Loan loss provision expense increased to $315,000 in 2007, from $220,000 in 2006 as the Company recognizes a general slow down in the local economy.

         Other income for 2007 totaled $3,524,000 compared to $3,583,000 in 2006. The decrease was principally due to a lower level of gains on the sales of mortgage loans which totaled $23,000 in 2007 and $147,000 in the prior year, which included $110,000 gain on the sale of a portfolio of mortgage servicing rights. Other expenses totaled $11,341,000 in 2007, an increase of $384,000 or 3.5% over the prior year. The increase was principally due to costs associated with the Tannersville Office which opened in December 2006.

         The following table sets forth changes in net income (in thousands):

         Net income for 2006                                            $ 5,910

         Net interest income                                              1,089
         Provision for loan losses                                          (95)
         Gain on sale of mortgage loans                                    (124)
         Other income                                                        65
         Salaries and employee benefits                                    (170)
         Occupancy                                                         (119)
         Other expense                                                      (95)
         Income tax expense                                                  50
                                                                        -------
         Net income for 2007                                            $ 6,511
                                                                        =======

         Net income for the Company for the year ended December 31, 2006 totaled $5,910,000, an increase of $413,000 or 7.5% over the $5,497,000 earned for 2005.
Basic and diluted earnings per share for 2006 were $2.11 and $2.07 respectively, increasing from $1.96 and $1.92, respectively in 2005. The return on average assets (ROA) for the year ended December 31, 2006 was 1.33% improving from 1.31% for 2005. Return on average equity also showed improvement at 11.85% in 2006 compared to 11.72% in 2005.

         The increase in earnings was principally attributable to an increase in net interest income and a lower level of provision for loan losses. Net interest income on a fully taxable equivalent basis (fte) totaled $16,708,000 in 2006, compared to $15,889,000 in 2005, an increase of $819,000, or 5.2%.

         Net interest income was favorably impacted by $27.5 million, or 10.0%, increase in average loans receivable for 2006 compared to average loans receivable in 2005. The Company reduced its provision for loan losses to $220,000 for the year ended December 31, 2006 from $350,000 for 2005. The decrease was principally due to a lower level of charge-offs, $61,000 in 2006 declining from $129,000 in 2005.

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

         The following table sets forth changes in net income (in thousands):


         Net income for 2005                                             $5,497

         Net interest income                                                920
         Provision for loan losses                                          130
         Gains on sales of mortgage loans                                    83
         Other income                                                       (48)
         Salaries and employee benefits                                    (245)
         Professional fees                                                  104
         All other expenses                                                (193)
         Income tax expense                                                (338)
                                                                         ------
         Net income for 2006                                             $5,910
                                                                         ======

FINANCIAL CONDITION

Total Assets
         Total assets as of December 31, 2007, were $480.6 million compared to $454.4 million as of year-end 2006, an increase of $26.2 million or 5.8%.

Loans Receivable
         As of December 31, 2007, loans receivable totaled $331.3 million compared to $315.6 million as of year-end 2006, an increase of $15.7 million, or 5.0%. Loan growth in residential and commercial real estate was partially offset by lower commercial term loans and lines of credit and a net run-off in indirect automobile financing, which is included in consumer loans to individuals.

         Residential real estate, which includes home equity lending, totaled $129.9 million as of December 31, 2007, compared to $113.8 million as of year-end 2006. The increase of $16.1 million is net of prepayments, refinancing activity and sales of mortgage loans into the secondary market. Fixed rate mortgage products were preferred by the Bank's customers and accounted for the majority of the activity. The Company does not originate any non-traditional mortgage products such as interest-only loans or option adjustable rate mortgages and has no sub-prime mortgage exposure. The Company evaluates sales of its long-term fixed rate residential loan production for interest rate risk management, with $1.1 million of 30 year fixed rate loans sold into the secondary market during 2007. The Company held in portfolio the majority of fixed rate residential mortgage production in 2007. The Company also had growth in home equity lending in 2007 through its branch system. Total outstandings increased $3.0 million to $52.6 million as of December 31, 2007.

         Commercial loans consist principally of loans made to small businesses within the Company's market and are usually secured by real estate or other assets of the borrower. Commercial real estate loans totaled $133.6 million as of December 31, 2007, increasing from $127.6 million as of December 31, 2006, an increase of $6.0 million or 4.7%. The terms for commercial real estate are typically 15 to 20 years, with adjustable rates based on a spread to the prime rate. The majority of the Company's commercial real estate portfolio is owner occupied and includes the personal guarantees of the principals. The growth in commercial real estate lending was centered in the Pike and Monroe County market areas. Commercial loans consisting principally of lines of credit and term loans secured by equipment or other assets decreased $4.9 million to $29.2 million as of December 31, 2007. The decrease was principally due to pay-offs in equipment loans and lower usage on lines of credit.

         The Company's indirect lending portfolio (included in consumer loans to individuals) declined $2.4 million to $11.6 million as of December 31, 2007. The Company has de-emphasized indirect automobile lending due to increased pricing competition offered by automotive industry finance companies.

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

         As of December 31, 2007, non-performing loans totaled $163,000 and represented .05% of total loans receivable compared to $409,000 and .13% as of year-end 2006. The Company resolved its largest non-performing loan during 2007 with full collection of principal, interest and fees. Total non-performing assets, which includes foreclosed real estate totaled $163,000 and represented ..03% of total assets, compared to $409,000 and .09% as of December 31, 2006. As of December 31, 2007 and 2006, the Company had no foreclosed real estate.

         The allowance for loan losses totaled $4,081,000 as of December 31, 2007 and represented 1.23% of total loans receivable compared to $3,828,000 and 1.21% of total loans as of year-end 2006. Net charge-offs for 2007 were $62,000, consisting principally of losses on the sale of repossessed automobiles and a loss on one residential mortgage, compared to net charge-offs of $61,000 in 2006. The provision for loan losses for 2007 was $315,000, compared to $220,000 in 2006.

         The Company's loan review process assesses the adequacy of the allowance for loan losses on a quarterly basis. The process includes a review of the risks inherent in the loan portfolio. It includes an analysis of impaired loans and a historical review of losses. Other factors considered in the analysis include; concentrations of credit in specific industries in the commercial portfolio; the local and regional economic conditions; trends in delinquencies, internal risk rating classification, large dollar loans of over $2 million and growth in the portfolio. As of December 31, 2007, the Company considered its concentration of credit risk profile to be acceptable. The local, regional and national economy weakened in 2007 as energy prices increased and the real estate market slowed. Local unemployment rates showed a modest increase. The Company has modestly increased its number of large commercial credits and saw a slow down in growth in commercial real estate related loans. As a result of its analysis, after applying these factors, management considers the allowance as of December 31, 2007, adequate. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses, if any that might be incurred in the future.

         The following table sets forth information with respect to the Company's allowance for loan losses at the dates indicated:


                                                              Year-ended December 31,
                                             -------------------------------------------------------
                                                              (dollars in thousands)
                                               2007        2006        2005        2004        2003
                                             -------------------------------------------------------
Allowance balance at beginning of year       $ 3,828     $ 3,669     $ 3,448     $ 3,267     $ 3,146
Charge-offs:
  Commercial and all other                         -           -          (4)        (19)       (121)
  Real Estate                                     (4)          -          (6)        (10)          -
  Consumer                                      (117)       (150)       (200)       (342)       (478)
  Lease Financing                                  -           -           -         (11)        (36)
                                             -------     -------     -------     -------     -------
Total                                           (121)       (150)       (210)       (382)       (635)
Recoveries:
  Commercial and all other                         -          18          12          13           5
  Real Estate                                      2           2          18           8          24
  Consumer                                        54          65          46          78          64
  Lease Financing                                  3           4           5           9           3
                                             -------     -------     -------     -------     -------
Total                                             59          89          81         108          96
Provision expense                                315         220         350         455         660
                                             -------     -------     -------     -------     -------
Allowance balance at end of year             $ 4,081     $ 3,828     $ 3,669     $ 3,448     $ 3,267
                                             =======     =======     =======     =======     =======
Allowance for loan losses as a percent
  of total loans outstanding                    1.23%       1.21%       1.26%       1.35%       1.40%
Net loans charged off as a percent of
  average loans outstanding                      .02%        .02%        .05%        .11%        .24%
Allowance coverage of non-performing loans      25.0x        9.4x       10.4x       51.5x       22.8x


         The following table sets forth information regarding non-performing assets. The Bank had no troubled debt restructurings as defined in FAS No. 114. As of December 31, 2007, the Company had $3,208,000 impaired and collateral dependent loans compared to $290,000 at year-end 2006. This increase is due to two related credits with no required allowance.

                                                                      December 31,
                                             -------------------------------------------------------
                                                                 (dollars in thousands)
                                               2007        2006        2005        2004        2003
                                             -------------------------------------------------------
Non-accrual loans:
  Commercial and all other                   $     -     $     -     $     -     $     -     $     -
  Real estate                                    109         392         330          32         125
  Consumer                                         2          17          11           8           -
                                             -------     -------     -------     -------     -------
Total                                            111         409         341          40         125

Accruing loans which are contractually
  past due 90 days or more                        52           -          12          27          18
                                             -------     -------     -------     -------     -------

Total non-performing loans                       163         409         353          67         143
                                             -------     -------     -------     -------     -------

Foreclosed real estate                             -           -           -       -       -

Total non-performing assets                  $   163     $   409     $   353     $    67     $   143
                                             =======================================================

Non-performing loans to total loans              .05%        .13%        .12%       .03%        .06%

Non-performing loans to total assets             .03%        .09%        .08%       .02%        .04%

Non-performing assets to total assets            .03%        .09%        .08%       .02%        .04%

SECURITIES
         The securities portfolio consists principally of issues of United States Government agencies, including mortgage-backed securities, municipal obligations, and corporate debt. In accordance with FAS No.115 "Accounting for Certain Investments in Debt and Equity Securities" the Company classifies its investments into two categories: held to maturity (HTM) and available for sale
(AFS). The Company does not have a trading account. Securities classified as HTM are those in which the Company has the ability and the intent to hold the security until contractual maturity. As of December 31, 2007, the HTM portfolio totaled $705,000 and consisted entirely of municipal obligations. Securities classified as AFS are eligible to be sold due to liquidity needs or interest rate risk management. These securities are adjusted to and carried at their fair market value with any unrealized gains or losses, net of deferred income taxes, recorded as an adjustment to capital and reported in the equity section of the balance sheet as accumulated other comprehensive income (loss). As of December 31, 2007, $124.0 million in securities were classified as AFS and carried at their fair market value, with unrealized appreciation, net of tax, of $1,054,000, included in accumulated other comprehensive income in stockholders' equity.

         As of December 31, 2007, the average life of the portfolio was 2.2 years. The Company has maintained a relatively short average life in the portfolio in order to generate cash flow to support loan growth. Purchases for the year totaled $62.0 million with securities called, maturities and cash flow of $52.4 million and proceeds from sales of $74,000. The purchases were funded principally by cash flow from the portfolio. As of December 31, the carrying value of the Company's securities portfolio (HTM and AFS) totaled $124.7 million with the mix as follows:

                                            2007                     2006
                                   --------------------------------------------------
                                               (dollars in thousands)
                                    Carrying                  Carrying
                                     Value   % of portfolio    Value   % of portfolio
                                   --------------------------------------------------
US Government agencies             $ 41,508      33.4%       $ 47,581      41.9%
States  & political subdivisions     22,622      18.1          17,419      15.3
Corporate obligations                 4,994       4.0           8,439       7.4
Mortgage-backed securities           54,082      43.3          38,652      33.8
Equity securities                     1,486       1.2           1,775       1.6
                                   --------     -----        --------     -----
Total                              $124,692     100.0%       $113,866     100.0%
                                   ========     =====        ========     =====

         The portfolio had $19.1 million of floating rate instruments, principally adjustable rate mortgage backed securities as of December 31, 2007 compared to $17.7 million at year end 2006. The portfolio contained no structured notes, step-up bonds and no off-balance sheet derivatives were in use. The U.S. Government agency portfolio consists principally of callable notes with final maturities of generally less than five years. The mortgage backed securities are pass-through bonds with the Federal National Mortgage Association
(FNMA), Federal Home Loan Mortgage Corp (Freddie Mac), and Guaranteed National Mortgage Association (GNMA). During 2007, the Company increased its holdings of mortgage-backed securities with the expectation that these bonds will provide regular cash flow, provide liquidity and support loan growth.

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

         Total deposits as of December 31, 2007, totaled $370.0 million increasing from $358.1 million as of year-end 2006, an increase of $11.9 million or 3.3%. The increase was principally due to growth in money market and non-interest bearing demand accounts, $7.9 million and $6.2 million respectively, as compared to December 31, 2006. This was partially offset by a decline in savings and interest-bearing demand accounts of $2.2 million and $4.2 million respectively, as compared to December 31, 2006.

         Time deposits over $100,000, which consist principally of school district and other public funds, with maturities generally less than one year, totaled $62.3 million as of December 31, 2007, compared to $56.7 million at year-end 2006. The increase was principally due to a higher level of jumbo CDs with local school districts. These deposits are subject to competitive bid and the Company bases its bid on current interest rates, loan demand, investment portfolio structure and the relative cost of other funding sources.

         As of December 31, 2007, non-interest bearing demand deposits totaled $60.1 million, increasing $6.2 million or 11.5% from the prior year-end. This growth is partially attributable to an increase in commercial deposits, as a result of the Bank's promotion of a free-business checking account in 2007. Interest bearing demand accounts totaled $32.4 million as of December 31, 2007 compared to $36.6 million at year end 2006. The decrease is principally due to certain municipal accounts converting to cash management accounts. Cash management accounts included in short-term borrowings, totaled $24.0 million at year end 2007 compared to $20.7 million as of December 31, 2006. These balances represent commercial and municipal customers' funds invested in overnight securities. The Company considers these accounts as a source of core funding.

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

         Net interest income, which is the primary source of the Company's earnings, is impacted by changes in interest rates and the relationship of different interest rates. To manage the impact of the rate changes, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals. The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. As of December 31, 2007, the level of net interest income at risk in a 200 basis points increase or decrease was within the Company's policy limits, of a decline less than 8% of net interest income.

         Imbalance in repricing opportunities at a given point in time reflect interest-sensitivity gaps measured as the difference between rate-sensitive assets and rate-sensitive liabilities. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indications of potential interest rate exposures over specific intervals.

         At December 31, 2007, the Bank had a positive 90 day interest sensitivity gap of $6.0 million or 1.3% of total assets. A positive gap indicates that the balance sheet has more rate-sensitive assets (RSA) than rate-sensitive liabilities at the time interval. This would indicate that in a rising rate environment, the yield on interest-earning assets would increase faster than the cost of interest-bearing liabilities in the 90 day time frame. The level of RSA and RSL for an interval is managed by ALCO strategies, including adjusting the average life of the investment portfolio through purchase and sales, pricing of deposit liabilities to attract longer term time deposits, loan pricing to encourage variable rate products and evaluation of loan sales of long term fixed rate mortgages.

         The Company analyzes and measures the time periods in which RSA and RSL will mature or reprice in accordance with their contractual terms and assumptions. Management believes that the assumptions used are reasonable. The interest rate sensitivity of assets and liabilities could vary substantially if differing assumptions were used or if actual experience differs from the assumptions used in the analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Interest rates may change at different rates changing the shape of the yield curve. During 2007, short-term interests declined more than long-term interests. For example, the Federal Funds rate declined 100 basis points while the 10 year treasury rate dropped 60 basis points. This created a positive shaped yield curve as of December 31, 2007. In 2006 as the Federal Funds rate increased 100 basis points while the two to ten year treasury bond yields increased about 40 basis points. As a result the yield curve was inverted for most of 2006. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed. Finally, the ability of borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase. It should be noted that the operating results of the Company are not subject to foreign currency exchange or commodity price risk.

         The following table displays interest-sensitivity as of December 31, 2007 (dollars in thousands):

December 31, 2007
Rate Sensitivity Table                    3 Months    3-12 Months
                                           or Less       Months     1-3 Years       3 Years      Total
                                         ----------------------------------------------------------------
Federal Funds Sold and
  interest bearing deposits              $      50    $       -     $       -     $       -    $      50
Securities                                  20,487       26,455        40,609        37,141      124,692
Loans Receivable                            90,225       47,769        84,664       108,638      331,296
                                         ----------------------------------------------------------------
Total Rate Sensitive Assets (RSA)        $ 110,762    $  74,224     $ 125,273     $ 145,779    $ 456,038
                                         ================================================================

Non-maturity interest bearing deposits   $  21,046    $  23,353     $  61,873     $  27,086    $ 133,358
Time Deposits                               73,576       71,406        20,280        11,319      176,581
Other                                       10,144       13,434        26,108             -       49,686
                                         ----------------------------------------------------------------
Total Rate Sensitive Liabilities (RSL)   $ 104,766    $ 108,193     $ 108,261     $  38,405    $ 359,625
                                         ================================================================

Interest Sensitivity Gap                 $   5,996    $ (33,969)    $  17,012     $ 107,374    $  96,413
Cumulative gap                               5,996      (27,973)      (10,961)       96,413
RSA/RSL-cumulative                           105.7%        86.9%         96.6%        126.8%

December 31, 2006

Interest Sensitivity Gap                 $  23,962    $ (34,427)    $   8,813     $  91,169    $  89,517
Cumulative gap                              23,962      (10,465)       (1,652)       89,517
RSA/RSL-cumulative                           126.5%        94.9%         99.5%        126.3%

LIQUIDITY
         Liquidity is the ability to fund customers' borrowing needs and their deposit withdrawal requests while supporting asset growth. The Company's primary sources of liquidity include deposit generation, asset maturities, and cash flow from payments on loans and securities.

         As of December 31, 2007, the Company had cash and cash equivalents of $9.1 million in the form of cash, due from banks, and short-term deposits with other institutions. In addition, the Company had total securities available for sale of $124.0 million, which could be used for liquidity needs. This totals $133.1 million and represents 27.7% of total assets compared to $122.4 million and 26.9% of total assets as of December 31, 2006. The change was principally due to a higher level of securities available for sale as of December 31, 2007. The Company also monitors other liquidity measures, all of which were within the Company's policy guidelines as of December 31, 2007. Based upon these measures, the Company believes its liquidity position is adequate.

         The Company maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB), the Atlantic Central Bankers Bank (ACBB) and other correspondent banks, which support liquidity needs. The total available under all the lines was $41 million, with $800,000 outstanding at December 31, 2007. The maximum borrowing capacity from FHLB was $240.2 million. As of December 31, 2007, the Company had $23 million in term borrowings from the FHLB, increasing from $13 million in similar borrowings from the FHLB as of December 31, 2006. The growth of $10 million was used to fund an increase in earning assets in 2007.

OFF-BALANCE SHEET ARRANGEMENTS
         The Company's financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments, as of December 31, 2007 totaled $47.3 million. They consisted of $16.1 million in commercial real estate, construction and land developments loans, $10.9 million in home equity lines of credit, $2.3 million in standby letters of credit and $18.0 million in other unused commitments principally commercial lines of credit. Because these instruments have fixed maturity dates and because many of them will expire without being drawn upon, they do not represent any significant liquidity risk.

         Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

CONTRACTUAL OBLIGATIONS
         The following table represents the aggregate of on and off balance sheet contractual obligations to make future payments (in thousands):


                `                                 December 31, 2007
                        ----------------------------------------------------------------
                          Total    Less than 1 year   1-3 years   4-5 years Over 5 years
                        ----------------------------------------------------------------
Time deposits           $176,581       $144,982       $ 20,280    $ 11,319     $      -
Long-term debt            23,000          5,000              -       8,000       10,000
Operating leases           3,813            279            494         487        2,553
                        ----------------------------------------------------------------
                        $203,394       $150,261       $ 20,774    $ 19,806     $ 12,553
                        ================================================================

                                                                              19

RESULTS OF OPERATIONS

NET INTEREST INCOME
         The  following   analysis  should  be  read  in  conjunction  with  the
"Consolidated Average Balance Sheets with Resultant Interest and Rates" and "Rate/Volume Analysis" tables.

         Net interest income is the most significant source of revenue for the Company and represented 83.0% of total revenue for the year ended December 31, 2007. Net interest income (fte) totaled $17,811,000 for the year ended December 31, 2007 compared to $16,708,000 for 2006, an increase of $1,103,000, or 6.6%.
The resulting fte net interest spread and net interest margin were 3.27% and 3.98% respectively in 2007 compared to 3.36% and 3.96% respectively, in 2006.

         Interest income (fte) for the year ended December 31, 2007 totaled $29,794,000, an increase of $3,320,000 over $26,474,000 earned in 2006. The fte yield on average earning assets for 2007 was 6.66%, increasing 39 basis points, from 6.27% in 2006. The increase in interest income was principally due to higher yields on the securities available for sale portfolio and loan portfolio and a higher percentage of loans on the balance sheet. The prime interest rate was flat at 8.25% from January to mid-September 2007 and decreased to 7.25% by December 31, 2007. This decline in short-term rates impacts the Company's floating rate loans, principally commercial real estate, commercial and home equity lines of credit which are tied to the prime rate. As of December 31, 2007, $69.1 million of loans were immediately repriceable. Average earning assets for 2007 totaled $447.4 million, an increase of $25.4 million over the average for 2006. The mix of earning assets also improved with higher yielding loans representing 72.3% of average earning assets compared to 71.2% during 2006.

         Interest income (fte) earned on loans totaled $23,876,000 for the year ended December 31, 2007 with a resulting fte yield of 7.38% compared to $21,600,000 with a yield (fte) of 7.16% in 2006. The increase was due to growth in average volume of loans of $21.9 million and a higher average prime interest rate in 2007 than average in 2006.

         The securities available for sale portfolio averaged $118.7 million during 2007 with interest income (fte) of $5,623,000 and yield (fte) of 4.74% compared to $116.6 million with interest income (fte) of $4,637,000 and yield
(fte) of 3.98% in 2006. The increase in yield was due to the reinvestment of cash flow and maturities from the portfolio into higher yielding instruments.

         Interest expense for the year ended December 31, 2007 totaled $11,983,000 with cost of interest-bearing liabilities of 3.39% compared to interest expense of $9,766,000 at an average cost of 2.91% for 2006. The increase was principally due to a more expensive mix of interest-bearing liabilities with a higher percentage of average time deposits in 2007, 50.7% compared to 43.6% on average in 2006. In addition, the cost of time deposits increased on average to 4.57% in 2007 as compared to 3.96% in 2006. The increase was principally due to higher average short-term rates in 2007 and a competitive market for these deposits.

         Net interest income represented 81.9% of total revenue for the year ended December 31, 2006 and totaled $16,708,000. This represents an increase of $819,000, or 5.2% over the $15,889,000 earned in 2005. The resulting fte net interest spread and fte net interest margin were 3.36% and 3.96%, respectively in 2006 compared to 3.58% and 3.99% respectively in 2005.

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

         Interest income (fte) earned on loans totaled $21,600,000 for the year ended December 31, 2006 with a resulting fte yield of 7.16% compared to $17,727,000 with an fte yield of 6.47% in 2005. Rising short-term interest rates and an increase in average volume of $27.4 million, or 10.0%, were responsible for the improvement in income and yield.

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

         Interest expense for the year ended December 31, 2006 totaled $9,766,000, an increase of $3,261,000 over $6,505,000 in 2005. The increase was principally due to higher short-term interest rates and a more expensive mix of interest-bearing liabilities in 2006. The Company incurred higher costs for time deposits, in 2006 at 3.96% compared to 2.82% in 2005. The cost of time deposits was influenced by competitive pressures, and higher short-term rates. Higher interest rates also impacted the cost of money market accounts and short-term borrowings. The mix of average interest-bearing liabilities was also more expensive in 2006, with average time deposits and short-term borrowings representing 49.3% of the total compared to 45.4% on average in 2005.

OTHER INCOME
         Other income totaled $3,524,000 for the year ended December 31, 2007 compared to $3,583,000 in 2006. Service charges and fees increased $54,000 to $2,509,000 in 2007. The increase was due to an $87,000 increase in overdraft
(NSF) fees to $1,347,000 partially offset by a $39,000 decrease in business account analysis fees as the bank now offers a free business checking account with no analysis fees. Income from fiduciary activities totaled $423,000 in 2007 increasing $68,000 from 2006. The increase was due to new business and a higher level of estate fees. Assets under management increased $4.8 million to $101.7 million. Gains on sales of mortgage loans and servicing rights totaled $23,000 for the 2007 period compared to $147,000 in 2006. The decrease was due to the gain in 2006 on the sale of $13.7 million of mortgage servicing rights on loans previously sold in the secondary market.

         Other income totaled $3,583,000 for the year ended December 31, 2006 compared to $3,548,000 in 2005. Service charges and fees decreased $52,000 to $2,455,000. The decrease was partially due to a $26,000 decline in service charges on deposit accounts reflecting growth in the Bank's free retail checking products. Loan related services decreased $79,000 due in part to no-fee loan promotions conducted in 2006. Income from fiduciary activities totaled $355,000 in 2006 increasing $12,000 from 2005. The increase was principally due to $9.9 million growth in assets under management which totaled $96.9 million as of December 31, 2006.

         Gains on sales of mortgage loans and servicing rights, included in Other, totaled $147,000 in 2006 compared to $64,000 in 2005. The increase was due to the gain on sale of $13.7 million of mortgage servicing rights on loans previously sold in the secondary market to FNMA.

Other Income (dollars in thousands)
For the year-ended December 31
                                              2007          2006          2005
                                            ------------------------------------
Service charges on deposit accounts         $  226        $  296        $  322
ATM Fees                                       241           224           215
NSF Fees                                     1,347         1,260         1,265
Safe Deposit Box Rental                         55            55            56
Loan related service fees                      236           271           350
Debit Card                                     328           282           253
Fiduciary activities                           423           355           343
Commissions on mutual funds & annuities        120           131           150
Gain on sales of mortgage loans                 23           147            64
Earnings on bank-owned life insurance          333           309           296
Other income                                   175           187           192
                                            ------------------------------------
                                             3,507         3,517         3,506
Net realized gains on sales of securities       17            66            42
                                            ------------------------------------

Total                                       $3,524        $3,583        $3,548
                                            ====================================

OTHER EXPENSES
         Other   expenses   for  the  year  ended   December  31,  2007  totaled
$11,341,000, an increase of $384,000, or 3.50% over the $10,957,000 in 2006.

         Salaries and employee benefits expense which represented 51.4% of total other expenses, increased $170,000 or 3.0% to $5,825,000 in 2007. The Company incurred $251,000 of expense related to stock options in 2007, compared to $136,000 in 2006 with the increase related to the timing of grants awarded in 2006. The Company had expense of $444,000 related to its Employee Stock Ownership Plan (ESOP) in 2006 with no similar expense in 2007 as the plan had a ten year life and was fully allocated as of September 30, 2006. This decrease in expense was partially offset by higher 401k Plan expense of $220,000 and incentives of $62,000.

         Occupancy expenses increased $119,000 to $1,087,000 in 2007 with $71,000 of the increase related to the Tannersville branch which opened in December 2006. Furniture and equipment expense increased $74,000 to $553,000 due to maintenance expense on imaging equipment and $31,000 of costs associated with Tannersville. The efficiency ratio, which is total other expenses as a percentage of net interest income (fte) plus other income, for the year ended December 31, 2007 was 53.2% improving from 54.0% for 2006.

         Other expenses for the year ended December 31, 2006 totaled $10,957,000, an increase of $334,000 or 3.15% over $10,623,000 in 2005. Salaries and employee benefits expense, which represented 51.6% of total expense, increased $245,000 or 4.5% to $5,655,000 in 2006. The cost of health insurance premiums paid by the Company for its employees increased $105,000 in 2006. The Company incurred $136,000 of expense related to stock options granted in 2006 as a result of adopting FASB Statement No. 123 (R), "Share Based Payment". The Company had expense of $444,000 related to its employee stock ownership plan
(ESOP) in 2006 compared to $588,000 in 2005. The ESOP had a ten year life and was fully funded as of September 30, 2006.

         Furniture and equipment expense decreased $96,000 to $479,000 in 2006 principally due to lower maintenance expense. Data processing related operations totaled $700,000 in 2006 compared to $625,000 in 2005. The increase was due to enhancement to the Bank's on-line banking product and implementation of software related to image based check processing. Advertising expense increased $65,000 to $224,000 in 2006 reflecting increased use of radio advertising. Professional fees decreased $104,000 due to lower level of corporate legal fees and accounting services.

INCOME TAXES
         Income  tax  expense  for the year  ended  December  31,  2007  totaled
$2,629,000 for an effective tax rate of 28.8% compared to an expense of $2,679,000 and an effective tax rate of 31.2% in 2006. The decrease in the effective tax rate is partially due to a higher level of tax-exempt income in 2007.

         Income  tax  expense  for the year  ended  December  31,  2006  totaled
$2,679,000 for an effective tax rate of 31.2% compared to an expense of $2,341,000 and an effective tax rate of 29.9% for 2005. The higher effective tax rate was principally due to a lower level of tax exempt interest income and the tax effect of compensation expense related to stock options.

CAPITAL AND DIVIDENDS
         Total stockholders' equity as of December 31, 2007, was $55.8 million, compared to $52.2 million as of year-end 2006. The increase was principally due to retention of earnings of $3,905,000 after cash dividends declared of $2,606,000. Accumulated other comprehensive income increased $1,098,000 due to an increase in the fair value of securities in the Company's portfolio principally as a result of a change in interest rates. As of December 31, 2007 the Company had a leverage capital ratio of 11.38%, Tier 1 risk-based capital of 16.26% and total risk-based capital of 17.60% compared to, 11.43%, 15.67% and 16.99%, respectively, in 2006.

         The Company's stock is traded on The Nasdaq Global Market under the symbol, NWFL. As of December 31, 2007, there were approximately 1,500 recorded beneficial shareholders based on transfer agent mailings.

         The following table sets forth the price range and cash dividends declared per share regarding the common stock for the periods indicated:

                                Closing Price Range
                           -----------------------------        Cash dividends
                               High               Low         declared per share
                           -----------------------------------------------------

Year 2006
---------
First Quarter              $   31.16          $   29.59          $   .20
Second Quarter                 33.75              30.24              .21
Third Quarter                  32.00              31.07              .21
Fourth Quarter                 31.68              30.22              .23

Year 2007
---------
First Quarter              $   33.75          $   30.55          $   .23
Second Quarter                 33.35              31.48              .23
Third Quarter                  32.75              30.05              .23
Fourth Quarter                 32.50              29.90              .25

         The book value per share of the common stock was $20.27 as of December 31, 2007 compared to $18.67 as of December 31, 2007. As of year-end 2007, the stock price was $31.25, compared to $31.50 as of December 31, 2006.

STOCK PERFORMANCE GRAPH
         Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in the Nasdaq Stock Market index and (b) the cumulative total stockholder return on stocks included in the Nasdaq Bank index, as prepared for Nasdaq by the Center for Research in Securities Prices ("CRSP") at the University of Chicago. All three investment comparisons assume the investment of $100 at the market close on December 31, 2002 and the reinvestment of dividends paid. The graph provides comparison at December 31, 2002 and each fiscal year through December 31, 2007.

                       [STOCK PERFORMANCE GRAPH OMITTED]

-----------------------------------------------------------------------------------------------
                                     Legend
                                       12/2002   12/2003  12/2004   12/2005   12/2006   12/2007
Norwood Finanical Corp                  100.0     136.9    187.4     174.9     184.2     193.0
Nasdaq Stock Market (US Companies)      100.0     149.5    162.7     166.2     182.6     198.0
Nasdaq Bank Stocks                      100.0     128.6    147.2     143.8     161.4     127.9
SIC 6020-6029,6710-6719 US & Foreign
-----------------------------------------------------------------------------------------------


         There can be no assurance that the Company's future stock performance will be the same or similar to the historical performance shown in the above graph. The Company neither makes nor endorses any predictions as to stock performance.

NORWOOD FINANCIAL CORP.
SUMMARY OF QUARTERLY RESULTS (UNAUDITED)
(Dollars in thousands, except per share amounts)

2007
                                         December 31   September 30   June 30     March 31
                                         -------------------------------------------------
Interest income                             $7,473       $7,457       $7,246       $7,079
Interest expense                             3,070        2,965        2,960        2,988
                                         -------------------------------------------------
  Net interest income                        4,403        4,492        4,286        4,091
Provision for loan losses                      120           90           55           50
Other income                                   858          913          842          894
Net realized gains on sales of securities        2            -           15            -
Other expense                                2,846        2,787        2,847        2,861
                                         -------------------------------------------------

Income before income taxes                   2,297        2,528        2,241        2,074
Income tax expense                             625          722          671          611
                                         -------------------------------------------------
NET INCOME                                  $1,672       $1,806       $1,570       $1,463
                                         =================================================

Basic earnings per share                    $ 0.61       $ 0.65       $ 0.56       $ 0.52
                                         =================================================

Diluted earnings per share                  $ 0.60       $ 0.64       $ 0.55       $ 0.51
                                         =================================================


2006
                                         December 31   September 30   June 30     March 31
                                         -------------------------------------------------
Interest income                             $6,956       $6,647       $6,350       $5,996
Interest expense                             2,830        2,545        2,321        2,070
                                         -------------------------------------------------
  Net interest income                        4,126        4,102        4,029        3,926
Provision for loan losses                       50           45           55           70
Other income                                   862          849          989          817
Net realized gains on sales of securities        -           45           14            7
Other expense                                2,620        2,730        2,841        2,766
                                         -------------------------------------------------

Income before income taxes                   2,318        2,221        2,136        1,914
Income tax expense                             739          699          660          581
                                         -------------------------------------------------
NET INCOME                                  $1,579       $1,522       $1,476       $1,333
                                         =================================================

Basic earnings per share                    $ 0.56       $ 0.54       $ 0.53       $ 0.48
                                         =================================================

Diluted earnings per share                  $ 0.55       $ 0.53       $ 0.52       $ 0.47
                                         =================================================

NORWOOD FINANCIAL CORP.
CONSOLIDATED AVERAGE BALANCE SHEETS
WITH RESULTANT INTEREST AND RATES
(Tax-Equivalent Basis, dollars in thousands)

Year Ended December 31                             2007                            2006                            2005
                                      ----------------------------------------------------------------------------------------------
                                      Average                 Ave    Average                  Ave     Average                   Ave
                                      Balance(2) Interest (1) Rate   Balance(2)  Interest (1) Rate    Balance(2)  Interest (1)  Rate
                                      ----------------------------------------------------------------------------------------------
ASSETS
Interest Earning Assets:
  Federal funds sold                 $  3,895    $   195     5.01%    $  2,778    $   142     5.11%    $  3,730    $   129     3.46%
  Interest bearing deposits
    with banks                            483         26     5.38           98          5     5.10          123          3     2.44
  Securities held to maturity             830         74     8.92          981         90     9.17        3,608        396    10.98
  Securities available for sale
    Taxable                            99,399      4,571     4.60       99,571      3,712     3.73       98,038      3,116     3.18
    Tax-exempt                         19,320      1,052     5.45       17,070        925     5.42       18,602      1,023     5.50
                                     -------------------              -------------------              -------------------
      Total  securities
        available for sale            118,719      5,623     4.74      116,641      4,637     3.98      116,640      4,139     3.55
Loans receivable (3,4)                323,444     23,876     7.38      301,533     21,600     7.16      274,053     17,727     6.47
                                     -------------------              -------------------              -------------------
    Total interest
      earning assets                  447,371     29,794     6.66      422,031     26,474     6.27      398,154     22,394     5.62
Non-interest earning assets:
  Cash and due from banks               8,128                            8,857                            8,569
  Allowance for loan losses            (3,925)                          (3,785)                          (3,597)
  Other assets                         17,318                           16,976                           16,049
                                     --------                         --------                         --------
    Total non-interest
      earning assets                   21,521                           22,048                           21,021
                                     --------                         --------                         --------
TOTAL ASSETS                         $468,892                         $444,079                         $419,175
                                     ========                         ========                         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Liablities:
  Interest-bearing demand
    and money market                 $ 90,392      1,852     2.05     $ 96,882      1,688     1.74     $ 93,747    $   969     1.03
      Savings                          45,858        215     0.47       49,937        232     0.46       57,128        268     0.47
      Time                            172,986      7,900     4.57      146,344      5,798     3.96      128,704      3,634     2.82
                                     -------------------              -------------------              -------------------
        Total interest-bearing
          deposits                    309,236      9,967     3.22      293,163      7,718     2.63      279,579      4,871     1.74
Short-term borrowings                  22,443        932     4.15       19,284        823     4.27       15,783        416     2.64
Long-term debt                         22,315      1,084     4.86       23,419      1,225     5.23       23,000      1,218     5.30
                                     -------------------              -------------------              -------------------
  Total interest bearing
    liabilities                       353,994     11,983     3.39      335,866      9,766     2.91      318,362      6,505     2.04
                                                 -------                          -------                          -------
Non-interest bearing liabilities:
Non-interest bearing
  demand deposits                      56,523                           54,798                           52,109
Other liabilities                       4,545                            3,526                            1,804
                                     --------                         --------                         --------
  Total non-interest
    bearing liabilities                61,068                           58,324                           53,913
                                     --------                         --------                         --------
Stockholders' equity                   53,830                           49,889                           46,900
                                     --------                         --------                         --------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY               $468,892                         $444,079                         $419,175
                                     ========                         ========                         ========
Net interest income
  (tax-equivalent basis)                          17,811     3.27%                 16,708     3.36%                 15,889     3.58%
Tax-equivalent basis adjustment                     (539)    ====                    (525)    ====                    (626)    ====
                                                 -------                          -------                          -------
  Net Interest Income                            $17,272                          $16,183                          $15,263
                                                 =======                          =======                          =======
Net Interest margin
  (tax-equivalent basis)                                     3.98%                            3.96%                            3.99%
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

                                                               Increase/(Decrease)
                                         ---------------------------------------------------------------
(dollars in thousands)                        2007 compared to 2006           2006 compared to 2005
                                         ---------------------------------------------------------------
                                                  Variance due to                Variance due to
                                         ---------------------------------------------------------------
                                          Volume      Rate        Net      Volume      Rate       Net
                                         ---------------------------------------------------------------
INTEREST EARNING ASSETS:
--------------------------------------------------------------------------------------------------------
Federal funds sold                       $    56    $    (3)   $    53    $   (38)   $    51    $    13
Interest bearing deposits
  with banks                                  21          -         21         (1)         3          2
Securities held to maturity                  (14)        (2)       (16)      (250)       (56)      (306)
Securities available for sale
  Taxable                                     (6)       865        859         49        547        596
  Tax-exempt                                 122          5        127        (83)       (15)       (98)
                                         ---------------------------------------------------------------
    Total  securities available
      for sale                               116        870        986        (34)       532        498
Loans receivable                           1,603        673      2,276      1,870      2,003      3,873
                                         ---------------------------------------------------------------
    Total interest earning assets          1,783      1,537      3,320      1,547      2,533      4,080
                                         ---------------------------------------------------------------

INTEREST BEARING LIABILITIES:
--------------------------------------------------------------------------------------------------------
Interest-bearing demand
  and money market                          (119)       283        164         33        686        719
Savings                                      (19)         2        (17)       (33)        (3)       (36)
Time                                       1,143        959      2,102        549      1,615      2,164
                                         ---------------------------------------------------------------
    Total interest-bearing deposits        1,006      1,243      2,249        549      2,298      2,847
Short-term borrowings                        132        (23)       109        107        300        407
 Long-term debt                              (56)       (85)      (141)        22        (15)         7
                                         ---------------------------------------------------------------
    Total interest bearing liabilities     1,081      1,136      2,217        678      2,583      3,261
                                         ---------------------------------------------------------------
Net interest income
  (tax-equivalent basis)                 $   701    $   401    $ 1,103    $   869    $   (50)   $   819
                                         ===============================================================

         Changes  in  net  interest   income  that  could  not  be  specifically
identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

TO THE SHAREHOLDERS OF NORWOOD FINANCIAL CORP.

         Management of Norwood Financial Corp. and its subsidiary (Norwood) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Norwood's internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the consolidated financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

         Norwood's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Norwood; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of Norwood's management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Norwood's assets that could have a material effect on the consolidated financial statements.

         Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

         Management assessed the effectiveness of Norwood's internal control over financial reporting as of December 31, 2007. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in "Internal Control - Integrated Framework." Based on our assessment and those criteria, management determined that Norwood maintained effective internal control over financial reporting as of December 31, 2007.

         Norwood's  independent  registered certified public accounting firm has
audited  the   effectiveness  of  Norwood's   internal  control  over  financial
reporting. Their report appears on page 30.

[LOGO] bmc


            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Norwood Financial Corp.
Honesdale, Pennsylvania

We have audited the accompanying consolidated balance sheets of Norwood Financial Corp. and its subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2007. Norwood Financial Corp. and its subsidiary's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Norwood Financial Corp. and its subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for share-based payments in 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Norwood Financial Corp. and its subsidiary's internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 11, 2008 expressed an unqualified opinion.


                                                     /s/Beard Miller Company LLP


Beard Miller Company LLP
Lancaster, Pennsylvania
March 11, 2008

[LOGO] bmc


            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Norwood Financial Corp.
Honesdale, Pennsylvania

         We have audited Norwood Financial Corp. and its subsidiary's internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Norwood Financial Corp. and its subsidiary's Management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Report On Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company's internal control over financial reporting based on our audit.

         We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

         A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;
(2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

         Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

         In our opinion, Norwood Financial Corp. and its subsidiary maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

         We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets and the related statements of income, stockholders' equity and cash flows of Norwood Financial Corp. and its subsidiary, and our report dated March 11, 2008 expressed an unqualified opinion.


                                                    /s/Beard Miller Company, LLP


Beard Miller Company, LLP
Lancaster, Pennsylvania
March 11, 2008

CONSOLIDATED BALANCE SHEETS

                                                                                    December 31,
                                                                              ----------------------
                                                                                  2007       2006
                                                                              ----------------------
                                                                                   (In Thousands,
                                                                                 Except Share Data)
                                     ASSETS
Cash and due from banks                                                       $   9,014    $   9,450
Interest bearing deposits with banks                                                 50           67
                                                                              ----------------------

     Cash and Cash Equivalents                                                    9,064        9,517

Securities available for sale                                                   123,987      112,912
Securities held to maturity, fair value 2007 $721; 2006 $971                        705          954
Loans receivable, net of allowance for loan losses 2007 $4,081; 2006 $3,828     327,215      311,739
Investment in FHLB stock, at cost                                                 2,072        1,687
Bank premises and equipment, net                                                  5,742        6,020
Bank owned life insurance                                                         7,767        7,479
Accrued interest receivable                                                       2,343        2,129
Other assets                                                                      1,715        1,919
                                                                              ----------------------

         Total Assets                                                         $ 480,610    $ 454,356
                                                                              ======================

                      LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
    Non-interest bearing demand                                               $  60,061    $  53,856
    Interest-bearing demand                                                      32,426       36,600
    Money market deposit accounts                                                57,970       50,048
    Savings                                                                      42,962       45,144
    Time                                                                        176,581      172,455
                                                                              ----------------------

         Total Deposits                                                         370,000      358,103

  Short-term borrowings                                                          26,686       22,736
  Long-term debt                                                                 23,000       13,000
  Accrued interest payable                                                        3,198        2,894
  Other liabilities                                                               1,907        5,392
                                                                              ----------------------

         Total Liabilities                                                      424,791      402,125
                                                                              ----------------------

STOCKHOLDERS' EQUITY
  Common stock, par value $.10 per share; authorized 10,000,000 shares;
    issued 2,840,872 shares                                                         284          284
  Surplus                                                                        10,159       10,149
  Retained earnings                                                              47,030       43,125
  Treasury stock, at cost 2007 87,256 shares; 2006 43,721 shares                 (2,708)      (1,283)
  Accumulated other comprehensive income (loss)                                   1,054          (44)
                                                                              ----------------------

         Total Stockholders' Equity                                              55,819       52,231
                                                                              ----------------------

         Total Liabilities and Stockholders' Equity                           $ 480,610    $ 454,356
                                                                              ======================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

                                                          Years Ended December 31,
                                                        ---------------------------
                                                          2007      2006      2005
                                                        ---------------------------
                                                   (In Thousands, Except per Share Data)
INTEREST INCOME
  Loans receivable, including fees                      $23,720   $21,422   $17,583
  Securities:
    Taxable                                               4,571     3,712     3,116
    Tax-exempt                                              743       668       937
  Other                                                     221       147       132
                                                        ---------------------------
        Total Interest Income                            29,255    25,949    21,768
                                                        ---------------------------
INTEREST EXPENSE
  Deposits                                                9,967     7,718     4,871
  Short-term borrowings                                     932       823       416
  Long-term debt                                          1,084     1,225     1,218
                                                        ---------------------------
        Total Interest Expense                           11,983     9,766     6,505
                                                        ---------------------------
        Net Interest Income                              17,272    16,183    15,263
PROVISION FOR LOAN LOSSES                                   315       220       350
                                                        ---------------------------
  Net Interest Income after Provision for Loan Losses    16,957    15,963    14,913
                                                        ---------------------------
OTHER INCOME
  Service charges and fees                                2,509     2,455     2,507
  Income from fiduciary activities                          423       355       343
  Net realized gains on sales of securities                  17        66        42
  Earnings on life insurance policies                       333       309       296
  Other                                                     242       398       360
                                                        ---------------------------
        Total Other Income                                3,524     3,583     3,548
                                                        ---------------------------
OTHER EXPENSES
  Salaries and employee benefits                          5,825     5,655     5,410
  Occupancy                                               1,087       968       928
  Furniture and equipment                                   553       479       575
  Data processing related operations                        690       700       625
  Advertising                                               235       224       159
  Professional fees                                         349       340       444
  Postage and telephone                                     491       471       470
  Taxes, other than income                                  414       354       334
  Amortization of intangible assets                          52        52        52
  Other                                                   1,645     1,714     1,626
                                                        ---------------------------
        Total Other Expenses                             11,341    10,957    10,623
                                                        ---------------------------
        Income before Income Taxes                        9,140     8,589     7,838
INCOME TAX EXPENSE                                        2,629     2,679     2,341
                                                        ---------------------------
        Net Income                                      $ 6,511   $ 5,910   $ 5,497
                                                        ===========================
EARNINGS PER SHARE
Basic                                                   $  2.34   $  2.11   $  1.96
                                                        ===========================
Diluted                                                 $  2.30   $  2.07   $  1.92
                                                        ===========================


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                 Years Ended December 31, 2007, 2006 and 2005
                                                 ----------------------------------------------------------------------------------
                                                                                                       Accumulated
                                                  Number of                                              Other      Unearned
                                                    Shares     Common             Retained   Treasury Comprehensive  ESOP
                                                    Issued     Stock    Surplus   Earnings    Stock   Income (Loss) Shares    Total
                                                 ----------------------------------------------------------------------------------
                                                                    (Dollars in Thousands, Except Per Share Data)

BALANCE - DECEMBER 31, 2004                      2,705,715   $   270   $ 5,336    $40,222    $  (149)   $   333    $(327)   $45,685
Comprehensive income:                                    -         -         -          -          -          -        -    -------
  Net income                                                                        5,497                                     5,497
  Change in unrealized gains (losses) on
    securities available for sale,
    net of reclassification
    adjustment and tax effects                           -         -         -          -          -     (1,105)       -     (1,105)
                                                                                                                            -------
        Total Comprehensive Income                                                                                            4,392
                                                                                                                            -------

  Cash dividends declared, $0.71 per share               -         -         -     (1,997)         -          -        -     (1,997)
  Stock options exercised (9,239 shs)                    -         -       (78)         -        228          -        -        150
  Tax benefit of stock options exercised                 -         -        18          -          -          -        -         18
  Acquisition of treasury stock (25,201 shs)             -         -         -          -       (819)         -        -       (819)
  Sale of treasury stock for ESOP (3,686 shs)            -         -         7          -        107          -        -        114
  Release of earned ESOP shares, net                     -         -       365          -          -          -      200        565
                                                 ----------------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2005                      2,705,715       270     5,648     43,722       (633)      (772)    (127)    48,108
Comprehensive income:                                    *
  Net income                                             -         -         -      5,910          -          -        -      5,910
  Change in unrealized gains (losses) on
    securities available for sale,
    net of reclassification
    adjustment and tax effects                           -         -         -          -          -        728        -        728
                                                                                                                            -------
        Total Comprehensive Income                                                                                            6,638
                                                                                                                            -------
  Cash dividends declared, $0.85 per share               -         -         -     (2,368)         -          -        -     (2,368)
  5% stock dividend at $30.59 per share            135,157        14     4,121     (4,139)         -          -        -         (4)
  Treasury stock effect of 5% stock dividend
    (1,933 shs)                                          -         -         -          -          -          -        -          -
  Acquisition of treasury stock (28,746 shs)            --         -         -          -       (890)         -        -       (890)
  Stock options exercised (4,331 shs)                    -         -       (68)         -        128          -        -         60
  Tax benefit of stock options exercised                 -         -        10          -          -          -        -         10
  Sale of treasury stock for ESOP (3,816 shs)            -         -         8          -        112          -        -        120
  Compensation expense related to stock
    options                                              -         -       136          -          -          -        -        136
  Release of earned ESOP shares, net                     -         -       294          -          -          -      127        421
                                                 -----------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2006                      2,840,872       284    10,149     43,125     (1,283)       (44)       -     52,231
Comprehensive income:                                    -         -         -          -          -          -        -          -
  Net income                                             -         -         -      6,511          -          -        -      6,511
  Change in unrealized gains (losses) on
    securities available for sale,
    net of reclassification
    adjustment and tax effects                           -         -         -          -          -      1,098        -      1,098
                                                                                                                            -------
        Total Comprehensive Income                       -         -         -          -          -          -        -      7,609
                                                                                                                            -------
  Cash dividends declared, $0.94 per share               -         -         -     (2,606)         -          -        -     (2,606)
  Acquisition of treasury stock (72,875 shs)             -         -         -          -     (2,313)         -        -     (2,313)
  Stock options exercised (24,720 shs)                   -         -      (404)         -        745          -        -        341
  Tax benefit of stock options exercised                 -         -       162          -          -          -        -        162
  Sale of treasury stock for ESOP (4,620 shs)            -         -         1          -        143          -        -        144
  Compensation expense related to stock
    options                                              -         -       251          -          -          -        -        251
                                                 -----------------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2007                      2,840,872   $   284   $10,159    $47,030    $(2,708)   $ 1,054    $   -    $55,819
                                                 ==================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         Years Ended December 31,
                                                                                    ------------------------------------
                                                                                       2007        2006            2005
                                                                                    ------------------------------------
                                                                                              (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                          $  6,511    $  5,910        $  5,497
Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                            315         220             350
    Depreciation                                                                         566         503             535
    Amortization of intangible assets                                                     52          52              52
    Deferred income taxes                                                               (151)       (108)            (37)
    Net amortization (accretion)?of securities premiums and discounts                    113         301             431
    Net realized gains on sales of securities                                            (17)        (66)
    Net increase in investment in life insurance                                        (288)       (266)           (254)
    Gain on sale of bank premises and equipment and
             foreclosed real estate                                                       (1)        (12)             (5)
    Gain on sale of mortgage loans                                                       (23)       (147)            (64)
    Mortgage loans originated for sale                                                  (794)     (2,065)         (6,650)
    Proceeds from sale of mortgage loans                                                 817       2,212           6,714
    Tax benefit of stock options exercised                                                 -           -              18
    Release of ESOP shares                                                                 -         421             565
    Compensation expense related to stock options                                        251         136               -
    Decrease (increase) in accrued interest receivable and
      other assets                                                                      (414)      1,137          (1,725)
    Increase (decrease) in accrued interest payable and other liabilities             (3,228)      4,543           1,575
                                                                                    ------------------------------------
        Net Cash Provided by Operating Activities                                      3,709      12,771           6,960
                                                                                    ------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Securities available for sale:
    Proceeds from sales                                                                   74          96           6,073
    Proceeds from maturities and principal reductions on
      mortgage-backed securities                                                      52,408      35,962          11,799
    Purchases                                                                        (62,005)    (32,291)        (18,878)
  Securities held to maturity, proceeds from maturities                                  250         505           4,330
  (Increase) decrease in investment in FHLB stock                                       (385)        (67)            605
  Net  increase in loans                                                             (15,839)    (24,892)        (36,374)
  Purchase of bank premises and equipment                                               (288)     (1,130)           (446)
  Proceeds from sales of premises and equipment and foreclosed real estate                 1          64              12
                                                                                    ------------------------------------
        Net Cash Used in Investing Activities                                        (25,784)    (21,753)        (32,879)
                                                                                    ------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits                                                            11,897      17,500          21,958
  Net increase (decrease) in short-term borrowings                                     3,950       4,172          (4,418)
  Proceeds from long-term debt                                                        15,000           -           5,000
  Repayments of long-term debt                                                        (5,000)    (10,000)         (5,000)
  Stock options exercised                                                                341          60             150
  Tax benefit of stock options exercised                                                 162          10               -
  Purchase of ESOP shares from treasury stock                                            144         120             114
  Acquisition of treasury stock                                                       (2,313)       (890)           (819)
  Cash dividends paid                                                                 (2,559)     (2,289)         (1,916)
                                                                                    ------------------------------------
        Net Cash Provided by Financing Activities                                     21,622       8,683          15,069
                                                                                    ------------------------------------
        Net Decrease in Cash and Cash Equivalents                                       (453)       (299)        (10,850)
CASH AND CASH EQUIVALENTS - BEGINNING                                                  9,517       9,816          20,666
                                                                                    ------------------------------------
CASH AND CASH EQUIVALENTS - ENDING                                                  $  9,064    $  9,517        $  9,816
                                                                                    ====================================

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

Estimates
         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets and the determination of other-than-temporary impairment on securities.

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

Intangible Assets
         Intangible assets represent goodwill arising from acquisitions. Goodwill represents the excess cost of an acquisition over the fair value of the net assets acquired. On January 1, 2002, the Company adopted SFAS 142, "Goodwill and Other Intangible Assets," and SFAS 147, "Accounting for Certain Acquisitions of Banking and Thrift Institutions." At December 31, 2007 and 2006, the Company had intangible assets of $169,000 and $221,000, which is net of accumulated amortization of $611,000 and $559,000, which are included in other assets. These intangible assets will continue to be amortized on a straight-line basis over fifteen years under the provisions of SFAS 142 and SFAS 147. Amortization expense related to intangible assets was $52,000 for each of the years ended December 31, 2007, 2006 and 2005. The amortization expense will be $52,000 for each of the years ended December 31, 2008, 2009 and 2010 and $13,000 for the year ended December 31, 2011.

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

Earnings per Share
         On April 11, 2006, the Company declared a 5% stock dividend on common stock outstanding payable May 26, 2006 to shareholders of record on May 12, 2006. The stock dividend resulted in the issuance of 135,157 additional common shares. All share amounts and per share data have been adjusted for the effect of the stock dividend.

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

Stock Option Plans
         In December 2004, the Financial Acounting Standards Board (FASB) issued Statement No. 123 (R), "Share-Based Payment." Statement No. 123 (R) replaces Statement No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." Statement No. 123
(R) requires the fair value of share-based payment transactions to be recognized as compensation costs in the financial statements over the period that an employee provides service in exchange for the award. The fair value of the share-based payments is estimated using the Black-Scholes option-pricing model. The Company adopted Statement No. 123 (R) effective January 1, 2006, using the modified-prospective transition method. Under the modified-prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified-prospective method.

         For the year ended December 31, 2005, the Company accounted for its stock option plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

                                                      Year Ended December 31,
                                                  ------------------------------
                                                                          2005
                                                  ------------------------------
                                              (Thousands, Except per Share Data)

         Net income, as reported                                        $ 5,497
           Total stock-based employee compensation
           expense determined under fair value based
           method for all awards, net of related taxes                     (194)
                                                                        -------
         Pro forma net income                                           $ 5,303
                                                                        =======

         Earnings per share (basic):
           As reported                                                  $  1.96
           Pro forma                                                    $  1.89

         Earnings per share (assuming dilution):
           As reported                                                  $  1.92
           Pro forma                                                    $  1.85

Cash Flow Information
         For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks and federal funds sold, all of which mature within 90 days.

         Cash payments for interest for the years ended December 31, 2007, 2006 and 2005 were $11,679,000, $8,563,000, and $6,014,000, respectively. Cash payments for income taxes for the years ended December 31, 2007, 2006 and 2005 were $2,845,000, $2,677,000, and $2,449,000, respectively. Non-cash investing activities for 2007, 2006 and 2005 included foreclosed mortgage loans transferred to foreclosed real estate and repossession of other assets of $48,000, $154,000, and $112,000, respectively.

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

         The components of other comprehensive income and related tax effects are as follows:

                                                                       Years Ended December 31,
                                                                    ------------------------------
                                                                       2007      2006        2005
                                                                    ------------------------------
                                                                            (In Thousands)
Unrealized holding gains/(losses) on available for sale securities  $ 1,665    $ 1,173    $ (1,636)
Reclassification adjustment for gains realized in income                 17         66          42
                                                                    ------------------------------

  Net Unrealized Gains/(Losses)                                       1,648      1,107      (1,678)

Income tax expense (benefit)                                            550        379        (573)
                                                                    ------------------------------

  Net of Tax Amount                                                 $ 1,098    $   728    $ (1,105)
                                                                    ==============================

Segment Reporting
         The Company acts as an independent community financial service provider and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine network, the Company offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of safe deposit services. The Company also performs personal, corporate, pension and fiduciary services through its Trust Department. Management does not separately allocate expenses, including the cost of funding loan demand, among the commercial, retail, mortgage banking and trust operations of the Company. As such, discrete information is not available and segment reporting would not be meaningful.

New Accounting Standards
         In September 2006, the FASB's Emerging Issues Task Force (EITF) issued EITF Issue No. 06-4, "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements" (EITF 06-4). EITF 06-4 requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The consensus highlights that the employer (who is also the policyholder) has a liability for the benefit it is providing to its employee. As such, if the policyholder has agreed to maintain the insurance policy in force for the employee's benefit during his or her retirement, then the liability recognized during the employee's active service period should be based on the future cost of insurance to be incurred during the employee's retirement. Alternatively, if the policyholder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in SFAS No. 106 or Accounting Principles Board (APB) Opinion No. 12, as appropriate. For transition, an entity can choose to apply the guidance using either the following approaches: (a) a change in accounting principle through retrospective application to all periods presented or (b) a change in accounting principle through a cumulative-effect adjustment to the balance in retained earnings at the beginning of the year of adoption. The EITF is effective for fiscal years beginning after December 15, 2007, with early adoption permitted. The Company has chosen approach (b) and is expected to record a cumulative effect adjustment as of January 1, 2008 to the balance of retained earnings of $520,000, with $90,000 of Net Periodic Postretirement Benefit expense for the year ended December 31, 2008.

         On September 7, 2006, the Task Force reached a conclusion on EITF Issue No. 06-5, "Accounting for Purchases of Life Insurance - Determining the Amount that Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance" (EITF 06-5"). The Scope of EITF 06-5 consists of six separate issues relating to accounting for life insurance policies purchased by entities protecting against the loss of key persons. The six issues are clarifications of previously issued guidance on FASB Technical Bulletin No. 85-4 EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The adoption of EITF 06-5 did not have a material impact on the Company's consolidated financial statements.

         In September 2006, the FASB issued FASB Statement No. 157, "Fair Value Measurements", which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement 157 applies to all accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on our consolidated financial position, results of operations and cash flows.

         In December 2007, the FASB issued proposed FASB Staff Position (FSP) 157-b, "Effective Date of FASB Statement No. 157," that would permit a one-year deferral in applying the measurement provisions of Statement No. 157 to non-financial assets and non-financial liabilities (non-financial items) that are not recognized or disclosed at fair value in an entity's financial statements on a recurring basis (at least annually). Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application of Statement 157 to that item is deferred until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. This deferral does not apply, however, to an entity that applies Statement 157 in interim or annual financial statements before proposed FSP 157-b is finalized. The Company is currently evaluating the impact, if any, that the adoption of FSP 157-b will have on the Company's consolidated financial statements.

         In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FASB Statement No. 115". SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for our Company January 1, 2008. The Company is evaluating the impact that the adoption of SFAS No. 159 will have on our consolidated financial statements.

         FASB Statement No. 141 (R) "Business Combinations" was issued in December of 2007. This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of a company's fiscal year beginning after December 15, 2008. This new pronouncement will impact the Company's accounting for business combinations beginning January 1, 2009.

         FASB Statement No. 160 "Noncontrolling Interests in Consolidated Financial Statements--an amendment of ARB No. 51" was issued in December of 2007. This Statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective as of the beginning of a company's fiscal year beginning after December 15, 2008. The Company believes that this new pronouncement will have an immaterial impact on the Company's consolidated financial statements in future periods.

         Staff  Accounting  Bulletin  No.  110 (SAB  110)  amends  and  replaces
Question 6 of Section D.2 of Topic 14, "Share-Based Payment," of the Staff Accounting Bulletin series. Question 6 of Section D.2 of Topic 14 expresses the views of the staff regarding the use of the "simplified" method in developing an estimate of expected term of "plain vanilla" share options and allows usage of the "simplified" method for share option grants prior to December 31, 2007. SAB 110 allows public companies which do not have historically sufficient experience to provide a reasonable estimate to continue use of the "simplified" method for estimating the expected term of "plain vanilla" share option grants after December 31, 2007. SAB 110 is effective January 1, 2008.

         Staff Accounting Bulletin No. 109 (SAB 109), "Written Loan Commitments Recorded at Fair Value Through Earnings" expresses the views of the staff regarding written loan commitments that are accounted for at fair value through earnings under generally accepted accounting principles. To make the staff's views consistent with current authoritative accounting guidance, the SAB revises and rescinds portions of SAB No. 105, "Application of Accounting Principles to Loan Commitments." Specifically, the SAB revises the SEC staff's views on incorporating expected net future cash flows related to loan servicing activities in the fair value measurement of a written loan commitment.
The SAB retains the staff's views on incorporating expected net future cash flows related to internally-developed intangible assets in the fair value measurement of a written loan commitment. The staff expects registrants to apply the views in Question 1 of SAB 109 on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Company does not expect SAB 109 to have a material impact on its consolidated financial statements.

         In June 2007, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 06-11, "Accounting for Income Tax Benefits of Dividends on
Share-Based Payment Awards" ("EITF 06-11"). EITF 06-11 states that an entity should recognize a realized tax benefit associated with dividends on nonvested equity shares, nonvested equity share units and outstanding equity share options charged to retained earnings as an increase in additional paid in capital.
The amount recognized in additional paid in capital should be included in the pool of excess tax benefits available to absorb potential future tax deficiencies on share-based payment awards. EITF 06-11 should be applied prospectively to income tax benefits of dividends on equity-classified share-based payment awards that are declared in fiscal years beginning after December 15, 2007. The Company expects that EITF 06-11 will not have an impact on its consolidated financial statements.

         Effective January 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 156, "Accounting for Servicing of Financial Assets - An Amendment of FASB Statement No 140" (SFAS 156). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. The adoption of SFAS 156 did not have a significant effect on the consolidated financial statements.

NOTE 3 - SECURITIES

         The amortized cost and fair value of securities were as follows:

                                                       December 31, 2007
                                      ------------------------------------------------
                                                     Gross                     Gross
                                       Amortized   Unrealized    Unrealized    Fair
                                          Cost       Gains         Losses      Value
                                      ------------------------------------------------
                                                     (In Thousands)
AVAILABLE FOR SALE:
  U.S. Government agencies            $  41,110   $     435    $     (37)   $  41,508
  States and political subdivisions      21,765         196          (44)      21,917
  Corporate obligations                   5,078           -          (84)       4,994
  Mortgage-backed securities             53,846         458         (222)      54,082
                                      ------------------------------------------------
                                        121,799       1,089         (387)     122,501
  Equity securities                         585         941          (40)       1,486
                                      ------------------------------------------------
                                      $ 122,384   $   2,030    $    (427)   $ 123,987
                                      ================================================
HELD TO MATURITY:
  States and political subdivisions   $     705   $      16    $       -    $     721
                                      ================================================

                                                       December 31, 2006
                                      ------------------------------------------------
                                                     Gross                     Gross
                                       Amortized   Unrealized    Unrealized    Fair
                                          Cost       Gains         Losses      Value
                                      ------------------------------------------------
                                                     (In Thousands)
AVAILABLE FOR SALE:
  U.S. Government agencies            $  48,117   $      10    $    (546)   $  47,581
  States and political subdivisions      16,572          73         (180)      16,465
  Corporate obligations                   8,552           -         (113)       8,439
  Mortgage-backed securities             39,123          98         (569)      38,652
                                      ------------------------------------------------
                                        112,364         181       (1,408)     111,137
  Equity securities                         593       1,182            -        1,775
                                      ------------------------------------------------
                                      $ 112,957   $   1,363    $  (1,408)  $  112,912
                                      ================================================
HELD TO MATURITY:
  States and political subdivisions   $     954   $      17    $       -    $     971
                                      ================================================

         The following tables show the Company's investments' gross unrealized losses and fair value aggregated by length of time that individual securities have been in a continuous unrealized loss position:

                                                              December 31, 2007
                                    --------------------------------------------------------------------
                                      Less than 12 Months     12 Months or More            Total
                                    --------------------------------------------------------------------
                                       Fair    Unrealized      Fair     Unrealized     Fair   Unrealized
                                       Value     Losses        Value      Losses       Value    Losses
                                    --------------------------------------------------------------------
                                                               (In Thousands)
U.S. Government agencies            $      -    $      -    $  9,461    $    (37)   $  9,461    $    (37)
States and political subdivisions        344          (1)      5,401         (43)      5,745         (44)
Corporate obligations                  3,006         (67)      1,988         (17)      4,994         (84)
Mortgage-backed securities             8,095         (19)     10,854        (203)     18,949        (222)
Equity securities                        178         (40)          -           -         178         (40)
                                    --------------------------------------------------------------------
                                    $ 11,623    $   (127)   $ 27,704    $   (300)   $ 39,327    $   (427)
                                    ====================================================================

                                                              December 31, 2006
                                    --------------------------------------------------------------------
                                     Less than 12 Months      12 Months or More            Total
                                    --------------------------------------------------------------------
                                       Fair     Unrealized    Fair      Unrealized    Fair    Unrealized
                                       Value      Losses      Value      Losses       Value     Losses
                                    --------------------------------------------------------------------
                                                               (In Thousands)
U.S. Government agencies            $  9,966    $    (32)   $ 34,605    $   (514)   $ 44,571    $   (546)
States and political subdivisions      3,104          (8)      8,064        (172)     11,168        (180)
Corporate obligations                      -           -       7,440        (113)      7,440        (113)
Mortgage-backed securities             4,952         (35)     21,419        (534)     26,371        (569)
                                    --------------------------------------------------------------------
                                    $ 18,022    $    (75)   $ 71,528    $ (1,333)   $ 89,550    $ (1,408)
                                    ====================================================================

         The Company has 12 securities in the less than twelve month category and 46 securities in the twelve months or more category. In management's opinion, the unrealized losses reflect changes in interest rates subsequent to the acquisition of specific securities. Management believes that the unrealized losses represent temporary impairment of the securities, as the Company has the intent and ability to hold these investments until maturity or market price recovery.

         The amortized cost and fair value of debt securities as of December 31, 2007 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

                                          Available for Sale  Held to Maturity
                                          --------------------------------------
                                            Amortized  Fair   Amortized   Fair
                                              Cost     Value    Cost      Value
                                          --------------------------------------
                                                      (In Thousands)

Due in one year or less                     $ 9,125  $  9,104   $   -   $     -
Due after one year through five years        28,497    28,533       -         -
Due after five years through ten years       21,560    21,925     705       721
Due after ten years                           8,771     8,857       -         -
                                          --------------------------------------
                                             67,953    68,419     705       721
Mortgage-backed securities                   53,846    54,082       -         -
                                          --------------------------------------
                                           $121,799  $122,501 $   705   $   721
                                          ======================================

         Gross realized gains and gross realized losses on sales of securities available for sale were $40,000 and $23,000, respectively, in 2007, $66,000 and $-0-, respectively, in 2006, $107,000 and $65,000, respectively, in 2005.

         Securities with a carrying value of $56,398,000 and $50,677,000 at December 31, 2007 and 2006, respectively, were pledged to secure public deposits, U.S. Treasury demand notes, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

NOTE 4 - LOANS  RECEIVABLE  AND ALLOWANCE FOR LOAN LOSSES

         The components of loans receivable at December 31 were as follows:

                                                               2007       2006
                                                            -------------------
                                                               (In Thousands)
         Real estate:
           Residential                                      $129,888   $113,783
           Commercial                                        133,593    127,640
           Construction                                       20,404     18,955
         Commercial, financial and agricultural               29,159     34,019
         Consumer loans to individuals                        18,526     21,520
                                                            -------------------
                                                             331,570    315,917
         Unearned income and deferred fees                      (274)      (350)
         Allowance for loan losses                            (4,081)    (3,828)
                                                            -------------------
                                                            $327,215   $311,739
                                                            ===================

         The following table presents changes in the allowance for loan losses:

                                                       Years Ended December 31,
                                                      -------------------------
                                                       2007     2006      2005
                                                      -------------------------
                                                           (In Thousands)

         Balance, beginning                           $3,828   $3,669    $3,448
           Provision for loan losses                     315      220       350
           Recoveries                                     59       89        81
           Loans charged off                            (121)    (150)     (210)
                                                      -------------------------
         Balance, ending                              $4,081   $3,828    $3,669
                                                      =========================

         The recorded investment in impaired loans, not requiring an allowance for loan losses was $3,208,000 and $290,000 at December 31, 2007 and 2006, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $-0- at December 31, 2007 and 2006. For the years ended December 31, 2007, 2006 and 2005, the average recorded investment in these impaired loans was $3,127,000, $286,000, and $316,000, and the interest income recognized on these impaired loans was $290,000, $1,000, and $11,000, respectively.

         Loans on which the accrual of interest has been discontinued amounted to $111,000 and $409,000 at December 31, 2007 and 2006, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $52,000 and $-0-at December 31, 2007 and 2006, respectively.

NOTE 5 - PREMISES AND EQUIPMENT
         Components of premises and equipment at December 31 are as follows:


                                                          2007            2006
                                                        -----------------------
                                                             (In Thousands)
         Land and improvements                          $   925         $   925
         Buildings and improvements                       7,875           7,766
         Furniture and equipment                          4,798           4,638
                                                        -----------------------
                                                         13,598          13,329
         Accumulated depreciation                        (7,856)         (7,309)
                                                        -----------------------
                                                        $ 5,742         $ 6,020
                                                        =======================

         Certain facilities are leased under various operating leases. Rental expense for these leases was $283,000, $222,000, and $203,000, for the years ended December 31, 2007, 2006 and 2005. Future minimum rental commitments under noncancellable leases as of December 31, 2007 were as follows (in thousands):

                                                       2008             $   279
                                                       2009                 266
                                                       2010                 228
                                                       2011                 239
                                                       2012                 248
                                                       Thereafter         2,553
                                                                        -------
                                                                        $ 3,813
                                                                        =======
NOTE 6 - DEPOSITS
         Aggregate time deposits in denominations of $100,000 or more were $62,263,000 and $56,736,000 at December 31, 2007 and 2006, respectively.

         At December 31, 2007, the scheduled maturities of time deposits are as follows (in thousands):

                                                       2008             $144,982
                                                       2009               15,778
                                                       2010                4,502
                                                       2011                4,748
                                                       2012                6,571
                                                                        --------
                                                                        $176,581
                                                                        ========
NOTE 7 - BORROWINGS
         Short-term borrowings at December 31 consist of the following:

                                                                2007      2006
                                                              ------------------
                                                                 (In Thousands)

         Securities sold under agreements to repurchase       $24,885    $21,736
         Federal funds purchased                                  800          -
         U.S. Treasury demand notes                             1,001      1,000
                                                              ------------------
                                                              $26,686    $22,736
                                                              ==================

         The  outstanding   balances  and  related   information  of  short-term
borrowings are summarized as follows:

                                                                      Years Ended December 31,
                                                                   -------------------------------
                                                                     2007        2006       2005
                                                                   -------------------------------
                                                                       (Dollars In Thousands)
         Average balance during the year                           $22,443     $22,209    $15,059
         Average interest rate during the year                        4.15%       4.39%      2.76%
         Maximum month-end balance during the year                 $33,024     $29,677    $24,956
         Weighted average interest rate at the end of the year        3.60%       4.20%      3.76%

         Securities sold under agreements to repurchase generally mature within one day to one year from the transaction date. Securities with an amortized cost and fair value of $27,127,000 and $27,410,000, respectively at December 31, 2007 and $24,535,000 and $24,720,000, respectively at December 31, 2006 were pledged as collateral for these agreements. The securities underlying the agreements were under the Company's control.

         The Company has a line of credit commitment available from the Federal Home Loan Bank (FHLB) of Pittsburgh for borrowings of up to $20,000,000 which expires in December 2011. There were no borrowings under this line at December 31, 2007 and 2006. The Company has a line of credit commitment available from Atlantic Central Bankers Bank for $7,000,000 which expires in May 2008 and Wachovia Bank for $2,000,000 which has no set expiration date. There were no borrowings under these lines of credit at December 31, 2007 and 2006. The Company has a line of credit commitment available which has no set expiration date from PNC Bank for $12,000,000 at December 31, 2007. Borrowings under this line of credit were $800,000 at December 31, 2007 and $-0- at December 31, 2006.

         Long-term debt consisted of the following at December 31, 2007 and 2006:

                                                              2007         2006
                                                            --------------------
                                                                (In Thousands)
         Notes with the Federal Home Loan Bank (FHLB):
           Fixed note due April 2008 at 4.17%               $ 5,000      $ 5,000
           Convertible note due April 2009 at 4.83%               -        5,000
           Convertible note due January 2011 at 5.24%         3,000        3,000
           Convertible note due October 2012 at 4.37%         5,000            -
           Convertible note due January 2017 at 4.71%        10,000            -
                                                            --------------------
                                                            $23,000      $13,000
                                                            ====================

         The convertible notes contain an option which allows the FHLB, at quarterly intervals, to change the note to an adjustable-rate advance at three-month LIBOR plus 11 to 17 basis points. If the notes are converted, the option allows the Bank to put the funds back to the FHLB at no charge.

         Contractual maturities of long-term debt at December 31, 2007 are as follows (in thousands):

                                                           2008          $ 5,000
                                                           2009                -
                                                           2010                -
                                                           2011            3,000
                                                           2012            5,000
                                                           Thereafter     10,000
                                                                         -------
                                                                         $23,000
                                                                         =======

         The Bank's maximum borrowing capacity with the Federal Home Loan Bank was $240,172,000 of which $23,000,000 was outstanding at December 31, 2007. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.

NOTE 8 - EMPLOYEE BENEFIT PLANS
         The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan. The plan permits employees to make pre-tax contributions up to 15% of the employee's compensation. The amount of contributions to the plan, including matching contributions, is at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan after one year of employment. Employee contributions are vested at all times, and any Company contributions are fully vested after five years. The Company's contributions are expensed as the cost is incurred, funded currently, and amounted to $400,000, $181,000, and $207,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

         The Company has a non-qualified supplemental executive retirement plan for the benefit of certain executive officers. At December 31, 2007 and 2006, other liabilities include approximately $966,000 and $858,000 accrued under the Plan. Compensation expense includes approximately $108,000, $138,000, and $140,000, relating to the supplemental executive retirement plan for 2007, 2006 and 2005, respectively. To fund the benefits under this plan, the Company is the owner of single premium life insurance policies on participants in the non-qualified retirement plan. At December 31, 2007 and 2006, the cash value of these policies was $7,767,000 and $7,479,000, respectively.

         The Company has a leveraged employee stock ownership plan ("ESOP") for the benefit of employees who meet the eligibility requirements which include having completed one year of service with the Company and having attained age twenty-one. The ESOP Trust purchased shares of the Company's common stock with proceeds from a loan from the Company. The Bank made cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments. The loan bears interest at the prime rate adjusted annually. Interest is payable annually and principal payable in equal annual installments over ten years. The loan was secured by the shares of the stock purchased and was paid off in 2006.

         As the debt was repaid, shares were released from collateral and allocated to qualified employees based on the proportion of debt service paid in the year. The Company accounts for its leveraged ESOP in accordance with Statement of Position 93-6. Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in the consolidated balance sheets. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and dividends on unallocated ESOP shares are recorded as a reduction of debt. Dividends recorded as a reduction of debt were $-0- and $12,000 for the years ended December 31, 2007 and 2006, respectively. The total employer contribution was $-0- and $143,000 for the years ended December 31, 2007 and 2006, respectively.

         Compensation expense for the ESOP was $-0-, $444,000, and $588,000 for the years ended December 31, 2007, 2006, and 2005, respectively. .

         The status of the ESOP shares at December 31 are as follows:

                                                              2007        2006
                                                           --------------------
         Allocated shares                                   160,243     162,690
         Shares released from allocation                     30,666      28,219
         Unreleased shares                                        -           -
                                                           --------------------
                  Total ESOP shares                         190,909     190,909
                                                           ====================
         Fair value of unreleased shares                   $      -    $      -
                                                           ====================

NOTE 9 - INCOME TAXES
         The components of the provision for federal income taxes are as follows:

                                                        Years Ended December 31,
                                                       -------------------------
                                                        2007      2006     2005
                                                       -------------------------
                                                             (In Thousands)
         Current                                      $2,780    $2,787   $2,378
         Deferred                                       (151)     (108)     (37)
                                                      --------------------------
                                                      $2,629    $2,679   $2,341
                                                      ==========================

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

         Income tax expense of the Company is less than the amounts computed by applying statutory federal income tax rates to income before income taxes because of the following:

                                                                                       Percentage of Income
                                                                                       before Income Taxes
                                                                             -----------------------------------------
                                                                                     Years Ended December 31,
                                                                             -----------------------------------------
                                                                             2007             2006              2005
                                                                             -----------------------------------------
         Tax at statutory rates                                              34.0 %           34.0 %            34.0 %
         Tax exempt interest income, net of interest expense disallowance    (3.4)            (3.6)             (4.7)
         Increase in fair market value of ESOP                                  -              1.2               1.6
         Incentive Stock Options                                              0.8              0.5                 -
         Earnings on life insurance                                          (1.1)            (1.0)             (1.1)
         Other                                                               (1.5)             0.1               0.1
                                                                             -----------------------------------------
                                                                             28.8 %           31.2 %            29.9 %
                                                                             =========================================

         The income tax provision includes $6,000, $22,000, and $14,000, of income taxes relating to realized securities gains for the years ended December 31, 2007, 2006, and 2005, respectively.

         The net deferred tax asset included in other assets in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

                                                       2007             2006
                                                     ------------------------
                                                          (In Thousands)
         Deferred tax assets:
           Allowance for loan losses                 $ 1,271          $ 1,142
           Deferred compensation                         345              292
           Intangible assets                              68               94
           Net unrealized losses on securities             -                1
           Other                                          29               21
                                                     ------------------------
               Total Deferred Tax Assets               1,713            1,550
                                                     ------------------------
         Deferred tax liabilities:
           Premises and equipment                        226              215
           Deferred loan fees                            307              305
           Net unrealized gains on securities            549                -
                                                     ------------------------
               Total Deferred Tax Liabilities          1,082              520
                                                     ------------------------
         Net Deferred Tax Asset                      $   631          $ 1,030
                                                     ========================

         Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards (FASB) Interpretation No. 48, "Accounting for Uncertainty in Income Taxes." The Interpretation provides clarification on accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Company's evaluation of the implementation of FIN 48, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the year ended December 31, 2007. Our policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the Consolidated Statements of Income. The amount of interest and penalties for the year ended December 31, 2007 was immaterial. The tax years subject to examination by the taxing authorities are the years ended December 31, 2006, 2005, 2004 and 2003.

         Effective January 1, 2007, the Company adopted the provision of FASB Staff Position ("FSP") FIN 48-1 "Definition of Settlement in FASB Interpretation No. 48" (FSP FIN 48-1). FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP FIN 48-1 is effective retroactively to January 1, 2007. The implementation of this standard did not have a material impact on our consolidated financial position or results of operations.

NOTE 10 - TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS
         Certain directors and executive officers of the Company, their families and their affiliates are customers of the Bank. Any transactions with such parties, including loans and commitments, were in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time and did not represent more than normal risks. At December 31, 2007 and 2006 such loans amounted to $5,635,000 and $5,959,000, respectively. During 2007, new loans to such related parties totaled $228,000 and repayments and other reductions aggregated $552,000.

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

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2007, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

         As of December 31, 2007, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

        The Bank's actual capital amounts and ratios are presented in the table:

                                                                                            To Be Well Capitalized
                                                                                                  under Prompt
                                                                    For Capital Adequacy       Corrective Action
                                                   Actual                  Purposes                Provisions
                                              --------------------------------------------------------------------
                                               Amount   Ratio           Amount  Ratio            Amount   Ratio
                                              --------------------------------------------------------------------
                                                                    (Dollars in Thousands)
As of December 31, 2007:
  Total capital (to risk-weighted assets)     $57,968   17.43 %        $>26,606  >8.00 %        $>33,258  >10.00 %
                                                                        -        -               -        -
  Tier 1 capital (to risk-weighted assets)     53,545   16.10           >13,303  >4.00           >19,955  > 6.00
                                                                        -        -               -        -
  Tier 1 capital (to average assets)           53,545   11.14           >19,226  >4.00           >24,033  > 5.00
                                                                        -        -               -        -

As of December 31, 2006:
  Total capital (to risk-weighted assets)     $55,017   16.73 %        $>26,308  >8.00 %        $>32,885  >10.00 %
                                                                        -        -               -        -
  Tier 1 capital (to risk-weighted assets)     50,800   15.45           >13,153  >4.00           >19,728  > 6.00
                                                                        -        -               -        -
  Tier 1 capital (to average assets)           50,800   11.15           >18,224  >4.00           >22,780  > 5.00
                                                                        -        -               -        -

         The Company's ratios do not differ significantly from the Bank's ratios presented above.

         The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at December 31, 2007 and 2006 was approximately $266,000 and $253,000, respectively.

         Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2007, $48,809,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above. Under Federal Reserve regulations, the Bank is limited as to the amount it may lend affiliates, including the Company, unless such loans are collateralized by specific obligations.

NOTE 12 - STOCK OPTION PLANS
         The Company's shareholders approved the Norwood Financial Corp 2006 Stock Option Plan at the Annual Meeting on April 26, 2006. An aggregate of 250,000 shares of authorized but unissued Common Stock of the Company were reserved for future issuance under the Plan. This includes up to 40,000 shares for awards to outside directors. Under this plan, the Company granted 22,000 options in 2007 which included 4,000 options granted to outside directors and 47,700 options in 2006, which included 7,675 options granted to outside directors. The Company adopted a Stock Option Plan for the officers and employees of the Company in 1995. An aggregate of 750,000 shares of authorized but unissued common stock of the Company were reserved for future issuance under the Plan. In 1999, the Company adopted the Directors Stock Compensation Plan with an aggregate of 26,400 shares reserved for issuance under the Plan. The stock options typically have expiration terms of ten years subject to certain extensions and early terminations and vest over periods ranging from six months to one year from the date of grant. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted. There were no options granted under either plan in 2005, as both plans have expired.

         Total unrecognized compensation cost related to nonvested options under the Plan was $154,000 as of December 31, 2007 and $251,000 as of December 31, 2006. Salaries and employee benefits expense includes $251,000 and $136,000 related to the adoption of Statement No.123(R) for the years ended December 31, 2007 and 2006, respectively. Net income was reduced by $236,000 and $129,000 for the years ended December 31, 2007 and 2006 respectively.

         A  summary  of  the  Company's   stock  option   activity  and  related
information for the years ended December 31 follows:

                             2007                             2006                              2005
                      ----------------------------------------------------------------------------------------
                                 Weighted                          Weighted                           Weighted
                                 Average    Average                Average     Average                Average
                                 Exercise   Intrinsic              Exercise    Intrinsic              Exercise
                      Options    Price      Value       Options    Price       Value       Options    Price
                      ----------------------------------------------------------------------------------------
Outstanding,
  beginning of year   183,645    $21.81                 140,296   $18.45                     149,997   $18.25
  Granted              22,000     31.25                 47,700     30.91                           -        -
  Exercised           (24,723)    13.76                 (4,351)    13.05                      (9,701)   15.44
         Forfeited       (500)    31.50                      -         -                           -        -
                      ---------------------------------------------------------------------------------------
Outstanding,
  end of year         180,422    $24.04   $1,301,000   183,645    $21.81      $1,780,000     140,296   $18.45
                      =======================================================================================
Exercisable,
  at end of year      158,422    $23.04   $1,301,000
                      ==============================

         Exercise prices for options outstanding as of December 31, 2007 ranged from $10.37 to $31.50 per share. The weighted average remaining contractual life is 6.1 years.

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                      Years Ended December 31,
                                                    ----------------------------
                                                      2007      2006       2005
                                                    ----------------------------

Dividend yield                                        2.75%     2.70%         -%
Expected life                                       7 years   7 years         -
Expected volatility                                  24.17%    25.12%         -%
Risk-free interest rate                               3.53%     4.85%         -%
Weighted average fair value of options granted      $ 6.99    $ 8.11      $   -

         The expected volatility is based on historical volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Company's history and expectation of dividend payouts.

         Proceeds from stock option exercises totaled $341,000 in 2007. Shares issued in connection with stock options exercises are issued from available treasury shares. If no treasury shares are available, new shares are issued from available authorized shares. During 2007, all the shares issued in connection with stock option exercises, 24,723 shares in total, were issued from available treasury shares.

         As of December 31, 2007, outstanding stock options consist of the following:

                            Average                                  Average
              Options       Exercise    Remaining       Options      Exercise
            Outstanding      Price     Life, Years    Exercisable      Price
            -----------      -----     -----------    -----------      -----

              14,962        $15.24        1.0           14,962        $15.24
              14,174         14.12        2.0           14,174         14.12
               9,450         10.36        3.0            9,450         10.36
              16,537         16.98        4.0           16,537         16.98
              16,537         19.05        5.0           16,537         19.05
              19,612         23.95        6.0           19,612         23.95
              20,475         30.00        7.0           20,475         30.00
              24,675         30.38        8.3           24,675         30.38
              22,000         31.50        9.0           22,000         31.50
              22,000         31.25       10.0                -             -
             -------                                   -------
Total        180,422        $24.04        6.1          158,422        $23.04
             =======                                   =======

NOTE 13 - EARNINGS PER SHARE
         The following table sets forth the computations of basic and diluted earnings per share:

                                                                        Years Ended December 31,
                                                                        ------------------------
                                                                         2007     2006     2005
                                                                        ------------------------
                                                                 (In Thousands, Except per Share Data)
Numerator, net income                                                   $6,511   $5,910   $5,497
                                                                        ========================
Denominator:
  Denominator for basic earnings per share, weighted
    average shares                                                       2,777    2,795    2,800
  Effect of dilutive securities, employee stock options                     49       55       59
                                                                        ------------------------
Denominator for diluted earnings per share, adjusted weighted average
  shares and assumed conversions                                         2,826    2,850    2,859
                                                                        ========================
Basic earnings per common share                                         $ 2.34   $ 2.11   $ 1.96
                                                                        ========================
Diluted earnings per common share                                       $ 2.30   $ 2.07   $ 1.92
                                                                        ========================

NOTE 14 - OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
         The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

         A summary of the Bank's financial instrument commitments is as follows:

                                                                 December 31,
                                                            --------------------
                                                              2007         2006
                                                            --------------------
                                                               (In Thousands)

         Commitments to grant loans                         $10,835      $12,611
         Unfunded commitments under lines of credit          34,146       34,150
         Standby letters of credit                            2,348        7,215
                                                            --------------------
                                                            $47,329      $53,976
                                                            ====================

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

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit when deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2007 for guarantees under standby letters of credit issued is not material.

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

         The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at December 31, 2007 and 2006:

o For cash and due from banks and interest-bearing deposits with banks, the carrying amount is a reasonable estimate of fair value.

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

NOTE 15 - DISCLOSURES  ABOUT FAIR VALUE OF FINANCIAL  INSTRUMENTS  (CONTINUED)

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


         The estimated fair values of the Company's financial instruments are as follows:

                                                  December 31, 2007     December 31, 2006
                                                 -----------------------------------------
                                                  Carrying    Fair      Carrying    Fair
                                                   Amount     Value      Amount     Value
                                                 -----------------------------------------
                                                                (In Thousands)
Financial assets:
  Cash and due from banks and interest-bearing
    deposits with banks                          $  9,064   $  9,064   $  9,517   $  9,517
  Securities                                      124,692    124,708    113,866    113,883
  Loans receivable, net                           327,215    326,482    311,739    305,779
  Investment in FHLB stock                          2,072      2,072      1,687      1,687
  Accrued interest receivable                       2,343      2,343      2,129      2,129

Financial liabilities:
  Deposits                                        370,000    370,159    358,103    357,691
  Short-term borrowings                            26,686     26,686     22,736     22,736
  Long-term debt                                   23,000     22,097     13,000     12,974
  Accrued interest payable                          3,198      3,198      2,894      2,894

Off-balance sheet financial instruments:
  Commitments to extend credit and outstanding
    letters of credit                                   -          -          -          -

NOTE 16 - NORWOOD FINANCIAL CORP. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                              BALANCE SHEETS                     December 31,
                                                             -----------------
                                                               2007      2006
                                                             -----------------
                                                                (In Thousands)
                                 ASSETS
Cash on deposit in bank subsidiary                           $   148   $   552
Securities available for sale                                    623       808
Investment in bank subsidiary                                 54,678    50,781
Other assets                                                   1,058       731
                                                             -----------------
                                                             $56,507   $52,872
                                                             =================
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities                                                  $   688   $   641
Stockholders' equity                                          55,819    52,231
                                                             -----------------
                                                             $56,507   $52,872
                                                             =================

                              STATEMENTS OF INCOME
                                                                Years Ended December 31,
                                                             -----------------------------
                                                               2007       2006       2005
                                                             -----------------------------
                                                                     (In Thousands)
Income:
  Dividends from bank subsidiary                             $ 4,156    $ 2,369    $ 1,997
  Interest income from bank subsidiary                             -          5         16
  Other interest income                                           30         28         26
  Net realized gain (loss) on sales of securities                 17         15          -
                                                             -----------------------------
                                                               4,203      2,417      2,039
Expenses                                                         177        175        198
                                                             -----------------------------
                                                               4,026      2,242      1,841
Income tax expense (benefit)                                     (51)       (43)       (53)
                                                             -----------------------------
                                                               4,077      2,285      1,894
Equity in undistributed earnings of subsidiary                 2,434      3,625      3,603
                                                             -----------------------------
Net Income                                                   $ 6,511    $ 5,910    $ 5,497
                                                             =============================

                            STATEMENTS OF CASH FLOWS
                                                                Years Ended December 31,
                                                             -----------------------------
                                                               2007       2006       2005
                                                             -----------------------------
                                                                     (In Thousands)
Cash Flows from Operating Activities
  Net income                                                 $ 6,511    $ 5,910    $ 5,497
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Undistributed earnings of bank subsidiary               (2,434)    (3,625)    (3,603)
      Release of ESOP shares                                       -        421        565
      Other, net                                                (168)      (131)      (615)
                                                             -----------------------------
    Net Cash Provided by Operating Activities                  3,909      2,575      1,844
                                                             -----------------------------
Cash Flows from Investing Activities
  Proceeds from sale of securities                                74         30          -
  Purchase of securities available for sale                        -        (43)       (52)
                                                             -----------------------------
       Net Cash Provided by (Used) in Investing Activities        74        (13)       (52)
                                                             -----------------------------
Cash Flows from Financing Activities
  Stock options exercised                                        341         60        150
  ESOP purchase of shares from treasury stock                    144        120        114
  Acquisition of treasury stock                               (2,313)      (890)      (819)
  Cash dividends paid                                         (2,559)    (2,289)    (1,916)
                                                             -----------------------------
      Net Cash Used in Financing Activities                   (4,387)    (2,999)    (2,471)
                                                             -----------------------------
      Net Decrease in Cash and Cash Equivalents                 (404)      (437)      (679)

Cash and Cash Equivalents - Beginning                            552        989      1,668
                                                             -----------------------------
Cash and Cash Equivalents - Ending                           $   148    $   552    $   989
                                                             =============================

INVESTOR INFORMATION

STOCK LISTING
         Norwood Financial Corp. stock is traded on the Nasdaq Global Market under the symbol NWFL. The following firms are known to make a market in the Company's stock:

Ferris Baker Watts                     Janney Montgomery Scott, LLC
Baltimore, MD                          Scranton, PA  18503
410-659-4616                           800-638-4417

Legg Mason, Inc.                       Boenning & Scattergood, Inc.
Scranton, PA  18507                    West Conshohoken, PA
570-346-9300                           800-496-1170

Stifel Nicolaus
800-793-7226


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

SEC REPORTS AND ADDITIONAL INFORMATION
         A copy of the Company's annual report on Form 10-K for its fiscal year ended December 31, 2007 including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission may be obtained upon written request of any stockholder, investor or analyst by contacting Lewis
J. Critelli, Executive Vice President, Secretary, and Chief Financial Officer, Norwood Financial Corp., 717 Main Street, PO Box 269, Honesdale, PA 18431, 570-253-1455.

[PICTURE OMITTED]

At our Annual Reorganizational Meeting held on
April 24, 2007, John Marshall, Director since 1983, succeeded long-standing Chairman, Russell L. Ridd.
Mr. Ridd had a 44-year career at Wayne Bank. He joined the bank in 1963, was appointed to President and Director in 1980, and Chairman in 1993. The
Board unanimously passed a resolution designating
Mr. Ridd, Director Emeritus of Norwood Financial
Corp and Wayne Bank.

------------------------------------------------------------------------------------------------------------------------------------
NORWOOD FINANCIAL CORP - DIRECTORY OF OFFICERS
------------------------------------------------------------------------------------------------------------------------------------

NORWOOD FINANCIAL CORP                                                  Karyn Vashlishan        Vice President
John E. Marshall        Chairman of the Board                           Karen R. Gasper         Internal Auditor & Assistant
William W. Davis, Jr.   President & Chief Executive Officer                                     Vice President
Lewis J. Critelli       Executive Vice President, Chief Financial       Sandra Halas            Assistant Vice President
                        Officer & Secretary                             Norma J. Kuta           Assistant Vice President
Edward C. Kasper        Senior Vice President                           Renee M. Gilbert        Community Office Manager
John H. Sanders         Senior Vice President                           Marianne M. Glamann     Community Office Manager
Joseph A. Kneller       Senior Vice President                           Teresa Melucci          Community Office Manager
                                                                        Sandra Mruczkewycz      Community Office Manager
WAYNE BANK                                                              Nancy M. Worobey        Community Office Manager
John E. Marshall        Chairman of the Board                           Laurie J. Bishop        Assistant Community Office Manager
William W. Davis, Jr.   President & Chief Executive Officer             Wendy L. Davis          Assistant Community Office Manager
Lewis Critelli          Executive Vice President, Chief Financial       Christine Ferdinando    Assistant Community Office Manager
                        Office and Secretary                            Jill Melody             Assistant Community Office Manager
Edward C. Kasper        Senior Vice President & Senior Loan             Diane L. Richter        Assistant Community Office Manager
                        Officer/Corporate Bank                          Toni M. Stenger         Assistant Community Office Manager
John H. Sanders         Senior Vice President/Retail Bank               Gary D. Henry           Consumer Lending Officer
Joseph A. Kneller       Senior Vice President                           Thomas Kowalski         Resource Recovery Manager
Wayne D. Wilcha         Senior Vice President & Trust Officer           William E. Murray       Mortgage Originator
Robert J. Behrens, Jr.  Vice President                                  Sarah J. Rapp           Human Resources Officer
John F. Carmody         Vice President                                  Nilda I. Ramos          Business Development Officer
JoAnn Fuller            Vice President                                  Doreen A. Swingle       Residential Mortgage Lending Officer
Carolyn K. Gwozdziewycz Vice President                                  Karen Verbeke           Training Officer
Nancy A. Hart           Vice President, Controller &
                        Assistant Secretary                             NORWOOD INVESTMENT CORP
Raymond C. Hebden       Vice President                                  William W. Davis, Jr.   President & Chief Executive Officer
William J. Henigan, Jr. Vice President                                  Lewis J. Critelli       Executive Vice President
Jennifer Jaycox         Vice President                                  Scott C. Rickard        Senior Investment Representative,
William R. Kerstetter   Vice President                                                          Invest Financial Corp
Kelley J. Lalley        Vice President & Assistant Secretary
Linda M. Moran          Vice President                                  MONROE COUNTY ASSOCIATE BOARD
MaryAlice Petzinger     Vice President                                  Michael J. Baxter       James H. Ott
Barbara A. Ridd         Vice President & Assistant Secretary            Sara Cramer             Marvin Papillon
Gary H. Sipe            Vice President                                  Andrew Forte            Ray Price
Eli T. Tomlinson        Vice President                                  Ralph A. Matergia       Ron Sarajian
                        Vice President                                  Randy R. Motts

NORWOOD
-------
FINANCIAL CORP

VISIT US AT:
WAYNEBANK.COM