Form 10-K, Exhibit 13
period 2009-12-31
NORWOOD FINANCIAL CORP
filed 2010-03-15
CIK 1013272

NORWOOD FINANCIAL CORP SUMMARY OF SELECTED FINANCIAL DATA
(dollars in thousands, except per share data)

For the years ended December 31,	2009	2008	2007	2006	2005

Net interest income	$19,109	$18,401	$17,272	$16,183	$15,263
Provision for loan losses	1,685	735	315	220	350

Other income	4,929	4,105	3,507	3,517	3,506
Net realized gains (losses) on sales of securities	463	(18)	17	66	42

Other expenses	13,471	12,240	11,341	10,957	10,623
Income before income taxes	9,345	9,513	9,140	8,589	7,838
Income tax expense	2,282	2,836	2,629	2,679	2,341

NET INCOME	$7,063	$6,677	$6,511	$5,910	$5,497
Net income per share-Basic	$2.57	$2.44	$2.34	$2.11	$1.96
Diluted	2.55	2.41	2.30	2.07	1.92
Cash dividends declared	1.09	1.02	0.94	0.85	0.71
Dividend pay-out ratio	42.41%	41.80%	40.17%	40.28%	36.41%

Return on average assets	1.38%	1.36%	1.39%	1.33%	1.31%
Return on average equity	11.40%	11.79%	12.10%	11.85%	11.72%

Balances at Year-End
Total assets	$529,696	$504,296	$480,610	$454,356	$433,556
Loans receivable	363,474	349,404	331,296	315,567	290,890
Allowance for loan losses	5,453	4,233	4,081	3,828	3,669
Total deposits	391,473	359,635	370,000	358,103	340,603
Shareholders’ equity	64,471	58,690	55,819	52,231	48,108
Trust assets under management	99,373	90,069	101,714	96,879	86,972

Book value per share	$23.25	$21.45	$20.27	$18.67	$17.07

Tier 1 Capital to risk-adjusted assets	16.97%	16.22%	16.26%	15.67%	15.29%
Total Capital to risk-adjusted assets	18.27%	17.50%	17.60%	16.99%	16.63%
Allowance for loan losses to total loans	1.50%	1.21%	1.23%	1.21%	1.26%
Non-performing assets to total assets	1.02%	0.54%	0.03%	0.09%	0.08%

      William W. Davis, Jr.
           President & CEO

We are truly pleased to report to you that your company had a very solid financial performance in 2009. We had record earnings of $7,063,000 for the year ended December 31, 2009, an increase of $386,000 or 5.8% over the prior year. Earnings per share on a fully diluted basis were $2.55 increasing from $2.41 in 2008. With the increase in earnings and our continued strong capital position, we declared cash dividends of $1.09 per share compared to $1.02 per share in 2008. This marks the eighteenth consecutive year of increased cash dividends for our stockholders. The return on average assets for the year was 1.38% with a return on average equity of 11.40%.
We ended the year with record levels of total assets, $529.7 million, loans receivable of $363.5 million, total deposits of $391.5 million and stockholders’ equity of $64.5 million. The Company’s capital position remains strong and is at the top level of its peer group in all measures of regulatory capital.
Loans receivable increased $14.1 million or 4.0% from the prior year-end. The increase in loans centered in commercial real estate. With the low interest rate environment, we experienced significant volume of residential mortgage refinancing activity in 2009. During the year, the Company sold $21.6 million of fixed rate residential mortgages for purposes of interest rate risk management. As a result of the general slowdown in the local economy, higher unemployment and a softer real estate market, we experienced an increase in non-performing loans. As of December 31, 2009, total non-performing loans were $5,015,000 and represented 1.38% of total loans compared to $2,087,000 or .60% as of December 31, 2008. The increase was principally due to one commercial real estate loan and a home equity loan in which the Bank is in a first lien position. Net charge-offs for the year totaled $465,000 compared to $583,000 in 2008. With the increase in non-performing loans, higher unemployment, soft real estate market and slow economy, the Company increased its provision for loan losses to $1,685,000 for the year 2009 compared to $735,000 for the year 2008. As of December 31, 2009, the allowance for loan losses totaled $5,453,000 and 1.50% of total loans increasing from $4,233,000 and 1.21% of loans at December 31, 2008.
For the year, net interest income (fully taxable equivalent) totaled $19,872,000 an increase of $842,000 or 4.4% over 2008. The net interest margin (fte) decreased four basis points to 4.03% in 2009.

“We ended the year with record levels of total assets, loans receivable, total deposits and stockholders’ equity.”

Other income for 2009 totaled $5,392,000 compared to $4,087,000 in 2008, an increase of $1,305,000. The earnings and the receipt of proceeds on bank owned life insurance policies totaled $1,196,000 in 2009 compared to $345,000 in 2008. Gains on the sales of investment securities totaled $463,000 on sales of $15.4 million for the 2009 period compared to $18,000 in losses in the 2008 period. The Company also had a $150,000 gain on the sale of deposits related to a branch closure in the 2009 period. The 2009 period includes $481,000 in gains on the sales of $21.6 million of mortgage loans and servicing rights compared to $499,000 in similar gains on sales of $14.4 million of mortgage loans and servicing rights in the 2008 period.

For the year ended December 31, 2009, other expense totaled $13,471,000 compared to $12,240,000 for the similar period in 2009, an increase of $1,231,000. The increase was due in part to higher FDIC insurance assessments, which increased $620,000 including the special assessment of $225,000. This was partially offset by a lower level of foreclosed real estate costs, which totaled $436,000 in the 2009 period and $582,000 in 2008.
We strongly encourage you to read the financial section of this Annual Report for a more detailed analysis of our results.
Our success even in the current challenging economic climate is the result of staying focused on fundamentals. We appreciate our customers and the faith they have put in us by continually giving us the opportunity to manage their deposits and loans knowing that we strive to offer them competitive rates, advanced technology and provide outstanding service for all of the products we offer. We believe that due to our commitment to our customers that the Bank has grown and our customers know they can Bank with Confidence at Wayne Bank. We have been their bank of choice for almost 140 years and we have served many generations of families by financing their homes, helping to send their children to college, and lending them the funds they need to maintain their property, all of which improves their lifestyle, which benefits the people we serve, the Bank and the local community.
Wayne Bank’s operations managers, following a strategic plan to upgrade the Bank’s automated record keeping and customer service delivery systems, are finalizing decisions necessary to enable a smooth transition to new systems early in 2011. Our goals are to improve customer service delivery, achieve operational efficiencies and support the Bank’s growth plans in the future. Integral with the planning is achieving assurance that all environmental controls for maximizing customer privacy, maintaining accounting accuracy and protecting the security of all of the Bank’s data are included.
During the past year, over 140 financial institutions failed nationwide. The reasons are varied for the financial fallout beginning with loans made to consumers who could ill afford them, as well as promoting creative and exotic varieties of ‘interest only loans’ or ‘pick a payment’ loan choices. Unlike many of these larger financial institutions and mortgage brokerage firms, Wayne Bank never wavered from our high standards of lending to consumers and businesses alike. It has been in both our best interest and our customers’ best interest to continue to do the analytical legwork to ensure borrowers have the ability to make their loan payments. We strive to promote a win-win situation for our customers and the Bank. Our strong credit culture served us well in 2009. Wayne Bank continues to focus on the fundamentals which includes maintaining a strong capital position, making solid loans and marketing our services to increase our deposit base which allows us to build strong relationships from our core customers. We are pleased to note that we did not participate in the Treasury’s Troubled Asset Relief Program “TARP”. Contrary to public opinion about the banking industry, Wayne Bank has “money to lend” and is continuing its efforts of strong loan activity in the communities it serves.
Unemployment rates have been at record-breaking levels, and the ripple effect from the unemployed can negatively influence seemingly strong portfolios in a short time. We take every precaution to ensure our loan portfolio is solid and secure by monitoring payments for timeliness

"We are committed
to serving our customers
and the local community."

and consistently reviewing the business’ credit stability and financial outlook to make sure everything aligns with our high standards.
Due to the difficult economy, the Bank decided to become more active in the Small Business Administration (SBA) and the United States Department of Agriculture (USDA) programs. Both government agencies offer a guaranty on certain loans made to small businesses that qualify. Wayne Bank assisted two companies in 2009 with the America’s Recovery Capital or ARC Loan Program.
There were a number of extremely positive highlights during the year including Wayne Bank being recognized in the Independent Community Banker’s Annual Showcase of Top Performing Community Banks. We are pleased to note that Wayne Bank ranked number 15 in banks with assets over $500 million with a Return on Assets of 1.39% in the listing of “Newest Top Performing Community Banks”. Wayne Bank also ranked within the top 3% out of 5,000 community banks in the country based on Return on Equity (ROE). Most notably, Norwood Financial Corp was listed among the Russell 3000® Index and Russell 2000® Index when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes on June 29, 2009. Russell indexes are widely used by investment managers and institutional investors for both index funds and as benchmarks for passive and active investment strategies.

Throughout the year, many local, non-profit organizations benefited from Wayne Bank’s strong support of community events that assist our customers. Since the requests are many and grow, year after year, we generally try to support causes that benefit the greatest number of people, especially children and families. Wayne Bank contributed to almost 200 local organizations ranging from fire companies, youth sports, the arts and musical events, fundraisers for the Chambers of Commerce, the Greater Honesdale Partnership, Kiwanis Club of the Poconos and the Wayne County YMCA, to name a few. Wayne Bank does a tremendous job of giving monetary donations to community non-profit groups, but also our employees organize and participate in fundraising activities such as bake sales, blood drives, “walks” and various community events. Some of the recipient organizations include the local food pantries, the Dessin Animal Shelter, the Pike County Humane Society, the American Cancer Society and the Wayne County Children’s Christmas Bureau, to highlight a few favorite charitable organizations of our employees.  Additionally, management and employees are on many boards to assist in the management and decision making process of various organizations, such as the Dorflinger-Suydam Wildlife Sanctuary, the Wayne County Chamber of Commerce, the Pike County Chamber of Commerce, the Wayne County Builders’ Association, and the United Way of Lackawanna and Wayne Counties to mention a small fraction of the groups that are assisted. This commitment to help support local organizations via the Bank’s donations or through volunteer efforts, sets Wayne Bank apart from regional and national financial institutions. We know and support our customers and they know us too. This spirit of giving is carried throughout our footprint of Wayne, Pike and Monroe Counties.
Another way in which Wayne Bank supports our

OUR SENIOR MANAGEMENT TEAM:
Left to Right: Joseph A. Kneller, Lewis J. Critelli, John H. Sanders, William W. Davis, Jr., Kenneth C. Doolittle, Edward C. Kasper

community is through the Educational Tax Credit program that the State of Pennsylvania offers to businesses to lend support to pre-approved non-profit organizations. Wayne Bank contributed over $75,000 to five approved non-profit organizations through the Educational Tax Credit Program strongly enhancing the efforts of these organizations to provide services to families and children throughout our market area.
Teach Children to Save is a national campaign that raises awareness about the important role that banks and bankers play in helping young people develop lifelong savings habits. Wayne Bank’s employees presented interactive lessons on the importance of saving money to almost 600 students from two school districts in Northeastern Pennsylvania, in honor of the Teach Children to Save Program.The Monroe County branches hosted a Teen Works program, in conjunction with the United Way of Monroe County and Consumer Credit Counseling Service (CCCS) of Northeastern Pennsylvania. Take Our Daughters and Sons to Work Day, a national event that gives children the opportunity to take part in their parent’s workday was held at Wayne Bank’s corporate office in Honesdale. Bank employees planned and organized a variety of activities for the kids. This event is just one more way in which Wayne Bank and its employees support the youth in our communities.
Unfortunately, during the course of the year, the Bank experienced some very sad and tragic losses. Wayne Wilcha, Senior Vice President, Wealth Management and Trust Officer passed away. He will be greatly missed by the Bank and all the community organizations he helped. The Bank also mourned the loss of JoAnne Greco, who had been the Head Teller in Wayne Bank’s Milford office and Magdalena Rusek who was a Teller in the Tannersville office.
As most of you are aware, I announced my retirement as President and Chief Executive Officer as of December 31. It is with great pleasure that the Board appointed Mr. Lewis J. Critelli as President and Chief Executive Officer. Lew has been a director of the Company since April and most recently was Executive Vice President and Chief Financial Officer. Lew has been with the Bank since 1995 and his vast experience overseeing the financial and operational areas of the Bank are beyond reproach.
Throughout the year, a number of employees were recognized and promoted based on excellence in their respective areas of expertise.  Edward C. Kasper has been elevated to the position of Executive Vice President, and Senior Loan Officer.  Ed has a been in charge of the Corporate Banking Division since 1997 and was previously the Senior Vice President, and Senior Loan Officer. Kenneth C. Doolittle was promoted to Executive Vice President. Ken brings 30 years of banking experience to our institution and oversees retail lending and operations that relate to the Retail Division of the Bank. John Carmody was promoted to Senior Vice President, and Commercial Loan Officer. John has been a Vice President and Commercial Loan Officer since 2004 and has been with the Bank for 14 years. Diane Wylam joined the Bank as Vice President & Senior Trust Officer and she oversees the Wealth Management and

“We are proud of all our accomplishments which are a direct result of the teamwork of all board members, officers and employees of the Bank, all of whom I deeply respect.”

Trust Services Division. Diane is an attorney and previously held the position of Senior Trust Officer with fourteen years of experience in charge of the Trust area for two local financial institutions. Sandra Halas has been promoted from Assistant Vice President, to Vice President & Trust Officer. Sandra has been with Wayne Bank since 2001 when she started as a Trust Specialist. Nicholas Holzman, Credit Analyst in the Commercial Lending Division was promoted to an Officer of the Bank, and Ryan French joined the Bank as Assistant Vice President, Director of Human Resources.
This Annual Report reflects and focuses on people, their achievements, their commitments and their willingness to share their talents. We are very proud of all that we have accomplished, especially this past year, together. It is significant to note that an important attribute that we see prevalent at the

William Davis and Lewis Critelli

Bank is loyalty, which makes our staff consistently strong and knowledgeable due to their longevity with the Bank. We achieved many milestones during 2009 due to this loyalty such as Diane Richter who manages the Willow Avenue branch, who attained thirty-five years of service to Wayne Bank. Additionally, Nancy Hart, Vice President and Controller, reached thirty years of service, as well as twenty years of service accomplished by Barbara Ridd,Vice President; Sally Rapp, Human Resources Officer; and William Murray, Mortgage Loan Originator, achieved fifteen years of service. Nancy Worobey, who managed the Lakewood Community office retired at the end of the year after thirteen years of service. Additionally, seven employees achieved 10 years of service, and six employees were honored for achieving 5 years of service.
In closing, I would like to take this opportunity to thank each and every stockholder for your wonderful support over the past 13 1/2 years. It is with great satisfaction and admiration I am turning the reins over to Lew Critelli who has been by my side during my entire tenure. I will continue to be a Director on the Board and active in the local community to lend support wherever I can as Norwood Financial Corp and Wayne Bank is buried deeply within my heart.

OUR BOARD OF DIRECTORS:
L to R, Back Row: William W. Davis, Jr., Daniel J. O'Neill, Richard L. Snyder, Lewis J. Critelli, Dr. Kenneth A. Phillips, Dr. Andrew A. Forte, Susan Gumble-Cottell, John E. Marshall, Ralph A. Matergia, Esq., Gary P. Rickard, and Russell L. Ridd - Director Emeritus (not pictured)

370
LAKEWOOD
191
WAYNE
6
HONESDALE
WAYMART
191
HAWLEY
434
SHOHOLA
590
6
MILFORD
84
84
LORDS VALLEY
PIKE
402
209
390
380
940
MONROE
MARSHALLS CREEK
80
209
TANNERSVILLE
STROUDSBURG
80
209

Administrative Office:
717 Main Street
P.O. Box 269
Honesdale, PA 18431

Community Offices:
717 Main Street
Honesdale, PA 18431

245 Willow Avenue
Honesdale, PA 18431

Belmont & Water Streets
Waymart, PA 18472

63 Welwood Avenue
Hawley, PA 18428

111 West Harford Street
Milford, PA 18337

107 Richardson Avenue
Shohola, PA 18458

Route 370 & Lake Como Road
Lakewood, PA 18439

Route 611 at Stroud Mall
Stroudsburg, PA 18360

637 Route 739
Lords Valley Shopping Plaza
Lords Valley, PA 18428

5165 Milford Road
Route 209
Marshalls Creek, PA 18335

Fountain Springs East II
Route 611
RR 1 Box 720
Tannersville, PA 18372

Online at: waynebank.com
(800) 598-5002

2009 CONSOLIDATED FINANCIAL REPORT
MANAGEMENT’S DISCUSSION & ANALYSIS	10
MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING	30
REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	31
CONSOLIDATED BALANCE SHEETS	34
CONSOLIDATED STATEMENTS OF INCOME	35
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY	36
CONSOLIDATED STATEMENTS OF CASH FLOWS	37
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	38
INVESTOR INFORMATION	64

MANAGEMENT’S DISCUSSION AND ANALYSIS

Introduction
This Management’s Discussion and Analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp (the Company) and its subsidiary Wayne Bank (the Bank) as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008, and 2007. This section should be read in conjunction with the consolidated financial statements and related footnotes.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words believes, anticipates, contemplates, expects, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, the ability to control costs and expenses, demand for real estate, changes in regulatory environment and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Critical Accounting Policies
Note 2 to the Company’s consolidated financial statements (incorporated by reference in Item 8 of the Form 10-K) lists significant accounting policies used in the development and presentation of its financial statements. This discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an understanding and evaluation of the Company and its results of operations.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the potential impairment of restricted stock, accounting for stock options, the valuation of deferred tax assets and the determination of other-than-temporary impairment losses on securities. Please refer to the discussion of the allowance for loan losses calculation under “Non-performing Assets and Allowance for Loan Losses” in the “Financial Condition” section.

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

In estimating other-than-temporary impairment losses on securities, the Company considers 1) the length of time and extent to which the fair value has been less than cost and 2) the financial condition of the issuer. The Company does not have the intent to sell these securities and it is more likely than not that it will not sell the securities before recovery of their cost basis. The Company believes that the unrealized losses at December 31, 2009 and 2008 represent temporary impairment of the securities.

Emergency Economic Stabilization Act of 2008
In response to recent unprecedented market turmoil, the Emergency Economic Stabilization Act (“EESA”) was enacted on October 3, 2008. EESA authorizes the Secretary of the Treasury to purchase up to $700 billion in troubled assets from financial institutions under the Troubled Asset Relief Program or TARP.

Among many provisions, the EESA increased the maximum deposit insurance amount up to $250,000 until December 31, 2009 which has been extended to June 30, 2010 and removes the statutory limits on the FDIC’s ability to borrow from the Treasury during this period. The FDIC may not take the temporary increase in deposit insurance coverage into account when setting assessments. EESA allows financial institutions to treat any loss on the preferred stock of the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation as an ordinary loss for tax purposes.

Pursuant to his authority under EESA, the Secretary of the Treasury created the TARP Capital Purchase Plan (CPP) under which the Treasury Department will invest up to $250 billion in senior preferred stock of U.S. banks and savings associations or their holding companies. Qualifying financial institutions may issue senior preferred stock with a value equal to not less than 1% of risk-weighted assets and not more than the lesser of $25 billion or 3% of risk-weighted assets. The senior preferred stock will pay dividends at the rate of 5% per annum until the fifth anniversary of the investment and thereafter at the rate of 9% per annum. The senior preferred may be redeemed at any time in whole or in part by the financial institution. No dividends may be paid on common stock unless dividends have been paid on the senior preferred stock. Until the third anniversary of the issuance of the senior preferred, the consent of the U.S. Treasury will be required for any increase in the dividends on the common stock or for any stock repurchases unless the senior preferred has been redeemed in its entirety or the Treasury has transferred the senior preferred to third parties. The senior preferred will not have voting rights other than the right to vote as a class on the issuance of any preferred stock ranking senior, any change in its terms or any merger, exchange or similar transaction that would adversely affect its rights. Prior to issuance, the financial institution and its senior executive officers must modify or terminate all benefit plans and arrangements to comply with EESA. Senior executives must also waive any claims against the Department of Treasury. In connection with the issuance of the senior preferred, participating institutions must issue the Secretary immediately exercisable 10-year warrants to purchase common stock with an aggregate market price equal to 15% of the amount of senior preferred.

Due to its strong capital position, the Company decided not to participate in the CPP.

Results of Operations – Summary
Net income for the Company for the year-ended December 31, 2009 totaled $7,063,000, an increase of $386,000 or 5.8% over the $6,677,000 earned in 2008. The resulting basic and diluted earnings per share were $2.57 and $2.55, respectively, increasing from $2.44 and $2.41 respectively in 2008. The return on average assets (ROA) for the year ended December 31, 2009 was 1.38% with a return on average equity (ROE) of 11.40% compared to an ROA of 1.36% and an ROE of 11.79% for the prior year. The increase in earnings was attributable to an increase in net interest income on a fully taxable equivalent basis (fte) of $842,000 and $816,000 of tax-exempt proceeds from a bank-owned life insurance (BOLI) policy which is $1,371,000 net of tax. This was partially offset by a $950,000 increase in the provision for loan losses and $620,000 in higher FDIC insurance assessments, the net of which is $1,036,000 after tax.

Net interest income on a fully taxable equivalent basis (fte) totaled $19,872,000 in 2009, an increase of $842,000 as compared to the prior year. Net interest income was favorably impacted by a $25.1 million increase in average earning assets for 2009 compared to average earning assets in 2008. The net interest margin decreased 4 basis points to 4.03% for 2009. The decrease in margin was due to the low interest rate environment in 2009 with an average prime rate of 3.25% and federal funds rate of .25% compared to 5.09% and 1.84%, respectively in 2008. As a result, the yield on earning assets (fte) for 2009 was 5.60% compared to 6.14% in 2008. This impact on the yield on earning assets was partially offset by a 63 basis point decrease in the cost of interest-bearing liabilities.

Loans receivable increased $14.1 million or 4.0% from the prior year-end. The increase in loans was centered in commercial real estate. The Company experienced a significant volume of residential mortgage refinancing activity in 2009. During the year, the Company sold $21.7 million of fixed rate residential mortgages for purposes of interest rate risk management. As a result of the general slow down in the local economy, higher unemployment and a softer real estate market, the Company did experience an increase in non-performing loans in 2009. As of December 31, 2009, total non-performing loans were $5,015,000 and represented 1.38% of total loans compared to $2,087,000 or .60% as of December 31, 2008. The increase was principally due to one commercial real estate loan and a home equity loan in which the Bank is in a first lien position. For the year ended December 31, 2009, net charge-offs totaled $465,000 compared to $583,000 in 2008. With the increase in non-performing loans, higher unemployment, soft real estate market and slow economy, the Company increased its provision for loan losses to $1,685,000 for the year 2009 compared to $735,000 for the year 2008. As of December 31, 2009, the allowance for loan losses totaled $5,453,000 and 1.50% of total loans increasing from $4,233,000 and 1.21% of loans at December 31, 2008.

Other income for 2009 totaled $5,392,000 compared to $4,087,000 in 2008, an increase of $1,305,000. The earnings and proceeds on bank owned life insurance policies totaled $1,196,000 in 2009 compared to $344,000 in 2008. Gains on the sales of investment securities totaled $463,000 on sales of $15.4 million for the 2009 period compared to $18,000 in losses in the 2008 period. The Company also had a $150,000 gain on the sale of deposits related to a branch closure in the 2009 period. The 2009 period includes $481,000 in gains on the sales of $21.6 million of mortgage loans and servicing rights compared to $499,000 in similar gains on sales of $14.4 million of mortgage loans and servicing rights in the 2008 period.

For the year ended December 31, 2009, other expense totaled $13,471,000 compared to $12,240,000 for the similar period in 2009, an increase of $1,231,000. The increase was due in part to higher FDIC insurance assessments which increased $620,000 including the special assessment of $225,000. This was partially offset by a lower level of foreclosed real estate costs which totaled $436,000 in the 2009 period and $582,000 in 2008. Income tax expense for the year 2009 totaled $2,282,000 for an effective tax rate of 24.4% compared to $2,836,000 of federal income tax expense and an effective tax rate of 29.8% for the prior year. The reduction in the effective tax rate is principally due to the receipt of $816,000 in tax exempt BOLI proceeds in 2009.

The following table sets forth changes in net income (in thousands):

Net income 2008	$6,677
Net interest income	708
Provision for loan losses	(950)
Earnings and proceeds on BOLI	852
Net realized gains on sales of securities	481
Other income	(28)
Salaries and employee benefits	(783)
FDIC insurance assessments	(620)
Other expenses	172
Income tax expense	554
Net income for 2009	$7,063

Net income for the Company for the year-ended December 31, 2008 totaled $6,677,000, an increase of $166,000, or 2.6% over the $6,511,000 earned in 2007. Basic and diluted earnings per share were $2.44 and $2.41, respectively, increasing from $2.34 and $2.30, respectively in 2007. The return on average assets (ROA) for the year ended December 31, 2008 was 1.36% with a return on average equity (ROE) of 11.79% compared to an ROA of 1.39% and ROE of 12.10% for the prior year. The increase in earnings was principally attributable to an increase in net interest income on a fully-taxable equivalent basis (fte) of $1,219,000 which offset an increase in the provision for loan losses of $420,000 and $582,000 of write-down and costs to maintain a property in foreclosed real estate.

Net interest income (fte) totaled $19,030,000 in 2008, an increase of $1,219,000 or 6.8% over $17,811,000 in the prior year. Net interest income was favorably impacted by a $20.5 million increase in average earning assets for 2008 compared to average earning assets in 2007. The net interest margin increased 9 basis points to 4.07% in 2008. The Company offset a 400 basis point decrease in prime rate of interest by managing its cost of funds. During 2008, the cost of interest-bearing liabilities declined 76 basis points to offset a 52 basis point drop in earning asset yields.

Loans receivable increased $18.1 million or 5.5% from the prior year end. The increase in loans was centered in commercial real estate which increased $25.8 million, which was partially offset by a lower level of construction financing and commercial term loans. As a result of the general economic slow down and a softer real estate market, the Company did experience an increase in non-performing assts and net charge-offs in 2008. As of December 31, 2008, total non-performing assets were $2,747,000 and represented .54% of total assets compared to $163,000, or .03% as of December 31, 2007. The increase was principally due to two credit facilities to one borrower, both of which have been written-down to their net realizable value. Net charge-offs for the year totaled $583,000 compared to $62,000 in 2007. The Company increased its provision for loan losses to $735,000 in 2008 compared to $315,000 in 2007.

Other income for the year-ended December 31, 2008 totaled $4,087,000 increasing $563,000 from $3,524,000 in the prior year. The increase was principally due to a $499,000 gain on the sale of $14.9 million of mortgage loans and servicing rights compared to $23,000 in similar gains in 2007. For 2008, other expenses totaled $12,240,000, an increase of $899,000 or 7.9% over the prior year. The increase was principally due to a $582,000 write-down to current realizable value of a foreclosed real estate property as well as costs to maintain the real estate. Excluding costs related to foreclosed real estate, other expenses increased 2.8%.

The following table sets forth changes in net income (in thousands):

Net income 2007	$6,511
Net interest income	1,129
Provision for loan losses	(420)
Gain on sale of mortgage loans and servicing rights	476
Other income	87
Salaries and employee benefits	(221)
Foreclosed real estate owned	(582)
Other expense	(96)
Income tax expense	(207)
Net income for 2008	$6,677

FINANCIAL CONDITION

Total Assets
Total assets as of December 31, 2009, were $529.7 million compared to $504.3 million as of year-end 2008, an increase of $25.4 million or 5.0%. The increase in assets was driven by an increase in loans and cash and cash equivalents.

Loans Receivable
As of December 31, 2009, loans receivable totaled $363.5 million compared to $349.4 million as of  year-end 2008, an increase of $14.1 million, or 4.0%. Loan growth, principally in commercial real estate  was partially offset by a lower level of home equity loans which is included in residential real estate and a  net run-off in indirect automobile financing, which is included in consumer loans to individuals.

Residential real estate, which includes home equity lending, totaled $130.3 million as of December 31, 2009, compared to $133.4 million as of year-end 2008, a decrease of $3.1 million. The Company experienced a significant amount of residential mortgage refinancing activity in 2009 as customers took advantage of the low interest rate environment. The Company does not originate any non-traditional mortgage products such as interest-only loans or option adjustable rate mortgages and has no sub-prime mortgage exposure.  The Company evaluates sales of its long-term fixed rate residential loan production for interest rate risk management, with $21.7 million of 30 year fixed rate loans sold into the secondary market during 2009.  In the current low interest rate environment, the Company expects to continue selling mortgage loans in 2010. The Company experienced a slow down and net decrease in home equity lending in 2009.  Total outstandings decreased $6.5 million to $47.2 million as of December 31, 2009. The decrease was due in part to consumers paying off home equity loans with proceeds from mortgage refinancing. The slow down in home equity lending is also indicative of lower real estate values.

Commercial loans consist principally of loans made to small businesses within the Company’s market and are usually secured by real estate or other assets of the borrower. Commercial real estate loans totaled $180.3 million as of December 31, 2009, increasing from $159.5 million as of December 31, 2008, an increase of $20.8 million or 13.0%. The terms for commercial real estate loans are typically 15 to 20 years, with adjustable rates based on a spread to the prime rate or fixed for the initial three to five year period then adjusting to a spread to the prime rate. The majority of the Company’s commercial real estate portfolio is owner occupied and includes the personal guarantees of the principals. The growth in commercial real estate lending in 2009 was centered in loans to the hospitality lodging industry and summer camps all within the Bank’s primary market area. Commercial loans consisting principally of lines of credit and term loans secured by equipment or other assets decreased $1.8 million to $24.1 million as of December 31, 2008. The decrease was principally due to pay-offs in equipment loans and lower usage on lines of credit.

The Company’s indirect lending portfolio (included in consumer loans to individuals) declined  $1.6 million to $8.4 million as of December 31, 2009.  The Company has de-emphasized indirect  automobile lending and as a result of the soft economy has also experienced a general slow down in other indirect financing.

Allowance for Loan Losses and Non-Performing Assets
The allowance for loan losses totaled $5,453,000 as of December 31, 2009 and represented 1.50% of total loans receivable compared to $4,233,000 and 1.21% of total loans as of year end 2008. Net charge-offs for 2009 totaled $465,000 and represented .14% of average loans compared to $583,000 and .17% of average loans in 2008.

As of December 31, 2009, non-performing loans totaled $5,015,000 and represented 1.38% of total loans compared to $2,087,000 or .60% as of December 31, 2008. With the increase in non-performing loans, higher unemployment, soft real estate market and a slow economy the Company increased the provision for loan losses to $1,685,000 for the year ended December 31, 2009 compared to $735,000 for 2008.

The Company’s loan review process assesses the adequacy of the allowance for loan losses on a quarterly basis. The process includes a review of the risks inherent in the loan portfolio. It includes an analysis of impaired loans and an historical review of losses.  Other factors considered in the analysis include; concentrations of credit in specific industries in the commercial portfolio; the local and regional economic condition; trends in delinquencies, internal risk rating classification, large dollar loans of over $2 million and growth in the portfolio.

The Company has limited exposure to higher-risk loans. There are no option ARM products, interest only loans, subprime loans or loans with initial teaser rates in its residential real estate portfolio. The Bank has $16.3 million of junior lien home equity loans. For 2009 net charge-offs for this portfolio totaled $35,000.

As of December 31, 2009, the Company considered its concentration of credit risk profile to be acceptable. The two highest concentrations are in the hospitality lodging industry and summer camps. In 2009 there were no losses in either portfolio and no delinquent loans at December 31, 2009.

Due to weaker economic conditions the Company has seen an increase in its internally adversely classified loans. The Company assesses a loss factor against the classified loans, which is based on prior experience. Classified loans which are considered impaired are measured on a loan by loan basis. The Company values such loans by either the present value of expected cash flows, the loans obtainable market price or the fair value of collateral if the loan is collateral dependent.

At December 31, 2009, the recorded investment in impaired loans, not requiring an allowance for loan losses was $6,962,000 (net of charge-offs against the allowance for loan losses of $154,000) and those impaired loans requiring an allowance totaled $1,065,000 (net of a charge-off against the allowance for loan losses of $480,000). The recorded investment in impaired loans not requiring allowance for loan losses was $2,976,000 (net of $360,000) and $-0- requiring an allowance for loan losses as of December 31, 2008.

Non-performing assets consist of non-performing loans and real estate owned as a result of foreclosure, which is held for sale. Loans are placed on non-accrual status when management believes that a borrower’s financial condition is such that collection of interest is doubtful. Commercial and real estate related loans are generally placed on non-accrual when interest is 90 days delinquent. When loans are placed on non-accrual, accrued interest is reversed from current earnings.

As of December 31, 2009, non-performing loans totaled $5,015,000 and represented 1.38% of total loans increasing from $2,087,000 and .60% of total loans as of December 31, 2008. The increase was principally due to one commercial real estate loan and a home equity loan in which the Bank is in first lien position. Foreclosed real estate owned totaled $392,000 as of December 31, 2009 and $660,000 as of December 31, 2008. The decrease is principally due to a write-down on a property which consists of undeveloped residential building lots in Monroe County.

As a result of its analysis, after applying these factors, management considers the allowance as of December 31, 2009, adequate. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses, if any that might be incurred in the future.

The following table sets forth information with respect to the Company’s allowance for loan losses at the dates indicated:

Year ended December 31,
(dollars in thousands)
2009	2008	2007	2006	2005

Allowance balance at beginning of period	$4,233	$4,081	$3,828	$3,669	$3,448
Charge-offs:
Commercial and all other	(17)	(7)	—	—	(4)
Real Estate	(358)	(465)	(4)	—	(6)
Consumer	(139)	(171)	(117)	(150)	(200)
Total	(514)	(643)	(121)	(150)	(210)
Recoveries:
Commercial and all other	11	—	—	18	12
Real Estate	4	1	2	2	18
Consumer	34	59	54	65	46
Lease Financing	—	—	3	4	5
Total	49	60	59	89	81
Provision expense	1,685	735	315	220	350
Allowance balance at end of period	$5,453	$4,233	$4,081	$3,828	$3,669
Allowance for loan losses as a percent
of total loans outstanding	1.50%	1.21%	1.23%	1.21%	1.26%
Net loans charged off as a percent of
average loans outstanding	.13%	.17%	.02%	.02%	.05%
Allowance coverage of non-performing loans	1.1	x	2.0	x	25.0	x	9.4	x	10.4	x

The following table sets forth information regarding non-performing assets.

	December 31,
	(dollars in thousands)
	2009	2008	2007	2006	2005
Non-accrual loans:
Commercial and all other	$—	$—	$—	$—	$—
Real estate	4,916	2,087	109	392	330
Consumer	—	—	2	17	11
Total	$4,916	$2,087	$111	$409	$341

Accruing loans which are contractually
past due 90 days or more	99	—	52	—	12

Total non-performing loans	5,015	2,087	163	409	353
Foreclosed real estate	392	660	—	—	—
Total non-performing assets	$5,407	$2,747	$163	$409	$353

Non-performing loans to total loans	1.38%	.60%	.05%	.13%	.12%

Non-performing loans to total assets	.95%	.41%	.03%	.09%	.08%

Non-performing assets to total assets	1.02%	.54%	.03%	.09%	.08%

Securities
The securities portfolio consists principally of issues of United States Government agencies, including mortgage-backed securities, municipal obligations, and corporate debt. In accordance with generally accepted accounting principles in the United States, the Company classifies its investments into two categories: held to maturity (HTM) and available for sale (AFS). The Company does not have a trading account. Securities classified as HTM are those in which the Company has the ability and the intent to hold the security until contractual maturity. As of December 31, 2009, the HTM portfolio totaled $708,000 and consisted of two municipal obligations. Securities classified as AFS are eligible to be sold due to liquidity needs or interest rate risk management. These securities are adjusted to and carried at their fair value with any unrealized gains or losses recorded net of deferred income taxes, as an adjustment to capital and reported in the equity section of the balance sheet as other comprehensive income (loss). As of December 31, 2009, $130.6 million in securities were so classified and carried at their fair value, with unrealized appreciation; net of tax, of $2,090,000, included in accumulated other comprehensive income as a component of stockholders’ equity.

As of December 31, 2009, the average life of the portfolio was 2.6 years. The Company has maintained  a relatively short average life in the portfolio in order to generate cash flow to support loan growth and maintain liquidity levels. Purchases for the year totaled $58.4 million with securities called, maturities and cash flow of $44.1 million and proceeds from sales of $15.4 million. The purchases were funded principally by cash flow from the portfolio. The carrying value of the securities portfolio is as follows:

	2009		2008
	(dollars in thousands)
	Carrying Value	% of portfolio	Carrying Value	$ of portfolio

US Government agencies	$39,772	30.3%	$35,813	27.5%
States & political subdivisions	32,343	24.6%	25,916	19.8%
Corporate Securities	5,240	4.0%	5,625	4.3%
Mortgage-backed securities	53,154	40.5%	62,318	47.5%
Equity securities	776	0.6%	1,155	0.9%

Total	$131,285	100.0%	$130,827	100.0%

The portfolio had $19.5 million of adjustable rate instruments, principally adjustable rate mortgage backed securities as of December 31, 2009 compared to $15.2 million at year end 2008. The portfolio contained no private label mortgage backed securities, collateralized debt obligations (CDOs), trust preferreds, structured notes, step-up bonds and no off-balance sheet derivatives were in use. The U.S. Government agency portfolio consists principally of callable notes with final maturities of generally less than five years. The mortgage backed securities are pass-through bonds with the Fannie Mae (FNMA), Freddie Mac (FHLMC), and Government National Mortgage Association (GNMA). The Company has no exposure to common or preferred stock of FNMA or FHLMC.

The Company evaluates the securities in its portfolio for other-than-temporary-impairment (OTTI) as fair value declines below cost. In estimating OTTI management considers (1) the length of time and the extent of the decline in fair value and (2)  the financial condition and near-term prospects of the issuer. As of December 31, 2009 the Company held 21 securities which had a combined unrealized loss of $173,000. Management believes that these losses are principally due to changes in interest rates and represent temporary impairment as the Company does not have the intent to sell these securities and it is more likely than not that it will not have to sell the securities before recovery of their cost basis. The Company holds a small portfolio of equity securities of other financial institutions the value of which has been impacted by weakened conditions of the financial market. As a result, the Company recorded an OTTI charge on two equity holdings totaling $31,000.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The Company uses fair value measurements to record fair value adjustments to certain financial instruments and determine fair value disclosures. (see Note 16 of Notes to the Consolidated Financial Statements).

Approximately $130.6 million, which represents 24.7% of total assets at December 31, 2009 which consisted of financial instruments recorded at fair value on a recurring basis. This amount consists of entirely of the Company’s available for sale securities portfolio. The Company uses valuation methodologies involving market-based or market derived information, collectively Level 1 and 2 measurements, to measure fair value. There were no transfers into or out of Level 3 for any instruments for the years ending December 31, 2009 and 2008.

The Company utilizes a third party provider to perform valuations of the investments. Methods used to perform the valuations include:  pricing models that vary based on asset class, available trade and bid information, actual transacted prices, and proprietary models for valuations of state and municipal obligations. In addition, the Company has a sample of fixed-income securities valued by another independent source. The Company does not adjust values received from its providers, unless it is evident that fair value measurement is not consistent with generally accepted accounting principles in the United States.

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

Total deposits as of December 31, 2009, totaled $391.5 million increasing $31.9 million from $359.6 million as of year-end 2008. The increase was principally due to a higher level of time deposits which increased by $30.5 million.

Time deposits over $100,000, which consist principally of school district funds, other public funds and short-term deposits from large commercial customers with maturities generally less than one year, totaled $66.6 million as of December 31, 2009, compared to $45.1 million at year-end 2008. The growth was principally due to a higher level of CDs with local school districts. These deposits are subject to competitive bid and the Company bases its bid on current interest rates, loan demand, investment portfolio structure and the relative cost of other funding sources.

As of December 31, 2009, non-interest bearing demand deposits totaled $59.8 million compared to $56.8 million at year-end 2008. The increase is partially attributable to a higher level of commercial deposits, as a result of growth in the commercial loan portfolio. Cash management accounts in form of securities sold under agreements to repurchase included in short-term borrowings, totaled $25.6 million at year end 2009 compared to $23.4 million as of December 31, 2008. These balances represent commercial and municipal customers’ funds invested in over-night securities. The Company considers these accounts as a source of core funding.

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

Net interest income, which is the primary source of the Company’s earnings, is impacted by changes in interest rates and the relationship of different interest rates. To manage the impact of the rate changes, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals.  The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. As of December 31, 2009, the level of net interest income at risk in a 200 basis points increase or decrease was within the Company’s policy limits, of a decline less than 8% of net interest income.

Imbalance in repricing opportunities at a given point in time reflect interest-sensitivity gaps measured as the difference between rate-sensitive assets and rate-sensitive liabilities. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indications of potential interest rate exposures over specific intervals.

At December 31, 2009, the Bank had a positive 90 day interest sensitivity gap of $26.3 million or 5.0% of total assets.  A positive gap indicates that the balance sheet has a higher level of rate-sensitive assets (RSA) than rate-sensitive liabilities (RSL) at the specific time interval. This would indicate that in an increasing rate environment, the yield on interest-earning assets would increase faster than the cost of interest-bearing liabilities in the 90 day time frame. The level of RSA and RSL for an interval is managed by ALCO strategies, including adjusting the average life of the investment portfolio through purchase and sales, pricing of deposit liabilities to attract long or short term time deposits, utilizing borrowings to fund loan growth, loan pricing to encourage variable rate products and evaluation of loan sales of long term fixed rate mortgages.

The Company analyzes and measures the time periods in which RSA and RSL will mature or reprice in accordance with their contractual terms and assumptions. Management believes that the assumptions used are reasonable. The interest rate sensitivity of assets and liabilities could vary substantially if differing assumptions were used or if actual experience differs from the assumptions used in the analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Interest rates may change at different rates changing the shape of the yield curve. The level of rates on the investment securities may also be affected by the spread relationship between different investments. This was evident in 2009 as the spread between certain asset classes were at historical highs in relation to treasuries due to market liquidity and credit concerns. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed. Finally, the ability of borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase. It should be noted that the operating results of the Company are not subject to foreign currency exchange or commodity price risk.

The following table displays interest-sensitivity as of December 31, 2009 (in thousands):

Rate Sensitivity Table	3 Months	3-12		Over
	Or Less	Months	1-3 Years	3 Years	Total
Federal funds sold and
interest-bearing deposits	$10,607	$—	$250	$—	$10,857

Securities	24,388	19,718	25,868	61,311	131,285
Loans Receivable	81,986	58,847	90,962	131,679	363,474
Total Rate Sensitive Assets (RSA)	116,981	78,565	117,080	192,990	505,616

Non-maturity interest-bearing deposits	21,909	24,279	64,352	28,328	138,868
Time Deposits	63,042	76,068	39,326	14,349	192,785
Other	5,774	13,641	34,388	15,000	68,803
Total Rate Sensitive Liabilities (RSL)	90,725	113,988	138,066	57,677	400,456

Interest sensitivity gap	$26,256	$(35,423)	$(20,986)	$135,313	$105,160
Cumulative gap	26,256	(9,167)	(30,153)	105,160
RSA/RSL-cumulative	128.9%	95.5%	91.2%	126.3%

As of December 31, 2008
Interest sensitivity gap	$20,390	$(10,272)	$(16,051)	$102,259	$96,326
Cumulative gap	20,390	10,118	(5,933)	96,326
RSA/RSL-cumulative	123.1%	105.5%	98.1%	125.1%

LIQUIDITY
Liquidity is the ability to fund customers’ borrowing needs and their deposit withdrawal requests while supporting asset growth. The Company’s primary sources of liquidity include deposit generation, asset maturities, cash flow from payments on loans and securities and access to borrowing from the Federal Home Loan Bank and other correspondent banks.

As of December 31, 2009, the Company had cash and cash equivalents of $17.4 million in the form of cash, due from banks, balances with the Federal Reserve Bank, short-term deposits with other institutions and Federal Funds sold. In addition, the Company had total securities available for sale of $130.6 million, which could be used for liquidity needs. This totals $148.0 million and represents 27.9% of total assets compared to $136.6 million and 27.1% of total assets as of December 31, 2008. The Company also monitors other liquidity measures, all of which were within the Company’s policy guidelines as of December 31, 2009. Based upon these measures, the Company believes its liquidity position is adequate.

The Company maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB), the Atlantic Central Bankers Bank (ACBB) and other correspondent banks, which support liquidity needs. The total available under all the lines was $39 million, with $-0- outstanding at December 31, 2009 and $3.6 million outstanding at December 31, 2008. The maximum borrowing capacity from FHLB was $197.6 million. As of December 31, 2009, the Company had $43 million in term borrowings from the FHLB.

OFF-BALANCE SHEET ARRANGEMENTS
The Company’s financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments, as of December 31, 2009 totaled $58.2 million. They consisted of $17.7 million in commercial real estate, construction and land developments loans, $14.9 million in home equity lines of credit, $3.7 million in standby letters of credit and $21.9 million in other unused commitments principally commercial lines of credit. Because these instruments have fixed maturity dates and because many of them will expire without being drawn upon, they do not represent any significant liquidity risk.

Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

The following table represents the aggregate of on and off balance sheet contractual obligations to make future payments (in thousands):

CONTRACTUAL OBLIGATIONS

	December 31, 2009
	Total	Less than 1 year	1-3 years	4-5 years	Over 5 years

Time deposits	$192,785	$139,111	$39,326	$14,348	$—
Long-term debt	43,000	5,000	23,000	5,000	10,000
Operating leases	3,347	246	523	527	2,051

	$239,132	$144,357	$62,849	$19,875	$12,051

RESULTS OF OPERATIONS

NET INTEREST INCOME
Net interest income is the most significant source of revenue for the Company and represented 78.0% of total revenue for the year ended December 31, 2009. Net interest income (fte) totaled $19,872,000 for the year ended December 31, 2009 compared to $19,030,000 for 2008, an increase of $842,000 or 4.4%. The resulting fte net interest spread and net interest margin were 3.60% and 4.03% respectively in 2009 compared to 3.51% and 4.07%, respectively in 2008.

Interest income (fte) for the year ended December 31, 2009 totaled $27,598,000 compared to $28,724,000 for 2008. The fte yield on average earning assets for 2009 was 5.60%, decreasing 54 basis points from 6.14% in 2008. Interest income was unfavorably impacted by the significant decrease in short-term interest rates. During 2009, the prime interest rate averaged 3.25% compared to 5.09% during 2008. The Federal Funds rate and other short-term market rates showed a similar lower trend. This decline in short-term rates impacts the Company’s floating rate loans principally commercial real estate, lines of credit and home equity lines of credit which are based on a spread to the prime rate. As of December 31, 2009, $58.1 million of loans were immediately repricable. The decrease in yield was partially offset by a $25.1 million increase in average earning assets for the year 2009 compared to 2008.

Interest income (fte) earned on loans totaled $21,688,000 for the year ended December 31, 2009 with a resulting fte yield of 6.09% compared to $22,161,000 with an fte yield of 6.61% in 2008. The decrease was due to the lower prime interest rate in 2009, partially offset by growth of $21.2 million in average loans. The Company also established interest rate floors on lines of credit to offset the decrease in prime rate. The securities available-for-sale portfolio averaged $129.4 million in 2009 with interest income (fte) of $5,830,000 and a yield (fte) of 4.51% compared to $130.9 million with interest income (fte) of $6,473,000 and yield (fte) of 4.94% in 2008. The decrease in yield in 2009 was principally due to higher yielding investments maturing and reinvested at the current lower interest rates.

Federal Funds sold and interest-bearing deposits with banks averaged $6.6 million at a yield of .29% compared to $1.1 million at a yield of 2.53% in 2008. The increase in Fed Funds at the current low yield had a negative impact on the margin in 2009.

Interest expense for the year-ended December 31, 2009 totaled $7,726,000 with an average cost of interest-bearing liabilities of 2.00% compared to interest expense of $9,694,000 with an average cost of 2.63% in 2008. The decrease was principally due to a lower level of short-term interest rates. In the lower rate environment, the Company reduced rates paid on money market accounts, time deposits and cash management accounts (included in short-term borrowings). The cost of time deposits decreased 101 basis points to 2.80% in 2009 from 3.81% in 2008, as higher costing time deposits matured and were replaced at lower rates. The rate on short-term borrowings principally cash management accounts declined 103 basis points to 1.11% in 2009 from 2.14% in 2008.

Net interest income represented 81.9% of total revenue for the year ended December 31, 2008. Net interest income (fte) totaled $19,030,000 for the year ended December 31, 2008 compared to $17,811,000 for 2007, an increase of $1,219,000 or 6.8%. The resulting fte net interest spread and net interest margin were 3.51% and 4.07% respectively in 2008 compared to 3.27% and 3.98%, respectively in 2007.

Interest income (fte) for the year ended December 31, 2008 totaled $28,724,000 compared to $29,794,000 for 2007. The fte yield on average earning assets for 2008 was 6.14%, decreasing 52 basis points from 6.66% in 2007. Interest income was unfavorably impacted by the significant decrease in short-term interest rates. During 2008, the prime interest rate declined 400 basis points from 7.25% to 3.25%. This decline in short-term rates impacts the Company’s floating rate loans principally commercial real estate, lines of credit and home equity lines of credit. As of December 31, 2008, $67.1 million of loans were immediately repricable. The decrease in yield was partially offset by a $20.5 million increase in average earning assets for the year 2008 compared to 2007.

Interest income (fte) earned on loans totaled $22,161,000 for the year ended December 31, 2008 with a resulting fte yield of 6.61% compared to $23,876,000 with an fte yield of 7.38% in 2007. The decrease was due to the lower prime interest rate in 2008, partially offset by growth of $11.7 million in average loans. The securities available-for-sale portfolio averaged $130.9 million in 2008 with interest income (fte) of $6,473,000 and a yield (fte) of 4.94% compared to $118.7 million with interest income (fte) of $5,623,000 and yield (fte) of 4.74% in 2007. The increase in yield in 2008 was partially due to higher yielding investments purchased in 2007 having a favorable impact in 2008.

Interest expense for the year-ended December 31, 2008 totaled $9,694,000 with an average cost of interest-bearing liabilities of 2.63% compared to interest expense of $11,983,000 with an average cost of 3.39% in 2007. The decrease was principally due to a lower level of short-term interest rates. In the lower rate environment, the Company reduced rates paid on money market accounts and time deposits. The cost of time deposits decreased 76 basis points to 3.81% in 2008 from 4.57% in 2007, as higher costing time deposits matured and were replaced at lower rates. The Company also utilized short-term borrowings to replace higher priced time deposits. Average short-term borrowings increased $9.9 million to average $32.3 million at an average cost of 2.14% in 2008 compared to $22.4 million at an average cost of 4.15% in 2007.

OTHER INCOME
Other income for the year-ended December 31, 2009 totaled $5,392,000 compared to $4,087,000 in 2008, an increase of $1,305,000. The increase is partially due to the receipt of $816,000 in proceeds from a death claim on a bank-owned life insurance policy. The Company took advantage of the low interest rate environment and sold $15.4 million of investment securities at a gain of $463,000 compared to $18,000 in losses in 2008. The Company also had a $150,000 gain on the sale of deposits related to a branch closure in the 2009 period. Service charges and fees decreased $124,000 principally due to a lower volume of non-sufficient fund (NSF) fees. The decline in NSF fees was also related to a branch closure.

Other income totaled $4,087,000 for the year-ended December 31, 2008 compared to $3,524,000 in 2007. The increase was principally due to $499,000 of gains on the sale of $14.4 million of mortgage loans and servicing rights in 2008 compared to $23,000 of similar gains in 2007. The loans were sold for interest-rate risk management purposes. Service charges and fees increased $91,000 to $2,600,000 principally due to a higher volume of non-sufficient fund fees (NSF). The Company offers title and settlement services through a subsidiary of the Bank. Revenues (included in other) totaled $83,000 in 2008 compared to $29,000 in 2007 principally due to a higher level of commercial real estate transactions. The Company recorded a $27,000 other-than-temporary-impairment charge on 1,000 shares of Wachovia Common stock in 2008. The Company has no holdings of common or preferred stock of FNMA or FHLMC.

Other Income (dollars in thousands)
For the year ended December 31

	2009	2008	2007
Service charges on deposit accounts	$165	$194	$226
ATM Fees	273	280	241
NSF Fees	1,281	1,424	1,347
Gain on sale of deposits	150	—	—
Safe deposit box rental	52	55	55
Loan related service fees	390	281	236
Debit card	373	376	328
Fiduciary activities	354	404	423
Commissions on mutual funds & annuities	112	105	120
Gain on sales of mortgage loans and servicing rights	481	499	23
Earnings on and proceeds from bank-owned life insurance	1,196	344	333
Other income	102	143	175
	4,929	4,105	3,507
Net realized gains (losses) on sales of securities	463	(18)	17

Total	$5,392	$4,087	$3,524

OTHER EXPENSES
Other expenses totaled $13,471,000 compared to $12,240,000 for 2008, an increase of $1,231,000. Salaries and employee benefit costs increased $783,000. The increase included $267,000 related to a retirement plan which was funded by proceeds from a BOLI policy included in other income.
The Company also paid out a portion of its post-retirement life insurance obligation, $136,000, which was offset by a reduction to federal income tax. FDIC insurance assessments totaled $710,000, an increase of $620,000 over the prior year. The increase includes a special assessment of $225,000 which was based on five basis points of assets less Tier 1 capital as of June 30, 2009. Instead of imposing additional special assessment, the FDIC required all banks to prepay their estimated risk-based assessment for the fourth quarter of 2009 and for all of 2010, 2011 and 2012 on December 30, 2009. The bank pre-paid $1,711,000 which is included in other assets and will be amortized over 36 months. The efficiency ratio, which is total other expenses as a percentage of net interest income (fte) plus other income for the year ended December 31, 2009 was 53.3%.

Other expenses totaled $12,240,000 for the year-ended December 31, 2008 compared to $11,341,000 in 2007, an increase of $899,000 or 7.9%. The increase was principally due to $582,000 of costs associated with a parcel of foreclosed real estate. Excluding these costs, other expenses increased 2.8%.

Salaries and employee benefits expense which represented 49.4% of total other expenses increased $221,000 or 3.8% to $6,046,000 in 2008. Equipment expense decreased $46,000 to $507,000. The decline was principally due to lower maintenance expenses as the Bank utilized branch document image capture technology which reduced back-office check processing costs. The same technology also reduced courier expense (included in other) by $48,000. Data processing related costs totaled $753,000, an increase of $63,000 principally due to branch and remote deposit capture and enhancements to the Bank’s internet banking system.  The efficiency ratio, which is total other expenses as a percentage of net interest income (fte) plus other income for the year ended December 31,2008 was 52.9%.

In 2008, for 2009 the FDIC increased the assessment rate for most highly rated institutions to between 12 and 14 basis points for the first quarter of 2009 and to between 10 and 14 basis points thereafter. Assessment rates could be further increased if an institution’s FHLB advances exceed 25% of deposits. The FDIC has also established a program under which it fully guarantees all non-interest bearing transaction accounts and senior unsecured debt of a bank or its holding company. The Bank is participating in this program and will be assessed ten basis points for non-interest bearing transaction account balances in excess of $250,000 and 75 basis points of the amount of any debt issued. The Bank has no plans to issue any debt.

INCOME TAXES
Income tax expense for the year ended December 31, 2009 totaled $2,282,000 for an effective tax rate of 24.4% compared to an expense of $2,836,000 and an effective tax rate of 29.8% for 2008. The decrease in the effective tax rate is due to the receipt of $816,000 in proceeds from a BOLI policy which is exempt from federal income taxes and a $136,000 reduction to tax related to post-retirement life insurance benefits. Excluding these two items the effective tax rate for 2009 was 27.8%.

Income tax expense for the year ended December 31, 2008 totaled $2,836,000 for an effective tax rate of 29.8% compared to an expense of $2,629,000 and an effective tax rate of 28.8% for 2007.

CAPITAL AND DIVIDENDS
Total stockholders’ equity as of December 31, 2009, was $64.5 million, compared to $58.7 million as of year-end 2008. The increase was principally due to retention of earnings of $4,057,000 after cash dividends declared of $3,006,000. Accumulated other comprehensive income increased $811,000 due to an increase in the fair value of securities in the Company’s portfolio principally as a result of a change in interest rates.  As of  December 31, 2009 the Company had a leverage capital ratio of 11.87%, Tier 1 risk-based capital of 16.97% and total risk-based capital of 18.27% compared to, 11.45%, 16.22% and 17.50%, respectively, in 2008. Due to its strong capital position, the Company elected not to participate in the Treasury Department’s TARP Capital Purchase Program.

The Company’s stock is traded on the Nasdaq Global market under the symbol, NWFL. As of December 31, 2009, there were approximately 1,500 shareholders based on transfer agent mailings.

The following table sets forth the price range and cash dividends declared per share regarding common stock for the period indicated:

	Closing Price Range		Cash dividends
	High	Low	declared per share
Year 2009
First Quarter	$29.45	$22.95	$.27
Second Quarter	32.00	24.10	.27
Third Quarter	33.25	30.57	.27
Fourth Quarter	31.10	25.50	.28

Year 2008
First Quarter	$31.99	$28.90	$.25
Second Quarter	31.00	29.00	.25
Third Quarter	30.75	27.50	.25
Fourth Quarter	32.00	27.00	.27

The book value of the common stock was $23.25 as of December 31, 2009 compared to $21.45 as of December 31, 2008. As of year-end 2009, the stock price was $28.59, compared to $27.50 as of December 31, 2008.

NON-GAAP FINANCIAL MEASURES
This annual report contains or references tax-equivalent interest income and net interest income, which are non-GAAP financial measures. Tax-equivalent interest income and net interest income are derived from GAAP interest income and net interest income using an assumed tax rate of 34%. We believe the presentation of interest income and net interest income on a tax-equivalent basis ensures comparability of interest income and net interet income arising from both taxable and tax-exempt sources and is consistent with industry practice. Tax-equivalent net interest income is reconciled to GAAP net interest income on page 28. Although the Company believes that these non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP measures.

CHANGE IN AUDITORS
On August 11, 2009, the Company dismissed Beard Miller Company LLP (“BMC”) as the Company’s independent public accountants, and engaged S.R. Snodgrass, A.C. to serve as the Company’s independent public accountants. The appointment of Snodgrass and the dismissal of BMC were approved by the Audit Committee of the Company’s Board of Directors. BMC performed audits of the Company’s consolidated financial statements for the years ended December 31, 2008 and 2007. BMC’s reports did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two years ended December 31, 2008 and from December 31, 2008 through August 11, 2009, there were no disagreements or reportable events between the Company and BMC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of BMC, would have caused them to make a reference to the subject matter of the disagreements or reportable events in connection with their reports.

STOCK PERFORMANCE GRAPH
Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in the Nasdaq Stock Market index and (b) the cumulative total stockholder return on stocks included in the Nasdaq Bank index, as prepared by the Center for Research in Securities Prices (“CRSP”) at the University of Chicago. All three investment comparisons assume the investment of $100 at the market close on December 31, 2004 and the reinvestment of dividends paid. The graph provides comparison at December 31, 2004 and each fiscal year through December 31, 2009.

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
December 2009
$140.00
120.00
100.00
80.00
60.00
40.00
20.00
0.00
2004
2005
2006
2007
2008
2009
Norwood Financial Corporation
NASDAQ Stock Market (US Companies)
NASDAQ Banks Index

Legend

Symbol	CRSP Total Returns Index for:	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09
♦	Norwood Financial Corp	$100	$ 93.3	$ 98.2	$100.4	$ 91.2	$ 98.3
■	CRSP Nasdaq U.S. Index	100	102.1	112.2	121.6	58.6	84.3
▲	CRSP Nasdaq Bank Index	100	97.7	109.6	86.9	63.4	53.1

Notes:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.0 on 12/31/2004.

    There can be no assurance that the Company’s future stock performance will be the same or similar to the historical performance shown in the above graph. The Company neither makes nor endorses any predictions as to stock performance.

NORWOOD FINANCIAL CORP.
SUMMARY OF QUARTERLY RESULTS (UNAUDITED)
(Dollars in thousands, except per share amounts)

2009	December 31	September 30	June 30	March 31

Interest income	$6,722	$6,680	$6,743	$6,690
Interest expense	1,895	1,914	1,908	2,009
Net interest income	4,827	4,766	4,835	4,681
Provision for loan losses	1,100	140	220	225
Other income	1,885	928	996	1,120
Net realized gains on sales of securities	40	90	172	161
Other expense	3,702	3,174	3,320	3,275

Income before income taxes	1,950	2,470	2,463	2,462
Income tax expense	148	695	714	725
NET INCOME	$1,802	$1,775	$1,749	$1,737

Basic earnings per share	$0.65	$0.64	$0.64	$0.64

Diluted earnings per share	$0.65	$0.64	$0.62	$0.63

2008
	December 31	September 30	June 30	March 31

Interest income	$6,934	$7,059	$6,953	$7,149
Interest expense	2,207	2,283	2,379	2,825
Net interest income	4,727	4,776	4,574	4,324
Provision for loan losses	420	130	110	75
Other income	890	1,000	953	1,262
Net realized gain (loss) on sales of securities	—	(27)	9	—
Other expense	2,946	3,361	2,972	2,961

Income before income taxes	2,251	2,258	2,454	2,550
Income tax expense	666	666	733	771
NET INCOME	$1,585	$1,592	$1,721	$1,779

Basic earnings per share	$0.58	$0.58	$0.63	$0.65

Diluted earnings per share	$0.58	$0.58	$0.62	$0.64

NORWOOD FINANCIAL CORP. CONSOLIDATED AVERAGE BALANCE SHEETS WITH
RESULTANT INTEREST AND RATES
(Tax-Equivalent Basis, dollars in thousands)

Year Ended December 31	2009			2008			2007
	Average			Average			Average
	Balance	Interest	Ave	Balance	Interest	Ave	Balance	Interest	Ave
	(2)	(1)	Rate	(2)	(1)	Rate	(2)	(1)	Rate
ASSETS
Interest-earning assets:
Federal funds sold	$2,031	$5	0.25%	$1,082	$28	2.59%	$3,895	$195	5.01%
Interest bearing deposits with banks	4,552	14	0.31	66	1	1.52	483	26	5.38
Securities held-to-maturity	707	61	8.63	706	61	8.64	830	74	8.92
Securities available for sale:
Taxable	100,120	4,131	4.13	108,809	5,207	4.79	99,399	4,571	4.60
Tax-exempt	29,283	1,699	5.80	22,108	1,266	5.73	19,320	1,052	5.45
Total securities available for sale	129,403	5,830	4.51	130,917	6,473	4.94	118,719	5,623	4.74
Loans receivable (3)(4)	356,345	21,688	6.09	335,137	22,161	6.61	323,444	23,876	7.38
Total interest earning assets	493,038	27,598	5.60	467,908	28,724	6.14	447,371	29,794	6.66
Non-interest earning assets:
Cash and due from banks	6,935			8,102			8,128
Allowance for loan losses	(4,539)			(4,013)			(3,925)
Other assets	17,309			17,687			17,318
Total non-interest earning assets	19,705			21,776			21,521
TOTAL ASSETS	$512,743			$489,684			$468,892
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest Bearing Liabilities:
Interest bearing demand and money market	$98,968	731	0.74	$102,358	1,449	1.42	$90,392	1,852	2.05
Savings	44,526	158	0.35	44,510	208	0.47	45,858	215	0.47
Time	174,201	4,876	2.80	160,462	6,116	3.81	172,986	7,900	4.57
Total interest bearing deposits	317,695	5,765	1.81	107,330	7,773	2.53	309,235	9,967	3.22
Short-term borrowings	26,233	292	1.11	32,328	693	2.14	22,443	932	4.15
Other borrowings	43,000	1,669	3.88	28,710	1,228	4.28	22,315	1,084	4.86
Total interest bearing liabilities	386,928	7,726	2.00	368,368	9,694	2.63	353,994	11,983	3.39
Non-interest bearing liabilities:
Non-interest bearing demand deposits	59,224			59,759			56,523
Other liabilities	4,615			4,908			4,545
Total non-interest bearing liabilities	63,839			64,667			61,068
Stockholders’ equity	61,976			56,649			53,830
Total Liabilities and Stockholders’ Equity	$512,743			$489,684			$468,892

Net Interest Income (tax equivalent basis)		19,872	3.60%		19,030	3.51%		17,811	3.27%
Tax-equivalent basis adjustment		(763)			(629)			(539)
Net Interest Income		$19,109			$18,401			$17,272
Net interest margin (tax equivalent basis)			4.03%			4.07%			3.98%
1	Interest and yields are presented on a tax-equivalent basis using a marginal tax rate of 34%.
2	Average balances have been calculated based on daily balances.
3	Loan balances include non-accrual loans and are net of unearned income.
4	Loan yields include the effect of amortization of deferred fees net of costs.

RATE/VOLUME ANALYSIS
The following table shows the fully taxable equivalent effect of changes in volumes and rates on interest income and interest expense.

	Increase/(D)ecrease
(dollars in thousands)	2009 compared to 2008			2008 compared to 2007
	Variance due to			Variance due to
	Volume	Rate	Net	Volume	Rate	Net
INTEREST EARNING ASSETS:
Federal funds sold	$14	$(37)	$(23)	$(100)	$(67)	$(167)
Interest bearing deposits	14	(1)	13	(14)	(11)	(25)
Securities held to maturity	0	(0)	0	(11)	(2)	(13)
Securities available for sale:
Taxable	(395)	(681)	(1,076)	445	191	636
Tax-exempt securities	416	17	433	158	56	214
Total securities available for sale	21	(664)	(643)	603	247	850
Loans receivable	1,353	(1,826)	(473)	840	(2,555)	(1,715)
Total interest earning assets	1,402	(2,528)	(1,126)	1,318	(2,388)	(1,070)

INTEREST BEARING LIABILITIES
Interest-bearing demand and money market	(47)	(671)	(718)	222	(625)	(403)
Savings	0	(50)	(50)	(6)	(1)	(7)
Time	490	(1,730)	(1,240)	(543)	(1,241)	(1,784)
Total interest-bearing deposits	443	(2,451)	(2,008)	(327)	(1,867)	(2,194)
Short-term borrowings	(113)	(288)	(401)	316	(555)	(239)
Other borrowings	564	(123)	441	284	(140)	144
Total interest bearing liabilities	894	(2,862)	(1,968)	273	(2,562)	(2,289)

Net interest income (tax-equivalent basis)	$508	$334	$842	$1,045	$174	$1,219

Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

TO THE SHAREHOLDERS OF NORWOOD FINANCIAL CORP.

Management of Norwood Financial Corp. and its subsidiary (Norwood) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act  of 1934. Norwood’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the consolidated financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

Norwood’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Norwood; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of Norwood’s management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Norwood’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of Norwood’s internal control over financial reporting as of December 31, 2009. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control – Integrated Framework.”  Based on our assessment and those criteria, management determined that Norwood maintained effective internal control over financial reporting as of December 31, 2009.

Norwood’s Independent registered certified public accounting firm has audited the effectiveness of Norwood’s internal control over financial reporting. Their report appears on page 32.

William W. Davis, Jr.	Lewis J. Critelli
President and Chief	Executive Vice President, Secretary
Exeutive Officer	and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Norwood Financial Corp.
Honesdale, Pennsylvania

We have audited the accompanying consolidated balance sheet of Norwood Financial Corp. and its subsidiary as of December 31, 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of Norwood Financial Corp. and its subsidiary’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Norwood Financial Corp. and its subsidiary for the years ended December 31, 2008 and 2007,were audited by other auditors whose report, dated March 10, 2009, expressed an unqualified opinion on those statements.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Norwood Financial Corp. and its subsidiary as of December 31, 2009, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

We have also audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), Norwood Financial Corp. and its subsidiary’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 9, 2010, expressed an unqualified opinion on the effectiveness of Norwood Financial Corp.’s internal control over financial reporting.S.R. Snodgrass, A. C.

2100 Corporate Drive
Suite 400
Wexford, PA
March 9, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Norwood Financial Corp.
Honesdale, Pennsylvania

We have audited Norwood Financial Corp. and its subsidiary’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the  Committee of Sponsoring Organizations of the Treadway Commission. Norwood Financial Corp. and its subsidiary’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Norwood Financial Corp. and its subsidiary maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the accompanying consolidated balance sheet of Norwood Financial Corp. and its subsidiary as of December 31, 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended and our report dated March 9, 2010, expressed an unqualified opinion.

S.R. Snodgrass, A. C.
2100 Corporate Drive
Suite 400
Wexford, PA
March 9, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Norwood Financial Corp.
Honesdale, Pennsylvania

We have audited the accompanying consolidated balance sheet of Norwood Financial Corp. and its subsidiary as of December 31, 2008, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2008. Norwood Financial Corp. and its subsidiary’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Norwood Financial Corp. and its subsidiary as of December 31, 2008, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

Parente Beard LLC
Lancaster, Pennsylvania
March 10, 2009

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
	(In Thousands, Except Share Data)
ASSETS
Cash and due from banks	$6,498	$6,463
Interest bearing deposits with banks	7,857	17
Federal funds sold	3,000	—

Cash and cash equivalents	17,355	6,480

Securities available for sale	130,577	130,120
Securities held to maturity, fair value 2009:$722, 2008: $730	708	707
Loans receivable (net of allowance for loan losses 2009 $5,453; 2008 $4,233	358,021	345,171
Investment in FHLB Stock, at cost	3,538	3,538
Bank premises and equipment, net	5,189	5,490
Bank owned life insurance	7,889	8,068
Accrued interest receivables	2,200	2,179
Foreclosed real estate owned	392	660
Other assets	3,827	1,883

Total Assets	$529,696	$504,296

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest bearing demand	$59,820	$56,839
Interest bearing demand	34,410	35,322
Money market deposit accounts	60,035	60,623
Savings	44,423	44,577
Time	192,785	162,274

Total Deposits	391,473	359,635

Short-term borrowings	25,803	38,126
Other borrowings	43,000	43,000
Accrued interest payable	2,057	2,247
Other liabilities	2,892	2,598

Total Liabilities	465,225	445,606

Stockholders’ Equity
Common stock, $.10 par value, authorized 10,000,000 shares, issued: 2,840,287	284	284
Surplus	9,764	9,972
Retained earnings	54,455	50,398
Treasury stock at cost: 2009: 68,436 shares, 2008: 104,310 shares	(2,122)	(3,243)
Accumulated other comprehensive income	2,090	1,279

Total Stockholders’ Equity	64,471	58,690

Total Liabilities and Stockholders’ Equity	$529,696	$504,296

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2009	2008	2007
	(In Thousands, Except per Share Data)

INTEREST INCOME
Loans receivable, including fees	$21,523	$21,983	$23,720
Securities
Taxable	4,131	5,207	4,571
Tax exempt	1,162	876	743
Other	19	29	221
Total interest income	26,835	28,095	29,255

INTEREST EXPENSE
Deposits	5,765	7,773	9,967
Short-term borrowings	292	693	932
Other borrowings	1,669	1,228	1,084
Total Interest Expense	7,726	9,694	11,983

Net Interest Income	19,109	18,401	17,272
PROVISION FOR LOAN LOSSES	1,685	735	315
Net Interest Income After Provision for Loan Losses	17,424	17,666	16,957

OTHER INCOME
Service charges and fees	2,476	2,600	2,509
Income from fiduciary activities	354	404	423
Net realized gains (losses) on sales of securities	463	(18)	17
Gain on sale of loans and servicing rights	481	499	23
Earnings on life insurance policies	1,196	344	333
Gain on sale of deposits	150	—	—
Other	272	258	219
Total Other Income	5,392	4,087	3,524

OTHER EXPENSES
Salaries and employee benefits	6,829	6,046	5,825
Occupancy	1,133	1,118	1,087
Furniture and equipment	458	507	553
Data processing related operations	788	753	690
Federal Deposit Insurance Corporation insurance assessment	710	90	43
Advertising	186	213	235
Professional fees	411	331	349
Postage and telephone	487	521	491
Taxes, other than income	484	504	414
Foreclosed real estate owned	436	582	—
Amortization of intangible assets	52	52	52
Other	1,497	1,523	1,602
Total Other Expenses	13,471	12,240	11,341

Income before Income Taxes	9,345	9,513	9,140
INCOME TAX EXPENSE	2,282	2,836	2,629
Net income	$7,063	$6,677	$6,511
EARNINGS PER SHARE
BASIC	$2.57	$2.44	$2.34
DILUTED	$2.55	$2.41	$2.30

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended December 31, 2009, 2008 and 2007
							Accumulated
							Other
	Common Stock			Retained	Treasury Stock		Comprehensive
	Shares	Amount	Surplus	Earnings	Shares	Amount	Income (Loss)	Total
	(Dollars in Thousands, Except per Share Data)
BALANCE-DECEMBER 31, 2006	2,840,872	$284	$10,149	$43,125	43,721	$(1,283)	$(44)	$52,231
Comprehensive Income:
Net Income	-	-	-	6,511	-	-	-	6,511
Change in unrealized gains on
securities available for sale,
net of reclassification
adjustment and tax effects	-	-	-	-	-	-	1,098	1,098

Total Comprehensive income	-	-	-	-	-	-	-	7,609

Cash dividends declared $0.94 per share	-	-	-	(2,606)	-	-	-	(2,606)
Acquisition of treasury stock	-	-	-	-	72,875	(2,313)	-	(2,313)
Stock options exercised	-	-	(404)	-	(24,720)	745	-	341
Tax benefit on stock options exercised	-	-	162	-	-	-	-	162
Sale of treasury stock for ESOP	-	-	1	-	(4,620)	143	-	144
Compensation expense related to
stock options	-	-	251	-	-	-	-	251

BALANCE - DECEMBER 31, 2007	2,840,872	284	10,159	47,030	87,256	(2,708)	1,054	55,819
Comprehensive Income:
Net Income	-	-	-	6,677	-	-	-	6,677
Change in unrealized gains on
securities available for sale,
net of reclassification
adjustment and tax effects	-	-	-	-	-	-	225	225

Total Comprehensive Income	-	-	-	-	-	-	-	6,902

Cash dividends declared $1.02 per share	-	-	-	(2,789)	-	-	-	(2,789)
Acquisition of treasury stock	-	-	-	-	50,632	(1,583)	-	(1,583)
Stock options exercised	-	-	(455)	-	(27,979)	875	-	420
Tax benefit on stock options exercised	-	-	134	-				134
Sale of treasury stock for ESOP	-	-	(20)	-	(5,599)	173	-	153
Compensation expense related to
stock options	-	-	154	-	-	-	-	154
Cumulative effect of net periodic
postretirement benefit	-	-	-	(520)	-	-	-	(520)

BALANCE - DECEMBER 31, 2008	2,840,872	284	9,972	50,398	104,310	(3,243)	1,279	58,690
Comprehensive Income:
Net Income	-	-	-	7,063	-	-	-	7,063
Change in unrealized gains on
securities available for sale,
net of reclassification
adjustment and tax effects	-	-	-	-	-	-	811	811

Total Comprehensive Income	-	-	-	-	-	-	-	7,874

Cash dividends declared $1.09 per share	-	-	-	(3,006)	-	-	-	(3,006)
Acquisition of treasury stock	-	-	-	-	2,519	(68)	-	(68)
Stock options exercised	-	-	(492)	-	(32,528)	1,009	-	517
Tax benefit on stock options exercised	-	-	164	-	-	-	-	164
Sale of treasury stock for ESOP	-	-	(14)	-	(5,865)	180	-	166
Compensation expense related to
stock options	-	-	134	-	-		-	134
BALANCE-DECEMBER 31, 2009	2,840,872	$284	$9,764	$54,455	68,436	$(2,122)	$2,090	$64,471
See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008	2007
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,063	$6,677	$6,511
Adjustments to reconcile net income to net cash provided by
operating activities:
Provision for loan losses	1,685	735	315
Depreciation	546	577	566
Amortization of intangible assets	52	52	52
Deferred income taxes	(749)	36	(151)
Net amortization of securities premiums and discounts	156	44	113
Net realized (gains) losses on sales of securities	(463)	18	(17)
Gain on sale of deposits	(150)	—	—
Gain on life insurance policy	(816)	—	—
Net increase in investment in life insurance	(351)	(301)	(288)
(Gain) loss on sale of bank premises and equipment and
foreclosed real estate	360	540	(1)
Gain on sale of mortgage loans and servicing rights	(481)	(499)	(23)
Mortgage loans originated for sale	(21,743)	(866)	(794)
Proceeds from sale of mortgage loans originated for sale	22,224	881	817
Compensation expense related to stock options	134	154	251
Increase in accrued interest receivable and other assets	(1,528)	(68)	(414)
Increase (decrease) in accrued interest payable and other liabilities	65	(829)	(3,228)
Net Cash Provided by Operating Activities	6,004	7,151	3,709

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from sales	15,449	67	74
Proceeds from maturities and principal reductions on
mortgage-backed securities	44,047	39,319	52,408
Purchases	(58,409)	(45,254)	(62,005)
Securities held to maturity, proceeds from maturities	—	—	250
Increase in investment in FHLB stock	—	(1,466)	(385)
Net increase in loans	(14,912)	(33,523)	(15,839)
Proceeds from sale of mortgage loans	—	13,988	—
Proceeds from life insurance policy	1,346	—	—
Purchase of bank premises and equipment	(248)	(325)	(288)
Proceeds from sales of premises and equipment and foreclosed real estate	121	—	1
Net Cash Used in Investing Activities	(12,606)	(27,194)	(25,784)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	35,594	(10,365)	11,897
Deposits sold	(3,606)	—	—
Net increase (decrease) in short-term borrowings	(12,323)	11,440	3,950
Proceeds from other borrowings	—	25,000	15,000
Repayments of other borrowings	—	(5,000)	(5,000)
Stock options exercised	517	420	341
Tax benefit of stock options exercised	164	134	162
ESOP purchase of shares from treasury stock	166	153	144
Purchase of treasury stock	(68)	(1,583)	(2,313)
Cash dividends paid	(2,967)	(2,740)	(2,559)

Net Cash Provided by Financing Activities	17,477	17,459	21,622
Net Increase (Decrease) in Cash and Cash Equivalents	10,875	(2,584)	(453)

CASH AND CASH EQUIVALENTS – BEGINNING	6,480	9,064	9,517
CASH AND CASH EQUIVALENTS – ENDING	$17,355	$6,480	$9,064
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

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and the Bank’s wholly-owned subsidiaries, WCB Realty Corp., Norwood Investment Corp. and WTRO Properties. All intercompany accounts and transactions have been eliminated in consolidation.

Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the potential impairment of restricted stock, the valuation of deferred tax assets and the determination of other-than-temporary impairment on securities.

Significant Group Concentrations of Credit Risk
Most of the Company’s activities are with customers located within northeastern Pennsylvania. Note 3 discusses the types of securities that the Company invests in. Note 4 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer.

Concentrations of Credit Risk
The Bank operates primarily in Wayne, Pike and Monroe Counties, Pennsylvania and, accordingly, has extended credit primarily to commercial entities and individuals in this area whose ability to honor their contracts is influenced by the region’s economy. These customers are also the primary depositors of the Bank. The Bank is limited in extending credit by legal lending limits to any single borrower or group of borrowers.

Securities
Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains and losses are reported in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using a method which approximates the interest method over the term of the security.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
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

Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent of the Company to not sell the securities and it is more likely than not that it will not have to sell the securities before recovery of their cost basis.

Federal law requires a member institution of the Federal Home Loan Bank (FHLB) system to hold stock of its district FHLB according to a predetermined formula. This restricted stock is carried at cost.

Restricted stock which represents required investment in the common stock of correspondent banks is carried at cost as of December 31, 2009 and 2008, consists of the common stock of FHLB of Pittsburgh. In December 2008, the FHLB of Pittsburgh notified member banks that it was suspending dividend payments and the repurchase of excess capital stock.

Management evaluates the restricted stock for impairment. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB. Management believes no impairment charge is necessary related to FHLB stock as of December 31, 2009.

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

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses
The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential real estate loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
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

Bank Owned Life Insurance
The Company invests in bank owned life insurance (“BOLI”) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on a chosen group of employees. The Company is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies. Income from the increase in cash surrender value of the policies is included in other income on the income statement.

Intangible Assets
At December 31, 2009 and 2008, the Company had intangible assets of $65,000 and $117,000 arising from the purchase of deposits in 1996, which is net of accumulated amortization of $715,000 and $663,000 which are included in other assets. These intangible assets will continue to be amortized on a straight-line basis over fifteen years. Amortization expense related to intangible assets was $52,000 for each of the years ended December 31, 2009, 2008 and 2007. The amortization expense will be $52,000 for the year ended December 31, 2010 and $13,000 for the year ended December 31, 2011.

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

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Generally accepted accounting principles in the United States require an entity to analyze each tax position taken in its tax returns and determine the likelihood that the position will be realized. Only tax positions that are “more-likely-than-not” to be realized can be recognized in an entity’s financial statements. For tax positions that do not meet this recognition threshold, an entity will record an unrecognized tax benefit for the difference between the position taken on the tax return and the amount recognized in the financial statements. The Company does not have any unrecognized tax benefits at December 31 2009 or 2008 or during the years then ended. No unrecognized tax benefits are expected to arise within the next twelve months.

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

Stock Option Plans
Generally accepted accounting principles in the United States require the value of share-based payment transactions to be recognized as compensation costs in the financial statements over the period that an employee provides service in exchange for the award. The fair value of the share-based payments is estimated using the Black-Scholes option-pricing model. The Company used the modified-prospective transition method. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method.

Fair Value Measurements
Generally accepted accounting principles in the United States of America established a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date foridentical, unrestricted assets or liabilities.

Level 2:	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and are unobservable (i.e. supported with little or no market activity).

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Cash Flow Information
For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks and federal funds sold.

Cash payments for interest for the period December 31, 2009, 2008 and 2007 were $7,916,000, $10,645,000 and $11,679,000, respectively. Cash payments for income taxes in 2009 were $2,441,000 compared to $3,138,000 in 2008 and $2,845,000 in 2007. Non-cash investing activity for 2009, 2008, and 2007 included foreclosed mortgage loans transferred to real estate owned and repossession of other assets of $296,000, $1,328,000 and $48,000, respectively.

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

The components of other comprehensive income and related tax effects are as follows:

	Years Ended December 31,
	2009	2008	2007
	(In Thousands)

Unrealized holding gains on available for sale securities	$1,701	$311	$1,665
Reclassification adjustment for gains (losses) realized in income	463	(18)	17

Net Unrealized Gains	1,238	329	1,648
Income tax expense	427	104	550

Net of Tax Amount	$811	$225	$1,098

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

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
New Accounting Standards
In June 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2009-01, Topic 105 - Generally Accepted Accounting Principles - FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles. The Codification is the single source of authoritative nongovernmental U.S. generally accepted accounting principles (GAAP).  The Codification does not change current GAAP, but is intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place. Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for SEC registrants. The Company adopted this standard for the interim reporting period ending September 30, 2009.

In June 2008, the FASB issued accounting guidance related to determining whether instruments granted in share-based payment transactions are participating securities, which is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. This guidance clarified that instruments granted in share-based payment transactions can be participating securities prior to the requisite service having been rendered. A basic principle of this guidance is that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and are to be included in the computation of EPS pursuant to the two-class method. All prior-period EPS data presented (including interim financial statements, summaries of earnings, and selected financial data) are required to be adjusted retrospectively to conform with this guidance. This accounting guidance was subsequently codified into ASC Topic 260, Earnings Per Share. The adoption of this new guidance did not have a material impact on the Company.

In April 2009, the FASB issued new guidance impacting ASC Topic 820, Fair Value Measurements and Disclosures. This ASC provides additional guidance in determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. The adoption of this new guidance did not have a material effect on the Company’s results of operations or financial position.

In September 2006, the FASB issued an accounting standard related to fair value measurements, which was effective for the Company on January 1, 2008. This standard defined fair value, established a framework for measuring fair value, and expanded disclosure requirements about fair value measurements. On January 1, 2008, the provisions of this accounting standard became effective for the Company’s financial assets and financial liabilities and on January 1, 2009 for nonfinancial assets and nonfinancial liabilities. This accounting standard was subsequently codified into ASC Topic 820, Fair Value Measurements and Disclosures. See Note 16 for the necessary disclosures.

In August 2009, the FASB issued ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value. This ASU provides amendments for fair value measurements of liabilities. It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more techniques. ASU 2009-05 also clarifies that when estimating a fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. ASU 2009-05 is effective for the first reporting period (including interim periods) beginning after issuance or fourth quarter 2009. The Company has presented the necessary disclosures in Note 16 herein.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
In April 2009, the FASB issued new guidance impacting ASC 825-10-50, Financial Instruments, which relates to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value. This guidance amended existing GAAP to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This guidance is effective for interim and annual periods ending after June 15, 2009.  The Company has presented the necessary disclosures in Note 16 herein.

In April 2009, the FASB issued new guidance impacting ASC 320-10, Investments — Debt and Equity Securities, which provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. This guidance is effective for interim and annual periods ending after June 15, 2009. The Company has presented the necessary disclosures in Note 4 herein.

In June 2009, the FASB issued an accounting standard related to the accounting for transfers of financial assets, which is effective for fiscal years beginning after November 15, 2009, and interim periods within those fiscal years. This standard enhances reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. This standard eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. This standard also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. This accounting standard was subsequently codified into ASC Topic 860, Transfers and Servicing. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2007, the FASB issued an accounting standard related to noncontrolling interests in consolidated financial statements, which is effective for fiscal years beginning on or after December 15, 2008. This standard establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.  This accounting standard was subsequently codified into ASC 810-10, Consolidation. The adoption of this standard did not have a material effect on the Company’s financial statements.

On April 1, 2009, the FASB issued new authoritative accounting guidance under ASC Topic 805, Business Combinations, which became effective for periods beginning after December 15, 2008. ASC Topic 805 applies to all transactions and other events in which one entity obtains control over one or more other businesses. ASC Topic 805 requires an acquirer, upon initially obtaining control of another entity,

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
to recognize the assets, liabilities and any non-controlling interest in the acquiree at fair value as of the acquisition date. Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt. This fair value approach replaces the cost-allocation process required under previous accounting guidance whereby the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their estimated fair value. ASC Topic 805 requires acquirers to expense acquisition-related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed, as was previously the case under prior accounting guidance. Assets acquired and liabilities assumed in a business combination that arise from contingencies are to be recognized at fair value if fair value can be reasonably estimated. If fair value of such an asset or liability cannot be reasonably estimated, the asset or liability would generally be recognized in accordance with ASC Topic 450, Contingencies. Under ASC Topic 805, the requirements of ASC Topic 420, Exit or Disposal Cost Obligations, would have to be met in order to accrue for a restructuring plan in purchase accounting. Pre-acquisition contingencies are to be recognized at fair value, unless it is a non-contractual contingency that is not likely to materialize, in which case, nothing should be recognized in purchase accounting and, instead, that contingency would be subject to the probable and estimable recognition criteria of ASC Topic 450, Contingencies. The adoption of this new guidance did not have a material impact on the Company’s financial position or results of operations.

In June 2009, the FASB issued new authoritative accounting guidance under ASC Topic 810, Consolidation, which amends prior guidance to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The new authoritative accounting guidance requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. The new authoritative accounting guidance under ASC Topic 810 will be effective January 1, 2010 and is not expected to have a significant impact on the Company’s financial statements.

On December 30, 2008, the FASB issued new authoritative accounting guidance under ASC Topic 715, Compensation—Retirement Benefits, which provides guidance related to an employer’s disclosures about plan assets of defined benefit pension or other post-retirement benefit plans. Under ASC Topic 715, disclosures should provide users of financial statements with an understanding of how investment allocation decisions are made, the factors that are pertinent to an understanding of investment policies and strategies, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and significant concentrations of risk within plan assets. This guidance is effective fiscal year ending after December 15, 2009. The adoption of this new guidance did not have a material impact on the Company’s financial statements.

NOTE 3 – CHANGE IN ACCOUNTING PRINCIPLE
Generally accepted accounting principles in the United States require the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The employer (who is also the policyholder) has a liability for the benefit it is providing to its employee. As such, if the policyholder has agreed to maintain the insurance policy in force for the employee’s benefit during his or her retirement, then the liability recognized during the employee’s active service period should be based on the future cost of insurance to be incurred during the employee’s retirement. Alternatively, if the policyholder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized. For transition, an entity can choose to apply the guidance using either the following approaches: (a) a change in accounting principle through retrospective application to all periods presented or (b) a change in accounting principle through a cumulative-effect adjustment to the balance in retained earnings at the beginning of the year of adoption. The Company has chosen approach (b) and recorded a cumulative effect adjustment as of January 1, 2008 to the balance of retained earnings of $520,000.  Net Periodic Postretirement Benefit expense included in salaries and employee benefits was $166,000 and $90,000 for the years ended December 31, 2009 and 2008, respectively.

NOTE 4 - SECURITIES

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
AVAILABLE FOR SALE:
U.S. Government agencies	$39,607	$295	$(130)	$39,772
States and political subdivisions	30,872	780	(17)	31,635
Corporate obligations	5,043	200	(3)	5,240
Mortgage-backed securities	51,554	1,618	(18)	53,154
	127,076	2,893	(168)	129,801
Equity securities	330	451	(5)	776
	127,406	3,344	(173)	130,577
HELD TO MATURITY:
States and political subdivisions	$708	$14	$—	$722

	December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
AVAILABLE FOR SALE:
U.S. Government agencies	$34,989	$836	$(12)	$35,813
States and political subdivisions	25,436	110	(337)	25,209
Corporate obligations	6,065	—	(440)	5,625
Mortgage-backed securities	61,198	1,340	(220)	62,318
	127,688	2,286	(1,009)	128,965
Equity securities	500	754	(99)	1,155
	$128,188	$3,040	$(1,108)	$130,120
HELD TO MATURITY:
States and political subdivisions	$707	$13	$—	$720

NOTE 4 - SECURITIES  (CONTINUED)
The following tables show the Company’s investments’ gross unrealized losses and fair value aggregated by length of time that individual securities have been in a continuous unrealized loss position:

	December 31, 2009
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government agencies	$15,366	$(130)	$—	$—	$15,366	$(130)
States and political subdivisions	1,413	(17)	—	—	1,413	(17)
Corporate obligations	997	(3)	—	—	997	(3)
Mortgage-backed securities	3,655	(18)	—	—	3,655	(18)
Equity securities	49	(3)	5	(2)	54	(5)
	$21,480	$(171)	$5	$(2)	$21,485	$(173)

	December 31, 2008
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government agencies	$988	$(12)	$—	$—	$988	$(12)
States and political subdivisions	13,653	(337)	—	—	13,653	(337)
Corporate obligations	3,886	(180)	1,739	(260)	5,625	(440)
Mortgage-backed securities	13,610	(220)	—	—	13,610	(220)
Equity Securities	20	(3)	69	(96)	89	(99)
	$32,157	$(752)	$1,808	$(356)	$33,965	$(1,108)

The Company has 24 securities in the less than twelve month category and one security in the twelve months or more category as of December 31, 2009 compared to 67 securities in the less than twelve month category and 5 securities greater than twelve months as of December 31, 2008. In management’s opinion, the unrealized losses in the U.S. Government agencies and the mortgage-backed securities reflect changes in interest rates subsequent to the acquisition of specific securities. The unrealized losses in the State and Political Subdivisions and Corporate Obligations also reflect a widening of spreads due to liquidity and credit concerns in the financial markets. The Company holds a small amount of equity securities in other financial institutions, the value of which has been impacted by weakened conditions of the financial market. As a result, the Company recorded an other-than-temporary-impairment charge on two equity holdings totaling $31,000. Management believes that all other unrealized losses represent temporary impairment of the securities, as it is the intent of the Company to not sell the securities and it is more likely than not that it will not have to sell the securities before recovery of their cost basis

The amortized cost and fair value of securities as of December 31, 2009 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
Due in one year or less	$1,285	$1,284	$—	$—
Due after one year through five years	35,618	36,087	168	179
Due after five years through ten years	25,628	25,960	540	543
Due after ten years	12,991	13,316	—	—
	75,522	76,647	708	722
Mortgage-backed securities	51,554	53,154	—	—
	$127,076	$129,801	$708	$722

NOTE 4 - SECURITIES  (CONTINUED)
Gross realized gains and gross realized losses on sales of securities available for sale were $597,000 and $134,000, respectively, in 2009, $44,000 and $62,000, respectively, in 2008, $40,000 and $23,000, respectively, in 2007. The proceeds from the sales of securites totaled $15,449,000, $67,000 and $74,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

Securities with a carrying value of $65,438,000 and $51,444,000 at December 31, 2009 and 2008, respectively, were pledged to secure public deposits, U.S. Treasury demand notes, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES
The components of loans receivable at December 31 were as follows:

	2009	2008
	(In Thousands)
Real estate:
Residential	$130,318	$133,417
Commercial	180,266	159,476
Construction	14,405	14,856
Commercial, financial and agricultural	24,116	25,886
Consumer loans to individuals	14,850	16,087
	363,955	349,722
Unearned income and deferred fees	(481)	(318)
Allowance for loan losses	(5,453)	(4,233)
	$358,021	$345,171

The following table presents changes in the allowance for loan losses:

	Years Ended December 31,
	2009	2008	2007
	(In Thousands)

Balance, beginning	$4,233	$4,081	$3,828
Provision for loan losses	1,685	735	315
Recoveries	49	60	59
Loans charged off	(514)	(643)	(121)

Balance, ending	$5,453	$4,233	$4,081

The recorded investment in impaired loans, not requiring an allowance for loan losses was $6,962,000 (net of charge-offs against the allowance for loan losses of $154,000) and $2,976,000 (net of charge-offs against the allowance for loan losses of $380,000) at December 31, 2009 and 2008, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $1,065,000 (net of a charge-off against the allowance for loan losses of $480,000) and $-0- at December 31, 2009 and 2008, respectively. The specific reserve related to impaired loans was $36,000 for 2009 and -0- for 2008. For the years ended December 31, 2009, 2008 and 2007, the average recorded investment in these impaired loans was $3,585,221, $3,331,000 and $3,127,000, and the interest income recognized on these impaired loans was $139,000, $143,000 and $290,000, respectively.

Loans on which the accrual of interest has been discontinued amounted to $4,916,000 and $2,087,000 at December 31, 2009 and 2008, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $99,000 and -0- at December 31, 2009 and 2008, respectively. Interest income that would have been recorded on loans accounted for on a non-accrual basis under the original terms of the loans was $188,000, $31,000 and $6,000 for 2009, 2008 and 2007, respectively.

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)
The Company’s primary business activity is with customers located in northeastern Pennsylvania. Accordingly, the Company has extended credit primarily to commercial entities and individuals in this area whose ability to honor their contracts is influenced by the region’s economy. The Company does not have any significant concentrations to any one industry or customer.

NOTE 6 - PREMISES AND EQUIPMENT
Components of premises and equipment at December 31 are as follows:

	2009	2008
	(In Thousands)
Land and improvements	$925	$925
Buildings and improvements	7,933	7,948
Furniture and equipment	5,158	5,050
	14,016	13,923
Accumulated depreciation	(8,827)	(8,433)

	$5,189	$5,490

Depreciation expense totaled $546,000, $577,000 and $566,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

Certain facilities are leased under various operating leases. Rental expense for these leases was $284,000, $280,000, and $283,000, for the years ended December 31, 2009, 2008 and 2007. Future minimum rental commitments under noncancellable leases as of December 31, 2009 were as follows (in thousands):

2010	$ 246
2011	257
2012	266
2013	269
2014	258
Thereafter	2,051
$3,347

NOTE 7 - DEPOSITS
Aggregate time deposits in denominations of $100,000 or more were $66,631,000 and $45,095,000 at December 31, 2009 and 2008, respectively.

At December 31, 2009, the scheduled maturities of time deposits are as follows (in thousands):

2010	$139,110
2011	25,725
2012	13,601
2013	11,703
2014	2,646
$192,785

NOTE 8 - BORROWINGS
Short-term borrowings at December 31 consist of the following:

	2009	2008
	(In Thousands)
Securities sold under agreements to repurchase	$25,606	$23,404
Federal funds purchased	—	3,600
Short-term FHLB advances	—	11,000
U.S. Treasury demand notes	197	122
	$25,803	$38,126

NOTE 8 - BORROWINGS (CONTINUED)
The outstanding balances and related information of short-term borrowings are summarized as follows:

	Years Ended December 31,
	2009	2008
	(Dollars in Thousands)
Average balance during the year	$26,402	$32,238
Average interest rate during the year	1.11%	2.14%
Maximum month-end balance during the year	$35,323	$42,061
Weighted average interest rate at the end of the year	.56%	1.11%

Securities sold under agreements to repurchase generally mature within one day to one year from the transaction date. Securities with an amortized cost and fair value of $26,910,000 and $27,240,000 at December 31, 2009 and $26,617,000 and $27,314,000 at December 31, 2008 were pledged as collateral for these agreements. The securities underlying the agreements were under the Company’s control.

The Company has a line of credit commitment available from the FHLB of Pittsburgh for borrowings of up to $20,000,000 which expires in December 2011. There were no borrowings under this line at December 31, 2009 and 2008. The Company has a line of credit commitment available from Atlantic Central Bankers Bank for $7,000,000. There were no borrowings under this line of credit at December 31, 2009 and 2008. The Company has a line of credit commitment available which has no expiration date from PNC Bank for $12,000,000. Borrowings under this line of credit were $-0- at December 31, 2009 and $3,600,000 at December 31, 2008.

The Bank maintains a U. S. Treasury tax and loan note option account for the deposit of withholding taxes, corporate income taxes and certain other payments to the federal government. Deposits are subject to withdrawal and are evidenced by an open-ended interest-bearing note. Borrowings under this note option account were $197,000 and $122,000 at December 31, 2009 and 2008, respectively.

Other borrowings consisted of the following at December 31, 2009 and 2008:

	2009	2008
	(In Thousands)

Notes with the FHLB:
Fixed rate note due September 2010 at 3.53%	$5,000	$5,000
Convertible note due January 2011 at 5.24%	3,000	3,000
Convertible note due August 2011 at 2.69%	10,000	10,000
Fixed rate note due September 2011 at 4.06%	5,000	5,000
Convertible note due October 2012 at 4.37%	5,000	5,000
Convertible note due May 2013 at 3.015%	5,000	5,000
Convertible note due January 2017 at 4.71%	10,000	10,000
	$43,000	$43,000

NOTE 8 - BORROWINGS (CONTINUED)
The convertible notes contain an option which allows the FHLB, at quarterly intervals, to change the note to an adjustable-rate advance at three-month LIBOR plus 11 to 19 basis points. If the notes are converted, the option allows the Bank to put the funds back to the FHLB at no charge.

Contractual maturities of other borrowings at December 31, 2009 are as follows (in thousands):

2010	$ 5,000
2011	18,000
2012	5,000
2013	5,000
2014	--
Thereafter	10,000
$43,000

The Bank’s maximum borrowing capacity with the FHLB was $197,553,000 of which $43,000,000 was outstanding at December 31, 2009. Advances from the FHLB are secured by qualifying assets of the Bank.

NOTE 9 - EMPLOYEE BENEFIT PLANS
The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan. The plan permits employees to make pre-tax contributions up to 15% of the employee’s compensation. The amount of contributions to the plan, including matching contributions, is at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan after one year of employment. Employee contributions are vested at all times, and any Company contributions are fully vested after five years. The Company’s contributions are expensed as the cost is incurred, funded currently, and amounted to $373,000, $317,000, and $400,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

The Company has a non-qualified supplemental executive retirement plan for the benefit of certain executive officers. At December 31, 2009 and 2008, other liabilities include $1,419,000 and $1,062,000 accrued under the Plan. Compensation expense includes approximately $360,000, $96,000, $108,000, relating to the supplemental executive retirement plan for 2009, 2008 and 2007, respectively. To fund the benefits under this plan, the Company is the owner of single premium life insurance policies on participants in the non-qualified retirement plan. At December 31, 2009 and 2008, the cash value of these policies was $7,889,000 and $8,068,000, respectively.

The Company has a leveraged employee stock ownership plan (“ESOP”) for the benefit of employees who meet the eligibility requirements which include having completed one year of service with the Company and having attained age twenty-one. The ESOP Trust purchased shares of the Company’s common stock with proceeds from a loan from the Company. The Bank made cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments. The loan bears interest at the prime rate adjusted annually. Interest is payable annually and principal payable in equal annual installments over ten years. The loan was secured by the shares of the stock purchased and was paid off in 2006.

NOTE 9 - EMPLOYEE BENEFIT PLANS  (CONTINUED)
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

Compensation expense for the ESOP was $-0- for the years ended December 31, 2009, 2008, and
2007, respectively.

The status of the ESOP shares at December 31 are as follows:

	2009	2008
Allocated shares	158,903	157,591
Shares released from allocation	32,006	33,318
Unreleased shares	—	—

Total ESOP shares	190,909	190,909

Fair value of unreleased shares	$—	$—

NOTE 10 - INCOME TAXES
The components of the provision for federal income taxes are as follows:

	Years Ended December 31,
	2009	2008	2007
	(In Thousands)
Current	$3,031	$2,800	$2,780

Deferred	(749)	36	(151)
	$2,282	$2,836	$2,629

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

Income tax expense of the Company is less than the amounts computed by applying statutory federal income tax rates to income before income taxes because of the following:

	Percentage of Income before Income Taxes
	Years Ended December 31,
	2009	2008	2007
Tax at statutory rates	34.0%	34.0%	34.0%
Tax exempt interest income, net of interest expense disallowance	(5.0)	(3.9)	(3.4)
Incentive stock options	0.4	0.5	0.8
Earnings on life insurance	(4.1)	(.7)	(1.1)
Other	(0.9)	(.1)	(1.5)

	24.4%	29.8%	28.8%

NOTE 10 – INCOME TAXES (CONTINUED)
The income tax provision includes $157,000 and $6,000 of income taxes relating to realized securities gains for the years ended December 31, 2009 and 2008, respectively, and $6,000 of income tax credit relating to realized securities losses for the year ended December 31, 2008.

The net deferred tax asset included in other assets in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

	2009	2008
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$1,682	$1,266
Deferred compensation	482	361
Intangible assets	26	47
Other	122	59
Foreclosed real estate valuation allowance	126	—

Total Deferred Tax Assets	2,438	1,733

Deferred tax liabilities:
Premises and equipment	268	328
Deferred loan fees	277	261
Net unrealized gains on securities	1,080	653

Total Deferred Tax Liabilities	1,625	1,242

Net Deferred Tax Asset	$813	$491

No valuation was established at December 31, 2009 and 2008, due to the Company’s ability to carry back taxes paid in prior years and anticipated future taxable income as evidenced by the Company’s earnings potential.

NOTE 11 - TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS
Certain directors and executive officers of the Company, their families and their affiliates are customers of the Bank. Any transactions with such parties, including loans and commitments, were in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time and did not represent more than normal risks. At December 31, 2009 and 2008 such loans amounted to $5,314,000 and $5,960,000, respectively. During 2009, new loans to such related parties totaled $1,602,000 and repayments and other reductions aggregated $2,248,000.

NOTE 12 - REGULATORY MATTERS AND STOCKHOLDERS’ EQUITY
The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

NOTE 12 - REGULATORY MATTERS AND STOCKHOLDERS’ EQUITY  (CONTINUED)
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2009 and 2008, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2009, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the table:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

As of December 31, 2009:
Total capital (to risk-weighted assets)	$65,197	17.85%	$≥29,227	≥8.00%	$≥36,534	≥10.00%
Tier 1 capital (to risk-weighted assets)	60,469	16.55	≥14,614	≥4.00	≥21,920	≥6.00
Tier 1 capital (to average assets)	60,469	11.53	≥20,974	≥4.00	≥26,217	≥5.00

As of December 31, 2008:
Total capital (to risk-weighted assets)	$60,577	17.24%	$ > 28,110	>8.00%	$>35,137	>10.00%
Tier 1 capital (to risk-weighted assets)	56,051	15.95	>14,057	>4.00	≥21,085	>6.00
Tier 1 capital (to average assets)	56,051	11.20	>20,018	>4.00	≥25,023	>5.00

The Company’s ratios do not differ significantly from the Bank’s ratios presented above.

The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at December 31, 2009 and 2008 was approximately $229,000 and $284,000, respectively.

Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2009, $53,808,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above. Under Federal Reserve regulations, the Bank is limited as to the amount it may lend affiliates, including the Company, unless such loans are collateralized by specific obligations.

NOTE 13 - STOCK OPTION PLANS
The Company’s shareholders approved the Norwood Financial Corp 2006 Stock Option Plan at the Annual Meeting on April 26, 2006. An aggregate of 250,000 shares of authorized but unissued Common Stock of the Company were reserved for future issuance under the Plan. This includes up to 40,000 shares for awards to outside directors. Under this plan, the Company granted 24,000 options, which included 4,000

NOTE 13 - STOCK OPTION PLANS  (CONTINUED)
options granted to outside directors in 2009, 24,000 options in 2008 which included 4,000 options granted to outside directors and 22,000 options in 2007, which included 4,000 options granted to outside directors.

Total unrecognized compensation cost related to nonvested options under the Plan was $158,000 as of December 31, 2009, $130,000 as of December 31, 2008 and $154,000 as of December 31, 2007. Salaries and employee benefits expense includes $134,000, $154,000 and $251,000 of compensation costs related to options for the years ended December 31, 2009, 2008 and 2007, respectively. Net income was reduced by $127,000, $144,000 and $236,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

A summary of the Company’s stock option activity and related information for the years ended December 31 follows:

	2009			2008			2007
	Options	Weighted Average Exercise Price	Average Intrinsic Value	Options	Weighted Average Exercise Price	Average Intrinsic Value	Options	Weighted Average Exercise Price	Average Intrinsic Price
Outstanding,
beginning of year	176,443	$25.78		180,422	$24.04		183,645	$21.81
Granted	27,000	28.60		24,000	27.50		22,000	31.25
Exercised	(32,528)	15.83		(27,979)	14.98		(24,723)	13.76
Forfeited	—	. —		—	. —		(500)	31.50

Outstanding,
end of year	170,915	$28.07	$286,464	176,443	$25.95	$273,487	180,422	$24.04	$1,301,000

Exercisable,
end of year	146,915	$27.98	$259,461

Exercise prices for options outstanding as of December 31, 2009 ranged from $10.36 to $31.50 per share. The weighted average remaining contractual life is 6.8 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing with the following weighted average assumptions:

	Years Ended December 31,
	2009	2008	2007
Dividend yield	2.89%	2.79%	2.75%
Expected life	7 years	7 years	7 years
Expected volatility	27.39%	25.08%	24.17%
Risk-free interest rate	3.11%	2.01%	3.53%
Weighted average fair value of options granted	$6.77	$5.43	$6.99

The expected volatility is based on historical volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

Proceeds from stock option exercises totaled $517,000 in 2009. Shares issued in connection with stock options exercises are issued from available treasury shares. If no treasury shares are available, new shares are issued from available authorized shares. During 2009, all the shares issued in connection with stock option exercises, 32,528 shares in total, were issued from available treasury shares.

NOTE 13 - STOCK OPTION PLANS  (CONTINUED)
As of December 31, 2009, outstanding stock options consist of the following:

	Options Outstanding	Average Exercise Price	Remaining Life, Years	Options Exercisable	Average Exercise Price
	2,762	$10.36	1.0	2,762	$10.36
	3,932	16.98	2.0	3,932	16.98
	7,873	19.05	3.0	7,873	19.05
	19,198	23.95	4.0	19,198	23.95
	20,475	30.00	5.0	20,475	30.00
	24,675	30.38	6.3	24,675	30.38
	22,000	31.50	7.0	22,000	31.50
	22,000	31.25	8.0	22,000	31.25
	24,000	27.50	9.0	24,000	27.50
	1,000	28.90	9.3	—	—
	23,000	28.59	10.0	—	—
Total	170,915	$28.07	6.8	146,915	$27.98

NOTE 14 - EARNINGS PER SHARE
The following table sets forth the computations of basic and diluted earnings per share:

	Years Ended December 31,
	2009	2008	2007
	(In Thousands, Except Per Share Data)

Numerator, net income	$7,063	$6,677	$6,511

Denominator:
Denominator for basic earnings per share, weighted
average shares	2,750	2,740	2,777
Effect of dilutive securities, employee stock options	16	29	49

Denominator for diluted earnings per share, adjusted weighted average
shares and assumed conversions	2,766	2,769	2,826

Basic earnings per common share	$2.57	$2.44	$2.34

Diluted earnings per common share	$2.55	$2.41	$2.30

Stock options which had no intrinsic value because their effect would be anti-dilutive and therefore would not be included in the diluted EPS calculation were 109,821, 89,150 and 44,025 for the years ended December 31, 2009, 2008 and 2007, respectively.

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

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

NOTE 15 - OFF-BALANCE SHEET FINANCIAL INSTRUMENTS (CONTINUED)
A summary of the Bank’s financial instrument commitments is as follows:

	December 31,
	2009	2008
	(In Thousands)
Commitments to grant loans	$17,713	$19,254

Unfunded commitments under lines of credit	36,809	36,980
Standby letters of credit	3,679	1,897
	$58,201	$58,131

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer and generally consists of real estate.

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

NOTE 16 – DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS
Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

Generally accepted accounting principles in the United States of America established a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and are unobservable (i.e. supported with little or no market activity).

NOTE 16 – DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2009 and 2008 are as follows:

	Fair Value Measurement Reporting Date using
Description	Total	(Level 1) Quoted Prices in Active Markets For Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Underlying Inputs
December 31, 2009
Available for Sale:
US Government agencies	$39,772	$—	$39,772	$—
States and political subdivisions	31,635	—	31,635	—
Corporate securities	5,240	—	5,240	—
Mortgage-backed securities	53,154	—	53,154	—
Equity securities	776	776	—	—
Total available for sale	130,577	776	129,801	—
Mortgage servicing rights	179	—	—	179
Total	$130,756	$776	$129,801	$179

December 31, 2008
Available for Sale:
US Government agencies	$35,813	$—	$35,813	$—
States and political subdivisions	25,209	—	25,209	—
Corporate securities	5,625	—	5,625	—
Mortgage-backed securities	62,318	—	62,318
Equity securities	1,155	1,155	—	—
Total	$130,120	$1,155	$128,965	$—

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2009 and 2008 are as follows:

	Fair Value Measurement Reporting Date using
Description	Total	(Level 1) Quoted Prices in Active Markets For Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Underlying Inputs
December 31, 2009
Impaired Loans	$7,991	$—	$7,991	$—
Other real estate owned	392	—	392	—
	$8,383	$—	$8,383	$—
December 31, 2008
Impaired Loans	$2,976	$—	$—	$2,976

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful.

NOTE 16 – DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2009 and 2008.

Cash and cash equivalents (carried at cost):
The carrying amounts reported in the consolidated balance sheet for cash and short-term instruments approximate those assets’ fair values.

Securities:
The fair value of securities available for sale (carried at fair value) and held to maturity (carried at amortized cost) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence (Level 3). In the absence of such evidence, management’s best estimate is used. Management’s best estimate consists of both internal and external support on certain Level 3 investments. Internal cash flow models using a present value formula that includes assumptions market participants would use along with indicative exit pricing obtained from broker/dealers (where available) are used to support fair values of certain Level 3 investments, if applicable.

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

Impaired loans (generally carried at fair value):
The Bank has measures impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the property or discounted cash flows based upon the expected proceeds. These assets are included as either Level 2 or Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value investment in impaired loans requiring an allowance for loan losses was $1,029,000, which is net of a valuation allowance of $36,000 and after a charge-off against the allowance for loan losses of $480,000 and $6,292,000, net of a charge-off against the allowance for loan losses of $154,000 not requiring an allowance for loan losses as of December 31, 2009. The fair value investment in impaired loans not requiring an allowance for loan losses was $2,976,000, net of a charge-off against the allowance for loan losses of $380,000 at December 31, 2008.

Other real estate owned:
Real estate properties acquired through, or in lieu of loan foreclosure are to be sold and are carried at fair value less estimated cost to sell. Fair value is based upon independent market prices, appraised value of the collateral or management’s estimation of the value of the collateral. These assets are included in Level 2 fair value based upon the lowest level of input that is significant to the fair value measurement.

NOTE 16 – DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
Restricted investment in Federal Home Loan Bank stock (carried at cost):
Restricted stock which represents required investment in the common stock of correspondent banks is carried at cost and as of December 31, 2009 and 2008, consists of the common stock of Federal Home Loan Bank of Pittsburgh. In December 2008, the FHLB of Pittsburgh notified member banks that it was suspending dividend payments and the repurchase of excess capital stock.

Management evaluates the restricted stock for impairment. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB. Management believes no impairment charge is necessary related to FHLB stock as of December 31, 2009.

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

Off-balance sheet financial instruments (disclosed at cost):
Fair values for the Company’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

NOTE 16 – DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
The estimated fair values of the Bank’s financial instruments were as follows at December 31, 2009 and December 31, 2008.

	December 31, 2009		December 31, 2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In Thousands)
Financial assets:
Cash and due from banks, interest-bearing
deposits with banks and federal funds sold	$17,355	$17,355	$6,480	$6,480
Securities	131,285	131,299	130,827	130,840
Loans receivable, net	358,021	368,180	345,171	363,219
Investment in FHLB stock	3,538	3,538	3,538	3,538
Accrued interest receivable	2,200	2,200	2,179	2,179

Financial liabilities:
Deposits	391,473	392,445	359,635	361,223
Short-term borrowings	25,803	25,803	38,126	38,126
Other borrowings	43,000	45,591	43,000	46,281
Accrued interest payable	2,057	2,057	2,247	2,247

Off-balance sheet financial instruments:
Commitments to extend credit and outstanding letters of credit	--	--	--	--

NOTE 17 - NORWOOD FINANCIAL CORP. (PARENT COMPANY ONLY) FINANCIAL INFORMATION
BALANCE SHEETS

	December 31,
	2009	2008
	(In Thousands)
ASSETS
Cash on deposit in bank subsidiary	$697	$216
Securities available for sale	359	408
Investment in bank subsidiary	62,571	57,440
Other assets	1,620	1,363
	$65,247	$59,427
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$776	$737
Stockholders’ equity	64,471	58,690
	$65,247	$59,427

STATEMENTS OF INCOME

	Years Ended December 31,
	2009	2008	2007
Income:	(In Thousands)
Dividends from bank subsidiary	$3,005	$3,990	$4,156
Other interest income	19	25	30
Net realized gain (loss) on sales of securities	(134)	(62)	17
	2,890	3,953	4,203
Expenses	176	164	177
	2,714	3,789	4,026
Income tax benefit	(99)	(68)	(51)
	2,813	3,857	4,077
Equity in undistributed earnings of subsidiary	4,250	2,820	2,434
Net Income	$7,063	$6,677	$6,511

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008	2007
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,063	$6,677	$6,511
Adjustments to reconcile net income to
net cash provided by operating activities:
Undistributed earnings of bank subsidiary	(4,250)	(2,820)	(2,434)
Net losses on sales of securities	134	—	—
Other, net	(300)	(190)	(330)
Net Cash Provided by Operating Activities	2,647	3,667	3,747

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of securities	22	17	74
Net Cash Provided by Investing Activities	22	17	74

CASH FLOWS FROM FINANCING ACTIVITIES
Stock options exercised	517	420	341
Tax benefit of stock options exercised	164	134	162
ESOP purchase of shares from treasury stock	166	153	144
Acquisition of treasury stock	(68)	(1,583)	(2,313)
Cash dividends paid	(2,967)	(2,740)	(2,559)
Net Cash Used in Financing Activities	(2,188)	(3,616)	(4,225)
Net Increase (Decrease) in Cash and Cash Equivalents	481	68	(404)

CASH AND CASH EQUIVALENTS - BEGINNING	216	148	552
CASH AND CASH EQUIVALENTS - ENDING	$697	$216	$148

INVESTOR INFORMATION

STOCK LISTING
Norwood Financial Corp. stock is traded on the Nasdaq Global Market under the symbol NWFL. The following firms are known to make a market in the Company’s stock:

Ferris Baker Watts Baltimore, MD 410-659-4616	Janney Montgomery Scott, LLC Scranton, PA 18503 800-638-4417

Boenning & Scattergood, Inc. West Conshohocken, PA 800-496-1170	Stifel Nicolaus 800-793-7226

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

AUTOMATIC DIVIDEND REINVESTMENT PLAN
The Plan, open to all shareholders, provides the opportunity to have dividends automatically reinvested into Norwood stock. Participants in the Plan may also elect to make cash contributions to purchase additional shares of common stock. Shareholders do not incur brokerage commissions for the transactions. Please contact the transfer agent for additional information.

SEC REPORTS AND ADDITIONAL INFORMATION
A copy of the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2009 including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission may be obtained upon written request of any stockholder, investor or analyst by contacting Edward C. Kasper, Executive Vice President and Secretary, Norwood Financial Corp., 717 Main Street, PO Box 269, Honesdale, PA  18431, 570-253-1455.

NORWOOD FINANCIAL CORP DIRECTORY OF OFFICERS

NORWOOD FINANCIAL CORP		Barbara A. Ridd	Vice President &
John E. Marshall	Chairman of the Board		Assistant Secretary
William W. Davis, Jr.	President, Chief Executive	Gary H. Sipe	Vice President
	Officer	Eli Tomlinson	Vice President
Lewis J. Critelli	Executive Vice President,	Diane Wylam	Vice President and
	Chief Financial Officer,		Senior Trust Officer
	Treasurer & Secretary	Ryan J. French	Assistant Vice President
Edward C. Kasper	Executive Vice President	Marianne M. Glamann	Assistant Vice President
Kenneth C. Doolittle	Executive Vice President	Wendy L. Davis	Community Office Manager
John H. Sanders	Senior Vice President	Gary Henry	Community Office Manger
Joseph A. Kneller	Senior Vice President	Teresa Melucci	Community Office Manager
		Sandra Mruczkewycz	Community Office Manager
WAYNE BANK		Rosie Demorizi-Ortiz	Community Office Manager
John E. Marshall	Chairman of the Board	Terri Garringer	Community Office Manager
William W. Davis, Jr.	President, Chief Executive	Nancy M. Worobey	Community Office Manager
	Officer	Laurie J. Bishop	Assistant Community Office
Lewis J. Critelli	Executive Vice President,		Manager
	Chief Financial Officer	Christine Ferdinando	Assistant Community
	& Secretary		Office Manager
Edward C. Kasper	Executive Vice President,	Jill Hessling	Assistant Community
	Senior Loan Officer/		Office Manager
	Corporate Bank	William E. Murray	Mortgage Originator
Kenneth C. Doolittle	Executive Vice President	Diane L. Richter	Assistant Community
Office Manager
John H. Sanders	Senior Vice President/	Toni M. Stenger	Assistant Community
	Retail Bank		Office Manager
Joseph A. Kneller	Senior Vice President	Nicholas Holzman	Credit Analyst
John Carmody	Senior Vice President	Thomas Kowalski	Resource Recovery Manager
		Julie Kuen	Electronic Banking Officer
Karyn Batzel	Vice President	Sally J. Rapp	Human Resources Officer
Robert J. Behrens, Jr.	Vice President	Doreen A. Swingle	Residential Mortgage
Joann Fuller	Vice President		Lending Officer
Karen Gasper	Vice President and
	Internal Auditor	NORWOOD INVESTMENT CORP
Carolyn K. Gwozdziewycz	Vice President
Sandra Halas	Vice President and	William W. Davis, Jr.	President, Chief Executive
	Trust Officer		Officer
Nancy A. Hart	Vice President, Controller,	Lewis J. Critelli	Executive Vice President
	Assistant Treasurer &	Kenneth C. Doolittle	Executive Vice President
	Assistant Secretary	Scott C. Rickard	Senior Investment
Raymond C. Hebden	Vice President		Representative, Invest
William J. Henigan, Jr.	Vice President		Financial Corp
Jennifer Jaycox	Vice President
William R. Kerstetter	Vice President	MONROE COUNTY ASSOCIATE BOARD
Kelley J. Lalley	Vice President &	Michael J. Baxter	James H. Ott
	Assistant Secretary	Sara Cramer	Marvin Papillon
Linda M. Moran	Vice President	Dr. Andrew A. Forte	Ray Price
Mary Alice Petzinger	Vice President	Ralph A. Matergia, Esq.	Ron Sarajian