Form 10-K, Exhibit 13
period 2010-12-31
NORWOOD FINANCIAL CORP
filed 2011-03-10
CIK 1013272

Lewis J. Critelli President & Chief Executive Officer We strongly encourage you to read the financial section of this Annual Report for a more detailed analysis of our results.
We are truly pleased to report to you that your Company had a very solid financial performance in 2010 in what continues to be an inordinately challenging economic environment. Norwood Financial Corp had record earnings of $7,313,000 for the year ended December 31, 2010, an increase of $250,000 or 3.5% over the prior year. Earnings per share on a fully diluted basis were $2.64 in 2010 increasing from $2.55 in 2009. With the increase in earnings and our continued strong capital position, we declared cash dividends of $1.13 per share compared to $1.09 per share in 2009.  This marks the nineteenth consecutive year of increased cash dividends for our stockholders.  The return on average assets for the year was 1.37% with a return on average equity of 10.87%.
Norwood ended the year with total assets of $537.0 million, loans receivable of $356.9 million, total deposits of $393.9 million and stockholders’ equity of $67.7 million. The Company’s capital position remains strong and is at the top level of its peer group in all measures of regulatory capital.
Loans receivable totaled $356.9 million as of December 31, 2010, which is a slight decrease from 2009.  The decline was due to sales of residential mortgage loans. During the year, the Company sold $12.4 million of fixed rate residential mortgages for purposes of interest rate risk management. This was partially offset by growth in commercial real estate loans.  As a result of the continuing slowdown in the local economy, high unemployment levels and a soft real estate market, we spent a great deal of effort addressing credit quality issues.  As of December 31, 2010, total non-performing loans were $4,079,000 and represented 1.14% of total loans compared to $5,015,000 or 1.38% as of December 31, 2009. Though our credit quality ratios remain strong, we still see the slow economic climate impacting our customers.  Net charge-offs for the year totaled $837,000 compared to $465,000 in 2009. As of December 31, 2010, the allowance for loan losses totaled $5,616,000 and 1.57% of total loans, compared to $5,453,000 and 1.50% of  total loans at December 31, 2009.
For the year, net interest income (fully taxable equivalent) totaled $20,662,000, an increase of $790,000 or 4.0% over 2009.  The net interest margin (fte) remained strong throughout the year and increased 1 basis point to 4.04%.  We offset a decline in the yield on earning assets by reducing our cost of deposits and other borrowings.
Other income for 2010 totaled $4,064,000 compared to $5,392,000 in 2009. The decrease was principally due to a lower level of earnings and receipts of proceeds on bank owned life insurance policies which totaled $391,000 in 2010 compared to $1,196,000 in 2009.  The Company also had a $150,000 gain on the sale of deposits related to a branch closure in the 2009 period. The 2010 period includes $307,000 in gains on the sales of

$12.4 million of mortgage loans and the valuation of servicing rights compared to $481,000 in similar gains on $21.6 million of mortgage loan sales and servicing rights in the 2009 period.
For the year ended December 31, 2010, other expense totaled $12,753,000 compared to $13,471,000 for the similar period in 2009, a decrease of $718,000.  The decrease was due in part to lower FDIC insurance assessments which totaled $474,000 in 2010 compared to $710,000 in 2009, including a $225,000 special assessment in 2009. There was also a lower level of foreclosed real estate costs which totaled $41,000 in the 2010 period and $436,000 in 2009.
To perform consistently, even in a tough economic environment, Norwood Financial Corp and Wayne Bank have always relied on the following solid fundamentals of banking:
Loan money to people you know using solid underwriting standards. Wayne Bank has never wavered from our high standards of lending to consumers and businesses alike, and we have money to lend to our customers.  In 2010, we originated over $33 million in commercial loan volume.  We helped to finance numerous projects that have helped our communities. Job creation in the small business sector will help lead the way for economic recovery. To assist with job creation, we have become more active in the Small Business Administration and USDA lending programs.  Both government agencies offer guarantees on certain loans made to qualifying small businesses.  We also originated over $37 million in residential mortgages and other types of consumer loans. With the current low interest rates many customers were able to refinance, shorten the term of their mortgage and/or lower their monthly payments.
Fund your loans with local deposits while maintaining a strong liquidity position.  During 2010, we increased our percentage of checking and savings accounts to 60.0% from 50.7% in 2009.  This consistent customer deposit base allows us to continue to lend to our communities. We manage the Bank to ensure that we always have ample liquidity to maintain flexibility during challenging times.
We strive to operate efficiently. This is directly related to the technology we offer our customers and the methods we utilize to process data.  The challenge is to serve our customers while maintaining operating efficiencies and the regulatory controls required.  Our approach, like many community banking organizations today, has been to partner with service providers having the resources to help us meet these challenges.  After a major study of alternatives, we concluded the “Fiserv Premier” system to be our best fit for the future.  We expect to implement this new system during the second quarter of 2011. This should provide opportunities to upgrade various systems we utilize for day-to-day operations, and will directly benefit our customers.   Additionally, we will seek improved capabilities for those customers who prefer self-service banking.  We plan to offer e-statements as we continue to go paperless.  The use of online banking continues to grow and we currently have almost 9,000 Internet banking customers.  As another option, we are evaluating a mobile banking product. Our Business Link Remote Deposit Capture service has 30 customers and will handle almost 250,000 items for those customers.  During 2011, we also plan to continue upgrading ATMs while adding self-service coin counters and automated currency handling equipment at select branches.
  Maintain a high level of capital. We have never aggressively leveraged our balance sheet. Our tier 1 capital is over 17% and is at the top end of our peer group.  We have always stressed “high quality” capital which among other things means conservative accounting, strong loan loss reserves and a high component of tangible common equity. The higher the quality of capital the more prepared one is for tough times.
  Wayne Bank contributed to almost 200 local causes ranging from fire companies, school athletics, art and musical events, builders’ associations and a variety of nonprofit groups.  Generous donations were also made through the Commonwealth of Pennsylvania, Department of Community and Economic Development’s Educational Improvement Tax Credit (EITC) program.  The Bank distributed almost $80,000 to six local organizations via the EITC guidelines.  We are pleased to be able to direct these funds to causes that support the local community, especially the children.  The Bank contributed to a variety of organizations, such as, The United Way of Lackawanna and Wayne Counties, the various Chambers of Commerce, the Greater Honesdale Partnership, the Wayne County YMCA, and the Pike County Builders’ Association.
Management and employees serve on many boards of directors to assist in supporting them with their management and expertise.  Dorflinger-Suydam Wildlife sanctuary, the Wayne County Builders’ association, the Northeastern Pennsylvania alliance, the United Way of Lackawanna and Wayne Counties, and the Pike County Chamber of Commerce, are just a small sampling of the organizations where Wayne Bank’s employees participate on their board as members.  This is what sets a community bank apart from a regional or national bank.
Teach Children to Save is a national campaign that raises awareness about the important role that banks and bankers play in helping young people develop lifelong savings habits.  It was the 14th anniversary of the organization and Wayne Bank’s employees presented interactive lessons on the importance of saving money to almost 400 students from the Delaware Valley School District in Northeastern Pennsylvania in honor of the Teach Children to Save program. Eight employees taught sixteen 3rd grade classes from Delaware Valley School District in Milford, Dingmans Ferry, and Shohola.  We firmly believe that the financial literacy of our young people is crucial to building a growing economy.
Quality people build a quality organization.  We were very fortunate in 2010 to add a number of seasoned professionals to our staff.  William S. Lance was hired as senior Vice President and Chief Financial Officer of Norwood Financial Corp and Wayne Bank.  Bill has over 30 years of financial experience working with banks in Northeastern Pennsylvania and has an extensive and varied background in monitoring and overseeing the financial aspects of a bank. Terri A. Garringer filled the

OUR SENIOR MANAGEMENT TEAM :
Left to Right, seated: Diane Wylam, Esq.; Kenneth C. Doolittle, and William S. Lance
Back row, left to right: Edward C. Kasper, John H. Sanders, Joseph A. Kneller, and Lewis J. Critelli

position of Community Office Manager in Lakewood.  Mark W. Ranzan was hired as Vice President, Commercial lender and is based in the Tannersville Community Office. Mark has twenty-four years of experience in commercial lending in Monroe County.
There were a number of employees who received promotions during the year for their achievements. William Henigan, who has been with Wayne Bank since 1999 as a Commercial Lender, was elevated to Senior Vice President.  Bill primarily handles commercial loan customers in Monroe County. Ryan French was promoted to Vice President, Director of Human Resources, after joining Wayne Bank in 2009. Jessica Santiago, a Customer Service Representative in the Marshalls Creek office, was promoted to Assistant Branch Manager of our Marshalls Creek office.  Jessica has been with the Bank since 2004.
We are pleased to note two employees recorded milestones in their careers with Wayne Bank:  Barbara Keesler celebrated thirty years with Wayne Bank and Rosemary Engvaldsen achieved twenty-five years of service.  We appreciate their years of commitment and dedication.  A significant group of employees also reached the fifteen year mark which included: John H. Sanders, Marianne Glamann, and Mary Ann Mansour. In addition 6 employees made the mark of 10 years, and 7 employees attained 5 years of service. In total, this group of employees has almost 200 years of Wayne Bank experience.  This level of experience truly helps us better serve our customers.
A number of employees made 2010 the last of their working years.  Stepping into retirement was:  Bill Murray, Mortgage

Loan Originator, who had worked for the Bank since 1994; Betty Rufano, who held the position of Head Teller in the Milford Community Office and worked for the Bank since 2003; and Sally Timko, who most recently held the position of Electronic Banking Specialist in Honesdale and had started with the Bank in 1982.  We wish them extended health and many years of happiness and leisure during their retirement years.
Unfortunately, during the course of the year, Norwood Financial Corp and Wayne Bank mourned the loss of a long term member of the Board of Directors, Mr. Gary Rickard.  He had served on the Board since 1978.  Mr. Rickard was well-known throughout Wayne County as a partner of his family’s farm, Clearfield Farms. We will miss his contributions and presence on the board.
On December 15, 2010, we were very excited to announce that we had entered into a definitive merger agreement pursuant to which Norwood Financial Corp will acquire North Penn Bancorp, Inc. in a stock and cash transaction. This transaction will expand our existing footprint in Monroe County and give us an entry into Lackawanna County.  Wayne Bank currently has three offices in Monroe County and with the addition of North Penn Bank’s two offices we will be better positioned to serve customers throughout the county. North Penn’s three offices in Lackawanna County will give Wayne Bank a solid base in a more densely populated market west of Wayne Bank’s existing franchise.  The addition of North Penn Bank will bring Norwood’s assets to just under $700 million with 16 branches serving four counties with the addition of Lackawanna in Northeastern PA. The merger is expected to close pending regulatory approval in June of 2011.  The staff of both organizations are busy working to integrate the banks. We expect this larger version of Wayne Bank to offer expanded products and services throughout Northeastern Pennsylvania. We look forward to welcoming the North Penn customers, stockholders and employees.
For almost 140 years Wayne Bank has been a symbol of strength, safety and security for the communities, customers and stockholders we serve. We are proud to continue that tradition. Bank with confidence. Please consider us for all your financial needs.  We truly appreciate your support.

              Lewis J. Critelli
              President & Chief Executive Officer

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS

INTRODUCTION
This Management’s Discussion and Analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp (the Company) and its subsidiary Wayne Bank (the Bank) as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009, and 2008. This section should be read in conjunction with the consolidated financial statements and related footnotes.

FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words believes, anticipates, contemplates, expects, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in Federal and State laws, changes in interest rates, risks associated with the proposed acquisition of North Penn Bancorp, the ability to control costs and expenses, demand for real estate, changes in regulatory environment and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the potential impairment of restricted stock, accounting for stock options, the valuation of deferred tax assets, the determination of other-than-temporary impairment on securities and the fair value of financial instruments. Please refer to the discussion of the allowance for loan losses calculation under “Non-performing Assets and Allowance for Loan Losses” in the “Financial Condition” section.

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

In estimating other-than-temporary impairment losses on securities, the Company considers 1) the length of time and extent to which the fair value has been less than cost and 2) the financial condition of the issuer. The Company does not have the intent to sell these securities and it is more likely than not that it will not sell the securities before recovery of their cost basis. The Company believes that the unrealized losses at December 31, 2010 and 2009 represent temporary impairment of the securities.

EMERGENCY ECONOMIC STABILIZATION ACT OF 2008
In response to recent unprecedented market turmoil, the Emergency Economic Stabilization Act (“EESA”) was enacted on October 3, 2008. EESA authorizes the Secretary of the Treasury to purchase up to $700 billion in troubled assets from financial institutions under the Troubled Asset Relief Program or TARP.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

Among many provisions, the EESA increased the maximum deposit insurance amount up to $250,000 until December 31, 2009, which had been extended to June 30, 2010 and subsequently made the increase permanent.  It also removed the statutory limits on the FDIC’s ability to borrow from the Treasury during this period.  The FDIC did not take the temporary increase in deposit insurance coverage into account when setting assessments. EESA allows financial institutions to treat any loss on the preferred stock of the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation as an ordinary loss for tax purposes.

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

RESULTS OF OPERATIONS – SUMMARY
Net income for the Company for the year-ended December 31, 2010 totaled $7,313,000, an increase of $250,000 or 3.5% over the $7,063,000 earned in 2009. The resulting basic and diluted earnings per share were $2.65 and $2.64, respectively, increasing from $2.57 and $2.55 respectively in 2009. The return on average assets (ROA) for the year ended December 31, 2010 was 1.37% with a return on average equity (ROE) of 10.87% compared to an ROA of 1.38% and an ROE of 11.40% for the prior year. The increase in earnings was attributable to an increase in net interest income on a fully taxable equivalent basis (fte) of $790,000 and a reduction in operating expenses of $718,000.  A $1,328,000 decrease in other income was partially offset by a $685,000 reduction in the provision for loan losses.

Net interest income on a fully taxable equivalent basis (fte) totaled $20,662,000 in 2010, which was $790,000 or 4.0%, higher than the $19,872,000 reported last year.  The improvement recorded in net interest income can be attributed to an $18.1 million increase in average earning assets which exceeded the $15.1 million of growth in average interest bearing liabilities.  Effective asset/liability management strategies also contributed to the improved earnings as a thirty-eight basis point reduction in the yield on earning assets was offset by a fifty basis point decrease in the cost of interest bearing liabilities.

Average loans outstanding remained relatively stable in 2010 as the current economic downturn impacted the Company’s ability to extend credit to qualifying borrowers. The Company also sold $12.4 million of fixed-rate residential mortgage loans in 2010 to reduce its risk to rising interest rates. As a result of negative growth and an eleven basis point reduction in the yield earned, income generated by the loan portfolio decreased $393,000 from

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

the prior year total.  Income from the securities portfolio also declined $520,000 as new taxable securities were added at historically low interest rate levels to replace proceeds received from sales, maturities or calls.  Income from tax free securities improved $642,000 as the Company took advantage of historically wide spreads in the municipal markets to increase the outstanding balance of these securities by $11.0 million on average.  Average interest bearing liabilities grew $15.1 million but a fifty basis point reduction in the cost of these funds resulted in a decrease in total interest expense of $1,703,000 compared to 2009.  The majority of the reduced cost can be attributed to time deposits which matured and were replaced at current market rates.  The Company’s provision for loan losses decreased $685,000 based upon management’s evaluation of the adequacy of the allowance for loan losses.

Other income for the year ended 2010 totaled $4,064,000 compared to $5,392,000 in 2009, a decrease of $1,328,000.  The earnings and proceeds on bank owned life insurance policies totaled $391,000 in 2010 compared to $1,196,000 in 2009, while service charges and fees declined $245,000 related to service charges on deposits.  Gains on the sales of investment securities totaled $448,000 on sales of $23.9 million for the 2010 period compared to $463,000 on sales of $15.4 million for the 2009 period.  The Company also had a $150,000 gain on the sale of deposits related to a branch closure in the 2009 period.  The 2010 period includes $307,000 in gains and servicing rights on the sale of $12.4 million of mortgage loans compared to $481,000 in similar gains on sales of $21.6 million of mortgage loans and servicing rights in the 2009 period.

For the year ended December 31, 2010, other expense totaled $12,753,000 compared to $13,471,000 for the similar period in 2009, a decrease of $718,000.  The decrease was due in part to a reduction in FDIC insurance assessments which decreased $236,000 from the 2009 total and a lower level of foreclosed real estate costs which totaled $41,000 in the 2010 period and $436,000 in 2009.  The 2009 period also included $267,000 related to the funding of an employee benefit plan.

The following table sets forth changes in net income (in thousands):

Net income 2009	$7,063
Net interest income	555
Provision for loan losses	685
Earnings and proceeds on BOLI	(805)
Gains on sales of mortgage loans and servicing rights	(174)
Gain on sale of deposits	(150)
Other income	(199)
Salaries and employee benefits	322
FDIC insurance assessments	236
Foreclosed real estate owned	395
Professional fees	(239)
Other expenses	4
Income tax expense	(380)
Net income for 2010	$7,313

Net income for the Company for the year-ended December 31, 2009 totaled $7,063,000, an increase of $386,000 or 5.8% over the $6,677,000 earned in 2008.  The resulting basic and diluted earnings per share were $2.57 and $2.55, respectively, increasing from $2.44 and $2.41 respectively in 2008.  The return on average

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

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

For the year ended December 31, 2009, other expense totaled $13,471,000 compared to $12,240,000 for the similar period in 2008, an increase of $1,231,000. The increase was due in part to higher FDIC insurance assessments which increased $620,000 including the special assessment of $225,000. This was partially offset by a lower level of foreclosed real estate costs which totaled $436,000 in the 2009 period and $582,000 in 2008. Income tax expense for the year 2009 totaled $2,282,000 for an effective tax rate of 24.4% compared to $2,836,000 of federal income tax expense and an effective tax rate of 29.8% for the prior year. The reduction in the effective tax rate is principally due to the receipt of $816,000 in tax exempt BOLI proceeds in 2009.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

The following table sets forth changes in net income (in thousands):

Net income 2008	$6,677
Net interest income	708
Provision for loan losses	(950)
Earnings and proceeds on BOLI	852
Net realized gains on sales of securities	481
Other income	(28)
Salaries and employee benefits	(783)
FDIC insurance assessments	(620)
Other expenses	172
Income tax expense	554
Net income for 2009	$7,063

FINANCIAL CONDITION

TOTAL ASSETS
Total assets as of December 31, 2010, were $537.0 million compared to $529.7 million as of year-end 2009, an increase of $7.3 million or 1.3%. The increase in assets was limited by the Company’s ability to increase loans outstanding in the current economic environment combined with limited opportunities available to increase the securities portfolio.

LOANS RECEIVABLE
As of December 31, 2010, loans receivable totaled $356.9 million compared to $363.5 million as of year-end 2009, a decrease of $6.6 million. Loan growth, principally in commercial real estate was offset by a lower level of home equity loans, sales of residential real estate loans and a net run-off in indirect automobile financing, which is included in consumer loans to individuals.

Residential real estate, which includes home equity lending, totaled $124.6 million as of December 31, 2010, compared to $130.3 million as of year-end 2009, a decrease of $5.7 million. The Company experienced a significant amount of residential mortgage refinancing activity in 2010 as customers took advantage of the low interest rate environment. The Company does not originate any non-traditional mortgage products such as interest-only loans or option adjustable rate mortgages and has no sub-prime mortgage exposure.  The Company evaluates sales of its long-term fixed rate residential loan production for interest rate risk management, with $12.4 million of long term fixed rate loans sold into the secondary market during 2010.  In the current low interest rate environment, the Company expects to continue selling mortgage loans in 2011. The Company experienced a slow down and net decrease in home equity lending of $2.1 million to $45.1 million as of December 31, 2010. The decrease was due in part to consumers paying off home equity loans with proceeds from mortgage refinancing. The slow down in home equity lending is also indicative of lower real estate values.

Commercial loans consist principally of loans made to small businesses within the Company’s market and are usually secured by real estate or other assets of the borrower. Commercial real estate loans totaled $184.1 million as of December 31, 2010, increasing from $180.3 million as of December 31, 2009. The terms for commercial real estate loans are typically 15 to 20 years, with adjustable rates based on a spread to the prime rate or fixed for the initial three to five year period then adjusting to a spread to the prime rate. The majority of the Company’s commercial real estate portfolio is owner occupied and includes the personal guarantees of the principals.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

The growth in commercial real estate lending in 2010 was centered in loans to the hospitality lodging industry and summer camps all within the Bank’s primary market area. Commercial loans consisting principally of lines of credit and term loans secured by equipment or other assets decreased $1.7 million to $22.4 million as of December 31, 2010. The decrease was principally due to pay-offs in equipment loans and lower usage on lines of credit.

The Company’s indirect lending portfolio (included in consumer loans to individuals) declined  $900,000 to $7.5 million as of December 31, 2010.  The Company has de-emphasized indirect automobile lending and as a result of the soft economy has also experienced a general slow down in other indirect financing.

ALLOWANCE FOR LOAN LOSSES AND NON-PERFORMING ASSETS
The allowance for loan losses totaled $5,616,000 as of December 31, 2010 and represented 1.57% of total loans receivable compared to $5,453,000 and 1.50% of total loans as of year-end 2009. Net charge-offs for 2010 totaled $837,000 and represented .24% of average loans compared to $465,000 and .14% of average loans in 2009.

As of December 31, 2010, non-performing loans totaled $4,079,000 and represented 1.14% of total loans compared to $5,015,000 or 1.38% as of December 31, 2009. Based on the level of non-performing loans, high unemployment, soft real estate market and a slow economy the Company added $1,000,000 to the provision for loan losses for the year ended December 31, 2010 compared to $1,685,000 in 2009.

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

The Company has limited exposure to higher-risk loans. There are no option ARM products, interest only loans, subprime loans or loans with initial teaser rates in its residential real estate portfolio. The Company has $14.7 million of junior lien home equity loans. For 2010 net charge-offs for this portfolio totaled $118,000.

As of December 31, 2010, the Company considered its concentration of credit risk profile to be acceptable. The two highest concentrations are in the hospitality lodging industry and summer camps. In 2010 there were no losses in either portfolio while one motel loan was delinquent and considered impaired.

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

At December 31, 2010, the recorded investment in impaired loans, not requiring an allowance for loan losses was $6,111,000 (net of charge-offs against the allowance for loan losses of $220,000) and those impaired loans requiring an allowance totaled $8,641,000 (net of a charge-off against the allowance for loan losses of $480,000). The recorded investment in impaired loans not requiring an allowance for loan losses was $6,962,000 (net of $154,000) and $1,065,000 (net of $480,000) requiring an allowance for loan losses as of December 31, 2009.

Non-performing assets consist of non-performing loans and real estate owned as a result of foreclosure, which is held for sale. Loans are placed on non-accrual status when management believes that a borrower’s financial condition is such that collection of interest is doubtful. Commercial and real estate related loans are generally

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

placed on non-accrual when interest is 90 days delinquent. When loans are placed on non-accrual, accrued interest is reversed from current earnings.

As of December 31, 2010, non-performing loans totaled $4,079,000 and represented 1.14% of total loans decreasing from $5,015,000 and 1.38% of total loans as of December 31, 2009. The decrease was principally due to the resolution and payment on one loan that was included in non-performing loans as of December 31, 2009. Foreclosed real estate owned totaled $748,000 as of December 31, 2010 and $392,000 as of December 31, 2009. The increase is principally due to the addition of a commercial property located in Pike County which is carried at $448,000 as of December 31, 2010.

As a result of its analysis, after applying these factors, management considers the allowance as of December 31, 2010, adequate. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses, if any that might be incurred in the future.

The following table sets forth information with respect to the Company’s allowance for loan losses at the dates indicated:

Year-ended December 31,
(dollars in thousands)
2010	2009	2008	2007	2006

Allowance balance at beginning of period	$5,453	$4,233	$4,081	$3,828	$3,669
Charge-offs:
Commercial and all other	(85)	(17)	(7)	—	—
Real Estate	(699)	(358)	(465)	(4)	—
Consumer	(82)	(139)	(171)	(117)	(150)
Total	(866)	(514)	(643)	(121)	(150)
Recoveries:
Commercial and all other	—	11	—	—	18
Real Estate	2	4	1	2	2
Consumer	27	34	59	54	65
Lease Financing	—	—	—	3	4
Total	29	49	60	59	89
Provision expense	1,000	1,685	735	315	220
Allowance balance at end of period	$5,616	$5,453	$4,233	$4,081	$3,828
Allowance for loan losses as a percent
of total loans outstanding	1.57%	1.50%	1.21%	1.23%	1.21%
Net loans charged off as a percent of average loans outstanding	.24%	.13%	.17%	.02%	.02%
Allowance coverage of non-performing loans	1.4	x	1.1	x	2.0	x	5.0	x	9.4	x

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

The following table sets forth information regarding non-performing assets.

	December 31,
	(dollars in thousands)
	2010	2009	2008	2007	2006
Non-accrual loans:
Commercial and all other	$513	$—	$—	$—	$—
Real estate	3,527	4,916	2,087	109	392
Consumer	—	—	—	2	17
Total	4,040	4,916	2,087	111	409

Accruing loans which are contractually past due 90 days or more	39	99	—	52	—

Total non-performing loans	4,079	5,015	2,087	163	409
Foreclosed real estate	748	392	660	—	—
Total non-performing assets	$4,827	$5,407	$2,747	$163	$409

Non-performing loans to total loans	1.14%	1.38%	.60%	.05%	.13%

Non-performing loans to total assets	.76%	.95%	.41%	.03%	.09%

Non-performing assets to total assets	.90%	1.02%	.54%	.03%	.09%

SECURITIES
The securities portfolio consists principally of issues of United States Government agencies, including mortgage-backed securities, municipal obligations, and corporate debt. In accordance with generally accepted accounting principles in the United States, the Company classifies its investments into two categories: held to maturity (HTM) and available for sale (AFS). The Company does not have a trading account. Securities classified as HTM are those in which the Company has the ability and the intent to hold the security until contractual maturity. As of December 31, 2010, the HTM portfolio totaled $170,000 and consisted of one municipal obligation. Securities classified as AFS are eligible to be sold due to liquidity needs or interest rate risk management. These securities are adjusted to and carried at their fair value with any unrealized gains or losses recorded net of deferred income taxes, as an adjustment to capital and reported in the equity section of the balance sheet as other comprehensive income. As of December 31, 2010, $145.8 million of securities were so classified and carried at their fair value, with unrealized appreciation net of tax, of $1,137,000, included in accumulated other comprehensive income as a component of stockholders’ equity.

As of December 31, 2010, the average life of the portfolio was 4.5 years. The Company has maintained  a relatively short average life in the portfolio in order to generate cash flow to support loan growth and maintain liquidity levels. During 2010, a significant portion of cash flow generated from the proceeds of called U.S. agency securities were reinvested in tax-free municipal bonds to take advantage of historically wide spreads in the municipal bond market and to reduce the Company’s federal income tax liability. Purchases for the year totaled $106.7 million with securities called, maturities and cash flow of $66.1 million and proceeds from sales of $23.9 million. The purchases were funded principally by cash flow generated from the portfolio. The carrying value of the securities portfolio is as follows:

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

	2010		2009
	(dollars in thousands)
	Carrying Value	% of portfolio	Carry Value	% of portfolio
U.S. Government agencies	$30,268	20.7%	$39,772	30.3%
States and political subdivisions	49,936	34.2%	32,343	24.6%
Corporate obligations	4,249	2.9%	5,240	4.0%
Mortgage-backed securities -
government sponsored entities	60,928	41.8%	53,154	40.5%
Equity securities - financial services	604	0.4%	776	0.6%
Total	$145,985	100.0%	$131,285	100.0%

The portfolio had $8.0 million of adjustable rate instruments, principally adjustable rate mortgage backed securities as of December 31, 2010 compared to $19.5 million at year end 2009. The portfolio contained no private label mortgage backed securities, collateralized debt obligations (CDOs), trust preferreds, and no off-balance sheet derivatives were in use. The U.S. Government agency portfolio consists principally of callable notes with final maturities of generally less than five years.  As of December 31, 2010, the portfolio included $8.0 million of step-up bonds.  The mortgage backed securities are pass-through bonds with Fannie Mae (FNMA), Freddie Mac (FHLMC), and Government National Mortgage Association (GNMA). The Company has no exposure to common or preferred stock of FNMA or FHLMC.

The Company evaluates the securities in its portfolio for other-than-temporary-impairment (OTTI) as fair value declines below cost. In estimating OTTI management considers (1) the length of time and the extent of the decline in fair value and (2) the financial condition and near-term prospects of the issuer. As of December 31, 2010 the Company held 61 securities which had a combined unrealized loss of $1.2 million. Management believes that these losses are principally due to changes in interest rates and represent temporary impairment as the Company does not have the intent to sell these securities and it is more likely than not that it will not have to sell the securities before recovery of their cost basis. The Company holds a small portfolio of equity securities of other financial institutions the value of which has been impacted by weakened conditions of the financial market. In 2009, the Company recorded an OTTI charge on two equity holdings totaling $31,000.  No additional impairment charges have been recognized.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The Company uses fair value measurements to record fair value adjustments to certain financial instruments and determine fair value disclosures (see Note 16 of Notes to the Consolidated Financial Statements).

Approximately $145.8 million, which represents 27.2% of total assets at December 31, 2010, consisted of financial instruments recorded at fair value on a recurring basis. This amount consists entirely of the Company’s available for sale securities portfolio. The Company uses valuation methodologies involving market-based or market derived information, collectively Level 1 and 2 measurements, to measure fair value. There were no transfers into or out of Level 3 for any instruments for the years ending December 31, 2010 and 2009.

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

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

The Company also utilizes a third party provider to provide an estimated fair value of certain loan servicing rights.  Fair value for the purpose of this measurement is defined as the amount at which the asset could be exchanged in a current transaction between willing parties, other than in a forced liquidation.  The estimated fair value of mortgage servicing rights as of December 31, 2010 and 2009 was $274,000 and $179,000, respectively.

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

Total deposits as of December 31, 2010, totaled $393.9 million increasing $2.4 million from $391.5 million as of year-end 2009. The increase was principally due to a higher level of money market and savings deposits which increased by $16.7 million.

Time deposits over $100,000, which consist principally of school district funds, other public funds and short-term deposits from large commercial customers with maturities generally less than one year, totaled $60.0 million as of December 31, 2010, compared to $66.6 million at year-end 2009. The decrease was principally due to a lower level of CDs with local school districts. These deposits are subject to competitive bid and the Company bases its bid on current interest rates, loan demand, investment portfolio structure and the relative cost of other funding sources.

As of December 31, 2010, non-interest bearing demand deposits totaled $62.2 million compared to $59.8 million at year-end 2009. The increase is partially attributable to a higher level of commercial deposits, as a result of growth in the commercial loan portfolio. Cash management accounts in the form of securities sold under agreements to repurchase included in short-term borrowings, totaled $33.1 million at year end 2010 compared to $25.6 million as of December 31, 2009. These balances represent commercial and municipal customers’ funds invested in overnight securities. The Company considers these accounts as a source of core funding.

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

Net interest income, which is the primary source of the Company’s earnings, is impacted by changes in interest rates and the relationship of different interest rates. To manage the impact of the rate changes, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals.  The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. As of December 31, 2010, the level of net interest income at risk in a 200 basis points increase was within the Company’s policy limit of a decline less than 8% of net interest income.  Due to the inability to reduce many deposit rates by the full 200 basis points, the Company’s net interest income at risk was slightly (8.74%) outside the policy limit in a 200 basis point declining scenario.  The Company feels that the risk is minimal.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

Imbalances in repricing opportunities at a given point in time reflect interest-sensitivity gaps measured as the difference between rate-sensitive assets and rate-sensitive liabilities. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indicators of potential interest rate exposures over specific intervals.

At December 31, 2010, the Bank had a positive 90 day interest sensitivity gap of $41.3 million or 7.7% of total assets.  A positive gap indicates that the balance sheet has a higher level of rate-sensitive assets (RSA) than rate-sensitive liabilities (RSL) at the specific time interval. This would indicate that in an increasing rate environment, the yield on interest-earning assets would increase faster than the cost of interest-bearing liabilities in the 90 day time frame. The level of RSA and RSL for an interval is managed by ALCO strategies, including adjusting the average life of the investment portfolio through purchase and sales, pricing of deposit liabilities to attract long or short term time deposits, utilizing borrowings to fund loan growth, loan pricing to encourage variable rate products and evaluation of loan sales of long term fixed rate mortgages.

The Company analyzes and measures the time periods in which RSA and RSL will mature or reprice in accordance with their contractual terms and assumptions. Management believes that the assumptions used are reasonable. The interest rate sensitivity of assets and liabilities could vary substantially if differing assumptions were used or if actual experience differs from the assumptions used in the analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Interest rates may change at different rates changing the shape of the yield curve. The level of rates on the investment securities may also be affected by the spread relationship between different investments. This was evident in 2010 and 2009 as the spread between certain asset classes were at historical highs in relation to treasuries due to market liquidity and credit concerns. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed. Finally, the ability of borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase. It should be noted that the operating results of the Company are not subject to foreign currency exchange or commodity price risk.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

The following table displays interest-sensitivity as of December 31, 2010 (in thousands):

	3 Months of Less	3-12 Months	1-3 Years	Over 3 Years	Total

Federal funds sold and
interest-bearing deposits	$10,593	$250	$—	$—	$10,843
Securities	10,916	31,003	48,110	55,956	145,985
Loans Receivable	85,565	67,052	108,295	95,943	356,855
Total Rate Sensitive Assets (RSA)	107,074	98,305	156,405	151,899	513,683

Non-maturity interest-bearing deposits	25,197	28,014	74,303	31,807	159,321
Time Deposits	30,009	77,797	46,458	18,042	172,306
Borrowings	10,527	26,107	24,675	10,000	71,309
Total Rate Sensitive Liabilities (RSL)	65,733	131,918	145,436	59,849	402,936

As of December 31, 2010
Interest sensitivity gap	$41,341	$(33,613)	$10,969	$92,050	$110,747
Cumulative gap	41,341	7,728	18,697	110,747
RSA/RSL-cumulative	162.9%	103.9%	105.5%	127.5%

As of December 31, 2009
Interest sensitivity gap	$26,256	$(35,423)	$(20,986)	$135,313	$105,160
Cumulative gap	26,256	(9,167)	(30,153)	105,160
RSA/RSL-cumulative	128.9%	95.5%	91.2%	126.3%

Certain interest-bearing deposits with no stated maturity dates are included in the interest-sensitivity table above.  The balances allocated to the respective time periods represent an estimate of the total outstanding balance that has the potential to migrate either through withdrawal or transfer to time deposits, thereby impacting the interest-sensitivity position of the Company.  The estimates were derived from industry-wide statistical information and do not represent historic results.

LIQUIDITY
Liquidity is the ability to fund customers’ borrowing needs and their deposit withdrawal requests while supporting asset growth. The Company’s primary sources of liquidity include deposit generation, asset maturities, cash flow from payments on loans and securities and access to borrowing from the Federal Home Loan Bank and other correspondent banks.

As of December 31, 2010, the Company had cash and cash equivalents of $16.6 million in the form of cash, due from banks, balances with the Federal Reserve Bank, short-term deposits with other institutions and Federal Funds sold. In addition, the Company had total securities available for sale of $145.8 million, which could be used for liquidity needs. This totals $162.4 million and represents 30.2% of total assets compared to $148.0 million and 27.9% of total assets as of December 31, 2009. The Company also monitors other liquidity measures, all of which were within the Company’s policy guidelines as of December 31, 2010. Based upon these measures, the Company believes its liquidity position is adequate.

The Company maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB), the Atlantic Central Bankers Bank (ACBB) and other correspondent banks, which support liquidity needs. The total available under all the lines was $43 million, with $-0- outstanding at December 31, 2010 and December 31, 2009. The maximum borrowing capacity from FHLB was $182.7 million. As of December 31, 2010, the Company had $38 million in term borrowings from the FHLB, compared to $43 million at December 31, 2009.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

OFF-BALANCE SHEET ARRANGEMENTS
The Company’s financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments, as of December 31, 2010 totaled $55.4 million. They consisted of $21.4 million in commercial real estate, construction and land developments loans, $15.1 million in home equity lines of credit, $3.6 million in standby letters of credit and $15.3 million in other unused commitments, principally commercial lines of credit. Because these instruments have fixed maturity dates and because many of them will expire without being drawn upon, they do not represent any significant liquidity risk.

Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

The following table represents the aggregate of on and off-balance sheet contractual obligations to make future payments (in thousands):

Contractual Obligations

	December 31, 2010
	Total	Less than 1 year	1-3 years	4-5 years	Over 5 years
Time deposits	$172,306	$107,806	$46,458	$18,042	$—
Long-term debt	38,000	18,000	10,000	—	10,000
Operating leases	3,105	259	536	514	1,796
	$213,411	$126,065	$56,994	$18,556	$11,796

RESULTS OF OPERATIONS

NET INTEREST INCOME
Net interest income is the most significant source of revenue for the Company and represented 82.9% of total revenue for the year ended December 31, 2010.  Net interest income (fte) totaled $20,662,000 for the year ended December 31, 2010 compared to $19,872,000 for 2009, an increase of $790,000 or 4.0%.  The resulting fte net interest spread and net interest margin were 3.72% and 4.04% respectively in 2010 compared to 3.60% and 4.03%, respectively in 2009.

Interest income (fte) for the year ended December 31, 2010 totaled $26,685,000 compared to $27,598,000 in 2009.  The fte yield on average earning assets was 5.22% in 2010 which was 38 basis points lower than the 5.60% recorded in 2009.  Interest income was negatively impacted by the continued period of historically low interest rates, most notably in the area of taxable securities where the yield decreased 101 basis points compared to the prior year.  As securities matured or were called prior to maturity, new securities were added at current market levels resulting in the decreased yield.  Also contributing to the reduced yield was an $11.9 million increase in average interest bearing deposits with banks which earned .29% in 2010.  The yield on average loans outstanding decreased only 11 basis points in 2010 as the Federal Reserve maintained a prime rate of 3.25% throughout 2010 and a significant portion of floating rate loans were affected by floor rates.  The decrease in yield was partially offset by an $18.1 million increase in average earning assets compared to 2009.

Interest expense for the year ended December 31, 2010 totaled $6,023,000 which resulted in an average cost of interest bearing liabilities of 1.50% compared to interest expense of $7,726,000 and an average cost of 2.00% in 2009.  The extended period of low interest rates impacted all deposit categories as the Company continued to

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

reduce the rates paid to current market levels.  Time deposits, which represent the Company’s largest category of deposits, were the most significantly impacted as higher costing deposits matured and were reinvested at lower rates.  The cost of time deposits decreased 77 basis points during the year from 2.80% to 2.03%.  Average short-term borrowings, which totaled $25.9 million in 2010, repriced downward by 66 basis points in 2010 to .45%.

Net interest income represented 78.0% of total revenue for the year ended December 31, 2009.  Net interest income (fte) totaled $19,872,000 for the year ended December 31, 2009 compared to $19,030,000 for 2008, an increase of $842,000 or 4.4%.  The resulting fte net interest spread and net interest margin were 3.60% and 4.03% respectively in 2009 compared to 3.51% and 4.07%, respectively in 2008.

Interest income (fte) for the year ended December 31, 2009 totaled $27,598,000 compared to $28,724,000 for 2008. The fte yield on average earning assets for 2009 was 5.60%, decreasing 54 basis points from 6.14% in 2008. Interest income was unfavorably impacted by the significant decrease in short-term interest rates. During 2009, the prime interest rate averaged 3.25% compared to 5.09% during 2008. The Federal Funds rate and other short-term market rates showed a similar lower trend. This decline in short-term rates impacts the Company’s floating rate loans principally commercial real estate, lines of credit and home equity lines of credit which are based on a spread to the prime rate. As of December 31, 2009, $58.1 million of loans were immediately repriceable. The decrease in yield was partially offset by a $25.1 million increase in average earning assets for the year 2009 compared to 2008.

Interest income (fte) earned on loans totaled $21,688,000 for the year ended December 31, 2009 with a resulting fte yield of 6.09% compared to $22,161,000 with an fte yield of 6.61% in 2008. The decrease was due to the lower prime interest rate in 2009, partially offset by growth of $21.2 million in average loans. The Company also established interest rate floors on lines of credit to offset the decrease in the prime rate. The securities available-for-sale portfolio averaged $129.4 million in 2009 with interest income (fte) of $5,830,000 and a yield (fte) of 4.51% compared to $130.9 million with interest income (fte) of $6,473,000 and yield (fte) of 4.94% in 2008. The decrease in yield in 2009 was principally due to higher yielding investments maturing and reinvested at the current lower interest rates.

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

OTHER INCOME
Other income totaled $4,064,000 for the year ended December 31, 2010 which was $1,328,000 lower than the 2009 total.  The decrease was due primarily to several non-recurring items recorded in 2009 including the receipt of $816,000 of proceeds from an insurance claim on bank-owned life insurance and a $150,000 gain on the sale of deposits related to a branch closure.  Gains from the sale of mortgage loans also decreased $174,000 from the prior period.  Additionally, fees recognized from non-sufficient funds (NSF) decreased $223,000

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

compared to 2009 as customers more efficiently managed their accounts and amendments to banking regulations reduced the volume of customers impacted by these fees.

Other income for the year-ended December 31, 2009 totaled $5,392,000 compared to $4,087,000 in 2008, an increase of $1,305,000.  The increase is partially due to the receipt of $816,000 in proceeds from a death claim on a bank-owned life insurance policy.  The Company took advantage of the low interest rate environment and sold $15.4 million of investment securities at a gain of $463,000 compared to $18,000 in losses in 2008.  The Company also had a $150,000 gain on the sale of deposits related to a branch closure in the 2009 period.  Service charges and fees decreased $124,000 principally due to a lower volume of NSF fees.  The decline in NSF fees was also related to the branch closure.

Other Income (dollars in thousands) For the year-ended December 31
	2010	2009	2008
Service charges on deposit accounts	$151	$165	$194
ATM Fees	288	273	280
NSF Fees	1,058	1,281	1,424
Gain on sale of deposits	—	150	—
Safe deposit box rental	53	52	55
Loan related service fees	292	390	281
Debit card	413	373	376
Fiduciary activities	405	354	404
Commissions on mutual funds & annuities	116	112	105
Gain on sales of mortgage loans and servicing rights	307	481	499
Earnings on and proceeds from bank-owned life insurance	391	1,196	344
Other income	142	102	143
	3,616	4,929	4,105
Net realized gains (losses) on sales of securities	448	463	(18)
Total	$4,064	$5,392	$4,087

OTHER EXPENSES
Other expenses totaled $12,753,000 for the year ended December 31, 2010 which represents a decrease of $718,000, or 5.3%, from the $13,471,000 recorded in 2009.  Salaries and employee benefits costs, which represent 51.0% of total other expense, decreased $322,000 in 2010.  This decrease includes the $267,000 cost incurred in 2009 related to a retirement plan, which was funded by proceeds from a bank-owned life insurance policy included in other income. In 2010, the Company also incurred a $91,000 expense to pay out a portion of its post-retirement life insurance obligation which was offset by a corresponding reduction in federal income tax expense.  FDIC insurance expense decreased $236,000 compared to the prior period due to the $225,000 special assessment paid in 2009.  Costs related to foreclosed real estate properties also decreased $395,000 from last year, while professional fees increased $239,000 due primarily to merger related expenses incurred in connection with the proposed acquisition of North Penn Bancorp.  The Company’s efficiency ratio, which measures total other expenses as a percentage of net interest income (fte) plus other income, was 51.6% in 2010 compared to 53.3% in 2009.

Other expenses totaled $13,471,000 in 2009 compared to $12,240,000 for 2008, an increase of $1,231,000. Salaries and employee benefit costs increased $783,000. The increase included $267,000 related to a retirement plan which was funded by proceeds from a BOLI policy included in other income.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

The Company also paid out a portion of its post-retirement life insurance obligation, $136,000, which was offset by a reduction to federal income tax. FDIC insurance assessments totaled $710,000, an increase of $620,000 over the prior year. The increase included a special assessment of $225,000 which was based on five basis points of assets less Tier 1 capital as of June 30, 2009. Instead of imposing an additional special assessment, the FDIC required all banks to prepay their estimated risk-based assessment for the fourth quarter of 2009 and for all of 2010, 2011 and 2012 on December 30, 2009. The bank pre-paid $1,711,000 which is included in other assets and will be amortized over 36 months. The efficiency ratio, which is total other expenses as a percentage of net interest income (fte) plus other income for the year ended December 31, 2009 was 53.3%.

INCOME TAXES
Income tax expense for the year ended December 31, 2010 totaled $2,662,000 which results in an effective tax rate of 26.7% compared to $2,282,000 and 24.4% for 2009.  The reduced rate in 2009 reflected the benefit from $816,000 of insurance proceeds which were exempt from federal income taxes.  Excluding this item, the effective rate in 2009 would have been 26.8%.

Income tax expense for the year ended December 31, 2009 totaled $2,282,000 for an effective tax rate of 24.4% compared to an expense of $2,836,000 and an effective tax rate of 29.8% for 2008. The decrease in the effective tax rate was due to the receipt of $816,000 in proceeds from a BOLI policy which is exempt from federal income taxes and a $136,000 reduction to tax related to post-retirement life insurance benefits. Excluding these two items the effective tax rate for 2009 was 27.8%.

CAPITAL AND DIVIDENDS
Total stockholders’ equity as of December 31, 2010, was $67.7 million, compared to $64.5 million as of year-end 2009. The increase was principally due to retention of earnings of $4,193,000 after cash dividends declared of $3,120,000. Accumulated other comprehensive income decreased $953,000 in 2010 due to an increase in overall interest rates and the impact on fixed rate securities.  As of  December 31, 2010 the Company had a leverage capital ratio of 12.41%, Tier 1 risk-based capital of 18.44% and total risk-based capital of 19.74% compared to, 11.87%, 16.97% and 18.27%, respectively, in 2009.  The Company did not participate in the Treasury Department’s TARP Capital Purchase Program.

The Company’s stock is traded on the Nasdaq Global market under the symbol, NWFL. As of December 31, 2010, there were approximately 1,500 shareholders based on transfer agent mailings.

The following table sets forth the price range and cash dividends declared per share regarding common stock for the period indicated:

	Closing Price Range		Cash dividends
	High	Low	declared per share
Year 2010
First Quarter	$29.18	$25.22	$.28
Second Quarter	28.06	24.18	.28
Third Quarter	28.75	25.00	.28
Fourth Quarter	29.75	26.38	.29

Year 2009
First Quarter	$29.45	$22.95	$.27
Second Quarter	32.00	24.10	.27
Third Quarter	33.25	30.57	.27
Fourth Quarter	31.10	25.50	.28

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

The book value of the common stock was $24.45 as of December 31, 2010 compared to $23.25 as of December 31, 2009. As of year-end 2010, the stock price was $27.77, compared to $28.59 as of December 31, 2009.

NON-GAAP FINANCIAL MEASURES
This annual report contains or references tax-equivalent interest income and net interest income, which are non-GAAP financial measures. Tax-equivalent interest income and net interest income are derived from GAAP interest income and net interest income using an assumed tax rate of 34%. We believe the presentation of interest income and net interest income on a tax-equivalent basis ensures comparability of interest income and net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice. Tax-equivalent net interest income is reconciled to GAAP net interest income on page 29. Although the Company believes that these non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP measures.

CHANGE IN AUDITORS
On August 11, 2009, the Company dismissed Beard Miller Company LLP (“BMC”) as the Company’s independent public accountants, and engaged S.R. Snodgrass, A.C. to serve as the Company’s independent public accountants. The appointment of Snodgrass and the dismissal of BMC were approved by the Audit Committee of the Company’s Board of Directors. BMC audited the Company’s consolidated financial statements for the year ended December 31, 2008. BMC’s report did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2008 and from December 31, 2008 through August 11, 2009, there were no disagreements or reportable events between the Company and BMC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of BMC, would have caused them to make a reference to the subject matter of the disagreements or reportable events in connection with their reports. BMC subsequently became known as ParenteBeard LLC.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

STOCK PERFORMANCE GRAPH
Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in the Nasdaq Stock Market index and (b) the cumulative total stockholder return on stocks included in the Nasdaq Bank index, as prepared by the Center for Research in Securities Prices (“CRSP”) at the University of Chicago. All three investment comparisons assume the investment of $100 at the market close on December 31, 2005 and the reinvestment of dividends paid. The graph provides comparison at December 31, 2005 and each fiscal year through December 31, 2010.

There can be no assurance that the Company’s future stock performance will be the same or similar to the historical performance shown in the above graph. The Company neither makes nor endorses any predictions as to stock performance.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NORWOOD FINANCIAL CORP
SUMMARY OF QUARTERLY RESULTS (UNAUDITED)
(Dollars in thousands, except per share amounts)

2010
	December 31	September 30	June 30	March 31
Interest income	$6,273	$6,395	$6,377	$6,642
Interest expense	1,357	1,476	1,545	1,645
Net interest income	4,916	4,919	4,832	4,997
Provision for loan losses	270	250	150	330
Other income	943	874	952	847
Net realized gains on sales of securities	68	161	64	155
Other expense	3,305	3,112	3,176	3,160

Income before income taxes	2,352	2,592	2,522	2,509
Income tax expense	544	702	704	712
NET INCOME	$1,808	$1,890	$1,818	$1,797

Basic earnings per share	$.65	$.68	$.66	$.65

Diluted earnings per share	$.65	$.68	$.66	$.65

2009
	December 31	September 30	June 30	March 31

Interest income	$6,722	$6,680	$6,743	$6,690
Interest expense	1,895	1,914	1,908	2,009
Net interest income	4,827	4,766	4,835	4,681
Provision for loan losses	1,100	140	220	225
Other income	1,885	928	996	1,120
Net realized gain on sales of securities	40	90	172	161
Other expense	3,702	3,174	3,320	3,275

Income before income taxes	1,950	2,470	2,463	2,462
Income tax expense	148	695	714	725
NET INCOME	$1,802	$1,775	$1,749	$1,737

Basic earnings per share	$0.65	$0.64	$0.64	$0.64

Diluted earnings per share	$0.65	$0.64	$0.62	$0.63

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NORWOOD FINANCIAL CORP CONSOLIDATED AVERAGE BALANCE SHEETS WITH RESULTANT INTEREST AND RATES
(Tax-Equivalent Basis, dollars in thousands)

Year Ended December 31	2010			2009			2008
	Average Balance(2)	Interest(1)	Avg Rate	Average Balance(2)	Interest(1)	Avg Rate	Average Balance(2)	Interest(1)	Avg Rate

ASSETS
Interest Earning Assets:
Federal funds sold	$3,000	$10	.33%	$2,031	$5	0.25%	$1,082	$28	2.59%
Interest bearing deposits with banks	16,415	47	.29	4,552	14	0.31	66	1	1.52
Securities held to maturity	280	24	8.57	707	61	8.63	706	61	8.64
Securities available for sale
Taxable	95,121	2,969	3.12	100,120	4,131	4.13	108,809	5,207	4.79
Tax-exempt	40,332	2,340	5.80	29,283	1,699	5.80	22,108	1,266	5.73
Total securities available for sale	135,453	5,309	3.92	129,403	5,830	4.51	130,917	6,473	4.94
Loans receivable (3,4)	355,980	21,295	5.98	356,345	21,688	6.09	335,137	22,161	6.61
Total interest earning assets	511,128	26,685	5.22	493,038	27,598	5.60	467,908	28,724	6.14
Non-interest earning assets:
Cash and due from banks	7,402			6,935			8,102
Allowance for loan losses	(5,476)			(4,539)			(4,013)
Other assets	22,638			17,309			17,687
Total non-interest earning assets	24,564			19,705			21,776
TOTAL ASSETS	$535,692			$512,743			$489,684

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Liabilities:
Interest bearing demand and money market	$107,997	571	.53	$98,968	731	0.74	$102,358	1,449	1.42
Savings	48,588	109	.22	44,526	158	0.35	44,510	208	0.47
Time	177,761	3,603	2.03	174,201	4,876	2.80	160,462	6,116	3.81
Total interest-bearing deposits	334,346	4,283	1.28	317,695	5,765	1.81	307,330	7,773	2.53
Short-term borrowings	25,932	117	.45	26,233	292	1.11	32,328	693	2.14
Other borrowings	41,712	1,623	3.89	43,000	1,669	3.88	28,710	1,228	4.28
Total interest bearing liabilities	401,990	6,023	1.50	386,928	7,726	2.00	368,368	9,694	2.63
Non-interest bearing liabilities:
Non-interest bearing demand deposits	61,966			59,224			59,759
Other liabilities	4,433			4,615			4,908
Total non-interest bearing liabilities	66,399			63,839			64,667
Stockholders' equity	67,303			61,976			56,649
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$535,692			$512,743			$489,684

Net interest income
(tax-equivalent basis)		20,662	3.72%		19,872	3.60%		19,030	3.51%
Tax-equivalent basis adjustment		(998)			(763)			(629)
Net Interest Income		$19,664			$19,109			$18,401

Net Interest margin
(tax-equivalent basis)			4.04%			4.03%			4.07%

1.	Interest and yields are presented on a tax-equivalent basis using a marginal tax rate of 34%.
2.	Average balances have been calculated based on daily balances.
3.	Loan balances include non-accrual loans and are net of unearned income.
4.	Loan yields include the effect of amortization of deferred fees net of costs.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

RATE/VOLUME ANALYSIS
The following table shows the fully taxable equivalent effect of changes in volumes and rates on interest income and interest expense.

	Increase/(Decrease)
(dollars in thousands)	2010 compared to 2009			2009 compared to 2008
	Variance due to			Variance due to
	Volume	Rate	Net	Volume	Rate	Net
INTEREST EARNING ASSETS:
Federal funds sold	$3	$1	$4	$14	$(37)	$(23)
Interest bearing deposits with banks	34	(1)	33	14	(1)	13
Securities held to maturity	(37)	0	(37)	0	0	0
Securities available for sale
Taxable	(198)	(964)	(1,162)	(395)	(681)	(1,076)
Tax-exempt	641	1	642	416	17	433
Total securities available for sale	443	(963)	(520)	21	(664)	(643)
Loans receivable	(22)	(371)	(393)	1,353	(1,826)	(473)
Total interest earning assets	421	(1,334)	(913)	1,402	(2,528)	(1,126)

INTEREST BEARING LIABILITIES:
Interest- bearing demand and money market	62	(222)	(160)	(47)	(671)	(718)
Savings	13	(62)	(49)	0	(50)	(50)
Time	98	(1,371)	(1,273)	490	(1,730)	(1,240)
Total interest- bearing deposits	173	(1,655)	(1,482)	443	(2,451)	(2,008)
Short-term borrowings	(3)	(172)	(175)	(113)	(288)	(401)
Long term debt	(50)	4	(46)	564	(123)	441
Total interest bearing liabilities	120	(1,823)	(1,703)	894	(2,862)	(1,968)
Net interest income
(tax-equivalent basis)	$301	$489	$790	$508	$334	$842

Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

TO THE STOCKHOLDERS OF NORWOOD FINANCIAL CORP

Management of Norwood Financial Corp and its subsidiary (Norwood) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Norwood’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the consolidated financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

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

Management assessed the effectiveness of Norwood’s internal control over financial reporting as of December 31, 2010.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control – Integrated Framework.”  Based on our assessment and those criteria, management determined that Norwood maintained effective internal control over financial reporting as of December 31, 2010.

Norwood’s Independent registered certified public accounting firm has audited the effectiveness of Norwood’s internal control over financial reporting. Their report appears on page 32.

Lewis J. Critelli	William S. Lance
President and Chief	Senior Vice President and
Exeutive Officer	Chief Financial Officer

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Norwood Financial Corp.
Honesdale, Pennsylvania

We have audited the accompanying consolidated balance sheet of Norwood Financial Corp. and its subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of Norwood Financial Corp. and its subsidiary’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Norwood Financial Corp. and its subsidiary for the year ended December 31, 2008 were audited by other auditors whose report, dated March 10, 2009, expressed an unqualified opinion on those statements.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Norwood Financial Corp. and its subsidiary as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

We have also audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), Norwood Financial Corp. and its subsidiary’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 8, 2011, expressed an unqualified opinion on the effectiveness of Norwood Financial Corp.’s internal control over financial reporting.

S.R. Snodgrass, A. C.
2100 Corporate Drive
Suite 400
Wexford, PA
March 8, 2011

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Norwood Financial Corp.
Honesdale, Pennsylvania

We have audited Norwood Financial Corp. and its subsidiary’s internal control over financial reporting as of December 31, 2010 and 2009, based on criteria established in Internal Control – Integrated Framework issued by the  Committee of Sponsoring Organizations of the Treadway Commission. Norwood Financial Corp. and its subsidiary’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, Norwood Financial Corp. and its subsidiary maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the accompanying consolidated balance sheets of Norwood Financial Corp. and its subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended and our report dated March 8, 2011, expressed an unqualified opinion.

S.R. Snodgrass, A. C.
2100 Corporate Drive
Suite 400
Wexford, PA
March 8, 2011

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Norwood Financial Corp.
Honesdale, Pennsylvania

We have audited the accompanying consolidated statements of income, stockholders’ equity, and cash flows of Norwood Financial Corp. and its subsidiary for the year ended December 31, 2008. Norwood Financial Corp. and its subsidiary’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Norwood Financial Corp. and its subsidiary for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

Parente Beard LLC
Lancaster, Pennsylvania
March 8, 2011

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
	(In Thousands,
	Except Share Data)
ASSETS
Cash and due from banks	$5,782	$6,498
Interest bearing deposits with banks	7,843	7,857
Federal funds sold	3,000	3,000

Cash and cash equivalents	16,625	17,355

Securities available for sale	145,815	130,577
Securities held to maturity, fair value 2010: $179, 2009: $722	170	708
Loans receivable (net of allowance for loan losses 2010: $5,616; 2009: $5,453)	351,239	358,021
Investment in Federal Home Loan Bank Stock, at cost	3,361	3,538
Bank premises and equipment, net	4,904	5,189
Bank owned life insurance	8,249	7,889
Accrued interest receivable	2,166	2,200
Foreclosed real estate owned	748	392
Other assets	3,728	3,827

Total Assets	$537,005	$529,696

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest bearing demand	$62,238	$59,820
Interest bearing demand	38,168	34,410
Money market deposit accounts	70,812	60,035
Savings	50,341	44,423
Time	172,306	192,785

Total Deposits	393,865	391,473

Short-term borrowings	33,309	25,803
Other borrowings	38,000	43,000
Accrued interest payable	1,536	2,057
Other liabilities	2,597	2,892

Total Liabilities	469,307	465,225

Stockholders’ Equity
Common stock, $.10 par value, authorized 10,000,000 shares, issued: 2,840,872	284	284
Surplus	9,826	9,764
Retained earnings	58,648	54,455
Treasury stock at cost: 2010: 72,068 shares, 2009: 68,436 shares	(2,197)	(2,122)
Accumulated other comprehensive income	1,137	2,090

Total Stockholders’ Equity	67,698	64,471

Total Liabilities and Stockholders’ Equity	$537,005	$529,696

See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2010	2009	2008
	(In Thousands, Except per Share Data)
INTEREST INCOME
Loans receivable, including fees	$21,101	$21,523	$21,983
Securities:
Taxable	2,969	4,131	5,207
Tax exempt	1,560	1,162	876
Other	57	19	29

Total Interest Income	25,687	26,835	28,095

INTEREST EXPENSE
Deposits	4,283	5,765	7,773
Short-term borrowings	117	292	693
Other borrowings	1,623	1,669	1,228

Total Interest Expense	6,023	7,726	9,694

Net Interest Income	19,664	19,109	18,401

PROVISION FOR LOAN LOSSES	1,000	1,685	735

Net Interest Income after Provision for Loan Losses	18,664	17,424	17,666

OTHER INCOME
Service charges and fees	2,231	2,476	2,600
Income from fiduciary activities	405	354	404
Net realized gains (losses) on sales of securities	448	463	(18)
Gain on sales of loans and servicing rights	307	481	499
Earnings on life insurance policies	391	1,196	344
Gain on sale of deposits	—	150	—
Other	282	272	258

Total Other Income	4,064	5,392	4,087

OTHER EXPENSES
Salaries and employee benefits	6,507	6,829	6,046
Occupancy	1,136	1,133	1,118
Furniture and equipment	424	458	507
Data processing related operations	803	788	753
Federal Deposit Insurance Corporation insurance assessment	474	710	90
Advertising	187	186	213
Professional fees	650	411	331
Postage and telephone	484	487	521
Taxes, other than income	524	484	504
Foreclosed real estate owned	41	436	582
Amortization of intangible assets	52	52	52
Other	1,471	1,497	1,523

Total Other Expenses	12,753	13,471	12,240

Income before Income Taxes	9,975	9,345	9,513

INCOME TAX EXPENSE	2,662	2,282	2,836

Net Income	$7,313	$7,063	$6,677

EARNINGS PER SHARE
Basic	$2.65	$2.57	$2.44
Diluted	$2.64	$2.55	$2.41

See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended December 31, 2010, 2009 and 2008
							Accumulated
							Other
	Common Stock			Retained	Treasury		Comprehensive
	Shares	Amount	Surplus	Earnings	Shares	Amount	Income (Loss)	Total
	(Dollars in Thousands, Except Per Share Data)

BALANCE – DECEMBER 31, 2007	2,840,872	$284	$10,159	$47,030	87,256	$(2,708)	$1,054	$55,819
Comprehensive Income:
Net Income	-	-	-	6,677	-	-	-	6,677
Change in unrealized gains on securities available for sale, net of reclassification adjustment and tax effects	-	-	-	-	-	-	225	225

Total Comprehensive Income	-	-	-	-	-	-	-	6,902

Cash dividends declared, $1.02 per share	-	-	-	(2,789)	-	-	-	(2,789)
Acquisition of treasury stock	-	-	-	-	50,632	(1,583)	-	(1,583)
Stock options exercised	-	-	(455)	-	(27,979)	875	-	420
Tax benefit of stock options exercised	-	-	134	-	-	-	-	134
Sale of treasury stock for ESOP	-	-	(20)	-	(5,599)	173	-	153
Compensation expense related to stock options	-	-	154	-	-	-	-	154
Cumulative effect of net periodic postretirement benefit	-	-	-	(520)	-	-	-	(520)

BALANCE – DECEMBER 31, 2008	2,840,872	284	9,972	50,398	104,310	(3,243)	1,279	58,690
Comprehensive income:
Net income	-	-	-	7,063	-	-	-	7,063
Change in unrealized gains on securities available for sale, net of reclassification adjustment and tax effects	-	-	-	-	-	-	811	811

Total Comprehensive Income	-	-	-	-	-	-	-	7,874

Cash dividends declared, $1.09 per share	-	-	-	(3,006)	-	-	-	(3,006)
Acquisition of treasury stock	-	-	-	-	2,519	(68)	-	(68)
Stock options exercised	-	-	(492)	-	(32,528)	1,009	-	517
Tax benefit of stock options exercised	-	-	164	-	-	-	-	164
Sale of treasury stock for ESOP	-	-	(14)	-	(5,865)	180	-	166
Compensation expense related to stock options	-	-	134	-	-	-	-	134

BALANCE – DECEMBER 31, 2009	2,840,872	284	9,764	54,455	68,436	(2,122)	2,090	64,471
Comprehensive income:
Net income	-	-	-	7,313	-	-	-	7,313
Change in unrealized losses on securities available for sale, net of reclassification adjustment and tax effects	-	-	-	-	-	-	(953)	(953)

Total Comprehensive Income	-	-	-	-	-	-	-	6,360

Cash dividends declared $1.13 per share	-	-	-	(3,120)	-	-	-	(3,120)
Acquisition of treasury stock	-	-	-	-	18,571	(529)	-	(529)
Stock options exercised	-	-	(120)	-	(9,276)	283	-	163
Tax benefit on stock options	-	-	34	-	-	-	-	34
Sale of treasury stock for ESOP	-	-	(15)	-	(5,663)	171	-	156
Compensation expense related to stock options	-	-	163	-	-	-	-	163

BALANCE – DECEMBER 31, 2010	2,840,872	$284	$9,826	$58,648	72,068	$(2,197)	$1,137	$67,698

See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2010	2009	2008
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,313	$7,063	$6,677
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,000	1,685	735
Depreciation	459	546	577
Amortization of intangible assets	52	52	52
Deferred income taxes	(205)	(749)	36
Net amortization of securities premiums and discounts	462	156	44
Net realized (gains) losses on sales of securities	(448)	(463)	18
Gain on sale of deposits	—	(150)	—
Gain on life insurance policy	—	(816)	—
Net increase in investment in life insurance	(358)	(351)	(301)
Loss (gain) on sale of bank premises and equipment and foreclosed real estate	(3)	360	540
Gain on sale of mortgage loans and servicing rights	(307)	(481)	(499)
Mortgage loans originated for sale	(12,488)	(21,743)	(866)
Proceeds from sale of mortgage loans originated for sale	12,795	22,224	881
Compensation expense related to stock options	163	134	154
Decrease (increase) in accrued interest receivable and other assets	989	(1,528)	(68)
Increase (decrease) in accrued interest payable and other liabilities	(843)	65	(829)

Net Cash Provided by Operating Activities	8,581	6,004	7,151

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from sales	23,944	15,449	67
Proceeds from maturities and principal reductions on mortgage-backed securities	66,102	44,047	39,319
Purchases	(106,742)	(58,409)	(45,254)
Securities held to maturity, proceeds from maturities	540	—	—
Purchase of FHLB stock	—	—	(2,386)
Redemption of FHLB stock	177	—	920
Net (increase) decrease in loans	5,118	(14,912)	(33,523)
Proceeds from sale of mortgage loans	—	—	13,988
Proceeds from life insurance policy	—	1,346	—
Purchase of bank premises and equipment	(179)	(248)	(325)
Proceeds from sales of premises and equipment and foreclosed real estate	100	121	—

Net Cash Used in Investing Activities	(10,940)	(12,606)	(27,194)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	2,392	35,594	(10,365)
Deposits sold	—	(3,606)	—
Net increase (decrease) in short-term borrowings	7,506	(12,323)	11,440
Proceeds from other borrowings	—	—	25,000
Repayments of other borrowings	(5,000)	—	(5,000)
Stock options exercised	163	517	420
Tax benefit of stock options exercised	34	164	134
ESOP purchase of shares from treasury stock	156	166	153
Purchase of treasury stock	(529)	(68)	(1,583)
Cash dividends paid	(3,093)	(2,967)	(2,740)

Net Cash Provided by Financing Activities	1,629	17,477	17,459

Net Increase (Decrease) in Cash and Cash Equivalents	(730)	10,875	(2,584)

CASH AND CASH EQUIVALENTS – BEGINNING	17,355	6,480	9,064
CASH AND CASH EQUIVALENTS – ENDING	$16,625	$17,355	$6,480

See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS
Norwood Financial Corp (Company) is a one bank holding company. Wayne Bank (Bank) is a wholly-owned subsidiary of the Company. The Bank is a state-chartered bank located in Honesdale, Pennsylvania. The Company derives substantially all of its income from the bank related services which include interest earnings on commercial mortgages, residential real estate mortgages, commercial and consumer loans, as well as interest earnings on investment securities and fees from deposit services to its customers. The Company is subject to regulation and supervision by the Federal Reserve Board while the Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and the Bank’s wholly-owned subsidiaries, WCB Realty Corp., Norwood Investment Corp., Norwood Settlement Services, LLC and WTRO Properties. All significant intercompany accounts and transactions have been eliminated in consolidation.

Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the potential impairment of restricted stock, the valuation of deferred tax assets, the determination of other-than-temporary impairment on securities and the fair value of financial instruments.

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

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

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

The Company, as a member of the Federal Home Loan Bank (FHLB) system is required to maintain an investment in capital stock of its district FHLB according to a predetermined formula. This restricted stock has no quoted market value and is carried at cost.

In December 2008, the FHLB of Pittsburgh notified member banks that it was suspending dividend payments and the repurchase of excess capital stock.  In October, 2010, the FHLB of Pittsburgh repurchased a portion of member bank’s excess stock, but notified member banks that decisions regarding future capital stock repurchases will be made on a quarterly basis.

Management evaluates the restricted stock for impairment. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB. Management believes no impairment charge is necessary related to FHLB stock as of December 31, 2010.

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

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Mortgage Servicing Rights
Servicing assets are recognized as separate assets when rights are acquired through purchase or through the sale of financial assets.  Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon a third party appraisal. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance to the extent that fair value is less than the capitalized amount. The Company’s loan servicing assets at December 31, 2010 and 2009, were not impaired. Total servicing assets included in other assets as of December 31, 2010 and 2009, were $250,000 and $179,000, respectively.

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

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Premises and Equipment
Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is calculated principally on the straight-line method over the respective assets estimated useful lives as follows:

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

Intangible Assets
At December 31, 2010 and 2009, the Company had intangible assets of $13,000 and $65,000 arising from the purchase of deposits in 1996, which is net of accumulated amortization of $767,000 and $715,000 which are included in other assets. These intangible assets will continue to be amortized on a straight-line basis over fifteen years. Amortization expense related to intangible assets was $52,000 for each of the years ended December 31, 2010, 2009 and 2008. The amortization expense will be $13,000 for the year ended December 31, 2011.

Income Taxes
Deferred income tax assets and liabilities are determined based on the differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. These differences are measured at the enacted tax rates that will be in effect when these differences reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company and its subsidiary file a consolidated federal income tax return. The Company recognizes interest and penalties on income taxes as a component of income tax expense.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The Company analyzes each tax position taken in its tax returns and determine the likelihood that the position will be realized. Only tax positions that are “more-likely-than-not” to be realized can be recognized in an entity’s financial statements. For tax positions that do not meet this recognition threshold, an entity will record an unrecognized tax benefit for the difference between the position taken on the tax return and the amount recognized in the financial statements. The Company does not have any unrecognized tax benefits at December 31, 2010 or 2009 or during the years then ended. No unrecognized tax benefits are expected to arise within the next twelve months.

Advertising Costs
Advertising costs are expensed as incurred.

Earnings per Share
Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. Treasury shares are not deemed outstanding for earnings per share calculations.

Stock Option Plans
The Company recognizes the value of share-based payment transactions as compensation costs in the financial statements over the period that an employee provides service in exchange for the award. The fair value of the share-based payments is estimated using the Black-Scholes option-pricing model. The Company used the modified-prospective transition method to record compensation expense.  Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method.

Fair Value Measurements
The fair value hierarchy prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

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

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Cash Flow Information
For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks and federal funds sold.

Cash payments for interest for the period December 31, 2010, 2009 and 2008 were $6,544,000, $7,916,000 and $10,645,000, respectively. Cash payments for income taxes in 2010 were $2,742,000 compared to $2,441,000 in 2009 and $3,138,000 in 2008. Non-cash investing activity for 2010, 2009, and 2008 included foreclosed mortgage loans transferred to real estate owned and repossession of other assets of $589,000, $296,000 and $1,328,000, respectively.

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

The components of other comprehensive income and related tax effects are as follows:

	Years Ended December 31,
	2010	2009	2008
	(In Thousands)
Unrealized holding gains (losses) on available for sale securities	$(994)	$1,701	$311
Reclassification adjustment for gains (losses) realized in income	448	463	(18)

Net Unrealized Gains (Losses)	(1,442)	1,238	329

Income tax expense (benefit)	(489)	427	104

Net of Tax Amount	$(953)	$811	$225

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

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
New Accounting Standards
In January 2010, the FASB issued ASU 2010-05, Compensation – Stock Compensation (Topic 718): Escrowed Share Arrangements and the Presumption of Compensation. ASU 2010-05 updates existing guidance to address the SEC staff’s views on overcoming the presumption that for certain shareholders escrowed share arrangements represent compensation.  ASU 2010-05 is effective January 15, 2010.  The adoption of this guidance did not have a material impact on the Company’s financial position.

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends Subtopic 820-10 to clarify existing disclosures, require new disclosures, and includes conforming amendments to guidance on employers’ disclosures about postretirement benefit plan assets. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years.  The Company has presented the necessary disclosures in the Note 8 herein.

In February 2010, the FASB issued ASU 2010-08, Technical Corrections to Various Topics. ASU 2010-08 clarifies guidance on embedded derivatives and hedging. ASU 2010-08 is effective for interim and annual periods beginning after December 15, 2009. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operation.

In March 2010, the FASB issued ASU 2010-11, Derivatives and Hedging.  ASU 2010-11 provides clarification and related additional examples to improve financial reporting by resolving potential ambiguity about the breadth of the embedded credit derivative scope exception in ASC 815-15-15-8.  ASU 2010-11 is effective at the beginning of the first fiscal quarter beginning after June 15, 2010. The adoption of this guidance did not have a significant impact on the Company’s financial statements.

In April 2010, the FASB issued ASU 2010-18, Receivables (Topic 310):  Effect of a Loan Modification When the Loan is a Part of a Pool That is Accounted for as a Single Asset – a consensus of the FASB Emerging Issues Task Force.  ASU 2010-18 clarifies the treatment for a modified loan that was acquired as part of a pool of assets.  Refinancing or restructuring the loan does not make it eligible for removal from the pool, the FASB said.  The amendment will be effective for loans that are part of an asset pool and are modified during financial reporting periods that end July 15, 2010.  The adoption of this guidance did not have a significant impact on the Company’s financial statements.

In July 2010, FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.  ASU 2010-20 is intended to provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010.  The amendments in ASU 2010-20 encourage, but do not require, comparative disclosures for earlier reporting periods that ended before initial adoption. However, an entity should provide comparative disclosures for those reporting periods ending after initial adoption.  The Company has presented the necessary disclosures in Note 5 herein.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
In September, 2010, the FASB issued ASU 2010-25, Plan Accounting – Defined Contribution Pension Plans.  The amendments in this ASU require that participant loans be classified as notes receivable from participants, which are segregated from plan investments and measured at their unpaid principal balance plus any accrued but unpaid interest.  The amendments in this update are effective for fiscal years ending after December 15, 2010 and are not expected to have a significant impact on the Company’s financial statements.

In October, 2010, the FASB issued ASU 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.  This ASU addresses the diversity in practice regarding the interpretation of which costs relating to the acquisition of new or renewal insurance contracts qualify for deferral. The amendments are effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2011 and are not expected to have a significant impact on the Company’s financial statements.

In December, 2010, the FASB issued ASU 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts.  This ASU modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts.  For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists.  In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating an impairment may exist.  The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.  For public entities, the amendments in this update are effective for fiscal year, and interim periods within those years, beginning after December 15, 2010.  Early adoption is not permitted.  For nonpublic entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  Nonpublic entities may early adopt the amendments using the effective date for public entities.  This ASU is not expected to have a significant impact on the Company’s financial statements.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations.  The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only.  The amendments also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings.   The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted.  This ASU is not expected to have a significant impact on the Company’s financial statements.

NOTE 3 – CHANGE IN ACCOUNTING PRINCIPLE
Generally accepted accounting principles in the United States require the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The employer (who is also the policyholder) has a liability for the benefit it is providing to its employee. As such, if the policyholder has agreed to maintain the insurance policy in force for the employee’s benefit during his or her retirement, then the liability recognized during the employee’s active service period should be based on the future cost of insurance to be incurred during the employee’s retirement. Alternatively, if the policyholder has

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 3 – CHANGE IN ACCOUNTING PRINCIPLE (CONTINUED)
agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized. For transition, an entity can choose to apply the guidance using either of the following approaches: (a) a change in accounting principle through retrospective application to all periods presented or (b) a change in accounting principle through a cumulative-effect adjustment to the balance in retained earnings at the beginning of the year of adoption. The Company has chosen approach (b) and recorded a cumulative effect adjustment as of January 1, 2008 to the balance of retained earnings of $520,000.  Net Periodic Postretirement Benefit expense included in salaries and employee benefits was $135,000 and $166,000 for the years ended December 31, 2010 and 2009, respectively.

NOTE 4 - SECURITIES
The amortized cost and fair value of securities were as follows:

	December 31, 2010
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
AVAILABLE FOR SALE:
U.S. Government agencies	$30,194	$392	$(318)	$30,268
States and political subdivisions	49,880	510	(624)	49,766
Corporate obligations	4,018	231	—	4,249
Mortgage-backed securities -
government sponsored entities	59,770	1,398	(240)	60,928

Equity securities - financial services	224	381	(1)	604
	$144,086	$2,912	$(1,183)	$145,815
HELD TO MATURITY:
States and political subdivisions	$170	$9	$—	$179

	December 31, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
AVAILABLE FOR SALE:
U.S. Government agencies	$39,607	$295	$(130)	$39,772
States and political subdivisions	30,872	780	(17)	31,635
Corporate obligations	5,043	200	(3)	5,240
Mortgage-backed securities -
government sponsored entities	51,554	1,618	(18)	53,154
	127,076	2,893	(168)	129,801

Equity securities - financial services	330	451	(5)	776
	$127,406	$3,344	$(173)	$130,577
HELD TO MATURITY:
States and political subdivisions	$708	$14	$—	$722

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - SECURITIES  (CONTINUED)
The following tables show the Company’s investments’ gross unrealized losses and fair value aggregated by length of time that individual securities have been in a continuous unrealized loss position:

	December 31, 2010
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In Thousands)
U.S. Government agencies	$8,696	$(318)	$—	$—	$8,696	$(318)
States and political subdivisions	21,829	(624)	—	—	21,829	(624)
Mortgage-backed securities -
government sponsored entities	20,113	(240)	—	—	20,113	(240)
Equity securities - financial services	15	(1)	—	—	15	(1)
	$50,653	$(1,183)	$—	$—	$50,653	$(1,183)

	December 31, 2009
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In Thousands)

U.S. Government agencies	$15,366	$(130)	$—	$—	$15,366	$(130)
States and political subdivisions	1,413	(17)	—	—	1,413	(17)
Corporate obligations	997	(3)	—	—	997	(3)
Mortgage-backed securities -
government sponsored entities	3,655	(18)	—	—	3,655	(18)
Equity Securities - financial services	49	(3)	5	(2)	54	(5)
	$21,480	$(171)	$5	$(2)	$21,485	$(173)

The Company has 61 securities in the less than twelve month category and no securities in the twelve months or more category as of December 31, 2010 compared to 24 securities in the less than twelve month category and 1 security greater than twelve months as of December 31, 2009. In management’s opinion, the unrealized losses in the U.S. Government agencies and the mortgage-backed securities reflect changes in interest rates subsequent to the acquisition of specific securities. The unrealized losses in the States and Political Subdivisions also reflect a widening of spreads due to liquidity and credit concerns in the municipal debt markets. The Company holds a small amount of equity securities in other financial institutions, the value of which has been impacted by weakened conditions of the financial market. In 2009, the Company recorded an other-than-temporary-impairment charge on two equity holdings totaling $31,000.  No additional other-than-temporary-impairment charges were recorded in 2010.  Management believes that all other unrealized losses represent temporary impairment of the securities, as it is the intent of the Company to not sell the securities and it is more likely than not that it will not have to sell the securities before recovery of their cost basis.

The amortized cost and fair value of securities as of December 31, 2010 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - SECURITIES  (CONTINUED)

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(In Thousands)
Due in one year or less	$1,001	$1,005	$—	$—
Due after one year through five years	31,803	32,425	170	179
Due after five years through ten years	22,604	22,623	—	—
Due after ten years	28,684	28,230	—	—
	84,092	84,283	170	179
Mortgage-backed securities -
government sponsored entities	59,770	60,928	—	—
	$143,862	$145,211	$170	$179

Gross realized gains and gross realized losses on sales of securities available for sale were $450,000 and $2,000, respectively, in 2010, compared to $597,000 and $134,000, respectively, in 2009, and $44,000 and $62,000, respectively, in 2008. The proceeds from the sales of securities totaled $23,944,000, $15,449,000 and $67,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

Securities with a carrying value of $71,412,000 and $65,438,000 at December 31, 2010 and 2009, respectively, were pledged to secure public deposits, U.S. Treasury demand notes, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES
The components of loans receivable at December 31 were as follows:

	2010	2009
	(In Thousands)
Real estate:
Residential	$124,562	$130,318
Commercial	184,094	180,266
Construction	12,638	14,405
Commercial, financial and agricultural	22,386	24,116
Consumer loans to individuals	13,668	14,850
	357,348	363,955
Unearned income and deferred fees	(493)	(481)
Allowance for loan losses	(5,616)	(5,453)
	$351,239	$358,021

	Real Estate Loans
				Commercial	Consumer
	Residential	Commercial	Construction	Loans	Loans	Total
December 31, 2010
Total Loans	$124,562	$184,094	$12,638	$22,386	$13,668	$357,348

Individually evaluated for impairment	$—	$14,239	$—	$513	$—	$14,752

Collectively evaluated for impairment	$124,562	$169,855	$12,638	$21,873	$13,668	$342,596

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)
The Company maintains a loan review system, which allows for a periodic review of our loan portfolio and the early identification of potential impaired loans.  Such system takes into consideration, among other things, delinquency status, size of loans, type and market value of collateral and financial condition of the borrowers.  Specific loan loss allowances are established for identified losses based on a review of such information.  A loan evaluated for impairment is considered to be impaired when, based on current information and events, it is probably that we will be unable to collect all amounts due according to the contractual terms of the loan agreement.  All loans identified as impaired are evaluated independently.  We do not aggregate such loans for evaluation purposes.  Impairment is measured on a loan-by-loan basis for commercial and construction loans by the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Company does not separately identify individual consumer and residential mortgage loans for impairment disclosures, unless such loans are part of a larger relationship that is impaired, or are classified as a troubled debt restructuring.

A loan is considered to be a troubled debt restructuring (“TDR”) loan when the Company grants a concession to the borrower because of the borrower’s financial condition that it would not otherwise consider.  Such concessions include the reduction of interest rates, forgiveness of principal or interest, or other modifications of interest rates that are less than the current market rate for new obligations with similar risk.  TDR loans that are in compliance with their modified terms and that yield a market rate may be removed from the TDR status after a period of performance.

The following table includes the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable.  Also presented are the average recorded investments in the impaired loans and the related amount of interest recognized during the time within the period that the impaired loans were impaired.

		Unpaid		Average	Interest
	Recorded	Principal	Associated	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
December 31, 2010
With no related allowance recorded:
Real Estate Loans
Residential	$—	$—	$—	$—	$—
Construction	—	—	—	—	—
Commercial	5,598	5,598	—	5,088	266
Commercial Loans	513	513	—	115	—
Consumer Loans	—	—	—	—	—
Total	6,111	6,111	—	5,203	266
With an allowance recorded:
Real Estate Loans
Residential	—	—	—	—	—
Construction	—	—	—	—	—
Commercial	8,641	8,548	1,648	4,734	119
Commercial Loans	—	—	—	159	—
Consumer Loans	—	—	—	—	—
Total	8,641	8,548	1,648	4,893	119
Total:
Real Estate loans
Residential	—	—	—	—	—
Construction	—	—	—	—	—
Commercial	14,239	14,146	1,648	9,822	385
Commercial Loans	513	513	—	274	—
Consumer Loans	—	—	—	—	—
Total Impaired Loans	$14,752	$14,659	$1,618	$10,096	$385

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Management uses a seven point internal risk rating system to monitor the credit quality of the overall loan portfolio.  The first three categories are considered not criticized, and are aggregated as “Pass” rated.  The criticized rating categories utilized by management generally follow bank regulatory definitions.  The Special Mention category includes assets that are currently protected but are potentially weak, resulting in an undue and unwarranted credit risk, but not to the point of justifying a Substandard classification.  Loans in the Substandard category have well-defined weaknesses that jeopardize the liquidation of the debt, and have a distinct possibility that some loss will be sustained if the weakenesses are not corrected.  All loans greater than 90 days past due are considered Substandard.  Any portion of a loan that has been charged off is placed in the Loss category.

To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Bank has a structured loan rating process with several layers of internal and external oversight.  Generally, consumer and residential mortgage loans are included in the Pass categories unless a specific action, such as non performance, repossession, or death occurs to raise awareness of a possible credit event.  The Bank’s Loan Review Department is responsible for the timely and accurate risk rating of the loans on an ongoing basis.  Every credit which must be approved by Loan Committee or the Board of Directors is assigned a risk rating at time of consideration.  Loan Review also annually reviews relationships of $500,000 and over to assign or re-affirm risk ratings.  Loans in the Substandard categories that are collectively evaluated for impairment are given separate consideration in the determination of the allowance.

The following table presents the classes of the loan portfolio summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard, Doubtful and Loss within the internal risk rating system as of December 31, 2010 (in thousands):

		Special
	Pass	Mention	Substandard	Doubtful	Loss	Total
December 31, 2010
Commercial real estate loans	$165,226	$1,780	$17,088	$—	$—	$184,094
Commercial loans	21,759	75	552	—	—	22,386
Total	$186,985	$1,855	$17,640	$—	$—	$206,480

For residential real estate loans, construction loans and consumer loans, the Company evaluates credit quality based on the performance of the individual credits.  The following table presents the recorded investment in the loan classes based on payment activity as of December 31, 2010 (in thousands):

December 31, 2010	Performing	Nonperforming	Total
Residential real estate loans	$123,623	$939	$124,562
Construction	12,638	—	$12,638
Consumer loans	13,668	—	$13,668
Total	$149,929	$939	$150,868

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)
Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due.  The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of December 31, 2010 (in thousands):

				Greater than
				90 Days		Total Past
				Past Due		Due and
		31-60 Days	61-90 Days	and still	Non-	Non-	Total
December 31, 2010	Current	Past Due	Past Due	accruing	Accrual	Accrual	Loans
Real Estate loans
Residential	$123,177	$407	$—	$39	$939	$1,385	$124,562
Construction	12,622	16	—	—	—	16	12,638
Commercial	176,981	3,047	1,478	—	2,588	7,113	184,094
Commercial loans	21,858	15	—	—	513	528	22,386
Consumer loans	13,642	24	2	—	—	26	13,668
Total	$348,280	$3,509	$1,480	$39	$4,040	$9,068	$357,348

The following table presents changes in the allowance for loan losses:

	Years Ended December 31,
	2010	2009	2008
	(In Thousands)

Allowance balance at beginning of period	$5,453	$4,233	$4,081
Charge-offs:
Commercial and all other	(85)	(17)	(7)
Real Estate	(699)	(358)	(465)
Consumer	(82)	(139)	(171)
Total	(866)	(514)	(643)
Recoveries:
Commercial and all other	—	11	—
Real Estate	2	4	1
Consumer	27	34	59
Total	29	49	60
Provision expense	1,000	1,685	735
Allowance balance at end of period	$5,616	$5,453	$4,233

The following table presents the allowance for loan losses by the classes of the loan portfolio:

(In thousands)
	Residential	Commercial
	Real Estate	Real Estate	Construction	Commercial	Consumer	Total
December 31, 2010
Allowance for loan losses:

Ending balance	$1,167	$3,976	$110	$171	$192	$5,616

Ending balance individually evaluated for impairment	$—	$1,648	$—	$—	$—	$1,648
Ending balance collectively evaluated for impairment	$1,167	$2,328	$110	$171	$192	$3,968

Total loans:
Ending balance	$124,562	$184,094	$12,638	$22,386	$13,668	$357,348
Ending balance individually evaluated for impairment	$—	$14,239	$—	$513	$—	$14,752
Ending balance collectively evaluated for impairment	$124,562	$169,855	$12,638	$21,873	$13,668	$342,596

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)
The recorded investment in impaired loans, not requiring an allowance for loan losses was $6,111,000 (net of charge-offs against the allowance for loan losses of $220,000) and $6,962,000 (net of charge-offs against the allowance for loan losses of $154,000) at December 31, 2010 and 2009, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $8,641,000 (net of a charge-off against the allowance for loan losses of $480,000) and $1,065,000 (net of a charge-off against the allowance for loan losses of $480,000) at December 31, 2010 and 2009, respectively. The specific reserve related to impaired loans was $1,648,000 for 2010 and $36,000 for 2009. For the years ended December 31, 2010, 2009 and 2008, the average recorded investment in these impaired loans was $10,096,000, $3,585,000 and $3,331,000 and the interest income recognized on these impaired loans was $385,000, $139,000 and $143,000, respectively.

Loans on which the accrual of interest has been discontinued amounted to $4,040,000 and $4,916,000 at December 31, 2010 and 2009, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $39,000 and $99,000  at December 31, 2010 and 2009, respectively. Interest income that would have been recorded on loans accounted for on a non-accrual basis under the original terms of the loans was $339,000, $188,000 and $31,000 for 2010, 2009 and 2008, respectively.

The Company’s primary business activity is with customers located in northeastern Pennsylvania. Accordingly, the Company has extended credit primarily to commercial entities and individuals in this area whose ability to honor their contracts is influenced by the region’s economy.

As of December 31, 2010, the Company considered its concentration of credit risk to be acceptable.  The two highest concentrations are in the hospitality lodging industry and summer camps, with loans outstanding of $38.9 million, or 55.1% of capital, to the hospitality lodging industry and $22.2 million, or 31.5% of capital, to summer camps.  In 2010, there were no losses in either portfolio.  As of December 31, 2010, one motel loan with an outstanding balance of $3,047,000 was delinquent and considered impaired.

Gross realized gains and gross realized losses on sales of residential mortgage loans were $247,000 and $13,000, respectively, in 2010 compared to $309,000 and $6,000, respectively, in 2009 and $410,000 and $0, respectively, in 2008.  The proceeds from the sales of residential mortgage loans totaled $12.4 million, $21.8 million and $14.4 million for the years ended December 31, 2010, 2009 and 2008, respectively.

NOTE 6 - PREMISES AND EQUIPMENT
Components of premises and equipment at December 31 are as follows:

	2010	2009
	(In Thousands)
Land and improvements	$925	$925
Buildings and improvements	7,975	7,933
Furniture and equipment	5,253	5,158
	14,153	14,016
Accumulated depreciation	(9,249)	(8,827)
	$4,904	$5,189

Depreciation expense totaled $459,000, $546,000 and $577,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 6 - PREMISES AND EQUIPMENT (CONTINUED)
Certain facilities are leased under various operating leases. Rental expense for these leases was $254,000, $284,000 and $280,000, for the years ended December 31, 2010, 2009 and 2008. Future minimum rental commitments under noncancellable leases as of December 31, 2010 were as follows (in thousands):

2011	$259
2012	267
2013	269
2014	259
2015	255
Thereafter	1,796
$3,105

NOTE 7 - DEPOSITS
Aggregate time deposits in denominations of $100,000 or more were $60,015,000 and $66,631,000 at December 31, 2010 and 2009, respectively.

At December 31, 2010, the scheduled maturities of time deposits are as follows (in thousands):

2011	$107,806
2012	32,063
2013	14,395
2014	13,872
2015	4,170
$172,306

NOTE 8 - BORROWINGS
Short-term borrowings at December 31 consist of the following:

	2010	2009
	(In Thousands)

Securities sold under agreements to repurchase	$33,110	$25,606
U.S. Treasury demand notes	199	197
	$33,309	$25,803

The outstanding balances and related information of short-term borrowings are summarized as follows:

	Years Ended December 31,
	2010	2009
	(Dollars In Thousands)

Average balance during the year	$26,100	$26,402
Average interest rate during the year	.45%	1.11%
Maximum month-end balance during the year	$40,068	$35,323
Weighted average interest rate at the end of the year	.37%	.56%

Securities sold under agreements to repurchase generally mature within one day to one year from the transaction date. Securities with an amortized cost and fair value of  $34,502,000 and $34,494,000 at December 31, 2010 and $26,910,000 and $27,240,000 at December 31, 2009 were pledged as collateral for these agreements. The securities underlying the agreements were under the Company’s control.

The Bank maintains a U. S. Treasury tax and loan note option account for the deposit of withholding taxes, corporate income taxes and certain other payments to the federal government. Deposits are subject to withdrawal and are evidenced by an open-ended interest-bearing note. Borrowings under this note option account were $199,000 and $197,000 at December 31, 2010 and 2009, respectively.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 8 - BORROWINGS (CONTINUED)
The Company has a line of credit commitment available from the FHLB of Pittsburgh for borrowings of up to $20,000,000 which expires in December 2011. There were no borrowings under this line at December 31, 2010 and 2009. The Company has a line of credit commitment available from Atlantic Central Bankers Bank for $7,000,000 which expires on June 30, 2011.  There were no borrowings under this line of credit at December 31, 2010 and 2009. The Company has a line of credit commitment available which has no expiration date from PNC Bank for $16,000,000. There were no borrowings under this line of credit at December 31, 2010 and December 31, 2009.

Other borrowings consisted of the following at December 31, 2010 and 2009:

	2010	2009
	(In Thousands)
Notes with the FHLB:
Fixed rate note due September 2010 at 3.53%	$—	$5,000
Convertible note due January 2011 at 5.24%	3,000	3,000
Convertible note due August 2011 at 2.69%	10,000	10,000
Fixed rate note due September 2011 at 4.06%	5,000	5,000
Convertible note due October 2012 at 4.37%	5,000	5,000
Convertible note due May 2013 at 3.015%	5,000	5,000
Convertible note due January 2017 at 4.71%	10,000	10,000
	$38,000	$43,000

The convertible notes contain an option which allows the FHLB, at quarterly intervals, to change the note to an adjustable-rate advance at three-month LIBOR plus 11 to 19 basis points. If the notes are converted, the option allows the Bank to put the funds back to the FHLB at no charge.

Contractual maturities of other borrowings at December 31, 2010 are as follows (in thousands):

2011	18,000
2012	5,000
2013	5,000
2014	—
Thereafter	10,000
$38,000

The Bank’s maximum borrowing capacity with the FHLB was $182,707,000 of which $38,000,000 was outstanding at December 31, 2010. Advances from the FHLB are secured by qualifying assets of the Bank.

NOTE 9 - EMPLOYEE BENEFIT PLANS
The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan. The plan permits employees to make pre-tax contributions up to 15% of the employee’s compensation. The amount of contributions to the plan, including matching contributions, is at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan after one year of employment. Employee contributions are vested at all times, and any Company contributions are fully vested after five years. The Company’s contributions are expensed as the cost is incurred, funded currently, and amounted to $342,000, $373,000 and $317,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

The Company has a non-qualified supplemental executive retirement plan for the benefit of certain executive officers. At December 31, 2010 and 2009, other liabilities include $1,445,000 and $1,419,000 accrued under the Plan. Compensation expense includes approximately $115,000, $360,000 and $96,000 relating to the

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 9 - EMPLOYEE BENEFIT PLANS (CONTINUED)
supplemental executive retirement plan for 2010, 2009 and 2008, respectively. To fund the benefits under this plan, the Company is the owner of single premium life insurance policies on participants in the non-qualified retirement plan. At December 31, 2010 and 2009, the cash value of these policies was $8,249,000 and $7,889,000, respectively.

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

Compensation expense for the ESOP was $-0- for the years ended December 31, 2010, 2009 and 2008, respectively.

The status of the ESOP shares at December 31 are as follows:

	2010	2009
Allocated shares	138,556	158,903
Shares released from allocation	52,353	32,006

Total ESOP shares	190,909	190,909

NOTE 10 - INCOME TAXES
The components of the provision for federal income taxes are as follows:

	Years Ended December 31,
	2010	2009	2008
	(In Thousands)
Current	$2,867	$3,031	$2,800
Deferred	(205)	(749)	36
	$2,662	$2,282	$2,836

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

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 10 - INCOME TAXES (CONTINUED)
Income tax expense of the Company is less than the amounts computed by applying statutory federal income tax rates to income before income taxes because of the following:

	Percentage of Income
	before Income Taxes
	Years Ended December 31,
	2010	2009	2008
Tax at statutory rates	34.0%	34.0%	34.0%
Tax exempt interest income, net of interest expense disallowance	(6.2)	(5.0)	(3.9)
Incentive stock options	0.5	0.4	0.5
Earnings on life insurance	(1.1)	(4.1)	(0.7)
Other	(0.5)	(0.9)	(0.1)
	26.7%	24.4%	29.8%

The income tax provision includes $152,000 and $157,000 of income taxes relating to realized securities gains for the years ended December 31, 2010 and 2009, respectively, and $6,000 of income tax credit relating to realized securities losses for the year ended December 31, 2008.

The net deferred tax asset included in other assets in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

	2010	2009
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$1,789	$1,682
Deferred compensation	491	482
Intangible assets	5	26
Other	191	122
Foreclosed real estate valuation allowance	123	126

Total Deferred Tax Assets	2,599	2,438

Deferred tax liabilities:
Premises and equipment	276	268
Deferred loan fees	225	277
Net unrealized gains on securities	591	1,080

Total Deferred Tax Liabilities	1,092	1,625

Net Deferred Tax Asset	$1,507	$813

No valuation was established at December 31, 2010 and 2009, due to the Company’s ability to carry back taxes paid in prior years and anticipated future taxable income as evidenced by the Company’s earnings potential. There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Statement of Income. The Company’s federal and state income tax returns for taxable years through 2006 have been closed for purposes of examination by the Internal Revenue Service and the Pennsylvania Department of Revenue.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 11 - TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS
Certain directors and executive officers of the Company, their families and their affiliates are customers of the Bank. Any transactions with such parties, including loans and commitments, were in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time and did not represent more than normal risks. At December 31, 2010 and 2009 such loans amounted to $3,345,000 and $3,530,000, respectively. During 2010, new loans to such related parties totaled $1,370,000 and repayments and other reductions aggregated $1,555,000.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2010 and 2009, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2010, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the table:

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized under Prompt Corrective Action
	Amount	Ratio	Amount		Ratio	Amount		Ratio

As of December 31, 2010:
Total capital (to risk-weighted assets)	$69,713	19.23%	$	≥28,995	≥8.00%	$	≥36,243	≥10.00%
Tier 1 capital (to risk-weighted assets)	65,027	17.94		≥14,497	≥4.00		≥21,746	≥6.00
Tier 1 capital (to average assets)	65,027	12.14		≥21,432	≥4.00		≥26,790	≥5.00

As of December 31, 2009:
Total capital (to risk-weighted assets)	$65,197	17.85%	$	≥29,227	≥8 .00%	$	≥36,534	≥10.00%
Tier 1 capital (to risk-weighted assets)	60,469	16.55		≥14,614	≥4.00		≥21,920	≥6.00
Tier 1 capital (to average assets)	60,469	11.53		≥20,974	≥4.00		≥26,217	≥5.00

The Company’s ratios do not differ significantly from the Bank’s ratios presented above.

The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at December 31, 2010 and 2009 was approximately $309,000 and $229,000, respectively.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 12 - REGULATORY MATTERS AND STOCKHOLDERS’ EQUITY (CONTINUED)
Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2010, $58,159,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above. Under Federal Reserve regulations, the Bank is limited as to the amount it may lend affiliates, including the Company, unless such loans are collateralized by specific obligations.

NOTE 13 - STOCK OPTION PLANS
The Company’s shareholders approved the Norwood Financial Corp 2006 Stock Option Plan at the Annual Meeting on April 26, 2006. An aggregate of 250,000 shares of authorized but unissued Common Stock of the Company were reserved for future issuance under the Plan. This includes up to 40,000 shares for awards to outside directors. Under this plan, the Company granted 28,000 options, which included 4,000 options granted to outside directors in 2010, 24,000 options, which included 4,000 options granted to outside directors in 2009 and 24,000 options in 2008 which included 4,000 options granted to outside directors.

Total unrecognized compensation cost related to nonvested options under the Plan was $165,000 as of December 31, 2010, $158,000 as of December 31, 2009 and $130,000 as of December 31, 2008.  Salaries and employee benefits expense includes $162,000, $134,000 and $154,000 of compensation costs related to options for the years ended December 31, 2010, 2009 and 2008, respectively. Net income was reduced by $153,000, $127,000 and $144,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

A summary of the Company’s stock option activity and related information for the years ended December 31 follows:

		2010			2009			2008
		Weighted			Weighted			Weighted
		Average	Average		Average	Average		Average	Average
		Exercise	Intrinsic		Exercise	Intrinsic		Exercise	Intrinsic
	Options	Price	Value	Options	Price	Value	Options	Price	Value

Outstanding, beginning of year	170,915	$28.07		176,443	$25.78		180,422	$24.04
Granted	28,000	27.74		27,000	28.60		24,000	27.50
Exercised	(9,276)	17.68		(32,528)	15.83		(27,979)	14.98
Forfeited	—	—		—	—		—	—

Outstanding, end of year	189,639	$28.52	$146,361	170,915	$28.07	$286,464	176,443	$25.95	$273,487

Exercisable, end of year	161,639	$28.66	$145,471	146,915	27.98	259,461

Exercise prices for options outstanding as of December 31, 2010 ranged from $16.98 to $31.50 per share. The weighted average remaining contractual life is 6.6 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing with the following weighted average assumptions:

	Years Ended December 31,
	2010	2009	2008
Dividend yield	3.04%	2.89%	2.79%
Expected life	7 years	7 years	7 years
Expected volatility	27.18%	27.39%	25.08%
Risk-free interest rate	2.72%	3.11%	2.01%
Weighted average fair value of options granted	$6.12	$6.77	$5.43

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 13 - STOCK OPTION PLANS (CONTINUED)
The expected volatility is based on historical volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

Proceeds from stock option exercises totaled $163,000 in 2010. Shares issued in connection with stock options exercises are issued from available treasury shares. If no treasury shares are available, new shares are issued from available authorized shares. During 2010, all the shares issued in connection with stock option exercises, 9,276 shares in total, were issued from available treasury shares.

As of December 31, 2010, outstanding stock options consist of the following:

	Options Outstanding	Average Exercise Price	Remaining Life, Years	Options Exercisable	Average Exercise Price

	1,575	$16.98	1.0	1,575	$16.98
	6,298	19.05	2.0	6,298	19.05
	17,616	23.95	3.0	17,616	23.95
	20,475	30.00	4.0	20,475	30.00
	24,675	30.38	5.3	24,675	30.38
	22,000	31.50	6.0	22,000	31.50
	22,000	31.25	7.0	22,000	31.25
	23,000	27.50	8.0	23,000	27.50
	1,000	28.90	8.3	1,000	28.90
	23,000	28.59	9.0	23,000	28.59
	1,000	26.88	9.2	—	—
	27,000	27.77	10.0	—	—
Total	189,639	$28.52	6.6	161,639	$28.66

NOTE 14 - EARNINGS PER SHARE
The following table sets forth the computations of basic and diluted earnings per share:

	Years Ended December 31,
	2010	2009	2008
	(In Thousands, Except per Share Data)

Numerator, net income	$7,313	$7,063	$6,677

Denominator:
Denominator for basic earnings per share, weighted average shares	2,762	2,750	2,740
Effect of dilutive securities, employee stock options	4	16	29

Denominator for diluted earnings per share, adjusted weighted average shares and assumed conversions	2,766	2,766	2,769

Basic earnings per common share	$2.65	$2.57	$2.44

Diluted earnings per common share	$2.64	$2.55	$2.41

Stock options which had no intrinsic value because their effect would be anti-dilutive and therefore would not be included in the diluted EPS calculation were 140,150, 109,821 and 89,150 for the years ended December 31, 2010, 2009 and 2008, respectively.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

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

A summary of the Bank’s financial instrument commitments is as follows:

	December 31,
	2010	2009
	(In Thousands)

Commitments to grant loans	$21,448	$17,713
Unfunded commitments under lines of credit	30,311	36,809
Standby letters of credit	3,605	3,679
	$55,364	$58,201

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

NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS
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

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
The fair value hierarchy prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

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

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2010 and 2009 are as follows:

	Fair Value Measurement Reporting Date using
Description	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
December 31, 2010
Available for Sale:
U.S. Government agencies	$30,268	$—	$30,268	$—
States and political subdivisions	49,766	—	49,766	—
Corporate obligations	4,249	—	4,249	—
Mortgage-backed securities -
government sponsored entities	60,928	—	60,928	—
Equity securities - financial services	604	604	—	—
Total available for sale	$145,815	$604	$145,211	$—

December 31, 2009
Available for Sale:
U.S. Government agencies	$39,772	$—	$39,772	$—
States and political subdivisions	31,635	—	31,635	—
Corporate obligations	5,240	—	5,240	—
Mortgage-backed securities -
government sponsored entities	53,154	—	53,154	—
Equity securities - financial services	776	776	—	—
Total available for sale	$130,577	$776	$129,801	$—

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2010 and 2009 are as follows:

	Fair Value Measurement Reporting Date using
Description	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
December 31, 2010
Impaired Loans	$13,104	$—	$7,038	$6,066
Foreclosed real estate owned	748	—	748	—
	$13,852	$—	$7,786	$6,066
December 31, 2009
Impaired Loans	$7,991	$—	$3,797	$4,194
Foreclosed real estate owned	392	—	392	—
	$8,383	$—	$4,189	$4,194

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

The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2010 and 2009.

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

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
Impaired loans (generally carried at fair value):
The Company measures impairment generally based on the fair value of the loan’s collateral.  Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the lowest level of input that is significant to the fair value measurements.

As of December 31, 2010, the fair value investment in impaired loans totaled $13,104,000 which includes three loans for $8.6 million for which a valuation allowance has been provided based on current collateral values and seven loans for $6.1 million which do not require a valuation allowance since the current collateral value exceeds the loan value.  As of December 31, 2010, the Company has recognized charge-offs against the allowance for loan losses on impaired loans in the amount of $700,000 over the life of the loans.

As of December 31, 2009, the fair value investment in impaired loans was $7,991,000 which included two loans for $1.0 million for which a valuation allowance had been provided based on the estimated value of the collateral and five loans for $7.0 million which did not require a valuation allowance since the estimated realizable value of the collateral exceeded the recorded investment in the loan.  As of December 31, 2009, the Company had recognized a cumulative charge-off against the allowance for loan losses in the amount of $634,000 on impaired loans.

Mortgage Servicing Rights (generally carried at cost):
The Company utilizes a third party provider to estimate the fair value of certain loan servicing rights. Fair value for the purpose of this measurement is defined as the amount at which the asset could be exchanged in a current transaction between willing parties, other than in a forced liquidation.

Foreclosed real estate owned (carried at fair value):
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

Restricted investment in Federal Home Loan Bank stock (carried at cost):
The Company, as a member of the Federal Home Loan Bank (FHLB) system is required to maintain an investment in capital stock of its district FHLB according to a predetermined formula. This restricted stock has no quoted market value and is carried at cost.

In December 2008, the FHLB of Pittsburgh notified member banks that it was suspending dividend payments and the repurchase of excess capital stock.  In October, 2010, the FHLB of Pittsburgh repurchased a portion of member bank’s excess stock, but notified member banks that decisions regarding future capital stock repurchases will be made on a quarterly basis.

Management evaluates the restricted stock for impairment. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB. Management believes no impairment charge is necessary related to FHLB stock as of December 31, 2010.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
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

The estimated fair values of the Bank’s financial instruments were as follows at December 31, 2010 and December 31, 2009.

	December 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In Thousands)
Financial assets:
Cash and due from banks, interest bearing deposits with banks and federal funds sold	$16,625	$16,625	$17,355	$17,355
Securities	145,985	145,994	131,285	131,299
Loans receivable, net	351,239	358,873	358,021	368,180
Mortgage servicing rights	250	274	179	179
Investment in FHLB stock	3,361	3,361	3,538	3,538
Accrued interest receivable	2,166	2,166	2,200	2,200

Financial liabilities:
Deposits	393,865	395,157	391,473	392,445
Short-term borrowings	33,309	33,309	25,803	25,803
Other borrowings	38,000	40,413	43,000	45,591
Accrued interest payable	1,536	1,536	2,057	2,057

Off-balance sheet financial instruments:
Commitments to extend credit and outstanding letters of credit	—	—	—	—

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 17 – PROPOSED ACQUISITION OF NORTH PENN BANCORP, INC.

On December 15, 2010, the Company announced the signing of a definitive merger agreement pursuant to which Norwood Financial Corp would acquire North Penn Bancorp, Inc. in a stock and cash transaction.  The proposed acquisition is an in-market transaction that will expand the Company’s existing footprint in Monroe County, Pennsylvania and extends its footprint into Lackawanna County, Pennsylvania.

North Penn Bancorp, Inc. is the holding company for North Penn Bank, a Pennsylvania savings bank that conducts its business from its main office in Scranton, Pennsylvania and four branch offices, in the northeastern Pennsylvania counties of Lackawanna and Monroe.  As of September 30, 2010, North Penn Bancorp, Inc. had total assets of $164.5 million, total net loans of $119.7 million, total deposits of $136.5 million and total stockholders’ equity of $19.9 million.

Under the terms of the agreement, the Company will acquire all of the outstanding shares of North Penn Bancorp, Inc. for a total purchase price of approximately $27.1 million.  North Penn Bank will be merged into Wayne Bank, with Wayne as the surviving entity.  It is expected that the merger will be consummated in the second quarter of 2011 subject to certain conditions, including regulatory and North Penn stockholder approvals.

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

NOTE 18 - NORWOOD FINANCIAL CORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS
		December 31,
		2010	2009
		(In Thousands)
ASSETS
Cash on deposit in bank subsidiary		$346	$697
Securities available for sale		212	359
Investment in bank subsidiary		66,163	62,571
Other assets		1,812	1,620
		$68,533	$65,247
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities		$835	$776
Stockholders’ equity		67,698	64,471
		$68,533	$65,247
STATEMENTS OF INCOME
	Years Ended December 31,
	2010	2009	2008
	(In Thousands)
Income:
Dividends from bank subsidiary	$3,120	$3,005	$3,990
Other interest income	17	19	25
Net realized gain (loss) on sales of securities	66	(134)	(62)
	3,203	2,890	3,953
Expenses	323	176	164
	2,880	2,714	3,789
Income tax benefit	(82)	(99)	(68)
	2,962	2,813	3,857
Equity in undistributed earnings of subsidiary	4,351	4,250	2,820
Net Income	$7,313	$7,063	$6,677

STATEMENTS OF CASH FLOWS
	Years Ended December 31,
	2010	2009	2008
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,313	$7,063	$6,677
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of bank subsidiary	(4,351)	(4,250)	(2,820)
Net (gains) losses on sales of securities	(66)	134	—
Other, net	(144)	(300)	(190)
Net Cash Provided by Operating Activities	2,752	2,647	3,667

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of securities	166	22	17

Net Cash Provided by Investing Activities	166	22	17

CASH FLOWS FROM FINANCING ACTIVITIES
Stock options exercised	163	517	420
Tax benefit of stock options exercised	34	164	134
ESOP purchase of shares from treasury stock	156	166	153
Acquisition of treasury stock	(529)	(68)	(1,583)
Cash dividends paid	(3,093)	(2,967)	(2,740)
Net Cash Used in Financing Activities	(3,269)	(2,188)	(3,616)
Net Increase (Decrease) in Cash and Cash Equivalents	(351)	481	68

Cash and Cash Equivalents - Beginning	697	216	148

Cash and Cash Equivalents - Ending	$346	$697	$216

NORWOOD FINANCIAL CORP - 2010 CONSOLIDATED FINANCIAL REPORT

INVESTOR INFORMATION

STOCK LISTING
Norwood Financial Corp stock is traded on the Nasdaq Global Market under the symbol NWFL. The following firms are known to make a market in the Company’s stock:

Boenning & Scattergood, Inc.	Janney Montgomery Scott, LLC
West Conshohocken, PA	Scranton, PA 18503
800-496-1170	800-638-4417

RBC Capital Markets	Stifel Nicolaus
Philadelphia, PA 19103	St. Louis, MO
888-848-4677	314-342-2000

TRANSFER AGENT
IST Shareholder Services, 209 West Jackson Blvd., Suite 903, Chicago, IL  60606. Stockholders who may have questions regarding their stock ownership should contact the Transfer Agent at 312-427-2953.

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

SEC REPORTS AND ADDITIONAL INFORMATION
A copy of the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2010 including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission may be obtained upon written request of any stockholder, investor or analyst by contacting Edward C. Kasper, Executive Vice President and Secretary, Norwood Financial Corp., 717 Main Street, PO Box 269, Honesdale, PA  18431, 570-253-1455.

WAYNE BANK COMMUNITY BRANCHES

ADMINISTRATIVE OFFICE:
717 Main Street
P.O. Box 269
Honesdale, PA 18431

COMMUNITY OFFICES:

HONESDALE
717 Main Street
Honesdale, PA 18431

245 Willow Avenue
Honesdale, PA 18431

WAYMART
Belmont & Water Streets
Waymart, PA 18472

HAWLEY
63 Welwood Avenue
Hawley, PA 18428

MILFORD
111 West Harford Street
Milford, PA 18337

SHOHOLA
107 Richardson Avenue
Shohola, PA 18458

LAKEWOOD
17 Como Road
Route 370 & Lake Como Road
Lakewood, PA 18439

STROUDSBURG
Route 611 at Stroud Mall
Stroudsburg, PA 18360

LORDS VALLEY
637 Route 739
Lords Valley Shopping Plaza
Lords Valley, PA 18428

MARSHALLS CREEK
5165 Milford Road
Route 209
Marshalls Creek, PA 18335

TANNERSVILLE
Fountain Springs East II
Route 611
RR 1 Box 720
Tannersville, PA 18372

LAKEWOOD
370
191
WAYNE COUNTY
HONESDALE
Willow Avenue
6
WAYMART
HAWLEY
191
434
SHOHOLA
590
6
MILFORD
84
LORDS VALLEY
390
402
209
PIKE COUNTY
380
MONROE COUNTY
940
80
MARSHALLS CREEK
TANNERSVILLE
STROUDSBURG
209

Wayne Bank

(800) 598-5002 or online at: waynebank.com

NORWOOD FINANCIAL CORP DIRECTORY OF OFFICERS

NORWOOD FINANCIAL CORP

John E. Marshall	Chairman of the Board
Lewis J. Critelli	President & Chief Executive Officer
William S. Lance	Senior Vice President, Chief Financial Officer & Treasurer
Edward C. Kasper	Executive Vice President & Secretary
Kenneth C. Doolittle	Executive Vice President
John H. Sanders	Senior Vice President
Joseph A. Kneller	Senior Vice President

WAYNE BANK

John E. Marshall	Chairman of the Board
Lewis J. Critelli	President & Chief Executive Officer
Edward C. Kasper	Executive Vice President, Secretary, Senior Loan Officer/Corporate Bank
Kenneth C. Doolittle	Executive Vice President, Retail Administration
William S. Lance	Senior Vice President & Chief Financial Officer
John H. Sanders	Senior Vice President/Retail Bank Manager
Joseph A. Kneller	Senior Vice President
John F. Carmody	Senior Vice President
William J. Henigan, Jr.	Senior Vice President
Karyn Batzel	Vice President
Robert J. Behrens, Jr.	Vice President
Ryan J. French	Vice President
Joann Fuller	Vice President
Karen Gasper	Vice President & Internal Auditor
Carolyn K. Gwozdziewycz	Vice President
Nancy A. Hart	Vice President, Controller, Assistant Treasurer & Assistant Secretary
Sandra Halas	Vice President & Trust Officer
Raymond C. Hebden	Vice President
Jennifer Jaycox	Vice President
William R. Kerstetter	Vice President
Kelley J. Lalley	Vice President & Assistant Secretary
Linda M. Moran	Vice President
Mary Alice Petzinger	Vice President
Mark W. Ranzan	Vice President
Barbara A. Ridd	Vice President & Assistant Secretary
Gary H. Sipe	Vice President
Eli Tomlinson	Vice President
Diane Wylam	Vice President & Senior Trust Officer
Marianne M. Glamann	Assistant Vice President
Wendy L. Davis	Community Office Manager
Terri Garringer	Community Office Manager
Teresa Melucci	Community Office Manager
Sandra Mruczkewycz	Community Office Manager
Rosie Demorizi-Ortiz	Community Office Manager
Laurie J. Bishop	Assistant Community Office Manager
Christine Ferdinando	Assistant Community Office Manager
Jill Hessling	Assistant Community Office Manager
Diane L. Richter	Assistant Community Office Manager
Jessica Santiago	Assistant Community Office Manager
Toni M. Stenger	Assistant Community Office Manager
Thomas Kowalski	Resource Recovery Manager
Julie Kuen	Electronic Banking Officer
Sally J. Rapp	Human Resources Officer
Doreen A. Swingle	Residential Mortgage Lending Officer

NORWOOD INVESTMENT CORP

Lewis J. Critelli	President & Chief Executive Officer
William S. Lance	Treasurer
Scott C. Rickard	Senior Investment Representative, Invest Financial Corp

MONROE COUNTY ASSOCIATE BOARD

Michael J. Baxter	James H. Ott
Sara Cramer	Marvin Papillon
Dr. Andrew A. Forte	Ray Price
Ralph A. Matergia, Esq.	Ron Sarajian