Form 10-K, Exhibit 13
period 2012-12-31
NORWOOD FINANCIAL CORP
filed 2013-03-14
CIK 1013272

NORWOOD FINANCIAL CORP 2012 ANNUAL REPORT

2012

Norwood FINANCIAL CORP

ANNUAL REPORT TO SHAREHOLDERS

GROWTH. STABILITY. EFFICIENCY.

GROWTH. STABILITY. EFFICIENCY.

NORWOOD FINANCIAL CORP
SUMMARY OF SELECTED FINANCIAL DATA

For the years ended December 31,	2012	2011	2010	2009	2008
Net interest income	$24,764	$22,588	$19,664	$19,109	$18,401
Provision for loan losses	2,450	1,575	1,000	1,685	735
Other income	3,787	3,762	3,616	4,929	4,105
Net realized gains (losses) on sales of securities	1,419	973	448	463	(18)
Other expenses	16,081	15,813	12,753	13,471	12,240
Income before income taxes	11,439	9,935	9,975	9,345	9,513
Income tax expense	3,036	2,579	2,662	2,282	2,836
NET INCOME	$8,403	$7,356	$7,313	$7,063	$6,677
Net income per share -Basic	$2.56	$2.39	$2.65	$2.57	$2.44
-Diluted	2.56	2.39	2.64	2.55	2.41
Cash dividends declared	1.21	1.17	1.13	1.09	1.02
Dividend pay-out ratio	46.82%	48.95%	42.64%	42.41%	41.80%
Return on average assets	1.23%	1.18%	1.37%	1.38%	1.36%
Return on average equity	9.22%	9.26%	10.87%	11.40%	11.79%
BALANCES AT YEAR-END					
Total assets	$672,299	$668,814	$537,005	$529,696	$504,296
Loans receivable	476,710	457,907	356,855	363,474	349,404
Allowance for loan losses	5,502	5,458	5,616	5,453	4,233
Total deposits	524,425	525,767	393,865	391,473	359,635
Stockholders' equity	92,421	88,061	67,698	64,471	58,690
Trust assets under management	112,081	107,696	113,693	99,373	90,069
Book value per share	$28.04	$26.81	$24.45	$23.25	$21.45
Tier 1 Capital to risk-adjusted assets	16.37%	15.86%	18.44%	16.97%	16.22%
Total Capital to risk-adjusted assets	17.51%	17.04%	19.74%	18.27%	17.50%
Allowance for loan losses to total loans	1.15%	1.19%	1.57%	1.50%	1.21%
Non-performing assets to total assets	2.09%	1.60%	0.90%	1.02%	0.54%

(dollars in thousands, except per share data)

2012 NORWOOD FINANCIAL CORP
ANNUAL REPORT

LEWIS J. CRITELLI
President & Chief Executive Officer

LETTER FROM THE PRESIDENT

WE ARE PLEASED TO REPORT THAT FOR THE YEAR ENDED DECEMBER 31, 2012 NET INCOME TOTALED A RECORD LEVEL OF $8,403,000

an increase of $1,047,000 over the $7,356,000 earned in the prior year. An increase in net interest income and securities gains offset higher loan loss provisions and increased operating expenses. Earnings per share on a fully diluted basis were $2.56 for 2012, compared to $2.39 in 2011. The return on average assets for the year was 1.23% with a return on average equity of 9.22% compared to 1.18% and 9.26%, respectively, in 2011.

Total assets were $672.3 million as of December 31, 2012. Loans receivable totaled $476.7 million as of December 31, 2012, with total deposits of $524.4 million and stockholders' equity of $92.4 million. The Company's capital position remains "well capitalized" in accordance with risk-based capital guidelines established by bank regulators.

Loans receivable grew $18.8 million from the prior year-end due primarily to growth in commercial real estate loans, notwithstanding the sale of $7.0 million of fixed rate residential mortgages for purposes of interest rate risk management. Total commercial loans grew $14.4 million in 2012, and residential mortgages and other consumer loans increased $4.4 million. As of December 31, 2012, total non-performing loans were $13.2 million and represented 2.77% of total loans compared to $7.8 million, or 1.71% as of December 31, 2011. The increase was due primarily to one credit secured by commercial real estate that was transferred to nonaccrual status during the year. Net charge-offs totaled $2,406,000, compared to $1,733,000 in 2011. The increase in charge-offs in 2012 is due primarily to one credit which has been transferred to non-accrual status based on the borrowers inability to make scheduled payments. Based on the increase in charge-offs and non-performing loans, the Company determined that it would be appropriate to provide $2,450,000 for potential future losses increasing from $1,575,000 for the year of 2011. As of December 31, 2012, the allowance for loan losses totaled $5,502,000 and 1.15% of total loans compared to $5,458,000 and 1.19% of total loans at December 31, 2011.

For the year, net interest income on a fully taxable equivalent (fte) basis totaled $26,006,000, an increase of $2,242,000 or 9.43%, over 2011. The net interest margin (fte) improved 2 basis points to 4.10% in 2012. However, with the continued low interest rate environment and a competitive loan market we anticipate downward pressure on our margin in 2013.

Other income for the year ended December 31, 2012 totaled $5,206,000 compared to $4,735,000 in 2011, an increase of $471,000. Gains on the sale of investment securities increased $446,000 while earnings on bank owned life insurance policies improved $76,000 in 2012 compared to 2011. The 2012 period includes $211,000 in gains on sales of loans and servicing rights on the sale of $7.0 million of residential mortgage loans compared to $271,000 in similar gains on sales of $8.7 million of mortgage loans and servicing rights in the 2011 period.

Norwood FINANCIAL CORP

THE GROWTH AND STRENGTH OF SMALL BUSINESS IS VITAL TO ECONOMIC RECOVERY

NET INCOME ($000)
$ 9,000
$ 8,000
$ 7,000
$ 6,000
$ 5,000
$ 4,000
$ 3,000
$ 2,000
$ 1,000
0
$6,677
$7,063
$7,313
$7,356
$8,403
'08
'09
'10
'11
'12

NET INTEREST INCOME (fte) ($000)
$ 30,000
$ 25,000
$ 20,000
$ 15,000
$ 10,000
$ 5,000
0
$19,030
$19,872
$20,662
$23,764
$26,006
'08
'09
'10
'11
'12

For the year ended December 31, 2012, other expense totaled $16,081,000 compared to $15,813,000 for the similar period in 2011, an increase of $268,000. Employment and occupancy costs rose $713,000 over the 2011 total due primarily to locations and staff added from the acquisition. All other expenses decreased $445,000 compared to 2011 due to approximately $800,000 of merger related costs incurred in 2011, and a $361,000 decrease in foreclosed real estate expenses.

During 2012, we once again felt the negative impact of a slow economy, high unemployment and a soft real estate market. These factors continued to place stress on our borrowers' cash flow, negatively impacted real estate values and limited loan demand. Many small business owners remain skeptical and are hesitant to expand their business due to uncertainty regarding Federal and State tax policies, concerns of deficit federal spending and the uncertainty of costs related to health care mandates.

We worked especially hard this past year to assure our customers of our willingness to support their business opportunities. The Bank had a record level of commercial loan activity with loan originations totaling over $84 million. We helped to finance numerous projects throughout our market area of Wayne, Pike, Monroe and Lackawanna County. We provided commercial financing to a wide range of businesses which support job growth; including the hotel industry, retail shopping areas, local resorts and residential property owner associations. The growth and strength of small business is vital to economic recovery. Wayne Bank considers it a priority to help our small businesses succeed.

We also originated over $45 million of residential mortgages and other types of consumer loans. With the current low interest rates many customers were able to refinance, shorten the term of their mortgage and lower their monthly payments. Wayne Bank believes that the revitalization of the residential home construction business is important to our community.

Wayne Bank has always worked to operate efficiently. This is directly related to the technology we offer our customers and methods we utilize to process data. During 2012, we upgraded our website, waynebank.com and enhanced our Internet banking capabilities. The new website significantly improved user navigation, focused the site on our local communities and added functionality for customer education. The use of online banking continues to grow with almost 9,000 Internet banking customers. More customers are also taking advantage of our Internet bill payment product as we processed over 80,000 transactions last year. We also deliver over 3,000 eStatements on a monthly basis which allows our depositors to enjoy greater efficiency, faster service and increased security due to the elimination of traditional paper statements. Late in 2012, we released our mobile banking application for smart phones. It has been very well received with many customers taking advantage of this added convenience. The objective of all our investments in technology is to make it easier for customers to use Wayne Bank products and services.

Wayne Bank is an engaged proponent of the Educational Improvement Tax Credit program which the State of Pennsylvania offers to businesses to lend support to pre-approved nonprofit organizations. Wayne Bank directly contributed to the support of eleven organizations with contributions totaling $125,000. The organizations primarily benefit children and youth in the

Wayne Bank
HOME | ABOUT US | CONTACT US | STOCKHOLDER SERVICES
Search
Locations
Rates
Personal Banking
Business Banking
Wealth Management
Help
ESTABLISHED 1871
Wayne Bank remains committed to helping the community grow. Strong in our belief that we must play a positive role in encouraging economic activity designed to spark economic recovery, the Bank has introduced a new campaign designed to support new home construction in our area. [More...]
Member FDIC
Employment | Properties for Sale | FDIC Insurance | Disclosures | Site Map

VISIT OUR UPDATED WEBSITE www.waynebank.com

Wayne Bank's web site was completely redesigned in 2012 to reflect the Bank's commitment to our customers to offer user-friendly services via the Internet. Customers who register for online banking services are able to pay their bills online, transfer funds between financial institutions, check their balances, and verify their transactions. Additionally, other services are available online, such as eBills via bill pay, eStatements, and mobile banking for your smart phone. Another great feature, is the Pop Money service which gives customers the ability to pay individuals online. No time to get to the store to purchase a greeting card? Just go online, and you can send your loved one an eGreeting and instructions to retrieve the money you sent them in just a few days!

local communities by enhancing educational opportunities, such as after school daycare services, scholarships, computers and upgraded technological services. Wayne Bank is proud to participate in the Educational Improvement Tax Credit program, and believes that the direct impact on these programs and organizations as well as the long-term educational benefits to the local children and their families is immeasurable in terms of community support now, and into the future.

The Bank values and supports many non-profit organizations and contributed to almost 250 organizations in our four-county footprint. Wayne Bank gives to a variety of nonprofit groups such as the local fire departments, builders associations which help to increase housing starts and aids in job creation; the local chamber of commerce organizations that help bring in new businesses and support tourism and growth to our area, as well as the local school districts who educate our youth and give them the opportunity to grow culturally through music and the arts, and sports teams of all types that help our children learn the value of being physically active and teaches them to build skills like leadership and learning how to be a team member to attain one's goals.

Since the causes are many and grow year after year, we generally try to support causes that benefit the greatest number of people, especially children and families. We are pleased that Wayne Bank was able to contribute in support of local organizations such as The Wayne County Chamber of

Wayne Bank
Log Out
Accounts
Account
Balance
CHECKING ACCOUNT
SAVINGS
PAUTMA
PAUTMA
HOLIDAY

WAYNE BANK'S MOBILE BANKING APPLICATION - MORE BANKING OPTIONS FOR OUR CUSTOMERS
Mobile Banking is a great tool for our customers to access their accounts from almost anywhere or at anytime of day. Look up account information from almost any mobile phone by text message, or enjoy full electronic banking functionality with the use of a smart phone.

LOCAL INVOLVEMENT, COMMITMENT AND SUPPORT IS OUR WAY OF "HELPING THE COMMUNITY GROW"

TOTAL LOANS (In Millions)
$ 500
$ 400
$ 300
$ 200
$ 100
0
$349.4
$363.5
$356.9
$457.9
$476.7
'08
'09
'10
'11
'12

ALLOWANCE FOR LOAN LOSSES ($000)
$ 6,000
$ 5,000
$ 4,000
$ 3,000
$ 2,000
$ 1,000
0
$4,233
$5,453
$5,616
$5,458
$5,502
'08
'09
'10
'11
'12

Commerce, the Greater Honesdale Partnership, the Wayne County YMCA, the United Way of Monroe County, the University of Scranton, The Greater Scranton Chamber of Commerce, the Scranton Civic Ballet Company, Safe Haven of Pike County, and many sports organizations for the local school districts, just to name a few of the types of organizations the Bank supports. Wayne Bank does a tremendous job of giving monetary donations to community non-profit groups, but also our employees organize and participate in fundraising activities such as bake sales, blood drives, "walks" and various community events. Everyone involved with the Bank participates in one way or another through donations or volunteering, and in many instances in many ways, support the communities in our footprint which include Wayne, Lackawanna, Pike and Monroe Counties. Many of our officers and directors have leadership positions in various economic development and charitable organizations. Our local involvement, commitment and support is truly Wayne Bank's way of "Helping the Community Grow" and shows that the Bank is a community bank with deep roots in our communities.

Wayne Bank participated in The American Bankers Association Education Foundation's Teach Children to Save Program, which encourages bank employees to volunteer to help children understand concepts related to money such as budgeting, learning how to write checks and learning how to track expenses. The Bank presented banking and financial concepts to over 600 school age children at many schools in Lackawanna County. It is an important role that banks and bankers play in helping young people develop lifelong savings habits. Since the program was started by the American Bankers' Association Education Foundation in 1997, the campaign has reached 5 million students nationwide with savings education lessons; an admirable accomplishment.

We would like to take this opportunity to highlight the career of Mr. Joseph Kneller who decided to retire from the Bank as of December 31, 2012. Joe had been a Senior Vice President and the Chief Operations Officer of Wayne Bank since 1997. He retired with 50 years of banking experience which is more than notable. We are deeply saddened that as we had wished Joe a happy and long retirement, we have the unwelcome sorrow of noting his passing on February 4, 2013. Joe will be missed by many, not only at Wayne Bank, but throughout the community and the banking industry as he touched many lives in his years of service.

The Bank was pleased to announce a number of promotions in 2012: Diane Wylam, Senior Trust Officer, was promoted to Senior Vice President. Diane joined the Bank in December 2009 and manages the Wealth Management and Trust Services Division. Richard Rossi was promoted to Vice President and Regional Manager of the Lackawanna County Community Offices. He also manages the Central Scranton Community Office. Christine Glass was promoted to Assistant Manager of the Honesdale "Main" Community Office. Christine has been with Wayne Bank since 2006.

Robert J. Mancuso recently joined Wayne Bank as Senior Vice President, Chief Information Officer. Bob brings depth and experience to complement Wayne Bank's management team with his 30 years of experience in banking. Bob is a graduate of the University of Scranton and holds a Bachelor of Science degree in accounting and has an MBA with a concentration in accounting from the University of Scranton. He is also a graduate of the University of Wisconsin School for Bank Administration.

4

NORWOOD FINANCIAL CORP

2012 SENIOR MANAGEMENT TEAM

LEWIS J. CRITELLI

President and Chief Executive Officer

WILLIAM S. LANCE

Executive Vice President and Chief Financial Officer

KENNETH C. DOOLITTLE

Executive Vice President

JOHN H. SANDERS

Senior Vice President

DIANE WYLAM, ESQ

Senior Vice President

JOHN F. CARMODY

Senior Vice President

JOSEPH A. KNELLER
(1946 - 2013)

Senior Vice President

WE ARE PLEASED WITH THE RESULTS WE ACHIEVED IN 2012, WHICH REPRESENT A RECORD LEVEL OF EARNINGS

DILUTED EARNINGS PER SHARE
$ 3.00
$ 2.50
$ 2.00
$ 1.50
$ 1.00
$ 0.50
$ 0.00
$2.41
$2.55
$2.64
$2.39
$2.56
'08
'09
'10
'11
'12

CASH DIVIDENDS PER SHARE
$ 1.50
$ 1.00
$ 0.50
$ 0.00
$1.02
$1.09
$1.13
$1.17
$1.21
'08
'09
'10
'11
'12

Additional new staff members that were hired throughout the year include: Frank Sislo who was hired as the Consumer Loan Officer in the Retail Lending Division. Frank is a graduate of the University of Scranton with a Bachelor of Science degree in operations management and has over 5 years of financial management experience in retail lending. Angelo Ambrosecchia was hired as a Mortgage Loan Originator in Lackawanna County and is based in the Central Scranton Community Office. Angelo is a graduate of the Pennsylvania State University and received a Bachelor of Science degree in economics. He has twelve years of experience as a mortgage loan originator coupled with mortgage processing and central lending experience. Patricia Fortunato was hired as Community Office Manager of the West Scranton Office. Patricia has worked in retail lending and as a loan officer or branch manager in financial services since 1997.

We had a number of employees attain milestones in their careers: Two employees were recognized for achieving 25 years of service with the Bank: Jodi Wood, Loan Operations Supervisor, and Kelly Teeple, Executive Administrative Assistant. Two employees also attained 20 years of service: JoAnn Fuller, Deposit Operations Manager, and Thomas Kowalski, Resource Recovery Manager. Additionally, two employees achieved 15 years of service: Joseph Kneller who recently passed away and had been a Senior Vice President, and Annette Jurkowski, BSA Analyst. In addition, 6 employees achieved 10 years of service and 10 employees attained 5 years of service.

We are very proud of our staff and all that we have accomplished for our customers and stockholders this past year. It is significant to note that the commitment and dedication of our employees truly makes Wayne Bank an outstanding place to work and do business.

We are pleased with the results we achieved in 2012, which represent a record level of earnings. In addition, we increased our cash dividend for the twenty-first consecutive year in 2012 to $1.21 per share, which results in a dividend yield in excess of 4.00% based on our year-end closing stock price. These results reflect the positive impact from the acquisition of North Penn in 2011. A portion of the benefits have been partially offset by continued pressure related to the fragile economy on sectors of our customer base which has resulted in increases in non-performing loans, net charge-offs and loan loss provisions. As we continue to move through the prolonged economic downturn, we will remain diligent in controlling and minimizing credit related costs brought on us by our ailing economy. We believe that we are well positioned to take advantage of the opportunities available to us, and we look forward to serving our growing customer base as the economy rebounds from the recent difficulties.

Wayne Bank is proud to continue its 141 year tradition of being a symbol of strength, safety and security for the communities, customers and stockholders we serve. We truly appreciate your support.

LEWIS J. CRITELLI
President & Chief Executive Officer

JOHN E. MARSHALL
Chairman of the Board

LEWIS J. CRITELLI
President and Chief Executive Officer

WILLIAM W. DAVIS, JR.
Director

NORWOOD FINANCIAL CORP
2012 BOARD OF DIRECTORS

DR. ANDREW A. FORTE
Director

SUSAN GUMBLE-COTTELL
Director

KEVIN M. LAMONT
Director

RALPH A. MATERGIA, ESQ.
Director

DANIEL J. O'NEILL
Director

DR. KENNETH A. PHILLIPS
Director

RICHARD L. SNYDER
Director

WAYNE BANK COMMUNITY OFFICES (800) 598-5002 • WAYNEBANK.COM

WAYNE
LACKAWANNA
PIKE
MONROE
LAKEWOOD
HONESDALE
WILLOW
WAYMART
ABINGTON
HAWLEY
SHOHOLA
WEST SCRANTON
CENTRAL SCRANTON
MILFORD
LORDS VALLEY
MARSHALLS CREEK
TANNERSVILLE
STROUD MALL
STROUDSBURG
EFFORT
370
191
81
6
590
434
84
390
402
380
209
940
611
80
115

ADMINISTRATIVE & MAIN OFFICE 717 Main Street, Honesdale, PA 18431
WAYMART 228 Belmont Street, Waymart, PA 18472
HONESDALE 245 Willow Avenue, Honesdale, PA 18431
HAWLEY/LAKE WALLENPAUPACK 63 Welwood Avenue, Hawley, PA 18428
MILFORD 111 West Harford Street, Milford, PA 18337
SHOHOLA 107 Richardson Avenue, Shohola, PA 18458
LAKEWOOD 17 Como Road, Lakewood, PA 18439
STROUD MALL 308 Stroud Mall Road, Stroudsburg, PA 18360
LORDS VALLEY 637 Route 739, Lords Valley, PA 18428
MARSHALLS CREEK 5165 Milford Road, East Stroudsburg, PA 18302
TANNERSVILLE 2951 Route 611, Suite 101, Tannersville, PA 18372
CENTRAL SCRANTON 216 Adams Avenue, Scranton, PA 18503
WEST SCRANTON 623 South Main Avenue, Scranton, PA 18504
ABINGTON 651 Northern Boulevard, Clarks Summit, PA 18411
STROUDSBURG 334 North Ninth Street, Stroudsburg, PA 18360
EFFORT 2226 Barney Lane, Effort, PA 18330

2012 CONSOLIDATED FINANCIAL REPORT

MANAGEMENT’S DISCUSSION & ANALYSIS	10

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING	29

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	30

CONSOLIDATED BALANCE SHEETS	32

CONSOLIDATED STATEMENTS OF INCOME	33

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME	34

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY	35

CONSOLIDATED STATEMENTS OF CASH FLOWS	36

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	38

INVESTOR INFORMATION	74

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS

Introduction
This Management’s Discussion and Analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp (the Company) and its subsidiary Wayne Bank (the Bank) as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011, and 2010. This section should be read in conjunction with the consolidated financial statements and related footnotes.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words believes, anticipates, contemplates, expects, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in Federal and State laws, changes in interest rates, risks associated with the acquisition of North Penn Bancorp, Inc. (“North Penn”) the ability to control costs and expenses, demand for real estate, changes in regulatory environment and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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

In estimating other-than-temporary impairment losses on securities, the Company considers 1) the length of time and extent to which the fair value has been less than cost and 2) the financial condition of the issuer. The Company does not have the intent to sell these securities and it is more likely than not that it will not sell the securities before recovery of their cost basis. The Company believes that the unrealized losses at December 31, 2012 and 2011 represent temporary impairment of the securities.

The fair value of financial instruments is based upon quoted market prices, when available.  For those instances where a quoted price is not available, fair values are based upon observable market based parameters as well as unobservable parameters.  Any such valuation is applied consistently over time.

 NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

In connection with the acquisition of North Penn, we recorded goodwill in the amount of $9.7 million, representing the excess of amounts paid over the fair value of the net assets of the institution acquired at the date of acquisition.  Goodwill is tested and deemed impaired when the carrying value of goodwill exceeds its implied fair value.

Results of Operations – Summary

Net income for the Company for the year ended December 31, 2012 totaled $8,403,000 which represents an increase of $1,047,000, or 14.2%, over the $7,356,000 earned in 2011.  The resulting basic and diluted earnings per share were $2.56 in 2012, increasing from $2.39 in 2011.  The return on average assets (ROA) for the year ended December 31, 2012 was 1.23% with a return on average equity (ROE) of 9.22% compared to an ROA of 1.18% and an ROE of  9.26% in the prior year.  The improved earnings were attributable to an increase in net interest income and securities gains which offset higher loan loss provisions and increased operating expenses.

Net interest income on a fully taxable equivalent basis (fte) totaled $26,006,000 in 2012, which was $2,242,000, or 9.4%, higher than the $23,764,000 reported in 2011.  The improved earnings can be attributed to a $52.0 million increase in average earning assets which exceeded the $38.5 million increase in average interest-bearing liabilities, and the spread earned.  Effective asset/liability management strategies also contributed to the improved earnings as a fourteen basis point decrease in the yield earned was offset by a nineteen basis point reduction in the cost of funds.

Average loans outstanding increased $63.8 million in 2012 which partially reflects growth related to the acquisition of North Penn in 2011.  Average commercial loans increased $52.2 million due primarily to $45.2 million of growth in commercial real estate loans.  Retail loans grew $11.7 million during the year due to a $13.2 million increase in residential mortgage loans.  The growth in residential mortgage loans is after the sale of $7.0 million of long-term fixed-rate loans which were sold to reduce the risk of rising interest rates.  Growth and reinvestment at current market rates resulted in reduced yield on average loans, but loan growth generated a $2,251,000 increase in interest income in spite of a 29 basis point reduction in the yield earned.  Income from the securities portfolio decreased $520,000 as lower yields were earned on new investments in comparison to portfolio runoff.  During 2012, the yield on securities available for sale decreased 27 basis points.   Average interest bearing liabilities grew $38.5 million in 2012 due to growth in deposits.  Average interest bearing deposits increased $51.5 million, but a 15 basis point reduction in the average rate paid resulted in a $191,000 decrease in the cost of these funds.  Average borrowings declined $13.0 million during the year as the Company continued to pay down long-term debt.  The reduced balances and the reduction in the cost of borrowings resulted in a $341,000 savings in interest expense.

Other income for the year ended 2012 totaled $5,206,000 which was $471,000 higher than the $4,735,000 reported in the prior year.  Gains on the sales of investment securities totaled $1,419,000 on sales of $40.9 million in 2012 compared to net gains of $973,000 on sales of $31.2 million in 2011, as the continued low rate environment provided opportunities to reposition the portfolio.  The 2012 period also includes $211,000 of gains and servicing rights on the sale of $7.0 million residential mortgage loans to reduce the Company’s exposure to rising interest rates.  Earnings on bank-owned life insurance policies increased $76,000 compared to the prior year due to policies acquired in the North Penn transaction and a $3.0 million policy purchased in 2012.

 NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

For the year ended December 31, 2012, other expenses totaled $16,081,000 compared to $15,813,000 for the similar period of 2011, an increase of $268,000, or 1.7%.  The higher level of costs includes increases of $555,000 in salaries and benefit costs, and a $158,000 increase in occupancy and equipment costs.  These increases reflect the full-year effect of the additional offices and staff acquired from North Penn.  Professional fees decreased $472,000 compared to 2011 due primarily to merger related costs incurred in the prior period, while foreclosed real estate expenses declined $361,000.  Income tax expense for the year of 2012 totaled $3,036,000 for an effective tax rate of 26.5% compared to $2,579,000 and 26.0% in 2011 due to a $1.5 million increase in pre-tax income.

The following table sets forth changes in net income (in thousands):

Net income 2011	$7,356
Net interest income	2,176
Provision for loan losses	(875)
Net gains on sale of securities	446
Other income	25
Salaries and employee benefits	(555)
Occupancy, furniture and equipment	(158)
Foreclosed real estate owned	361
Professional fees	472
Other expenses	(388)
Income tax expense	(457)
Net income for 2012	$8,403

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

Net interest income on a fully taxable equivalent basis (fte) totaled $23,764,000 in 2011, an increase of $3,102,000, or 15.0%, over 2010.  Average loans outstanding increased $58.5 million due primarily to loans acquired from North Penn and added $3,359,000 of interest income due to growth.  The net interest margin improved 4 basis points in 2011 to 4.08% as a 39 basis point reduction in the cost of funds exceeded the 25 basis point reduction on the yield earned.  The reduction in the cost of funds was due to the continued low interest rate environment and the downward repricing on deposits and borrowed funds, most notably certificates of deposit which mature and reinvest at current market rates.

Loans receivable increased $101.0 million in 2011 due primarily to the North Penn transaction.  Total commercial loans, primarily real estate related, grew $77.8 million while retail loans increased $23.2 million during the year. The low interest rate environment in place during the year led to sales of residential mortgage loans for purposes of interest rate risk management, and the Company sold $8.7 million of fixed rate loans.  As a result of the continued slow down in the local economy, the Company experienced an increase in non-performing loans from the $4,079,000 reported in 2011 to $7,815,000 as of December 31, 2011, which includes $1.9 million of loans acquired from North Penn.  As of year-end, non-performing loans represented 1.71% of total loans compared to 1.14% at December 31, 2010.  Net charge-offs totaled $1,733,000 in 2011, increasing from $837,000

 NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

in the prior year.  The increase was due primarily to one loan which had been carried in non-accrual status and has since been transferred to foreclosed real estate.  Based on the increase in charge-offs and non-performing loans, the Company determined that it would be appropriate to allocate $1,575,000 to the allowance for loan losses for potential future losses.  As of December 31, 2011, the allowance for loan losses totaled $5,458,000 and 1.19% of total loans decreasing from $5,616,000 and 1.57% of total loans at December 31, 2010.  The decrease in the ratio of the allowance to total loans is a result of the accounting treatment for mergers whereby the loans are acquired at fair value and the sellers’ allowance is eliminated.

Other income totaled $4,735,000 in 2011 compared to $4,064,000 in 2010.  Gains on the sale of investment securities increased $525,000 as the low rate environment created opportunities to reposition the portfolio.  Net gains of $973,000 on sales of $31.2 million of investment securities were recorded in 2011 compared to gains of $448,000 on sales of $23.5 million in 2010.  Earnings on bank owned life insurance policies improved $72,000 compared to 2010 due to the additional policies acquired in the North Penn transaction.  The 2011 period also includes $271,000 of gains on sales of $8.7 million of mortgage loans and servicing rights compared to $307,000 of net gains in 2010 on sales of $12.4 million of mortgage loans and servicing rights.

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

 NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

FINANCIAL CONDITION

Total Assets
Total assets as of December 31, 2012, were $672.3 million compared to $668.8 million as of year-end 2011, an increase of $3.5 million. Loans outstanding increased $18.8 million but this growth was offset by a decrease in the securities portfolio and interest-bearing deposits with banks.

Loans Receivable
As of December 31, 2012, loans receivable totaled $476.7 million compared to $457.9 million as of year-end 2011, an increase of $18.8 million.  Commercial real estate loans provided $12.0 million, or 63.8% of the growth, while retail loans provided $4.5 million, or 23.9% of the total growth.

Residential real estate loans, which includes home equity lending, totaled $150.0 million as of December 31, 2012, compared to $148.1 million as of year-end 2011, an increase of $1.9 million.   Residential mortgage refinancing activity continued in 2012 as customers took advantage of the low interest rate environment. The Company does not originate any non-traditional mortgage products such as interest-only loans or option adjustable rate mortgages and has no sub-prime mortgage exposure.  The Company evaluates sales of its long-term, fixed-rate residential loan production for interest rate risk management, with $7.0 million of long-term, fixed-rate loans sold into the secondary market during 2012.  In the current low interest rate environment, the Company expects to continue selling mortgage loans in 2013. The Company experienced a slow down and net decrease in home equity lending in 2012 as consumers paid off home equity loans with proceeds from mortgage refinancing. The slow down in home equity lending is also indicative of lower real estate values.

Commercial loans consist principally of loans made to small businesses within the Company’s market and are usually secured by real estate or other assets of the borrower. Commercial real estate loans totaled $274.5 million as of December 31, 2012, increasing from $262.5 million as of December 31, 2011.  The terms for commercial real estate loans are typically 15 to 20 years, with adjustable rates based on a spread to the prime rate or fixed for the initial three to five year period then adjusting to a spread to the prime rate. The majority of the Company’s commercial real estate portfolio is owner occupied and includes the personal guarantees of the principals. Commercial loans consisting principally of lines of credit and term loans secured by equipment or other assets increased $2.4 million to $25.1 million as of December 31, 2012.

The Company’s indirect lending portfolio (included in consumer loans to individuals) increased  $1.1 million to $8.5 million as of December 31, 2012.  The Company has de-emphasized indirect  automobile lending and as a result of the soft economy has also experienced a general slow down in other indirect financing.

Allowance for Loan Losses and Non-Performing Assets

The allowance for loan losses totaled $5,502,000 as of December 31, 2012 and represented 1.15% of total loans receivable compared to $5,458,000 and 1.19% of total loans as of year-end 2011. Net charge-offs for 2012 totaled $2,406,000 and represented .50% of average loans compared to $1,733,000 and .42% of average loans in 2011.

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

 NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

As of December 31, 2012, non-performing loans totaled $13,200,000 and represented 2.77% of total loans compared to $7,815,000 or 1.71% as of December 31, 2011.  The increase in the level of non-performing loans is due primarily to the transfer of one credit with a carrying value of $5.1 million based on the borrowers’ inability to make scheduled payments. Based on the level of non-performing loans, high unemployment, a soft real estate market and a slow economy, the Company added $2,450,000 to the allowance for loan losses for the year ended December 31, 2012 compared to $1,575,000 in 2011.

Foreclosed real estate owned totaled $852,000 as of December 31, 2012 and $2,910,000 as of December 31, 2011. The decrease is principally due to the sale of a commercial property located in Luzerne County which was carried at $2,000,000 as of December 31, 2011.

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

The Company has limited exposure to higher-risk loans. There are no option ARM products, interest only loans, sub-prime loans or loans with initial teaser rates in its residential real estate portfolio. The Company has $12.0 million of junior lien home equity loans. For 2012, net charge-offs for this portfolio totaled $165,000.

As of December 31, 2012, the Company considered its concentration of credit risk profile to be acceptable. The three highest concentrations are in the hospitality lodging industry, property owners associations and restaurants.

Due to weaker economic conditions the Company has seen an increase in its adversely classified loans. The Company assesses a loss factor against the classified loans, which is based on prior experience. Classified loans which are considered impaired are measured on a loan by loan basis. The Company values such loans by either the present value of expected cash flows, the loan’s obtainable market price or the fair value of collateral if the loan is collateral dependent.

At December 31, 2012, the recorded investment in impaired loans, not requiring an allowance for loan losses was $11,074,000 (net of charge-offs against the allowance for loan losses of $1,656,000) and those impaired loans requiring an allowance totaled $551,000 (net of a charge-off against the allowance for loan losses of $710,000). The recorded investment in impaired loans not requiring an allowance for loan losses was $6,807,000 (net of $698,000) and $6,823,000 (net of $0) requiring an allowance for loan losses as of December 31, 2011.

As a result of its analysis, after applying these factors, management considers the allowance as of December 31, 2012, adequate. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses, that might be incurred in the future.

 NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

The following table sets forth information with respect to the Company’s allowance for loan losses at the dates indicated:
Year ended December 31,
(dollars in thousands)
2012	2011	2010	2009	2008

Allowance balance at beginning of period	$5,458	$5,616	$5,453	$4,233	$4,081
Charge-offs:
Commercial	(24)	(2)	(85)	(17)	(7)
Real Estate	(2,354)	(1,735)	(699)	(358)	(465)
Consumer	(59)	(109)	(82)	(139)	(171)
Total	(2,437)	(1,846)	(866)	(514)	(643)
Recoveries:
Commercial	—	5	—	11	—
Real Estate	7	51	2	4	1
Consumer	24	57	27	34	59
Total	31	113	29	49	60
Provision expense	2,450	1,575	1,000	1,685	735
Allowance balance at end of period	$5,502	$5,458	$5,616	$5,453	$4,233
Allowance for loan losses as a percent
of total loans outstanding	1.15%	1.19%	1.57%	1.50%	1.21%
Net loans charged off as a percent of
average loans outstanding	.50%	.42%	.24%	.13%	.17%
Allowance coverage of non-performing loans	.4	x	.7	x	1.4	x	1.1	x	2.0	x

The following table sets forth information regarding non-performing assets.

	December 31,
	(dollars in thousands)
	2012	2011	2010	2009	2008
Non-accrual loans:
Commercial	$328	$404	$513	$—	$—
Real estate	12,872	7,411	3,527	4,916	2,087
Total	13,200	7,815	4,040	4,916	2,087

Accruing loans which are contractually
past due 90 days or more	—	—	39	99	—

Total non-performing loans	13,200	7,815	4,079	5,015	2,087
Foreclosed real estate	852	2,910	748	392	660
Total non-performing assets	$14,052	$10,725	$4,827	$5,407	$2,747

Non-performing loans to total loans	2.77%	1.71%	1.14%	1.38%	.60%

Non-performing loans to total assets	1.96%	1.17%	.76%	.95%	.41%

Non-performing assets to total assets	2.09%	1.60%	.90%	1.02%	.54%

 NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

SECURITIES

The securities portfolio consists of issues of United States Government agencies, including mortgage-backed securities, municipal obligations, and corporate debt. The Company classifies its investments into two categories: held to maturity (HTM) and available for sale (AFS). The Company does not have trading securities. Securities classified as HTM are those in which the Company has the ability and the intent to hold the security until contractual maturity. As of December 31, 2012, the HTM portfolio totaled $173,000 and consisted of one municipal obligation. Securities classified as AFS are eligible to be sold due to liquidity needs or interest rate risk management. These securities are adjusted to and carried at their fair value with any unrealized gains or losses recorded net of deferred income taxes, as an adjustment to capital and reported in the equity section of the Balance Sheet as other comprehensive income. As of December 31, 2012, $145.4 million of securities were so classified and carried at their fair value, with unrealized appreciation, net of tax, of $2,797,000 included in accumulated other comprehensive income as a component of stockholders’ equity.

As of December 31, 2012, the average life of the portfolio was 4.0 years. The Company has maintained a relatively short average life in the portfolio in order to generate cash flow to support loan growth and maintain liquidity levels.  During 2012, the majority of cash flow generated from the proceeds of called U.S. agency securities and security sales were reinvested in tax-free municipal bonds and mortgage-backed securities to generate a cash flow ladder of available liquidity.  Purchases for the year totaled $67.3 million, while maturities and cash flow totaled $30.6 million and proceeds from sales were $40.9 million. The purchases were funded principally by cash flow generated from the portfolio.

The carrying value of the securities portfolio at December 31 is as follows:

	2012		2011
	(dollars in thousands)
	Carrying Value	% of portfolio	Carrying Value	% of portfolio

U.S. Government agencies	$13,092	9.0%	$13,398	8.9%
States and political subdivisions	58,959	40.5%	56,917	37.8%
Corporate obligations	8,868	6.1%	8,809	5.9%
Mortgage-backed securities – government sponsored entities	64,325	44.2%	70,965	47.2%
Equity securities – financial services	319	0.2%	263	0.2%

Total	$145,563	100.0%	$150,352	100.0%

The portfolio had $977,000 of adjustable rate instruments, which includes adjustable rate  corporate securities as of December 31, 2012 compared to $5.1 million at year end 2011. The portfolio contained no private label mortgage backed securities, collateralized debt obligations (CDOs), trust preferreds, and no off-balance sheet derivatives were in use. The U.S. Government agency portfolio consists principally of callable notes with final maturities of generally less than five years.  As of December 31, 2012, the portfolio included $1.0 million of step-up bonds.  The mortgage backed securities includes pass-through bonds and collateralized mortgage obligations (CMO’s) with Fannie Mae, Freddie Mac and Government National Mortgage Association (GNMA). The Company has no exposure to common or preferred stock of Fannie Mae or Freddie Mac.

The Company evaluates the securities in its portfolio for other-than-temporary-impairment (OTTI) as fair value declines below cost. In estimating OTTI management considers (1) the length of time and the extent of the decline in fair value and (2) the financial condition and near-term prospects of the issuer. As of December 31, 2012, the Company held 32 investment securities which had a combined unrealized loss of $206,000.

 NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

Management believes that these losses are principally due to changes in interest rates and represent temporary impairment as the Company does not have the intent to sell these securities and it is more likely than not that it will not have to sell the securities before recovery of their cost basis. The Company holds a small portfolio of equity securities of other financial institutions the value of which has been impacted by weakened conditions of the financial market.  As of December 31, 2012, the Company held no equity securities which had an unrealized loss. No impairment charges have been recognized in 2012.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The Company uses fair value measurements to record fair value adjustments to certain financial instruments and determine fair value disclosures (see Note 14 of Notes to the Consolidated Financial Statements).

Approximately $145.4 million, which represents 21.6% of total assets at December 31, 2012,  consisted of financial instruments recorded at fair value on a recurring basis. This amount consists entirely of the Company’s available for sale securities portfolio. The Company uses valuation methodologies involving market-based or market derived information, collectively Level 1 and 2 measurements, to measure fair value. There were no transfers into or out of Level 3 for any instruments for the years ending December 31, 2012 and 2011.

The Company utilizes a third party provider to perform valuations of the investments. Methods used to perform the valuations include:  pricing models that vary based on asset class, available trade and bid information, actual transacted prices, and proprietary models for valuations of state and municipal obligations. In addition, the Company has a sample of fixed-income securities valued by another  independent source. The Company does not adjust values received from its providers, unless it is evident that fair value measurement is not consistent with the Company’s policies.

The Company also utilizes a third party provider to provide the fair value of certain loan servicing rights.  Fair value for the purpose of this measurement is defined as the amount at which the asset could be exchanged in a current transaction between willing parties, other than in a forced liquidation.  The fair value of mortgage servicing rights as of December 31, 2012 and 2011 was $243,000 and $308,000, respectively.

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

Total deposits as of December 31, 2012, totaled $524.4 million, decreasing $1.3 million from $525.8 million as of year-end 2011. The decrease was principally due to the run-off of certificates of deposit.

Time deposits over $100,000, which consist principally of school district funds, other public funds and short-term deposits from large commercial customers with maturities generally less than one year, totaled $71.3 million as of December 31, 2012, compared to $80.6 million at year-end 2011. The decrease reflects the Company’s strategy to reduce excess liquidity and therefore not price these deposits aggressively. These deposits are subject to competitive bid and the Company bases its bid on current interest rates, loan demand, investment portfolio structure and the relative cost of other funding sources.

As of December 31, 2012, non-interest bearing demand deposits totaled $82.1 million compared to $72.0 million at year-end 2011. Cash management accounts in the form of securities sold under agreements to

 NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

repurchase included in short-term borrowings, totaled $28.7 million at year end 2012 compared to $21.8 million as of December 31, 2011. These balances represent commercial and municipal customers’ funds invested in overnight securities. The Company considers these accounts as a source of core funding.

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

Net interest income, which is the primary source of the Company’s earnings, is impacted by changes in interest rates and the relationship of different interest rates. To manage the impact of the rate changes, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals.  The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. As of December 31, 2012, the level of net interest income at risk in a 200 basis points increase was within the Company’s policy limit of a decline less than 8% of net interest income.  Due to the inability to reduce many deposit rates by the full 200 basis points, the Company’s net interest income at risk (14.7%) was outside the policy limit in a 200 basis point declining scenario.  The Company feels that the risk is both minimal and acceptable.

Imbalances in repricing opportunities at a given point in time reflect interest-sensitivity gaps measured as the difference between rate-sensitive assets and rate-sensitive liabilities. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indicators of potential interest rate exposures over specific intervals.

At December 31, 2012, the Bank had a positive 90 day interest sensitivity gap of $54.3           million or 8.1% of total assets.  A positive gap indicates that the balance sheet has a higher level of rate-sensitive assets (RSA) than rate-sensitive liabilities (RSL) at the specific time interval. This would indicate that in an increasing rate environment, the yield on interest-earning assets would increase faster than the cost of interest-bearing liabilities in the 90 day time frame. The level of RSA and RSL for an interval is managed by ALCO strategies, including adjusting the average life of the investment portfolio through purchase and sales, pricing of deposit liabilities to attract long or short term time deposits, utilizing borrowings to fund loan growth, loan pricing to encourage variable rate products and evaluation of loan sales of long term fixed rate mortgages.

The Company analyzes and measures the time periods in which RSA and RSL will mature or reprice in accordance with their contractual terms and assumptions. Management believes that the assumptions used are reasonable. The interest rate sensitivity of assets and liabilities could vary substantially if differing assumptions were used or if actual experience differs from the assumptions used in the analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Interest rates may change at different rates changing the shape of the yield curve. The level of rates on the investment securities may also be affected by the spread relationship between different investments. This was evident in 2011 as the spread between certain asset classes were at historical highs in relation to treasuries due to market liquidity and credit concerns. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed. Finally, the ability of borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase. It should be noted that the operating results of the Company are not subject to foreign currency exchange or commodity price risk.

 NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

The following table displays interest-sensitivity as of December 31, 2012 (in thousands):

	3 Months	3-12		Over
	Or Less	Months	1-3 Years	3 Years	Total
Federal funds sold and
interest-bearing deposits	$1,428	$—	$—	$—	$1,428
Securities	9,572	26,973	54,895	54,123	145,563
Loans Receivable	117,093	110,969	135,533	113,115	476,710
Total Rate Sensitive Assets (RSA)	128,093	137,942	190,428	167,238	623,701

Non-maturity interest-bearing deposits	36,976	41,859	111,185	41,070	231,090
Time Deposits	30,292	73,132	78,704	29,132	211,260
Borrowings	6,516	14,725	19,943	10,000	51,184
Total Rate Sensitive Liabilities (RSL)	73,784	129,716	209,832	80,202	493,534

Interest sensitivity gap	$54,309	$8,226	$(19,404)	$87,036	$130,167
Cumulative gap	54,309	62,535	43,131	130,167
RSA/RSL-cumulative	173.6%	130.7%	110.4%	126.4%

As of December 31, 2011
Interest sensitivity gap	$76,745	$(21,350)	$(6,566)	$68,689	$117,518
Cumulative gap	76,745	55,395	48,829	117,518
RSA/RSL-cumulative	213.2%	125.2%	111.8%	125.3%

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

As of December 31, 2012, the Company had cash and cash equivalents of $12.3 million in the form of cash, due from banks, balances with the Federal Reserve Bank, and short-term deposits with other institutions. In addition, the Company had total securities available for sale of $145.4 million, which could be used for liquidity needs. This totals $157.7 million and represents 23.5% of total assets compared to $171.7 million and 25.7% of total assets as of December 31, 2011. The Company also monitors other liquidity measures, all of which were within the Company’s policy guidelines as of December 31, 2012. Based upon these measures, the Company believes its liquidity position is adequate.

The Company maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB), the Atlantic Central Bankers Bank (ACBB) and other correspondent banks, which support liquidity needs. The total available under all the lines was $43 million, with $-0- outstanding at December 31, 2012 and December 31, 2011. The maximum borrowing capacity from FHLB was $254.6 million. As of December 31, 2012, the Company had $22.5 million in term borrowings from the FHLB, compared to $27.7 million at December 31, 2011.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

OFF-BALANCE SHEET ARRANGEMENTS
The Company’s financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments, as of December 31, 2012 totaled $66.4 million. They consisted of $17.6 million of commitments for residential and commercial real estate, construction and land developments loans, $17.8 million in unused home equity lines of credit, $6.1 million in performance and standby letters of credit and $24.9 million in other unused commitments, principally commercial lines of credit. Because these instruments have fixed maturity dates and many of them will expire without being drawn upon, they do not represent any significant liquidity risk.

Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

The following table represents the aggregate of on and off-balance sheet contractual obligations to make future payments (in thousands):

CONTRACTUAL OBLIGATIONS

	December 31, 2012
	Total	Less than 1 year	1-3 years	4-5 years	Over 5 years

Time deposits	$211,260	$103,601	$78,704	$28,955	$—
Long-term debt	22,487	5,000	7,487	10,000	—
Operating leases	3,238	321	621	428	1,868

	$236,985	$108,745	$86,812	$39,560	$1,868

RESULTS OF OPERATIONS

NET INTEREST INCOME
Net interest income is the most significant source of revenue for the Company and represented 71.5% of total revenue for the year ended December 31, 2012.  Net interest income (fte) totaled $26,006,000 for the year ended December 31, 2012 compared to $23,764,000 for 2011, an increase of $2,242,000 or 9.4%.  The resulting fte net interest spread and net interest margin were 3.91% and 4.10% respectively in 2012 compared to 3.86% and 4.08%, respectively in 2011.

Interest income (fte) for the year ended December 31, 2012 totaled $30,656,000 compared to $28,946,000 in 2011.  The fte yield on average earning assets was 4.83%, decreasing 14 basis points from the 4.97% reported last year.  The continued low interest rate environment impacted the yield earned as new growth was added at historically low rates.  This most notably affected taxable securities which earned 2.17% in 2012 compared to 2.61% in 2011 as cash flow from the portfolio was reinvested at the lower rates.  Loan yields were also impacted by growth at lower than historical rates and earned 5.38% in 2012 compared to 5.67% in the prior year.  The reduced yield was offset by a $52.0 million increase in average earning assets, resulting in the $1,710,000 increase in interest income (fte).

Interest expense was $4,650,000 in 2012 which resulted in an average cost of interest bearing liabilities of 0.92% compared to total interest expenses of $5,182,000 in 2011 with an average cost of 1.11%.  The continued low rate environment also impacted rates paid on deposits as the Company reduced rates paid on money market, time and cash management accounts to market levels.  Total interest bearing deposits cost 0.80% in 2012 which

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

was 15 basis points lower than the 0.95% cost in the prior year due primarily to a 21 basis point reduction in time deposits as certificates repriced to current market rates upon maturity and new growth was added at the reduced levels.  Short term borrowings (including cash management accounts) and long term debt also repriced downward in 2012.

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

Interest expense was $5,182,000 in 2011 which resulted in an average cost of interest bearing liabilities of 1.11% compared to total interest expenses of $6,023,000 in 2010 with an average cost of 1.50%.  The continued low rate environment also impacted rates paid on deposits as the Company reduced rates paid on money market, time and cash management accounts to market levels.  Total interest bearing deposits cost .95% in 2011 which was 33 basis points lower than the 1.28% cost in the prior year due primarily to a 43 basis point reduction in time deposits as certificates repriced to current market rates upon maturity and new growth was added at the reduced levels.  Short term borrowings (including cash management accounts) and long term debt also repriced downward in 2011.

OTHER INCOME

Other income totaled $5,206,000 for the year ended December 31, 2012 compared to $4,735,000 in 2011, an increase of $471,000 or 10.0%.  Net gains on the sales of securities provided $446,000 of the increase as the Company took advantage of opportunities in the credit markets to reposition the portfolio.  Earnings on bank owned life insurance policies increased $76,000 due to policies acquired from North Penn and a new purchase late in 2012.

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

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

Other Income (dollars in thousands)
For the year ended December 31

	2012	2011	2010
Service charges on deposit accounts	$148	$159	$151
ATM Fees	190	236	288
NSF Fees	922	996	1,058
Safe deposit box rental	58	57	53
Loan related service fees	431	386	292
Debit card	565	474	413
Fiduciary activities	355	409	405
Commissions on mutual funds & annuities	191	140	116
Gain on sales of mortgage loans and servicing rights	211	271	307
Earnings on and proceeds from bank-owned life insurance	539	463	391
Other income	177	171	142
	3,787	3,762	3,616
Net realized gains on sales of securities	1,419	973	448

Total	$5,206	$4,735	$4,064

OTHER EXPENSES

Other expenses totaled $16,081,000 for the year ended December 31, 2012 compared to $15,813,000 in 2011.  The $268,000, or 1.7%, increase in costs in 2012 includes over $700,000 of operating expenses related to the five new offices acquired in the North Penn transaction. These increases were offset by the reduction of approximately $800,000 of merger related costs incurred in 2011 and a $361,000 reduction in costs connected with foreclosed real estate properties.  The Company’s efficiency ratio, which measures total other expenses as a percentage of net interest income (fte) plus other income, was 51.5% in 2012 compared to 55.5% in 2011, reflecting the costs related to the acquisition in 2011.

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

INCOME TAXES

Income tax expense for the year ended December 31, 2012 was $3,036,000 for an effective tax rate of 26.5% compared to an expense of $2,579,000 and an effective tax rate of 26.0% in 2011.  The increased effective rate reflects the $1.5 million improvement in income before taxes which is calculated at the statutory 34% rate.

Income tax expense for the year ended December 31, 2011 totaled $2,579,000 which resulted in an effective tax rate of 26.0% compared to $2,662,000 and 26.7% for 2010.  The reduced rate reflected an increase in tax-exempt income earned in 2011 from loans, investment securities and bank owned life insurance.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

CAPITAL AND DIVIDENDS
Total stockholders’ equity as of December 31, 2012, was $92.4 million, compared to $88.1 million as of year-end 2011.  The increase was due primarily to retention of earnings of $4,434,000 after cash dividends declared of $3,969,000. Accumulated other comprehensive income decreased $518,000 in 2012 as previously unrealized gains were recognized in 2012.  As of  December 31, 2012 the Company had a leverage capital ratio of 11.77%, Tier 1 risk-based capital of 16.37% and total risk-based capital of 17.51% compared to, 11.29%, 15.86% and 17.04%, respectively, in 2011.

The Company’s stock is traded on the Nasdaq Global market under the symbol, NWFL. As of December 31, 2012, there were approximately 1,700 shareholders based on transfer agent mailings.

The following table sets forth the price range and cash dividends declared per share regarding common stock for the period indicated:

	Closing Price Range		Cash dividends
	High	Low	Declared per share
Year 2012
First Quarter	$28.00	$25.50	$.30
Second Quarter	28.50	25.94	.30
Third Quarter	30.20	26.75	.30
Fourth Quarter	31.91	29.50	.31

Year 2011
First Quarter	$27.96	$26.25	$.29
Second Quarter	28.10	26.15	.29
Third Quarter	27.00	24.02	.29
Fourth Quarter	27.50	23.30	.30

The book value of the common stock was $28.04 as of December 31, 2012 compared to $26.81 as of December 31, 2011. As of year-end 2012, the stock price was $29.75, compared to $27.47 as of December 31, 2011.

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

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

STOCK PERFORMANCE GRAPH
Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in the Nasdaq Stock Market index and (b) the cumulative total stockholder return on stocks included in the Nasdaq Bank index, as prepared by the Center for Research in Securities Prices (“CRSP”) at the University of Chicago. All three investment comparisons assume the investment of $100 at the market close on December 31, 2007 and the reinvestment of dividends paid. The graph provides comparison at December 31, 2007 and each fiscal year through December 31, 2012.

There can be no assurance that the Company’s future stock performance will be the same or similar to the historical performance shown in the above graph. The Company neither makes nor endorses any predictions as to stock performance.

LEGEND

Symbol	CSRP Total Returns Index for:	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12
♦	Norwood Financial Corp	$100	$90.91	$97.99	$99.16	$102.48	$115.72
■	CRSP Nasdaq U.S. Index	100	61.17	87.93	104.13	104.69	123.85
▲	Nasdaq Bank Index	100	72.91	60.66	72.13	64.51	77.18

Notes:

A.  Data complete through last fiscal year.
B.  Corporate Performance Graph with peer group uses peer group only performance (excludes only company).
C.  Peer group indices use beginning of period market capitalization weighting.
D.  Prepared by Zacks Investment Research, Inc. Used with permission.  All rights reserved.  Copyright 1980-2013
E.  Index Data:  Copyright NASDAQ, OMX, Inc. Used with permission.  All rights reserved.
F.  Index Data:  Calculated (or Derived) based from CRSP NASDAQ Banks Index, Center for Research in Security Prices (CRSP), Graduate School of  Business, The University of  Chicago.  Copyright 2013.  Used with permission.  All rights reserved.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NORWOOD FINANCIAL CORP
SUMMARY OF QUARTERLY RESULTS (UNAUDITED)
(Dollars in thousands, except per share amounts)

2012	December 31	September 30	June 30	March 31

Interest income	$7,157	$7,409	$7,445	$7,403
Interest expense	1,078	1,157	1,198	1,216
Net interest income	6,079	6,252	6,247	6,187
Provision for loan losses	800	900	400	350
Other income	1,016	960	921	889
Net realized gains on sales of securities	100	631	285	402
Other expense	4,053	3,957	3,957	4,147
Income before income taxes	2,342	2,986	3,096	2,981
Income tax expense	583	786	838	795
NET INCOME	$1,759	$2,200	$2,258	$2,186
Basic earnings per share	$.53	$.67	$.69	$.67

Diluted earnings per share	$.53	$.67	$.69	$.67

2011
	December 31	September 30	June 30	March 31

Interest income	$7,470	$7,655	$6,619	$6,026
Interest expense	1,244	1,392	1,301	1,245
Net interest income	6,226	6,263	5,318	4,781
Provision for loan losses	500	425	430	220
Other income	823	962	981	996
Net realized gain on sales of securities	205	544	12	212
Other expense	3,989	4,354	3,936	3,534
Income before income taxes	2,765	2,990	1,945	2,235
Income tax expense	768	775	461	575
NET INCOME	$1,997	$2,215	$1,484	$1,660

Basic earnings per share	$.61	$.67	$.50	$.60

Diluted earnings per share	$.61	$.67	$.50	$.60

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NORWOOD FINANCIAL CORP CONSOLIDATED AVERAGE BALANCE SHEETS WITH
RESULTANT INTEREST AND RATES
(Tax-Equivalent Basis, dollars in thousands)

Year Ended December 31	2012			2011			2010
	Average Balance(2)	Interest(1)	Avg Rate	Average Balance(2)	Interest(1)	Avg Rate	Average Balance(2)	Interest(1)	Avg Rate

ASSETS
Interest Earning Assets:
Federal funds sold	$-	$-	-%	$551	$1	0.18%	$3,000	$10	0.33%
Interest bearing deposits with banks	12,748	32	0.25	20,258	52	0.26	16,415	47	0.29
Securities held to maturity	172	14	8.14	170	14	8.24	280	24	8.57
Securities available for sale:
Taxable	89,786	1,950	2.17	96,891	2,528	2.61	95,121	2,969	3.12
Tax-exempt	53,571	2,923	5.46	50,245	2,865	5.70	40,332	2,340	5.80
Total securities available for sale	143,357	4,873	3.40	147,136	5,393	3.67	135,453	5,309	3.92
Loans receivable (3,4)	478,317	25,737	5.38	414,473	23,486	5.67	355,980	21,295	5.98
Total interest earning assets	634,594	30,656	4.83	582,588	28,946	4.97	511,128	26,685	5.22
Non-interest earning assets:
Cash and due from banks	9,163			8,394			7,402
Allowance for loan losses	(5,683)			(5,575)			(4,476)
Other assets	44,123			37,018			22,638
Total non-interest earning assets	47,603			39,837			24,564
TOTAL ASSETS	$682,197			$622,425			$535,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Liabilities:
Interest bearing demand and money market	$169,232	522	0.31	$140,934	554	0.39	$107,997	571	0.53
Savings	68,068	84	0.12	67,862	164	0.24	48,588	109	0.22
Time	219,232	3,054	1.39	196,253	3,133	1.60	177,761	3,603	2.03
Total interest-bearing deposits	456,532	3,660	0.80	405,049	3,851	0.95	334,346	4,283	1.28
Short-term borrowings	23,679	53	0.22	28,521	92	0.32	25,932	117	0.45
Other borrowings	26,611	937	3.52	34,774	1,239	3.56	41,712	1,623	3.89
Total interest bearing liabilities	506,822	4,650	0.92	468,344	5,182	1.11	401,990	6,023	1.50
Non-interest bearing liabilities:
Non-interest bearing demand deposits	80,161			69,721			61,966
Other liabilities	4,101			4,941			4,433
Total non-interest bearing liabilities	91,113			74,662			66,399
Stockholders' equity	79,.419			79,419			67,303
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$682,197			$662,425			$535,692

Net interest income
(tax-equivalent basis)		26,006	3.91%		23,764	3.86%		20,662	3.72%
Tax-equivalent basis adjustment		(1,242)			(1,176)			(998)
Net Interest Income		$24,764			$22,588			$19,664

Net Interest margin
(tax-equivalent basis)			4.10%			4.08%			4.04%

1	Interest and yields are presented on a tax-equivalent basis using a marginal tax rate of 34%.
2	Average balances have been calculated based on daily balances.
3	Loan balances include non-accrual loans and are net of unearned income.
4	Loan yields include the effect of amortization of purchased credit marks and deferred fees net of costs.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

RATE/VOLUME ANALYSIS
The following table shows the fully taxable equivalent effect of changes in volumes and rates on interest income and interest expense.

	Increase/(Decrease)
(dollars in thousands)	2012 compared to 2011			2011 compared to 2010
	Variance due to			Variance due to
	Volume	Rate	Net	Volume	Rate	Net
INTEREST EARNING ASSETS:
Federal funds sold	$(1)	$-	$(1)	$(6)	$(3)	$(9)
Interest bearing deposits	(19)	(1)	(20)	10	(5)	5
Securities held to maturity	-	-	-	(9)	(1)	(10)
Securities available for sale:
Taxable	(176)	(402)	(578)	54	(495)	(441)
Tax-exempt securities	185	(127)	58	566	(41)	525
Total securities available for sale	9	(529)	(520)	620	(536)	84
Loans receivable	3,480	(1,229)	2,251	3,359	(1,168)	2,191
Total interest earning assets	3,469	(1,759)	1,710	3,974	(1,713)	2,261

INTEREST BEARING LIABILITIES:
Interest-bearing demand and money market	100	(132)	(32)	150	(167)	(17)
Savings	-	(80)	(80)	46	9	55
Time	344	(423)	(79)	349	(819)	(470)
Total interest-bearing deposits	444	(635)	(191)	545	(977)	(432)
Short-term borrowings	(14)	(25)	(39)	11	(36)	(25)
Other borrowings	(288)	(14)	(302)	(255)	(129)	(384)
Total interest bearing liabilities	142	(674)	(532)	301	(1,142)	(841)

Net interest income (tax-equivalent basis)	$3,327	$(1,085)	$2,242	$3,673	$(571)	$3,102

Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

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

Management assessed the effectiveness of Norwood’s internal control over financial reporting as of December 31, 2012. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control – Integrated Framework.”  Based on our assessment and those criteria, management determined that Norwood maintained effective internal control over financial reporting as of December 31, 2012.

Norwood’s Independent registered certified public accounting firm has audited the effectiveness of Norwood’s internal control over financial reporting. Their report appears on page 31.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
of Norwood Financial Corp.
Honesdale, Pennsylvania

We have audited the accompanying consolidated balance sheets of Norwood Financial Corp. and its subsidiary as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years. These financial statements are the responsibility of Norwood Financial Corp. and its subsidiary’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Norwood Financial Corp. and its subsidiary as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Norwood Financial Corp. and its subsidiary’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 12, 2013, expressed an unqualified opinion on the effectiveness of Norwood Financial Corp. and its subsidiary’s internal control over financial reporting.

S.R. Snodgrass, A. C.
2100 Corporate Drive
Suite 400
Wexford, PA
March 12, 2013

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
of Norwood Financial Corp.
Honesdale, Pennsylvania

We have audited Norwood Financial Corp. (the “Company”) and its subsidiary’s internal control over financial reporting as of December 31, 2012 based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Norwood Financial Corp’s. and its subsidiary’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audits.

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

In our opinion, Norwood Financial Corp. and its subsidiary maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the accompanying consolidated balance sheets of Norwood Financial Corp. and its subsidiary as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012, and our report dated March 12, 2013, expressed an unqualified opinion.

S.R. Snodgrass, A. C.
2100 Corporate Drive
Suite 400
Wexford, PA
March 12, 2013

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED BALANCE SHEETS
	December 31,
	2012	2011
	(In Thousands, Except Share Data)
ASSETS
Cash and due from banks	$10,867	$8,974
Interest bearing deposits with banks	1,428	12,449

Cash and cash equivalents	12,295	21,423

Securities available for sale	145,390	150,181
Securities held to maturity, fair value 2012: $177, 2011: $177	173	171
Loans receivable (net of allowance for loan losses 2012: $5,502; 2011: $5,458)	471,208	452,449
Regulatory stock, at cost	2,630	3,675
Premises and equipment, net	7,326	7,479
Bank owned life insurance	15,357	11,887
Accrued interest receivable	2,393	2,468
Foreclosed real estate owned	852	2,910
Goodwill	9,715	9,715
Other intangibles	647	800
Other assets	4,313	5,656

Total Assets	$672,299	$668,814

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest bearing demand	$82,075	$71,959
Interest bearing demand	45,616	51,161
Money market deposit accounts	116,841	114,007
Savings	68,633	66,866
Time	211,260	221,774

Total Deposits	524,425	525,767

Short-term borrowings	28,697	21,794
Other borrowings	22,487	27,670
Accrued interest payable	1,242	1,321
Other liabilities	3,027	4,201

Total Liabilities	579,878	580,753

Stockholders’ Equity
Common stock, $.10 par value, authorized 10,000,000 shares, issued: 2012: 3,371,849 shares, 2011: 3,371,866 shares	337	337
Surplus	24,737	24,660
Retained earnings	66,742	62,308
Treasury stock at cost: 2012: 75,426 shares, 2011: 87,370 shares	(2,192)	(2,559)
Accumulated other comprehensive income	2,797	3,315

Total Stockholders’ Equity	92,421	88,061

Total Liabilities and Stockholders’ Equity	$672,299	$668,814
See notes to consolidated financial statements

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2012	2011	2010
	(In Thousands, Except per Share Data)

INTEREST INCOME
Loans receivable, including fees	$25,494	$23,289	$21,101
Securities
Taxable	1,950	2,527	2,969
Tax exempt	1,938	1,901	1,560
Other	32	53	57
Total interest income	29,414	27,770	25,687

INTEREST EXPENSE
Deposits	3,660	3,851	4,283
Short-term borrowings	53	92	117
Other borrowings	937	1,239	1,623
Total Interest Expense	4,650	5,182	6,023

Net Interest Income	24,764	22,588	19,664
PROVISION FOR LOAN LOSSES	2,450	1,575	1,000
Net Interest Income After Provision for Loan Losses	22,314	21,013	18,664

OTHER INCOME
Service charges and fees	2,237	2,255	2,231
Income from fiduciary activities	355	409	405
Net realized gains on sales of securities	1,419	973	448
Gain on sale of loans and servicing rights	211	271	307
Earnings on life insurance policies	539	463	391
Other	445	364	282
Total Other Income	5,206	4,735	4,064

OTHER EXPENSES
Salaries and employee benefits	8,403	7,848	6,507
Occupancy	1,539	1,402	1,136
Furniture and equipment	456	435	424
Data processing related operations	897	855	803
Federal Deposit Insurance Corporation insurance assessment	398	393	474
Advertising	222	205	187
Professional fees	811	1,283	650
Postage and telephone	424	510	484
Taxes, other than income	599	535	524
Foreclosed real estate	217	578	41
Amortization of intangible assets	153	108	52
Other	1,962	1,661	1,471
Total Other Expenses	16,081	15,813	12,753

Income before Income Taxes	11,439	9,935	9,975
INCOME TAX EXPENSE	3,036	2,579	2,662
Net income	$8,403	$7,356	$7,313
EARNINGS PER SHARE
BASIC	$2.56	$2.39	$2.65
DILUTED	$2.56	$2.39	$2.64

See notes to consolidated financial statements

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010

NET INCOME	$8,403	$7,356	$7, 313
Other comprehensive income (loss):
Investment securities available for sale:
Unrealized holding gains	628	4,276	(995)
Tax Effect	(209)	(1,456)	338
Reclassification of gains recognized in net income	(1,419)	(973)	(448)
Tax Effect	482	331	152
Net of tax amount	(518)	2,178	(953)

COMPREHENSIVE INCOME	$7,885	$9,534	$6,360

See notes to consolidated financial statements

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended December 31, 2012, 2011 and 2010
							Accumulated
							Other
	Common Stock			Retained	Treasury Stock		Comprehensive
	Shares	Amount	Surplus	Earnings	Shares	Amount	Income (Loss)	Total
	(Dollars in Thousands, Except per Share Data)
BALANCE - DECEMBER 31, 2009	2,840,872	$284	$9,764	$54,455	68,436	$(2,122)	$2,090	$64,471
Net Income	-	-	-	7,313	-	-	-	7,313
Other comprehensive loss	-	-	-	-	-	-	(953)	(953)
Cash dividends declared $1.13 per share	-	-	-	(3,120)	-	-	-	(3,120)
Acquisition of treasury stock	-	-	-	-	18,571	(529)	-	(529)
Stock options exercised	-	-	(120)	-	(9,276)	283	-	163
Tax benefit on stock options exercised	-	-	34	-	-	-	-	34
Sale of treasury stock for ESOP	-	-	(15)	-	(5,663)	171	-	156
Compensation expense related to
stock options	-	-	163	-	-	-	-	163

BALANCE - DECEMBER 31, 2010	2,840,872	284	9,826	58,648	72,068	(2,197)	1,137	67,698
Net Income	-	-	-	7,356	-	--	-	7,356
Other comprehensive income	-	-	-	-	-	-	2,178	2,178
Cash dividends declared $1.17 per share	-	-	-	(3,696)	-	-	-	(3,696)
Acquisition of treasury stock	-	-	-	-	23,431	(602)	-	(602)
Stock options exercised	-	-	(26)	-	(2,576)	77	-	51
Tax benefit on stock options exercised	-	-	5	-	-	-	-	5
Sale of treasury stock for ESOP	-	-	(10)	-	(5,553)	163	-	153
Compensation expense related to						-
stock options	-	-	170	-	-	-	-	170
North Penn acquisition	530,994	53	14,695	-	-	-	-	14,748

BALANCE - DECEMBER 31, 2011	3,371,866	337	24,660	62,308	87,370	(2,559)	3,315	88,061
Net Income	-	-	-	8,403	-	-	-	8,403
Other comprehensive income	-	-	-	-	-	-	(518)	(518)
Cash dividends declared $1.21 per share	-	-	-	(3,969)	-	-	-	(3,969)
Acquisition of treasury stock	-	-	-	-	11,647	(320)	-	(320)
Stock options exercised	-	-	(86)	-	(18,577)	541	-	455
Tax benefit on stock options exercised	-	-	30	-	-	-	-	30
Sale of treasury stock for ESOP	-	-	3	-	(5,014)	146	-	149
Compensation expense related to
stock options	-	-	130	-	-	-	-	130
North Penn exchange adjustment	(17)	-	-	-	-	-	-	-
BALANCE - DECEMBER 31, 2012	3,371,849	$337	$24,737	$66,742	75,426	$(2,192)	$2,797	$92,421
See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
	2012	2011	2010
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,403	$7,356	$7,313
Adjustments to reconcile net income to net cash provided by
operating activities:
Provision for loan losses	2,450	1,575	1,000
Depreciation	570	531	459
Amortization of intangible assets	153	108	52
Deferred income taxes	424	(104)	(205)
Net amortization of securities premiums and discounts	1,210	811	462
Net realized gains on sales of securities	(1,419)	(973)	(448)
Net increase in investment in life insurance	(539)	(463)	(358)
Loss (gain) on sale of bank premises and equipment and
foreclosed real estate	(5)	173	(3)
Gain on sale of mortgage loans and servicing rights	(211)	(271)	(307)
Mortgage loans originated for sale	(6,964)	(8,677)	(12,488)
Proceeds from sale of mortgage loans originated for sale	7,175	8,948	12,795
Compensation expense related to stock options	130	170	163
Decrease in accrued interest receivable and other assets	1,274	2,272	989
Decrease in accrued interest payable and other liabilities	(1,290)	(663)	(843)
Net Cash Provided by Operating Activities	11,361	10,793	8,581

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from sales	40,914	32,146	23,944
Proceeds from maturities and principal reductions on
mortgage-backed securities	30,607	34,752	66,102
Purchases	(67,312)	(54,107)	(106,742)
Securities held to maturity, proceeds from maturities	—	—	540
Redemption of FHLB stock	1,045	716	177
Net decrease (increase) in loans	(22,507)	12,405	5,118
Acquisition net of cash acquired	—	4,544	—
Purchase of life insurance policy	3,000	—	—
Purchase of bank premises and equipment	(417)	(175)	(179)
Proceeds from sales of premises and equipment and foreclosed real estate	3,421	784	100
Net Cash Provided by (Used in) Investing Activities	(17,249)	31,065	(10,940)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in deposits	(1,342)	(3,532)	2,392
Net (decrease) increase in short-term borrowings	6,903	(11,515)	7,506
Repayments of other borrowings	(5,183)	(18,106)	(5,000)
Stock options exercised	455	51	163
Tax benefit of stock options exercised	30	5	34
ESOP purchase of shares from treasury stock	149	153	156
Purchase of treasury stock	(320)	(602)	(529)
Cash dividends paid	(3,932)	(3,514)	(3,093)

Net Cash (Used in) Provided by Financing Activities	(3,240)	(37,060)	1,629
Net Increase (Decrease) in Cash and Cash Equivalents	(9,128)	4,798	(730)

CASH AND CASH EQUIVALENTS – BEGINNING	21,423	16,625	17,355
CASH AND CASH EQUIVALENTS – ENDING	$12,295	$21,423	$16,625

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

	Years Ended December 31,
	2012	2011	2010
Supplemental Disclosures of Cash Flow Information	(In thousands)
Cash payments for:
Interest paid	$4,728	$5,398	$6,544
Income taxes paid, net of refunds	$2,010	$2,363	$2,742
Supplemental Schedule of Noncash Investing Activities
Investment purchase	—	1,067	—
Transfers of loans to foreclosed real estate	1,358	3,172	448
Merger with North Penn Bancorp, Inc.
Noncash assets acquired:
Securities available for sale		$12,671
Restricted investments		985
Loans		118,336
Accrued interest receivable		566
Premise & equipment, net		2,931
Core deposit intangible		895
Deferred tax assets		2,715
Other assets		5,403
Goodwill		9,715
		$154,217
Liabilities assumed:
Time deposits		51,936
Deposits other than time deposits		83,498
Borrowings		7,776
Accrued interest payable		203
Other liabilities		600
		$144,013
Net Noncash Assets Acquired		10,204
Cash Acquired		$15,192

See notes to consolidated financial statements

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

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

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

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

The FHLB incurred losses in both 2009 and 2010 and had suspended the payment of dividends.  However, the FHLB has shown positive results during 2011 and 2012 which includes stock redemptions and resumed dividend payments.  The losses were primarily attributable to impairment of investment securities associated with the extreme economic conditions in place during the previous several years.  Management evaluated the stock and concluded that the stock was not impaired for the periods presented herein.  More consideration was given to the long-term prospects for the FHLB as opposed to the recent stress caused by the extreme economic conditions the world is facing.  Management also considered that the FHLB’s regulatory capital ratios have increased from the prior year, liquidity appears adequate, and the new shares of FHLB stock continue to change hands at the $100 par value.  Management believes no impairment charge is necessary related to FHLB stock as of December 31, 2012.

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

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

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

Loans Acquired
Loans acquired including loans that have evidence of deterioration of credit quality since origination and for which it is probable, at acquisition, that the Company will be unable to collect all contractually required payments receivable, are initially recorded at fair value (as determined by the present value of expected future cash flows) with no valuation allowance.  Loans are evaluated individually to determine if there is evidence of deterioration of credit quality since origination.  The difference between the undiscounted cash flows expected at acquisition and the investment in the loan, or the “accretable yield,” is recognized as interest income on a level-yield method over the life of the loan.  Contractually required payments for interest and principal that exceed the undiscounted cash flows expected at acquisition, or the “non-accretable difference,” are not recognized as a yield adjustment or as a loss accrual or a valuation allowance.  Increases in expected cash flows subsequent to the initial investment are recognized prospectively through adjustment of the yield on the loan over its remaining estimated life.  Decreases in expected cash flows are recognized immediately as impairment.  Any valuation allowances on these impaired loans reflect only losses incurred after the acquisition.

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

Mortgage Servicing Rights
Servicing assets are recognized as separate assets when rights are acquired through purchase or through the sale of financial assets.  Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon a third party appraisal. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance to the extent that fair value is less than the capitalized amount. The Company’s loan servicing assets at December 31, 2012 and 2011, were not impaired. Total servicing assets included in other assets as of December 31, 2012 and 2011, were $243,000 and $302,000, respectively.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

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

Goodwill
In connection with the acquisition of North Penn, we recorded goodwill in the amount of $9.7 million, representing the excess of amounts paid over the fair value of net assets of the institutions acquired in purchase transactions, at its fair value at the date of acquisition.  Goodwill is tested and deemed impaired when the carrying value of goodwill exceeds its implied fair value.  The value of the goodwill can change in the future.  We expect the value of the goodwill to decrease if there is a significant decrease in the franchise value of the Bank.  If an impairment loss is determined in the future, we will reflect the loss as an expense for the period in which the impairment is determined, leading to a reduction of our net income for that period by the amount of the impairment loss.

Intangible Assets
At December 31, 2012, the Company had intangible assets of $647,000 as a result of the acquisition of North Penn which is net of accumulated amortization of $248,000.  These intangible assets will continue to be amortized using the sum-of-the-years digits method of amortization over ten years.  At December 31, 2011, the Company had intangible assets of $800,000 arising from the North Penn transaction, which is net of accumulated amortization of $95,000.  Amortization expense related to intangible assets was $153,000, $108,000 and $52,000 for the years ended December 31, 2012, 2011 and 2010.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

As of December 31, 2012, the estimated future amortization expense for the core deposit intangible was:

2013	137,000
2014	121,000
2015	104,000
2016	88,000
2017	72,000
2018	56,000
2019	39,000
2020	23,000
2021	7,000
$647,000

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

The Company analyzes each tax position taken in its tax returns and determine the likelihood that the position will be realized. Only tax positions that are “more-likely-than-not” to be realized can be recognized in an entity’s financial statements. For tax positions that do not meet this recognition threshold, an entity will record an unrecognized tax benefit for the difference between the position taken on the tax return and the amount recognized in the financial statements. The Company does not have any unrecognized tax benefits at December 31, 2012 or 2011 or during the years then ended. No unrecognized tax benefits are expected to arise within the next twelve months.

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

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Treasury Stock
Common shares repurchased are recorded as treasury stock at cost.

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

Segment Reporting
The Company acts as an independent community financial service provider and offers traditional banking related financial services to individual, business and government customers. Through its branch and automated teller machine network, the Company offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of safe deposit services. The Company also performs personal, corporate, pension and fiduciary services through its Trust Department.

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, mortgage banking and trust operations of the Company. As such, discrete information is not available and segment reporting would not be meaningful.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Accounting Standards

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820):  Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.  The amendments in this Update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs.  Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements.  The amendments in this Update are to be applied prospectively.  For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early application by public entities is not permitted. The Company has provided the necessary disclosure in Note 14.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220):  Presentation of Comprehensive Income.  The amendments in this Update improve the comparability, clarity, consistency, and transparency of financial reporting and increase the prominence of items reported in other comprehensive income.  To increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. GAAP and IFRS, the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated.  The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income.  All entities that report items of comprehensive income, in any period presented, will be affected by the changes in this Update.  For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The amendments in this Update should be applied retrospectively, and early adoption is permitted.  The Company has provided the necessary disclosure in the Consolidated Statement of Comprehensive Income.

In December 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-10, Property, Plant, and Equipment (Topic 360):  Derecognition of in Substance Real Estate-a Scope Clarification.  The amendments in this Update affect entities that cease to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary's nonrecourse debt. Under the amendments in this Update, when a parent (reporting entity) ceases to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary's nonrecourse debt, the reporting entity should apply the guidance in Subtopic 360-20 to determine whether it should derecognize the in substance real estate. Generally, a reporting entity would not satisfy the requirements to derecognize the in substance real estate before the legal transfer of the real estate to the lender and the extinguishment of the related nonrecourse indebtedness.  That is, even if the reporting entity ceases to have a controlling financial interest under Subtopic 810-10, the reporting entity would continue to include the real estate, debt, and the results of the subsidiary's operations in its consolidated financial statements until legal title to the real estate is transferred to legally satisfy the debt.  The amendments in this Update should be applied on a prospective basis to deconsolidation events occurring after the effective date.  Prior periods should not be adjusted even if the reporting entity has continuing involvement with previously derecognized in substance real estate entities.  For public entities, the amendments in this Update are effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2012.  This ASU is not expected to have a significant impact on the Company’s financial statements.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210):  Disclosures about Offsetting Assets and Liabilities.  The amendments in this Update affect all entities that have financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement.  The requirements amend the disclosure requirements on offsetting in Section 210-20-50.  This information will enable users of an entity's financial statements to evaluate the effect or potential effect of netting arrangements on an entity's financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments in the scope of this Update.  An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.  An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented.  This ASU is not expected to have a significant impact on the Company’s financial statements.

In July, 2012, the FASB issued ASU 2012-02, Intangibles – Goodwill and Other (Topic 350) – Testing Indefinite-Lived Intangible Assets for Impairment. ASU 2012-02 give entities the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that an indefinite-lived intangible asset is impaired. If, after assessing the totality of events or circumstances, an entity determines it is more likely than not that an indefinite-lived intangible asset is impaired, then the entity must perform the quantitative impairment test. If, under the quantitative impairment test, the carrying amount of the intangible asset exceeds its fair value, an entity should recognize an impairment loss in the amount of that excess. Permitting an entity to assess qualitative factors when testing indefinite-lived intangible assets for impairment results in guidance that is similar to the goodwill impairment testing guidance in ASU 2011-08. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012 (early adoption permitted).   This ASU is not expected to have a significant impact on the Company’s financial statements.

In October, 2012, the FASB issued ASU 2012-06, Business Combinations (Topic 805) - Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution.  ASU 2012-06 requires that when a reporting entity recognizes an indemnification asset (in accordance with Subtopic 805-20) as a result of a government assisted acquisition of a financial institution and subsequently a change in the cash flows expected to be collected on the indemnification asset occurs (as a result of a change in cash flows expected to be collected on the assets subject to indemnification), the reporting entity should subsequently account for the change in the measurement of the indemnification asset on the same basis as the change in the assets subject to indemnification.  Any amortization of changes in value should be limited to the contractual term of the indemnification agreement (that is, the lesser of the term of the indemnification agreement and the remaining life of the indemnified assets).  ASU 2012-06 is effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2012. Early adoption is permitted. The amendments should be applied prospectively to any new indemnification assets acquired after the date of adoption and to indemnification assets existing as of the date of adoption arising from a government-assisted acquisition of a financial institution.  This ASU is not expected to have a significant impact on the Company’s financial statements.

In January 2013, the FASB issued ASU 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.   The amendments clarify that the scope of Update 2011-11 applies to derivatives accounted for in accordance with Topic 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or subject to an enforceable master netting arrangement or similar agreement.  An entity is required to apply the amendments for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. An entity

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

should provide the required disclosures retrospectively for all comparative periods presented.  The effective date is the same as the effective date of Update 2011-11.  This ASU is not expected to have a significant impact on the Company’s financial statements.

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220):  Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.   The amendments in this Update require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. generally accepted accounting principles (GAAP) to be reclassified in its entirety to net income.  For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts.  For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012. Early adoption is permitted.  The Company is currently evaluating the impact that these disclosures will have on its financial statements.

NOTE 3 - SECURITIES

The amortized cost and fair value of securities were as follows:

	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
AVAILABLE FOR SALE:
U.S. Government agencies	$13,076	$36	$(20)	$13,092
States and political subdivisions	55,864	2,995	(73)	58,786
Corporate obligations	8,521	347	--	8,868
Mortgage-backed securities – government sponsored entities	63,397	1,041	(113)	64,325
Equity securities – financial services	292	27	--	319
	$141,150	$4,446	$(206)	$145,390
HELD TO MATURITY:
States and political subdivisions	$173	$4	$--	$177

	December 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
AVAILABLE FOR SALE:
U.S. Government agencies	$13,268	$130	$--	$13,398
States and political subdivisions	54,106	2,640	--	56,746
Corporate obligations	8,733	130	(54)	8,809
Mortgage-backed securities – government sponsored entities	68,886	2,081	(2)	70,965
Equity securities – financial services	157	109	(3)	263
	$145,150	$5,090	$(59)	$150,181
HELD TO MATURITY:
States and political subdivisions	$171	$6	$--	$177

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 3 - SECURITIES (CONTINUED)

The following tables show the Company’s investments’ gross unrealized losses and fair value aggregated by length of time that individual securities have been in a continuous unrealized loss position:

	December 31, 2012
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government agencies	$7,056	$(20)	$--	$--	$7,056	$(20)
States and political subdivisions	5,821	(73)	--	--	5,821	(73)
Mortgage-backed securities – government sponsored entities	17,199	(113)	--	--	17,199	(113)
	$30,076	$(206)	$--	$--	$30,076	$(206)

	December 31, 2011
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
Corporate obligations	$4,152	$(54)	$--	$--	$4,152	$(54)
Mortgage-backed securities – government sponsored entities	2,495	(2)	--	--	2,495	(2)
Equity securities – financial services	34	(2)	15	(1)	49	(3)
	$6,681	$(58)	$15	$(1)	$6,696	$(59)

The Company has 32 securities in the less than twelve month category and no securities in the twelve months or more category as of December 31, 2012.  In management’s opinion, the unrealized losses on debt securities reflect changes in interest rates subsequent to the acquisition of specific securities.  No other-than-temporary-impairment charges were recorded in 2012.  Management believes that all other unrealized losses represent temporary impairment of the securities, and it is more likely than not that it will not have to sell the securities before recovery of their cost basis.

The amortized cost and fair value of securities as of December 31, 2012 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
Due in one year or less	$5,661	$5,764	$—	$—
Due after one year through five years	13,012	13,308	173	177
Due after five years through ten years	26,289	27,238	—	—
Due after ten years	32,499	34,436	—	—
	77,461	80,746	173	177
Mortgage-backed securities – government sponsored entities	63,397	64,325	—	—
	$140,858	$145,071	$173	$177

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 3 - SECURITIES (CONTINUED)

Gross realized gains and gross realized losses on sales of securities available for sale were $1,419,000 and $0, respectively, in 2012, compared to $983,000 and $10,000, respectively, in 2011, and $450,000 and $2,000, respectively, in 2010. The proceeds from the sales of securities totaled $40,914,000, $32,146,000 and $23,944,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

Securities with a carrying value of $71,497,000 and $71,245,000 at December 31, 2012 and 2011, respectively, were pledged to secure public deposits, U.S. Treasury demand notes, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Set forth below is selected data relating to the composition of the loan portfolio at December 31:

	Types of loans (dollars in thousands)
	December 31, 2012		December 31, 2011

Real Estate-Residential	$150,043	31.4%	$148,148	32.3%
Commercial	274,484	57.5	262,476	57.3
Construction	13,435	2.8	11,087	2.4
Commercial, financial and agricultural	25,113	5.3	22,684	5.0
Consumer loans to individuals	14,154	3.0	13,934	3.0
Total loans	477,229	100.0%	458,329	100.0%
Deferred fees, net	(519)		(422)
Total loans receivable	476,710		457,907
Allowance for loan losses	(5,502)		(5,458)
Net loans receivable	$471,208		$452,449

Purchased loans acquired in a business combination are recorded at fair value on their purchase date without a carryover of the related allowance for loan losses.

Upon acquisition, the Company evaluated whether each acquired loan (regardless of size) was within the scope of ASC 310-30, Receivables-Loans and Debt Securities Acquired with Deteriorated Credit Quality.  Purchased credit-impaired loans are loans that have evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments.  There were no material increases or decreases in the expected cash flows of these loans between May 31, 2011 (the “acquisition date”) and December 31, 2012.  The fair value of purchased credit-impaired loans, on the acquisition date, was determined, primarily based on the fair value of loan collateral.  The carrying value of purchased loans acquired with deteriorated credit quality was $1.1 million at December 31, 2012.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

On the acquisition date, the preliminary estimate of the unpaid principal balance for all loans evidencing credit impairment acquired in the North Penn acquisition was $1.9 million and the estimated fair value of the loans was $1.5 million. Total contractually required payments on these loans, including interest, at the acquisition date was $3.6 million. However, the Company's preliminary estimate of expected cash flows was $1.9 million. At such date, the Company established a credit risk related non-accretable discount (a discount representing amounts which are not expected to be collected from the customer nor liquidation of collateral) of $1.7 million relating to these impaired loans, reflected in the recorded net fair value. Such amount is reflected as a non-accretable fair value adjustment to loans. The Company further estimated the timing and amount of expected cash flows in excess of the estimated fair value and established an accretable discount of $329,000 on the acquisition date relating to these impaired loans.

The carrying value of the loans acquired and accounted for in accordance with ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, was determined by projecting discounted contractual cash flows. The table below presents the components of the purchase accounting adjustments related to the purchased impaired loans acquired in the North Penn acquisition as of May 31, 2011:

(In thousands)

Unpaid principal balance	$1,936
Interest	1,669
Contractual cash flows	3,605
Non-accretable discount	(1,724)
Expected cash flows	1,881
Accretable discount	(329)
Estimated fair value	$1,552

Changes in the accretable yield for purchased credit-impaired loans were as follows for the twelve months ended December 31:

(In thousands)

	2012	2011
Balance at beginning of period	$171	$329
Accretion	(95)	(67)
Reclassification and other	--	(91)
Balance at end of period	$76	$171

The following table presents additional information regarding loans acquired and accounted for in accordance with ASC 310-30 (in thousands):

	December 31, 2012	December 31, 2011

Outstanding Balance	$1,145	$1,412
Carrying Amount	$1,069	$1,241

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

There has been no allowance for loan losses recorded for acquired loans with or without specific evidence of deterioration in credit quality as of May 31, 2011 as well as those acquired without specific evidence of deterioration in credit quality as of December 31, 2012.  In addition, there has been no allowance for loan losses reversed.

The Company maintains a loan review system, which allows for a periodic review of our loan portfolio and the early identification of potential impaired loans.  Said system takes into consideration, among other things, delinquency status, size of loans, type and market value of collateral and financial condition of the borrowers.  Specific loan loss allowances are established for identified losses based on a review of such information.  A loan evaluated for impairment is considered to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement.  All loans identified as impaired are evaluated independently.  The Company does not aggregate such loans for evaluation purposes.  Impairment is measured on a loan-by-loan basis for commercial and construction loans by the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

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

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table shows the amount of loans in each category that were individually and collectively evaluated for impairment at the dates indicated:

	Real Estate Loans			Commercial	Consumer
	Residential	Commercial	Construction	Loans	Loans	Total
December 31, 2012	(In thousands)
Individually evaluated for impairment	$-	$10,246	$-	$310	$-	$10,556
Loans acquired with deteriorated credit quality	270	799	-	-	-	1,069
Collectively evaluated for impairment	149,773	263,439	13,435	24,803	14,154	465,604
Total Loans	$150,043	$274,484	$13,435	$25,113	$14,154	$477,229

	Real Estate Loans			Commercial	Consumer
	Resdiential	Commercial	Construction	Loans	Loans	Total
December 31, 2011	(In thousands)
Individually evaluated for impairment	$-	$11,786	$-	$598	$-	$12,384
Loans acquired with deteriorated credit quality	343	903	-	-	-	1,246
Collectively evaluated for impairment	147,805	249,787	11,087	22,086	13,934	444,699
Total Loans	$148,148	$262,476	$11,087	$22,684	$13,934	$458,329

The following table includes the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable.

	Recorded Investment	Unpaid Principal Balance	Associated Allowance
December 31, 2012 With no related allowance recorded:	(In thousands)
Real Estate Loans
Residential	$270	$286	$-
Commercial	10,494	10,554	-
Commercial Loans	310	310	-
Subtotal	11,074	11,150	-
With an allowance recorded:
Real Estate Loans
Commercial	551	551	9
Subtotal	551	551	9
Total:
Real Estate Loans
Residential	270	286	-
Commercial	11,045	11,105	9
Commercial Loans	310	310	-
Total Impaired Loans	$11,625	$11,701	$9

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

	Recorded Investment	Unpaid Principal Balance	Associated Allowance
December 31, 2011 With no related allowance recorded:	(In thousands)
Real Estate Loans
Residential	$343	$385	$-
Commercial	5,866	5,994	-
Commercial Loans	598	598	-
Subtotal	6,807	6,978	-
With an allowance recorded:
Real Estate Loans
Commercial	6,823	6,823	1,231
Subtotal	6,823	6,823	1,231
Total:
Real Estate Loans
Residential	343	385	-
Commercial	12,689	12,818	1,231
Commercial Loans	598	598	-
Total Impaired Loans	$13,630	$13,801	$1,231

The following information for impaired loans is presented for the year ended December 31, 2012 and 2011:

	Average Recorded Investment		Interest Income Recognized
	2012	2011	2012	2011
	(In thousands)
Total:
Real Estate loans
Residential	$281	$245	$5	$7
Commercial	12,108	15,042	226	544
Commercial Loans	340	496	2	10
Total Loans	$12,729	$15,783	$233	$561

Troubled debt restructured loans are those loans whose terms have been renegotiated to provide a reduction or deferral of principal or interest as a result of financial difficulties experienced by the borrower, who could not obtain comparable terms from alternate financing sources.  As of December 31, 2012, troubled debt restructured loans totaled $5.6 million and resulted in specific reserves of $9,000.  During 2012, there were no new loans identified as troubled debt restructurings, nor were there any loan modifications classified as troubled debt restructurings that subsequently defaulted.  As of December 31, 2011, troubled debt restructured loans totaled $7.2 million and resulted in specific reserves of $1.2 million.  During 2011, there were no new loans identified as troubled debt restructurings, nor were there any loan modifications classified as troubled debt restructurings that subsequently defaulted.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Management uses an eight point internal risk rating system to monitor the credit quality of the overall loan portfolio.  The first four categories are considered not criticized, and are aggregated as “Pass” rated.  The criticized rating categories utilized by management generally follow bank regulatory definitions.  The Special Mention category includes assets that are currently protected but are potentially weak, resulting in an undue and unwarranted credit risk, but not to the point of justifying a Substandard classification.  Loans in the Substandard category have well-defined weaknesses that jeopardize the liquidation of the debt, and have a distinct possibility that some loss will be sustained if the weaknesses are not corrected.  All loans greater than 90 days past due are considered Substandard.  Any portion of a loan that has been charged off is placed in the Loss category.

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

The following table presents the classes of the loan portfolio summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard, Doubtful and Loss within the internal risk rating system as of  December 31, 2012 and December 31, 2011 (in thousands):

	Pass	Special Mention	Substandard	Doubtful	Loss	Total
December 31, 2012
Commercial real estate loans	$251,484	$11,245	$11,755	$-	$-	$274,484
Commercial loans	24,427	318	368	-	-	25,113
Total	$275,911	$11,563	$12,123	$-	$-	$299,597

	Pass	Special Mention	Substandard	Doubtful	Loss	Total
December 31, 2011
Commercial real estate loans	$237,407	$11,009	$14,060	$-	$-	$262,476
Commercial loans	21,598	427	659	-	-	22,684
Total	$259,005	$11,436	$14,719	$-	$-	$285,160

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

For residential real estate loans, construction loans and consumer loans, the Company evaluates credit quality based on the performance of the individual credits.  The following table presents the recorded investment in the loan classes based on payment activity as of December 31, 2012 and December 31, 2011 (in thousands):

December 31, 2012	Performing	Nonperforming	Total
Residential real estate loans	$147,197	$2,846	$150,043
Construction	13,435	-	13,435
Consumer loans	14,154	-	14,154
Total	$174,786	$2,846	$177,632

December 31, 2011	Performing	Nonperforming	Total
Residential real estate loans	$145,061	$3,087	$148,148
Construction	11,087	-	11,087
Consumer loans	13,934	-	13,934
Total	$170,082	$3,087	$173,169

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due.  The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of December 31, 2012 and December 31, 2011 (in thousands):

	Current	31-60 Days Past Due	61-90 Days Past Due	Greater than 90 Days Past Due and still accruing	Non- Accrual	Total Past Due and Non- Accrual	Total Loans
December 31, 2012
Real Estate loans
Residential	$146,847	$94	$256	$-	$2,846	$3,196	$150,043
Commercial	261,527	2,333	598	-	10,026	12,957	274,484
Construction	13,363	72	-	-	-	72	13,435
Commercial loans	24,785	-	-	-	328	328	25,113
Consumer loans	14,029	114	11	-	-	125	14,154
Total	$460,551	$2,613	$865	$-	$13,200	$16,678	$477,229

	Current	31-60 Days Past Due	61-90 Days Past Due	Greater than 90 Days Past Due and still accruing	Non- Accrual	Total Past Due and Non- Accrual	Total Loans
December 31, 2011
Real Estate loans
Residential	$143,550	$160	$1,351	$-	$3,087	$4,598	$148,148
Commercial	255,613	1,015	1,524	-	4,324	6,863	262,476
Construction	10,532	-	555	-	-	555	11,087
Commercial loans	22,086	194	-	-	404	598	22,684
Consumer loans	13,835	89	10	-	-	99	13,934
Total	$445,616	$1,458	$3,440	$-	$7,815	$12,713	$458,329

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents changes in the allowance for loan losses:

	Year ended December 31,
	2012	2011	2010
	(In Thousands)
Allowance balance at beginning of period	$5,458	$5,616	$5,453
Charge-offs:
Commercial and all other	(24)	(2)	(85)
Real Estate	(2,354)	(1,735)	(699)
Consumer	(59)	(109)	(82)
Total	(2,437)	(1,846)	(866)
Recoveries:
Commercial and all other	-	5	—
Real Estate	7	51	2
Consumer	24	57	27
Total	31	113	29
Provision expense	2,450	1,575	1,000
Allowance balance at end of period	$5,502	$5,458	$5,616

The following table presents the allowance for loan losses by the classes of the loan portfolio:

(In thousands)	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Consumer	Total
Beginning balance, December 31, 2011	$1,257	$3,838	$72	$147	$144	$5,458
Charge Offs	(541)	(1,632)	(181)	(24)	(59)	(2,437)
Recoveries	7	-	-	-	24	31
Provision Expense	1,074	977	228	100	71	2,450

Ending balance, December 31, 2012	$1,797	$3,183	$119	$223	$180	$5,502

Ending balance individually evaluated for impairment	$-	$9	$-	$-	$-	$9

Ending balance collectively evaluated for impairment	$1,797	$3,174	$119	$223	$180	$5,493

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

(In thousands)	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Consumer	Total
Beginning balance, December 31, 2010	$1,167	$3,976	$110	$171	$192	$5,616
Charge Offs	(482)	(1,253)	-	(2)	(109)	(1,846)
Recoveries	44	7	-	5	57	113
Provision Expense	528	1,108	(38)	(27)	4	1,575

Ending balance, December 31, 2011	$1,257	$3,838	$72	$147	$144	$5,458

Ending balance individually evaluated for impairment	$-	$1,231	-	-	-	$1,231

Ending balance collectively evaluated for impairment	$1,257	$2,607	$72	$147	$144	$4,227

The recorded investment in impaired loans, not requiring an allowance for loan losses was $11,074,000 (net of charge-offs against the allowance for loan losses of $1,500,000) and $6,807,000 (net of charge-offs against the allowance for loan losses of $698,000) at December 31, 2012 and 2011, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $551,000 (net of a charge-off against the allowance for loan losses of $710,000) and $6,823,000 (net of a charge-off against the allowance for loan losses of $0) at December 31, 2012 and 2011, respectively. The specific reserve related to impaired loans was $9,000 for 2012 and $1,231,000 for 2011. For the years ended December 31, 2012 and 2011, the average recorded investment in these impaired loans was $12,729,000, and $15,783,000 and the interest income recognized on these impaired loans was $233,000 and $561,000, respectively.

Loans on which the accrual of interest has been discontinued amounted to $13,200,000 and $7,815,000 at December 31, 2012 and 2011, respectively. There were no loans past due 90 days or more and still accruing interest as of December 31, 2012 and 2011.  Interest income that would have been recorded on loans accounted for on a non-accrual basis under the original terms of the loans was $666,000, $535,000 and $339,000 for 2012, 2011 and 2010, respectively.

The Company’s primary business activity is with customers located in northeastern Pennsylvania. Accordingly, the Company has extended credit primarily to comercial entities and individuals in this area whose ability to honor their contracts is influenced by the region’s economy. The Company does not have any significant concentrations to any one  customer.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

As of December 31, 2012 and 2011, the Company considered its concentration of credit risk to be acceptable.  The three highest concentrations are in the hospitality lodging industry, property owners associations and food service industry, with loans outstanding of $40.7 million, or 44.6% of bank capital, to the hospitality lodging industry, $10.7 million, or 11.7% of bank capital to property owners associations, and $10.6 million, or 11.6% of bank capital to the food service industry.  There were no charge-offs in 2012 on loans within these concentrations.

Gross realized gains and gross realized losses on sales of residential mortgage loans were $270,000 and $0, respectively, in 2012 compared to $241,000 and $21,000, respectively, in 2011 and $247,000 and $13,000, respectively, in 2010.  The proceeds from the sales of residential mortgage loans totaled $7.2 million, $8.9 million and $12.8 million for the years ended December 31, 2012, 2011 and 2010, respectively.

NOTE 5 - PREMISES AND EQUIPMENT
Components of premises and equipment at December 31 are as follows:

	2012	2011
	(In Thousands)
Land and improvements	$2,238	$2,228
Buildings and improvements	9,494	9,244
Furniture and equipment	3,998	3,801
	15,730	15,273
Accumulated depreciation	(8,404)	(7,794)

	$7,326	$7,479

Depreciation expense totaled $570,000, $531,000 and $459,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

Certain facilities are leased under various operating leases. Rental expense for these leases was $327,000, $299,000 and $254,000, respectively for the years ended December 31, 2012, 2011 and 2010. Future minimum rental commitments under noncancellable leases as of December 31, 2012 were as follows (in thousands):

2013	$321
2014	312
2015	309
2016	239
2017	189
Thereafter	1,868
$3,238

NOTE 6 - DEPOSITS
Aggregate time deposits in denominations of $100,000 or more were $71,311,000 and $80,554,000 at December 31, 2012 and 2011, respectively.

At December 31, 2012, the scheduled maturities of time deposits are as follows (in thousands):

2013	$103,601
2014	53,474
2015	25,230
2016	15,254
2017	13,701
$211,260

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 7 - BORROWINGS
Short-term borrowings at December 31 consist of the following:

	2012	2011
	(In Thousands)
Securities sold under agreements to repurchase	$28,697	$21,794

The outstanding balances and related information of short-term borrowings are summarized as follows:

	Years Ended December 31,
	2012	2011
	(Dollars In Thousands)
Average balance during the year	$23,679	$28,521
Average interest rate during the year	.22%	.32%
Maximum month-end balance during the year	$32,386	$32,637
Weighted average interest rate at the end of the year	.20%	.25%

Securities sold under agreements to repurchase generally mature within one day to one year from the transaction date. Securities with an amortized cost and fair value of $29,219,000 and $29,680,000 at December 31, 2012 and $25,505,000 and $26,003,000 at December 31, 2011 were pledged as collateral for these agreements. The securities underlying the agreements were under the Company’s control.

The Company has a line of credit commitment available from the FHLB of Pittsburgh for borrowings of up to $20,000,000 which expires in December 2016. There were no borrowings under this line at December 31, 2012 and 2011. The Company has a line of credit commitment available from Atlantic Central Bankers Bank for $7,000,000 which expires on June 30, 2013.  There were no borrowings under this line of credit at December 31, 2012 and 2011. The Company has a line of credit commitment available from PNC Bank for $16,000,000 at December 31, 2012. There were no borrowings under this line of credit at December 31, 2012 and December 31, 2011.

Other borrowings consisted of the following at December 31, 2012 and 2011:

	2012	2011
	(In Thousands)

Notes with the FHLB:
Convertible note due October 2012 at 4.37%	$-	$5,000
Convertible note due May 2013 at 3.015%	5,000	5,000
Fixed rate note due July 2015 at 4.34%	7,487	7,670
Convertible note due January 2017 at 4.71%	10,000	10,000
	$22,487	$27,670

The convertible notes contain an option which allows the FHLB, at quarterly intervals, to change the note to an adjustable-rate advance at three-month LIBOR plus 17 to 22 basis points. If the notes are converted, the option allows the Bank to put the funds back to the FHLB at no charge.

Contractual maturities of other borrowings at December 31, 2012 are as follows (in thousands):

2013	$5,000
2015	7,487
2017	10,000
$22,487

The Bank’s maximum borrowing capacity with the FHLB was $254,566,000 of which $22,487,000 was outstanding at December 31, 2012. Advances from the FHLB are secured by qualifying assets of the Bank.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 8 - EMPLOYEE BENEFIT PLANS
The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan. The plan permits employees to make pre-tax contributions up to 15% of the employee’s compensation. The amount of contributions to the plan, including matching contributions, is at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan after one year of employment. Employee contributions are vested at all times, and any Company contributions are fully vested after five years. The Company’s contributions are expensed as the cost is incurred, funded currently, and amounted to $424,000, $398,000 and $342,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

The Company has a non-qualified supplemental executive retirement plan for the benefit of certain executive officers. At December 31, 2012 and 2011, other liabilities include $1,470,000 and $1,472,000 accrued under the Plan. Compensation expense includes approximately $120,000, $116,000 and $115,000 relating to the supplemental executive retirement plan for 2012, 2011 and 2010, respectively. To fund the benefits under this plan, the Company is the owner of single premium life insurance policies on participants in the non-qualified retirement plan. At December 31, 2012 and 2011, the cash value of these policies was $15,357,000 and $11,887,000, respectively.

The Company provides post retirement benefits in the form of split-dollar life arrangements to employees who meet the eligibility requirements.

The net periodic post retirement benefit expense included in salaries and employee benefits was $43,000 and $44,000 for the years ended December 31, 2012 and 2011, respectively.

The Company participates in the Pentegra Mulitemployer Defined Benefit Pension Plan as a result of its acquisition of North Penn.  As of December 31, 2012, the Company’s Plan was 105% funded, and total contributions made are not more than 5% of the total contributions to the Plan.  The Company’s expense related to the Plan was $14,000 in 2012 and $6,000 in 2011.

NOTE 9 - INCOME TAXES
The components of the provision for federal income taxes are as follows:

	Years Ended December 31,
	2012	2011	2010
	(In Thousands)
Current	$2,612	$2,683	$2,867

Deferred	424	(104)	(205)
	$3,036	$2,579	$2,662

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

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 9 - INCOME TAXES (CONTINUED)

Income tax expense of the Company is less than the amounts computed by applying statutory federal income tax rates to income before income taxes because of the following:

	Percentage of Income before Income Taxes
	Years Ended December 31,
	2012	2011	2010
Tax at statutory rates	34.0%	34.0%	34.0%
Tax exempt interest income, net of interest expense disallowance	(6.9)	(7.5)	(6.2)
Incentive stock options	0.3	0.5	0.5
Earnings on life insurance	(1.2)	(1.2)	(1.1)
Other	0.3	0.2	(0.5)

	26.5%	26.0%	26.7%

The income tax provision includes $482,000, $331,000 and $152,000 of income taxes relating to realized securities gains for the years ended December 31, 2012, 2011 and 2010, respectively.

The net deferred tax asset included in other assets in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

	2012	2011
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$1,871	$1,787
Deferred compensation	500	501
Purchase price adjustment	1,458	1,581
Other	292	277
Foreclosed real estate valuation allowance	48	183
Net operating loss carry forward	-	263
Total Deferred Tax Assets	4,169	4,592

Deferred tax liabilities:
Premises and equipment	334	282
Deferred loan fees	213	264
Net unrealized gains on securities	1,443	1,716

Total Deferred Tax Liabilities	1,990	2,262

Net Deferred Tax Asset	$2,179	$2,330

The Company recorded a deferred tax asset in the amount of $263,000 in 2011 related to a net operating loss carry forward resulting from its acquisition of North Penn Bancorp, Inc.  The carry forward will expire in 2030 but it is expected that the Company will realize the tax benefit before expiration based on the Company’s earning potential.  The Company’s federal and state income tax returns for taxable years through 2008 have been closed for purposes of examination by the Internal Revenue Service and the Pennsylvania Department of Revenue.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2012 and 2011, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2012, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the table:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

As of December 31, 2012:
Total capital (to risk-weighted assets)	$80,747	16.74%	$≥38,596	≥8.00%	$≥48,245	≥10.00%
Tier 1 capital (to risk-weighted assets)	75,245	15.60	≥19,298	≥4.00	≥28,947	≥6.00
Tier 1 capital (to average assets)	75,245	11.20	≥26,862	≥4.00	≥33,577	≥5.00

As of December 31, 2011:
Total capital (to risk-weighted assets)	$75,846	16.13%	$≥37,611	≥8.00%	$≥47,014	≥10.00%
Tier 1 capital (to risk-weighted assets)	70,381	14.97	≥18,806	≥4.00	≥28,208	≥6.00
Tier 1 capital (to average assets)	70,381	10.74	≥26,215	≥4.00	≥32,769	≥5.00

The Company’s ratios do not differ significantly from the Bank’s ratios presented above.

The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at December 31, 2012 and 2011 was approximately $430,000 and $372,000, respectively.

Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2012, $54,500,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above. Under Federal Reserve regulations, the Bank is limited as to the amount it may lend affiliates, including the Company, unless such loans are collateralized by specific obligations.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 11 - STOCK OPTION PLANS
The Company’s shareholders approved the Norwood Financial Corp 2006 Stock Option Plan at the Annual Meeting on April 26, 2006. An aggregate of 250,000 shares of authorized but unissued Common Stock of the Company were reserved for future issuance under the Plan. This includes up to 40,000 shares for awards to outside directors. Under this plan, the Company granted 27,500 options, which included 4,500 options granted to outside directors in 2012, 29,000 options, which included 4,500 options granted to outside directors in 2011, and 28,000 options, which included 4,000 options granted to outside directors in 2010.
Total unrecognized compensation cost related to nonvested options under the Plan was $154,000 as of December 31, 2012, $130,000 as of December 31, 2011 and $165,000 as of December 31, 2010.  Salaries and employee benefits expense includes $130,000, $170,000 and $163,000 of compensation costs related to options for the years ended December 31, 2012, 2011 and 2010, respectively. Net income was reduced by $123,000, $163,000 and $153,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

A summary of the Company’s stock option activity and related information for the years ended December 31 follows:

	2012			2011			2010
	Options	Weighted Average Exercise Price	Intrinsic Value	Options	Weighted Average Exercise Price	Intrinsic Value	Options	Weighted Average Exercise Price	Intrinsic Price
Outstanding,
beginning of year	209,914	$28.43		189,639	$28.52		170,915	$28.07
Granted	27,500	29.75		29,000	27.43		28,000	27.74
Exercised	(18,577)	24.41		(2,575)	19.69		(9,276)	17.68
Forfeited	(12,711)	29.57		(6,150)	30.25		—	—

Outstanding,
end of year	206,126	$28.90	$256,499	209,914	$28.43	$113,352	189,639	$28.52	$146,361

Exercisable,
end of year	178,626	$28.76	$256,499	180,914	$28.59	$112,152	161,639	$28.66	$145,471

Exercise prices for options outstanding as of December 31, 2012 ranged from $23.95 to $31.50 per share. The weighted average remaining contractual life is 6.1 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing with the following weighted average assumptions:

	Years Ended December 31,
	2012	2011	2010
Dividend yield	3.27%	3.30%	3.04%
Expected life	10 years	7 years	7 years
Expected volatility	25.37%	25.35%	27.18%
Risk-free interest rate	1.76%	1.39%	2.72%
Weighted average fair value of options granted	$5.61	$4.70	$6.12

The expected volatility is based on historical volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 11 - STOCK OPTION PLANS (CONTINUED)

Proceeds from stock option exercises totaled $455,000 in 2012. Shares issued in connection with stock options exercises are issued from available treasury shares. If no treasury shares are available, new shares are issued from available authorized shares. During 2012, all the shares issued in connection with stock option exercises, 18,577 shares in total, were issued from available treasury shares.

As of December 31, 2012, outstanding stock options consist of the following:

	Options Outstanding	Average Exercise Price	Remaining Life, Years	Options Exercisable	Average Exercise Price
	13,426	$23.95	1.0	13,426	$23.95
	14,700	30.00	2.0	14,700	30.00
	21,000	30.38	3.3	21,000	30.38
	19,500	31.50	4.0	19,500	31.50
	19,500	31.25	5.0	19,500	31.25
	19,000	27.50	6.0	19,000	27.50
	1,000	28.90	6.3	1,000	28.90
	18,500	28.59	7.0	18,500	28.59
	1,000	26.88	7.2	1,000	26.88
	22,500	27.77	8.0	22,500	27.77
	1,000	26.27	8.5	1,000	26.27
	27,500	27.47	9.0	27,500	27.47
	27,500	29.75	10.0	---	---
Total	206,126	$28.90	6.1	178,626	$28.76

NOTE 12 - EARNINGS PER SHARE
The following table sets forth the computations of basic and diluted earnings per share:

	Years Ended December 31,
	2012	2011	2010
	(In Thousands, Except Per Share Data

Numerator, net income	$8,403	$7,356	$7,313

Denominator:
Denominator for basic earnings per share, weighted
average shares	3,280	3,073	2,762
Effect of dilutive securities, employee stock options	5	3	4

Denominator for diluted earnings per share, adjusted weighted average
shares and assumed conversions	3,285	3,076	2,766

Basic earnings per common share	$2.56	$2.39	$2.65

Diluted earnings per common share	$2.56	$2.39	$2.64

Stock options which had no intrinsic value because their effect would be anti-dilutive and therefore would not be included in the diluted EPS calculation were 102,200, 157,000, and 140,150 for the years ended December 31, 2012, 2011 and 2010, respectively.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

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

A summary of the Bank’s financial instrument commitments is as follows:

	December 31,
	2012	2011
	(In Thousands)
Commitments to grant loans	$17,582	$43,081
Unfunded commitments under lines of credit	42,735	29,255
Standby letters of credit	6,128	11,892
	$66,445	$84,228

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

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS
Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sale transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

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

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2012 and 2011 are as follows:

	Fair Value Measurement Reporting Date using
Description	Total	(Level 1) Quoted Prices in Active Markets For Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
December 31, 2012
Available for Sale:
U.S. Government agencies	$13,092	$—	$13,092	$—
States and political subdivisions	58,786	—	58,786	—
Corporate obligations	8,868	—	8,868	—
Mortgage-backed securities – government sponsored entities	64,325	—	64,325	—
Equity securities – financial services	319	319	—	—
Total available for sale	$145,390	$319	$145,071	$—

December 31, 2011
Available for Sale:
U.S. Government agencies	$13,398	$—	$13,398	$—
States and political subdivisions	56,746	—	56,746	—
Corporate obligations	8,809	—	8,809	—
Mortgage-backed securities – government sponsored entities	70,965	—	70,965	—
Equity securities – financial services	263	263	—	—
Total available for sale	$150,181	$263	$149,918	$—

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2012 and 2011 are as follows:

	Fair Value Measurement Reporting Date using
Description	Total	(Level 1) Quoted Prices in Active Markets For Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
December 31, 2012
Impaired Loans	$11,616	$—	$—	$11,616
Foreclosed real estate	852	—	—	852

December 31, 2011
Impaired Loans	$12,399	$—	$—	$12,399
Foreclosed real estate	2,910	—	—	2,910

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Norwood has utilized Level 3 inputs to determine fair value:

	Quantitative Information about Level 3 Fair Value Measurements
(In thousands)	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range(Weighted Average)
December 31, 2012
Impaired loans	$11,616	Appraisal of collateral(1)	Appraisal adjustments(2)	10-30% (24.10%)
Foreclosed real estate owned	$ 852	Appraisal of collateral(1)(3)	Liquidation expenses(2)	20%

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various level 3 inputs which are not identifiable, less any associated allowance.
(2)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range and weighted average of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.
(3)	Includes qualitative adjustments by management and estimated liquidation expenses.

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

The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2012 and 2011.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

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

As of December 31, 2012, the fair value investment in impaired loans totaled $11,616,000 which included one loan for $551,000 for which a valuation allowance had been provided based on the estimated value of the collateral or the present value of estimated cash flows, and twenty-one loans for $11,074,000 which did not require a valuation allowance since the estimated realizable value of the collateral exceeded the recorded investment in the loan.  As of December 31, 2012, the Company has recognized charge-offs against the allowance for loan losses on these impaired loans in the amount of $2,210,000 over the life of the loans.

As of December 31, 2011, the fair value investment in impaired loans totaled $12,399,000 which included two loans for $6,823,000 for which a valuation allowance of $1,231,000 had been provided based on the estimated value of the collateral or the present value of estimated cash flows, and twenty loans for $6,807,000 which did not require a valuation allowance since the estimated realizable value of the collateral exceeded the recorded investment in the loan.  As of December 31, 2011, the Company has recognized charge-offs against the allowance for loan losses on these impaired loans in the amount of $698,000 over the life of the loans.

Mortgage servicing rights (generally carried at cost):
The Company utilizes a third party provider to estimate the fair value of certain loan servicing rights.  Fair value for the purpose of this measurement is defined as the amount at which the asset could be exchanged in a current transaction between willing parties, other than in a forced liquidation.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

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

Bank owned life insurance (carried at cost):
The fair value is equal to the cash surrender value of the Bank owned life insurance.

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

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

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

The estimated fair values of the Bank’s financial instruments were as follows at December 31, 2012 and December 31, 2011. (In thousands)

	Fair Value Measurements at December 31, 2012
	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$12,295	$12,295	$12,295	$-	$-
Securities	145,563	145,567	319	145,248	-
Loans receivable, net	471,208	485,848	-	-	485,848
Mortgage servicing rights	243	243	-	243	-
Regulatory stock	2,630	2,630	2,630	-	-
Bank owned life insurance	15,357	15,357	15,357	-	-
Accrued interest receivable	2,393	2,393	2,393	-	-

Financial liabilities:
Deposits	524,425	526,080	313,165	-	212,915
Short-term borrowings	28,697	28,697	28,697	-	-
Other borrowings	22,487	25,426	-	-	25,426
Accrued interest payable	1,242	1,242	1,242	-	-

Off-balance sheet financial instruments: Commitments to extend credit and outstanding letters of credit	-	-	-	-	-

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

	Fair Value Measurements at December 31, 2011
	Carrying Amount	Fair Value
Financial assets:	(In Thousands)
Cash and cash equivalents	$21,423	$21,423
Securities	150,352	150,358
Loans receivable, net	452,449	463,118
Mortgage servicing rights	302	308
Regulatory stock	3,675	3,675
Bank owned life insurance	11,887	11,887
Accrued interest receivable	2,468	2,468

Financial liabilities:
Deposits	525,767	527,707
Short-term borrowings	21,794	21,794
Other borrowings	27,670	30,002
Accrued interest payable	1,321	1,321

Off-balance sheet financial instruments: Commitments to extend credit and outstanding letters of credit	-	-

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

The acquired assets and assumed liabilities were measured at estimated fair values. Management made significant estimates and exercised significant judgment in accounting for the acquisition. Management measured loan fair values based on loan file reviews (including borrower financial statements or tax returns), appraised collateral values, expected cash flows and historical loss factors of North Penn Bank. Real estate acquired through foreclosure was primarily valued based on appraised collateral values. The Company also recorded an identifiable intangible asset representing the core deposit base of North Penn Bank based on management's evaluation of the cost of such deposits relative to alternative funding sources. Management used significant estimates including the average lives of depository accounts, future interest rate levels and the cost of servicing various depository products. Management used market quotations to fair value investment securities and FHLB advances.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 15 – ACQUISITION OF NORTH PENN BANCORP,  INC. (CONTINUED)

The business combination resulted in the acquisition of loans with and without evidence of credit quality deterioration. North Penn Bank's loans were deemed impaired at the acquisition date if the Company did not expect to receive all contractually required cash flows due to concerns about credit quality. Such loans were fair valued and the difference between contractually required payments at the acquisition date and cash flows expected to be collected was recorded as a nonaccretable difference. At the acquisition date, the Company recorded $1.9 million of purchased credit-impaired loans subject to a nonaccretable difference of $1.7 million. The method of measuring carrying value of purchased loans differs from loans originated by the Company (originated loans), and as such, the Company identifies purchased loans and purchased loans with a credit quality discount and originated loans at amortized cost.

North Penn Bank's loans without evidence of credit deterioration were fair valued by discounting both expected principal and interest cash flows using an observable discount rate for similar instruments that a market participant would consider in determining fair value. Additionally, consideration was given to management's best estimates of default rates and payment speeds. At acquisition, North Penn's loan portfolio without evidence of deterioration totaled $119.8 million and was recorded at a fair value of $116.7 million.

The following condensed statement reflects the values assigned to North Penn Bancorp’s net assets as of the acquisition date:

Total purchase price		$25,396

Net Assets Acquired:
Cash	$15,192
Securities available for sale	12,671
Restricted investments	985
Loans	118,336
Accrued interest receivable	566
Premises & equipment, net	2,931
Core deposit intangible	895
Deferred tax assets	2,715
Other assets	5,403
Time deposits	(51,936)
Deposits other than time deposits	(83,498)
Borrowings	(7,776)
Accrued interest payable	(203)
Other liabilities	(600)
		15,681
Goodwill resulting from North Penn Merger		$9,715

Results of operations for North Penn prior to the acquisition date are not included in the Consolidated Statement of Income for the period ended December 31, 2011. Due to the significant amount of fair value adjustments historical results of North Penn are not relevant to the Company's results of operations.

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

NOTE 16 - NORWOOD FINANCIAL CORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS
	December 31,
	2012	2011
	(In Thousands)
ASSETS
Cash on deposit in bank subsidiary	$1,120	$1,230
Securities available for sale	319	238
Investment in bank subsidiary	88,412	84,187
Other assets	3,591	3,434
	$93,442	$89,089
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$1,021	$1,028
Stockholders’ equity	92,421	88,061
	$93,442	$89,089
STATEMENTS OF INCOME
	Years Ended December 31,
	2012	2011	2010
Income:	(In Thousands)
Dividends from bank subsidiary	$3,971	$16,496	$3,120
Other interest income	6	9	17
Net realized gain on sales of securities	73	-	66
	4,050	16,505	3,203
Expenses	296	980	323
	3,754	15,525	2,880
Income tax benefit	(74)	(290)	(82)
	3,828	15,815	2,962
Equity in undistributed earnings of subsidiary	4,575	(8,459)	4,351
Net Income	$8,403	$7,356	$7,313
Comprehensive Income	$7,885	$9,534	$6,360
STATEMENTS OF CASH FLOWS
	Years Ended December 31,
	2012	2011	2010
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,403	$7,356	$7,313
Adjustments to reconcile net income to
net cash provided by operating activities:
Undistributed earnings of bank subsidiary	(4,575)	8,459	(4,351)
Net gains on sales of securities	(68)	—	(66)
Other, net	(181)	(506)	(144)
Net Cash Provided by Operating Activities	3,579	15,309	2,752

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of securities	114	—	166
Outlays for business acquisitions	—	(10,518)	—
Purchase of securities	(185)	—	—
Net Cash Provided by (used in) Investing Activities	(71)	(10,518)	166

CASH FLOWS FROM FINANCING ACTIVITIES
Stock options exercised	4535	51	163
Tax benefit of stock options exercised	30	5	34
ESOP purchase of shares from treasury stock	149	153	156
Acquisition of treasury stock	(320)	(602)	(529)
Cash dividends paid	(3,932)	(3,514)	(3,093)
Net Cash Used in Financing Activities	(3,618)	(3,907)	(3,269)
Net Increase (Decrease) in Cash and Cash Equivalents	(110)	884	(351)

CASH AND CASH EQUIVALENTS - BEGINNING	1,230	346	697
CASH AND CASH EQUIVALENTS - ENDING	$1,120	$1,230	$346

NORWOOD FINANCIAL CORP - 2012 CONSOLIDATED FINANCIAL REPORT

INVESTOR INFORMATION

STOCK LISTING
Norwood Financial Corp stock is traded on the Nasdaq Global Market under the symbol NWFL. The following firms are known to make a market in the Company’s stock:

Boenning & Scattergood, Inc. West Conshohocken, PA 800-883-1212	RBC Capital Markets Philadelphia, PA 19103 888-848-4677

Janney Montgomery Scott, LLC Scranton, PA 18503 800-638-4417	Stifel Nicolaus St,. Louis, MO 314-342-2000

TRANSFER AGENT
IST Shareholder Services, 433 S. Carlton Ave., Wheaton, IL  60187. Stockholders who may have questions regarding their stock ownership should contact the Transfer Agent at 800-757-5755.

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

SEC REPORTS AND ADDITIONAL INFORMATION
A copy of the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2012 including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission may be obtained upon written request of any stockholder, investor or analyst by contacting William S. Lance, Executive Vice President, Chief Financial Officer and Secretary, Norwood Financial Corp., 717 Main Street, PO Box 269, Honesdale, PA  18431, 570-253-1455.

NORWOOD FINANCIAL CORP
DIRECTORY OF OFFICERS

NORWOOD FINANCIAL CORP

John E. Marshall	*Chairman of the Board*
Lewis J. Critelli	*President & Chief Executive Officer*
William S. Lance	*Executive Vice President, Chief Financial Officer, Treasurer & Secretary*
Kenneth C. Doolittle	*Executive Vice President*
John F. Carmody	*Senior Vice President*
Joseph A. Kneller	*Senior Vice President*
Robert J. Mancuso	*Senior Vice President*
John H. Sanders	*Senior Vice President*

WAYNE BANK

John E. Marshall	*Chairman of the Board*
Lewis J. Critelli	*President & Chief Executive Officer*
William S. Lance	*Executive Vice President, Chief Financial Officer & Secretary*
Kenneth C. Doolittle	*Executive Vice President, Retail Administration*
John F. Carmody	*Senior Vice President, Senior Loan Officer/Corporate Bank*
Robert J. Mancuso	*Senior Vice President, Chief Information Officer*
John H. Sanders	*Senior Vice President/ Retail Bank Manager*
Thomas Byrne	*Senior Vice President*
Christe Casciano	*Senior Vice President*
William J. Henigan, Jr.	*Senior Vice President*
Joseph A. Kneller	*Senior Vice President*
Brian Mahlstedt	*Senior Vice President*
Diane Wylam	Senior *Vice President & Senior Trust Officer*
Nancy A. Hart	*Vice President, Controller, Assistant Treasurer & Assistant Secretary*
Kelley J. Lalley	*Vice President & Assistant Secretary*
Barbara A. Ridd	*Vice President & Assistant Secretary*
Robert J. Behrens, Jr.	*Vice President*
Ryan J. French	*Vice President*
Joann Fuller	*Vice President*
Karen Gasper	*Vice President*
Carolyn K. Gwozdziewycz	*Vice President*
Jennifer Jaycox	*Vice President*
William R. Kerstetter	*Vice President*
Linda M. Moran	*Vice President*
Mary Alice Petzinger	*Vice President*
Mark W. Ranzan	*Vice President*
Richard Rossi	*Vice President*
Richard Siarniak	*Vice President*
Eli Tomlinson	*Vice President*
Douglas Atherton	*Assistant Vice President*
Marianne M. Glamann	*Assistant Vice President*
Kara Talcott	*Assistant Vice President, Internal Auditor*
Jeanne Corey	*Community Office Manager*
Wendy L. Davis	*Community Office Manager*
Rosie Demorizi-Ortiz	*Community Office Manager*
Patricia Fortunato	*Community Office Manager*
Jill Hessling	*Community Office Manager*
Vonnie Lewis	*Community Office Manager*
Teresa Melucci	*Community Office Manager*
Sandra Mruczkewycz	*Community Office Manager*
Laurie J. Bishop	*Assistant Community Office Manager*
Christine Glass	*Assistant Community Office Manager*
Diane L. Richter	*Assistant Community Office Manager*
Jessica Santiago	*Assistant Community Office Manager*
Toni M. Stenger	*Assistant Community Office Manager*
Beverly Wallace	*Assistant Community Office Manager*
Angelo Ambrosecchia	*Mortgage Originator*
Maurice Dennis	*Commercial Loan Documentation Manager*
Thomas Kowalski	*Resource Recovery Manager*
Julie Kuen	*Electronic Banking Officer*
Sally J. Rapp	*Human Resources Officer*
Frank Sislo	*Consumer Loan Manager*
Doreen A. Swingle	*Residential Mortgage Lending Officer*

NORWOOD INVESTMENT CORP

Lewis J. Critelli	*President & Chief Executive Officer*
William S. Lance	*Treasurer*
Scott C. Rickard	*Senior Investment Representative, Invest Financial Corp*

MONROE COUNTY ASSOCIATE BOARD

Michael J. Baxter	James H. Ott
Sara Cramer	Marvin Papillon
Dr. Andrew A. Forte	Ray Price
Ralph A. Matergia, Esq.	Ron Sarajian