Form 10-K, Exhibit 13
period 2013-12-31
NORWOOD FINANCIAL CORP
filed 2014-03-13
CIK 1013272

NORWOOD FINANCIAL CORP

SUMMARY OF SELECTED FINANCIAL DATA

For the years ended December 31,	2013	2012	2011	2010	2009
Net interest income	$24,661	$24,764	$22,588	$19,664	$19,109
Provision for loan losses	2,400	2,450	1,575	1,000	1,685
Other income	4,734	3,787	3,762	3,616	4,929
Net realized gains on sales of securities	881	1,419	973	448	463
Other expenses	16,705	16,081	15,813	12,753	13,471
Income before income taxes	11,171	11,439	9,935	9,975	9,345
Income tax expense	2,706	3,036	2,579	2,662	2,282
NET INCOME	$8,465	$8,403	$7,356	$7,313	$7,063
Net income per share -Basic*	$2.33	$2.33	$2.17	$2.41	$2.34
-Diluted*	2.33	2.33	2.17	2.40	2.32
Cash dividends declared*	1.16	1.10	1.06	1.03	0.99
Dividend pay-out ratio	49.79%	47.23%	48.95%	42.64%	42.41%
Return on average assets	1.23%	1.23%	1.18%	1.37%	1.38%
Return on average equity	9.13%	9.22%	9.26%	10.87%	11.40%
BALANCES AT YEAR-END					
Total assets	$711,234	$672,299	$668,814	$537,005	$529,696
Loans receivable	503,097	476,710	457,907	356,855	363,474
Allowance for loan losses	5,708	5,502	5,458	5,616	5,453
Total deposits	541,182	524,425	525,767	393,865	391,473
Stockholders' equity	91,864	92,421	88,061	67,698	64,471
Trust assets under management	126,673	112,081	107,696	113,693	99,373
Book value per share*	$25.43	$25.49	$24.37	$22.23	$21.14
Tier 1 Capital to risk-adjusted assets	16.53%	16.37%	15.90%	18.44%	16.97%
Total Capital to risk-adjusted assets	17.66%	17.51%	17.08%	19.74%	18.27%
Allowance for loan losses to total loans	1.13%	1.15%	1.19%	1.57%	1.50%
Non-performing assets to total assets	1.48%	2.09%	1.60%	0.90%	1.02%

(dollars in thousands, except per share data)

*Per share information has been restated to reflect the 10% stock dividend declared in 2013.

"Wayne Bank's perseverance through difficult economic conditions has allowed us to grow our business and expand customer services while posting record results."

Lewis J. Critelli, President & Chief Executive Officer

A LETTER FROM THE PRESIDENT

Once again, I am pleased to present a recap of our accomplishments over the past year. We worked especially hard this past year to assure our customers of our willingness to support their business opportunities. The Bank had a record level of commercial loan activity with loan originations totaling over $90 million. We helped to finance numerous projects throughout our market area of Wayne, Pike, Monroe and Lackawanna County. We provided commercial financing to a wide range of businesses which support job growth; including the hotel industry, retail shopping areas, local resorts and residential property owner associations. The growth and strength of our small businesses is vital to our economic recovery. Wayne Bank considers it a priority to help our small businesses succeed.

We also originated over $50 million in residential mortgages and other types of consumer loans. With the current low interest rates many customers were able to refinance, shorten the term of their mortgage and lower their monthly payments. Wayne Bank believes that the revitalization of our residential home construction business is important to our community.

We are pleased to report that for the year ended December 31, 2013 net income totaled a record level of $8,465,000, an increase of $62,000 over the $8,403,000 earned in the prior year as an increase in other income and a reduction in income tax expense offset increased operating expenses. Earnings per share on a fully diluted basis were $2.33 for 2013, compared to $2.33 in 2012 after adjusting for the 10% stock dividend declared in 2013. The return on average assets for the year was 1.23% with a return on average equity of 9.13% compared to 1.23% and 9.22%, respectively, in 2012.

Total assets were $711.2 million as of December 31, 2013. Loans receivable totaled $503.1 million as of December 31, 2013, with total deposits of $541.2 million and stockholders' equity of $91.9 million. The Company's capital position remains "well capitalized" in accordance with risk-based capital guidelines established by bank regulators.

Loans receivable grew $26.4 million from the prior year-end due primarily to growth in commercial loans and residential mortgage loans, notwithstanding the sale of $4.0 million of fixed rate residential mortgages for purposes of interest rate risk management. Residential mortgage loans increased $8.8 million, which is net of loans sold as mentioned above. Total commercial loans grew $9.3 million in 2013, while other retail and construction loans increased $8.3 million. As of December 31, 2013, total non-performing loans were $9.5 million and represented 1.90% of total loans improving from $13.2 million, or 2.77% as of December 31, 2012. Net charge-offs for the year ended December 31, 2013, were $2,194,000 decreasing from $2,406,000 in 2012. Based on the level of charge-offs and non-performing loans, the Company determined that it would be appropriate to provide $2,400,000 for potential future losses compared to $2,450,000 for the year of 2012. As of December 31, 2013, the allowance for loan losses totaled $5,708,000 and 1.13% of total loans compared to $5,502,000 and 1.15% of total loans at December 31, 2012.

For the year, net interest income (fte) totaled $25,857,000, a decrease of $149,000 compared to 2012. The net interest margin (fte) declined 10 basis points to 4.00% in 2013. The decrease in net interest margin was principally due to growth and reinvestment at historically low interest rates. However, at 4.00%, our margin continues to exceed our peer group.

Other income for the year ended December 31, 2013 totaled $5,615,000 compared to $5,206,000 in 2012, an increase of $409,000. Gains on the sale of loans and investment securities decreased $637,000 in the aggregate while earnings and proceeds received on bank owned life insurance policies increased $847,000 in 2013. All other service charges and fees improved $199,000, or 6.6%, over the 2012 total. The 2013 period includes $112,000 in gains on sales of loans and servicing rights on the sale of $4.0 million of residential mortgage loans compared to $211,000 in similar gains on sales of $7.0 million of mortgage loans and servicing rights in the 2012 period.

Other expenses totaled $16,705,000 for 2013 compared to $16,081,000 for the similar period in 2012, an increase of $624,000. Employment and occupancy costs rose a combined $185,000 over the 2012 period, while professional fees declined

"We provided commercial financing to a wide range of businesses which support job growth; including the hotel industry, retail shopping areas, local resorts and residential property owner associations."

$185,000. All other expenses increased $624,000 net, compared to 2012 due primarily to a $350,000 increase in foreclosed real estate expenses. We continue to incur expenses including delinquent real estate taxes, maintenance and legal fees related to problem loans.

I encourage you to read the Financial Statements for a more detailed analysis of our results.

During 2013 we once again felt the negative impact of a slow economy, high unemployment and a soft real estate market. Unfortunately, the unemployment rate in all the counties we serve exceed the state and national averages. Our local real estate market continues to lag the national recovery. For example, building permits on the national level are up 20%, while in the Scranton-Wilkes Barre area they are down 18% from the previous year. As of the fourth quarter of 2013 over 700 properties were in foreclosure proceedings in our market area. These factors continued to place stress on our borrowers' cash flow, negatively impacting real estate values and limiting loan demand. In addition, many small business owners remain skeptical and are hesitant to expand their business due to uncertainty regarding Federal and State tax policies, concerns of deficit federal spending and the uncertainty of costs related to health care mandates.

SENIOR MANAGEMENT TEAM

Wayne

(Seated) **Lewis J. Critelli,** President and Chief Executive Officer (Left to right) **Kenneth C. Doolittle** Executive Vice President, **James F. Burke** Senior Vice President, **John H. Sanders** Senior Vice President, **Robert J. Mancuso** Senior Vice President, **Diane Wylam, Esq.** Senior Vice President, **John F. Carmody,** Senior Vice President, **William S. Lance** Executive Vice President and Chief Financial Officer

These issues are certainly hindering Northeast Pennsylvania's economic recovery. However, as I previously mentioned we were diligent in our efforts to support our local businesses in 2013. We focused on assisting our customers to expand their business and promote job growth. During 2013 we also provided many customers the opportunity to refinance their home mortgage. Often this provided additional personal cash flow which also stimulates the local economy.

Wayne Bank has always strived to operate in an efficient and effective manner. In 2013 it cost the Bank about 52 cents to generate one dollar of revenue while our peers spend about 65 cents. This competitive advantage is directly related to the technology we offer our customers and the methods we utilize to process data. The use of online banking continues to grow with

$600
$500
$400
$300
$200
$100
0
$363.5
$356.9
$457.9
$476.7
$503.1
2009
2010
2011
2012
2013

TOTAL LOANS (in millions)

$10,000
$8,000
$6,000
$4,000
$2,000
0
$7,063
$7,313
$7,356
$8,403
$8,465
2009
2010
2011
2012
2013

NET INCOME ($000)

almost 9,000 Internet banking customers. In addition, we launched a smart phone application in 2013 and we already have over 1,250 users. More customers are also taking advantage of our Internet bill pay product and we also deliver almost 4,000 eStatements each month which allows our customers to enjoy greater efficiency, faster service and increased security. Our plans in 2014 include mobile capture, which allows a customer to deposit a check via a smart phone; Quickbooks integration so online business customers may download information to their money management software; and an enhanced online account opening feature. Providing these services in a secure environment is a top priority. We implemented a number of new network and data security systems to improve data loss prevention, and in 2014, the Bank will install even more advanced fraud detection systems. Customer education is also a key component of the Bank's data security program. In addition, during 2013, we implemented a variety of work flow enhancements which improved our internal operations. The objective of all our investments in technology is to make it easier for customers to use Wayne Bank products and services.

Wayne Bank strongly believes in supporting organizations that benefit the economy, families and children. An excellent way for the Bank to show its support for the local economy is through the Pennsylvania Educational Improvement Tax Credit Program. The Bank has the opportunity to support qualified nonprofit organizations, directly and locally, rather than paying taxes to the state that are distributed state-wide. Wayne Bank contributed to the support of eleven organizations with contributions totaling $125,000 for 2013. The organizations benefit children and youth in the local community by enhancing educational opportunities via scholarship, after school daycare services, enhanced technology in the local libraries and

"More customers are also taking advantage of our Internet bill pay product. We also deliver almost 4,000 eStatements each month which allows our customers to enjoy greater efficiency..."

other important benefits to the community. Wayne Bank is proud to participate in the Educational Improvement Tax Credit Program. Over the past ten years we have contributed well over $1 million through the tax credit program.

The needs of our community have increased substantially due to federal and state government spending cuts and a tough economic climate. There truly is an increase in demand for services to assist people. Volunteers for many nonprofit organizations have stepped up their fundraising activities to meet their goals to help the local communities and Wayne Bank is proud to have committed to over 260 organizations and events during 2013.

The tourism industry is a major part of our local economy. Within Wayne Bank's footprint there are many venues that attract tourists and residents alike, such as Lake Wallenpaupack in Hawley with its boating and water sports, Milford with its artistic personality, the Pocono Mountains that offer great skiing and boasts gaming, shopping and water parks, Honesdale with its quaint shops and events and the Clarks Summit area of Lackawanna County for its many boutique shops. To promote tourism the bank supports many regional events. Wayne Bank was the major sponsor of Harvest and Heritage Days in Honesdale, an event coordinated by the Greater Honesdale Partnership and supported Honesdale's Roots and

BOARD OF DIRECTORS

(Left to Right) **William W. Davis, Jr.** Vice Chairman, **Kevin M. Lamont** Director, **Susan Gumble-Cottell** Director, **Ralph A. Matergia, Esq.** Director, **Dr. Andrew A. Forte** Director, **Daniel J. O'Neill** Director, **Dr. Kenneth A. Phillips** Director, **John E. Marshall** Chairman of the Board, **Lewis J. Critelli** President and Chief Executive Officer, (Not Pictured) **Russell Ridd** Director Emeritus

Rhythm event which was held in June. The Bank also contributed to the La Festa Italiana in Scranton, a major event which attracts thousands of local residents and many people from outside of Pennsylvania to enjoy the festival over the Labor Day weekend in Downtown Scranton just to mention a few of the major attended events. We were also a proud sponsor of the NEPA Philharmonic Holiday Concert and the Dorflinger-Suydam Wildflower Music Festival.

We are pleased to announce Wayne Bank's employees who achieved significant years of employment. Topping off the list for 2013 is David Yamialkowski who attained twenty-five years of service. Dave started with Wayne Bank in March of 1988 in the Maintenance Department and holds the position of General Services Specialist. He still manages the day-to-day repairs and

$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
0
$19,872
$20,662
$23,764
$26,006
$25,857
2009
2010
2011
2012
2013

NET INTEREST INCOME (fte) ($000)

$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
0
$5,453
$5,616
$5,458
$5,502
$5,708
2009
2010
2011
2012
2013

ALLOWANCE FOR LOAN LOSSES ($000)

maintenance for the Bank. Dave can always be counted on to make sure that all sixteen Community Offices are in good condition and reflect the right image for the Bank. During 2013, seven employees achieved 15 years of service and most of them are located in the Corporate Office in Honesdale:

- Kelley Lalley, Vice President, Regional Manager of Wayne County and Community Office Manager of the Honesdale Main Street Office
- Evelyn Gawron, Deposit Operations Representative
- Kristine Malti, Deposit Operations Officer
- Lisa Conklin, Teller, Stroudsburg Office
- Julie Kuen, Electronic Banking Officer
- Julie Swingle, Customer Service Representative, Hawley Office
- Ron DePasquale, Items Processing Supervisor

Additionally, three employees attained ten years of service:

- Bonnie Tagle, Loan Operations Representative
- Maria Maceri, Teller, Milford Office
- Melba Colon, Items Processing Representative

A number of employees attained five years of service with Wayne Bank. We appreciate everyone's commitment to Wayne Bank and their contributions of time, effort and service in their respective areas of expertise. All told, these individuals offer our customers 220 years of community bank experience.

Along with longevity of its staff, Wayne Bank promoted a number of employees due to their commitment and expertise in supporting the Bank:

- John Carmody was appointed Senior Vice President and Chief Credit Officer
- Beverly Wallace was promoted to Community Office Manager of the Central Scranton Office
- Denise Kern was promoted to Assistant Community Office Manager in Central Scranton
- Kristine Malti was promoted to Deposit Operations Officer
- Stephen Daniels was promoted to Assistant Community Office Manager of the Honesdale Main Street Office
- Nancy Mead was promoted to Assistant Community Office Manager of the Lakewood Office

Other management changes during 2013 include:

- Jill Hessling, , Hawley Office Manager, previously at the Waymart Office
- Jeanne Corey, West Scranton Office Manager previously at the Abington Office
- Joelyn Scalzo, Waymart Office, is the Acting Office Manager

A number of people were hired throughout the year to fill key positions within the organization. James F. Burke joined the Bank as Senior Vice President and Chief Lending Officer. Jim has over twenty years of corporate banking experience and is an excellent addition to our senior management team. John Koczwara, Vice President was hired for the position of Regional Manager in Lackawanna County. Matthew Swartz was hired as the Community Office Manager in the Abington Office. Gerald Arnese joined Wayne Bank in December of 2013 and is the Resource Recovery Manager. He replaced Thomas Kowalski who retired at the end of the year after having been at Wayne Bank since 1992.

In 2013, we also said goodbye to Richard L. Snyder who retired from the Board in April. Dick joined the Board of Norwood Financial and Wayne Bank in 1999. He was Chair of the Audit Committee for many years and assisted the Company in the implementation of the Sarbanes-Oxley Internal Control requirements. We will certainly miss his guidance and wish him well as he pursues his many interests in the Milford area.

We are pleased with the results we achieved in 2013, which represents a record level of earnings in a very challenging economic environment. From a stockholder perspective, we increased our cash dividend for the twenty-second consecutive year to $1.16 per share, which results in a dividend yield in excess of 4.00% based on our recent closing stock price, and also distributed a 10% stock dividend. We recorded a Return on Assets of 1.23% and maintained a net interest margin of 4.00% with both measures well above our peer group median returns. We also managed to reduce our level of non-performing loans from 2.77% of total loans to 1.90% and maintain our capital levels in excess of the "Well Capitalized" levels established by our regulators. As we continue to work our way through the credit quality issues brought on by the prolonged economic downturn, we will remain diligent in controlling and minimizing credit related costs brought on us by our ailing economy. We believe that we are well positioned to take advantage of the opportunities available to us, and we look forward to serving our growing customer base as the economy rebounds from the extended economic downturn.

As always, we sincerely thank you for your support.

Lewis J. Critelli
President & Chief Executive Officer

$2.75
$2.50
$2.25
$2.00
$1.75
$1.50
0
$2.32
$2.40
$2.17
$2.33
$2.33
2009
2010
2011
2012
2013

DILUTED EARNINGS PER SHARE

$1.50
$1.25
$1.00
$.75
$.50
$.25
0
$0.99
$1.03
$1.06
$1.10
$1.16
2009
2010
2011
2012
2013

CASH DIVIDENDS PER SHARE

WAYNE BANK COMMUNITY OFFICES

Administrative & Main Office
717 Main Street
Honesdale, PA 18431

Waymart
228 Belmont Street
Waymart, PA 18472

Honesdale
245 Willow Avenue
Honesdale, PA 18431

Hawley/Lake Wallenpaupack
63 Welwood Avenue
Hawley, PA 18428

Milford
111 West Harford Street
Milford, PA 18337

Shohola
107 Richardson Avenue
Shohola, PA 18458

Lakewood
17 Como Road
Lakewood, PA 18439

Stroud Mall
308 Stroud Mall Road
Stroudsburg, PA 18360

Lords Valley
637 Route 739
Lords Valley, PA 18428

Marshalls Creek
5165 Milford Road
East Stroudsburg, PA 18302

Tannersville
2951 Route 611, Suite 101
Tannersville, PA 18372

Central Scranton
216 Adams Avenue
Scranton, PA 1850

West Scranton
623 South Main Avenue
Scranton, PA 18504

Abington
651 Northern Boulevard
Clarks Summit, PA 18411

Stroudsburg
334 North Ninth Street
Stroudsburg, PA 18360

Effort
2226 Barney Lane
Effort, PA 18330

WAYNE
LACKAWANNA
MONROE
PIKE
LAKEWOOD
HONESDALE
WILLOW
WAYMART
HAWLEY
ABINGTON
SHOHOLA
WEST SCRANTON
CENTRAL SCRANTON
MILFORD
LORDS VALLEY
MARSHALLS CREEK
TANNERSVILLE
STROUD MALL
STROUDSBURG
EFFORT
370
191
81
6
434
590
84
739
390
402
380
209
940
611
80
115

800-598-5002 | waynebank.com

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS

Introduction
This Management’s Discussion and Analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp (the Company) and its subsidiary Wayne Bank (the Bank) as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012, and 2011. This section should be read in conjunction with the consolidated financial statements and related footnotes.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words believes, anticipates, contemplates, expects, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in Federal and State laws, changes in interest rates, risks associated with the acquisition of North Penn Bancorp, Inc. (North Penn) the ability to control costs and expenses, demand for real estate, changes in regulatory environment and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the determination of other-than-temporary impairment on securities, the determination of goodwill impairment and the fair value of financial instruments. Please refer to the discussion of the allowance for loan losses calculation under “Non-performing Assets and Allowance for Loan Losses” in the “Financial Condition” section.

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

In estimating other-than-temporary impairment losses on securities, the Company considers 1) the length of time and extent to which the fair value has been less than cost and 2) the financial condition of the issuer. The Company does not have the intent to sell these securities and it is more likely than not that it will not sell the securities before recovery of their cost basis. The Company believes that the unrealized losses at December 31, 2013 and 2012 represent temporary impairment of the securities.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

The fair value of financial instruments is based upon quoted market prices, when available.  For those instances where a quoted price is not available, fair values are based upon observable market based parameters as well as unobservable parameters.  Any such valuation is applied consistently over time.
In connection with the acquisition of North Penn Bancorp, Inc. (North Penn), we recorded goodwill in the amount of $9.7 million, representing the excess of amounts paid over the fair value of the net assets of the institution acquired at the date of acquisition.  Goodwill is tested and deemed impaired when the carrying value of goodwill exceeds its implied fair value.

Results of Operations – Summary

     Net income for the Company for the year ended December 31, 2013 was $8,465,000 which was $62,000 higher than the $8,403,000 earned in 2012.  Basic and diluted earnings per share were $2.33 in 2013, equal to the 2012 levels after adjusting for the 10% stock dividend declared during the first quarter of 2013.  The return on average assets (ROA) for the year ended December 31, 2013 was 1.23% and the return on average equity (ROE) was 9.13% compared to an ROA of 1.23% and an ROE of 9.22% in the prior year.  The improvement in earnings over the prior year was the result of increased other income and a reduction in income tax expense which offset increased operating expenses.

Net interest income (fully taxable equivalent) totaled $25,857,000 which was a decrease of $149,000 compared to 2012.  Average loans outstanding increased $4.7 million in 2013 but a 26 basis point decrease in the yield earned resulted in a $1.0 million reduction in interest income.  The reduced yield was due to growth and repricing at current market rates.  Securities and interest-bearing deposits with banks grew $6.4 million in 2013, but lower interest rates also had a negative impact on total earnings as interest income decreased $208,000 in this area.  The mix of the funding base led to a reduction in interest expense as a $10.4 million decrease in certificates of deposit was offset by a $10.2 million increase in average demand balances.  As a result of the change in the mix and benefits derived from the downward repricing of deposits and borrowed funds, total interest expense was reduced by $1.1 million.  The resulting net interest margin decreased 10 basis points to 4.00% in 2013 as a 27 basis point reduction in the yield earned was only partially offset by a 21 basis point decrease in the cost of funds.

Loans receivable increased $26.4 million in 2013 due to growth in both commercial loans and residential mortgage loans.  Total commercial loans increased $9.3 million during the year, comprised of growth in dealer floor plan balances, municipal  financing and traditional commercial lending.  Residential mortgage loans grew $8.8 million after the sale of $4.0 million of long-term fixed rate loans to reduce exposure to rising interest rates.  All other retail loans grew $8.3 million during the year including increases in construction lending as well as both direct and indirect installment loans.  Total non-performing loans were reduced from $13.2 million and 2.77% of total loans at the end of 2012 to $9.5 million, or 1.90% of total loans on December 31, 2013.  Net charge-offs totaled $2,194,000 in 2013 which was a reduction from the $2,406,000 recorded in 2012.  Based on the level of charge-offs and non-performing loans, the Company determined that it would be appropriate to allocate $2.4 million to the allowance for loan losses to reserve for potential future losses and to maintain the ratio of the allowance for loan losses to total loans outstanding at 1.13% compared to 1.15% on December 31, 2012.

Other income totaled $5,615,000 in 2013 compared to $5,206,000 in the prior year, increasing $409,000 or 7.9%.  Net gains from the sales of residential mortgage loans and securities decreased $637,000 in the aggregate when compared to 2012 due to reduced opportunities for gains.  Earnings and proceeds received on bank owned life insurance policies increased $847,000 in 2013 while all other service charges and fees improved $199,000, or 6.6% over the 2012 total.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

Other expenses were $16,705,000 in 2013 compared to $16,081,000 for the similar period in 2012, an increase of $624,000, or 3.9%.  Salaries and benefits costs rose $44,000, or 0.5%, in 2013 as staffing levels were controlled or reduced through attrition.  Occupancy and equipment costs increased $141,000, or 7.1%, due to increases in utility costs, real estate taxes and building maintenance. Foreclosed real estate costs increased $350,000 in 2013 as several properties acquired through foreclosure resulted in write-downs or losses on sales as well as regular maintenance.  Income tax for the year totaled $2,706,000 which was a decrease of $330,000 from the prior year.  The effective tax rate in 2013 was 24.2% compared to 26.5% in 2012 due primarily to the increase in earnings and proceeds received on bank owned life insurance policies.

The following table sets forth changes in net income (in thousands):

Net income 2012	$8,403
Net interest income	(103)
Provision for loan losses	50
Net gains on sales of loans and securities	(637)
Earnings and proceeds on bank owned life insurance	847
Other income	199
Salaries and employee benefits	(44)
Occupancy, furniture and equipment	(141)
Foreclosed real estate owned	(350)
Other expenses	(89)
Income tax expense	330
Net income for 2013	$8,465

Net income for the Company for the year ended December 31, 2012 totaled $8,403,000 which represented an increase of $1,047,000, or 14.2%, over the $7,356,000 earned in 2011.  The resulting basic and diluted earnings per share were $2.33 in 2012, increasing from $2.17 in 2011 after adjusting for the 10% stock dividend declared in the first quarter of 2013.  The return on average assets (ROA) for the year ended December 31, 2012 was 1.23% with a return on average equity (ROE) of 9.22% compared to an ROA of 1.18% and an ROE of  9.26% in the prior year.  The improved earnings were attributable to an increase in net interest income and securities gains which offset higher loan loss provisions and increased operating expenses.

Net interest income on a fully taxable equivalent basis (fte) totaled $26,006,000 in 2012, which was $2,242,000, or 9.4%, higher than the $23,764,000 reported in 2011.  The improved earnings can be attributed to a $52.0 million increase in average earning assets which exceeded the $38.5 million increase in average interest-bearing liabilities, and the five basis points increase in the spread earned.  Effective asset/liability management strategies also contributed to the improved earnings as a fourteen basis point decrease in the yield earned was offset by a nineteen basis point reduction in the cost of funds.

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

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

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

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

FINANCIAL CONDITION

Total Assets
Total assets as of December 31, 2013, were $711.2 million compared to $672.3 million as of year-end 2012, an increase of $38.9 million. Loans outstanding increased $26.4 million and total securities increased $12.9 million.

Loans Receivable
As of December 31, 2013, loans receivable totaled $503.1 million compared to $476.7 million as of year-end 2012, an increase of $26.4 million.  Commercial loans provided $9.3 million, or 35.2% of the growth, while retail loans provided $17.1 million, or 64.8% of the total growth.

Residential real estate loans, which includes home equity lending, totaled $158.8 million as of December 31, 2013, compared to $150.0 million as of year-end 2012, an increase of $8.8 million.   Residential mortgage refinancing activity continued in 2013 as customers took advantage of the low interest rate environment. The Company does not originate any non-traditional mortgage products such as interest-only loans or option adjustable rate mortgages and has no sub-prime mortgage exposure.  The Company evaluates sales of its long-term, fixed-rate residential loan production for interest rate risk management, with $4.0 million of long-term, fixed-rate loans sold into the secondary market during 2013.  In the current low interest rate environment, the Company expects to continue selling mortgage loans in 2014. The Company experienced a slow down and net decrease in home equity lending in 2013 as consumers paid off home equity loans with proceeds from mortgage refinancing. The slow down in home equity lending is also indicative of lower real estate values.

Commercial loans consist principally of loans made to small businesses within the Company’s market and are usually secured by real estate or other assets of the borrower. Commercial real estate loans totaled $273.1 million as of December 31, 2013, decreasing from $274.5 million as of December 31, 2012.  The terms for commercial real estate loans are typically 15 to 20 years, with adjustable rates based on a spread to the prime rate or fixed for the initial three to five year period then adjusting to a spread to the prime rate. The majority of the Company’s commercial real estate portfolio is owner occupied and includes the personal guarantees of the principals. Commercial loans consisting principally of lines of credit and term loans secured by equipment or other assets increased $10.6 million to $35.7 million as of December 31, 2013 due to growth in dealer floor plan balances and municipal financing.

The Company’s indirect lending portfolio (included in consumer loans to individuals) increased  $1.6 million to $10.1 million as of December 31, 2013.  The Company has de-emphasized indirect  automobile lending and as a result of the soft economy has also experienced a general slow down in other indirect financing.

Allowance for Loan Losses and Non-Performing Assets
The allowance for loan losses totaled $5,708,000 as of December 31, 2013 and represented 1.13% of total loans receivable compared to $5,502,000 and 1.15% of total loans as of year-end 2012. Net charge-offs for 2013 totaled $2,194,000 and represented 0.45% of average loans compared to $2,406,000 and 0.50% of average loans in 2012.

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

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

As of December 31, 2013, non-performing loans totaled $9,547,000 and represented 1.90% of total loans compared to $13,200,000 or 2.77% as of December 31, 2012.  The decrease in the level of non-performing loans is due to write-downs on properties carried as non-performing as well as the return to accrual status for several credits that had shown an ability to make scheduled payments.  Based on the level of non-performing loans, a soft real estate market and a slow economy, the Company added $2,400,000 to the allowance for loan losses for the year ended December 31, 2013 compared to $2,450,000 in 2012.

Foreclosed real estate owned totaled $1,009,000 as of December 31, 2013 and $852,000 as of December 31, 2012. The increase is due to the addition of four retail properties with a carrying value of $655,000 as of December 31, 2013.  During 2013, six properties with a carrying value of $529,000 were disposed of through sales.

The Company’s loan review process assesses the adequacy of the allowance for loan losses on a quarterly basis. The process includes a review of the risks inherent in the loan portfolio. It includes an analysis of impaired loans and a historical review of losses. Other factors considered in the analysis include: concentrations of credit in specific industries in the commercial portfolio; the local and regional economic condition; trends in delinquencies, internal risk rating classifications, large dollar loans of over $2 million and growth in the portfolio.  For loans acquired, including those that are not deemed impaired at acquisition, credit discounts representing the principal losses expected over the life of the loan are a component of the initial fair value.  Subsequent to the purchase date, the methods utilized to estimate the required allowance for credit losses for these loans is similar to originated loans; however, the Company records a provision for loan losses only when the required allowance exceeds any remaining credit discounts.

The Company has limited exposure to higher-risk loans. There are no option ARM products, interest only loans, sub-prime loans or loans with initial teaser rates in its residential real estate portfolio.  The Company has $11.0 million of junior lien home equity loans. For 2013, net charge-offs for this portfolio totaled $48,000.

As of December 31, 2013, the Company considered its concentration of credit risk profile to be acceptable. The three highest concentrations are in the hospitality lodging industry, property owners associations and automobile dealers.

Due to continuing weak economic conditions the Company has seen an increase in its adversely classified loans. The Company assesses a loss factor against the classified loans, which is based on prior experience. Classified loans which are considered impaired are measured on a loan by loan basis. The Company values such loans by either the present value of expected cash flows, the loan’s obtainable market price or the fair value of collateral if the loan is collateral dependent.

At December 31, 2013, the recorded investment in impaired loans, not requiring an allowance for loan losses was $10,886,000 (net of charge-offs against the allowance for loan losses of $3,714,000) and those impaired loans requiring an allowance totaled $1,723,000. The recorded investment in impaired loans not requiring an allowance for loan losses was $11,074,000 (net of $1,656,000) and $551,000 (net of $710,000) for impaired loans requiring an allowance for loan losses as of December 31, 2012.

As a result of its analysis, after applying these factors, management considers the allowance as of December 31, 2013, adequate. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses, that might be incurred in the future.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

The following table sets forth information with respect to the Company’s allowance for loan losses at the dates indicated:

Year-ended December 31,
(dollars in thousands)
2013	2012	2011	2010	2009

Allowance balance at beginning of period	$5,502	$5,458	$5,616	$5,453	$4,233
Charge-offs:
Commercial	(4)	(24)	(2)	(85)	(17)
Real Estate	(2,131)	(2,354)	(1,735)	(699)	(358)
Consumer	(90)	(59)	(109)	(82)	(139)
Total	(2,225)	(2,437)	(1,846)	(866)	(514)
Recoveries:
Commercial	—	—	5	—	11
Real Estate	9	7	51	2	4
Consumer	22	24	57	27	34
Total	31	31	113	29	49
Provision expense	2,400	2,450	1,575	1,000	1,685
Allowance balance at end of period	$5,708	$5,502	$5,458	$5,616	$5,453
Allowance for loan losses as a percent
of total loans outstanding	1.13%	1.15%	1.19%	1.57%	1.50%
Net loans charged off as a percent of
average loans outstanding	0.45%	0.50%	0.42%	0.24%	0.13%
Allowance coverage of non-performing loans	0.6	x	0.4	x	0.7	x	1.4	x	1.1%

The following table sets forth information regarding non-performing assets.

	December 31,
	(dollars in thousands)
	2013	2012	2011	2010	2009
Non-accrual loans:
Commercial	$—	$328	$404	$513	$—
Real estate	9,547	12,872	7,411	3,527	4,916
Total	9,547	13,200	7,815	4,040	4,916

Accruing loans which are contractually
past due 90 days or more	—	—	—	39	99

Total non-performing loans	9,547	13,200	7,815	4,079	5,015
Foreclosed real estate	1,009	852	2,910	748	392
Total non-performing assets	$10,556	$14,052	$10,725	$4,827	$5,407

Non-performing loans to total loans	1.90%	2.77%	1.71%	1.14%	1.38%

Non-performing loans to total assets	1.34%	1.96%	1.17%	0.76%	0.95%

Non-performing assets to total assets	1.48%	2.09%	1.60%	0.90%	1.02%

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

Securities
The securities portfolio consists of issues of United States Government agencies, including mortgage-backed securities, municipal obligations, and corporate debt. The Company classifies its investments into two categories: held to maturity (HTM) and available for sale (AFS). The Company does not have trading securities. Securities classified as HTM are those in which the Company has the ability and the intent to hold the security until contractual maturity. As of December 31, 2013, the HTM portfolio totaled $174,000 and consisted of one municipal obligation. Securities classified as AFS are eligible to be sold due to liquidity needs or interest rate risk management. These securities are adjusted to and carried at their fair value with any unrealized gains or losses recorded net of deferred income taxes, as an adjustment to capital and reported in the equity section of the Consolidated Balance Sheet as other comprehensive income. As of December 31, 2013, $158.1 million of securities were so classified and carried at their fair value, with unrealized losses, net of tax, of $2,602,000 included in accumulated other comprehensive income as a component of stockholders’ equity.

As of December 31, 2013, the average life of the portfolio was 5.4 years. The Company has maintained a relatively short average life in the portfolio in order to generate cash flow to support loan growth and maintain liquidity levels.  During 2013, the majority of cash flow generated from the proceeds of called U.S. agency securities and security sales were reinvested in tax-free municipal bonds and mortgage-backed securities to generate a cash flow ladder of available liquidity.  Purchases for the year totaled $84.6 million, while maturities and cash flow totaled $21.1 million and proceeds from sales were $42.3 million. The purchases were funded principally by cash flow generated from the portfolio and excess overnight liquidity.

The carrying value of the securities portfolio at December 31 is as follows:

	2013		2012
	(dollars in thousands)
	Carrying	% of	Carrying	% of
	Value	portfolio	Value	portfolio

U.S. Government agencies	$33,413	21.1%	$13,092	9.0%
States and political subdivisions	59,204	37.4%	58,959	40.5%
Corporate obligations	3,711	2.3%	8,868	6.1%
Mortgage-backed securities – government sponsored entities	61,650	39.0%	64,325	44.2%
Equity securities – financial services	328	0.2%	319	0.2%

Total	$158,306	100.0%	$145,563	100.0%

The portfolio had no adjustable-rate instruments as of December 31, 2013 compared to $977,000 at year end 2012. The portfolio contained no private label mortgage backed securities, collateralized debt obligations (CDOs), trust preferred securities, and no off-balance sheet derivatives were in use. The U.S. Government agency portfolio consists of both callable and non-callable notes with an average maturity of 5.5 years.   As of December 31, 2013, the portfolio included $2.0 million of step-up bonds.  The mortgage backed securities includes pass-through bonds and collateralized mortgage obligations (CMO’s) with Fannie Mae, Freddie Mac and Government National Mortgage Association (GNMA).

The Company evaluates the securities in its portfolio for other-than-temporary-impairment (OTTI) as fair value declines below cost. In estimating OTTI management considers (1) the length of time and the extent of the decline in fair value and (2) the financial condition and near-term prospects of the issuer. As of December 31, 2013, the Company held 140 investment securities which had a combined unrealized loss of $4.8 million. Management believes that these losses are principally due to changes in interest rates and represent temporary

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

impairment as the Company does not have the intent to sell these securities and it is more likely than not that it will not have to sell the securities before recovery of their cost basis. The Company holds a small portfolio of equity securities of other financial institutions the value of which has been impacted by weakened conditions of the financial market.  As of December 31, 2013, the Company held one equity security which had an unrealized loss of $15,000.  No impairment charges have been recognized in 2013, 2012 and 2011.

Fair Value of Financial Instruments
The Company uses fair value measurements to record fair value adjustments to certain financial instruments and determine fair value disclosures (see Note 14 of Notes to the Consolidated Financial Statements).

Approximately $158.1 million, which represents 22.2% of total assets at December 31, 2013, consisted of financial instruments recorded at fair value on a recurring basis. This amount consists entirely of the Company’s available for sale securities portfolio. The Company uses valuation methodologies involving market-based or market derived information, collectively Level 1 and 2 measurements, to measure fair value. There were no transfers into or out of Level 3 for any instruments for the years ending December 31, 2013 and 2012.

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

The Company also utilizes a third party provider to provide the fair value of certain loan servicing rights. Fair value for the purpose of this measurement is defined as the amount at which the asset could be exchanged in a current transaction between willing parties, other than in a forced liquidation. The fair value of mortgage servicing rights as of December 31, 2013 and 2012 was $289,000 and $243,000, respectively.

Deposits
The Company, through the sixteen branches of the Bank, provides a full range of deposit products to its retail and business customers. These products include interest-bearing and non-interest bearing transaction accounts, statement savings and money market accounts. Time deposits consist of certificates of deposit (CDs) with terms of up to five years and include Individual Retirement Accounts. The Bank participates in the Jumbo CD ($100,000 and over) markets with local municipalities and school districts, which are typically awarded on a competitive bid basis. The Company has no brokered deposits nor does it participate in the Certificate of Deposit Account Registry Service (CDARS).

Total deposits as of December 31, 2013, totaled $541.2 million, increasing $16.8 million from $524.4 million as of year-end 2012. The increase included a $10.6 million increase in non-interest bearing demand balances and a $6.2 million increase in interest bearing deposits due primarily to $5.6 million of growth in money market deposit balances.

Time deposits over $100,000, which consist principally of school district funds, other public funds and short-term deposits from large commercial customers with maturities generally less than one year, totaled $79.6 million as of December 31, 2013, compared to $71.3 million at year-end 2012.  These deposits are subject to competitive bid and the Company bases its bid on current interest rates, loan demand, investment portfolio structure and the relative cost of other funding sources.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

As of December 31, 2013, non-interest bearing demand deposits totaled $92.7 million compared to $82.1 million at year-end 2012. Cash management accounts in the form of securities sold under agreements to repurchase included in short-term borrowings, totaled $36.5 million at year end 2013 compared to $28.7 million as of December 31, 2012. These balances represent commercial and municipal customers’ funds invested in overnight securities. The Company considers these accounts as a source of core funding.

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

Net interest income, which is the primary source of the Company’s earnings, is impacted by changes in interest rates and the relationship of different interest rates. To manage the impact of the rate changes, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals.  The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. As of December 31, 2013, the level of net interest income at risk in a 200 basis points increase was within the Company’s policy limit of a decline less than 8% of net interest income.  Due to the inability to reduce many deposit rates by the full 200 basis points, the Company’s net interest income at risk (8.7%) was outside the policy limit in a 200 basis point declining scenario.  The Company feels that the risk is both minimal and acceptable.

Imbalances in repricing opportunities at a given point in time reflect interest-sensitivity gaps measured as the difference between rate-sensitive assets and rate-sensitive liabilities. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indicators of potential interest rate exposures over specific intervals.

At December 31, 2013, the Bank had a positive 90-day interest sensitivity gap of $51.9 million or 7.3% of total assets.  A positive gap indicates that the balance sheet has a higher level of rate-sensitive assets (RSA) than rate-sensitive liabilities (RSL) at the specific time interval. This would indicate that in an increasing rate environment, the yield on interest-earning assets would increase faster than the cost of interest-bearing liabilities in the 90 day time frame. The level of RSA and RSL for an interval is managed by ALCO strategies, including adjusting the average life of the investment portfolio through purchase and sales, pricing of deposit liabilities to attract long or short term time deposits, utilizing borrowings to fund loan growth, loan pricing to encourage variable rate products and evaluation of loan sales of long term fixed rate mortgages.

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

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

The following table displays interest-sensitivity as of December 31, 2013 (in thousands):

	3 Months	3-12		Over
	Or Less	Months	1-3 Years	3 Years	Total
Federal funds sold and
interest-bearing deposits	$335	$—	$—	$—	$335
Securities	8,003	21,769	43,462	85,072	158,306
Loans Receivable	134,401	121,046	128,567	119,083	503,097
Total Rate Sensitive Assets (RSA)	$142,739	$142,815	$172,029	$204,155	$661,738

Non-maturity interest-bearing deposits	$38,010	$43,165	$114,680	$41,214	$237,069
Time Deposits	31,141	74,352	79,995	25,941	211,429
Borrowings	21,718	13,412	25,961	12,584	73,675
Total Rate Sensitive Liabilities (RSL)	$90,869	$130,929	$220,636	$79,739	$522,173

Interest sensitivity gap	$51,870	$11,886	$(48,607)	$124,416	$139,565
Cumulative gap	51,870	63,756	15,149	139,565
RSA/RSL-cumulative	157.1%	128.7%	103.4%	126.7%

As of December 31, 2012
Interest sensitivity gap	$54,309	$8,226	$(19,404)	$87,036	$130,167
Cumulative gap	54,309	62,535	43,131	130,167
RSA/RSL-cumulative	173.6%	130.7%	110.4%	126.4%

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

As of December 31, 2013, the Company had cash and cash equivalents of $7.9 million in the form of cash, due from banks, balances with the Federal Reserve Bank, and short-term deposits with other institutions. In addition, the Company had total securities available for sale of $158.1 million, which could be used for liquidity needs. This totals $166.0 million and represents 23.3% of total assets compared to $157.7 million and 23.5% of total assets as of December 31, 2012. The Company also monitors other liquidity measures, all of which were within the Company’s policy guidelines as of December 31, 2013. Based upon these measures, the Company believes its liquidity position is adequate.

The Company maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB), the Atlantic Community Bankers Bank (ACBB) and other correspondent banks, which support liquidity needs. The total available under all the lines was $43.0 million, with $13.4 million outstanding at December 31, 2013 and $0 at December 31, 2012. The maximum borrowing capacity from FHLB was $288.6 million. As of December 31, 2013, the Company had $23.8 million in term borrowings from the FHLB, compared to $22.5 million at December 31, 2012.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

Off-Balance Sheet Arrangements
The Company’s financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments, as of December 31, 2013 totaled $71.1 million. They consisted of $22.8 million of commitments for residential and commercial real estate, construction and land developments loans, $17.6 million in unused home equity lines of credit, $5.7 million in performance and standby letters of credit and $25.0 million in other unused commitments, principally commercial lines of credit. Because these instruments have fixed maturity dates and many of them will expire without being drawn upon, they do not represent any significant liquidity risk.

Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

The following table represents the aggregate of on and off-balance sheet contractual obligations to make future payments (in thousands):

Contractual Obligations

	December 31, 2013
	Total	Less than 1 year	1-3 years	4-5 years	Over 5 years
Time deposits	$211,429	$105,493	$79,995	$25,941	$—
Long-term debt	23,761	—	7,301	16,460	—
Operating leases	2,975	317	554	384	1,720
	$238,165	$105,810	$87,850	$42,785	$1,720

RESULTS OF OPERATIONS

Net Interest Income
Net interest income is the most significant source of revenue for the Company and represented 72.8% of total revenue for the year ended December 31, 2013.  Net interest income (fte) totaled $25,857,000 for the year ended December 31, 2013 compared to $26,006,000 for 2012, a decrease of $149,000 or 0.6%.  The resulting fte net interest spread and net interest margin were 3.85% and 4.00% respectively in 2013 compared to 3.91% and 4.10%, respectively in 2012.

Interest income (fte) for the year ended December 31, 2013 totaled $29,455,000 compared to $30,656,000 in 2012.  The fte yield on average earning assets was 4.56%, decreasing 27 basis points from the 4.83% reported last year.  The continued low interest rate environment impacted the yield earned as new growth was added at historically low rates.  This most notably affected  taxable securities which earned 1.79% in 2013 compared to 2.17% in 2012 as cash flow from the portfolio was reinvested at the lower rates.  Loan yields were also impacted by growth at lower than historical rates and earned 5.12% in 2013 compared to 5.38% in the prior year.  The reduced yield was partially offset by an $11.1 million increase in average earning assets, resulting in the $1,201,000 decrease in interest income (fte).

Interest expense was $3,598,000 in 2013 which resulted in an average cost of interest bearing liabilities of 0 .71% compared to total interest expense of $4,650,000 in 2012 with an average cost of 0.92%.  The continued low rate environment also impacted rates paid on deposits as the Company reduced rates paid on money market, savings and time accounts to market levels.  Total interest bearing deposits cost 0.63% in 2013 which was 17

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

basis points lower than the 0.80% cost in the prior year due primarily to a 24 basis point reduction in time deposits as certificates repriced to current market rates upon maturity and new growth was added at the reduced levels.  Long term borrowings also repriced downward in 2013 as higher priced borrowings matured and were replaced by lower costing advances.

 Net interest income (fte) totaled $26,006,000 for the year ended December 31, 2012 compared to $23,764,000 for 2011, an increase of $2,242,000 or 9.4%.  The resulting fte net interest spread and net interest margin were 3.91% and 4.10% respectively in 2012 compared to 3.86% and 4.08%, respectively in 2011.

Interest income (fte) for the year ended December 31, 2012 totaled $30,656,000 compared to $28,946,000 in 2011.  The fte yield on average earning assets was 4.83%, decreasing 14 basis points from the 4.97% reported in the prior year.  The continued low interest rate environment impacted the yield earned as new growth was added at historically low rates.  This most notably affected taxable securities which earned 2.17% in 2012 compared to 2.61% in 2011 as cash flow from the portfolio was reinvested at the lower rates.  Loan yields were also impacted by growth at lower than historical rates and were 5.38% in 2012 compared to 5.67% in the prior year.  The reduced yield was offset by a $52.0 million increase in average earning assets, resulting in the $1,710,000 increase in interest income (fte).

    Interest expense was $4,650,000 in 2012 which resulted in an average cost of interest bearing liabilities of 0.92% compared to total interest expenses of $5,182,000 in 2011 with an average cost of 1.11%.  The continued low rate environment also impacted rates paid on deposits as the Company reduced rates paid on money market, time and cash management accounts to market levels.  Total interest bearing deposits cost 0.80% in 2012 which was 15 basis points lower than the 0.95% cost in the prior year due primarily to a 21 basis point reduction in time deposits as certificates repriced to current market rates upon maturity and new growth was added at the reduced levels.  Short term borrowings (including cash management accounts) and long term debt also repriced downward in 2012.

Other Income
    Other income totaled $5,615,000 for the year ended December 31, 2013 compared to $5,206,000 in 2012, an increase of $409,000, or 7.9%.  Gains from the sales of loans and securities decreased $637,000 from the prior year due to reduced activity in this area, but earnings and proceeds from bank-owned life insurance policies increased $847,000 to offset the decrease.  The improvement in bank-owned life insurance income is due to a full year benefit from a $3.0 million purchase late in 2012 as well as $770,000 of proceeds resulting from a death benefit on a policy.  All other non-interest income improved $199,000, or 6.6%, over 2012.

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

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

Other Income (dollars in thousands)
For the year ended December 31

	2013	2012	2011
Service charges on deposit accounts	$187	$148	$159
ATM Fees	196	190	236
NSF Fees	905	922	996
Safe deposit box rental	63	58	57
Loan related service fees	484	431	386
Debit card	635	565	474
Fiduciary activities	379	355	409
Commissions on mutual funds & annuities	187	191	140
Gain on sales of mortgage loans and servicing rights	112	211	271
Earnings on and proceeds from bank-owned life insurance	1,386	539	463
Other income	200	177	171
	4,734	3,787	3,762
Net realized gains on sales of securities	881	1,419	973

Total	$5,615	$5,206	$4,735

Other Expenses
    Other expenses totaled $16,705,000 for the year ended December 31, 2013 compared to $16,081,000 in the prior year.  The $624,000 increase in costs includes a $350,000 increase in expenses related to foreclosed real estate and a $166,000 increase in other expenses related to problem credits.  Salaries and benefits costs increased $44,000, or 0.5%, in 2013 while occupancy and equipment costs increased $141,000, or 7.1%.  All other operating expenses increased $17,000, net.  The Company’s efficiency ratio, which measures total other expenses as a percentage of net interest income (fte) plus other income, was 53.1% in 2013 compared to 51.5% in 2012.

    Other expenses totaled $16,081,000 for the year ended December 31, 2012 compared to $15,813,000 in 2011.  The $268,000, or 1.7%, increase in costs in 2012 includes over $700,000 of operating expenses related to the five new offices acquired in the North Penn transaction. These increases were offset by the reduction of approximately $800,000 of merger related costs incurred in 2011 and a $361,000 reduction in costs connected with foreclosed real estate properties.  The Company’s efficiency ratio was 51.5% in 2012 compared to 55.5% in 2011, reflecting the costs related to the acquisition of North Penn in 2011.

Income Taxes
    Income tax expense for the year ended December 31, 2013 totaled $2,706,000 which resulted in an effective tax rate of 24.2% compared to $3,036,000 and 26.5% for 2012.  The reduced rate reflects an increase in tax-exempt income received from earnings and proceeds on bank-owned life insurance policies.

    Income tax expense for the year ended December 31, 2012 was $3,036,000 for an effective tax rate of 26.5% compared to an expense of $2,579,000 and an effective tax rate of 26.0% in 2011.  The increased effective rate reflects the $1.5 million improvement in income before taxes which is calculated at the statutory 34% rate.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

CAPITAL AND DIVIDENDS
Total stockholders’ equity as of December 31, 2013, was $91.9 million, compared to $92.4 million as of year-end 2012.  The decrease was due primarily to accumulated other comprehensive income which decreased $5,399,000 in 2013 due to the impact of rising interest rates on fixed rate securities.  Retention of earnings added $4,249,000 after cash dividends declared of $4,216,000.  As of  December 31, 2013 the Company had a leverage capital ratio of 12.09%, Tier 1 risk-based capital ratio of 16.53% and total risk-based capital ratio of 17.66% compared to, 11.77%, 16.37% and 17.51%, respectively, at December 31, 2012.

The Company’s stock is traded on the Nasdaq Global Market under the symbol, NWFL. As of December 31, 2013, there were approximately 1,600 shareholders based on transfer agent mailings.

The following table sets forth the price range and cash dividends declared per share regarding common stock for the period indicated, after adjusting for the 10% stock dividend declared in the first quarter of 2013:

	Closing Price Range		Cash dividends
	High	Low	Declared per share
Year 2013
First Quarter	$28.18	$26.88	$.28
Second Quarter	31.27	28.05	.29
Third Quarter	29.72	28.28	.29
Fourth Quarter	29.34	26.57	.30

Year 2012
First Quarter	$25.45	$23.18	$.27
Second Quarter	25.91	23.58	.27
Third Quarter	27.45	24.32	.27
Fourth Quarter	29.01	26.82	.28

The book value of the common stock was $25.43 per share as of December 31, 2013 compared to $25.49 as of December 31, 2012.  As of year-end 2013, the stock price was $26.90 per share, compared to $27.05 as of December 31, 2012.  All per share information was adjusted for the 10% stock dividend declared in 2013.

NON-GAAP FINANCIAL MEASURES
This annual report contains or references tax-equivalent interest income and net interest income, which are non-GAAP financial measures. Tax-equivalent interest income and net interest income are derived from GAAP interest income and net interest income using an assumed tax rate of 34%. We believe the presentation of interest income and net interest income on a tax-equivalent basis ensures comparability of interest income and net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice. Tax-equivalent net interest income is reconciled to GAAP net interest income on page 27. Although the Company believes that these non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP measures.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

STOCK PERFORMANCE GRAPH
Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in the Nasdaq Stock Market index and (b) the cumulative total stockholder return on stocks included in the Nasdaq Bank index, as prepared by Zack’s Investment Research, Inc. using data from the Center for Research in Securities Prices (CRSP) at the University of Chicago. All three investment comparisons assume the investment of $100 at the market close on December 31, 2008 and the reinvestment of dividends paid. The graph provides comparison at December 31, 2008 and each fiscal year through December 31, 2013.

There can be no assurance that the Company’s future stock performance will be the same or similar to the historical performance shown in the above graph. The Company neither makes nor endorses any predictions as to stock performance.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NORWOOD FINANCIAL CORP
SUMMARY OF QUARTERLY RESULTS (UNAUDITED)
(Dollars in thousands, except per share amounts)

2013	December 31	September 30	June 30	March 31

Interest income	$7,000	$7,146	$7,056	$7,057
Interest expense	855	876	912	956
Net interest income	6,145	6,270	6,144	6,101
Provision for loan losses	400	400	800	800
Other income	1,019	1,018	958	1,739
Net realized gains on sales of securities	291	198	254	138
Other expense	4,098	4,173	4,133	4,301
Income before income taxes	2,957	2,913	2,423	2,877
Income tax expense	776	777	584	569
NET INCOME	$2,181	$2,136	$1,839	$2,308

Basic earnings per share	$.60	$.59	$.51	$.63

Diluted earnings per share	$.60	$.59	$.51	$.63

2012
	December 31	September 30	June 30	March 31

Interest income	$7,157	$7,409	$7,445	$7,403
Interest expense	1,078	1,157	1,198	1,216
Net interest income	6,079	6,252	6,247	6,187
Provision for loan losses	800	900	400	350
Other income	1,016	960	921	889
Net realized gains on sales of securities	100	631	285	402
Other expense	4,053	3,957	3,957	4,147
Income before income taxes	2,342	2,986	3,096	2,981
Income tax expense	583	786	838	795
NET INCOME	$1,759	$2,200	$2,258	$2,186

Basic earnings per share	$.48	$.61	$.63	$.61

Diluted earnings per share	$.48	$.61	$.63	$.61

Per share information was restated to reflect the 10% stock dividend declared in the first quarter of 2013.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NORWOOD FINANCIAL CORP CONSOLIDATED AVERAGE BALANCE SHEETS WITH
RESULTANT INTEREST AND RATES
(Tax-Equivalent Basis, dollars in thousands)

Year Ended December 31	2013			2012			2011
	Average		Avg	Average		Avg	Average		Avg
	Balance (2)	Interest (1)	Rate	Balance (2)	Interest (1)	Rate	Balance (2)	Interest (1)	Rate

ASSETS
Interest-earning assets:
Federal funds sold	$—	$—	—%	$—	$—	—%	$551	$1	0.18%
Interest bearing deposits with banks	10,128	26	0.26	12,748	32	0.25	20,258	52	0.26
Securities held-to-maturity	174	14	8.05	172	14	8.14	170	14	8.24
Securities available for sale:
Taxable	93,133	1,663	1.79	89,786	1,950	2.17	96,891	2,528	2.61
Tax-exempt	59,260	3,008	5.08	53,571	2,923	5.46	50,245	2,865	5.70
Total securities available for sale	152,393	4,671	3.07	143,357	4,873	3.40	147,136	5,393	3.67
Loans receivable (3)(4)	483,041	24,744	5.12	478,317	25,737	5.38	414,473	23,486	5.67
Total interest earning assets	645,736	29,455	4.56	634,594	30,656	4.83	582,588	28,946	4.97
Non-interest earning assets:
Cash and due from banks	9,018			9,163			8,394
Allowance for loan losses	(5,751)			(5,683)			(5,575
Other assets	41,697			44,123			37,018
Total non-interest earning assets	44,964			47,603			39,837
TOTAL ASSETS	$690,700			$682,197			$622,425
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Interest bearing demand and money market	$172,448	395	0.23	$169,232	522	0.31	$140,934	554	0.39
Savings	69,282	44	0.06	68,068	84	0.12	67,862	164	0.24
Time	208,847	2,409	1.15	219,232	3,054	1.39	196,253	3,133	1.60
Total interest bearing deposits	450,577	2,848	0.63	456,532	3,660	0.80	405,049	3,851	0.95
Short-term borrowings	30,832	66	0.21	23,679	53	0.22	28,521	92	0.32
Other borrowings	22,076	684	3.10	26,611	937	3.52	34,774	1,239	3.56
Total interest bearing liabilities	503,485	3,598	0.71	506,822	4,650	0.92	468,344	5,182	1.11
Non-interest bearing liabilities:
Non-interest bearing demand deposits	90,331			80,161			69,721
Other liabilities	4,213			4,101			4,941
Total non-interest bearing liabilities	94,544			84,262			74,662
Stockholders’ equity	92,671			91,113			79,419
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$690,700			$682,197			$622,425

Net Interest Income
(tax equivalent basis)		25,857	3.85%		26,006	3.91%		23,764	3.86%
Tax-equivalent basis adjustment		(1,196)			(1,242)			(1,176)
Net Interest Income		$24,661			$24,764			$22,588
Net interest margin
(tax equivalent basis)			4.00%			4.10%			4.08%

1	Interest and yields are presented on a tax-equivalent basis using a marginal tax rate of 34%.
2	Average balances have been calculated based on daily balances.
3	Loan balances include non-accrual loans and are net of unearned income.
4	Loan yields include the effect of amortization of purchased credit marks and deferred fees net of costs.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

RATE/VOLUME ANALYSIS
The following table shows the fully taxable equivalent effect of changes in volumes and rates on interest income and interest expense.

	Increase/(Decrease)
(dollars in thousands)	2013 compared to 2012			2012 compared to 2011
	Variance due to			Variance due to
	Volume	Rate	Net	Volume	Rate	Net
INTEREST EARNING ASSETS:
Federal funds sold	$—	$—	$—	$(1)	$—	$(1)
Interest bearing deposits	(7)	1	(6)	(19)	(1)	(20)
Securities available for sale:
Taxable	70	(357)	(287)	(176)	(402)	(578)
Tax-exempt securities	297	(212)	85	185	(127)	58
Total securities available for sale	367	(569)	(202)	9	(529)	(520)
Loans receivable	252	(1,245)	(993)	3,480	(1,229)	2,251
Total interest earning assets	612	(1,813)	(1,201)	3,469	(1,759)	1,710

INTEREST BEARING LIABILITIES
Interest-bearing demand and money market	10	(137)	(127)	100	(132)	(32)
Savings	1	(41)	(40)	—	(80)	(80)
Time	(139)	(506)	(645)	344	(423)	(79)
Total interest-bearing deposits	128	(684)	(812)	444	(635)	(191)
Short-term borrowings	15	(2)	13	(14)	(25)	(39)
Other borrowings	(148)	(105)	(253)	(288)	(14)	(302)
Total interest bearing liabilities	(261)	(791)	(1,052)	142	(674)	(532)

Net interest income (tax-equivalent basis)	$873	$(1,022)	$(149)	$3,327	$(1,085)	$2,242

Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

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

Management assessed the effectiveness of Norwood’s internal control over financial reporting as of December 31, 2013. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control – Integrated Framework.”  Based on our assessment and those criteria, management determined that Norwood maintained effective internal control over financial reporting as of December 31, 2013.

Norwood’s Independent registered certified public accounting firm has audited the effectiveness of Norwood’s internal control over financial reporting. Their report appears on page 31.

Lewis J. Critelli	William S. Lance
President and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

SNODGRASS
Certified Public Accountants and Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Norwood Financial Corp.
Honesdale, Pennsylvania

We have audited Norwood Financial Corp. and its subsidiary's internal control over financial reporting as of December 31, 2013, based on criteria established in *Internal Control — Integrated Framework* issued by the Committee of Sponsoring Organizations of the Treadway Commission in 1992. Norwood Financial Corp. and its subsidiary's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on Norwood Financial Corp.'s internal control over financial reporting based on our audit.

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

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

In our opinion, Norwood Financial Corp. and its subsidiary maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in *Internal Control — Integrated Framework* issued by the Committee of Sponsoring Organizations of the Treadway Commission in 1992.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the accompanying consolidated balance sheets of Norwood Financial Corp. and its subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2013, and our report dated March 13, 2014, expressed an unqualified opinion.

S.R. Snodgrass, P.C.

Wexford, PA
March 13, 2014

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
	(In Thousands, Except Share and Per Share Data)
ASSETS
Cash and due from banks	$7,528	$10,867
Interest bearing deposits with banks	335	1,428

Cash and cash equivalents	7,863	12,295

Securities available for sale	158,132	145,390
Securities held to maturity, fair value 2013: $177, 2012: $177	174	173
Loans receivable (net of allowance for loan losses 2013: $5,708; 2012: $5,502)	497,389	471,208
Regulatory stock, at cost	2,877	2,630
Premises and equipment, net	7,125	7,326
Bank owned life insurance	17,790	15,357
Accrued interest receivable	2,422	2,393
Foreclosed real estate owned	1,009	852
Goodwill	9,715	9,715
Other intangibles	510	647
Deferred tax asset	4,819	2,179
Other assets	1,409	2,134

Total Assets	$711,234	$672,299

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Non-interest bearing demand	$92,684	$82,075
Interest-bearing demand	45,444	45,616
Money market deposit accounts	122,423	116,841
Savings	69,202	68,633
Time	211,429	211,260

Total Deposits	541,182	524,425

Short-term borrowings	49,914	28,697
Other borrowings	23,761	22,487
Accrued interest payable	1,022	1,242
Other liabilities	3,491	3,027

Total Liabilities	619,370	579,878

STOCKHOLDERS’ EQUITY
Common stock, $.10 par value, authorized 10,000,000 shares,
issued: 2013: 3,708,718 shares, 2012: 3,371,849 shares	371	337
Surplus	35,010	24,737
Retained earnings	60,798	66,742
Treasury stock at cost: 2013: 64,628 shares, 2012: 75,426 shares	(1,713)	(2,192)
Accumulated other comprehensive income (loss)	(2,602)	2,797

Total Stockholders' Equity	91,864	92,421

Total Liabilities and Stockholders' Equity	$711,234	$672,299

See notes to consolidated financial statements

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2013	2012	2011
	(In Thousands, Except per Share Data)
INTEREST INCOME
Loans receivable, including fees	$24,576	$25,494	$23,289
Securities
Taxable	1,662	1,950	2,527
Tax exempt	1,995	1,938	1,901
Other	26	32	53
Total Interest Income	28,259	29,414	27,770

INTEREST EXPENSE
Deposits	2,848	3,660	3,851
Short-term borrowings	66	53	92
Other borrowings	684	937	1,239
Total Interest Expense	3,598	4,650	5,182

Net Interest Income	24,661	24,764	22,588
PROVISION FOR LOAN LOSSES	2,400	2,450	1,575
Net Interest Income After
Provision for Loan Losses	22,261	22,314	21,013

OTHER INCOME
Service charges and fees	2,412	2,237	2,255
Income from fiduciary activities	379	355	409
Net realized gains on sales of securities	881	1,419	973
Net gain on sale of loans and servicing rights	112	211	271
Earnings and proceeds on life insurance policies	1,386	539	463
Other	445	445	364
Total Other Income	5,615	5,206	4,735

OTHER EXPENSES
Salaries and employee benefits	8,447	8,403	7,848
Occupancy	1,598	1,539	1,402
Furniture and equipment	538	456	435
Data processing related operations	891	897	855
Federal Deposit Insurance Corporation insurance assessment	444	398	393
Advertising	208	222	205
Professional fees	626	811	1,283
Postage and telephone	435	424	510
Taxes, other than income	710	599	535
Foreclosed real estate	567	217	578
Amortization of intangible asssets	137	153	108
Other	2,104	1,962	1,661
Total Other Expenses	16,705	16,081	15,813

Income before Income Taxes	11,171	11,439	9,935
INCOME TAX EXPENSE	2,706	3,036	2,579
Net income	$8,465	$8,403	$7,356
EARNINGS PER SHARE
BASIC	$2.33	$2.33	$2.17
DILUTED	$2.33	$2.33	$2.17

See notes to consolidated financial statements

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Years Ended December 31,
	2013	2012	2011

NET INCOME	$8,465	$8,403	$7,356
Other comprehensive income (loss):
Investment securities available for sale:
Unrealized holding gains (losses)	(7,299)	628	4,276
Tax Effect	2,481	(209)	(1,456)
Reclassification of gains recognized in net income	(881)	(1,419)	(973)
Tax Effect	300	482	331
Net of tax amount	(5,399)	(518)	2,178

COMPREHENSIVE INCOME	$3,066	$7,885	$9,534

See notes to consolidated financial statements

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended December 31, 2013, 2012 and 2011
							Accumulated
							Other
	Common Stock			Retained	Treasury Stock		Comprehensive
	Shares	Amount	Surplus	Earnings	Shares	Amount	Income (Loss)	Total
	(Dollars in Thousands, Except per Share Data)
BALANCE - DECEMBER 31, 2010	2,840,872	$284	$9,826	$58,648	72,068	$(2,197)	$1,137	$67,698
Net Income	—	—	—	7,356	—	—	—	7,356
Other comprehensive income	—	—	—	—	—	—	2,178	2,178
Cash dividends declared ($1.06 per share)	—	—	—	(3,696)	—	—	—	(3,696)
Acquisition of treasury stock	—	—	—	—	23,431	(602)	—	(602)
Stock options exercised	—	—	(26)	—	(2,576)	77	—	51
Tax benefit on stock options exercised	—	—	5	—	—	—	—	5
Sale of treasury stock for ESOP	—	—	(10)	—	(5,553)	163	—	153
Compensation expense related to
stock options	—	—	170	—	—	—	—	170
North Penn acquisition	530,994	53	14,695	—	—	—	—	14,748

BALANCE - DECEMBER 31, 2011	3,371,866	337	24,660	62,308	87,370	(2,559)	3,315	88,061
Net Income	—	—	—	8,403	—	—	—	8,403
Other comprehensive loss	—	—	—	—	—	—	(518)	(518)
Cash dividends declared ($1.10 per share)	—	—	—	(3,969)	—	—	—	(3,969)
Acquisition of treasury stock	—	—	—	—	11,647	(320)	—	(320)
Stock options exercised	—	—	(86)	—	(18,577)	541	—	455
Tax benefit on stock options exercised	—	—	30	—	—	—	—	30
Sale of treasury stock for ESOP	—	—	3	—	(5,014)	146	—	149
Compensation expense related to
stock options	—	—	130	—	—	—	—	130
North Penn exchange adjustment	(17)	—	—	—	—	—	—	—

BALANCE - DECEMBER 31, 2012	3,371,849	337	24,737	66,742	75,426	(2,192)	2,797	92,421
Net Income	—	—	—	8,465	—	—	—	8,465
Other comprehensive loss	—	—	—	—	—	—	(5,399)	(5,399)
Cash dividends declared ($1.16 per share)	—	—	—	(4,216)	—	—	—	(4,216)
Acquisition of treasury stock	—	—	—	—	10,712	(319)	—	(319)
Stock options exercised	—	—	(79)	—	(24,127)	654	—	575
Tax benefit on stock options exercised	—	—	39	—	-	-	—	39
Sale of treasury stock for ESOP	—	—	2	—	(5,426)	144	—	146
Compensation expense related to
stock options	—	—	162	—	—	—	—	162
Stock dividend declared-10%	336,869	34	10,149	(10,193)	8,043	—	—	(10)
BALANCE - DECEMBER 31, 2013	3,708,718	$371	$35,010	$60,798	64,628	$(1,713)	$(2,602)	$91,864

See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2013	2012	2011
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,465	$8,403	$7,356
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	2,400	2,450	1,575
Depreciation	594	570	531
Amortization of intangible assets	137	153	108
Deferred income taxes	140	424	(104)
Net amortization of securities premiums and discounts	1,057	1,210	811
Net realized gains on sales of securities	(881)	(1,419)	(973)
Net increase in investment in life insurance	(617)	(539)	(463)
Loss (gain) on sale of bank premises and equipment and foreclosed real estate	347	(5)	173
Net gain on sale of mortgage loans and servicing rights	(112)	(211)	(271)
Mortgage loans originated for sale	(3,986)	(6,964)	(8,677)
Proceeds from sale of mortgage loans originated for sale	4,053	7,175	8,948
Compensation expense related to stock options	162	130	170
Decrease in accrued interest receivable and other assets	759	1,274	2,272
Increase (decrease) in accrued interest payable and other liabilities	173	(1,290)	(663)
Net Cash Provided by Operating Activities	12,691	11,361	10,793

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from sales	42,348	40,914	32,146
Proceeds from maturities and principal reductions on mortgage-backed securities	21,142	30,607	34,752
Purchases	(84,589)	(67,312)	(54,107)
Purchases of FHLB stock	(741)	—	—
Redemptions of FHLB stock	494	1,045	716
Net decrease (increase) in loans	(29,515)	(22,507)	12,405
Proceeds from life insurance	1,089	—	—
Acquisition net of cash acquired	—	—	4,544
Purchase of life insurance policy	(3,000)	(3,000)	—
Purchase of bank premises and equipment	(393)	(417)	(175)
Proceeds from sales of premises and equipment and foreclosed real estate	508	3,421	784
Net Cash (Used in) Provided by Investing Activities	(52,657)	(17,249)	31,065

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	16,757	(1,342)	(3,532)
Net increase (decrease) in short-term borrowings	21,217	6,903	(11,515)
Repayments of other borrowings	(5,726)	(5,183)	(18,106)
Proceeds from other borrowings	7,000	—	—
Stock options exercised	575	455	51
Tax benefit of stock options exercised	39	30	5
ESOP purchase of shares from treasury stock	146	149	153
Purchase of treasury stock	(319)	(320)	(602)
Cash dividends paid	(4,155)	(3,932)	(3,514)

Net Cash Provided by (Used in) Financing Activities	35,534	(3,240)	(37,060)
Net (Decrease) Increase in Cash and Cash Equivalents	(4,432)	(9,128)	4,798

CASH AND CASH EQUIVALENTS - BEGINNING	12,295	21,423	16,625
CASH AND CASH EQUIVALENTS - ENDING	$7,863	$12,295	$21,423

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Years Ended December 31,
	2013	2012	2011
	(In Thousands)
Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest paid	$3,818	$4,728	$5,398
Income taxes paid, net of refunds	$2,417	$2,010	$2,363
Supplemental Schedule of Noncash Investing Activities
Investment purchase	$—	$—	$1,067
Transfers of loans to foreclosed real estate	$1,012	$1,358	$3,172
Merger with North Penn Bancorp, Inc.
Noncash assets acquired:
Securities available for sale			$12,671
Restricted investments			985
Loans			118,336
Accrued interest receivable			566
Premise & equipment, net			2,931
Core deposit intangible			895
Deferred tax assets			2,715
Other assets			5,403
Goodwill			9,715
			$154,217
Liabilities assumed:
Time deposits			51,936
Deposits other than time deposits			83,498
Borrowings			7,776
Accrued interest payable			203
Other liabilities			600
			$144,013
Net Noncash Assets Acquired			10,204
Cash Acquired			$15,192

See notes to consolidated financial statements

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS
Norwood Financial Corp (Company) is a one bank holding company. Wayne Bank (Bank) is a wholly-owned subsidiary of the Company. The Bank is a state-chartered bank located in Honesdale, Pennsylvania. The Company derives substantially all of its income from the bank related services which include interest earnings on commercial mortgages, residential real estate mortgages, commercial and consumer loans, as well as interest earnings on investment securities and fees from deposit services to its customers. The Company is subject to regulation and supervision by the Federal Reserve Board while the Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities.

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

Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the determination of other-than-temporary impairment on securities, the determination of goodwill impairment and the fair value of financial instruments.

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

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

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

The Company, as a member of the Federal Home Loan Bank (FHLB) system is required to maintain an investment in capital stock of its district FHLB according to a predetermined formula. This regulatory stock has no quoted market value and is carried at cost.

Management evaluates the regulatory stock for impairment. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB. Management considered that the FHLB’s regulatory capital ratios have increased from the prior year, liquidity appears adequate, and the new shares of FHLB stock continue to change hands at the $100 par value.  Management believes no impairment charge is necessary related to FHLB stock as of December 31, 2013.

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

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Troubled Debt Restructurings
A loan is considered to be a troubled debt restructuring ("TDR") loan when the Company grants a concession to the borrower because of the borrower’s financial condition that it would not otherwise consider.  Such concessions include the reduction of interest rates, forgiveness of principal or interest, or other modifications of interest rates that are less than the current market rate for new obligations with similar risk.

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

Mortgage Servicing Rights
Servicing assets are recognized as separate assets when rights are acquired through purchase or through the sale of financial assets.  Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon a third party appraisal. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance to the extent that fair value is less than the capitalized amount. The Company’s loan servicing assets at December 31, 2013 and 2012, were not impaired. Total servicing assets included in other assets as of December 31, 2013 and 2012, were $289,000 and $243,000, respectively.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

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

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

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

Bank Owned Life Insurance
The Company invests in bank owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on a chosen group of employees. The Company is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies. Income from the increase in cash surrender value of the policies or from death benefits realized is included in other income on the Consolidated Statements of  Income.

Goodwill
In connection with the acquisition of North Penn Bancorp, Inc. (North Penn), we recorded goodwill in the amount of $9.7 million, representing the excess of amounts paid over the fair value of net assets of the institutions acquired in purchase transactions, at its fair value at the date of acquisition.  Goodwill is tested and deemed impaired when the carrying value of goodwill exceeds its implied fair value.  The value of the goodwill can change in the future.  We expect the value of the goodwill to decrease if there is a significant decrease in the franchise value of the Bank.  If an impairment loss is determined in the future, we will reflect the loss as an expense for the period in which the impairment is determined, leading to a reduction of our net income for that period by the amount of the impairment loss. No impairment was recognized for the years ended December 31, 2013, 2012 and 2011.

Intangible Assets
At December 31, 2013, the Company had intangible assets of $510,000 as a result of the acquisition of North Penn which is net of accumulated amortization of $385,000.  These intangible assets will continue to be amortized using the sum-of-the-years digits method of amortization over ten years.  At December 31, 2012, the Company had intangible assets of $647,000, which is net of accumulated amortization of $248,000.  Amortization expense related to intangible assets was $137,000, $153,000 and $108,000 for the years ended December 31, 2013, 2012 and 2011.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    As of December 31, 2013, the estimated future amortization expense for the core deposit intangible was:

2014	$121,000
2015	104,000
2016	88,000
2017	72,000
2018	56,000
2019	39,000
2020	23,000
2021	7,000
$510,000

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

The Company analyzes each tax position taken in its tax returns and determines the likelihood that the position will be realized. Only tax positions that are “more-likely-than-not” to be realized can be recognized in an entity’s financial statements. For tax positions that do not meet this recognition threshold, an entity will record an unrecognized tax benefit for the difference between the position taken on the tax return and the amount recognized in the financial statements. The Company does not have any unrecognized tax benefits at December 31, 2013 or 2012 or during the years then ended. No unrecognized tax benefits are expected to arise within the next twelve months.

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

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

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

Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income as presented in the Consolidated Statement of Comprehensive Income.

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

New Accounting Standards
In February 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (“ASU”) 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.  The standard requires that companies present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. The new requirements will take effect for public companies in fiscal years, and interim periods within those years, beginning after December 15, 2012. The Company adopted this standard on January 1, 2013. The effect of adopting this standard increased our disclosure surrounding reclassification items out of accumulated other comprehensive income.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
In February 2013, the FASB issued ASU 2013-04, Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date. The ASU requires the measurement of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement with its co-obligors as well as any additional amount that the entity expects to pay on behalf of its co-obligors. The new standard is effective retrospectively for fiscal years and interim periods within those years, beginning after December 15, 2013, and early adoption is permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This Update applies to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. The amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013.  The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted.  This ASU is not expected to have a significant impact on the Company’s financial statements.

In January 2014, FASB issued ASU 2014-01, Investments – Equity Method and Join Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects. The amendments in this Update permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit).  The amendments in this Update should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The amendments in this Update are effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014.  Early adoption is permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
In January 2014, the FASB issued ASU 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this Update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. An entity can elect to adopt the amendments in this Update using either a modified retrospective transition method or a prospective transition method.  The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 3 - SECURITIES
The amortized cost and fair value of securities were as follows:

	December 31, 2013
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
AVAILABLE FOR SALE:
U.S. Government agencies	$34,471	$-	$(1,058)	$33,413
States and political subdivisions	60,174	650	(1,794)	59,030
Corporate obligations	3,667	84	(40)	3,711
Mortgage-backed securities - government sponsored entities	63,467	81	(1,898)	61,650
Equity securities-financial services	293	50	(15)	328
	$162,072	$865	$(4,805)	$158,132
HELD TO MATURITY:
States and political subdivisions	$174	$3	$-	$177

	December 31, 2012
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
AVAILABLE FOR SALE:
U.S. Government agencies	$13,076	$36	$(20)	$13,092
States and political subdivisions	55,864	2,995	(73)	58,786
Corporate obligations	8,521	347	-	8,868
Mortgage-backed securities - government sponsored entities	63,397	1,041	(113)	64,325
Equity securities-financial services	292	27	-	319
	$141,150	$4,446	$(206)	$145,390
HELD TO MATURITY:
States and political subdivisions	$173	$4	$-	$177

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 3 - SECURITIES (CONTINUED)
The following tables show the Company’s investments’ gross unrealized losses and fair value aggregated by length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	December 31, 2013
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)

U.S. Government agencies	$32,481	$(990)	$932	$(68)	$33,413	$(1,058)
States and political subdivisions	26,281	(1,415)	4,228	(379)	30,509	(1,794)
Corporate obligations	1,145	(40)	—	—	1,145	(40)
Mortgage-backed securities- government sponsored entities	47,014	(1,524)	7,478	(374)	54,492	(1,898)
Equity securities-financial services	170	(15)	—	—	170	(15)
	$107,091	$(3,984)	$12,638	$(821)	$119,729	$(4,805)

	December 31, 2012
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)

U.S. Government agencies	$7,056	$(20)	$—	$—	$7,056	$(20)
States and political subdivisions	5,821	(73)	—	—	5,821	(73)
Mortgage-backed securities- government sponsored entities	17,199	(113)	—	—	17,199	(113)
	$30,076	$(206)	$—	$—	$30,076	$(206)

The Company has 123 debt securities and one equity security in the less than twelve month category and 17 debt securities in the twelve months or more category as of December 31, 2013.  In management’s opinion, the unrealized losses on securities reflect changes in interest rates subsequent to the acquisition of specific securities.  No other-than-temporary-impairment charges were recorded in 2013.  Management believes that all other unrealized losses represent temporary impairment of the securities, and it is more likely than not that it will not have to sell the securities before recovery of their cost basis.

The amortized cost and fair value of securities as of December 31, 2013 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(In Thousands)
Due in one year or less	$799	$803	$174	$177
Due after one year through five years	15,837	15,646	—	—
Due after five years through ten years	38,543	37,740	—	—
Due after ten years	43,133	41,965	—	—
	98,312	96,154	174	177

Mortgage-backed securities - government sponsored entities	63,467	61,650	—	—
	$161,779	$157,804	$174	$177

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 3 - SECURITIES (CONTINUED)
Gross realized gains and gross realized losses on sales of securities available for sale were $908,000 and $27,000, respectively, in 2013, compared to $1,419,000 and $0, respectively, in 2012, and $983,000 and $10,000, respectively, in 2011. The proceeds from the sales of securities totaled $42,348,000, $40,914,000 and $32,146,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

Securities with a carrying value of $94,352,000 and $71,497,000 at December 31, 2013 and 2012, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES
Set forth below is selected data relating to the composition of the loan portfolio at December 31:

	Types of Loans
	(dollars in thousands)
	December 31, 2013		December 31, 2012
Real Estate- Residential	$158,842	31.6%	$150,043	31.4%
Commercial	273,144	54.2	274,484	57.5
Construction	20,551	4.1	13,435	2.8
Commercial, financial and agricultural	35,745	7.1	25,113	5.3
Consumer loans to individuals	15,295	3.0	14,154	3.0
Total loans	503,577	100.0%	477,229	100.0%
Deferred fees, net	(480)		(519)
Total loans receivable	503,097		476,710
Allowance for loan losses	(5,708)		(5,502)
Net loans receivable	$497,389		$471,208

Purchased loans acquired in a business combination are recorded at fair value on their purchase date without a carryover of the related allowance for loan losses.

Upon acquisition, the Company evaluated whether each acquired loan (regardless of size) was within the scope of ASC 310-30, Receivables-Loans and Debt Securities Acquired with Deteriorated Credit Quality.  Purchased credit-impaired loans are loans that have evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments.  There were no material increases or decreases in the expected cash flows of these loans between May 31, 2011 (the “acquisition date”) and December 31, 2013.  The fair value of purchased credit-impaired loans, on the acquisition date, was determined, primarily based on the fair value of loan collateral.  The carrying value of purchased loans acquired with deteriorated credit quality was $1.1 million at December 31, 2013.

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

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

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

    The carrying value of the loans acquired and accounted for in accordance with ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, was determined by projecting discounted contractual cash flows. The table below presents the components of the purchase accounting adjustments related to the purchased impaired loans acquired in the North Penn acquisition as of May 31, 2011:

(In thousands)

Unpaid principal balance	$1,936
Interest	1,669
Contractual cash flows	3,605
Non-accretable discount	(1,724)
Expected cash flows	1,881
Accretable discount	(329)
Estimated fair value	$1,552

    Changes in the accretable yield for purchased credit-impaired loans were as follows for the twelve months ended December 31:

(In thousands)
	2013	2012	2011
Balance at beginning of period	$76	$171	$329
Accretion	(56)	(95)	(67)
Reclassification and other	—	—	(91)
Balance at end of period	$20	$76	$171

    The following table presents additional information regarding loans acquired and accounted for in accordance with ASC 310-30 (in thousands):

	December 31, 2013	December 31, 2012

Outstanding Balance	$1,110	$1,145
Carrying Amount	$1,090	$1,069

    There were no material increases or decreases in the expected cash flows of these loans between May 31, 2011 (the "acquisition date") and December 31, 2013. There has been no allowance for loan losses recorded for acquired loans with specific evidence of deterioration in credit quality as of May 31, 2011. In addition, there has been no allowance for loan losses on these loans reversed.  For loans that were acquired without specific evidence of deterioration in credit quality adjustments to the allowance for loan losses have been accounted for through the allowance for loan loss adequacy calculation.

    The Company maintains a loan review system, which allows for a periodic review of our loan portfolio and the early identification of potential impaired loans.  Said system takes into consideration, among other things, delinquency status, size of loans, type and market value of collateral and financial condition of the borrowers.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

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

A loan is considered to be a troubled debt restructuring (TDR) loan when the Company grants a concession to the borrower because of the borrower’s financial condition that it would not otherwise consider.  Such concessions include the reduction of interest rates, forgiveness of principal or interest, or other modifications of interest rates that are less than the current market rate for new obligations with similar risk.

The following table shows the amount of loans in each category that were individually and collectively evaluated for impairment at the dates indicated:

	Real Estate Loans
				Commercial	Consumer
	Residential	Commercial	Construction	Loans	Loans	Total
	(In thousands)
December 31, 2013
Individually evaluated for impairment	$—	$11,519	$—	$—	$—	$11,519
Loans acquired with deteriorated credit quality	242	848	—	—	—	1,090
Collectively evaluated for impairment	158,600	260,777	20,551	35,745	15,295	490,968
Total Loans	$158,842	$273,144	$20,551	$35,745	$15,295	$503,577

	Real Estate Loans
				Commercial	Consumer
	Residential	Commercial	Construction	Loans	Loans	Total
	(In thousands)
December 31, 2012
Individually evaluated for impairment	$—	$10,246	$—	$310	$—	$10,556
Loans acquired with deteriorated credit quality	270	799	—	—	—	1,069
Collectively evaluated for impairment	149,773	263,439	13,435	24,803	14,154	465,604
Total Loans	$150,043	$274,484	$13,435	$25,113	$14,154	$477,229

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)
The following table includes the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable.

		Unpaid
	Recorded	Principal	Associated
	Investment	Balance	Allowance
December 31, 2013	(In thousands)
With no related allowance recorded:
Real Estate Loans
Residential	$242	$251	$—
Commercial	10,644	14,400	—
Subtotal	10,886	14,651	—
With an allowance recorded:
Real Estate Loans
Commercial	1,723	1,723	53
Subtotal	1,723	1,723	53
Total:
Real Estate Loans
Residential	242	251	—
Commercial	12,367	16,123	53
Total Impaired Loans	$12,609	$16,374	$53

		Unpaid
	Recorded	Principal	Associated
	Investment	Balance	Allowance
December 31, 2012	(In thousands)
With no related allowance recorded:
Real Estate Loans
Residential	$270	$286	$—
Commercial	10,494	10,554	—
Commercial Loans	310	310	—
Subtotal	11,074	11,150	—
With an allowance recorded:
Real Estate Loans
Commercial	551	551	9
Subtotal	551	551	9
Total:
Real Estate Loans
Residential	270	286	—
Commercial	11,045	11,105	9
Commercial Loans	310	310	—
Total Impaired Loans	$11,625	$11,701	$9

The following information for impaired loans is presented for the year ended December 31, 2013 and 2012:

	Average Recorded		Interest Income
	Investment		Recognized
	2013	2012	2013	2012
	(In thousands)
Total:
Real Estate Loans
Residential	$252	$281	$5	$5
Commercial	10,328	12,108	236	226
Commercial Loans	—	340	—	2
Total Loans	$10,580	$12,729	$241	$233

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)
Troubled debt restructured loans are those loans whose terms have been renegotiated to provide a reduction or deferral of principal or interest as a result of financial difficulties experienced by the borrower, who could not obtain comparable terms from alternate financing sources.  As of December 31, 2013, troubled debt restructured loans totaled $9.2 million and resulted in specific reserves of $53,000.  During 2013, there were five new loans identified as troubled debt restructurings totaling $5.1 million based on extended deferrals of principal payments. During 2013, there were no loan modifications classified as troubled debt restructurings that subsequently defaulted.  As of December 31, 2012, troubled debt restructured loans totaled $5.6 million and resulted in specific reserves of $9,000.  During 2012, there were no new loans identified as troubled debt restructurings, nor were there any loan modifications classified as troubled debt restructurings that subsequently defaulted.

The following is a summary of troubled debt restructurings granted during the twelve month period ended December 31, 2013 (in thousands):

	For the Twelve Months Ended December 31, 2013
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Real Estate Loans: Commercial	5	$5,147	$5,147

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

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)
The following table presents the classes of the loan portfolio summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard, Doubtful and Loss within the internal risk rating system as of  December 31, 2013 and December 31, 2012 (in thousands):

		Special
	Pass	Mention	Substandard	Doubtful	Loss	Total
December 31, 2013
Commercial real estate loans	$250,566	$3,651	$18,927	$—	$—	$273,144
Commercial loans	35,745	—	—	—	—	35,745
Total	$286,311	$3,651	$18,927	$—	$—	$308,889

		Special
	Pass	Mention	Substandard	Doubtful	Loss	Total
December 31, 2012
Commercial real estate loans	$251,484	$11,245	$11,755	$—	$—	$274,484
Commercial loans	24,427	318	368	—	—	25,113
Total	$275,911	$11,563	$12,123	$—	$—	$299,597

For residential real estate loans, construction loans and consumer loans, the Company evaluates credit quality based on the performance of the individual credits.  The following table presents the recorded investment in the loan classes based on payment activity as of December 31, 2013 and December 31, 2012 (in thousands):

	Performing	Nonperforming	Total
December 31, 2013
Residential real estate loans	$157,138	$1,704	$158,842
Construction	20,551	—	20,551
Consumer loans	15,295	—	15,295
Total	$192,984	$1,704	$194,688

	Performing	Nonperforming	Total
December 31, 2012
Residential real estate loans	$147,197	$2,846	$150,043
Construction	13,435	—	13,435
Consumer loans	14,154	—	14,154
Total	$174,786	$2,846	$177,632

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)
Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due.  The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of December 31, 2013 and December 31, 2012 (in thousands):

	Current	31-60 Days Past Due	61-90 Days Past Due	Greater than 90 Days Past Due and still accruing	Non- Accrual	Total Past Due and Non-Accrual	Total Loans
December 31, 2013
Real Estate loans
Residential	$156,066	$1,018	$54	$—	$1,704	$2,776	$158,842
Commercial	263,837	977	487	—	7,843	9,307	273,144
Construction	20,551	—	—	—	—	—	20,551
Commercial loans	35,717	28	—	—	—	28	35,745
Consumer loans	15,228	57	10	—	—	67	15,295
Total	$491,399	$2,080	$551	$—	$9,547	$12,178	$503,577

	Current	31-60 Days Past Due	61-90 Days Past Due	Greater than 90 Days Past Due and still accruing	Non- Accrual	Total Past Due and Non-Accrual	Total Loans
December 31, 2012
Real Estate loans
Residential	$146,847	$94	$256	$—	$2,846	$3,196	$150,043
Commercial	261,527	2,333	598	—	10,026	12,957	274,484
Construction	13,363	72	—	—	—	72	13,435
Commercial loans	24,785	—	—	—	328	328	25,113
Consumer loans	14,029	114	11	—	—	125	14,154
Total	$460,551	$2,613	$865	$-	$13,200	$16,678	$477,229

The following table presents changes in the allowance for loan losses:

	Years ended December 31,
	2013	2012	2011
	(In Thousands)

Allowance at beginning of period	$5,502	$5,458	$5,616
Charge-offs:
Commercial and all other	(4)	(24)	(2)
Real Estate	(2,131)	(2,354)	(1,735)
Consumer	(90)	(59)	(109)
Total	(2,225)	(2,437)	(1,846)
Recoveries:
Commercial and all other	—	—	5
Real Estate	9	7	51
Consumer	22	24	57
Total	31	31	113
Provision for loan losses	2,400	2,450	1,575
Allowance at end of period	$5,708	$5,502	$5,458

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)
The following tables present the allowance for loan losses by the classes of the loan portfolio:

(In thousands)	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Consumer	Total
Beginning balance, December 31, 2012	$1,797	$3,183	$119	$223	$180	$5,502
Charge Offs	(603)	(1,488)	(40)	(4)	(90)	(2,225)
Recoveries	9	—	—	—	22	31
Provision for loan losses	238	1,330	819	(35)	48	2,400
Ending balance, December 31, 2013	$1,441	$3,025	$898	$184	$160	$5,708
Ending balance individually evaluated for impairment	$—	$53	$—	$—	$—	$53
Ending balance collectively evaluated for impairment	$1,441	$2,972	$898	$184	$160	$5,655

(In thousands)	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Consumer	Total
Beginning balance, December 31, 2011	$1,257	$3,838	$72	$147	$144	$5,458
Charge Offs	(541)	(1,632)	(181)	(24)	(59)	(2,437)
Recoveries	7	—	—	—	24	31
Provision for loan losses	1,074	977	228	100	71	2,450
Ending balance, December 31, 2012	$1,797	$3,183	$119	$223	$180	$5,502
Ending balance individually evaluated for impairment	$—	$9	$—	$—	$—	$9
Ending balance collectively evaluated for impairment	$1,797	$3,174	$119	$223	$180	$5,493

The recorded investment in impaired loans, not requiring an allowance for loan losses was $10,886,000 (net of charge-offs against the allowance for loan losses of $3,714,000) and $11,074,000 (net of charge-offs against the allowance for loan losses of $1,500,000) at December 31, 2013 and 2012, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $1,723,000 (net of a charge-off against the allowance for loan losses of $0) and $551,000 (net of a charge-off against the allowance for loan losses of $710,000) at December 31, 2013 and 2012, respectively. The specific reserve related to impaired loans was $53,000 for 2013 and $9,000 for 2012. For the years ended December 31, 2013 and 2012, the average recorded investment in these impaired loans was $10,580,000, and $12,729,000 and the interest income recognized on these impaired loans was $241,000 and $233,000, respectively.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)
  Interest income that would have been recorded on loans accounted for on a non-accrual basis under the original terms of the loans was $724,000, $666,000 and $535,000 for 2013, 2012 and 2011, respectively.

The Company’s primary business activity is with customers located in northeastern Pennsylvania. Accordingly, the Company has extended credit primarily to commercial entities and individuals in this area whose ability to honor their contracts is influenced by the region’s economy. The Company does not have any significant concentrations to any one customer.

As of December 31, 2013 and 2012, the Company considered its concentration of credit risk to be acceptable.  As of December 31, 2013, the three highest concentrations are in the hospitality lodging industry, property owners associations and automobile dealers, with loans outstanding of $36.9 million, or 38.5% of bank capital, to the hospitality lodging industry, $12.7 million, or 13.2% of bank capital to property owners associations, and $10.8 million, or 11.2% of bank capital to the automobile dealer industry.  Charge-offs on loans within these concentrations were $0, $0 and $948,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

Gross realized gains and gross realized losses on sales of residential mortgage loans were $74,000 and $7,000, respectively, in 2013 compared to $270,000 and $0, respectively, in 2012 and $241,000 and $21,000, respectively, in 2011.  The proceeds from the sales of residential mortgage loans totaled $4.1 million, $7.2 million and $8.9 million for the years ended December 31, 2013, 2012 and 2011, respectively.

NOTE 5 - PREMISES AND EQUIPMENT
Components of premises and equipment at December 31 are as follows:

	2013	2012
	(In Thousands)
Land and improvements	$2,272	$2,238
Buildings and improvements	9,659	9,494
Furniture and equipment	4,218	3,998
	16,149	15,730
Accumulated depreciation	(9,024)	(8,404)

	$7,125	$7,326

Depreciation expense totaled $594,000, $570,000 and $531,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

Certain facilities are leased under various operating leases. Rental expense for these leases was $325,000, $327,000 and $299,000, respectively for the years ended December 31, 2013, 2012 and 2011. Future minimum rental commitments under noncancellable leases as of December 31, 2013 were as follows (in thousands):

2014	$317
2015	312
2016	242
2017	192
2018	192
Thereafter	1,720
$2,975

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 6 - DEPOSITS
Aggregate time deposits in denominations of $100,000 or more were $79,636,000 and $71,311,000 at December 31, 2013 and 2012, respectively. Included in deposit accounts are deposits of one customer relationship totaling $30,853,000 at December 31, 2013.

At December 31, 2013, the scheduled maturities of time deposits are as follows (in thousands):

2014	$105,493
2015	48,688
2016	31,307
2017	15,980
2018	9,961
$211,429

NOTE 7 - BORROWINGS
Short-term borrowings at December 31 consist of the following:

	2013	2012
	(In Thousands)
Securities sold under agreements to repurchase	$36,500	$28,697
Federal Home Loan Bank short-term borrowings	13,414	-

The outstanding balances and related information of short-term borrowings are summarized as follows:

	Years Ended December 31,
	2013	2012
	(Dollars In Thousands)
Average balance during the year	$30,832	$23,679
Average interest rate during the year	0.21%	0.22%
Maximum month-end balance during the year	$49,914	$32,386
Weighted average interest rate at the end of the year	0.21%	0.20%

Securities sold under agreements to repurchase generally mature within one day to one year from the transaction date. Securities with an amortized cost and fair value of $40,065,000 and $38,733,000 at December 31, 2013 and $29,219,000 and $29,680,000 at December 31, 2012 respectively, were pledged as collateral for these agreements. The securities underlying the agreements were under the Company’s control.

The Company has a line of credit commitment available from the FHLB of Pittsburgh for borrowings of up to $142,405,000 which expires in May, 2014.  Borrowings under this line of credit at December 31, 2013 and 2012, were $13,414,000 and $0. The Company has a line of credit commitment available from Atlantic Community Bankers Bank for $7,000,000 which expires on June 30, 2014.  There were no borrowings under this line of credit at December 31, 2013 and 2012. The Company has a line of credit commitment available from PNC Bank for $16,000,000 at December 31, 2013. There were no borrowings under this line of credit at December 31, 2013 and December 31, 2012.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 7 - BORROWINGS
Other borrowings consisted of the following at December 31, 2013 and 2012:

	2013	2012
	(In Thousands)

Notes with the FHLB:
Convertible note due May 2013 at 3.015%	$—	$5,000
Fixed rate note due July 2015 at 4.34%	7,301	7,487
Convertible note due January 2017 at 4.71%	10,000	10,000
Amortizing fixed rate borrowing due January 2018 at 0.91%	2,460	—
Amortizing fixed rate borrowing due December 2018 at 1.425%	4,000	—
	$23,761	$22,487

The convertible notes contain an option which allows the FHLB, at quarterly intervals, to change the note to an adjustable-rate advance at three-month LIBOR plus 17 to 22 basis points. If the notes are converted, the option allows the Bank to put the funds back to the FHLB at no charge.

Contractual maturities of other borrowings at December 31, 2013 are as follows (in thousands):

2015	$7,301
2017	10,000
2018	6,460
$23,761

The Bank’s maximum borrowing capacity with the FHLB was $288,618,000 of which $36,874,000 was outstanding at December 31, 2013. Advances from the FHLB are secured by qualifying assets of the Bank.

NOTE 8 - EMPLOYEE BENEFIT PLANS
The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan. The plan permits employees to make pre-tax contributions up to 15% of the employee’s compensation. The amount of contributions to the plan, including matching contributions, is at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan after one year of employment. Employee contributions are vested at all times, and any Company contributions are fully vested after five years. The Company’s contributions are expensed as the cost is incurred, funded currently, and amounted to $440,000, $424,000 and $398,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

The Company has a non-qualified supplemental executive retirement plan for the benefit of certain executive officers. At December 31, 2013 and 2012, other liabilities include $1,458,000 and $1,470,000 accrued under the Plan. Compensation expense includes approximately $126,000, $120,000 and $116,000 relating to the supplemental executive retirement plan for 2013, 2012 and 2011, respectively. To fund the benefits under this plan, the Company is the owner of single premium life insurance policies on participants in the non-qualified retirement plan. At December 31, 2013 and 2012, the cash value of these policies was $17,790,000 and $15,357,000, respectively.

The Company provides post retirement benefits in the form of split-dollar life arrangements to employees who meet the eligibility requirements.

The net periodic post retirement benefit expense included in salaries and employee benefits was $39,000 and $43,000 for the years ended December 31, 2013 and 2012, respectively.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 8 - EMPLOYEE BENEFIT PLANS (CONTINUED)
The Company participates in the Pentegra Mulitemployer Defined Benefit Pension Plan (EIN #13-5645888 and Plan #001) as a result of its acquisition of North Penn.  As of December 31, 2013 and 2012, the Company’s Plan was 92.57% and 105% funded, respectively, and total contributions made are not more than 5% of the total contributions to the Plan.  The Company’s expense related to the Plan was $22,000 in 2013 and $14,000 in 2012.

NOTE 9 - INCOME TAXES
The components of the provision for federal income taxes are as follows:

	Years Ended December 31,
	2013	2012	2011
	(In Thousands)
Current	$2,566	$2,612	$2,683

Deferred	140	424	(104)
	$2,706	$3,036	$2,579

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

Income tax expense of the Company is less than the amounts computed by applying statutory federal income tax rates to income before income taxes because of the following:

	Percentage of Income
	before Income Taxes
	Years Ended December 31,
	2013	2012	2011
Tax at statutory rates	34.0%	34.0%	34.0%
Tax exempt interest income, net of interest expense disallowance	(6.7)	(6.9)	(7.5)
Incentive stock options	0.4	0.3	0.5
Earnings and proceeds on life insurance	(3.7)	(1.2)	(1.2)
Other	0.2	0.3	0.2

	24.2%	26.5%	26.0%

The income tax provision includes $300,000, $482,000 and $331,000 of income taxes relating to realized securities gains for the years ended December 31, 2013, 2012 and 2011, respectively.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 9 - INCOME TAXES (CONTINUED)
The net deferred tax asset included in other assets in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

	2013	2012
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$1,941	$1,871
Deferred compensation	496	500
Purchase price adjustment	1,215	1,458
Other	303	292
Foreclosed real estate valuation allowance	54	48
Net unrealized loss on securities	1,337	-
Total Deferred Tax Assets	5,346	4,169

Deferred tax liabilities:
Premises and equipment	327	334
Deferred loan fees	200	213
Net unrealized gains on securities	-	1,443

Total Deferred Tax Liabilities	527	1,990

Net Deferred Tax Asset	$4,819	$2,179

The Company recorded a deferred tax asset in the amount of $263,000 in 2011 related to a net operating loss carry forward resulting from its acquisition of North Penn.  The Company has fully utilized the net operating loss carry forward through its tax year ending in 2012. The Company’s federal and state income tax returns for taxable years through 2009 have been closed for purposes of examination by the Internal Revenue Service and the Pennsylvania Department of Revenue. North Penn’s income tax returns though 2008 have been closed for purposes of examination by the Internal Revenue Service.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2013 and 2012, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 10 - REGULATORY MATTERS AND STOCKHOLDERS’ EQUITY (CONTINUED)
As of December 31, 2013, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the table:

					To be Well Capitalized
					under Prompt
			For Capital Adequacy		Corrective Action
	Actual		Purposes		Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

As of December 31, 2013:
Total capital (to risk-weighted assets)	$85,667	16.86%	$ ≥40,660	≥8.00%	$ ≥50,825	≥10.00%
Tier 1 capital (to risk-weighted assets)	79,959	15.73	≥20,330	≥4.00	≥30,495	≥6.00
Tier 1 capital (to average assets)	79,959	11.51	≥27,792	≥4.00	≥34,740	≥5.00

As of December 31, 2012:
Total capital (to risk-weighted assets)	$80,747	16.74%	$ ≥38,596	≥8.00%	$ ≥48,245	≥10.00%
Tier 1 capital (to risk-weighted assets)	75,245	15.60	≥19,298	≥4.00	≥28,947	≥6.00
Tier 1 capital (to average assets)	75,245	11.20	≥26,862	≥4.00	≥33,577	≥5.00

The Company’s ratios do not differ significantly from the Bank’s ratios presented above.

The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at December 31, 2013 and 2012 was approximately $480,000 and $430,000, respectively.

Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2013, $57,716,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above. Under Federal Reserve regulations, the Bank is limited as to the amount it may lend affiliates, including the Company, unless such loans are collateralized by specific obligations.

NOTE 11 - STOCK OPTION PLAN
The Company’s shareholders approved the Norwood Financial Corp 2006 Stock Option Plan at the Annual Meeting on April 26, 2006. An aggregate of 275,000 shares of authorized but unissued Common Stock of the Company were reserved for future issuance under the Plan. This includes up to 44,000 shares for awards to outside directors. Under this plan, the Company granted 28,600 options, which included 4,000 options granted to outside directors in 2013, 30,250 options, which included 4,950 options granted to outside directors in 2012 and 31,900 options, which included 4,950 options granted to outside directors in 2011.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 11 - STOCK OPTION PLAN (CONTINUED)
Total unrecognized compensation cost related to nonvested options under the Plan was $157,000 as of December 31, 2013, $154,000 as of December 31, 2012 and $130,000 as of December 31, 2011.  Salaries and employee benefits expense includes $162,000, $130,000 and $170,000 of compensation costs related to options for the years ended December 31, 2013, 2012 and 2011, respectively. Net income was reduced by $154,000, $123,000 and $163,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

A summary of the Company’s stock option activity and related information for the years ended December 31 follows:

	2013			2012			2011
		Weighted			Weighted			Weighted
		Average	Average		Average	Average		Average	Aggregate
		Exercise	Intrinsic		Exercise	Intrinsic		Exercise	Intrinsic
	Options	Price	Value	Options	Price	Value	Options	Price	Value

Outstanding, beginning of year	225,670	$26.27		229,836	$25.85		207,534	$25.93	$
Granted	28,600	27.07		30,250	27.05		31,900	24.94
Exercised	(24,127)	23.83		(20,435)	22.19		(2,833)	17.90
Forfeited	(10,603)	28.92		(13,981)	26.88		(6,765)	27.50

Outstanding, end of year	219,540	$26.64	$146,970	225,670	$26.27	$256,499	229,836	$25.85	$113,352

Exercisable, end of year	190,940	$26.58	$146,900	196,489	$26.15	$256,499	199,005	$25.99	$112,152

Exercise prices for options outstanding as of December 31, 2013 ranged from $24.44 to $28.95 per share. The weighted average remaining contractual life is 4.8 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing with the following weighted average assumptions:

	Years Ended December 31,
	2013	2012	2011
Dividend yield	3.49%	3.27%	3.30%
Expected life	10 years	10 years	7 years
Expected volatility	25.91%	25.37%	25.35%
Risk-free interest rate	3.01%	1.76%	1.39%
Weighted average fair value of options granted	$5.72	$5.61	$4.70

The expected volatility is based on historical volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

Proceeds from stock option exercises totaled $575,000 in 2013. Shares issued in connection with stock option exercises are issued from available treasury shares. If no treasury shares are available, new shares are issued from available authorized shares. During 2013, all the shares issued in connection with stock option exercises, 24,127 shares in total, were issued from available treasury shares.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 11 - STOCK OPTION PLAN (CONTINUED)
All share and per share data have been adjusted to give retroactive effect to the 10% stock dividend declared in 2013.

As of December 31, 2013, outstanding stock options consist of the following:

		Average			Average
	Options	Exercise	Remaining	Options	Exercise
	Outstanding	Price	Life, Years	Exercisable	Price
	15,594	$27.27	1.0	15,594	$27.27
	20,796	27.62	2.3	20,796	27.62
	18,700	28.64	3.0	18,700	28.64
	18,700	28.41	4.0	18,700	28.41
	19,800	25.00	5.0	19,800	25.00
	1,100	26.27	5.3	1,100	26.27
	18,700	25.99	6.0	18,700	25.99
	1,100	24.44	6.2	1,100	24.44
	23,650	25.25	7.0	23,650	25.25
	25,850	24.97	8.0	25,850	24.97
	26,950	27.05	9.0	26,950	27.05
	1,100	27.55	9.0	—	—
	2,000	28.95	9.7	—	—
	25,500	26.90	10.0	—	—
Total	219,540			190,940

NOTE 12 - EARNINGS PER SHARE
The following table sets forth the computations of basic and diluted earnings per share:

	Years Ended December 31,
	2013	2012	2011
	(In Thousands, Except Per Share Data)

Numerator, net income	$8,465	$8,403	$7,356

Denominator:
Denominator for basic earnings per share, weighted
average shares	3,627	3,608	3,380
Effect of dilutive securities, employee stock options	5	6	3

Denominator for diluted earnings per share, adjusted weighted average
shares and assumed conversions	3,632	3,614	3,383

Basic earnings per common share	$2.33	$2.33	$2.17

Diluted earnings per common share	$2.33	$2.33	$2.17

Stock options which had no intrinsic value because their effect would be anti-dilutive and therefore would not be included in the diluted EPS calculation were 129,000, 112,000, and 172,700 for the years ended December 31, 2013, 2012 and 2011, respectively.  All share and per share data have been restated to give retroactive effect to the 10% stock dividend paid in 2013.

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

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

A summary of the Bank’s financial instrument commitments is as follows:

	December 31,
	2013	2012
	(In Thousands)
Commitments to grant loans	$22,845	$17,582
Unfunded commitments under lines of credit	42,575	42,735
Standby letters of credit	5,701	6,128
	$71,121	$66,445

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

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

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

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2013 and 2012 are as follows:

	Fair Value Measurement Reporting Date using

Description	Total	Level 1	Level 2	Level 3
December 31, 2013
Available for Sale:
U.S. Government agencies	$33,413	$—	$33,413	$—
States and political subdivisions	59,030	—	59,030	—
Corporate obligations	3,711	—	3,711	—
Mortgage-backed securities-government
sponsored entities	61,650	—	61,650	—
Equity securities-financial services	328	328	—	—
Total available for sale	$158,132	$328	$157,804	$—

December 31, 2012
Available for Sale:
U.S. Government agencies	$13,092	$—	$13,092	$—
States and political subdivisions	58,786	—	58,786	—
Corporate obligations	8,868	—	8,868	—
Mortgage-backed securities-government
sponsored entities	64,325	—	64,325	—
Equity securities-financial services	319	319	—	—
Total available for sale	$145,390	$319	$145,071	$—

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2013 and 2012 are as follows:

	Fair Value Measurement Reporting Date using

Description	Total	Level 1	Level 2	Level 3
December 31, 2013
Impaired Loans	$12,556	$—	$—	$12,556
Foreclosed real estate	1,009	—	—	1,009

December 31, 2012
Impaired Loans	$11,616	$—	$—	$11,616
Foreclosed real estate	852	—	—	852

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Norwood has utilized Level 3 inputs to determine fair value:

	Quantitative Information about Level 3 Fair Value Measurements
(In thousands)	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
December 31, 2013
Impaired loans	$12,556	Appraisal of collateral(1)	Appraisal adjustments(2)	10-15% (10.67)%

Foreclosed real estate owned	$1,009	Appraisal of collateral(1)	Liquidation expenses(2)	10%

December 31, 2012
Impaired	$11,616	Appraisal of collateral(1)	Appraisal adjustments(2)	10-30% (24.10%)

Forelcosed real estate owned	$852	Appraisal of collateral(1)	Liquidation expenses(2)	20%

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

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2013 and 2012.

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

As of December 31, 2013, the fair value investment in impaired loans totaled $12,556,000 which included one loan for $1,723,000 for which a valuation allowance of $53,000 had been provided based on the estimated value of the collateral or the present value of estimated cash flows, and twenty loans for $10,886,000 which did not require a valuation allowance since the estimated realizable value of the collateral exceeded the recorded investment in the loan.  As of December 31, 2013, the Company has recognized charge-offs against the allowance for loan losses on these impaired loans in the amount of $3,714,000 over the life of the loans.

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

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
Mortgage servicing rights (generally carried at cost)
The Company utilizes a third party provider to estimate the fair value of certain loan servicing rights.  Fair value for the purpose of this measurement is defined as the amount at which the asset could be exchanged in a current transaction between willing parties, other than in a forced liquidation.

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

Restricted investment in Federal Home Loan Bank stock (carried at cost):
The Company, as a member of the Federal Home Loan Bank (FHLB) system is required to maintain an investment in capital stock of its district FHLB according to a predetermined formula. This regulatory stock has no quoted market value and is carried at cost.

Bank owned life insurance (carried at cost):
The fair value is equal to the cash surrender value of the Bank owned life insurance.

Accrued interest receivable and payable (carried at cost):
The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit liabilities (carried at cost except certificates of deposit which are at fair value):
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

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
The estimated fair values of the Bank’s financial instruments were as follows at December 31, 2013 and December 31, 2012. (In thousands)

	Fair Value Measurements at December 31, 2013

	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$7,863	$7,863	$7,863	$—	$—
Securities	158,306	158,309	328	157,981	—
Loans receivable, net	497,389	506,113	—	—	506,113
Mortgage servicing rights	289	289	—	289	—
Regulatory stock	2,877	2,877	2,877	—	—
Bank owned life insurance	17,790	17,790	17,790	—	—
Accrued interest receivable	2,422	2,422	2,422	—	—

Financial liabilities:
Deposits	541,182	542,123	329,753	—	212,370
Short-term borrowings	49,914	49,914	49,914	—	—
Other borrowings	23,761	25,923	—	—	25,923
Accrued interest payable	1,022	1,022	1,022	—	—

Off-balance sheet financial instruments:
Commitments to extend credit and outstanding letters of credit	-	-	-	-	-

	Fair Value Measurements at December 31, 2012

	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$12,295	$12,295	$12,295	$—	$—
Securities	145,563	145,567	319	145,248	—
Loans receivable, net	471,208	485,848	—	—	485,848
Mortgage servicing rights	243	243	—	243	—
Regulatory stock	2,630	2,630	2,630	—	—
Bank owned life insurance	15,357	15,357	15,357	—	—
Accrued interest receivable	2,393	2,393	2,393	—	—

Financial liabilities:
Deposits	524,425	526,080	313,165	—	212,915
Short-term borrowings	28,697	28,697	28,697	—	—
Other borrowings	22,487	25,426	—	—	25,426
Accrued interest payable	1,242	1,242	1,242	—	—

Off-balance sheet financial instruments:
Commitments to extend credit and outstanding letters of credit	—	—	—	—	—

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 15 – ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
The following table presents the changes in accumulated other comprehensive income (loss) (in thousands) by component, net of tax, for the year ended December 31, 2013:

Unrealized gains (losses) on available for sale securities (a)
Balance as of December 31, 2012	$2,797
Other comprehensive loss before reclassification	(4,818)
Amount reclassified from accumulated other comprehensive income (loss)	(581)
Total other comprehensive loss	(5,399)
Balance as of December 31, 2013	$(2,602)

(a)   All amounts are net of tax. Amounts in parentheses indicate debits.

       The following table presents significant amounts reclassified out of each component of accumulated other comprehensive income (loss) (in thousands) for the year ended December 31, 2013:

Details about other comprehensive income	Amount Reclassified From Accumulated Other Comprehensive Income (a)	Affected Line Item in the Statement Where Net Income is Presented

Unrealized gains on available for sale securities	$ 881	Net realized gains on sales of securities
	(300)	Income tax expense
	$ 581	Net of tax

(a)   Amounts in parentheses indicate debits to net income.

NOTE 16 – ACQUISITION OF NORTH PENN BANCORP,  INC.
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

The acquired assets and assumed liabilities were measured at estimated fair values. Management made significant estimates and exercised significant judgment in accounting for the acquisition. Management measured loan fair values based on loan file reviews (including borrower financial statements or tax returns), appraised

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 16 – ACQUISITION OF NORTH PENN BANCORP,  INC. (CONTINUED)
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

The following condensed statement reflects the values assigned to North Penn Bancorp’s net assets as of the acquisition date (in thousands):

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

NORWOOD FINANCIAL CORP - 2013 CONSOLIDATED FINANCIAL REPORT

NOTE 17 - NORWOOD FINANCIAL CORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS

	December 31,
	2013	2012
	(In Thousands)
ASSETS
Cash on deposit in bank subsidiary	$1,205	$1,120
Securities available for sale	328	319
Investment in bank subsidiary	87,589	88,412
Other assets	3,835	3,591
Total assets	$92,957	$93,442
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$1,093	$1,021
Stockholders’ equity	91,864	92,421
Total liabilities and stockholders' equity	$92,957	$93,442

STATEMENTS OF INCOME

	Years Ended December 31,
	2013	2012	2011
Income:	(In Thousands)
Dividends from bank subsidiary	$4,216	$3,971	$16,496
Other interest income	9	6	9
Net realized gain on sales of securities	—	73	—
	4,225	4,050	16,505
Expenses	267	296	980
	3,958	3,754	15,525
Income tax benefit	(88)	(74)	(290)
	4,046	3,828	15,815
Equity in undistributed earnings of subsidiary	4,419	4,575	(8,459)
Net Income	$8,465	$8,403	$7,356
Comprehensive Income	$3,066	$7,885	$9,534

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2013	2012	2011
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,465	$8,403	$7,356
Adjustments to reconcile net income to
net cash provided by operating activities:
Undistributed earnings of bank subsidiary	(4,419)	(4,575)	8,459
Net gains on sales of securities	—	(68)	—
Other, net	(247)	(181)	(506)
Net Cash Provided by Operating Activities	3,799	3,579	15,309

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of securities	—	114	-
Outlays for business acquisitions	—	—	(10,518)
Purchase of securities	—	(185)	—
Net Cash Used in Investing Activities	—	(71)	(10,518)

CASH FLOWS FROM FINANCING ACTIVITIES
Stock options exercised	575	455	51
Tax benefit of stock options exercised	39	30	5
ESOP purchase of shares from treasury stock	146	149	153
Acquisition of treasury stock	(319)	(320)	(602)
Cash dividends paid	(4,155)	(3,932)	(3,514)
Net Cash Used in Financing Activities	(3,714)	(3,618)	(3,907)
Net Increase (Decrease) in Cash and Cash Equivalents	85	(110)	884

CASH AND CASH EQUIVALENTS - BEGINNING	1,120	1,230	346
CASH AND CASH EQUIVALENTS - ENDING	$1,205	$1,120	$1,230

INVESTOR INFORMATION

STOCK LISTING
Norwood Financial Corp stock is traded on the Nasdaq Global Market under the symbol NWFL. The following firms are known to make a market in the Company’s stock:

Boenning & Scattergood, Inc. West Conshohocken, PA 800-883-1212	RBC Capital Markets Philadelphia, PA 19103 888-848-4677

Janney Montgomery Scott, LLC Scranton, PA 18503 800-638-4417	Stifel Nicolaus St. Louis, MO 314-342-2000

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

SEC REPORTS AND ADDITIONAL INFORMATION
A copy of the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2013 including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission is available on the Company’s website at www.waynebank.com under the Stockholder Services tab.  A copy of the report may be obtained upon written request of any stockholder, investor or analyst by contacting William S. Lance, Executive Vice President, Chief Financial Officer and Secretary, Norwood Financial Corp., 717 Main Street, PO Box 269, Honesdale, PA  18431, 570-253-1455.

NORWOOD FINANCIAL CORP

DIRECTORY OF OFFICERS

NORWOOD FINANCIAL CORP

John E. Marshall	*Chairman of the Board*
William W. Davis, Jr.	*Vice Chairman of the Board*
Lewis J. Critelli	*President & Chief Executive Officer*
William S. Lance	*Executive Vice President, Chief Financial Officer, Treasurer & Secretary*
Kenneth C. Doolittle	*Executive Vice President*
James F. Burke	*Senior Vice President*
John F. Carmody	*Senior Vice President*
Robert J. Mancuso	*Senior Vice President*
John H. Sanders	*Senior Vice President*

WAYNE BANK

John E. Marshall	*Chairman of the Board*
William W. Davis, Jr.	*Vice Chairman of the Board*
Lewis J. Critelli	*President & Chief Executive Officer*
William S. Lance	*Executive Vice President, Chief Financial Officer & Secretary*
Kenneth C. Doolittle	*Executive Vice President, Retail Administration*
James F. Burke	*Senior Vice President, Chief Lending Officer*
John F. Carmody	*Senior Vice President, Chief Credit Officer*
Robert J. Mancuso	*Senior Vice President, Chief Information Officer*
John H. Sanders	*Senior Vice President, Retail Bank Manager*
Thomas A. Byrne	*Senior Vice President*
Christe A. Casciano	*Senior Vice President*
William J. Henigan, Jr.	*Senior Vice President*
Diane M. Wylam	*Senior Vice President & Senior Trust Officer*
Nancy A. Hart	*Vice President, Controller & Assistant Secretary*
Kelley J. Lalley	*Vice President & Assistant Secretary*
Barbara A. Ridd	*Vice President & Assistant Secretary*
Robert J. Behrens, Jr.	*Vice President*
Ryan J. French	*Vice President*
JoAnn Fuller	*Vice President*
Karen R. Gasper	*Vice President*
William R. Kerstetter	*Vice President*
John E. Koczwara	*Vice President*
Linda M. Moran	*Vice President*
Mary Alice Petzinger	*Vice President*
Mark W. Ranzan	*Vice President*
Richard A. Siarniak	*Vice President*
Eli T. Tomlinson	*Vice President*
Kara R. Talcott	*Assistant Vice President, Internal Auditor*
Douglas W. Atherton	*Assistant Vice President*
Marianne M. Glamann	*Assistant Vice President*
Jeanne D. Corey	*Community Office Manager*
Wendy L. Davis	*Community Office Manager*
Rossie Demorizi-Ortiz	*Community Office Manager*
Jill A. Hessling	*Community Office Manager*
Vonnie A. Lewis	*Community Office Manager*
Teresa Melucci	*Community Office Manager*
Sandra Mruczkewycz	*Community Office Manager*
Matthew M. Swartz	*Community Office Manager*
Beverly J. Wallace	*Community Office Manager*
Laurie J. Bishop	*Assistant Community Office Manager*
Steven R. Daniels	*Assistant Community Office Manager*
Denise R. Kern	*Assistant Community Office Manager*
Nancy J. Mead	*Assistant Community Office Manager*
Diane L. Richter	*Assistant Community Office Manager*
Jessica Santiago	*Assistant Community Office Manager*
Toni M. Stenger	*Assistant Community Office Manager*
Gerald J. Arnese	*Resource Recovery Manager*
Maurice E. Dennis	*Commercial Loan Documentation Manager*
Julie R. Kuen	*Electronic Banking Officer*
Kristine Malti	*Deposit Operations Officer*
Linda A. Meskey	*Credit Analyst*
Frank J. Sislo	*Consumer Loan Manager*
Doreen A. Swingle	*Residential Mortgage Lending Officer*

NORWOOD INVESTMENT CORP

Lewis J. Critelli	*President & Chief Executive Officer*
William S. Lance	*Treasurer*
Scott C. Rickard	*Senior Investment Representative, Invest Financial Corp*

MONROE COUNTY ASSOCIATE BOARD

Michael J. Baxter	James H. Ott
Sara Cramer	Marvin Papillon
Dr. Andrew A. Forte	Ray Price
Ralph A. Matergia, Esq.	Ron Sarajian