Form 10-K, Exhibit 13
period 2014-12-31
NORWOOD FINANCIAL CORP
filed 2015-03-13
CIK 1013272

NORWOOD FINANCIAL CORP • HELPING THE COMMUNITY GROW • ANNUAL REPORT TWO THOUSAND FOURTEEN

NORWOOD FINANCIAL CORP • HELPING THE COMMUNITY GROW • ANNUAL REPORT • TWO THOUSAND FOURTEEN

NORWOOD FINANCIAL CORP SUMMARY OF SELECTED FINANCIAL DATA

For the years ended December 31,	2014	2013	2012	2011	2010
Net interest income	$24,560	$24,661	$24,764	$22,588	$19,664
Provision for loan losses	1,680	2,400	2,450	1,575	1,000
Other income	3,940	4,734	3,787	3,762	3,616
Net realized gains on sales of securities	1,170	881	1,419	973	448
Other expenses	17,727	16,705	16,081	15,813	12,753
Income before income taxes	10,263	11,171	11,439	9,935	9,975
Income tax expense	2,606	2,706	3,036	2,579	2,662
NET INCOME	$7,657	$8,465	$8,403	$7,356	$7,313
Net income per share -Basic*	$2.10	$2.33	$2.33	$2.17	$2.41
-Diluted*	$2.10	$2.33	$2.33	$2.17	$2.40
Cash dividends declared*	$1.20	$1.16	$1.10	$1.06	$1.03
Dividend pay-out ratio	57.14%	49.79%	47.23%	48.95%	42.64%
Return on average assets	1.08%	1.23%	1.23%	1.18%	1.37%
Return on average equity	7.92%	9.13%	9.22%	9.26%	10.87%
BALANCES AT YEAR-END					
Total assets	$711,635	$711,234	$672,299	$668,814	$537,005
Loans receivable	501,135	503,097	476,710	457,907	356,855
Allowance for loan losses	5,875	5,708	5,502	5,458	5,616
Total deposits	559,944	541,182	524,425	525,767	393,865
Stockholders' equity	99,041	91,864	92,421	88,061	67,698
Trust assets under management	134,888	126,673	112,081	107,696	113,693
Book value per share*	$26.30	$25.43	$25.49	$24.37	$22.23
Tier 1 Capital to risk-adjusted assets	17.33%	16.53%	16.37%	15.90%	18.44%
Total Capital to risk-adjusted assets	18.49%	17.66%	17.51%	17.08%	19.74%
Allowance for loan losses to total loans	1.17%	1.13%	1.15%	1.19%	1.57%
Non-performing assets to total assets	1.31%	1.48%	2.09%	1.60%	0.90%

*Per share information has been restated to reflect the 10% stock dividend declared in 2013.

(dollars in thousands, except per share data)

NORWOOD FINANCIAL CORP • ANNUAL REPORT 2014

HELPING THE COMMUNITY GROW

Dear Shareholders,

We are pleased to present this report to recap the Company's performance in 2014. The past year was extremely challenging, as a continued low interest rate environment, slow growth in our local markets and the increased cost of resolving problem loans and foreclosed properties placed stress on our earnings. Despite these obstacles, your Company earned in excess of $7.6 million and earnings per share were $2.10. While these numbers are somewhat less than the prior year, our Return on Assets of 1.08%, net interest margin of 3.90%, efficiency ratio of 57.3% and Tier One Capital ratio of 17.33% rank us well above our peer group average. In addition, we reduced our non-performing assets from 1.48% to 1.31% of total assets, our lowest level since 2010. Our cash dividends for the year were $1.20 per share compared to $1.16 in 2013. This marks over 20 consecutive years of increased cash dividends. I encourage you to read the Financial Statements and Management's Discussion and Analysis for a detailed look at our performance.

> IN 2014, TIME AND RESOURCES WERE SPENT INTEGRATING TECHNOLOGY AND MARKETING AS A MEANS TOWARDS DELIVERING AN IMPROVED CUSTOMER EXPERIENCE.

Wayne Bank truly believes in helping the community grow by serving our local businesses and their employees. In 2014, we originated close to $50 million in commercial loans. We provided financing to a wide range of businesses which support economic growth including local resorts and hotels, retail shopping areas, small manufacturers and municipalities. We also had an active year in mortgage and home equity lending. The deposits gathered by our branch network funded the loan originations. Our deposit growth included the successful introduction of our Rewards Checking product with identity theft protection features.

In 2014, time and resources were spent integrating technology and marketing as a means towards delivering an improved customer experience. One result of this effort is that we now have a designated resource for social media and I encourage you to view our Facebook page. Most of our community offices have Wi-Fi and a tablet to help

Lewis J. Critelli
President and
Chief Executive Officer

NORWOOD FINANCIAL CORP • ANNUAL REPORT 2014

our customers navigate through the electronic process which we think you will find to be very user-friendly.

Wayne Bank established a "Technology Demo Center" in the Central Scranton office which hosts an iPad® and Android® tablet, a personal computer and a large, flat-screen monitor to help our customers learn about electronic banking. The "Center" also displays new technology available to our business customers. The ability to service local small business through new technology is vital to our on-going success

We introduced Mobile Capture in 2014 as part of our mobile banking services. With this feature, a customer can make a deposit through our app just by snapping a picture of a check. We encourage our customers to take advantage of the "one office that never closes" to be able to bank anywhere and anytime with online and mobile banking.

Internet banking will continue to be a primary focus for delivering better ways to serve the Bank's customers. A big initiative we will be undertaking in 2015 is the online account opening service being built into our web site. In addition, QuickBooks™ integration will become part of business online banking in the coming year which allows business customers the ability to download transactional history into QuickBooks™ money management software.

The Bank will continue to embrace technology designed to reduce fraud in the payment systems. We upgraded our real-time fraud transaction monitoring and detection solution and later this year, we will begin issuing chip and signature enabled cards to our Visa® Debit card customers. The embedded microchip cards do everything a magnetic strip card does, but more securely.

We recognize that our staff is extraordinary and a key to our success. Two senior level staff members were appointed to the position of Executive Vice President in 2014: Robert J. Mancuso, Chief Information Officer, and James F. Burke, Chief Lending Officer due to their outstanding contributions to the Bank. Other key positions filled in 2014 include Linda Mader, Senior Vice President and Commercial Loan Officer in the Monroe County area and Kathryn Serniak, Mortgage Originator in Lackawanna County.

Wayne Bank is extremely proud of the long-term dedication of its employees. Congratulations to Diane Richter, Assistant Community Manager of the Willow Avenue Office, for forty years of service! Nancy Hart, Vice President and Controller, achieved thirty-five years of service. Barbara Ridd, Vice President, and Mary Ann Mansour from our Lords Valley office each accomplished twenty-five years of service. We also had four employees attain fifteen years of service, four others reached ten years and six with five years.

There was also some sad news received during the year. Wayne Bank and Norwood Financial Corp. mourned

2014 NORWOOD FINANCIAL CORP Board of Directors

Susan Gumble
Director

William W. Davis, Jr.
Vice Chairman

Kevin M. Lamont
Director

Ralph A. Matergia, Esq.
Director

the loss of Richard L. Snyder, a Director on the Board of Norwood Financial Corp. and Wayne Bank who served from 1999 until his retirement from the Board in April 2013. We will truly miss him along with his many contributions and selfless dedication to the arts and history of Pike County.

As a Community Bank, our success is directly tied to the growth and prosperity of our local communities. To help the community grow, the Bank supported over 250 events and sponsorships during 2014. The organizations are varied and include economic development, builder and realtor associations, business groups, libraries, health foundations, local school districts' arts and sports clubs, animal shelters, fire departments, and many chambers of commerce. In addition, we are a participant in the State's Educational Improvement Tax Credit (EITC) Program. Through this program, over the past five years we have funded over $600,000 of qualifying projects.

All of our accomplishments are made possible by the support and confidence of our stockholders. We thank you for your ownership interest in Norwood and we work hard each day to enhance shareholder value. Please continue to keep us in mind for all your financial needs.

Lewis J. Critelli
President &
Chief Executive Officer

Wayne Bank

Senior Management Team

Left to Right (seated):
Kenneth C. Doolittle, *Executive Vice President* and William S. Lance, *Executive Vice President and Chief Financial Officer,* (standing) Diane Wylam, Esq., *Senior Vice President,* Robert J. Mancuso, *Executive Vice President,* Lewis J. Critelli, *President and Chief Executive Officer,* John H. Sanders, *Senior Vice President,* John F. Carmody, *Senior Vice President* and James F. Burke, *Executive Vice President*

Dr. Andrew A. Forte
Director

Daniel J. O'Neill
Director

Dr. Kenneth A. Phillips
Director

John E. Marshall
Chairman of the Board

Lewis J. Critelli
President and Chief Executive Officer

Wayne Bank has 15 community offices to serve you.

With One Office that Never Closes...
Online & Mobile Banking!

800-598-5002
We cover all of:
Wayne, Lackawanna,
Pike & Monroe Counties.

or you can visit us online at
www.waynebank.com for a
complete menu of all of our
banking services.

Community Office Locations

Administrative & Main Office
717 Main Street
Honesdale, PA 18431

Waymart
228 Belmont Street
Waymart, PA 18472

Honesdale
245 Willow Avenue
Honesdale, PA 18431

Hawley/Lake Wallenpaupack
63 Welwood Avenue
Hawley, PA 18428

Milford
111 West Harford Street
Milford, PA 18337

Shohola
107 Richardson Avenue
Shohola, PA 18458

Lakewood
17 Como Road
Lakewood, PA 18439

Stroud Mall
306 Stroud Mall Road
Stroudsburg, PA 18360

Lords Valley
637 Route 739
Lords Valley, PA 18428

Marshalls Creek
5105 Milford Road
East Stroudsburg, PA 18302

Tannersville
2961 Route 611, Suite 101
Tannersville, PA 18372

Central Scranton
216 Adams Avenue
Scranton, PA 18503

West Scranton
823 South Main Avenue
Scranton, PA 18504

Clarks Summit
651 Northern Boulevard
Clarks Summit, PA 18411

Effort
2226 Oak Lane
Effort, PA 18330

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS

Introduction
This Management’s Discussion and Analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp (the Company) and its subsidiary Wayne Bank (the Bank) as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013, and 2012. This section should be read in conjunction with the consolidated financial statements and related footnotes.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words believes, anticipates, contemplates, expects, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in Federal and State laws, changes in interest rates, the ability to control costs and expenses, demand for real estate, changes in regulatory environment and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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

In estimating other-than-temporary impairment losses on securities, the Company considers 1) the length of time and extent to which the fair value has been less than cost and 2) the financial condition of the issuer. The Company does not have the intent to sell these securities and it is more likely than not that it will not sell the securities before recovery of their cost basis. The Company believes that the unrealized losses at December 31, 2014 and 2013 represent temporary impairment of the securities.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

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

Results of Operations – Summary

Net income for the Company for the year ended December 31, 2014 was $7,657,000 which was $808,000 lower than the $8,465,000 earned in 2013.  Basic and diluted earnings per share were $2.10 in 2014 compared to $2.33 per share in 2013.  The return on average assets (ROA) for the year ended December 31, 2014 was 1.08% and the return on average equity (ROE) was 7.92% compared to an ROA of 1.23% and an ROE of 9.13% in the prior year.  The reduction in earnings from the prior year was the result of increased expenses related to foreclosed properties and a reduced level of proceeds from bank-owned life insurance policies which was partially offset by an increase in gains from the sale of loans and securities and a lower provision for loan losses.

Net interest income (fully taxable equivalent) totaled $25,818,000 which was a decrease of $39,000 from the 2013 total.  Average loans outstanding increased $17.9 million in 2014 but a 30 basis point decrease in the yield earned resulted in a $618,000 reduction in interest income.  The reduced yield was due to loan production at current market rates.  Total average securities grew $5.2 million in 2014 which contributed to a $208,000 increase in interest income.  Average interest-bearing deposits with banks were $7.2 million lower in 2014 and interest income in this area decreased $19,000.  The mix of the funding base led to a reduction in interest expense as a 9 basis point reduction in the cost of interest-bearing deposits lead to reduced interest expense on deposits of $385,000 in spite of $1.8 million increase in average deposits.  The cost of borrowed funds also decreased $5,000 compared to the prior year due to a reduced cost of long-term borrowings.  As a result of the change in the mix and benefits derived from the downward repricing of deposits and borrowed funds, total interest expense was reduced by $390,000.  The resulting net interest margin decreased 10 basis points to 3.90% in 2014 as a 17 basis point reduction in the yield earned was only partially offset by an 8 basis point decrease in the cost of funds.

Loans receivable decreased $2.0 million from the prior year-end due primarily to an $11.2 million reduction in commercial real estate loans which was the result of several significant payoffs received in 2014 and the transfer of nonperforming loans to foreclosed real estate.  Other commercial loans increased $6.8 million in 2014 due to growth in municipal financing, while consumer installment loans increased $4.4 million.  Residential mortgage loans and construction loans decreased $2.0 million, but this decrease includes the sale of $4.3 million of fixed-rate residential mortgage loans for the purpose of interest rate risk management.  Total non-performing loans were reduced from $9.5 million and 1.90% of total loans at the end of 2013 to $5.6 million, or 1.12% of total loans on December 31, 2014.  Net charge-offs totaled $1,513,000 in 2014 which was a reduction from the $2,194,000 recorded in 2013.  Based on the level of charge-offs and non-performing loans, the Company determined that it would be appropriate to allocate $1.7 million to the allowance for loan losses to reserve for potential future losses which resulted in an increase in the ratio of the allowance for loan losses to total loans outstanding to 1.17% compared to 1.13% on December 31, 2013.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

Other income for the year ended December 31, 2014 totaled $5,110,000 compared to $5,615,000 in the prior year, a decrease of $505,000.  Gains on the sale of loans and investment securities increased $309,000 in the aggregate but earnings and proceeds received on bank-owned life insurance policies decreased $701,000 while all other items of other income decreased $113,000, net.  During 2013, the Company recorded a non-recurring gain of $770,000 from proceeds on a bank-owned life insurance policy.

Other expenses were $17,727,000 in 2014 compared to $16,705,000 for the similar period in 2013, an increase of $1,022,000.  Salaries and benefits costs rose $169,000, or 2.0%, in 2014 due to merit increases.  Occupancy and equipment costs decreased $19,000. Foreclosed real estate costs increased $988,000 over the prior period as several properties were acquired through foreclosure resulting in real estate taxes, write-downs or losses on sales as well as regular maintenance.  All other operating expenses decreased $116,000, net.  Income tax expense for the year totaled $2,606,000 which was a decrease of $100,000 from the prior year.  The effective tax rate in 2014 was 25.4% compared to 24.2% in 2013 due primarily to the increase in earnings and proceeds received on bank owned life insurance policies in 2013.

The following table sets forth changes in net income (in thousands):

Net income 2013	$8,465
Net interest income	(101)
Provision for loan losses	720
Net gains on sales of loans and securities	309
Earnings and proceeds on bank owned life insurance	(701)
Other income	(113)
Salaries and employee benefits	(169)
Occupancy, furniture and equipment	19
Foreclosed real estate owned	(988)
Other expenses	116
Income tax expense	100
Net income for 2014	$7,657

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

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

funds, total interest expense was reduced by $1.1 million.  The resulting net interest margin decreased 10 basis points to 4.00% in 2013 as a 27 basis point reduction in the yield earned was only partially offset by a 21 basis point decrease in the cost of funds.

Loans receivable increased $26.4 million in 2013 due to growth in both commercial loans and residential mortgage loans.  Total commercial loans increased $9.3 million during the year comprised of growth in dealer floor plan balances, municipal financing and traditional commercial lending.  Residential mortgage loans grew $8.8 million after the sale of $4.0 million of long-term fixed rate loans to reduce exposure to rising interest rates.  All other retail loans grew $8.3 million during the year including increases in construction lending as well as both direct and indirect installment loans.  Total non-performing loans were reduced from $13.2 million and 2.77% of total loans at the end of 2012 to $9.5 million, or 1.90% of total loans on December 31, 2013.  Net charge-offs totaled $2,194,000 in 2013 which was a reduction from the $2,406,000 recorded in 2012.  Based on the level of charge-offs and non-performing loans, the Company determined that it would be appropriate to allocate $2.4 million to the allowance for loan losses to reserve for potential future losses and to maintain the ratio of the allowance for loan losses to total loans outstanding at 1.13% compared to 1.15% on December 31, 2012.

Other income totaled $5,615,000 in 2013 compared to $5,206,000 in the prior year, increasing $409,000 or 7.9%.  Net gains from the sales of residential mortgage loans and securities decreased $637,000 in the aggregate when compared to 2012 due to reduced opportunities for gains.  Earnings and proceeds received on bank owned life insurance policies increased $847,000 in 2013 while all other service charges and fees improved $199,000, or 6.6%, over the 2012 total.

Other expenses were $16,705,000 in 2013 compared to $16,081,000 for the similar period in 2012, an increase of $624,000, or 3.9%.  Salaries and benefits costs increased $44,000, or 0.5%, in 2013 as staffing levels were controlled or reduced through attrition.  Occupancy and equipment costs increased $141,000, or 7.1%, due to increases in utility costs, real estate taxes and building maintenance. Foreclosed real estate costs increased $350,000 in 2013 as several properties acquired through foreclosure resulted in write-downs or losses on sales as well as regular maintenance.  Income tax for the year totaled $2,706,000 which was a decrease of $330,000 from the prior year.  The effective tax rate in 2013 was 24.2% compared to 26.5% in 2012 due primarily to the increase in earnings and proceeds received on bank owned life insurance policies.

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

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

FINANCIAL CONDITION

Total Assets
Total assets as of December 31, 2014, were $711.6 million compared to $711.2 million as of year-end 2013, an increase of $400,000. Loans outstanding decreased $2.0 million and total securities decreased $1.9 million.

Loans Receivable
As of December 31, 2014, loans receivable totaled $501.1 million compared to $503.1 million as of year-end 2013, a decrease of $2.0 million.  Retail loans grew $2.4 million, but this growth was offset by a $4.4 million decrease in commercial loans during the year.  Included in the decrease was $4.7 million of loans that were transferred to foreclosed real estate in 2014.

Residential real estate loans, which includes home equity lending, totaled $158.1 million as of December 31, 2014, compared to $158.8 million as of year-end 2013, a decrease of $700,000.  The Company does not originate any non-traditional mortgage products such as interest-only loans or option adjustable rate mortgages and has no sub-prime mortgage exposure.  The Company evaluates sales of its long-term, fixed-rate residential loan production for interest rate risk management, with $4.3 million of long-term, fixed-rate loans sold into the secondary market during 2014.  In the current low interest rate environment, the Company expects to continue selling mortgage loans in 2015. The Company’s home equity loan portfolio, which is included in residential real estate loans,  increased $800,000 in 2014.

Commercial loans consist principally of loans made to small businesses within the Company’s market and are usually secured by real estate or other assets of the borrower. Commercial real estate loans totaled $262.0 million as of December 31, 2014, decreasing from $273.1 million as of December 31, 2013.  The decrease was attributable to a significant volume of payoffs received in 2014 and the transfer of over $4 million of nonperforming loans to foreclosed real estate.  The terms for commercial real estate loans are typically 15 to 20 years, with adjustable rates based on a spread to the prime rate or fixed for the initial three to five year period then adjusting to a spread to the prime rate. The majority of the Company’s commercial real estate portfolio is owner occupied and includes the personal guarantees of the principals. Commercial loans consisting principally of lines of credit and term loans secured by equipment or other assets increased $6.8 million to $42.5 million as of December 31, 2014 due to growth in municipal financing.

The Company’s indirect lending portfolio (included in consumer loans to individuals) increased  $4.2 million to $14.2 million as of December 31, 2014.

Allowance for Loan Losses and Non-Performing Assets
The allowance for loan losses totaled $5,875,000 as of December 31, 2014 and represented 1.17% of total loans receivable compared to $5,708,000 and 1.13% of total loans as of year-end 2013. Net charge-offs for 2014 totaled $1,513,000 and represented 0.30% of average loans compared to $2,194,000 and 0.45% of average loans in 2013.

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

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

As of December 31, 2014, non-performing loans totaled $5,600,000 and represented 1.12% of total loans compared to $9,547,000 or 1.90% as of December 31, 2013.  The decrease in the level of non-performing loans is due to write-downs on properties carried as non-performing as well as the transfer of credits to foreclosed real estate owned upon foreclosure.  Additionally, several loans were returned to accrual status based on the borrower’s ability to make scheduled payments.  Based on the level of non-performing loans, actual charge-offs, a soft real estate market and a slow economy, the Company added $1,680,000 to the allowance for loan losses for the year ended December 31, 2014 compared to $2,400,000 in 2013.

Foreclosed real estate owned totaled $3,726,000 as of December 31, 2014 and $1,009,000 as of December 31, 2013. The increase is due to the addition of two commercial properties with a carrying value of $3.0 million and five retail properties with a carrying value of $414,000 as of December 31, 2014.  During 2014, seven properties with a carrying value of $1,045,000 were disposed of through sales.  The Company recorded a net gain of $7,000 from the sale of the properties.

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

The Company has limited exposure to higher-risk loans. There are no option ARM products, interest only loans, sub-prime loans or loans with initial teaser rates in its residential real estate portfolio. The Company has $10.5 million of junior lien home equity loans. For 2014, net charge-offs for this portfolio totaled $68,000.

As of December 31, 2014, the Company considered its concentration of credit risk profile to be acceptable. The three highest concentrations are in the hospitality lodging industry, property owners associations and automobile dealers.

During 2014, the Company recognized a decrease in its adversely classified loans. The Company assesses a loss factor against the classified loans, which is based on prior experience. Classified loans which are considered impaired are measured on a loan by loan basis. The Company values such loans by either the present value of expected cash flows, the loan’s obtainable market price or the fair value of collateral if the loan is collateral dependent.

At December 31, 2014, the recorded investment in impaired loans, not requiring an allowance for loan losses was $8,632,000 (net of charge-offs against the allowance for loan losses of $158,000) and those impaired loans requiring an allowance totaled $2,973,000. The recorded investment in impaired loans not requiring an allowance for loan losses was $10,886,000 (net of $3,714,000) and $1,723,000 for impaired loans requiring an allowance for loan losses as of December 31, 2013.

As a result of its analysis, after applying these factors, management considers the allowance as of December 31, 2014, adequate. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses, that might be incurred in the future.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

The following table sets forth information with respect to the Company’s allowance for loan losses at the dates indicated:

Year-ended December 31,
(dollars in thousands)
2014	2013	2012	2011	2010

Allowance balance at beginning of period	$5,708	$5,502	$5,458	$5,616	$5,453
Charge-offs:
Commercial	-	(4)	(24)	(2)	(85)
Real Estate	(1,466)	(2,131)	(2,354)	(1,735)	(699)
Consumer	(80)	(90)	(59)	(109)	(82)
Total	(1,546)	(2,225)	(2,437)	(1,846)	(866)
Recoveries:
Commercial	—	—	—	5	—
Real Estate	2	9	7	51	2
Consumer	31	22	24	57	27
Total	33	31	31	113	29
Provision expense	1,680	2,400	2,450	1,575	1,000
Allowance balance at end of period	$5,875	$5,708	$5,502	$5,458	$5,616
Allowance for loan losses as a percent
of total loans outstanding	1.17%	1.13%	1.15%	1.19%	1.57%
Net loans charged off as a percent of
average loans outstanding	0.30%	0.45%	0.50%	0.42%	0.24%
Allowance coverage of non-performing loans	1.1	x	0.6	x	0.4	x	0.7	x	1.4	x

The following table sets forth information regarding non-performing assets.

	December 31,
	(dollars in thousands)
	2014	2013	2012	2011	2010
Non-accrual loans:
Commercial	$—	$—	$328	$404	$513
Real estate	5,596	9,547	12,872	7,411	3,527
Consumer	4	—	—	—	—
Total	5,600	9,547	13,200	7,815	4,040

Accruing loans which are contractually
past due 90 days or more	—	—	—	—	39

Total non-performing loans	5,600	9,547	13,200	7,815	4,079
Foreclosed real estate	3,726	1,009	852	2,910	748
Total non-performing assets	$9,326	$10,556	$14,052	$10,725	$4,827

Non-performing loans to total loans	1.12%	1.90%	2.77%	1.71%	1.14%

Non-performing loans to total assets	0.79%	1.34%	1.96%	1.17%	0.76%

Non-performing assets to total assets	1.31%	1.48%	2.09%	1.60%	0.90%

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

Securities
The securities portfolio consists of issues of United States Government agencies, including mortgage-backed securities, municipal obligations, and corporate debt. The Company classifies its investments into two categories: held to maturity (HTM) and available for sale (AFS). The Company does not have trading securities. Securities classified as HTM are those in which the Company has the ability and the intent to hold the security until contractual maturity. As of December 31, 2014, there were no securities carried in the HTM portfolio. Securities classified as AFS are eligible to be sold due to liquidity needs or interest rate risk management. These securities are adjusted to and carried at their fair value with any unrealized gains or losses recorded net of deferred income taxes, as an adjustment to capital and reported in the equity section of the Consolidated Balance Sheet as other comprehensive income. As of December 31, 2014, $156.4 million of securities were so classified and carried at their fair value, with unrealized gains, net of tax, of $462,000 included in accumulated other comprehensive income as a component of stockholders’ equity.

As of December 31, 2014, the average life of the portfolio was 5.0 years. The Company has maintained a relatively short average life in the portfolio in order to generate cash flow to support loan growth and maintain liquidity levels.  During 2014, the majority of cash flow generated from the portfolio through principal reductions, calls and security sales were reinvested in mortgage-backed securities to generate a cash flow ladder of available liquidity.  Purchases for the year totaled $74.4 million, while maturities and cash flow totaled $14.9 million and proceeds from sales were $66.3 million. The purchases were funded principally by cash flow generated from the portfolio and excess overnight liquidity.

The carrying value of the securities portfolio at December 31 is as follows:

	2014		2013
	(dollars in thousands)
	Carrying	% of	Carrying	% of
	Value	portfolio	Value	portfolio

U.S. Government agencies	$28,975	18.5%	$33,413	21.1%
States and political subdivisions	54,332	34.7%	59,204	37.4%
Corporate obligations	6,486	4.2%	3,711	2.3%
Mortgage-backed securities – government sponsored entities	66,204	42.3%	61,650	39.0%
Equity securities – financial services	398	0.3%	328	0.2%

Total	$156,395	100.0%	$158,306	100.0%

The portfolio had no adjustable-rate instruments as of December 31, 2014 and 2013. The portfolio contained no private label mortgage backed securities, collateralized debt obligations (CDOs), trust preferred securities, and no off-balance sheet derivatives were in use. The U.S. Government agency portfolio consists of both callable and non-callable notes with an average maturity of 4.0 years.   As of December 31, 2014, the portfolio did not contain any step-up bonds.  The mortgage backed securities includes pass-through bonds and collateralized mortgage obligations (CMO’s) with Fannie Mae, Freddie Mac and Government National Mortgage Association (GNMA).

The Company evaluates the securities in its portfolio for other-than-temporary-impairment (OTTI) as fair value declines below cost. In estimating OTTI management considers (1) the length of time and the extent of the decline in fair value and (2) the financial condition and near-term prospects of the issuer. As of December 31, 2014, the Company held 76 investment securities in a loss position which had a combined unrealized loss

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

of $1.4 million. Management believes that these losses are principally due to changes in interest rates and represent temporary impairment as the Company does not have the intent to sell these securities and it is more likely than not that it will not have to sell the securities before recovery of their cost basis. The Company also holds a small portfolio of equity securities of other financial institutions.  As of December 31, 2014, none of these equity securities were in an unrealized loss position.  No impairment charges have been recognized in 2014, 2013 and 2012.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The Company uses fair value measurements to record fair value adjustments to certain financial instruments and determine fair value disclosures (see Note 14 of Notes to the Consolidated Financial Statements).

Approximately $156.4 million, which represents 22.0% of total assets at December 31, 2014,  consisted of financial instruments recorded at fair value on a recurring basis. This amount consists entirely of the Company’s available for sale securities portfolio. The Company uses valuation methodologies involving market-based or market derived information, collectively Level 1 and 2 measurements, to measure fair value. There were no transfers into or out of Level 3 for any instruments for the years ending December 31, 2014 and 2013.

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

The Company also utilizes a third party provider to provide the fair value of certain loan servicing rights.  Fair value for the purpose of this measurement is defined as the amount at which the asset could be exchanged in a current transaction between willing parties, other than in a forced liquidation.  The fair value of mortgage servicing rights as of December 31, 2014 and 2013 was $277,000 and $289,000, respectively.

DEPOSITS
The Company, through the fifteen branches of the Bank, provides a full range of deposit products to its retail and business customers. These products include interest-bearing and non-interest bearing transaction accounts, statement savings and money market accounts. Time deposits consist of certificates of deposit (CDs) with terms of up to five years and include Individual Retirement Accounts. The Bank participates in the Jumbo CD ($100,000 and over) markets with local municipalities and school districts, which are typically awarded on a competitive bid basis. The Company has no brokered deposits nor does it participate in the Certificate of Deposit Account Registry Service (CDARS).

Total deposits as of December 31, 2014, totaled $559.9 million, increasing $18.8 million from year-end 2013. The increase included a $5.4 million increase in non-interest bearing demand balances and a $13.4 million increase in interest bearing deposits due primarily to a $10.4 million increase in certificates of deposit.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

Time deposits over $250,000, which consist principally of school district funds, other public funds and short-term deposits from large commercial customers with maturities generally less than one year, totaled $42.0 million as of December 31, 2014, compared to $27.7 million at year-end 2013.  These deposits are subject to competitive bid and the Company bases its bid on current interest rates, loan demand, investment portfolio structure and the relative cost of other funding sources.

As of December 31, 2014, non-interest bearing demand deposits totaled $98.1 million compared to $92.7 million at year-end 2013. Cash management accounts in the form of securities sold under agreements to repurchase included in short-term borrowings, totaled $25.7 million at year end 2014 compared to $36.5 million as of December 31, 2013. These balances represent commercial and municipal customers’ funds invested in overnight securities. The Company considers these accounts as a source of core funding.

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

Net interest income, which is the primary source of the Company’s earnings, is impacted by changes in interest rates and the relationship of different interest rates. To manage the impact of the rate changes, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals.  The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. As of December 31, 2014, the level of net interest income at risk in a 200 basis points increase was within the Company’s policy limit of a decline less than 8% of net interest income.  Due to the inability to reduce many deposit rates by the full 200 basis points, the Company’s net interest income at risk (9.8%) was outside the policy limit in a 200 basis point declining scenario.  The Company feels that the risk is both minimal and acceptable.

Imbalances in repricing opportunities at a given point in time reflect interest-sensitivity gaps measured as the difference between rate-sensitive assets and rate-sensitive liabilities. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indicators of potential interest rate exposures over specific intervals.

At December 31, 2014, the Bank had a positive 90-day interest sensitivity gap of $64.4 million or 9.0% of total assets.  A positive gap indicates that the balance sheet has a higher level of rate-sensitive assets (RSA) than rate-sensitive liabilities (RSL) at the specific time interval. This would indicate that in an increasing rate environment, the yield on interest-earning assets would increase faster than the cost of interest-bearing liabilities in the 90 day time frame. The level of RSA and RSL for an interval is managed by ALCO strategies, including adjusting the average life of the investment portfolio through purchase and sales, pricing of deposit liabilities to attract long or short term time deposits, utilizing borrowings to fund loan growth, loan pricing to encourage variable rate products and evaluation of loan sales of long term fixed rate mortgages.

The Company analyzes and measures the time periods in which RSA and RSL will mature or reprice in accordance with their contractual terms and assumptions. Management believes that the assumptions used are reasonable. The interest rate sensitivity of assets and liabilities could vary substantially if differing

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

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

The following table displays interest-sensitivity as of December 31, 2014 (in thousands):

	3 Months	3-12		Over
	Or Less	Months	1-3 Years	3 Years	Total
Federal funds sold and
interest-bearing deposits	$4,295	$—	$—	$—	$4,295
Securities	5,144	14,967	26,096	110,188	156,395
Loans Receivable	123,279	120,058	156,021	101,777	501,135
Total Rate Sensitive Assets (RSA)	$132,718	$135,025	$182,117	$211,965	$661,825

Non-maturity interest-bearing deposits	$38,388	$43,399	$115,316	$42,946	$240,049
Time Deposits	23,894	84,604	83,311	30,023	221,832
Borrowings	6,047	16,810	24,164	874	47,895
Total Rate Sensitive Liabilities (RSL)	$68,329	$144,813	$222,791	$73,843	$509,776

Interest sensitivity gap	$64,389	$(9,788)	$(40,674)	$138,122	$152,049
Cumulative gap	64,389	54,601	13,927	152,049
RSA/RSL-cumulative	194.2%	125.6%	103.2%	129.8%

As of December 31, 2013
Interest sensitivity gap	$51,870	$11,886	$(48,607)	$124,416	$139,565
Cumulative gap	51,870	63,756	15,149	139,565
RSA/RSL-cumulative	157.1%	128.7%	103.4%	126.7%

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

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

LIQUIDITY
Liquidity is the ability to fund customers’ borrowing needs and their deposit withdrawal requests while supporting asset growth. The Company’s primary sources of liquidity include deposit generation, asset maturities, cash flow from payments on loans and securities and access to borrowing from the Federal Home Loan Bank and other correspondent banks.

As of December 31, 2014, the Company had cash and cash equivalents of $12.4 million in the form of cash, due from banks, balances with the Federal Reserve Bank, and short-term deposits with other institutions. In addition, the Company had total securities available for sale of $156.4 million, which could be used for liquidity needs. This totals $168.8 million and represents 23.7% of total assets compared to $166.0 million and 23.3% of total assets as of December 31, 2013. The Company also monitors other liquidity measures, all of which were within the Company’s policy guidelines as of December 31, 2014. Based upon these measures, the Company believes its liquidity position is adequate.

The Company maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB), the Atlantic Community Bankers Bank (ACBB) and other correspondent banks, which support liquidity needs. The total available under all the lines was $60.0 million, with $0 outstanding at December 31, 2014 and $13.4 million at December 31, 2013. The maximum borrowing capacity from FHLB was $276.6 million. As of December 31, 2014, the Company had $22.2 million in term borrowings from the FHLB, compared to $23.8 million at December 31, 2013.

OFF-BALANCE SHEET ARRANGEMENTS
The Company’s financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments, as of December 31, 2014 totaled $74.0 million. They consisted of $23.1 million of commitments for residential and commercial real estate, construction and land developments loans, $18.0 million in unused home equity lines of credit, $5.7 million in performance and standby letters of credit and $27.2 million in other unused commitments, principally commercial lines of credit. Because these instruments have fixed maturity dates and many of them will expire without being drawn upon, they do not represent any significant liquidity risk.

Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

The following table represents the aggregate of on and off-balance sheet contractual obligations to make future payments (in thousands):

CONTRACTUAL OBLIGATIONS

	December 31, 2014
	Total	Less than 1 year	1-3 years	4-5 years	Over 5 years

Time deposits	$221,832	$108,498	$83,311	$30,023	$—
Long-term debt	22,200	7,111	10,000	5,089	—
Operating leases	3,283	338	486	443	2,016

	$247,315	$115,947	$93,797	$35,555	$2,016

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

RESULTS OF OPERATIONS

NET INTEREST INCOME
Net interest income is the most significant source of revenue for the Company and represented 82.8% of total revenue for the year ended December 31, 2014.  Net interest income (fte) totaled $25,818,000 for the year ended December 31, 2014 compared to $25,857,000 for 2013, a decrease of $39,000.  The resulting fte net interest spread and net interest margin were 3.76% and 3.90%, respectively, in 2014 compared to 3.85% and 4.00%, respectively, in 2013.

Interest income (fte) for the year ended December 31, 2014 totaled $29,026,000 compared to $29,455,000 in 2013.  The fte yield on average earning assets was 4.39%, decreasing 17 basis points from the 4.56% reported last year.  The continued low interest rate environment impacted the yield earned as new loan production was added at historically low rates.  This impacted loan yields which earned 4.82% in 2014 compared to 5.12% in the prior year.  The reduced yield was partially offset by a $17.9 million increase in average loans outstanding, resulting in a $618,000 decrease in loan income.  The yield on securities improved 3 basis points in 2014, and combined with a $5.2 million increase in the average balance, added $208,000 of interest income.

Interest expense was $3,208,000 in 2014 which resulted in an average cost of interest bearing liabilities of 0.63% compared to total interest expense of $3,598,000 in 2013 with an average cost of 0.71%.  The continued low rate environment also impacted rates paid on deposits as the Company reduced rates paid on money market and time accounts to market levels.  Total interest bearing deposits cost 0.54% in 2014 which was 9 basis points lower than the 0.63% cost in the prior year due primarily to a 12 basis point reduction in time deposits as certificates repriced to current market rates upon maturity and new growth was added at the reduced levels.  Long term borrowings also repriced downward in 2014 reflecting a full year effect of low cost borrowings originated in 2013.

 Net interest income (fte) totaled $25,857,000 for the year ended December 31, 2013 compared to $26,006,000 for 2012, a decrease of $149,000 or .6%.  The resulting fte net interest spread and net interest margin were 3.85% and 4.00% respectively in 2013 compared to 3.91% and 4.10%, respectively in 2012.

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

Interest expense was $3,598,000 in 2013 which resulted in an average cost of interest bearing liabilities of 0 .71% compared to total interest expense of $4,650,000 in 2012 with an average cost of 0.92%.  The continued low rate environment also impacted rates paid on deposits as the Company reduced rates paid on money market, savings and time accounts to market levels.  Total interest bearing deposits cost 0.63% in 2013 which was 17 basis points lower than the 0.80% cost in the prior year due primarily to a 24 basis point reduction in

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

time deposits as certificates repriced to current market rates upon maturity and new growth was added at the reduced levels.  Long term borrowings also repriced downward in 2013 as higher priced borrowings matured and were replaced by lower costing advances.

OTHER INCOME

Other income totaled $5,110,000 for the year ended December 31, 2014 compared to $5,615,000 in 2013, a decrease of $505,000.  Gains from the sales of loans and securities increased $309,000 from the prior year but earnings and proceeds received on bank-owned life insurance policies decreased $701,000 while all other items of other income decreased $113,000, net.  During 2013, the Company recorded a non-recurring gain of $770,000 from proceeds on a bank-owned life insurance policy.

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

Other Income (dollars in thousands)
For the year ended December 31
	2014	2013	2012
Service charges on deposit accounts	$176	$187	$148
ATM Fees	206	196	190
NSF Fees	932	905	922
Safe deposit box rental	63	63	58
Loan related service fees	370	484	431
Debit card	620	635	565
Fiduciary activities	437	379	355
Commissions on mutual funds & annuities	94	187	191
Gain on sales of mortgage loans and servicing rights	132	112	211
Earnings on and proceeds from bank-owned life insurance	685	1,386	539
Other income	225	200	177
	3,940	4,734	3,787
Net realized gains on sales of securities	1,170	881	1,419

Total	$5,110	$5,615	$5,206

OTHER EXPENSES
Other expenses totaled $17,727,000 for the year ended December 31, 2014 compared to $16,705,000 in the prior year.  The $1,022,000 increase in costs includes a $988,000 increase in expenses related to foreclosed real estate owned, including properties acquired through foreclosure in 2014.  Salaries and benefits costs increased $169,000, or 2.0%, in 2014 while occupancy and equipment costs decreased $19,000.  All other operating expenses decreased $116,000, net.  The Company’s efficiency ratio, which measures total other expenses as a percentage of net interest income (fte) plus other income, was 57.3% in 2014 due to the increased costs of foreclosed real estate owned compared to 53.1% in 2013.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

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

INCOME TAXES
Income tax expense for the year ended December 31, 2014 totaled $2,606,000 which resulted in an effective tax rate of 25.4% compared to $2,706,000 and 24.2% for 2013.  The increase in the effective rate reflects a decrease in tax-exempt income received from earnings and proceeds on bank-owned life insurance policies.

Income tax expense for the year ended December 31, 2013 totaled $2,706,000 which resulted in an effective tax rate of 24.2% compared to $3,036,000 and 26.5% for 2012.  The reduced rate reflects an increase in tax-exempt income received from earnings and proceeds on bank-owned life insurance policies.

CAPITAL AND DIVIDENDS
Total stockholders’ equity as of December 31, 2014, was $99.0 million, compared to $91.9 million as of year-end 2013.  The increase was due primarily to a $3.3 million increase from earnings retention after cash dividends declared of $4.4 million and a $3.1 million increase in accumulated other comprehensive income due to the impact of declining interest rates on fixed rate securities.  As of  December 31, 2014 the Company had a leverage capital ratio of 12.58%, Tier 1 risk-based capital ratio of 17.33% and total risk-based capital ratio of 18.49% compared to, 12.09%, 16.53% and 17.66%, respectively, at December 31, 2013.

The Company’s stock is traded on the Nasdaq Global Market under the symbol, NWFL. As of December 31, 2014, there were approximately 1,600 shareholders based on transfer agent mailings.

The following table sets forth the price range and cash dividends declared per share regarding common stock for the period indicated, after adjusting for the 10% stock dividend declared in the first quarter of 2013:

	Closing Price Range		Cash dividends
	High	Low	Declared per share
Year 2014
First Quarter	$29.88	$27.25	$.30
Second Quarter	29.69	27.55	.30
Third Quarter	29.46	27.55	.30
Fourth Quarter	29.45	27.70	.30

Year 2013
First Quarter	$28.18	$26.88	$.28
Second Quarter	31.27	28.05	.29
Third Quarter	29.72	28.28	.29
Fourth Quarter	29.34	26.57	.30

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

The book value of the common stock was $26.30 per share as of December 31, 2014 compared to $25.43 as of December 31, 2013.  As of year-end 2014, the stock price was $29.05 per share, compared to $26.90 as of December 31, 2013.  All per share information was adjusted for the 10% stock dividend declared in 2013.

NON-GAAP FINANCIAL MEASURES
This annual report contains or references tax-equivalent interest income and net interest income, which are non-GAAP financial measures. Tax-equivalent interest income and net interest income are derived from GAAP interest income and net interest income using an assumed tax rate of 34%. We believe the presentation of interest income and net interest income on a tax-equivalent basis ensures comparability of interest income and net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice. Tax-equivalent net interest income is reconciled to GAAP net interest income on page 20. Although the Company believes that these non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP measures.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

STOCK PERFORMANCE GRAPH
Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in the Nasdaq Stock Market index and (b) the cumulative total stockholder return on stocks included in the Nasdaq Bank index, as prepared by Zack’s Investment Research, Inc. using data from the Center for Research in Securities Prices (CRSP) at the University of Chicago. All three investment comparisons assume the investment of $100 at the market close on December 31, 2009 and the reinvestment of dividends paid. The graph provides comparison at December 31, 2009 and each fiscal year through December 31, 2014.

There can be no assurance that the Company’s future stock performance will be the same or similar to the historical performance shown in the above graph. The Company neither makes nor endorses any predictions as to stock performance.

LEGEND

8
Symbol	CSRP Total Returns Index for:	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14
♦	Norwood Financial Corp	$100	$101.25	$104.55	$118.07	$122.21	$137.57
■	CRSP Nasdaq U.S. Index	100	118.37	118.98	140.70	196.11	226.12
▲	Nasdaq Bank Index	100	118.92	106.36	127.24	182.12	191.38

Notes:

A.  Data complete through last fiscal year.
B.  Corporate Performance Graph with peer group uses peer group only performance (excludes only company).
C.  Peer group indices use beginning of period market capitalization weighting.
D.  Prepared by Zacks Investment Research, Inc. Used with permission.  All rights reserved.  Copyright 1980-2015
E.  Index Data:  Calculated (or Derived) based from CRSP NASDAQ Stock Market (US Companies) and CRSP NASDAQ    Banks Index, Center for Research in Security Prices (CRSP), Graduate School of  Business, The University of  Chicago.  Copyright 2015.  Used with permission.  All rights reserved.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NORWOOD FINANCIAL CORP
SUMMARY OF QUARTERLY RESULTS (UNAUDITED)
(Dollars in thousands, except per share amounts)

2014	December 31	September 30	June 30	March 31

Interest income	$6,898	$6,941	$6,960	$6,968
Interest expense	793	787	805	823
Net interest income	6,105	6,154	6,155	6,145
Provision for loan losses	420	420	420	420
Other income	1,062	961	959	958
Net realized gains on sales of securities	265	301	509	95
Other expense	4,997	4,124	4,473	4,132
Income before income taxes	2,015	2,872	2,730	2,646
Income tax expense	474	754	696	682
NET INCOME	$1,541	$2,118	$2,034	$1,964

Basic earnings per share	$.42	$.58	$.56	$.54

Diluted earnings per share	$.42	$.58	$.56	$.54

2013
	December 31	September 30	June 30	March 31

Interest income	$7,000	$7,146	$7,056	$7,057
Interest expense	855	876	912	956
Net interest income	6,145	6,270	6,144	6,101
Provision for loan losses	400	400	800	800
Other income	1,019	1,018	958	1,739
Net realized gains on sales of securities	291	198	254	138
Other expense	4,098	4,173	4,133	4,301
Income before income taxes	2,957	2,913	2,423	2,877
Income tax expense	776	777	584	569
NET INCOME	$2,181	$2,136	$1,839	$2,308

Basic earnings per share	$.60	$.59	$.51	$.63

Diluted earnings per share	$.60	$.59	$.51	$.63

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NORWOOD FINANCIAL CORP CONSOLIDATED AVERAGE BALANCE SHEETS WITH
RESULTANT INTEREST AND RATES
(Tax-Equivalent Basis, dollars in thousands)

Year Ended December 31	2014			2013			2012
	Average		Avg	Average		Avg	Average		Aveg
	Balance (2)	Interest (1)	Rate	Balance (2)	Interest (1)	Rate	Balance (2)	Interest (1)	Rate

ASSETS
Interest-earning assets:
Interest bearing deposits with banks	$2,910	$7	0.24%	$10,128	$26	0.26%	$12,748	$32	0.25%
Securities held-to-maturity	57	5	8.77	174	14	8.05	172	14	8.14
Securities available for sale:
Taxable	100,393	2,032	2.02	93,133	1,663	1.79	89,786	1,950	2.17
Tax-exempt	57,362	2,856	4.98	59,260	3,008	5.08	53,571	2,923	5.46
Total securities available for sale	157,755	4,888	3.10	152,393	4,671	3.07	143,357	4,873	3.40
Loans receivable (3)(4)	500,960	24,126	4.82	483,041	24,744	5.12	478,317	25,737	5.38
Total interest earning assets	661,682	29,026	4.39	645,736	29,455	4.56	634,594	30,656	4.83
Non-interest earning assets:
Cash and due from banks	8,606			9,018			9,163
Allowance for loan losses	(5,832)			(5,751)			(5,683)
Other assets	45,278			41,697			44,123
Total non-interest earning assets	48,052			44,964			47,603
TOTAL ASSETS	$709,734			$690,700			$682,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Interest bearing demand and money market	$174,558	304	0.17	$172,448	395	0.23	$169,232	522	0.31
Savings	71,612	35	0.05	69,282	44	0.06	68,068	84	0.12
Time	206,231	2,124	1.03	208,847	2,409	1.15	219,232	3,054	1.39
Total interest bearing deposits	452,401	2,463	0.54	450,577	2,848	0.63	456,532	3,660	0.80
Short-term borrowings	36,514	77	0.21	30,832	66	0.21	23,679	53	0.22
Other borrowings	22,987	668	2.91	22,076	684	3.10	26,611	937	3.52
Total interest bearing liabilities	511,902	3,208	0.63	503,485	3,598	0.71	506,822	4,650	0.92
Non-interest bearing liabilities:
Non-interest bearing demand deposits	96,870			90,331			80,161
Other liabilities	4,262			4,213			4,101
Total non-interest bearing liabilities	101,132			94,544			84,262
Stockholders’ equity	96,700			92,671			91,113
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$709,734			$690,700			$682,197

Net Interest Income
(tax equivalent basis)		25,818	3.76%		25,857	3.85%		26,006	3.91%
Tax-equivalent basis adjustment		(1,258)			(1,196)			(1,242)
Net Interest Income		$24,560			$24,661			$24,764
Net interest margin
(tax equivalent basis)			3.90%			4.00%			4.10%

(1)	Interest and yields are presented on a tax-equivalent basis using a marginal tax rate of 34%.
(2)	Average balances have been calculated based on daily balances.
(3)	Loan balances include non-accrual loans and are net of unearned income.
(4)	Loan yields include the effect of amortization of purchased credit marks and deferred fees net of costs.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

RATE/VOLUME ANALYSIS
The following table shows the fully taxable equivalent effect of changes in volumes and rates on interest income and interest expense.

	Increase/(Decrease)
(dollars in thousands)	2014 compared to 2013			2013 compared to 2012
	Variance due to			Variance due to
	Volume	Rate	Net	Volume	Rate	Net
INTEREST EARNING ASSETS:
Interest bearing deposits	$(17)	$(2)	$(19)	$(7)	$1	$(6)
Securities held to maturity	(10)	1	(9)	-	-	-
Securities available for sale:
Taxable	136	233	369	70	(357)	(287)
Tax-exempt securities	(95)	(57)	(152)	297	(212)	85
Total securities available for sale	41	176	217	367	(569)	(202)
Loans receivable	897	(1,515)	(618)	252	(1,245)	(993)
Total interest earning assets	911	(1,340)	(429)	612	(1,813)	(1,201)

INTEREST BEARING LIABILITIES:
Interest-bearing demand and money market	5	(96)	(91)	10	(137)	(127)
Savings	1	(10)	(9)	1	(41)	(40)
Time	(30)	(255)	(285)	(139)	(506)	(645)
Total interest-bearing deposits	(24)	(361)	(385)	128	(684)	(812)
Short-term borrowings	12	(1)	11	15	(2)	13
Other borrowings	28	(44)	(16)	(148)	(105)	(253)
Total interest bearing liabilities	16	(406)	(390)	(261)	(791)	(1,052)

Net interest income (tax-equivalent basis)	$895	$(934)	$(39)	$873	$(1,022)	$(149)

Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

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

Management assessed the effectiveness of Norwood’s internal control over financial reporting as of December 31, 2014. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control – Integrated Framework.”  Based on our assessment and those criteria, management determined that Norwood maintained effective internal control over financial reporting as of December 31, 2014.

Norwood’s Independent registered certified public accounting firm has audited the effectiveness of Norwood’s internal control over financial reporting. Their report appears on page 23.

Lewis J. Critelli President and Chief Executive Officer	William S. Lance Executive Vice President and Chief Financial Officer

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

SNODGRASS
CERTIFIED PUBLIC ACCOUNTANTS
AND CONSULTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Norwood Financial Corp.
Honesdale, Pennsylvania

We have audited the accompanying consolidated balance sheets of Norwood Financial Corp. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of Norwood Financial Corp.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Norwood Financial Corp. and subsidiaries as of December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Norwood Financial Corp. and subsidiaries' internal control over financial reporting as of December 31, 2014, based on criteria established in *Internal Control – Integrated Framework* issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 13, 2015, expressed an unqualified opinion on the effectiveness of Norwood Financial Corp.'s internal control over financial reporting.

S.R. Snodgrass, P.C.

Wexford, PA
March 13, 2015

23

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

SNODGRASS
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Norwood Financial Corp.
Honesdale, Pennsylvania

We have audited Norwood Financial Corp. and subsidiaries' internal control over financial reporting as of December 31, 2014, based on criteria established in *Internal Control — Integrated Framework* issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") in 2013. Norwood Financial Corp.'s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management's Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on Norwood Financial Corp.'s internal control over financial reporting based on our audit.

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

In our opinion, Norwood Financial Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in *Internal Control — Integrated Framework* issued by COSO in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Norwood Financial Corp. and subsidiaries as of December 31, 2014, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the year then ended, and our report dated March 13, 2015, expressed an unqualified opinion.

S.R. Snodgrass, P.C.

Wexford, PA
March 13, 2015

24

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
	(In thousands, Except Share and Per Share Data)
ASSETS
Cash and due from banks	$8,081	$7,528
Interest bearing deposits with banks	4,295	335

Cash and cash equivalents	12,376	7,863

Securities available for sale	156,395	158,132
Securities held to maturity, fair value 2013: $177	-	174
Loans receivable (net of allowance for loan losses 2014: $5,875; 2013: $5,708)	495,260	497,389
Regulatory stock, at cost	1,714	2,877
Premises and equipment, net	6,734	7,125
Bank owned life insurance	18,284	17,790
Accrued interest receivable	2,339	2,422
Foreclosed real estate owned	3,726	1,009
Goodwill	9,715	9,715
Other intangibles	389	510
Deferred tax asset	3,285	4,819
Other assets	1,418	1,409

Total Assets	$711,635	$711,234

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Non-interest bearing demand	$98,064	$92,684
Interest-bearing demand	46,441	45,444
Money market deposit accounts	120,603	122,423
Savings	73,004	69,202
Time	221,832	211,429

Total Deposits	559,944	541,182

Short-term borrowings	25,695	49,914
Other borrowings	22,200	23,761
Accrued interest payable	966	1,022
Other liabilities	3,789	3,491

Total Liabilities	612,594	619,370

STOCKHOLDERS’ EQUITY
Common stock, $.10 par value, authorized 10,000,000 shares,
issued: 2014: 3,718,018 shares, 2013: 3,708,718 shares	372	371
Surplus	35,206	35,010
Retained earnings	64,078	60,798
Treasury stock at cost: 2014: 40,576 shares, 2013: 64,628 shares	(1,077)	(1,713)
Accumulated other comprehensive income (loss)	462	(2,602)

Total Stockholders' Equity	99,041	91,864

Total Liabilities and Stockholders' Equity	$711,635	$711,234

See notes to consolidated financial statements

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF INCOME
	Years Ended December 31,
	2014	2013	2012
	(In Thousands, Except per Share Data)
INTEREST INCOME
Loans receivable, including fees	$23,841	$24,576	$25,494
Securities
Taxable	2,032	1,662	1,950
Tax exempt	1,888	1,995	1,938
Other	7	26	32
Total Interest Income	27,768	28,259	29,414

INTEREST EXPENSE
Deposits	2,463	2,848	3,660
Short-term borrowings	77	66	53
Other borrowings	668	684	937
Total Interest Expense	3,208	3,598	4,650

Net Interest Income	24,560	24,661	24,764
PROVISION FOR LOAN LOSSES	1,680	2,400	2,450
Net Interest Income After
Provision for Loan Losses	22,880	22,261	22,314

OTHER INCOME
Service charges and fees	2,350	2,412	2,237
Income from fiduciary activities	437	379	355
Net realized gains on sales of securities	1,170	881	1,419
Net gain on sale of loans and servicing rights	132	112	211
Earnings and proceeds on life insurance policies	685	1,386	539
Other	336	445	445
Total Other Income	5,110	5,615	5,206

OTHER EXPENSES
Salaries and employee benefits	8,616	8,447	8,403
Occupancy	1,676	1,598	1,539
Furniture and equipment	441	538	456
Data processing related operations	929	891	897
Federal Deposit Insurance Corporation insurance assessment	420	444	398
Advertising	224	208	222
Professional fees	671	626	811
Postage and telephone	414	435	424
Taxes, other than income	649	710	599
Foreclosed real estate	1,555	567	217
Amortization of intangible asssets	121	137	153
Other	2,011	2,104	1,962
Total Other Expenses	17,727	16,705	16,081

Income before Income Taxes	10,263	11,171	11,439

INCOME TAX EXPENSE	2,606	2,706	3,036
Net income	$7,657	$8,465	$8,403
EARNINGS PER SHARE
BASIC	$2.10	$2.33	$2.33
DILUTED	$2.10	$2.33	$2.33

See notes to consolidated financial statements

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31,
	2014	2013	2012
	(in thousands)

NET INCOME	$7,657	$8,465	$8,403

Other comprehensive income (loss):
Investment securities available for sale:
Unrealized holding gains (losses)	5,820	(7,299)	628
Tax Effect	(1,984)	2,481	(209)
Reclassification of gains from sale of securities	(1,170)	(881)	(1,419)
Tax Effect	398	300	482
Net of tax amount	3,064	(5,399)	(518)

COMPREHENSIVE INCOME	$10,721	$3,066	$7,885

See notes to consolidated financial statements

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended December 31, 2014, 2013 and 2012
							Accumulated
							Other
	Common Stock			Retained	Treasury Stock		Comprehensive
	Shares	Amount	Surplus	Earnings	Shares	Amount	Income (Loss)	Total
	(Dollars in Thousands, Except per Share Data)
BALANCE - DECEMBER 31, 2011	3,371,866	$337	$24,660	$62,308	87,370	$(2,559)	$3,315	$88,061
Net Income	-	-	-	8,403	-	-	-	8,403
Other comprehensive loss	-	-	-	-	-	-	(518)	(518)
Cash dividends declared ($1.10 per share)	-	-	-	(3,969)	-	-	-	(3,969)
Acquisition of treasury stock	-	-	-	-	11,647	(320)	-	(320)
Stock options exercised	-	-	(86)	-	(18,577)	541	-	455
Tax benefit on stock options exercised	-	-	30	-	-	-	-	30
Sale of treasury stock for ESOP	-	-	3	-	(5,014)	146	-	149
Compensation expense related to						-
stock options	-	-	130	-	-	-	-	130
North Penn exchange adjustment	(17)	-	-	-	-	-	-	-

BALANCE - DECEMBER 31, 2012	3,371,849	337	24,737	66,742	75,426	(2,192)	2,797	92,421
Net Income	-	-	-	8,465	-	-	-	8,465
Other comprehensive loss	-	-	-	-	-	-	(5,399)	(5,399)
Cash dividends declared ($1.16 per share)	-	-	-	(4,216)	-	-	-	(4,216)
Acquisition of treasury stock	-	-	-	-	10,712	(319)	-	(319)
Stock options exercised	-	-	(79)	-	(24,127)	654	-	575
Tax benefit on stock options exercised	-	-	39	-	-	-	-	39
Sale of treasury stock for ESOP	-	-	2	-	(5,426)	144	-	146
Compensation expense related to
stock options	-	-	162	-	-	-	-	162
Stock dividend declared-10%	336,869	34	10,149	(10,193)	8,043	-	-	(10)

BALANCE - DECEMBER 31, 2013	3,708,718	371	35,010	60,798	64,628	(1,713)	(2,602)	91,864
Net Income	-	-	-	7,657	-	-	-	7,657
Other comprehensive income	-	-	-	-	-	-	3,064	3,064
Cash dividends declared ($1.20 per share)	-	-	-	(4,377)	-	-	-	(4,377)
Acquisition of treasury stock	-	-	-	-	6,669	(179)	-	(179)
Stock options exercised	-	-	13	-	(25,577)	678	-	691
Tax benefit on stock options exercised	-	-	17	-	-	-	-	17
Sale of treasury stock for ESOP	-	-	13	-	(5,144)	137	-	150
Compensation expense related to
stock options	-	-	154	-	-	-	-	154
Restricted stock awards	9,300	1	(1)	-	-	-	-	-
BALANCE - DECEMBER 31, 2014	3,718,018	$372	$35,206	$64,078	40,576	$(1,077)	$462	$99,041

See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2014	2013	2012
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,657	$8,465	$8,403
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,680	2,400	2,450
Depreciation	572	594	570
Amortization of intangible assets	121	137	153
Deferred income taxes	(51)	140	424
Net amortization of securities premiums and discounts	860	1,057	1,210
Net realized gains on sales of securities	(1,170)	(881)	(1,419)
Net increase in cash surrender value of life insurance	(680)	(617)	(539)
Loss (gain) on foreclosed real estate	920	347	(5)
Net gain on sale of mortgage loans	(150)	(112)	(211)
Mortgage loans originated for sale	(4,269)	(3,986)	(6,964)
Proceeds from sale of mortgage loans originated for sale	4,419	4,053	7,175
Compensation expense related to stock options	154	162	130
Decrease in accrued interest receivable and other assets	233	759	1,274
Increase (decrease) in accrued interest payable and other liabilities	235	173	(1,290)
Net Cash Provided by Operating Activities	10,531	12,691	11,361

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from sales	66,263	42,348	40,914
Proceeds from maturities and principal reductions on mortgage-backed securities	14,859	21,142	30,607
Purchases	(74,426)	(84,589)	(67,312)
Proceeds from maturities on securities held-to-maturity	175	-	-
Purchase of regulatory stock	(1,963)	(741)	-
Redemption of regulatory stock	3,126	494	1,045
Net increase in loans	(4,270)	(29,515)	(22,507)
Proceeds from bank-owned life insurance	75	1,089	-
Purchase of bank-owned life insurance	-	(3,000)	(3,000)
Purchase of premises and equipment	(193)	(393)	(417)
Proceeds from sales of foreclosed real estate	1,045	508	3,421
Net Cash Provided by (Used in) Investing Activities	4,691	(52,657)	(17,249)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	18,762	16,757	(1,342)
Net (decrease) increase in short-term borrowings	(24,219)	21,217	6,903
Repayments of other borrowings	(1,561)	(5,726)	(5,183)
Proceeds from other borrowings	-	7,000	0
Stock options exercised	691	575	455
Tax benefit of stock options exercised	17	39	30
ESOP purchase of shares from treasury stock	150	146	149
Purchase of treasury stock	(179)	(319)	(320)
Cash dividends paid	(4,370)	(4,155)	(3,932)

Net Cash (Used in) Provided by Financing Activities	(10,709)	35,534	(3,240)
Net Increase (Decrease) in Cash and Cash Equivalents	4,513	(4,432)	(9,128)

CASH AND CASH EQUIVALENTS - BEGINNING	7,863	12,295	21,423
CASH AND CASH EQUIVALENTS - ENDING	$12,376	$7,863	$12,295

See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Years Ended December 31,
	2014	2013	2012
(In Thousands)
Supplemental Disclosures of Cash Flow Information:
Cash payments for:
Interest paid	$3,264	$3,818	$4,728
Income taxes paid, net of refunds	$2,645	$2,417	$2,010
Supplemental Schedule of Noncash Investing Activities
Transfers of loans to foreclosed real estate	$4,704	$1,012	$1,358

See notes to consolidated financial statements

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

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

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
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

Management evaluates the regulatory stock for impairment. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB. Management considers the FHLB’s regulatory capital ratios, liquidity, and the fact that new shares of FHLB stock continue to change hands at the $100 par value.  Management believes no impairment charge is necessary related to FHLB stock as of December 31, 2014.

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

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

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

Mortgage Servicing Rights
Servicing assets are recognized as separate assets when rights are acquired through purchase or through the sale of financial assets.  Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

underlying financial assets. Servicing assets are evaluated for impairment based upon a third party appraisal. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance to the extent that fair value is less than the capitalized amount. The Company’s loan servicing assets at December 31, 2014 and 2013, respectively, were not impaired. Total servicing assets included in other assets as of December 31, 2014 and 2013, were $271,000 and $289,000, respectively.

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

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential real estate loans for impairment disclosures, unless such loans were acquired with impairment or are the subject of a restructuring agreement.

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

Bank Owned Life Insurance
The Company invests in bank owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on a select group of employees. The Company is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies. Income from the increase in cash surrender value of the policies or from death benefits realized is included in other income on the Consolidated Statements of  Income.

Goodwill
In connection with an acquisition the Company recorded goodwill in the amount of $9.7 million, representing the excess of amounts paid over the fair value of net assets of the institutions acquired in purchase transactions, at its fair value at the date of acquisition.  Goodwill is tested and deemed impaired when the carrying value of goodwill exceeds its implied fair value.  The value of the goodwill can change in the future.  We expect the value of the goodwill to decrease if there is a significant decrease in the franchise value of the Bank.  If an impairment loss is determined in the future, we will reflect the loss as an expense for the period in which the impairrment is determined, leading to a reduction of our net income for that period by the amount of the impairment loss. No impairment was recognized for the years ended December 31, 2014, 2013 and 2012.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Intangible Assets
At December 31, 2014, the Company had intangible assets of $389,000 as a result of the acquisition of North Penn which is net of accumulated amortization of $506,000.  These intangible assets will continue to be amortized using the sum-of-the-years digits method of amortization over ten years.  At December 31, 2013, the Company had intangible assets of $510,000 which is net of accumulated amortization of $385,000.  Amortization expense related to intangible assets was $121,000, $137,000 and $153,000 for the years ended December 31, 2014, 2013 and 2012.

As of December 31, 2014, the estimated future amortization expense for the core deposit intangible was:

2015	$104,000
2016	88,000
2017	72,000
2018	56,000
2019	39,000
2020	23,000
2021	7,000
$389,000

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

The Company analyzes each tax position taken in its tax returns and determines the likelihood that the position will be realized. Only tax positions that are “more-likely-than-not” to be realized can be recognized in an entity’s financial statements. For tax positions that do not meet this recognition threshold, an entity will record an unrecognized tax benefit for the difference between the position taken on the tax return and the amount recognized in the financial statements. The Company does not have any unrecognized tax benefits at December 31, 2014 or 2013 or during the years then ended. No unrecognized tax benefits are expected to arise within the next twelve months.

Advertising Costs
Advertising costs are expensed as incurred.

Earnings per Share
Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Restricted Stock
The Company recognizes compensation cost related to restricted stock based on the market price of the stock at the grant date over the vesting period.  The product of the number of shares granted and the grant date market price of the Company’s common stock determines the fair value of restricted stock under the Company’s 2014 Equity Incentive Plan.  The Company recognizes compensation expense for the fair value of the restricted stock on a straight-line basis over the requisite service period for the entire award.

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

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

New Accounting Standards
In January 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-01, Investments – Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects. The amendments in this Update permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received, and recognizes the net investment performance in the income statement as a component of income tax expense (benefit).  The amendments in this Update should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The amendments in this Update are effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014.  Early adoption is permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

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

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (a new revenue recognition standard). The Update’s core principle is that a company will recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, this update specifies the accounting for certain costs to obtain or fulfill a contract with a customer and expands disclosure requirements for revenue recognition. This Update is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company is evaluating the effect of adopting this new accounting Update.

In June 2014, the FASB issued ASU 2014-11, Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures.  The amendments in this Update change the accounting for repurchase-to-maturity transactions to secured borrowing accounting.  For repurchase financing arrangements, the amendments require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result in secured borrowing accounting for the repurchase agreement.  The amendments also require enhanced disclosures.  The accounting changes in this Update are effective for the first interim or annual period beginning after December 15, 2014.  An entity is required to present changes in accounting for transactions outstanding on the effective date as a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. Earlier application is prohibited.  The disclosure for certain transactions accounted for as a sale is required to be presented for interim and annual periods beginning after December 15, 2014, and the disclosure for repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions accounted for as secured borrowings is required to be presented for annual periods beginning after December 15, 2014, and for interim periods beginning after March 15, 2015. The disclosures are not required to be presented for comparative periods before the effective date.  This Update is not expected to have a significant impact on the Company’s financial statements.

In June 2014, the FASB issued ASU 2014-12, Compensation-Stock Compensation (Topic 718): Accounting for Share-Based Payments when the Terms of an Award Provide that a Performance Target Could Be Achieved After the Requisite Service Period.  The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The amendments in this Update are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. Entities may apply the amendments in this Update either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. If retrospective transition is adopted, the cumulative effect of applying this Update as of the beginning of the earliest annual period presented in the financial statements should be recognized as an adjustment to the opening retained earnings balance at that date. Additionally, if retrospective transition is adopted, an entity may use hindsight in measuring and recognizing the compensation cost. This Update is not expected to have a significant impact on the Company’s financial statements.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In August 2014, the FASB issued ASU 2014-14, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40).  The amendments in this Update require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met:  (1) the loan has a government guarantee that is not separable from the loan before foreclosure, (2) at the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim, and (3) at the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed.  Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor.  The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014.  The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements -Going Concern (Subtopic 205-40).  The amendments in this Update provide guidance in accounting principles generally accepted in the United States of America about management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures.  The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted.  This Update is not expected to have a significant impact on the Company’s financial statements.

In November 2014, the FASB issued ASU 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (a consensus of the FASB Emerging Issues Task Force).  This ASU clarifies how current U.S. GAAP should be interpreted in subjectively evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Public business entities are required to implement the new requirements in fiscal years and interim periods within those fiscal years beginning after December 15, 2015. This Update is not expected to have a significant impact on the Company’s financial statements.

In November 2014, the FASB issued ASU 2014-17, Business Combinations (Topic 805): Pushdown Accounting. The amendments in this Update apply to the separate financial statements of an acquired entity and its subsidiaries that are a business or nonprofit activity (either public or nonpublic) upon the occurrence of an event in which an acquirer (an individual or an entity) obtains control of the acquired entity.  An acquired entity may elect the option to apply pushdown accounting in the reporting period in which the change-in-control event occurs. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity's most recent change-in-control event. The amendments in this Update are effective on November 18, 2014. After the effective date, an acquired entity can make an election to apply the guidance to future change-in-control events or to its most recent change-in-control event. This Update is not expected to have a significant impact on the Company’s financial statements.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In January 2015, the FASB issued ASU 2015-01, Income Statement –Extraordinary and Unusual Items, as part of its initiative to reduce complexity in accounting standards.  This Update eliminates from GAAP the concept of extraordinary items.  The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption.  This Update is not expected to have a significant impact on the Company’s financial statements.

NOTE 3 - SECURITIES

The amortized cost and fair value of securities were as follows:

	December 31, 2014
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
AVAILABLE FOR SALE:
U.S. Government agencies	$29,289	$42	$(356)	$28,975
States and political subdivisions	52,685	1,750	(103)	54,332
Corporate obligations	6,387	110	(11)	6,486
Mortgage-backed securities-
government sponsored entities	67,032	109	(937)	66,204
Total debt securities	155,393	2,011	(1,407)	155,997
Equity securities-financial services	292	106	-	398
	$155,685	$2,117	$(1,407)	$156,395

	December 31, 2013
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
AVAILABLE FOR SALE:
U.S. Government agencies	$34,471	$-	$(1,058)	$33,413
States and political subdivisions	60,174	650	(1,794)	59,030
Corporate obligations	3,667	84	(40)	3,711
Mortgage-backed securities-government
sponsored entities	63,467	81	(1,898)	61,650
Total debt securities	161,779	815	(4,790)	157,804
Equity securities-financial services	293	50	(15)	328
	$162,072	$865	$(4,805)	$158,132
HELD TO MATURITY:
States and political subdivisions	$174	$3	$-	$177

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 3 - SECURITIES (CONTINUED)

The following tables show the Company’s investments’ gross unrealized losses and fair value aggregated by length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	December 31, 2014
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
U.S. Government agencies	$4,965	$(17)	$15,051	$(339)	$20,016	$(356)
States and political subdivisions	3,195	(20)	4,633	(83)	7,828	(103)
Corporate obligations	-	-	1,144	(11)	1,144	(11)
Mortgage-backed securities- government sponsored entities	22,090	(189)	26,050	(748)	48,140	(937)

	$30,250	$(226)	$46,878	$(1,181)	$77,128	$(1,407)

	December 31, 2013
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
U.S. Government agencies	$32,481	$(990)	$932	$(68)	$33,413	$(1,058)
States and political subdivisions	26,281	(1,415)	4,228	(379)	30,509	(1,794)
Corporate obligations	1,145	(40)	-	-	1,145	(40)
Mortgage-backed securities- government sponsored entities	47,014	(1,524)	7,478	(374)	54,492	(1,898)
Equity securities-financial services	170	(15)	-	-	170	(15)
	$107,091	$(3,984)	$12,638	$(821)	$119,729	$(4,805)

The Company has 25 debt securities in the less than twelve month category and 51 debt securities in the twelve months or more category as of December 31, 2014.  In management’s opinion, the unrealized losses on securities reflect changes in interest rates subsequent to the acquisition of specific securities.  No other-than-temporary-impairment charges were recorded in 2014.  Management believes that all other unrealized losses represent temporary impairment of the securities, and it is more likely than not that it will not have to sell the securities before recovery of their cost basis.

The amortized cost and fair value of debt securities as of December 31, 2014 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.
	Amortized	Fair
	Cost	Value
	(In Thousands)
Due in one year or less	$1,249	$1,275
Due after one year through five years	20,595	20,537
Due after five years through ten years	23,277	23,161
Due after ten years	43,240	44,820
	88,361	89,793

Mortgage-backed securities - government sponsored entities	67,032	66,204
	$155,393	$155,997

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 3 - SECURITIES (CONTINUED)

Gross realized gains and gross realized losses on sales of securities available for sale were $1,199,000 and $29,000, respectively, in 2014, compared to $908,000 and $27,000, respectively, in 2013, and $1,419,000 and $0, respectively, in 2012. The proceeds from the sales of securities totaled $66,263,000, $42,348,000 and $40,914,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

Securities with a carrying value of $102,994,000 and $94,352,000 at December 31, 2014 and 2013, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Set forth below is selected data relating to the composition of the loan portfolio at December 31:

	Types of Loans
	(dollars in thousands)
	December 31, 2014		December 31, 2013
Real Estate:
Residential	$158,139	31.5%	$158,842	31.6%
Commercial	261,956	52.2	273,144	54.2
Construction	19,221	3.9	20,551	4.1
Commercial, financial and agricultural	42,514	8.5	35,745	7.1
Consumer loans to individuals	19,704	3.9	15,295	3.0
Total loans	501,534	100.0%	503,577	100.0%
Deferred fees, net	(399)		(480)
Total loans receivable	501,135		503,097
Allowance for loan losses	(5,875)		(5,708)
Net loans receivable	$495,260		$497,389

 Purchased loans acquired in a business combination are recorded at fair value on their purchase date without a carryover of the related allowance for loan losses. The carrying value of purchased loans acquired with deteriorated credit quality was $1.0 million at December 31, 2014.

The carrying value of the loans acquired was determined by projecting discounted contractual cash flows. The table below presents the components of the purchase accounting adjustments related to the purchased impaired loans acquired:

(In thousands)

Unpaid principal balance	$1,936
Interest	1,669
Contractual cash flows	3,605
Non-accretable discount	(1,724)
Expected cash flows	1,881
Accretable discount	(329)
Estimated fair value	$1,552

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Changes in the accretable yield for purchased credit-impaired loans were as follows for the twelve months ended December 31:

(In thousands)	2014	2013	2012
Balance at beginning of period	$20	$76	$171
Accretion	(12)	(56)	(95)
Reclassification and other	-	-	-
Balance at end of period	$8	$20	$76

The following table presents additional information regarding loans acquired and accounted for in accordance with ASC 310-30 (in thousands):

	December 31, 2014	December 31, 2013

Outstanding Balance	$1,057	$1,110
Carrying Amount	$1,049	$1,090

There were no material increases or decreases in the expected cash flows of these loans  since the acquisition date. There has been no allowance for loan losses recorded for acquired loans with specific evidence of deterioration in credit quality as of May 31, 2011. In addition, there has been no allowance for loan losses on these loans reversed.  As of December 31, 2014, for loans that were acquired with or without specific evidence of deterioration in credit quality, adjustments to the allowance for loan losses have been accounted for through the allowance for loan loss adequacy calculation.

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

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following tables show the amount of loans in each category that were individually and collectively evaluated for impairment at the dates indicated:

	Real Estate Loans			Commercial	Consumer
	Residential	Commercial	Construction	Loans	Loans	Total
	(In thousands)
December 31, 2014
Individually evaluated for impairment	$-	$10,556	$-	$-	$-	$10,556
Loans acquired with deteriorated credit quality	225	824	-	-	-	1,049
Collectively evaluated for impairment	157,914	250,576	19,221	42,514	19,704	489,929
Total Loans	$158,139	$261,956	$19,221	$42,514	$19,704	$501,534

	Real Estate Loans			Commercial	Consumer
	Residential	Commercial	Construction	Loans	Loans	Total
	(In thousands)
December 31, 2013
Individually evaluated for impairment	$-	$11,519	$-	$-	$-	$11,519
Loans acquired with deteriorated credit quality	242	848	-	-	-	1,090
Collectively evaluated for impairment	158,600	260,777	20,551	35,745	15,295	490,968
Total Loans	$158,842	$273,144	$20,551	$35,745	$15,295	$503,577

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table includes the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable.

		Unpaid
	Recorded	Principal	Associated
	Investment	Balance	Allowance
December 31, 2014	(In thousands)
With no related allowance recorded:
Real Estate Loans
Residential	$225	$233	$-
Commercial	8,407	8,566	-
Subtotal	8,632	8,799	-
With an allowance recorded:
Real Estate Loans
Commercial	2,973	3,837	293
Subtotal	2,973	3,837	293
Total:
Real Estate Loans
Residential	225	233	-
Commercial	11,380	12,403	293
Total Impaired Loans	$11,605	$12,636	$293

		Unpaid
	Recorded	Principal	Associated
	Investment	Balance	Allowance
December 31, 2013	(In thousands)
With no related allowance recorded:
Real Estate Loans
Residential	$242	$251	$-
Commercial	10,644	14,400	-
Subtotal	10,886	14,651	-
With an allowance recorded:
Real Estate Loans
Commercial	1,723	1,723	53
Subtotal	1,723	1,723	53
Total:
Real Estate Loans
Residential	242	251	-
Commercial	12,367	16,123	53
Total Impaired Loans	$12,609	$16,374	$53

The following information for impaired loans is presented for the year ended December 31, 2014 and 2013:

	Average Recorded			Interest Income
	Investment			Recognized
	2014	2013	2012	2014	2013	2012
	(In thousands)
Total:
Real Estate Loans
Residential	$233	$252	$281	$5	$5	$5
Commercial	7,492	10,328	12,108	503	236	226
Commercial Loans	-	-	340	-	-	2
Total Loans	$7,725	$10,580	$12,729	$508	$241	$233

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Troubled debt restructured loans are those loans whose terms have been renegotiated to provide a reduction or deferral of principal or interest as a result of financial difficulties experienced by the borrower, who could not obtain comparable terms from alternate financing sources.  As of December 31, 2014, troubled debt restructured loans totaled $8.8 million and resulted in specific reserves of $293,000.  During 2014, there was one new loan relationship identified as troubled debt restructurings totaling $4.9 million based on extended deferrals of principal payments, while two loans with a balance of $4.7 million as of December 31, 2013 were transferred to Foreclosed Real Estate Owned during 2014 as a result of foreclosure on the properties. During 2014, the Company recognized charge-offs totaling $573,000 on loans classified as troubled debt restructurings in prior periods.  No losses were recognized on loans identified as troubled debt restructurings in 2014.  Additionally, the Company recognized a writedown of $680,000 in foreclosed real estate owned expense related to a property which was previously classified as a troubled debt restructuring.

As of December 31, 2013, troubled debt restructured loans totaled $9.2 million and resulted in specific reserves of $53,000.  During 2013, there were four new loan relationships identified as troubled debt restructurings totaling $5.1 million based on extended deferrals of principal payments. The Company recognized a loss of $73,000 in 2014 on one loan identified as troubled debt restructuring in 2013.

The following is a summary of troubled debt restructurings granted during the twelve month period ended December 31, 2014 (in thousands):

For the Twelve Months Ended December 31, 2014
	Number	Pre-Modification	Post-Modification
	of	Outstanding Recorded	Outstanding Recorded
	Contracts	Investment	Investment
Troubled Debt Restructurings
Real Estate Loans:
Commercial	1	$4,914	$4,914

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

To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Company has a structured loan rating process with several layers of internal and external oversight.  Generally, consumer and residential mortgage loans are included in the Pass categories unless a specific action, such as non performance, repossession, or death occurs to raise awareness of a possible credit event.  The Company’s Loan Review Department is responsible for the timely and accurate risk rating of the loans on an ongoing basis.  Every credit which must be approved by Loan Committee or the Board of Directors is assigned a risk rating at time of consideration.  Loan Review also annually reviews relationships of $1,000,000 and over to assign or re-affirm risk ratings.  Loans in the Substandard categories that are collectively evaluated for impairment are given separate consideration in the determination of the allowance.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents the classes of the loan portfolio summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard, Doubtful and Loss within the internal risk rating system as of  December 31, 2014 and December 31, 2013 (in thousands):

		Special
	Pass	Mention	Substandard	Doubtful	Loss	Total
December 31, 2014
Commercial real estate loans	$246,629	$1,983	$13,344	$-	$-	$261,956
Commercial	42,514	-	-	-	-	42,514
Total	$289,143	$1,983	$13,344	$-	$-	$304,470

		Special
	Pass	Mention	Substandard	Doubtful	Loss	Total
December 31, 2013
Commercial real estate loans	$250,566	$3,651	$18,927	$-	$-	$273,144
Commercial	35,745	-	-	-	-	35,745
Total	$286,311	$3,651	$18,927	$-	$-	$308,889

For residential real estate loans, construction loans and consumer loans, the Company evaluates credit quality based on the performance of the individual credits.  The following table presents the recorded investment in the loan classes based on payment activity as of December 31, 2014 and December 31, 2013 (in thousands):

	Performing	Nonperforming	Total
December 31, 2014
Residential real estate loans	$156,464	$1,675	$158,139
Construction	19,221	-	19,221
Consumer loans to individuals	19,700	4	19,704
Total	$195,385	$1,679	$197,064

	Performing	Nonperforming	Total
December 31, 2013
Residential real estate loans	$157,138	$1,704	$158,842
Construction	20,551	-	20,551
Consumer loans to individuals	15,295	-	15,295
Total	$192,984	$1,704	$194,688

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due.  The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of December 31, 2014 and December 31, 2013 (in thousands):

	Current	31-60 Days Past Due	61-90 Days Past Due	Greater than 90 Days Past Due and still accruing	Non- Accrual	Total Past Due and Non-Accrual	Total Loans
December 31, 2014
Real Estate loans
Residential	$156,242	$222	$-	$-	$1,675	$1,897	$158,139
Commercial	252,495	5,100	440	-	3,921	9,461	261,956
Construction	19,221	-	-	-	-	-	19,221
Commercial loans	42,500	14	-	-	-	14	42,514
Consumer loans	19,606	94	-	-	4	98	19,704
Total	$490,064	$5,430	$440	$-	$5,600	$11,470	$501,534

	Current	31-60 Days Past Due	61-90 Days Past Due	Greater than 90 Days Past Due and still accruing	Non- Accrual	Total Past Due and Non-Accrual	Total Loans
December 31, 2013
Real Estate loans
Residential	$156,066	$1,018	$54	$-	$1,704	$2,776	$158,842
Commercial	263,837	977	487	-	7,843	9,307	273,144
Construction	20,551	-	-	-	-	-	20,551
Commercial loans	35,717	28	-	-	-	28	35,745
Consumer loans	15,228	57	10	-	-	67	15,295
Total	$491,399	$2,080	$551	$-	$9,547	$12,178	$503,577

The following table presents changes in the allowance for loan losses:

	Year ended December 31,
	2014	2013	2012
	(In Thousands)

Allowance at beginning of period	$5,708	$5,502	$5,458
Charge-offs:
Commercial and all other	-	(4)	(24)
Real Estate	(1,466)	(2,131)	(2,354)
Consumer	(80)	(90)	(59)
Total	(1,546)	(2,225)	(2,437)
Recoveries:
Commercial and all other	-	-	-
Real Estate	2	9	7
Consumer	31	22	24
Total	33	31	31
Provision for loan losses	1,680	2,400	2,450
Allowance at end of period	$5,875	$5,708	$5,502

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents the allowance for loan losses by the classes of the loan portfolio:

(In thousands)	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Consumer	Total
Beginning balance, December 31, 2013	$1,441	$3,025	$898	$184	$160	$5,708
Charge Offs	(270)	(1,196)	-	-	(80)	(1,546)
Recoveries	-	2	-	-	31	33
Provision for loan losses	152	2,059	(676)	72	73	1,680
Ending balance, December 31, 2014	$1,323	$3,890	$222	$256	$184	$5,875
Ending balance individually evaluated for impairment	$-	$293	$-	$-	$-	$293
Ending balance collectively evaluated for impairment	$1,323	$3,597	$222	$256	$184	$5,582

(In thousands)	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Consumer	Total
Beginning balance, December 31, 2012	$1,797	$3,183	$119	$223	$180	$5,502
Charge Offs	(603)	(1,488)	(40)	(4)	(90)	(2,225)
Recoveries	9	-	-	-	22	31
Provision for loan losses	238	1,330	819	(35)	48	2,400
Ending balance, December 31, 2013	$1,441	$3,025	$898	$184	$160	$5,708
Ending balance individually evaluated for impairment	$-	$53	$-	$-	$-	$53
Ending balance collectively evaluated for impairment	$1,441	$2,972	$898	$184	$160	$5,655

The recorded investment in impaired loans, not requiring an allowance for loan losses was $8,632,000 (net of charge-offs against the allowance for loan losses of $158,000) and $10,886,000 (net of charge-offs against the allowance for loan losses of $3,714,000) at December 31, 2014 and 2013, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $2,973,000 (net of a charge-off against the allowance for loan losses of $864,000) and $1,723,000 (net of a charge-off against the allowance for loan losses of $0) at December 31, 2014 and 2013, respectively. The specific reserve related to impaired loans was $293,000 for 2014 and $53,000 for 2013. For the years ended December 31, 2014 and 2013, the average recorded investment in these impaired loans was $7,725,000, and $10,580,000 and the interest income recognized on these impaired loans was $508,000 and $241,000, respectively.

  Interest income that would have been recorded on loans accounted for on a non-accrual basis under the original terms of the loans was $451,000, $724,000 and $666,000 for 2014, 2013 and 2012, respectively.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

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

As of December 31, 2014 and 2013, the Company considered its concentration of credit risk to be acceptable.  As of December 31, 2014, the three highest concentrations are in the hospitality lodging industry, property owners associations and automobile dealers, with loans outstanding of $35.7 million, or 39.8% of bank capital, to the hospitality lodging industry, $13.8 million, or 15.4% of bank capital to property owners associations, and $12.2 million, or 13.6% of bank capital to the automobile dealer industry.  Charge-offs on loans within these concentrations were $422,000, $0 and $0 for the years ended December 31, 2014, 2013 and 2012, respectively.

Gross realized gains and gross realized losses on sales of residential mortgage loans were $150,000 and $0, respectively, in 2014 compared to $74,000 and $7,000, respectively, in 2013 and $270,000 and $0, respectively, in 2012.  The proceeds from the sales of residential mortgage loans totaled $4.4 million, $4.1 million and $7.2 million for the years ended December 31, 2014, 2013 and 2012, respectively.

NOTE 5 - PREMISES AND EQUIPMENT
Components of premises and equipment at December 31 are as follows:

	2014	2013
	(In Thousands)
Land and improvements	$2,275	$2,272
Buildings and improvements	9,723	9,659
Furniture and equipment	4,332	4,218
	16,330	16,149
Accumulated depreciation	(9,596)	(9,024)

	$6,734	$7,125

Depreciation expense totaled $572,000, $594,000 and $570,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

Certain facilities are leased under various operating leases. Rental expense for these leases was $338,000, $325,000 and $327,000, respectively for the years ended December 31, 2014, 2013 and 2012. Future minimum rental commitments under noncancellable leases as of December 31, 2014 were as follows (in thousands):

2015	$338
2016	268
2017	218
2018	219
2019	224
Thereafter	2,016
$3,283

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 6 - DEPOSITS
Aggregate time deposits in denominations of $250,000 or more were $42,009,000 and $27,704,000 at December 31, 2014 and 2013, respectively. Included in deposit accounts are deposits of one customer relationship totaling $31,979,000 at December 31, 2014.

At December 31, 2014, the scheduled maturities of time deposits are as follows (in thousands):

2015	$108,498
2016	51,951
2017	31,360
2018	20,529
2019	9,494
$221,832
NOTE 7 - BORROWINGS
Short-term borrowings at December 31 consist of the following:

	2014	2013
	(In Thousands)
Securities sold under agreements to repurchase	$25,695	$36,500
Federal Home Loan Bank short-term borrowings	-	13,414

The outstanding balances and related information of short-term borrowings are summarized as follows:

	Years Ended December 31,
	2014	2013
	(In Thousands)
Average balance during the year	$36,514	$30,832
Average interest rate during the year	0.21%	0.21%
Maximum month-end balance during the year	$49,634	$49,914
Weighted average interest rate at the end of the year	0.20%	0.21%

Securities sold under agreements to repurchase generally mature within one day to one year from the transaction date. Securities with an amortized cost and fair value of $28,914,000 and $28,437,000 at December 31, 2014 and $40,065,000 and $38,733,000 at December 31, 2013 respectively,  were pledged as collateral for these agreements. The securities underlying the agreements were under the Company’s control.

The Company has a line of credit commitment available from the FHLB of Pittsburgh for borrowings of up to $143,614,000 which expires in May, 2015.  There were no borrowings under this line of credit at December 31, 2014 and $13,414,000 in borrowings at December 31, 2013. The Company has a line of credit commitment available from Atlantic Community Bankers Bank for $7,000,000 which expires on June 30, 2015.  There were no borrowings under this line of credit at December 31, 2014 and 2013. The Company has a line of credit commitment available from PNC Bank for $16,000,000 at December 31, 2014. There were no borrowings under this line of credit at December 31, 2014 and December 31, 2013.  During 2014, the Company was granted a line of credit from Zion’s Bank for $17,000,000.  There were no borrowings under this line of credit at December 31, 2014.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 7 - BORROWINGS (CONTINUED)

Other borrowings consisted of the following at December 31, 2014 and 2013:

	2014	2013
	(In Thousands)

Notes with the FHLB:
Convertible note due July 2015 at 4.34%	$7,111	$7,301
Convertible note due January 2017 at 4.71%	10,000	10,000
Amortizing fixed rate borrowing due January 2018 at 0.91%	1,866	2,460
Amortizing fixed rate borrowing due December 2018 at 1.425%	3,223	4,000
	$22,200	$23,761

The convertible notes contain an option which allows the FHLB, at quarterly intervals, to change the note to an adjustable-rate advance at three-month LIBOR plus 17 to 22 basis points. If the notes are converted, the option allows the Bank to put the funds back to the FHLB at no charge.

Contractual maturities of other borrowings at December 31, 2014 are as follows (in thousands):

2015	$7,111
2017	10,000
2018	5,089
$22,200

The Bank’s maximum borrowing capacity with the FHLB was $276,614,000 of which $22,089,000 was outstanding at December 31, 2014. Advances from the FHLB are secured by qualifying assets of the Bank.

NOTE 8 - EMPLOYEE BENEFIT PLANS

The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan. The plan permits employees to make pre-tax contributions up to 15% of the employee’s compensation, not to exceed the limits set by the Internal Revenue Service. The amount of contributions to the plan, including matching contributions, is at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan and receive Company contributions after one year of employment. Eligible employees are able to contribute to the Plan at the beginning of the first quarterly period after their date of employment.  Employee contributions are vested at all times, and any Company contributions are fully vested after five years. The Company’s contributions are expensed as the cost is incurred, funded currently, and amounted to $445,000, $440,000 and $424,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

The Company has a non-qualified supplemental executive retirement plan for the benefit of certain executive officers. At December 31, 2014 and 2013, other liabilities include $1,443,000 and $1,458,000 accrued under the Plan. Compensation expense includes approximately $124,000, $126,000 and $120,000 relating to the supplemental executive retirement plan for 2014, 2013 and 2012, respectively. To fund the benefits under this plan, the Company is the owner of single premium life insurance policies on participants in the non-qualified retirement plan. At December 31, 2014 and 2013, the cash value of these policies was $18,284,000 and $17,790,000, respectively.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 8 - EMPLOYEE BENEFIT PLANS

The Company provides post retirement benefits in the form of split-dollar life arrangements to employees who meet the eligibility requirements.

The net periodic post retirement benefit expense included in salaries and employee benefits was $87,000 and $39,000 for the years ended December 31, 2014 and 2013, respectively.

The Company participates in the Pentegra Mulitemployer Defined Benefit Pension Plan (EIN 13-5645888 and Plan # 001) as a result of its acquisition of North Penn.  As of December 31, 2014 and 2013, the Company’s Plan was 98.91% and 92.57% funded, respectively, and total contributions made are not more than 5% of the total contributions to the Plan.  The Company’s expense related to the Plan was $17,000 in 2014 and $22,000 in 2013.

NOTE 9 - INCOME TAXES

The components of the provision for federal income taxes are as follows:

	Years Ended December 31,
	2014	2013	2012
	(In Thousands)
Current	$2,657	$2,566	$2,612
Deferred	(51)	140	424
	$2,606	$2,706	$3,036

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

Income tax expense of the Company is less than the amounts computed by applying statutory federal income tax rates to income before income taxes because of the following:

	Percentage of Income
	before Income Taxes
	Years Ended December 31,
	2014	2013	2012
Tax at statutory rates	34.0%	34.0%	34.0%
Tax exempt interest income, net of interest expense disallowance	(7.7)	(6.7)	(6.9)
Incentive stock options	0.4	0.4	0.3
Earnings and proceeds on life insurance	(1.5)	(3.7)	(1.2)
Other	0.2	0.2	0.3

	25.4%	24.2%	26.5%

The income tax provision includes $398,000, $300,000 and $482,000 of income taxes relating to realized securities gains for the years ended December 31, 2014, 2013 and 2012, respectively.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 9 - INCOME TAXES (CONTINUED)

The net deferred tax asset included in other assets in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

	2014	2013
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$1,997	$1,941
Deferred compensation	491	496
Purchase price adjustment	999	1,215
Other	201	303
Foreclosed real estate valuation allowance	280	54
Net unrealized loss on securities	-	1,337
Total Deferred Tax Assets	3,968	5,346

Deferred tax liabilities:
Premises and equipment	265	327
Deferred loan fees	170	200
Net unrealized gains on securities	248	-

Total Deferred Tax Liabilities	683	527

Net Deferred Tax Asset	$3,285	$4,819

The Company’s federal and state income tax returns for taxable years through 2010 have been closed for purposes of examination by the Internal Revenue Service and the Pennsylvania Department of Revenue. North Penn’s income tax returns though 2008 have been closed for purposes of examination by the Internal Revenue Service.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2014 and 2013, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 10 - REGULATORY MATTERS AND STOCKHOLDERS’ EQUITY (CONTINUED)

As of December 31, 2014, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the table:

					To be Well Capitalized
					under Prompt
			For Capital Adequacy		Corrective Action
	Actual		Purposes		Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

As of December 31, 2014:
Total capital (to risk-weighted assets)	$89,613	17.59%	≥$40,767	≥8.00%	≥$50,959	≥10.00%
Tier 1 capital (to risk-weighted assets)	83,738	16.43	≥20,383	≥4.00	≥30,575	≥6.00
Tier 1 capital (to average assets)	83,738	11.93	≥28,069	≥4.00	≥35,086	≥5.00

As of December 31, 2013:
Total capital (to risk-weighted assets)	$85,667	16.86%	≥$40,660	≥8.00%	≥$50,825	≥10.00%
Tier 1 capital (to risk-weighted assets)	79,959	15.73	≥20,330	≥4.00	≥30,495	≥6.00
Tier 1 capital (to average assets)	79,959	11.51	≥27,792	≥4.00	≥34,740	≥5.00

The Company’s ratios do not differ significantly from the Bank’s ratios presented above.

The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at December 31, 2014 and 2013 was approximately $368,000 and $480,000, respectively.

Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2014, $62,914,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above. Under Federal Reserve regulations, the Bank is limited as to the amount it may lend affiliates, including the Company, unless such loans are collateralized by specific obligations.

NOTE 11 - STOCK BASED COMPENSATION
The Company’s shareholders approved the Norwood Financial Corp 2006 Stock Option Plan at the Annual Meeting on April 26, 2006. An aggregate of 275,000 shares of authorized but unissued Common Stock of the Company were reserved for future issuance under the Plan. This includes up to 44,000 shares for awards to outside directors. Under this plan, the Company granted 12,500 options to employees in 2014, 28,600 options, which included 4,000 options granted to outside directors in 2013, and 30,250 options, which included 4,950 options granted to outside directors in 2012.

At the Annual Meeting held on April 22, 2014, the Company’s shareholders approved the Norwood Financial Corp 2014 Equity Incentive Plan. An aggregate of 250,000 shares of authorized but unissued Common Stock of the Company were reserved for future issuance under the Plan. This includes up to 40,000 shares for awards to outside directors. The Plan also authorized the Company to award restricted stock to officers and outside directors, limited to 42,000 shares of restricted stock awards for officers and 8,000 shares of restricted stock

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 11 - STOCK BASED COMPENSATION (CONTINUED)

awards for outside directors. Under this plan, the Company granted 9,300 shares, which included 2,800 shares to outside directors, in 2014.  All shares granted in 2014 were for restricted stock.  The restricted shares vest over a five-year period.  The product of the number of shares granted and the grant date market price of the Company’s common stock determine the fair value of restricted stock under the company’s restricted stock plan.  Management recognizes compensation expense for the fair value of restricted stock on a straight-line basis over the requisite service period for the entire award.

Total unrecognized compensation cost related to stock options was $66,000 as of December 31, 2014, $157,000 as of December 31, 2013, and $154,000 as of December 31, 2012.  Salaries and employee benefits expense includes $154,000, $162,000 and $130,000 of compensation costs related to options for the years ended December 31, 2014, 2013 and 2012, respectively. There was no cost attributable to restricted stock recognized in the year ended December 31, 2014.  The expected future compensation expense relating to the 9,300 shares of non-vested restricted stock outstanding as of December 31, 2014 is $271,000.  Net income was reduced by $146,000, $154,000 and $123,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

A summary of the Company’s stock option activity and related information for the years ended December 31 follows:

	2014			2013			2012
		Weighted			Weighted			Weighted
		Average	Average		Average	Average		Average	Aggregate
		Exercise	Intrinsic		Exercise	Intrinsic		Exercise	Intrinsic
	Options	Price	Value	Options	Price	Value	Options	Price	Value

Outstanding, beginning of year	219,540	$26.64		225,670	$26.27		229,836	$25.85	$
Granted	12,500	29.08		28,600	27.07		30,250	27.05
Exercised	(25,577)	27.05		(24,127)	23.83		(20,435)	22.19
Forfeited	-	-		(10,603)	28.92		(13,981)	26.88

Outstanding, end of year	206,463	$26.74	$477,640	219,540	$26.64	$146,970	225,670	$26.27	$256,499

Exercisable, end of year	193,963	$26.59	$477,640	190,940	$26.58	$146,900	196,489	$26.15	$256,499

Exercise prices for options outstanding as of December 31, 2014 ranged from $24.44 to $29.08 per share. The weighted average remaining contractual life is 5.7 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing with the following weighted average assumptions:

	Years Ended December 31,
	2014	2013	2012
Dividend yield	3.57%	3.49%	3.27%
Expected life	10 years	10 years	10 years
Expected volatility	24.97%	25.91%	25.37%
Risk-free interest rate	2.17%	3.01%	1.76%
Weighted average fair value of options granted	$5.30	$5.72	$5.61

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 11 - STOCK BASED COMPENSATION (CONTINUED)

The expected volatility is based on historical volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

Proceeds from stock option exercises totaled $691,000 in 2014. Shares issued in connection with stock option exercises are issued from available treasury shares. If no treasury shares are available, new shares are issued from available authorized shares. During 2014, all the shares issued in connection with stock option exercises, 25,577 shares in total, were issued from available treasury shares.

All share and per share data have been adjusted to give retroactive effect to the 10% stock dividend declared in 2013.

As of December 31, 2014, outstanding stock options consist of the following:

		Average			Average
	Options	Exercise	Remaining	Options	Exercise
	Outstanding	Price	Life, Years	Exercisable	Price
	19,063	27.62	1.3	19,063	27.62
	17,600	28.64	2.0	17,600	28.64
	17,600	28.41	3.0	17,600	28.41
	18,700	25.00	4.0	18,700	25.00
	1,100	26.27	4.3	1,100	26.27
	17,600	25.99	5.0	17,600	25.99
	1,100	24.44	5.2	1,100	24.44
	22,550	25.25	6.0	22,550	25.25
	24,750	24.97	7.0	24,750	24.97
	25,300	27.05	8.0	25,300	27.05
	1,100	27.55	8.0	1,100	27.55
	2,000	28.95	8.7	2,000	28.95
	25,500	26.90	9.0	25,500	26.90
	12,500	29.08	10.0	-	-
Total	206,463			193,963

A summary of the Company’s restricted stock activity and related information for the year ended December 31, 2014 is as follows:

Weighted-Average
	Number of	Grant Date
	Restricted Stock	Fair Value

Outstanding, beginning of year	-	$-
Granted	9,300	29.08
Vested	-	-
Forfeited	-	-
Non-vested at December 31, 2014	9,300	$29.08

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 12 - EARNINGS PER SHARE
The following table sets forth the computations of basic and diluted earnings per share:

	Years Ended December 31,
	2014	2013	2012
	(In Thousands, Except Per Share Data)

Numerator, net income	$7,657	$8,465	$8,403

Denominator:
Denominator for basic earnings per share, weighted
average shares	3,645	3,627	3,608
Effect of dilutive securities, employee stock options	12	5	6

Denominator for diluted earnings per share, adjusted weighted average
shares and assumed conversions	3,657	3,632	3,614

Basic earnings per common share	$2.10	$2.33	$2.33

Diluted earnings per common share	$2.10	$2.33	$2.33

Stock options which had no intrinsic value because their effect would be anti-dilutive and therefore would not be included in the diluted EPS calculation were 12,500, 129,000, and 112,000 for the years ended December 31, 2014, 2013 and 2012, respectively.  All share and per share data have been restated to give retroactive effect to the 10% stock dividend paid in 2013.

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

A summary of the Bank’s financial instrument commitments is as follows:
	December 31,
	2014	2013
	(In Thousands)
Commitments to grant loans	$23,070	$22,845
Unfunded commitments under lines of credit	45,269	42,575
Standby letters of credit	5,660	5,701
	$73,999	$71,121

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 13 - OFF-BALANCE SHEET FINANCIAL INSTRUMENTS (CONTINUED)

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

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2014 and 2013 are as follows:

	Fair Value Measurement Reporting Date using

Description	Total	Level 1	Level 2	Level 3
December 31, 2014
Available for Sale:
U.S. Government agencies	$28,975	$-	$28,975	$-
States and political subdivisions	54,332	-	54,332	-
Corporate obligations	6,486	-	6,486	-
Mortgage-backed securities-government
sponsored entities	66,204	-	66,204	-
Equity securities-financial services	398	398	-	-
Total available for sale	$156,395	$398	$155,997	$-

December 31, 2013
Available for Sale:
U.S. Government agencies	$33,413	$-	$33,413	$-
States and political subdivisions	59,030	-	59,030	-
Corporate obligations	3,711	-	3,711	-
Mortgage-backed securities-government
sponsored entities	61,650	-	61,650	-
Equity securities-financial services	328	328	-	-
Total available for sale	$158,132	$328	$157,804	$-

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2014 and 2013 are as follows:

	Fair Value Measurement Reporting Date using

Description	Total	Level 1	Level 2	Level 3
December 31, 2014
Impaired Loans	$11,312	$-	$-	$11,312
Foreclosed real estate	3,726	-	-	3,726

December 31, 2013
Impaired Loans	$12,556	$-	$-	$12,556
Foreclosed real estate	1,009	-	-	1,009

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

The following tables present additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level 3 inputs to determine fair value:

	Quantitative Information about Level 3 Fair Value Measurements
(In thousands)	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
December 31, 2014
Impaired loans	$11,312	Appraisal of collateral(1)	Appraisal adjustments(2)	6 - 33% (23.35%)

Foreclosed real estate owned	$3,726	Appraisal of collateral(1)	Liquidation Expenses(2)	10%

December 31, 2013
Impaired loans	$12,556	Appraisal of collateral(1)	Appraisal adjustments(2)	10 - 15% (10.67)%

Foreclosed real estate owned	$1,009	Appraisal of collateral(1)	Liquidation Expenses(2)	10%

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

The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2014 and 2013.

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

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
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

As of December 31, 2014, the fair value investment in impaired loans totaled $11,605,000 which included three loans for $2,973,000 for which a valuation allowance of $293,000 had been provided based on the estimated value of the collateral or the present value of estimated cash flows, and fourteen loans for $8,632,000 which did not require a valuation allowance since the estimated realizable value of the collateral exceeded the recorded investment in the loan.  As of December 31, 2014, the Company has recognized charge-offs against the allowance for loan losses on these impaired loans in the amount of $1,022,000 over the life of the loans.

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

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
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

The estimated fair values of the Bank’s financial instruments were as follows at December 31, 2014 and December 31, 2013. (In thousands)

	Fair Value Measurements at December 31, 2014

	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$12,376	$12,376	$12,376	$-	$-
Securities	156,395	156,395	398	155,997	-
Loans receivable, net	495,260	507,833	-	-	507,833
Mortgage servicing rights	271	277	-	277	-
Regulatory stock	1,714	1,714	1,714	-	-
Bank owned life insurance	18,284	18,284	18,284	-	-
Accrued interest receivable	2,339	2,339	2,339	-	-

Financial liabilities:
Deposits	559,944	560,243	338,112	-	222,131
Short-term borrowings	25,695	25,395	25,695	-	-
Other borrowings	22,200	23,228	-	-	23,228
Accrued interest payable	966	966	966	-	-

Off-balance sheet financial instruments:
Commitments to extend credit and outstanding letters of credit	-	-	-	-	-

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

	Fair Value Measurements at December 31, 2013

	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$7,863	$7,863	$7,863	$-	$-
Securities	158,306	158,309	328	157,981	-
Loans receivable, net	497,389	506,113	-	-	506,113
Mortgage servicing rights	289	289	-	289	-
Regulatory stock	2,877	2,877	2,877	-	-
Bank owned life insurance	17,790	17,790	17,790	-	-
Accrued interest receivable	2,422	2,422	2,422	-	-

Financial liabilities:
Deposits	541,182	542,123	329,753	-	212,370
Short-term borrowings	49,914	49,914	49,914	-	-
Other borrowings	23,761	25,923	-	-	25,923
Accrued interest payable	1,022	1,022	1,022	-	-

Off-balance sheet financial instruments:
Commitments to extend credit and outstanding letters of credit	-	-	-	-	-

NOTE 15 – ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following tables present the changes in accumulated other comprehensive income (loss) (in thousands) by component, net of tax, for the years ended December 31, 2014 and 2013:

Unrealized gains (losses)
on available for sale
securities (a)
Balance as of December 31, 2013	$(2,602)
Other comprehensive income before reclassification	3,836
Amount reclassified from accumulated other comprehensive income (loss)	(772)
Total other comprehensive income	3,064
Balance as of December 31, 2014	$462

Unrealized gains (losses)
on available for sale
securities (a)
Balance as of December 31, 2012	$2,797
Other comprehensive loss before reclassification	(4,818)
Amount reclassified from accumulated other comprehensive income (loss)	(581)
Total other comprehensive loss	(5,399)
Balance as of December 31, 2013	$(2,602)

(a) All amounts are net of tax. Amounts in parentheses indicate debits.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 15 – ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) (CONTINUED)

The following table presents significant amounts reclassified out of each component of accumulated other comprehensive income (loss) (in thousands) for the year ended December 31, 2014:

	Amount Reclassified
	From Accumulated		Affected Line Item in
	Other		the Statement Where
	Comprehensive		Net Income is
Details about other comprehensive income	Income (Loss) (a)		Presented

	Twelve months	Twelve months
	ended	ended
	December 31,	December 31,
	2014	2013
Unrealized gains on available for sale securities	$(1,170)	$(881)	Net realized gains on sales of securities
	398	300	Income tax expense
	$(772)	$(581)	Net of tax

(a)	Amounts in parentheses indicate debits to net income.

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

NOTE 16 - NORWOOD FINANCIAL CORP (PARENT COMPANY ONLY)

FINANCIAL INFORMATION                                          BALANCE SHEETS

	December 31,
	2014	2013
	(In Thousands)
ASSETS
Cash on deposit in bank subsidiary	$1,846	$1,205
Securities available for sale	398	328
Investment in bank subsidiary	94,268	87,589
Other assets	3,900	3,835
Total assets	$100,412	$92,957
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$1,371	$1,093
Stockholders’ equity	99,041	91,864
Total liabilities and stockholders' equity	$100,412	$92,957

STATEMENTS OF INCOME

	Years Ended December 31,
	2014	2013	2012
Income:	(In Thousands)
Dividends from bank subsidiary	$4,377	$4,216	$3,971
Other interest income	10	9	6
Net realized gain on sales of securities	-	-	73
	4,387	4,225	4,050
Expenses	346	267	296
	4,041	3,958	3,754
Income tax benefit	(114)	(88)	(74)
	4,155	4,046	3,828
Equity in undistributed earnings of subsidiary	3,502	4,419	4,575
Net Income	$7,657	$8,465	$8,403
Comprehensive Income	$10,721	$3,066	$7,885

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2014	2013	2012
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,657	$8,465	$8,403
Adjustments to reconcile net income to
net cash provided by operating activities:
Undistributed earnings of bank subsidiary	(3,502)	(4,419)	(4,575)
Net gains on sales of securities	-	-	(68)
Other, net	177	(247)	(181)
Net Cash Provided by Operating Activities	4,332	3,799	3,579

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of securities	-	-	114
Purchase of securities	-	-	(185
Net Cash Used in Investing Activities	-	-	(71)

CASH FLOWS FROM FINANCING ACTIVITIES
Stock options exercised	691	575	455
Tax benefit of stock options exercised	17	39	30
ESOP purchase of shares from treasury stock	150	146	149
Acquisition of treasury stock	(179)	(319)	(320)
Cash dividends paid	(4,370)	(4,155)	(3,932)
Net Cash Used in Financing Activities	(3,691)	(3,714)	(3,618)
Net Increase (Decrease) in Cash and Cash Equivalents	641	85	(110)

CASH AND CASH EQUIVALENTS - BEGINNING	1,205	1,120	1,230
CASH AND CASH EQUIVALENTS - ENDING	$1,846	$1,205	$1,120

NORWOOD FINANCIAL CORP - 2014 CONSOLIDATED FINANCIAL REPORT

INVESTOR INFORMATION

STOCK LISTING
Norwood Financial Corp stock is traded on the Nasdaq Global Market under the symbol NWFL. The following firms are known to make a market in the Company’s stock:

Boenning & Scattergood, Inc. West Conshohocken, PA 800-883-1212	RBC Capital Markets Philadelphia, PA 19103 888-848-4677

Janney Montgomery Scott, LLC Scranton, PA 18503 800-638-4417	Stifel Nicolaus St,. Louis, MO 314-342-2000

TRANSFER AGENT
Computershare, P.O. Box 30170, College Station, TX  77842-3170.   Stockholders who may have questions regarding their stock ownership should contact the Transfer Agent at 800-662-7232.

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

SEC REPORTS AND ADDITIONAL INFORMATION
A copy of the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2014 including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission is available on the Company’s website at www.waynebank.com under the Stockholder Services tab.  A copy of the report may be obtained upon written request of any stockholder, investor or analyst by contacting William S. Lance, Executive Vice President, Chief Financial Officer and Secretary, Norwood Financial Corp., 717 Main Street, PO Box 269, Honesdale, PA  18431, 570-253-1455.

NORWOOD FINANCIAL CORP DIRECTORY OF OFFICERS

NORWOOD FINANCIAL CORP

John E. Marshall	*Chairman of the Board*
William W. Davis, Jr.	*Vice Chairman of the Board*
Lewis J. Critelli	*President & Chief Executive Officer*
William S. Lance	*Executive Vice President, Chief Financial Officer & Secretary*
James F. Burke	*Executive Vice President*
Robert J. Mancuso	*Executive Vice President*
Kenneth C. Doolittle	*Executive Vice President*
John F. Carmody	*Senior Vice President*
John H. Sanders	*Senior Vice President*

WAYNE BANK

John E. Marshall	*Chairman of the Board*
William W. Davis, Jr.	*Vice Chairman of the Board*
Lewis J. Critelli	*President & Chief Executive Officer*
William S. Lance	*Executive Vice President, Chief Financial Officer & Secretary*
James F. Burke	*Executive Vice President, Chief Lending Officer*
Robert J. Mancuso	*Executive Vice President, Chief Information Officer*
Kenneth C. Doolittle	*Executive Vice President*
John F. Carmody	*Senior Vice President, Chief Credit Officer*
John H. Sanders	*Senior Vice President, Retail Bank Manager*
Diane M. Wylam	*Senior Vice President, Senior Trust Officer*
Thomas A. Byrne	*Senior Vice President*
Christe A. Casciano	*Senior Vice President*
William J. Henigan, Jr.	*Senior Vice President*
Linda D. Mader	*Senior Vice President*
Nancy A. Hart	*Vice President, Controller & Assistant Secretary*
Kelley J. Lalley	*Vice President & Assistant Secretary*
Barbara A. Ridd	*Vice President & Assistant Secretary*
Robert J. Behrens, Jr.	*Vice President*
Ryan J. French	*Vice President*
JoAnn Fuller	*Vice President*
Karen R. Gasper	*Vice President*
John E. Koczwara	*Vice President*
Mary Alice Petzinger	*Vice President*
Mark W. Ranzan	*Vice President*
Richard A. Siarniak	*Vice President*
Eli T. Tomlinson	*Vice President*
Kara R. Talcott	*Assistant Vice President, Internal Auditor*
Douglas W. Atherton	*Assistant Vice President*
Marianne M. Glamann	*Assistant Vice President*
Steven R. Daniels	*Community Office Manager*
Wendy L. Davis	*Community Office Manager*
Rossie Demorizi-Ortiz	*Community Office Manager*
Jill A. Hessling	*Community Office Manager*
Vonnie A. Lewis	*Community Office Manager*
Teresa Melucci	*Community Office Manager*
Sandra C. Mruczkewycz	*Community Office Manager*
Matthew M. Swartz	*Community Office Manager*
Beverly J. Wallace	*Community Office Manager*
Laurie J. Bishop	*Assistant Community Office Manager*
Denise R. Kern	*Assistant Community Office Manager*
Diane L. Richter	*Assistant Community Office Manager*
Jessica Santiago	*Assistant Community Office Manager*
Toni M. Stenger	*Assistant Community Office Manager*
Gerald J. Arnese	*Resource Recovery Manager*
Julie R. Kuen	*Electronic Banking Officer*
Kristine Malti	*Deposit Operations Officer*
Linda A. Meskey	*Credit Analyst*
Frank J. Sislo	*Consumer Loan Manager*
Doreen A. Swingle	*Residential Mortgage Lending Officer*

NORWOOD INVESTMENT CORP

Lewis J. Critelli	*President & Chief Executive Officer*
William S. Lance	*Treasurer*
Scott C. Rickard	*Senior Investment Representative, INVEST Financial Corp*

MONROE COUNTY ASSOCIATE BOARD

Michael J. Baxter	James H. Ott
Sara Cramer	Marvin Papillon
Dr. Andrew A. Forte	Ray Price
Ralph A. Matergia, Esq.	Ron Sarajian

Norwood
FINANCIAL CORP

VISIT US ONLINE AT: WWW.WAYNEBANK.COM