Form 10-K, Exhibit 13
period 2015-12-31
NORWOOD FINANCIAL CORP
filed 2016-03-15
CIK 1013272

NORWOOD FINANCIAL CORP 2015 ANNUAL REPORT

NORWOOD FINANCIAL CORP 2015

ANNUAL REPORT

NORWOOD FINANCIAL CORP

SUMMARY OF SELECTED FINANCIAL DATA

(dollars in thousands except per share data)

For the years ended December 31,	2015	2014	2013	2012	2011
Net interest income	$24,521	$24,560	$24,661	$24,764	$22,588
Provision for loan losses	4,580	1,680	2,400	2,450	1,575
Other income	3,969	3,940	4,734	3,787	3,762
Net realized gains on sales of securities	730	1,170	881	1,419	973
Other expenses	17,100	17,727	16,705	16,081	15,813
Income before income taxes	7,540	10,263	11,171	11,439	9,935
Income tax expense	1,632	2,606	2,706	3,036	2,579
NET INCOME	$5,908	$7,657	$8,465	$8,403	$7,356
Net income per share -Basic*	$1.60	$2.10	$2.33	$2.33	$2.17
-Diluted*	$1.60	$2.10	$2.33	$2.33	$2.17
Cash dividends declared*	$1.24	$1.20	$1.16	$1.10	$1.06
Dividend pay-out ratio	77.50%	57.14%	49.79%	47.23%	48.95%
Return on average assets	0.80%	1.08%	1.23%	1.23%	1.18%
Return on average equity	5.83%	7.92%	9.13%	9.22%	9.26%
BALANCES AT YEAR-END					
Total assets	$750,505	$711,635	$711,234	$672,299	$668,814
Loans receivable	559,925	501,135	503,097	476,710	457,907
Allowance for loan losses	7,298	5,875	5,708	5,502	5,458
Total deposits	550,909	559,944	541,182	524,425	525,767
Stockholders' equity	100,998	99,041	91,864	92,421	88,061
Trust assets under management	131,690	134,888	126,673	112,081	107,696
Book value per share*	$27.39	$26.30	$25.43	$25.49	$24.37
Tier 1 Capital to risk-adjusted assets	15.86%	17.33%	16.53%	16.37%	15.90%
Total Capital to risk-adjusted assets	17.09%	18.49%	17.66%	17.51%	17.08%
Allowance for loan losses to total loans	1.30%	1.17%	1.13%	1.15%	1.19%
Non-performing assets to total assets	1.33%	1.31%	1.48%	2.09%	1.60%

* Per share information has been restated to reflect the 10% stock dividend declared in 2013.

LETTER FROM THE PRESIDENT

Lewis J. Critelli
President and
Chief Executive Officer

We are pleased to share with you this Annual Report which recaps the Company's performance in 2015. From an earnings standpoint, our results were impacted by credit quality issues brought on by the extended period of stress on our local economy, our customer base and real estate values. During the year, we recognized significant losses on several commercial properties as current appraised values were much lower than at the time of the loan origination. As a result, we recorded additional loan loss provision. Despite these obstacles, your Company earned $5.9 million and earnings per share of $1.60. While these numbers are certainly less than the prior year, our Return on Average Assets of 0.80% still remains in the middle of our peer group. Other measures of financial performance, including a net interest margin (FTE) of 3.75%, an efficiency ratio of 55.9% and Tier One Capital Ratio of 15.86%, rank

"Wayne Bank truly believes in helping the community grow by serving our local businesses and their employees."

us well above our peer group. We also had a $58.8 million or 11.7% increase in our loan portfolio. This is the highest rate of loan growth in a number of years. With the additional loan loss provision we increased our Allowance for Loan Losses to its highest level in five years. Cash dividends for the year were $1.24 compared to $1.20 in 2015, which is a dividend yield in excess of 4.00% annually based on our year-end closing stock price. I encourage you to read the Financial Statements and Management's Discussion and Analysis for a full report on our performance.

Wayne Bank truly believes in helping the community grow by serving our local businesses and their employees. Our team of business lenders is committed to providing an outstanding level of personalized service to our market areas. In 2015, we originated a record level of $100 million in commercial loans. We provided financing to a wide range of businesses

IN MEMORIUM

DANIEL J. O'NEILL,
1937 -2015

With deepest gratitude, appreciation, and respect, Wayne Bank honors the memory of Daniel J. O'Neill. Mr. O'Neill was Wayne Bank's second longest serving board member, beginning his tenure in 1985. For the past thirty years Mr. O'Neill was a role model of both corporate governance and community involvement, as Wayne Bank grew from two offices in Honesdale and Waymart to fifteen offices serving Wayne, Pike, Lackawanna and Monroe Counties. In addition to serving on Wayne Bank's Board of Directors, Mr. O'Neill also served on the Bank's Trust Committee from 1987 through 2015.

which support economic growth including local resorts and hotels, retail shopping areas, automobile dealers and small manufacturers. In addition, the Bank funded a variety of large projects and offered deposit and cash management services for a number of local municipalities, school districts and governmental authorities. This investment in our infrastructure is vital to a healthy economy. Through our branch network we had an active year in mortgage and home equity lending plus an expansion of automobile lending. The Bank's branch managers and staff work to ensure we can service our customer's loan and deposit needs.

We recognize that improving technology continues to be essential for delivering faster, safer, and user-friendly banking services. Notable projects completed in 2015 included developing a mobile-optimized version of waynebank.com, online account opening and supporting Apple Pay for all our debit card and credit card customers.

As new technologies continue to transform how people make payments and manage their finances, the Bank is mindful that change can be daunting, especially during a year that attracted widespread media attention about online security and privacy concerns. An ongoing Bank initiative is to promote our Community Banking Offices as great place to learn more about online banking and the key

Notable projects completed in 2015 included developing a mobile-optimized version of waynebank.com, online account opening and supporting Apple Pay for all our debit card and credit card customers.

precautions customers can take to better protect themselves from fraud. Taking this model a step further, the Scranton Central City, downtown Honesdale and Milford offices have Technology Demo Centers where customers have access to equipment and expertise for demonstrating electronic and mobile banking services.

For our valued business customers, Wayne bank introduced mobile business banking with the Business Mobile App, which includes the ability to deposit checks directly from a smart phone. In Lackawanna County, we are running a popular campaign, "Bank Local – Shop Local – Win Local" which highlights the importance of our local businesses and their value to the community.

NORWOOD FINANCIAL CORP

SENIOR MANAGEMENT TEAM *(Left to Right)*

John F. Carmody, Executive Vice President; **William S. Lance**, Executive Vice President; **Robert J. Mancuso**, Executive Vice President; **Lewis J. Critelli**, President and Chief Executive Officer; **John H. Sanders**, Senior Vice President; **Diane Wylam, Esq.**, Senior Vice President; **James F. Burke**, Executive Vice President

NORWOOD FINANCIAL CORP

2015 BOARD OF DIRECTORS

Dr. Andrew A. Forte
Director

Ralph A. Matergia, Esq.
Director

William W. Davis, Jr.
Vice Chairman

Dr. Kenneth A. Phillips
Director

We were also very pleased that the readers of Happenings Magazine voted Wayne Bank the 2015 Best Bank honor. The coming year will see additional improvements to mobile applications and the website. There will be continued developments to improve the convenience and safety of payments, including Chip enabled debit cards and Android Pay, as well as, monitoring industry progress for Same Day ACH Payments. All of this will be supported by empowering our highly trained and dedicated staff to better assist customers with technological questions and concerns, as well as, adding Technology Demo Centers in our Community Banking Offices.

We recognize that our staff is extraordinary and a key to our success. Senior level staff promotions in 2015 included: John F. Carmody, Executive Vice President and Chief Credit Officer; Nancy A. Hart, Senior Vice President and Controller and Ryan J. French, Senior Vice President and Director of Human Resources. It is rewarding to recognize their contributions to the Bank. Other key positions filled in 2015 include Joseph Castrogiovanni, Senior Vice President and Commercial Loan Officer in the Lackawanna County area; Juliette McKerrell, Assistant Vice President and Commercial Loan Officer in Pike County and Craig Grimm, Community Office Manager in Waymart.

Joseph W. Adams was appointed to the Board of Directors in November. Mr. Adams is currently serving as the Superintendent of Schools for the Western Wayne School District located in Hamlin, South Canaan and Waymart, Pennsylvania. Joe will be a tremendous asset to the Board. He has a strong background in financial management and a long history of community involvement and civic achievement.

Wayne Bank is extremely proud of the long-term dedication of its employees. Congratulations to Barbara Keesler, Accounting Specialist, for thirty-five years of service! John Sanders, Senior Vice President, achieved twenty years of service! We also had a number of other employees reach milestones and in total the group represents 175 years of Community Banking experience.

There was also some very sad news during the year as Wayne Bank and the entire community mourned the loss of Major General Daniel J. O'Neill, a Director on the Boards of Norwood Financial Corp. and Wayne Bank since 1985. Dan O'Neill was a true friend and mentor to many in the community. His leadership and foresight have left a lasting legacy.

Kevin M. Lamont
Director

John E. Marshall
Chairman of the Board

Joseph W. Adams
Director

Susan Gumble
Director

Lewis J. Critelli
President and
Chief Executive Officer

As a Community Bank, our success is directly tied to the growth and prosperity of our local communities. To help the community grow, the Bank supported over 250 events and sponsorships during 2015. The organizations are varied and include economic development, builder and realtor associations, business groups, libraries, health foundations, local school districts' arts and sports clubs, animal shelters, fire departments, and many Chambers of Commerce.

Looking forward, we are truly excited to announce that we have entered into a Definitive Merger Agreement pursuant to which Norwood Financial Corp will acquire Delaware Bancshares, Inc. and its subsidiary The National Bank of Delaware County, (NBDC Bank). This will expand our footprint into the growing Sullivan County, New York market and give us a significant market share in Delaware County.

The addition of NBDC Bank will increase Norwood's assets to over $1.0 billion with 27 branches serving our expanded market area. The merger is expected to close in the third quarter of 2016 pending various approvals. We look forward to welcoming NBDC Bank's customers, stockholders and employees. We will keep you posted on our progress as we move through this merger/integration process.

All of our accomplishments are made possible by the support and confidence of our stockholders. We thank you for your ownership interest in Norwood and we work hard each day to enhance shareholder value. Please continue to keep us in mind for all your financial needs.

Lewis J. Critelli
President &
Chief Executive Officer

As a Community Bank, our success is directly tied to the growth and prosperity of our local communities. To help the community grow, the Bank supported over 250 events and sponsorships during 2015.

COMMUNITY OFFICE LOCATIONS

800-598-5002 • WAYNEBANK.COM

LAKEWOOD
WAYNE
HONESDALE
WAYMART
WILLOW
HAWLEY
CLARKS SUMMIT
LACKAWANNA
CENTRAL SCRANTON
WEST SCRANTON
SHOHOLA
MILFORD
PIKE
LORDS VALLEY
MONROE
MARSHALLS CREEK
TANNERSVILLE
STROUD MALL
EFFORT

Wayne Bank serves all of Wayne, Lackawanna, Pike and Monroe Counties.

Visit us online at www.waynebank.com for details. We are Mobile Friendly!

Administrative & Main Office
717 Main Street
Honesdale, PA 18431

Waymart
228 Belmont Street
Waymart, PA 18472

Honesdale
245 Willow Avenue
Honesdale, PA 18431

Hawley/Lake Wallenpaupack
63 Welwood Avenue
Hawley, PA 18428

Milford
111 West Harford Street
Milford, PA 18337

Shohola
107 Richardson Avenue
Shohola, PA 18458

Lakewood
17 Como Road
Lakewood, PA 18439

Stroud Mall
308 Stroud Mall Road
Stroudsburg, PA 18360

Lords Valley
637 Route 739
Lords Valley, PA 18428

Marshalls Creek
5165 Milford Road
East Stroudsburg, PA 18302

Tannersville
2951 Route 611, Suite 101
Tannersville, PA 18372

Central Scranton
216 Adams Avenue
Scranton, PA 18503

West Scranton
623 South Main Avenue
Scranton, PA 18504

Clarks Summit
651 Northern Boulevard
Clarks Summit, PA 18411

Effort
2226 Barney Lane
Effort, PA 18330

2015 CONSOLIDATED FINANCIAL REPORT

Management's Discussion & Analysis	8
Management's Report On Internal Control Over Financial Reporting	27
Reports Of Independent Registered Publc Accounting Firm	28
Consolicated Balance Sheets	30
Consolidated Statements of Income	31
Consolidated Statements Of Comprehensive Income	32
Consolidated Statements Of Stockholders' Equity	33
Consolidated Statements Of Cash Flows	34
Notes To Consolidated Financial Statements	36
Investor Information	77

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS

Introduction

This Management’s Discussion and Analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp (the Company) and its subsidiary Wayne Bank (the Bank) as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014, and 2013. This section should be read in conjunction with the consolidated financial statements and related footnotes.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words believes, anticipates, contemplates, expects, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in Federal and State laws, changes in interest rates, the ability to control costs and expenses, demand for real estate, cybersecurity, changes in the  regulatory environment and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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

In estimating other-than-temporary impairment losses on securities, the Company considers 1) the length of time and extent to which the fair value has been less than cost and 2) the financial condition of the issuer. The Company does not have the intent to sell these securities and it is more likely than not that it will not sell the securities before recovery of their cost basis. The Company believes that any unrealized losses at December 31, 2015 and 2014 represent temporary impairment of the securities.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

The fair value of financial instruments is based upon quoted market prices, when available.  For those instances where a quoted price is not available, fair values are based upon observable market based parameters as well as unobservable parameters.  Any such valuation is applied consistently over time.

In connection with the acquisition of North Penn Bancorp, Inc. in 2011, we recorded goodwill in the amount of $9.7 million, representing the excess of amounts paid over the fair value of the net assets of the institution acquired at the date of acquisition.  Goodwill is tested and deemed impaired when the carrying value of goodwill exceeds its implied fair value.

Results of Operations – Summary

Net income for the Company for the year ended December 31, 2015 was $5,908,000 which was $1,749,000 lower than the $7,657,000 earned in 2014.  Basic and diluted earnings per share were $1.60 in 2015 compared to $2.10 per share in 2014.  The return on average assets (ROA) for the year ended December 31, 2015 was 0.80% and the return on average equity (ROE) was 5.83% compared to an ROA of 1.08% and an ROE of 7.92% in the prior year.  The reduction in earnings from the prior year was the result of increased provision for loan losses and a decrease in net gains recognized on the sale of loans and securities which was partially offset by a decrease in expenses related to foreclosed properties.

Net interest income (fully taxable equivalent, or fte) totaled $25,882,000 which was an increase of $64,000 from the 2014 total.  Average loans outstanding increased $29.0 million in 2015 but a 21 basis point decrease in the yield earned limited the increase in fte interest income to $288,000.  The reduced yield was due to loan production at current market rates.  Total average securities decreased $4.9 million in 2015 which contributed to a $178,000 decrease in fte interest income.  Average interest-bearing deposits with banks were $3.5 million higher in 2015 and interest income in this area increased $9,000.  Growth of the funding base led to a $50,000 increase in interest expense.  A 2 basis point reduction in the cost of interest-bearing deposits lead to reduced interest expense on deposits of $42,000 despite a $19.1 million increase in average total deposits.  The cost of borrowed funds increased $92,000 compared to the prior year due primarily to a $5.8 million increase in average long-term borrowings.  The resulting fte net interest margin decreased 15 basis points to 3.75% in 2015 as a 16 basis point reduction in the yield earned was only partially offset by a 1 basis point decrease in the cost of funds.

Loans receivable increased $58.8 million from the prior year-end due primarily to a $28.6 million increase in commercial loans which includes a $21.3 million increase in municipal financing.  Commercial real estate loans also increased $17.2 million in 2015.  Residential mortgage loans and construction loans increased $3.4 million, net, after the sale of $4.3 million of fixed-rate residential mortgage loans for the purpose of interest rate risk management.  Consumer loans increased $9.5 million in 2015 due primarily to a $9.2 million increase in indirect auto and marine financing.  Total non-performing loans increased from $5.6 million and 1.12% of total loans at the end of 2014 to $7.1 million, or 1.27% of total loans on December 31, 2015.  Net charge-offs totaled $3,157,000 in 2015 which was an increase  from the $1,513,000 recorded in 2014.  Based on the level of charge-offs and non-performing loans, the Company determined that it would be appropriate to allocate $4,580,000 to the allowance for loan losses to reserve for potential future losses which resulted in an increase in the ratio of the allowance for loan losses to total loans outstanding to 1.30% compared to 1.17% on December 31, 2014.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

Other income for the year ended December 31, 2015 totaled $4,699,000 compared to $5,110,000 in the prior year, a decrease of $411,000.  Gains on the sale of loans and investment securities decreased $572,000 in the aggregate, while all other items of other income increased $161,000, net.

Other expenses were $17,100,000 in 2015 compared to $17,727,000 for the similar period in 2014, a decrease of $627,000.  Salaries and benefits costs decreased $81,000 in 2015 due primarily to reduced incentive compensation.  Occupancy and equipment costs decreased $35,000. Foreclosed real estate costs decreased $644,000 from the prior period.  All other operating expenses increased $133,000, net.  Income tax expense for the year totaled $1,632,000 which was a decrease of $974,000 from the prior year.  The effective tax rate in 2015 was 21.6% compared to 25.4% in 2014 due primarily to a higher proportion of tax-exempt income.

The following table sets forth changes in net income (in thousands):

Net income 2014	$7,657
Net interest income	(39)
Provision for loan losses	(2,900)
Net gains on sales of loans and securities	(572)
Other income	161
Salaries and employee benefits	81
Occupancy, furniture and equipment	35
Foreclosed real estate owned	644
Other expenses	(133)
Income tax expense	974
Net income for 2015	$5,908

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

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

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

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

FINANCIAL CONDITION

Total Assets

Total assets as of December 31, 2015, were $750.5 million compared to $711.6 million as of year-end 2014, an increase of $38.9 million.  Loans outstanding increased $58.8 million and total securities decreased $17.5 million.

Loans Receivable

As of December 31, 2015, loans receivable totaled $559.9 million compared to $501.1 million as of year-end 2014, an increase of $58.8 million.  Commercial loans grew $45.8 million, while retail loans increased $13.0 million during the year.

Residential real estate loans, which includes home equity lending, totaled $161.8 million as of December 31, 2015, compared to $158.1 million as of year-end 2014, an increase of $3.7 million.  The Company does not originate any non-traditional mortgage products such as interest-only loans or option adjustable rate mortgages and has no sub-prime mortgage exposure.  The Company evaluates sales of its long-term, fixed-rate residential loan production for interest rate risk management, with $4.3 million of long-term, fixed-rate loans sold into the secondary market during 2015.  In the current low interest rate environment, the Company expects to continue selling mortgage loans in 2016. The Company’s home equity loan portfolio, which is included in residential real estate loans,  increased $529,000 in 2015.

Commercial loans consist principally of loans made to small businesses within the Company’s market and are usually secured by real estate or other assets of the borrower. Commercial real estate loans totaled $279.1 million as of December 31, 2015, increasing from $262.0 million as of December 31, 2014.  The terms for commercial real estate loans are typically 15 to 20 years, with adjustable rates based on a spread to the prime rate or fixed for the initial three to five year period then adjusting to a spread to the prime rate. The majority of the Company’s commercial real estate portfolio is owner occupied and includes the personal guarantees of the principals. Commercial loans consisting principally of lines of credit and term loans secured by equipment or other assets increased $28.6 million to $71.1 million as of December 31, 2015 due to growth in municipal financing.

The Company’s indirect lending portfolio (included in consumer loans to individuals) increased  $9.2 million to $23.5 million as of December 31, 2015.

Allowance for Loan Losses and Non-Performing Assets

The allowance for loan losses totaled $7,298,000 as of December 31, 2015 and represented 1.30% of total loans receivable compared to $5,875,000 and 1.17% of total loans as of year-end 2014. Net charge-offs for 2015 totaled $3,157,000 and represented 0.60% of average loans compared to $1,513,000 and 0.30% of average loans in 2014.

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

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

As of December 31, 2015, non-performing loans totaled $7,132,000 and represented 1.27% of total loans compared to $5,600,000 or 1.12% as of December 31, 2014.  The increase in the level of non-performing loans is due primarily to one credit in the amount of $5.0 million that was transferred to nonaccrual status during the year based upon the borrower’s inability to meet the original terms of the credit.   Based on the level of non-performing loans, actual charge-offs, a soft real estate market and a slow economy, the Company added $4,580,000 to the allowance for loan losses for the year ended December 31, 2015 compared to $1,680,000 in 2014.

Foreclosed real estate owned totaled $2,847,000 as of December 31, 2015 and $3,726,000 as of December 31, 2014. The decrease is due primarily  to the sale of two commercial properties with a carrying value of $3.0 million as of December 31, 2014 which was partially offset by the addition of two commercial properties with a carrying value of $2.2 million as of December 31, 2015.  During 2015, ten properties with a carrying value of $4,456,000 were disposed of through sales.  The Company recorded a net loss of $154,000 from the sale of the properties.

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

The Company has limited exposure to higher-risk loans. The Company does not originate option ARM products, interest only loans, sub-prime loans or loans with initial teaser rates in its residential real estate portfolio. The Company has $9.0 million of junior lien home equity loans. For 2015, net charge-offs for this portfolio totaled $95,000.

As of December 31, 2015, the Company considered its concentration of credit risk profile to be acceptable. The highest concentrations are in the hospitality lodging industry and automobile dealers.

During 2015, the Company recognized a decrease in its adversely classified loans. The Company assesses a loss factor against the classified loans, which is based on prior experience. Classified loans which are considered impaired are measured on a loan by loan basis. The Company values such loans by either the present value of expected cash flows, the loan’s obtainable market price or the fair value of collateral if the loan is collateral dependent.

At December 31, 2015, the recorded investment in impaired loans, not requiring an allowance for loan losses was $2,855,000 (net of charge-offs against the allowance for loan losses of $1,971,000) and those impaired loans requiring an allowance totaled $6,373,000. The recorded investment in impaired loans not requiring an allowance for loan losses was $8,632,000 (net of $158,000) and $2,973,000 for impaired loans requiring an allowance for loan losses as of December 31, 2014.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

As a result of its analysis, after applying these factors, management considers the allowance as of December 31, 2015, adequate. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses, that might be incurred in the future.

The following table sets forth information with respect to the Company’s allowance for loan losses at the dates indicated:

Year ended December 31,
(dollars in thousands)
2015	2014	2013	2012	2011

Allowance balance at beginning of period	$5,875	$5,708	$5,502	$5,458	$5,616
Charge-offs:
Commercial loans	-	-	(4)	(24)	(2)
Real Estate	(3,107)	(1,466)	(2,131)	(2,354)	(1,735)
Consumer loans	(91)	(80)	(90)	(59)	(109)
Total	(3,198)	(1,546)	(2,225)	(2,437)	(1,846)
Recoveries:
Commercial loans	-	-	-	-	5
Real Estate	20	2	9	7	51
Consumer loans	21	31	22	24	57
Total	41	33	31	31	113
Provision expense	4,580	1,680	2,400	2,450	1,575
Allowance balance at end of period	$7,298	$5,875	$5,708	$5,502	$5,458
Allowance for loan losses as a percent
of total loans outstanding	1.30%	1.17%	1.13%	1.15%	1.19%
Net loans charged off as a percent of
average loans outstanding	0.60%	0.30%	0.45%	0.50%	0.42%
Allowance coverage of non-performing loans	1.0	x	1.1	x	0.6	x	0.4	x	0.7	x

The following table sets forth information regarding non-performing assets.
	December 31,
	(dollars in thousands)
	2015	2014	2013	2012	2011
Non-accrual loans:
Commercial	$43	$-	$-	$328	$404
Real estate	7,089	5,596	9,547	12,872	7,411
Consumer	-	4	-	-	-
Total	7,132	5,600	9,547	13,200	7,815

Accruing loans which are contractually
past due 90 days or more	-	-	-	-	-

Total non-performing loans	7,132	5,600	9,547	13,200	7,815
Foreclosed real estate	2,847	3,726	1,009	852	2,910
Total non-performing assets	$9,979	$9,326	$10,556	$14,052	$10,725

Non-performing loans to total loans	1.27%	1.12%	1.90%	2.77%	1.71%

Non-performing loans to total assets	0.95%	0.79%	1.34%	1.96%	1.17%

Non-performing assets to total assets	1.33%	1.31%	1.48%	2.09%	1.60%

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

Securities

The securities portfolio consists of issues of United States Government agencies, including mortgage-backed securities, municipal obligations, and corporate debt. The Company classifies its investments into two categories: held to maturity (HTM) and available for sale (AFS). The Company does not have trading securities. Securities classified as HTM are those in which the Company has the ability and the intent to hold the security until contractual maturity. As of December 31, 2015, there were no securities carried in the HTM portfolio. Securities classified as AFS are eligible to be sold due to liquidity needs or interest rate risk management. These securities are adjusted to and carried at their fair value with any unrealized gains or losses recorded net of deferred income taxes, as an adjustment to capital and reported in the equity section of the Consolidated Balance Sheet as other comprehensive income. As of December 31, 2015, $138.9 million of securities were so classified and carried at their fair value, with unrealized gains, net of tax, of $488,000 included in accumulated other comprehensive income as a component of stockholders’ equity.

As of December 31, 2015, the average life of the portfolio was 5.5 years. The Company has maintained a relatively short average life in the portfolio in order to generate cash flow to support loan growth and maintain liquidity levels.  During 2015, a portion of cash flow generated from the portfolio through principal reductions, calls and security sales was utilized to fund loan growth.  Purchases for the year totaled $50.6 million, while maturities and cash flow totaled $22.8 million and proceeds from sales were $45.0 million. The purchases were funded principally by cash flow generated from the portfolio and excess overnight liquidity.

The carrying value of the securities portfolio at December 31 is as follows:
	2015		2014
	(dollars in thousands)
	Carrying	% of	Carrying	% of
	Value	portfolio	Value	portfolio

U.S. Government agencies	$9,169	6.6%	$28,975	18.5%
States and political subdivisions	60,755	43.8%	54,332	34.7%
Corporate obligations	4,974	3.5%	6,486	4.2%
Mortgage-backed securities – government sponsored entities	63,569	45.8%	66,204	42.3%
Equity securities – financial services	384	0.3%	398	0.3%

Total	$138,851	100.0%	$156,395	100.0%

The portfolio had no adjustable-rate instruments as of December 31, 2015 and 2014. The portfolio contained no private label mortgage backed securities, collateralized debt obligations (CDOs), trust preferred securities, and no off-balance sheet derivatives were in use. The U.S. Government agency portfolio consists of both callable and non-callable notes with an average maturity of 3.9 years.   As of December 31, 2015, the portfolio did not contain any step-up bonds.  The mortgage backed securities includes pass-through bonds and collateralized mortgage obligations (CMO’s) with Fannie Mae, Freddie Mac and Government National Mortgage Association (GNMA).

The Company evaluates the securities in its portfolio for other-than-temporary-impairment (OTTI) as fair value declines below cost. In estimating OTTI management considers (1) the length of time and the extent of the decline in fair value and (2) the financial condition and near-term prospects of the issuer. As of December 31, 2015, the Company held 76 investment securities in a loss position which had a combined unrealized loss of $1.2 million. Management believes that these losses are principally due to changes in interest rates and represent temporary impairment as the Company does not have the intent to sell these securities and it is more likely than not that it will not have to sell the securities before recovery of their cost basis. The Company also holds a small

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

portfolio of equity securities of other financial institutions.  As of December 31, 2015, none of these equity securities were in an unrealized loss position.  No impairment charges have been recognized in 2015, 2014 and 2013.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company uses fair value measurements to record fair value adjustments to certain financial instruments and determine fair value disclosures (see Note 14 of Notes to the Consolidated Financial Statements).

Approximately $138.9 million, which represents 18.5% of total assets at December 31, 2015,  consisted of financial instruments recorded at fair value on a recurring basis. This amount consists entirely of the Company’s available for sale securities portfolio. The Company uses valuation methodologies involving market-based or market derived information, collectively Level 1 and 2 measurements, to measure fair value. There were no transfers into or out of Level 3 for any instruments for the years ending December 31, 2015 and 2014.

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

The Company also utilizes a third party provider to provide the fair value of certain loan servicing rights.  Fair value for the purpose of this measurement is defined as the amount at which the asset could be exchanged in a current transaction between willing parties, other than in a forced liquidation.  The fair value of mortgage servicing rights as of December 31, 2015 and 2014 was $291,000 and $277,000, respectively.

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

Total deposits as of December 31, 2015, totaled $550.9 million, decreasing $9.0 million from year-end 2014. The decrease included a $25.1 million reduction in certificates of deposit as several local municipalities opted to maintain more liquid funds due to the Commonwealth of Pennsylvania’s budget impasse.  Non-interest bearing demand balances increased $9.8 million in 2015, interest bearing demand balances increased $4.0 million and savings deposits increased $2.3 million during the year.

Time deposits of $250,000 or more, which consist principally of school district funds, other public funds and short-term deposits from large commercial customers with maturities generally less than one year, totaled $22.0 million as of December 31, 2015, compared to $42.0 million at year-end 2014.  These deposits are subject to competitive bid and the Company bases its bid on current interest rates, loan demand, investment portfolio structure and the relative cost of other funding sources.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

As of December 31, 2015, non-interest bearing demand deposits totaled $107.8 million compared to $98.1 million at year-end 2014. Cash management accounts in the form of securities sold under agreements to repurchase included in short-term borrowings, totaled $33.6 million at year end 2015 compared to $25.7 million as of December 31, 2014. These balances represent commercial and municipal customers’ funds invested in overnight securities. The Company considers these accounts as a source of core funding.

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

Net interest income, which is the primary source of the Company’s earnings, is impacted by changes in interest rates and the relationship of different interest rates. To manage the impact of the rate changes, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals.  The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. As of December 31, 2015, the level of net interest income at risk in a ± 200 basis points increase was within the Company’s policy limit of a decline less than 8% of net interest income.

Imbalances in repricing opportunities at a given point in time reflect interest-sensitivity gaps measured as the difference between rate-sensitive assets and rate-sensitive liabilities. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indicators of potential interest rate exposures over specific intervals.

At December 31, 2015, the Bank had a positive 90-day interest sensitivity gap of $38.8 million or 5.2% of total assets.  A positive gap indicates that the balance sheet has a higher level of rate-sensitive assets (RSA) than rate-sensitive liabilities (RSL) at the specific time interval. This would indicate that in an increasing rate environment, the yield on interest-earning assets would increase faster than the cost of interest-bearing liabilities in the 90 day time frame. The level of RSA and RSL for an interval is managed by ALCO strategies, including adjusting the average life of the investment portfolio through purchases and sales, pricing of deposit liabilities to attract long or short term time deposits, utilizing borrowings to fund loan growth, loan pricing to encourage variable rate products and evaluation of loan sales of long term fixed rate mortgages.

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

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

The following table displays interest-sensitivity as of December 31, 2015 (in thousands):

	3 Months	3-12		Over
	Or Less	Months	1-3 Years	3 Years	Total
Federal funds sold and
interest-bearing deposits	$266	$-	$-	$-	$266
Securities	3,983	9,088	23,672	102,108	138,851
Loans Receivable	129,418	128,652	153,528	148,327	559,925
Total Rate Sensitive Assets (RSA)	$133,667	$137,740	$177,200	$250,435	$699,042

Non-maturity interest-bearing deposits	$39,252	$44,131	$117,198	$45,767	$246,348
Time Deposits	26,352	63,715	78,289	28,391	196,747
Borrowings	29,246	18,280	38,827	8,008	94,361
Total Rate Sensitive Liabilities (RSL)	$94,850	$126,126	$234,314	$82,166	$537,456

Interest sensitivity gap	$38,817	$11,614	$(57,114)	$168,269	$161,586
Cumulative gap	38,817	50,431	(6,683)	161,586
RSA/RSL-cumulative	140.9%	122.8%	98.5%	130.1%

As of December 31, 2014
Interest sensitivity gap	$64,389	$(9,788)	$(40,674)	$138,122	$152,049
Cumulative gap	64,389	54,601	13,927	152,049
RSA/RSL-cumulative	194.2%	125.6%	103.2%	129.8%

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

As of December 31, 2015, the Company had cash and cash equivalents of $10.0 million in the form of cash, due from banks, balances with the Federal Reserve Bank, and short-term deposits with other institutions. In addition, the Company had total securities available for sale of $138.9 million, which could be used for liquidity needs. This totals $148.9 million and represents 19.8% of total assets compared to $168.8 million and 23.7% of total assets as of December 31, 2014. The Company also monitors other liquidity measures, all of which were within the Company’s policy guidelines as of December 31, 2015. Based upon these measures, the Company believes its liquidity position is adequate.

The Company maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB), the Atlantic Community Bankers Bank (ACBB) and other correspondent banks, which support liquidity needs. The total available under all the lines was $321.5 million, with $19.7 million outstanding at December 31, 2015

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

and $0 outstanding at December 31, 2014. The maximum borrowing capacity from FHLB was $281.5 million. As of December 31, 2015, the Company had $41.1 million in term borrowings from the FHLB, compared to $22.2 million at December 31, 2014.

OFF-BALANCE SHEET ARRANGEMENTS

The Company’s financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments, as of December 31, 2015 totaled $73.7 million. They consisted of $19.7 million of commitments for residential and commercial real estate, construction and land developments loans, $18.5 million in unused home equity lines of credit, $5.4 million in performance and standby letters of credit and $30.1 million in other unused commitments, principally commercial lines of credit. Because these instruments have fixed maturity dates and many of them will expire without being drawn upon, they do not represent any significant liquidity risk.

Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

The following table represents the aggregate of on and off-balance sheet contractual obligations to make future payments (in thousands):

CONTRACTUAL OBLIGATIONS

	December 31, 2015
	Total	Less than 1 year	1-3 years	4-5 years	Over 5 years

Time deposits	$196,747	$90,197	$78,295	$28,255	$-
Long-term debt	41,126	-	21,701	14,033	5,392
Operating leases	3,666	352	726	744	1,844

	$241,539	$90,549	$100,722	$43,032	$7,236

RESULTS OF OPERATIONS

NET INTEREST INCOME

Net interest income is the most significant source of revenue for the Company and represented 83.9% of total revenue for the year ended December 31, 2015.  Net interest income (fte) totaled $25,882,000 for the year ended December 31, 2015 compared to $25,818,000 for 2014, an increase of $64,000.  The resulting fte net interest spread and net interest margin were 3.61% and 3.75%, respectively, in 2015 compared to 3.76% and 3.90%, respectively, in 2014.

Interest income (fte) for the year ended December 31, 2015 totaled $29,140,000 compared to $29,026,000 in 2014.  The fte yield on average earning assets was 4.23%, decreasing 16 basis points from the 4.39% reported last year.  The continued low interest rate environment impacted the yield earned as new loan production was added at historically low rates.  This impacted loan yields which earned 4.61% in 2015 compared to 4.82% in the prior year.  The reduced yield was partially offset by a $29.0 million increase in average loans outstanding, resulting in a $288,000 increase in loan income.  The yield on securities decreased 2 basis points in 2015, and combined with a $4.8 million decrease in the average balance, resulted in a $178,000 decrease in interest income.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

    Interest expense was $3,258,000 in 2015 which resulted in an average cost of interest-bearing liabilities of 0.62% compared to total interest expense of $3,208,000 in 2014 with an average cost of 0.63%.  The continued low rate environment also impacted rates paid on deposits as the Company reduced rates paid on time deposits to market levels.  Total interest-bearing deposits cost 0.52% in 2015 which was 2 basis points lower than the 0.54% cost in the prior year due primarily to a 14 basis point reduction in time deposits as certificates repriced to current market rates upon maturity and new growth was added at the reduced levels.  Long term borrowings also repriced downward in 2015 reflecting a the impact from low cost borrowings originated in recent years.

    Net interest income represented 82.8% of total revenue for the year ended December 31, 2014.  Net interest income (fte) totaled $25,818,000 for the year ended December 31, 2014 compared to $25,857,000 for 2013, a decrease of $39,000.  The resulting fte net interest spread and net interest margin were 3.76% and 3.90%, respectively, in 2014 compared to 3.85% and 4.00%, respectively, in 2013.

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

    Interest expense was $3,208,000 in 2014 which resulted in an average cost of interest-bearing liabilities of 0 .63% compared to total interest expense of $3,598,000 in 2013 with an average cost of 0.71%.  The continued low rate environment also impacted rates paid on deposits as the Company reduced rates paid on money market and time accounts to market levels.  Total interest-bearing deposits cost 0.54% in 2014 which was 9 basis points lower than the 0.63% cost in the prior year due primarily to a 12 basis point reduction in time deposits as certificates repriced to current market rates upon maturity and new growth was added at the reduced levels.  Long term borrowings also repriced downward in 2014 reflecting a full year effect of low cost borrowings originated in 2013.

OTHER INCOME

    Other income totaled $4,699,000 for the year ended December 31, 2015 compared to $5,110,000 in 2014, a decrease of $411,000.  Gains from the sales of loans and securities decreased $572,000 from the prior year, while all other items of other income increased $161,000, net.

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

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

Other Income (dollars in thousands)
For the year ended December 31

	2015	2014	2013
Service charges on deposit accounts	$168	$176	$187
ATM Fees	220	206	196
NSF Fees	850	932	905
Safe deposit box rental	62	63	63
Loan related service fees	451	370	484
Debit card	660	620	635
Fiduciary activities	439	437	379
Commissions on mutual funds & annuities	143	94	187
Gain on sales of mortgage loans and servicing rights	104	132	112
Earnings on and proceeds from bank-owned life insurance	664	685	1,386
Other income	312	225	200
	4,073	3,940	4,734
Net realized gains on sales of securities	626	1,170	881

Total	$4,699	$5,110	$5,615

OTHER EXPENSES

Other expenses totaled $17,100,000 for the year ended December 31, 2015 compared to $17,727,000 in the prior year.  The $627,000 decrease in costs includes a $644,000 decrease in expenses related to foreclosed real estate owned.  Salaries and benefits costs decreased $81,000  in 2015 while occupancy and equipment costs decreased $35,000.  All other operating expenses increased $133,000, net.  The Company’s efficiency ratio, which measures total other expenses as a percentage of net interest income (fte) plus other income, was 55.9% in 2015 compared to 57.3% in 2014.

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

INCOME TAXES

Income tax expense for the year ended December 31, 2015 totaled $1,632,000 which resulted in an effective tax rate of 21.6% compared to $2,606,000 and 25.4% for 2014.  The decrease in the effective rate reflects a higher proportion of tax-exempt income.

Income tax expense for the year ended December 31, 2014 totaled $2,606,000 which resulted in an effective tax rate of 25.4% compared to $2,706,000 and 24.2% for 2013.  The increase in the effective rate reflects a decrease in tax-exempt income received from earnings and proceeds on bank-owned life insurance policies.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

CAPITAL AND DIVIDENDS

    Total stockholders’ equity as of December 31, 2015, was $101.0 million, compared to $99.0 million as of year-end 2014.  The increase was due primarily to a $1.3 million increase from earnings retention after cash dividends declared of $4.6 million.  As of  December 31, 2015 the Company had a leverage capital ratio of 12.40%, common equity Tier 1 and Tier 1 risk-based capital ratio of 15.86% and total risk-based capital ratio of 17.09% compared to, 12.58%, 17.33% and 18.49%, respectively, at December 31, 2014.

    The Company’s stock is traded on the Nasdaq Global Market under the symbol, NWFL. As of December 31, 2015, there were approximately 2,200 shareholders based on transfer agent mailings.

    The following table sets forth the price range and cash dividends declared per share regarding common stock for the period indicated:

	Closing Price Range
	High	Low	Cash dividend
Year 2015			Declared per share
First Quarter	$30.00	$27.69	$0.31
Second Quarter	30.90	27.88	0.31
Third Quarter	30.64	28.01	0.31
Fourth Quarter	29.30	27.69	0.31

Year 2014
First Quarter	$29.88	$27.25	$0.30
Second Quarter	29.69	27.55	0.30
Third Quarter	29.46	27.55	0.30
Fourth Quarter	29.45	27.70	0.30

The book value of the common stock was $27.39 per share as of December 31, 2015 compared to $26.30 as of December 31, 2014.  As of year-end 2015, the stock price was $28.75 per share, compared to $29.05 as of December 31, 2014.

NON-GAAP FINANCIAL MEASURES

This annual report contains or references tax-equivalent interest income and net interest income, which are non-GAAP financial measures. Tax-equivalent interest income and net interest income are derived from GAAP interest income and net interest income using an assumed tax rate of 34%. We believe the presentation of interest income and net interest income on a tax-equivalent basis ensures comparability of interest income and net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice. Tax-equivalent net interest income is reconciled to GAAP net interest income on page 25. Although the Company believes that these non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP measures.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

STOCK PERFORMANCE GRAPH

Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in the Nasdaq Stock Market index and (b) the cumulative total stockholder return on stocks included in the Nasdaq Bank index, as prepared by Zack’s Investment Research, Inc. using data from the Center for Research in Securities Prices (CRSP) at the University of Chicago. All three investment comparisons assume the investment of $100 at the market close on December 31, 2010 and the reinvestment of dividends paid. The graph provides comparison at December 31, 2010 and each fiscal year through December 31, 2015.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NORWOOD FINANCIAL CORP
SUMMARY OF QUARTERLY RESULTS (UNAUDITED)
(Dollars in thousands, except per share amounts)

2015	December 31	September 30	June 30	March 31

Interest income	$6,936	$6,872	$6,882	$7,088
Interest expense	824	819	833	781
Net interest income	6,112	6,053	6,049	6,307
Provision for loan losses	2,820	720	420	620
Other income	1,098	1,008	99	968
Net realized gains on sales of securities	118	63	134	311
Other expense	4,674	4,070	4,168	4,187
Income (loss) before income taxes	(166)	2,334	2,594	2,779
Income tax expense (benefit)	(294)	557	631	738
NET INCOME	$128	$1,777	$1,963	$2,041

Basic earnings per share	$0.04	$0.48	$0.53	$0.55

Diluted earnings per share	$0.04	$0.48	$0.53	$0.55

2014
	December 31	September 30	June 30	March 31

Interest income	$6,898	$6,941	$6,960	$6,968
Interest expense	793	787	805	823
Net interest income	6,105	6,154	6,155	6,145
Provision for loan losses	420	420	420	420
Other income	1,062	961	959	958
Net realized gains on sales of securities	265	301	509	95
Other expense	4,997	4,124	4,473	4,132
Income before income taxes	2,015	2,872	2,730	2,646
Income tax expense	474	754	696	682
NET INCOME	$1,541	$2,118	$2,034	$1,964

Basic earnings per share	$0.42	$0.58	$0.56	$0.54

Diluted earnings per share	$0.42	$0.58	$0.56	$0.54

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NORWOOD FINANCIAL CORP CONSOLIDATED AVERAGE BALANCE SHEETS WITH
RESULTANT INTEREST AND RATES
(Tax-Equivalent Basis, dollars in thousands)

Year Ended December 31	2015			2014				2013
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(2)	(1)		(2)	(1)		(2)	(1)

ASSETS
Interest-earning assets:
Interest bearing deposits with banks	$6,392	$16	0.25%	$2,910	$7	0.24%	$10,128	$26	0.26%
Securities held-to-maturity	-	-	-	57	5	8.77	174	14	8.05
Securities available for sale:
Taxable	93,294	1,918	2.06	100,393	2,032	2.02	93,133	1,663	1.79
Tax-exempt	59,659	2,792	4.68	57,362	2,856	4.98	59,260	3,008	5.08
Total securities available for sale	152,953	4,710	3.08	157,755	4,888	3.10	152,393	4,671	3.07
Loans receivable (3)(4)	529,989	24,414	4.61	500,960	24,126	4.82	483,041	24,744	5.12
Total interest earning assets	689,334	29,140	4.23	661,682	29,026	4.39	645,736	29,455	4.56
Non-interest earning assets:
Cash and due from banks	8,638			8,606			9,018
Allowance for loan losses	(5,945)			(5,832)			(5,751)
Other assets	44,794			45,278			41,697
Total non-interest earning assets	47,487			48,052			44,964
TOTAL ASSETS	$736,821			$709,734			$690,700
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Interest bearing demand and money market	$177,104	301	0.17	$174,558	304	0.17	$172,448	395	0.23
Savings	74,753	37	0.05	71,612	35	0.05	69,282	44	0.06
Time	209,930	2,083	0.99	206,231	2,124	1.03	208,847	2,409	1.15
Total interest bearing deposits	461,787	2,421	0.52	452,401	2,463	0.54	450,577	2,848	0.63
Short-term borrowings	34,022	85	0.25	36,514	77	0.21	30,832	66	0.21
Other borrowings	28,742	752	2.62	22,987	668	2.91	22,076	684	3.10
Total interest bearing liabilities	524,551	3,258	0.62	511,902	3,208	0.63	503,485	3,598	0.71
Non-interest bearing liabilities:
Non-interest bearing demand deposits	106,601			96,870			90,331
Other liabilities	4,305			4,262			4,213
Total non-interest bearing liabilities	110,906			101,132			94,544
Stockholders’ equity	101,364			96,700			92,671
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$736,821			$709,734			$690,700

Net Interest Income
(tax equivalent basis)		25,882	3.61%		25,818	3.76%		25,857	3.85%
Tax-equivalent basis adjustment		(1,361)			(1,258)			(1,196)
Net Interest Income		$24,521			$24,560			$24,661
Net interest margin
(tax equivalent basis)			3.75%			3.90%			4.00%

(1)	Interest and yields are presented on a tax-equivalent basis using a marginal tax rate of 34%.
(2)	Average balances have been calculated based on daily balances.
(3)	Loan balances include non-accrual loans and are net of unearned income.
(4)	Loan yields include the effect of amortization of purchased credit marks and deferred fees net of costs.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

RATE/VOLUME ANALYSIS

The following table shows the fully taxable equivalent effect of changes in volumes and rates on interest income and interest expense.

	Increase/(Decrease)
(dollars in thousands)	2015 compared to 2014			2014 compared to 2013
	Variance due to			Variance due to
	Volume	Rate	Net	Volume	Rate	Net
INTEREST EARNING ASSETS:
Interest bearing deposits	$8	$1	$9	$(17)	$(2)	$(19)
Securities held to maturity	-	-	-	(10)	1	(9)
Securities available for sale:
Taxable	(150)	36	(114)	136	233	369
Tax-exempt securities	109	(178)	(69)	(95)	(57)	(152)
Total securities available for sale	(41)	(142)	(183)	41	176	217
Loans receivable	1,372	(1,084)	288	897	(1,515)	(618)
Total interest earning assets	1,339	(1,225)	114	911	(1,340)	(429)

INTEREST BEARING LIABILITIES:
Interest-bearing demand and money market	(3)	-	(3)	5	(96)	(91)
Savings	2	-	2	1	(10)	(9)
Time	39	(80)	(41)	(30)	(255)	(285)
Total interest-bearing deposits	38	(80)	(42)	(24)	(361)	(385)
Short-term borrowings	(6)	14	8	12	(1)	11
Other borrowings	162	(78)	84	28	(44)	(16)
Total interest bearing liabilities	194	(144)	50	16	(406)	(390)

Net interest income (tax-equivalent basis)	$1,145	$(1,081)	$64	$895	$(934)	$(39)

Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

 REPORT ON MANAGEMENT’S ASSESSMENT OF  INTERNAL CONTROL OVER FINANCIAL REPORTING

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

Management assessed the effectiveness of Norwood’s internal control over financial reporting as of December 31, 2015. In making this assessment, management used the criteria established in Internal Control – Integrated Framework as set forth by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.  Based upon its assessment, management has concluded that, as of December 31, 2015, the Company’s internal control over financial reporting, including controls over the preparation of regulatory financial statements in accordance with all federal and state laws and regulations, is effective based on the criteria established in Internal Control – Integrated Framework.

Norwood’s independent registered certified public accounting firm has audited the effectiveness of Norwood’s internal control over financial reporting. Their report appears on page 28.

Lewis J. Critelli	William S. Lance
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

SNODGRASS
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Norwood Financial Corp.
Honesdale, Pennsylvania

We have audited Norwood Financial Corp. and subsidiaries' internal control over financial reporting as of December 31, 2015, based on criteria established in *Internal Control — Integrated Framework* issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") in 2013. Norwood Financial Corp.'s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management's Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on Norwood Financial Corp.'s internal control over financial reporting based on our audit.

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

In our opinion, Norwood Financial Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in *Internal Control — Integrated Framework* issued by COSO in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Norwood Financial Corp. and subsidiaries as of December 31, 2015, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the year then ended, and our report dated March 15, 2016, expressed an unqualified opinion.

S.R. Snodgrass, P.C.

Wexford, Pennsylvania
March 15, 2016

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014
	(In Thousands, Except Share and Per Share Data)
ASSETS
Cash and due from banks	$9,744	$8,081
Interest bearing deposits with banks	266	4,295

Cash and cash equivalents	10,010	12,376

Securities available for sale	138,851	156,395
Loans receivable (net of allowance for loan losses 2015: $7,298; 2014: $5,875)	552,627	495,260
Regulatory stock, at cost	3,412	1,714
Premises and equipment, net	6,472	6,734
Bank owned life insurance	18,820	18,284
Accrued interest receivable	2,363	2,339
Foreclosed real estate owned	2,847	3,726
Goodwill	9,715	9,715
Other intangibles	285	389
Deferred tax asset	3,669	3,285
Other assets	1,434	1,418

Total Assets	$750,505	$711,635

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Non-interest bearing demand	$107,814	$98,064
Interest-bearing demand	52,040	46,441
Money market deposit accounts	119,028	120,603
Savings	75,280	73,004
Time	196,747	221,832

Total Deposits	550,909	559,944

Short-term borrowings	53,235	25,695
Other borrowings	41,126	22,200
Accrued interest payable	957	966
Other liabilities	3,280	3,789

Total Liabilities	649,507	612,594

STOCKHOLDERS’ EQUITY
Common stock, $.10 par value, authorized 10,000,000 shares,
issued: 2015: 3,724,668 shares, 2014: 3,718,018 shares	373	372
Surplus	35,351	35,206
Retained earnings	65,412	64,078
Treasury stock at cost: 2015: 23,311 shares, 2014: 40,576 shares	(626)	(1,077)
Accumulated other comprehensive income	488	462

Total Stockholders' Equity	100,998	99,041

Total Liabilities and Stockholders' Equity	$750,505	$711,635

See notes to consolidated financial statements

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF INCOME
	Years Ended December 31,
	2015	2014	2013
	(In Thousands, Except per Share Data)
INTEREST INCOME
Loans receivable, including fees	$24,002	$23,841	$24,576
Securities
Taxable	1,918	2,032	1,662
Tax exempt	1,843	1,888	1,995
Other	16	7	26

Total Interest Income	27,779	27,768	28,259

INTEREST EXPENSE
Deposits	2,421	2,463	2,848
Short-term borrowings	85	77	66
Other borrowings	752	668	684

Total Interest Expense	3,258	3,208	3,598

Net Interest Income	24,521	24,560	24,661

PROVISION FOR LOAN LOSSES	4,580	1,680	2,400

Net Interest Income After
Provision for Loan Losses	19,941	22,880	22,261

OTHER INCOME
Service charges and fees	2,440	2,350	2,412
Income from fiduciary activities	439	437	379
Net realized gains on sales of securities	626	1,170	881
Net gain on sale of loans and servicing rights	104	132	112
Earnings and proceeds on life insurance policies	665	685	1,386
Other	425	336	445
Total Other Income	4,699	5,110	5,615

OTHER EXPENSES
Salaries and employee benefits	8,535	8,616	8,447
Occupancy	1,660	1,676	1,598
Furniture and equipment	422	441	538
Data processing related operations	943	929	891
Federal Deposit Insurance Corporation insurance assessment	411	420	444
Advertising	240	224	208
Professional fees	730	671	626
Postage and telephone	436	414	435
Taxes, other than income	711	649	710
Foreclosed real estate	911	1,555	567
Amortization of intangible assets	105	121	137
Other	1,996	2,011	2,104
Total Other Expenses	17,100	17,727	16,705

Income before Income Taxes	7,540	10,263	11,171

INCOME TAX EXPENSE	1,632	2,606	2,706
Net income	$5,908	$7,657	$8,465

EARNINGS PER SHARE
BASIC	$1.60	$2.10	$2.33
DILUTED	$1.60	$2.10	$2.33

See notes to consolidated financial statements

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands)

	Years Ended December 31,
	2015	2014	2013

NET INCOME	$5,908	$7,657	$8,465

Other comprehensive income (loss):
Investment securities available for sale:
Unrealized holding gains (losses)	656	5,820	(7,299)
Tax Effect	(217)	(1,984)	2,481
Reclassification of gains from sale of securities	(626)	(1,170)	(881)
Tax Effect	213	398	300
Net of tax amount	26	3,064	(5,399)

COMPREHENSIVE INCOME	$5,934	$10,721	$3,066

See notes to consolidated financial statements

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended December 31, 2015, 2014 and 2013
							Accumulated
							Other
	Common Stock			Retained	Treasury Stock		Comprehensive
	Shares	Amount	Surplus	Earnings	Shares	Amount	Income (Loss)	Total
	(Dollars in Thousands, Except per Share Data)

BALANCE - DECEMBER 31, 2012	3,371,849	$337	$24,737	$66,742	75,426	$(2,192)	$2,797	$92,421
Net Income	-	-	-	8,465	-	-	-	8,465
Other comprehensive loss	-	-	-	-	-	-	(5,399)	(5,399)
Cash dividends declared ($1.16 per share)	-	-	-	(4,216)	-	-	-	(4,216)
Acquisition of treasury stock	-	-	-	-	10,712	(319)	-	(319)
Stock options exercised	-	-	(79)	-	(24,127)	654	-	575
Tax benefit on stock options exercised	-	-	39	-	-	-	-	39
Sale of treasury stock for ESOP	-	-	2	-	(5,426)	144	-	146
Compensation expense related to
stock options	-	-	162	-	-	-	-	162
Stock dividend declared-10%	336,869	34	10,149	(10,193)	8,043	-	-	(10)
BALANCE - DECEMBER 31, 2013	3,708,718	371	35,010	60,798	64,628	(1,713)	(2,602)	91,864
Net Income	-	-	-	7,657	-	-	-	7,657
Other comprehensive income	-	-	-	-	-	-	3,064	3,064
Cash dividends declared ($1.20 per share)	-	-	-	(4,377)	-	-	-	(4,377)
Acquisition of treasury stock	-	-	-	-	6,669	(179)	-	(179)
Stock options exercised	-	-	13	-	(25,577)	678	-	691
Tax benefit on stock options exercised	-	-	17	-	-	-	-	17
Sale of treasury stock for ESOP	-	-	13	-	(5,144)	137	-	150
Compensation expense related to
stock options	-	-	154	-	-	-	-	154
Restricted stock awards	9,300	1	(1)	-	-	-	-	-
BALANCE - DECEMBER 31, 2014	3,718,018	372	35,206	64,078	40,576	(1,077)	462	99,041
Net Income	-	-	-	5,908	-	-	-	5,908
Other comprehensive income	-	-	-	-	-	-	26	26
Cash dividends declared ($1.24 per share)	-	-	-	(4,574)	-	-	-	(4,574)
Acquisition of treasury stock	-	-	-	-	4,374	(127)	-	(127)
Stock options exercised	-	-	(9)	-	(16,859)	450	-	441
Tax benefit on stock options exercised	-	-	16	-	-	-	-	16
Sale of treasury stock for ESOP	-	-	10	-	(5,060)	136	-	146
Compensation expense related to
stock options	-	-	66	-	-	-	-	66
Restricted stock awards	6,650	1	62	-	280	(8)	-	55
BALANCE - DECEMBER 31, 2015	3,724,668	$373	$35,351	$65,412	23,311	$(626)	$488	$100,998

See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2015	2014	2013
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,908	$7,657	$8,465
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	4,580	1,680	2,400
Depreciation	551	572	594
Amortization of intangible assets	105	121	137
Deferred income taxes	(387)	(51)	140
Net amortization of securities premiums and discounts	936	860	1,057
Net realized gains on sales of securities	(626)	(1,170)	(881)
Earnings and proceeds on life insurance policies	(665)	(685)	(617)
Loss on sales of fixed assets and foreclosed real estate owned	427	920	347
Net gain on sale of mortgage loans	(113)	(150)	(112)
Mortgage loans originated for sale	(4,297)	(4,269)	(3,986)
Proceeds from sale of mortgage loans originated for sale	4,410	4,419	4,053
Compensation expense related to stock options	66	154	162
Compensation expense related to restricted stock	55	-	-
Decrease in accrued interest receivable and other assets	113	238	759
(Decrease) increase in accrued interest payable and other liabilities	(565)	235	173

Net Cash Provided by Operating Activities	10,498	10,531	12,691

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from sales	44,976	66,263	42,348
Proceeds from maturities and principal reductions on mortgage-backed securities	22,853	14,859	21,142
Purchases	(50,565)	(74,426)	(84,589)
Proceeds from maturities on securities held-to-maturity	-	175	-
Purchase of regulatory stock	(4,095)	(1,963)	(741)
Redemption of regulatory stock	2,397	3,126	494
Net increase in loans	(65,830)	(4,270)	(29,515)
Proceeds from bank-owned life insurance	-	75	1,089
Purchase of bank-owned life insurance	-	-	(3,000)
Purchase of premises and equipment	(290)	(193)	(393)
Proceeds from sales of foreclosed real estate owned and fixed assets	4,310	1,045	508

Net Cash (Used in) Provided by Investing Activities	(46,244)	4,691	(52,657)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in deposits	(9,035)	18,762	16,757
Net increase (decrease) in short-term borrowings	27,540	(24,219)	21,217
Repayments of other borrowings	(10,074)	(1,561)	(5,726)
Proceeds from other borrowings	29,000	-	7,000
Stock options exercised	441	691	575
Tax benefit of stock options exercised	16	17	39
ESOP purchase of shares from treasury stock	146	150	146
Purchase of treasury stock	(127)	(179)	(319)
Cash dividends paid	(4,527)	(4,370)	(4,155)

Net Cash Provided by (Used in) by Financing Activities	33,380	(10,709)	35,534

Net (Decrease) Increase in Cash and Cash Equivalents	(2,366)	4,513	(4,432)

CASH AND CASH EQUIVALENTS - BEGINNING	12,376	7,863	12,295
CASH AND CASH EQUIVALENTS - ENDING	$10,010	$12,376	$7,863

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Years Ended December 31,
2015	2014	2013
(In Thousands)
Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest paid	$3,267	$3,264	$3,818
Income taxes paid, net of refunds	$2,315	$2,645	$2,417
Supplemental Schedule of Noncash Investing Activities
Transfers of loans to foreclosed real estate owned and repossession of other assets	$3,880	$4,704	$1,012
Dividends payable	$1,147	$1,100	$1,093

See notes to consolidated financial statements

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

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

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

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

Management evaluates the regulatory stock for impairment. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB. Management considers the FHLB’s regulatory capital ratios, liquidity, and the fact that new shares of FHLB stock continue to change hands at the $100 par value.  Management believes no impairment charge is necessary related to FHLB stock as of December 31, 2015.

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

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

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

Mortgage Servicing Rights

    Servicing assets are recognized as separate assets when rights are acquired through purchase or through the sale of financial assets.  Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon a third party appraisal. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance to the extent that fair value is less than the capitalized amount. The Company’s loan servicing assets at December 31, 2015 and 2014, respectively, were not impaired. Total servicing assets included in other assets as of December 31, 2015 and 2014, were $261,000 and $271,000, respectively.

Allowance for Loan Losses

    The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

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

    The allowance consists of specific and geneal components. The specific component relates to loans that are classified as substandard. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

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

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Goodwill

    In connection with an acquisition the Company recorded goodwill in the amount of $9.7 million, representing the excess of amounts paid over the fair value of net assets of the institutions acquired.  Goodwill is tested and deemed impaired when the carrying value of goodwill exceeds its implied fair value.  The value of the goodwill can change in the future.  We expect the value of the goodwill to decrease if there is a significant decrease in the franchise value of the Bank.  If an impairment loss is determined in the future, we will reflect the loss as an expense for the period in which the impairment is determined, leading to a reduction of our net income for that period by the amount of the impairment loss. No impairment was recognized for the years ended December 31, 2015, 2014 and 2013.

Intangible Assets

    At December 31, 2015, the Company had intangible assets of $285,000 which is net of accumulated amortization of $610,000.  These intangible assets will continue to be amortized using the sum-of-the-years digits method of amortization over ten years.  At December 31, 2014, the Company had intangible assets of $389,000 which is net of accumulated amortization of $506,000.  Amortization expense related to intangible assets was $105,000, $121,000 and $137,000 for the years ended December 31, 2015, 2014 and 2013.

As of December 31, 2015, the estimated future amortization expense for the core deposit intangible was:

2016	$88,000
2017	72,000
2018	56,000
2019	39,000
2020	23,000
2021	7,000
$285,000

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

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

liabilities are adjusted through the provision for income taxes. The Company and its subsidiary file a consolidated federal income tax return. The Company recognizes interest and penalties on income taxes as a component of income tax expense.

    The Company analyzes each tax position taken in its tax returns and determines the likelihood that the position will be realized. Only tax positions that are “more-likely-than-not” to be realized can be recognized in an entity’s financial statements. For tax positions that do not meet this recognition threshold, an entity will record an unrecognized tax benefit for the difference between the position taken on the tax return and the amount recognized in the financial statements. The Company does not have any unrecognized tax benefits at December 31, 2015 or 2014 or during the years then ended. No unrecognized tax benefits are expected to arise within the next twelve months.

Advertising Costs

    Advertising costs are expensed as incurred.

Earnings per Share

    Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period less any unvested restricted shares. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. Treasury shares are not deemed outstanding for earnings per share calculations.

Stock Option Plans

    The Company recognizes the value of share-based payment transactions as compensation costs in the financial statements over the period that an employee provides service in exchange for the award. The fair value of the share-based payments for stock options is estimated using the Black-Scholes option-pricing model. The Company used the modified-prospective transition method to record compensation expense.  Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method.

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

Off-Balance Sheet Financial Instruments

    In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, letters of credit and commitments to sell loans. Such financial instruments are recorded on the balance sheets when they become receivable or payable.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

New Accounting Standards

    In January 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-01, Investments – Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects. The amendments in this Update permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit).  The amendments in this Update should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The amendments in this Update are effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014.  Early adoption is permitted. This Update did not have a significant impact on the Company’s financial statements.

    In January 2014, the FASB issued ASU 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this Update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. An entity can elect to adopt the amendments in this Update using either a modified retrospective transition method or a prospective transition method.  The Company has included the disclosures related to this Update in Note 4.

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

    In June 2014, the FASB issued ASU 2014-11, Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures.  The amendments in this Update change the accounting for repurchase-to-maturity transactions to secured borrowing accounting.  For repurchase financing arrangements, the amendments require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result in secured borrowing accounting for the repurchase agreement.  The amendments also require enhanced disclosures.  The accounting changes in this Update are effective for the first interim or annual period beginning after December 15, 2014.  An entity is required to present changes in accounting for transactions outstanding on the effective date as a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. Earlier application is prohibited.  The disclosure for certain transactions accounted for as a sale is required to be presented for interim and annual periods beginning after December 15, 2014, and the disclosure for repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions accounted for as secured borrowings is required to be presented for annual periods beginning after December 15, 2014, and for interim periods beginning after March 15, 2015. The disclosures are not required to be presented for comparative periods before the effective date. The Company has included the disclosures related to this Update in Note 7.

    In June 2014, the FASB issued ASU 2014-12, Compensation – Stock Compensation (Topic 718):  The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The amendments in this Update are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. Entities may apply the amendments in this Update either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. If retrospective transition is adopted, the cumulative effect of applying this Update as of the beginning of the earliest annual period presented in the

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

financial statements should be recognized as an adjustment to the opening retained earnings balance at that date. Additionally, if retrospective transition is adopted, an entity may use hindsight in measuring and recognizing the compensation cost. This Update is not expected to have a significant impact on the Company’s financial statements.

    In August 2014, the FASB issued ASU 2014-14, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40).  The amendments in this Update require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met:  (1) the loan has a government guarantee that is not separable from the loan before foreclosure, (2) at the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim, and (3) at the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed.  Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor.  The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014.  This Update did not have a significant impact on the Company’s financial statements.

    In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40).  The amendments in this Update provide guidance in accounting principles generally accepted in the United States of America about management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures.  The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted.  This Update is not expected to have a significant impact on the Company’s financial statements.

    In November 2014, the FASB issued ASU 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (a consensus of the FASB Emerging Issues Task Force).  This Update clarifies how current U.S. GAAP should be interpreted in subjectively evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Public business entities are required to implement the new requirements in fiscal years and interim periods within those fiscal years beginning after December 15, 2015. This Update is not expected to have a significant impact on the Company’s financial statements.

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

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    In January 2015, the FASB issued ASU 2015-01, Income Statement – Extraordinary and Unusual Items, as part of its initiative to reduce complexity in accounting standards.  This Update eliminates from U.S. GAAP the concept of extraordinary items.  The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity may also apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption.  This Update is not expected to have a significant impact on the Company’s financial statements.

    In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810). The amendments in this Update affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. Specifically, the amendments (1) modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (“VIEs”) or voting interest entities; (2) eliminate the presumption that a general partner should consolidate a limited partnership; (3) affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related-party relationships; and (4) provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds.  The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015.  For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, and for interim periods within fiscal years beginning after December 15, 2017.  This Update is not expected to have a significant impact on the Company’s financial statements.

    In April 2015, the FASB issued ASU 2015-03, Interest – Imputation of Interest (Subtopic 835-30), as part of its initiative to reduce complexity in accounting standards.  To simplify presentation of debt issuance costs, the amendments in this Update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this Update.  For public business entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years.  For all other entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016.  An entity should apply the new guidance on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. This Update is not expected to have a significant impact on the Company’s financial statements.

    In May 2015, the FASB issued ASU 2015-08, Business Combinations – Pushdown Accounting – Amendment to SEC Paragraphs Pursuant to Staff Accounting Bulletin No. 115. This Update was issued to amend various SEC paragraphs pursuant to the issuance of Staff Accounting Bulletin No. 115.  This Update is not expected to have a significant impact on the Company’s financial statements.

    In June 2015, the FASB issued ASU 2015-10, Technical Corrections and Improvements. The amendments in this Update represent changes to clarify the FASB Accounting Standards Codification (“Codification”), correct unintended application of guidance, or make minor improvements to the Codification that are not expected to

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

have a significant effect on current accounting practice or create a significant administrative cost to most entities. Transition guidance varies based on the amendments in this Update. The amendments in this Update that require transition guidance are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. All other amendments will be effective upon the issuance of this Update.  This Update is not expected to have a significant impact on the Company’s financial statements.

    In August 2015, the FASB issued ASU 2015-14, Revenue from Contract with Customers (Topic 606). The amendments in this Update defer the effective date of ASU 2014-09 for all entities by one year.  Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period.  All other entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019.  The Company is evaluating the effect of adopting this new accounting Update.

    In August 2015, the FASB issued ASU 2015-15, Interest – Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting. This Update adds SEC paragraphs pursuant to the SEC Staff Announcement at the June 18, 2015 Emerging Issues Task Force meeting about the presentation and subsequent measurement of debt issuance costs associated with line-of-credit arrangements.  This Update is not expected to have a significant impact on the Company’s financial statements.

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805).  The amendments in this Update require that an acquirer recognizes adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments in this Update require that the acquirer record, in the same period's financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date.  The amendments in this Update require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date.  For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years.  For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. This Update is not expected to have a significant impact on the Company’s financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.  The amendments in this Update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments in this Update apply to all entities that present a classified statement of financial position.  For public business entities, the amendments in this Update are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, the amendments in this Update are effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018.  Earlier application is permitted for all entities as of the

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

beginning of an interim or annual reporting period.  The amendments in this Update may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. This Update is not expected to have a significant impact on the Company’s financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10):  Recognition and Measurement of Financial Assets and Financial Liabilities.  This Update applies to all entities that hold financial assets or owe financial liabilities and is intended to provide more useful information on the recognition, measurement, presentation, and disclosure of financial instruments.  Among other things, this Update (a) requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; (b) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (c) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; (d) eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (e) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (f) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; (g) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; and (h) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets.  For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years.  For all other entities including not-for-profit entities and employee benefit plans within the scope of Topics 960 through 965 on plan accounting, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. All entities that are not public business entities may adopt the amendments in this Update earlier as of the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 3 - SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of securities were as follows:

	December 31, 2015
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
AVAILABLE FOR SALE:
U.S. Government agencies	$9,275	$2	$(108)	$9,169
States and political subdivisions	59,120	1,747	(112)	60,755
Corporate obligations	4,933	45	(4)	4,974
Mortgage-backed securities-
government sponsored entities	64,491	23	(945)	63,569
Total debt securities	137,819	1,817	(1,169)	138,467
Equity securities-financial services	292	92	-	384
	$138,111	$1,909	$(1,169)	$138,851

	December 31, 2014
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
AVAILABLE FOR SALE:
U.S. Government agencies	$29,289	$42	$(356)	$28,975
States and political subdivisions	52,685	1,750	(103)	54,332
Corporate obligations	6,387	110	(11)	6,486
Mortgage-backed securities-
government sponsored entities	67,032	109	(937)	66,204
Total debt securities	155,393	2,011	(1,407)	155,997
Equity securities-financial services	292	106	-	398
	$155,685	$2,117	$(1,407)	$156,395

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 3 - SECURITIES (CONTINUED)

The following tables show the Company’s investments’ gross unrealized losses and fair value aggregated by security type and length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	December 31, 2015
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government agencies	$6,058	$(71)	$2,109	$(37)	$8,167	$(108)
States and political subdivisions	9,086	(99)	1,417	(13)	10,503	(112)
Corporate obligations	2,221	(4)	-	-	2,221	(4)
Mortgage-backed securities-government sponsored entities	40,300	(432)	16,595	(513)	56,895	(945)
	$57,665	$(606)	$20,121	$(563)	$77,786	$(1,169)

	December 31, 2014
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government agencies	$4,965	$(17)	$15,051	$(339)	$20,016	$(356)
States and political subdivisions	3,195	(20)	4,633	(83)	7,828	(103)
Corporate obligations	-	-	1,144	(11)	1,144	(11)
Mortgage-backed securities-government sponsored entities	22,090	(189)	26,050	(748)	48,140	(937)
	$30,250	$(226)	$46,878	$(1,181)	$77,128	$(1,407)

The Company has 54 debt securities in the less than twelve month category and 22 debt securities in the twelve months or more category as of December 31, 2015.  In management’s opinion, the unrealized losses on securities reflect changes in interest rates subsequent to the acquisition of specific securities.  No other-than-temporary-impairment charges were recorded in 2015.  Management believes that all other unrealized losses represent temporary impairment of the securities, and it is more likely than not that it will not have to sell the securities before recovery of their cost basis.

The amortized cost and fair value of debt securities as of December 31, 2015 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
	(In Thousands)
Due in one year or less	$640	$647
Due after one year through five years	13,044	13,003
Due after five years through ten years	8,437	8,529
Due after ten years	51,207	52,719
	73,328	74,898

Mortgage-backed securities - government sponsored entities	64,491	63,569
	$137,819	$138,467

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 3 - SECURITIES (CONTINUED)

Gross realized gains and gross realized losses on sales of securities available for sale were $626,000 and $0, respectively, in 2015, compared to $1,199,000 and $29,000, respectively, in 2014, and $908,000 and $27,000, respectively, in 2013. The proceeds from the sales of securities totaled $44,976,000 $66,263,000 and $42,348,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

Securities with a carrying value of $97,671,000 and $102,994,000 at December 31, 2015 and 2014, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Set forth below is selected data relating to the composition of the loan portfolio at December 31:

	Types of loans (dollars in thousands)
	December 31, 2015		December 31, 2014
Real Estate:
Residential	$161,820	28.9%	$158,139	31.5%
Commercial	279,123	49.8	261,956	52.2
Construction	18,987	3.4	19,221	3.9
Commercial, financial and agricultural	71,090	12.7	42,514	8.5
Consumer loans to individuals	29,231	5.2	19,704	3.9
Total loans	560,251	100.0%	501,534	100.0%

Deferred fees, net	(326)		(399)
Total loans receivable	559,925		501,135
Allowance for loan losses	(7,298)		(5,875)
Net loans receivable	$552,627		$495,260

Purchased loans acquired in a business combination are recorded at fair value on their purchase date without a carryover of the related allowance for loan losses. The carrying value of purchased loans acquired with deteriorated credit quality was $498,000 at December 31, 2015.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Changes in the accretable yield for purchased credit-impaired loans were as follows for the twelve months ended December 31:

	2015	2014	2013
(In thousands)
Balance at beginning of period	$8	$20	$76
Accretion	(1)	(12)	(56)
Reclassification and other	(7)	-	-
Balance at end of period	$-	$8	$20

The following table presents additional information regarding loans acquired and accounted for in accordance with ASC 310-30 (in thousands):

	December 31, 2015	December 31, 2014

Outstanding Balance	$498	$1,057
Carrying Amount	$498	$1,049

There were no material increases or decreases in the expected cash flows of these loans  since the acquisition date. There has been no allowance for loan losses recorded for acquired loans with specific evidence of deterioration in credit quality as of May 31, 2011. In addition, there has been no allowance for loan losses on these loans reversed.  As of December 31, 2015, for loans that were acquired with or without specific evidence of deterioration in credit quality, adjustments to the allowance for loan losses have been accounted for through the allowance for loan loss adequacy calculation.

The Company maintains a loan review system, which allows for a periodic review of our loan portfolio and the early identification of potential impaired loans.  The system takes into consideration, among other things, delinquency status, size of loans, type and market value of collateral and financial condition of the borrowers.  Specific loan loss allowances are established for identified losses based on a review of such information.  A loan evaluated for impairment is considered to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement.  All loans identified as impaired are evaluated independently.  The Company does not aggregate such loans for evaluation purposes.  Impairment is measured on a loan-by-loan basis for commercial and construction loans by the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Company does not separately identify individual consumer and residential mortgage loans for impairment disclosures, unless such loans are part of a larger relationship that is impaired, or are classified as a troubled debt restructuring.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following tables show the amount of loans in each category that were individually and collectively evaluated for impairment at the dates indicated:

	Real Estate Loans			Commercial	Consumer
	Residential	Commercial	Construction	Loans	Loans	Total
	(In thousands)
December 31, 2015
Individually evaluated for impairment	$28	$8,660	$-	$42	$-	$8,730
Loans acquired with deteriorated credit quality	140	358	-	-	-	498
Collectively evaluated for impairment	161,652	270,105	18,987	71,048	29,231	551,023
Total Loans	$161,820	$279,123	$18,987	$71,090	$29,231	$560,251

	Real Estate Loans			Commercial	Consumer
	Residential	Commercial	Construction	Loans	Loans	Total
	(In thousands)
December 31, 2014
Individually evaluated for impairment	$-	$10,556	$-	$-	$-	$10,556
Loans acquired with deteriorated credit quality	225	824	-	-	-	1,049
Collectively evaluated for impairment	157,914	250,576	19,221	42,514	19,704	489,929
Total Loans	$158,139	$261,956	$19,221	$42,514	$19,704	$501,534

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

    The following table includes the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable.

		Unpaid
	Recorded	Principal	Associated
	Investment	Balance	Allowance
December 31, 2015	(In thousands)
With no related allowance recorded:
Real Estate Loans
Residential	$168	$173	$-
Commercial	2,644	4,610	-
Commercial, financial and agricultural	43	43
Subtotal	2,855	4,826	-
With an allowance recorded:
Real Estate Loans
Commercial	6,373	6,446	1,613
Subtotal	6,373	6,446	1,613
Total:
Real Estate Loans
Residential	168	173	-
Commercial	9,017	11,056	1,613
Commercial, financial and agricultural	43	43	-
Total Impaired Loans	$9,228	$11,272	$1,613

		Unpaid
	Recorded	Principal	Associated
	Investment	Balance	Allowance
December 31, 2014	(In thousands)
With no related allowance recorded:
Real Estate Loans
Residential	$225	$233	$-
Commercial	8,407	8,566	-
Subtotal	8,632	8,799	-
With an allowance recorded:
Real Estate Loans
Commercial	2,973	3,837	293
Subtotal	2,973	3,837	293
Total:
Real Estate Loans
Residential	225	233	-
Commercial	11,380	12,403	293
Total Impaired Loans	$11,605	$12,636	$293

The following information for impaired loans is presented for the year ended December 31, 2015 and 2014:

	Average Recorded			Interest Income
	Investment			Recognized
	2015	2014	2013	2015	2014	2013
	(In thousands)
Total:
Real Estate Loans
Residential	$159	$233	$252	$4	$5	$5
Commercial	8,847	7,492	10,328	526	503	236
Commercial Loans	9	-	-	2	-	-
Total Loans	$9,015	$7,725	$10,580	$532	$508	$241

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Troubled debt restructured loans are those loans whose terms have been renegotiated to provide a reduction or deferral of principal or interest as a result of financial difficulties experienced by the borrower, who could not obtain comparable terms from alternate financing sources.  As of December 31, 2015, troubled debt restructured loans totaled $6.8 million and resulted in specific reserves of $1,613,000.  During 2015, there were two new loan relationships identified as troubled debt restructurings totaling $176,000 based on executed modification agreements, while one loan with a balance of $1.7 million as of December 31, 2014 was transferred to Foreclosed Real Estate Owned during 2015 as a result of foreclosure on the property. During 2015, the Company recognized charge-offs totaling $1.3 million on loans classified as troubled debt restructurings.  Additionally, the Company recognized  expenses of $322,000 in foreclosed real estate owned expense related to a property which was previously classified as a troubled debt restructuring.

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

Foreclosed assets acquired in settlement of loans are carried at fair value less estimated costs to sell and are included in foreclosed real estate owned on the Consolidated Balance Sheets.  As of December 31, 2015 and 2014, foreclosed real estate owned totaled $2,847,000 and $3,726,000, respectively.  As of December 31, 2015, included within foreclosed real estate owned is $267,000 of consumer residential mortgages that were foreclosed on or received via a deed in lieu transaction prior to the period end.  As of December 31, 2015, the Company has initiated formal foreclosure proceedings on $110,000 of consumer residential mortgage loans.

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

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents the classes of the loan portfolio summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard, Doubtful and Loss within the internal risk rating system as of  December 31, 2015 and December 31, 2014 (in thousands):

		Special
	Pass	Mention	Substandard	Doubtful	Loss	Total
December 31, 2015
Commercial real estate loans	$267,892	$1,837	$9,394	$-	$-	$279,123
Commercial	71,047	-	43	-	-	71,090
Total	$338,939	$1,837	$9,437	$-	$-	$350,213

		Special
	Pass	Mention	Substandard	Doubtful	Loss	Total
December 31, 2014
Commercial real estate loans	$246,629	$1,983	$13,344	$-	$-	$261,956
Commercial	42,514	-	-	-	-	42,514
Total	$289,143	$1,983	$13,344	$-	$-	$304,470

For residential real estate loans, construction loans and consumer loans, the Company evaluates credit quality based on the performance of the individual credits. Nonperforming loans include loans that have been placed on nonaccrual status and loans remaining in accrual status on which the contractual payment of principal and interest has become 90 days past due. The following table presents the recorded investment in the loan classes based on payment activity as of December 31, 2015 and December 31, 2014 (in thousands):

	Performing	Nonperforming	Total
December 31, 2015
Residential real estate loans	$161,380	$440	$161,820
Construction	18,987	-	18,987
Consumer loans to individuals	29,231	-	29,231
Total	$209,598	$440	$210,038

	Performing	Nonperforming	Total
December 31, 2014
Residential real estate loans	$156,464	$1,675	$158,139
Construction	19,221	-	19,221
Consumer loans to individuals	19,700	4	19,704
Total	$195,385	$1,679	$197,064

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due.  The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of December 31, 2015 and December 31, 2014 (in thousands):

	Current	31-60 Days Past Due	61-90 Days Past Due	Greater than 90 Days Past Due and still accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans
December 31, 2015
Real Estate loans
Residential	$160,683	$646	$51	$-	$440	$1,137	$161,820
Commercial	272,125	310	39	-	6,649	6,998	279,123
Construction	18,959	28	-	-	-	28	18,987
Commercial loans	71,043	4	-	-	43	47	71,090
Consumer loans	29,179	41	11	-	-	52	29,231
Total	$551,989	$1,029	$101	$-	$7,132	$8,262	$560,251

	Current	31-60 Days Past Due	61-90 Days Past Due	Greater than 90 Days Past Due and still accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans
December 31, 2014
Real Estate loans
Residential	$156,242	$222	$-	$-	$1,675	$1,897	$158,139
Commercial	252,495	5,100	440	-	3,921	9,461	261,956
Construction	19,221	-	-	-	-	-	19,221
Commercial loans	42,500	14	-	-	-	14	42,514
Consumer loans	19,606	94	-	-	4	98	19,704
Total	$490,064	$5,430	$440	$-	$5,600	$11,470	$501,534

The following table presents changes in the allowance for loan losses by class:
	Year ended December 31,
	2015	2014	2013
	(In Thouasands)

Allowance at beginning of period	$5,875	$5,708	$5,502
Charge-offs:
Real Estate loans
Residential	(224)	(270)	(603)
Commercial	(2,883)	(1,196)	(1,488)
Construction	-	-	(40)
Commercial loans	-	-	(4)
Consumer loans	(91)	(80)	(90)
Total	(3,198)	(1,546)	(2,225)
Recoveries:
Real Estate loans
Residential	20	-	9
Commercial	-	2	-
Construction	-	-	-
Commercial loans	-	-	-
Consumer loans	21	31	22
Total	41	33	31
Provision for loan losses	4,580	1,680	2,400
Allowance at end of period	$7,298	$5,875	$5,708

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents the allowance for loan losses by the classes of the loan portfolio:

(In thousands)	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Consumer	Total
Beginning balance, December 31, 2014	$1,323	$3,890	$222	$256	$184	$5,875
Charge Offs	(224)	(2,883)	-	-	(91)	(3,198)
Recoveries	20	-	-	-	21	41
Provision for loan losses	(50)	4,499	(132)	141	122	4,580
Ending balance, December 31, 2015	$1,069	$5,506	$90	$397	$236	$7,298
Ending balance individually evaluated for impairment	$-	$1,613	$-	$-	$-	$1,613
Ending balance collectively evaluated for impairment	$1,069	$3,893	$90	$397	$236	$5,685

(In thousands)	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Consumer	Total
Beginning balance, December 31, 2013	$1,441	$3,025	$898	$184	$160	$5,708
Charge Offs	(270)	(1,196)	-	-	(80)	(1,546)
Recoveries	-	2	-	-	31	33
Provision for loan losses	152	2,059	(676)	72	73	1,680
Ending balance, December 31, 2014	$1,323	$3,890	$222	$256	$184	$5,875
Ending balance individually evaluated for impairment	$-	$293	$-	$-	$-	$293
Ending balance collectively evaluated for impairment	$1,323	$3,597	$222	$256	$184	$5,582

The recorded investment in impaired loans, not requiring an allowance for loan losses was $2,855,000 (net of charge-offs against the allowance for loan losses of $1,971,000) and $8,632,000 (net of charge-offs against the allowance for loan losses of $158,000) at December 31, 2015 and 2014, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $6,373,000 (net of a charge-off against the allowance for loan losses of $73,000) and $2,973,000 (net of a charge-off against the allowance for loan losses of $864,000) at December 31, 2015 and 2014, respectively. The specific reserve related to impaired loans was $1,613,000 for 2015 and $293,000 for 2014. For the years ended December 31, 2015 and 2014, the average recorded investment in these impaired loans was $9,015,000, and $7,725,000, respectively, and the interest income recognized on these impaired loans was $532,000 and $508,000, respectively.

During the period ended December 31, 2015, the allowance for residential real estate loans decreased from $1,323,000 to $1,069,000.  This $254,000 decrease in the required allowance was due primarily to a decrease in the historical loss factor from 0.30% at December 31, 2014 to 0.23% on December 31, 2015.  During the same period, the required allowance for commercial real estate loans increased from $3,890,000 at December 31, 2014

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

to $5,506,000 on December 31, 2015.  This increase can be attributed to a $1,320,000 increase in the specific reserve component.

    Interest income that would have been recorded on loans accounted for on a non-accrual basis under the original terms of the loans was $515,000, $451,000 and $724,000 for 2015, 2014 and 2013, respectively.

    The Company’s primary business activity is with customers located in northeastern Pennsylvania. Accordingly, the Company has extended credit primarily to commercial entities and individuals in this area whose ability to honor their contracts is influenced by the region’s economy. The Company does not have any significant concentrations to any one customer.

    As of December 31, 2015 and 2014, the Company considered its concentration of credit risk to be acceptable.  As of December 31, 2015, the highest concentrations are in the hospitality lodging industry and automobile dealers, with loans outstanding of $52.6 million, or 56.8% of bank capital, to the hospitality lodging industry, and $27.5 million, or 29.7% of bank capital to the automobile dealer industry.  Charge-offs on loans within these concentrations were $643,000, $422,000 and $0 for the years ended December 31, 2015, 2014 and 2013, respectively.

    Gross realized gains and gross realized losses on sales of residential mortgage loans were $113,000 and $0, respectively, in 2015 compared to $150,000 and $0, respectively, in 2014 and $74,000 and $7,000, respectively, in 2013.  The proceeds from the sales of residential mortgage loans totaled $4.4 million, $4.4 million and $4.1 million for the years ended December 31, 2015, 2014 and 2013, respectively.

NOTE 5 - PREMISES AND EQUIPMENT

    Components of premises and equipment at December 31 are as follows:
	2015	2014
	(In Thousands)
Land and improvements	$2,316	$2,275
Buildings and improvements	9,857	9,723
Furniture and equipment	4,415	4,332
	16,588	16,330
Accumulated depreciation	(10,116)	(9,596)

	$6,472	$6,734

    Depreciation expense totaled $551,000, $572,000 and $594,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

    Certain facilities are leased under various operating leases. Rental expense for these leases was $341,000, $338,000 and $325,000, respectively, for the years ended December 31, 2015, 2014 and 2013. Future minimum rental commitments under noncancellable leases as of December 31, 2015 were as follows (in thousands):

2016	$352
2017	363
2018	363
2019	368
2020	376
Thereafter	1,844
$3,666

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 6 - DEPOSITS

Aggregate time deposits in denominations of $250,000 or more were $22,041,000 and $42,009,000 at December 31, 2015 and 2014, respectively. Included in deposit accounts are deposits of one customer relationship totaling $10,942,000 at December 31, 2015.

At December 31, 2015, the scheduled maturities of time deposits are as follows (in thousands):

2016	$90,197
2017	54,846
2018	23,449
2019	20,926
2020	7,329
$196,747

NOTE 7 – BORROWINGS

Short-term borrowings at December 31 consist of the following:

	2015	2014
	(In Thousands)
Securities sold under agreements to repurchase	$33,563	$25,695
Federal Home Loan Bank short-term borrowings	19,672	-
	$53,235	$25,695

The outstanding balances and related information of short-term borrowings are summarized as follows:

	Years Ended December 31,
	2015	2014
	(Dollars In Thousands)
Average balance during the year	$34,057	$36,514
Average interest rate during the year	0.25%	0.21%
Maximum month-end balance during the year	$55,183	$49,634
Weighted average interest rate at the end of the year	0.36%	0.20%

Securities sold under agreements to repurchase generally mature within one day to one year from the transaction date. Securities with an amortized cost and fair value of $36,797,000 and $36,316,000 at December 31, 2015 and $28,914,000 and $28,437,000 at December 31, 2014, respectively, were pledged as collateral for these agreements. The securities underlying the agreements were under the Company’s control.

The collateral pledged for repurchase agreements that are classified as secured borrowings is summarized as follows (in thousands):

	As of December 31, 2015
	Remaining Contractual Maturity of the Agreements
	Overnight and continuous	Up to 30 days	30-90 days	Greater than 90 days	Total
Repurchase Agreements:
Obligations of U.S. Government agencies	$35,515	$139	$277	$385	$36,316

Total liability recognized for repurchase agreements					$33,563

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 7 – BORROWINGS (CONTINUED)

    The Company has a line of credit commitment available from the FHLB of Pittsburgh for borrowings of up to $139,144,000 which expires in May, 2016.  At December 31, 2015, there were $19,672,000 of borrowings outstanding on this line.  There were no borrowings under this line of credit at December 31, 2014. The Company has a line of credit commitment available from Atlantic Community Bankers Bank for $7,000,000 which expires on June 30, 2016.  There were no borrowings under this line of credit at December 31, 2015 and 2014. The Company has a line of credit commitment available from PNC Bank for $16,000,000 at December 31, 2015. There were no borrowings under this line of credit at December 31, 2015 and December 31, 2014.  The Company also has a line of credit commitment from Zion’s Bank for $17,000,000.  There were no borrowings under this line of credit at December 31, 2015 and December 31, 2014.

    Other borrowings consisted of the following at December 31, 2015 and 2014:

	2015	2014
	(In Thousands)

Notes with the FHLB:
Convertible note due July 2015 at 4.34%	$-	$7,111
Convertible note due January 2017 at 4.71%	10,000	10,000
Amortizing fixed rate borrowing due December 2017 at 1.27%	8,000	-
Amortizing fixed rate borrowing due January 2018 at 0.91%	1,267	1,866
Amortizing fixed rate borrowing due December 2018 at 1.42%	2,434	3,223
Amortizing fixed rate borrowing due June 2020 at 1.49%	9,033	-
Amortizing fixed rate borrowing due December 2020 at 1.71%	5,000	-
Amortizing fixed rate borrowing due March 2022 at 1.75%	5,392	-
	$41,126	$22,200

    The convertible note contains an option which allows the FHLB, at quarterly intervals, to change the note to an adjustable-rate advance at three-month LIBOR plus 17 basis points. If the note is converted, the option allows the Bank to put the funds back to the FHLB at no charge.

    Contractual maturities of other borrowings at December 31, 2015 are as follows (in thousands):

2017	$18,000
2018	3,701
2020	14,033
2022	5,392
$41,126

    The Bank’s maximum borrowing capacity with the FHLB was $281,493,000 of which $60,798,000 was outstanding at December 31, 2015. Advances from the FHLB are secured by qualifying assets of the Bank.

NOTE 8 – EMPLOYEE BENEFIT PLANS

    The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan. The plan permits employees to make pre-tax contributions up to 15% of the employee’s compensation, not to exceed the limits set by the Internal Revenue Service. The amount of contributions to the plan, including matching contributions, is at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan and receive Company contributions after one year of employment. Eligible employees are able to contribute to the Plan at the beginning of the first quarterly period after their date of employment.  Employee contributions vest immediately, and any Company contributions are fully vested after five years. The

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 8 – EMPLOYEE BENEFIT PLANS (CONTINUED)

Company’s contributions are expensed as the cost is incurred, funded currently, and amounted to $445,000, $445,000 and $440,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

The Company has a non-qualified supplemental executive retirement plan for the benefit of certain executive officers. At December 31, 2015 and 2014, other liabilities include $1,427,000 and $1,443,000 accrued under the Plan. Compensation expense includes approximately $122,000, $124,000 and $126,000 relating to the supplemental executive retirement plan for 2015, 2014 and 2013, respectively. To fund the benefits under this plan, the Company is the owner of single premium life insurance policies on participants in the non-qualified retirement plan. At December 31, 2015 and 2014, the cash value of these policies was $18,820,000 and $18,284,000, respectively.

The Company provides post retirement benefits in the form of split-dollar life arrangements to employees who meet the eligibility requirements.

The net periodic post retirement benefit expense included in salaries and employee benefits was $89,000 and $87,000 for the years ended December 31, 2015 and 2014, respectively.

The Company participates in the Pentegra Mulitemployer Defined Benefit Pension Plan (EIN 13-5645888 and Plan # 001) as a result of its acquisition of North Penn.  As of December 31, 2015 and 2014, the Company’s Plan was 79.9% and 98.9% funded, respectively, and total contributions made are not more than 5% of the total contributions to the Plan.  The Company’s expense related to the Plan was $48,000 in 2015, $17,000 in 2014 and $22,000 in 2013.  During the plan years ending December 31, 2015, 2014 and 2013, the Company made contributions of $48,000, $17,000 and $22,000, respectively.

NOTE 9 - INCOME TAXES

The components of the provision for federal income taxes are as follows:

	Years Ended December 31,
	2015	2014	2013
	(In Thousands)
Current	$2,019	$2,657	$2,566
Deferred	(387)	(51)	140
	$1,632	$2,606	$2,706

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

Income tax expense of the Company is less than the amounts computed by applying statutory federal income tax rates to income before income taxes because of the following:

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 9 - INCOME TAXES

	Percentage of Income
	before Income Taxes
	Years Ended December 31,
	2015	2014	2013
Tax at statutory rates	34.0%	34.0%	34.0%
Tax exempt interest income, net of interest expense disallowance	(11.3)	(7.7)	(6.7)
Incentive stock options	0.3	0.4	0.4
Earnings and proceeds on life insurance	(1.8)	(1.5)	(3.7)
Other	0.4	0.2	0.2

	21.6%	25.4%	24.2%

The net deferred tax asset included in other assets in the accompanying Consolidated Balance Sheets includes the following amounts of deferred tax assets and liabilities:

	2015	2014
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$2,481	$1,997
Deferred compensation	485	491
Purchase price adjustment	884	999
Other	182	201
Foreclosed real estate valuation allowance	305	280

Total Deferred Tax Assets	4,337	3,968

Deferred tax liabilities:
Premises and equipment	245	265
Deferred loan fees	172	170
Net unrealized gains on securities	251	248

Total Deferred Tax Liabilities	668	683

Net Deferred Tax Asset	$3,669	$3,285

The Company’s federal and state income tax returns for taxable years through 2011 have been closed for purposes of examination by the Internal Revenue Service and the Pennsylvania Department of Revenue.

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

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE  10 - REGULATORY MATTERS AND STOCKHOLDERS’ EQUITY (CONTINUED)

    Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier 1 and Common Equity Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2015 and 2014, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

    As of December 31, 2015, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

    The Bank’s actual capital amounts and ratios are presented in the table:

					To be Well Capitalized
					under Prompt
			For Capital Adequacy		Corrective Action
	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

As of December 31, 2015:
Total capital (to risk-weighted assets)	$92,777	16.25%	≥$45,672	≥8.00%	≥$7,090	≥10.00%
Tier 1 capital (to risk-weighted assets)	85,638	15.00	≥34,254	≥6.00	≥45,672	≥8.00
Common Equity Tier 1 capital (to risk-weighted assets)	85,638	15.00	≥25,690	≥4.50	≥37,108	≥6.50
Tier 1 capital (to average assets)	85,638	11.73	≥29,203	≥4.00	≥36,504	≥5.00

As of December 31, 2014:
Total capital (to risk-weighted assets)	$89,613	17.59%	≥$40,767	≥8.00%	≥$50,959	≥10.00%
Tier 1 capital (to risk-weighted assets)	83,738	16.43	≥20,383	≥4.00	≥30,575	≥6.00
Tier 1 capital (to average assets)	83,738	11.93	≥28,069	≥4.00	≥35,086	≥5.00

The Company’s ratios do not differ significantly from the Bank’s ratios presented above.

Effective January 1, 2015, the Company and the Bank became subject to new regulatory capital rules which, among other things, impose a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), set the minimum leverage ratio for all banking organizations at a uniform 4% of total assets, increased the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets) and assigned a higher risk-weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property.  The new rules also require unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt out is exercised, which the Company and the Bank have done.  The final rule limits a banking organization’s dividends, stock repurchases and other capital distributions, and certain discretionary bonus payments to executive officers, if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above regulatory minimum risk-based requirements.  The capital conservation buffer requirements will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer will be effective.  The Company and the Bank are in compliance with their respective new capital requirements, including the capital conservation buffer, as of December 31, 2015.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE  10 - REGULATORY MATTERS AND STOCKHOLDERS’ EQUITY (CONTINUED)

The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at December 31, 2015 and 2014 was approximately $437,000 and $368,000, respectively.

Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2015, $65,777,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above. Under Federal Reserve regulations, the Bank is limited as to the amount it may lend affiliates, including the Company, unless such loans are collateralized by specific obligations.

NOTE 11 - STOCK BASED COMPENSATION

The Company’s shareholders approved the Norwood Financial Corp 2006 Stock Option Plan at the Annual Meeting on April 26, 2006. An aggregate of 275,000 shares of authorized but unissued Common Stock of the Company were reserved for future issuance under the Plan. This includes up to 44,000 shares for awards to outside directors. Under this plan, the Company granted 7,423 options to employees in 2015, 12,500 options to employees in 2014, and 28,600 options, which included 4,000 options granted to outside directors in 2013.  As of December 31, 2015, there were 4,057 shares available for stock option awards to outside directors.

At the Annual Meeting held on April 22, 2014, the Company’s shareholders approved the Norwood Financial Corp 2014 Equity Incentive Plan. An aggregate of 250,000 shares of authorized but unissued Common Stock of the Company were reserved for future issuance under the Plan. This includes up to 40,000 shares for awards to outside directors. The Plan also authorized the Company to award restricted stock to officers and outside directors, limited to 42,000 shares of restricted stock awards for officers and 8,000 shares of restricted stock awards for outside directors. Under this plan, the Company granted 13,727 shares in 2015 which included 7,077 options to employees, 4,250 shares of restricted stock to officers and 2,400 shares of restricted stock to directors.  In 2014, the Company granted 9,300 shares, which included 2,800 shares to outside directors.  All shares granted in 2014 were for restricted stock.  The restricted shares vest over a five-year period.  The product of the number of shares granted and the grant date market price of the Company’s common stock determine the fair value of restricted stock under the company’s restricted stock plan.  Management recognizes compensation expense for the fair value of restricted stock on a straight-line basis over the requisite service period for the entire award.  As of December 31, 2015, there were 226,973 shares available for future awards under this plan, which included 192,173 shares available for officer awards and 34,800 shares available for awards to outside directors.  Included in these totals are 31,250 shares available for restricted stock awards to officers and 2,800 shares available for restricted stock awards to outside directors.

Total unrecognized compensation cost related to stock options was $71,000 as of December 31, 2015, $66,000 as of December 31, 2014, and $157,000 as of December 31, 2013.  Salaries and employee benefits expense includes $66,000, $154,000 and $162,000 of compensation costs related to options for the years ended December 31, 2015, 2014 and 2013, respectively.   Compensation costs related to restricted stock amounted to $55,000, $0 and $0 for the years ended December 31, 2015, 2014 and 2013,  respectively.  The expected future compensation expense relating to non-vested restricted stock outstanding as of December 31, 2015 and 2014 was $398,000 and $271,000 respectively.  Net income was reduced by $92,000, $146,000 and $154,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE  11 - STOCK BASED COMPENSATION (CONTINUED)

A summary of the Company’s stock option activity and related information for the years ended December 31 follows:

	2015			2014			2013
		Weighted			Weighted			Weighted
		Average	Average		Average	Average		Average	Aggregate
		Exercise	Intrinsic		Exercise	Intrinsic		Exercise	Intrinsic
	Options	Price	Value	Options	Price	Value	Options	Price	Value

Outstanding, beginning of year	206,463	$26.74		219,540	$26.64		225,670	$26.27
Granted	14,500	28.55		12,500	29.08		28,600	27.07
Exercised	(16,859)	26.19		(25,577)	27.05		(24,127)	23.83
Forfeited	(9,583)	27.02		-	-		(10,603)	28.92

Outstanding, end of year	194,521	$26.91	$362,754	206,463	$26.74	$477,640	219,540	$26.64	$146,970

Exercisable, end of year	180,021	$26.78	$359,854	193,963	$26.59	$477,640	190,940	$26.58	$146,900

Exercise prices for options outstanding as of December 31, 2015 ranged from $24.44 to $29.08 per share. The weighted average remaining contractual life is 5.2 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing with the following weighted average assumptions:

	Years Ended December 31,
	2015	2014	2013
Dividend yield	3.77%	3.57%	3.49%
Expected life	10 years	10 years	10 years
Expected volatility	24.35%	24.97%	25.91%
Risk-free interest rate	2.28%	2.17%	3.01%
Weighted average fair value of options granted	$4.89	$5.30	$5.72

The expected volatility is based on historical volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

Proceeds from stock option exercises totaled $441,000 in 2015. Shares issued in connection with stock option exercises are issued from available treasury shares. If no treasury shares are available, new shares are issued from available authorized shares. During 2015, all the shares issued in connection with stock option exercises, 16,859 shares in total, were issued from available treasury shares.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE  11 - STOCK BASED COMPENSATION (CONTINUED)

All share and per share data have been adjusted to give retroactive effect to the 10% stock dividend declared in 2013.

As of December 31, 2015, outstanding stock options consist of the following:

		Average			Average
	Options	Exercise	Remaining	Options	Exercise
	Outstanding	Price	Life, Years	Exercisable	Price
	16,174	$27.62	0.3	16,174	$27.62
	15,400	28.64	1.0	15,400	28.64
	15,400	28.41	2.0	15,400	28.41
	15,400	25.00	3.0	15,400	25.00
	14,397	25.99	4.0	14,397	25.99
	1,100	24.44	4.2	1,100	24.44
	18,700	25.25	5.0	18,700	25.25
	22,200	24.97	6.0	22,000	24.97
	23,100	27.05	7.0	23,100	27.05
	1,100	27.55	7.0	1,100	27.55
	2,000	28.95	7.7	2,000	28.95
	23,250	26.90	8.0	23,250	26.90
	12,000	29.08	9.0	12,000	29.08
	14,500	28.55	10.0	-	-
Total	194,521			180,021

A summary of the Company’s restricted stock activity and related information for the years ended December 31 is as follows:

	2015		2014
		Weighted-Average		Weighted-Average
	Number of	Grant Date	Number of	Grant Date
	Shares	Fair Value	Shares	Fair Value

Non-vested, beginning of year	9,300	$29.08	-	$-
Granted	6,650	28.55	9,300	29.08
Vested	(1,860)	29.08	-	-
Forfeited	(280)	29.08	-	-
Non-vested at December 31	13,810	$28.82	9,300	$29.08

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 12 - EARNINGS PER SHARE

The following table sets forth the computations of basic and diluted earnings per share:

	Years Ended December 31,
	2015	2014	2013
	(In Thousands, Except Per Share Data)

Numerator, net income	$5,908	$7,657	$8,465

Denominator:
Weighted average shares outstanding	3,682	3,645	3,627
Less: Weighted average unvested restricted shares	(9)	-	-
Denominator: Basic earnings per share	3,673	3,645	3,627

Weighted average shares outstanding	3,682	3,645	3,627
Add: Dilutive effect of stock options	9	12	5
Denominator: Diluted earnings per share	3,691	3,657	3,632

Basic earnings per common share	$1.60	$2.10	$2.33

Diluted earnings per common share	$1.60	$2.10	$2.33

Stock options which had no intrinsic value because their effect would be anti-dilutive and therefore would not be included in the diluted EPS calculation were 14,000, 12,500, and 129,000 for the years ended December 31, 2015, 2014 and 2013, respectively.  All share and per share data have been restated to give retroactive effect to the 10% stock dividend paid in 2013.

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

A summary of the Bank’s financial instrument commitments is as follows:

	December 31,
	2015	2014
	(In Thousands)
Commitments to grant loans	$19,704	$23,070
Unfunded commitments under lines of credit	48,641	45,269
Standby letters of credit	5,286	5,660
	$73,631	$73,999

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

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

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

    An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement (in thousands).

    For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2015 and 2014 are as follows (in thousands):

	Fair Value Measurement Reporting Date using
Description	Total	Level 1	Level 2	Level 3
December 31, 2015
Available for Sale:
U.S. Government agencies	$9,169	$-	$9,169	$-
States and political subdivisions	60,755	-	60,755	-
Corporate obligations	4,974	-	4,974	-
Mortgage-backed securities-government
sponsored entities	63,569	-	63,569	-
Equity securities-financial services	384	384	-	-
Total available for sale	$138,851	$384	$138,467	$-

December 31, 2014
Available for Sale:
U.S. Government agencies	$28,975	$-	$28,975	$-
States and political subdivisions	54,332	-	54,332	-
Corporate obligations	6,486	-	6,486	-
Mortgage-backed securities-government
sponsored entities	66,204	-	66,204	-
Equity securities-financial services	398	398	-	-
Total available for sale	$156,395	$398	$155,997	$-

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2015 and 2014 are as follows (in thousands):

	Fair Value Measurement Reporting Date using
Description	Total	Level 1	Level 2	Level 3
December 31, 2015
Impaired Loans	$7,615	$-	$-	$7,615
Foreclosed real estate	2,847	-	-	2,847

December 31, 2014
Impaired Loans	$11,312	$-	$-	$11,312
Foreclosed real estate	3,726	-	-	3,726

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

    The following tables present additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level 3 inputs to determine fair value:

	Quantitative Information about Level 3 Fair Value Measurements
(dollars in thousands)	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
December 31, 2015

Impaired loans	$2,574	Appraisal of collateral(1)	Appraisal adjustments(2)	10% (10%)

Impaired loans	$5,041	Present value of future cash flows	Loan discount rate	4-7% (5.61%)
			Probability of default	0%

Foreclosed real estate owned	$2,847	Appraisal of collateral(1)	Liquidation Expenses(2)	10%

December 31, 2014

Impaired loans	$11,312	Appraisal of collateral(1)	Appraisal adjustments(2)	6 - 33% (23.35%)

Foreclosed real estate owned	$3,726	Appraisal of collateral(1)	Liquidation Expenses(2)	10%

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

The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2015 and 2014.

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

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

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

As of December 31, 2015, the fair value investment in impaired loans totaled $9,228,000 which included three loans for $6,373,000 for which a valuation allowance of $1,613,000 had been provided based on the estimated value of the collateral or the present value of estimated cash flows, and twenty loans for $2,855,000 which did not require a valuation allowance since the estimated realizable value of the collateral exceeded the recorded investment in the loan.  As of December 31, 2015, the Company has recognized charge-offs against the allowance for loan losses on these impaired loans in the amount of $2,044,000 over the life of the loans.

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

Mortgage servicing rights (generally carried at cost):

The Company utilizes a third party provider to estimate the fair value of certain loan servicing rights.  Fair value for the purpose of this measurement is determined by estimating potential revenues and expenses of the various loan pools to arrive at a net cash flow stream, and then utilize present value methodologies on the cash flow stream at a current market yield.

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

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

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

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

    The estimated fair values of the Bank’s financial instruments were as follows at December 31, 2015 and December 31, 2014. (In thousands)

	Fair Value Measurements at December 31, 2015

	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$10,010	$10,010	$10,010	$-	$-
Securities	138,851	138,851	384	138,467	-
Loans receivable, net	552,627	559,416	-	-	566,714
Mortgage servicing rights	261	291	-	-	291
Regulatory stock	3,412	3,412	3,412	-	-
Bank owned life insurance	18,820	18,820	18,820	-	-
Accrued interest receivable	2,363	2,363	2,363	-	-

Financial liabilities:
Deposits	550,909	551,175	354,162	-	197,013
Short-term borrowings	53,235	53,235	53,235	-	-
Other borrowings	41,126	41,260	-	-	41,260
Accrued interest payable	957	957	957	-	-

Off-balance sheet financial instruments:
Commitments to extend credit and outstanding letters of credit	-	-	-	-	-

	Fair Value Measurements at December 31, 2014

	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$12,376	$12,376	$12,376	$-	$-
Securities	156,395	156,395	398	155,997	-
Loans receivable, net	495,260	507,833	-	-	507,833
Mortgage servicing rights	271	277	-	-	277
Regulatory stock	1,714	1,714	1,714	-	-
Bank owned life insurance	18,284	18,284	18,284	-	-
Accrued interest receivable	2,339	2,339	2,339	-	-

Financial liabilities:
Deposits	559,944	560,243	338,112	-	222,131
Short-term borrowings	25,695	25,695	25,695	-	-
Other borrowings	22,200	23,228	-	-	23,228
Accrued interest payable	966	966	966	-	-

Off-balance sheet financial instruments:
Commitments to extend credit an outstanding letters of credit	-	-	-	-	-

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 15 – ACCUMULATED OTHER COMPREHENSIVE INCOME

The following tables present the changes in accumulated other comprehensive income (loss) (in thousands) by component, net of tax, for the years ended December 31, 2015 and 2014:

Unrealized gains on
available for sale
securities (a)
Balance as of December 31, 2014	$462
Other comprehensive income before reclassification	439
Amount reclassified from accumulated other comprehensive income	(413)
Total other comprehensive income	26
Balance as of December 31, 2015	$488

Unrealized gains on
available for sale
securities (a)
Balance as of December 31, 2013	$(2,602)
Other comprehensive income before reclassification	3,836
Amount reclassified from accumulated other comprehensive income	(772)
Total other comprehensive income	3,064
Balance as of December 31, 2014	$462

(a) All amounts are net of tax. Amounts in parentheses indicate debits.

The following table presents significant amounts reclassified out of each component of accumulated other comprehensive income (loss) (in thousands) for the year ended December 31, 2015:

	Amount Reclassified
	From Accumulated		Affected Line Item in
	Other		Consolidated
	Comprehensive		Statement of
Details about other comprehensive income	Income (Loss) (a)		Income

	Twelve months	Twelve months
	ended	ended
	December 31,	December 31,
	2015	2014
Unrealized gains on available for sale securities	$626	$1,170	Net realized gains on sales of securities
	(213)	(398)	Income tax expense
	$413	$772	Net of tax

(a)	Amounts in parentheses indicate debits to net income.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 16 – PROPOSED ACQUISITION OF DELAWARE BANCSHARES, INC.

On March 10, 2016, Norwood Financial Corp. (“Norwood Financial”) and its wholly owned subsidiary, Wayne Bank, and Delaware Bancshares, Inc. (“Delaware Bancshares”), and its wholly owned subsidiary, The National Bank of Delaware County (“NBDC Bank”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Delaware Bancshares will merge with and into Norwood Financial, with Norwood Financial as the surviving corporation. Concurrent with the merger, it is expected that NBDC Bank will merge with and into Wayne Bank.

Under the terms of the Merger Agreement, each outstanding share of Delaware Bancshares common stock will be converted into either the right to receive $16.68 in cash or 0.6221 shares of Norwood Financial common stock or a combination of both.  Not more than 25% of the merger consideration shall be paid in cash and the remainder will be paid in Norwood Financial common stock.   In the event of a greater than 20% decline in market value of Norwood Financial common stock, Delaware Bancshares may, in certain circumstances, be able to terminate the Merger Agreement unless Norwood Financial increases the number of shares into which Delaware Bancshares common stock may be converted.

The senior management of Norwood Financial and Wayne Bank will remain the same following the merger.  The directors of NBDC Bank will be invited to join a newly formed regional advisory board.  Within 18 months of the merger, Norwood Financial and Wayne Bank will invite one member of the advisory board to join their boards.

The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval by the shareholders of Delaware Bancshares.  The merger is currently expected to be completed in the third quarter of 2016.

Each of the directors and executive officers of Delaware Bancshares have agreed to vote their shares in favor of the approval of the Merger Agreement at the shareholders’ meeting to be held to vote on the proposed transaction. If the merger is not consummated under certain circumstances, Delaware Bancshares has agreed to pay Norwood Financial a termination fee of $615,000.

The Merger Agreement also contains usual and customary representations and warranties that Norwood Financial and Delaware Bancshares made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Norwood Financial and Delaware Bancshares, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used to allocate risk between Norwood Financial and Delaware Bancshares rather than establishing matters as facts.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

NOTE 17 - NORWOOD FINANCIAL CORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS

	December 31,
	2015	2014
	(In Thousands)
ASSETS
Cash on deposit in bank subsidiary	$2,151	$1,846
Securities available for sale	384	398
Investment in bank subsidiary	95,895	94,268
Other assets	4,113	3,900
Total assets	$102,543	$100,412

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$1,545	$1,371
Stockholders’ equity	100,998	99,041
Total liabilities and stockholders' equity	$102,543	$100,412

STATEMENTS OF INCOME

	Years Ended December 31,
	2015	2014	2013
Income:	(In Thousands)
Dividends from bank subsidiary	$4,574	$4,377	$4,216
Other interest income	11	10	9
	4,585	4,387	4,225
Expenses	313	346	267
	4,272	4,041	3,958
Income tax benefit	(103)	(114)	(88)
	4,375	4,155	4,046
Equity in undistributed earnings of subsidiary	1,533	3,502	4,419
Net Income	$5,908	$7,657	$8,465
Comprehensive Income	$5,934	$10,721	$3,066

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2015	2014	2013
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,908	$7,657	$8,465
Adjustments to reconcile net income to
net cash provided by operating activities:
Undistributed earnings of bank subsidiary	(1,533)	(3,502)	(4,419)
Other, net	(19)	177	(247)
Net Cash Provided by Operating Activities	4,356	4,332	3,799

CASH FLOWS FROM FINANCING ACTIVITIES
Stock options exercised	441	691	575
Tax benefit of stock options exercised	16	17	39
ESOP purchase of shares from treasury stock	146	150	146
Acquisition of treasury stock	(127)	(179)	(319)
Cash dividends paid	(4,527)	(4,370)	(4,155)
Net Cash Used in Financing Activities	(4,051)	(3,691)	(3,714)
Net Increase (Decrease) in Cash and Cash Equivalents	305	641	85

CASH AND CASH EQUIVALENTS - BEGINNING	1,846	1,205	1,120
CASH AND CASH EQUIVALENTS - ENDING	$2,151	$1,846	$1,205

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

INVESTOR INFORMATION

STOCK LISTING

Norwood Financial Corp stock is traded on the Nasdaq Global Market under the symbol NWFL. The following firms are known to make a market in the Company’s stock:

Boenning & Scattergood, Inc. West Conshohocken, PA 19428 800-883-1212	RBC Capital Markets Philadelphia, PA 19103 888-848-4677

Janney Montgomery Scott, LLC Scranton, PA 18503 800-638-4417	Stifel Nicolaus St,. Louis, MO 63102 314-342-2000

TRANSFER AGENT

Computershare, P.O. Box 30170, College Station, TX  77842.   Stockholders who may have questions regarding their stock ownership should contact the Transfer Agent at 800-662-7232.

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

SEC REPORTS AND ADDITIONAL INFORMATION

A copy of the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2015 including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission is available on the Company’s website at www.waynebank.com under the Stockholder Services tab.  A copy of the report may be obtained upon written request of any stockholder, investor or analyst by contacting William S. Lance, Executive Vice President, Chief Financial Officer and Secretary, Norwood Financial Corp., 717 Main Street, PO Box 269, Honesdale, PA  18431, 570-253-1455.

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

THIS PAGE INTENTIONALLY LEFT BLANK

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

THIS PAGE INTENTIONALLY LEFT BLANK

NORWOOD FINANCIAL CORP - 2015 CONSOLIDATED FINANCIAL REPORT

THIS PAGE INTENTIONALLY LEFT BLANK

NORWOOD FINANCIAL CORP

DIRECTORY OF OFFICERS

NORWOOD FINANCIAL CORP

John E. Marshall	Chairman of the Board
William W. Davis, Jr.	Vice Chairman of the Board
Lewis J. Critelli	President & Chief Executive Officer
William S. Lance	Executive Vice President, Chief Financial Officer & Secretary
James F. Burke	Executive Vice President
John F. Carmody	Executive Vice President
Robert J. Mancuso	Executive Vice President
John H. Sanders	Senior Vice President

WAYNE BANK

John E. Marshall	Chairman of the Board
William W. Davis, Jr.	Vice Chairman of the Board
Lewis J. Critelli	President & Chief Executive Officer
William S. Lance	Executive Vice President, Chief Financial Officer & Secretary
James F. Burke	Executive Vice President, Chief Lending Officer
John F. Carmody	Executive Vice President, Chief Credit Officer
Robert J. Mancuso	Executive Vice President, Chief Information Officer
John H. Sanders	Senior Vice President, Retail Lending Manager
Diane M. Wylam	Senior Vice President, Senior Trust Officer
Thomas A. Byrne	Senior Vice President
Christe A. Casciano	Senior Vice President
Joseph A. Castrogiovanni	Senior Vice President
Kenneth C. Doolittle	Senior Vice President
Ryan J. French	Senior Vice President
Nancy A. Hart	Senior Vice President, Controller & Assistant Secretary
Linda D. Mader	Senior Vice President
Kelley J. Lalley	Vice President & Assistant Secretary
Barbara A. Ridd	Vice President & Assistant Secretary
Robert J. Behrens, Jr.	Vice President
Pilar Cueva	Vice President
JoAnn Fuller	Vice President
Karen R. Gasper	Vice President
Daniel Janki	Vice President
John E. Koczwara	Vice President
Mary Alice Petzinger	Vice President
Mark W. Ranzan	Vice President
Richard A. Siarniak	Vice President
Eli T. Tomlinson	Vice President
Kara R. Talcott	Assistant Vice President, Internal Auditor
Douglas W. Atherton	Assistant Vice President
Julie R. Kuen	Assistant Vice President
Juliette P. McKerrell	Assistant Vice President
Frank J. Sislo	Assistant Vice President
Steven R. Daniels	Community Office Manager
Rossie Demorizi-Ortiz	Community Office Manager
Craig D. Grimm	Community Office Manager
Jill A. Hessling	Community Office Manager
Vonnie A. Lewis	Community Office Manager
Sandra C. Mruczkewycz	Community Office Manager
Matthew M. Swartz	Community Office Manager
Beverly J. Wallace	Community Office Manager
Laurie J. Bishop	Assistant Community Office Manager
Wendy L. Davis	Assistant Community Office Manager
Denise R. Kern	Assistant Community Office Manager
Diane L. Richter	Assistant Community Office Manager
Denise M. Rollison	Assistant Community Office Manager
Jessica Santiago	Assistant Community Office Manager
Cheryl Wilkerson	Assistant Community Office Manager
Gerald J. Arnese	Resource Recovery Manager
Kristine Malti	Deposit Operations Officer
Linda A. Meskey	Credit Analyst
Amanda R. Miller	Commercial Loan Documentation Officer
Kathryn A. Serniak	Mortgage Loan Officer
Doreen A. Swingle	Residential Mortgage Lending Officer
Bonnie Taylor	Assistant Trust Officer

NORWOOD INVESTMENT CORP

Lewis J. Critelli	President & Chief Executive Officer
William S. Lance	Treasurer
Scott C. Rickard	Senior Investment Representative, INVEST Financial Corp

MONROE COUNTY ASSOCIATE BOARD

Michael J. Baxter	James H. Ott
Sara Cramer	Marvin Papillon
Dr. Andrew A. Forte	Ray Price
Ralph A. Matergia, Esq.	Ron Sarajian