Form 10-K, Exhibit 13
period 2016-12-31
NORWOOD FINANCIAL CORP
filed 2017-03-15
CIK 1013272

NORWOOD FINANCIAL CORP

# REACHING NEW HEIGHTS

# 2016

## ANNUAL REPORT

NORWOOD FINANCIAL CORP

# SUMMARY OF SELECTED FINANCIAL DATA

(dollars in thousands except per share data)

| FOR THE YEARS ENDED DECEMBER 31, | 2016 | 2015 | 2014 | 2013 | 2012 |
|---|---|---|---|---|---|
| Net interest income | $28,590 | $24,521 | $24,560 | $24,661 | $24,764 |
| Provision for loan losses | 2,050 | 4,580 | 1,680 | 2,400 | 2,450 |
| Other income | 4,841 | 3,969 | 3,940 | 4,734 | 3,787 |
| Net realized gains on sales of loans and securities | 338 | 730 | 1,170 | 881 | 1,419 |
| Other expenses | 23,124 | 17,100 | 17,727 | 16,705 | 16,081 |
| Income before income taxes | 8,595 | 7,540 | 10,263 | 11,171 | 11,439 |
| Income tax expense | 1,884 | 1,632 | 2,606 | 2,706 | 3,036 |
| **NET INCOME** | $6,711 | $5,908 | $7,657 | $8,465 | $8,403 |
| Net income per share -Basic* | $1.74 | $1.60 | $2.10 | $2.33 | $2.33 |
| -Diluted* | $1.73 | $1.60 | $2.10 | $2.33 | $2.33 |
| Cash dividends declared* | $1.25 | $1.24 | $1.20 | $1.16 | $1.10 |
| Dividend pay-out ratio | 71.84% | 77.50% | 57.14% | 49.79% | 47.23% |
| Return on average assets | 0.74% | 0.80% | 1.08% | 1.23% | 1.23% |
| Return on average equity | 6.17% | 5.83% | 7.92% | 9.13% | 9.22% |
| **BALANCES AT YEAR-END** | | | | | |
| Total assets | $1,111,183 | $750,505 | $711,635 | $711,234 | $672,299 |
| Loans receivable | 713,889 | 559,925 | 501,135 | 503,097 | 476,710 |
| Allowance for loan losses | 6,463 | 7,298 | 5,875 | 5,708 | 5,502 |
| Total deposits | 925,385 | 550,909 | 559,944 | 541,182 | 524,425 |
| Stockholders' equity | 111,079 | 100,998 | 99,041 | 91,864 | 92,421 |
| Trust assets under management | 138,167 | 131,690 | 134,888 | 126,673 | 112,081 |
| Book value per share* | $26.15 | $27.39 | $26.30 | $25.43 | $25.49 |
| Tier 1 Capital to risk-adjusted assets | 13.27% | 15.86% | 17.33% | 16.53% | 16.37% |
| Total Capital to risk-adjusted assets | 14.12% | 17.09% | 18.49% | 17.66% | 17.51% |
| Allowance for loan losses to total loans | 0.91% | 1.30% | 1.17% | 1.13% | 1.15% |
| Non-performing assets to total assets | 0.64% | 1.33% | 1.31% | 1.48% | 2.09% |

* Per share information has been restated to reflect the 10% stock dividend declared in 2013.

2016 ANNUAL REPORT

LETTER FROM THE PRESIDENT

## THE YEAR'S MOST EXCITING NEWS WAS WAYNE BANK'S ACQUISITION OF NBDC AND ITS TWELVE COMMUNITY OFFICES IN DELAWARE AND SULLIVAN COUNTIES, NEW YORK.

We are pleased to share with you this Annual Report, which recaps the Company's achievements and performance in 2016. As you are aware, we successfully completed the acquisition and integration of Delaware Bancshares, Inc. and its subsidiary, NBDC Bank, in the third quarter. With this transaction, the Company increased its size to $1.1 billion in total assets, $713.9 million in loans, and $925.4 million in total deposits as of December 31, 2016. We earned $6,711,000 for the year, an increase of $803,000 over the $5,908,000 earned in 2015. This resulted in an earnings per share of $1.73 in 2016 compared to $1.60 in 2015. The increases over the prior year were after the one-time expenses of $1,806,000 related to the acquisition. We also benefited from the aggressive action we took in 2015 to address non-performing loans. Credit quality metrics improved in 2016 with a significantly lower level of non-performing loans and reduced charge-offs. The Company also increased the dividend in 2016 which marks the 25th consecutive year of increases. I encourage you to read the Financial Statements and Management's Discussion and Analysis for a full report on our performance.

In 2016, Wayne Bank's mission of *Helping the Community Grow* by serving local businesses and their employees celebrated 145 years of success. Wayne Bank's primary goal as a community bank is to directly fund local businesses with money that comes from the local economy and, as a result, is reinvested back into it. Supporting our local businesses is essential to the continued growth and prosperity of the community we call home. We offer most everything the larger banks do, but in small town Community Offices with local people who genuinely care about helping local businesses grow and thrive. Wayne Bank is committed to offering a complete line of products and services that deliver comprehensive solutions for the challenges our customers face in today's changing world.

**LEWIS J. CRITELLI**
PRESIDENT AND CEO

**SUPPORTING OUR LOCAL BUSINESSES IS ESSENTIAL TO THE CONTINUED GROWTH AND PROSPERITY OF THE COMMUNITY WE CALL HOME.**

2016 ANNUAL REPORT 1

NORWOOD FINANCIAL CORP

Wayne Bank continues to excel at serving local municipalities, school districts, and governmental authorities by providing both the local and financial expertise for the unique needs of these organizations. Another sector that saw enviable growth in 2016 was indirect lending though automobile, marine, and recreational vehicle dealers. The Bank's dealer center has continued to build strong relationships and offer competitive financing to the businesses in our area.

The year's most exciting news was Wayne Bank's acquisition of NBDC and its twelve Community Offices in Delaware and Sullivan counties, New York. The new offices have been a great fit geographically, demographically, and culturally, giving Wayne Bank twenty-six Community Offices across two states and six counties. The acquisition significantly increased the Bank's deposit and loan accounts. Deposit accounts now total nearly 57,000, an increase of 56%, and loan accounts of 10,600, a 47% growth. Another exciting result of the acquisition occurred when the Company began its branding initiative for the new offices. This gave the Bank the perfect opportunity to invigorate its look and improve visibility by changing the color of its logo to a refreshing blue color, creating a visually impressive impact with the installation of blue Wayne Bank signs at the New York Community Offices.

In addition to enjoying an enhanced loan and deposit rate structure, New York customers can now take advantage of numerous new technology improvements. These include a branded consumer mobile app updated to offer instant balance functionality, a branded business mobile app with mobile deposit capture, tablet apps, remote deposit capture for business customers, enhanced debit card services including Card Valet, Apple Pay, Visa Checkout, and 23,000 surcharge-free MoneyPass compatible ATM locations.

**26 OFFICES**

**2 STATES**

**6 COUNTIES**

**>$1 BILLION**
IN ASSETS

**WAYNE BANK'S INFORMATION TECHNOLOGY DEPARTMENT IS ALWAYS WORKING TO COUNTER EVOLVING SECURITY THREATS, PREVENT FRAUD, AND PROTECT CUSTOMER DATA.**

REACHING NEW HEIGHTS 2

NORWOOD FINANCIAL CORP

Additionally, Wayne Bank hired several experienced bankers that will be tasked with expanding customer relationships including John Veleber, Senior Vice President and Delaware County Commercial Loan Officer; Vincent O'Bell, Senior Vice President and Commercial Loan Officer; Derek Bellinger, Assistant Vice President and Pike County Commercial Loan Officer; and Eileen Mershon, Assistant Vice President and Sullivan County Regional Community Office Manager.

Wayne Bank is extremely proud of the long-term dedication of its employees. Congratulations to Laurie Bishop, Assistant Office Manager of the Hawley Community Office, for forty years of service! John Carmody, Executive Vice President and Chief Credit Officer, and Jill Hessling, Community Office Manager of the Main Office in Honesdale, both achieved twenty years of service! Adding employees who celebrated fifteen, ten, and five year anniversaries, the group represents 195 years of Community Banking experience.

---

In a year filled with positive momentum, the Company did face the heartbreaking loss of two Wayne County institutions. Wayne Bank and the entire community mourned the loss of John E. Marshall, Wayne Bank's Chairman of the Board, a stalwart member of the community. Serving for thirty-three years as a board member, Mr. Marshall saw the bank grow from two offices to a $1.1 billion organization with twenty-seven offices across two states. The community also lost Kelley J. Lalley, Wayne Bank Vice President and Commercial Loan Officer. Mr. Lalley was beloved in Honesdale for his character and tireless community involvement. In Lackawanna County, we lost long-time customer favorite, Jolane Granza, a teller from the Clarks Summit Community Office.

**JOHN E. MARSHALL**
1937-2016

The Board also appointed William W. Davis, Jr. as Chairman of the Board and Dr. Andrew Forte as Vice-Chairman. The Company is very fortunate to have their guidance and leadership as we continue to build shareholder value, serve our customers and help the community grow.

All of our accomplishments are made possible by the support and confidence of our stockholders. We thank you for your ownership interest in Norwood and we work hard each day to enhance shareholder value. Please continue to keep us in mind for all your financial needs.

Lewis J. Critelli
President & CEO

REACHING NEW HEIGHTS 4

NORWOOD FINANCIAL CORP

# 2016 BOARD OF DIRECTORS

**WILLIAM W. DAVIS, JR.**
CHAIRMAN OF THE BOARD

**DR. ANDREW A. FORTE**
VICE CHAIRMAN

**LEWIS J. CRITELLI**
PRESIDENT AND CEO

**RALPH A. MATERGIA, ESQ.**
DIRECTOR

**DR. KENNETH A. PHILLIPS**
DIRECTOR

**JOSEPH W. ADAMS**
DIRECTOR

**SUSAN CAMPFIELD**
DIRECTOR

**KEVIN M. LAMONT**
DIRECTOR

***RUSSELL L. RIDD,*** *DIRECTOR EMERITUS*

2016 ANNUAL REPORT

# 26 COMMUNITY OFFICE LOCATIONS

**DELAWARE COUNTY**
ANDES, NY
FRANKLIN, NY
HAMDEN, NY
ROXBURY, NY
STAMFORD, NY
WALTON, NY

**SULLIVAN COUNTY**
CALLICOON, NY
LIBERTY, NY
MONTICELLO, NY
NARROWSBURG, NY
ROSCOE, NY
WURTSBORO, NY

STAMFORD
FRANKLIN
ROXBURY
HAMDEN
ANDES
WALTON
DELAWARE COUNTY
ROSCOE
SULLIVAN COUNTY
LAKEWOOD
CALLICOON
LIBERTY
WAYNE COUNTY
MONTICELLO
NARROWSBURG
WAYMART
WURTSBORO
HONESDALE
WILLOW AVE
LACKAWANNA COUNTY
CLARKS SUMMIT
HAWLEY
SHOHOLA
CENTRAL SCRANTON
LORDS VALLEY
MILFORD
PIKE COUNTY
MONROE COUNTY
TANNSERSVILLE
MARSHALLS CREEK
EFFORT
STROUD MALL

**LACKAWANNA COUNTY**
CENTRAL SCRANTON, PA
CLARKS SUMMIT, PA

**MONROE COUNTY**
EFFORT, PA
MARSHALLS CREEK, PA
STROUD MALL (STROUDSBURG), PA
TANNERSVILLE, PA

**PIKE COUNTY**
LORDS VALLEY, PA
MILFORD, PA
SHOHOLA, PA

**WAYNE COUNTY**
HAWLEY, PA
HONESDALE, PA
LAKEWOOD, PA
WAYMART, PA
WILLOW AVENUE (HONESDALE), PA

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

Introduction

This Management's Discussion and Analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp (the Company), and its subsidiary Wayne Bank (the Bank), as of December 31, 2016 and 2015, and for the years ended December 31, 2016, 2015, and 2014. This section should be read in conjunction with the consolidated financial statements and related footnotes.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words believes, anticipates, contemplates, expects, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in Federal and State laws, changes in interest rates, risks associated with the acquisition of Delaware Bancshares, Inc., the ability to control costs and expenses, demand for real estate, government fiscal policies, cybersecurity and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the determination of other-than-temporary impairment on securities, the determination of goodwill impairment and the fair value of financial instruments. Please refer to the discussion of the allowance for loan losses calculation under "Allowance for Loan Losses and Non-performing Assets" in the "Financial Condition" section.

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

In estimating other-than-temporary impairment losses on securities, the Company considers 1) the length of time and extent to which the fair value has been less than cost and 2) the financial condition of the issuer. The Company does not have the intent to sell these securities and it is more likely than not that it will not sell the securities before recovery of their cost basis. The Company believes that any unrealized losses at December 31, 2016 and 2015 represent temporary impairment of the securities.

The fair value of financial instruments is based upon quoted market prices, when available.  For those instances where a quoted price is not available, fair values are based upon observable market based parameters as well as unobservable parameters.  Any such valuation is applied consistently over time.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

In connection with the acquisition of North Penn Bancorp, Inc. in 2011, we recorded goodwill in the amount of $9.7 million, representing the excess of amounts paid over the fair value of the net assets of the institution acquired at the date of acquisition.  In connection with the acquisition of Delaware Bancshares, Inc. in 2016, we recorded goodwill in the amount of $1.6 million, representing the excess of amounts paid over the fair value of the net assets of the institution acquired at the date of acquisition.  Goodwill is tested annually and deemed impaired when the carrying value of goodwill exceeds its implied fair value.

Results of Operations – Summary

Net income for the Company for the year ended December 31, 2016 was $6,711,000 which was $803,000 higher than the $5,908,000 earned in 2015.  Basic and diluted earnings per share were $1.74 and $1.73, respectively, in 2016 compared to $1.60 per share for basic and diluted in 2015.  The return on average assets (ROA) for the year ended December 31, 2016 was 0.74% and the return on average equity (ROE) was 6.17% compared to an ROA of 0.80% and an ROE of 5.83% in the prior year.  The improvement in earnings over the prior year was the result of the benefits realized from the acquisition of Delaware Bancshares, Inc. ("Delaware") on July 31, 2016.  Net interest income increased $4,069,000 and the provision for loan losses decreased $2,530,000 in 2016 which offset increased expenses related to the acquisition, including $1,806,000 of one-time merger costs.

Net interest income (fully taxable equivalent, or fte) totaled $30,339,000 which was an increase of $4,457,000 from the 2015 total.  Average loans outstanding increased $96.9 million in 2016 which resulted in an increase in fte interest income of $4,476,000, while an 11 basis point decrease in the yield earned impacted earnings negatively by $672,000.  The reduced yield was due to loan production at current market rates.  Average loan balances and loan yields were also impacted by the $112.1 million of loans acquired from Delaware.  Total average securities increased $55.6 million in 2016 due primarily to the Delaware acquisition which contributed to a $1,023,000 increase in fte interest income.  Average interest-bearing deposits with banks were $8.2 million in 2016 and interest income in this area increased $26,000.  Average interest-bearing deposits increased $106.5 million due to the acquisition and resulted in a $182,000 increase in interest expense.  The cost of borrowed funds increased $214,000 compared to the prior year due primarily to a $7.8 million increase in average long-term borrowings.  The resulting fte net interest margin decreased 15 basis points to 3.60% in 2016 as a 20 basis point reduction in the yield earned was only partially offset by a 5 basis point decrease in the cost of funds.

Loans receivable increased $154.0 million from the prior year-end due primarily to the $112.1 million of loans acquired from Delaware.  Organic growth included a $22.8 million increase in commercial loans due primarily to an $18.6 million increase in commercial real estate loans.  Residential mortgage loans and construction loans increased $5.4 million internally after the sale of $1.7 million in  fixed-rate residential mortgage loans for the purpose of interest rate risk management.  Consumer loans increased $13.7 million internally in 2016 due to a $16.5 million increase in indirect auto and marine financing.  Total non-performing loans decreased from $7.1 million and 1.27% of total loans at the end of 2015 to $1.8 million, or 0.25% of total loans on December 31, 2016.  The significant decrease includes the transfer of one loan relationship with a balance of $5,015,000 on December 31, 2015 to foreclosed real estate owned in 2016.  Net charge-offs totaled $2,885,000 in 2016 which was a decrease from the $3,157,000 recorded in 2015.  Based on management's analysis, the Company determined that it would be appropriate to allocate $2,050,000 to the allowance for loan losses in 2016 which resulted in a decrease in the ratio of the allowance for loan losses to total loans outstanding to 0.91% compared to 1.30% on December 31, 2015.  The decrease in the ratio of the allowance for loan losses to total loans outstanding reflects the impact of the loans acquired from Delaware with no allowance.  Based on the improvement in credit quality, the allowance for loan losses represented 336% of total non-performing loans on December 31, 2016 compared to 102% as of December 31, 2015.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

Other income for the year ended December 31, 2016 totaled $5,179,000 compared to $4,699,000 in the prior year, an increase of $480,000.  Gains on the sale of loans and investment securities decreased $392,000 in the aggregate, while all other items of other income increased $872,000, net. Service charges and fees collected from the expanded customer base contributed to this increase.

Other expenses were $23,124,000 in 2016 compared to $17,100,000 for the similar period in 2015, an increase of $6,024,000.  Salaries and benefits costs increased $2,393,000 in 2016 while occupancy and furniture and equipment costs increased $543,000 and all other operating expenses increased $3,088,000, net, due to costs related to the acquisition and the operation of twelve new community offices.  Included in the increased expenses are $1.8 million of one-time merger related expenses.  Income tax expense for the year totaled $1,884,000 which was an increase of $252,000 from the prior year.  The effective tax rate in 2016 was 21.9% compared to 21.6% in 2015.

The following table sets forth changes in net income (in thousands):

Net income 2015	$5,908
Net interest income	4,069
Provision for loan losses	2,530
Net gains on sales of loans and securities	(392)
Other income	872
Salaries and employee benefits	(2,393)
Occupancy, furniture and equipment	(543)
Foreclosed real estate owned	231
Merger related	(1,806)
Other expenses	(1,513)
Income tax expense	(252)
Net income for 2016	$6,711

Net income for the year ended December 31, 2015 was $5,908,000 which was $1,749,000 lower than the $7,657,000 earned in 2014.  Basic and diluted earnings per share were $1.60 in 2015 compared to $2.10 per share in 2014.  The return on average assets (ROA) for the year ended December 31, 2015 was 0.80% and the return on average equity (ROE) was 5.83% compared to an ROA of 1.08% and an ROE of 7.92% in the prior year.  The reduction in earnings from the prior year was the result of increased provision for loan losses and a decrease in net gains recognized on the sale of loans and securities which was partially offset by a decrease in expenses related to foreclosed properties.

Net interest income (fte) totaled $25,882,000 which was an increase of $64,000 from the 2014 total.  Average loans outstanding increased $29.0 million in 2015 but a 21 basis point decrease in the yield earned limited the increase in fte interest income to $288,000.  The reduced yield was due to loan production at current market rates.  Total average securities decreased $4.9 million in 2015 which contributed to a $178,000 decrease in fte interest income.  Average interest-bearing deposits with banks were $3.5 million higher in 2015 and interest income in this area increased $9,000.  Growth of the funding base led to a $50,000 increase in interest expense.  A 2 basis point reduction in the cost of interest-bearing deposits lead to reduced interest expense on deposits of $42,000 despite a $19.1 million increase in average total deposits.  The cost of borrowed funds increased $92,000 compared to the prior year due primarily to a $5.8 million increase in average long-term borrowings.  The resulting fte net interest margin decreased 15 basis points to 3.75% in 2015 as a 16 basis point reduction in the yield earned was only partially offset by a 1 basis point decrease in the cost of funds.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

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

Other expenses were $17,100,000 in 2015 compared to $17,727,000 for the similar period in 2014, a decrease of $627,000.  Salaries and benefits costs decreased $81,000 in 2015 due primarily to reduced incentive compensation.  Occupancy and furniture and equipment costs decreased $35,000. Foreclosed real estate costs decreased $644,000 from the prior period.  All other operating expenses increased $133,000, net.  Income tax expense for the year totaled $1,632,000 which was a decrease of $974,000 from the prior year.  The effective tax rate in 2015 was 21.6% compared to 25.4% in 2014 due primarily to a higher proportion of tax-exempt income.

The following table sets forth changes in net income (in thousands):

Net income 2014	$7,657
Net interest income	(39)
Provision for loan losses	(2,900)
Net gains on sales of loans and securities	(572)
Other income	161
Salaries and employee benefits	81
Occupancy, furniture and equipment	35
Foreclosed real estate owned	644
Other expenses	(133)
Income tax expense	974
Net income for 2015	$5,908

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

FINANCIAL CONDITION

Total Assets

Total assets as of December 31, 2016, were $1.1 billion compared to $750.5 million as of year-end 2015, an increase of $360.6 million.  Growth related to the acquisition of Delaware Bancshares was $368.6 million.

Loans Receivable

As of December 31, 2016, loans receivable totaled $713.9 million compared to $559.9 million as of year-end 2015, an increase of $154.0 million.  Growth related to the acquisition totaled $112.1 million.  Commercial loans grew $55.5 million, while retail loans increased $98.5 million during the year.

Residential real estate loans, which include home equity lending, totaled $237.2 million as of December 31, 2016, compared to $161.8 million as of year-end 2015, an increase of $75.4 million.  The Company does not originate any non-traditional mortgage products such as interest-only loans or option adjustable rate mortgages and has no sub-prime mortgage exposure.  The Company evaluates sales of its long-term, fixed-rate residential loan production for interest rate risk management, with $1.7 million of long-term, fixed-rate loans sold into the secondary market during 2016.  In the current interest rate environment, the Company expects to continue selling mortgage loans in 2017. The Company's home equity loan portfolio, which is included in residential real estate loans,  increased $9.1 million in 2016.

Commercial loans consist principally of loans made to small businesses within the Company's market and are usually secured by real estate or other assets of the borrower. Commercial real estate loans totaled $320.2 million as of December 31, 2016, increasing from $279.1 million as of December 31, 2015.  The terms for commercial real estate loans are typically 15 to 20 years, with adjustable rates based on a spread to the prime rate or fixed for the initial three to five year period then adjusting to a spread to the prime rate. The majority of the Company's commercial real estate portfolio is owner occupied and includes the personal guarantees of the principals. Commercial loans consisting principally of lines of credit and term loans secured by equipment or other assets increased $14.4 million to $85.5 million as of December 31, 2016.

The Company's indirect lending portfolio (included in consumer loans to individuals) increased $17.9 million to $41.5 million as of December 31, 2016.

Allowance for Loan Losses and Non-Performing Assets

The allowance for loan losses totaled $6,463,000 as of December 31, 2016 and represented 0.91% of total loans receivable compared to $7,298,000 and 1.30% of total loans as of year-end 2015. The decrease in the ratio of the allowance for loan losses to total loans outstanding reflects the impact of the loans acquired from Delaware with no allowance.  Net charge-offs for 2016 totaled $2,885,000 and represented 0.46% of average loans compared to $3,157,000 and 0.60% of average loans in 2015.

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

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

As of December 31, 2016, non-performing loans totaled $1,927,000 and represented 0.25% of total loans compared to $7,132,000 or 1.27% as of December 31, 2015.  The significant decrease in the level of non-performing loans is due to the transfer of one loan relationship with a balance of $5.0 million on December 31, 2015 to foreclosed real estate owned in 2016.  Based on management's analysis, the Company added $2,050,000 to the allowance for loan losses for the year ended December 31, 2016 compared to $4,580,000 in 2015.

Foreclosed real estate owned totaled $5,302,000 as of December 31, 2016 and $2,847,000 as of December 31, 2015. The increase is due primarily  to the transfer of one loan relationship with a carrying value of $5.0 million as of December 31, 2015 which was partially offset by a subsequent write down of $2.4 million.  During 2016, eight properties with a carrying value of $595,000 were disposed of through sales.  The Company recorded a net gain of $61,000 from the sale of the properties.

Management assesses the adequacy of the allowance for loan losses on a quarterly basis. The process includes a review of the risks inherent in the loan portfolio. It includes an analysis of impaired loans and a historical review of losses. Other factors considered in the analysis include: concentrations of credit in specific industries in the commercial portfolio, the local and regional economic condition, trends in delinquencies, internal risk rating classifications, and growth in the portfolio.  For loans acquired, including those that are not deemed impaired at acquisition, credit discounts representing the principal losses expected over the life of the loan are a component of the initial fair value.  Subsequent to the purchase date, the methods utilized to estimate the required allowance for credit losses for these loans is similar to originated loans; however, the Company records a provision for loan losses only when the required allowance exceeds any remaining credit discounts.

The Company has limited exposure to higher-risk loans. The Company does not originate option ARM products, interest only loans, sub-prime loans or loans with initial teaser rates in its residential real estate portfolio. The Company has $8.3 million of junior lien home equity loans. For 2016, net charge-offs for this portfolio totaled $43,000.

As of December 31, 2016, the Company considered its concentration of credit risk profile to be acceptable. The highest concentrations are in commercial rentals and the hospitality lodging industry.

During 2016, the Company recognized a decrease in its adversely classified loans. The Company assesses a loss factor against the classified loans, which is based on prior experience. Classified loans which are considered impaired are measured on a loan by loan basis. The Company values such loans by either the present value of expected cash flows, the loan's obtainable market price or the fair value of collateral if the loan is collateral dependent.

At December 31, 2016, the recorded investment in impaired loans, not requiring an allowance for loan losses was $2,624,000 (net of charge-offs against the allowance for loan losses of $831,000).  There were no loans requiring an allowance. The recorded investment in impaired loans not requiring an allowance for loan losses was $2,855,000 (net of charge-offs of $1,971,000) and $6,373,000 for impaired loans requiring an allowance for loan losses as of December 31, 2015.

As a result of its analysis, after applying these factors, management considers the allowance as of December 31, 2016, adequate. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses, that might be incurred in the future.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
The following table sets forth information with respect to the Company's allowance for loan losses at the dates indicated:

	Year ended December 31,
	(dollars in thousands)
	2016		2015		2014		2013		2012

Allowance balance at beginning of period	$7,298		$5,875		$5,708		$5,502		$5,458
Charge-offs:
Real Estate loans
Residential	(123)		(224)		(270)		(603)		(541)
Commercial	(2,711)		(2,883)		(1,196)		(1,488)		(1,632)
Construction	-		-		-		(40)		(181)
Commercial loans	(15)		-		-		(4)		(24)
Consumer loans	(102)		(91)		(80)		(90)		(59)
Total	(2,951)		(3,198)		(1,546)		(2,225)		(2,437)
Recoveries:
Real Estate loans
Residential	6		20		-		9		7
Commercial	15		-		2		-		-
Construction	-		-		-		-		-
Commercial loans	-		-		-		-		-
Consumer loans	45		21		31		22		24
Total	66		41		33		31		31
Provision expense	2,050		4,580		1,680		2,400		2,450
Allowance balance at end of period	$6,463		$7,298		$5,875		$5,708		$5,502
Allowance for loan losses as a percent
of total loans outstanding	0.91%		1.30%		1.17%		1.13%		1.15%
Net loans charged off as a percent of
average loans outstanding	0.46%		0.60%		0.30%		0.45%		0.50%
Allowance coverage of non-performing loans	3.4	x	1.0	x	1.1	x	0.6	x	0.4	x

The following table sets forth information regarding non-performing assets.

	December 31,
	(dollars in thousands)
	2016	2015	2014	2013	2012
Non-accrual loans:
Real Estate loans
Residential	$1,136	$440	$1,675	$1,704	$2,846
Commercial	762	6,649	3,921	7,843	10,026
Construction	28	—	—	—	—
Commercial loans	—	43	—	—	328
Consumer loans	—	—	4	—	—
Total	1,926	7,132	5,600	9,547	13,200

Accruing loans which are contractually
past due 90 days or more	1	—	—	—	—

Total non-performing loans	1,927	7,132	5,600	9,547	13,200
Foreclosed real estate	5,302	2,847	3,726	1,009	852
Total non-performing assets	$7,229	$9,979	$9,326	$10,556	$14,052

Non-performing loans to total loans	0.25%	1.27%	1.12%	1.90%	2.77%

Non-performing loans to total assets	0.17%	0.95%	0.79%	1.34%	1.96%

Non-performing assets to total assets	0.64%	1.33%	1.31%	1.48%	2.09%

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
Securities

The securities portfolio consists of issues of United States Treasury securities, United States Government agencies, including mortgage-backed securities, municipal obligations, and corporate debt. The Company classifies its investments into two categories: held to maturity (HTM) and available for sale (AFS). The Company does not have trading securities. Securities classified as HTM are those in which the Company has the ability and the intent to hold the security until contractual maturity. As of December 31, 2016, there were no securities carried in the HTM portfolio. Securities classified as AFS are eligible to be sold due to liquidity needs or interest rate risk management. These securities are adjusted to and carried at their fair value with any unrealized gains or losses recorded net of deferred income taxes, as an adjustment to capital and reported in the equity section of the Consolidated Balance Sheet as other comprehensive income. As of December 31, 2016, $302.6 million of securities were so classified and carried at their fair value, with unrealized losses, net of tax, of $4,438,000 included in accumulated other comprehensive income as a component of stockholders' equity.

As of December 31, 2016, the average life of the portfolio was 5.5 years. The Company has maintained a relatively short average life in the portfolio in order to generate cash flow to support loan growth and maintain liquidity levels.  During 2016, the portfolio increased $163.7 million as a result of the acquisition of Delaware.  Purchases for the year totaled $101.0 million, while maturities and cash flow totaled $26.2 million and proceeds from sales were $110.7 million. The purchases were funded principally by cash flow generated from the portfolio and excess overnight liquidity.  The sales include securities that were acquired from Delaware which were sold immediately for a variety of factors, including non-conformance with Company policies.

The carrying value of the securities portfolio at December 31 is as follows:

	2016		2015
	(dollars in thousands)
	Carrying	% of	Carrying	% of
	Value	portfolio	Value	portfolio

U.S. Treasury securities	$1,997	0.7%	$—	—%
U.S. Government agencies	—	—%	9,169	6.6%
States and political subdivisions	125,101	41.4%	60,755	43.8%
Corporate obligations	10,112	3.3%	4,974	3.5%
Mortgage-backed securities – government sponsored entities	164,930	54.5%	63,569	45.8%
Equity securities – financial services	424	0.1%	384	0.3%

Total	$302,564	100.0%	$138,851	100.0%

The portfolio had no adjustable-rate instruments as of December 31, 2016 and 2015. The portfolio contained no private label mortgage backed securities, collateralized debt obligations (CDOs), or  trust preferred securities, and no off-balance sheet derivatives were in use.   As of December 31, 2016, the portfolio did not contain any step-up bonds.  The mortgage-backed securities portfolio includes pass-through bonds and collateralized mortgage obligations (CMO's) with Fannie Mae, Freddie Mac and the  Government National Mortgage Association (GNMA).

The Company evaluates the securities in its portfolio for other-than-temporary-impairment (OTTI) as fair value declines below cost. In estimating OTTI management considers (1) the length of time and the extent of the decline in fair value and (2) the financial condition and near-term prospects of the issuer. As of December 31, 2016, the Company held 247 investment securities in a loss position which had a combined unrealized loss of $7.8 million. Management believes that these losses are principally due to changes in interest rates and represent temporary impairment as the Company does not have the intent to sell these securities and it is more likely than

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

not that it will not have to sell the securities before recovery of their cost basis. The Company also holds a small portfolio of equity securities of other financial institutions.  As of December 31, 2016, none of these equity securities were in an unrealized loss position.  No impairment charges have been recognized in 2016, 2015 and 2014.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company uses fair value measurements to record fair value adjustments to certain financial instruments and determine fair value disclosures (see Note 14 of Notes to the Consolidated Financial Statements).

Approximately $302.6 million, which represents 27.2% of total assets at December 31, 2016,  consisted of financial instruments recorded at fair value on a recurring basis. This amount consists entirely of the Company's available for sale securities portfolio. The Company uses valuation methodologies involving market-based or market-derived information, collectively Level 1 and 2 measurements, to measure fair value. There were no transfers into or out of Level 3 for any instruments for the years ending December 31, 2016 and 2015.

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

The Company also utilizes a third party provider to provide the fair value of certain loan servicing rights.  Fair value for the purpose of this measurement is defined as the amount at which the asset could be exchanged in a current transaction between willing parties, other than in a forced liquidation.  The fair value of mortgage servicing rights as of December 31, 2016 and 2015 was $250,000 and $291,000, respectively.

DEPOSITS

The Company, through the community offices of the Bank, provides a full range of deposit products to its retail and business customers. These products include interest-bearing and non-interest bearing transaction accounts, statement savings and money market accounts. Time deposits consist of certificates of deposit (CDs) with terms of up to five years and include Individual Retirement Accounts. The Bank participates in the Jumbo CD ($100,000 and over) markets with local municipalities and school districts, which are typically awarded on a competitive bid basis. The Company has no brokered deposits nor does it participate in the Certificate of Deposit Account Registry Service (CDARS).

Total deposits as of December 31, 2016, totaled $925.4 million, increasing $374.5 million from year-end 2015. The increase included $327.3 million of deposits which were acquired from Delaware. Organic growth included a $17.0 million increase in non-interest bearing demand balances and a $27.5 million increase in certificates of deposit.  The large increase in certificates of deposit includes deposits of local municipalities and school districts which were held in more liquid accounts at year-end 2015.

Time deposits of $250,000 or more, which consist principally of school district funds, other public funds and short-term deposits from large commercial customers with maturities generally less than one year, totaled $59.0 million as of December 31, 2016, compared to $22.0 million at year-end 2015.  These deposits are subject to competitive bid and the Company bases its bid on current interest rates, loan demand, investment portfolio structure and the relative cost of other funding sources.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
As of December 31, 2016, non-interest bearing demand deposits totaled $191.5 million compared to $107.8 million at year-end 2015. Cash management accounts in the form of securities sold under agreements to repurchase included in short-term borrowings, totaled $32.8 million at year end 2016 compared to $33.6 million as of December 31, 2015. These balances represent commercial and municipal customers' funds invested in overnight securities. The Company considers these accounts as a source of core funding.

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

Net interest income, which is the primary source of the Company's earnings, is impacted by changes in interest rates and the relationship of different interest rates. To manage the impact of the rate changes, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals.  The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. As of December 31, 2016, the level of net interest income at risk in a ± 200 basis points increase was within the Company's policy limit of a decline less than 8% of net interest income.

Imbalances in repricing opportunities at a given point in time reflect interest-sensitivity gaps measured as the difference between rate-sensitive assets and rate-sensitive liabilities. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indicators of potential interest rate exposures over specific intervals.

At December 31, 2016, the Bank had a positive 90-day interest sensitivity gap of $34.7 million or 3.1% of total assets.  A positive gap indicates that the balance sheet has a higher level of rate-sensitive assets (RSA) than rate-sensitive liabilities (RSL) at the specific time interval. This would indicate that in an increasing rate environment, the yield on interest-earning assets would increase faster than the cost of interest-bearing liabilities in the 90 day time frame. The level of RSA and RSL for an interval is managed by ALCO strategies, including adjusting the average life of the investment portfolio through purchases and sales, pricing of deposit liabilities to attract long or short term time deposits, utilizing borrowings to fund loan growth, loan pricing to encourage variable rate products and evaluation of loan sales of long term fixed rate mortgages.

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

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
The following table displays interest-sensitivity as of December 31, 2016 (in thousands):

	3 Months	3-12		Over
	Or Less	Months	1-3 Years	3 Years	Total
Federal funds sold and
interest-bearing deposits	$2,174	$—	$100	$—	$2,274
Securities	7,476	21,583	59,163	214,342	302,564
Loans Receivable	158,060	165,189	199,137	191,503	713,889
Total Rate Sensitive Assets (RSA)	$167,710	$186,772	$258,400	$405,845	$1,018,727

Non-maturity interest-bearing deposits	$65,059	$64,050	$170,069	$139,206	$438,384
Time Deposits	48,730	126,075	88,233	32,518	295,556
Borrowings	19,252	18,092	23,391	4,077	64,812
Total Rate Sensitive Liabilities (RSL)	$133,041	$208,217	$281,693	$175,801	$798,752

Interest sensitivity gap	$34,669	$(21,445)	$(23,293)	$230,044	$219,975
Cumulative gap	34,669	13,224	(10,069)	219,975
RSA/RSL-cumulative	126.1%	103.9%	98.4%	127.5%

As of December 31, 2015
Interest sensitivity gap	$38,817	$11,614	$(57,114)	$168,269	$161,586
Cumulative gap	38,817	50,431	(6,683)	161,586
RSA/RSL-cumulative	140.9%	122.8%	98.5%	130.1%

Certain interest-bearing deposits with no stated maturity dates are included in the interest-sensitivity table above.  The balances allocated to the respective time periods represent an estimate of the total outstanding balance that has the potential to migrate either through withdrawal or transfer to time deposits, thereby impacting the interest-sensitivity position of the Company.  The estimates were derived from a non-maturity deposit study which was prepared by an independent third party provider in 2016.  The purpose of the study was to estimate the average lives of various deposit types and their pricing sensitivity to movements in market interest rates.

LIQUIDITY

Liquidity is the ability to fund customers' borrowing needs and their deposit withdrawal requests while supporting asset growth. The Company's primary sources of liquidity include deposit generation, asset maturities, cash flow from payments on loans and securities and access to borrowing from the Federal Home Loan Bank and other correspondent banks.

As of December 31, 2016, the Company had cash and cash equivalents of $17.2 million in the form of cash, due from banks, balances with the Federal Reserve Bank, and short-term deposits with other institutions. In addition, the Company had total securities available for sale of $302.6 million, which could be used for liquidity needs. This totals $319.8 million and represents 28.8% of total assets compared to $148.9 million and 19.8% of total assets as of December 31, 2015. The Company also monitors other liquidity measures, all of which were within the Company's policy guidelines as of December 31, 2016. Based upon these measures, the Company believes its liquidity position is adequate.

The Company maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB), the Atlantic Community Bankers Bank (ACBB) and other correspondent banks, which support liquidity needs. The total available under all the lines was $356.8 million, with $0 outstanding at December 31, 2016 and $19.7

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

million outstanding at December 31, 2015. The maximum borrowing capacity from FHLB was $316.8 million. As of December 31, 2016, the Company had $32.0 million in term borrowings from the FHLB, compared to $41.1 million at December 31, 2015.

OFF-BALANCE SHEET ARRANGEMENTS

    The Company's financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments, as of December 31, 2016 totaled $82.6 million. They consisted of  $22.2 million of commitments for residential and commercial real estate, construction and land developments loans, $24.7 million in unused home equity lines of credit, $5.6 million in performance and standby letters of credit and $30.1 million in other unused commitments, principally commercial lines of credit. Because these instruments have fixed maturity dates and many of them will expire without being drawn upon, they do not represent any significant liquidity risk.

Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

The following table represents the aggregate of on and off-balance sheet contractual obligations to make future payments (in thousands):

CONTRACTUAL OBLIGATIONS

	December 31, 2016
	Total	Less than 1 year	1-3 years	4-5 years	Over 5 years

Time deposits	$295,557	$174,814	$88,233	$32,331	$179
Long-term debt	32,001	14,025	2,296	11,112	4,568
Operating leases	3,470	381	767	705	1,617

	$331,028	$189,220	$91,296	$44,148	$6,364

RESULTS OF OPERATIONS

NET INTEREST INCOME

Net interest income is the most significant source of revenue for the Company and represented 84.7% of total revenue for the year ended December 31, 2016.  Net interest income (fte) totaled $30,339,000 for the year ended December 31, 2016 compared to $25,882,000 for 2015, an increase of $4,457,000.  The resulting fte net interest spread and net interest margin were 3.46% and 3.60%, respectively, in 2016 compared to 3.61% and 3.75%, respectively, in 2015.

Interest income (fte) for the year ended December 31, 2016 totaled $33,993,000 compared to $29,140,000 in 2015.  The fte yield on average earning assets was 4.03%, decreasing 20 basis points from the 4.23% reported last year.  The low interest rate environment impacted the yield earned as new loan production was added at historically low rates.  This impacted loan yields which earned 4.50% in 2016 compared to 4.61% in the prior year.  The reduced yield was offset by a $96.9 million increase in average loans outstanding due primarily to loans acquired from Delaware, and interest income (fte) from loans increased $3.8 million.  The yield on securities decreased 33 basis points in 2016 due primarily to the lower yielding portfolio acquired from Delaware.  A $55.6 million increase in average securities outstanding offset the lower yield, and interest income (fte) from the portfolio improved $1.0 million.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
Interest expense was $3,654,000 in 2016 which resulted in an average cost of interest-bearing liabilities of 0.57% compared to total interest expense of $3,258,000 in 2015 with an average cost of 0.62%.  The continued low rate environment also impacted rates paid on deposits as the Company reduced rates paid on time deposits to market levels.  Total interest-bearing deposits cost 0.46% in 2016 which was 6 basis points lower than the 0.52% cost in the prior year.  Time certificates of deposit repriced to current market rates upon maturity and new growth was added at the reduced levels.  Time deposits acquired from Delaware also impacted the cost of deposits.  Long-term borrowings also repriced downward in 2016 reflecting a the impact from low-cost borrowings originated in recent years.

Net interest income represented 83.9% of total revenue for the year ended December 31, 2015.  Net interest income (fte) totaled $25,882,000 for the year ended December 31, 2015 compared to $25,818,000 for 2014, an increase of $64,000.  The resulting fte net interest spread and net interest margin were 3.61% and 3.75%, respectively, in 2015 compared to 3.76% and 3.90%, respectively, in 2014.

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

Interest expense was $3,258,000 in 2015 which resulted in an average cost of interest-bearing liabilities of 0.62% compared to total interest expense of $3,208,000 in 2014 with an average cost of 0.63%.  The continued low rate environment also impacted rates paid on deposits as the Company reduced rates paid on time deposits to market levels.  Total interest-bearing deposits cost 0.52% in 2015 which was 2 basis points lower than the 0.54% cost in the prior year due primarily to a 14 basis point reduction in time deposits as certificates repriced to current market rates upon maturity and new growth was added at the reduced levels.  Long-term borrowings also repriced downward in 2015 reflecting the impact from low-cost borrowings originated in recent years.

OTHER INCOME

Other income totaled $5,179,000 for the year ended December 31, 2016 compared to $4,699,000 in 2015, an increase of $480,000.  Gains from the sales of loans and securities decreased $392,000 from the prior year, while all other items of other income increased $872,000, net.  The increase reflects the increased fees related to the Delaware acquisition.

 Other income totaled $4,699,000 for the year ended December 31, 2015 compared to $5,110,000 in 2014, a decrease of $411,000.  Gains from the sales of loans and securities decreased $572,000 from the prior year, while all other items of other income increased $161,000, net.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
Other Income (dollars in thousands)
For the year ended December 31

	2016	2015	2014
Service charges on deposit accounts	$200	$168	$176
ATM Fees	258	220	206
NSF Fees	1,171	850	932
Safe deposit box rental	66	62	63
Loan related service fees	319	451	370
Debit card	874	660	620
Fiduciary activities	448	439	437
Commissions on mutual funds & annuities	143	143	94
Gain on sales of mortgage loans	54	104	132
Earnings on and proceeds from bank-owned life insurance	888	664	685
Other income	474	312	225
	4,895	4,073	3,940
Net realized gains on sales of securities	284	626	1,170

Total	$5,179	$4,699	$5,110

OTHER EXPENSES

Other expenses totaled $23,124,000 for the year ended December 31, 2016 compared to $17,100,000 in the prior year.  The $6,024,000 increase in costs includes $1,806,000 of one-time merger expenses plus the costs of acquiring and operating twelve new community offices.  Salaries and benefits costs increased $2,393,000 in 2016 while occupancy and equipment costs increased $543,000.  All other operating expenses increased $3,088,000, net, which includes $1,806,000 of one-time merger expenses.  The Company's efficiency ratio, which measures total other expenses as a percentage of net interest income (fte) plus other income, was 65.1% in 2016 compared to 55.9% in 2015.  Merger costs contributed to the increased ratio.

Other expenses totaled $17,100,000 for the year ended December 31, 2015 compared to $17,727,000 in the prior year.  The $627,000 decrease in costs includes a $644,000 decrease in expenses related to foreclosed real estate owned.  Salaries and benefits costs decreased $81,000 in 2015 while occupancy and equipment costs decreased $35,000.  All other operating expenses increased $133,000, net.  The Company's efficiency ratio, which measures total other expenses as a percentage of net interest income (fte) plus other income, was 55.9% in 2015 compared to 57.3% in 2014.

Other Expenses (dollars in thousands)
For the year ended December 31

	2016	2015	2014
Salaries	$7,054	$5,752	$5,744
Employee benefits	3,874	2,783	2,872
Occupancy	2,077	1,660	1,676
Furniture and equipment	548	422	441
Data processing and related operations	1,337	943	929
Federal Deposit Insurance Corporation insurance assessment	412	411	420
Advertising	283	240	224
Professional fees	836	730	671
Postage and telephone	566	436	414
Office supplies	379	255	278
Taxes, other than income	731	711	649
Foreclosed real estate	680	911	1,555
Amortization of intangible assets	122	105	121
Merger related	1,806	-	-
Other	2,419	1,741	1,733
Total	$23,124	$17,100	$17,727

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
INCOME TAXES

Income tax expense for the year ended December 31, 2016 totaled $1,884,000 which resulted in an effective tax rate of 21.9% compared to $1,632,000 and 21.6% for 2015.

Income tax expense for the year ended December 31, 2015 totaled $1,632,000 which resulted in an effective tax rate of 21.6% compared to $2,606,000 and 25.4% for 2014.  The decrease in the effective rate reflects a higher proportion of tax-exempt income.

CAPITAL AND DIVIDENDS

Total stockholders' equity as of December 31, 2016, was $111.1 million, compared to $101.0 million as of year-end 2015.  The increase was due primarily to a $12.2 million increase resulting from additional common shares issued in connection with the Delaware acquisition.  As of  December 31, 2016 the Company had a leverage capital ratio of 9.16%, a Tier 1 risk-based capital ratio of 13.27%, a common equity Tier 1 risk-based capital ratio of 13.27% and a total risk-based capital ratio of 14.12% compared to 12.40%, 15.86%, 15.86% and 17.09%, respectively, at December 31, 2015.  The reduced ratios reflect the impact from the acquisition of Delaware.

The Company's common stock is traded on the Nasdaq Global Market under the symbol, NWFL. As of December 31, 2016, there were approximately 2,700 shareholders based on transfer agent mailings.

The following table sets forth the price range and cash dividends declared per share regarding common stock for the periods indicated:

	Closing Price Range		Cash dividends
	High	Low	Declared per share
Year 2016
First Quarter	$30.90	$26.25	$0.31
Second Quarter	29.00	27.51	0.31
Third Quarter	29.75	27.60	0.31
Fourth Quarter	34.50	28.53	0.32

Year 2015
First Quarter	$30.00	$27.69	$0.31
Second Quarter	30.90	27.88	0.31
Third Quarter	30.64	28.01	0.31
Fourth Quarter	29.30	27.69	0.31

The book value of the common stock was $26.15 per share as of December 31, 2016 compared to $27.39 as of December 31, 2015.  As of year-end 2016, the closing stock price was $33.14 per share, compared to $28.75 as of December 31, 2015.

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

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

STOCK PERFORMANCE GRAPH

Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in the Nasdaq Stock Market index and (b) the cumulative total stockholder return on stocks included in the Nasdaq Bank index, as prepared by Zack's Investment Research, Inc. using data from the Center for Research in Securities Prices (CRSP) at the University of Chicago. All three investment comparisons assume the investment of $100 at the market close on December 31, 2011 and the reinvestment of dividends paid. The graph provides comparison at December 31, 2011 and each fiscal year through December 31, 2016.

There can be no assurance that the Company's future stock performance will be the same or similar to the historical performance shown in the above graph. The Company neither makes nor endorses any predictions as to stock performance.

LEGEND

Symbol	CRSP Total Returns Index for:	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16
♦	Norwood Financial Corp	$100.00	$112.93	$116.88	$131.58	$135.82	$163.54
■	CRSP Nasdaq U.S. Index	100.00	118.26	164.83	190.07	204.70	224.75
▲	Nasdaq Bank Index	100.00	119.64	171.23	179.93	195.98	265.31

       Notes:

A.  Data complete through last fiscal year.
B.  Corporate Performance Graph with peer group only performance (excludes only company).
C.  Peer group indices use beginning of period market capitalization weighting.
D.  Prepared by Zacks Investment Research, Inc. Used with permission.  All rights reserved.  Copyright 1980-2017.
E.  Index Data:  Calculated (or Derived) based from CRSP NASDAQ Stock Market (US Companies) and CRSP NASDAQ    Banks Index, Center for Research in
 Security Prices (CRSP®), Graduate School of  Business, The University of  Chicago.  Copyright 2017.  Used with permission.  All rights reserved.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NORWOOD FINANCIAL CORP
SUMMARY OF QUARTERLY RESULTS (UNAUDITED)
(Dollars in thousands, except per share amounts)

2016	December 31	September 30	June 30	March 31

Interest income	$9,456	$8,528	$7,234	$7,026
Interest expense	1,005	958	840	851
Net interest income	8,451	7,570	6,394	6,175
Provision for loan losses	450	450	700	450
Other income	1,475	1,399	1,018	1,003
Net realized gains on sales of securities	15	-	205	64
Other expense	6,568	7,679	4,528	4,349
Income before income taxes	2,923	840	2,389	2,443
Income tax expense	577	228	511	567
NET INCOME	$2,346	$612	$1,878	$1,876
Basic earnings per share	$0.57	$0.15	$0.51	$0.51
Diluted earnings per share	$0.56	$0.15	$0.51	$0.51

2015
	December 31	September 30	June 30	March 31

Interest income	$6,936	$6,872	$6,882	$7,088
Interest expense	824	819	833	781
Net interest income	6,112	6,053	6,049	6,307
Provision for loan losses	2,820	720	420	620
Other income	1,098	1,008	999	968
Net realized gains on sales of securities	118	63	134	311
Other expense	4,674	4,070	4,168	4,187
Income (loss) before income taxes	(166)	2,334	2,594	2,779
Income tax expense (benefit)	(294)	557	631	738
NET INCOME	$128	$1,777	$1,963	$2,041
Basic earnings per share	$0.04	$0.48	$0.53	$0.55
Diluted earnings per share	$0.04	$0.48	$0.53	$0.55

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NORWOOD FINANCIAL CORP CONSOLIDATED AVERAGE BALANCE SHEETS WITH
RESULTANT INTEREST AND RATES
(Tax-Equivalent Basis, dollars in thousands)

Year Ended December 31	2016			2015				2014
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(2)	(1)		(2)	(1)		(2)	(1)

ASSETS
Interest-earning assets:
Interest bearing deposits with banks	$8,182	$42	0.51%	$6,392	$16	0.25%	$2,910	$7	0.24%
Securities held-to-maturity	—	—	—	—	—	—	57	5	8.77
Securities available for sale:
Taxable	123,364	2,375	1.93	93,294	1,918	2.06	100,393	2,032	2.02
Tax-exempt	85,170	3,358	3.94	59,659	2,792	4.68	57,362	2,856	4.98
Total securities available for sale	208,534	5,733	2.75	152,953	4,710	3.08	157,755	4,888	3.10
Loans receivable (3)(4)	626,907	28,218	4.50	529,989	24,414	4.61	500,960	24,126	4.82
Total interest earning assets	843,623	33,993	4.03	689,334	29,140	4.23	661,682	29,026	4.39
Non-interest earning assets:
Cash and due from banks	11,275			8,638			8,606
Allowance for loan losses	(6,719)			(5,945)			(5,832)
Other assets	62,069			44,794			45,278
Total non-interest earning assets	66,625			47,487			48,052
TOTAL ASSETS	$910,248			$736,821			$709,734
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing demand and money market	$208,373	336	0.16	$177,104	301	0.17	$174,558	304	0.17
Savings	125,904	66	0.05	74,753	37	0.05	71,612	35	0.05
Time	234,026	2,201	0.94	209,930	2,083	0.99	206,231	2,124	1.03
Total interest bearing deposits	568,303	2,603	0.46	461,787	2,421	0.52	452,401	2,463	0.54
Short-term borrowings	41,593	174	0.42	34,022	85	0.25	36,514	77	0.21
Other borrowings	36,509	877	2.40	28,742	752	2.62	22,987	668	2.91
Total interest bearing liabilities	646,405	3,654	0.57	524,551	3,258	0.62	511,902	3,208	0.63
Non-interest bearing liabilities:
Non-interest bearing demand deposits	146,578			106,601			96,870
Other liabilities	8,482			4,305			4,262
Total non-interest bearing liabilities	155,060			110,906			101,132
Stockholders' equity	108,783			101,364			96,700
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$910,248			$736,821			$709,734

Net Interest Income
(tax equivalent basis)		30,339	3.46%		25,882	3.61%		25,818	3.76%
Tax-equivalent basis adjustment		(1,749)			(1,361)			(1,258)
Net Interest Income		$28,590			$24,521			$24,560
Net interest margin
(tax equivalent basis)			3.60%			3.75%			3.90%

(1)	Interest and yields are presented on a tax-equivalent basis using a marginal tax rate of 34%.
(2)	Average balances have been calculated based on daily balances.
(3)	Loan balances include non-accrual loans and are net of unearned income.
(4)	Loan yields include the effect of amortization of purchased credit marks and deferred fees net of costs.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

RATE/VOLUME ANALYSIS

The following table shows the fully taxable equivalent effect of changes in volumes and rates on interest income and interest expense.

	Increase/(Decrease)
(dollars in thousands)	2016 compared to 2015			2015 compared to 2014
	Variance due to			Variance due to
	Volume	Rate	Net	Volume	Rate	Net
INTEREST EARNING ASSETS:
Interest bearing deposits	$8	$18	$26	$8	$1	$9
Securities available for sale:
Taxable	609	(152)	457	(150)	36	(114)
Tax-exempt securities	1,122	(556)	566	109	(178)	(69)
Total securities available for sale	1,731	(708)	1,023	(41)	(142)	(183)
Loans receivable	4,476	(672)	3,804	1,372	(1,084)	288
Total interest earning assets	6,215	(1,362)	4,853	1,339	(1,225)	114

INTEREST BEARING LIABILITIES
Interest-bearing demand and money market	54	(19)	35	(3)	-	(3)
Savings	29	-	29	2	-	2
Time	232	(114)	118	39	(80)	(41)
Total interest-bearing deposits	315	(133)	182	38	(80)	(42)
Short-term borrowings	28	61	89	(6)	14	8
Other borrowings	199	(74)	125	162	(78)	84
Total interest bearing liabilities	542	(146)	396	194	(144)	50

Net interest income (tax-equivalent basis)	$5,673	$(1,216)	$4,457	$1,145	$(1,081)	$64

Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

REPORT ON MANAGEMENT'S ASSESSMENT OF  INTERNAL
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

Management assessed the effectiveness of Norwood's internal control over financial reporting as of December 31, 2016. In making this assessment, management used the criteria established in Internal Control – Integrated Framework as set forth by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.  Based upon its assessment, management has concluded that, as of December 31, 2016, the Company's internal control over financial reporting, including controls over the preparation of regulatory financial statements in accordance with all federal and state laws and regulations, is effective based on the criteria established in the Internal Control – Integrated Framework.

Norwood's independent registered certified public accounting firm has audited the effectiveness of Norwood's internal control over financial reporting. Their report appears on page 29.

Lewis J. Critelli	William S. Lance
President and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Norwood Financial Corp.
Honesdale, Pennsylvania

We have audited the accompanying consolidated balance sheet of Norwood Financial Corp. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2016.  These consolidated financial statements are the responsibility of Norwood Financial Corp.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Norwood Financial Corp. and subsidiaries as of December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Norwood Financial Corp. and subsidiaries' internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 14, 2017, expressed an unqualified opinion on the effectiveness of Norwood Financial Corp.'s internal control over financial reporting.

Cranberry Township, Pennsylvania
March 14, 2017

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Norwood Financial Corp.
Honesdale, Pennsylvania

We have audited Norwood Financial Corp. and subsidiaries' internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") in 2013. Norwood Financial Corp.'s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management's Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on Norwood Financial Corp.'s internal control over financial reporting based on our audit.

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

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded, as necessary, to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Norwood Financial Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control — Integrated Framework issued by COSO in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Norwood Financial Corp. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2016, and our report dated March 14, 2017, expressed an unqualified opinion.

Cranberry Township, Pennsylvania
March 14, 2017

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
	(In Thousands Except Share and Per Share Data)
ASSETS
Cash and due from banks	$14,900	$9,744
Interest bearing deposits with banks	2,274	266

Cash and cash equivalents	17,174	10,010

Securities available for sale	302,564	138,851
Loans receivable (net of allowance for loan losses 2016: $6,463; 2015: $7,298)	707,426	552,627
Regulatory stock, at cost	2,119	3,412
Premises and equipment, net	13,531	6,472
Bank owned life insurance	36,133	18,820
Accrued interest receivable	3,643	2,363
Foreclosed real estate owned	5,302	2,847
Goodwill	11,331	9,715
Other intangibles	612	285
Deferred tax asset	8,989	3,669
Other assets	2,359	1,434

Total Assets	$1,111,183	$750,505

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Non-interest bearing demand	$191,445	$107,814
Interest-bearing demand	93,485	52,040
Money market deposit accounts	153,020	119,028
Savings	191,878	75,280
Time	295,557	196,747

Total Deposits	925,385	550,909

Short-term borrowings	32,811	53,235
Other borrowings	32,001	41,126
Accrued interest payable	1,069	957
Other liabilities	8,838	3,280

Total Liabilities	1,000,104	649,507

STOCKHOLDERS' EQUITY
Common stock, $.10 par value, authorized 10,000,000 shares,
issued: 2016: 4,164,723 shares, 2015: 3,724,668 shares	416	373
Surplus	47,682	35,351
Retained earnings	67,225	65,412
Treasury stock at cost: 2016: 4,509 shares, 2015: 23,311 shares	(125)	(626)
Accumulated other comprehensive income (loss)	(4,119)	488

Total Stockholders' Equity	111,079	100,998

Total Liabilities and Stockholders' Equity	$1,111,183	$750,505

See notes to consolidated financial statements

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2016	2015	2014
	(In Thousands, Except per Share Data)
INTEREST INCOME
Loans receivable, including fees	$27,611	$24,002	$23,841
Securities
Taxable	2,375	1,918	2,032
Tax exempt	2,216	1,843	1,888
Other	42	16	7
Total Interest Income	32,244	27,779	27,768

INTEREST EXPENSE
Deposits	2,603	2,421	2,463
Short-term borrowings	130	85	77
Other borrowings	921	752	668
Total Interest Expense	3,654	3,258	3,208

Net Interest Income	28,590	24,521	24,560
PROVISION FOR LOAN LOSSES	2,050	4,580	1,680
Net Interest Income After
Provision for Loan Losses	26,540	19,941	22,880

OTHER INCOME
Service charges and fees	2,951	2,440	2,350
Income from fiduciary activities	449	439	437
Net realized gains on sales of securities	284	626	1,170
Net gain on sale of loans	54	104	132
Earnings and proceeds on life insurance policies	888	665	685
Other	553	425	336
Total Other Income	5,179	4,699	5,110

OTHER EXPENSES
Salaries and employee benefits	10,928	8,535	8,616
Occupancy	2,077	1,660	1,676
Furniture and equipment	548	422	441
Data processing and related operations	1,337	943	929
Federal Deposit Insurance Corporation insurance assessment	412	411	420
Advertising	283	240	224
Professional fees	836	730	671
Postage and telephone	566	436	414
Taxes, other than income	731	711	649
Foreclosed real estate	680	911	1,555
Amortization of intangible asssets	122	105	121
Merger related	1,806	-	-
Other	2,798	1,996	2,011
Total Other Expenses	23,124	17,100	17,727

Income before Income Taxes	8,595	7,540	10,263
INCOME TAX EXPENSE	1,884	1,632	2,606
Net income	$6,711	$5,908	$7,657
EARNINGS PER SHARE
BASIC	$1.74	$1.60	$2.10
DILUTED	$1.73	$1.60	$2.10

See notes to consolidated financial statements

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Years Ended December 31,
	2016	2015	2014
NET INCOME	$6,711	$5,908	$7,657

Other comprehensive income (loss):
Unrealized gain on pension liability	490	-	-
Tax Effect	(172)	-	-
Investment securities available for sale:
Unrealized holding gains (losses)	(7,180)	656	5,820
Tax Effect	2,440	(217)	(1,984)
Reclassification of gains from sale of securities	(284)	(626)	(1,170)
Tax Effect	99	213	398
Net of tax amount	(4,607)	26	3,064

COMPREHENSIVE INCOME	$2,104	$5,934	$10,721

See notes to consolidated financial statements

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Years Ended December 31, 2016, 2015 and 2014
							Accumulated
							Other
	Common Stock			Retained	Treasury Stock		Comprehensive
	Shares	Amount	Surplus	Earnings	Shares	Amount	Income (Loss)	Total
	(Dollars in Thousands, Except Per Share Data)
BALANCE - DECEMBER 31, 2013	3,708,718	$371	$35,010	$60,798	64,628	$(1,713)	$(2,602)	$91,864
Net Income	-	-	-	7,657	-	-	-	7,657
Other comprehensive income	-	-	-	-	-	-	3,064	3,064
Cash dividends declared ($1.20 per share)	-	-	-	(4,377)	-	-	-	(4,377)
Acquisition of treasury stock	-	-	-	-	6,669	(179)	-	(179)
Stock options exercised	-	-	13	-	(25,577)	678	-	691
Tax benefit on stock options exercised	-	-	17	-	-	-	-	17
Sale of treasury stock for ESOP	-	-	13	-	(5,144)	137	-	150
Compensation expense related to
stock options	-	-	154	-	-	-	-	154
Restricted stock awards	9,300	1	(1)	-	-	-	-	-
BALANCE - DECEMBER 31, 2014	3,718,018	372	35,206	64,078	40,576	(1,077)	462	99,041
Net Income	-	-	-	5,908	-	-	-	5,908
Other comprehensive income	-	-	-	-	-	-	26	26
Cash dividends declared ($1.24 per share)	-	-	-	(4,574)	-	-	-	(4,574)
Acquisition of treasury stock	-	-	-	-	4,374	(127)	-	(127)
Stock options exercised	-	-	(9)	-	(16,859)	450	-	441
Tax benefit on stock options exercised	-	-	16	-	-	-	-	16
Sale of treasury stock for ESOP	-	-	10	-	(5,060)	136	-	146
Compensation expense related to
stock options	-	-	66	-	-	-	-	66
Restricted stock awards	6,650	1	62	-	280	(8)	-	55
BALANCE - DECEMBER 31, 2015	3,724,668	373	35,351	65,412	23,311	(626)	488	100,998
Net Income	-	-	-	6,711	-	-	-	6,711
Other comprehensive loss	-	-	-	-	-	-	(4,607)	(4,607)
Cash dividends declared ($1.25 per share)	-	-	-	(4,898)	-	-	-	(4,898)
Acquisition of treasury stock	-	-	-	-	15,538	(447)	-	(447)
Stock options exercised	-	-	(8)	-	(30,823)	851	-	843
Tax benefit on stock options exercised	-	-	38	-	-	-	-	38
Sale of treasury stock for ESOP	-	-	21	-	(3,967)	110	-	131
Compensation expense related to
stock options	-	-	71	-	-	-	-	71
Restricted stock awards	8,450	-	102	-	450	(13)	-	89
Delaware Bancshares acquisition	431,605	43	12,107	-	-	-	-	12,150
BALANCE - DECEMBER 31, 2016	4,164,723	$416	$47,682	$67,225	4,509	$(125)	$(4,119)	$111,079

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2016	2015	2014
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,711	$5,908	$7,657
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	2,050	4,580	1,680
Depreciation	726	551	572
Amortization of intangible assets	122	105	121
Deferred income taxes	746	(387)	(51)
Net amortization of securities premiums and discounts	1,648	936	860
Net realized gains on sales of securities	(284)	(626)	(1,170)
Earnings and proceeds on life insurance policies	(888)	(665)	(685)
Loss on sales of fixed assets and foreclosed real estate owned	11	427	920
Net gain on sale of mortgage loans	(54)	(113)	(150)
Mortgage loans originated for sale	(1,685)	(4,297)	(4,269)
Proceeds from sale of mortgage loans originated for sale	1,739	4,410	4,419
Compensation expense related to stock options	71	66	154
Compensation expense related to restricted stock	89	55	-
Decrease (increase) in accrued interest receivable	346	(24)	83
Increase (decrease) in accrued interest payable	17	(9)	(57)
Other, net	(27)	(419)	447
Net Cash Provided by Operating Activities	11,338	10,498	10,531

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from sales	110,748	44,976	66,263
Proceeds from maturities and principal reductions on mortgage-backed securities	26,182	22,853	14,859
Purchases	(100,982)	(50,565)	(74,426)
Proceeds from maturities on securities held-to-maturity	-	-	175
Purchase of regulatory stock	(2,883)	(4,095)	(1,963)
Redemption of regulatory stock	4,455	2,397	3,126
Net increase in loans	(43,468)	(65,830)	(4,270)
Proceeds from bank-owned life insurance	205	-	75
Purchase of bank-owned life insurance	(2,000)	-	-
Purchase of premises and equipment	(511)	(290)	(193)
Proceeds from sales of foreclosed real estate owned and fixed assets	685	4,310	1,045
Acquisition, net of cash and cash equivalents acquired	11,112	-	-
Net Cash Provided by (Used in) Investing Activities	3,543	(46,244)	4,691

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	47,213	(9,035)	18,762
Net (decrease) increase in short-term borrowings	(21,800)	27,540	(24,219)
Repayments of other borrowings	(28,981)	(10,074)	(1,561)
Proceeds from other borrowings	-	29,000	-
Stock options exercised	843	441	691
Tax benefit of stock options exercised	38	16	17
ESOP purchase of shares from treasury stock	131	146	150
Purchase of treasury stock	(447)	(127)	(179)
Cash dividends paid	(4,714)	(4,527)	(4,370)

Net Cash (Used in) Provided by Financing Activities	(7,717)	33,380	(10,709)
Net Increase (Decrease) in Cash and Cash Equivalents	7,164	(2,366)	4,513

CASH AND CASH EQUIVALENTS - BEGINNING	10,010	12,376	7,863
CASH AND CASH EQUIVALENTS - ENDING	$17,174	$10,010	$12,376

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Years Ended December 31,
	2016	2015	2014
	(In Thousands)

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest paid	$3,542	$3,267	$3,264
Income taxes paid, net of refunds	$1,535	$2,315	$2,645
Supplemental Schedule of Noncash Investing Activities
Transfers of loans to foreclosed real estate owned and repossession of other assets	$3,246	$3,880	$4,704
Dividends payable	$1,331	$1,147	$1,100

Merger with Delaware Bancshares, Inc.
Noncash assets acquired:
Securities available-for-sale	$208,488
Regulatory stock	279
Loans	116,674
Premises and equipment, net	7,292
Accrued interest receivable	1,626
Bank-owned life insurance	14,762
Core deposit intangible	449
Deferred tax assets	3,034
Other assets	3,281
Goodwill	1,616
	$357,501

Liabilities assumed:
Time deposits	$71,342
Deposits other than time deposits	255,921
Borrowings	21,232
Accrued interest payable	95
Other liabilities	7,873
	356,463
Net Noncash Assets Acquired	1,038
Cash Acquired	$14,977

See notes to consolidated financial statements

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS

Norwood Financial Corp (Company) is a one bank holding company. Wayne Bank (Bank) is a wholly-owned subsidiary of the Company. The Bank is a state-chartered bank located in Honesdale, Pennsylvania. The Company derives substantially all of its income from bank-related services which include interest earnings on commercial mortgages, residential real estate mortgages, commercial and consumer loans, as well as interest earnings on investment securities and fees from deposit services to its customers. The Company is subject to regulation and supervision by the Federal Reserve Board while the Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and the Bank's wholly-owned subsidiaries, WCB Realty Corp., Norwood Investment Corp., Norwood Settlement Services, LLC and WTRO Properties. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Significant Group Concentrations of Credit Risk

Most of the Company's activities are with customers located within its markets in northeastern Pennsylvania and the Southern Tier of New York. Note 3 discusses the types of securities that the Company invests in. Note 4 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer.

Concentrations of Credit Risk

The Bank operates primarily in Wayne, Pike, Lackawanna and Monroe Counties, Pennsylvania and Delaware and Sullivan Counties, New York.  Accordingly, the Bank has extended credit primarily to commercial entities and individuals in these areas whose ability to honor their contracts is influenced by the region's economy. These customers are also the primary depositors of the Bank. The Bank is limited in extending credit by legal lending limits to any single borrower or group of related borrowers.

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

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
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

Regulatory Stock

The Company, as a member of the Federal Home Loan Bank (FHLB) system is required to maintain an investment in capital stock of its district FHLB according to a predetermined formula. This regulatory stock has no quoted market value and is carried at cost.

Management evaluates the regulatory stock for impairment. Management's determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB. Management considers the FHLB's regulatory capital ratios, liquidity, and the fact that new shares of FHLB stock continue to change hands at the $100 par value.  Management believes no impairment charge is necessary related to FHLB stock as of December 31, 2016.

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

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectability of principal.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Troubled Debt Restructurings

A loan is considered to be a troubled debt restructuring (TDR) loan when the Company grants a concession to the borrower because of the borrower's financial condition that it would not otherwise consider.  Such concessions include the reduction of interest rates, forgiveness of principal or interest, or other modifications of interest rates that are less than the current market rate for new obligations with similar risk.

Loans Acquired

Loans acquired including loans that have evidence of deterioration of credit quality since origination and for which it is probable, at acquisition, that the Company will be unable to collect all contractually required payments receivable, are initially recorded at fair value (as determined by the present value of expected future cash flows) with no valuation allowance.  Loans are evaluated individually to determine if there is evidence of deterioration of credit quality since origination.  The difference between the undiscounted cash flows expected at acquisition and the investment in the loan, or the "accretable yield," is recognized as interest income on a level-yield method over the life of the loan.  Contractually required payments for interest and principal that exceed the undiscounted cash flows expected at acquisition, or the "non-accretable difference," are not recognized as a yield adjustment or as a loss accrual or a valuation allowance.  Increases in expected cash flows subsequent to the initial investment are recognized prospectively through adjustment of the yield on the loan over its remaining estimated life.  Decreases in expected cash flows are recognized immediately as impairment.  Any valuation allowances on these impaired loans reflect only losses incurred after the acquisition.

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

Mortgage Servicing Rights

Servicing assets are recognized as separate assets when rights are acquired through purchase or through the sale of financial assets.  Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon a third party appraisal. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance to the extent that fair value is less than the capitalized amount. The Company's loan servicing assets at December 31, 2016 and 2015, respectively, were not impaired. Total servicing assets included in other assets as of December 31, 2016 and 2015, were $232,000 and $261,000, respectively.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

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

The allowance consists of specific and general components. The specific component relates to loans that are classified as substandard. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

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

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
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

Goodwill

In connection with two acquisitions the Company recorded goodwill in the amount of $11.3 million, representing the excess of amounts paid over the fair value of net assets of the institutions acquired.  Goodwill is tested and deemed impaired when the carrying value of goodwill exceeds its implied fair value.  The value of the goodwill can change in the future.  We expect the value of the goodwill to decrease if there is a significant decrease in the franchise value of the Bank.  If an impairment loss is determined in the future, we will reflect the loss as an expense for the period in which the impairment is determined, leading to a reduction of our net income for that period by the amount of the impairment loss. No impairment was recognized for the years ended December 31, 2016, 2015 and 2014.

Other Intangible Assets

At December 31, 2016, the Company had other intangible assets of $612,000 which is net of accumulated amortization of $732,000.  These intangible assets will continue to be amortized using the sum-of-the-years digits method of amortization over ten years.  At December 31, 2015, the Company had other intangible assets of $285,000 which was net of accumulated amortization of $610,000.  Amortization expense related to other intangible assets was $122,000, $105,000 and $121,000 for the years ended December 31, 2016, 2015 and 2014.

As of December 31, 2016, the estimated future amortization expense for the core deposit intangible is as follows (in thousands):

2017	$150
2018	126
2019	101
2020	77
2021	52
Thereafter	106
$612

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

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

deferred tax assets will not be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company and its subsidiary file a consolidated federal income tax return. The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company analyzes each tax position taken in its tax returns and determines the likelihood that the position will be realized. Only tax positions that are "more-likely-than-not" to be realized can be recognized in an entity's financial statements. For tax positions that do not meet this recognition threshold, an entity will record an unrecognized tax benefit for the difference between the position taken on the tax return and the amount recognized in the financial statements. The Company does not have any unrecognized tax benefits at December 31, 2016 or 2015 or during the years then ended. No unrecognized tax benefits are expected to arise within the next twelve months.

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

Employee Benefit Plans

The Company has a defined contributory profit-sharing plan which includes provisions of a 401 (k) plan.  The Company's contributions are expensed as the cost is incurred.

The Company has several supplemental executive retirement plans.  To fund the benefits under these plans, the Company is the owner of single premium life insurance policies on the particiapants.

The Company provides pension benefits to eligible employees.  The Company's funding policy is to contribute the minimum required contributions annually.

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

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Restricted Stock

The Company recognizes compensation cost related to restricted stock based on the market price of the stock at the grant date over the vesting period.  The product of the number of shares granted and the grant date market price of the Company's common stock determines the fair value of restricted stock under the Company's 2014 Equity Incentive Plan.  The Company recognizes compensation expense for the fair value of the restricted stock on a straight-line basis over the requisite service period for the entire award.

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

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities and defined benefit pension obligations, are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income as presented in the Consolidated Statement of Comprehensive Income.

Segment Reporting

The Company acts as an independent community financial services provider and offers traditional banking related financial services to individual, business and government customers. Through its branch and automated teller machine network, the Company offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of safe deposit services. The Company also performs personal, corporate, pension and fiduciary services through its Trust Department.

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, mortgage banking and trust operations of the Company. As such, discrete information is not available and segment reporting would not be meaningful.

New Accounting Standards

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (a new revenue recognition standard). The Update's core principle is that a company will recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, this Update specifies the accounting for certain costs to obtain or fulfill a contract with a customer and expands disclosure requirements for revenue recognition. This Update is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company is currently evaluating the impact the adoption of the standard will have on the Company's financial position or results of operations.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

entitled in exchange for those goods or services. In addition, this Update specifies the accounting for certain costs to obtain or fulfill a contract with a customer and expands disclosure requirements for revenue recognition. This Update is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company is currently evaluating the impact the adoption of the standard will have on the Company's financial position or results of operations.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10):  Recognition and Measurement of Financial Assets and Financial Liabilities.  This Update applies to all entities that hold financial assets or owe financial liabilities and is intended to provide more useful information on the recognition, measurement, presentation, and disclosure of financial instruments.  Among other things, this Update (a) requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; (b) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (c) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; (d) eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (e) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (f) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; and (g) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity's other deferred tax assets.  For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years.  For all other entities, including not-for-profit entities and employee benefit plans within the scope of Topics 960 through 965 on plan accounting, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. All entities that are not public business entities may adopt the amendments in this Update earlier as of the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of the standard will have on the Company's financial position or results of operations.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842).  The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet.  A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term.  A short-term lease is defined as one in which (a) the lease term is 12 months or less and (b) there is not an option to purchase the underlying asset that the lessee is reasonably certain to exercise.  For short-term leases, lessees may elect to recognize lease payments over the lease term on a straight-line basis.  For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within those years.  For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, and for interim periods within fiscal years beginning after December 15, 2020.  The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period.  The Company is currently assessing practical expedients it may elect at adoption, but does not anticipate the amendments will have a significant

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

impact to the financial statements.  Based on the Company's preliminary analysis of its current portfolio, the impact to the Company's balance sheet is estimated to result in less than a 1% increase in assets and liabilities.  The Company also anticipates additional disclosures to be provided at adoption.

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718). The amendments in this Update affect all entities that issue share-based payment awards to their employees. The standards in this Update provide simplification for several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as with equity or liabilities, and classification on the statement of cash flows. Some of the areas for simplification apply only to nonpublic entities. In addition to those simplifications, the amendments eliminate the guidance in Topic 718 that was indefinitely deferred shortly after the issuance of FASB Statement No. 123 (revised 2004), Share-Based Payment. This should not result in a change in practice because the guidance that is being superseded was never effective. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, the amendments are effective for annual periods beginning after    December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for any entity in any interim or annual period. The Company is currently evaluating the impact the adoption of the standard will have on the Company's financial position or results of operations.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"), which changes the impairment model for most financial assets. This Update is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations.  The underlying premise of the Update is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management's current estimate of credit losses that are expected to occur over the remaining life of a financial asset.  The income statement will be effected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019, and early adoption is permitted for annual and interim periods beginning after December 15, 2018. With certain exceptions, transition to the new requirements will be through a cumulative effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted.  The Company is currently evaluating the impact the adoption of the standard will have on the Company's financial position or results of operations.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230):  Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15"), which addresses eight specific cash flow issues with the objective of reducing diversity in practice.  Among these include recognizing cash payments for debt prepayment or debt extinguishment as cash outflows for financing activities; cash proceeds received from the settlement of insurance claims should be classified on the basis of the related insurance coverage; and cash proceeds received from the settlement of bank-owned life insurance policies should be classified as cash inflows from investing activities while the cash payments for premiums on bank-owned policies may be classified as cash outflows for investing activities, operating activities, or a combination of investing and operating activities.  The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The amendments in this Update should be applied using a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. The Company is currently evaluating the impact the adoption of the standard will have on the Company's statement of cash flows.

In October 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) ("ASU 2016-18"), which requires that a statement of cash flows explains the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period.  The amendments in this Update should be applied using a retrospective transition method to each period presented.  The Company is currently evaluating the impact the adoption of the standard will have on the Company's statement of cash flows.

In December 2016, the FASB issued ASU 2016-19, Technical Corrections and Improvements, which represents changes to clarify, correct errors, or make minor improvements to the Accounting Standards Codification. The amendments make the Accounting Standards Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications.  Most of the amendments in this Update do not require transition guidance and are effective upon issuance of this Update. This Update is not expected to have a significant impact on the Company's financial statements.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 3 - SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of securities were as follows:

	December 31, 2016
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
AVAILABLE FOR SALE:
U.S. Treasury securities	$2,005	$-	$(8)	$1,997
States and political subdivisions	127,585	884	(3,368)	125,101
Corporate obligations	10,255	37	(180)	10,112
Mortgage-backed securities-
government sponsored entities	169,124	26	(4,220)	164,930
Total debt securities	308,969	947	(7,776)	302,140
Equity securities-financial services	320	104	-	424
	$309,289	$1,051	$(7,776)	$302,564

	December 31, 2015
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
AVAILABLE FOR SALE:
U.S. Government agencies	$9,275	$2	$(108)	$9,169
States and political subdivisions	59,120	1,747	(112)	60,755
Corporate obligations	4,933	45	(4)	4,974
Mortgage-backed securities-
government sponsored entities	64,491	23	(945)	63,569
Total debt securities	137,819	1,817	(1,169)	138,467
Equity securities-financial services	292	92	-	384
	$138,111	$1,909	$(1,169)	$138,851

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
NOTE 3 - SECURITIES (CONTINUED)

The following tables show the Company's investments' gross unrealized losses and fair value aggregated by security type and length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	December 31, 2016
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury securities	$1,997	$(8)	$-	$-	$1,997	$(8)
States and political subdivisions	90,109	(3,362)	205	(6)	90,314	(3,368)
Corporate obligations	6,895	(180)	-	-	6,895	(180)
Mortgage-backed securities-government sponsored entities	152,614	(3,912)	9,967	(308)	162,581	(4,220)
	$251,615	$(7,462)	$10,172	$(314)	$261,787	$(7,776)

	December 31, 2015
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies	$6,058	$(71)	$2,109	$(37)	$8,167	$(108)
States and political subdivisions	9,086	(99)	1,417	(13)	10,503	(112)
Corporate obligations	2,221	(4)	-	-	2,221	(4)
Mortgage-backed securities-government sponsored entities	40,300	(432)	16,595	(513)	56,895	(945)
	$57,665	$(606)	$20,121	$(563)	$77,786	$(1,169)

The Company has 235 debt securities in the less than twelve month category and 12 debt securities in the twelve months or more category as of December 31, 2016.  In management's opinion, the unrealized losses on securities reflect changes in interest rates subsequent to the acquisition of specific securities.  No other-than-temporary-impairment charges were recorded in 2016.  Management believes that all other unrealized losses represent temporary impairment of the securities, and it is more likely than not that it will not have to sell the securities before recovery of their cost basis.

The amortized cost and fair value of debt securities as of December 31, 2016 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
	(In Thousands)
Due in one year or less	$2,240	$2,243
Due after one year through five years	24,272	23,996
Due after five years through ten years	45,285	43,577
Due after ten years	68,048	67,394
	139,845	137,210

Mortgage-backed securities - government sponsored entities	169,124	164,930
	$308,969	$302,140

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 3 - SECURITIES (CONTINUTED)

Gross realized gains and gross realized losses on sales of securities available for sale were $284,000 and $0, respectively, in 2016, compared to $626,000 and $0, respectively, in 2015, and $1,199,000 and $29,000, respectively, in 2014. The proceeds from the sales of securities totaled $110,748,000, $44,976,000 and $66,263,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

Securities with a carrying value of $230,263,000 and $97,671,000 at December 31, 2016 and 2015, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law.  The increase reflects pledging requirements resulting from the acquisition of Delaware.

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Set forth below is selected data relating to the composition of the loan portfolio at December 31:

	Types of Loans
	(dollars in thousands)
	December 31, 2016		December 31, 2015
Real Estate:
Residential	$237,177	33.2%	$161,820	28.9%
Commercial	320,187	44.8	279,123	49.8
Construction	19,709	2.8	18,987	3.4
Commercial, financial and agricultural	85,508	12.0	71,090	12.7
Consumer loans to individuals	51,524	7.2	29,231	5.2
Total loans	714,105	100.0%	560,251	100.0%

Deferred fees, net	(216)		(326)
Total loans receivable	713,889		559,925
Allowance for loan losses	(6,463)		(7,298)
Net loans receivable	$707,426		$552,627

The following table presents the components of the purchase accounting adjustments related to the purchased credit-impaired loans acquired:

(In Thousands)	July 31, 2016

Contractually required principal and interest	$2,621
Non-accretable discount	(1,014)
Expected cash flows	1,607
Accretable discount	(239)
Estimated fair value	$1,368

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Changes in the accretable yield for purchased credit-impaired loans were as follows for the twelve months ended December 31:

(In thousands)	2016	2015	2014
Balance at beginning of period	$-	$8		$20
Additions	239	-		-
Accretion	(30)	(1)		(12)
Reclassification and other	(1)	(7)	-	-
Balance at end of period	$208	$-		$8

The following table presents additional information regarding loans acquired and accounted for in accordance with ASC 310-30 (in thousands):

	December 31, 2016	December 31, 2015

Outstanding Balance	$1,821	$498
Carrying Amount	$1,386	$498

There were no material increases or decreases in the expected cash flows of these loans  since the acquisition date. There has been no allowance for loan losses recorded for acquired loans with specific evidence of deterioration in credit quality.  As of December 31, 2016, for loans that were acquired prior to 2016 with or without specific evidence of deterioration in credit quality, adjustments to the allowance for loan losses have been accounted for through the allowance for loan loss adequacy calculation. For loans that were acquired in 2016 with or without specific evidence of deterioration in credit quality, there were no adjustments to the allowance for loan losses calculation.

The Company maintains a loan review system, which allows for a periodic review of our loan portfolio and the early identification of potential impaired loans.  The system takes into consideration, among other things, delinquency status, size of loans, type and market value of collateral and financial condition of the borrowers.  Specific loan loss allowances are established for identified losses based on a review of such information.  A loan evaluated for impairment is considered to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement.  All loans identified as impaired are evaluated independently.  The Company does not aggregate such loans for evaluation purposes.  Impairment is measured on a loan-by-loan basis for commercial and construction loans by the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Company does not separately identify individual consumer and residential mortgage loans for impairment disclosures, unless such loans are part of a larger relationship that is impaired, or are classified as a troubled debt restructuring.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following tables show the amount of loans in each category that were individually and collectively evaluated for impairment at the dates indicated:

	Real Estate Loans			Commercial	Consumer
	Residential	Commercial	Construction	Loans	Loans	Total
	(In thousands)
December 31, 2016
Individually evaluated for impairment	$23	$2,601	$-	$-	$-	$2,624
Loans acquired with deteriorated credit quality	821	565	-	-	-	1,386
Collectively evaluated for impairment	236,333	317,021	19,709	85,508	51,524	710,095
Total Loans	$237,177	$320,187	$19,709	$85,508	$51,524	$714,105

	Real Estate Loans			Commercial	Consumer
	Residential	Commercial	Construction	Loans	Loans	Total
	(In thousands)
December 31, 2015
Individually evaluated for impairment	$28	$8,659	$-	$43	$-	$8,730
Loans acquired with deteriorated credit quality	140	358	-	-	-	498
Collectively evaluated for impairment	161,652	270,106	18,987	71,047	29,231	551,023
Total Loans	$161,820	$279,123	$18,987	$71,090	$29,231	$560,251

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table includes the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable.

		Unpaid
	Recorded	Principal	Associated
	Investment	Balance	Allowance
December 31, 2016	(In thousands)
With no related allowance recorded:
Real Estate Loans
Residential	$23	$28	$-
Commercial	2,601	3,427	-
Subtotal	2,624	3,455	-

Total:
Real Estate Loans
Residential	23	28	-
Commercial	2,601	3,427	-
Total Impaired Loans	$2,624	$3,455	$-

		Unpaid
	Recorded	Principal	Associated
	Investment	Balance	Allowance
December 31, 2015	(In thousands)
With no related allowance recorded:
Real Estate Loans
Residential	$168	$173	$-
Commercial	2,644	4,610	-
Commercial, financial and agricultural	43	43
Subtotal	2,855	4,826	-
With an allowance recorded:
Real Estate Loans
Commercial	6,373	6,446	1,613
Subtotal	6,373	6,446	1,613
Total:
Real Estate Loans
Residential	168	173	-
Commercial	9,017	11,056	1,613
Commercial, financial and agricultural	43	43	-
Total Impaired Loans	$9,228	$11,272	$1,613

The following information for impaired loans is presented for the years ended December 31, 2016, 2015 and 2014:

	Average Recorded			Interest Income
	Investment			Recognized
	2016	2015	2014	2016	2015	2014
	(In thousands)
Total:
Real Estate Loans
Residential	$25	$159	$233	$-	$4	$5
Commercial	2,671	8,847	7,492	91	526	503
Commercial Loans	-	9	-	-	2	-
Total Loans	$2,696	$9,015	$7,725	$91	$532	$508

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Troubled debt restructured loans are those loans whose terms have been renegotiated to provide a reduction or deferral of principal or interest as a result of financial difficulties experienced by the borrower, who could not obtain comparable terms from alternate financing sources.  As of December 31, 2016, troubled debt restructured loans totaled $1.5 million and resulted in specific reserves of $0.  During 2016, there were no new loan relationships identified as troubled debt restructurings, while one loan with a balance of $5.0 million as of December 31, 2015 was transferred to Foreclosed Real Estate Owned during 2016 as a result of foreclosure on the property and one loan relationship with a balance of $82,000 as of December 31, 2015 was charged-off in 2016. During 2016, the Company recognized charge-offs totaling $2.6 million on loans classified as troubled debt restructurings.

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

Foreclosed assets acquired in settlement of loans are carried at fair value less estimated costs to sell and are included in foreclosed real estate owned on the Consolidated Balance Sheets.  As of December 31, 2016 and 2015, foreclosed real estate owned totaled $5,302,000 and $2,847,000, respectively.  As of December 31, 2016, included within foreclosed real estate owned is $297,000 of consumer residential mortgages that were foreclosed on or received via a deed in lieu transaction prior to the period end.  As of December 31, 2016, the Company has initiated formal foreclosure proceedings on $421,000 of consumer residential mortgage loans.

Management uses an eight point internal risk rating system to monitor the credit quality of the overall loan portfolio.  The first four categories are considered not criticized, and are aggregated as "Pass" rated.  The criticized rating categories utilized by management generally follow bank regulatory definitions.  The Special Mention category includes assets that are currently protected but are potentially weak, resulting in an undue and unwarranted credit risk, but not to the point of justifying a Substandard classification.  Loans in the Substandard category have well-defined weaknesses that jeopardize the liquidation of the debt, and have a distinct possibility that some loss will be sustained if the weaknesses are not corrected.  All loans greater than 90 days past due are considered Substandard.  Any portion of a loan that has been charged off is placed in the Loss category.

To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Company has a structured loan rating process with several layers of internal and external oversight.  Generally, consumer and residential mortgage loans are included in the Pass categories unless a specific action, such as nonperformance, repossession, or death occurs to raise awareness of a possible credit event.  The Company's Loan Review Department is responsible for the timely and accurate risk rating of the loans on an ongoing basis.  Every credit which must be approved by Loan Committee or the Board of Directors is assigned a risk rating at time of consideration.  Loan Review also annually reviews relationships of $1,000,000 and over to assign or re-affirm risk ratings. Loans in the Substandard categories that are collectively evaluated for impairment are given separate consideration in the determination of the allowance.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents the classes of the loan portfolio summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard, Doubtful and Loss within the internal risk rating system as of  December 31, 2016 and December 31, 2015 (in thousands):

		Special
	Pass	Mention	Substandard	Doubtful	Loss	Total
December 31, 2016
Commercial real estate loans	$310,432	$5,432	$4,323	$-	$-	$320,187
Commercial	84,600	885	23	-	-	85,508
Total	$395,032	$6,317	$4,346	$-	$-	$405,695

		Special
	Pass	Mention	Substandard	Doubtful	Loss	Total
December 31, 2015
Commercial real estate loans	$267,892	$1,837	$9,394	$-	$-	$279,123
Commercial	71,047	-	43	-	-	71,090
Total	$338,939	$1,837	$9,437	$-	$-	$350,213

For residential real estate loans, construction loans and consumer loans, the Company evaluates credit quality based on the performance of the individual credits. Nonperforming loans include loans that have been placed on nonaccrual status and loans remaining in accrual status on which the contractual payment of principal and interest has become 90 days past due. The following table presents the recorded investment in the loan classes based on payment activity as of December 31, 2016 and December 31, 2015 (in thousands):

	Performing	Nonperforming	Total
December 31, 2016
Residential real estate loans	$235,829	$1,137	$237,177
Construction	19,681	28	19,709
Consumer loans to individuals	51,524	-	51,524
Total	$307,034	$1,165	$308,410

	Performing	Nonperforming	Total
December 31, 2015
Residential real estate loans	$161,380	$440	$161,820
Construction	18,987	-	18,987
Consumer loans to individuals	29,231	-	29,231
Total	$209,598	$440	$210,038

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due.  The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of December 31, 2016 and December 31, 2015 (in thousands):

	Current	31-60 Days Past Due	61-90 Days Past Due	Greater than 90 Days Past Due and still accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans
December 31, 2016
Real Estate loans
Residential	$234,790	$986	$264	$1	$1,136	$2,387	$237,177
Commercial	318,979	445	1	-	762	1,208	320,187
Construction	19,681	-	-	-	28	28	19,709
Commercial loans	85,355	143	10	-	-	153	85,508
Consumer loans	51,456	39	29	-	-	68	51,524
Total	$710,261	$1,613	$304	$1	$1,926	$3,844	$714,105

	Current	31-60 Days Past Due	61-90 Days Past Due	Greater than 90 Days Past Due and still accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans
December 31, 2015
Real Estate loans
Residential	$160,683	$646	$51	$-	$440	$1,137	$161,820
Commercial	272,125	310	39	-	6,649	6,998	279,123
Construction	18,959	28	-	-	-	28	18,987
Commercial loans	71,043	4	-	-	43	47	71,090
Consumer loans	29,179	41	11	-	-	52	29,231
Total	$551,989	$1,029	$101	$-	$7,132	$8,262	$560,251

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents the allowance for loan losses by the classes of the loan portfolio:

(In thousands)	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Consumer	Total
Beginning balance, December 31, 2015	$1,069	$5,506	$90	$397	$236	$7,298
Charge Offs	(123)	(2,711)	-	(15)	(102)	(2,951)
Recoveries	6	15	-	-	45	66
Provision for loan losses	140	1,813	(12)	(75)	184	2,050
Ending balance, December 31, 2016	$1,092	$4,623	$78	$307	$363	$6,463
Ending balance individually evaluated for impairment	$-	$3	$-	$-	$-	$3
Ending balance collectively evaluated for impairment	$1,092	$4,620	$78	$307	$363	$6,460

(In thousands)	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Consumer	Total
Beginning balance, December 31, 2014	$1,323	$3,890	$222	$256	$184	$5,875
Charge Offs	(224)	(2,883)	-	-	(91)	(3,198)
Recoveries	20	-	-	-	21	41
Provision for loan losses	(50)	4,499	(132)	141	122	4,580
Ending balance, December 31, 2015	$1,069	$5,506	$90	$397	$236	$7,298
Ending balance individually evaluated for impairment	$-	$1,613	$-	$-	$-	$1,613
Ending balance collectively evaluated for impairment	$1,069	$3,893	$90	$397	$236	$5,685

(In thousands)	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Consumer	Total
Beginning balance, December 31, 2013	$1,441	$3,025	$898	$184	$160	$5,708
Charge Offs	(270)	(1,196)	-	-	(80)	(1,546)
Recoveries	-	2	-	-	31	33
Provision for loan losses	152	2,059	(676)	72	73	1,680
Ending balance, December 31, 2014	$1,323	$3,890	$222	$256	$184	$5,875
Ending balance individually evaluated for impairment	$-	$293	$-	$-	$-	$293
Ending balance collectively evaluated for impairment	$1,323	$3,597	$222	$256	$184	$5,582

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The recorded investment in impaired loans, not requiring an allowance for loan losses was $2,624,000 (net of charge-offs against the allowance for loan losses of $831,000) and $2,855,000 (net of charge-offs against the allowance for loan losses of $1,971,000) at December 31, 2016 and 2015, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $0 and $6,373,000 (net of a charge-off against the allowance for loan losses of $73,000) at December 31, 2016 and 2015, respectively. The specific reserve related to impaired loans was $0 for 2016 and $1,613,000 for 2015. For the years ended December 31, 2016 and 2015, the average recorded investment in these impaired loans was $2,696,000, and $9,015,000, respectively, and the interest income recognized on these impaired loans was $91,000 and $532,000, respectively.

During the period ended December 31, 2016, the allowance for commercial real estate loans decreased from $5,506,000 to $4,623,000.  This $883,000 decrease in the required allowance was due to a $1,610,000 decrease in the specific reserve component resulting from the transfer of an impaired loan with a specific reserve allowance of $1,596,000 at December 31, 2015 to foreclosed real estate during 2016.  This reduction was partially offset by a $419,000 increase in the allowance for commercial real estate loans due to an increase in the historical loss factor from 0.70% at December 31, 2015 to 0.80% on December 31, 2016.

During the period ended December 31, 2015, the allowance for residential real estate loans decreased from $1,323,000 to $1,069,000.  This $254,000 decrease in the required allowance was due primarily to a decrease in the historical loss factor from 0.30% at December 31, 2014 to 0.23% on December 31, 2015.  During the same period, the required allowance for commercial real estate loans increased from $3,890,000 at December 31, 2014 to $5,506,000 on December 31, 2015.  This increase can be attributed to a $1,320,000 increase in the specific reserve component.

  Interest income that would have been recorded on loans accounted for on a non-accrual basis under the original terms of the loans was $163,000, $515,000 and $451,000 for 2016, 2015 and 2014, respectively.

As of December 31, 2016 and 2015, the Company considered its concentration of credit risk to be acceptable.  As of December 31, 2016, the highest concentrations are in commercial rentals and the hospitality lodging industry, with loans outstanding of $71.8 million, or 70.7% of bank capital, to commercial rentals, and $50.9 million, or 50.1% of bank capital to the hospitality and lodging industry.  Charge-offs on loans within these concentrations were $31,000, $643,000 and $422,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

Gross realized gains and gross realized losses on sales of residential mortgage loans were $54,000 and $0, respectively, in 2016 compared to $113,000 and $0, respectively, in 2015 and $150,000 and $0, respectively, in 2014.  The proceeds from the sales of residential mortgage loans totaled $1.7 million, $4.4 million and $4.4 million for the years ended December 31, 2016, 2015 and 2014, respectively.  As of December 31, 2016 and 2015, the outstanding value of loans serviced for others totaled $35.5 million and $32.9 million, respectively.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 5 - PREMISES AND EQUIPMENT

Components of premises and equipment at December 31 are as follows:

	2016	2015
	(In Thousands)
Land and improvements	$2,925	$2,316
Buildings and improvements	17,662	9,857
Furniture and equipment	6,351	4,415
	26,938	16,588
Accumulated depreciation	(13,407)	(10,116)

	$13,531	$6,472

Depreciation expense totaled $726,000, $551,000 and $572,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

Certain facilities are leased under various operating leases. Rental expense for these leases was $367,000, $341,000 and $338,000, respectively, for the years ended December 31, 2016, 2015 and 2014. Future minimum rental commitments under noncancellable leases as of December 31, 2016 were as follows (in thousands):

2017	$381
2018	381
2019	386
2020	394
2021	311
Thereafter	1,617
$3,470

NOTE 6 - DEPOSITS

Aggregate time deposits in denominations of $250,000 or more were $63,982,000 and $22,041,000 at December 31, 2016 and 2015, respectively. Included in deposit accounts are deposits of three customer relationships totaling $84,095,000 at December 31, 2016.

At December 31, 2016, the scheduled maturities of time deposits are as follows (in thousands):

2017	$174,814
2018	53,523
2019	34,710
2020	15,464
2021	16,867
Thereafter	179
$295,557

NOTE 7 – BORROWINGS

Short-term borrowings at December 31 consist of the following:

	2016	2015
	(In Thousands)
Securities sold under agreements to repurchase	$32,811	$33,563
Federal Home Loan Bank short-term borrowings	-	19,672
	$32,811	$53,235

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
The outstanding balances and related information of short-term borrowings are summarized as follows:

	Years Ended December 31,
	2016	2015
	(Dollars In Thousands)
Average balance during the year	$41,593	$34,057
Average interest rate during the year	0.31%	0.25%
Maximum month-end balance during the year	$52,672	$55,183
Weighted average interest rate at the end of the year	0.32%	0.36%

Securities sold under agreements to repurchase generally mature within one day to one year from the transaction date. Securities with an amortized cost and fair value of $35,770,000 and $35,147,000 at December 31, 2016 and $36,797,000 and $36,316,000 at December 31, 2015, respectively, were pledged as collateral for these agreements. The securities underlying the agreements were under the Company's control.

The collateral pledged for repurchase agreements that are classified as secured borrowings is summarized as follows (in thousands):

	As of December 31, 2016
	Remaining Contractual Maturity of the Agreements
	Overnight and continuous	Up to 30 days	30-90 days	Greater than 90 days	Total
Repurchase Agreements:
Obligations of U.S. Government agencies	$34,917	$0	$0	$230	$35,147

Total liability recognized for repurchase agreements					$32,811

	As of December 31, 2015
	Remaining Contractual Maturity of the Agreements
	Overnight and continuous	Up to 30 days	30-90 days	Greater than 90 days	Total
Repurchase Agreements:
Obligations of U.S. Government agencies	$35,515	$139	$277	$385	$36,316

Total liability recognized for repurchase agreements					$33,563

The Company has a line of credit commitment available from the FHLB of Pittsburgh for borrowings of up to $146,517,000 which expires in May, 2017.  There were no borrowings under this line of credit at December 31, 2016.  At December 31, 2015, there were  $19,672,000 of borrowings outstanding on this line.  The Company has a line of credit commitment available from Atlantic Community Bankers Bank for $7,000,000 which expires on June 30, 2017.  There were no borrowings under this line of credit at December 31, 2016 and 2015. The Company has a line of credit commitment available from PNC Bank for $16,000,000 at December 31, 2016. There were no borrowings under this line of credit at December 31, 2016 and December 31, 2015.  The Company also has a line of credit commitment from Zions Bank for $17,000,000.  There were no borrowings under this line of credit at December 31, 2016 and December 31, 2015.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 7 – BORROWINGS (CONTINUED)

Other borrowings consisted of the following at December 31, 2016 and 2015:

	2016	2015
	(In Thousands)

Notes with the FHLB:

Convertible note due January 2017 at 4.71%	$10,000	$10,000
Amortizing fixed rate borrowing due December 2017 at 1.27%	4,025	8,000
Amortizing fixed rate borrowing due January 2018 at 0.91%	662	1,267
Amortizing fixed rate borrowing due December 2018 at 1.42%	1,634	2,434
Amortizing fixed rate borrowing due June 2020 at 1.49%	7,078	9,033
Amortizing fixed rate borrowing due December 2020 at 1.71%	4,034	5,000
Amortizing fixed rate borrowing due March 2022 at 1.75%	4,568	5,392
	$32,001	$41,126

The convertible note contains an option which allows the FHLB, at quarterly intervals, to change the note to an adjustable-rate advance at three-month LIBOR plus 17 basis points. If the note is converted, the option allows the Bank to put the funds back to the FHLB at no charge.

Contractual maturities and scheduled cash flows of other borrowings at December 31, 2016 are as follows (in thousands):

2017	$19,253
2018	4,741
2019	3,930
2020	2,951
2021	899
2022	227
$32,001

The Bank's maximum borrowing capacity with the FHLB was $316,832,000 of which $32,001,000 was outstanding at December 31, 2016. Advances from the FHLB are secured by qualifying assets of the Bank.

NOTE 8 – EMPLOYEE BENEFIT PLANS

The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan. The plan permits employees to make pre-tax contributions up to 15% of the employee's compensation, not to exceed the limits set by the Internal Revenue Service. The amount of contributions to the plan, including matching contributions, is at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan and receive Company contributions after one year of employment. Eligible employees are able to contribute to the Plan at the beginning of the first quarterly period after their date of employment.  Employee contributions vest immediately, and any Company contributions are fully vested after five years. The Company's contributions are expensed as the cost is incurred, funded currently, and amounted to $538,000, $445,000 and $445,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

     The Company has a non-qualified supplemental executive retirement plan for the benefit of certain executive officers. At December 31, 2016 and 2015, other liabilities include $1,410,000 and $1,427,000 accrued under the Plan. Compensation expense includes approximately $121,000, $122,000 and $124,000 relating to the supplemental executive retirement plan for 2016, 2015 and 2014, respectively.  To fund the benefits under this plan, the Company is the owner of single premium life insurance policies on participants in the non-qualified retirement plan. At December 31, 2016 and 2015, the cash value of these policies was $36,133,000 and $18,820,000, respectively.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
NOTE 8 – EMPLOYEE BENEFIT PLANS (CONTINUED)

      As a result of its acquisition of Delaware, the Company has several Supplemental Executive Retirement Plans ("SERPs") intended as a long-term incentive to designated officers and key employees.  These SERPs provide for annual payments to these individuals after retirement.  The Company's expense pertaining to these plans amounted to $38,000 in 2016.  At December 31, 2016, other liabilities included $1,563,000 related to these plans.

The Company provides postretirement benefits in the form of split-dollar life arrangements to employees who meet the eligibility requirements. The net periodic postretirement benefit expense included in salaries and employee benefits was $26,000, $89,000 and $87,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

Through its acquisition of Delaware, the Company also has a plan that provides certain retiring executives, at normal retirement age of 65 or early retirement at age 60, if certain criteria are met, a yearly supplemental benefit at a fixed dollar amount.  The Company expensed $15,000 under this plan in 2016.  At December 31, 2016, the liability under this plan was $602,000.

Through its acquisition of Delaware, the Company also has certain director fee deferral and continuation plans.  These plans allow directors to defer current director fees and provide a benefit payment for a period of five to fifteen years.  The Company expensed $1,000 under these plans in 2016.  At December 31, 2016, the liability under these plans was $413,000.

Certain key executives have change in control agreements with the Company.  These agreements provide certain potential benefits in the event of termination of employment following a change in control.

The Company participates in the Pentegra Mulitemployer Defined Benefit Pension Plan (EIN 13-5645888 and Plan # 333) as a result of its acquisition of North Penn.  As of December 31, 2016 and 2015, the Company's Plan was 80.0% and 79.9% funded, respectively, and total contributions made are not more than 5% of the total contributions to the Plan.  The Company's expense related to the Plan was $54,000 in 2016, $48,000 in 2015 and $17,000 in 2014.  During the plan years ending December 31, 2016, 2015 and 2014, the Company made contributions of $54,000, $48,000 and $17,000, respectively.

As a result of its acquisition of Delaware, the Company is a member of the New York State Bankers Retirement System.  Substantially all full-time employees who were former employees of Delaware are covered under this defined benefit pension plan (the "Delaware Plan").  The Company's funding policy is to contribute the minimum required contribution annually.  Pension cost is computed using the projected unit credit actuarial cost method.  Effective December 31, 2012, the Plan was closed to new participants and accrued benefits were frozen.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
NOTE 8 – EMPLOYEE BENEFIT PLANS (CONTINUED)

The following table sets forth the projected benefit obligation and change in plan assets for the defined benefit pension plan at December 31:

(in Thousands of Dollars)	2016

Change in projected benefit obligation:

Projected benefit obligation at beginning of year	$-
Projected benefit obligation acquired	(8,843)
Service cost	(28)
Interest cost	(113)
Actuarial loss	662
Benefits paid	238
Benefit obligation at end of year	$(8,084)

Change in plan assets:

Fair value of plan assets at beginning of year	$-
Fair value acquired	6,932
Actual return on plan assets	12
Benefits paid	(242)
Fair value of assets at end of year	6,702
Funded status at end of year	$(1,382)

    The Plan paid $238,000 in benefit payments in 2016.  Estimated benefit payments under the Plan are expected to be approximately $482,000, $490,000, $480,000, $481,000 and $471,000 for the next five years.  Payments are expected to be approximately $2,263,000 in total for the five-year period ending December 31, 2026.  No contributions were made in 2016.  The Company is not required to make any contributions to the Plan in 2017. The decrease in the projected discount rate contributed approximately $117,000 to the overall increase in the projected benefit obligation for the year ended December 31, 2016.

The accumulated benefit obligation for the defined benefit pension plan was $8,084,000 at December 31, 2016.

The following table sets forth the amounts recognized in accumulated other comprehensive income (in thousands):

Transition asset	$-
Prior service credit	-
Gain	490
Total	$490

Net pension cost included the following components:

(in Thousands of Dollars)	2016

Service cost benefits earned during the period	$28
Interest cost on projected benefit obligaion	113
Actual return on assets	(180)
Net amortization and deferral	-

NET PERIODIC PENSION COST	$(39)

          The weighted average assumptions used to determine the benefit obligation at December 31 are as follows:

2016

Discount rate	3.90%

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT
NOTE 8 – EMPLOYEE BENEFIT PLANS (CONTINUED)

The weighted average assumptions used to determine the net periodic pension cost at December 31 are as follows:

2016

Discount rate	3.18%
Expected long-term return on plan assets	6.50%
Rate of compensation increase	0.00%

The expected long-term return on plan assets was determined based upon expected returns on individual asset types included in the asset portfolio.

The Plan's weighted-average asset allocations at December 31, by asset category, are as follows:

2016

Cash equivalents	6.1%
Equity securities	47.9%
Fixed income securities	42.6%
Other	3.4%
100.00%

The Plan's overall investment strategy is to achieve a mix of approximately 97 percent of investments for long-term growth and 3 percent for near-term benefit payments with a wide diversification of asset types, fund strategies, and fund managers.  The target allocation for pension assets is 0 to 20 percent cash equivalents, 40 to 60 percent equity securities, 40 to 60 percent fixed income securities, and 0 to 5 percent other.  Cash equivalents consist primarily of government issues and short-term investment funds.  Equity securities primarily include investments in common stock, depository receipts, preferred stock, and real estate investment trusts.  Fixed income securities include corporate bonds, government issues, mortgaged backed securities, municipals, and other asset backed securities.

The fair value of the Plan's assets, by asset category, is as follows:

	December 31, 2016
		Quoted Market	Other
		Price in	Observable	Unobservable
		Active Markets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
	(in Thousands of Dollars)

Cash equivalents:
Foreign currencies	$11	$11	$-	$-
Short-term investment funds	33	-	33	-
Equity securities:
Common stock	1,430	1,430	-	-
Depository receipts	42	42	-	-
Commingled Pension Trust Fund	1,680	-	1,680	-
Fixed income securities:
Corporate bonds	307	-	307	-
Government issue	1,112	-	1,112	-
Mortgage-backed securities	4	-	4	-
Collateralized mortgage obligations	68	-	68	-
Commingled Pension Trust Fund	1,732	-	1,732	-
Other	283	-	-	283
Total	$6,702	$1,483	$4,936	$283

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 8 – EMPLOYEE BENEFIT PLANS (CONTINUED)

The following table sets forth a summary of the changes in the Level 3 assets for the year ended December 31, 2016 (in thousands of dollars).

2016
Balance, December 31, 2015	$-
Purchase	-
Unrealized gain	283
Balance, December 31, 2016	$283

FASB authoritative guidance on accounting for deferred compensation and postretirement benefit aspects of endorsement split-dollar life insurance arrangements requires the recognition of a liability and related compensation expense for endorsement split-dollar life insurance that provides a benefit to an employee that extends to postretirement periods.  The life insurance policies purchased for the purpose of providing such benefits do not effectively settle an entity's obligation to the employee.  Accordingly, the entity must recognize a liability and related compensation expense during the employee's active service period based on the future cost of insurance to be incurred during the employee's retirement.  This expense is included in the SERP plan expense for 2016 discussed above.  If the entity has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the FASB authoritative guidance on employer's accounting for postretirement benefits other than pensions.  The accumulated postretirement benefit obligation was $405,000 at December 31, 2016.

NOTE 9 - INCOME TAXES

The components of the provision for federal income taxes are as follows:

	Years Ended December 31,
	2016	2015	2014
	(In Thousands)
Current	$1,138	$2,019	$2,657

Deferred	746	(387)	(51)
	$1,884	$1,632	$2,606

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

Income tax expense of the Company is less than the amounts computed by applying statutory federal income tax rates to income before income taxes because of the following:

	Percentage of Income
	before Income Taxes
	Years Ended December 31,
	2016	2015	2014
Tax at statutory rates	35.0%	34.0%	34.0%
Tax exempt interest income, net of interest expense disallowance	(13.1)	(11.3)	(7.7)
Nondeductible merger expenses	2.7	-	-
Incentive stock options	0.3	0.3	0.4
Earnings and proceeds on life insurance	(2.8)	(1.8)	(1.5)

Other	(0.2)	0.4	0.2

	21.9%	21.6%	25.4%

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 9 - INCOME TAXES (CONTINUED)

The net deferred tax asset included in other assets in the accompanying Consolidated Balance Sheets includes the following amounts of deferred tax assets and liabilities:

	2016	2015
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$2,197	$2,481
Deferred compensation	1,430	485
Purchase price adjustment	-	884
Core deposit intangible	485	-
Prepaid expenses	267	-
Pension liability	655	-
Foreclosed real estate valuation allowance	19	305
AMT tax credit carryforward	260	-
Net operating loss carryforward	2,147	-
Net unrealized loss on securities	2,286	-
Other	310	182

Total Deferred Tax Assets	10,056	4,337

Deferred tax liabilities:
Premises and equipment	347	245
Deferred loan fees	192	172
Net unrealized gains on securities	-	251
Net unrealized gain on pension liability	171	-
Purchase price adjustment	357	-

Total Deferred Tax Liabilities	1,067	668

Net Deferred Tax Asset	$8,989	$3,669

The Company's federal and state income tax returns for taxable years through 2013 have been closed for purposes of examination by the Internal Revenue Service and the Pennsylvania Department of Revenue.

NOTE 10 - REGULATORY MATTERS AND STOCKHOLDERS' EQUITY

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total, Tier 1 and Common Equity Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2016 and 2015, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 10 - REGULATORY MATTERS AND STOCKHOLDERS' EQUITY (CONTINUED)

As of December 31, 2016, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company's actual capital amounts and ratios are presented in the table:

					To be Well Capitalized
					under Prompt
			For Capital Adequacy		Corrective Action
	Actual		Purposes		Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

As of December 31, 2016:
Total capital (to risk-weighted assets)	$107,765	14.12%	≥$61,057	≥8.00%	≥$76,321	≥10.00%
Tier 1 capital (to risk-weighted assets)	101,302	13.27	≥45,793	≥6.00	≥61,057	≥8.00
Common Equity Tier 1 capital (to risk-weighted assets)	101,302	13.27	≥34,344	≥4.50	≥49,609	≥6.50
Tier 1 capital (to average assets)	101,302	9.16	≥44,251	≥4.00	≥55,314	≥5.00

As of December 31, 2015:
Total capital (to risk-weighted assets)	$97,750	17.09%	≥$45,751	≥8.00%	≥$57,189	≥10.00%
Tier 1 capital (to risk-weighted assets)	90,681	15.86	≥34,313	≥6.00	≥45,751	≥8.00
Common Equity Tier 1 capital (to risk-weighted assets)	90,681	15.86	≥25,735	≥4.50	≥37,173	≥6.50
Tier 1 capital (to average assets)	90,681	12.40	≥29,252	≥4.00	≥36,565	≥5.00

The Bank's ratios do not differ significantly from the Company's ratios presented above.

Effective January 1, 2015, the Company and the Bank became subject to new regulatory capital rules which, among other things, impose a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), set the minimum leverage ratio for all banking organizations at a uniform 4% of total assets, increased the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets) and assigned a higher risk-weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property.  The new rules also require unrealized gains and losses on certain "available-for-sale" securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt out is exercised, which the Company and the Bank have done.  The final rule limits a banking organization's dividends, stock repurchases and other capital distributions, and certain discretionary bonus payments to executive officers, if the banking organization does not hold a "capital conservation buffer" consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above regulatory minimum risk-based requirements.  The capital conservation buffer requirements will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer will be effective.  The Company and the Bank are in compliance with their respective new capital requirements, including the capital conservation buffer, as of December 31, 2016.

The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at December 31, 2016 and 2015 was approximately $1,099,000 and $437,000, respectively.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 10 - REGULATORY MATTERS AND STOCKHOLDERS' EQUITY (CONTINUED)

Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2016, $63,246,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above. Under Federal Reserve regulations, the Bank is limited as to the amount it may lend affiliates, including the Company, unless such loans are collateralized by specific obligations.

NOTE 11 - STOCK BASED COMPENSATION

The Company's shareholders approved the Norwood Financial Corp 2006 Stock Option Plan at the Annual Meeting on April 26, 2006. An aggregate of 275,000 shares of authorized but unissued Common Stock of the Company were reserved for future issuance under the Plan. This includes up to 44,000 shares for awards to outside directors. Under this plan, the Company granted 7,423 options to employees in 2015, 12,500 options to employees in 2014, and 28,600 options, which included 4,000 options granted to outside directors in 2013.  No options were granted under this plan in 2016.  As of December 31, 2016, there were 4,058 shares available for stock option awards to outside directors.

At the Annual Meeting held on April 22, 2014, the Company's shareholders approved the Norwood Financial Corp 2014 Equity Incentive Plan. An aggregate of 250,000 shares of authorized but unissued Common Stock of the Company were reserved for future issuance under the Plan. This includes up to 40,000 shares for awards to outside directors. The Plan also authorized the Company to award restricted stock to officers and outside directors, limited to 42,000 shares of restricted stock awards for officers and 8,000 shares of restricted stock awards for outside directors. Under this plan, the Company granted 24,450 shares in 2016 which included 16,000 options to employees, 6,000 shares of restricted stock to officers and 2,450 shares of restricted stock to directors.  In 2015, the Company granted 13,727 shares which included 7,077 options to employees, 4,250 shares of restricted stock to officers and 2,400 shares of restricted stock to directors.  In 2014, the Company granted 9,300 shares, which included 2,800 shares of restricted stock to outside directors.  All shares granted in 2014 were for restricted stock.  The restricted shares vest over a five-year period.  The product of the number of shares granted and the grant date market price of the Company's common stock determine the fair value of restricted stock under the company's restricted stock plan.  Management recognizes compensation expense for the fair value of restricted stock on a straight-line basis over the requisite service period for the entire award.  As of December 31, 2016, there were 202,523 shares available for future awards under this plan, which includes 170,173 shares available for officer awards and 32,350 shares available for awards to outside directors.  Included in these totals are 25,250 shares available for restricted stock awards to officers and 350 shares available for restricted stock awards to outside directors.

Total unrecognized compensation cost related to stock options was $93,000 as of December 31, 2016, $71,000 as of December 31, 2015 and $66,000 as of December 31, 2014.  Salaries and employee benefits expense includes $71,000, $66,000 and $154,000 of compensation costs related to options for the years ended December 31, 2016, 2015 and 2014, respectively.   Compensation costs related to restricted stock amounted to $89,000, $55,000 and $0 for the years ended December 31, 2016, 2015 and 2014, respectively.  The expected future compensation expense relating to non-vested restricted stock outstanding as of December 31, 2016 and 2015 was $579,000 and $398,000 respectively.  Net income was reduced by $130,000, $92,000 and $146,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 11 - STOCK BASED COMPENSATION (CONTINUED)

A summary of the Company's stock option activity and related information for the years ended December 31 follows:

	2016			2015			2014
		Weighted			Weighted			Weighted
		Average			Average			Average
		Exercise	Intrinsic		Exercise	Intrinsic		Exercise	Intrinsic
	Options	Price	Value	Options	Price	Value	Options	Price	Value

Outstanding,
beginning of year	194,521	$26.91		206,463	$26.74		219,540	$26.64
Granted	16,000	33.56		14,500	28.55		12,500	29.08
Exercised	(30,823)	27.34		(16,859)	26.19		(25,577)	27.05
Forfeited	(19,269)	27.86		(9,583)	27.02		-	-

Outstanding,
end of year	160,429	$27.37	$931,963	194,521	$26.91	$362,754	206,463	$26.74	$477,640

Exercisable,
end of year	144,429	$26.39	$931,963	180,021	$26.78	$359,854	193,963	$26.59	$477,640

Exercise prices for options outstanding as of December 31, 2016 ranged from $24.44 to $33.56 per share. The weighted average remaining contractual life is 5.6 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Years Ended December 31,
	2016	2015	2014
Dividend yield	3.93%	3.77%	3.57%
Expected life	10 years	10 years	10 years
Expected volatility	24.84%	24.35%	24.97%
Risk-free interest rate	2.44%	2.28%	2.17%
Weighted average fair value of options granted	$5.79	$4.89	$5.30

The expected volatility is based on historical volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Company's history and expectation of dividend payouts.

Proceeds from stock option exercises totaled $843,000 in 2016. Shares issued in connection with stock option exercises are issued from available treasury shares. If no treasury shares are available, new shares are issued from available authorized shares. During 2016, all the shares issued in connection with stock option exercises, 30,823 shares in total, were issued from available treasury shares.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 11 - STOCK BASED COMPENSATION (CONTINUED)

As of December 31, 2016, outstanding stock options consist of the following:

		Average			Average
	Options	Exercise	Remaining	Options	Exercise
	Outstanding	Price	Life, Years	Exercisable	Price
	12,650	$28.41	1.0	12,650	$28.41
	13,200	25.00	2.0	13,200	25.00
	12,650	25.99	3.0	12,650	25.99
	1,100	24.44	3.2	1,100	24.44
	15,229	25.25	4.0	15,229	25.25
	19,800	24.97	5.0	19,800	24.97
	21,450	27.05	6.0	21,450	27.05
	1,100	27.55	6.0	1,100	27.55
	2,000	28.95	6.7	2,000	28.95
	21,250	26.90	7.0	21,250	26.90
	10,000	29.08	8.0	10,000	29.08
	14,000	28.55	9.0	14,000	28.55
	16,000	33.56	10.0	-	-

Total	160,429			144,429

A summary of the Company's restricted stock activity and related information for the years ended December 31 is as follows:

	2016		2015
		Weighted-Average		Weighted-Average
	Number of	Grant Date	Number of	Grant Date
	Shares	Fair Value	Shares	Fair Value

Non-vested, beginning of year	13,810	$28.82	9,300	$29.08
Granted	8,450	33.56	6,650	28.55
Vested	(3,120)	28.85	(1,860)	29.08
Forfeited	(450)	28.80	(280)	29.08
Non-vested at December 31	18,690	$30.96	13,810	$28.82

NOTE 12 - EARNINGS PER SHARE

The following table sets forth the computations of basic and diluted earnings per share:

	Years Ended December 31,
	2016	2015	2014
	(In Thousands, Except Per Share Data)

Numerator, net income	$6,711	$5,908	$7,657

Denominator:
Weighted average shares outstanding	3,877	3,682	3,645
Less: Weighted average unvested restricted shares	(14)	(9)	-
Denominator: Basic earnings per share	3,863	3,673	3,645

Weighted average shares outstanding	3,863	3,682	3,645
Add: Dilutive effect of stock options	22	9	12
Denominator: Diluted earnings per share	3,885	3,691	3,657

Basic earnings per common share	$1.74	$1.60	$2.10

Diluted earnings per common share	$1.73	$1.60	$2.10

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 12 - EARNINGS PER SHARE (CONTINUED)

Stock options which had no intrinsic value because their effect would be anti-dilutive and therefore would not be included in the diluted EPS calculation were 16,000, 14,000, and 12,500 for the years ended December 31, 2016, 2015 and 2014, respectively, based on the closing price of the Company's common stock which was $33.14, $28.75 and $29.05 at December 31, 2016, 2015 and 2014, respectively.

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

A summary of the Bank's financial instrument commitments is as follows:

	December 31,
	2016	2015
	(In Thousands)
Commitments to grant loans	$22,210	$19,704
Unfunded commitments under lines of credit	54,789	48,641
Standby letters of credit	5,642	5,286
	$82,641	$73,631

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

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

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

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2016 and 2015 are as follows (in thousands):

	Fair Value Measurement Reporting Date using

Description	Total	Level 1	Level 2	Level 3
December 31, 2016
Available for Sale:
U.S. Treasury securities	$1,997	$-	$1,997	$-
States and political subdivisions	125,101	-	125,101	-
Corporate obligations	10,112	-	10,112	-
Mortgage-backed securities-government
sponsored entities	164,930	-	164,930	-
Equity securities-financial services	424	424	-	-
Total available for sale	$302,564	$424	$302,140	$-

December 31, 2015
Available for Sale:
U.S. Government agencies	$9,169	$-	$9,169	$-
States and political subdivisions	60,755	-	60,755	-
Corporate obligations	4,974	-	4,974	-
Mortgage-backed securities-government
sponsored entities	63,569	-	63,569	-
Equity securities-financial services	384	384	-	-
Total available for sale	$138,851	$384	$138,467	$-

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2016 and 2015 are as follows (in thousands):

	Fair Value Measurement Reporting Date using

Description	Total	Level 1	Level 2	Level 3
December 31, 2016
Impaired Loans	$2,624	$-	$-	$2,624
Foreclosed real estate	5,302	-	-	5,302

December 31, 2015
Impaired Loans	$7,615	$-	$-	$7,615
Foreclosed real estate	2,847	-	-	2,847

The following tables present additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level 3 inputs to determine fair value:

	Quantitative Information about Level 3 Fair Value Measurements
(dollars in thousands)	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
December 31, 2016
Impaired loans	$1,473	Appraisal of collateral(1)	Appraisal adjustments(2)	10% (10%)
Impaired loans	$1,151	Present value of future cash flows	Loan discount rate	4-5.25% (5.11%)
			Probability of default	0%

Foreclosed real estate owned	$5,302	Appraisal of collateral(1)	Liquidation Expenses(2)	10%

December 31, 2015
Impaired loans	$2,574	Appraisal of collateral(1)	Appraisal adjustments(2)	10% (10%)
Impaired loans	$5,041	Present value of future cash flows	Loan discount rate	4-7% (5.61%)
			Probability of default	0%

Foreclosed real estate owned	$2,847	Appraisal of collateral(1)	Liquidation Expenses(2)	10%

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

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

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

   The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at December 31, 2016 and 2015.

Cash and cash equivalents (carried at cost):

The carrying amounts reported in the consolidated balance sheet for cash and short-term instruments approximate those assets' fair values.

Securities:

The fair value of securities available for sale (carried at fair value) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted prices. For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence (Level 3). In the absence of such evidence, management's best estimate is used. Management's best estimate consists of both internal and external support on certain Level 3 investments. Internal cash flow models using a present value formula that includes assumptions market participants would use along with indicative exit pricing obtained from broker/dealers (where available) are used to support fair values of certain Level 3 investments, if applicable.

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

Impaired loans (generally carried at fair value):

The Company measures impairment generally based on the fair value of the loan's collateral.  Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the lowest level of input that is significant to the fair value measurements.

As of December 31, 2016, the fair value investment in impaired loans totaled $2,624,000 which included seven loans which did not require a valuation allowance since the estimated realizable value of the collateral exceeded the recorded investment in the loan.  As of December 31, 2016, the Company has recognized charge-offs against the allowance for loan losses on these impaired loans in the amount of $831,000 over the life of the loans.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

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

Foreclosed real estate owned (carried at fair value):

Real estate properties acquired through, or in lieu of loan foreclosure are to be sold and are carried at fair value less estimated cost to sell. Fair value is based upon independent market prices, appraised value of the collateral or management's estimation of the value of the collateral. These assets are included in Level 3 fair value based upon the lowest level of input that is significant to the fair value measurement.

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

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

Off-balance sheet financial instruments (disclosed at cost):

Fair values for the Company's off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties' credit standing.

The estimated fair values of the Bank's financial instruments were as follows at December 31, 2016 and December 31, 2015 (In thousands):

	Fair Value Measurements at December 31, 2016

	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$17,174	$17,174	$17,174	$-	$-
Securities	302,564	302,564	424	302,140	-
Loans receivable, net	707,426	716,661	-	-	716,661
Mortgage servicing rights	232	250	-	-	250
Regulatory stock	2,119	2,119	2,119	-	-
Bank owned life insurance	36,133	36,133	36,133	-	-
Accrued interest receivable	3,643	3,643	3,643	-	-

Financial liabilities:
Deposits	925,385	925,561	629,829	-	295,732
Short-term borrowings	32,811	32,811	32,811	-	-
Other borrowings	32,001	31,863	-	-	31,863
Accrued interest payable	1,069	1,069	1,069	-	-

Off-balance sheet financial instruments:
Commitments to extend credit and outstanding letters of credit	-	-	-	-	-

	Fair Value Measurements at December 31, 2015

	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$10,010	$10,010	$10,010	$-	$-
Securities	138,851	138,851	384	138,467	-
Loans receivable, net	552,627	559,416	-	-	559,416
Mortgage servicing rights	261	291	-	-	291
Regulatory stock	3,412	3,412	3,412	-	-
Bank owned life insurance	18,820	18,820	18,820	-	-
Accrued interest receivable	2,363	2,363	2,363	-	-

Financial liabilities:
Deposits	550,909	551,175	354,162	-	197,013
Short-term borrowings	53,235	53,235	53,235	-	-
Other borrowings	41,126	41,260	-	-	41,260
Accrued interest payable	957	957	957	-	-

Off-balance sheet financial instruments:
Commitments to extend credit and outstanding letters of credit	-	-	-	-	-

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 15 – ACCUMULATED OTHER COMPREHENSIVE INCOME

The following tables present the changes in accumulated other comprehensive income (loss) (in thousands) by component, net of tax, for the years ended December 31, 2016 and 2015:

	Unrealized gains (losses)
	on available for sale	Unrealized gain on
	securities (a)	pension liability (a)	Total (a)
Balance as of December 31, 2015	$488	$-	$488
Other comprehensive loss before reclassification	(4,740)	318	(4,422)
Amount reclassified from accumulated other comprehensive income	(185)	-	(185)
Total other comprehensive loss	(4,925)	318	(4,607)
Balance as of December 31, 2016	$(4,437)	$318	$(4,119)

	Unrealized gains (losses) on
	available for sale
	securities (a)
Balance as of December 31, 2014	$462
Other comprehensive income before reclassification	439
Amount reclassified from accumulated other comprehensive income	(413)
Total other comprehensive income	26
Balance as of December 31, 2015	$488

(a) All amounts are net of tax. Amounts in parentheses indicate debits.

   The following table presents significant amounts reclassified out of each component of accumulated other comprehensive income (loss) (in thousands) for the year ended December 31, 2016:

	Amount Reclassified
	From Accumulated		Affected Line Item in
	Other		Consolidated
	Comprehensive		Statement of
Details about other comprehensive income	Income (Loss) (a)		Income

	Twelve months	Twelve months
	ended	ended
	December 31,	December 31,
	2016	2015
Unrealized gains on available for sale securities	$284	$626	Net realized gains on sales of securities
	(99)	(213)	Income tax expense
	$185	$413	Net of tax

(a)	Amounts in parentheses indicate debits to net income.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 16 – ACQUISITION OF DELAWARE BANCSHARES, INC.

  On July 31, 2016, Norwood Financial Corp. (the "Company") closed on its acquisition of Delaware Bancshares, Inc. ("Delaware")  pursuant to the terms of the Agreement and Plan of Merger, dated March 10, 2016, by and among the Company, Wayne Bank, Delaware and The National Bank of Delaware County (the "Merger Agreement").

Pursuant to the terms of the Merger Agreement, Delaware was merged with and into the Company, with the Company as the surviving corporation of the merger (the "Merger").  At the effective time of the Merger, each outstanding share of the common stock of Delaware was converted into, at the election of the holder but subject to the limitations and allocation and proration provisions set forth in the Merger Agreement, either $16.68 in cash or 0.6221 of a share of the common stock, par value $0.10 per share (the "Common Stock") of the Company.  In the aggregate, the merger consideration paid to Delaware shareholders consisted of approximately $3,860,000 in cash and 431,605 shares of Norwood common stock.  Immediately following the Merger, The National Bank of Delaware County ("NBDC") was merged with and into Wayne Bank, a wholly-owned subsidiary of the Company, with Wayne Bank as the surviving entity.

In connection with the Merger, the Company assumed the obligations of Delaware under the Indenture, dated as of October 31, 2007, by and between Delaware, as issuer, and Wells Fargo Bank, National Association, as trustee (the "Indenture") and Delaware's Junior Subordinated Debt Securities, due January 1, 2038 (the "Debt Securities") issued thereunder.  The Debt Securities were issued by Delaware in connection with a private placement completed on October 31, 2007 of $8.0 million of trust preferred securities issued through the Delaware Bancshares Capital Trust I (the "Trust").  The proceeds from the initial sale of the trust preferred securities were used by the Trust to purchase the Debt Securities.  The Debt Securities bore interest at a variable rate which reset quarterly at LIBOR plus 2.4%, and were redeemable, in whole or in part, without penalty, at the option of the Company, beginning on January 1, 2013 and on any January 1, April 1, July 1 or October 1 thereafter.  The interest payments on the Debt Securities made by the Company were used to pay the quarterly distributions payable by the Trust to the holders of the trust preferred securities.  On October 3, 2016, the Company redeemed the Debt Securities and the trust preferred securities in full.

The acquired assets and assumed liabilities were measured at estimated fair values.  Management made significant estimates and exercised significant judgment in accounting for the acquisition.  Management measured loan fair values based on loan file reviews, appraised collateral values, expected cash flows, and historical loss factors of NBDC.  The Company also recorded an identifiable intangible asset representing the core deposit base of NBDC based on management's evaluation of the cost of such deposits relative to alternative funding sources.  Management used significant estimates including the average lives of depository accounts, future interest rate levels, and the cost of servicing various depository products.  Management used market quotations to determine the fair value of investment securities.

The business combination resulted in the acquisition of loans with and without evidence of credit quality deterioration.  NBDC loans were deemed impaired at the acquisition date if the Company did not expect to receive all contractually required cash flows due to concerns about credit quality.  Such loans were fair valued and the difference between contractually required payments at the acquisition date and cash flows expected to be collected was recorded as a non-accretable difference.  At the acquisition date, the Company recorded $1,410,000 of purchased credit-impaired loans subject to a non-accretable difference of $260,000.  The method of measuring carrying value of purchased loans differs from loans originated by the Company (originated loans), and as such, the Company identifies purchased loans and purchased loans with a credit quality discount and originated loans at amortized cost.

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 16 – ACQUISITION OF DELAWARE BANCSHARES, INC. (CONTINUED)

NBDC's loans without evidence of credit deterioration were fair valued by discounting both expected principal and interest cash flows using an observable discount rate for similar instruments that a market participant would consider in determining fair value.  Additionally, consideration was given to management's best estimates of default rates and payment speeds.  At acquisition, NBDC's loan portfolio without evidence of deterioration totaled $111,307,000 and was recorded at a fair value of $109,693,000.

The following table summarizes the purchase of Delaware Bancshares, Inc. as of July 31, 2016:

(Dollars in Thousands, Except Per Share Data)

Purchase Price Consideration in Common Stock
Delaware Bancshares, Inc. common shares settled for stock	694,114
Exchange Ratio	0.6221
Norwood Financial Corp. shares issued	431,605
Value assigned to Norwood Financial Corp. common share	$28.15
Purchase price assigned to Delaware Bancshares, Inc. common shares		$12,150
exchanged for Norwood Financial Corp.

Purchase Price Consideration - Cash for Common Stock
Delaware Bancshares, Inc. shares exchanged for cash	231,385
Purchase price paid to each Delaware Bancshares, Inc. common share exchanged for cash	$16.68
Purchase price assigned to Delaware Bancshares, Inc. common shares exchanged for cash		$3,860
Purchase price consideration - Cash-in-lieu of Fractional Shares		6
Total Purchase Price		$16,016

Net Assets Acquired:

Delaware Bancshares, Inc. shareholders' equity	$19,357
Delaware Bancshares, Inc. goodwill and intangibles	(7,640)
Total tangible equity	11,717

Adjustments to reflect assets acquired at fair value:
Investments	219
Loans
Interest rate	1,486
General credit	(1,614)
Specific credit - non-amortizing	(260)
Specific credit - amortizing	(239)
Core deposit intangible	449
Deferred loan fees	(296)
Premises and equipment	3,053
Allowance for loan and lease losses	1,651
Deferred tax assets	(1,417)
Other	(97)

Adjustments to reflect liabilities acquired at fair value:
Time deposits	(252)
		14,400
Goodwill resulting from merger		$1,616

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 16 – ACQUISITION OF DELAWARE BANCSHARES, INC. (CONTINUED)

The following condensed statement reflects the values assigned to Delaware Bancshares, Inc. net assets as of acquisition date:

(In Thousands)

Total purchase price		$16,016

Net assets acquired:
Cash	$14,977
Securities available for sale	208,488
Loans	116,674
Premises and equipment, net	7,292
Regulatory stock	279
Accrued interest receivable	1,626
Bank-owned life insurance	14,762
Core deposit intangible	449
Deferred tax assets	3,034
Other assets	3,282
Time deposits	(71,342)
Deposits other than time deposits	(255,921)
Borrowings	(21,232)
Accrued interest payable	(95)
Other liabilities	(7,873)
		14,400

Goodwill resulting from Delaware Bancshares, Inc. Merger		$1,616

The Company recorded goodwill and other intangibles associated with the purchase of Delaware Bancshares, Inc. totaling $1,616,000.  Goodwill is not amortized, but is periodically evaluated for impairment.  The Company did not recognize any impairment during the twelve months ended December 31, 2016.  The carrying amount of the goodwill at December 31, 2016 related to the Delaware acquisition was $1,616,000.

Identifiable intangibles are amortized to their estimated residual values over the expected useful lives. The core deposit intangible recorded with the purchase of Delaware is being amortized over ten years.  Such lives are also periodically reassessed to determine if any amortization period adjustments are required.  During the twelve months ended December 31, 2016, no such adjustments were recorded.  The identifiable intangible assets consist of a core deposit intangible which is being amortized on an accelerated basis over the useful life of such assets.  The gross carrying amount of the core deposit intangible at December 31, 2016 was $449,000 with $14,000 accumulated amortization as of that date.

As of December 31, 2016, the current year and estimated future amortization expense for the core deposit intangible is:

(In thousands)

2017	$30
2018	30
2019	30
2020	30
2021	30
After five years	299
$449

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 16 – ACQUISITION OF DELAWARE BANCSHARES, INC. (CONTINUED)

Results of operations for Delaware Bancshares, Inc. prior to the acquisition date are not included in the Consolidated Statement of Income for the year ended December 31, 2016.  Due to the significant amount of fair value adjustments, historical results of Delaware Bancshares, Inc. are not relevant to the Company's results of operations.  Therefore, no pro forma information is presented.

The following table presents financial information regarding the former Delaware Bancshares, Inc. operations included in our Consolidated Statement of Income from the date of acquisition through December 31, 2016 under the column "Actual from acquisition date through December 31, 2016".  In addition, the following table presents unaudited pro forma information as if the acquisition of Delaware Bancshares, Inc. had occurred on January 1, 2016  and 2015 under the "Pro Forma" columns.  The table below has been prepared for comparative purposes only and is not necessarily indicative of the actual results that would have been attained had the acquisition occurred as of the beginning of the periods presented, nor is it indicative of future results.  Furthermore, the unaudited pro-forma information does not reflect management's estimate of any revenue-enhancing opportunities nor anticipated cost savings as a result of the integration and consolidation of the acquisition.  Merger and acquisition integration costs and amortization of fair value adjustments are included in the numbers below.

	Actual From
	Acquisition Date
	Through	Pro Forma
	December 31,	Year Ended December 31,
(In Thousands, Except Per Share Data)	2016	2016	2015
Net interest income	$3,900	$37,199	$33,787
Non-interest income	893	6,487	7,939
Net income	750	3,588	6,944
Pro forma earnings per share:
Basic	$0.18	$0.87	$1.69
Diluted	$0.18	$0.87	$1.68

Nonrecurring merger and acquisition integration costs included in the pro-forma table above are:

Professional Fees	$-	1,602	$80
Data Processing related	-	639
Other	-	810

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

NOTE 17 - NORWOOD FINANCIAL CORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS

	December 31,
	2016	2015
	(In Thousands)
ASSETS
Cash on deposit in bank subsidiary	$3,005	$2,151
Securities available for sale	397	384
Investment in bank subsidiary	105,138	95,895
Other assets	4,539	4,113
Total assets	$113,079	$102,543
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities	$2,000	$1,545
Stockholders' equity	111,079	100,998
Total liabilities and stockholders' equity	$113,079	$102,543

STATEMENTS OF INCOME

	Years Ended December 31,
	2016	2015	2014
Income:	(In Thousands)
Dividends from bank subsidiary	$28,598	$4,574	$4,377
Other interest income	12	11	10
	28,610	4,585	4,387
Expenses	1,347	313	346
	27,263	4,272	4,041
Income tax benefit	(225)	(103)	(114)
	27,488	4,375	4,155
Equity in undistributed earnings of subsidiary	(20,777)	1,533	3,502
Net Income	$6,711	$5,908	$7,657
Comprehensive Income	$2,104	$5,934	$10,721

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2016	2015	2014
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,711	$5,908	$7,657
Adjustments to reconcile net income to
net cash provided by operating activities:
Undistributed earnings of bank subsidiary	20,777	(1,533)	(3,502)
Other, net	(305)	(19)	177
Net Cash Provided by Operating Activities	27,183	4,356	4,332

CASH FLOWS FROM INVESTING ACTIVITIES
Outlays for business acquisitions	(2,324)	-	-
Net Cash Used in Investing Activities	(2,324)	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings	(19,856)	-	-
Stock options exercised	843	441	691
Tax benefit of stock options exercised	38	16	17
ESOP purchase of shares from treasury stock	131	146	150
Purchase of treasury stock	(447)	(127)	(179)
Cash dividends paid	(4,714)	(4,527)	(4,370)
Net Cash Used in Financing Activities	(24,005)	(4,051)	(3,691)
Net Increase in Cash and Cash Equivalents	854	305	641

CASH AND CASH EQUIVALENTS - BEGINNING	2,151	1,846	1,205
CASH AND CASH EQUIVALENTS - ENDING	$3,005	$2,151	$1,846

NORWOOD FINANCIAL CORP - 2016 CONSOLIDATED FINANCIAL REPORT

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

SEC REPORTS AND ADDITIONAL INFORMATION

A copy of the Company's annual report on Form 10-K for its fiscal year ended December 31, 2016 including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission is available on the Company's website at www.waynebank.com under the Stockholder Services tab.  A copy of the report may be obtained upon written request of any stockholder, investor or analyst by contacting William S. Lance, Executive Vice President, Chief Financial Officer and Secretary, Norwood Financial Corp., 717 Main Street, PO Box 269, Honesdale, PA  18431, 570-253-1455.

NORWOOD FINANCIAL CORP

# DIRECTORY OF OFFICERS

## NORWOOD FINANCIAL CORP

WILLIAM W. DAVIS, JR. .......... CHAIRMAN OF THE BOARD
DR. ANDREW A. FORTE .......... VICE CHAIRMAN OF THE BOARD
LEWIS J. CRITELLI .......... PRESIDENT & CHIEF EXECUTIVE OFFICER
WILLIAM S. LANCE .......... EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER & SECRETARY
JAMES F. BURKE .......... EXECUTIVE VICE PRESIDENT
JOHN F. CARMODY .......... EXECUTIVE VICE PRESIDENT
ROBERT J. MANCUSO .......... EXECUTIVE VICE PRESIDENT
JOHN H. SANDERS .......... SENIOR VICE PRESIDENT

## WAYNE BANK

WILLIAM W. DAVIS, JR. .......... CHAIRMAN OF THE BOARD
DR. ANDREW A. FORTE .......... VICE CHAIRMAN OF THE BOARD
LEWIS J. CRITELLI .......... PRESIDENT & CHIEF EXECUTIVE OFFICER
WILLIAM S. LANCE .......... EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER & SECRETARY
JAMES F. BURKE .......... EXECUTIVE VICE PRESIDENT, CHIEF LENDING OFFICER
JOHN F. CARMODY .......... EXECUTIVE VICE PRESIDENT, CHIEF CREDIT OFFICER
ROBERT J. MANCUSO .......... EXECUTIVE VICE PRESIDENT, CHIEF INFORMATION OFFICER
JOHN H. SANDERS .......... SENIOR VICE PRESIDENT, RETAIL LENDING MANAGER
DIANE M. WYLAM .......... SENIOR VICE PRESIDENT, SENIOR TRUST OFFICER
THOMAS A. BYRNE .......... SENIOR VICE PRESIDENT
JOSEPH A. CASTROGIOVANNI .......... SENIOR VICE PRESIDENT
KENNETH C. DOOLITTLE .......... SENIOR VICE PRESIDENT
RYAN J. FRENCH .......... SENIOR VICE PRESIDENT
JOANN FULLER .......... SENIOR VICE PRESIDENT
NANCY A. HART .......... SENIOR VICE PRESIDENT, CONTROLLER & ASSISTANT SECRETARY
DAWNETTE HOTALING .......... SENIOR VICE PRESIDENT
LINDA D. MADER .......... SENIOR VICE PRESIDENT
VINCENT O'BELL .......... SENIOR VICE PRESIDENT
JOHN VELEBER .......... SENIOR VICE PRESIDENT
BARBARA A. RIDD .......... VICE PRESIDENT & ASSISTANT SECRETARY
ROBERT J. BEHRENS, JR. .......... VICE PRESIDENT
PILAR CUEVA .......... VICE PRESIDENT
KAREN R. GASPER .......... VICE PRESIDENT
AMANDA HALL .......... VICE PRESIDENT
JOHN E. KOCZWARA .......... VICE PRESIDENT
JULIETTE P. MCKERRELL .......... VICE PRESIDENT
MARY ALICE PETZINGER .......... VICE PRESIDENT
HEIDI PICKETT .......... VICE PRESIDENT
MARK W. RANZAN .......... VICE PRESIDENT
RICHARD A. SIARNIAK .......... VICE PRESIDENT
KARA R. SUCHY .......... VICE PRESIDENT
ELI T. TOMLINSON .......... VICE PRESIDENT
DOUGLAS W. ATHERTON .......... ASSISTANT VICE PRESIDENT
DEREK BELLINGER .......... ASSISTANT VICE PRESIDENT
STEVEN R. DANIELS .......... ASSISTANT VICE PRESIDENT
JULIE R. KUEN .......... ASSISTANT VICE PRESIDENT
BONNIE LOCKETT .......... ASSISTANT VICE PRESIDENT
EILEEN MERSHON .......... ASSISTANT VICE PRESIDENT
FRANK J. SISLO .......... ASSISTANT VICE PRESIDENT
MICHELE BAILEY .......... COMMUNITY OFFICE MANAGER
JODI BAIR .......... COMMUNITY OFFICE MANAGER
KAREN BEISSEL .......... COMMUNITY OFFICE MANAGER
ROSIE DEMORIZI-ORTIZ .......... COMMUNITY OFFICE MANAGER
APRIL EPPS .......... COMMUNITY OFFICE MANAGER
CRAIG D. GRIMM .......... COMMUNITY OFFICE MANAGER
JILL A. HESSLING .......... COMMUNITY OFFICE MANAGER
TERESA HYNES .......... COMMUNITY OFFICE MANAGER
VONNIE A. LEWIS .......... COMMUNITY OFFICE MANAGER
GERALDINE MOORE .......... COMMUNITY OFFICE MANAGER
SANDRA C. MRUCZKEWYCZ .......... COMMUNITY OFFICE MANAGER
MADELINE PORTUGAL .......... COMMUNITY OFFICE MANAGER
DEBRA RENWICK .......... COMMUNITY OFFICE MANAGER
ELAINE REUTHE .......... COMMUNITY OFFICE MANAGER
DENISE ROLLISON .......... COMMUNITY OFFICE MANAGER
CHRISTINE ROUTLEDGE .......... COMMUNITY OFFICE MANAGER
JESSICA SANTIAGO .......... COMMUNITY OFFICE MANAGER
DIANA SUNNEKALB .......... COMMUNITY OFFICE MANAGER
MATTHEW M. SWARTZ .......... COMMUNITY OFFICE MANAGER
TANYIA VANNATTA .......... COMMUNITY OFFICE MANAGER
BEVERLY J. WALLACE .......... COMMUNITY OFFICE MANAGER
LAURIE J. BISHOP .......... ASSISTANT COMMUNITY OFFICE MANAGER
WENDY L. DAVIS .......... ASSISTANT COMMUNITY OFFICE MANAGER
TIMOTHY GUTLIPH .......... ASSISTANT COMMUNITY OFFICE MANAGER
DENISE R. KERN .......... ASSISTANT COMMUNITY OFFICE MANAGER
ERIN MASON .......... ASSISTANT COMMUNITY OFFICE MANAGER
KIMBERLY MICHALEK .......... ASSISTANT COMMUNITY OFFICE MANAGER
DIANE L. RICHTER .......... ASSISTANT COMMUNITY OFFICE MANAGER
CHERYL WILKERSON .......... ASSISTANT COMMUNITY OFFICE MANAGER
GERALD J. ARNESE .......... CONSUMER LOAN OFFICER
KRISTINE MALTI .......... DEPOSIT OPERATIONS/ ELECTRONIC BANKING OFFICER
MARIANNE MCCONEGHY .......... TRUST OPERATIONS OFFICER
LINDA A. MESKEY .......... CREDIT ANALYST
AMANDA R. MILLER .......... COMMERCIAL LOAN DOCUMENTATION OFFICER
KATHRYN A. SERNIAK .......... MORTGAGE LOAN OFFICER
GARY STEICH .......... RESOURCE RECOVERY OFFICER
DOREEN A. SWINGLE .......... RESIDENTIAL MORTGAGE LENDING OFFICER
BONNIE TAYLOR .......... ASSISTANT TRUST OFFICER

## NORWOOD INVESTMENT CORP

LEWIS J. CRITELLI .......... PRESIDENT & CHIEF EXECUTIVE OFFICER
WILLIAM S. LANCE .......... TREASURER
SCOTT C. RICKARD .......... SENIOR INVESTMENT REPRESENTATIVE, INVEST FINANCIAL CORP

## MONROE COUNTY ASSOCIATE BOARD

MICHAEL J. BAXTER
SARA CRAMER
DR. ANDREW A. FORTE
RALPH A. MATERGIA, ESQ.
JAMES H. OTT
MARVIN PAPILLON
RAY PRICE
RON SARAJIAN

## NEW YORK ADVISORY BOARD

MICHAEL P. DEGROAT
LEONARD A. GOVERN
DOUGLAS A. SLUITER
PATRICK P. GALLOWAY
MEG HUNGERFORD
JOEL SMITH

2016 ANNUAL REPORT