Form 10-K, Exhibit 13
period 2017-12-31
NORWOOD FINANCIAL CORP
filed 2018-03-15
CIK 1013272

SUMMARY OF SELECTED FINANCIAL DATA

(dollars in thousands except per share data)

FOR THE YEARS ENDED DECEMBER 31,	2017	2016	2015	2014	2013
Net interest income	**$34,908**	$28,590	$24,521	$24,560	$24,661
Provision for loan losses	**2,200**	2,050	4,580	1,680	2,400
Other income	**6,496**	4,841	3,969	3,940	4,734
Net realized gains on sales of loans and securities	**415**	338	730	1,170	881
Other expenses	**24,870**	23,124	17,100	17,727	16,705
Income before income taxes	**14,749**	8,595	7,540	10,263	11,171
Income tax expense	**6,551**	1,884	1,632	2,606	2,706
NET INCOME	**$8,198**	$6,711	$5,908	$7,657	$8,465
Net income per share -Basic*	**$1.32**	$1.16	$1.07	$1.40	$1.55
-Diluted*	**$1.31**	$1.15	$1.07	$1.40	$1.55
Cash dividends declared*	**$0.87**	$0.83	$0.83	$0.80	$0.77
Dividend pay-out ratio	**65.91%**	71.84%	77.50%	57.14%	49.79%
Return on average assets	**0.73%**	0.74%	0.80%	1.08%	1.23%
Return on average equity	**7.04%**	6.17%	5.83%	7.92%	9.13%
BALANCES AT YEAR-END					
Total assets	**$1,132,916**	$1,111,183	$750,505	$711,635	$711,234
Loans receivable	**764,092**	713,889	559,925	501,135	503,097
Allowance for loan losses	**7,634**	6,463	7,298	5,875	5,708
Total deposits	**929,384**	925,385	550,909	559,944	541,182
Stockholders' equity	**115,739**	111,079	100,998	99,041	91,864
Trust assets under management	**157,838**	138,167	131,690	134,888	126,673
Book value per share*	**$18.61**	$17.43	$18.26	$17.53	$16.95
Tier 1 Capital to risk-adjusted assets	**13.16%**	13.27%	15.86%	17.33%	16.53%
Total Capital to risk-adjusted assets	**14.11%**	14.12%	17.09%	18.49%	17.66%
Allowance for loan losses to total loans	**1.00%**	0.91%	1.30%	1.17%	1.13%
Non-performing assets to total assets	**0.37%**	0.64%	1.33%	1.31%	1.48%

*Per share information has been restated to reflect the 50% stock dividend declared in 2017 and the 10% stock dividend declared in 2013.

LETTER FROM THE PRESIDENT

"We established high goals for ourselves this year and I am pleased to share that we not only reached those goals, we exceeded them."

Lewis J. Critelli
President and CEO

We are pleased to share with you the Company's achievements and performance in this Annual Report. Your Company had a very productive year with a solid increase in earnings, strong loan growth, improvements in credit quality, and enhancements in operating efficiencies. We also paid you, our shareholders, a 50% stock dividend and a 4.8% increase in cash dividends. In addition, we opened a new Community Office in Clarks Summit, announced plans to relocate our Community Office in Roscoe, New York, and improved our various electronic banking channels.

For the year ended December 31, 2017, your Company earned $8,198,000, an increase of $1,487,000 or 22.2% from the $6,711,000 earned in the prior year. Earnings per share on a fully diluted basis were $1.31 for 2017 compared to $1.15 in 2016, after adjusting for the 50% stock dividend declared in 2017. Our earnings for 2017 were impacted by the Tax Cuts and Jobs Act, which the President signed into law on December 22, 2017. Among other things, the Act reduced the corporate tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018. As a result of the reduction in the corporate income tax rate and in accordance with Generally Accepted Accounting Principles, the Company revalued its net deferred tax asset, which resulted in an additional $3,060,000 of income tax expense in 2017. Though the Act had a negative impact in 2017, the Company expects to benefit from the lower tax rate beginning in 2018. Our core operating results, excluding this one-time tax adjustment, totaled $11,258,000, an increase of $4,547,000 from 2016, with core earnings per share of $1.80 in 2017 compared to $1.15 in 2016. I encourage you to read the Management's Discussion and Analysis and the Financial Statements with footnotes for a full report on our performance.

The year 2017 marked the 146th anniversary of Wayne Bank serving its local communities. As a community bank, we've remained dedicated to our mission of supporting our local residents and Helping the Community Grow by serving local businesses and their employees. We now have 26 Community Offices in six counties throughout Northeastern Pennsylvania and the Southern Tier of New York, and have grown to $1.1 billion in asset size.

NORWOOD FINANCIAL CORP ■ 2017 ANNUAL REPORT

Thanks to the dedication of our employees, the loyalty of our customers, and the support of our local communities, Wayne Bank was able to meet the goals we set and honor the commitments we made in 2017. We worked hard to expand and improve our products, services, and Community Offices. We solidified our presence and continued our dedication to investing in the communities we serve.

Wayne Bank experienced progress and prosperity across its various sectors in 2017, including record growth in its commercial loan and wealth management divisions. This was also the first full year that the Bank's customers enjoyed 26 Community Offices, after the 2016 acquisition of the 12 New York Offices. Although Wayne Bank's reach now includes six counties with six very different markets, every office functions efficiently and effectively, and contributed greatly to our success in 2017.

Today, Wayne Bank employs more than 200 local people. Our experienced team of financial professionals are accessible, knowledgeable, and live in the communities they serve. Because of this, Wayne Bank employees are committed to helping their neighbors, local businesses, and hometown organizations grow and thrive. They offer face-to-face guidance, directly understand their customers' needs, and genuinely care about their success.

The Bank had an extremely productive year in meeting the needs of our communities by providing financing to small businesses, municipalities, and individuals. In fact, in 2017 we originated over $100 million in commercial loans. These loans helped businesses expand, provided municipalities funds for infrastructure improvements, and created jobs and opportunities throughout our six county market area. We were also very active in our office network, generating over

Downtown Roscoe, New York will benefit as our Community Office moves across the street to a larger space to better serve the community.

TROUT TOWN
USA
TROUT
TOWN
PROUD
Roscoe, NY

Wayne Bank
Now Open!
Wayne Bank
841
Wayne Bank

Wayne Bank

Our recently relocated Clarks Summit Community Office offers customers the latest in banking technology and modern conveniences.

2,600 loans totaling over $80 million. We assisted our customers in building and purchasing new homes, remodeling projects, funding education, and buying new cars.

One of the most exciting accomplishments of the year was the relocation of the Bank's Clarks Summit Community Office. In December 2017, the Clarks Summit staff moved into their newly constructed, state-of-the-art office. The new, 2,300 square foot building is located up the street from the Bank's original location, which it had occupied since 1989. The Bank's growth in the Clarks Summit market necessitated this relocation in order to provide its customers with a more spacious and contemporary environment. The new Clarks Summit Community Office also offers a much larger and improved parking lot, with easier access to the drive-thru banking lanes. The move has been a tremendously positive one for the customers, staff, and local community, and an official grand opening event will take place at the office in May of 2018.

NORWOOD FINANCIAL CORP ■ 2017 ANNUAL REPORT

Wayne Bank Senior Management Team (left to right): **William S. Lance**, Executive Vice President; **Diane Wylam, Esq.**, Senior Vice President; **Robert J. Mancuso**, Executive Vice President; **Lewis J. Critelli,** President and Chief Executive Officer; **John F. Carmody**, Executive Vice President; **John H. Sanders**, Senior Vice President; **James F. Burke**, Executive Vice President; **Ryan J. French**, Senior Vice President

Wayne Bank is committed to investing in the communities we serve, and the decision was made to also relocate the Roscoe, New York, Community Office in the spring of 2018. The new office is a much larger and more modern building, and is conveniently located across the street from the current Roscoe office. Renovations for the new office began in early 2018 and, once completed, will offer a more contemporary, spacious, and visible location to better serve the Roscoe community. The Bank is pleased to be able to undertake and complete these relocation initiatives that offer such wonderful improvements for our customers.

In 2017, the Bank moved forward with its initiative to install new, blue signage throughout its Pennsylvania Community Offices, as a result of the prior year's logo change. Community Offices in Lackawanna and Pike Counties were refreshed with all new exterior signage in the Wayne Bank shade of blue. The results offered impressive improvements in visibility and branding for these offices. This project will be completed in 2018 with signage updates in Monroe and Wayne Counties.

An exciting addition to the Bank's product line was this year's release of the redesigned Rewards Checking program. Using feedback from the Community Office staff, Wayne Bank's management team developed a checking account that is truly rewarding to customers. With free benefits including personal checks, debit cards, official bank checks and money orders, paid interest on all balances, check images in monthly statements, and more, this membership account adds significant value to our customers. The new Rewards Checking account was very well received and one of the most successful deposit products of 2017.

NORWOOD FINANCIAL CORP ■ **2017 ANNUAL REPORT**

This year, we remained dedicated to delivering our customers the latest in banking technology, while maintaining the security, reliability, and privacy they expect. Our online banking services are available for consumers, as well as fully customizable for businesses so that multiple users can access designated accounts. Businesses and consumers can also take advantage of the Bank's free mobile apps that can be downloaded to most smart phones and tablets, offering the flexibility of banking from anywhere. In addition to normal banking functions, these apps also offer customers an array of additional convenient features including Mobile Deposit Capture, Instant Balance, and Touch ID. Wayne Bank debit cards are EMV chip enabled, Apply Pay ready, offer Visa-Checkout, Card Valet, and are now available at 33,000 surcharge-free MoneyPass compatible ATM locations.

Since 1871, we have invested in our local schools, businesses, arts programs, and neighborhood organizations, and 2017 was no exception. This year, the Bank sponsored hundreds of local organizations and Bank employees participated in a record number of community events throughout Northeastern Pennsylvania and Upstate New York. We began the year by supporting our local farmers at the CCE Catskill Agricultural Conference Trade Show, and raising funds for Artisans for Ava, a benefit for a local child organized entirely by our Andes Community Office team. You may have seen us running or cheering on the runners in the Narrowsburg Windy Kilt 5K, the Scranton Half Marathon, Jog For Jude, or the NEPA 5K for MLS. Maybe you watched us canoe with the Honesdale Jaycees, raise awareness for Colon Cancer during C.A.S.U.A.L Day, don our tie dye for Waymart's Waystock, or show our patriotism during Stamford's Flag Day parade. We had fun in the summer sun at Honesdale Roots & Rhythm, the Celebrate Roxbury Summer Festival, the Dorflinger Wildflower Music Festival, and the Delaware County Fair. We were there at Liberty's Annual July Fourth Celebration, Steampunk Honesdale, Narrowsburg's Riverfest, and Arts on the Square in Scranton. Wayne Bank employees participated in Andes Community Days, the Hamden Bass-Ball Game, New-Old Franklin Day, the Line of Hope Fundraiser in Eldred, Komen NEPA Race For the Cure, and Kinsley's Grocers Against Cancer. We enjoyed the themes of the Narrowsburg Honey Bee Festival, the Margaretville Cauliflower Festival, the Stamford Scarecrow Festival, and the Honesdale Jaycees Halloween Parade. Wayne Bank employees rounded out the year and celebrated the season by Spending The Day in Walton, holding a food drive for Honesdale for the Holidays, participating in the Hancock Christmas Parade, taking photos with Santa in Waymart, and collecting toys for kids in Delaware, Pike, and Wayne Counties.

> **"This year, the Bank sponsored hundreds of local organizations and Bank employees participated in a record number of community events throughout Pennsylvania and New York."**

Our efforts did not go unnoticed, as Wayne Bank was awarded the 2017 Happenings Magazine's Happie Award for Best Bank. This was the third year in a row winning the Happie Award, but the first for the Bank's next honor, The River Reporter's Readers' Choice Best Award for Best Bank. The Bank also took home first place honors with our entry in the Canaltown Short Spooky Movie Festival.

NORWOOD FINANCIAL CORP ■ 2017 ANNUAL REPORT

I was honored to accept the Richard L. Snyder Business Leadership Award at the Greater Pike Community Foundation's 4th Annual Dinner this year. Dick Snyder served on Wayne Bank's Board of Directors for twelve years and was a great friend and mentor. This award was founded in his memory to recognize outstanding corporate philanthropic leadership in the community, and receiving it was a particularly meaningful honor for both the Bank and me.

Our greatest asset has always been our employees and we are so proud to honor the long-term dedication of those who celebrated milestone years of service with Wayne Bank during 2017. Congratulations to Dawnette Hotaling, Senior Vice President and NY Retail Banking Market Manager, for her thirty-five years of service and to Kim Murphy, Liberty Community Office Branch Specialist, for thirty years with the Bank. Adding employees who celebrated twenty, fifteen, ten, and five year anniversaries, the group represents 270 years of Community Banking experience.

The Bank's growth in 2017 facilitated numerous opportunities for employee advancement and recognition for their valuable contributions. Robert J. Mancuso was promoted to Executive Vice President and Chief Operating Officer, Steven Daniels to Vice President and Commercial Loan Officer, Julie Kuen to Vice President and Retail Operations and Marketing Manager, Jill Hessling to Vice President and Wayne County Regional Manager, Vonnie Lewis to Assistant Vice President and Community Office Manager in Lakewood, Kris Malti to Assistant Vice President and Deposit Operations and Electronic Banking Manager, Annette Jurkowski to Assistant BSA/Compliance Officer, Erin Mason to Community Office Manager in Monticello, Jamie Padula to Human Resources Administrative Officer, and Briana Scholl to Credit Analyst Manager. Tariq Peters was also recognized with the Presidential Award for Excellence and promoted to Assistant Manager in Monticello.

Stacey L. Kuhn joined the Wayne Bank team this year as Sullivan County Mortgage Sales Manager, and has been tasked with utilizing her experience and expertise to build customer relationships and grow the Bank's mortgage portfolio in Sullivan County.

In 2017, Norwood Financial Corp appointed Meg L. Hungerford to the Bank's Board of Directors. Ms. Hungerford's public service and community involvement is a tremendous asset to the Bank as we work to expand our footprint in New York.

We truly appreciate the support and confidence of our stockholders. We thank you for your ownership interest in Norwood as we continue to work to enhance shareholder value. Please keep us in mind for all of your financial needs.

Lewis J. Critelli
President & Chief Executive Officer

NORWOOD FINANCIAL CORP ■ 2017 ANNUAL REPORT

2017 BOARD OF DIRECTORS

William W. Davis, Jr.
Chairman of the Board

Susan Campfield
Director

Ralph A. Matergia, Esq.
Director

Joseph W. Adams
Director

Lewis J. Critelli
President and CEO

Kevin M. Lamont
Director

Dr. Kenneth A. Phillips
Director

Meg L. Hungerford
Director

Dr. Andrew A. Forte
Director

NORWOOD FINANCIAL CORP ■ **2017 ANNUAL REPORT**

26 COMMUNITY OFFICES

DELAWARE COUNTY
ANDES, NY
FRANKLIN, NY
HAMDEN, NY
ROXBURY, NY
STAMFORD, NY
WALTON, NY

WAYNE COUNTY
HAWLEY, PA
HONESDALE, PA
LAKEWOOD, PA
WAYMART, PA
WILLOW AVENUE
(HONESDALE), PA

SULLIVAN COUNTY
CALLICOON, NY
LIBERTY, NY
MONTICELLO, NY
NARROWSBURG, NY
ROSCOE, NY
WURTSBORO, NY

STAMFORD
FRANKLIN
ROXBURY
WALTON
HAMDEN
ANDES
DELAWARE COUNTY
ROSCOE
SULLIVAN COUNTY
LAKEWOOD
CALLICOON
LIBERTY
WAYNE COUNTY
MONTICELLO
WAYMART
NARROWSBURG
WURTSBORO
LACKAWANNA COUNTY
HONESDALE
WILLOW AVE
HAWLEY
CLARKS SUMMIT
SHOHOLA
CENTRAL SCRANTON
LORDS VALLEY
MILFORD
PIKE COUNTY
MONROE COUNTY
TANNERSVILLE
MARSHALLS CREEK
EFFORT
STROUD MALL

LACKAWANNA COUNTY
CENTRAL SCRANTON, PA
CLARKS SUMMIT, PA

PIKE COUNTY
LORDS VALLEY, PA
MILFORD, PA
SHOHOLA, PA

MONROE COUNTY
EFFORT, PA
MARSHALLS CREEK, PA
STROUD MALL
(STROUDSBURG), PA
TANNERSVILLE, PA

NORWOOD FINANCIAL CORP ■ 2017 ANNUAL REPORT

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

Introduction

This Management's Discussion and Analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp (the Company), and its subsidiary Wayne Bank (the Bank) as of December 31, 2017 and 2016, and for the years ended December 31, 2017, 2016, and 2015. This section should be read in conjunction with the consolidated financial statements and related footnotes.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in Federal and State laws, changes in interest rates, risks associated with the acquisition of Delaware Bancshares, Inc., the ability to control costs and expenses, demand for real estate, government fiscal policies, cybersecurity and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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

The deferred income taxes reflect temporary differences in the recognition of the revenue and expenses for tax reporting and financial statement purposes, principally because certain items are recognized in different periods for financial reporting and tax return purposes. Although realization is not assured, the Company believes it is more likely than not that all deferred tax assets will be realized. Prior to the enactment of the Tax Cuts and Jobs Act (the "Act") on December 22, 2017, the Company had a net deferred tax asset totaling $7.6 million, based on the pre-Act federal tax rate of 35%.  As a result of the Act's reduction in the corporate income tax rate to 21%, the Company revalued its net deferred tax asset as of December 31, 2017, which resulted in a $3,060,000 reduction in its value.  The reduction in the value of the net deferred tax asset has been recorded as additional income tax expense in 2017.

In estimating other-than-temporary impairment losses on securities, the Company considers 1) the length of time and extent to which the fair value has been less than cost and 2) the financial condition of the issuer. The Company does not have the intent to sell these securities and it is more likely than not that it will not sell the securities before recovery of their cost basis. The Company believes that any unrealized losses at December 31, 2017 and 2016 represent temporary impairment of the securities.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

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

Results of Operations – Summary

    Net income for the Company for the year ended December 31, 2017 was $8,198,000 which was $1,487,000 higher than the $6,711,000 earned in 2016.  On December 22, 2017, the President signed the Tax Cut and Jobs Act (the "Act") into law.  Among other things, the Act reduced the corporate tax rate from a maximum of 35% to a flat 21% rate effective January 1, 2018.  Prior to December 22, 2017, the Company had a net deferred tax asset totaling $7.6 million, based on the pre-Act federal tax rate of 35%.  As a result of the reduction in the corporate income tax rate to 21%, the Company revalued its net deferred tax asset as of December 31, 2017, which resulted in a $3,060,000 reduction in its value.  The reduction in the value of the net deferred tax asset has been recorded as additional income tax expense in 2017.  The Company's core operating results (which excludes the non-recurring tax expense related to the revaluation of the deferred tax asset) increased $4,547,000 to $11,258,000.  Earnings per share on a fully diluted basis were $1.31 for 2017 ($1.80 core operating results per diluted share) compared to $1.15 in 2016, after adjusting for the 50% stock dividend declared in 2017.  The return on average assets for the year was 0.73% with a return on average equity of 7.04% compared to 0.74% and 6.17%, respectively, in 2016.  Core operating results reflected a return on average assets of 1.02% for 2017 and a return on average equity of 10.39%.  Net interest income increased $6,318,000 and other income improved $1,732,000 to offset the $1,746,000 increase in other expenses and the $4,667,000 increase in income tax expense.

Net interest income (fully taxable equivalent, or fte) totaled $37,090,000 which was an increase of $6,751,000 from the 2016 total.  Average loans outstanding increased $110.9 million in 2017 which resulted in an increase in fte interest income of $5,011,000.  The increase in average loan balances was impacted by growth and the $112.1 million of loans acquired from Delaware in 2016.  Total average securities increased $91.5 million in 2017 due primarily to the Delaware acquisition which contributed to a $2,160,000 increase in fte interest income.  Average interest-bearing deposits with banks were $4.7 million in 2017 and interest income in this area increased $6,000.  Average interest-bearing deposits increased $160.6 million due primarily to the acquisition and resulted in a $774,000 increase in interest expense.  The cost of borrowed funds decreased $348,000 compared to the prior year due primarily to a $5.2 million decrease in average long-term borrowings and a 79 basis point decrease in the cost of the borrowings resulting from the maturity of higher costing borrowings.  The resulting fte net interest spread decreased 2 basis points to 3.44% in 2017 as an 8 basis point reduction in the yield earned was only partially offset by a 6 basis point decrease in the cost of funds.

Loans receivable increased $50.2 million from the prior year-end.  Loan growth included a $34.7 million increase in commercial loans due primarily to a $22.7 million increase in commercial real estate loans.  Retail loans increased $15.5 million in 2017 due to a $19.4 million increase in indirect auto and marine financing.  Residential mortgage loans and construction loans decreased $3.9 million.  Total non-performing loans increased from $1.9 million and 0.27% of total loans at the end of 2016 to $2.5 million, or 0.32% of total loans on December 31, 2017.  Net charge-offs totaled $1,029,000 in 2017 which was a decrease from the $2,885,000 recorded in 2016.  Based on management's analysis, the Company determined that it would be appropriate to allocate $2,200,000 to the

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

allowance for loan losses in 2017 which resulted in an increase in the ratio of the allowance for loan losses to total loans outstanding to 1.00% compared to 0.91% on December 31, 2016.  The allowance for loan losses represented 308% of total non-performing loans on December 31, 2017 compared to 335% as of December 31, 2016.

Other income for the year ended December 31, 2017 totaled $6,911,000 compared to $5,179,000 in the prior year, an increase of $1,732,000.  Gains on the sale of loans and investment securities increased $77,000 in the aggregate, while all other items of other income increased $1,655,000, net. Service charges and fees collected from the expanded customer base contributed to this increase.

Other expenses were $24,870,000 in 2017 compared to $23,124,000 for the similar period in 2016, an increase of $1,746,000.  Salaries and benefits costs increased $1,922,000 in 2017, while occupancy and furniture and equipment costs increased $736,000 due to costs related to the operation of twelve new Community Offices.  Foreclosed real estate expense increased $484,000 in 2017, while all other operating expenses decreased $1,396,000, net. Included in the decreased expenses are $1.8 million of merger related expenses recognized in 2016.  Income tax expense for the year totaled $6,551,000 which was an increase of $4,667,000 from the prior year.  The increase includes a non-recurring charge of $3,060,000 related to the revaluation of deferred tax assets.  The effective tax rate in 2017 was 44.4% compared to 21.9% in 2016.  Excluding the revaluation charge, the effective tax rate in 2017 would have been 23.7%.

The following table sets forth changes in net income (in thousands):

Net income 2016	$6,711
Net interest income	6,318
Provision for loan losses	(150)
Net gains on sales of loans and securities	77
Other income	1,655
Salaries and employee benefits	(1,922)
Occupancy, furniture and equipment	(736)
Foreclosed real estate owned	(484)
Merger related	1,806
Other expenses	(410)
Income tax expense - ordinary income	(1,607)
Income tax expense - net deferred tax asset revaluation	(3,060)
Net income for 2017	$8,198

Net income for the Company for the year ended December 31, 2016 was $6,711,000 which was $803,000 higher than the $5,908,000 earned in 2015.  Basic and diluted earnings per share were $1.16 and $1.15, respectively, in 2016 after adjusting for the 50% stock dividend declared in 2017, compared to the adjusted $1.07 per share for basic and diluted in 2015.  The return on average assets (ROA) for the year ended December 31, 2016 was 0.74% and the return on average equity (ROE) was 6.17% compared to an ROA of 0.80% and an ROE of 5.83% in the prior year.  The improvement in earnings over the prior year was the result of the benefits realized from the acquisition of Delaware on July 31, 2016.  Net interest income increased $4,069,000 and the provision for loan losses decreased $2,530,000 in 2016 which offset increased expenses related to the acquisition, including $1,806,000 of merger costs.

Net interest income (fully taxable equivalent, or fte) for 2016 totaled $30,339,000 which was an increase of $4,457,000 from the 2015 total.  Average loans outstanding increased $96.9 million in 2016 which resulted in an increase in fte interest income of $4,476,000, while an 11 basis point decrease in the yield earned impacted earnings negatively by $672,000.  The reduced yield was due to loan production at current market rates.  Average loan balances and loan yields were also impacted by the $112.1 million of loans acquired from Delaware.  Total average securities increased $55.6 million in 2016 due primarily to the Delaware acquisition which contributed

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

to a $1,023,000 increase in fte interest income.  Average interest-bearing deposits with banks were $8.2 million in 2016 and interest income in this area increased $26,000.  Average interest-bearing deposits increased $106.5 million due to the acquisition and resulted in a $182,000 increase in interest expense.  The cost of borrowed funds increased $214,000 compared to the prior year due primarily to a $7.8 million increase in average long-term borrowings.  The resulting fte net interest margin decreased 15 basis points to 3.60% in 2016 as a 20 basis point reduction in the yield earned was only partially offset by a 5 basis point decrease in the cost of funds.

Loans receivable increased $154.0 million in 2016 from the prior year-end due primarily to the $112.1 million of loans acquired from Delaware.  Organic growth included a $22.8 million increase in commercial loans due primarily to an $18.6 million increase in commercial real estate loans.  Residential mortgage loans and construction loans increased $5.4 million internally after the sale of $1.7 million in  fixed-rate residential mortgage loans for the purpose of interest rate risk management.  Consumer loans increased $13.7 million internally in 2016 due to a $16.5 million increase in indirect auto and marine financing.  Total non-performing loans decreased from $7.1 million and 1.27% of total loans at the end of 2015 to $1.8 million, or 0.25% of total loans on December 31, 2016.  The significant decrease includes the transfer of one loan relationship with a balance of $5,015,000 on December 31, 2015 to foreclosed real estate owned in 2016.  Net charge-offs totaled $2,885,000 in 2016 which was a decrease from the $3,157,000 recorded in 2015.  Based on management's analysis, the Company determined that it would be appropriate to allocate $2,050,000 to the allowance for loan losses in 2016 which resulted in a decrease in the ratio of the allowance for loan losses to total loans outstanding to 0.91% compared to 1.30% on December 31, 2015.  The decrease in the ratio of the allowance for loan losses to total loans outstanding reflects the impact of the loans acquired from Delaware with no allowance.  Based on the improvement in credit quality, the allowance for loan losses represented 335% of total non-performing loans on December 31, 2016 compared to 102% as of December 31, 2015.

Other income for the year ended December 31, 2016 totaled $5,179,000 compared to $4,699,000 in the prior year, an increase of $480,000.  Gains on the sale of loans and investment securities decreased $392,000 in the aggregate, while all other items of other income increased $872,000, net. Service charges and fees collected from the expanded customer base contributed to this increase.

Other expenses were $23,124,000 in 2016 compared to $17,100,000 for the similar period in 2015, an increase of $6,024,000.  Salaries and benefits costs increased $2,393,000 in 2016 while occupancy and furniture and equipment costs increased $543,000 and all other operating expenses increased $3,088,000, net, due to costs related to the acquisition and the operation of twelve new community offices.  Included in the increased expenses are $1.8 million of merger related expenses.  Income tax expense for the year totaled $1,884,000 which was an increase of $252,000 from the prior year.  The effective tax rate in 2016 was 21.9% compared to 21.6% in 2015.

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

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

FINANCIAL CONDITION

Total Assets

Total assets as of December 31, 2017, were $1.133 billion compared to $1.111 billion as of year-end 2016, an increase of $21.7 million.  The increase in assets was primarily attributable to organic loan growth.

Loans Receivable

As of December 31, 2017, loans receivable totaled $764.1 million compared to $713.9 million as of year-end 2016, an increase of $50.2 million.  Commercial loans grew $34.7 million, while retail loans increased $15.5 million during the year.

Residential real estate loans, which include home equity lending, totaled $235.8 million as of December 31, 2017, compared to $237.2 million as of year-end 2016, a decrease of $1.4 million.  The Company does not originate any non-traditional mortgage products such as interest-only loans or option adjustable rate mortgages and has no sub-prime mortgage exposure.  The Company evaluates sales of its long-term, fixed-rate residential loan production for interest rate risk management.  No sales were initiated during 2017.  In the current interest rate environment, the Company expects to evaluate selling mortgage loans in 2018. The Company's home equity loan portfolio, which is included in residential real estate loans, increased $600,000 in 2017.

Commercial loans consist principally of loans made to small businesses within the Company's market and are usually secured by real estate or other assets of the borrower. Commercial real estate loans totaled $342.9 million as of December 31, 2017, increasing from $320.2 million as of December 31, 2016.  The terms for commercial real estate loans are typically 15 to 20 years, with adjustable rates based on a spread to the prime rate or fixed for the initial three to five year period then adjusting to a spread to the prime rate. The majority of the Company's commercial real estate portfolio is owner occupied and includes the personal guarantees of the principals. Commercial loans consisting principally of lines of credit and term loans secured by equipment or other assets increased $12.0 million to $97.5 million as of December 31, 2017.

The Company's indirect lending portfolio (included in consumer loans to individuals) increased $19.4 million to $60.8 million as of December 31, 2017.

Allowance for Loan Losses and Non-Performing Assets

The allowance for loan losses totaled $7,634,000 as of December 31, 2017 and represented 1.00% of total loans receivable compared to $6,463,000 and 0.91% of total loans as of year-end 2016. Net charge-offs for 2017 totaled $1,029,000 and represented 0.14% of average loans compared to $2,885,000 and 0.46% of average loans in 2016.

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

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

As of December 31, 2017, non-performing loans totaled $2,479,000 and represented 0.32% of total loans compared to $1,927,000 or 0.27% as of December 31, 2016.  The increase in the level of non-performing loans includes one loan with a balance of $409,000 at December 31, 2017 which is guaranteed by the USDA on which full recovery is expected in 2018.  Based on management's analysis, the Company added $2,200,000 to the allowance for loan losses for the year ended December 31, 2017 compared to $2,050,000 in 2016.

Foreclosed real estate owned totaled $1,661,000 as of December 31, 2017 and $5,302,000 as of December 31, 2016.  During 2017, six properties with a carrying value of $3.5 million were disposed of through sales.  The Company recorded a net loss of $158,000 from the sale of the properties.

Management assesses the adequacy of the allowance for loan losses on a quarterly basis. The process includes a review of the risks inherent in the loan portfolio. It includes an analysis of impaired loans and a historical review of losses. Other factors considered in the analysis include: concentrations of credit in specific industries in the commercial portfolio, the local and regional economic conditions, trends in delinquencies, internal risk rating classifications, and growth in the portfolio.

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

The Company has limited exposure to higher-risk loans. The Company does not originate option ARM products, interest only loans, sub-prime loans or loans with initial teaser rates in its residential real estate portfolio. The Company has $9.2 million of junior lien home equity loans. For 2017, there were no charge-offs for this portfolio.

As of December 31, 2017, the Company considered its concentration of credit risk profile to be acceptable. The highest concentrations are in commercial rentals and the hospitality lodging industry.

During 2017, the Company recognized an increase in its adversely classified loans due to the transfer of one loan relationship with a balance of $5.5 million to Special Mention during 2017. The reclassified loan is adequately collateralized and has made all timely payments, but was classified due to insufficient debt coverage.  The Company assesses a loss factor against the classified loans, which is based on prior experience. Classified loans which are considered impaired are measured on a loan by loan basis. The Company values such loans by either the present value of expected cash flows, the loan's obtainable market price or the fair value of collateral if the loan is collateral dependent.

At December 31, 2017, the recorded investment in impaired loans, not requiring an allowance for loan losses was $1,247,000 (net of charge-offs against the allowance for loan losses of $277,000).  There were no loans requiring an allowance. The recorded investment in impaired loans not requiring an allowance for loan losses was $2,624,000 (net of charge-offs of $831,000) and there were no loans requiring an allowance as of December 31, 2016.

As a result of its analysis, after applying these factors, management considers the allowance as of December 31, 2017, adequate. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses, that might be incurred in the future.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

The following table sets forth information with respect to the Company's allowance for loan losses at the dates indicated:

	Year ended December 31,
	(dollars in thousands)
	2017		2016		2015		2014		2013

Allowance balance at beginning of period	$6,463		$7,298		$5,875		$5,708		$5,502
Charge-offs:
Real Estate loans
Residential	(83)		(123)		(224)		(270)		(603)
Commercial	(902)		(2,711)		(2,883)		(1,196)		(1,488)
Construction	(28)		-		-		-		(40)
Commercial loans	-		(15)		-		-		(4)
Consumer loans	(207)		(102)		(91)		(80)		(90)
Total	(1,220)		(2,951)		(3,198)		(1,546)		(2,225)
Recoveries:
Real Estate loans
Residential	6		6		20		-		9
Commercial	159		15		-		2		-
Construction	-		-		-		-		-
Commercial loans	-		-		-		-		-
Consumer loans	26		45		21		31		22
Total	191		66		41		33		31
Provision expense	2,200		2,050		4,580		1,680		2,400
Allowance balance at end of period	$7,634		$6,463		$7,298		$5,875		$5,708
Allowance for loan losses as a percent
of total loans outstanding	1.00%		0.91%		1.30%		1.17%		1.13%
Net loans charged off as a percent of
average loans outstanding	0.14%		0.46%		0.60%		0.30%		0.45%
Allowance coverage of non-performing loans	3.1	x	3.4	x	1.0	x	1.1	x	0.6	x

The following table sets forth information regarding non-performing assets.

	December 31,
	(dollars in thousands)
	2017	2016	2015	2014	2013
Non-accrual loans:
Real Estate loans
Residential	$1,706	$1,136	$440	$1,675	$1,704
Commercial	277	762	6,649	3,921	7,843
Construction	—	28	—	—	—
Commercial loans	—	—	43	—	—
Consumer loans	—	—	—	4	—
Total	1,983	1,926	7,132	5,600	9,547

Accruing loans which are contractually
past due 90 days or more	496	1	—	—	—

Total non-performing loans	2,479	1,927	7,132	5,600	9,547
Foreclosed real estate	1,661	5,302	2,847	3,726	1,009
Total non-performing assets	$4,140	$7,229	$9,979	$9,326	$10,556

Non-performing loans to total loans	0.32%	0.27%	1.27%	1.12%	1.90%

Non-performing loans to total assets	0.22%	0.17%	0.95%	0.79%	1.34%

Non-performing assets to total assets	0.37%	0.6%	1.33%	1.31%	1.48%

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

Securities

The securities portfolio consists of issues of United States Treasury securities, mortgage-backed securities issued by government sponsored entities, municipal obligations, and corporate debt. The Company classifies its investments into two categories: held to maturity (HTM) and available for sale (AFS). The Company does not have trading securities. Securities classified as HTM are those in which the Company has the ability and the intent to hold the security until contractual maturity. As of December 31, 2017, there were no securities carried in the HTM portfolio. Securities classified as AFS are eligible to be sold due to liquidity needs or interest rate risk management. These securities are adjusted to and carried at their fair value with any unrealized gains or losses recorded net of deferred income taxes, as an adjustment to capital and reported in the equity section of the Consolidated Balance Sheet as other comprehensive income. As of December 31, 2017, $281.1 million of securities were so classified and carried at their fair value, with unrealized losses, net of tax, of $3,041,000 included in accumulated other comprehensive loss as a component of stockholders' equity.

As of December 31, 2017, the average life of the portfolio was 5.5 years. The Company has maintained a relatively short average life in the portfolio in order to generate cash flow to support loan growth and maintain liquidity levels.  Purchases for the year totaled $20.0 million, while maturities and cash flow totaled $26.9 million and proceeds from sales were $15.6 million. The purchases were funded principally by cash flow generated from the portfolio and excess overnight liquidity.

    The carrying value of the securities portfolio at December 31 is as follows:

	2017		2016
	(dollars in thousands)
	Carrying	% of	Carrying	% of
	Value	portfolio	Value	portfolio

U.S. Treasury securities	$1,998	0.7%	$1,997	0.7%
States and political subdivisions	120,478	42.9%	125,101	41.4%
Corporate obligations	9,989	3.5%	10,112	3.3%
Mortgage-backed securities – government sponsored entities	148,656	52.9%	164,930	54.5%
Equity securities – financial services	—	—%	424	0.1%

Total	$281,121	100.0%	$302,564	100.0%

The portfolio had no adjustable-rate instruments as of December 31, 2017 and 2016. The portfolio contained no private label mortgage-backed securities, collateralized debt obligations (CDOs), or  trust preferred securities, and no off-balance sheet derivatives were in use.   As of December 31, 2017, the portfolio did not contain any step-up bonds.  The mortgage-backed securities portfolio includes pass-through bonds and collateralized mortgage obligations (CMO's) issued by Fannie Mae, Freddie Mac and the Government National Mortgage Association (GNMA).

The Company evaluates the securities in its portfolio for other-than-temporary-impairment (OTTI) as fair value declines below cost. In estimating OTTI management considers (1) the length of time and the extent of the decline in fair value and (2) the financial condition and near-term prospects of the issuer. As of December 31, 2017, the Company held 201 investment securities in a loss position which had a combined unrealized loss of $5.4 million. Management believes that these losses are principally due to changes in interest rates and represent temporary impairment as the Company does not have the intent to sell these securities and it is more likely than not that it will not have to sell the securities before recovery of their cost basis. During 2017, the Company disposed of a small portfolio of equity securities of other financial institutions.  No impairment charges have been recognized in 2017, 2016 or 2015.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company uses fair value measurements to record fair value adjustments to certain financial instruments and determine fair value disclosures (see Note 14 of Notes to the Consolidated Financial Statements).

Approximately $281.1 million, which represents 24.8% of total assets at December 31, 2017,  consisted of financial instruments recorded at fair value on a recurring basis. This amount consists entirely of the Company's available for sale securities portfolio. The Company uses valuation methodologies involving market-based or market-derived information, collectively Level 1 and 2 measurements, to measure fair value. There were no transfers into or out of Level 3 for any instruments for the years ending December 31, 2017 and 2016.

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

The Company also utilizes a third party provider to provide the fair value of certain loan servicing rights.  Fair value for the purpose of this measurement is defined as the amount at which the asset could be exchanged in a current transaction between willing parties, other than in a forced liquidation.  The fair value of mortgage servicing rights as of December 31, 2017 and 2016 was $223,000 and $250,000, respectively.

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

Total deposits as of December 31, 2017, totaled $929.4 million, increasing $4.0 million from year-end 2016. Deposit growth included a $13.7 million increase in non-interest bearing demand balances and a $24.7 million increase in certificates of deposit.  The large increase in certificates of deposit includes deposits of local municipalities and school districts which were held in more liquid accounts at year-end 2016.  The $34.4 million decrease in other interest-bearing deposits includes transfers to certificates of deposit and the sale of $13.7 million of deposits with a Community Office.

Time deposits of $250,000 or more, which consist principally of school district funds, other public funds and short-term deposits from large commercial customers with maturities generally less than one year, totaled $92.5 million as of December 31, 2017, compared to $64.0 million at year-end 2016.  These deposits are subject to competitive bid and the Company bases its bid on current interest rates, loan demand, investment portfolio structure and the relative cost of other funding sources.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

As of December 31, 2017, non-interest bearing demand deposits totaled $205.1 million compared to $191.5 million at year-end 2016. Cash management accounts in the form of securities sold under agreements to repurchase included in short-term borrowings, totaled $24.3 million at year end 2017 compared to $32.8 million as of December 31, 2016. These balances represent commercial and municipal customers' funds invested in overnight securities. The Company considers these accounts as a source of core funding.

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

Net interest income, which is the primary source of the Company's earnings, is impacted by changes in interest rates and the relationship of different interest rates. To manage the impact of the rate changes, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals.  The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. As of December 31, 2017, the level of net interest income at risk in a ± 200 basis points increase was within the Company's policy limit of a decline less than 8% of net interest income.
Imbalances in repricing opportunities at a given point in time reflect interest-sensitivity gaps measured as the difference between rate-sensitive assets and rate-sensitive liabilities. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indicators of potential interest rate exposures over specific intervals.

At December 31, 2017, the Bank had a positive 90-day interest sensitivity gap of $20.3 million or 1.8% of total assets.  A positive gap indicates that the balance sheet has a higher level of rate-sensitive assets (RSA) than rate-sensitive liabilities (RSL) at the specific time interval. This would indicate that in an increasing rate environment, the yield on interest-earning assets would increase faster than the cost of interest-bearing liabilities in the 90-day time frame. The level of RSA and RSL for an interval is managed by ALCO strategies, including adjusting the average life of the investment portfolio through purchases and sales, pricing of deposit liabilities to attract long or short-term time deposits, utilizing borrowings to fund loan growth, loan pricing to encourage variable-rate products and evaluation of loan sales of long-term, fixed-rate mortgages.

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

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

The following table displays interest-sensitivity as of December 31, 2017 (dollars in thousands):

	3 Months	3-12		Over
	Or Less	Months	1-3 Years	3 Years	Total
Federal funds sold and
interest-bearing deposits	$485	$—	$—	$—	$485
Securities	8,279	21,899	50,859	200,084	281,121
Loans Receivable	139,528	163,270	230,022	231,272	764,092
Total Rate Sensitive Assets (RSA)	$148,292	$185,169	$280,881	$431,356	$1,045,698

Non-maturity interest-bearing deposits	$60,057	$59,377	$157,589	$126,929	$403,952
Time Deposits	41,652	144,100	98,806	35,736	320,294
Borrowings	26,256	16,661	31,411	4,147	78,475
Total Rate Sensitive Liabilities (RSL)	$127,965	$220,138	$287,806	$166,812	$802,721

Interest sensitivity gap	$20,327	$(34,969)	$(6,925)	$264,544	$242,977
Cumulative gap	20,327	(14,642)	(21,567)	242,977
RSA/RSL-cumulative	115.9%	95.8%	96.6%	130.3%

As of December 31, 2016
Interest sensitivity gap	$34,669	$(21,445)	$(23,293)	$230,044	$219,975
Cumulative gap	34,669	13,224	(10,069)	219,975
RSA/RSL-cumulative	126.1%	103.9%	98.4%	127.5%

Certain interest-bearing deposits with no stated maturity dates are included in the interest-sensitivity table above.  The balances allocated to the respective time periods represent an estimate of the total outstanding balance that has the potential to migrate either through withdrawal or transfer to time deposits, thereby impacting the interest-sensitivity position of the Company.  The estimates were derived from a non-maturity deposit study which was prepared by an independent third party provider in 2017.  The purpose of the study was to estimate the average lives of various deposit types and their pricing sensitivity to movements in market interest rates.

LIQUIDITY

Liquidity is the ability to fund customers' borrowing needs and their deposit withdrawal requests while supporting asset growth. The Company's primary sources of liquidity include deposit generation, asset maturities, cash flow from payments on loans and securities and access to borrowing from the Federal Home Loan Bank and other correspondent banks.

As of December 31, 2017, the Company had cash and cash equivalents of $16.7 million in the form of cash, due from banks, balances with the Federal Reserve Bank, and short-term deposits with other institutions. In addition, the Company had total securities available for sale of $281.1 million, which could be used for liquidity needs. This totals $297.8 million and represents 26.3% of total assets compared to $319.7 million and 28.8% of total assets as of December 31, 2016. The Company also monitors other liquidity measures, all of which were within the Company's policy guidelines as of December 31, 2017. Based upon these measures, the Company believes its liquidity position is adequate.

The Company maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB), the Atlantic Community Bankers Bank (ACBB) and other correspondent banks, which support liquidity needs. The total available under all the lines was $190.0 million, with $18.2 million outstanding at December 31, 2017 and $0 outstanding at December 31, 2016. The maximum borrowing capacity from FHLB was $369.6 million. As of December 31, 2017, the Company had $35.9 million in term borrowings from the FHLB, compared to $32.0 million at December 31, 2016.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

OFF-BALANCE SHEET ARRANGEMENTS

The Company's financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments, as of December 31, 2017 totaled $113.1 million. They consisted of $45.0 million of commitments for residential and commercial real estate, construction and land developments loans, $25.6 million in unused home equity lines of credit, $5.9 million in performance and standby letters of credit and $36.6 million in other unused commitments, principally commercial lines of credit. Because these instruments have fixed maturity dates and many of them will expire without being drawn upon, management believes they do not represent any significant liquidity risk.

Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

CONTRACTUAL OBLIGATIONS

The following table presents information on known contractual obligations to make future payments (in thousands):

	December 31, 2017
	Total	Less than 1 year	1-3 years	4-5 years	Over 5 years

Time deposits	$320,294	$185,752	$98,806	$35,597	$139
Long-term debt	35,945	874	23,595	11,476	—
Operating leases	6,928	467	905	902	4,654

	$363,167	$187,093	$123,306	$47,975	$4,793

RESULTS OF OPERATIONS

NET INTEREST INCOME

Net interest income is the most significant source of revenue for the Company and represented 83.5% of total revenue for the year ended December 31, 2017.  Net interest income (fte) totaled $37,090,000 for the year ended December 31, 2017 compared to $30,339,000 for 2016, an increase of $6,751,000.  The resulting fte net interest spread and net interest margin were 3.44% and 3.56%, respectively, in 2017 compared to 3.46% and 3.60%, respectively, in 2016.

Interest income (fte) for the year ended December 31, 2017 totaled $41,170,000 compared to $33,993,000 in 2016.  The fte yield on average earning assets was 3.95%, decreasing eight basis points from the 4.03% reported last year.  The tax-equivalent yield on total loans remained stable at 4.50% in 2017, while average loans outstanding increased $110.9 million due to growth during the year and a full year's effect on the loans acquired from Delaware in 2016, resulting in an increase in interest income (fte) from loans of $5.0 million.  The yield on securities decreased 12 basis points in 2017 due primarily to a full year's effect from the lower yielding portfolio acquired from Delaware in 2016.  A $91.5 million increase in average securities outstanding offset the lower yield, and interest income (fte) from the portfolio improved $2.2 million.

Interest expense was $4,080,000 in 2017 which resulted in an average cost of interest-bearing liabilities of 0.51% compared to total interest expense of $3,654,000 in 2016 with an average cost of 0.57%.  Total interest-bearing deposits cost 0.46% in 2017 which was equal to the cost in the prior year.  Non-maturity deposit rates

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

remained fairly stable, but time certificates of deposit repriced to current market rates upon maturity and new growth was added, resulting in an increase in the rate paid from 0.94% in 2016 to 0.98%.  Long-term borrowings repriced downward in 2017 reflecting the impact from lower cost borrowings originated in recent years.

Net interest income represented 84.7% of total revenue for the year ended December 31, 2016.  Net interest income (fte) totaled $30,339,000 for the year ended December 31, 2016 compared to $25,882,000 for 2015, an increase of $4,457,000.  The resulting fte net interest spread and net interest margin were 3.46% and 3.60%, respectively, in 2016 compared to 3.61% and 3.75%, respectively, in 2015.

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

Interest expense was $3,654,000 in 2016 which resulted in an average cost of interest-bearing liabilities of 0.57% compared to total interest expense of $3,258,000 in 2015 with an average cost of 0.62%.  The continued low rate environment also impacted rates paid on deposits as the Company reduced rates paid on time deposits to market levels.  Total interest-bearing deposits cost 0.46% in 2016 which was 6 basis points lower than the 0.52% cost in the prior year.  Time certificates of deposit repriced to current market rates upon maturity and new growth was added at the reduced levels.  Time deposits acquired from Delaware also impacted the cost of deposits.  Long-term borrowings also repriced downward in 2016 reflecting the impact from low-cost borrowings originated in recent years.

OTHER INCOME

Other income totaled $6,911,000 for the year ended December 31, 2017 compared to $5,179,000 in 2016, an increase of $1,732,000.  Gains from the sales of loans and securities increased $77,000 from the prior year, while all other items of other income increased $1,655,000, net.  The increase reflects a full year effect from the increased fees related to the Delaware acquisition.

Other income totaled $5,179,000 for the year ended December 31, 2016 compared to $4,699,000 in 2015, an increase of $480,000.  Gains from the sales of loans and securities decreased $392,000 from the prior year, while all other items of other income increased $872,000, net.  The increase reflects the increased fees related to the Delaware acquisition.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

Other Income (dollars in thousands)
For the year ended December 31
	2017	2016	2015
Service charges on deposit accounts	$255	$200	$168
ATM Fees	362	258	220
Overdraft Fees	1,639	1,171	850
Safe deposit box rental	100	66	62
Loan related service fees	445	319	451
Debit card	1,186	874	660
Fiduciary activities	510	448	439
Commissions on mutual funds & annuities	146	143	143
Gain on sales of loans	67	54	104
Earnings on and proceeds from bank-owned life insurance	1,133	888	664
Other income	720	474	312
	6,563	4,895	4,073
Net realized gains on sales of securities	348	284	626

Total	$6,911	$5,179	$4,699

OTHER EXPENSES

Other expenses totaled $24,870,000 for the year ended December 31, 2017 compared to $23,124,000 in the prior year.  The $1,746,000 increase in costs reflects a full year effect of operating twelve new Community Offices.  Salaries and benefits costs increased $1,922,000 in 2017 while occupancy and equipment costs increased $736,000.  All other operating expenses decreased $912,000, net, which includes a $484,000 increase in foreclosed real estate costs and a $1,806,000 decrease from the merger expenses recorded in 2016.  The Company's efficiency ratio, which measures total other expenses as a percentage of net interest income (fte) plus other income, was 56.5% in 2017 compared to 65.1% in 2016.  Merger costs contributed to the higher ratio in 2016.

Other expenses totaled $23,124,000 for the year ended December 31, 2016 compared to $17,100,000 in the prior year.  The $6,024,000 increase in costs includes $1,806,000 of merger expenses plus the costs of acquiring and operating twelve new Community Offices.  Salaries and benefits costs increased $2,393,000 in 2016 while occupancy and equipment costs increased $543,000.  All other operating expenses increased $3,088,000, net, which includes $1,806,000 of merger expenses.  The Company's efficiency ratio, which measures total other expenses as a percentage of net interest income (fte) plus other income, was 65.1% in 2016 compared to 55.9% in 2015.  Merger costs contributed to the higher ratio in 2016.

Other Expenses (dollars in thousands)
For the year ended December 31
	2017	2016	2015
Salaries	$8,317	$7,054	$5,752
Employee benefits	4,533	3,874	2,783
Occupancy	2,662	2,077	1,660
Furniture and equipment	699	548	422
Data processing and related operations	1,353	1,337	943
Federal Deposit Insurance Corporation insurance assessment	377	412	411
Advertising	268	283	240
Professional fees	949	836	730
Postage and telephone	664	566	436
Office supplies	426	379	255
Taxes, other than income	661	731	711
Foreclosed real estate	1,164	680	911
Amortization of intangible assets	150	122	105
Merger related	-	1,806	-
Other	2,647	2,419	1,741
Total	$24,870	$23,124	$17,100

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

INCOME TAXES

Income tax expense for the year ended December 31, 2017 totaled $6,551,000 which resulted in an effective tax rate of 44.4% compared to $1,884,000 and 21.9% for 2016.  On December 22, 2017, the President signed the Tax Cut and Jobs Act (the "Act") into law.  Among other things, the Act reduced the corporate tax rate from a maximum of 35% to a flat 21% rate effective January 1, 2018.  Prior to December 22, 2017, the Company had a net deferred tax asset totaling $7.6 million, based on the pre-Act federal tax rate of 35%.  As a result of the reduction in the corporate income tax rate to 21%, the Company revalued its net deferred tax asset as of December 31, 2017, which resulted in a $3,060,000 reduction in its value.  The reduction in the value of the net deferred tax asset has been recorded as additional income tax expense in 2017.  Excluding this one-time adjustment, the effective tax rate for 2017 would have been 23.7%.

Income tax expense for the year ended December 31, 2016 totaled $1,884,000 which resulted in an effective tax rate of 21.9% compared to $1,632,000 and 21.6% for 2015.

CAPITAL AND DIVIDENDS

Total stockholders' equity as of December 31, 2017, was $115.7 million, compared to $111.1 million as of year-end 2016.  The increase was due primarily to earnings retention net of a $5.4 million reduction resulting from cash dividends declared.  As of  December 31, 2017 the Company had a leverage capital ratio of 9.36%, a Tier 1 risk-based capital ratio and a common equity Tier 1 risk-based capital ratio of 13.16% and a total risk-based capital ratio of 14.11% compared to 9.16%,  13.27% and 14.12%, respectively, at December 31, 2016.

The Company's common stock is traded on the Nasdaq Global Market under the symbol, NWFL. As of December 31, 2017, there were approximately 2,600 shareholders based on transfer agent mailings.

The following table sets forth the price range and cash dividends declared per share regarding common stock for the periods indicated:

	Closing Price Range		Cash dividends
	High	Low	Declared per share
Year 2017
First Quarter	$27.93	$21.24	$0.213
Second Quarter	28.34	24.65	0.213
Third Quarter	29.52	26.71	0.220
Fourth Quarter	34.91	28.00	0.220

Year 2016
First Quarter	$20.60	$17.50	$0.207
Second Quarter	19.33	18.34	0.207
Third Quarter	19.83	18.40	0.207
Fourth Quarter	23.00	19.02	0.213

The book value of the common stock was $18.61 per share as of December 31, 2017 compared to $17.43 as of December 31, 2016.  As of year-end 2017, the closing stock price was $33.00 per share, compared to $22.09 as of December 31, 2016.  All per share information has been adjusted to reflect the 50% stock dividend declared in 2017.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NON-GAAP FINANCIAL MEASURES

This annual report contains or references tax-equivalent interest income and net interest income, which are non-GAAP financial measures. Tax-equivalent interest income and net interest income are derived from GAAP interest income and net interest income using an assumed tax rate of 34% based on then-current federal tax rates. We believe the presentation of interest income and net interest income on a tax-equivalent basis ensures comparability of interest income and net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice. This annual report also references core operating results, core operating results per diluted share, core operating results return on average assets and core operating results return on average equity which are also a non-GAAP financial measure.  Core operating results excludes the $3,060,000 of non-recurring additional income tax expense resulting from the revaluation of our net deferred tax asset as required by the Tax Cuts and Jobs Act.  We believe this presentation provides the reader with a more concise understanding of the impact from the required revaluation of deferred tax assets and facilitates period-to-period comparisons.  Tax-equivalent net interest income is reconciled to GAAP net interest income on page 28. A reconcilement of core operating results is located below.  Although the Company believes that these non-GAAP financial measures enhance investors' understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP measures.

The following table reconciles net income to core operating results:

(dollars in thousands)	Year Ended December 31,
	2017	2016

Net income	$8,198	$6,711
Add: net deferred tax asset revaluation charge	3.060	-
Core operating results	$11,258	$6,711

    The following table reconciles diluted earnings per share to core operating results per diluted share:

	Year Ended December 31,
	2017	2016

Diluted earnings per share	$1.31	$1.15
Add: net deferred tax asset revaluation charge	0.49	-
Core operating results per diluted share	$1.80	$1.15

The following table reconciles return on average assets to core operating results return on average assets:

	Year Ended December 31,
	2017	2016

Return on average assets	0.73%	0.74%
Add: net deferred tax asset revaluation charge	0.29%	-
Core operating results return on average assets	1.02%	0.74%

    The following table reconciles return on average equity to core operating results return on average equity:

	Year Ended December 31,
	2017	2016

Return on average equity	7.04%	6.17%
Add: net deferred tax asset revaluation charge	3.35%	-
Core operating results return on average equity	10.39%	6.17%

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

STOCK PERFORMANCE GRAPH

Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in the Nasdaq Stock Market index and (b) the cumulative total stockholder return on stocks included in the Nasdaq Bank index, as prepared by Zack's Investment Research, Inc. using data from the Center for Research in Securities Prices (CRSP) at the University of Chicago. All three investment comparisons assume the investment of $100 at the market close on December 31, 2012 and the reinvestment of dividends paid. The graph provides comparison at December 31, 2012 and each fiscal year through December 31, 2017.
____________________________________________________________________________________

There can be no assurance that the Company's future stock performance will be the same or similar to the historical performance shown in the above graph. The Company neither makes nor endorses any predictions as to stock performance.
LEGEND

8
Symbol	CRSP Total Returns Index for:	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17
♦	Norwood Financial Corp	$100.00	$103.50	$116.55	$120.38	$145.00	$223.87
■	CRSP Nasdaq U.S. Index	100.00	139.38	160.72	173.11	190.07	203.16
▲	Nasdaq Bank Index	100.00	143.13	150.40	163.81	221.79	236.30

Notes:

A.  Data complete through last fiscal year.
B.  Corporate Performance Graph with peer group only performance (excludes only company).
C.  Peer group indices use beginning of period market capitalization weighting.
D.  Prepared by Zacks Investment Research, Inc. Used with permission.  All rights reserved.  Copyright 1980-2018.
E.  Index Data:  Calculated (or Derived) based from CRSP NASDAQ Stock Market (US Companies) and CRSP NASDAQ Banks Index, Center for Research in Security Prices (CRSP®), Graduate School of  Business, The University of  Chicago.  Copyright 2018.  Used with permission.  All rights reserved.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NORWOOD FINANCIAL CORP
SUMMARY OF QUARTERLY RESULTS (UNAUDITED)
(Dollars in thousands, except per share amounts)

2017	December 31	September 30	June 30	March 31

Interest income	$10,075	$9,896	$9,582	$9,434
Interest expense	1,191	1,026	926	937
Net interest income	8,884	8,870	8,656	8,497
Provision for loan losses	400	600	600	600
Other income	1,573	1,729	1,625	1,637
Net realized gains on sales of securities	181	129	31	6
Other expense	5,886	6,239	6,130	6,614
Income before income taxes	4,352	3,889	3,582	2,926
Income tax expense	4,195	948	858	550
NET INCOME	$157	$2,941	$2,724	$2,376

Basic earnings per share	$0.03	$0.47	$0.44	$0.38

Diluted earnings per share	$0.03	$0.47	$0.43	$0.38

2016
	December 31	September 30	June 30	March 31

Interest income	$9,456	$8,528	$7,234	$7,026
Interest expense	1,005	958	840	851
Net interest income	8,451	7,570	6,394	6,175
Provision for loan losses	450	450	700	450
Other income	1,475	1,399	1,018	1,003
Net realized gains on sales of securities	15	-	205	64
Other expense	6,568	7,679	4,528	4,349
Income before income taxes	2,923	840	2,389	2,443
Income tax expense	577	228	511	567
NET INCOME	$2,346	$612	$1,878	$1,876

Basic earnings per share	$0.38	$0.10	$0.34	$0.34

Diluted earnings per share	$0.37	$0.10	$0.34	$0.34

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NORWOOD FINANCIAL CORP CONSOLIDATED AVERAGE BALANCE SHEETS WITH
RESULTANT INTEREST AND RATES
(Tax-Equivalent Basis, dollars in thousands)

Year Ended December 31	2017			2016				2015
	Average		Average	Average		Average	Average		Average
	Balance(2)	Interest(1)	Rate	Balance(2)	Interest(1)	Rate	Balance(2)	Interest(1)	Rate

ASSETS
Interest-earning assets:
Interest-bearing deposits with banks	$4,742	$48	1.01%	$8,182	$42	0.51%	$6,392	$16	0.25%
Securities available for sale:
Taxable	180,087	3,548	1.97	123,364	2,375	1.93	93,294	1,918	2.06
Tax-exempt	119,991	4,345	3.62	85,170	3,358	3.94	59,659	2,792	4.68
Total securities available for sale	300,078	7,893	2.63	208,534	5,733	2.75	152,953	4,710	3.08
Loans receivable (3)(4)	737,765	33,229	4.50	626,907	28,218	4.50	529,989	24,414	4.61
Total interest-earning assets	1,042,585	41,170	3.95	843,623	33,993	4.03	689,334	29,140	4.23
Non-interest earning assets:
Cash and due from banks	14,193			11,275			8,638
Allowance for loan losses	(7,416)			(6,719)			(5,945)
Other assets	76,427			62,069			44,794
Total non-interest earning assets	83,204			66,625			47,487
TOTAL ASSETS	$1,125,789			$910,248			$736,821
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing demand and money market	$245,717	406	0.17	$208,373	336	0.16	$177,104	301	0.17
Savings	189,548	95	0.05	125,904	66	0.05	74,753	37	0.05
Time	293,641	2,876	0.98	234,026	2,201	0.94	209,930	2,083	0.99
Total interest-bearing deposits	728,906	3,377	0.46	568,303	2,603	0.46	461,787	2,421	0.52
Short-term borrowings	39,170	199	0.51	41,593	174	0.42	34,022	85	0.25
Other borrowings	31,276	504	1.61	36,509	877	2.40	28,742	752	2.62
Total interest-bearing liabilities	799,352	4,080	0.51	646,405	3,654	0.57	524,551	3,258	0.62
Non-interest bearing liabilities:
Non-interest bearing demand deposits	200,368			146,578			106,601
Other liabilities	9,662			8,482			4,305
Total non-interest bearing liabilities	210,030			155,060			110,906
Stockholders' equity	116,407			108,783			101,364
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY	$1,125,789			$910,248			$736,821

Net Interest Income
(tax equivalent basis)		37,090	3.44%		30,339	3.46%		25,882	3.61%
Tax-equivalent basis adjustment		(2,182)			(1,749)			(1,361)
Net Interest Income		$34,908			$28,590			$24,521
Net interest margin
(tax equivalent basis)			3.56%			3.60%			3.75%

(1)	Interest and yields are presented on a tax-equivalent basis using a marginal tax rate of 34%.
(2)	Average balances have been calculated based on daily balances.
(3)	Loan balances include non-accrual loans and are net of unearned income.
(4)	Loan yields include the effect of amortization of purchased credit marks and deferred fees net of costs.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

RATE/VOLUME ANALYSIS

The following table shows the fully taxable equivalent effect of changes in volumes and rates on interest income and interest expense.

	Increase/(Decrease)
(dollars in thousands)	2017 compared to 2016			2016 compared to 2015
	Variance due to			Variance due to
	Volume	Rate	Net	Volume	Rate	Net
INTEREST-EARNING ASSETS:
Interest-bearing deposits	$(25)	$31	$6	$8	$18	$26
Securities available for sale:
Taxable	1,102	71	1,173	609	(152)	457
Tax-exempt securities	1,346	(359)	987	1,122	(556)	566
Total securities available for sale	2,448	(288)	2,160	1,731	(708)	1,023
Loans receivable	5,011	-	5,011	4,476	(672)	3,804
Total interest-earning assets	7,434	(257)	7,177	6,215	(1,362)	4,853

INTEREST-BEARING LIABILITIES
Interest-bearing demand and money market	50	20	70	54	(19)	35
Savings	29	-	29	29	-	29
Time	563	112	675	232	(114)	118
Total interest-bearing deposits	642	132	774	315	(133)	182
Short-term borrowings	(11)	36	25	28	61	89
Other borrowings	(95)	(278)	(373)	199	(74)	125
Total interest-bearing liabilities	536	(110)	426	542	(146)	396

Net interest income (tax-equivalent basis)	$6,898	$(147)	$6,751	$5,673	$(1,216)	$4,457

Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

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

Management assessed the effectiveness of Norwood's internal control over financial reporting as of December 31, 2017. In making this assessment, management used the criteria established in Internal Control – Integrated Framework as set forth by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.  Based upon its assessment, management has concluded that, as of December 31, 2017, the Company's internal control over financial reporting, including controls over the preparation of regulatory financial statements in accordance with all federal and state laws and regulations, is effective based on the criteria established in the Internal Control – Integrated Framework.

Norwood's independent registered certified public accounting firm has audited the effectiveness of Norwood's internal control over financial reporting. Their report appears on page 32.

/s/ Lewis J. Critelli          /s/ William S. Lance

Lewis J. Critelli William S. Lance
President and     Executive Vice President and
Chief Executive Officer                              Chief Financial Officer

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Norwood Financial Corp.

Opinion on the Financial Statements

  We have audited the accompanying consolidated balance sheet of Norwood Financial Corp. and subsidiaries (the "Company") as of December 31, 2017 and 2016; the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2017; and the related notes to the consolidated financial statements (collectively, the financial statements).  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

  We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 13, 2018, expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

Basis for Opinion

  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

  We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.

  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

  We have served as the Company's auditor since 2009.

Cranberry Township, Pennsylvania
March 13, 2018

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Norwood Financial Corp.

Opinion on Internal Control over Financial Reporting

  We have audited Norwood Financial Corp. and subsidiaries' (the "Company") internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

  We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheet of the Company as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2017, of the Company and our report dated March 13, 2018, expressed an unqualified opinion.

Basis for Opinion

  The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting in the accompanying Management's Annual Report on Internal Control over Financial Reporting.  Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

  We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

  A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company's assets that could have a material effect on the financial statements.

  Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Cranberry Township, Pennsylvania
March 13, 2018

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2017	2016
	(In Thousands, Except Share and Per Share Data)
ASSETS
Cash and due from banks	$16,212	$14,900
Interest bearing deposits with banks	485	2,274

Cash and cash equivalents	16,697	17,174

Securities available for sale	281,121	302,564
Loans receivable (net of allowance for loan losses 2017: $7,634; 2016: $6,463)	756,458	707,426
Regulatory stock, at cost	3,505	2,119
Premises and equipment, net	13,864	13,531
Bank owned life insurance	37,060	36,133
Accrued interest receivable	3,716	3,643
Foreclosed real estate owned	1,661	5,302
Goodwill	11,331	11,331
Other intangibles	462	612
Deferred tax asset	4,781	8,989
Other assets	2,260	2,359

Total Assets	$1,132,916	$1,111,183

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Non-interest bearing demand	$205,138	$191,445
Interest-bearing demand	91,479	93,485
Money market deposit accounts	146,362	153,020
Savings	166,111	191,878
Time	320,294	295,557

Total Deposits	929,384	925,385

Short-term borrowings	42,530	32,811
Other borrowings	35,945	32,001
Accrued interest payable	1,434	1,069
Other liabilities	7,884	8,838

Total Liabilities	1,017,177	1,000,104

STOCKHOLDERS' EQUITY
Common stock, $.10 par value, authorized 10,000,000 shares,
issued: 2017: 6,256,063 shares, 2016: 4,164,723 shares	626	416
Surplus	47,431	47,682
Retained earnings	70,426	67,225
Treasury stock at cost: 2017: 2,608 shares, 2016: 4,509 shares	(77)	(125)
Accumulated other comprehensive loss	(2,667)	(4,119)

Total Stockholders' Equity	115,739	111,079

Total Liabilities and Stockholders' Equity	$1,132,916	$1,111,183

See notes to consolidated financial statements

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2017	2016	2015
	(In Thousands, Except per Share Data)
INTEREST INCOME
Loans receivable, including fees	$32,524	$27,611	$24,002
Securities
Taxable	3,548	2,375	1,918
Tax exempt	2,868	2,216	1,843
Other	48	42	16
Total Interest Income	38,988	32,244	27,779

INTEREST EXPENSE
Deposits	3,377	2,603	2,421
Short-term borrowings	199	130	85
Other borrowings	504	921	752
Total Interest Expense	4,080	3,654	3,258

Net Interest Income	34,908	28,590	24,521
PROVISION FOR LOAN LOSSES	2,200	2,050	4,580
Net Interest Income After
Provision for Loan Losses	32,708	26,540	19,941

OTHER INCOME
Service charges and fees	4,079	2,951	2,440
Income from fiduciary activities	510	449	439
Net realized gains on sales of securities	348	284	626
Net gain on sale of loans	67	54	104
Earnings and proceeds on life insurance policies	1,133	888	665
Other	774	553	425
Total Other Income	6,911	5,179	4,699

OTHER EXPENSES
Salaries and employee benefits	12,850	10,928	8,535
Occupancy	2,662	2,077	1,660
Furniture and equipment	699	548	422
Data processing and related operations	1,353	1,337	943
Federal Deposit Insurance Corporation insurance assessment	377	412	411
Advertising	268	283	240
Professional fees	949	836	730
Postage and telephone	664	566	436
Taxes, other than income	661	731	711
Foreclosed real estate	1,164	680	911
Amortization of intangible assets	150	122	105
Merger related	-	1,806	-
Other	3,073	2,798	1,996
Total Other Expenses	24,870	23,124	17,100

Income before Income Taxes	14,749	8,595	7,540
INCOME TAX EXPENSE	6,551	1,884	1,632
Net income	$8,198	$6,711	$5,908
EARNINGS PER SHARE
BASIC	$1.32	$1.16	$1.07
DILUTED	$1.31	$1.15	$1.07

See notes to consolidated financial statements

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Years Ended December 31,

	2017	2016	2015
NET INCOME	$8,198	$6,711	$5,908

Other comprehensive income (loss):
Unrealized gain on pension liability	(17)	490	-
Tax Effect	6	(172)	-
Investment securities available for sale:
Unrealized holding gains (losses)	3,224	(7,180)	656
Tax Effect	(1,097)	2,440	(217)
Reclassification of gains from sale of securities	(348)	(284)	(626)
Tax Effect	118	99	213
Net of tax amount	1,886	(4,607)	26

COMPREHENSIVE INCOME	$10,084	$2,104	$5,934

See notes to consolidated financial statements

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Years Ended December 31, 2017, 2016 and 2015
							Accumulated
							Other
	Common Stock			Retained	Treasury Stock		Comprehensive
	Shares	Amount	Surplus	Earnings	Shares	Amount	Income (Loss)	Total
	(Dollars in Thousands, Except per Share Data)
BALANCE - DECEMBER 31, 2014	3,718,018	$372	$35,206	$64,078	40,576	$(1,077)	$462	$99,041
Net Income	-	-	-	5,908	-	-	-	5,908
Other comprehensive income	-	-	-	-	-	-	26	26
Cash dividends declared ($0.83 per share)	-	-	-	(4,574)	-	-	-	(4,574)
Acquisition of treasury stock	-	-	-	-	4,374	(127)	-	(127)
Stock options exercised	-	-	(9)	-	(16,859)	450	-	441
Tax benefit on stock options exercised	-	-	16	-	-	-	-	16
Sale of treasury stock for ESOP	-	-	10	-	(5,060)	136	-	146
Compensation expense related to
stock options	-	-	66	-	-	-	-	66
Restricted stock awards	6,650	1	62	-	280	(8)	-	55
BALANCE - DECEMBER 31, 2015	3,724,668	373	35,351	65,412	23,311	(626)	488	100,998
Net Income	-	-	-	6,711	-	-	-	6,711
Other comprehensive loss	-	-	-	-	-	-	(4,607)	(4,607)
Cash dividends declared ($0.83 per share)	-	-	-	(4,898)	-	-	-	(4,898)
Acquisition of treasury stock	-	-	-	-	15,538	(447)	-	(447)
Stock options exercised	-	-	(8)	-	(30,823)	851	-	843
Tax benefit on stock options exercised	-	-	38	-	-	-	-	38
Sale of treasury stock for ESOP	-	-	21	-	(3,967)	110	-	131
Compensation expense related to
stock options	-	-	71	-	-	-	-	71
Restricted stock awards	8,450	-	102	-	450	(13)	-	89
Delaware Bancshares acquisition	431,605	43	12,107	-	-	-		12,150
BALANCE - DECEMBER 31, 2016	4,164,723	416	47,682	67,225	4,509	(125)	(4,119)	111,079
Net Income	-	-	-	8,198	-	-	-	8,198
Other comprehensive income	-	-	-	-	-	-	1,886	1,886
Reclassification of certain income tax
efects from accumulated other
comprehensive income	-	-	-	434	-	-	(434)	-
Cash dividends declared ($0.87 per share)	-	-	-	(5,412)	-	-	-	(5,412)
Acquisition of treasury stock	-	-	-	-	42,257	(1,587)	-	(1,587)
Stock options exercised	-	-	(291)	-	(44,219)	1,522	-	1,231
Sale of treasury stock for ESOP	-	-	14	-	(3,847)	113	-	127
Compensation expense related to
stock options	-	-	93	-	-	-	-	93
Restricted stock awards	9,400	1	142	-	-	-	-	143
50% stock dividend	2,082,362	209	(209)	-	3,908	-	-	-
Cash-in-lieu stock dividend adjustment	(422)	-	-	(19)	-	-	-	(19)
BALANCE - DECEMBER 31, 2017	6,256,063	$626	$47,431	$70,426	2,608	$(77)	$(2,667)	$115,739

See notes to consolidated financial statements.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2017	2016	2015
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,198	$6,711	$5,908
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	2,200	2,050	4,580
Depreciation	922	726	551
Amortization of intangible assets	150	122	105
Deferred income taxes	(331)	746	(387)
Revaluation of deferred tax assets, net	3,060	-	-
Net amortization of securities premiums and discounts	2,115	1,648	936
Net realized gains on sales of securities	(348)	(284)	(626)
Gain on sales of deposits	(209)	-	-
Earnings and proceeds on life insurance policies	(1,133)	(888)	(665)
Loss on sales of fixed assets and foreclosed real estate owned	774	11	427
Net gain on sale of loans	(67)	(54)	(113)
Mortgage loans originated for sale	-	(1,685)	(4,297)
Proceeds from sale of loans originated for sale	-	1,739	4,410
Compensation expense related to stock options	93	71	66
Compensation expense related to restricted stock	142	89	55
(Increase) decrease in accrued interest receivable	(73)	346	(24)
Increase (decrease) in accrued interest payable	365	17	(9)
Other, net	193	11	(419)
Net Cash Provided by Operating Activities	16,051	11,376	10,498

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from sales	15,612	110,748	44,976
Proceeds from maturities and principal reductions on mortgage-backed securities	26,893	26,182	22,853
Purchases	(19,955)	(100,982)	(50,565)
Purchase of regulatory stock	(5,842)	(2,883)	(4,095)
Redemption of regulatory stock	4,456	4,455	2,397
Net increase in loans	(51,980)	(43,468)	(65,830)
Proceeds from bank-owned life insurance	-	205	-
Purchase of bank-owned life insurance	-	(2,000)	-
Purchase of premises and equipment	(1,633)	(511)	(290)
Proceeds from sales of foreclosed real estate owned	3,341	685	4,310
Proceeds from sales of bank premises and fixed assets	515	-	-
Acquisition, net of cash and cash equivalents acquired	-	11,112	-
Net Cash (Used in) Provided by Investing Activities	(28,593)	3,543	(46,244)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	17,867	47,213	(9,035)
Deposits sold	(13,659)	-	-
Net increase (decrease) in short-term borrowings	9,719	(21,800)	27,540
Repayments of other borrowings	(24,056)	(28,981)	(10,074)
Proceeds from other borrowings	28,000	-	29,000
Stock options exercised	1,040	843	441
ESOP purchase of shares from treasury stock	127	131	146
Purchase of treasury stock	(1,587)	(447)	(127)
Cash dividends paid	(5,386)	(4,714)	(4,527)

Net Cash Provided by (Used in) Financing Activities	12,065	(7,755)	33,364
Net (Decrease) Increase in Cash and Cash Equivalents	(477)	7,164	(2,382)

CASH AND CASH EQUIVALENTS - BEGINNING	17,174	10,010	12,376
CASH AND CASH EQUIVALENTS - ENDING	$16,697	$17,174	$10,010

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Years Ended December 31,
	2017	2016	2015
	(In Thousands)

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest paid	$3,715	$3,542	$3,267
Income taxes paid, net of refunds	$3,040	$1,535	$2,315
Supplemental Schedule of Noncash Investing Activities
Transfers of loans to foreclosed real estate owned and repossession of other assets	$750	$3,246	$3,880
Dividends payable	$1,375	$1,331	$1,147

Merger with Delaware Bancshares, Inc.
Noncash assets acquired:
Securities available-for-sale		$208,488
Regulatory stock		279
Loans		116,674
Premises and equipment, net		7,292
Accrued interest receivable		1,626
Bank-owned life insurance		14,762
Core deposit intangible		449
Deferred tax assets		3,034
Other assets		3,281
Goodwill		1,616
		$357,501

Liabilities assumed:
Time deposits		$71,342
Deposits other than time deposits		255,921
Borrowings		21,232
Accrued interest payable		95
Other liabilities		7,873
		356,463
Net Noncash Assets Acquired		1,038
Cash Acquired		$14,977

See notes to consolidated financial statements

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

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

Change in Accounting Principle

On February 14, 2018, the Financial Accounting Standards Board finalized ASU 2018-02 - Income Statement-Reporting Comprehensive Income (Topic 220). This accounting standard allows companies to reclassify the "stranded" tax effect in accumulated other comprehensive income that resulted from the U.S. federal government enacted tax bill, H.R.1, An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018 (Tax Cuts and Jobs Act), which requires deferred tax liabilities and assets to be adjusted for the effect of a change in tax laws.

The Company has elected to early-adopt this accounting standard, which provides a benefit to the financial statements by more accurately aligning the impacts of the items carried in accumulated other comprehensive income with the associate tax effect.  The adoption resulted in a one-time cumulative effect adjustment of $434,000 between Retained Earnings and Accumulated Other Comprehensive Income on the Consolidated Balance Sheet.  The adjustment had no impact on Net Income or any prior periods presented.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and the Bank's wholly-owned subsidiaries, WCB Realty Corp., Norwood Investment Corp., Norwood Settlement Services, LLC and WTRO Properties. In June 2017, the Bank adopted a plan of dissolution for Norwood Settlement Services, LLC.  All significant intercompany accounts and transactions have been eliminated in consolidation.

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

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Management evaluates the regulatory stock for impairment. Management's determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB. Management considers the FHLB's regulatory capital ratios, liquidity, and the fact that new shares of FHLB stock continue to change hands at the $100 par value.  Management believes no impairment charge is necessary related to FHLB stock as of December 31, 2017.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Mortgage Servicing Rights

Servicing assets are recognized as separate assets when rights are acquired through purchase or through the sale of financial assets.  Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon a third party appraisal. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance to the extent that fair value is less than the capitalized amount. The Company's loan servicing assets at December 31, 2017 and 2016, respectively, were not impaired. Total servicing assets included in other assets as of December 31, 2017 and 2016, were $200,000 and $232,000, respectively.

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

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

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

Goodwill

In connection with two acquisitions the Company recorded goodwill in the amount of $11.3 million, representing the excess of amounts paid over the fair value of net assets of the institutions acquired.  Goodwill is tested and deemed impaired when the carrying value of goodwill exceeds its implied fair value.  The value of the goodwill can change in the future.  We expect the value of the goodwill to decrease if there is a significant decrease in the franchise value of the Bank.  If an impairment loss is determined in the future, we will reflect the loss as an expense for the period in which the impairment is determined, leading to a reduction of our net income for that period by the amount of the impairment loss. No impairment was recognized for the years ended December 31, 2017, 2016 and 2015.

Other Intangible Assets

At December 31, 2017, the Company had other intangible assets of $462,000 which is net of accumulated amortization of $883,000.  These intangible assets will continue to be amortized using the sum-of-the-years digits method of amortization over ten years.  At December 31, 2016, the Company had other intangible assets of $612,000 which was net of accumulated amortization of $732,000.  Amortization expense related to other intangible assets was $150,000, $122,000 and $105,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

As of December 31, 2017, the estimated future amortization expense for the core deposit intangible is as follows (in thousands):

2018	$126
2019	101
2020	77
2021	52
2022	38
Thereafter	68
$462

Income Taxes

Deferred income tax assets and liabilities are determined based on the differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. These differences are measured at the enacted tax rates that will be in effect when these differences reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. On December 22, 2017, the President signed the Tax Cut and Jobs Act (the "Act") into law.  Among other things, the Act reduced the corporate tax rate from a maximum of 35% to a flat 21% rate effective January 1, 2018.  As a result of the reduction in the corporate income tax rate to 21%, the Company revalued its net deferred tax asset as of December 31, 2017, which resulted in a $3,060,000 reduction in its value.  The reduction in the value of the net deferred tax asset has been recorded as additional income tax expense in the fourth quarter of 2017.

 The Company and its subsidiary file a consolidated federal income tax return. The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company analyzes each tax position taken in its tax returns and determines the likelihood that the position will be realized. Only tax positions that are "more-likely-than-not" to be realized can be recognized in an entity's financial statements. For tax positions that do not meet this recognition threshold, an entity will record an unrecognized tax benefit for the difference between the position taken on the tax return and the amount recognized in the financial statements. The Company does not have any unrecognized tax benefits at December 31, 2017 or 2016 or during the years then ended. No unrecognized tax benefits are expected to arise within the next twelve months.

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

Employee Benefit Plans

The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan.  The Company's contributions are expensed as the cost is incurred.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company has several supplemental executive retirement plans.  To fund the benefits under these plans, the Company is the owner of single premium life insurance policies on the participants.

The Company provides pension benefits to eligible employees.  The Company's funding policy is to contribute at least the minimum required contributions annually.

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

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Segment Reporting

The Company acts as an independent community financial services provider and offers traditional banking related financial services to individual, business and government customers. Through its Community Office and automated teller machine network, the Company offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of safe deposit services. The Company also performs personal, corporate, pension and fiduciary services through its Trust Department.

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, mortgage banking and trust operations of the Company. As such, discrete information is not available and segment reporting would not be meaningful.

Reclassification of Comparative Amounts

Certain comparative amounts for the prior year have been reclassified to conform to current-year classifications. Such reclassifications had no material effect on net income or stockholders' equity.
New Accounting Standards

 In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (a new revenue recognition standard). The Update's core principle is that a company will recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, this Update specifies the accounting for certain costs to obtain or fulfill a contract with a customer and expands disclosure requirements for revenue recognition. This Update is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period.  Since the guidance scopes out revenue associated with financial instruments, including loan receivables and investment securities, we do not expect the adoption of the new standard, or any of the amendments, to result in a material change from our current accounting for revenue because the majority of the Company's revenue is not within the scope of Topic 606.  However, we do expect that the standard will result in new disclosure requirements, which are currently being evaluated.

In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606). The amendments in this Update defer the effective date of ASU 2014-09 for all entities by one year.  Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period.  All other entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019.  The Company is evaluating the effect of adopting this new accounting Update.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10):  Recognition and Measurement of Financial Assets and Financial Liabilities.  This Update applies to all entities that hold financial assets or owe financial liabilities and is intended to provide more useful information on the recognition, measurement, presentation, and disclosure of financial instruments.  Among other things, this Update (a) requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; (b) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (c) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; (d) eliminates the requirement for public business entities to disclose the method(s) and significant assumptions

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (e) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (f) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; and (g) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity's other deferred tax assets.  For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years.  For all other entities, including not-for-profit entities and employee benefit plans within the scope of Topics 960 through 965 on plan accounting, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. All entities that are not public business entities may adopt the amendments in this Update earlier as of the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of the standard will have on the Company's financial position or results of operations

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842).  The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet.  A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term.  A short-term lease is defined as one in which (a) the lease term is 12 months or less and (b) there is not an option to purchase the underlying asset that the lessee is reasonably certain to exercise.  For short-term leases, lessees may elect to recognize lease payments over the lease term on a straight-line basis.  For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within those years.  For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, and for interim periods within fiscal years beginning after December 15, 2020.  The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period.  The Company is currently assessing the practical expedients it may elect at adoption, but does not anticipate the amendments will have a significant impact on the financial statements. Based on the Company's preliminary analysis of its current portfolio, the impact to the Company's balance sheet is estimated to result in less than a 1 percent increase in assets and liabilities. The Company also anticipates additional disclosures to be provided at adoption.

In March 2016, the FASB issued ASU 2016-04, Liabilities – Extinguishments of Liabilities (Subtopic 405-20). The standard provides that liabilities related to the sale of prepaid stored-value products within the scope of this Update are financial liabilities. The amendments in the Update provide a narrow-scope exception to the guidance in Subtopic 405-20 to require that breakage for those liabilities be accounted for consistent with the breakage guidance in Topic 606. The amendments in this Update are effective for public business entities, certain not-for-profit entities, and certain employee benefit plans for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for financial statements issued for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Earlier application is permitted, including adoption in an interim period.  This Update is not expected to have a significant impact on the Company's financial statements.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606). The amendments in this Update affect entities with transactions included within the scope of Topic 606, which includes entities that enter into contracts with customers to transfer goods or services (that are an output of the

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

entity's ordinary activities) in exchange for consideration.  The amendments in this Update do not change the core principle of the guidance in Topic 606; they simply clarify the implementation guidance on principal versus agent considerations. The amendments in this Update are intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations. The amendments in this Update affect the guidance in ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements of Update 2014-09. ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year.  The Company is currently evaluating the impact the adoption of the standard will have on the Company's financial position or results of operations.

In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606).  The amendments in this Update affect entities with transactions included within the scope of Topic 606, which includes entities that enter into contracts with customers to transfer goods or services in exchange for consideration. The amendments in this Update do not change the core principle for revenue recognition in Topic 606. Instead, the amendments provide (1) more detailed guidance in a few areas and (2) additional implementation guidance and examples based on feedback the FASB received from its stakeholders. The amendments are expected to reduce the degree of judgment necessary to comply with Topic 606, which the FASB expects will reduce the potential for diversity arising in practice and reduce the cost and complexity of applying the guidance.  The amendments in this Update affect the guidance in ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements in Topic 606 (and any other Topic amended by Update 2014-09). ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year.  The Company is currently evaluating the impact the adoption of the standard will have on the Company's financial position or results of operations.

In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606), which among other things clarifies the objective of the collectability criterion in Topic 606, as well as certain narrow aspects of Topic 606. The amendments in this Update affect the guidance in ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements for Topic 606 (and any other Topic amended by Update 2014-09). ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year. This Update is not expected to have a significant impact on the Company's financial statements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. This Update is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations.  The underlying premise of the Update is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management's current estimate of credit losses that are expected to occur over the remaining life of a financial asset.  The income statement will be effected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019, and early adoption is permitted for annual and interim periods beginning after

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

December 15, 2018. With certain exceptions, transition to the new requirements will be through a cumulative effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted.  We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230):  Classification of Certain Cash Receipts and Cash Payments, which addresses eight specific cash flow issues with the objective of reducing diversity in practice.  Among these include recognizing cash payments for debt prepayment or debt extinguishment as cash outflows for financing activities; cash proceeds received from the settlement of insurance claims should be classified on the basis of the related insurance coverage; and cash proceeds received from the settlement of bank-owned life insurance policies should be classified as cash inflows from investing activities while the cash payments for premiums on bank-owned policies may be classified as cash outflows for investing activities, operating activities, or a combination of investing and operating activities.  The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The amendments in this Update should be applied using a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. The Company is currently evaluating the impact the adoption of the standard will have on the Company's statement of cash flows.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740), which requires recognition of current and deferred income taxes resulting from an intra-entity transfer of any asset (excluding inventory) when the transfer occurs.  Consequently, the amendments in this Update eliminate the exception for an intra-entity transfer of an asset other than inventory. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those annual reporting periods. For all other entities, the amendments are effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual periods beginning after December 15, 2019.  Early adoption is permitted for all entities as of the beginning of an annual reporting period for which financial statements (interim or annual) have not been issued or made available for issuance. That is, earlier adoption should be in the first interim period if an entity issues interim financial statements. The amendments in this Update should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption.  This Update is not expected to have a significant impact on the Company's financial statements.

In October 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), which requires that a statement of cash flows explains the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

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

In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers.  This Update, among others things, clarifies that guarantee fees within the scope of Topic 460, Guarantees, (other than product or service warranties) are not within the scope of Topic 606. The effective date and transition requirements for ASU 2016-20 are the same as the effective date and transition requirements for the new revenue recognition guidance. For public entities with a calendar year-end, the new guidance is effective in the quarter and year beginning January 1, 2018. For all other entities with a calendar year-end, the new guidance is effective in the year ending December 31, 2019, and interim periods in 2020.  The Company is currently evaluating the impact the adoption of the standard will have on the Company's financial position or results of operations.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business, which provides a more robust framework to use in determining when a set of assets and activities (collectively referred to as a "set") is a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated.  Public business entities should apply the amendments in this Update to annual periods beginning after December 15, 2017, including interim periods within those periods. All other entities should apply the amendments to annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019.  The amendments in this Update should be applied prospectively on or after the effective date.  This Update is not expected to have a significant impact on the Company's financial statements.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. To simplify the subsequent measurement of goodwill, the FASB eliminated Step 2 from the goodwill impairment test.  In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination.  Instead, under the amendments in this Update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting units fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.  A public business entity that is a U.S. Securities and Exchange Commission (SEC) filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. A public business entity that is not an SEC filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2020.  All other entities, including not-for-profit entities that are adopting the amendments in this Update should do so for their annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2021. This Update is not expected to have a significant impact on the Company's financial statements.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In February 2017, the FASB issued ASU 2017-05, Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20). The amendments in this Update clarify what constitutes a financial asset within the scope of Subtopic 610-20.  The amendments also clarify that entities should identify each distinct nonfinancial asset or in substance nonfinancial asset that is promised to a counterparty and to derecognize each asset when the counterparty obtains control.  There is also additional guidance provided for partial sales of a nonfinancial asset and when derecognition, and the related gain or loss, should be recognized.  The amendments in this Update are effective at the same time as the amendments in Update 2014-09. Therefore, for public entities, the amendments are effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period.  For all other entities, the amendments in this Update are effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019.  This Update is not expected to have a significant impact on the Company's financial statements.

In February 2017, the FASB issued ASU 2017-06, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), and Health and Welfare Benefit Plans (Topic 965). This Update relates primarily to the reporting by an employee benefit plan for its interest in a master trust, which is a trust for which a regulated financial institution serves as a trustee or custodian and in which assets of more than one plan sponsored by a single employer or by a group of employers under common control are held.  For each master trust in which a plan holds an interest, the amendments in this Update require a plan's interest in that master trust and any change in that interest to be presented in separate line items in the statement of net assets available for benefits and in the statement of changes in net assets available for benefits, respectively.  The amendments in this Update remove the requirement to disclose the percentage interest in the master trust for plans with divided interests and require that all plans disclose the dollar amount of their interest in each of those general types of investments, which supplements the existing requirement to disclose the master trusts balances in each general type of investments.  There are also increased disclosure requirements for investments in master trusts.  The amendments in this Update are effective for fiscal years beginning after December 15, 2018. Early adoption is permitted.  This Update is not expected to have a significant impact on the Company's financial statements.

In March 2017, the FASB issued ASU 2017-07, Compensation—Retirement Benefits (Topic 715). The amendments in this Update require that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period.  The other components of net benefit cost as defined in paragraphs 715-30-35-4 and 715-60-35-9 are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented. If a separate line item or items are used to present the other components of net benefit cost, that line item or items must be appropriately described. If a separate line item or items are not used, the line item or items used in the income statement to present the other components of net benefit cost must be disclosed.  The amendments in this Update are effective for public business entities for annual periods beginning after December 15, 2017, including interim periods within those annual periods. For other entities, the amendments in this Update are effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019.  The amendments in this Update should be applied retrospectively for the presentation of the service cost component and the other components of net periodic pension cost and net periodic postretirement benefit cost in the income statement and prospectively, on and after the effective date, for the capitalization of the service cost component of net periodic pension cost and net periodic postretirement benefit in assets. This Update is not expected to have a significant impact on the Company's financial statements.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In March 2017, the FASB issued ASU 2017-08, Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20). The amendments in this Update shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity.  For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018.  For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020.  Early adoption is permitted, including adoption in an interim period.  If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period.  An entity should apply the amendments in this Update on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Additionally, in the period of adoption, an entity should provide disclosures about a change in accounting principle.  The Company is currently evaluating the impact the adoption of the standard will have on the Company's financial position or results of operations.

In May 2017, the FASB issued ASU 2017-09, Compensation – Stock Compensation (Topic 718), which affects any entity that changes the terms or conditions of a share-based payment award.  This Update amends the definition of modification by qualifying that modification accounting does not apply to changes to outstanding share-based payment awards that do not affect the total fair value, vesting requirements, or equity/liability classification of the awards.  The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period, for (1) public business entities for reporting periods for which financial statements have not yet been issued and (2) all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied prospectively to an award modified on or after the adoption date. This Update is not expected to have a significant impact on the Company's financial statements.

In May 2017, the FASB issued ASU 2017-10, Service Concession Arrangements (Topic 853), which applies to the accounting by operating entities for service concession arrangements within the scope of Topic 853. The amendments in this Update clarify that the grantor (government), rather than the third-party drivers, is the customer of the operation services in all cases for service concession arrangements within the scope of Topic 853. For an entity that has not adopted Topic 606 before the issuance of this Update, the effective date and transition requirements for the amendments in this Update generally are the same as the effective date and transition requirements for Topic 606 (and any other Topic amended by ASU 2014-09, Revenue from Contracts with Customers (Topic 606)). ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, deferred the effective date of Update 2014-09 by one year.  This Update is not expected to have a significant impact on the Company's financial statements.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), and Derivative and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down-round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down-round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity's own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down-round feature. For freestanding equity classified financial instruments, the amendments require entities

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down-round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down- round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Accounting Standards Codification, to a scope exception. Those amendments do not have an accounting effect. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in Part I of this Update should be applied either retrospectively to outstanding financial instruments with a down-round feature by means of a cumulative-effect adjustment to the statement of financial position as of the beginning of the first fiscal year and interim period(s) in which the pending content that links to this paragraph is effective or retrospectively to outstanding financial instruments with a down-round feature for each prior reporting period presented in accordance with the guidance on accounting changes in paragraphs 250-10-45-5 through 45-10. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect.  This Update is not expected to have a significant impact on the Company's financial statements.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 850), the objective of which is to improve the financial reporting of hedging relationships to better portray the economic results of an entity's risk management activities in its financial statements. In addition, the amendments in this Update make certain targeted improvements to simplify the application and disclosure of the hedge accounting guidance in current general accepted accounting principles.  For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods beginning after December 15, 2020. Early application is permitted in any period after issuance.  For cash flow and net investment hedges existing at the date of adoption, an entity should apply a cumulative-effect adjustment related to eliminating the separate measurement of ineffectiveness to accumulated other comprehensive income with a corresponding adjustment to the opening balance of retained earnings as of the beginning of the fiscal year that an entity adopts the amendments in this Update. The amended presentation and disclosure guidance is required only prospectively.   This Update is not expected to have a significant impact on the Company's financial statements.

In January 2018, the FASB issued ASU 2018-01, Leases (Topic 842), which provides an optional transition practical expedient to not evaluate under Topic 842 existing or expired land easements that were not previously accounted for as leases under the current lease guidance in Topic 840.  An entity that elects this practical expedient should evaluate new or modified land easements under Topic 842 beginning at the date the entity adopts Topic 842; otherwise, an entity should evaluate all existing or expired land easements in connection with the adoption of the new lease requirements in Topic 842 to assess whether they meet the definition of a lease.  The effective date and transition requirements for the amendments are the same as the effective date and transition requirements in ASU 2016-02.  This Update is not expected to have a significant impact on the Company's financial statements.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 3 - SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of securities were as follows:

	December 31, 2017
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
AVAILABLE FOR SALE:
U.S. Treasury securities	$2,001	$-	$(3)	$1,998
States and political subdivisions	120,000	1,535	(1,057)	120,478
Corporate obligations	10,068	16	(95)	9,989
Mortgage-backed securities-
government sponsored entities	152,901	17	(4,262)	148,656
Total debt securities	$284,970	$1,568	$(5,417)	$281,121

	December 31, 2016
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
AVAILABLE FOR SALE:
U.S. Treasury securities	$2,005	$-	$(8)	$1,997
States and political subdivisions	127,585	884	(3,368)	125,101
Corporate obligations	10,255	37	(180)	10,112
Mortgage-backed securities-
government sponsored entities	169,124	26	(4,220)	164,930
Total debt securities	308,969	947	(7,776)	302,140
Equity securities-financial services	320	104	-	424
	$309,289	$1,051	$(7,776)	$302,564

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 3 - SECURITIES (CONTINUED)

The following tables show the Company's investments' gross unrealized losses and fair value aggregated by security type and length of time that individual securities have been in a continuous unrealized loss position:

	December 31, 2017
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Treasury securities	$-	$-	$1,998	$(3)	$1,998	$(3)
States and political subdivisions	17,310	(228)	44,948	(829)	62,258	(1,057)
Corporate obligations	-	-	6,859	(95)	6,859	(95)
Mortgage-backed securities- government sponsored entities	22,250	(320)	125,846	(3,942)	148,096	(4,262)
	$39,560	$(548)	$179,651	$(4,869)	$219,211	$(5,417)

	December 31, 2016
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Treasury securities	$1,997	$(8)	$-	$-	$1,997	$(8)
States and political subdivisions	90,109	(3,362)	205	(6)	90,314	(3,368)
Corporate obligations	6,895	(180)	-	-	6,895	(180)
Mortgage-backed securities- government sponsored entities	152,614	(3,912)	9,967	(308)	162,581	(4,220)
	$251,615	$(7,462)	$10,172	$(314)	$261,787	$(7,776)

The Company has 39 debt securities in the less than twelve month category and 162 debt securities in the twelve months or more category as of December 31, 2017.  In management's opinion, the unrealized losses on securities reflect changes in interest rates subsequent to the acquisition of specific securities.  No other-than-temporary-impairment charges were recorded in 2017.  Management believes that all other unrealized losses represent temporary impairment of the securities, and it is more likely than not that it will not have to sell the securities before recovery of their cost basis.

The amortized cost and fair value of debt securities as of December 31, 2017 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
	(In Thousands)
Due in one year or less	$5,514	$5,517
Due after one year through five years	21,383	21,269
Due after five years through ten years	45,373	44,705
Due after ten years	59,799	60,974
	132,069	132,465

Mortgage-backed securities- government sponsored entities	152,901	148,656
	$284,970	$281,121

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 3 - SECURITIES (CONTINUED)
Gross realized gains and gross realized losses on sales of securities available for sale were $354,000 and $6,000, respectively, in 2017, compared to $284,000 and $0, respectively, in 2016, and $626,000 and $0, respectively, in 2015. The proceeds from the sales of securities totaled $15,612,000, $110,748,000 and $44,976,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

Securities with a carrying value of $213,065,000 and $230,263,000 at December 31, 2017 and 2016, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Set forth below is selected data relating to the composition of the loan portfolio (in thousands):

	Types of Loans
	(dollars in thousands)
	December 31, 2017		December 31, 2016
Real Estate:
Residential	$235,759	30.8%	$237,177	33.2%
Commercial	342,934	44.9	320,187	44.8
Construction	17,228	2.3	19,709	2.8
Commercial, financial and agricultural	97,461	12.7	85,508	12.0
Consumer loans to individuals	70,953	9.3	51,524	7.2
Total loans	764,335	100.0%	714,105	100.0%

Deferred fees, net	(243)		(216)
Total loans receivable	764,092		713,889
Allowance for loan losses	(7,634)		(6,463)
Net loans receivable	$756,458		$707,426

The following table presents the components of the purchase accounting adjustments related to the purchased credit-impaired loans acquired:

(In Thousands)	July 31, 2016

Contractually required principal and interest	$2,621
Non-accretable discount	(1,014)
Expected cash flows	1,607
Accretable discount	(239)
Estimated fair value	$1,368

Changes in the accretable yield for purchased credit-impaired loans were as follows for the twelve months ended December 31:

	2017	2016	2015
(In thousands)
Balance at beginning of period	$208	$-	$8
Additions	-	239	-
Accretion	(73)	(30)	(1)
Reclassification and other	(27)	(1)	(7)
Balance at end of period	$108	$208	$-

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)
The following table presents additional information regarding loans acquired and accounted for in accordance with ASC 310-30 (in thousands):

	December 31, 2017	December 31, 2016

Outstanding Balance	$1,444	$1,821
Carrying Amount	$1,174	$1,386

There were no material increases or decreases in the expected cash flows of these loans since the acquisition date. There has been no allowance for loan losses recorded for acquired loans with specific evidence of deterioration in credit quality.  As of December 31, 2017, for loans that were acquired prior to 2017 with or without specific evidence of deterioration in credit quality, adjustments to the allowance for loan losses have been accounted for through the allowance for loan loss adequacy calculation. For loans that were acquired in 2016 with or without specific evidence of deterioration in credit quality, there were no adjustments to the allowance for loan losses calculation.

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

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)
The following tables show the amount of loans in each category that were individually and collectively evaluated for impairment at the dates indicated:

	Real Estate Loans
				Commercial	Consumer
	Residential	Commercial	Construction	Loans	Loans	Total
	(In thousands)
December 31, 2017
Individually evaluated for impairment	$23	$1,224	$-	$-	$-	$1,247
Loans acquired with deteriorated credit quality	833	341	-	-	-	1,174
Collectively evaluated for impairment	234,903	341,369	17,228	97,461	70,953	761,914
Total Loans	$235,759	$342,934	$17,228	$97,461	$70,953	$764,335

	Real Estate Loans
				Commercial	Consumer
	Residential	Commercial	Construction	Loans	Loans	Total
	(In thousands)
December 31, 2016
Individually evaluated for impairment	$23	$2,601	$-	$-	$-	$2,624
Loans acquired with deteriorated credit quality	821	565	-	-	-	1,386
Collectively evaluated for impairment	236,333	317,021	19,709	85,508	51,524	710,095
Total Loans	$237,177	$320,187	$19,709	$85,508	$51,524	$714,105

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table includes the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable.

		Unpaid
	Recorded	Principal	Associated
	Investment	Balance	Allowance
December 31, 2017	(In thousands)
With no related allowance recorded:
Real Estate Loans
Residential	$23	$28	$-
Commercial	1,224	1,496	-
Subtotal	1,247	1,524	-

Total:
Real Estate Loans
Residential	23	28	-
Commercial	1,224	1,496	-
Total Impaired Loans	$1,247	$1,524	$-

		Unpaid
	Recorded	Principal	Associated
	Investment	Balance	Allowance
December 31, 2016	(In thousands)
With no related allowance recorded:
Real Estate Loans
Residential	$23	$28	$-
Commercial	2,601	3,427	-
Subtotal	2,624	3,455	-

Total:
Real Estate Loans
Residential	23	28	-
Commercial	2,601	3,427	-
Total Impaired Loans	$2,624	$3,455	$-

The following information for impaired loans is presented for the years ended December 31, 2017, 2016 and 2015:

	Average Recorded			Interest Income
	Investment			Recognized
	2017	2016	2015	2017	2016	2015
	(In thousands)
Total:
Real Estate Loans
Residential	$23	$25	$159	$-	$-	$4
Commercial	1,209	2,671	8,847	56	91	526
Commercial Loans	-	-	9	-	-	2
Total Loans	$1,232	$2,696	$9,015	$56	$91	$532

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Troubled debt restructured loans are those loans whose terms have been renegotiated to provide a reduction or deferral of principal or interest as a result of financial difficulties experienced by the borrower, who could not obtain comparable terms from alternate financing sources.  As of December 31, 2017, troubled debt restructured loans totaled $1.1 million and resulted in specific reserves of $0.  During 2017, there were no new loan relationships identified as troubled debt restructurings, while one loan identified as a troubled debt restructuring with a balance of $322,000 as of December 31, 2016 was paid in full during 2017.  During 2017, the Company recognized charge-offs totaling $55,000 on loans classified as troubled debt restructurings.

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

Foreclosed assets acquired in settlement of loans are carried at fair value less estimated costs to sell and are included in foreclosed real estate owned on the Consolidated Balance Sheets.  As of December 31, 2017 and 2016, foreclosed real estate owned totaled $1,661,000 and $5,302,000, respectively.  As of December 31, 2017, included within foreclosed real estate owned is $34,000 of consumer residential mortgages that were foreclosed on or received via a deed in lieu transaction prior to the year end.  As of December 31, 2017, the Company has initiated formal foreclosure proceedings on 15 consumer residential mortgage loans with an outstanding balance of $1,166,000.

Management uses an eight point internal risk rating system to monitor the credit quality of the overall loan portfolio.  The first four categories are considered not criticized, and are aggregated as "Pass" rated.  The criticized rating categories utilized by management generally follow bank regulatory definitions.  The Special Mention category includes assets that are currently protected but are potentially weak, resulting in an undue and unwarranted credit risk, but not to the point of justifying a Substandard classification.  Loans in the Substandard category have well-defined weaknesses that jeopardize the liquidation of the debt, and have a distinct possibility that some loss will be sustained if the weaknesses are not corrected.  Loans greater than 90 days past due are considered Substandard unless full payment is expected.  Any portion of a loan that has been charged off is placed in the Loss category.

To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Company has a structured loan rating process with several layers of internal and external oversight.  Generally, consumer and residential mortgage loans are included in the Pass categories unless a specific action, such as nonperformance, repossession, or death occurs to raise awareness of a possible credit event.  The Company's Loan Review Department is responsible for the timely and accurate risk rating of the loans on an ongoing basis.  Every credit which must be approved by Loan Committee or the Board of Directors is assigned a risk rating at time of consideration.  Loan Review also annually reviews relationships of $1,500,000 and over to assign or re-affirm risk ratings. Loans in the Substandard categories that are collectively evaluated for impairment are given separate consideration in the determination of the allowance.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)
The following table presents the classes of the loan portfolio summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard, Doubtful and Loss within the internal risk rating system as of  December 31, 2017 and December 31, 2016 (in thousands):

		Special
	Pass	Mention	Substandard	Doubtful	Loss	Total
December 31, 2017
Commercial real estate loans	$329,617	$9,680	$3,637	$-	$-	$342,934
Commercial	97,389	16	56	-	-	97,461
Total	$427,006	$9,696	$3,693	$-	$-	$440,395

		Special
	Pass	Mention	Substandard	Doubtful	Loss	Total
December 31, 2016
Commercial real estate loans	$310,432	$5,432	$4,323	$-	$-	$320,187
Commercial	84,600	885	23	-	-	85,508
Total	$395,032	$6,317	$4,346	$-	$-	$405,695

For residential real estate loans, construction loans and consumer loans, the Company evaluates credit quality based on the performance of the individual credits. Nonperforming loans include loans that have been placed on nonaccrual status and loans remaining in accrual status on which the contractual payment of principal and interest has become 90 days past due.

 The following table presents the recorded investment in the loan classes based on payment activity as of December 31, 2017 and December 31, 2016 (in thousands):

	Performing	Nonperforming	Total
December 31, 2017
Residential real estate loans	$233,966	$1,793	$235,759
Construction	17,228	-	17,228
Consumer loans to individuals	70,953	-	70,953
Total	$322,147	$1,793	$323,940

	Performing	Nonperforming	Total
December 31, 2016
Residential real estate loans	$235,829	$1,137	$237,177
Construction	19,681	28	19,709
Consumer loans to individuals	51,524	-	51,524
Total	$307,034	$1,165	$308,410

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)
Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due.  The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of December 31, 2017 and December 31, 2016 (in thousands):

	Current	31-60 Days Past Due	61-90 Days Past Due	Greater than 90 Days Past Due and still accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans
December 31, 2017
Real Estate loans
Residential	$233,291	$594	$81	$87	$1,706	$2,468	$235,759
Commercial	341,602	646	-	409	277	1,332	342,934
Construction	17,228	-	-	-	-	-	17,228
Commercial loans	97,424	10	27	-	-	37	97,461
Consumer loans	70,869	60	24	-	-	84	70,953
Total	$760,414	$1,310	$132	$496	$1,983	$3,921	$764,335

	Current	31-60 Days Past Due	61-90 Days Past Due	Greater than 90 Days Past Due and still accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans
December 31, 2016
Real Estate loans
Residential	$234,790	$986	$264	$1	$1,136	$2,387	$237,177
Commercial	318,979	445	1	-	762	1,208	320,187
Construction	19,681	-	-	-	28	28	19,709
Commercial loans	85,355	143	10	-	-	153	85,508
Consumer loans	51,456	39	29	-	-	68	51,524
Total	$710,261	$1,613	$304	$1	$1,926	$3,844	$714,105

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents the allowance for loan losses by the classes of the loan portfolio:

(In thousands)	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Consumer	Total
Beginning balance, December 31, 2016	$1,092	$4,623	$78	$307	$363	$6,463
Charge Offs	(83)	(902)	(28)	-	(207)	(1,220)
Recoveries	6	159	-	-	26	191
Provision for loan losses	257	1,385	40	156	362	2,200
Ending balance, December 31, 2017	$1,272	$5,265	$90	$463	$544	$7,634
Ending balance individually evaluated for impairment	$-	$-	$-	$-	$-	$-
Ending balance collectively evaluated for impairment	$1,272	$5,265	$90	$463	$544	$7,634

(In thousands)	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Consumer	Total
Beginning balance, December 31, 2015	$1,069	$5,506	$90	$397	$236	$7,298
Charge Offs	(123)	(2,711)	-	(15)	(102)	(2,951)
Recoveries	6	15	-	-	45	66
Provision for loan losses	140	1,813	(12)	(75)	184	2,050
Ending balance, December 31, 2016	$1,092	$4,623	$78	$307	$363	$6,463
Ending balance individually evaluated for impairment	$-	$3	$-	$-	$-	$3
Ending balance collectively evaluated for impairment	$1,092	$4,620	$78	$307	$363	$6,460

(In thousands)	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Consumer	Total
Beginning balance, December 31, 2014	$1,323	$3,890	$222	$256	$184	$5,875
Charge Offs	(224)	(2,883)	-	-	(91)	(3,198)
Recoveries	20	-	-	-	21	41
Provision for loan losses	(50)	4,499	(132)	141	122	4,580
Ending balance, December 31, 2015	$1,069	$5,506	$90	$397	$236	$7,298
Ending balance individually evaluated for impairment	$-	$1,613	$-	$-	$-	$1,613
Ending balance collectively evaluated for impairment	$1,069	$3,893	$90	$397	$236	$5,685

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The recorded investment in impaired loans, not requiring an allowance for loan losses was $1,247,000 (net of charge-offs against the allowance for loan losses of $277,000) and $2,624,000 (net of charge-offs against the allowance for loan losses of $831,000) at December 31, 2017 and 2016, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $0 at December 31, 2017 and 2016, respectively. The specific reserve related to impaired loans was $0 for 2017 and 2016. For the years ended December 31, 2017 and 2016, the average recorded investment in these impaired loans was $1,232,000, and $2,696,000, respectively, and the interest income recognized on these impaired loans was $56,000 and $91,000, respectively.

During the period ended December 31, 2017, the allowance for commercial real estate loans increased from $4,623,000 to $5,265,000.  This $642,000 increase in the required allowance was due primarily to a $22,747,000 increase in loan balances and an increase in the amount of reserve required for classified loans.  This increase was partially offset by a reduction in the historical loss factor from 0.80% at December 31, 2016 to 0.74% on December 31, 2017.

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

  Interest income that would have been recorded on loans accounted for on a non-accrual basis under the original terms of the loans was $163,000, $163,000 and $515,000 for 2017, 2016 and 2015, respectively.

As of December 31, 2017 and 2016, the Company considered its concentration of credit risk to be acceptable.  As of December 31, 2017, the highest concentrations are in commercial rentals and the hospitality lodging industry, with loans outstanding of $68.1 million, or 63.6% of bank capital, to commercial rentals, and $53.9 million, or 50.4% of bank capital to the hospitality and lodging industry.  Charge-offs on loans within these concentrations were $762,000, $31,000 and $643,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

The Company did not sell any residential mortgage loans in 2017.  Gross realized gains and gross realized losses on sales of residential mortgage loans were $54,000 and $0, respectively, in 2016 and $113,000 and $0, respectively, in 2015.  The proceeds from the sales of residential mortgage loans totaled $1.7 million and $4.4 million for the years ended December 31, 2016 and 2015, respectively.  As of December 31, 2017 and 2016, the outstanding value of loans serviced for others totaled $29.0 million and $35.5 million, respectively.

NOTE 5 - PREMISES AND EQUIPMENT

Components of premises and equipment at December 31 are as follows:

	2017	2016
	(In Thousands)
Land and improvements	$2,771	$2,925
Buildings and improvements	17,613	17,662
Furniture and equipment	6,636	6,351
	27,020	26,938
Accumulated depreciation	(13,156)	(13,407)

	$13,864	$13,531

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 5 - PREMISES AND EQUIPMENT (CONTINUED)
Depreciation expense totaled $922,000, $726,000 and $551,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

Certain facilities are leased under various operating leases. Rental expense for these leases was $405,000, $367,000 and $341,000, respectively, for the years ended December 31, 2017, 2016 and 2015. Future minimum rental commitments under noncancellable leases as of December 31, 2017 were as follows (in thousands):

2018	$467
2019	454
2020	451
2021	451
2022	451
Thereafter	4,654
$6,928

NOTE 6 - DEPOSITS

Aggregate time deposits in denominations of $250,000 or more were $92,527,000 and $63,982,000 at December 31, 2017 and 2016, respectively.

At December 31, 2017, the scheduled maturities of time deposits are as follows (in thousands):

2018	$185,752
2019	71,222
2020	27,584
2021	17,380
2022	18,217
Thereafter	139
$320,294

NOTE 7 – BORROWINGS

Short-term borrowings at December 31 consist of the following:

	2017	2016
	(In Thousands)
Securities sold under agreements to repurchase	$24,286	$32,811
Federal Home Loan Bank short-term borrowings	18,244	-
	$42,530	$32,811

The outstanding balances and related information of short-term borrowings are summarized as follows:

	Years Ended December 31,
	2017	2016
	(Dollars In Thousands)
Average balance during the year	$39,170	$41,593
Average interest rate during the year	0.51%	0.31%
Maximum month-end balance during the year	$54,286	$52,672
Weighted average interest rate at the end of the year	0.87%	0.32%

Securities sold under agreements to repurchase generally mature within one day to one year from the transaction date. Securities with an amortized cost and fair value of $27,255,000 and $26,626,000 at December 31, 201 and $35,770,000 and $35,147,000 at December 31, 2016, respectively, were pledged as collateral for these agreements. The securities underlying the agreements were under the Company's control.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 7 – BORROWINGS (CONTINUED)

The collateral pledged for repurchase agreements that are classified as secured borrowings is summarized as follows (in thousands):

	As of December 31, 2017
	Remaining Contractual Maturity of the Agreements
	Overnight and continuous	Up to 30 days	30-90 days	Greater than 90 days	b
Repurchase Agreements:
Mortgage-backed securities - government sponsored entities	$26,626	$0	$0	$0	$26,626

Total liability recognized for repurchase agreements					$24,286

	As of December 31, 2016
	Remaining Contractual Maturity of the Agreements
	Overnight and continuous	Up to 30 days	30-90 days	Greater than 90 days	Total
Repurchase Agreements:
Obligations of U.S. Government agencies	$34,917	$0	$0	$230	$35,147

Total liability recognized for repurchase agreements					$32,811

The Company has a line of credit commitment available from the FHLB of Pittsburgh for borrowings of up to $150,000,000 which renews annually in May.  At December 31, 2017, there were $18,244,000 of borrowings outstanding on this line.  There were no borrowings under this line of credit at December 31, 2016.    The Company has a line of credit commitment available from Atlantic Community Bankers Bank for $7,000,000 which expires on June 30, 2018.  There were no borrowings under this line of credit at December 31, 2017 and 2016. The Company has a line of credit commitment available from PNC Bank for $16,000,000 at December 31, 2017. There were no borrowings under this line of credit at December 31, 2017 and December 31, 2016.  The Company also has a line of credit commitment from Zions Bank for $17,000,000.  There were no borrowings under this line of credit at December 31, 2017 and December 31, 2016.

Other borrowings consisted of the following at December 31, 2017 and 2016:

	2017	2016
	(In Thousands)

Notes with the FHLB:

Convertible note due January 2017 at 4.71%	$-	$10,000
Amortizing fixed rate borrowing due December 2017 at 1.27%	-	4,025
Amortizing fixed rate borrowing due January 2018 at 0.91%	51	662
Amortizing fixed rate borrowing due December 2018 at 1.42%	823	1,634
Amortizing fixed rate borrowing due January 2019 at 1.39%	5,451	-
Fixed rate term borrowing due August 2019 at 1.61%	10,000	-
Amortizing fixed rate borrowing due June 2020 at 1.49%	5,093	7,078
Amortizing fixed rate borrowing due December 2020 at 1.71%	3,051	4,034
Amortizing fixed rate borrowing due March 2022 at 1.75%	3,730	4,568
Amortizing fixed rate borrowing due October 2022 at 1.88%	7,746	-
	$35,945	$32,001

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 7 – BORROWINGS (CONTINUED)

    Contractual maturities and scheduled cash flows of other borrowings at December 31, 2017 are as follows (in thousands):

2018	$11,316
2019	15,926
2020	4,556
2021	2,534
2022	1,613
$35,945

The Bank's maximum borrowing capacity with the FHLB was $369,580,000 of which $54,188,000 was outstanding at December 31, 2017. Advances from the FHLB are secured by qualifying assets of the Bank.

NOTE 8 – EMPLOYEE BENEFIT PLANS

The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan. The plan permits employees to make pre-tax contributions up to 15% of the employee's compensation, not to exceed the limits set by the Internal Revenue Service. The amount of contributions to the plan, including matching contributions, is at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan and receive Company contributions after one year of employment. Eligible employees are able to contribute to the Plan at the beginning of the first quarterly period after their date of employment.  Employee contributions vest immediately, and any Company contributions are fully vested after five years. The Company's contributions are expensed as the cost is incurred, funded currently, and amounted to $605,000, $538,000 and $445,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

     The Company has several non-qualified supplemental executive retirement plans for the benefit of certain executive officers and former officers. At December 31, 2017 and 2016, other liabilities include $3,360,000 and $3,575,000 accrued under the Plan. Compensation expense includes approximately $301,000, $174,000 and $122,000 relating to the supplemental executive retirement plan for 2017, 2016 and 2015, respectively.  To fund the benefits under this plan, the Company is the owner of single premium life insurance policies on participants in the non-qualified retirement plan. At December 31, 2017 and 2016, the cash value of these policies was $37,060,000 and $36,133,000, respectively.

The Company provides postretirement benefits in the form of split-dollar life arrangements to employees who meet the eligibility requirements. The net periodic postretirement benefit expense included in salaries and employee benefits was $168,000, $26,000 and $89,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

FASB authoritative guidance on accounting for deferred compensation and postretirement benefit aspects of endorsement split-dollar life insurance arrangements requires the recognition of a liability and related compensation expense for endorsement split-dollar life insurance that provides a benefit to an employee that extends to postretirement periods.  The life insurance policies purchased for the purpose of providing such benefits do not effectively settle an entity's obligation to the employee.  Accordingly, the entity must recognize a liability and related compensation expense during the employee's active service period based on the future cost of insurance to be incurred during the employee's retirement.  This expense is included in the SERP plan expense for 2017 discussed above.  If the entity has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the FASB authoritative guidance on employer's accounting for postretirement benefits other than pensions.  The accumulated postretirement benefit obligation was $1,142,000 and $976,000 at December 31, 2017 and 2016, respectively.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 8 – EMPLOYEE BENEFIT PLANS (CONTINUED)
Through its acquisition of Delaware, the Company also has certain director fee deferral and continuation plans.  These plans allow directors to defer current director fees and provide a benefit payment for a period of five to fifteen years.  The Company expensed $9,000 and $1,000 under these plans in 2017 and 2016, respectively.  At December 31, 2017 and 2016, the liability under these plans was $331,000 and $413,000, respectively.

Certain key executives have change in control agreements with the Company.  These agreements provide certain potential benefits in the event of termination of employment following a change in control.

The Company participates in the Pentegra Mulitemployer Defined Benefit Pension Plan (EIN 13-5645888 and Plan # 333) as a result of its acquisition of North Penn.  As of December 31, 2017 and 2016, the Company's Plan was 89.0% and 80.0% funded, respectively, and total contributions made are not more than 5% of the total contributions to the Plan.  The Company's expense related to the Plan was $46,000 in 2017, $54,000 in 2016 and $48,000 in 2015.  During the plan years ending December 31, 2017, 2016 and 2015, the Company made contributions of $46,000, $54,000 and $48,000, respectively.

As a result of its acquisition of Delaware, the Company is a member of the New York State Bankers Retirement System.  Substantially all full-time employees who were former employees of Delaware are covered under this defined benefit pension plan (the "Delaware Plan").  The Company's funding policy is to contribute at least the minimum required contribution annually.  Pension cost is computed using the projected unit credit actuarial cost method.  Effective December 31, 2012, the Delaware Plan was closed to new participants and accrued benefits were frozen.

The following table sets forth the projected benefit obligation and change in plan assets for the Delaware Plan at December 31:

(in Thousands of Dollars)	2017	2016

Change in projected benefit obligation:

Projected benefit obligation at beginning of year	$(8,084)	$-
Projected benefit obligation acquired	-	(8,843)
Service cost	(68)	(28)
Interest cost	(303)	(113)
Actuarial gain (loss)	(587)	662
Benefits paid	577	238
Benefit obligation at end of year	$(8,465)	$(8,084)

Change in plan assets:

Fair value of plan assets at beginning of year	$6,702	$-
Fair value acquired	-	6,932
Actual return on plan assets	981	12
Benefits paid	(573)	(242)
Fair value of assets at end of year	7,110	6,702
Funded status at end of year	$(1,355)	$(1,382)

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 8 – EMPLOYEE BENEFIT PLANS (CONTINUED)
       The Delaware Plan paid $577,000 and $238,000 in benefit payments in 2017 and 2016, respectively.  Estimated benefit payments under the Delaware Plan are expected to be approximately $509,000, $498,000, $489,000, $478,000 and $480,000 for the next five years.  Payments are expected to be approximately $2,253,000 in total for the five-year period ending December 31, 2027.  The Company was not required to make any contributions to the Delaware Plan in 2017 or 2016.  The decrease in the projected discount rate contributed approximately $480,000 to the overall increase in the projected benefit obligation for the year ended December 31, 2017.

The accumulated benefit obligation for the Delaware Plan was $8,465,000 and $8,084,000 at December 31, 2017 and 2016, respectively.

The following table sets forth the amounts recognized in accumulated other comprehensive income for the years ended December 31 (in thousands):

	2017	2016
Transition asset	$-	$-
Prior service credit	-	-
Gain	473	490
Total	$473	$490

          Net pension cost (income) included the following components (in thousands):

	2017	2016

Service cost benefits earned during the period	$68	$28
Interest cost on projected benefit obligation	303	113
Actual return on assets	(416)	(180)
Net amortization and deferral	-	-

NET PERIODIC PENSION COST (INCOME)	$(45)	$(39)

          The weighted average assumptions used to determine the benefit obligation at December 31 are as follows:

	2017	2016

Discount rate	3.43%	3.90%

     The weighted average assumptions used to determine the net periodic pension cost at December 31 are as follows:

	2017	2016

Discount rate	3.90%	3.18%
Expected long-term return on plan assets	6.50%	6.50%
Rate of compensation increase	0.00%	0.00%

           The expected long-term return on plan assets was determined based upon expected returns on individual asset types included in the asset portfolio.

     The Delaware Plan's weighted-average asset allocations at December 31, by asset category, are as follows:

	2017	2016

Cash equivalents	6.4%	6.1%
Equity securities	50.2%	47.9%
Fixed income securities	40.2%	42.6%
Other	3.2%	3.4%
	100.0%	100.0%

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 8 – EMPLOYEE BENEFIT PLANS (CONTINUED)
The Delaware Plan's overall investment strategy is to achieve a mix of approximately 97 percent of investments for long-term growth and 3 percent for near-term benefit payments with a wide diversification of asset types, fund strategies, and fund managers.  The target allocation for the Delaware Plan assets is 0 to 20 percent cash equivalents, 40 to 60 percent equity securities, 40 to 60 percent fixed income securities, and 0 to 5 percent other.  Cash equivalents consist primarily of government issues and short-term investment funds.  Equity securities primarily include investments in common stock, depository receipts, preferred stock, and real estate investment trusts.  Fixed income securities include corporate bonds, government issues, mortgage-backed securities, municipals, and other asset backed securities.

The fair value of the Delaware Plan's assets, by asset category, is as follows:

	December 31, 2017
		Quoted Market	Other
		Price in	Observable	Unobservable
		Active Markets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
	(in Thousands of Dollars)

Cash equivalents:
Cash (including foreign currencies)	$70	$70	$-	$-
Short-term investment funds	19	-	19	-
Equity securities:
Common stock	1,401	1,401	-	-
Depository receipts	35	35	-	-
Commingled Pension Trust Fund	2,203	-	2,203	-
Preferred stock	31	31	-	-
Fixed income securities:
Corporate bonds	296	-	296	-
Government issue	992	-	992	-
Mortgage-backed securities	6	-	6	-
Collateralized mortgage obligations	56	-	56	-
Commingled Pension Trust Fund	1,746	-	1,746	-
Other	255	-	-	255
Total	$7,110	$1,537	$5,318	$255

	December 31, 2016
		Quoted Market	Other
		Price in	Observable	Unobservable
		Active Markets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
	(in Thousands of Dollars)

Cash equivalents:
Cash (including foreign currencies)	$11	$11	$-	$-
Short-term investment funds	33	-	33	-
Equity securities:
Common stock	1,430	1,430	-	-
Depository receipts	42	42	-	-
Commingled Pension Trust Fund	1,680	-	1,680	-
Fixed income securities:
Corporate bonds	307	-	307	-
Government issue	1,112	-	1,112	-
Mortgage-backed securities	4	-	4	-
Collateralized mortgage obligations	68	-	68	-
Commingled Pension Trust Fund	1,732	-	1,732	-
Other	283	-	-	283
Total	$6,702	$1,483	$4,936	$283

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 8 – EMPLOYEE BENEFIT PLANS (CONTINUED)
The following table sets forth a summary of the changes in the Level 3 assets for the year ended December 31, 2017 and 2016 (in thousands of dollars).

	2017	2016

Balance, January 1	$283	$-
Purchase	-	-
Unrealized gain (loss)	(28)	283
Balance, December 31	$255	$283

NOTE 9 - INCOME TAXES

The components of the provision for federal income taxes are as follows:

	Years Ended December 31,
	2017	2016	2015
(In Thousands)
Current	$3,822	$1,138	$2,019
Change in corporate tax rate	3,060	-	-
Deferred	(331)	746	(387)
	$6,551	$1,884	$1,632

Deferred income taxes reflect temporary differences in the recognition of revenue and expenses for tax reporting and financial statement purposes, principally because certain items, such as, the allowance for loan losses and loan fees are recognized in different periods for financial reporting and tax return purposes. As of December 31, 2017, the Company has a $5,329,000 net operating loss carryforward that will begin to expire in 2035.  A valuation allowance has not been established for deferred tax assets. Realization of the deferred tax assets is dependent on generating sufficient taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. Deferred tax assets are recorded in other assets.

Income tax expense of the Company is less than the amounts computed by applying statutory federal income tax rates to income before income taxes because of the following:

	Percentage of Income
	before Income Taxes
	Years Ended December 31,
	2017	2016	2015
Tax at statutory rates	35.0%	35.0%	34.0%
Tax exempt interest income, net of interest expense disallowance	(9.6)	(13.1)	(11.3)
Nondeductible merger expenses	-	2.7	-
Incentive stock options	0.2	0.3	0.3
Earnings and proceeds on life insurance	(2.7)	(2.8)	(1.8)
Change in corporate tax rate	20.8	-	-
Other	0.7	(0.2)	0.4

	44.4%	21.9%	21.6%

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 9 - INCOME TAXES (CONTINUED)

The net deferred tax asset included in other assets in the accompanying Consolidated Balance Sheets includes the following amounts of deferred tax assets and liabilities:

	2017	2016
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$1,603	$2,197
Deferred compensation	775	1,430
Core deposit intangible	232	485
Prepaid expenses	125	267
Pension liability	384	655
Foreclosed real estate valuation allowance	7	19
AMT tax credit carryforward	260	260
Net operating loss carryforward	1,249	2,147
Net unrealized loss on securities	808	2,286
Other	92	310
Total Deferred Tax Assets	5,535	10,056

Deferred tax liabilities:
Premises and equipment	210	347
Deferred loan fees	142	192
Net unrealized gain on pension liability	99	171
Purchase price adjustment	303	357

Total Deferred Tax Liabilities	754	1,067

Net Deferred Tax Asset	$4,781	$8,989

The Company's federal and state income tax returns for taxable years through 2014 have been closed for purposes of examination by the Internal Revenue Service and the Pennsylvania Department of Revenue.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total, Tier 1 and Common Equity Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2017 and 2016, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 10 - REGULATORY MATTERS AND STOCKHOLDERS' EQUITY (CONTINUED)
As of December 31, 2017, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company's actual capital amounts and ratios are presented in the following table:

					To be Well Capitalized
					under Prompt
			For Capital Adequacy		Corrective Action
	Actual		Purposes		Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

As of December 31, 2017:
Total capital (to risk-weighted assets)	$113,091	14.11%	≥$64,126	≥8.00%	≥$80,158	≥10.00%
Tier 1 capital (to risk-weighted assets)	105,457	13.16	≥48,095	≥6.00	≥64,126	≥8.00
Common Equity Tier 1 capital
(to risk-weighted assets)	105,457	13.16	≥36,071	≥4.50	≥52,103	≥6.50
Tier 1 capital (to average assets)	105,457	9.36	≥45,075	≥4.00	≥56,343	≥5.00

As of December 31, 2016:
Total capital (to risk-weighted assets)	$107,765	14.12%	≥$61,057	≥8.00%	≥$76,321	≥10.00%
Tier 1 capital (to risk-weighted assets)	101,302	13.27	≥45,793	≥6.00	≥61,057	≥8.00
Common Equity Tier 1 capital
(to risk-weighted assets)	101,302	13.27	≥34,344	≥4.50	≥49,609	≥6.50
Tier 1 capital (to average assets)	101,302	9.16	≥44,251	≥4.00	≥55,314	≥5.00

The Bank's ratios do not differ significantly from the Company's ratios presented above.

Effective January 1, 2015, the Company and the Bank became subject to new regulatory capital rules which, among other things, impose a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), set the minimum leverage ratio for all banking organizations at a uniform 4% of total assets, increased the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets) and assigned a higher risk-weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property.  The new rules also require unrealized gains and losses on certain "available-for-sale" securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt out is exercised, which the Company and the Bank have done.  The final rule limits a banking organization's dividends, stock repurchases and other capital distributions, and certain discretionary bonus payments to executive officers, if the banking organization does not hold a "capital conservation buffer" consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above regulatory minimum risk-based requirements.  The capital conservation buffer requirements will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer will be effective.  The Company and the Bank are in compliance with their respective new capital requirements, including the capital conservation buffer, as of December 31, 2017.

The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at December 31, 2017 and 2016 was approximately $1,111,000 and $1,099,000, respectively.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 10 - REGULATORY MATTERS AND STOCKHOLDERS' EQUITY (CONTINUED)

Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2017, $64,661,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above. Under Federal Reserve regulations, the Bank is limited as to the amount it may lend affiliates, including the Company, unless such loans are collateralized by specific obligations.

NOTE 11 - STOCK BASED COMPENSATION

The Company's shareholders approved the Norwood Financial Corp 2006 Stock Option Plan at the Annual Meeting on April 26, 2006. An aggregate of 412,500 shares of authorized but unissued Common Stock of the Company were reserved for future issuance under the Plan. This includes up to 66,000 shares for awards to outside directors. Under this plan, the Company granted 11,135 options to employees in 2015, 18,750 options to employees in 2014, and 42,900 options, which included 6,000 options granted to outside directors in 2013.  No options were granted under this plan in 2017 or 2016.  As of December 31, 2017, there were no shares available for future awards under this plan. All share information has been restated to reflect the 50% stock dividend declared in 2017.

At the Annual Meeting held on April 22, 2014, the Company's shareholders approved the Norwood Financial Corp 2014 Equity Incentive Plan. An aggregate of 375,000 shares of authorized but unissued Common Stock of the Company were reserved for future issuance under the Plan. This includes up to 60,000 shares for awards to outside directors. The Plan also authorized the Company to award restricted stock to officers and outside directors, limited to 63,000 shares of restricted stock awards for officers and 12,000 shares of restricted stock awards for outside directors. Under this plan, the Company granted 44,150 shares in 2017 which included 26,750 options to employees, 9,000 shares of restricted stock to officers, 8,000 options to directors and 400 shares of restricted stock to directors.  In 2016, the Company granted 36,675 shares which included 24,000 options to employees, 9,000 shares of restricted stock to officers and 3,675 shares of restricted stock to directors.  In 2015, the Company granted 20,591 shares which included 10,616 options to employees, 6,375 shares of restricted stock to officers and 3,600 shares of restricted stock to directors.  In 2014, the Company granted 13,950 shares, which included 4,200 shares of restricted stock to outside directors.  All shares granted in 2014 were for restricted stock.  The restricted shares vest over a five-year period.  The product of the number of shares granted and the grant date market price of the Company's common stock determine the fair value of restricted stock under the company's restricted stock plan.  Management recognizes compensation expense for the fair value of restricted stock on a straight-line basis over the requisite service period for the entire award.  As of December 31, 2017, there were 259,6535 shares available for future awards under this plan, which includes 219,510 shares available for officer awards and 40,125 shares available for awards to outside directors.  Included in these totals are 28,875 shares available for restricted stock awards to officers and 125 shares available for restricted stock awards to outside directors.  All share information has been restated to reflect the 50% stock dividend declared in 2017.

Total unrecognized compensation cost related to stock options was $237,000 as of December 31, 2017, $93,000 as of December 31, 2016 and $71,000 as of December 31, 2015.  Salaries and employee benefits expense includes $93,000, $71,000 and $66,000 of compensation costs related to options for the years ended December 31, 2017, 2016 and 2015, respectively.   Compensation costs related to restricted stock amounted to $143,000, $89,000 and $55,000 for the years ended December 31, 2017, 2016 and 2015, respectively.  The expected future compensation expense relating to non-vested restricted stock outstanding as of December 31, 2017 and 2016 was $744,000 and $579,000, respectively.  Net income was reduced by $187,000, $130,000 and $92,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 11 - STOCK BASED COMPENSATION (CONTINUED)

A summary of the Company's stock option activity and related information for the years ended December 31 follows:

	2017			2016			2015
		Weighted			Weighted			Weighted
		Average	Average		Average	Average		Average	Aggregate
		Exercise	Intrinsic		Exercise	Intrinsic		Exercise	Intrinsic
	Options	Price	Value	Options	Price	Value	Options	Price	Value

Outstanding,
beginning of year	225,669	$19.46		276,807	$17.94		294,720	$17.83
Granted	34,750	32.81		24,000	22.37		21,750	19.03
Exercised	(44,219)	23.53		(46,235)	18.23		(25,289)	17.46
Forfeited	(3,475)	21.71		(28,904)	18.57		(14,375)	18.01

Outstanding, end of year	212,725	$20.76	$2,604,097	225,669	$19.46	$931,963	276,807	$17.94	$362,754

Exercisable, end of year	177,975	$18.41	$2,597,494	216,644	$17.59	$931,963	270,032	$17.85	$359,854

Exercise prices for options outstanding as of December 31, 2017 ranged from $16.65 to $32.81 per share. The weighted average remaining contractual life is 6.1 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Years Ended December 31,
	2017	2016	2015
Dividend yield	3.89%	3.93%	3.77%
Expected life	10 years	10 years	10 years
Expected volatility	29.11%	24.84%	24.35%
Risk-free interest rate	2.41%	2.44%	2.28%
Weighted average fair value of options granted	$6.83	$5.79	$4.89

The expected volatility is based on historical volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Company's history and expectation of dividend payouts.

Proceeds from stock option exercises totaled $1,040,000 in 2017. Shares issued in connection with stock option exercises are issued from available treasury shares. If no treasury shares are available, new shares are issued from available authorized shares. During 2017, all the shares issued in connection with stock option exercises, 44,219 shares in total, were issued from available treasury shares.  All share information has been adjusted to reflect the 50% stock dividend declared in 2017.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 11 - STOCK BASED COMPENSATION (CONTINUED)

    As of December 31, 2017, outsanding stock options consist of the following:

		Average			Average
	Options	Exercise	Remaining	Options	Exercise
	Outstanding	Price	Life, Years	Exercisable	Price
	9,075	$16.67	1.0	9,075	$16.67
	17,325	17.33	2.0	17,325	17.33
	15,675	16.83	3.0	15,675	16.83
	20,625	16.65	4.0	20,625	16.65
	29,700	18.03	5.0	29,700	18.03
	1,650	18.36	5.0	1,650	18.36
	3,000	19.30	5.8	3,000	19.30
	26,925	17.93	6.0	26,925	17.93
	14,250	19.39	6.9	14,250	19.39
	16,500	19.03	7.9	16,500	19.03
	23,250	22.37	9.0	23,250	22.37
	34,750	32.81	10.0	-	-

Total	212,725			177,975

    A summary of the Company's restricted stock activity and related information for the years ended December 31 is as follows:

	2017		2016
		Weighted-Average		Weighted-Average
	Number of	Grant Date	Number of	Grant Date
	Shares	Fair Value	Shares	Fair Value

Non-vested, beginning of year	28,035	$20.64	20,715	$19.21
Granted	9,400	32.81	12,675	22.37
Vested	(7,020)	20.37	(4,680)	19.23
Forfeited	-	-	(675)	19.20
Non-vested at December 31	30,415	$24.46	28,035	$20.64

NOTE 12 - EARNINGS PER SHARE

The following table sets forth the computations of basic and diluted earnings per share:

	Years Ended December 31,
	2017	2016	2015
	(In Thousands, Except Per Share Data)

Numerator, net income	$8,198	$6,711	$5,908

Denominator:
Weighted average shares outstanding	6,238	5,816	5,523
Less: Weighted average unvested restricted shares	(28)	(21)	(14)
Denominator: Basic earnings per share	6,210	5,795	5,510

Weighted average shares outstanding	6,210	5,795	5,523
Add: Dilutive effect of stock options	61	33	14
Denominator: Diluted earnings per share	6,271	5,828	5,537

Basic earnings per common share	$1.32	$1.16	$1.07

Diluted earnings per common share	$1.31	$1.15	$1.07

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 12 - EARNINGS PER SHARE (CONTINUED)

Stock options which had no intrinsic value because their effect would be anti-dilutive and therefore would not be included in the diluted EPS calculation were 0, 24,000, and 21,000 for the years ended December 31, 2017, 2016 and 2015, respectively, based on the closing price of the Company's common stock which was $33.00, $22.09 and $19.17 at December 31, 2017, 2016 and 2015, respectively.  All share and per share information has been restated to reflect the 50% stock dividend declared in 2017.

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

A summary of the Bank's financial instrument commitments is as follows:

	December 31,
	2017	2016
	(In Thousands)
Commitments to grant loans	$44,970	$22,210
Unfunded commitments under lines of credit	62,228	54,789
Standby letters of credit	5,919	5,642
	$113,117	$82,641

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

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

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

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2017 and 2016 are as follows (in thousands):

	Fair Value Measurement Reporting Date using
Description	Total	Level 1	Level 2	Level 3
December 31, 2017
Available for Sale:
U.S. Treasury securities	$1,998	$-	$1,998	$-
States and political subdivisions	120,478	-	120,478	-
Corporate obligations	9,989	-	9,989	-
Mortgage-backed securities-government
sponsored entities	148,656	-	148,656	-
Total available for sale	$281,121	$-	$281,121	$-

December 31, 2016
Available for Sale:
U.S. Treasury securities	$1,997	$-	$1,997	$-
States and political subdivisions	125,101	-	125,101	-
Corporate obligations	10,112	-	10,112	-
Mortgage-backed securities-government
sponsored entities	164,930	-	164,930	-
Equity securities-financial services	424	424	-	-
Total available for sale	$302,564	$424	$302,140	$-

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2017 and 2016 are as follows (in thousands):

	Fair Value Measurement Reporting Date using
Description	Total	Level 1	Level 2	Level 3
December 31, 2017
Impaired Loans	$1,247	$-	$-	$1,247
Foreclosed real estate	1,661	-	-	1,661

December 31, 2016
Impaired Loans	$2,624	$-	$-	$2,624
Foreclosed real estate	5,302	-	-	5,302

The following tables present additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level 3 inputs to determine fair value:

	Quantitative Information about Level 3 Fair Value Measurements
(dollars in thousands)	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
December 31, 2017
Impaired loans	$131	Appraisal of collateral(1)	Appraisal adjustments(2)	10% (10%)
Impaired loans	$1,116	Present value of future cash flows	Loan discount rate	4-5.25% (5.11%)
			Probability of default	0%

Foreclosed real estate owned	$1,661	Appraisal of collateral(1)	Liquidation Expenses(2)	0-42.60% (14.68%)

December 31, 2016
Impaired loans	$1,473	Appraisal of collateral(1)	Appraisal adjustments(2)	10% (10%)
Impaired loans	$1,151	Present value of future cash flows	Loan discount rate	4-5.25% (5.11%)
			Probability of default	0%

Foreclosed real estate owned	$5,302	Appraisal of collateral(1)	Liquidation Expenses(2)	10%

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

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

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

The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at December 31, 2017 and 2016.

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

As of December 31, 2017, the fair value investment in impaired loans totaled $1,247,000 which included five loans which did not require a valuation allowance since the estimated realizable value of the collateral exceeded the recorded investment in the loan.  As of December 31, 2017, the Company has recognized charge-offs against the allowance for loan losses on these impaired loans in the amount of $277,000 over the life of the loans.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

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

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

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

The estimated fair values of the Bank's financial instruments were as follows at December 31, 2017 and December 31, 2016 (In thousands):

	Fair Value Measurements at December 31, 2017

	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$16,697	$16,697	$16,697	$-	$-
Securities	281,121	281,121	-	281,121	-
Loans receivable, net	756,458	756,092	-	-	756,092
Mortgage servicing rights	200	223	-	-	223
Regulatory stock	3,505	3,505	3,505	-	-
Bank owned life insurance	37,060	37,060	37,060	-	-
Accrued interest receivable	3,716	3,716	3,716	-	-

Financial liabilities:
Deposits	929,384	929,709	609,090	-	320,619
Short-term borrowings	42,530	42,530	42,530	-	-
Other borrowings	35,945	35,514	-	-	35,514
Accrued interest payable	1,434	1,434	1,434	-	-

Off-balance sheet financial instruments:
Commitments to extend credit and
outstanding letters of credit	-	-	-	-	-

	Fair Value Measurements at December 31, 2016

	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$17,174	$17,174	$17,174	$-	$-
Securities	302,564	302,564	424	302,140	-
Loans receivable, net	707,426	716,661	-	-	716,661
Mortgage servicing rights	232	250	-	-	250
Regulatory stock	2,119	2,119	2,119	-	-
Bank owned life insurance	36,133	36,133	36,133	-	-
Accrued interest receivable	3,643	3,643	3,643	-	-

Financial liabilities:
Deposits	925,385	925,561	629,829	-	295,732
Short-term borrowings	32,811	32,811	32,811	-	-
Other borrowings	32,001	31,863	-	-	31,863
Accrued interest payable	1,069	1,069	1,069	-	-

Off-balance sheet financial instruments:
Commitments to extend credit and
outstanding letters of credit	-	-	-	-	-

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 15 – ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following tables present the changes in accumulated other comprehensive income (loss) (in thousands) by component, net of tax, for the years ended December 31, 2017 and 2016:

	Unrealized gains (losses)
	on available for sale	Unrealized gain (loss) on
	securities (a)	pension liability (a)	Total (a)
Balance as of December 31, 2016	$(4,437)	$318	$(4,119)
Other comprehensive income (loss) before reclassification	2,127	(11)	2,116
Amount reclassified from accumulated other comprehensive income	(230)	-	(230)
Total other comprehensive income	1,897	(11)	1,886
Reclassification of certain income tax effects from accumulated
other comprehensive income	(501)	67	(434)
Balance as of December 31, 2017	$(3,041)	$374	$(2,667)

	Unrealized gains (losses)
	on available for sale	Unrealized gain on
	securities (a)	pension liability (a)	Total (a)
Balance as of December 31, 2015	$488	$-	$488
Other comprehensive income (loss) before reclassification	(4,740)	318	(4,422)
Amount reclassified from accumulated other comprehensive income	(185)	-	(185)
Total other comprehensive loss	(4,925)	318	(4,607)
Balance as of December 31, 2016	$(4,437)	$318	$(4,119)

(a) All amounts are net of tax. Amounts in parentheses indicate debits.

    The following table presents significant amounts reclassified out of each component of accumulated other comprehensive income (loss) (in thousands) for the years ended December 31, 2017 and 2016:

	Amount Reclassified
	From Accumulated		Affected Line Item in
	Other		Consolidated
	Comprehensive		Statement of
Details about other comprehensive income	Income (Loss) (a)		Income

	Twelve months	Twelve months
	ended	ended
	December 31,	December 31,
	2017	2016
Unrealized gains on available for sale securities	$348	$284	Net realized gains on sales of securities
	(118)	(99)	Income tax expense
	$230	$185

(a)	Amounts in parentheses indicate debits to net income.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

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

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

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

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 16 – ACQUISITION OF DELAWARE BANCSHARES, INC.  (CONTINUED)
    The following condensed statement reflects the values assigned to Delaware Bancshares, Inc. net assets as of acquisition date:

(In Thousands)

Total purchase price		$16,016

Net assets acquired:
Cash	$14,977
Securities available for sale	208,488
Loans	116,674
Premises and equipment, net	7,292
Regulatory stock	279
Accrued interest receivable	1,626
Bank-owned life insurance	14,762
Core deposit intangible	449
Deferred tax assets	3,034
Other assets	3,282
Time deposits	(71,342)
Deposits other than time deposits	(255,921)
Borrowings	(21,232)
Accrued interest payable	(95)
Other liabilities	(7,873)
		14,400

Goodwill resulting from Delaware Bancshares, Inc., Merger		$1,616

The Company recorded goodwill and other intangibles associated with the purchase of Delaware Bancshares, Inc. totaling $1,616,000.  Goodwill is not amortized, but is periodically evaluated for impairment.  The Company did not recognize any impairment during the twelve months ended December 31, 2017 and 2016.  The carrying amount of the goodwill at December 31, 2017 and 2016, related to the Delaware acquisition was $1,616,000.

Identifiable intangibles are amortized to their estimated residual values over the expected useful lives. The core deposit intangible recorded with the purchase of Delaware is being amortized over ten years.  Such lives are also periodically reassessed to determine if any amortization period adjustments are required.  During the twelve months ended December 31, 2017 and 2016, no such adjustments were recorded.  The identifiable intangible assets consist of a core deposit intangible which is being amortized on an accelerated basis over the useful life of such assets.  The carrying amount of the core deposit intangible at December 31, 2017 and 2016 was $337,000 and $416,000 with $112,000 and $34,000, respectively, of accumulated amortization as of that date.

As of December 31, 2017, the current year and estimated future amortization expense for the core deposit intangible is:

(In thousands)

2018	$70
2019	62
2020	54
2021	46
2022	37
After five years	68
$337

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 16 – ACQUISITION OF DELAWARE BANCSHARES, INC. (CONTINUED)

The following table presents unaudited pro forma information for the years ended December 31, 2017 and 2016 as if the acquisition of Delaware Bancshares, Inc. had occurred on January 1, 2016 under the "Pro Forma" columns.  The table below has been prepared for comparative purposes only and is not necessarily indicative of the actual results that would have been attained had the acquisition occurred as of the beginning of the periods presented, nor is it indicative of future results.  Furthermore, the unaudited pro-forma information does not reflect management's estimate of any revenue-enhancing opportunities nor anticipated cost savings as a result of the integration and consolidation of the acquisition.  Merger and acquisition integration costs and amortization of fair value adjustments are included in the numbers below.

	Pro Forma
	Year Ended December 31,
(In Thousands, Except Per Share Data)	2017	2016
Net interest income	$34,908	$37,199
Non-interest income	6,911	6,487
Net income	8,198	3,588
Pro forma earnings per share:
Basic	$1.32	$0.58
Diluted	$1.31	$0.58

    Nonrecurring merger and acquisition integration costs included in the pro-forma table above are (in thousands):

Professional fees	$-	$1,602
Data processing related	-	638
Other	-	810

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

NOTE 17 - NORWOOD FINANCIAL CORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS

	December 31,
	2017	2016
	(In Thousands)
ASSETS
Cash on deposit in bank subsidiary	$4,782	$3,005
Securities available for sale	-	397
Investment in bank subsidiary	110,218	105,138
Other assets	2,858	4,539
Total assets	$117,858	$113,079
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities	$2,119	$2,000
Stockholders' equity	115,739	111,079
Total liabilities and stockholders' equity	$117,858	$113,079

STATEMENTS OF INCOME

	Years Ended December 31,
	2017	2016	2015
Income:	(In Thousands)
Dividends from bank subsidiary	$5,412	$28,598	$4,574
Net realized gain on sales of securities	130	-	-
Other interest income	8	12	11
	5,550	28,610	4,585
Expenses	511	1,347	313
	5,039	27,263	4,272
Income tax benefit	(127)	(225)	(103)
	5,166	27,488	4,375
Equity in undistributed earnings of subsidiary	3,032	(20,777)	1,533
Net Income	$8,198	$6,711	$5,908
Comprehensive Income	$10,084	$2,104	$5,934

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2017	2016	2015
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,198	$6,711	$5,908
Adjustments to reconcile net income to
net cash provided by operating activities:
Undistributed earnings of bank subsidiary	(3,032)	20,777	(1,533)
Net gains on sales of securities	(130)	-	-
Decrease in prepaid federal income tax	1,736	-	-
Other, net	389	(267)	(3)
Net Cash Provided by Operating Activities	7,161	27,221	4,372

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of securities	422	-	-
Outlays for business acquisitions	-	(2,324)	-
Net Cash Provided by (Used in) Investing Activities	422	(2,324)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings	-	(19,856)	-
Stock options exercised	1,040	843	441
ESOP purchase of shares from treasury stock	127	131	146
Purchase of treasury stock	(1,587)	(447)	(127)
Cash dividends paid	(5,386)	(4,714)	(4,527)
Net Cash Used in Financing Activities	(5,806)	(24,043)	(4,067)
Net Increase in Cash and Cash Equivalents	1,777	854	305

CASH AND CASH EQUIVALENTS - BEGINNING	3,005	2,151	1,846
CASH AND CASH EQUIVALENTS - ENDING	$4,782	$3,005	$2,151

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

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

TRANSFER AGENT
Computershare provides Transfer Agent services for the Company.  Stockholders who may have questions regarding their stock ownership should contact the Transfer Agent at 800-662-7232, by regular mail at P.O. Box 50500, Louisville, KY  40233-5000, or by overnight delivery at 462 South 4th Street Suite 1600, Louisville, KY  40202.

DIVIDEND CALENDAR
Dividends on Norwood Financial Corp common stock, if approved by the Board of Directors, are customarily paid on or about February 1, May 1, August 1 and November 1.

AUTOMATIC DIVIDEND REINVESTMENT PLAN
The Plan, open to all shareholders, provides the opportunity to have dividends automatically reinvested into Norwood stock. Participants in the Plan may also elect to make cash contributions to purchase additional shares of common stock. Please contact the transfer agent for additional information.

SEC REPORTS AND ADDITIONAL INFORMATION
A copy of the Company's annual report on Form 10-K for its fiscal year ended December 31, 2017 including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission is available on the Company's website at www.waynebank.com under the Stockholder Services tab.  A copy of the report may be obtained upon written request of any stockholder, investor or analyst by contacting William S. Lance, Executive Vice President, Chief Financial Officer and Secretary, Norwood Financial Corp., 717 Main Street, PO Box 269, Honesdale, PA  18431, 570-253-1455.

NORWOOD FINANICAL CORP - 2017 CONSOLIDATED FINANCIAL REPORT

THIS PAGE INTENTIONALLY LEFT BLANK

NORWOOD FINANCIAL CORP

WILLIAM W. DAVIS, JR.	CHAIRMAN OF THE BOARD
DR. ANDREW A. FORTE	VICE CHAIRMAN OF THE BOARD
LEWIS J. CRITELLI	PRESIDENT & CHIEF EXECUTIVE OFFICER
WILLIAM S. LANCE	EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER & SECRETARY
JAMES F. BURKE	EXECUTIVE VICE PRESIDENT
JOHN F. CARMODY	EXECUTIVE VICE PRESIDENT
ROBERT J. MANCUSO	EXECUTIVE VICE PRESIDENT
JOHN H. SANDERS	SENIOR VICE PRESIDENT

WAYNE BANK

WILLIAM W. DAVIS, JR.	CHAIRMAN OF THE BOARD
DR. ANDREW A. FORTE	VICE CHAIRMAN OF THE BOARD
LEWIS J. CRITELLI	PRESIDENT & CHIEF EXECUTIVE OFFICER
WILLIAM S. LANCE	EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER & SECRETARY
JAMES F. BURKE	EXECUTIVE VICE PRESIDENT, CHIEF LENDING OFFICER
JOHN F. CARMODY	EXECUTIVE VICE PRESIDENT CHIEF CREDIT OFFICER
ROBERT J. MANCUSO	EXECUTIVE VICE PRESIDENT CHIEF OPERATING OFFICER
RYAN J. FRENCH	SENIOR VICE PRESIDENT DIRECTOR OF HUMAN RESOURCES
JOHN H. SANDERS	SENIOR VICE PRESIDENT RETAIL LENDING MANAGER
DIANE M. WYLAM	SENIOR VICE PRESIDENT SENIOR TRUST OFFICER
THOMAS A. BYRNE	SENIOR VICE PRESIDENT
JOSEPH A. CASTROGIOVANNI	SENIOR VICE PRESIDENT
KENNETH C. DOOLITTLE	SENIOR VICE PRESIDENT
JOHN FORD	SENIOR VICE PRESIDENT
JOANN FULLER	SENIOR VICE PRESIDENT
NANCY A. HART	SENIOR VICE PRESIDENT, CONTROLLER & ASSISTANT SECRETARY
DAWNETTE HOTALING	SENIOR VICE PRESIDENT
LINDA D. MADER	SENIOR VICE PRESIDENT
VINCENT O'BELL	SENIOR VICE PRESIDENT
JOHN VELEBER	SENIOR VICE PRESIDENT
BARBARA A. RIDD	VICE PRESIDENT & ASSISTANT SECRETARY
ROBERT J. BEHRENS, JR.	VICE PRESIDENT
PILAR CUEVA	VICE PRESIDENT
STEVEN R. DANIELS	VICE PRESIDENT
KAREN R. GASPER	VICE PRESIDENT
AMANDA HALL	VICE PRESIDENT
JILL A. HESSLING	VICE PRESIDENT
JOHN E. KOCZWARA	VICE PRESIDENT
JULIE R. KUEN	VICE PRESIDENT
JULIETTE P. MCKERRELL	VICE PRESIDENT
HEIDI PICKETT	VICE PRESIDENT
MARK W. RANZAN	VICE PRESIDENT
RICHARD A. SIARNIAK	VICE PRESIDENT
KARA R. SUCHY	VICE PRESIDENT
ELI T. TOMLINSON	VICE PRESIDENT
DOUGLAS W. ATHERTON	ASSISTANT VICE PRESIDENT
DEREK BELLINGER	ASSISTANT VICE PRESIDENT
STACEY KUHN	ASSISTANT VICE PRESIDENT
VONNIE LEWIS	ASSISTANT VICE PRESIDENT
BONNIE LOCKETT	ASSISTANT VICE PRESIDENT
KRISTINE MALTI	ASSISTANT VICE PRESIDENT
EILEEN MERSHON	ASSISTANT VICE PRESIDENT
FRANK J. SISLO	ASSISTANT VICE PRESIDENT
MICHELE BAILEY	COMMUNITY OFFICE MANAGER
KAREN BEISSEL	COMMUNITY OFFICE MANAGER
CRAIG D. GRIMM	COMMUNITY OFFICE MANAGER
TERESA HYNES	COMMUNITY OFFICE MANAGER
ERIN MASON	COMMUNITY OFFICE MANAGER
GERRY MOORE	COMMUNITY OFFICE MANAGER
SANDRA C. MRUCZKEWYCZ	COMMUNITY OFFICE MANAGER
MADELINE PORTUGAL	COMMUNITY OFFICE MANAGER
ANNAMAE RECHTOROVIC	COMMUNITY OFFICE MANAGER
DEBRA RENWICK	COMMUNITY OFFICE MANAGER
ELAINE REUTHE	COMMUNITY OFFICE MANAGER
CHRISTINE ROUTLEDGE	COMMUNITY OFFICE MANAGER
JESSICA SANTIAGO	COMMUNITY OFFICE MANAGER
DENISE SEMAN	COMMUNITY OFFICE MANAGER
LAURIE J. BISHOP	ASSISTANT COMMUNITY OFFICE MANAGER
TIMOTHY GUTLIPH	ASSISTANT COMMUNITY OFFICE MANAGER
DENISE R. KERN	ASSISTANT COMMUNITY OFFICE MANAGER
TARIQ PETERS	ASSISTANT COMMUNITY OFFICE MANAGER
DIANE L. RICHTER	ASSISTANT COMMUNITY OFFICE MANAGER
TANYIA VANNATTA	ASSISTANT COMMUNITY OFFICE MANAGER
CHERYL WILKERSON	ASSISTANT COMMUNITY OFFICE MANAGER
GERALD J. ARNESE	CONSUMER LOAN OFFICER
TRACY GOODRICH	TRAINING OFFICER
ANNETTE JURKOWSKI	ASSISTANT BSA/COMPLIANCE OFFICER
MARIANNE MCCONEGHY	TRUST OPERATIONS OFFICER
LINDA A. MESKEY	CREDIT ANALYST
AMANDA R. MILLER	COMMERCIAL LOAN DOCUMENTATION OFFICER
JAMIE PADULA	HUMAN RESOURCES ADMINISTRATIVE OFFICER
KATHRYN A. SERNIAK	MORTGAGE LOAN OFFICER
BRIANA SCHOLL	CREDIT ANALYST MANAGER
GARY STEICH	RESOURCE RECOVERY OFFICER
BONNIE RUTLEDGE	ASSISTANT TRUST OFFICER
DOREEN A. SWINGLE	RESIDENTIAL MORTGAGE LENDING OFFICER

NORWOOD INVESTMENT CORP

LEWIS J. CRITELLI	PRESIDENT & CHIEF EXECUTIVE OFFICER
WILLIAM S. LANCE	TREASURER
SCOTT C. RICKARD	INVESTMENT EXECUTIVE LPL FINANCIAL

MONROE COUNTY ASSOCIATE BOARD

MICHAEL J. BAXTER	JAMES H. OTT
SARA CRAMER	MARVIN PAPILLON
DR. ANDREW A. FORTE	RAY PRICE
RALPH A. MATERGIA, ESQ.	RON SARAJIAN

NEW YORK ADVISORY BOARD

MICHAEL P. DEGROAT	PATRICK P. GALLOWAY
LEONARD A. GOVERN	MEG HUNGERFORD
DOUGLAS A. SLUITER	JOEL SMITH