Form 10-K, Exhibit 13
period 2018-12-31
NORWOOD FINANCIAL CORP
filed 2019-03-14
CIK 1013272

NORWOOD FINANCIAL CORP

SUMMARY OF SELECTED FINANCIAL DATA

(dollars in thousands except per share data)

FOR THE YEARS ENDED DECEMBER 31,	2018	2017	2016	2015	2014
Net interest income	**$36,839**	$34,908	$28,590	$24,521	$24,560
Provision for loan losses	**1,725**	2,200	2,050	4,580	1,680
Other income	**6,837**	6,496	4,841	3,969	3,940
Net realized gains on sales of loans and securities	**228**	415	338	730	1,170
Other expenses	**25,975**	24,870	23,124	17,100	17,727
Income before income taxes	**16,204**	14,749	8,595	7,540	10,263
Income tax expense	**2,553**	6,551	1,884	1,632	2,606
NET INCOME	$13,651	$8,198	$6,711	$5,908	$7,657
Net income per share -Basic*	**$2.19**	$1.32	$1.16	$1.07	$1.40
-Diluted*	**$2.17**	$1.31	$1.15	$1.07	$1.40
Cash dividends declared*	**$0.90**	$0.87	$0.83	$0.83	$0.80
Dividend pay-out ratio	**41.10%**	65.91%	71.84%	77.50%	57.14%
Return on average assets	**1.19%**	0.73%	0.74%	0.80%	1.08%
Return on average equity	**11.71%**	7.04%	6.17%	5.83%	7.92%
BALANCES AT YEAR-END					
Total assets	**$1,184,559**	$1,132,916	$1,111,183	$750,505	$711,635
Loans receivable	**850,182**	764,092	713,889	559,925	501,135
Allowance for loan losses	**8,452**	7,634	6,463	7,298	5,875
Total deposits	**946,780**	929,384	925,385	550,909	559,944
Stockholders' equity	**122,285**	115,739	111,079	100,998	99,041
Trust assets under management	**151,224**	157,838	138,167	131,690	134,888
Book value per share*	**$19.43**	$18.61	$17.43	$18.26	$17.53
Tier 1 Capital to risk-adjusted assets	**13.04%**	13.16%	13.27%	15.86%	17.33%
Total Capital to risk-adjusted assets	**14.00%**	14.11%	14.12%	17.09%	18.49%
Allowance for loan losses to total loans	**0.99%**	1.00%	0.91%	1.30%	1.17%
Non-performing assets to total assets	**0.19%**	0.37%	0.64%	1.33%	1.31%

...WE ARE PLEASED TO HAVE ACCOMPLISHED THE GOALS WE SET FOR 2018 AND CONTINUED OUR TRADITION OF BEING A PILLAR IN THE COMMUNITIES WE SERVE THIS YEAR.

LEWIS J. CRITELLI
President and CEO

DEAR STOCKHOLDERS,

We are pleased to share with you the Company's performance and achievements in this Annual Report. Your Company had a very productive year with a record level of earnings, 11.3% growth in loans, improvement in credit quality metrics and enhancements in operating efficiencies. We also increased our cash dividend in the fourth quarter of 2018, 9.1% as compared to the fourth quarter of 2017. This marks 26 consecutive years of an increase in the Company's cash dividend, truly an impressive record. In addition, we opened our new community office in Roscoe, NY, announced plans to establish our first office in Luzerne County, PA and enhanced our various electronic banking channels.

For the year ended December 31, 2018, the Company earned a record $13,651,000, an increase of $5,453,000 or 66.5% from the $8,198,000 earned in the prior year. The increase reflects improvement in net interest income and other income, as well as a reduction in the provision for loan losses. Income tax expense was reduced $3,998,000 due to the non-recurring expense recognized in 2017 combined with the impact of the reduced corporate tax rate, both which were the result of the Tax Cuts and Jobs Act. In 2018, income before tax improved $1,455,000 or 9.9%. For the year, earnings per share on a fully diluted basis were $2.17 for 2018 compared to $1.31 in 2017. The return on average assets for the year was 1.19% with a return on average equity of 11.71% compared to 0.73% and 7.04%, respectively, in 2017. Total assets were $1.2 billion as of December 31, 2018. Loans receivable increased $86.1 million to total $850.2 million as of December 31, 2018, with total deposits of $946.8 million and stockholders' equity of $122.3 million. I encourage you to read The Management's Discussion and Analysis and the Financial Statements with Footnotes for a full report on our performance.

Founded in 1871, Wayne Bank celebrated 147 years of community banking in 2018. Thanks to the dedication of our employees, the loyalty of our customers, and the support of our local communities, we are pleased to have accomplished the goals we set for 2018 and continued our tradition of being a pillar in the communities we serve this year.

Our 25 Community Offices serve the people of Northeastern Pennsylvania and the Southern Tier of New York throughout six counties. Although these counties are each very geographically and demographically unique, they are all comprised of communities made up of hard-working residents, friendly neighborhoods, exciting businesses, enriching schools, and vital organizations. Wayne Bank is proud to be an important part of each of these wonderful communities.

Wayne Bank employs over 200 local people who are passionate about helping their communities grow, and their efforts have resulted in record growth across our organization. In 2018, our in-office network generated almost 1,200 mortgage, home equity, and other personal loans totaling $50 million, our business lending division originated over $100 million in commercial loans, and our dealer center produced auto loans totaling $63 million.

One of the year's achievements was the relocation of the Bank's Roscoe Community Office. In May, the Roscoe staff moved into their freshly renovated office, conveniently located across the street from the old location. The new Roscoe Community Office also offers improved parking, enhanced visibility, and exciting technological upgrades. The move has been an extremely positive one and a grand opening event and ribbon cutting was held in August to celebrate.

Expansion has been a positive theme throughout Wayne Bank's history, and in 2018, the exciting decision was made to expand into Luzerne County, Pennsylvania. Regulatory approval was received to establish a new, full-service Community Office in Hanover Township, marking the bank's entry into the Luzerne County marketplace. This expansion will offer new market opportunities for both deposit gathering and lending facilities, particularly in our commercial lending division. The new Community Office is slated to open during the Second Quarter of 2019.

Our electronic banking platform has continued to evolve and now offers customers a full suite of products and services to allow for banking from anywhere. At the end of the fourth quarter, Online Banking users totaled almost 15,000, Mobile Banking was enjoyed by over 20,500 customers, 3,900 individuals and businesses were using Mobile Deposit Capture, and over 9,700 deposit customers were enrolled for eStatements.

147 YEARS IN BUSINESS, WITH 25 COMMUNITY OFFICES AND OVER 200 EMPLOYEES.

CAPTURE
CardValet
SMART BANKING
ONLINE BANKING

SMART BANKING SOLUTION CENTER

To increase awareness about the advantages of electronic banking, we created and launched our brand new Smart Banking Solution Center in the Central Scranton Community Office in December. The Smart Banking Solution Center showcases Online Banking, Mobile Banking, Mobile Deposit Capture, BillPay, Direct Deposit, Instant Balance, Touch ID®, and CardValet®. The centerpiece is an interactive, state-of-the-art, floor standing touchscreen that customers can use to access detailed information and video tutorials. The Smart Banking Solution Center is part of Wayne Bank's ongoing initiative to not only provide our customers with the most advanced and secure bank technology, but to demonstrate how easy and accessible this technology is for everyone to use.

SUPPORTING OUR LOCAL COMMUNITIES HAS BEEN A HALLMARK OF WAYNE BANK SINCE OUR FOUNDING.

On the deposit side, we continued the momentum we had gained with our newly enhanced Rewards Checking account by offering special quarterly promotions to Rewards Checking members. Promotions included an account credit with e-statement registration, a reduction to a personal loan annual percentage rate, a cash reserve line of credit annual fee waiver, and a special interest rate on a holiday savings club. The promotions added significant value to the Rewards Checking product and were well received by customers.

Supporting our local communities has been a hallmark of Wayne Bank since our founding. In 2018, we contributed to hundreds of local organizations throughout Pennsylvania and New York. Our community-minded employees participated in a record number of events throughout the Bank's six counties including Wayne County's Wildflower Music Festival, Hawley Winterfest, Pleasant Mount Tractor Parade, Waymart Pride & Patriotism Parade, and Steampunk Honesdale. In Sullivan County, we took part in the Liberty Fourth of July Parade, the Wurtsboro Board of Trade Street Fair, the Monticello Bagel Festival, the Callicoon County Fair, and the Narrowsburg Honey Bee Festival. Monroe County saw us at the Pocono Home Show, Middle Smithfield Township Community Day, and the 1000 Pink Lights Walk. The Scranton Half Marathon, Lackawanna Arts Festival, Scranton First Friday, and Komen NEPA Race For The Cure kept us involved in Lackawanna County. We enjoyed our time at Delaware County's Stamford Flag Day Parade, New-Old Franklin Day, Delaware County Fair, Celebrate Roxbury Summer Festival, Andes Community Days, and Hamden Bass-Ball Game. We participated in Pike County at the Milford Reader's and Writers Festival, Hemlock Farms National Night Out, and the St. Baldrick's Foundation event.

Wayne Bank employees also devoted time to helping their local schools throughout the year. In Sullivan County, students from the Roscoe Central School District visited the Bank's newly relocated Roscoe Community Office for a tour and presentation on financial skills geared towards helping the students prepare for college. Members of the Bank's Lackawanna County Community Office team participated in the American Bankers Association Foundation's Teach Children to Save program. In Delaware County, Wayne Bank's Walton Community Office held a school supply drive for the Walton Central School District.

The success and growth of our organization is the direct result of our exceptional employees and we are so proud to honor the continued dedication and commitment of those who celebrated milestone years of service with Wayne Bank in 2018. Congratulations to Kelly Teeple, Executive Administrative Assistant Specialist, and Jodi Wood, Loan Operations Specialist, for their thirty years of service. Adding employee who celebrated twenty-five, twenty, fifteen, ten, and five year anniversaries, the group represents 250 years of Community Banking experience.

2018 NORWOOD FINANCIAL

WILLIAM W. DAVIS, JR.
Chairman of the Board

SUSAN CAMPFIELD
Director

RALPH A. MATERGIA, ESQ.
Director

JOSEPH W. ADAMS
Director

SENIOR MANAGEMENT TEAM

Wayne Bank Senior Management Team (left to right): William S. Lance, Executive Vice President; Diane Wylam, Esq., Senior Vice President; Robert J. Mancuso, Executive Vice President; Lewis J. Critelli, President and Chief Executive Officer; John F. Carmody, Executive Vice President; John H. Sanders, Senior Vice President; James F. Burke, Executive Vice President; Ryan J. French, Senior Vice President

The year's progress provided many opportunities for employee growth and positive recognition. Eli Tomlinson was promoted to Senior Vice President and Information Security Officer, Frank Sislo to Vice President, Gerald Arnese to Assistant Vice President, Teresa Hynes to Assistant Vice President, Christine Routledge to Assistant Vice President, John Baker to Network Manager, Ronald DePasquale to Facilities Officer, Timothy Gutliph to Community Office Manager in Walton, Tanyia Vannatta to Community Office Manager in Callicoon, Kim Crellin to Assistant Manager in Honesdale, Cheryl Wilkerson to Community Office Manager in Tannersville, Joelyn Lee to Assistant Manager in Waymart, and Wendy Olsen to Assistant Manager in Milford. Executive Vice President and Chief Operating Officer, Robert J. Mancuso, was honored by the Pennsylvania Bankers Association for his 40 years of service to the banking industry. Wealth Management Administrative Assistant, Lianne Waller, and Electronic Banking Representative, Brandi Rollison, were both recognized with Wayne Bank's Presidential Award for Excellence.

The Bank's commercial lending team also grew in 2018. John P. Ford joined the Bank as a Senior Vice President and Commercial Loan Officer for Lackawanna County, Jeffrey Reimer as a Senior Vice President and Commercial Loan Officer for Monroe County, and Colleen A. Osterhout as a Vice President and Commercial Loan Officer for Sullivan County. Using their experience, expertise, and local knowledge, these lenders will serve the needs of local businesses throughout their respective counties. Wayne Bank also brought Robert Sebastianelli on board as an Assistant Vice President and Security/Fraud Officer. Rob has an extensive law enforcement and investigative background and will work to further strengthen the Bank's fraud prevention security program.

We truly appreciate the support and confidence of our stockholders. We thank you for your ownership interest in Norwood as we continue to work to enhance shareholder value. Please keep us in mind for all of your financial needs.

Lewis J. Critelli
President and CEO

CORP BOARD OF DIRECTORS

LEWIS J. CRITELLI
President and CEO

KEVIN M. LAMONT
Director

DR. KENNETH A. PHILLIPS
Director

MEG L. HUNGERFORD
Director

DR. ANDREW A. FORTE
Director

Wayne
Bank

NEW CORPORATE SIGNAGE

Signage was updated throughout all offices with the new blue logo. The Wayne Bank home office in Honesdale set itself apart with a backlit sign of bronze and brushed metal, to reflect a corporate look.

ROSCOE, NY

The relocated Roscoe Office features newly renovated space, improved parking, and other upgrades to better serve the community.

DELAWARE COUNTY
SULLIVAN COUNTY
WAYNE COUNTY
LACKAWANNA COUNTY
PIKE COUNTY
MONROE COUNTY

CLARKS SUMMIT, PA

Our recently relocated Clarks Summit Office offers customers the latest in banking technology and modern conveniences.

PROUDLY SERVING 25 COMMUNITY OFFICES IN 6 COUNTIES

WAYNE COUNTY
Hawley, PA
Honesdale, PA
Lakewood, PA
Waymart, PA
Willow Avenue (Honesdale), PA

DELAWARE COUNTY
Andes, NY
Franklin, NY
Hamden, NY
Roxbury, NY
Stamford, NY
Walton, NY

SULLIVAN COUNTY
Callicoon, NY
Liberty, NY
Monticello, NY
Narrowsburg, NY
Roscoe, NY
Wurtsboro, NY

LACKAWANNA COUNTY
Central Scranton, PA
Clarks Summit, PA

MONROE COUNTY
Effort, PA
Marshalls Creek, PA
Stroud Mall (Stroudsburg), PA
Tannersville, PA

PIKE COUNTY
Milford, PA
Shohola, PA

WAYNEBANK.COM

COMING SOON IN 2019 — HANOVER TOWNSHIP, PA

NORWOOD FINANCIAL CORP

2018 | CONSOLIDATED FINANCIAL REPORT

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS

Introduction

This Management’s Discussion and Analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp (the Company), and its subsidiary Wayne Bank (the Bank), as of December 31, 2018 and 2017, and for the years ended December 31, 2018 and 2017. This section should be read in conjunction with the consolidated financial statements and related footnotes.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words “believes”, “anticipates”, “contemplates”, “expects”, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in Federal and State laws, changes in interest rates, the ability to control costs and expenses, demand for real estate, government fiscal and trade policies, cybersecurity and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the determination of other-than-temporary impairment on securities, the determination of goodwill impairment and the fair value of financial instruments. Please refer to the discussion of the allowance for loan losses calculation under “Allowance for Loan Losses and Non-performing Assets” in the “Financial Condition” section.

The deferred income taxes reflect temporary differences in the recognition of the revenue and expenses for tax reporting and financial statement purposes, principally because certain items are recognized in different periods for financial reporting and tax return purposes. Although realization is not assured, the Company believes it is more likely than not that all deferred tax assets will be realized. Prior to the enactment of the Tax Cuts and Jobs Act (the “Act”) on December 22, 2017, the Company had a net deferred tax asset totaling $7.6 million, based on the pre-Act federal tax rate of 35%.  As a result of the Act’s reduction in the corporate income tax rate to 21%, the Company revalued its net deferred tax asset as of December 31, 2017, which resulted in a $3,060,000 reduction in its value.  The reduction in the value of the net deferred tax asset was recorded as additional income tax expense in 2017.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

In estimating other-than-temporary impairment losses on securities, the Company considers 1) the length of time and extent to which the fair value has been less than cost and 2) the financial condition of the issuer. The Company does not have the intent to sell these securities and it is more likely than not that it will not sell the securities before recovery of their cost basis. The Company believes that any unrealized losses at December 31, 2018 and 2017 represent temporary impairment of the securities.

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

Results of Operations – Summary

Net income for the Company for the year ended December 31, 2018 was $13,651,000, which was $5,453,000 higher than the $8,198,000 earned in 2017.  Earnings per share on a fully diluted basis were $2.17 for 2018 compared to $1.31 in 2017, after adjusting for the 50% stock dividend declared in 2017.  The return on average assets for the year was 1.19% with a return on average equity of 11.71% compared to 0.73% and 7.04%, respectively, in 2017.  Core operating results reflected a return on average assets of 1.02% for 2017 and a return on average equity of 10.39%.  Net interest income increased $1,931,000 and other income improved $154,000 to offset the $1,105,000 increase in other expenses.  Income tax expense was reduced $3,998,000 due to the non-recurring expense recognized in 2017 resulting from the enactment of the Tax Cuts and Jobs Act (the “Act”), combined with the impact of the reduction in the marginal tax rate from 35% in 2017 to 21% in 2018.  In 2018, income before income tax improved $1,455,000, or 9.9%.

Net interest income (fully taxable equivalent, or fte) totaled $37,899,000 which was an increase of $809,000 from the 2017 total, despite a lower tax-equivalent adjustment resulting from the Act.  Average loans outstanding increased $63.2 million in 2018, which resulted in an increase in fte interest income of $3,585,000.  Total average securities decreased $31.1 million in 2018 as proceeds were utilized to fund loan growth, resulting in a $1,224,000 decrease in fte interest income on securities.  Average interest-bearing deposits with banks were $4.0 million in 2018 and interest income in this area increased $25,000.  Average interest-bearing deposits increased $6.0 million due primarily to growth in time deposits, and resulted in a $1,267,000 increase in interest expense.  The cost of borrowed funds increased $310,000 compared to the prior year due primarily to an $8.1 million increase in average borrowings and an increase in the cost of borrowings.  The resulting fte net interest spread decreased eight basis points to 3.36% in 2018 as an 11 basis point improvement in the yield earned was offset by a 19 basis point increase in the cost of funds.  The improvement in the yield earned was negatively impacted by the Act through a reduced tax-equivalent adjustment.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

Loans receivable increased $86.1 million from the prior year-end.  Loan growth included a $44.9 million increase in commercial loans due primarily to a $31.9 million increase in commercial real estate loans.  Retail loans increased $41.0 million in 2018 due to a $40.5 million increase in indirect auto and marine financing.  Residential mortgage loans and construction loans decreased $19,000, net.  Total non-performing loans decreased from $2.5 million and 0.32% of total loans at the end of 2017, to $1.1 million, or 0.13% of total loans on December 31, 2018.  Net charge-offs totaled $907,000 in 2018, which was a decrease from the $1,029,000 recorded in 2017.  Based on management’s analysis, the Company determined that it would be appropriate to allocate $1,725,000 to the allowance for loan losses in 2018, which resulted in a decrease in the ratio of the allowance for loan losses to total loans outstanding of 0.99% in 2018 compared to 1.00% on December 31, 2017.  The allowance for loan losses represented 741% of total non-performing loans on December 31, 2018 compared to 308% as of December 31, 2017.

Other income for the year ended December 31, 2018 totaled $7,065,000 compared to $6,911,000 in the prior year, an increase of $154,000.  Gains on the sale of loans and investment securities decreased $187,000 in the aggregate, while all other items of other income increased $341,000, net. Service charges and fees collected from the expanded customer base contributed to this increase.

Other expenses were $25,975,000 in 2018 compared to $24,870,000 for the similar period in 2017, an increase of $1,105,000.  Salaries and benefits costs increased $1,170,000 in 2018, while occupancy and furniture and equipment costs increased $334,000.  Foreclosed real estate expense decreased $992,000 in 2018, while all other operating expenses increased $593,000, net. Income tax expense for the year totaled $2,553,000, which was a decrease of $3,998,000 from the prior year.  The decrease reflects a non-recurring charge of $3,060,000 recorded in 2017 related to the revaluation of deferred tax assets.  The effective tax rate in 2018 was 15.8% compared to 44.4% in 2017.  Excluding the revaluation charge, the effective tax rate in 2017 would have been 23.7%.

The following table sets forth changes in net income (in thousands):

Net income 2017	$8,198
Net interest income	1,931
Provision for loan losses	475
Net gains on sales of loans and securities	(187)
Other income	341
Salaries and employee benefits	(1,170)
Occupancy, furniture and equipment	(334)
Foreclosed real estate owned	992
Other expenses	(593)
Income tax expense - before prior year net deferred tax revaluation	938
Income tax expense - net deferred tax asset revaluation	3,060
Net income 2018	$13,651

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

FINANCIAL CONDITION

Total Assets

Total assets as of December 31, 2018, were $1.185 billion compared to $1.133 billion as of year-end 2017, an increase of $51.6 million.  The increase in assets was primarily attributable to organic loan growth.

Loans Receivable

As of December 31, 2018, loans receivable totaled $850.2 million compared to $764.1 million as of year-end 2017, an increase of $86.1 million.  Commercial loans, including commercial real estate, grew $44.9 million, while retail loans increased $41.0 million during the year.  The remaining variance can be attributed to deferred loan fees, net.

Residential real estate loans, which include home equity lending, totaled $235.5 million as of December 31, 2018, compared to $235.8 million as of year-end 2017, a decrease of $236,000.  Home equity loans increased $584,000 in 2018 to $52.4 million from $51.8 million at December 31, 2017.  The Company does not originate any non-traditional mortgage products such as interest-only loans or option adjustable rate mortgages and has no sub-prime mortgage exposure.  The Company evaluates sales of its long-term, fixed-rate residential loan production for interest rate risk management.  During 2018, the Company sold residential real estate loans totaling $752,000.  In the current interest rate environment, the Company expects to evaluate selling mortgage loans in 2019.

Commercial loans consist principally of loans made to small businesses within the Company’s market and are usually secured by real estate or other assets of the borrower. Commercial real estate loans totaled $374.8 million as of December 31, 2018, increasing from $342.9 million as of December 31, 2017.  The terms for commercial real estate loans are typically 15 to 20 years, with adjustable rates based on a spread to the prime rate or fixed for the initial three to five year period then adjusting to a spread to the prime rate. The majority of the Company’s commercial real estate portfolio is owner occupied and includes the personal guarantees of the principals. Commercial loans consisting principally of lines of credit and term loans secured by equipment or other assets and loans to municipalities increased $13.1 million to $110.5 million as of December 31, 2018.

The Company’s indirect lending portfolio (included in consumer loans to individuals) increased $40.5 million to $100.9 million as of December 31, 2018.

Allowance for Loan Losses and Non-Performing Assets

The allowance for loan losses totaled $8,452,000 as of December 31, 2018 and represented 0.99% of total loans receivable compared to $7,634,000 and 1.00% of total loans as of year-end 2017. Net charge-offs for 2018 totaled $907,000 and represented 0.11% of average loans compared to $1,029,000 and 0.14% of average loans in 2017.

Non-performing assets consist of non-performing loans and real estate owned as a result of foreclosure, which is held for sale. Loans are placed on non-accrual status when management believes that a borrower’s financial condition is such that collection of interest is doubtful. Commercial and real estate related loans are generally placed on non-accrual when interest is 90 days delinquent. When loans are placed on non-accrual, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

As of December 31, 2018, non-performing loans totaled $1,140,000 and represented 0.13% of total loans compared to $2,479,000 or 0.32% as of December 31, 2017.  The decrease in the level of non-performing loans reflects the resolution of loan workout efforts on several residential real estate properties.  Based on management’s analysis, the Company added $1,725,000 to the allowance for loan losses for the year ended December 31, 2018 compared to $2,200,000 in 2017.

Foreclosed real estate owned totaled $1,115,000 as of December 31, 2018 and $1,661,000 as of December 31, 2017.  During 2018, seven properties with a carrying value of $654,000 were disposed of through sales.  The Company recorded a net gain of $95,000 from the sale of the properties.

Management assesses the adequacy of the allowance for loan losses on a quarterly basis. The process includes a review of the risks inherent in the loan portfolio. It also includes an analysis of impaired loans and a historical review of losses. Other factors considered in the analysis include: concentrations of credit in specific industries in the commercial portfolio, the local and regional economic conditions, trends in delinquencies, internal risk rating classifications, and growth in the portfolio.  For loans acquired, including those that are not deemed impaired at acquisition, credit discounts representing the principal losses expected over the life of the loan are a component of the initial fair value.  Subsequent to the purchase date, the methods utilized to estimate the required allowance for credit losses for these loans is similar to originated loans; however, the Company records a provision for loan losses only when the required allowance exceeds any remaining credit discounts.

The Company has limited exposure to higher-risk loans. The Company does not originate option ARM products, interest only loans, sub-prime loans or loans with initial teaser rates in its residential real estate portfolio. The Company has $10,341,000 of junior lien home equity loans. For 2018, there were no charge-offs for this portfolio.

As of December 31, 2018, the Company considered its concentration of credit risk profile to be acceptable. The highest concentrations are in commercial rentals and the hospitality lodging industry.

During 2018, the Company recognized an increase in its adversely classified loans due primarily to the transfer of two loan relationships with a balance of $2.8 million to substandard during 2018. Based on current analysis, the loans appear to be adequately collateralized, but were classified due to the inability to make timely payments to support the credits.  The Company assesses a loss factor against the classified loans, which is based on prior experience. Classified loans that are considered impaired are measured on a loan-by-loan basis. The Company values such loans by either the present value of expected cash flows, the loan’s obtainable market price or the fair value of collateral if the loan is collateral dependent.

At December 31, 2018, the recorded investment in impaired loans, not requiring an allowance for loan losses was $1,319,000 (net of charge-offs against the allowance for loan losses of $428,000).  There were no loans requiring an allowance. The recorded investment in impaired loans not requiring an allowance for loan losses was $1,247,000 (net of charge-offs of $277,000) and there were no loans requiring an allowance as of December 31, 2017.

As a result of its analysis, after applying these factors, management considers the allowance as of December 31, 2018, adequate. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses, that might be incurred in the future.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

The following table sets forth information with respect to the Company’s allowance for loan losses at the dates indicated:

Year ended December 31,
(dollars in thousands)
2018	2017	2016	2015	2014

Allowance balance at beginning of period	$7,634	$6,463	$7,298	$5,875	$5,708
Charge-offs:
Real Estate loans
Residential	(197)	(83)	(123)	(224)	(270)
Commercial	(283)	(902)	(2,711)	(2,883)	(1,196)
Construction	-	(28)	-	-	-
Commercial loans	(246)	-	(15)	-	-
Consumer loans	(263)	(207)	(102)	(91)	(80)
Total	(989)	(1,220)	(2,951)	(3,198)	(1,546)
Recoveries:
Real Estate loans
Residential	9	6	6	20	-
Commercial	33	159	15	-	2
Construction	-	-	-	-	-
Commercial loans	8	-	-	-	-
Consumer loans	32	26	45	21	31
Total	82	191	66	41	33
Provision expense	1,725	2,200	2,050	4,580	1,680
Allowance balance at end of period	$8,452	$7,634	$6,463	$7,298	$5,875
Allowance for loan losses as a percent
of total loans outstanding	0.99%	1.00%	0.91%	1.30%	1.17%
Net loans charged off as a percent of
average loans outstanding	0.11%	0.14%	0.46%	0.60%	0.30%
Allowance coverage of non-performing loans	7.4	x	3.1	x	3.4	x	1.0	x	1.1	x

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

The following table sets forth information regarding non-performing assets:

	December 31,
	(dollars in thousands)
	2018	2017	2016	2015	2014
Non-accrual loans:
Real Estate loans
Residential	$798	$1,706	$1,136	$440	$1,675
Commercial	342	277	762	6,649	3,921
Construction	—	—	28	—	—
Commercial loans	—	—	—	43	—
Consumer loans	—	—	—	—	4
Total	1,140	1,983	1,926	7,132	5,600

Accruing loans which are contractually
past due 90 days or more	—	496	1	—	—

Total non-performing loans	1,140	2,479	1,927	7,132	5,600
Foreclosed real estate	1,115	1,661	5,302	2,847	3,726
Total non-performing assets	$2,255	$4,140	$7,229	$9,979	$9,326

Non-performing loans to total loans	0.13%	0.32%	0.27%	1.27%	1.12%

Non-performing loans to total assets	0.10%	0.22%	0.17%	0.95%	0.79%

Non-performing assets to total assets	0.19%	0.37%	0.65%	1.33%	1.31%

Securities

The securities portfolio consists of mortgage-backed securities issued by government sponsored entities, municipal obligations, and corporate debt. The Company classifies its investments into two categories: held to maturity (HTM) and available for sale (AFS). The Company does not have trading securities. Securities classified as HTM are those in which the Company has the ability and the intent to hold the security until contractual maturity. As of December 31, 2018, there were no securities carried in the HTM portfolio. Securities classified as AFS are eligible to be sold due to liquidity needs or interest rate risk management. These securities are adjusted to and carried at their fair value with any unrealized gains or losses recorded net of deferred income taxes, as an adjustment to capital and reported in the equity section of the Consolidated Balance Sheet as other comprehensive income. As of December 31, 2018, $243.3 million of securities were so classified and carried at their fair value, with unrealized losses, net of tax, of $5.6 million included in accumulated other comprehensive loss as a component of stockholders’ equity.

As of December 31, 2018, the average life of the portfolio was 5.3 years. The Company has maintained a relatively short average life in the portfolio in order to generate cash flow to support loan growth and maintain liquidity levels.  Purchases for the year totaled $15.5 million, while maturities and cash flow totaled $30.9 million and proceeds from sales were $17.7 million. The purchases were funded principally by cash flow generated from the portfolio and excess overnight liquidity.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

The carrying value of the securities portfolio at December 31 is as follows:

	2018		2017
	(dollars in thousands)
	Carrying	% of	Carrying	% of
	Value	portfolio	Value	portfolio

U.S. Treasury securities	$—	—%	$1,998	0.7%
States and political subdivisions	97,613	40.1%	120,478	42.9%
Corporate obligations	8,640	3.6%	9,989	3.5%
Mortgage-backed securities – government sponsored entities	137,024	56.3%	148,656	52.9%
Total	$243,277	100.0%	$281,121	100.0%

The portfolio had no adjustable-rate instruments as of December 31, 2018 and 2017. The portfolio contained no private label mortgage-backed securities, collateralized debt obligations (CDOs), or trust preferred securities, and no off-balance sheet derivatives were in use.   As of December 31, 2018, the portfolio did not contain any step-up bonds.  The mortgage-backed securities portfolio includes pass-through bonds and collateralized mortgage obligations (CMO’s) issued by Fannie Mae, Freddie Mac and the Government National Mortgage Association (GNMA).

The Company evaluates the securities in its portfolio for other-than-temporary-impairment (OTTI) as fair value declines below cost. In estimating OTTI, management considers (1) the length of time and the extent of the decline in fair value and (2) the financial condition and near-term prospects of the issuer. As of December 31, 2018, the Company held 231 investment securities in a loss position, which had a combined unrealized loss of $7.4 million. Management believes that these losses are principally due to changes in interest rates and represent temporary impairment as the Company does not have the intent to sell these securities and it is more likely than not that it will not have to sell the securities before recovery of their cost basis. No impairment charges were recognized in 2018 or 2017.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company uses fair value measurements to record fair value adjustments to certain financial instruments and determine fair value disclosures (see Note 14 of Notes to the Consolidated Financial Statements).

Approximately $243.3 million, which represents 20.5% of total assets at December 31, 2018,  consisted of financial instruments recorded at fair value on a recurring basis. This amount consists entirely of the Company’s available for sale securities portfolio. The Company uses valuation methodologies involving market-based or market-derived information, collectively Level 1 and 2 measurements, to measure fair value. There were no transfers into or out of Level 3 for any instruments for the years ending December 31, 2018 and 2017.

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

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

The Company also utilizes a third party provider to provide the fair value of certain loan servicing rights.  Fair value for the purpose of this measurement is defined as the amount at which the asset could be exchanged in a current transaction between willing parties, other than in a forced liquidation.  The fair value of mortgage servicing rights as of December 31, 2018 and 2017 was $220,000 and $223,000, respectively.

DEPOSITS

The Company, through the Community Offices of the Bank, provides a full range of deposit products to its retail and business customers. These products include interest-bearing and non-interest bearing transaction accounts, statement savings and money market accounts. Time deposits consist of certificates of deposit (CDs) with terms of up to five years and include Individual Retirement Accounts. The Bank participates in the Jumbo CD ($100,000 and over) markets with local municipalities and school districts, which are typically awarded on a competitive bid basis. The Company has $9.8 million of brokered deposits through its participation in the Certificate of Deposit Account Registry Service (CDARS).

Total deposits as of December 31, 2018, totaled $946.8 million, increasing $17.4 million from year-end 2017. Deposit growth included a $24.9 million increase in certificates of deposit and a $7.5 million increase in savings deposits.  The large increase in certificates of deposit includes deposits of local municipalities and school districts as well as a $9.8 million increase in CDARS deposits.  Non-interest-bearing demand deposits decreased $3.7 million during 2018, while all other interest-bearing deposits decreased $11.3 million.

Time deposits over $250,000, which consist principally of school district funds, other public funds and short-term deposits from large commercial customers with maturities generally less than one year, totaled $112.7 million as of December 31, 2018, compared to $92.5 million at year-end 2017.  These deposits are subject to competitive bid and the Company bases its bid on current interest rates, loan demand, investment portfolio structure and the relative cost of other funding sources.

As of December 31, 2018, non-interest bearing demand deposits totaled $201.5 million compared to $205.1 million at year-end 2017. Cash management accounts in the form of securities sold under agreements to repurchase included in short-term borrowings, totaled $37.5 million at year end 2018 compared to $24.3 million as of December 31, 2017. These balances represent commercial and municipal customers’ funds invested in overnight securities. The Company considers these accounts as a source of core funding.

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

Net interest income, which is the primary source of the Company’s earnings, is impacted by changes in interest rates and the relationship of different interest rates. To manage the impact of the rate changes, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals.  The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. As of December 31, 2018, the level of net interest income at risk in a ± 200 basis points increase was within the Company’s policy limit of a decline less than 8% of net interest income.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

Imbalances in repricing opportunities at a given point in time reflect interest-sensitivity gaps measured as the difference between rate-sensitive assets and rate-sensitive liabilities. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indicators of potential interest rate exposures over specific intervals.

At December 31, 2018, the Bank had a negative 90-day interest sensitivity gap of $18.7 million or 1.6% of total assets.  A negative gap indicates that the balance sheet has a higher level of rate-sensitive liabilities (RSL) than rate-sensitive assets (RSA) at the specific time interval. This would indicate that in an increasing rate environment, the cost of interest-bearing liabilities would increase faster than the yield on interest-earning assets in the 90-day period. The level of RSA and RSL for an interval is managed by ALCO strategies, including adjusting the average life of the investment portfolio through purchases and sales, pricing of deposit liabilities to attract long or short-term time deposits, utilizing borrowings to fund loan growth, loan pricing to encourage variable-rate products and evaluation of loan sales of long-term, fixed-rate mortgages.

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

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

The following table displays interest-sensitivity as of December 31, 2018 (dollars in thousands):

	3 Months	3-12		Over
	Or Less	Months	1-3 Years	3 Years	Total
Federal funds sold and
interest-bearing deposits	$309	$—	$—	$—	$309
Securities	6,783	16,782	53,209	166,503	243,277
Loans Receivable	135,274	155,243	256,479	303,186	850,182
Total Rate Sensitive Assets (RSA)	$142,366	$172,025	$309,688	$469,689	$1,093,768

Non-maturity interest-bearing deposits	$59,548	$59,173	$156,683	$124,741	$400,145
Time Deposits	73,679	139,107	98,699	33,692	345,177
Borrowings	27,888	34,536	35,454	7,452	105,330
Total Rate Sensitive Liabilities (RSL)	$161,115	$232,816	$290,836	$165,885	$850,652

Interest sensitivity gap	$(18,749)	$(60,791)	$18,852	$303,804	$243,116
Cumulative gap	(18,749)	(79,540)	(60,688)	243,116
RSA/RSL-cumulative	88.4%	79.8%	91.1%	128.6%

As of December 31, 2017
Interest sensitivity gap	$20,327	$(34,969)	$(6,925)	$264,544	$242,977
Cumulative gap	20,327	(14,642)	(21,567)	242,977
RSA/RSL-cumulative	115.9%	95.8%	96.6%	130.3%

Certain interest-bearing deposits with no stated maturity dates are included in the interest-sensitivity table above.  The balances allocated to the respective time periods represent an estimate of the total outstanding balance that has the potential to migrate either through withdrawal or transfer to time deposits, thereby impacting the interest-sensitivity position of the Company.  The estimates were derived from a non-maturity deposit study, which was prepared by an independent third party provider.  The purpose of the study was to estimate the average lives of various deposit types and their pricing sensitivity to movements in market interest rates.

LIQUIDITY

Liquidity is the ability to fund customers’ borrowing needs and their deposit withdrawal requests while supporting asset growth. The Company’s primary sources of liquidity include deposit generation, asset maturities, cash flow from payments on loans and securities and access to borrowing from the Federal Home Loan Bank and other correspondent banks.

As of December 31, 2018, the Company had cash and cash equivalents of $18.3 million in the form of cash, due from banks, balances with the Federal Reserve Bank, and short-term deposits with other institutions. In addition, the Company had total securities available for sale of $243.3 million, which could be used for liquidity needs. This totals $261.6 million and represents 22.1% of total assets compared to $297.8 million and 26.3% of total assets as of December 31, 2017. The Company also monitors other liquidity measures, all of which were within the Company’s policy guidelines as of December 31, 2018. Based upon these measures, the Company believes its liquidity position is adequate.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

The Company maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB), the Atlantic Community Bankers Bank (ACBB) and other correspondent banks, which support liquidity needs. The total available under all the lines was $190.0 million, with $15.6 million outstanding at December 31, 2018 and $18.2 million outstanding at December 31, 2017. The maximum borrowing capacity from FHLB was $398.9 million. As of December 31, 2018, the Company had $52.3 million in term borrowings from the FHLB, compared to $35.9 million at December 31, 2017.

OFF-BALANCE SHEET ARRANGEMENTS

The Company’s financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments, as of December 31, 2018 totaled $121.4 million. They consisted of $45.3 million of commitments for residential and commercial real estate, construction and land development loans, $26.4 million in unused home equity lines of credit, $4.3 million in performance and standby letters of credit and $45.4 million in other unused commitments, principally commercial lines of credit. Because these instruments have fixed maturity dates and many of them will expire without being drawn upon, management believes they do not represent any significant liquidity risk.

Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

RESULTS OF OPERATIONS

NET INTEREST INCOME

Net interest income is the most significant source of revenue for the Company and represented 83.9% of total revenue for the year ended December 31, 2018.  Net interest income (fte) totaled $37,899,000 for the year ended December 31, 2018 compared to $37,090,000 for 2017, an increase of $809,000.  The resulting fte net interest spread and net interest margin were 3.36% and 3.53%, respectively, in 2018 compared to 3.44% and 3.56%, respectively, in 2017.  The reduction in the net interest spread and net interest margin reflect the lower tax-equivalent adjustment due to the reduced corporate tax rate resulting from the enactment of the Tax Cuts and Jobs Act.

Interest income (fte) for the year ended December 31, 2018 totaled $43,556,000 compared to $41,170,000 in 2017.  The fte yield on average earning assets was 4.06%, increasing 11 basis points from the 3.95% reported last year.  The tax-equivalent yield on total loans improved 10 basis points to 4.60% in 2018, while average loans outstanding increased $63.2 million, resulting in an increase in interest income (fte) from loans of $3.6 million.  The yield on securities decreased 15 basis points in 2018 due primarily to the reduced tax-equivalent adjustment on municipal securities.  Average securities outstanding decreased $31.1 million as cash flow from the portfolio was utilized to fund loan growth, and interest income (fte) from the portfolio decreased $1.2 million.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

Interest expense was $5,657,000 in 2018 which resulted in an average cost of interest-bearing liabilities of 0.70% compared to total interest expense of $4,080,000 in 2017 with an average cost of 0.51%.  Total interest-bearing deposits cost 0.63% in 2018, which was an increase of 17 basis points over the prior year.  Non-maturity deposit rates increased slightly, but time certificates of deposit repriced to current market rates upon maturity and new growth was added, resulting in an increase in the rate paid from 0.98% in 2017 to 1.27%.  Long-term borrowings also repriced upward in 2018 reflecting the impact from higher cost borrowings added in 2018.

OTHER INCOME

Other income totaled $7,065,000 for the year ended December 31, 2018 compared to $6,911,000 in 2017, an increase of $154,000.  Gains from the sales of loans and securities decreased $187,000 from the prior year, while all other items of other income increased $341,000, net.  The increase reflects a higher level of service charges and fees on deposits.

Other Income (dollars in thousands)
For the year ended December 31

	2018	2017
Service charges on deposit accounts	$263	$255
ATM Fees	398	362
Overdraft Fees	1,505	1,639
Safe deposit box rental	96	100
Loan related service fees	563	445
Debit card	1,330	1,186
Fiduciary activities	589	510
Commissions on mutual funds & annuities	185	146
Gain on sales of loans	15	67
Earnings on and proceeds from bank-owned life insurance	1,126	1,133
Other income	782	720
	6,852	6,563
Net realized gains on sales of securities	213	348

Total	$7,065	$6,911

OTHER EXPENSES

Other expenses totaled $25,975,000 for the year ended December 31, 2018 compared to $24,870,000 in the prior year.  The $1,105,000 increase in costs reflects a higher level of salaries and employee benefits costs, which increased $1,170,000 in 2018, and increased occupancy expenses, which increased $227,000.  All other operating expenses decreased $292,000, net, which includes a $992,000 decrease in foreclosed real estate costs.  The Company’s efficiency ratio, which measures total other expenses as a percentage of net interest income (fte) plus other income, was 57.8% in 2018 compared to 56.5% in 2017.  The increase is due to the lower tax-equivalent adjustment related to the reduced corporate tax rate.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

Other Expenses (dollars in thousands)
For the year ended December 31

	2018	2017
Salaries	$8,695	$8,317
Employee benefits	5,325	4,533
Occupancy	2,889	2,662
Furniture and equipment	806	699
Data processing and related operations	1,427	1,353
Federal Deposit Insurance Corporation insurance assessment	347	377
Advertising	257	268
Professional fees	993	949
Postage and telephone	705	664
Office supplies	413	426
Taxes, other than income	572	661
Foreclosed real estate	172	1,164
Amortization of intangible assets	126	150
Other	3,248	2,647
Total	$25,975	$24,870

INCOME TAXES

Income tax expense for the year ended December 31, 2018 totaled $2,553,000, which resulted in an effective tax rate of 15.8% compared to $6,551,000 and 44.4% for 2017.  On December 22, 2017, the President signed the Tax Cut and Jobs Act (the “Act”) into law.  Among other things, the Act reduced the corporate tax rate from a maximum of 35% to a flat 21% rate effective January 1, 2018.  Prior to December 22, 2017, the Company had a net deferred tax asset totaling $7.6 million, based on the pre-Act federal tax rate of 35%.  As a result of the reduction in the corporate income tax rate to 21%, the Company revalued its net deferred tax asset as of December 31, 2017, which resulted in a $3,060,000 reduction in its value.  The reduction in the value of the net deferred tax asset was recorded as additional income tax expense in 2017.  Excluding this one-time adjustment, the effective tax rate for 2017 would have been 23.7%.

CAPITAL AND DIVIDENDS

Total stockholders’ equity as of December 31, 2018, was $122.3 million, compared to $115.7 million as of year-end 2017.  The increase was due primarily to earnings retention net of a $5.6 million reduction resulting from cash dividends declared.  As of  December 31, 2018 the Company had a leverage capital ratio of 9.82%, a Tier 1 risk-based capital ratio and a common equity Tier 1 risk-based capital ratio of 13.04% and a total risk-based capital ratio of 14.00%, compared to 9.36%,  13.16% and 14.11%, respectively, at December 31, 2017.

The Company’s common stock is traded on the Nasdaq Global Market under the symbol, NWFL. As of December 31, 2018, there were approximately 2,600 shareholders based on transfer agent mailings.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

The following table sets forth the price range and cash dividends declared per share regarding common stock for the periods indicated:

	Closing Price Range		Cash dividends
	High	Low	Declared per share
Year 2018
First Quarter	$33.00	$28.85	$0.220
Second Quarter	38.86	29.02	0.220
Third Quarter	40.41	34.51	0.220
Fourth Quarter	39.06	30.30	0.240

Year 2017
First Quarter	$27.93	$21.24	$0.213
Second Quarter	28.34	24.65	0.213
Third Quarter	29.52	26.71	0.220
Fourth Quarter	34.91	28.00	0.220

The book value of the common stock was $19.43 per share as of December 31, 2018 compared to $18.61 per share as of December 31, 2017.  As of year-end 2018, the closing stock price was $33.00 per share, compared to $33.00 as of December 31, 2017.  All per share information has been adjusted to reflect the 50% stock dividend declared in 2017.

NON-GAAP FINANCIAL MEASURES

This annual report contains or references tax-equivalent interest income and net interest income, which are non-GAAP financial measures. Tax-equivalent interest income and net interest income are derived from GAAP interest income and net interest income using a marginal tax rate of 21% for 2018 and 34% for 2017. We believe the presentation of interest income and net interest income on a tax-equivalent basis ensures comparability of interest income and net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice. This annual report also references core operating results, core operating results per diluted share, core operating results return on average assets and core operating results return on average equity which are also a non-GAAP financial measure.  Core operating results excludes the $3,060,000 of non-recurring additional income tax expense recorded in 2017 resulting from the revaluation of our net deferred tax asset as required by the Tax Cuts and Jobs Act.  We believe this presentation provides the reader with a more concise understanding of the impact from the required revaluation of deferred tax assets and facilitates period-to-period comparisons.  Tax-equivalent net interest income is reconciled to GAAP net interest income on page 19. A reconcilement of core operating results is located below.  Although the Company believes that these non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP measures.

The following table reconciles net income to core operating results:

(dollars in thousands)	Year ended December 31,
	2018	2017
Net income	$13,651	$8,198
Add: net deferred tax asset revaluation charge	-	3,060
Core operating results	$13,651	$11,258

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

The following table reconciles diluted earnings per share to core operating results per diluted share:

	Year ended December 31,
	2018	2017
Diluted earnings per share	$2.17	$1.31
Add: net deferred tax asset revaluation charge	-	0.49
Core operating results pr diluted share	$2.17	$1.80

The following table reconciles return on average assets to core operating results return on average assets:

	Year ended December 31,
	2018	2017
Return on average assets	1.19%	0.73%
Add: net deferred tax asset revaluation charge	-	0.29
Core operating results on average assets	1.19%	1.02%

The following table reconciles return on average equity to core operating results return on average equity:

	Year ended December 31,
	2018	2017
Return on average equity	11.71%	7.04%
Add: net deferred tax asset revaluation charge	-	3.35
Core operating results return on average equity	11.71%	10.39%

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

STOCK PERFORMANCE GRAPH

Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in the Nasdaq Stock Market index and (b) the cumulative total stockholder return on stocks included in the Nasdaq Bank index, as prepared by Zack’s Investment Research, Inc. using data from the Center for Research in Securities Prices (CRSP) at the University of Chicago. All three investment comparisons assume the investment of $100 at the market close on December 31, 2013 and the reinvestment of dividends paid. The graph provides comparison at December 31, 2013 and each fiscal year through December 31, 2018.
______________________________________________________________________________________________________________________________________________________________________________________

There can be no assurance that the Company’s future stock performance will be the same or similar to the historical performance shown in the above graph. The Company neither makes nor endorses any predictions as to stock performance.
LEGEND

8
Symbol	CRSP Total Returns Index for:	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17	12/31/18
♦	Norwood Financial Corp	$100.00	$112.61	$116.31	$140.10	$216.30	$222.05
■	CRSP Nasdaq U.S. Index	100.00	115.31	124.20	136.36	145.76	143.37
▲	Nasdaq Bank Index	100.00	105.08	114.45	154.96	165.09	137.08

Notes:

A.  Data complete through last fiscal year.
B.  Corporate Performance Graph with peer group only performance (excludes only company).
C.  Peer group indices use beginning of period market capitalization weighting.
D.  Prepared by Zacks Investment Research, Inc. Used with permission.  All rights reserved.  Copyright 1980-2019.
E.  Index Data:  Calculated (or Derived) based from CRSP NASDAQ Stock Market (US Companies) and CRSP NASDAQ Banks Index, Center for Research in Security Prices (CRSP®), Graduate School of  Business, The University of  Chicago.  Copyright 2019.  Used with permission.  All rights reserved.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED AVERAGE BALANCE SHEETS WITH RESULTANT INTEREST AND RATES
(Tax-Equivalent Basis, dollars in thousands)

Year Ended December 31	2018			2017
	Average		Average	Average		Average
	Balance(2)	Interest(1)	Rate	Balance(2)	Interest(1)	Rate

ASSETS
Interest-earning assets:
Interest-bearing deposits with banks	$3,978	$73	1.84%	$4,742	$48	1.01%
Securities available for sale:
Taxable	167,443	3,573	2.13	180,087	3,548	1.97
Tax-exempt	101,525	3,096	3.05	119,991	4,345	3.62
Total securities available for sale	268,968	6,669	2.48	300,078	7,893	2.63
Loans receivable (3)(4)	800,957	36,814	4.60	737,765	33,229	4.50
Total interest-earning assets	1,073,903	43,556	4.06	1,042,585	41,170	3.95
Noninterest-earning assets:
Cash and due from banks	14,583			14,193
Allowance for loan losses	(8,259)			(7,416)
Other assets	67,441			76,427
Total noninterest-earning assets	73,765			83,204
TOTAL ASSETS	$1,147,668			$1,125,789
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Interest-bearing demand and money market	$233,929	466	0.20	$245,717	406	0.17
Savings	178,203	90	0.05	189,548	95	0.05
Time	322,768	4,088	1.27	293,641	2,876	0.98
Total interest-bearing deposits	734,900	4,644	0.63	728,906	3,377	0.46
Short-term borrowings	41,963	323	0.77	39,170	199	0.51
Other borrowings	36,606	690	1.88	31,276	504	1.61
Total interest-bearing liabilities	813,469	5,657	0.70	799,352	4,080	0.51
Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	208,222			200,368
Other liabilities	9,439			9,662
Total noninterest-bearing liabilities	217,661			210,030
Stockholders’ equity	116,538			116,407
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,147,668			$1,125,789

Net Interest Income/spread
(tax equivalent basis)		37,899	3.36%		37,090	3.44%
Tax-equivalent basis adjustment		(1,060)			(2,182)
Net Interest Income		$36,839			$34,908
Net interest margin
(tax equivalent basis)			3.53%			3.56%

(1)	Interest and yields are presented on a tax-equivalent basis using a marginal tax rate of 21% for 2018 and 34% for 2017.
(2)	Average balances have been calculated based on daily balances.
(3)	Loan balances include non-accrual loans and are net of unearned income.
(4)	Loan yields include the effect of amortization of purchased credit marks and deferred fees net of costs.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

RATE/VOLUME ANALYSIS

The following table shows the fully taxable equivalent effect of changes in volumes and rates on interest income and interest expense.

	Increase/(Decrease)
(dollars in thousands)	2018 compared to 2017			2017 compared to 2016
	Variance due to			Variance due to
	Volume	Rate	Net	Volume	Rate	Net
INTEREST-EARNING ASSETS:
Interest-bearing deposits	$(12)	$37	$25	$(25)	$31	$6
Securities available for sale:
Taxable	(256)	281	25	1,102	71	1,173
Tax-exempt securities	(616)	(633)	(1,249)	1,346	(359)	987
Total securities available for sale	(872)	(352)	(1,224)	2,448	(288)	2,160
Loans receivable	2,811	774	3,585	5,011	-	5,011
Total interest-earning assets	1,927	459	2,386	7,434	(257)	7,177

INTEREST-BEARING LIABILITIES
Interest-bearing demand and money market	(21)	81	60	50	20	70
Savings	(5)	-	(5)	29	-	29
Time	343	869	1,212	563	112	675
Total interest-bearing deposits	317	950	1,267	642	132	774
Short-term borrowings	21	103	124	(11)	36	25
Other borrowings	93	93	186	(95)	(278)	(373)
Total interest-bearing liabilities	431	1,146	1,577	536	(110)	426

Net interest income (tax-equivalent basis)	$1,496	$(687)	$809	$6,898	$(147)	$6,751

Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

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

Management assessed the effectiveness of Norwood’s internal control over financial reporting as of December 31, 2018. In making this assessment, management used the criteria established in Internal Control – Integrated Framework as set forth by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.  Based upon its assessment, management has concluded that, as of December 31, 2018, the Company’s internal control over financial reporting, including controls over the preparation of regulatory financial statements in accordance with all federal and state laws and regulations, is effective based on the criteria established in the Internal Control – Integrated Framework.

Norwood’s independent registered certified public accounting firm has audited the effectiveness of Norwood’s internal control over financial reporting. Their report appears on page 23.

/s/ Lewis J. Critelli	/s/ William S. Lance

Lewis J. Critelli	William S. Lance
President and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Norwood Financial Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Norwood Financial Corp. and subsidiaries (the “Company”) as of December 31, 2018 and 2017; the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended; and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for years then ended in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 13, 2019, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company, in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

We have served as the Company’s auditor since 2009.
Cranberry Township, Pennsylvania
March 13, 2019

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Norwood Financial Corp.

Opinion on Internal Control over Financial Reporting

We have audited Norwood Financial Corp. and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, of the Company, and our report dated March 13, 2019, expressed an unqualified opinion.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting in the accompanying Report on Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company, in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Cranberry Township, Pennsylvania
March 13, 2019

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED BALANCE SHEETS

	December 31,
	2018	2017
	(In Thousands, Except Share and Per Share Data)
ASSETS
Cash and due from banks	$18,039	$16,212
Interest bearing deposits with banks	309	485

Cash and cash equivalents	18,348	16,697

Securities available for sale	243,277	281,121
Loans receivable (net of allowance for loan losses 2018: $8,452; 2017: $7,634)	841,730	756,458
Regulatory stock, at cost	3,926	3,505
Premises and equipment, net	13,846	13,864
Bank owned life insurance	37,932	37,060
Accrued interest receivable	3,776	3,716
Foreclosed real estate owned	1,115	1,661
Goodwill	11,331	11,331
Other intangibles	336	462
Other assets	8,942	7,041

Total Assets	$1,184,559	$1,132,916

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing demand	$201,457	$205,138
Interest-bearing demand	88,917	91,479
Money market deposit accounts	137,636	146,362
Savings	173,593	166,111
Time	345,177	320,294

Total Deposits	946,780	929,384

Short-term borrowings	53,046	42,530
Other borrowings	52,284	35,945
Accrued interest payable	1,806	1,434
Other liabilities	8,358	7,884

Total Liabilities	1,062,274	1,017,177

STOCKHOLDERS’ EQUITY
Common stock, $.10 par value, authorized 10,000,000 shares,
issued: 2018: 6,295,113 shares; 2017: 6,256,063 shares	630	626
Surplus	48,322	47,431
Retained earnings	78,434	70,426
Treasury stock at cost: 2018: 2,470 shares; 2017: 2,608 shares	(81)	(77)
Accumulated other comprehensive loss	(5,020)	(2,667)

Total Stockholders' Equity	122,285	115,739

Total Liabilities and Stockholders' Equity	$1,184,559	$1,132,916

See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2018	2017
	(In Thousands, Except Share and Per Share Data)
INTEREST INCOME
Loans receivable, including fees	$36,404	$32,524
Securities
Taxable	3,573	3,548
Tax exempt	2,446	2,868
Other	73	48
Total Interest Income	42,496	38,988

INTEREST EXPENSE
Deposits	4,644	3,377
Short-term borrowings	323	199
Other borrowings	690	504
Total Interest Expense	5,657	4,080

Net Interest Income	36,839	34,908
PROVISION FOR LOAN LOSSES	1,725	2,200
Net Interest Income After
Provision for Loan Losses	35,114	32,708

OTHER INCOME
Service charges and fees	4,295	4,079
Income from fiduciary activities	589	510
Net realized gains on sales of securities	213	348
Net gain on sale of loans	15	67
Earnings and proceeds on life insurance policies	1,126	1,133
Other	827	774
Total Other Income	7,065	6,911

OTHER EXPENSES
Salaries and employee benefits	14,020	12,850
Occupancy	2,889	2,662
Furniture and equipment	806	699
Data processing and related operations	1,427	1,353
Federal Deposit Insurance Corporation insurance assessment	347	377
Advertising	257	268
Professional fees	993	949
Postage and telephone	705	664
Taxes, other than income	572	661
Foreclosed real estate	172	1,164
Amortization of intangible assets	126	150
Other	3,661	3,073
Total Other Expenses	25,975	24,870

Income before Income Taxes	16,204	14,749
INCOME TAX EXPENSE	2,553	6,551
Net income	$13,651	$8,198
EARNINGS PER SHARE
BASIC	$2.19	$1.32
DILUTED	$2.17	$1.31

See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)	Years Ended December 31,
	2018	2017
NET INCOME	$13,651	$8,198

Other comprehensive (loss) income:
Unrealized gain (loss) on pension liability	207	(17)
Tax Effect	(43)	6
Investment securities available for sale:
Unrealized holding (losses) gains	(2,973)	3,224
Tax Effect	624	(1,097)
Reclassification of gains from sale of securities	(213)	(348)
Tax Effect	45	118
Other comprehensive (loss) income	(2,353)	1,886

COMPREHENSIVE INCOME	$11,298	$10,084

See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended December 31, 2018 and 2017
							Accumulated
							Other
	Common Stock			Retained	Treasury Stock		Comprehensive
	Shares	Amount	Surplus	Earnings	Shares	Amount	Loss	Total
	(Dollars in Thousands, Except Per Share Data)
BALANCE - DECEMBER 31, 2016	4,164,723	$416	$47,682	$67,225	4,509	$(125)	$(4,119)	$111,079
Net Income	-	-	-	8,198	-	-	-	8,198
Other comprehensive income	-	-	-	-	-	-	1,886	1,886
Reclassification of certain income tax
effects from accumulated other
comprehensive income				434			(434)	-
Cash dividends declared ($0.87
per share)	-	-	-	(5,412)	-	-	-	5.412 )
Acquisition of treasury stock	-	-	-	-	42,257	(1,587)	-	(1,587)
Stock options exercised	-	-	(291)	-	(44,219)	1,522	-	1,231
Sale of treasury stock for ESOP	-	-	14	-	(3,847)	113	-	127
Compensation expense related to
stock options	-	-	93	-	-	-	-	93
Restricted stock awards	9,400	1	142	-	-	-	-	143
50% stock dividend	2,082,362	209	(209)		3,908
Cash-in-lieu stock dividend adjustment	(422)	-	-	(19)	-	-		(19)
BALANCE - DECEMBER 31, 2017	6,256,063	626	47,431	70,426	2,608	(77)	(2,667)	115,739
Net Income	-	-	-	13,651	-	-	-	13,651
Other comprehensive loss	-	-	-	-	-	-	(2,353)	(2,353)
Cash dividends declared ($0.90
per share)	-	-	-	(5,643)	-	-	-	(5,643)
Acquisition of treasury stock	-	-	-	-	5,921	(194)	-	(194)
Stock options exercised	25,950	3	449	-	(2,325)	68	-	520
Sale of treasury stock for ESOP	-	-	1	-	(3,734)	122	-	123
Compensation expense related to
stock options	-	-	237	-	-	-	-	237
Restricted stock awards	13,100	1	204	-	-	-	-	205
BALANCE - DECEMBER 31, 2018	6,295,113	$630	$48,322	$78,434	2,470	$(81)	$(5,020)	$122,285

See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2018	2017
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$13,651	$8,198
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,725	2,200
Depreciation	895	922
Amortization of intangible assets	126	150
Deferred income taxes	24	(331)
Revaluation of deferred tax assets, net	-	3,060
Net amortization of securities premiums and discounts	1,711	2,115
Net realized gains on sales of securities	(213)	(348)
Gain on sales of deposits	-	(209)
Earnings and proceeds on life insurance policies	(1,126)	(1,133)
Loss on sales of fixed assets and foreclosed real estate owned	26	774
Net gain on sale of loans	(15)	(67)
Mortgage loans originated for sale	(752)	-
Proceeds from sale of loans originated for sale	767	-
Compensation expense related to stock options	237	93
Compensation expense related to restricted stock	205	142
Increase in accrued interest receivable	(60)	(73)
Increase in accrued interest payable	372	365
Other, net	(275)	193
Net Cash Provided by Operating Activities	17,298	16,051

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from sales	17,745	15,612
Proceeds from maturities and principal reductions on mortgage-backed securities	30,873	26,893
Purchases	(15,458)	(19,955)
Purchase of regulatory stock	(6,155)	(5,842)
Redemption of regulatory stock	5,734	4,456
Net increase in loans	(87,480)	(51,980)
Purchase of premises and equipment	(873)	(1,633)
Proceeds from sales of foreclosed real estate owned	776	3,341
Proceeds from sales of bank premises and fixed assets	-	515
Net Cash Used for Investing Activities	(54,838)	(28,593)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	17,396	17,867
Deposits sold	-	(13,659)
Net increase in short-term borrowings	10,516	9,719
Repayments of other borrowings	(13,661)	(24,056)
Proceeds from other borrowings	30,000	28,000
Stock options exercised	520	1,040
Sale of treasury stock for ESOP	123	127
Acquisition of treasury stock	(194)	(1,587)
Cash dividends paid	(5,509)	(5,386)

Net Cash Provided by Financing Activities	39,191	12,065
Net Increase (Decrease) in Cash and Cash Equivalents	1,651	(477)

CASH AND CASH EQUIVALENTS - BEGINNING	16,697	17,174
CASH AND CASH EQUIVALENTS - ENDING	$18,348	$16,697

See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Years Ended December 31,
	2018	2017
	(In Thousands)

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest paid	$5,285	$3,715
Income taxes paid, net of refunds	$2,239	$3,040
Supplemental Schedule of Noncash Investing Activities
Transfers of loans to foreclosed real estate owned and repossession of other assets	$553	$750
Dividends payable	$1,510	$1,375

See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS

Norwood Financial Corp (Company) is a one bank holding company. Wayne Bank (Bank) is a wholly-owned subsidiary of the Company. The Bank is a state-chartered bank headquartered in Honesdale, Pennsylvania. The Company derives substantially all of its income from bank-related services which include interest earnings on commercial mortgages, residential real estate mortgages, commercial and consumer loans, as well as interest earnings on investment securities and fees from deposit services to its customers. The Company is subject to regulation and supervision by the Federal Reserve Board while the Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASU 2014-09 Revenue from Contracts with Customers – Topic 606 and all subsequent ASCs that modified ASC 606.  The Company has elected to apply the standard utilizing the modified retrospective approach with a cumulative effect of adoption for the impact from uncompleted contracts as the date of adoption.  The implementation of the new standard had no material impact to the measurement or recognition of revenue of prior periods.

Management determined that the primary sources of revenue emanating from interest income on loans and investments along with noninterest revenue resulting from investment security gains, loan servicing, gains on the sale of loans, commitment fees, and fees from financial guarantees are not within the scope of ASC 606.  As a result, no changes were made during the period related to these sources of revenue.

The following presents noninterest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the year ended December 31, 2018 (in thousands):

2018
Noninterest Income
In-scope of Topic 606:
Service charges on deposit accounts	$263
ATM Fees	398
Overdraft Fees	1,505
Safe deposit box rental	96
Loan related service fees	515
Debit card	1,330
Fiduciary activities	589
Commissions on mutual funds & annuities	185
Other income	782
Noninterest Income (in-scope of Topic 606)	5,663
Out-of-scope of Topic 606:
Net realized gains on sales of securities	213
Loan servicing fees	48
Gain on sales of loans	15
Earnings on and proceeds from bank-owned life insurance	1,126
Noninterest Income (out-of-scope of Topic 606)	1,402
Total Noninterest Income	$7,065

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and the Bank’s wholly-owned subsidiaries, WCB Realty Corp., Norwood Investment Corp., Norwood Settlement Services, LLC and WTRO Properties. In June 2017, the Bank adopted a plan of dissolution for Norwood Settlement Services, LLC.  Effective May 29, 2018, the existence of Norwood Settlement Services, LLC, was terminated.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the determination of other-than-temporary impairment on securities, the determination of goodwill impairment and the fair value of financial instruments.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located within its markets in Northeastern Pennsylvania and the Southern Tier of New York. Note 3 discusses the types of securities that the Company invests in. Note 4 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer.

Concentrations of Credit Risk

The Bank operates primarily in Wayne, Pike, Lackawanna and Monroe Counties, Pennsylvania and Delaware and Sullivan Counties, New York.  Accordingly, the Bank has extended credit primarily to commercial entities and individuals in these areas whose ability to honor their contracts is influenced by the region’s economy. These customers are also the primary depositors of the Bank. The Bank is limited in extending credit by legal lending limits to any single borrower or group of related borrowers.

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

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each Consolidated Balance Sheet date.

Declines in the fair value of available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent of the Company to not sell the securities and it is more likely than not that it will not have to sell the securities before recovery of their cost basis.

Regulatory Stock

The Company, as a member of the Federal Home Loan Bank (FHLB) system is required to maintain an investment in capital stock of its district FHLB according to a predetermined formula. This regulatory stock has no quoted market value and is carried at cost.

Management evaluates the regulatory stock for impairment. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB. Management considers the FHLB’s regulatory capital ratios, liquidity, and the fact that new shares of FHLB stock continue to change hands at the $100 par value.  Management believes no impairment charge is necessary related to FHLB stock as of December 31, 2018.

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

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

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

Mortgage Servicing Rights

Servicing assets are recognized as separate assets when rights are acquired through purchase or through the sale of financial assets.  Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon a third party appraisal. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance to the extent that fair value is less than the capitalized amount. The Company’s loan servicing assets at December 31, 2018 and 2017, respectively, were not impaired. Total servicing assets included in other assets as of December 31, 2018 and 2017, were $178,000 and $200,000, respectively.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

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

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

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

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

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

Goodwill

In connection with two acquisitions the Company recorded goodwill in the amount of $11.3 million, representing the excess of amounts paid over the fair value of net assets of the institutions acquired.  Goodwill is tested and deemed impaired when the carrying value of goodwill exceeds its implied fair value.  The value of the goodwill can change in the future.  We expect the value of the goodwill to decrease if there is a significant decrease in the franchise value of the Bank.  If an impairment loss is determined in the future, we will reflect the loss as an expense for the period in which the impairment is determined, leading to a reduction of our net income for that period by the amount of the impairment loss. No impairment was recognized for the years ended December 31, 2018 and 2017.

Other Intangible Assets

At December 31, 2018, the Company had other intangible assets of $336,000, which is net of accumulated amortization of $1,008,000.  These intangible assets will continue to be amortized using the sum-of-the-years digits method of amortization over ten years.  At December 31, 2017, the Company had other intangible assets of $462,000 which was net of accumulated amortization of $883,000.  Amortization expense related to other intangible assets was $126,000 and $150,000 for the years ended December 31, 2018 and 2017, respectively.

As of December 31, 2018, the estimated future amortization expense for the core deposit intangible is as follows (in thousands):

2019	$101
2020	77
2021	52
2022	38
2023	29
Thereafter	39
$336

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Income Taxes

Deferred income tax assets and liabilities are determined based on the differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. These differences are measured at the enacted tax rates that will be in effect when these differences reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. On December 22, 2017, the President signed the Tax Cut and Jobs Act (the “Act”) into law.  Among other things, the Act reduced the corporate tax rate from a maximum of 35% to a flat 21% rate effective January 1, 2018.  As a result of the reduction in the corporate income tax rate to 21%, the Company revalued its net deferred tax asset as of December 31, 2017, which resulted in a $3,060,000 reduction in its value.  The reduction in the value of the net deferred tax asset was recorded as additional income tax expense in the fourth quarter of 2017.

 The Company and its subsidiary file a consolidated federal income tax return. The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company analyzes each tax position taken in its tax returns and determines the likelihood that the position will be realized. Only tax positions that are “more-likely-than-not” to be realized can be recognized in an entity’s financial statements. For tax positions that do not meet this recognition threshold, an entity will record an unrecognized tax benefit for the difference between the position taken on the tax return and the amount recognized in the financial statements. The Company does not have any unrecognized tax benefits at December 31, 2018 or 2017, or during the years then ended. No unrecognized tax benefits are expected to arise within the next twelve months.

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

Employee Benefit Plans

The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan.  The Company’s contributions are expensed as the cost is incurred.

The Company has several supplemental executive retirement plans.  To fund the benefits under these plans, the Company is the owner of single premium life insurance policies on the participants.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company provides pension benefits to eligible employees.  The Company’s funding policy is to contribute at least the minimum required contributions annually.

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

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

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

Reclassification of Comparative Amounts

Certain comparative amounts for the prior year have been reclassified to conform to current-year classifications. Such reclassifications had no material effect on net income or stockholders’ equity.

New and Recently Adopted Accounting Pronouncements
Recently Adopted Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (a new revenue recognition standard). The Update’s core principle is that a company will recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, this Update specifies the accounting for certain costs to obtain or fulfill a contract with a customer and expands disclosure requirements for revenue recognition. This Update is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period.  Upon adoption on January 1, 2018, we have included the related new disclosure requirements in Note 1.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10):  Recognition and Measurement of Financial Assets and Financial Liabilities.  This Update applies to all entities that hold financial assets or owe financial liabilities and is intended to provide more useful information on the recognition, measurement, presentation, and disclosure of financial instruments.  Among other things, this Update (a) requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; (b) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (c) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; (d) eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (e) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (f) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; and (g) clarifies that an

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets.  Upon adoption on January 1, 2018, we have included the related new disclosure requirements in Note 14.

New Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842).  The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet.  A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term.  A short-term lease is defined as one in which (a) the lease term is 12 months or less and (b) there is not an option to purchase the underlying asset that the lessee is reasonably certain to exercise.  For short-term leases, lessees may elect to recognize lease payments over the lease term on a straight-line basis.  For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within those years.  For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, and for interim periods within fiscal years beginning after December 15, 2020.  The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period.  The Company is currently assessing the practical expedients it may elect at adoption, but does not anticipate the amendments will have a significant impact on the financial statements. Based on the Company’s preliminary analysis of its current portfolio, the impact to the Company’s balance sheet is estimated to result in less than a one percent increase in assets and liabilities. The Company also anticipates additional disclosures will be provided at adoption.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. This Update is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations.  The underlying premise of the Update is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset.  The income statement will be effected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019, and early adoption is permitted for annual and interim periods beginning after December 15, 2018. With certain exceptions, transition to the new requirements will be through a cumulative effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted.  We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. To simplify the subsequent measurement of goodwill, the FASB eliminated Step 2 from the goodwill impairment test.  In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination.  Instead, under the amendments in this Update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting units fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.  A public business entity that is a U.S. Securities and Exchange Commission (SEC) filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. A public business entity that is not an SEC filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2020.  All other entities, including not-for-profit entities that are adopting the amendments in this Update, should do so for their annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2021. This Update is not expected to have a significant impact on the Company’s financial statements.

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

ASU 2018-04, Investments – Debt Securities (Topic 320) and Regulated Operations (Topic 980) - Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 117 and SEC Release No. 33-9273, ASU 2018-04 supersedes various SEC paragraphs and adds an SEC paragraph pursuant to the issuance of Staff Accounting Bulletin No. 117.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In May 2018, the FASB issued ASU 2018-06, Codification Improvements to Topic 942, Financial Services – Depository and Lending, which supersedes outdated guidance related to the Office of the Comptroller of the Currency (OCC)’s Banking Circular 202, Accounting for Net Deferred Tax Charges (Circular 202), because that guidance has been rescinded by the OCC and no longer is relevant.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718), which simplified the accounting for nonemployee share-based payment transactions.  The amendments in this update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees.  The amendments in this Update improve the following areas of nonemployee share-based payment accounting: (a) the overall measurement objective, (b) the measurement date, (c) awards with performance conditions, (d) classification reassessment of certain equity-classified awards, (e) calculated value (nonpublic entities only), and (f) intrinsic value (nonpublic entities only).  The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020.

In July 2018, the FASB issued ASU 2018-09, Codification Improvements, which represents changes to clarify, correct errors in, or make minor improvements to the Codification. The amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. The transition and effective date guidance is based on the facts and circumstances of each amendment. Some of the amendments do not require transition guidance and will be effective upon issuance of this ASU. However, many of the amendments in this ASU do have transition guidance with effective dates for annual periods beginning after December 15, 2018, for public business entities. This Update is not expected to have a significant impact on the Company’s financial statements.

In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases, represents changes to clarify, correct errors in, or make minor improvements to the Codification. The amendments in this ASU affect the amendments in ASU 2016-02, which are not yet effective, but for which early adoption upon issuance is permitted. For entities that early adopted Topic 842, the amendments are effective upon issuance of this ASU, and the transition requirements are the same as those in Topic 842. For entities that have not adopted Topic 842, the effective date and transition requirements will be the same as the effective date and transition requirements in Topic 842. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements. This Update provides another transition method which allows entities to initially apply ASC 842 at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Entities that elect this approach should report comparative periods in accordance with ASC 840, Leases.  In addition, this Update provides a practical expedient under which lessors may elect, by class of underlying assets, to not separate nonlease components from the associated lease component, similar to the expedient provided for lessees. However, the lessor practical expedient is limited to circumstances in which the nonlease component or components otherwise would be accounted for under the new revenue guidance and both (a) the timing and pattern of transfer are the same for the nonlease component(s) and associated lease component and (b) the lease component, if accounted for separately, would be classified as an operating lease. If the nonlease component or

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
components associated with the lease component are the predominant component of the combined component, an entity should account for the combined component in accordance with ASC 606, Revenue from Contracts with Customers. Otherwise, the entity should account for the combined component as an operating lease in accordance with ASC 842. If a lessor elects the practical expedient, certain disclosures are required. This Update is effective for public business entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years, with early adoption permitted.  For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020.  This Update is not expected to have a significant impact on the Company’s financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes the Disclosure Requirements for Fair Value Measurements.  The Update removes the requirement to disclose the amount of and reasons for transfers between Level I and Level II of the fair value hierarchy; the policy for timing of transfers between levels; and the valuation processes for Level III fair value measurements. The Update requires disclosure of changes in unrealized gains and losses for the period included in other comprehensive income (loss) for recurring Level III fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level III fair value measurements. This Update is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019.  This Update is not expected to have a significant impact on the Company’s financial statements.

In August 2018, the FASB issued ASU 2018-14, Compensation – Retirement Benefits (Topic 715-20). This Update amends ASC 715 to add, remove and clarify disclosure requirements related to defined benefit pension and other postretirement plans. The Update eliminates the requirement to disclose the amounts in accumulated other comprehensive income expected to be recognized as part of net periodic benefit cost over the next year. The Update also removes the disclosure requirements for the effects of a one-percentage-point change on the assumed health care costs and the effect of this change in rates on service cost, interest cost and the benefit obligation for postretirement health care benefits. This Update is effective for public business entities for fiscal years ending after December 15, 2020, and must be applied on a retrospective basis.  For all other entities, this Update is effective for fiscal years ending after December 15, 2021.  This Update is not expected to have a significant impact on the Company’s financial statements.

In November, 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, which amended the effective date of ASU 2016-13 for entities other than public business entities (PBEs), by requiring non-PBEs to adopt the standard for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Therefore, the revised effective dates of ASU 2016-13 for PBEs that are SEC filers will be fiscal years beginning after December 15, 2019, including interim periods within those years, PBEs other than SEC filers will be for fiscal years beginning after December 15, 2020, including interim periods within those years, and all other entities (non-PBEs) will be for fiscal years beginning after December 15, 2021, including interim periods within those years.  The ASU also clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Rather, impairment of receivables

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

arising from operating leases should be accounted for in accordance with Topic 842, Leases.  The effective date and transition requirements for ASU 2018-19 are the same as those in ASU 2016-13, as amended by ASU 2018-19.  This Update is not expected to have a significant impact on the Company’s financial statements.

In December 2018, the FASB issued ASU 2018-20, Leases (Topic 842), which addressed implementation questions arising from stakeholders in regard to ASU 2016-02, Leases.  Specifically addressed in this Update were issues related to 1) sales taxes and other similar taxes collected from lessees, 2) certain lessor costs, and 3) recognition of variable payments for contracts with lease and nonlease components.  The amendments in this Update affect the amendments in Update 2016-02, which are not yet effective but can be early adopted. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements in Update 2016-02 (for example, January 1, 2019, for calendar-year-end public business entities).  The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

NOTE 3 - SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of securities were as follows:

	December 31, 2018
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
AVAILABLE FOR SALE:
States and political subdivisions	$99,218	$385	$(1,990)	$97,613
Corporate obligations	8,896	-	(256)	8,640
Mortgage-backed securities-
government sponsored entities	142,197	25	(5,198)	137,024
Total debt securities	$250,311	$410	$(7,444)	$243,277

	December 31, 2017
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
AVAILABLE FOR SALE:
U.S. Treasury securities	$2,001	$-	$(3)	$1,998
States and political subdivisions	120,000	1,535	(1,057)	120,478
Corporate obligations	10,068	16	(95)	9,989
Mortgage-backed securities-
government sponsored entities	152,901	17	(4,262)	148,656
Total debt securities	$284,970	$1,568	$(5,417)	$281,121

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 3 - SECURITIES (CONTINUED)

The following tables show the Company’s investments’ gross unrealized losses and fair value aggregated by security type and length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	December 31, 2018
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
States and political subdivisions	$19,140	$(390)	$56,740	$(1,600)	$75,880	$(1,990)
Corporate obligations	2,045	(21)	6,595	(235)	8,640	(256)
Mortgage-backed securities-government sponsored entities	8,444	(22)	122,950	(5,176)	131,394	(5,198)
	$29,629	$(433)	$186,285	$(7,011)	$215,914	$(7,444)

	December 31, 2017
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury securities	$-	$-	$1,998	$(3)	$1,998	$(3)
States and political subdivisions	17,310	(228)	44,948	(829)	62,258	(1,057)
Corporate obligations	-	-	6,859	(95)	6,859	(95)
Mortgage-backed securities-government sponsored entities	22,250	(320)	125,846	(3,942)	148,096	(4,262)
	$39,560	$(548)	$179,651	$(4,869)	$219,211	$(5,417)

The Company has 43 debt securities in the less than twelve month category and 188 debt securities in the twelve months or more category as of December 31, 2018.  In management’s opinion, the unrealized losses on securities reflect changes in interest rates subsequent to the acquisition of specific securities.  No other-than-temporary-impairment charges were recorded in 2018.  Management believes that all other unrealized losses represent temporary impairment of the securities, and it is more likely than not that it will not have to sell the securities before recovery of their cost basis.

The amortized cost and fair value of debt securities as of December 31, 2018 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
	(In Thousands)
Due in one year or less	$1,666	$1,671
Due after one year through five years	22,532	22,130
Due after five years through ten years	44,638	43,454
Due after ten years	39,278	38,998
	108,114	106,253

Mortgage-backed securities - government sponsored entities	142,197	137,024
	$250,311	$243,277

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 3 - SECURITIES (CONTINUED)

Gross realized gains and gross realized losses on sales of securities available for sale were $213,000 and $0, respectively, in 2018, compared to $354,000 and $6,000, respectively, in 2017. The proceeds from the sales of securities totaled $17,745,000 and $15,612,000 for the years ended December 31, 2018 and 2017, respectively.

Securities with a carrying value of $193,918,000 and $213,065,000 at December 31, 2018 and 2017, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Set forth below is selected data relating to the composition of the loan portfolio (in thousands):

	December 31, 2018		December 31, 2017
Real Estate:
Residential	$235,523	27.7%	$235,759	30.8%
Commercial	374,790	44.1	342,934	44.9
Construction	17,445	2.0	17,228	2.3
Commercial, financial and agricultural	110,542	13.0	97,461	12.7
Consumer loans to individuals	112,002	13.2	70,953	9.3
Total loans	850,302	100.0%	764,335	100.0%

Deferred fees, net	(120)		(243)
Total loans receivable	850,182		764,092
Allowance for loan losses	(8,452)		(7,634)
Net loans receivable	$841,730		$756,458

Changes in the accretable yield for purchased credit-impaired loans were as follows for the twelve months ended December 31:

(In thousands)

	2018	2017
Balance at beginning of period	$108	$208
Additions	-	-
Accretion	(56)	(73)
Reclassification and other	(23)	(27)
Balance at end of period	$29	$108

The following table presents additional information regarding loans acquired and accounted for in accordance with ASC 310-30 (in thousands):

	December 31, 2018	December 31, 2017

Outstanding Balance	$1,055	$1,444
Carrying Amount	$886	$1,174

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

There were no material increases or decreases in the expected cash flows of these loans since the acquisition date. There has been no allowance for loan losses recorded for acquired loans with specific evidence of deterioration in credit quality.  As of December 31, 2018, for loans that were acquired prior to 2018 with or without specific evidence of deterioration in credit quality, adjustments to the allowance for loan losses have been accounted for through the allowance for loan loss adequacy calculation.

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

The following tables show the amount of loans in each category that were individually and collectively evaluated for impairment at the dates indicated:

	Real Estate Loans			Commercial	Consumer
	Residential	Commercial	Construction	Loans	Loans	Total
	(In thousands)
December 31, 2018
Individually evaluated for impairment	$-	$1,319	$-	$-	$-	$1,319
Loans acquired with deteriorated credit quality	630	256	-	-	-	886
Collectively evaluated for impairment	234,893	373,215	17,445	110,542	112,002	848,097
Total Loans	$235,523	$374,790	$17,445	$110,542	$112,002	$850,302

	Real Estate Loans			Commercial	Consumer
	Residential	Commercial	Construction	Loans	Loans	Total
	(In thousands)
December 31, 2017
Individually evaluated for impairment	$23	$1,224	$-	$-	$-	$1,247
Loans acquired with deteriorated credit quality	833	341	-	-	-	1,174
Collectively evaluated for impairment	234,903	341,369	17,228	97,461	70,953	761,914
Total Loans	$235,759	$342,934	$17,228	$97,461	$70,953	$764,335

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table includes the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable.

		Unpaid
	Recorded	Principal	Associated
	Investment	Balance	Allowance
December 31, 2018	(In thousands)
With no related allowance recorded:
Real Estate Loans
Commercial	$1,319	$1,747	$-
Subtotal	1,319	1,747	-

Total:
Real Estate Loans
Commercial	1,319	1,747	-
Total Impaired Loans	$1,319	$1,747	$-

		Unpaid
	Recorded	Principal	Associated
	Investment	Balance	Allowance
December 31, 2017	(In thousands)
With no related allowance recorded:
Real Estate Loans
Residential	$23	$28	$-
Commercial	1,224	1,496	-
Subtotal	1,247	1,524	-

Total:
Real Estate Loans
Residential	23	28	-
Commercial	1,224	1,496	-
Total Impaired Loans	$1,247	$1,524	$-

The following information for impaired loans is presented for the years ended December 31, 2018 and 2017:

	Average Recorded		Interest Income
	Investment		Recognized
	2018	2017	2018	2017
	(In thousands)
Total:
Real Estate Loans
Residential	$-	$23	$-	$-
Commercial	1,220	1,209	67	56
Total Loans	$1,220	$1,232	$67	$56

Troubled debt restructured loans are those loans whose terms have been renegotiated to provide a reduction or deferral of principal or interest as a result of financial difficulties experienced by the borrower, who could not obtain comparable terms from alternate financing sources.  As of December 31, 2018, troubled debt restructured loans totaled $1.1 million and resulted in specific reserves of $0.  During 2018, there were no new loan relationships identified as troubled debt restructurings, while one loan identified as a troubled debt restructuring with a balance of $23,000 as of December 31, 2017 was paid in full during 2018.  During 2018, there were no charge-offs on loans classified as troubled debt restructurings.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

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

Foreclosed assets acquired in settlement of loans are carried at fair value less estimated costs to sell and are included in foreclosed real estate owned on the Consolidated Balance Sheets.  As of December 31, 2018 and 2017, foreclosed real estate owned totaled $1,115,000 and $1,661,000, respectively.  As of December 31, 2018, included within foreclosed real estate owned is $36,000 of consumer residential mortgages that were foreclosed on or received via a deed in lieu transaction prior to year-end.  As of December 31, 2018, the Company has initiated formal foreclosure proceedings on three consumer residential mortgage loans with an outstanding balance of $298,000.

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

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents the classes of the loan portfolio summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard, Doubtful and Loss within the internal risk rating system as of  December 31, 2018 and December 31, 2017 (in thousands):

		Special
	Pass	Mention	Substandard	Doubtful	Loss	Total
December 31, 2018
Commercial real estate loans	$360,838	$7,918	$6,034	$-	$-	$374,790
Commercial	109,966	82	494	-	-	110,542
Total	$470,804	$8,000	$6,528	$-	$-	$485,332

		Special
	Pass	Mention	Substandard	Doubtful	Loss	Total
December 31, 2017
Commercial real estate loans	$329,617	$9,680	$3,637	$-	$-	$342,934
Commercial	97,389	16	56	-	-	97,461
Total	$427,006	$9,696	$3,693	$-	$-	$440,395

For residential real estate loans, construction loans and consumer loans, the Company evaluates credit quality based on the performance of the individual credits. Nonperforming loans include loans that have been placed on nonaccrual status and loans remaining in accrual status on which the contractual payment of principal and interest has become 90 days past due.

 The following table presents the recorded investment in the loan classes based on payment activity as of December 31, 2018 and December 31, 2017 (in thousands):

	Performing	Nonperforming	Total
December 31, 2018
Residential real estate loans	$234,725	$798	$235,523
Construction	17,445	-	17,445
Consumer loans to individuals	112,002	-	112,002
Total	$364,172	$798	$364,970

	Performing	Nonperforming	Total
December 31, 2017
Residential real estate loans	$233,966	$1,793	$235,759
Construction	17,228	-	17,228
Consumer loans to individuals	70,953	-	70,953
Total	$322,147	$1,793	$323,940

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due.  The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of December 31, 2018 and December 31, 2017 (in thousands):

	Current	31-60 Days Past Due	61-90 Days Past Due	Greater than 90 Days Past Due and still accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans
December 31, 2018
Real Estate loans
Residential	$234,201	$373	$151	$-	$798	$1,322	$235,523
Commercial	372,617	1,043	788	-	342	2,173	374,790
Construction	17,445	-	-	-	-	-	17,445
Commercial loans	110,191	320	31	-	-	351	110,542
Consumer loans	111,796	171	35	-	-	206	112,002
Total	$846,250	$1,907	$1,005	$-	$1,140	$4,052	$850,302

	Current	31-60 Days Past Due	61-90 Days Past Due	Greater than 90 Days Past Due and still accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans
December 31, 2017
Real Estate loans
Residential	$233,291	$594	$81	$87	$1,706	$2,468	$235,759
Commercial	341,602	646	-	409	277	1,332	342,934
Construction	17,228	-	-	-	-	-	17,228
Commercial loans	97,424	10	27	-	-	37	97,461
Consumer loans	70,869	60	24	-	-	84	70,953
Total	$760,414	$1,310	$132	$496	$1,983	$3,921	$764,335

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents the allowance for loan losses by the classes of the loan portfolio:

(In thousands)	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Consumer	Total
Beginning balance, December 31, 2017	$1,272	$5,265	$90	$463	$544	$7,634
Charge Offs	(197)	(283)	-	(246)	(263)	(989)
Recoveries	9	33	-	8	32	82
Provision for loan losses	244	440	3	487	551	1,725
Ending balance, December 31, 2018	$1,328	$5,455	$93	$712	$864	$8,452
Ending balance individually evaluated for impairment	$-	$-	$-	$-	$-	$-
Ending balance collectively evaluated for impairment	$1,328	$5,455	$93	$712	$864	$8,452

(In thousands)	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Consumer	Total
Beginning balance, December 31, 2016	$1,092	$4,623	$78	$307	$363	$6,463
Charge Offs	(83)	(902)	(28)	-	(207)	(1,220)
Recoveries	6	159	-	-	26	191
Provision for loan losses	257	1,385	40	156	362	2,200
Ending balance, December 31, 2017	$1,272	$5,265	$90	$463	$544	$7,634
Ending balance individually evaluated for impairment	$-	$-	$-	$-	$-	$-
Ending balance collectively evaluated for impairment	$1,272	$5,265	$90	$463	$544	$7,634

The recorded investment in impaired loans, not requiring an allowance for loan losses was $1,319,000 (net of charge-offs against the allowance for loan losses of $428,000) and $1,247,000 (net of charge-offs against the allowance for loan losses of $277,000) at December 31, 2018 and 2017, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $0 at December 31, 2018 and 2017, respectively. The specific reserve related to impaired loans was $0 for 2018 and 2017. For the years ended December 31, 2018 and 2017, the average recorded investment in these impaired loans was $1,220,000, and $1,232,000, respectively, and the interest income recognized on these impaired loans was $67,000 and $56,000, respectively.

During the period ended December 31, 2018, the allowance for loan losses increased from $7,634,000 to $8,452,000.  This $818,000 increase in the required allowance was due primarily to an $86.1 million increase in loan balances and an additional qualitative factor to allocate reserves for potential risk in large balance loans.  This increase was partially offset by a reduction in the historical loss factor from 0.41% at December 31, 2017 to 0.26% on December 31, 2018.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

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

  Interest income that would have been recorded on loans accounted for on a non-accrual basis under the original terms of the loans was $98,000 and $163,000 for 2018 and 2017, respectively.

As of December 31, 2018 and 2017, the Company considered its concentration of credit risk to be acceptable.  As of December 31, 2018, the highest concentrations are in commercial rentals and the hospitality lodging industry, with loans outstanding of $71.8 million, or 68.9% of bank capital, to commercial rentals, and $59.7 million, or 57.3% of bank capital to the hospitality lodging industry.  Charge-offs on loans within these concentrations were $0 and $762,000 for the years ended December 31, 2018 and 2017, respectively.

During 2018, the Company sold residential mortgage loans totaling $752,000.  During 2017, the Company did not sell any residential mortgage loans.  Gross realized gains and gross realized losses on sales of residential mortgage loans were $15,000 and $0, respectively, in 2018 and $0 and $0, respectively, in 2017.  The proceeds from the sales of residential mortgage loans totaled $767,000 and $0 for the years ended December 31, 2018 and 2017, respectively.  As of December 31, 2018 and 2017, the outstanding value of loans serviced for others totaled $26.8 million and $29.0 million, respectively.

NOTE 5 - PREMISES AND EQUIPMENT

Components of premises and equipment at December 31 are as follows:

	2018	2017
	(In Thousands)
Land and improvements	$2,832	$2,771
Buildings and improvements	17,788	17,613
Furniture and equipment	7,171	6,636
	27,791	27,020
Accumulated depreciation	(13,945)	(13,156)

	$13,846	$13,864

Depreciation expense totaled $895,000 and $922,000 for the years ended December 31, 2018 and 2017, respectively.

Certain facilities are leased under various operating leases. Rental expense for these leases was $470,000 and $405,000, respectively, for the years ended December 31, 2018 and 2017. Future minimum rental commitments under noncancellable leases as of December 31, 2018 were as follows (in thousands):

2019	$454
2020	452
2021	452
2022	452
2023	452
Thereafter	4,202
$6,464

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 6 - DEPOSITS

Aggregate time deposits in denominations of more than $250,000 were $112,665,000 and $92,527,000 at December 31, 2018 and 2017, respectively.

At December 31, 2018, the scheduled maturities of time deposits are as follows (in thousands):

2019	$212,786
2020	81,453
2021	17,246
2022	17,374
2023	16,318
$345,177

NOTE 7 – BORROWINGS

Short-term borrowings at December 31 consist of the following:

	2018	2017
	(In Thousands)
Securities sold under agreements to repurchase	$37,457	$24,286
Federal Home Loan Bank short-term borrowings	15,589	18,244
	$53,046	$42,530

The outstanding balances and related information of short-term borrowings are summarized as follows:

	Years Ended December 31,
	2018	2017
	(Dollars In Thousands)
Average balance during the year	$41,963	$39,170
Average interest rate during the year	0.77%	0.51%
Maximum month-end balance during the year	$53,046	$54,286
Weighted average interest rate at the end of the year	1.27%	0.87%

Securities sold under agreements to repurchase generally mature within one day to one year from the transaction date. Securities with an amortized cost and fair value of $41,587,000 and $40,161,000 at December 31, 2018 and $27,255,000 and $26,626,000 at December 31, 2017, respectively, were pledged as collateral for these agreements. The securities underlying the agreements were under the Company’s control.

The collateral pledged for repurchase agreements that are classified as secured borrowings is summarized as follows (in thousands):

	As of December 31, 2018
	Remaining Contractual Maturity of the Agreements
	Overnight and continuous	Up to 30 days	30-90 days	Greater than 90 days	Total
Repurchase Agreements:
Mortgage-backed securities - government sponsored entities	$40,161	$-	$-	$-	$40,161

Total liability recognized for repurchase agreements					$37,457

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 7 – BORROWINGS (CONTINUED)

	As of December 31, 2017
	Remaining Contractual Maturity of the Agreements
	Overnight and continuous	Up to 30 days	30-90 days	Greater than 90 days	Total
Repurchase Agreements:
Mortgage-backed securities - government sponsored entities	$26,626	$-	$-	$-	$26,626

Total liability recognized for repurchase agreements					$24,286

The Company has a line of credit commitment available from the FHLB of Pittsburgh for borrowings of up to $150,000,000, which renews annually in May.  At December 31, 2018, there were $15,589,000 of borrowings outstanding on this line.  There were $18,244,000 of borrowings outstanding on this line of credit at December 31, 2017.    The Company has a line of credit commitment available from Atlantic Community Bankers Bank for $7,000,000, which expires on June 30, 2019.  There were no borrowings under this line of credit at December 31, 2018 and 2017. The Company has a line of credit commitment available from PNC Bank for $16,000,000 at December 31, 2018. There were no borrowings under this line of credit at December 31, 2018 and December 31, 2017.  The Company also has a line of credit commitment from Zions Bank for $17,000,000.  There were no borrowings under this line of credit at December 31, 2018 and December 31, 2017.

Other borrowings consisted of the following at December 31, 2018 and 2017:

	2018	2017
	(In Thousands)

Amortizing fixed rate borrowing due January 2018 at 0.91%	$-	$51
Amortizing fixed rate borrowing due December 2018 at 1.42%	-	823
Amortizing fixed rate borrowing due January 2019 at 1.39%	423	5,451
Fixed rate term borrowing due August 2019 at 1.61%	10,000	10,000
Amortizing fixed rate borrowing due June 2020 at 1.49%	3,079	5,093
Amortizing fixed rate borrowing due July 2020 at 2.77%	7,962	-
Amortizing fixed rate borrowing due December 2020 at 1.71%	5,000	3,051
Amortizing fixed rate borrowing due December 2020 at 3.06%	2,051	-
Amortizing fixed rate borrowing due March 2022 at 1.75%	2,877	3,730
Amortizing fixed rate borrowing due October 2022 at 1.88%	6,200	7,746
Amortizing fixed rate borrowing due October 2023 at 3.24%	9,692	-
Amortizing fixed rate borrowing due December 2023 at 3.22%	5,000	-
	$52,284	$35,945

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 7 – BORROWINGS (CONTINUED)

Contractual maturities and scheduled cash flows of other borrowings at December 31, 2018 are as follows (in thousands):

2019	$26,234
2020	13,018
2021	5,581
2022	4,760
2023	2,691
$52,284

The Bank’s maximum borrowing capacity with the FHLB was $398,936,000 of which $67,873,000 was outstanding in the form of advances and $45,000,000 was outstanding in the form of letters of credit at December 31, 2018. Advances from the FHLB are secured by qualifying assets of the Bank.

NOTE 8 – EMPLOYEE BENEFIT PLANS

The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan. The plan permits employees to make pre-tax contributions up to 15% of the employee’s compensation, not to exceed the limits set by the Internal Revenue Service. The amount of contributions to the plan, including matching contributions, is at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan and receive Company contributions after one year of employment. Eligible employees are able to contribute to the Plan at the beginning of the first quarterly period after their date of employment.  Employee contributions vest immediately, and any Company contributions are fully vested after five years. The Company’s contributions are expensed as the cost is incurred, funded currently, and amounted to $738,000 and $605,000 for the years ended December 31, 2018 and 2017, respectively.

     The Company has several non-qualified supplemental executive retirement plans for the benefit of certain executive officers and former officers. At December 31, 2018 and 2017, other liabilities include $3,362,000 and $3,360,000 accrued under the Plan. Compensation expense includes approximately $434,000 and $301,000 relating to the supplemental executive retirement plan for 2018 and 2017, respectively.  To fund the benefits under this plan, the Company is the owner of single premium life insurance policies on participants in the non-qualified retirement plan. At December 31, 2018 and 2017, the cash value of these policies was $37,932,000 and $37,060,000, respectively.

The Company provides postretirement benefits in the form of split-dollar life arrangements to employees who meet the eligibility requirements. The net periodic postretirement benefit expense included in salaries and employee benefits was $149,000 and $168,000 for the years ended December 31, 2018 and 2017, respectively.

FASB authoritative guidance on accounting for deferred compensation and postretirement benefit aspects of endorsement split-dollar life insurance arrangements requires the recognition of a liability and related compensation expense for endorsement split-dollar life insurance that provides a benefit to an employee that extends to postretirement periods.  The life insurance policies purchased for the purpose of providing such benefits do not effectively settle an entity’s obligation to the employee.  Accordingly, the entity must recognize a liability and related compensation expense during the employee’s active service period based on the future cost of insurance to be incurred during the employee’s retirement.  This expense is included in the SERP plan

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 8 – EMPLOYEE BENEFIT PLANS (CONTINUED)

expense for 2018 discussed above.  If the entity has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the FASB authoritative guidance on employer’s accounting for postretirement benefits other than pensions.  The accumulated postretirement benefit obligation was $1,291,000 and $1,142,000 at December 31, 2018 and 2017, respectively.

Through its acquisition of Delaware, the Company also has certain director fee deferral and continuation plans.  These plans allowed directors to defer director fees and provide a benefit payment for a period of five to fifteen years.  The Company expensed $6,000 and $9,000 under these plans in 2018 and 2017, respectively.  At December 31, 2018 and 2017, the liability under these plans was $249,000 and $331,000, respectively.

Certain key executives have change in control agreements with the Company.  These agreements provide certain potential benefits in the event of termination of employment following a change in control.

The Company participates in the Pentegra Mulitemployer Defined Benefit Pension Plan (EIN 13-5645888 and Plan # 333) as a result of its acquisition of North Penn.  As of December 31, 2018 and 2017, the Company’s Plan was 91.4% and 89.0% funded, respectively, and total contributions made are not more than 5% of the total contributions to the Plan.  The Company’s expense related to the Plan was $46,000 in 2018 and 2017.  During the plan years ending December 31, 2018 and 2017, the Company made a contribution of $46,000 for each year.

As a result of its acquisition of Delaware, the Company is a member of the New York State Bankers Retirement System.  Substantially all full-time employees who were former employees of Delaware are covered under this defined benefit pension plan (the “Delaware Plan”).  The Company’s funding policy is to contribute at least the minimum required contribution annually.  Pension cost is computed using the projected unit credit actuarial cost method.  Effective December 31, 2012, the Delaware Plan was closed to new participants and accrued benefits were frozen.

The following table sets forth the projected benefit obligation and change in plan assets for the Delaware Plan at December 31:

(in Thousands of Dollars)	2018	2017

Change in projected benefit obligation:

Projected benefit obligation at beginning of year	$(8,465)	$(8,084)
Service cost	(64)	(68)
Interest cost	(279)	(303)
Actuarial gain (loss)	1,040	(587)
Benefits paid	582	577
Benefit obligation at end of year	$(7,186)	$(8,465)

Change in plan assets:

Fair value of plan assets at beginning of year	$7,110	$6,702
Actual return on plan assets	(401)	981
Benefits paid	(573)	(573)
Fair value of assets at end of year	6,136	7,110
Funded status at end of year	$(1,050)	$(1,355)

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 8 – EMPLOYEE BENEFIT PLANS (CONTINUED)

The Delaware Plan paid $582,000 and $577,000 in benefit payments in 2018 and 2017, respectively.  Estimated benefit payments under the Delaware Plan are expected to be approximately $510,000, $498,000, $486,000, $487,000 and $472,000 for the next five years.  Payments are expected to be approximately $2,233,000 in total for the five-year period ending December 31, 2028.  The Company was not required to make any contributions to the Delaware Plan in 2018 or 2017.  The increase in the projected discount rate contributed approximately $900,000 to the overall increase in the projected benefit obligation for the year ended December 31, 2018.

The accumulated benefit obligation for the Delaware Plan was $7,186,000 and $8,465,000 at December 31, 2018 and 2017, respectively.

The following table sets forth the amounts recognized in accumulated other comprehensive income for the years ended December 31 (in thousands):

	2018	2017
Transition asset	$-	$-
Prior service credit	-	-
Gain	207	473
Total	$207	$473

          Net pension cost (income) included the following components (in thousands):

	2018	2017

Service cost benefits earned during the period	$64	$68
Interest cost on projected benefit obligation	279	303
Actual return on assets	(441)	(416)
Net amortization and deferral	-	-

NET PERIODIC PENSION COST	$(98)	$(45)

The weighted average assumptions used to determine the benefit obligation at December 31 are as follows:

	2018	2017

Discount rate	4.54%	3.43%

     The weighted average assumptions used to determine the net periodic pension cost at December 31 are as follows:

	2018	2017

Discount rate	3.43%	3.90%
Expected long-term return on plan assets	6.50%	6.50%
Rate of compensation increase	0.00%	0.00%

           The expected long-term return on plan assets was determined based upon expected returns on individual asset types included in the asset portfolio.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 8 – EMPLOYEE BENEFIT PLANS (CONTINUED)

     The Delaware Plan’s weighted-average asset allocations at December 31, by asset category, are as follows:

	2018	2017

Cash equivalents	4.2%	6.4%
Equity securities	46.1%	50.2%
Fixed income securities	45.8%	40.2%
Other	3.9%	3.2%
	100.0%	100.0%

The Delaware Plan’s overall investment strategy is to achieve a mix of approximately 97 percent of investments for long-term growth and 3 percent for near-term benefit payments with a wide diversification of asset types, fund strategies, and fund managers.  The target allocation for the Delaware Plan assets is 0 to 20 percent cash equivalents, 40 to 60 percent equity securities, 40 to 60 percent fixed income securities, and 0 to 5 percent other.  Cash equivalents consist primarily of government issues and short-term investment funds.  Equity securities primarily include investments in common stock, depository receipts, preferred stock, and real estate investment trusts.  Fixed income securities include corporate bonds, government issues, mortgage-backed securities, municipals, and other asset backed securities.

The fair value of the Delaware Plan’s assets, by asset category, is as follows:

	December 31, 2018
		Quoted Market	Other
		Price in	Observable	Unobservable
		Active Markets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
	(in thousands of dollars)

Cash equivalents:
Cash (including foreign currencies)	$6	$6	$-	$-
Equity securities:
Common stock	2,475	2,475	-	-
Depository receipts	42	42	-	-
Preferred stock	20	20	-	-
Fixed income securities:
Corporate bonds	608	-	608	-
Government issue	2,228	-	2,228	-
Collateralized mortgage obligations	156	-	156	-
Other	601	-	-	601
Total	$6,136	$2,543	$2,992	$601

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 8 – EMPLOYEE BENEFIT PLANS (CONTINUED)

	December 31, 2017
		Quoted Market	Other
		Price in	Observable	Unobservable
		Active Markets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
	(in thousands of dollars)

Cash equivalents:
Cash (including foreign currencies)	$70	$70	$-	$-
Short-term investment funds	19	-	19	-
Equity securities:
Common stock	1,401	1,401	-	-
Depository receipts	35	35	-	-
Commingled Pension Trust Fund	2,203	-	2,203	-
Preferred stock	31	31	-	-
Fixed income securities:
Corporate bonds	296	-	296	-
Government issue	992	-	992	-
Mortgage-backed securities	6	-	6	-
Collateralized mortgage obligations	56	-	56	-
Commingled Pension Trust Fund	1,746	-	1,746	-
Other	255	-	-	255
Total	$7,110	$1,537	$5,318	$255

The following table sets forth a summary of the changes in the Level 3 assets for the year ended December 31, 2018 and 2017 (in thousands of dollars):

	2018	2017

Balance, January 1	$255	$283
Purchase	-	-
Unrealized gain (loss)	346	(28)
Balance, December 31	$601	$255

NOTE 9 - INCOME TAXES

The components of the provision for federal income taxes are as follows:

	Years Ended December 31,
	2018	2017
	(In Thousands)
Current	$2,529	$3,822
Change in corporate tax rate	-	3,060
Deferred	24	(331)
	$2,553	$6,551

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 9 - INCOME TAXES (CONTINUED)

Deferred income taxes reflect temporary differences in the recognition of revenue and expenses for tax reporting and financial statement purposes, principally because certain items, such as, the allowance for loan losses and loan fees are recognized in different periods for financial reporting and tax return purposes. As of December 31, 2018, the Company has a $4,970,000 net operating loss carryforward that will begin to expire in 2035.  A valuation allowance has not been established for deferred tax assets. Realization of the deferred tax assets is dependent on generating sufficient taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. Deferred tax assets are recorded in other assets.

Income tax expense of the Company is less than the amounts computed by applying statutory federal income tax rates to income before income taxes because of the following:

	Percentage of Income
	before Income Taxes
	Years Ended December 31,
	2018	2017
Tax at statutory rates	21.0%	35.0%
Tax exempt interest income, net of interest expense disallowance	(4.9)	(9.6)
Incentive stock options	0.2	0.2
Earnings and proceeds on life insurance	(1.1)	(2.7)
Change in corporate tax rate	-	20.8
Other	0.6	0.7

	15.8%	44.4%

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 9 - INCOME TAXES (CONTINUED)

The net deferred tax asset included in other assets in the accompanying Consolidated Balance Sheets includes the following amounts of deferred tax assets and liabilities:

	2018	2017
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$1,775	$1,603
Deferred compensation	766	775
Core deposit intangible	278	232
Prepaid expenses	90	125
Pension liability	263	384
Foreclosed real estate valuation allowance	20	7
AMT tax credit carryforward	260	260
Net operating loss carryforward	1,173	1,249
Net unrealized loss on securities	1,477	808
Other	95	92
Total Deferred Tax Assets	6,197	5,535

Deferred tax liabilities:
Premises and equipment	223	210
Deferred loan fees	186	142
Net unrealized gain on pension liability	43	99
Purchase price adjustment	321	303

Total Deferred Tax Liabilities	773	754

Net Deferred Tax Asset	$5,424	$4,781

The Company’s federal and state income tax returns for taxable years through 2015 have been closed for purposes of examination by the Internal Revenue Service and the Pennsylvania Department of Revenue.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total, Tier 1 and Common Equity Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2018 and 2017, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 10 - REGULATORY MATTERS AND STOCKHOLDERS’ EQUITY (CONTINUED)

As of December 31, 2018, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s actual capital amounts and ratios are presented in the following table:

					To be Well Capitalized
					under Prompt
			For Capital Adequacy		Corrective Action
	Actual		Purposes		Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

As of December 31, 2018:
Total capital (to risk-weighted assets)	$122,917	14.00%	≥$70,248	≥8.00%	≥$87,810	≥10.00%
Tier 1 capital (to risk-weighted assets)	114,465	13.04	≥52,686	≥6.00	≥70,248	≥8.00
Common Equity Tier 1 capital (to risk-weighted assets)	114,465	13.04	≥39,515	≥4.50	≥57,077	≥6.50
Tier 1 capital (to average assets)	114,465	9.82	≥46,619	≥4.00	≥58,273	≥5.00

As of December 31, 2017:
Total capital (to risk-weighted assets)	$113,091	14.11%	≥$64,126	≥8.00%	≥$80,158	≥10.00%
Tier 1 capital (to risk-weighted assets)	105,457	13.16	≥48,095	≥6.00	≥64,126	≥8.00
Common Equity Tier 1 capital (to risk-weighted assets)	105,457	13.16	≥36,071	≥4.50	≥52,103	≥6.50
Tier 1 capital (to average assets)	105,457	9.36	≥45,075	≥4.00	≥56,343	≥5.00

The Bank’s ratios do not differ significantly from the Company’s ratios presented above.

Effective January 1, 2015, the Company and the Bank became subject to new regulatory capital rules which, among other things, impose a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets); set the minimum leverage ratio for all banking organizations at a uniform 4% of total assets; increased the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets); and assigned a higher risk-weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property.  The new rules also require unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt out is exercised, which the Company and the Bank have done.  The final rule limits a banking organization’s dividends, stock repurchases and other capital distributions, and certain discretionary bonus payments to executive officers, if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above regulatory minimum risk-based requirements.  The capital conservation buffer requirements will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer will be effective.  The Company and the Bank are in compliance with their respective new capital requirements, including the capital conservation buffer, as of December 31, 2018.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 10 - REGULATORY MATTERS AND STOCKHOLDERS’ EQUITY (CONTINUED)

The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at December 31, 2018 and 2017 was approximately $1,018,000 and $1,111,000, respectively.

Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2018, $64,886,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above. Under Federal Reserve regulations, the Bank is limited as to the amount it may lend affiliates, including the Company, unless such loans are collateralized by specific obligations.

NOTE 11 - STOCK BASED COMPENSATION

The Company’s shareholders approved the Norwood Financial Corp 2006 Stock Option Plan at the Annual Meeting on April 26, 2006. An aggregate of 412,500 shares of authorized but unissued Common Stock of the Company were reserved for future issuance under the Plan. This includes up to 66,000 shares for awards to outside directors. Under this plan, the Company granted 11,135 options to employees in 2015, 18,750 options to employees in 2014, and 42,900 options, which included 6,000 options granted to outside directors in 2013.  No options were granted under this plan in 2018 or 2017.  As of December 31, 2018, there were no shares available for future awards under this plan. All share information has been restated to reflect the 50% stock dividend declared in 2017.

At the Annual Meeting held on April 22, 2014, the Company’s shareholders approved the Norwood Financial Corp 2014 Equity Incentive Plan. An aggregate of 375,000 shares of authorized but unissued Common Stock of the Company were reserved for future issuance under the Plan. This includes up to 60,000 shares for awards to outside directors. The Plan also authorized the Company to award restricted stock to officers and outside directors, limited to 63,000 shares of restricted stock awards for officers and 12,000 shares of restricted stock awards for outside directors. At the Annual Meeting held on April 24, 2018, the Company’s shareholders approved an amendment to the 2014 Equity Incentive Plan to ease certain restrictions on restricted stock awards to outside directors.  As a result of this amendment, the number of shares available for restricted stock awards to officers was reduced by 300 shares to 62,700, while the number of shares available for restricted stock awards to outside directors was increased by 20,300 to 32,300 shares.  Under this plan, the Company granted 42,000 shares in 2018 which included 26,500 options to employees, 7,500 shares of restricted stock to officers, 2,400 options to directors and 5,600 shares of restricted stock to directors.  In 2017, the Company granted 44,150 shares which included 26,750 options to employees, 9,000 shares of restricted stock to officers, 8,000 options to directors and 400 shares of restricted stock to directors.  In 2016, the Company granted 36,675 shares which included 24,000 options to employees, 9,000 shares of restricted stock to officers and 3,675 shares of restricted stock to directors.  In 2015, the Company granted 20,591 shares which included 10,616 options to employees, 6,375 shares of restricted stock to officers and 3,600 shares of restricted stock to directors.  In 2014, the Company granted 13,950 shares, which included 9,750 shares of restricted stock to officers and 4,200 shares of restricted stock to outside directors.  All shares granted in 2014 were for restricted stock.  The restricted shares vest over a five-year period.  The product of the number of shares granted and the grant date market price of the Company’s common stock determine the fair value of restricted stock under the company’s restricted stock plan.  Management recognizes compensation expense for the fair value of restricted stock on a straight-line basis over the requisite service period for the entire award.  As of December 31, 2018, there were 217,635 shares available for future awards under this plan, which includes

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 11 - STOCK BASED COMPENSATION (CONTINUED)

185,510 shares available for officer awards and 32,125 shares available for awards to outside directors.  Included in these totals are 21,075 shares available for restricted stock awards to officers and 14,825 shares available for restricted stock awards to outside directors.  All share information has been restated to reflect the 50% stock dividend declared in 2017.

Total unrecognized compensation cost related to stock options was $207,000 as of December 31, 2018 and $237,000 as of December 31, 2017.  Salaries and employee benefits expense includes $237,000 and $93,000 of compensation costs related to options for the years ended December 31, 2018 and 2017, respectively.   Compensation costs related to restricted stock amounted to $205,000 and $143,000 for the years ended December 31, 2018 and 2017, respectively.  The expected future compensation expense relating to non-vested restricted stock outstanding as of December 31, 2018 and 2017 was $963,000 and $744,000, respectively.  Net income was reduced by $388,000 and $187,000 for the years ended December 31, 2018 and 2017, respectively.

A summary of the Company’s stock option activity and related information for the years ended December 31 follows:

	2018			2017
		Weighted			Weighted
		Average	Average		Average	Average
		Exercise	Intrinsic		Exercise	Intrinsic
	Options	Price	Value	Options	Price	Value

Outstanding, beginning of year	212,725	$20.76		225,669	$19.46
Granted	28,900	32.34		34,750	32.81
Exercised	(28,275)	18.39		(44,219)	23.53
Forfeited	(4,650)	27.08		(3,475)	21.71

Outstanding, end of year	208,700	$22.54	$2,182,537	212,725	$20.76	$2,604,097

Exercisable, end of year	179,800	$20.97	$2,163,463	177,975	$18.41	$2,597,494

Exercise prices for options outstanding as of December 31, 2018 ranged from $16.65 to $32.81 per share. The weighted average remaining contractual life is 5.9 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Years Ended December 31,
	2018	2017
Dividend yield	3.72%	3.89%
Expected life	10 years	10 years
Expected volatility	29.10%	29.11%
Risk-free interest rate	2.68%	2.41%
Weighted average fair value of options granted	$7.18	$6.83

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

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

Proceeds from stock option exercises totaled $520,000 in 2018. Shares issued in connection with stock option exercises are issued from available treasury shares or from available authorized shares. During 2018, for the shares issued in connection with stock option exercises, 28,275 shares in total, 25,950 shares were issued from available authorized shares, while the remaining 2,325 shares were issued from available treasury shares.  All share information has been adjusted to reflect the 50% stock dividend declared in 2017.

As of December 31, 2018, outstanding stock options consist of the following:

		Average			Average
	Options	Exercise	Remaining	Options	Exercise
	Outstanding	Price	Life, Years	Exercisable	Price
	14,775	$17.33	1.0	14,775	$17.33
	14,025	16.83	2.0	14,025	16.83
	18,825	16.65	3.0	18,825	16.65
	26,400	18.03	4.0	26,400	18.03
	1,650	18.36	4.0	1,650	18.36
	3,000	19.30	4.8	3,000	19.30
	25,375	17.93	5.0	25,375	17.93
	12,000	19.39	5.9	12,000	19.39
	13,500	19.03	6.9	13,500	19.03
	18,500	22.37	8.0	18,500	22.37
	31,750	32.81	9.0	31,750	32.81
	28,900	32.34	10.0	-	-

Total	208,700			179,800

A summary of the Company’s restricted stock activity and related information for the years ended December 31 is as follows:

	2018		2017
		Weighted-Average		Weighted-Average
	Number of	Grant Date	Number of	Grant Date
	Shares	Fair Value	Shares	Fair Value

Non-vested, beginning of year	30,415	$24.46	28,035	$20.64
Granted	13,100	32.34	9,400	32.81
Vested	(8,900)	23.00	(7,020)	20.37
Forfeited	-	-	-	-
Non-vested at December 31	34,615	$27.82	30,415	$24.46

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 12 - EARNINGS PER SHARE

The following table sets forth the computations of basic and diluted earnings per share:

	Years Ended December 31,
	2018	2017
	(In Thousands, Except Per Share Data)

Numerator, net income	$13,651	$8,198

Denominator:
Weighted average shares outstanding	6,263	6,238
Less: Weighted average unvested restricted shares	(31)	(28)
Denominator: Basic earnings per share	6,232	6,210

Weighted average shares outstanding, basic	6,232	6,210
Add: Dilutive effect of stock options	58	61
Denominator: Diluted earnings per share	6,290	6,271

Basic earnings per common share	$2.19	$1.32

Diluted earnings per common share	$2.17	$1.31

Stock options which had no intrinsic value because their effect would be anti-dilutive, and therefore would not be included in the diluted EPS calculation, were zero for both years ended December 31, 2018 and 2017, based on the closing price of the Company’s common stock which was $33.00 as of December 31, 2018 and 2017.  All share and per share information has been restated to reflect the 50% stock dividend declared in 2017.

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

A summary of the Bank’s financial instrument commitments is as follows:

	December 31,
	2018	2017
	(In Thousands)
Commitments to grant loans	$45,246	$44,970
Unfunded commitments under lines of credit	71,906	62,228
Standby letters of credit	4,269	5,919
	$121,421	$113,117

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

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

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  In accordance with fair value accounting guidance, the Company measures, records, and reports various types of assets and liabilities at fair value on either a recurring or non-recurring basis in the Consolidated Financial Statements.  Those assets and liabilities are presented in the sections entitled “Assets and Liabilities Required to be Measured and Reported at Fair Value on a Recurring Basis” and “Assets and Liabilities Required to be Measured and Reported at Fair Value on a Non-Recurring Basis”.  There are three levels of inputs that may be used to measure fair values:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 – Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The methods of determining the fair value of assets and liabilities presented in this note are consistent with our methodologies disclosed in Note 14 of the Company’s 2017 Form 10-K, except for the valuation of loans which was impacted by the adoption of ASU 2016-01.  In accordance with ASU 2016-01, the fair value of loans, excluding previously presented impaired loans measured at fair value on a non-recurring basis, is estimated using discounted cash flow analyses.  The discount rates used to determine fair value use interest rate spreads that reflect factors such as liquidity, credit and nonperformance risk.  Loans are considered a Level 3 classification.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

ASSETS AND LIABILITIES REQUIRED TO BE MEASURED AND REPORTED
AT FAIR VALUE ON A RECURRING BASIS

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2018 and 2017 are as follows (in thousands):

	Fair Value Measurement Reporting Date using

Description	Total	Level 1	Level 2	Level 3
December 31, 2018
Available for Sale:
States and political subdivisions	$97,613	$-	$97,613	$-
Corporate obligations	8,640	-	8,640	-
Mortgage-backed securities-government
sponsored entities	137,024	-	137,024	-
Total available for sale	$243,277	$-	$243,277	$-

December 31, 2017
Available for Sale:
U.S. Treasury securities	$1,998	$-	$1,998	$-
States and political subdivisions	120,478	-	120,478	-
Corporate obligations	9,989	-	9,989	-
Mortgage-backed securities-government
sponsored entities	148,656	-	148,656	-
Total available for sale	$281,121	$-	$281,121	$-

Securities:

The fair value of securities available for sale (carried at fair value) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted prices. For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence (Level 3). In the absence of such evidence, management’s best estimate is used. Management’s best estimate consists of both internal and external support on certain Level 3 investments. Internal cash flow models using a present value formula that includes assumptions market participants would use along with indicative exit pricing obtained from broker/dealers (where available) are used to support fair values of certain Level 3 investments, if applicable.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

ASSETS AND LIABILITIES REQUIRED TO BE MEASURED AND REPORTED
AT FAIR VALUE ON A RECURRING BASIS

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2018 and 2017 are as follows (in thousands):

	Fair Value Measurement Reporting Date using

Description	Total	Level 1	Level 2	Level 3
December 31, 2018
Impaired Loans	$1,319	$-	$-	$1,319
Foreclosed real estate	1,115	-	-	1,115

December 31, 2017
Impaired Loans	$1,247	$-	$-	$1,247
Foreclosed real estate	1,661	-	-	1,661

Impaired loans (generally carried at fair value):

The Company measures impairment generally based on the fair value of the loan’s collateral.  Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the lowest level of input that is significant to the fair value measurements.

As of December 31, 2018, the fair value investment in impaired loans totaled $1,319,000 which included six loan relationships that did not require a valuation allowance since either the estimated realizable value of the collateral or the discounted cash flows exceeded the recorded investment in the loan.  As of December 31, 2018, the Company has recognized charge-offs against the allowance for loan losses on these impaired loans in the amount of $428,000 over the life of the loans.

As of December 31, 2017, the fair value investment in impaired loans totaled $1,247,000 which included five loans which did not require a valuation allowance since the estimated realizable value of the collateral exceeded the recorded investment in the loan.  As of December 31, 2017, the Company had recognized charge-offs against the allowance for loan losses on these impaired loans in the amount of $277,000 over the life of the loans.

Foreclosed real estate owned (carried at fair value):

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are carried at fair value less estimated cost to sell.  Fair value is based upon independent market prices, appraised value of the collateral or management’s estimation of the value of the collateral.  These assets are included in Level 3 fair value based upon the lowest level of input that is significant to the fair value measurement.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

The following tables present additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level 3 inputs to determine fair value:

	Quantitative Information about Level 3 Fair Value Measurements
(dollars in thousands)	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
December 31, 2018
Impaired loans	$232	Appraisal of collateral(1)	Appraisal adjustments(2)	10.00-81.54% (56.06%)
Impaired loans	$1,087	Present value of future cash flows	Loan discount rate	4.00-6.00% (5.80%)
			Probability of default	0%

Foreclosed real estate owned	$1,115	Appraisal of collateral(1)	Liquidation Expenses(2)	7.00-85.71% (7.80%)

	Quantitative Information about Level 3 Fair Value Measurements
(dollars in thousands)	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
December 31, 2017
Impaired loans	$131	Appraisal of collateral(1)	Appraisal adjustments(2)	10% (10%)
Impaired loans	$1,116	Present value of future cash flows	Loan discount rate	4-5.25% (5.11%)
			Probability of default	0%

Foreclosed real estate owned	$1,661	Appraisal of collateral(1)	Liquidation Expenses(2)	0-42.60% (14.68%)

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

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

ASSETS AND LIABILITIES NOT REQUIRED TO BE MEASURED AND REPORTED AT FAIR VALUE

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

The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2018 and 2017.

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

Restricted investment in Federal Home Loan Bank stock (carried at cost):
The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of its district FHLB according to a predetermined formula. This regulatory stock has no quoted market value and is carried at cost.

Bank owned life insurance (carried at cost):
The fair value is equal to the cash surrender value of the Bank owned life insurance.

Accrued interest receivable and payable (carried at cost):
The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit liabilities (carried at cost):
The fair values disclosed for demand deposits (e.g., interest and noninterest checking, savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

Short-term borrowings (carried at cost):
The carrying amounts of short-term borrowings approximate their fair values.

Other borrowings (carried at cost):
Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity. These prices obtained from this active market represent a fair value that is deemed to represent the transfer price if the liability were assumed by a third party.

Off-balance sheet financial instruments (disclosed at cost):
Fair values for the Company’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimated fair values of the Bank’s financial instruments not required to be measured or reported at fair value were as follows at December 31, 2018 and December 31, 2017. (In thousands):

	Fair Value Measurements at December 31, 2018
	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents (1)	$18,348	$18,348	$18,348	$-	$-
Loans receivable, net	841,730	840,134	-	-	840,134
Mortgage servicing rights	178	220	-	-	220
Regulatory stock (1)	3,926	3,926	3,926	-	-
Bank owned life insurance (1)	37,932	37,932	37,932	-	-
Accrued interest receivable (1)	3,776	3,776	3,776	-	-

Financial liabilities:
Deposits	946,780	945,773	601,604	-	344,169
Short-term borrowings (1)	53,046	53,046	53,046	-	-
Other borrowings	52,284	52,043	-	-	52,043
Accrued interest payable (1)	1,806	1,806	1,806	-	-

Off-balance sheet financial instruments:
Commitments to extend credit and outstanding letters of credit	-	-	-	-	-

	Fair Value Measurements at December 31, 2017
	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents (1)	$16,697	$16,697	$16,697	$-	$-
Loans receivable, net	756,458	756,092	-	-	756,092
Mortgage servicing rights	200	223	-	-	223
Regulatory stock (1)	3,505	3,505	3,505	-	-
Bank owned life insurance (1)	37,060	37,060	37,060	-	-
Accrued interest receivable (1)	3,716	3,716	3,716	-	-

Financial liabilities:
Deposits	929,384	929,709	609,090	-	320,619
Short-term borrowings (1)	42,530	42,530	42,530	-	-
Other borrowings	35,945	35,514	-	-	35,514
Accrued interest payable (1)	1,434	1,434	1,434	-	-

Off-balance sheet financial instruments:
Commitments to extend credit and outstanding letters of credit	-	-	-	-	-

(1)	This financial instrument is carried at cost, which approximates the fair value of the instrument.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 15 – ACCUMULATED OTHER COMPREHENSIVE LOSS

The following tables present the changes in accumulated other comprehensive income (loss) (in thousands) by component, net of tax, for the years ended December 31, 2018 and 2017:

	Unrealized gains(losses) on available for sale securities (a)	Unrealized gain (loss) on pension liability (a)	Total (a)
Balance as of December 31, 2017	$(3,041)	$374	$(2,667)
Other comprehensive income (loss) before reclassification	(2,349)	164	(2,185)
Amount reclassified from accumulated other comprehensive loss	(168)	-	(168)
Total other comprehensive loss	(2,517)	164	(2,353)
Balance as of December 31, 2018	$(5,558)	$538	$(5,020)

	Unrealized gains (losses) on available for sale securities (a)	Unrealized gain (loss) on pension liability (a)	Total (a)
Balance as of December 31, 2016	$(4,437)	$318	$(4,119)
Other comprehensive income (loss) before reclassification	2,127	(11)	2,116
Amount reclassified from accumulated other comprehensive loss	(230)	-	(230)
Total other comprehensive income	1,897	(11)	1,886
Reclassification of certain income tax effects from accumulated
other comprehensive loss	(501)	67	(434)
Balance as of December 31, 2017	$(3,041)	$374	$(2,667)

(a) All amounts are net of tax. Amounts in parentheses indicate debits.

The following table presents significant amounts reclassified out of each component of accumulated other comprehensive income (loss) (in thousands) for the years ended December 31, 2018 and 2017:

	Amount Reclassified
	From Accumulated		Affected Line Item in
	Other		Consolidated
	Comprehensive		Statement of
Details about other comprehensive income	Income (Loss) (a)		Income

	Twelve months	Twelve months
	ended	ended
	December 31,	December 31,
	2018	2017
Unrealized gains on available for sale securities	$213	$348	Net realized gains on sales of securities
	(45)	(118)	Income tax expense
	$168	$230
(a)	Amounts in parentheses indicate debits to net income.

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

NOTE 16 - NORWOOD FINANCIAL CORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS

	December 31,
	2018	2017
	(In Thousands)
ASSETS
Cash on deposit in bank subsidiary	$2,509	$4,782
Investment in bank subsidiary	120,511	110,218
Other assets	1,739	2,858
Total assets	$124,759	$117,858
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$2,474	$2,119
Stockholders’ equity	122,285	115,739
Total liabilities and stockholders' equity	$124,759	$117,858

STATEMENTS OF INCOME

	Years Ended December 31,
	2018	2017
Income:	(In Thousands)
Dividends from bank subsidiary	$5,643	$5,412
Net realized gain on sales of securities	-	130
Other interest income	-	8
	5,643	5,550
Expenses	618	511
	5,025	5,039
Income tax benefit	(217)	(127)
	5,242	5,166
Equity in undistributed earnings of subsidiary	8,409	3,032
Net Income	$13,651	$8,198
Comprehensive Income	$11,298	$10,084

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2018	2017
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$13,651	$8,198
Adjustments to reconcile net income to
net cash provided by operating activities:
Undistributed earnings of bank subsidiary	(8,409)	(3,032)
Net gains on sales of securities	-	(130)
Decrease in deferred income tax	1,158	1,736
Other, net	387	389
Net Cash Provided by Operating Activities	6,787	7,161

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in bank subsidiary	(4,000)	-
Proceeds from sales of securities	-	422
Net Cash (Used in) Provided by Investing Activities	(4,000)	422

CASH FLOWS FROM FINANCING ACTIVITIES
Stock options exercised	520	1,040
Sale of treasury stock for ESOP	123	127
Acquisition of treasury stock	(194)	(1,587)
Cash dividends paid	(5,509)	(5,386)
Net Cash Used in Financing Activities	(5,060)	(5,806)
Net (Decrease) Increase in Cash and Cash Equivalents	(2,273)	1,777

CASH AND CASH EQUIVALENTS - BEGINNING	4,782	3,005
CASH AND CASH EQUIVALENTS - ENDING	$2,509	$4,782

NORWOOD FINANCIAL CORP - 2018 CONSOLIDATED FINANCIAL REPORT

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

SEC REPORTS AND ADDITIONAL INFORMATION
A copy of the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2018 including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission is available on the Company’s website at www.waynebank.com under the Stockholder Services tab.  A copy of the report may be obtained upon written request of any stockholder, investor or analyst by contacting William S. Lance, Executive Vice President, Chief Financial Officer and Secretary, Norwood Financial Corp., 717 Main Street, PO Box 269, Honesdale, PA  18431, 570-253-1455.

NORWOOD FINANCIAL CORP

DIRECTORY OF OFFICERS

NORWOOD FINANCIAL CORP

William W. Davis, Jr. .... Chairman of the Board
Dr. Andrew A. Forte........................ Vice Chairman of the Board
Lewis J. Critelli.................. President & Chief Executive Officer
William S. Lance ....Executive Vice President, Chief Financial Officer & Secretary
James F. Burke.....................................Executive Vice President
John F. Carmody...................................Executive Vice President
Robert J. Mancuso.................................Executive Vice President
John H. Sanders.. Senior Vice President

WAYNE BANK

William W. Davis, Jr. .... Chairman of the Board
Dr. Andrew A. Forte........................ Vice Chairman of the Board
Lewis J. Critelli.................. President & Chief Executive Officer
William S. Lance ....Executive Vice President, Chief Financial Officer & Secretary
James F. Burke.....................................Executive Vice President, Chief Lending Officer
John F. Carmody...................................Executive Vice President, Chief Credit Officer
Robert J. Mancuso.................................Executive Vice President, Chief Operating Officer
Ryan J. French .... Senior Vice President, Director of Human Resources
John H. Sanders.. Senior Vice President, Retail Lending Manager
Diane M. Wylam ....Senior Vice President, Senior Trust Officer
Thomas A. Byrne.. Senior Vice President
Joseph A. Castrogiovanni........................ Senior Vice President
Kenneth C. Doolittle .... Senior Vice President
John Ford .... Senior Vice President
Nancy A. Hart .... Senior Vice President, Controller & Assistant Secretary
Dawnette Hotaling .... Senior Vice President
Linda D. Mader .... Senior Vice President
Vincent O'Bell .... Senior Vice President
F. Jeffrey Reimer .... Senior Vice President
Eli T. Tomlinson .... Senior Vice President
John Veleber .... Senior Vice President
Barbara A. Ridd.................Vice President & Assistant Secretary
Robert J. Behrens, Jr.. Vice President
Pilar Cueva .... Vice President
Steven R. Daniels... Vice President
Karen R. Gasper... Vice President
Amanda Hall .... Vice President
Jill A. Hessling... Vice President
John E. Koczwara .... Vice President
Julie R. Kuen .... Vice President
Colleen Osterhout .... Vice President
Richard A. Siarniak... Vice President
Frank J. Sislo .... Vice President
Kara R. Suchy.. Vice President
Gerald J. Arnese .... Assistant Vice President
Douglas W. Atherton.......................... Assistant Vice President
Derek Bellinger.................................. Assistant Vice President
Teresa Hynes.................................... Assistant Vice President
Vonnie Lewis..................................... Assistant Vice President
Bonnie Lockett .... Assistant Vice President
Kristine Malti .... Assistant Vice President
Eileen Mershon .... Assistant Vice President
Gerry Moore .... Assistant Vice President
Christine Routledge .... Assistant Vice President
Robert Sebastianelli.......................... Assistant Vice President
Michele Bailey............................ Community Office Manager
Karen Beissel .... Community Office Manager
Nicole Folina.............................. Community Office Manager
Craig D. Grimm .... Community Office Manager
Timothy Gutliph.......................... Community Office Manager
Sandra C. Mruczkewycz.............. Community Office Manager
Madeline Portugal....................... Community Office Manager
AnnaMae Rechtorovic .... Community Office Manager
Debra Renwick .... Community Office Manager
Elaine Reuthe .... Community Office Manager
Jessica Santiago......................... Community Office Manager
Denise Seman .... Community Office Manager
Julie Shenyo .... Community Office Manager
Tanyia Vannatta .... Community Office Manager
Cheryl Wilkerson......................... Community Office Manager
Krystin Woodcock .... Community Office Manager
Laurie J. Bishop .... Assistant Community Office Manager
Kimberly Crellin .... Assistant Community Office Manager
Denise R. Kern.................. Assistant Community Office Manager
Joelyn Lee.......................... Assistant Community Office Manager
Barbara Medwynter........... Assistant Community Office Manager
Wendy Olsen .... Assistant Community Office Manager
Diane L. Richter .... Assistant Community Office Manager
Stacey Stephenson .... Assistant Community Office Manager
John Baker .... Network Manager
Ronald DePasquale.. Facilities Officer
Tracy Goodrich .... Training Officer
Annette Jurkowski................. Assistant BSA/Compliance Officer
Marianne McConeghy............................ Trust Operations Officer
Linda A. Meskey ....Credit Analyst
Amanda R. Miller ....Commercial Loan Documentation Officer
Jamie Padula ....Human Resources Administrative Officer
Kathryn A. Serniak.................................... Mortgage Loan Officer
Briana Scholl ....Credit Analyst Manager
Gary Steich .... Resource Recovery Officer
Bonnie Rutledge.. Assistant Trust Officer

NORWOOD INVESTMENT CORP

Lewis J. Critelli.................. President & Chief Executive Officer
William S. Lance ....Treasurer
Scott C. Rickard .... Investment Executive, LPL Financial

MONROE COUNTY ASSOCIATE BOARD

Michael J. Baxter	James H. Ott
Sara Cramer	Marvin Papillon
Dr. Andrew A. Forte	Ray Price
Ralph A. Matergia, Esq.	Ron Sarajian