Form 10-K, Exhibit 13
period 2019-12-31
NORWOOD FINANCIAL CORP
filed 2020-03-13
CIK 1013272

Exhibit 13

NORWOOD FINANCIAL CORP SUMMARY OF SELECTED FINANCIAL DATA (dollars in thousands except per share data) FOR THE YEARS ENDED DECEMBER 31, 2019 2018 2017 2016 2015 Net interest income $38,606 $36,839 $34,908 $28,590 $24,521 Provision for loan losses 1,250 1,725 2,200 2,050 4,580 Other income 6,355 6,837 6,496 4,841 3,969 Net realized gains on sales of loans and securities 423 228 415 338 730 Other expenses 27,311 25,975 24,870 23,124 17,100 Income before income taxes 16,823 16,204 14,749 8,595 7,540 Income tax expense 2,608 2,553 6,551 1,884 1,632 NET INCOME $14,215 $13,651 $8,198 $6,711 $5,908 Net income per share -Basic* $2.27 $2.19 $1.32 $1.16 $1.07 -Diluted* $2.25 $2.17 $1.31 $1.15 $1.07 Cash dividends declared* $0.97 $0.90 $0.87 $0.83 $0.83 Dividend pay-out ratio 42.73% 41.10% 65.91% 71.84% 77.50% Return on average assets 1.18% 1.19% 0.73% 0.74% 0.80% Return on average equity 10.83% 11.71% 7.04% 6.17% 5.83% BALANCES AT YEAR-END Total assets $1,230,610 $1,184,559 $1,132,916 $1,111,183 $750,505 Loans receivable 924,581 850,182 764,092 713,889 559,925 Allowance for loan losses 8,509 8,452 7,634 6,463 7,298 Total deposits 957,529 946,780 929,384 925,385 550,909 Stockholders’ equity 137,428 122,285 115,739 111,079 100,998 Trust assets under management 170,685 151,224 157,838 138,167 131,690 Book value per share* $21.67 $19.43 $18.61 $17.43 $18.26 Tier 1 Capital to risk-adjusted assets 13.08% 13.04% 13.16% 13.27% 15.86% Total Capital to risk-adjusted assets 13.98% 14.00% 14.11% 14.12% 17.09% Allowance for loan losses to total loans 0.92% 0.99% 1.00% 0.91% 1.30% Non-performing assets to total assets 0.19% 0.19% 0.37% 0.64% 1.33% *Per share information has been restated to reflect the 50% stock dividend declared in 2017.

2019 CONSOLIDATED FINANCIAL REPORT Management’s Discussion & Analysis 2 Management’s Report On Internal Control Over Financial Reporting ..20 Reports Of Independent Registered Public Accounting Firm 21 23 Consolidated Statements Of Income 24 Consolidated Statements Of Comprehensive Income 25 Consolidated Statements Of Stockholders’ Equity 26 Consolidated Statements Of Cash Flows 27 Notes To Consolidated Financial Statements 29 Investor Information 77

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT MANAGEMENT’S DISCUSSION AND ANALYSIS INTRODUCTION This Management’s Discussion and Analysis and related financial data are presented to assist in the understanding and evaluation of the financial condition and results of operations for Norwood Financial Corp (the “Company”), and its subsidiary Wayne Bank (the Bank), as of December 31, 2019 and 2018, and for the years ended December 31, 2019 and 2018. This section should be read in conjunction with the consolidated financial statements and related footnotes. FORWARD-LOOKING STATEMENTS The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words “believes”, “anticipates”, “contemplates”, “expects”, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in Federal and State laws, changes in interest rates, the ability to control costs and expenses, demand for real estate, government fiscal and trade policies, cybersecurity and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. CRITICAL ACCOUNTING POLICIES Note 2 to the Company’s consolidated financial statements (incorporated by reference in Item 8 of the Form 10-K) lists significant accounting policies used in the development and presentation of its financial statements. This discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an understanding and evaluation of the Company and its results of operations. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the determination of other-than-temporary impairment on securities, the determination of goodwill impairment and the fair value of financial instruments. Please refer to the discussion of the allowance for loan losses calculation under “Allowance for Loan Losses and Non-performing Assets” in the “Financial Condition” section. The deferred income taxes reflect temporary differences in the recognition of the revenue and expenses for tax reporting and financial statement purposes, principally because certain items are recognized in different periods for financial reporting and tax return purposes. Although realization is not assured, the Company believes it is more likely than not that all deferred tax assets will be realized.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT In estimating other-than-temporary impairment losses on securities, the Company considers 1) the length of time and extent to which the fair value has been less than cost and 2) the financial condition of the issuer The Company does not have the intent to sell these securities and it is more likely than not that it will not sell the securities before recovery of their cost basis. The Company believes that any unrealized losses at December 31, 2019 and 2018 represent temporary impairment of the securities. The fair value of financial instruments is based upon quoted market prices, when available. For those instances where a quoted price is not available, fair values are based upon observable market based parameters, as well as unobservable parameters. Any such valuation is applied consistently overtime. In connection with the acquisition of North Penn Bancorp, Inc. in 2011, we recorded goodwill in the amount of $9.7 million, representing the excess of amounts paid over the fair value of the net assets of the institution acquired at the date of acquisition. In connection with the acquisition of Delaware Bancshares, Inc. in 2016, we recorded goodwill in the amount of $1.6 million, representing the excess of amounts paid over the fair value of the net assets of the institution acquired at the date of acquisition. Goodwill is tested annually and deemed impaired when the carrying value of goodwill exceeds its implied fair value. RESULTS OF OPERATIONS—SUMMARY Net income for the Company for the year ended December 31, 2019 was $14,215,000, which was $564,000 higher than the $13,651,000 earned in 2018. Earnings per share on a fully diluted basis were $2.25 for 2019 compared to $2.17 in 2018. The return on average assets for the year was 1.18%, with a return on average equity of 10.83%, compared to 1.19% and 11.71%, respectively, in 2018. Net interest income increased $1,767,000 and the provision for loan losses decreased $475,000, to offset the $482,000 reduction in other income and the $1,336,000 increase in other expenses. Net interest income (fully taxable equivalent, or fte) totaled $39,612,000, which was an increase of $1,713,000 from the 2018 total. Average loans outstanding increased $84.8 million in 2019, which resulted in an increase in fte interest income of $5,540,000. Total average securities decreased $35.9 million in 2019 as proceeds were utilized to fund loan growth, resulting in an $814,000 decrease in fte interest income on securities. Average interest-bearing deposits increased $21.5 million due to growth in time deposits, and resulted in a $2,495,000 increase in interest expense. The cost of borrowed funds increased $526,000 compared to the prior year due primarily to a $14.4 million increase in average borrowings and an increase in the cost of borrowings. The resulting fte net interest spread decreased eight basis points to 3.28% in 2019 as a 24 basis point improvement in the yield earned was offset by a 32 basis point increase in the cost of funds. Loans receivable increased $74.3 million from the prior year-end. Loan growth included a $40.1 million increase in commercial loans due to a $23.6 million increase in commercial, financial and agriculture loans, and a $16.5 million increase in commercial real estate loans. Retail loans increased $34.2 million in 2019 due to a $39.7 million increase in indirect auto and marine financing. Residential mortgage loans and construction loans decreased $5.5 million, net, due to the sale of $4.7 million residential mortgage loans. Total non-performing loans decreased from $1.1 million, or 0.13% of total loans at the end of 2018, to $795,000, or 0.09% of total loans on December 31, 2019. Net charge-offs totaled $1,193,000 in 2019, which was an increase from the $907,000 recorded in 2018. Based on management’s analysis, the Company

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT determined that it would be appropriate to allocate $1,250,000 to the allowance for loan losses in 2019, which resulted in a decrease in the ratio of the allowance for loan losses to total loans outstanding of 0.92% in 2019 compared to 0.99% on December 31, 2018. The allowance for loan losses represented 1,070% of total non-performing loans on December 31, 2019 compared to 741% as of December 31, 2018. Total other income for the year ended December 31, 2019 totaled $6,778,000 compared to $7,065,000 in the prior year, a decrease of $287,000. Gains on the sale of loans and investment securities increased $195,000 in the aggregate, while service charges and fees increased $155,000. Earnings and proceeds on life insurance policies decreased $658,000 compared to 2018. Other expenses were $27,311,000 in 2019 compared to $25,975,000 for the similar period in 2018, an increase of $1,336,000. Salaries and benefits costs increased $635,000 in 2019, while data processing costs increased $442,000. Foreclosed real estate expense decreased $127,000 in 2019, while all other operating expenses increased $386,000, net. Income tax expense for the year totaled $2,608,000, which was an increase of $55,000 from the prior year The effective tax rate in 2019 was 15.5% compared to 15.8% in 2018. The following table sets forth changes in net income (in thousands): Net income 2018 $ 13,651 Net interest income 1,767 Provision for loan losses 475 Net gains on sales of loans and securities 195 Other income (482) Salaries and employee benefits (635) Occupancy, furniture and equipment (24) Data processing and related operations (442) Foreclosed real estate owned 127 Other expenses (362) Income tax expense (55) Net income 2019 $ 14,215

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT FINANCIAL CONDITION TOTAL ASSETS Total assets as of December 31, 2019 were $1.231 billion compared to $1.185 billion as of year-end 2018, an increase of $46.1 million. The increase in assets was primarily attributable to organic loan growth. LOANS RECEIVABLE As of December 31, 2019, loans receivable totaled $924.5 million compared to $850.2 million as of year-end 2018, an increase of $74.3 million. Commercial loans, including commercial real estate, grew $40.1 million, while retail loans increased $34.2 million during the year. Residential real estate loans, which include home equity lending, totaled $229.8 million as of December 31, 2019, compared to $235.5 million as of year-end 2018, a decrease of $5.7 million. Home equity loans decreased $1.2 million to $51.2 million in 2019, from $52.4 million at December 31, 2018. The Company does not originate any non-traditional mortgage products such as interest-only loans or option adjustable rate mortgages and has no sub-prime mortgage exposure. The Company evaluates sales of its long-term, fixed-rate residential loan production for interest rate risk management. During 2019, the Company sold residential real estate loans totaling $4.7 million. Commercial loans consist principally of loans made to small businesses within the Company’s market and are usually secured by real estate or other assets of the borrower Commercial real estate loans totaled $391.3 million as of December 31, 2019, increasing from $374.8 million as of December 31, 2018. The terms for commercial real estate loans are typically 15 to 20 years, with adjustable rates based on a spread over the prime rate, or fixed for the initial three to five year period then adjusting to a spread to the prime rate. The majority of the Company’s commercial real estate portfolio is owner occupied and includes the personal guarantees of the principals. Commercial loans consisting principally of lines of credit and term loans secured by equipment or other assets and loans to municipalities increased $23.6 million to $134.2 million as of December 31, 2019. The Company’s indirect lending portfolio (included in consumer loans to individuals) increased $39.8 million to $141.2 million as of December 31, 2019. ALLOWANCE FOR LOAN LOSSES AND NON-PERFORMING ASSETS The allowance for loan losses totaled $8,509,000 as of December 31, 2019 and represented 0.92% of total loans receivable compared to $8,452,000 and 0.99% of total loans as of year-end 2018. Net charge-offs for 2019 totaled $1,193,000 and represented 0.13% of average loans compared to $907,000 and 0.11% of average loans in 2018. Non-performing assets consist of non-performing loans and real estate owned as a result of foreclosure, which is held for sale. Loans are placed on non-accrual status when management believes that a borrower’s financial condition is such that collection of interest is doubtful. Commercial and real estate related loans are generally placed on non-accrual when interest is 90 days delinquent. When loans are placed on non-accrual, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT As of December 31, 2019, non-performing loans totaled $795,000 and represented 0.09% of total loans compared to $1,140,000 or 0.13% as of December 31, 2018. The decrease in the level of non-performing loans reflects the resolution of loan workout efforts on several residential real estate properties. Based on management’s analysis, the Company added $1,250,000 to the allowance for loan losses for the year ended December 31, 2019 compared to $1,725,000 in 2018. Foreclosed real estate owned totaled $1,556,000 as of December 31, 2019 and $1,115,000 as of December 31, 2018. During 2019, seven properties with a carrying value of $454,000 were disposed of through sales. The Company recorded a net gain of $94,000 from the sale of the properties. Management assesses the adequacy of the allowance for loan losses on a quarterly basis. The process includes a review of the risks inherent in the loan portfolio. It also includes an analysis of impaired loans and a historical review of losses. Other factors considered in the analysis include: concentrations of credit in specific industries in the commercial portfolio, the local and regional economic conditions, trends in delinquencies, internal risk rating classifications, total growth in the portfolio and fluctuations in large balance credits. For loans acquired, including those that are not deemed impaired at acquisition, credit discounts representing the principal losses expected over the life of the loan are a component of the initial fair value. Subsequent to the purchase date, the methods utilized to estimate the required allowance for credit losses for these loans is similar to originated loans; however, the Company records a provision for loan losses only when the required allowance exceeds any remaining credit discounts. The Company has limited exposure to higher-risk loans. The Company does not originate option ARM products, interest only loans, sub-prime loans or loans with initial teaser rates in its residential real estate portfolio. The Company has $10.7 million of junior lien home equity loans. For 2019, there were no charge-offs for this portfolio. As of December 31, 2019, the Company considered its concentration of credit risk profile to be acceptable. The highest concentrations are in commercial rentals and the hospitality lodging industry. During 2019, the Company recognized an increase in its adversely classified loans due primarily to the transfer of one loan relationship with a balance of $4.1 million to special mention during 2019. Based on current analysis, the loans appear to be adequately collateralized, but were classified due to a debt service ratio below Company standards. The Company assesses a loss factor against the classified loans, which is based on prior experience. Classified loans that are considered impaired are measured on a loan-by-loan basis. The Company values such loans by either the present value of expected cash flows, the loan’s obtainable market price or the fair value of collateral if the loan is collateral dependent. At December 31, 2019, the recorded investment in impaired loans, not requiring an allowance for loan losses, was $143,000 (net of charge-offs against the allowance for loan losses of $251,000). The recorded investment in impaired loans, requiring an allowance for loan losses, was $2,001,000 (net of charge-offs against the allowance for loan losses of $0). The recorded investment in impaired loans, not requiring an allowance for loan losses, was $1,319,000 (net of charge-offs of $428,000) and there were no loans requiring an allowance as of December 31, 2018.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT As a result of its analysis, after applying these factors, management considers the allowance as of December 31, 2019, adequate. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses that might be incurred in the future. The following table sets forth information with respect to the Company’s allowance for loan losses at the dates indicated: Year-ended December 31, (dollars in thousands) 2019 2018 2017 2016 2015 Allowance balance at beginning of period $ 8,452 $ 7,634 $ 6,463 $ 7,298 $ 5,875 Charge-offs: Real Estate loans Residential (102) (197) (83) (123) (224) Commercial (627) (283) (902) (2,711) (2,883) Construction — (28) — Commercial loans (284) (246)—(15)—Consumer loans (420) (263) (207) (102) (91) Total (1,433) (989) (1,220) (2,951) (3,198) Recoveries: Real Estate loans Residential 24 9 6 6 20 Commercial 125 33 159 15—Construction — ——Commercial loans 48 8 ——Consumer loans 43 32 26 45 21 Total 240 82 191 66 41 Provision expense 1,250 1,725 2,200 2,050 4,580 Allowance balance at end of period $ 8,509 $ 8,452 $ 7,634 $ 6,463 $ 7,298 Allowance for loan losses as a percent of total loans outstanding 0.92% 0.99% 1.00% 0.91% 1.30% Net loans charged off as a percent of average loans outstanding 0.13% 0.11% 0.14% 0.46% 0.60% Allowance coverage of non-performing loans 10.7x 7.4x 3.1x 3.4x l.Ox

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT The following table sets forth information regarding non-performing assets: December 31, (dollars in thousands) 2019 2018 2017 2016 2015 Non-accrual loans: Real Estate loans Residential Commercial Construction Commercial loans Consumer loans $ 567 99 50 79 $ 798 342 $ 1,706 277 $ 1,136 762 28 $ 440 6,649 43 Total 795 1,140 1,983 1,926 7,132 Accruing loans which are contractually past due 90 days or more 496 1 Total non-performing loans 795 1,140 2,479 1,927 7,132 Foreclosed real estate 1,556 1,115 1,661 5,302 2,847 Total non-performing assets $ 2,351 $ 2,255 $ 4,140 $ 7,229 $ 9,979 Non-performing loans to total loans 0.09% 0.13% 0.32% 0.27% 1.27% Non-performing loans to total assets 0.06% 0.10% 0.22% 0.17% 0.95% Non-performing assets to total assets 0.19% 0.19% 0.37% 0.65% 1.33% SECURITIES The securities portfolio consists of mortgage-backed securities issued by government sponsored entities, municipal obligations, and corporate debt. The Company classifies its investments into two categories: held to maturity (HTM) and available for sale (AFS). The Company does not have trading securities. Securities classified as HTM are those in which the Company has the ability and the intent to hold the security until contractual maturity. As of December 31, 2019, there were no securities carried in the HTM portfolio. Securities classified as AFS are eligible to be sold due to liquidity needs or interest rate risk management. These securities are adjusted to and carried at their fair value with any unrealized gains or losses recorded net of deferred income taxes, as an adjustment to capital and reported in the equity section of the Consolidated Balance Sheet as other comprehensive income. As of December 31, 2019, $210.2 million of securities were so classified and carried at their fair value, with unrealized gains, net of tax, of $354,000 included in accumulated other comprehensive income as a component of stockholders’ equity. As of December 31, 2019, the average life of the portfolio was 3.7 years. The Company has maintained a relatively short average life in the portfolio in order to generate cash flow to support loan growth and maintain liquidity levels. Purchases for the year totaled $21.5 million, while maturities and principal reductions totaled $33.7 million and proceeds from sales were $27.2 million. The purchases were funded principally by cash flow generated from the portfolio and excess overnight liquidity.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT The carrying value of the securities portfolio at December 31 is as follows: 2019 2018 (dollars in thousands) Carrying Value % of portfolio Carrying Value % of portfolio States and political subdivisions $ 71,305 33.9% $ 97,613 40.1% Corporate obligations 4,100 2.0% 8,640 3.6% Mortgage-backed securities -government sponsored entities 134,800 64.1% 137,024 56.3% Total $ 210,205 100.0% $ 243,277 100.0% The portfolio had no adjustable-rate instruments as of December 31, 2019 and 2018. The portfolio contained no private label mortgage-backed securities, collateralized debt obligations (CDOs), or trust preferred securities, and no off-balance sheet derivatives were in use. As of December 31, 2019, the portfolio did not contain any step-up bonds. The mortgage-backed securities portfolio includes pass-through bonds and collateralized mortgage obligations (CMO’s) issued by Fannie Mae, Freddie Mac and the Government National Mortgage Association (GNMA). The Company evaluates the securities in its portfolio for other-than-temporary-impairment (OTTI) as fair value declines below cost. In estimating OTTI, management considers (1) the length of time and the extent of the decline in fair value and (2) the financial condition and near-term prospects of the issuer As of December 31, 2019, the Company held 90 investment securities in a loss position, which had a combined unrealized loss of $1.1 million. Management believes that these losses are principally due to changes in interest rates and represent temporary impairment as the Company does not have the intent to sell these securities and it is more likely than not that it will not have to sell the securities before recovery of their cost basis. No impairment charges were recognized in 2019 or 2018. FAIR VALUE OF FINANCIAL INSTRUMENTS The Company uses fair value measurements to record fair value adjustments to certain financial instruments and determine fair value disclosures (see Note 14 of Notes to the Consolidated Financial Statements). Approximately $210.2 million, which represents 17.1% of total assets at December 31, 2019, consisted of financial instruments recorded at fair value on a recurring basis. This amount consists entirely of the Company’s available for sale securities portfolio. The Company uses valuation methodologies involving market-based or market-derived information, collectively Level 1 and 2 measurements, to measure fair value. There were no transfers into or out of Level 3 for any instruments for the years ended December 31, 2019 and 2018. The Company utilizes a third party provider to perform valuations of the investments. Methods used to perform the valuations include: pricing models that vary based on asset class, available trade and bid information, actual transacted prices, and proprietary models for valuations of state and municipal obligations. In addition, the Company has a sample of fixed-income securities valued by another independent source. The Company does not adjust values received from its providers, unless it is evident that fair value measurement is not consistent with the Company’s policies.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT The Company also utilizes a third party provider to provide the fair value of certain loan servicing rights. Fair value for the purpose of this measurement is defined as the amount at which the asset could be exchanged in a current transaction between willing parties, other than in a forced liquidation. The fair value of mortgage servicing rights as of December 31, 2019 and 2018 was $226,000 and $220,000, respectively. DEPOSITS The Company, through the Community Offices of the Bank, provides a full range of deposit products to its retail and business customers. These products include interest-bearing and non-interest bearing transaction accounts, statement savings and money market accounts. Time deposits consist of certificates of deposit (CDs) with terms of up to five years and include Individual Retirement Accounts. The Bank participates in the Jumbo CD ($100,000 and over) markets with local municipalities and school districts, which are typically awarded on a competitive bid basis. At December 31, 2019, the Company did not have any brokered deposits through its participation in the Certificate of Deposit Account Registry Service (CDARS). Total deposits as of December 31, 2019, totaled $957.5 million, increasing $10.7 million from year-end 2018. Deposit growth included a $15.5 million increase in certificates of deposit and a $16.3 million increase in demand deposits. The large increase in certificates of deposit includes deposits of local municipalities and school districts, which offset an $8.5 million decrease in CDARS deposits. Money market and savings deposits decreased $21.0 million during 2019, which includes the transfer of funds to time deposits. Time deposits over $250,000, which consist principally of school district funds, other public funds and short-term deposits from large commercial customers with maturities generally less than one year, totaled $133.9 million as of December 31, 2019, compared to $112.7 million at year-end 2018. These deposits are subject to competitive bid and the Company bases its bid on current interest rates, loan demand, investment portfolio structure and the relative cost of other funding sources. As of December 31, 2019, non-interest bearing demand deposits totaled $207.3 million compared to $201.5 million at year-end 2018. Cash management accounts in the form of securities sold under agreements to repurchase included in short-term borrowings, totaled $30.5 million at year end 2019 compared to $37.5 million as of December 31, 2018. These balances represent commercial and municipal customers’ funds invested in overnight securities. The Company considers these accounts as a source of core funding. MARKET RISK Interest rate sensitivity and the repricing characteristics of assets and liabilities are managed by the Asset and Liability Management Committee (ALCO). The principal objective of the ALCO is to maximize net interest income within acceptable levels of risk, which are established by policy. Interest rate risk is monitored and managed by using financial modeling techniques to measure the impact of changes in interest rates. Net interest income, which is the primary source of the Company’s earnings, is impacted by changes in interest rates and the relationship of different interest rates. To manage the impact of the rate changes, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals. The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income. As of December 31, 2019, the level of net interest income at risk in a ± 200 basis points increase was within the Company’s policy limit of a decline less than 10% of net interest income.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT Imbalances in repricing opportunities at a given point in time reflect interest-sensitivity gaps measured as the difference between rate-sensitive assets and rate-sensitive liabilities. These are static gap measurements that do not take into account any future activity, and as such are principally used as early indicators of potential interest rate exposures over specific intervals. At December 31, 2019, the Bank had a positive 90-day interest sensitivity gap of $5.9 million or 0.5% of total assets. A positive gap indicates that the balance sheet has a higher level of rate-sensitive assets (RSA) than rate-sensitive liabilities (RSL) at the specific time interval. This would indicate that in an increasing rate environment, the yield on interest-earning assets would increase faster than the cost of interest-bearing liabilities in the 90-day period. The level of RSA and RSL for an interval is managed by ALCO strategies, including adjusting the average life of the investment portfolio through purchases and sales, pricing of deposit liabilities to attract long or short-term time deposits, utilizing borrowings to fund loan growth, loan pricing to encourage variable-rate products and evaluation of loan sales of long-term, fixed-rate mortgages. The Company analyzes and measures the time periods in which RSA and RSL will mature or reprice in accordance with their contractual terms and assumptions. Management believes that the assumptions used are reasonable. The interest rate sensitivity of assets and liabilities could vary substantially if differing assumptions were used or if actual experience differs from the assumptions used in the analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Interest rates may change at different rates changing the shape of the yield curve. The level of rates on the investment securities may also be affected by the spread relationship between different investments. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed. Finally, the ability of borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase. It should be noted that the operating results of the Company are not subject to foreign currency exchange or commodity price risk.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT The following table displays interest-sensitivity as of December 31, 2019 (dollars in thousands): 3 Months or Less 3-12 Months 1-3 Years Over 3 Years Total Federal funds sold and interest-bearing deposits $ 377 $ $ $ $ 377 Securities 16,536 33,273 61,460 98,936 210,205 Loans Receivable 137,625 180,917 299,218 306,821 924,581 Total Rate Sensitive Assets (RSA) $ 154,538 $ 214,190 $ 360,678 $ 405,757 $1,135,163 Non-maturity interest-bearing deposits $ 58,036 $ 57,651 $ 152,979 $ 120,846 $ 389,512 Time Deposits 47,169 211,477 64,974 37,098 360,718 Borrowings 43,449 27,516 32,461 15,268 118,694 Total Rate Sensitive Liabilities (RSL) $ 148,654 $ 296,644 $ 250,414 $ 173,212 $ 868,924 Interest sensitivity gap $ 5,884 $ (82,454) $ 110,264 $ 232,545 $ 266,239 Cumulative gap 5,884 (76,570) 33,694 266,239 RSA/RSL-cumulative 104.0% 82.8% 104.8%, 130.6% As of December 31, 2018 Interest sensitivity gap $ (18,749) $ (60,791) $ 18,852 $ 303,804 $ 243,116 Cumulative gap (18,749) (79,540) (60,688) 243,116 RSA/RSL-cumulative 88.4% 79.8% 91.1% 128.6% Certain interest-bearing deposits with no stated maturity dates are included in the interest-sensitivity table above. The balances allocated to the respective time periods represent an estimate of the total outstanding balance that has the potential to migrate either through withdrawal or transfer to time deposits, thereby impacting the interest-sensitivity position of the Company. The estimates were derived from a non-maturity deposit study, which was prepared by an independent third party provider The purpose of the study was to estimate the average lives of various deposit types and their pricing sensitivity to movements in market interest rates. LIQUIDITY Liquidity is the ability to fund customers’ borrowing needs and their deposit withdrawal requests while supporting asset growth. The Company’s primary sources of liquidity include deposit generation, asset maturities, cash flow from payments on loans and securities and access to borrowing from the Federal Home Loan Bank and other correspondent banks. As of December 31, 2019, the Company had cash and cash equivalents of $15.4 million in the form of cash, due from banks, balances with the Federal Reserve Bank, and short-term deposits with other institutions. In addition, the Company had total securities available for sale of $210.2 million, which could be used for liquidity needs. This totals $225.6 million and represents 18.3% of total assets compared to $261.6 million and 22.1% of total assets as of December 31, 2018. The Company also monitors other liquidity measures for compliance with Company policy guidelines. Based upon these measures, the Company believes its liquidity position is adequate.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT The Company maintains established lines of credit with the Federal Home Loan Bank of Pittsburgh (FHLB), the Atlantic Community Bankers Bank (ACBB) and other correspondent banks, which support liquidity needs. The total available under all lines was $190.0 million, with $31.8 million outstanding at December 31, 2019 and $15.6 million outstanding at December 31, 2018. The maximum borrowing capacity from FHLB was $425.2 million. As of December 31, 2019, the Company had $56.4 million in term borrowings from the FHLB, compared to $52.3 million at December 31, 2018. OFF-BALANCE SHEET ARRANGEMENTS The Company’s financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments, as of December 31, 2019 totaled $104.8 million. They consisted of $44.3 million of commitments for residential and commercial real estate, construction and land development loans; $25.9 million in unused home equity lines of credit; $3.7 million in performance and standby letters of credit; and $30.9 million in other unused commitments, principally commercial lines of credit. Because these instruments have fixed maturity dates and many of them will expire without being drawn upon, management believes they do not represent any significant liquidity risk. Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources. RESULTS OF OPERATIONS NET INTEREST INCOME Net interest income is the most significant source of revenue for the Company and represented 85.1% of total revenue for the year ended December 31, 2019. Net interest income (fte) totaled $39,612,000 for the year ended December 31, 2019 compared to $37,899,000 for 2018, an increase of $1,713,000. The resulting fte net interest spread and net interest margin were 3.28% and 3.53%, respectively, in 2019 compared to 3.36% and 3.53%, respectively, in 2018. Interest income (fte) for the year ended December 31, 2019 totaled $48,290,000 compared to $43,556,000 in 2018. The fte yield on average earning assets was 4.30%, increasing 24 basis points from the 4.06% reported last year The tax-equivalent yield on total loans improved 18 basis points to 4.78% in 2019, while average loans outstanding increased $84.8 million, resulting in an increase in interest income (fte) from loans of $5.5 million. The yield on securities increased three basis points in 2019 due primarily to repositioning of the portfolio into higher yielding securities. Average securities outstanding decreased $35.9 million as cash flow from the portfolio was utilized to fund loan growth, and interest income (fte) from the portfolio decreased $814,000.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT Interest expense was $8,678,000 in 2019 which resulted in an average cost of inteest-bearing liabilities of 1.02% compared to total interest expense of $5,657,000 in 2018 with an average cost of 0.70%. Total interest-bearing deposits cost was 0.94% in 2019, which was an increase of 31 basis points over the prior year. Non-maturity deposit rates increased slightly, but time certificates of deposit repriced to current market rates upon maturity, resulting in an increase in the rate paid from 1.27% in 2018 to 1.79%. Long-term borrowings also repriced upward in 2019 reflecting the impact from higher cost borrowings added in 2019. OTHER INCOME Total other income was $6,778,000 for the year ended December 31, 2019 compared to $7,065,000 in 2018, a decrease of $287,000. Gains on the sale of loans and investment securities increased $195,000 in the aggregate, while service charges and fees increased $155,000. Earnings on and proceeds from bank-owned life insurance decreased $296,000 from the prior year, while all other items of other income increased $9,000, net. Other Income (dollars in thousands) For the year-ended December 31 2019 2018 Service charges on deposit accounts $ 301 $ 263 ATM Fees 384 398 Overdraft Fees 1,380 1,505 Safe deposit box rental 94 96 Loan related service fees 691 563 Debit card 1,424 1,330 Fiduciary activities 610 589 Commissions on mutual funds & annuities 141 185 Gains on sales of loans 169 15 Earnings on and proceeds from bank-owned life insurance 830 1,126 Other income 500 782 6,524 6,852 Net realized gains on sales of securities 254 213 Total $ 6,778 $ 7,065 OTHER EXPENSES Other expenses totaled $27,311,000 for the year ended December 31, 2019 compared to $25,975,000 in the prior year The $1,336,000 increase in costs reflects a higher level of salaries and employee benefits costs, which increased $635,000 in 2019, and increased data processing expenses, which increased $442,000. All other operating expenses increased $259,000, net. The Company’s efficiency ratio, which measures total other expenses as a percentage of net interest income (fte) plus other income, was 58.9% in 2019 compared to 57.8% in 2018. The increase reflects the reduced level of other income combined with the increase in other expenses.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT Other Expenses (dollars in thousands) For the year ended December 31 2019 2018 Salaries $ 9,208 $ 8,695 Employee benefits 5,447 5,325 Occupancy 2,936 2,889 Furniture and equipment 783 806 Data processing and related operations 1,869 1,427 Federal Deposit Insurance Corporation insurance assessment 153 347 Advertising 267 257 Professional fees 1,113 993 Postage and telephone 834 705 Office supplies 396 413 Taxes, other than income 751 572 Foreclosed real estate 45 172 Amortization of intangible assets 101 126 Other 3,408 3,248 Total $ 27,311 $ 25,975 INCOME TAXES Income tax expense for the year ended December 31, 2019 totaled $2,608,000, which resulted in an effective tax rate of 15.5% compared to $2,553,000 and 15.8% for 2018. CAPITAL AND DIVIDENDS Total stockholders’ equity as of December 31, 2019, was $137.4 million, compared to $122.3 million as of year-end 2018. The increase was due primarily to earnings retention net of a $6.1 million reduction resulting from cash dividends declared. As of December 31, 2019 the Company had a leverage capital ratio of 10.33%, a Tier 1 risk-based capital ratio and a common equity Tier 1 risk-based capital ratio of 13.08%, and a total risk-based capital ratio of 13.98%, compared to 9.82%, 13.04% and 14.00%, respectively, at December 31, 2018. The Company’s common stock is traded on the Nasdaq Global Market under the symbol, NWFL. As of December 31, 2019, there were approximately 2,600 shareholders based on the records of our transfer agent.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT The following table sets forth the price range and cash dividends declared per share regarding common stock for the periods indicated: Closing Price Range Cash dividends Declared per share High Low Year 2019 First Quarter $ 33.00 $ 28.08 $ 0.24 Second Quarter 34.97 31.00 0.24 Third Quarter 35.90 29.76 0.24 Fourth Quarter 39.25 30.39 0.25 Year 2018 First Quarter $ 33.00 $ 28.85 $ 0.22 Second Quarter 38.86 29.02 0.22 Third Quarter 40.41 34.51 0.22 Fourth Quarter 39.06 30.30 0.24 The book value of the common stock was $21.67 per share as of December 31, 2019 compared to $19.43 per share as of December 31, 2018. As of year-end 2019, the closing stock price was $38.90 per share, compared to $33.00 as of December 31, 2018. NON-GAAP FINANCIAL MEASURES This annual report contains or references tax-equivalent interest income and net interest income, which are non-GAAP financial measures. Tax-equivalent interest income and net interest income are derived from GAAP interest income and net interest income using a marginal tax rate of 21%. We believe the presentation of interest income and net interest income on a tax-equivalent basis ensures comparability of interest income and net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice. The following table reconciles net interest income to net interest income on a tax-equivalent basis: (dollars in thousands) Three months ended December 31 Year Ended December 31 2019 2018 2019 2018 Net interest income $ 9,833 $ 9,429 $ 38,606 $ 36,839 Tax-equivalent basis adjustment using 21% marginal tax rate 233 258 1,006 1,060 Net interest income on a fully taxable equivalent basis $ 10,066 $ 9,687 $ 39,612 $ 37,899

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT STOCK PERFORMANCE GRAPH Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in the Nasdaq Stock Market index and (b) the cumulative total stockholder return on stocks included in the Nasdaq Bank index, as prepared by Zack’s Investment Research, Inc. using data from the Center for Research in Securities Prices (CRSP) at the University of Chicago. All three investment comparisons assume the investment of $100 at the market close on December 31, 2014 and the reinvestment of dividends paid. The graph provides comparison at December 31, 2014 and each fiscal year through December 31, 2019. There can be no assurance that the Company’s future stock performance will be the same or similar to the historical performance shown in the above graph. The Company neither makes nor endorses any predictions as to stock performance. Legend Symbol CRSP Total Returns Index for; 12/31/14 12/31/15 12/31/16 12/31/17 12/31/18 12/31/19 Norwood Financial Corp $100.00 $103.28 $124.41 $192.07 $197.18 $239.51 CRSP Nasdaq U.S. Index 100.00 107.71 118.26 152.92 150.42 204.72 A Nasdaq Bank Index 100.00 108.91 147.47 157.10 130.44 163.98 Notes: A. Data complete through last fiscal year. B. Corporate Performance Graph with peer group only performance (excludes only company). C Peer group indices use beginning of period market capitalization weighting. D. Prepared by Zacks Investment Research, Inc. Used with permission. All rights reserved. Copyright 1980-2019. E. Index Data: Calculated (or Derived) based from CRSP NASDAQ Stock Market (US Companies) and CRSP NASDAQ Banks Index, Center for Research in Security Prices (CRSP®), Graduate School of Business, The University of Chicago. Copyright 2020. Used with permission. All rights reserved.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT CONSOLIDATED AVERAGE BALANCE SHEETS WITH RESULTANT INTEREST AND RATES (Tax-Equivalent Basis, dollars in thousands) Year Ended December 31 2019 2018 Average Balance (2) Interest (1) Average Rate Average Balance (2) Interest (1) Average Rate ASSETS Interest-earning assets: Interest-bearing deposits with banks $ 3,469 $ 81 2.33% $ 3,978 $ 73 1.84% Securities available for sale: Taxable 148,825 3,277 2.20 167,443 3,573 2.13 Tax-exempt 84,225 2,578 3.06 101,525 3,096 3.05 Total securities available for sale 233,050 5,855 2.51 268,968 6,669 2.48 Loans receivable (3)(4) 885,741 42,354 4.78 800,957 36.814 4.60 Total interest-earning assets 1,122,260 48,290 4.30 1,073,903 43,556 4.06 Noninterest earning assets: Cash and due from banks 14,630 14,583 Allowance for loan losses (8,465) (8,259) Other assets 80,828 67,441 Total noninterest-earning assets 86,993 73,765 TOTAL ASSETS $1,209,253 $ 1,147,668 LIABILITIES AND STOCKHOLDERS’ EQUITY Interest-bearing liabilities: Interest-bearing demand and money market $ 229,912 655 0.28 $ 233,929 466 0.20 Savings 170,167 100 0.06 178,203 90 0.05 Time 356,282 6,384 1.79 322,768 4,088 1.27 Total interest-bearing deposits 756,361 7,139 0.94 734,900 4,644 0.63 Short-term borrowings 48,945 468 0.96 41,963 323 0.77 Other borrowings 43,743 1,071 2.45 36,606 690 1.88 Total interest-bearing liabilities 849,049 8,678 1.02 813,469 5,657 0,70 Noninterest-bearing liabilities: Noninterest-bearing demand deposits 213,165 208,222 Other liabilities 15,767 9,439 Total noninterest-bearing liabilities 228,932 217,661 Stockholders’ equity 131,272 116,538 TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY $1,209,253 $ 1,147,668 Net Interest Income/spread (tax equivalent basis) 39,612 3.28% 37,899 3.36% Tax-equivalent basis adjustment (1,006) (1,060) Net Interest Income $ 38,606 $ 36,839 Net interest margin (tax equivalent basis) 3.53% 3.53% 1. Interest and yields are presented on a tax-equivalent basis using a marginal tax rate of 21%. 2. Average balances have been calculated based on daily balances. 3. Loan balances include non-accrual loans and are net of unearned income. 4. Loan yields include the effect of amortization of purchased credit marks and deferred fees net of costs. 4.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT RATE/VOLUME ANALYSIS The following table shows the fully taxable equivalent effect of changes in volumes and rates on interest income and interest expense. (dollars in thousands) In crease/(Decrease) 2019 compared to 2018 Volume Variance due to Rate Net INTEREST EARNING ASSETS: Interest-bearing deposits $ (11) $ 19 $ 8 Securities available for sale: Taxable (403) 107 (296) Tax-exempt securities (526) 8 (518) Total securities available for sale (929) 115 (814) Loans receivable 3,976 1,564 5,540 Total interest-earning assets 3,036 1,698 4,734 INTEREST BEARING LIABILITIES: Interest-bearing demand and money market (10) 199 189 Savings (5) 15 10 Time 562 1,734 2,296 Total interest-bearing deposits 547 1,948 2,495 Short-term borrowings 61 84 145 Other borrowings 157 224 381 Total interest-bearing 1iabilities 765 2,256 3,021 Net interest income (tax-equivalent basis) $2,271 $ (558) $ 1,713 Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT REPORT ON MANAGEMENT’S ASSESSMENT OF INTERNAL CONTROL OVER FINANCIAL REPORTING TO THE STOCKHOLDERS OF NORWOOD FINANCIAL CORP Management of Norwood Financial Corp and its subsidiary (Norwood) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Norwood’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the consolidated financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Norwood’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Norwood; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of Norwood’s management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Norwood’s assets that could have a material effect on the consolidated financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of Norwood’s internal control over financial reporting as of December 31, 2019. In making this assessment, management used the criteria established in Internal Control—Integrated Framework as set forth by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. Based upon its assessment, management has concluded that, as of December 31, 2019, the Company’s internal control over financial reporting, including controls over the preparation of regulatory financial statements in accordance with all federal and state laws and regulations, is effective based on the criteria established in the Internal Control—Integrated Framework. Norwood’s independent registered certified public accounting firm has audited the effectiveness of Norwood’s internal control over financial reporting. Their report appears on page 22. Lewis J. Critelli President and Chief Executive Officer William S. Lance Executive Vice President and Chief Financial Officer

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM To the Stockholders and the Board of Directors of Norwood Financial Corp. Opinion on the Financial Statements We have audited the accompanying consolidated balance sheets of Norwood Financial Corp. and subsidiaries (the “Company”) as of December 31, 2019 and 2018; the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended; and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 12, 2020, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting. Basis for Opinion These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent, with respect to the Company, in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. We have served as the Company’s auditor since 2009. Cranberry Township, Pennsylvania March 12, 2020

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM To the Stockholders and the Board of Directors of Norwood Financial Corp. Opinion on Internal Control over Financial Reporting We have audited Norwood Financial Corp. and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2019 and 2018; the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, of the Company; and our report dated March 12, 2020, expressed an unqualified opinion. Basis for Opinion The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting in the accompanying Report on Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent, with respect to the Company, in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion. Definition and Limitations of Internal Control over Financial Reporting A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate. Cranberry Township, Pennsylvania March 12, 2020

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT CONSOLIDATED BALANCE SHEETS December 31, 2019 2018 (In Thousands, Except Share and Per Share Data) ASSETS Cash and due from banks $ 15,038 $ 18,039 Interest-bearing deposits with banks 377 3 09 Cash and cash equivalents 15,415 18,348 Securities available for sale 210,205 243,277 Loans receivable (net of allowance for loan losses 2019: $8,509; 2018: $8,452) 916,072 841,730 Regulatory stock, at cost 4,844 3,926 Premises and equipment, net 14,228 13,846 Bank owned life insurance 38,763 37,932 Accrued interest receivable 3,719 3,776 Foreclosed real estate owned 1,556 1,115 Goodwill 11,331 11,331 Other intangibles 235 336 Other assets 14,242 8,942 Total Assets $ 1,230,610 $ 1,184,559 LIABILITIES AND STOCKHOLDERS’ EQUITY LIABILITIES Deposits: Noninterest-bearing demand $ 207,299 $ 201,457 Interest-bearing demand 99,366 88,917 Money market deposit accounts 128,441 137,636 Savings 161,705 173,593 Time 360,718 345,177 Total Deposits 957,529 946,780 Short-term borrowings 62,256 53,046 Other borrowings 56,438 52,284 Accrued interest payable 2,432 1,8 06 Other liabilities 14,527 8,358 Total Liabilities 1,093,182 1,062,274 STOCKHOLDERS’ EQUITY Preferred stock, no par value, authorized 5,000,000 shares, Common stock, $.10 par value, authorized: 2019: 20,000,000 shares, 2018: 10,000,000 shares, issued: 2019: 6,340,563 shares; 2018: 6,295,113 shares 634 630 Surplus 49,471 48,322 Retained earnings 86,536 78,434 Treasury stock at cost: 2019: 12,007 shares; 2018: 2,470 shares (400) (81) Accumulated other comprehensive income (loss) 1,187 (5,020) Total Stockholders’ Equity 137,428 122,285 Total Liabilities and Stockholders’ Equity $ 1,230,610 $ 1,184,559 See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT CONSOLIDATED STATEMENTS OF INCOME Years Ended December 31, 2019 2018 (In Thousands, Except Share and Per Share Data) INTEREST INCOME Loans receivable, including fees $ 41,889 $ 36,404 Securities Taxable 3,277 3,573 Tax exempt 2,037 2,446 Interest-bearing deposits with banks 81 73 Total Interest Income 47,284 42,496 INTEREST EXPENSE Deposits 7,139 4,644 Short-term borrowings 468 323 Other borrowings 1,071 690 Total Interest Expense 8,678 5,657 Net Interest Income 38,606 36,839 PROVISION FOR LOAN LOSSES 1,250 1,725 Net Interest Income After Provision for Loan Losses 37,356 35,114 OTHER INCOME Service charges and fees 4,450 4,295 Income from fiduciary activities 610 589 Net realized gains on sales of securities 254 213 Net gain on sale of loans 169 15 Earnings and proceeds on life insurance policies 830 1,126 Other 465 827 Total Other Income 6,778 7,065 OTHER EXPENSES Salaries and employee benefits 14,655 14,020 Occupancy 2,936 2,889 Furniture and equipment 783 806 Data processing and related operations 1,869 1,427 Federal Deposit Insurance Corporation insurance assessment 153 347 Advertising 267 257 Professional fees 1,113 993 Postage and telephone 834 705 Taxes, other than income 751 572 Foreclosed real estate 45 172 Amortization of intangible assets 101 126 Other 3,804 3,661 Total Other Expenses 27,311 25,975 Income before Income Taxes 16,823 16,204 INCOME TAX EXPENSE 2,608 2,553 Net income $ 14.215 $ 13.651 EARNINGS PER SHARE BASIC $ 2.27 $ 2.19 DILUTED $ 2.25 $ 2.17 See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (In thousands) Years Ended December 31, 2019 2018 NET INCOME $ 14,215 $ 13,651 Other comprehensive income (loss): Unrealized gain on pension liability 375 207 Tax Effect (79) (43) Investment securities available for sale: Unrealized holding gains (losses) 7,736 (2,973) Tax Effect (1,624) 624 Reclassification of gains from sale of securities (2 54) (213) Tax Effect 53 45 Other comprehensive income (loss) 6,207 (2,353) COMPREHENSIVE INCOME $ 20,422 $ 11,298 See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY Years Ended December 31, 2019 and 2018 Accumulated Other Comprehensive Loss Common Stock Surplus Retained Earnings Treasury Stock Total Shares Amount Shares Amount (Dollars in Thousands, Except Per Share Data) BALANCE—DECEMBER 31, 2017 6,256,063 $ 626 $ 47,431 $ 70,426 2,608 $ (77) $ (2,667) $ 115,739 Net Income 13,651 13,651 Other comprehensive loss (2,353) (2,353) Cash dividends declared ($0.90 per share) ——(5,643) (5,643) Acquisition of treasury stock 5,921 (194) (194) Stock options exercised 25,950 3 449—(2,325) 68 520 Sale of treasury stock for ESOP 1 (3,734) 122 123 Compensation expense related to stock options 237 237 Restricted stock awards 13,100 1 204 205 BALANCE—DECEMBER 31, 2018 6,295,113 630 48,322 78,434 2,470 (81) (5,020) 122,285 Net Income 14,215 14,215 Other comprehensive income 6,207 6,207 Cash dividends declared ($0.97 per share) ——(6,113) (6,113) Acquisition of treasury stock 12,797 (428) (428) Stock options exercised 32,350 3 635 638 Sale of treasury stock for ESOP 18 (3,260) 109 127 Compensation expense related to stock options 208 208 Restricted stock awards 13,100 1 288 289 BALANCE—DECEMBER 31, 2019 6,340,563 $ 634 $ 49,471 $ 86,536 12,007 $ (400) $ 1,187 $ 137,428 See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT CONSOLIDATED STATEMENTS OF CASH FLOWS Years Ended December 31, 2019 2018 (In Thousands) CASH FLOWS FROM OPERATING ACTIVITIES Net income $ 14,215 $ 13,651 Adjustments to reconcile net income to net cash provided by operating activities: Provision for loan losses 1,250 1,725 Depreciation 1,005 895 Amortization of intangible assets 101 126 Deferred income taxes 988 24 Net amortization of securities premiums and discounts 1,448 1,711 Net realized gains on sales of securities (2 54) (213) Earnings and proceeds on life insurance policies (830) (1,126) (Gain) loss on sales of fixed assets and foreclosed real estate owned (97) 26 Net gain on sale of loans (169) (15) Mortgage loans originated for sale (4,715) (752) Proceeds from sale of loans originated for sale 4,838 767 Compensation expense related to stock options 208 237 Compensation expense related to restricted stock 289 205 Decrease (increase) in accrued interest receivable 57 (60) Increase in accrued interest payable 626 372 Other, net (522) (275) Net Cash Provided by Operating Activities 18,438 17,298 CASH FLOWS FROM INVESTING ACTIVITIES Securities available for sale: Proceeds from sales 27,247 17,745 Proceeds from maturities and principal reductions on mortgage-backed securities 33,656 30,873 Purchases (21,543) (15,458) Purchase of regulatory stock (6,595) (6,155) Redemption of regulatory stock 5,677 5,734 Net increase in loans (77,401) (87,480) Purchase of premises and equipment (1,623) (873) Proceeds from sales of foreclosed real estate owned 556 776 Proceeds from sales of bank premises and fixed assets 246—Net Cash Used for Investing Activities (39,780) (54,838) CASH FLOWS FROM FINANCING ACTIVITIES Net increase in deposits 10,749 17,396 Net increase in short-term borrowings 9,210 10,516 Repayments of other borrowings (26,846) (13,661) Proceeds from other borrowings 31,000 30,000 Stock options exercised 638 520 Sale of treasury stock for ESOP 127 123 Acquisition of treasury stock (428) (194) Cash dividends paid (6,041) (5,509) Net Cash Provided by Financing Activities 18,409 39,191 Net (Decrease) Increase in Cash and Cash Equivalents (2,933) 1,651 CASH AND CASH EQUIVALENTS—BEGINNING 18,348 16,697 CASH AND CASH EQUIVALENTS—ENDING $ 15,415 $ 18,348 See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED) Years Ended December 31, 2019 2018 (In Thousands) Supplemental Disclosures of Cash Flow Information Cash payments for: Interest paid $ 8,052 $ 5,285 Income taxes paid, net of refunds $ 2,407 $ 2,239 Supplemental Schedule of Noncash Investing Activities Transfers of loans to foreclosed real estate owned and repossession of other assets $ 1,865 $ 553 Dividends payable $ 1,582 $ 1,510 Right of use for operating leases $ 5,335 $ Lease liability for operating leases $ 5,335 $ See notes to consolidated financial statements.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 1—NATURE OF OPERATIONS Norwood Financial Corp (Company) is a one bank holding company. Wayne Bank (Bank) is a wholly-owned subsidiary of the Company The Bank is a state-chartered bank headquartered in Honesdale, Pennsylvania. The Company derives substantially all of its income from bank-related services which include interest earnings on commercial mortgages, residential real estate mortgages, commercial and consumer loans, as well as interest earnings on investment securities and fees from deposit services to its customers. The Company is subject to regulation and supervision by the Federal Reserve Board while the Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities. Revenue Recognition Under ASC Topic 606, management determined that the primary sources of revenue emanating from interest and dividend income on loans and investments along with noninterest revenue resulting from investment securities gains, loans servicing, gains on loans sold and earnings on bank-owned life insurance are not within the scope of this Topic. The following presents noninterest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the year ended December 31: (dollars in thousands) 2019 2018 Noninterest Income In-scope of Topic 606: Service charges on deposit accounts $ 301 $ 263 ATM Fees 384 398 Overdraft Fees 1,380 1,505 Safe deposit box rental 94 96 Loan related service fees 614 515 Debit card 1,424 1,330 Fiduciary activities 610 589 Commissions on mutual funds & annuities 141 185 Other income 500 782 Noninterest Income (in-scope of Topic 606) 5,448 5,663 Out-of-scope of Topic 606: Net realized gains on sales of securities 254 213 Loan servicing fees 77 48 Gain on sales of loans 169 15 Earnings on and proceeds from bank-owned life insurance 830 1,126 Noninterest Income (out-of-scope of Topic 606) 1,330 1,402 Total Noninterest Income $ 6,778 $ 7,065 NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Principles of Consolidation The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and the Bank’s wholly-owned subsidiaries, WCB Realty Corp., Norwood Investment Corp., Norwood Settlement Services, LLC and WTRO Properties. In June 2017, the Bank adopted a plan of dissolution for Norwood Settlement Services, LLC. Effective May 29, 2018, the existence of Norwood Settlement Services, LLC, was terminated. All significant intercompany accounts and transactions have been eliminated in consolidation.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Estimates The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the determination of other-than-temporary impairment on securities, the determination of goodwill impairment and the fair value of financial instruments. Significant Group Concentrations of Credit Risk Most of the Company’s activities are with customers located within its markets in Northeastern Pennsylvania and the Southern Tier of New York. Note 3 discusses the types of securities that the Company invests in. Note 4 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer Concentrations of Credit Risk The Bank operates primarily in Wayne, Pike, Lackawanna, Luzerne and Monroe Counties, Pennsylvania and Delaware and Sullivan Counties, New York. Accordingly, the Bank has extended credit primarily to commercial entities and individuals in these areas whose ability to honor their contracts is influenced by the region’s economy. These customers are also the primary depositors of the Bank. The Bank is limited in extending credit by legal lending limits to any single borrower or group of related borrowers. Securities Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains and losses are reported in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using a method which approximates the interest method over the term of the security. Bonds, notes and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the term of the security. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each Consolidated Balance Sheet date. Declines in the fair value of available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent of the Company to not sell the securities and it is more likely than not that it will not have to sell the securities before recovery of their cost basis.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Regulatory Stock The Company, as a member of the Federal Home Loan Bank (FHLB) system is required to maintain an investment in capital stock of its district FHLB according to a predetermined formula. This regulatory stock has no quoted market value and is carried at cost. Management evaluates the regulatory stock for impairment. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB. Management considers the FHLB’s regulatory capital ratios, liquidity, and the fact that new shares of FHLB stock continue to change hands at the $100 par value. Management believes no impairment charge is necessary related to FHLB stock as of December 31, 2019. Loans Receivable Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees. Interest income is accrued on the unpaid principal balance. Loan origination fees are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is generally amortizing these amounts over the contractual life of the loan. The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt. Troubled Debt Restructurings A loan is considered to be a troubled debt restructuring (TDR) loan when the Company grants a concession to the borrower because of the borrower’s financial condition that it would not otherwise consider Such concessions include the reduction of interest rates, forgiveness of principal or interest, or other modifications of interest rates that are less than the current market rate for new obligations with similar risk. Loans Acquired Loans acquired including loans that have evidence of deterioration of credit quality since origination and for which it is probable, at acquisition, that the Company will be unable to collect all contractually required payments receivable, are initially recorded at fair value (as determined by the present value of expected future cash flows) with no valuation allowance. Loans are evaluated individually to determine if there is evidence of

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) deterioration of credit quality since origination. The difference between the undiscounted cash flows expected at acquisition and the investment in the loan, or the “accretable yield,” is recognized as interest income on a level-yield method over the life of the loan. Contractually required payments for interest and principal that exceed the undiscounted cash flows expected at acquisition, or the “non-accretable difference,” are not recognized as a yield adjustment or as a loss accrual or a valuation allowance. Increases in expected cash flows subsequent to the initial investment are recognized prospectively through adjustment of the yield on the loan over its remaining estimated life. Decreases in expected cash flows are recognized immediately as impairment. Any valuation allowances on these impaired loans reflect only losses incurred after the acquisition. For purchased loans acquired that are not deemed impaired at acquisition, credit discounts representing the principal losses expected over the life of the loan are a component of the initial fair value. Loans may be aggregated and accounted for as a pool of loans if the loans being aggregated have common risk characteristics. Subsequent to the purchase date, the methods utilized to estimate the required allowance for credit losses for these loans is similar to originated loans; however, the Company records a provision for loan losses only when the required allowance exceeds any remaining credit discounts. The remaining differences between the purchase price and the unpaid principal balance at the date of acquisition are recorded in interest income over the life of the loans. Mortgage Servicing Rights Servicing assets are recognized as separate assets when rights are acquired through purchase or through the sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon a third party appraisal. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance to the extent that fair value is less than the capitalized amount. The Company’s loan servicing assets at December 31, 2019 and 2018, respectively, were not impaired. Total servicing assets included in other assets as of December 31, 2019 and 2018, were $187,000 and $178,000, respectively. Allowance for Loan Losses The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available. The allowance consists of specific and general components. The specific component relates to loans that are classified as substandard. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential real estate loans for impairment disclosures, unless such loans were acquired with impairment or are the subject of a restructuring agreement. Premises and Equipment Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is calculated principally on the straight-line method over the respective assets estimated useful lives as follows: Buildings and improvements 10-40 Furniture and equipment 3-10 Leases The Company applies a right-of-use (ROU) model that requires a lessee to record, for all leases with a lease term of more than 12 months, an asset representing its right to use the underlying asset and a liability to make lease payments. For leases with a term of 12 months or less, a practical expedient is available whereby a lessee may elect, by class of underlying asset, not to recognize an ROU asset or lease liability. At inception, lessees must classify all leases as either finance or operating based on five criteria. Balance sheet recognition of finance and operating leases is similar, but the pattern of expense recognition in the income statement, as well as the effect on the statement of cash flows, differs depending on the lease classification. See Note 8 for related disclosures. Transfers of Financial Assets Transfers of financial assets, including loan and loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Foreclosed Real Estate Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of its carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses. Bank Owned Life Insurance The Company invests in bank owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on a select group of employees. The Company is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies. Income from the increase in cash surrender value of the policies or from death benefits realized is included in other income on the Consolidated Statements of Income. Goodwill In connection with two acquisitions the Company recorded goodwill in the amount of $11.3 million, representing the excess of amounts paid over the fair value of net assets of the institutions acquired. Goodwill is tested and deemed impaired when the carrying value of goodwill exceeds its implied fair value. The value of the goodwill can change in the future. We expect the value of the goodwill to decrease if there is a significant decrease in the franchise value of the Bank. If an impairment loss is determined in the future, we will reflect the loss as an expense for the period in which the impairment is determined, leading to a reduction of our net income for that period by the amount of the impairment loss. No impairment was recognized for the years ended December 31, 2019 and 2018. Other Intangible Assets At December 31, 2019, the Company had other intangible assets of $235,000, which is net of accumulated amortization of $1,110,000. These intangible assets will continue to be amortized using the sum-of-the-years digits method of amortization over ten years. At December 31, 2018, the Company had other intangible assets of $336,000 which was net of accumulated amortization of $1,008,000. Amortization expense related to other intangible assets was $101,000 and $126,000 for the years ended December 31, 2019 and 2018, respectively. As of December 31, 2019, the estimated future amortization expense for the core deposit intangible is as follows (in thousands): 2020 $ 77 2021 52 2022 38 2023 29 2024 21 Thereafter 18 $ 235

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Income Taxes Deferred income tax assets and liabilities are determined based on the differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. These differences are measured at the enacted tax rates that will be in effect when these differences reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company and its subsidiary file a consolidated federal income tax return. The Company recognizes interest and penalties on income taxes as a component of income tax expense. The Company analyzes each tax position taken in its tax returns and determines the likelihood that the position will be realized. Only tax positions that are “more-likely-than-not” to be realized can be recognized in an entity’s financial statements. For tax positions that do not meet this recognition threshold, an entity will record an unrecognized tax benefit for the difference between the position taken on the tax return and the amount recognized in the financial statements. The Company does not have any unrecognized tax benefits at December 31, 2019 or 2018, or during the years then ended. No unrecognized tax benefits are expected to arise within the next twelve months. Advertising Costs Advertising costs are expensed as incurred. Earnings per Share Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period less any unvested restricted shares. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. Treasury shares are not deemed outstanding for earnings per share calculations. Employee Benefit Plans The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan. The Company’s contributions are expensed as the cost is incurred. The Company has several supplemental executive retirement plans. To fund the benefits under these plans, the Company is the owner of single premium life insurance policies on the participants. The Company provides pension benefits to eligible employees. The Company’s funding policy is to contribute at least the minimum required contributions annually.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Stock Option Plans The Company recognizes the value of share-based payment transactions as compensation costs in the financial statements over the period that an employee provides service in exchange for the award. The fair value of the share-based payments for stock options is estimated using the Black-Scholes option-pricing model. The Company used the modified-prospective transition method to record compensation expense. Under the modified-prespective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified-prospective method. Restricted Stock The Company recognizes compensation cost related to restricted stock based on the market price of the stock at the grant date over the vesting period. The product of the number of shares granted and the grant date market price of the Company’s common stock determines the fair value of restricted stock under the Company’s 2014 Equity Incentive Plan. The Company recognizes compensation expense for the fair value of the restricted stock on a straight-line basis over the requisite service period for the entire award. Cash Flow Information For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks and federal funds sold. Off-Balance Sheet Financial Instruments In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, letters of credit and commitments to sell loans. Such financial instruments are recorded on the balance sheets when they become receivable or payable. Trust Assets Assets held by the Company in a fiduciary capacity for customers are not included in the financial statements since such items are not assets of the Company. Trust income is reported on the accrual method. Treasury Stock Common shares repurchased are recorded as treasury stock at cost. Comprehensive Income Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities and defined benefit pension obligations, are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income as presented in the Consolidated Statement of Comprehensive Income.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Segment Reporting The Company acts as an independent community financial services provider and offers traditional banking related financial services to individual, business and government customers. Through its Community Office and automated teller machine network, the Company offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of safe deposit services. The Company also performs personal, corporate, pension and fiduciary services through its Trust Department. Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, mortgage banking and trust operations of the Company. As such, discrete information is not available and segment reporting would not be meaningful. Reclassification of Comparative Amounts Certain comparative amounts for the prior year have been reclassified to conform to current-year classifications. Such reclassifications had no material effect on net income or stockholders’ equity. New and Recently Adopted Accounting Pronouncements Recently Adopted Accounting Pronouncements In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (a new revenue recognition standard). The Update’s core principle is that a company will recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, this Update specifies the accounting for certain costs to obtain or fulfill a contract with a customer and expands disclosure requirements for revenue recognition. This Update is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Upon adoption on January 1, 2018, we have included the related new disclosure requirements in Note 1. In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. A short-term lease is defined as one in which (a) the lease term is 12 months or less and (b) there is not an option to purchase the underlying asset that the lessee is reasonably certain to exercise. For short-term leases, lessees may elect to recognize lease payments over the lease term on a straight-line basis. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within those years. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, and for interim periods within fiscal years beginning after December 15, 2020. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. Upon adoption of ASU 2016-02 on January 1, 2019, we recorded right-of-use assets and related lease liabilities totaling $5.3 million each, which are recorded in other assets and other liabilities, respectively.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) New Accounting Pronouncements Not Yet Adopted In june 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. This Update is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The underlying premise of the Update is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The income statement will be effected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019, and early adoption is permitted for annual and interim periods beginning after December 15, 2018. With certain exceptions, transition to the new requirements will be through a cumulative effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted. In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). This Update defers the effective date of ASU 2016-13 for SEC filers that are eligible to be smaller reporting companies, non-SEC filers, and all other companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the consolidated financial statements. In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment To simplify the subsequent measurement of goodwill, the FASB eliminated Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, under the amendments in this Update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting units fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. A public business entity that is a U.S. Securities and Exchange Commission (SEC) filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. A public business entity that is not an SEC filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2020. All other entities, including not-for-profit entities, that are adopting the amendments in this Update should do so for their annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2021. In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which deferred the effective date for ASC

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) 350, Intangibles—Goodwill and Other, for smaller reporting companies to fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. This Update is not expected to have a significant impact on the Company’s financial statements. In February 2017, the FASB issued ASU 2017-06, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), and Health and Welfare Benefit Plans (Topic 965). This Update relates primarily to the reporting by an employee benefit plan for its interest in a master trust, which is a trust for which a regulated financial institution serves as a trustee or custodian and in which assets of more than one plan sponsored by a single employer or by a group of employers under common control are held. For each master trust in which a plan holds an interest, the amendments in this Update require a plan’s interest in that master trust and any change in that interest to be presented in separate line items in the statement of net assets available for benefits and in the statement of changes in net assets available for benefits, respectively. The amendments in this Update remove the requirement to disclose the percentage interest in the master trust for plans with divided interests and require that all plans disclose the dollar amount of their interest in each of those general types of investments, which supplements the existing requirement to disclose the master trusts balances in each general type of investments. There are also increased disclosure requirements for investments in master trusts. The amendments in this Update are effective for fiscal years beginning after December 15, 2018. Early adoption is permitted. This Update is not expected to have a significant impact on the Company’s financial statements. In August 2018, the FASB issued ASU 2018-12, Financial Services—Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. This Update is intended to improve financial reporting for insurance companies that issue long-duration contracts, such as life insurance, disability income, long-term care, and annuities, by requiring updated assumptions for liability measurement, standardizing the liability discount rate, simplifying and improving the accounting for certain market-based options or guarantees associated with deposit (or account balance) contracts by requiring those benefits to be measured at fair value instead of using two different measurement models, simplifying the amortization of deferred acquisition costs, and increasing transparency by improving the effectiveness of disclosures. This Update is effective for public business entities for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, with early adoption permitted. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which deferred the effective date for ASC 944, Financial Services—Insurance, for public business entities that are SEC filers, except for smaller reporting companies, to fiscal years beginning after December 15, 2021, and interim periods within those fiscal years and for all other entities, including smaller reporting companies, to fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. This Update is not expected to have a significant impact on the Company’s financial statements. In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework -Changes the Disclosure Requirements for Fair Value Measurements. The Update removes the requirement to disclose the amount of and reasons for transfers between Level I and Level II of the fair value hierarchy, the policy for timing of transfers between levels, and the valuation processes for Level III fair value measurements.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) The Update requires disclosure of changes in unrealized gains and losses for the period included in other comprehensive income (loss) for recurring Level III fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level III fair value measurements. This Update is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. This Update is not expected to have a significant impact on the Company’s financial statements. In August 2018, the FASB issued ASU 2018-14, Compensation—Retirement Benefits (Topic 715-20). This Update amends ASC 715 to add, remove and clarify disclosure requirements related to defined benefit pension and other postretirement plans. The Update eliminates the requirement to disclose the amounts in accumulated other comprehensive income expected to be recognized as part of net periodic benefit cost over the next year The Update also removes the disclosure requirements for the effects of a one-percentage-point change on the assumed health care costs and the effect of this change in rates on service cost, interest cost and the benefit obligation for postretirement health care benefits. This Update is effective for public business entities for fiscal years ending after December 15, 2020, and must be applied on a retrospective basis. For all other entities, this Update is effective for fiscal years ending after December 15, 2021. This Update is not expected to have a significant impact on the Company’s financial statements. In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40). This Update addresses customers’ accounting for implementation costs incurred in a cloud computing arrangement that is a service contract and also adds certain disclosure requirements related to implementation costs incurred for internal-use software and cloud computing arrangements. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This Update is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The amendments in this Update can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. This Update is not expected to have a significant impact on the Company’s financial statements. In October 2018, the FASB issued ASU 2018-16, Derivatives and Hedging (Topic 815). The amendments in this Update permit use of the Overnight Index Swap (OIS) rate based on the Secured Overnight Financing Rate (SOFR) as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815, in addition to the interest rates on direct Treasury obligations of the U.S. government, the London Interbank Offered Rate (LIBOR) swap rate, the OIS rate based on the Fed Funds Effective Rate, and the Securities Industry and Financial Markets Association (SIFMA) Municipal Swap Rate. For entities that have not already adopted Update 2017-12, the amendments in this Update are required to be adopted concurrently with the amendments in Update 2017-12. For public business entities that already have adopted the amendments in Update 2017-12, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities that already have adopted the amendments in Update 2017-12, the amendments are effective for fiscal years beginning after December 15, 2019, and interim

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) periods within those fiscal years. Early adoption is permitted in any interim period upon issuance of this Update if an entity already has adopted Update 2017-12. This Update is not expected to have a significant impact on the Company’s financial statements. In October, 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810), which made improvements in 1) applying the variable interest entity (VIE) guidance to private companies under common control and 2) considering indirect interests held through related parties under common control for determining whether fees paid to decision makers and service providers are variable interests. Under the amendments in this Update, a private company may elect not to apply VIE guidance to legal entities under common control (including common control leasing arrangements) if both the parent and the legal entity being evaluated for consolidation are not public business entities. In addition, indirect interests held through related parties in common control arrangements should be considered on a proportional basis for determining whether fees paid to decision makers and service providers are variable interests. For entities other than private companies, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The amendments in this Update are effective for a private company for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. This Update is not expected to have a significant impact on the Company’s financial statements. In November, 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808), which made the following targeted improvements to generally accepted accounting principles (GAAP) for collaborative arrangements (1) clarified that certain transactions between collaborative arrangement participants should be accounted for as revenue under Topic 606 when the collaborative arrangement participant is a customer in the context of a unit of account, (2) add unit-of-account guidance in Topic 808 to align with the guidance in Topic 606 (that is, a distinct good or service) when an entity is assessing whether the collaborative arrangement or a part of the arrangement is within the scope of Topic 606, and (3) require that in a transaction with a collaborative arrangement participant that is not directly related to sales to third parties, presenting the transaction together with revenue recognized under Topic 606 is precluded if the collaborative arrangement participant is not a customer For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. This Update is not expected to have a significant impact on the Company’s financial statements. In April 2019, the FASB issued ASU 2019-04, Codification Improvements to To pic 326, Financial Instruments -Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, which affects a variety of topics in the Codification and applies to all reporting entities within the scope of the affected accounting guidance. Topic 326, Financial Instruments—Credit Losses amendments are effective for SEC registrants for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other public business entities, the effective date is for fiscal years beginning after December 15, 2020, and for all other entities, the effective date is for fiscal years beginning after December 15, 2021. Topic 815, Derivatives and Hedging amendments are effective for public business entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods beginning after December 15, 2020. For

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) entities that have adopted the amendments in Update 2017-12, the effective date is as of the beginning of the first annual period beginning after the issuance of this Update. Topic 825, Financial Instruments amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years. In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). This Update defers the effective date of ASU 2016-13 for SEC filers that are eligible to be smaller reporting companies, non-SEC filers and all other companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Furthermore, the ASU provides a one-year deferral of the effective dates of the ASUs on derivatives and hedging for companies that are not public business entities. The Company qualifies as a smaller reporting company and does not expect to early adopt these ASUs. In May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses, Topic 326, which allows entities to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost upon adoption of the new credit losses standard. To be eligible for the transition election, the existing financial asset must otherwise be both within the scope of the new credit losses standard and eligible for the applying the fair value option in ASC 825-10.3. The election must be applied on an instrument-by-instrument basis and is not available for either available-for-sale or held-to-maturity debt securities. For entities that elect the fair value option, the difference between the carrying amount and the fair value of the financial asset would be recognized through a cumulative-effect adjustment to opening retained earnings as of the date an entity adopted ASU 2016-13. Changes in fair value of that financial asset would subsequently be reported in current earnings. For entities that have not yet adopted ASU 2016-13, the effective dates and transition requirements are the same as those in ASU 2016-13. For entities that have adopted ASU 2016-13, ASU 2019-05 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted once ASU 2016-13 has been adopted. In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). The Update defers the effective date of ASU 2016-13 for SEC filers that are eligible to be smaller reporting companies, non-SEC filers and all other companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company qualifies as a smaller reporting company and does not expect to early adopt ASU 20. In July 2019, the FASB issued ASU 2019-07, Codification Updates to SEC Sections, Amendments to SEC Paragraphs Pursuant to SEC Final Rule Releases No. 33-10532, Disclosure Update and Simplification, and Nos. 33-10231 and 33-10442, Investment Company Reporting Modernization, and Miscellaneous Updates. This ASU amends various SEC paragraphs pursuant to the issuance of SEC Final Rule Releases No. 33-10532, Disclosure Update and Simplification, and Nos. 33-10231 and 33-10442, Investment Company Reporting Modernization. Other miscellaneous updates to agree to the electronic Code of Federal Regulations also have been incorporated. In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). The Update defers the effective dates of ASU 2016-13 for SEC filers that are eligible to be smaller reporting companies, non-SEC filers, and all other

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. This Update also amends the mandatory effective date for the elimination of Step 2 from the goodwill impairment test under ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (Goodwill), to align with those used for credit losses. Furthermore, the ASU provides a one-year deferral of the effective dates of the ASUs on derivatives and hedging and leases for companies that are not public business entities. The Company qualifies as a smaller reporting company and does not expect to early adopt these ASUs. In November 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, to clarify its new credit impairment guidance in ASC 326, based on implementation issues raised by stakeholders. This Update clarified, among other things, that expected recoveries are to be included in the allowance for credit losses for these financial assets; an accounting policy election can be made to adjust the effective interest rate for existing troubled debt restructurings based on the prepayment assumptions instead of the prepayment assumptions applicable immediately prior to the restructuring event; and extends the practical expedient to exclude accrued interest receivable from all additional relevant disclosures involving amortized cost basis. The effective dates in this Update are the same as those applicable for ASU 2019-10. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations. In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), to simplify the accounting for income taxes, change the accounting for certain tax transactions, and make minor improvements to the codification. This Update provides a policy election to not allocate consolidated income taxes when a member of a consolidated tax return is not subject to income tax and provides guidance to evaluate whether a step-up in tax basis of goodwill relates to a business combination in which book goodwill was recognized or a separate transaction. The Update also changes current guidance for making an intraperiod allocation, if there is a loss in continuing operations and gains outside of continuing operations; determining when a deferred tax liability is recognized after an investor in a foreign entity transitions to or from the equity method of accounting; accounting for tax law changes and year-to-date losses in interim periods; and determining how to apply the income tax guidance to franchise taxes that are partially based on income. For public business entities, the amendments in this Update are effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. This Update is not expected to have a significant impact on the Company’s financial statements. In January 2020, the FASB issued ASU 2020-1, Investments—Equity Securities (Topic 321), Investments -Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815), to clarify that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the measurement alternative in accordance with Topic 321 immediately before applying or upon discontinuing the equity method. The amendments also clarify that, for the purpose of applying paragraph 815-10-15-141(a) an entity should not consider whether, upon the settlement of the forward contract or exercise of the purchased option, individually or with existing

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) investments, the underlying securities would be accounted for under the equity method in Topic 323 or the fair value option, in accordance with the financial instruments guidance in Topic 825. An entity also would evaluate the remaining characteristics in paragraph 815-10-15-141 to determine the accounting for those forward contracts and purchased options. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. This Update is not expected to have a significant impact on the Company’s financial statements. NOTE 3—SECURITIES The amortized cost, gross unrealized gains and losses, and fair value of securities were as follows: Amortized Cost December Gross Unrealized Gains (In Thousends) â– 31,2019 Gross Unrealized Losses Fair Value AVAILABLE FOR SALE: States and political subdivisions $ 70,015 $ 1,293 $ (3) $ 71,305 Corporate obligations 4,097 3—4,100 Mortgage-backed securities- government sponsored entities 135,646 238 (1,084) 134,800 Total debt securities $ 209,758 $ 1,534 $ (1,087) $ 210,205 Amortized Cost December Gross Unrealized Gains (In Thousands) •31,2018 Gross Unrealized Losses Fair Value AVAILABLE FOR SALE: States and political subdivisions $ 99,218 $ 385 $ (1,990) $ 97,613 Corporate obligations 8,896 (2561 8,640 Mortgage-backed securities- government sponsored entities 142,197 25 (5,198) 137,024 Total debt securities $ 250,311 $ 410 $ (7,444) $ 243,277

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 3—SECURITIES (CONTINUED) The following tables show the Company’s investments’ gross unrealized losses and fair value aggregated by security type and length of time that individual securities have been in a continuous unrealized loss position (in thousands): December 31,2019 Less than 12 Months 12 Months or More Total Fair Unrealized Fair Unrealized Fair Unrealized Value Losses Value Losses Value Losses States and political subdivisions $ 1,296 : $ (2) $ 481 $ (1) $ 1,777 $ (3) Mortgage-backed securities- government sponsored entities 32,415 (241) 61,096 (843) 93,511 (1,084) $ 33,711 : $ (243) $ 61,577 $ (844) $ 95,288 $ (1,087) December 31,2018 Less than 12 Months 12 Months or More Total Fair Unrealized Fair Unrealized Fair Unrealized Value Losses Value Losses Value Losses States and political subdivisions $ 19,140 $ (390) $ 56,740 $ (1,600) $ 75,880 $ (1,990) Corporate obligations 2,045 (21) 6,595 (235) 8,640 (256) Mortgage-backed securities- government sponsored entities 8,444 (22) 122,950 (5,176) 131,394 (5,198) $ 29,629 $ (433) $ 186,285 $ (7,011) $ 215,914 $ (7,444) The Company has 33 debt securities in the less than twelve month category and 57 debt securities in the twelve months or more category as of December 31, 2019. In management’s opinion, the unrealized losses on securities reflect changes in interest rates subsequent to the acquisition of specific securities. No other-than-temporary-impairment charges were recorded in 2 019. Management believes that all other unrealized losses represent temporary impairment of the securities, and it is more likely than not that it will not have to sell the securities before recovery of their cost basis. The amortized cost and fair value of debt securities as of December 31, 2019 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties. Amortized Fair Cost Value (In Thousands) Due in one year or less $ 4,252 $ 4,264 Due after one year through five years 14,048 14,087 Due after five years through ten years 28,259 28,413 Due after ten years 27,553 28,641 74,112 75,405 Mortgage-backed securities—government sponsored entities 135,646 134,800 $ 209,758 $ 210,205

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 3—SECURITIES (CONTINUED) Gross realized gains and gross realized losses on sales of securities available for sale were $254,000 and $0, respectively, in 2019, compared to $213,000 and $0, respectively, in 2018. The proceeds from the sales of securities totaled $27,247,000 and $17,745,000 for the years ended December 31, 2019 and 2018, respectively. Securities with a carrying value of $157,233,000 and $193,918,000 at December 31, 2019 and 2018, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law. NOTE 4—LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES Set forth below is selected data relating to the composition of the loan portfolio (in thousands): Types of loans (dollars in thousands) December 31,2019 December 31,2018 Real Estate: Residential $ 229,781 24.9% $ 235,523 27.7% Commercial 391,327 42.3 374,790 44.1 Construction 17,732 1.9 17,445 2.0 Commercial, financial and agricultural 134,150 14.5 110,542 13.0 Consumer loans to individuals 151,686 16.4 112,002 13.2 Total loans 924,676 100.0% 850,302 100.0% Deferred fees, net (95) (120) Total loans receivable 924,581 850,182 Allowance for loan losses (8,509) (8,452) Net loans receivable $ 916,072 $ 841,730 Changes in the accretable yield for purchased credit-impaired loans were as follows for the twelve months ended December 31: (In thousands) 2019 2018 Balance at beginning of period $ 29 $ 108 Additions — Accretion (29) (56) Reclassification and other—(23) Balance at end of period $ $ 29 The following table presents additional information regarding loans acquired and accounted for in accordance with ASC 310-30 (in thousands): December 31,2019 December 31,2018 Outstanding Balance $ 793 $ 1055 Car lying Amount $ 696 $ 886

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 4—LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED) There were no material increases or decreases in the expected cash flows of these loans since the acquisition date. There has been no allowance for loan losses recorded for acquired loans with specific evidence of deterioration in credit quality. As of December 31, 2019, for loans that were acquired prior to 2019 with or without specific evidence of deterioration in credit quality, adjustments to the allowance for loan losses have been accounted for through the allowance for loan loss adequacy calculation. The Company maintains a loan review system, which allows for a periodic review of our loan portfolio and the early identification of potential impaired loans. The system takes into consideration, among other things, delinquency status, size of loans, type and market value of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified losses based on a review of such information. A loan evaluated for impairment is considered to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. The Company does not aggregate such loans for evaluation purposes. Impairment is measured on a loan-by-loan basis for commercial and construction loans by the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential mortgage loans for impairment disclosures, unless such loans are part of a larger relationship that is impaired, or are classified as a troubled debt restructuring. The following tables show the amount of loans in each category that were individually and collectively evaluated for impairment at the dates indicated: Real Estate Loans Commercial Consumer Residential Commercial Construction Loans Loans Total December 31, 2019 Individually evaluated for impairment $ (In thousands) $ 2,144 $—$—$—i $ 2,144 Loans acquired with deteriorated credit quality 476 220 — 696 Collectively evaluated for impairment 229,305 388,963 17,732 134,150 151,686 921,836 Total Loans $ 229,781 $391,327 $ 17,732 $ 134,150 $ 151,686 $ 924,676 Real Estate Loans Commercial Consumer Residential Commercial Construction Loans Loans Total December 31, 2018 Individually evaluated for impairment $ (In thousands) $ 1,319 $—$—$—$ 1,319 Loans acquired with deteriorated credit quality 630 256 — 886 Collectively evaluated for impairment 234,893 373,215 17,445 110,542 112,002 848,097 Total Loans $ 235,523 $ 374,790 $ 17,445 $ 110,542 $ 112,002 $ 850,302

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 4—LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED) The following table includes the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable. Recorded Investment Unpaid Principal Balance Associated Allowance December 31, 2019 With no related allowance recorded: Real Estate Loans Commercial $ 143 (In thousands) $ 394 $ Subtotal 143 394—With an allowance recorded: Real Estate Loans Commercial 2,001 2,001 417 Subtotal 2,001 2,001 417 Total: Real Estate Loans Commercial 2,144 2,395 417 Total Impaired Loans $ 2,144 $ 2,395 $ $ 417 Recorded Investment Unpaid Principal Balance Associated Allowance December 31, 2018 With no related allowance recorded: Real Estate Loans Commercial $ 1,319 (In thousands) $ 1,747 $ Subtotal 1,319 1,747—Total: Real Estate Loans Commercial 1,319 1,747 Total Impaired Loans $ 1,319 $ 1,747 $ The following information for impaired loans is presented for the years ended December 31, 2019 and 2018:
Average Recorded Interest Income Investment Recognized 2019 2018 2019 2018 (In thousands) Total: Real Estate Loans Commercial $ 1,036 $ 1,220 $ 233 $ 67 Total Loans $ 1,036 $ 1,220 $ 233 $ 67

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 4—LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED) Troubled debt restructured loans are those loans whose terms have been renegotiated to provide a reduction or deferral of principal or interest as a result of financial difficulties experienced by the borrower, who could not obtain comparable terms from alternate financing sources. As of December 31, 2019, troubled debt restructured loans totaled $99,000 and did not require a specific reserve. During 2019, there were no new loan relationships identified as troubled debt restructurings, while one loan identified as a troubled debt restructuring with a balance of $977,000 as of December 31, 2018 was transferred to foreclosed real estate during 2019. During 2019, there was a charge-off in the amount of $451,000 on loans classified as troubled debt restructurings. As of December 31, 2018, troubled debt restructured loans totaled $1.1 million and resulted in specific reserves of $0. During 2018, there were no new loan relationships identified as troubled debt restructurings, while one loan identified as a troubled debt restructuring with a balance of $23,000 as of December 31,2017 was paid in full during 2018. During 2018, there were no charge-offs on loans classified as troubled debt restructurings. Foreclosed assets acquired in settlement of loans are carried at fair value less estimated costs to sell and are included in foreclosed real estate owned on the Consolidated Balance Sheets. As of December 31, 2019 and 2018, foreclosed real estate owned totaled $1,556,000 and $1,115,000, respectively. As of December 31, 2019, included within foreclosed real estate owned are two commercial properties that were foreclosed on or received via a deed in lieu. As of December 31, 2019, the Company has initiated formal foreclosure proceedings on three consumer residential mortgage loans with an outstanding balance of $299,000. Management uses an eight point internal risk rating system to monitor the credit quality of the overall loan portfolio. The first four categories are considered not criticized, and are aggregated as “Pass” rated. The criticized rating categories utilized by management generally follow bank regulatory definitions. The Special Mention category includes assets that are currently protected but are potentially weak, resulting in an undue and unwarranted credit risk, but not to the point of justifying a Substandard classification. Loans in the Substandard category have well-defined weaknesses that jeopardize the liquidation of the debt, and have a distinct possibility that some loss will be sustained if the weaknesses are not corrected. Loans greater than 90 days past due are considered Substandard unless full payment is expected. Any portion of a loan that has been charged off is placed in the Loss category. To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Company has a structured loan rating process with several layers of internal and external oversight. Generally, consumer and residential mortgage loans are included in the Pass categories unless a specific action, such as nonperformance, repossession, or death occurs to raise awareness of a possible credit event. The Company’s Loan Review Department is responsible for the timely and accurate risk rating of the loans on an ongoing basis. Every credit which must be approved by Loan Committee or the Board of Directors is assigned a risk rating at time of consideration. Loan Review also annually reviews relationships of $1,500,000 and over to assign or re-affirm risk ratings. Loans in the Substandard categories that are collectively evaluated for impairment are given separate consideration in the determination of the allowance.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 4—LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED) The following table presents the classes of the loan portfolio summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard, Doubtful and Loss within the internal risk rating system as of December 31, 2019 and December 31, 2018 (in thousands): Pass Special Mention Substandard Doubtful Loss Total December 31, 2019 Commercial real estate loans $ 376,109 $ 12,268 $ 2,950 $ i—$—$ 391,327 Commercial 133,695 248 207 — 134,150 Total $ 509,804 $ 12,516 $ 3,157 $—$—$ 525,477 Pass Special Mention Substandard Doubtful Loss Total December 31, 2018 Commercial real estate loans $ 360,838 $ 7,918 $ 6,034 $—$—$ 374,790 Commercial 109,966 82 494 — 110,542 Total $ 470,804 $ 8,000 $ 6,528 $—$—$ 485,332 For residential real estate loans, construction loans and consumer loans, the Company evaluates credit quality based on the performance of the individual credits. Nonperforming loans include loans that have been placed on nonaccrual status and loans remaining in accrual status on which the contractual payment of principal and interest has become 90 days past due. The following table presents the recorded investment in the loan classes based on payment activity as of December 31, 2019 and December 31, 2018 (in thousands): December 31, 2019 Performing Nonperforming Total Residential real estate loans $ 229,214 $ 567 $ 229,781 Construction 17,732—17,732 Consumer loans to individuals 151,607 79 151,686 Total $ 398,553 $ 646 $ 399,199 December 31, 2018 Performing Nonperforming Total Residential real estate loans $ 234,725 $ 798 $ 235,523 Construction 17,445—17,445 Consumer loans to individuals 112,002—112,002 Total $ 364,172 $ 798 $ 364,970 Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of December 31, 2019 and December 31, 2018 (in thousands):

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 4—LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED) December 31,2019 Current 31-60 Days Past Due 61-90 Days Past Due Greater than 90 Days Past Due and still accruing Non-Accrual Total Past Due and Non-Accrual Total Loans Real Estate loans Residential $5228,242 $ 727 $ 245 $—$ 567 $ 1,539 $ 229,781 Commercial 388,117 176 2,935—99 3,210 391,327 Construction 17,695—37 — 37 17,732 Commercial loans 134,018 82 — 50 132 134,150 Consumer loans 151,309 233 65—79 377 151,686 Total $5919,381 $ 1,218 $ 3,282 $—$ 795 $ 5,295 $ 924,676 December 31,2018 Current 31-60 Days Past Due 61-90 Days Past Due Greater than 90 Days Past Due and still accruing Non-Accrual Total Past Due and Non-Accrual Total Loans Real Estate loans Residential $ 234,201 $ 373 $ 151 $—$ 798 $ 1,322 $ 235,523 Commercial 372,617 1,043 788—342 2,173 374,790 Construction 17,445 — ——17,445 Commercial loans 110,191 320 31 — 351 110,542 Consumer loans 111,796 171 35 — 206 112,002 Total $ 846,250 $ 1,907 $ 1,005 $ $ 1,140 $ 4,052 $ 850,302

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 4—LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED) The following table presents the allowance for loan losses by the classes of the loan portfolio: (In thousands) Residential Real Estate Commercial Real Estate Construction Commercial Consumer Total Beginning balance, December 31, 2018 Charge Offs Recoveries Provision for loan losses $ 1,328 (102) 24 302 $ 5,455 (627) 125 (266) $ 93 $ 2 712 $ (284) 48 473 864 $ (420) 43 739 8,452 (1,433) 240 1,250 Ending balance, December 31, 2019 $ 1,552 $ 4,687 $ 95 $ 949 $ 1,226 $ 8,509 Ending balance individually evaluated for impairment $ $ 417 $—$—$—$ 417 Ending balance collectively evaluated for impairment $ 1,552 $ 4,270 $ 95 $ 949 $ 1,226 $ 8,092 (In thousands) Residential Real Estate Commercial Real Estate Construction Commercial Consumer Total Beginning balance, December 31, 2017 Charge Offs Recoveries Provision for loan losses $ 1,272 (197) 9 244 $ 5,265 (283) 33 440 $ 90 $ 3 463 $ (246) 8 487 544 $ (263) 32 551 7,634 (989) 82 1,725 Ending balance, December 31, 2018 $ 1,328 $ 5,455 $ 93 $ 712 $ 864 $ 8,452 Ending balance individually evaluated for impairment $ $—$—$—$—$—Ending balance collectively evaluated for impairment $ 1,328 $ 5,455 $ 93 $ 712 $ 864 $ 8,452

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 4—LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED) During the period ended December 31, 2019, the allowance for loan losses increased from $8,452,000 to $8,509,000. This $57,000 increase in the required allowance was due primarily to a $417,000 specific reserve for impaired loans and a $447,000 increase in the qualitative factor related to economic conditions. This increase was partially offset by a reduction in the historical loss factor from 0.26% at December 31, 2018 to 0.15% on December 31, 2019. During the period ended December 31, 2018, the allowance for loan losses increased from $7,634,000 to $8,452,000. This $818,000 increase in the required allowance was due primarily to an $86.1 million increase in loan balances and an additional qualitative factor to allocate reserves for potential risk in large balance loans. This increase was partially offset by a reduction in the historical loss factor from 0.41% at December 31, 2017 to 0.26% on December 31, 2018. Interest income that would have been recorded on loans accounted for on a non-accrual basis under the original terms of the loans was $101,000 and $98,000 for 2019 and 2018, respectively. As of December 31, 2019 and 2018, the Company considered its concentration of credit risk to be acceptable. As of December 31, 2019, the highest concentrations are in commercial rentals and the hospitality lodging industry, with loans outstanding of $84.6 million, or 65.0% of bank capital, to commercial rentals, and $64.6 million, or 49.6% of bank capital to the hospitality lodging industry. There were no charge-offs on loans within these concentrations for the years ended December 31, 2019 and 2018, respectively. During 2019, the Company sold residential mortgage loans totaling $4,715,000. During 2018, the Company sold residential mortgage loans totaling $752,000. Gross realized gains and gross realized losses on sales of residential mortgage loans were $123,000 and $0, respectively, in 2019 and $15,000 and $0, respectively, in 2018. The proceeds from the sales of residential mortgage loans totaled $4,838,000 and $767,000 for the years ended December 31, 2019 and 2018, respectively. As of December 31, 2019 and 2018, the outstanding value of loans serviced for others totaled $28.5 million and $26.8 million, respectively. NOTE 5—PREMISES AND EQUIPMENT Components of premises and equipment at December 31 are as follows: 2019 (In Thousands) 2018 Land and improvements $ 2,806 $ 2,832 Buildings and improvements 17,914 17,788 Furniture and equipment 8,164 7,171 28,884 27,791 Accumulated depreciation (14,656) (13,945) $ 14,228 $ 13,846 Depreciation expense totaled $1,005,000 and $895,000 for the years ended December 31, 2019 and 2018, respectively.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 6—DEPOSITS Aggregate time deposits in denominations of $250,000 or greater were $137,108,000 and $116,147,000 at December 31, 2019 and 2018, respectively. At December 31, 2019, the scheduled maturities of time deposits are as follows (in thousands): 2020 $ 258,645 2021 38,394 2022 26,580 2023 24,162 2024 12,937 $ 360,718 NOTE 7—BORROWINGS Short-term borrowings at December 31 consist of the following: 2019 2018 (In Thousands) Securities sold under agreements to repurchase $ 30,505 $ 37,457 Federal Home Loan Bank short-term borrowings 31,751 15,589 $ 62,256 $ 53,046 The outstanding balances and related information of short-term borrowings are summarized as follows: Average balance during the year Years Ended 2019 (In Thousands) $ 48,945 December 31, 2018 $ 41,963 Average interest rate during the year 0.96% 0.77% Maximum month-end balance during the year $ 62,256 $ 53,046 Weighted average interest rate at the end of the year 1.30% 1.27% Securities sold under agreements to repurchase generally mature within one day to one year from the transaction date. Securities with an amortized cost and fair value of $36,313,000 and $36,195,000 at December 31, 2019 and $41,587,000 and $40,161,000 at December 31, 2018, respectively, were pledged as collateral for these agreements. The securities underlying the agreements were under the Company’s control. The collateral pledged for repurchase agreements that are classified as secured borrowings is summarized as follows (in thousands): As of December 31,2019 Remaining Contractual Maturity of the Agreements Overnight Greater and Up to 30-90 than 90 continuous 30 days days days Total Repurchase Agreements: Mortgage-backed securities—government sponsored entities $ 36,195 $—$ $ $ 36,195 Total liability recognized for repurchase agreements $30,505

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT
NOTE 7—BORROWINGS (CONTINUED) As of December 31,2018 Remaining Contractual Maturity of the Agreements Overnight Greater and Up to 30-90 than 90 continuous 3 0 days days days Total Repurchase Agreements: Mortgage-backed securities—government sponsored entities $ 40,161 $—$ $—$ 40,161 Total liability recognized for repurchase agreements $ 37,457 The Company has aline of credit commitment available from the FHLB of Pittsburgh for borrowings of up to $150,000,000, which renews annually in June. At December 31, 2019, there were $31,751,000 of borrowings outstanding on this line. There were $15,589,000 of borrowings outstanding on this line of credit at December 31, 2018. The Company has a line of credit commitment available from Atlantic Community Bankers Bank for $7,000,000, which expires on June 30, 2020. There were no borrowings under this line of credit at December 31, 2019 and 2018. The Company has a line of credit commitment available from PNC Bank for $16,000,000 at December 31, 2019. There were no borrowings under this line of credit at December 31, 2019 and December 31, 2018. The Company also has a line of credit commitment from Zions Bank for $17,000,000. There were no borrowings under this line of credit at December 31, 2019 and December 31, 2018. Other borrowings consisted of the following at December 31, 2019 and 2018: 2019 (In Thou. 2018 sands) Amortizing fixed rate borrowing due January 2019 at 1.39% $ $ 423 Fixed rate term borrowing due August 2019 at 1.61%—10,000 Fixed rate term borrowing due May 2020 at 1.85% 5,000—Amortizing fixed rate borrowing due June 2020 at 1.49% 1,034 3,079 Amortizing fixed rate borrowing due July 2020 at 2.77% 2,974 7,962 Amortizing fixed rate borrowing due December 2020 at 1.71% 2,538 5,000 Amortizing fixed rate borrowing due December 2020 at 3.06% 1,034 2,051 Amortizing fixed rate borrowing due March 2022 at 1.75% 2,009 2,877 Amortizing fixed rate borrowing due August 2022 at 1.94% 5,351—Amortizing fixed rate borrowing due October 2022 at 1.88% 4,626 6,200 Amortizing fixed rate borrowing due October 2023 at 3.24% 7,809 9,692 Amortizing fixed rate borrowing due December 2023 at 3.22% 4,063 5,000 Fixed rate term borrowing due December 2023 at 1.95% 10,000—Amortizing fixed rate borrowing due December 2023 at 1.73% 10,000 $ 56,438 $ 52,284

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 7—BORROWINGS (CONTINUED) Contractual maturities and scheduled cash flows of other borrowings at December 31, 2019 are as follows (in thousands): 2020 $ 22,435 2021 10,080 2022 8,654 2023 15,269 $ 56,438 The Bank’s maximum borrowing capacity with the FHLB was $425,226,000 of which $88,189,000 was outstanding in the form of advances and $56,000,000 was outstanding in the form of letters of credit at December 31, 2019. Advances from the FHLB are secured by qualifying assets of the Bank. NOTE 8—OPERATING LEASES Due to the adoption of ASU 2016-02, Leases (Topic 842), the Company completed a comprehensive review and analysis of all its property contracts. As a result of this review, it was determined that the Company leases seven office locations under operating leases. Several assumptions and judgments were made when applying the requirements of Topic 842 to the Company’s existing lease commitments, including the allocation of consideration in the contracts between lease and nonlease components, determination of the lease term, and determination of the discount rate used in calculating the present value of the lease payments. The Company has elected to account for the variable nonlease components, such as common area maintenance charges, utilities, real estate taxes, and insurance, separately from the lease component. Such variable nonlease components are reported in net occupance expense on the Consolidated Statements of Income when paid. These variable nonlease components were excluded from the calculation of the present value of the remaining lease payments, therefore, they are not included in other assets and other liabilities on the Consolidated Balance Sheets. The lease cost associated with the operating leases for the year ended December 31, 2019 amounted to $518,000. Certain of the Company’s leases contain options to renew the lease after the initial term. Management considers the Company’s historical pattern of exercising renewal options on leases and the positive performance of the leased locations, when determining whether it is reasonably certain that the leases will be renewed. If management concludes that there is reasonable certainty about the renewal option, it is included in the calculation of the remaining term of each applicable lease. The discount rate utilized in calculating the present value of the remaining lease payments for each lease was the Federal Home Loan Bank of Pittsburgh advance rate corresponding to the remaining maturity of the lease as of January 1, 2019. The following table presents the weighted-average remaining lease term and discount rate for the leases outstanding at December 31, 2019. Operating Weighted-average remaining term (years) 13.2 Weighted-average discount rate 3.21%

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 8—OPERATING LEASES (CONTINUED) The following table presents the undiscounted cash flows due related to operating leases as of December 31, 2019, along with a reconciliation to the discounted amount recorded on the Consolidated Balance Sheets: Undiscounted cash flows due (in thousands): Operating 2020 $ 535 2021 535 2022 535 2023 535 2024 544 2025 and thereafter 3,879 Total undiscounted cash flows 6,563 Discount on cash flows (1,247) Total lease liabilities $ 5,316 Under Topic 842, the lessee can elect to not record on the Consolidated Balance Sheets a lease whose term is twelve months or less and does not include a purchase option that the lessee is reasonably certain to exercise. As of December 31, 2019, the Company had no leases that had a term of twelve months or less. Certain facilities are leased under various operating leases. Rental expense for these leases was $518,000 and $470,000, respectively, for the years ended December 31, 2019 and 2018. NOTE 9—EMPLOYEE BENEFIT PLANS The Company has a defined contributory profit-sharing plan which includes provisions of a 401(k) plan. The plan permits employees to make pre-tax contributions of up to 15% of the employee’s compensation, not to exceed the limits set by the Internal Revenue Service. The amount of contributions to the plan, including matching contributions, is at the discretion of the Board of Directors. All employees over the age of 21 are eligible to participate in the plan and receive Company contributions after one year of employment. Eligible employees are able to contribute to the Plan at the beginning of the first quarterly period after their date of employment. Employee contributions vest immediately, and any Company contributions are fully vested after five years. The Company’s contributions are expensed as the cost is incurred, funded currently, and amounted to $730,000 and $738,000 for the years ended December 31, 2019 and 2018, respectively. The Company has several non-qualified supplemental executive retirement plans for the benefit of certain executive officers and former officers. At December 31, 2019 and 2018, other liabilities include $3,428,000 and $3,362,000 accrued under the Plan. Compensation expense includes approximately $491,000 and $434,000 relating to the supplemental executive retirement plan for 2019 and 2018, respectively. To fund the benefits under this plan, the Company is the owner of single premium life insurance policies on participants in the non-qualified retirement plan. At December 31, 2019 and 2018, the cash value of these policies was $38,763,000 and $37,932,000, respectively. The Company provides postretirement benefits in the form of split-dollar life arrangements to employees who meet the eligibility requirements. The net periodic postretirement benefit expense included in salaries and employee benefits was $101,000 and $149,000 for the years ended December 31, 2019 and 2018, respectively.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 9—EMPLOYEE BENEFIT PLANS (CONTINUED) FASB authoritative guidance on accounting for deferred compensation and postretirement benefit aspects of endorsement split-dollar life insurance arrangements requires the recognition of a liability and related compensation expense for endorsement split-dollar life insurance that provides a benefit to an employee that extends to postretirement periods. The life insurance policies purchased for the purpose of providing such benefits do not effectively settle an entity’s obligation to the employee. Accordingly, the entity must recognize a liability and related compensation expense during the employee’s active service period based on the future cost of insurance to be incurred during the employee’s retirement. This expense is included in the SERP plan expense for 2018 discussed above. If the entity has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the FASB authoritative guidance on employer’s accounting for postretirement benefits other than pensions. The accumulated postretirement benefit obligation was $1,392,000 and $1,291,000 at December 31, 2019 and 2018, respectively. Through its acquisition of Delaware, the Company also has certain director fee deferral and continuation plans. These plans allowed directors to defer director fees and provide a benefit payment for a period of five to fifteen years. The Company expensed $3,000 and $6,000 under these plans in 2019 and 2018, respectively. At December 31, 2019 and 2018, the liability under these plans was $166,000 and $249,000, respectively. Certain key executives have change in control agreements with the Company. These agreements provide certain potential benefits in the event of termination of employment following a change in control. The Company participates in the Pentegra Mulitemployer Defined Benefit Pension Plan (EIN 13-5645888 and Plan # 333) as a result of its acquisition of North Penn. As of December 31, 2019 and 2018, the Company’s Plan was 95.0% and 91.4% funded, respectively, and total contributions made are not more than 5% of the total contributions to the Plan. The Company’s expense related to the Plan was $29,000 in 2019 and $46,000 in 2018. During the plan years ending December 31, 2019 and 2018, the Company made contributions of $29,000 and $46,000, respectively. As a result of its acquisition of Delaware, the Company is a member of the New York State Bankers Retirement System. Substantially all full-time employees who were former employees of Delaware are covered under this defined benefit pension plan (the “Delaware Plan”). The Company’s funding policy is to contribute at least the minimum required contribution annually. Pension cost is computed using the projected unit credit actuarial cost method. Effective December 31, 2012, the Delaware Plan was closed to new participants and accrued benefits were frozen.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 9—EMPLOYEE BENEFIT PLANS (CONTINUED) The following table sets forth the projected benefit obligation and change in plan assets for the Delaware Plan at December 31: (in Thousands of Dollars) 2019 2018 Change in projected benefit obligation: Projected benefit obligation at beginning of year $ (7,186) $ $ (8,465) Service cost (55) (64) Interest cost (312) (279) Actuarial gain (loss) (515) 1,040 Benefits paid 553 582 Benefit obligation at end of year $ (7,515) $ $ (7,186) Change in plan assets: Fair value of plan assets at beginning of year $ 6,136 $ $ 7,110 Actual return on plan assets 1,275 (401) Benefits paid (558) (573) Fair value of assets at end of year 6,853 6,136 Funded status at end of year $ (662) $ $ (1,050) The Delaware Plan paid $553,000 and $582,000 in benefit payments in 2019 and 2018, respectively Estimated benefit payments under the Delaware Plan are expected to be approximately $477,000, $466,000, $467,0000, $453,000 and $438,000 for the next five years. Payments are expected to be approximately $2,115,000 in total for the five-year period ending December 31, 2029. The Company was not required to make any contributions to the Delaware Plan in 2019 or 2018. The decrease in the projected discount rate contributed approximately $801,000 to the overall increase in the projected benefit obligation for the year ended December 31, 2019. The accumulated benefit obligation for the Delaware Plan was $7,515,000 and $7,186,000 at December 31, 2019 and 2018, respectively. The following table sets forth the amounts recognized in accumulated other comprehensive income for the years ended December 31 (in thousands): 2019 2018 Transition asset $—Prior service credit — Gain 375 207 Total $ 375 J $ 207

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 9—EMPLOYEE BENEFIT PLANS (CONTINUED) Net pension cost (income) included the following components (in thousands): 2019 2018 Service cost benefits earned during the period $ 55 $ 64 Interest cost on projected benefit obligation 312 279 Actual return on assets (379) (441) Net amortization and deferral — NET PERIODIC PENSION COST (INCOME) $ (12) $ (98) The weighted average assumptions used to determine the benefit obligation at December 31 are as follows: 2019 2018 Discount rate 3.55% 4.54% The weighted average assumptions used to determine the net periodic pension cost at December 31 are as follows: 2019 2018 Discount rate 4.54% 3.43% Expected long-term return on plan assets 6.50% 6.50% Rate of compensation increase 0.00% 0.00% The expected long-term return on plan assets was determined based upon expected returns on individual asset types included in the asset portfolio. The Delaware Plan’s weighted-average asset allocations at December 31, by asset category, are as follows: 2019 2018 Cash equivalents 0.0% 4.2% Equity securities 31.7% 46.1% Fixed income securities 57.7% 45.8% Other 10.6% 3.9% 100.0% 100.0% The Delaware Plan’s overall investment strategy is to invest in a diversified portfolio while managing the variability between the assets and projected liabilities of underfunded pension plans. In 2019, the New York Bankers Retirement System (“System”) Board Members approved a migration of substantially all of the System’s assets to one fund, Commingled Pensions Trust Fund (LDI Diversified Balanced) of JPMorgan Chase Bank, N.A The growth-oriented portion of the Fund invests in a mix of asset classes that the Fund’s Trustee believes will collectively maximize total risk-adjusted return through a combination of capital appreciation and income. This portion of the Fund will comprise between 35% and 90% of the portfolio and will invest directly or indirectly via underlying funds in a broad mix of global equity, global fixed income, real estate and cash-plus strategies. The remaining portion of the Fund, between 10% and 65% of the portfolio, is used to minimize volatility relative to a plan’s projected liabilities.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 9—EMPLOYEE BENEFIT PLANS (CONTINUED) The fair value of the Delaware Plan’s assets, by asset category, is as follows: December 31,2019 Total Quoted Market Price in Active Markets (Level 1) Other Observable Inputs (Level 2) Unobservable Inputs (Level 3) fin thousands of dollars Cash equivalents: Cash (including foreign currencies) $ 6 $ 6 $ $ Equity securities: Common stock 2,765 2,765—Depository receipts 47 47 — Preferred stock 22 22 — Fixed income securities: Corporate bonds 678 _ 678 Government issue 2,490—2,490—Collateralized mortgage obligations 174—174—Other 671 — 671 Total $ 6,853 $ 2,840 $ 3,342 $ 671 December 31,2018 Total Quoted Market Price in Active Markets (Level 1) Other Observable Inputs (Level 2) Unobservable Inputs (Level 3) fin thou: thousands of dollars. Cash equivalents: Cash (including foreign currencies) $ 6 $ 6 $ $ Equity securities: Common stock 2,475 2,475 Depository receipts 42 42 — Preferred stock 20 20 — Fixed income securities: Corporate bonds 608 608 Government issue 2,228—2,228—Collateralized mortgage obligations 156—156—Other 601 — 601 Total $ 6,136 $ 2,543 $ 2,992 $ 601

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 9—EMPLOYEE BENEFIT PLANS (CONTINUED) The following table sets forth a summary of the changes in the Level 3 assets for the year ended December 31, 2019 and 2018 (in thousands of dollars): Balance, January 1 $ 601 $ 255 Realized gain 187—Purchase — Sales (6101—Unrealized gain (loss) (178) 346 Balance, December 31 $ $ 601 NOTE 10—INCOME TAXES The components of the provision for federal income taxes are as follows: Years Ended December 31, 2019 2018 (In Thou: (In Thousands) Current $ 1,620 $ 2,529 Deferred 988 24 $ 2,608 $ 2,553 Deferred income taxes reflect temporary differences in the recognition of revenue and expenses for tax reporting and financial statement purposes, principally because certain items, such as the allowance for loan losses and loan fees are recognized in different periods for financial reporting and tax return purposes. As of December 31, 2019, the Company has a $4,611,000 net operating loss carryforward that will begin to expire in 2035. A valuation allowance has not been established for deferred tax assets. Realization of the deferred tax assets is dependent on generating sufficient taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. Deferred tax assets are recorded in other assets. Income tax expense of the Company is less than the amounts computed by applying statutory federal income tax rates to income before income taxes because of the following: Percentage before Income of Income Taxes Years Ended C 2019 December 31, 2018 Tax at statutory rates 21.0% 21.0% Tax exempt interest income, net of interest expense disallowance (4.4) [4.9] Earnings and proceeds on life insurance (1.0) [1.1] Other (0.1) 0.8 15.5% 15.8%

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 10—INCOME TAXES (CONTINUED) The net deferred tax asset included in other assets in the accompanying Consolidated Balance Sheets includes the following amounts of deferred tax assets and liabilities: 2019 (In Thousands) 2018 Deferred tax assets: Allowance for loan losses $ 1,787 $ 1,775 Deferred compensation 797 766 Core deposit intangible 141 278 Prepaid expenses 55 90 Pension liability 360 363 Foreclosed real estate valuation allowance 17 20 AMT tax credit carryforward—260 Net operating loss carryforward 968 1,173 Net unrealized loss on securities—1,477 Other 122 95 Total Deferred Tax Assets 4,247 6,297 Deferred tax liabilities: Premises and equipment 598 223 Deferred loan fees 220 186 Net unrealized gain on pension liability 221 143 Purchase price adjustment 327 321 Net unrealized gain on securities 94—Total Deferred Tax Liabilities 1,460 873 Net Deferred Tax Asset $ 2,787 $ 5,424 The Company’s federal and state income tax returns for taxable years through 2016 have been closed for purposes of examination by the Internal Revenue Service and the Pennsylvania Department of Revenue. NOTE 11—REGULATORY MATTERS AND STOCKHOLDERS’ EQUITY The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total, Tier 1 and Common Equity Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2019 and 2018, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 11—REGULATORY MATTERS AND STOCKHOLDERS’ EQUITY (CONTINUED) As of December 31, 2019, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Company’s actual capital amounts and ratios are presented in the following table: Act ml For Capital Purposes Adequacy )ses To Be Well under Corrective Provisions Capitalized Prompt Action Amount Ratio Amount Ratio Amount Ratio (Dollars) in Thousands As of December 31, 2019: Total capital (to risk-weighted assets) $132,507 14.01% >$75,674 >8.00% >$94,593 > 10.00% Tier 1 capital (to risk-weighted assets) 123,999 13.11 >56,756 >6.00 >75,674 >8.00 Common Equity Tier 1 capital (to risk-weighted assets) 123,999 13.11 >42,567 >4.50 >61,485 >6.50 Tier 1 capital (to average assets) 123,999 10.18 >48,735 >4.00 >60,918 >5.00 As of December 31,2018: Total capital (to risk-weighted assets) $122,917 14.00% >$70,248 >8.00% > $87,810 >10.00% Tier 1 capital (to risk-weighted assets) Common Equity Tier 1 capital (to risk-weighted assets) 114,465 114,465 13.04 13.04 >52,686 >39,515 >6.00 >4.50 >70,248 >57,077 >8.00 >6.50 Tier 1 capital (to average assets) 114,465 9.82 >46,619 >4.00 >58,273 >5.00 The Bank’s ratios do not differ significantly from the Company’s ratios presented above. The Company and the Bank are subject to regulatory capital rules which, among other things, impose a common equity Tier 1 minimum capital requirement of 4.50% of risk-weighted assets; set the minimum leverage ratio for all banking organizations at a uniform 4.00% of total assets; set the minimum Tier 1 capital to risk-based assets requirement at 6.00% of risk-weigh ted assets; and assign a risk-weight of 150% to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The rules also require unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt out is exercised, which the Company and the Bank have done. The rule also limits a banking organization’s dividends, stock repurchases and other capital distributions, and certain discretionary bonus payments to executive officers, if the banking organization does not hold a “capital conservation buffer” consisting of 2.50% of common equity Tier 1 capital to risk-weighted assets above regulatory minimum risk-based requirements. The Company and the Bank are in compliance with their respective capital requirements, including the capital conservation buffer, as of December 31, 2019.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 11—REGULATORY MATTERS AND STOCKHOLDERS’ EQUITY (CONTINUED) The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at December 31, 2019 and 2018 was approximately $1,074,000 and $1,018,000, respectively. Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2019, $65,096,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above. Under Federal Reserve regulations, the Bank is limited as to the amount it may lend affiliates, including the Company, unless such loans are collateralized by specific obligations. NOTE 12—STOCK BASED COMPENSATION The Company’s shareholders approved the Norwood Financial Corp 2006 Stock Option Plan at the Annual Meeting on April 26, 2006. An aggregate of 412,500 shares of authorized but unissued Common Stock of the Company were reserved for future issuance under the Plan. This includes up to 66,000 shares for awards to outside directors. Under this plan, the Company granted 11,135 options to employees in 2015,18,750 options to employees in 2014, and 42,900 options, which included 6,000 options granted to outside directors in 2013. No options were granted under this plan in 2019 or 2018. As of December 31, 2019, there were no shares available for future awards under this plan. All share information has been restated to reflect the 50% stock dividend declared in 2 017. At the Annual Meeting held on April 22, 2014, the Company’s shareholders approved the Norwood Financial Corp 2014 Equity Incentive Plan. An aggregate of 375,000 shares of authorized but unissued Common Stock of the Company were reserved for future issuance under the Plan. This includes up to 60,000 shares for awards to outside directors. The Plan also authorized the Company to award restricted stock to officers and outside directors, limited to 63,000 shares of restricted stock awards for officers and 12,000 shares of restricted stock awards for outside directors. At the Annual Meeting held on April 24, 2018, the Company’s shareholders approved an amendment to the 2014 Equity Incentive Plan to ease certain restrictions on restricted stock awards to outside directors. As a result of this amendment, the number of shares available for restricted stock awards to officers was reduced by 300 shares to 62,700, while the number of shares available for restricted stock awards to outside directors was increased by 20,300 to 32,300 shares. Under this plan, the Company granted 39,850 shares in 2019 which included 26,750 options to employees, 7,500 shares of restricted stock to officers and 5,600 shares of restricted stock to directors. In 2018, the Company granted 42,000 shares which included 26,500 options to employees, 7,500 shares of restricted stock to officers, 2,400 options to directors and 5,600 shares of restricted stock to directors. In 2017, the Company granted 44,150 shares which included 26,750 options to employees, 9,000 shares of restricted stock to officers, 8,000 options to directors and 400 shares of restricted stock to directors. In 2016, the Company granted 36,675 shares which included 24,000 options to employees, 9,000 shares of restricted stock to officers and 3,675 shares of restricted stock to directors. In 2015, the Company granted 20,591 shares which included 10,616 options to employees, 6,375 shares of restricted stock to officers and 3,600 shares of restricted stock to directors. In 2014, the Company granted 13,950 shares, which included 9,750 shares of restricted stock to officers and 4,200 shares of restricted stock to outside directors. All shares granted in 2014 were for restricted stock. The restricted shares vest over a five-year period. The product of the number of shares granted and the grant date market price of the Company’s common stock determine the fair value of restricted stock under the company’s restricted stock plan. Management recognizes compensation expense for the fair value of restricted stock on a

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 12—STOCK BASED COMPENSATION (CONTINUED) straight-line basis over the requisite service period for the entire award. As of December 31, 2019, there were 177,785 shares available for future awards under this plan, which includes 151,260 shares available for officer awards and 26,525 shares available for awards to outside directors. Included in these totals are 13,575 shares available for restricted stock awards to officers and 9,225 shares available for restricted stock awards to outside directors. All share information has been restated to reflect the 50% stock dividend declared in 2017. Total unrecognized compensation cost related to stock options was $203,000 as of December 31, 2019 and $207,000 as of December 31, 2018. Salaries and employee benefits expense includes $207,000 and $237,000 of compensation costs related to options for the years ended December 31, 2019 and 2018, respectively. Compensation costs related to restricted stock amounted to $289,000 and $205,000 for the years ended December 31, 2019 and 2018, respectively. The expected future compensation expense relating to non-vested restricted stock outstanding as of December 31, 2019 and 2018 was $1,146,000 and $963,000, respectively A summary of the Company’s stock option activity and related information for the years ended December 31 follows: 2019 2018 Options Weighted Average Exercise Price Average Intrinsic Value Options Weighted Average Exercise Price Average Intrinsic Value Outstanding, beginning of year 208,700 $ 22.54 212,725 $ 20.76 Granted 26,750 36.02 28,900 32.34 Exercised (32,350) 19.71 (28,275) 18.39 Forfeited (3,275) 24.31 (4,650) 27.08 Outstanding, end of year 199,825 $ 24.78 5 2,822,470 208,700 $ 22.54 $ 2,182,537 Exercisable, end of year 173,075 $ 23.04 $ 2,745,430 179,800 $ 20.97 $ 2,163,463 Exercise prices for options outstanding as of December 31, 2019 ranged from $16.65 to $36.02 per share. The weighted average remaining contractual life is 5.9 years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: Years Ended December 31, 2019 2018 Dividend yield 3.59% 3.72% Expected life 10 years 10 years Expected volatility 29.08% 29.10% Risk-free interest rate 1.92% 2.68% Weighted average fair value of options granted $7.61 $7.18

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 13—EARNINGS PER SHARE The expected volatility is based on historical volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts. Proceeds from stock option exercises totaled $638,000 in 2019. Shares issued in connection with stock option exercises are issued from available treasury shares or from available authorized shares. During 2019, for the shares issued in connection with stock option exercises, 32,350 shares in total, all shares were issued from available authorized shares. All share information has been adjusted to reflect the 50% stock dividend declared in 2017. As of December 31, 2019, outstanding stock options consist of the following: Options Outstanding Average Exercise Price Remaining Life, Years Options Exercisable Average Exercise Price 13,200 $ 16.83 1.0 13,200 $ 16.83 18,825 16.65 2.0 18,825 16.65 23,925 18.03 3.0 23,925 18.03 1,650 18.36 3.0 1,650 18.36 3,000 19.30 3.8 3,000 19.30 20,875 17.93 4.0 20,875 17.93 8,250 19.39 4.9 8,250 19.39 11,250 19.03 5.9 11,250 19.03 16,250 22.37 7.0 16,250 22.37 29,500 32.81 8.0 29,500 32.81 26,350 32.34 9.0 26,350 32.34 26,750 36.02 10.0 — Total 199,825 173,075 A summary of the Company’s restricted stock activity and related information for the years ended December 31 is as follows: 2019 2018 Number of Shares Weighted Average Grant Date Fair Value Number of Shares Weighted Average Grant Date Fair Value Non-vested, beginning of year 34,615 $ 27.82 30,415 $ 24.46 Granted 13,100 36.02 13,100 32.34 Vested (11,520) 25.12 (8,900) 23.00 Forfeited — — Non-vested at December 31 36,195 $ 31.65 34,615 $ 27.82

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 13—EARNINGS PER SHARE (CONTINUED) The following table sets forth the computations of basic and diluted earnings per share: Years Ended December 31, 2019 2018 (In Thousands, Except Per Share Data) Numerator, net income $ 14,215 $ 13,651 Denominator: Weighted average shares outstanding 6,295 6,263 Less: Weighted average unvested restricted shares (35) (31) Denominator: Basic earnings per share 6,260 6,232 Weighted average shares outstanding, basic 6,260 6,232 Add: Dilutive effect of stock options and restricted stock 72 58 Denominator: Diluted earnings per share 6,332 6,290 Basic earnings per common share $ 2.27 $ 2.19 Diluted earnings per common share $ 2.25 $ 2.17 Stock options which had no intrinsic value because their effect would be anti-dilutive, and therefore would not be included in the diluted EPS calculation, were zero for both years ended December 31, 2019 and 2018, based on the closing price of the Company’s common stock which was $38.90 and $33.00 as of December 31, 2019 and 2018, respectively. All share and per share information has been restated to reflect the 50% stock dividend declared in 2017. NOTE 14—OFF-BALANCE SHEET FINANCIAL INSTRUMENTS The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Bank’s financial instrument commitments is as follows: December 31, 2019 2018 (In Thousands) Commitments to grant loans $ 44,246 $ 45,246 Unfunded commitments underlines of credit 56,840 71,906 Standby letters of credit 3,668 4,269 $ 104,754 $ 121,421

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 14—OFF-BALANCE SHEET FINANCIAL INSTRUMENTS (CONTINUED) Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer and generally consists of real estate. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit when deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. NOTE 15—FAIR VALUES OF FINANCIAL INSTRUMENTS Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In accordance with fair value accounting guidance, the Company measures, records, and reports various types of assets and liabilities at fair value on either a recurring or non-recurring basis in the Consolidated Financial Statements. Those assets and liabilities are presented in the sections entitled “Assets and Liabilities Required to be Measured and Reported at Fair Value on a Recurring Basis” and “Assets and Liabilities Required to be Measured and Reported at Fair Value on a Non-Recurring Basis”. There are three levels of inputs that may be used to measure fair values: Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date. Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data. Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability. The methods of determining the fair value of assets and liabilities presented in this note are consistent with our methodologies disclosed in Note 14 of the Company’s 2017 Form 10-K, except for the valuation of loans which was impacted by the adoption of ASU 2016-01. In accordance with ASU 2016-01, the fair value of loans, excluding previously presented impaired loans measured at fair value on a non-recurring basis, is estimated using discounted cash flow analyses. The discount rates used to determine fair value use interest rate spreads that reflect factors such as liquidity, credit and nonperformance risk. Loans are considered a Level 3 classification.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 15—FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED) ASSETS AND LIABILITIES REQUIRED TO BE MEASURED AND REPORTED AT FAIR VALUE ON A RECURRING BASIS For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2019 and 2018 are as follows (in thousands): Fair Value Measurement Reporting Date using Description Total Level 1 Level 2 Level 3 December 31, 2019 Available for Sale: States and political subdivisions $ 71,305 $ $ 71,305 $ Corporate obligations 4,100—4,100—Mortgage-backed securities-government sponsored entities 134,800 134,800 Total available for sale $ 210,205 $ $ 210,205 $ December 31, 2018 Available for Sale: U.S. Treasury securities $ $ $ $ States and political subdivisions 97,613—97,613—Corporate obligations 8,640—8,640—Mortgage-backed securities-government sponsored entities 137,024 137,024 Total available for sale $ 243,277 $ $ 243,277 $ Securities: The fair value of securities available for sale (carried at fair value) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted prices. For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence (Level 3). In the absence of such evidence, management’s best estimate is used. Management’s best estimate consists of both internal and external support on certain Level 3 investments. Internal cash flow models using a present value formula that includes assumptions market participants would use along with indicative exit pricing obtained from broker/dealers (where available) are used to support fair values of certain Level 3 investments, if applicable.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 15—FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED) ASSETS AND LIABILITIES REQUIRED TO BE MEASURED AND REPORTED AT FAIR VALUE ON A NON-RECURRING BASIS For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2019 and 2018 are as follows (in thousands): Description Fair Value Measurement Reporting Date using Total Level 1 Level 2 Level 3 December 31, 2019 Impaired Loans $ 1,584 $ $ $ 1,584 Foreclosed real estate 1,556 — 1,556 December 31, 2018 Impaired Loans $ 1,319 $ $ $ 1,319 Foreclosed real estate 1,115 — 1,115 Impaired loans (generally carried at fair value): The Company measures impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the lowest level of input that is significant to the fair value measurements. As of December 31, 2019, the fair value investment in impaired loans totaled $2,144,000, which included two loan relationships that did not require a valuation allowance since either the estimated realizable value of the collateral or the discounted cash flows exceeded the recorded investment in the loan. As of December 31, 2019, the Company has recognized charge-offs against the allowance for loan losses on these impaired loans in the amount of $251,000 over the life of the loans. Additionally, there were two loan relationships which totaled $2,001,000 which required a valuation allowance of $417,000 since either the estimated realizable value of the collateral or the discounted cash flows were below the recorded investment in the loan. As of December 31, 2019, the Company has not recognized a charge-off against the allowance for loan losses on these impaired loans. As of December 31, 2018, the fair value investment in impaired loans totaled $1,319,000 which included six loan relationships that did not require a valuation allowance since either the estimated realizable value of the collateral or the discounted cash flows exceeded the recorded investment in the loan. As of December 31, 2018, the Company has recognized charge-offs against the allowance for loan losses on these impaired loans in the amount of $428,000 over the life of the loans. Foreclosed real estate owned (carried at fair value): Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are carried at fair value less estimated cost to sell. Fair value is based upon independent market prices, appraised value of the collateral or management’s estimation of the value of the collateral. These assets are included in Level 3 fair value based upon the lowest level of input that is significant to the fair value measurement.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 15—FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED) The following tables present additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level 3 inputs to determine fair value: Quantitative Information about Level 3 Fair Value Measurements (In thousands) Fair Value Estimate Valuation Techniques Unobservable Input Range (Weighted Average) December 31, 2019 Impaired loans $ 1,531 Appraisal of collateral(l) Appraisal adjustments (2] 10.00% (10.00%) Impaired loans $ 53 Present value of future cash flows Loan discount rate 4.00-6.97% (5.55%) Probability of default 0% Foreclosed real estate owned $ 1,556 Appraisal of collateral(1) Liquidation Expenses(2) 0-7.00% (4.34%) Quantitative Information about Level 3 Fair Value Measurements (In thousands) Fair Value Estimate Valuation Techniques Unobservable Input Range (Weighted Average) December 31, 2018 Impaired loans $ 232 Appraisal of collateral(l) Appraisal adjustments (2] 10.00-81.54% (56.06%) Impaired loans $ 1,087 Present value of future cash flows Loan discount rate 4.00-6.00% (5.80%) Probability of default 0% Foreclosed real estate owned $ 1,115 Appraisal of collateral(1) Liquidation Expenses(2) 7.00-85.71% (7.80%) Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various Level 3 inputs which are not identifiable, less any associated allowance. Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range and weighted average of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal. ASSETS AND LIABILITIES NOT REQUIRED TO BE MEASURED OR REPORTED AT FAIR VALUE The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 15—FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED) The estimated fair values of the Bank’s financial instruments not required to be measured or reported at fair value were as follows at December 31, 2019 and December 31, 2018. (In thousands): Fair Value Measurements at December 31, 2019 Carrying Amount Fair Value Level 1 Level 2 Level 3 Financial assets: Cash and cash equivalents (1) $ 15,415 $ 15,415 $ 15,415 $ $ Loans receivable, net 916,072 943,143 — 943,143 Mortgage servicing rights 187 226 — 226 Regulatory stock (1) 4,844 4,844 4,844 — Bank owned life insurance (1) 38,763 38,763 38,763 — Accrued interest receivable (1) 3,719 3,719 3,719 — Financial liabilities: Deposits 957,529 961,120 596,811—364,309 Short-term borrowings (1) 62,256 62,256 62,256 — Other borrowings 56,438 56,618 — 56,618 Accrued interest payable (1) 2,432 2,432 2,432 — Off-balance sheet financial instruments: Commitments to extend credit and outstanding letters of credit — ——Fair Value Measurements at December 31, 2018 Carrying Amount Fair Value Level 1 Level 2 Level 3 Financial assets: Cash and cash equivalents (1) $ 18,348 $ 18,348 $ 18,348 $ $ Loans receivable, net 841,730 840,134 — 840,134 Mortgage servicing rights 178 220 — 220 Regulatory stock (1) 3,926 3,926 3,926 — Bank owned life insurance (1) 37,932 37,932 37,932 — Accrued interest receivable (1) 3,776 3,776 3,776 — Financial liabilities: Deposits 946,780 945,773 601,604—344,169 Short-term borrowings (1) 53,046 53,046 53,046 — Other borrowings 52,284 52,043 — 52,043 Accrued interest payable (1) 1,806 1,806 1,806 — Off-balance sheet financial instruments: Commitments to extend credit and outstanding letters of credit (1) This financial instrument is carried at cost, which approximates the fair value of the instrument.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 16—ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) The following tables present the changes in accumulated other comprehensive income (loss) (in thousands) by component, net of tax, for the years ended December 31, 2019 and 2018: Unrealized gains (losses) on available for sale securities (a) Unrealized gain (loss) on pension liability (a) Total (a) Balance as of December 31, 2018 $ (5,558) $ 538 $ (5,020) Other comprehensive income (loss) before reclassification 6,113 295 6,408 Amount reclassified from accumulated other comprehensive loss (201) (201) Total other comprehensive income 5,912 295 6,207 Balance as of December 31, 2019 $ 354 $ 833 $ 1,187 Unrealized gains (losses) on available for sale securities (a) Unrealized gain (loss) on pension liability (a) Total (a) Balance as of December 31, 2017 $ (3,041) $ 374 $ (2,667) Other comprehensive income (loss) before reclassification (2,349) 164 (2,185) Amount reclassified from accumulated other comprehensive loss (168) (168) Total other comprehensive income (loss) (2,517) 164 (2,353) Balance as of December 31, 2018 $ (5,558) $ 538 $ (5,020) (a) All amounts are net of tax. Amounts in parentheses indicate debits. The following table presents significant amounts reclassified out of each component of accumulated other comprehensive income (loss) (in thousands) for the years ended December 31, 2019 and 2018: Details about other comprehensive income Amount Reclassified From Accumulated Other Comprehensive Income (Loss) (a) Affected Line Item in the Consolidated Statement of Income Twelve months ended December 31, 2019 Twelve months ended December 31, 2018 Unrealized gains on available for sale securities $ 254 $ 213 Net realized gains on sales of securities Income tax expense (53) (45) $ 201 $ 168 (a) Amounts in parentheses indicate debits to net income.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 17—PROPOSED ACQUISITION OF UPSTATE NEW YORK BANCORP, INC. On January 8, 2020, Norwood Financial Corp. (“Norwood”) and its wholly owned subsidiary, Wayne Bank, and Up State New York Bancorp, Inc. (“Up State”), and its wholly owned subsidiary, USNY Bank entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which UpState will merge with and into Norwood, with Norwood as the surviving corporation. Concurrent with the merger, it is expected that USNY Bank will merge with and into Wayne Bank. USNY Bank conducts its business from its two Bank of the Finger Lakes offices in Geneva and Penn Yan, New York, and two Bank of Cooperstown offices in Cooperstown and Oneonta, New York. As of December 31, 2019, UpState had total assets of $439.6 million, total net loans of $380.7 million, total deposits of $387.9 million and total stockholders’ equity of $46.4 million. Pursuant to the terms of the Merger Agreement, shareholders of UpState will have the opportunity to elect to receive for each share of UpState common stock they own, either 0.9390 shares of Norwood common stock or $33.33 in cash, or a combination of both. All shareholder elections will be subject to the allocation and proration procedures set forth in the Merger Agreement which are intended to ensure that 90% of the shares of UpState will be exchanged for Norwood common stock and 10% of the shares of UpState will be exchanged for cash. In addition to the purchase price per share, UpState may also be permitted, under certain performance conditions, to distribute at the closing of the merger, a special cash dividend of up to an additional $0.67 per share to UpState’s shareholders. In the event of a greater than 20% decline in market value of Norwood’s common stock, UpState may, in certain circumstances, be able to terminate the Merger Agreement unless Norwood increases the number of shares into which UpState common stock may be converted. The senior management of Norwood and Wayne Bank will remain the same following the merger UpState directors Jeffrey S. Gifford and Alexandra K. Nolan will be appointed to the boards of directors of Norwood and Wayne Bank. In addition, the other directors of UpState will be invited to join a regional advisory board. UpState President and CEO R. Michael Briggs will enter into a consulting agreement with Wayne Bank. Norwood will retain the brand names of USNY’s two units, Bank of the Finger Lakes and Bank of Cooperstown, and will also retain USNY’s administration center in Geneva, New York. Scott D. White, unit President of Bank of Cooperstown, and Jeffrey E. Franklin, unit President of Bank of the Finger Lakes, will also remain in place as executives of their units. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval by the shareholders of Norwood and UpState. The merger is expected to be completed in the third quarter of 2020. Each of the directors and executive officers of Norwood and UpState have agreed to vote their shares in favor of the approval of the Merger Agreement at the shareholders’ meetings to be held to vote on the proposed transaction. If the merger is not consummated under certain circumstances, UpState has agreed to pay Norwood a termination fee of $3.2 million. The Merger Agreement also contains usual and customary representations and warranties that Norwood and UpState made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Norwood and UpState, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used to allocate risk between Norwood and UpState rather than establishing matters as facts.

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE 18—NORWOOD FINANCIAL CORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION BALANCE SHEETS December 31, 2019 2018 (In Thousands) ASSETS Cash on deposit in bank subsidiary $ 2,848 $ 2,509 Investment in bank subsidiary 135,433 120,511 Other assets 1,875 1,739 Total assets $ 140,156 $ 124,759 LIABILITIES AND STOCKHOLDERS’ EQUITY Liabilities $ 2,728 $ 2,474 Stockholders’ equity 137,428 122,285 Total liabilities and stockholders’ equity $ 140.156 $ 124.759 STATEMENTS OF INCOME Years Ended December 31. 2019 2018 (In Thousands) Income: Dividends from bank subsidiary $ 6,113 $ 5,643 Expenses 637 618 5,476 5,025 Income tax benefit (232) (217) 5,708 5,242 Equity in undistributed earnings of subsidiary 8,507 8,409 Net Income $ 14,215 $ 13,651 Comprehensive Income $ 20.422 $ 11.298 STATEMENTS OF CASH FLOWS Years Ended December 31, 2019 2018 (In Thousands) CASH FLOWS FROM OPERATING ACTIVITIES Net income $ 14,215 $ 13,651 Adjustments to reconcile net income to net cash provided by operating activities: Undistributed earnings of bank subsidiary (8,507) (8,409) Decrease in deferred income tax—1,158 Other, net 335 387 Net Cash Provided by Operating Activities 6,043 6,787 CASH FLOWS FROM INVESTING ACTIVITIES Investment in bank subsidiary—(4,000) Net Cash (Used in) Provided by Investing Activities—(4,000) CASH FLOWS FROM FINANCING ACTIVITIES Stock options exercised 638 520 Sale of treasury stock for ESOP 127 123 Acquisition of treasury stock (428) (194) Cash dividends paid f6,0411 (5,5091 Net Cash Used in Financing Activities (5,704) (5,0601 Net (Decrease) Increase in Cash and Cash Equivalents 339 (2,273) CASH AND CASH EQUIVALENTS—BEGINNING 2,509 4,782 CASH AND CASH EQUIVALENTS—ENDING $ 2,848 $ 2,509

NORWOOD FINANCIAL CORP—2019 CONSOLIDATED FINANCIAL REPORT NOTE INVESTOR INFORMATION STOCK LISTING Norwood Financial Corp stock is traded on the Nasdaq Global Market under the symbol NWFL. The following firms are known to make a market in the Company’s stock: Boenning & Scattergood, Inc. RBC Capital Markets West Conshohocken, PA 19428 800-883-1212 Philadelphia, PA 19103 888-848-4677 Janney Montgomery Scott, LLC Stifel Nicolaus Scranton, PA 18503 800-638-4417 St. Louis, MO 63102 314-342-2000 TRANSFER AGENT Computershare provides Transfer Agent services for the Company. Stockholders who may have questions regarding their stock ownership should contact the Transfer Agent at 800-662-7232, by regular mail at P.O. Box 50500, Louisville, KY 40233-5000, or by overnight delivery at 462 South 4th Street Suite 1600, Louisville, KY 40202. DIVIDEND CALENDAR Dividends on Norwood Financial Corp common stock, if approved by the Board of Directors, are customarily paid on or about February 1, May 1, August 1 and November 1. AUTOMATIC DIVIDEND REINVESTMENT PLAN The Plan, open to all shareholders, provides the opportunity to have dividends automatically reinvested into Norwood stock. Participants in the Plan may also elect to make cash contributions to purchase additional shares of common stock. Please contact the transfer agent for additional information. SEC REPORTS AND ADDITIONAL INFORMATION A copy of the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2019, including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission is available on the Company’s website at www.waynebank.com under the Stockholder Services tab. A copy of the report may be obtained upon written request of any stockholder, investor or analyst by contacting William S. Lance, Executive Vice President, Chief Financial Officer and Secretary, Norwood Financial Corp, 717 Main Street, PO Box 269, Honesdale, PA 18431, 570-253-1455.

THIS PAGE IS INTENTIONALLY LEFT BLANK

THIS PAGE IS INTENTIONALLY LEFT BLANK

THIS PAGE IS INTENTIONALLY LEFT BLANK

NORWOOD FINANCIAL CORP DIRECTORY OF OFFICERS NORWOOD FINANCIAL CORP William W. Davis, Jr Chairman of the Board Dr. Andrew A. Forte Vice Chairman of the Board Lewis J. Critelli President & Chief Executive Officer William S. Lance Executive Vice President, Chief Financial Officer & Secretary James F. Burke Executive Vice President John F. Carmody Executive Vice President Robert J. Mancuso Executive Vice President John H. Sanders Senior Vice President WAYNE BANK William W. Davis, Jr Chairman of the Board Dr. Andrew A. Forte Vice Chairman of the Board Lewis J. Critelli President & Chief Executive Officer William S. Lance Executive Vice President, Chief Financial Officer & Secretary James F. Burke Executive Vice President, Chief Lending Officer John F. Carmody Executive Vice President, Chief Credit Officer Robert J. Mancuso Executive Vice President, Chief Operating Officer Ryan J. French Senior Vice President, Director of Human Resources John H. Sanders... Senior Vice President, Retail Lending Manager Diane M. Wylam Senior Vice President, Senior Trust Officer Thomas A. Byrne Senior Vice President Joseph A. Castrogiovanni Senior Vice President Kenneth C. Doolittle Senior Vice President John Ford Senior Vice President Karen R. Gasper Senior Vice President Nancy A. Hart Senior Vice President, Controller & Assistant Secretary Dawnette Hotaling Senior Vice President Julie R. Kuen Senior Vice President Linda D. Mader Senior Vice President Vincent O’Bell Senior Vice President F. Jeffrey Reimer Senior Vice President Eli T. Tomlinson Senior Vice President John Veleber Senior Vice President Barbara A. Ridd Vice President & Assistant Secretary Robert J. Behrens, Jr Vice President Pilar Cueva Vice President Steven R. Daniels Vice President Amanda Hall Vice President Jill A. Hessling Vice President John E. Koczwara Vice President Paul Kosiba Vice President Kristine Malti Vice President Frank J. Sislo Vice President Kara R. Suchy Vice President Gerald J. Arnese Assistant Vice President Douglas W. Atherton Assistant Vice President John Baker Assistant Vice President Derek Bellinger Assistant Vice President Craig D. Grimm Assistant Vice President Teresa Hynes Assistant Vice President Stacey L. Kuhn Assistant Vice President Vonnie Lewis Assistant Vice President Bonnie Lockett Assistant Vice President Eileen Mershon Assistant Vice President Gerry Moore Assistant Vice President Christine Routledge Assistant Vice President Tanyia Vannatta Assistant Vice President Michele Bailey Community Office Manager Karen Beissel Community Office Manager Kristen Bolin Community Office Manager Nicola Folina Community Office Manager Brenda Gessell Community Office Manager Timothy Gutliph Community Office Manager Sandra C. Mruczkewycz Community Office Manager Madeline Portugal Community Office Manager AnnaMae Rechtorovic Community Office Manager Debra Renwick Community Office Manager Jessica Santiago Community Office Manager Denise Seman Community Office Manager Julie Shenyo Community Office Manager Cheryl Wilkerson Community Office Manager Krystin Woodcock Community Office Manager Laurie J. Bishop Assistant Community Office Manager Kimberly Charner Assistant Community Office Manager Kimberly Crellin Assistant Community Office Manager Denise R. Kern Assistant Community Office Manager Joelyn Lee Assistant Community Office Manager Wendy Olsen Assistant Community Office Manager Diane L. Richter Assistant Community Office Manager Stacey Stephenson Assistant Community Office Manager Ronald DePasquale Facilities/Security Officer Kimberly Gola Residential Mortgage Underwriter Annette Jurkowski Assistant BSA/Compliance Officer Kristen E. Lancia Marketing Officer Marianne McConeghy Trust Operations Officer Linda A. Meskey Credit Analyst Amanda R. Miller Commercial Loan Documentation Officer Corissa O’Malley Loan Documentation Officer Jamie Padula Human Resources Administrative Officer Elaine Reuthe Retail Training and Development Officer Kathryn A. Serniak Mortgage Loan Officer Briana Scholl Credit Analyst Manager Gary Steich Resource Recovery Officer Bonnie Rutledge Assistant Trust Officer NORWOOD INVESTMENT CORP Lewis J. Critelli President & Chief Executive Officer William S. Lance Treasurer Scott C. Rickard Investment Executive, LPL Financial MONROE COUNTY ASSOCIATE BOARD Michael J. Baxter James H. Ott Sara Cramer Marvin Papillon Dr. Andrew A. Forte Ray Price Ralph A. Matergia, Esq. Ron Sarajian